Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the contents of this document, or as to what action you should take, you are recommended to immediately consult, if you are resident in Ireland, an organization or firm authorized or exempted pursuant to the European Union (Markets in Financial Instruments) (Amendment) Regulations 2017 or the Investment Intermediaries Act 1995 (as amended), and, if you are in a territory outside Ireland, another appropriately authorized professional advisor.

This document constitutes a prospectus (the “Prospectus”) for the purposes of Article 3 of the European Parliament and Council Directive 2003/71/EC of 4 November 2003 (the “Prospectus Directive”) relating to Linde plc (“Linde plc”) and has been prepared in accordance with Chapter 1 of Part 23 of the Companies Act 2014 (the “Companies Act”), the Prospectus (Directive 2003/71 EC) Regulations 2005 of Ireland, as amended (the “Irish Prospectus Regulations”) and Commission Regulation (EC) No 809/2004 of 29 April 2004, as amended (the “EU Prospectus Regulation”). The Prospectus has been filed with and approved by the Central Bank of Ireland (the “Central Bank”), as competent authority under the Prospectus Directive. The Central Bank only approves this Prospectus as meeting the requirements imposed under Irish and EU law pursuant to the Prospectus Directive. Such approval relates only to the Linde plc Shares (as defined herein) which are to be admitted to trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard). Linde plc has requested that the Central Bank provides the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – “BaFin”) in Germany and the European Securities Market Authority with a certificate of approval attesting that this Prospectus has been drawn up in accordance with the Prospectus Directive.

This Prospectus has been prepared in connection with Linde plc’s applications to the Frankfurt Stock Exchange for the Linde plc Shares to be admitted to trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) (the “Admission”). Application was made accordingly to the Frankfurt Stock Exchange. It is expected (i) that (A) 263,147,436 Linde plc Shares intended for the settlement of the Exchange Offer (as defined below) will be admitted to trading on the Frankfurt Stock Exchange on or about the fourth business day prior to, and (B) up to 295,000,000 Linde plc Shares intended for the settlement of the Merger (as defined below) will be admitted to trading on the Frankfurt Stock Exchange on, the effective date of (x) the merger of an indirect subsidiary of Linde plc with and into Praxair, Inc. (“Praxair, Inc.” and, together with its subsidiaries, “Praxair”), as a result of which Praxair, Inc. will become a wholly-owned indirect subsidiary of Linde plc (the “Merger”) and (y) a voluntary public exchange offer, which was published by Linde plc on August 15, 2017, to acquire each outstanding share in Linde Aktiengesellschaft (“Linde AG” and, together with its subsidiaries, “The Linde Group”) (the “Linde AG Shares”) for 1.540 ordinary shares in Linde plc (the “Linde plc Shares”) (the “Exchange Offer” and, together with the Merger, the “Business Combination”) and (ii) that trading in the Linde plc Shares will commence on the Frankfurt Stock Exchange on or around the second business day prior to the effective date of the Business Combination.

Linde plc

(incorporated and registered in Ireland under the Companies Act with registered number 602527)

Proposed admission to the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) of up to 558,147,436 ordinary shares of €0.001 each in the share capital of Linde plc

Credit Suisse

Listing Agent

This Prospectus has been made available to the public in Ireland and Germany in accordance with Part 8 of the Irish Prospectus Regulations by the same being made available, free of charge, in electronic form on the website of the Central Bank. No materials, including any information on the website of the Central Bank, on Linde plc’s, Praxair’s or The Linde Group’s respective websites, are incorporated into this Prospectus by reference and such materials do not form part of this Prospectus.

Linde plc and its directors whose names are set out in section “10.6.3.1 Composition“ of this Prospectus (the “Directors”), accept responsibility for the information contained in this Prospectus. To the best of the knowledge and belief of Linde plc and the Directors (each of whom has taken all reasonable care to ensure that such is the case), the information contained in this Prospectus is in accordance with the facts and contains no omission likely to affect the import of such information.

You should read this Prospectus in its entirety. Your attention is specifically drawn to the risk factors set out in the section entitled “Risk Factors” in PART II of the Prospectus.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied on as having been so authorized. Any delivery of this Prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of Linde plc and its subsidiaries (the “Linde plc Group”), Praxair, The Linde Group and/or the Linde plc Group, Praxair and The Linde Group taken as a whole (the “Combined Group”) since, or that the information contained herein is correct at any time subsequent to, the date of this Prospectus. Linde plc will comply with its obligation to publish a supplementary prospectus containing further updated information if so required by law or by any regulatory authority but assumes no further obligation to publish additional information. The contents of this Prospectus are not to be construed as legal, financial or tax advice. Each recipient of this Prospectus should consult his, her or its own legal adviser, independent financial adviser or tax adviser for legal, financial or tax advice.

This Prospectus does not constitute an invitation or offer to sell or exchange, or the solicitation of an invitation or offer to buy, exchange or subscribe for any security or to become a shareholder of Linde plc. It has been prepared solely for the purpose of the Admission (as required by Article 3(3) of Directive 2003/71/EC of the European Parliament and of the Council, Section 3(4) of the German Securities Prospectus Act and Section 32(3) no. 2 of the German Stock Exchange Act and in accordance with Chapter 1 of Part 23 of the Companies Act, the Irish Prospectus Regulations and the EU Prospectus Regulation). The distribution of this Prospectus in certain jurisdictions may be restricted by law and, accordingly, persons into whose possession this Prospectus comes should inform themselves about and observe any such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction for which Linde plc and the Listing Agent disclaim all responsibility. No action has been, or will be, taken by Linde plc to permit a public offering of the Linde plc Shares, or to permit the possession or distribution of this Prospectus (or any other offering or publicity materials relating to the Linde plc Shares) in any jurisdiction where any action that has not been taken by Linde plc, may be required for that purpose.

The language of this Prospectus is English. Certain legislative references and technical terms have been cited in their original language in order that the correct technical meaning may be ascribed to them under applicable law.

Certain terms used in this Prospectus, including certain technical and other items, are explained and defined in PART XXI (Definitions and Glossary) of this Prospectus.

This Prospectus is dated October 24, 2018.

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PART I

SUMMARY OF THE PROSPECTUS

Summaries are made up of disclosure requirements known as “Elements”. These Elements are numbered in Sections A–E (A.1–E.7).

This summary contains all the Elements required to be included in a summary for this type of securities and issuer. Because some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements.

Even though an Element may be required to be inserted in the summary because of the type of securities and issuer, it is possible that no relevant information can be given regarding the Element. In this case a short description of the Element is included in the summary with the mention of “not applicable”.

Section A — Introduction and Warnings

A.1	Warnings.

This summary should be read as an introduction to this Prospectus. Any decision to invest in the shares of Linde plc should be based on consideration of the Prospectus as a whole by the investor.

Where a claim relating to the information contained in this Prospectus is brought before a court, the plaintiff investor might, under the national legislation of the member states of the European Economic Area, have to bear the costs of translating this Prospectus before the legal proceedings are initiated.

Civil liability attaches only to those persons who have tabled the summary including any translation thereof, but only if the summary is misleading, inaccurate or inconsistent when read together with the other parts of the Prospectus or it does not provide, when read together with other parts of the Prospectus, key information necessary for investors when considering whether to invest in such securities.

A.2	Information regarding the subsequent use of the prospectus.	Not applicable. No consent has been given by Linde plc to the use of the Prospectus for subsequent resale or placement of securities by financial intermediaries. Linde plc is not engaging any financial intermediaries for any resale or placement of securities in connection with this Prospectus.

Section B — Issuer

B.1	Legal and commercial name of the issuer.	The issuer’s legal name is “Linde Public Limited Company”. As of the date of the publication of the Prospectus, Linde plc does not use a commercial name different from its legal name.

B.2	Domicile, legal form, legislation under which the issuer operates, country of incorporation.	Linde plc is a public limited company formed under the laws of Ireland and has its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, and its principal executive offices at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom, and is registered with the Irish Companies Registration Office, under entity number 602527. Linde plc is also registered in the United Kingdom as an overseas company with number FC034479 and its UK establishment is registered at the principal executive offices of the company with registration number BR019569. Linde plc is, and will be following completion of the Business Combination (as defined in B.3 below), subject to Irish law, including the Companies Act 2014.

Section B — Issuer

B.3	Current operations and principal business activities and principal markets in which the issuer competes.

Linde plc

Linde plc was formed solely for the purpose of effecting the business combination comprising the merger of an indirect subsidiary of Linde plc with and into Praxair, Inc. (“Praxair, Inc.” and, together with its subsidiaries, “Praxair”), as a result of which Praxair, Inc. will become a wholly-owned indirect subsidiary of Linde plc (the “Merger”) and a voluntary public exchange offer, which was published by Linde plc on August 15, 2017, to acquire each outstanding share in Linde Aktiengesellschaft (“Linde AG” and, together with its subsidiaries, “The Linde Group”) (the “Linde AG Shares”) for 1.540 ordinary shares in Linde plc (the “Linde plc Shares”) (the “Exchange Offer” and, together with the Merger, the “Business Combination”). To date, Linde plc has not conducted any material activities other than those in connection with its formation and the matters contemplated by the business combination agreement dated June 1, 2017, as amended by amendment no. 1 to the Business Combination Agreement dated August 10, 2017, between Praxair, Inc., Linde AG, Linde plc, Zamalight Holdco LLC, a limited liability company incorporated under the laws of Delaware (“Zamalight Holdco”) and Zamalight Subco, Inc., a corporation incorporated under the laws of Delaware (“Merger Sub”) as applicable from time to time (the “Business Combination Agreement”) (including guarantees related to divestitures in connection with the Business Combination).

The Combined Group

The combined group of Praxair, The Linde Group and the Linde plc Group (the “Combined Group”) will be established as a result of the completion of the Business Combination.

In Linde plc’s view, the Business Combination will bring together two leading companies in the global industrial gases industry, leveraging the proven strengths of each. Linde plc believes the transaction will combine The Linde Group’s long-held expertise in technology with Praxair’s efficient operating model, thus creating a global leader. The Combined Group is expected to enjoy strong positions in key geographies and end markets and will create a more diverse and balanced global portfolio.

Praxair

Praxair, Inc., a corporation under the laws of Delaware, was founded in 1907 and has been an independent listed company since 1992. Praxair believes it is a leading industrial gas company in North and South America and one of the largest worldwide, based on 2017 revenue. It continues to be a major technological innovator in the industrial gases industry. Its primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, and rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, and acetylene). Praxair serves a diverse group of industries including healthcare, petroleum refining, manufacturing, food, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment. Praxair also designs, engineers and builds equipment that produces industrial gases primarily for internal use. Praxair’s surface technologies segment supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders.

Section B — Issuer

Approximately 57% of Praxair’s 2017 sales were outside of the United States. The majority of its revenues and earnings are generated in 12 core geographies: United States, Canada, Mexico, Brazil, Spain, Italy, Germany / Benelux, Scandinavia, China, India, Korea and Thailand.

The Linde Group

Linde AG was founded in 1879. The Linde Group is a gases and engineering group operating globally and, one of the largest worldwide (according to “Gas Report: Global Market 2017” published by Gasworld Ltd., Cornwall, United Kingdom, based on market share in 2016). The Linde Group offers a wide range of compressed and liquefied gases as well as chemicals and is a partner for a variety of industries. The Linde Group’s gases, such as oxygen, nitrogen, hydrogen, helium and specialty gases, are used, for example, in the energy sector, steel production, chemical processing, environmental protection and welding, as well as in food processing, glass production, electronics and in the healthcare sector. The Linde Group is also active in the sale of products in the field of medical technology, of pharmaceutical products and of other products in the healthcare area. The Linde Group’s engineering business includes the technology, engineering, procurement, project management and construction of industrial plants. The Linde Group’s plants are used in a wide variety of fields such as the petrochemical and chemical industries, refineries and fertilizer plants, to recover air gases, to produce hydrogen and synthesis gases and to treat natural gas.

The Linde Group has two divisions, the Linde Gases Division and the Linde Engineering Division. The Linde Group’s largest division, the Linde Gases Division, is active in approximately 100 countries, divided over three geographic reporting segments: EMEA (Europe, Middle East and Africa), Asia/Pacific, and the Americas. The Linde Engineering Division is active across the globe and ranks among the leading process plant contractors.

B.4a	Most significant recent trends affecting the issuer and the industry in which it operates.	As the global economy continues to expand, demand is also expected to grow for metals, refined petroleum products, chemicals, manufactured goods and other products, which is in turn expected to increase demand for industrial gases. Additionally, future growth in the industrial gases industry is expected to be driven by the expansion of developing economies, continued growth of the electronics industry, as well as growth of the energy sector. Specifically, the opportunity provided by the shale gas and oil expansion in the United States is expected to continue to drive significant growth in the U.S. Gulf Coast region. This has boosted capital investment in the region and is resulting in the expansion of petro-chemical manufacturing capacity. Other major macro trends, including aging population, further expansion of clean energy technologies, technological innovations and digitalization, are expected to have positive impacts in the long term demand for industrial and medical gases. As a result of the Business Combination, the Combined Group is expected to be better positioned to capitalize on these opportunities, benefiting from a larger global footprint, wide-ranging application technologies and world class engineering expertise.

Section B — Issuer

For further recent trends related to Praxair’s and The Linde Group’s results of business, see Element B.7 below.

B.5	Description of the group and the issuer’s position within the group.

Linde plc is a public limited company formed under the laws of Ireland solely for the purpose of effecting the Business Combination.

Following the completion of the Business Combination, Linde plc will be the ultimate holding company of the Combined Group, which will operate through its subsidiary undertakings, Linde AG and Praxair, Inc. Linde AG and Praxair, Inc. will continue to be the holding companies of The Linde Group and Praxair, respectively.

B.6	Persons who, directly or indirectly, have a (notifiable) interest in the issuer’s capital or voting rights or have control over the issuer.

As of the latest practicable date prior to the date of this Prospectus, i.e., October 22, 2018 (the “Latest Practicable Date”), Enceladus Holding Limited, a private company limited by shares formed under the laws of Ireland and having its registered address at Ten Earlsfort Terrace, Dublin 2, Ireland (“Enceladus”) is the only shareholder of Linde plc, holding 25,000 A ordinary shares of €1.00 each in the capital of Linde plc. Enceladus is owned by Praxair’s Irish legal counsel.

Linde plc is not aware that upon completion of the Business Combination it will be directly or indirectly controlled. Based on the assumptions that (i) immediately following the completion of the Business Combination, 558,147,436 Linde plc Shares will be outstanding as a result of the Merger and the acceptance of the Exchange Offer for approximately 92% of all Linde AG Shares, (ii) the publicly filed holdings of beneficial owners of Praxair, Inc. and Linde AG (as set forth below) remain unchanged, and (iii) all Linde AG Shares held by such beneficial holders were tendered in the Exchange Offer, Linde plc expects that the following persons will beneficially own 3% or more of Linde plc Shares (each Linde plc Share having one vote at general shareholder meetings) immediately following the completion of the Business Combination:

Name and Address of Beneficial Owner	Number of Ordinary Shares*	Percentage
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, United States	33,152,893	5.9%
Eric W. Mandelblatt, Soroban Capital GP LLC, 444 Madison Avenue, New York, New York 10022, United States	26,848,752	4.8%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, United States	21,606,823	3.9%
Capital World Investors, 333 S. Hope Street, Los Angeles, CA 90071, United States	20,061,192	3.6%

*	Includes voting rights through derivative instruments.

Section B — Issuer

As of the Latest Practicable Date, the only beneficial owners of more than 5% of outstanding shares of Praxair, Inc. (the “Praxair Shares”) were the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (a)	Percent of Shares Outstanding (b)
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, United States	21,606,823	7.5%
Capital World Investors, 333 S. Hope Street, Los Angeles, CA 90071, United States	20,061,192	7.0%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, United States	17,780,636	6.2%

(a)

Holdings as of December 31, 2017 as reported in SEC Schedules 13G filed by The Vanguard Group (“Vanguard”), Capital World Investors (“Capital World”), and BlackRock, Inc. (“BlackRock”). According to its Schedule 13G, Vanguard and certain of its affiliates had sole voting power as to 407,094 shares, shared voting power as to 69,828 shares, shared dispositive power as to 469,290 shares, and sole dispositive power as to 21,137,533 shares. According to its Schedule 13G, Capital World and certain of its affiliates had sole voting power as to 18,575,563 shares, and sole dispositive power as to all of the reported shares. According to its Schedule 13G, BlackRock and certain of its subsidiaries had sole voting power as to 15,389,271 shares, and sole dispositive power as to 17,780,637 shares.

(b)	Based on 287,575,784 total shares outstanding on June 30, 2018 excluding shares held for the account of Praxair, Inc.

The following table sets forth the beneficial ownership of voting rights of at least 3% for Linde AG Shares under Sections 33 et seq. of the German Securities Trading Act. The following information is based on the information published by Linde AG on the website http://www.the-linde-group.com/de under the section Investor Relations/Linde Shares/Voting Rights Notifications as of the Latest Practical Date:

Name and Address of Direct/Indirect Beneficial Owner	Number of voting rights attached to shares and through instruments	Percentage of issued shares
BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, United States	9,981,985	5.37%
Eric Mandelblatt, Soroban Capital GP LLC, 444 Madison Avenue, New York, New York 10022, United States	9,901,789	5.33%
Norges Bank, Ministry of Finance of Norway on behalf of the State of Norway, Bankplassen 2, P.O. Box 1179 Sentrum, NO 0107, Oslo, Norway	9,546,648	5.14%
Massachusetts Financial Services Company (MFS), 111 Huntington Avenue, Boston, Massachusetts, 02116, United States	9,240,255	4.98%

Section B — Issuer

B.7	Selected key historical financial information.

Linde plc

The following table sets forth selected historical consolidated financial information for Linde plc as of the end of and for the periods indicated and presented in accordance with IFRS based on the audited consolidated and parent company financial statements of Linde plc as of December 31, 2017 and for the period from April 18, 2017 (the date of Linde plc’s incorporation) through December 31, 2017 and the unaudited consolidated financial statements of Linde plc as of and for the six months ended June 30, 2018 (including the period from April 18, 2017 through June 30, 2017):

From the Consolidated Statement of Income / (Loss) and Other Comprehensive Income / (Loss)
In $	January 1, 2018 - June 30, 2018	April 18, 2017 – June 30, 2017	April 18, 2017 – December 31, 2017
Other expenses	$4,843,113	$462,640	$1,882,646

Operating loss	(4,843,113)	(462,640)	(1,882,646)
Loss before tax	(4,843,113)	(462,640)	(1,882,646)
Income tax	—	—	—

Loss for the period	(4,843,113)	(462,640)	(1,882,646)
Other comprehensive income / (loss)
Other comprehensive income / (loss) for the period, net of tax	112,566	2,506	(42,828)

Total comprehensive loss for the period	$(4,730,547)	$(460,134)	$(1,925,474)

Net loss per share – basic and diluted	$(193.72)	$(18.51)	$(75.31)
Weighted average shares outstanding – basic and diluted	25,000	25,000	25,000

From the Consolidated Balance Sheet
In $	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$60,441	$84,862
Receivables from shareholders	58,420	60,025
Other assets	8,885,448	9,129,562

Total assets	$9,004,309	$9,274,449

Shareholders’ equity and liabilities
Current liabilities
Accrued liabilities	$2,632,774	$1,644,799
Amounts due to related parties	12,973,902	9,501,470

Total liabilities	$15,606,676	$11,146,269

Capital and reserves
Share Capital (A ordinary shares of €1.00 each, authorized and issued shares - 25,000 shares)	$26,827	$26,827
Share premium	26,827	26,827
Other reserve	69,738	(42,828)
Retained loss	(6,725,759)	(1,882,646)

Total equity	(6,602,367)	(1,871,820)

Total equity and liabilities	$9,004,309	$9,274,449

To date, Linde plc has not conducted any material activities other than those in connection with its formation and the matters contemplated by the Business Combination Agreement (including guarantees related to divestitures in connection with the Business Combination). As such, there has been no significant change in the financial or trading position of the Linde plc Group during the six months ended June 30, 2018 or since June 30, 2018, except as described below.

On July 5, 2018, Praxair, Inc. entered into the Praxair Europe SPA and on July 16, 2018, Linde AG entered into the Americas SPA, which was amended on September 22, 2018 and October 19, 2018, each as described in more detail below. Under these agreements, Linde plc has guaranteed the full, due and timely performance and observance of all obligations of Praxair and Linde AG, respectively, under these agreements, effective as of the completion of the Business Combination.

Section B — Issuer

In the course of the merger control proceedings in the United States, Linde plc, Praxair, Inc. and Linde AG entered into an agreement with the U.S. Federal Trade Commission dated October 1, 2018 which provides for the divestitures under the Americas SPA and provides for certain additional divestiture commitments in the United States (the “Consent Agreement”). Under the Consent Agreement, Linde plc, Praxair, Inc. and Linde AG shall (i) continue to operate The Linde Group and Praxair as independent, ongoing, economically viable, competitive businesses held separate, distinct, and apart from each other’s operations; (ii) not coordinate any aspect of the operations of The Linde Group and Praxair, including the marketing or sale of any products; and (iii) maintain separate financial ledgers, books, and records that report on a periodic basis, consistent with past practices, the assets, liabilities, expenses, revenues, and income of each (such order, the “Hold Separate Order”). The Hold Separate Order applies globally and will only expire once certain divestitures have been completed.

On May 26, 2017, Linde plc formed Zamalight Holdco, a Delaware limited liability company. On July 26, 2017, Linde plc formed Linde Holding GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) (“Linde Holding GmbH”), which on July 28, 2017, in turn formed Linde Intermediate Holding AG, a German stock corporation (Aktiengesellschaft) (“Linde Intermediate Holding AG”). On August 15, 2017, Linde plc published the Exchange Offer which had been accepted in respect of approximately 92% of the share capital of Linde AG by the end of the mandatory additional acceptance period on November 24, 2017.

Praxair

The following tables set forth selected historical consolidated financial information for Praxair as of the end of and for the periods indicated and presented in accordance with U.S. GAAP. This, if presented as “audited” is taken from the audited consolidated financial statements of Praxair, if presented as “unaudited”, is either (i) derived from the audited consolidated financial statements of Praxair, or (ii) taken or derived from the unaudited consolidated financial statements, the accounting records or management reporting, of Praxair. Historical operating results are not necessarily indicative of the results of operations for any future period.

Section B — Issuer

From the Consolidated Statements of Income and Equity
	Six Months Ended June 30,
$ in million (except per share data)	2018 (a)	2017 (a)	2017 (b)	2016 (b)	2015 (b)
	(unaudited)		(audited, unless otherwise indicated)*
Sales	$6,060	$5,562	$11,437	$10,534	$10,776
Cost of sales, exclusive of depreciation and amortization	3,400	3,148	6,455	5,860	5,960
Selling, general and administrative	617	595	1,207	1,145	1,152
Depreciation and amortization	622	579	1,184	1,122	1,106
Research and development	48	46	93	92	93
Transaction costs and other charges	43	21	54	100	172
Other income (expenses) — net	12	—	4	23	28

Operating profit	1,342	1,173	2,448	2,238	2,321
Interest expense — net	90	79	161	190	161
Net pension and OPEB cost (benefit), excluding service cost**	4	(13)	—	—	—

Income before income taxes and equity investments	1,248	1,107	2,287	2,048	2,160
Income taxes	306	306	1,026	551	612

Income before equity investments	942	801	1,261	1,497	1,548
Income from equity investments	29	23	47	41	43

Net income (including noncontrolling interests)	971	824	1,308	1,538	1,591
Noncontrolling interests	(29)	(29)	(61)	(38)	(44)

Net income — Praxair, Inc.	$942	$795	$1,247	$1,500	$1,547

Per Share Data — Praxair, Inc. Shareholders
Basic earnings per share	$3.27	$2.78	$4.36	$5.25	$5.39
Diluted earnings per share	$3.24	$2.76	$4.32	$5.21	$5.35
Cash dividends per share	$1.65	$1.575	$3.15	$3.00	$2.86
Weighted average shares outstanding (000’s)
Basic shares outstanding	287,654	285,799	286,261	285,677	287,005
Diluted shares outstanding	290,926	288,067	289,114	287,757	289,055

*	Taken from Praxair’s audited consolidated financial statements as of and for the years ended December 31, 2017, 2016 and 2015.
**

Unaudited. In accordance with Accounting Standards Codification Update 2017-6 “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost”, Net pension and OPEB cost (benefit), excluding service cost is no longer accounted for as part of operating profit but has to be disclosed as separate item as from January 1, 2018. For the years ended December 31, 2017, 2016 and 2015 these costs were included in the calculation of operating profit.

Balance Sheet and Other Information and Ratios
$ in million	June 30, 2018	December 31, 2017	December 31, 2016	December 31, 2015
	(unaudited)	(audited, unless otherwise indicated)*
Total assets	$19,836	$20,436	$19,332	$18,319
Total debt	$8,458	$9,000	$9,515	$9,231
Number of shares outstanding (000’s)	287,576	286,777	284,901	284,879
Number of employees**	26,658	26,461	26,498	26,657

*	Taken from Praxair’s audited consolidated financial statements as of and for the years ended December 31, 2017, 2016 and 2015.
**	Unaudited.

	Six Months Ended June 30,
$ in million	2018	2017	2017	2016	2015
	(unaudited)		(audited, unless otherwise indicated)*
Cash flow from operations	$1,478	$1,411	$3,041	$2,773	$2,695
Net cash used for investing activities	$(607)	$(637)	$(1,314)	$(1,770)	$(1,303)
Net cash used for financing activities	$(945)	$(780)	$(1,656)	$(643)	$(1,310)
EBITDA(c)	$1,993	$1,775	$3,679	$3,401	$3,470
Adjusted EBITDA(c)	$2,036	$1,796	$3,733	$3,501	$3,642
Capital expenditures	$676	$652	$1,311	$1,465	$1,541
Acquisitions, net of cash acquired	$—	$2	$33	$363	$82

*	Taken from Praxair’s audited consolidated financial statements as of and for the years ended December 31, 2017, 2016 and 2015.

Section B — Issuer

(a)

Amounts for the six months ended June 30, 2018 include $43 million ($39 million after-tax and non-controlling interests or $0.13 per diluted share) for transaction costs and other charges primarily in connection with the intended Business Combination and amounts for the six months ended June 30, 2017 include $21 million ($21 million after-tax or $0.07 per diluted share) of transaction costs related to the intended Business Combination.

(b)

Amounts for 2017 include: (i) charges of $52 million ($48 million after-tax, or $0.17 per diluted share) for transaction costs related to the potential Business Combination, (ii) a pension settlement charge of $2 million ($1 million after-tax) related to lump sum benefit payments made from an international pension plan, and (iii) income tax charges, net of $394 million ($1.36 per diluted share) due to U.S. Tax Cuts and Jobs Act.

Amounts for 2016 include: (i) a $16 million charge to interest expense ($10 million after-tax, or $0.04 per diluted share) related to the redemption of the $325 million 5.20% notes due 2017, (ii) a pre-tax pension settlement charge of $4 million ($3 million after-tax, or $0.01 per diluted share) related to lump sum benefit payments made from the U.S. supplemental pension plan, and (iii) pre-tax charges of $96 million ($63 million after-tax and non-controlling interests, or $0.22 per diluted share) primarily related to cost reduction actions.

Amounts for 2015 include: (i) a pre-tax charge of $165 million ($125 million after-tax, or $0.43 per diluted share) related to the cost reduction program and other charges; and (ii) a pre-tax charge of $7 million ($5 million after-tax, or $0.02 per diluted share) related to a pension settlement.

(c)

Unaudited. Non-GAAP performance measures. EBITDA and Adjusted EBITDA are used by investors, financial analysts and management to assess a company’s profitability. The following table presents the reconciliation from GAAP measures for the periods indicated:

EBITDA and Adjusted EBITDA	Six Months Ended June 30,
$ in million	2018	2017	2017	2016	2015
	(unaudited)		(audited, unless otherwise indicated)*
Net income - Praxair, Inc.	$942	$795	$1,247	$1,500	$1,547
Add: noncontrolling interests	29	29	61	38	44
Add: interest expense - net	90	79	161	190	161
Add: net pension and OPEB cost (benefit), excluding service cost**	4	(13)	—	—	—
Add: income taxes	306	306	1,026	551	612
Add: depreciation and amortization	622	579	1,184	1,122	1,106

EBITDA (unaudited)	$1,993	$1,775	$3,679	$3,401	$3,470
Add: Transaction costs and other charges	43	21	54	100	172

Adjusted EBITDA (unaudited)	$2,036	$1,796	$3,733	$3,501	$3,642

*	Taken from Praxair’s audited consolidated financial statements as of and for the years ended December 31, 2017, 2016 and 2015.
**

Unaudited. In accordance with Accounting Standards Codification Update 2017-6 “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost”, Net pension and OPEB cost (benefit), excluding service cost is no longer accounted for as part of operating profit but has to be disclosed as separate item as from January 1, 2018. For the years ended December 31, 2017, 2016 and 2015 these costs were included in the calculation of operating profit.

Section B — Issuer

Developments Since June 30, 2018

On July 5, 2018, Praxair, Inc. signed a sale and purchase agreement to sell the majority of its businesses in Europe to Taiyo Nippon Sanso Corporation, an affiliate of Mitsubishi Chemical Holdings Corporation (the “Praxair Europe SPA”). The Praxair Europe SPA was entered into as part of the commitments in connection with the merger control review of the Business Combination by the European Commission. The assets to be sold include Praxair’s industrial gases businesses in Belgium, Denmark, France, Germany, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden and the United Kingdom with approximately 2,500 employees. The businesses generated annual sales of approximately €1.3 billion in 2017. The purchase price for this transaction is €5.0 billion in cash consideration and is subject to customary adjustments at closing. Under the Praxair Europe SPA, Linde plc has given an independent guarantee as of the completion of the Business Combination for the full, due and timely performance and observance of all obligations of Praxair, Inc. and its local subsidiaries holding shares in the companies operating the businesses to be sold. The Praxair Europe SPA is conditioned on the successful consummation of the Business Combination and other regulatory approvals.

Following the closing of the Praxair Europe SPA and the closing of another agreement dated December 5, 2017 (the “SIAD SPA”) under which Praxair, inter alia, agreed to sell its participation in its Italian joint venture Società Italiana Acetilene e Derivati S.p.A. (“SIAD”) to its joint venture partner Flow Fin S.p.A. (“Flow Fin”) in exchange for Flow Fin’s participation in another Italian joint venture, Rivoira S.p.A., and a net purchase price of approximately €90 million payable by Praxair to Flow Fin, subject to, inter alia, the successful consummation of the Business Combination, Praxair will have minor remaining operations in Europe which will be outside of the industrial gases business and mainly related to coatings.

In the course of the merger control proceedings in the United States, Linde plc, Praxair, Inc. and Linde AG entered into the Consent Agreement, as described above.

Six Months Ended June 30, 2018 and 2017

In the six months ended June 30, 2018, Praxair’s sales were $6,060 million, 9% above the prior-year period driven by higher volumes in North America and Asia, including new project start-ups. Reported operating profit for the six months ended June 30, 2018 of $1,342 million, 22% of sales, was 14% above $1,173 million in the prior-year period. Operating profit included transaction costs of $43 million related to the intended Business Combination with The Linde Group. Excluding these costs, adjusted operating profit was $1,385 million, 23% of sales and 16% above the 2017 period driven by higher volumes and price. Diluted earnings per share (“EPS”) was $3.24, 17% above reported EPS of $2.76 in the six months ended June 30, 2017.

Fiscal Years 2017 and 2016

Praxair delivered solid results for the full year of 2017 with growth across all end-markets. Sales growth was largely driven by higher volumes and positive price. Improved macro economic conditions and new project start-ups contributed to growth in North America, Europe and Asia while South America volumes remained stable. Operating cash flow was 10% higher than 2016, largely driven by higher net income.

Section B — Issuer

•   Sales of $11,437 million were 9% above 2016 sales of $10,534 million. Excluding favorable currency impacts and higher cost pass-through, sales were 6% above the prior year due to volume growth in North America, Europe and Asia, including new project start-ups and higher price.

•   Reported operating profit of $2,448 million was 9% above 2016. Benefits from higher volumes and price were partially offset by cost inflation.

•   Reported net income – Praxair, Inc. of $1,247 million and diluted EPS of $4.32 decreased from $1,500 million and $5.21, respectively in 2016.

•   Cash flow from operations was a strong $3,041 million, 27% of sales. Capital expenditures were $1,311 million; dividends paid were $901 million; and net debt repayments were $771 million.

Fiscal Years 2016 and 2015

Praxair delivered solid results for the full year of 2016 despite continued challenging global macro-economic trends and foreign currency headwinds. Volume growth from food and beverage and healthcare end-markets and new project start-ups largely in Asia, Europe and South America was offset by weaker volumes in North and South America, primarily manufacturing and up-stream energy end-markets. Excluding foreign currency headwinds, sales growth came from higher overall pricing and acquisitions. Operating cash flow was 3% higher than 2015 despite lower net income from currency and base volume headwinds.

•   Sales of $10,534 million were 2% below 2015 sales of $10,776 million. Excluding negative currency impacts which reduced sales by 3%, and lower cost pass-through, sales were 2% above the prior year due to growth from positive price, new project start-ups and acquisitions. These increases were partially offset by lower base volumes primarily in North America due to weaker upstream energy and manufacturing end-markets.

•   Reported operating profit of $2,238 million was 4% below 2015. Benefits from project start-ups, acquisitions net of divestitures, higher price, and cost reduction programs were more than offset by the impact of lower base volumes.

•   Reported net income — Praxair, Inc. of $1,500 million and diluted earnings per share of $5.21 decreased from $1,547 million and $5.35, respectively, in 2015.

•   Cash flow from operations was a strong $2,773 million, 26% of sales. Capital expenditures were $1,465 million and acquisitions, net of cash acquired were $363 million primarily for investments in growth and density; dividends paid were $856 million; and net common stock purchases were $89 million.

Section B — Issuer

The Linde Group

The following tables set forth selected historical consolidated financial information for The Linde Group as of the end of and for the periods indicated, presented in accordance with IFRS as adopted by the EU. This, if presented as “audited”, is taken from the audited consolidated financial statements of The Linde Group and, if presented as “unaudited”, is either (i) derived from the audited consolidated financial statements of The Linde Group, or (ii) taken or derived from the unaudited consolidated financial statements, the accounting records or management reporting of The Linde Group. Historical operating results are not necessarily indicative of the results of operations for any future period. Please note the historical consolidated financial information contained in The Linde Group’s consolidated financial statements as of and for the financial year ended December 31, 2015 presented the Gist business (Gist logistics) as part of The Linde Group’s continuing operations. The Gist business (Gist logistics) was reported as non-current assets held for sale and was presented as discontinued operation (IFRS 5) in The Linde Group’s consolidated financial statements as of and for the financial years ended December 31, 2017 and 2016. To improve comparability, the historical consolidated financial information as of and for the financial year ended December 31, 2015 presented below is based on the adjusted comparable figure contained in the audited consolidated financial statements of The Linde Group for the financial year ended December 31, 2016 (i.e., presenting the Gist business (Gist logistics) as discontinued operation). The unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2018 present the Gist business (Gist logistics) as part of continuing operations. In the second quarter of the financial year 2018, negotiations with potential buyers of the Gist business (Gist logistics) were abandoned and a sale of the Gist business (Gist logistics) was no longer deemed highly probable. To improve comparability, the historical consolidated financial information as of and for the six months ended June 30, 2017 presented below is based on the adjusted comparable figures contained in the unaudited interim condensed consolidated financial statements of The Linde Group as of and for the six months ended June 30, 2018 (i.e., presenting the Gist business (Gist logistics) as part of The Linde Group’s continuing operations in the segment Other Activities).

Section B — Issuer

Selected Statement of Profit or Loss Data
	Six Months Ended June 30,
in € million (except where indicated otherwise)	2018	2017	2017	2016	2015
	(unaudited)		(audited)
Revenue	8,640	8,935	17,113	16,948	17,345
Cost of sales	5,536	5,889	11,274	10,847	11,166
Gross profit	3,104	3,046	5,839	6,101	6,179
Marketing and selling expenses	1,144	1,328	2,375	2,387	2,546
Impairment losses on receivables and contract assets	86	—	—	—	—
Research and development costs	52	53	112	121	131
Administration expenses	773	830	1,629	1,720	1,653
Other operating income	250	281	418	467	419
Other operating expenses	86	115	216	278	251
Share of profit or loss from associates and joint ventures (at equity)	9	8	19	13	12
Net profit on operating activities — continuing operations	1,222	1,009	1,944	2,075	2,029
Financial income	29	23	37	29	42
Financial expenses	126	167	302	353	439
Profit before tax — continuing operations	1,125	865	1,679	1,751	1,632
Income tax expense	242	206	143	424	396
Profit for the period from continuing operations	883	659	1,536	1,327	1,236
Profit for the period from discontinued operations	—	—	30	(52)	16
Profit for the period	883	659	1,566	1,275	1,252
Earnings per share in € — continuing operations — undiluted	4.37	3.19	7.56	6.50	6.10
Earnings per share in € — continuing operations — diluted	4.37	3.19	7.56	6.48	6.09
Earnings/(losses) per share in € — discontinued operations —undiluted	—	—	0.16	(0.28)	0.09
Earnings/(losses) per share in € — discontinued operations —diluted	—	—	0.16	(0.28)	0.09
Earnings per share in € — undiluted	4.37	3.19	7.72	6.22	6.19
Earnings per share in € — diluted	4.37	3.19	7.72	6.20	6.18

Other Information and Ratios
in € million (except where indicated otherwise)	June 30, 2018	December 31, 2017	December 31, 2016	December 31, 2015
	(unaudited)	(audited)
Total assets	32,514	33,513	35,189	35,347
Total liabilities	17,842	18,454	19,709	19,898
Total equity	14,672	15,059	15,480	15,449
Capital subscribed	475	475	475	475
Number of shares outstanding (in thousands)	185,638	185,638	185,638	185,638

	Six Months Ended June 30,
	2018	2017	2017	2016	2015
	(unaudited)		(audited)
Cash flow from operating activities — continuing operations	1,275	1,324	3,478	3,400	3,583
Cash flow from operating activities — discontinued operations	—	—	30	40	10
Cash flow from operating activities	1,275	1,324	3,508	3,440	3,593
Cash flow from investing activities — continuing operations	(83)	(867)	(1,818)	(1,472)	(1,780)
Cash flow from investing activities — discontinued operations	—	—	(28)	(19)	(15)
Cash flow from investing activities	(83)	(867)	(1,846)	(1,491)	(1,795)
Cash flow from financing activities — continuing operations	(1,344)	(395)	(1,621)	(1,896)	(1,523)
Cash flow from financing activities — discontinued operations	—	—	(2)	(21)	4
Cash flow from financing activities	(1,344)	(395)	(1,623)	(1,917)	(1,519)
Capital expenditure(1) — continuing operations (excluding investments in financial assets)	778	699	1,687	1,712	1,916
Capital expenditure(2) — continuing operations	859	753	1,766	2,004	2,036
Weighted average number of shares outstanding (in thousands) — undiluted	185,638	185,638	185,638	185,636	185,638
Weighted average number of shares outstanding (in thousands) — diluted	185,638	185,638	185,638	185,996	186,055
Dividends per share in €—	—	—	7.00	3.70	3.45
Segment group operating profit(3) — continuing operations	2,210	2,136	4,213	4,098	4,087
Return on capital employed in %(4) — continuing operations	9.5	n/a	8.7	8.9	8.7
Return on capital employed (before special items) in %(4) — continuing operations	10.8	n/a	10.2	9.4	9.5
Order intake (Engineering Division)(5)	1,878	1,170	2,390	2,257	2,494
Order backlog (Engineering Division)(6)	4,676	4,223	4,178	4,386	4,541

(1)

Capital expenditure (excluding investments in financial assets) is derived from the corresponding line item within The Linde Group’s segment information not taking into account the amount of discontinued operations. The difference between capital expenditure (excluding investments in financial assets) and “Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/ IAS 17” in The Linde Group’s cash flow statement mainly relates to timing differences between the dates of asset capitalization and cash payments.

Section B — Issuer

(2)	Capital expenditure (continuing operations) includes investments in financial assets.
(3)

Group operating profit is a non-IFRS performance indicator used by The Linde Group and is defined as EBIT (before special items) adjusted for amortization of intangible assets and depreciation of tangible assets. The following table presents the reconciliation from The Linde Group’s profit for the period (as presented in The Linde Group’s statement of profit or loss) to The Linde Group’s Segment group operating profit from continuing operations for the periods presented:

	Six Months Ended June 30,
In € million	2018	2017	2017		2016		2015
	(unaudited)		(audited, unless otherwise indicated)
Profit for the period from continuing operations	883	659	1,536		1,327		1,236
Income tax expense	242	206	143		424		396
Net financial result	(97)	(144)	(265)		(324)		(397)
Net profit on operating activities from continuing operations	1,222	1,009	1,944		2,075		2,029
Amortization of intangible assets/Depreciation of tangible assets	916	966	1,896		1,897		1,866
Special items	72	161	373		126		192
Thereof restructuring expenses	0	114	280	*	106	*	162	*
Thereof impairment of assets and other structural and consulting costs	0	20	—	*	10	*	30	*
Thereof merger costs	72	27	93	*	10	*	—	*
Segment group operating profit from continuing operations	2,210	2,136	4,213		4,098		4,087
Thereof EMEA	968	924	1,874		1,807		1,790
Thereof Asia/Pacific	600	615	1,202		1,084		1,063
Thereof Americas	616	627	1,192		1,319		1,298
Thereof Engineering Division	137	97	220		196		216
Thereof Other Activities	15	13	—	*	—	*	—	*
Thereof elimination and other items(a)	(126)	(140)	(275)		(308)		(280)

*	Unaudited.
(a)	Elimination and other items include consolidation effects and corporate activities.

(4)	The following table presents the components of return on capital employed for The Linde Group:

	Six Months Ended June 30,
in € million	2018	2017	2017	2016	2015
	(unaudited)		(audited)
Net profit on operating activities from continuing operations	1,222	1,009	1,944	2,075	2,029
Special items	72	161	373	126	192
Return before special items	1,294	1,170	2,317	2,201	2,221

Section B — Issuer

	As of June 30,		As of December 31,
	2018	2017	2017	2016(a)	2015
	(unaudited)		(audited, unless otherwise indicated)
Equity including non-controlling interests — continuing operations(b)	14,672	14,568	14,609	15,034	14,857	*
Plus: Financial debt	8,094	n/a	8,019	8,528	9,476	*
Plus: Liabilities from finance leases	66	n/a	54	74	78	*
Less: Receivables from finance leases	86	n/a	103	214	269	*
Less: Cash, cash equivalents and securities	1,289	n/a	2,055	1,594	1,837	*
Plus: Net pension obligations	1,100	n/a	1,141	1,449	951	*
Capital employed — continuing operations	22,557	n/a	21,665	23,277	23,256	*
Plus: Special items (after taxes)	54	n/a	275	95	139
Capital employed — continuing operations (before special items) (b)	22,611	n/a	21,940	23,372	23,992
Return on capital employed from continuing operations in %(c)	9.5	n/a	8.7	8.9	8.7
Return on capital employed from continuing operations (before special items) in%(c)	10.8	n/a	10.2	9.4	9.5

*	Unaudited.
(a)	Based on the adjusted comparable figures contained in the audited consolidated financial statements of The Linde Group for the financial year 2017.
(b)

For the purposes of calculating the capital employed from continuing operations, the equity of The Linde Group was adjusted by the equity of the Gist business (Gist logistics) in the financial years 2017, 2016 and 2015. The figure as of June 30, 2017 is based on the adjusted comparable figure contained in the unaudited interim condensed consolidated financial statements of The Linde Group as of and for the six months ended June 30, 2018.

(c)

Return on capital employed is calculated as return of the current year divided by the average of the capital employed as of December 31 of the current year and December 31 of the prior year. For the twelve months ended June 30, 2018, return on capital employed is calculated as return of the last twelve months divided by the average capital employed as of June 30, 2018 (€22,643 million and €22,729 million before special items).

(5)	Order intake (Engineering Division) is defined as the value of customer orders received during the reporting period.
(6)

Order backlog (Engineering Division) is defined as the sum of values of order intakes from previous periods plus the values of order intakes from the reporting period, less value of sales realized as well as contract changes occurring until the reporting date.

Developments Since June 30, 2018

On July 16, 2018, Linde AG, among others, entered into an agreement, which was amended on September 22, 2018 and October 19, 2018, with a consortium comprising companies of the German industrial gases manufacturer Messer Group and CVC Capital Partners Fund VII to sell the majority of The Linde Group’s industrial gases business in North America and certain industrial gases business activities in South America (the agreement as amended, the “Americas SPA”). In 2017, the businesses of The Linde Group to be sold generated annual sales of €1.5 billion and EBITDA of €350 million. The purchase price of €3.0 billion is subject to fixed deductions for certain items relating to liabilities of the sold businesses and customary adjustments for cash, financial debt, and working capital at closing. Under the Americas SPA, Linde plc has given an independent guarantee to MG Industries GmbH, a purchaser entity that is part of the Messer Group, as of the completion of the Business Combination for the full, due and timely performance of any obligation of Linde AG and Praxair, Inc. under the Americas SPA. The Americas SPA contains representations, warranties and covenants (including sufficiency of assets in light of the carve-out) that can be considered customary for a transaction of this nature. Closing of the Americas SPA is subject to the completion of the Business Combination and certain regulatory approvals. In the course of the merger control proceedings in the United States, Linde plc, Praxair, Inc. and Linde AG also entered into the Consent Agreement, as described above.

Section B — Issuer

Six Months Ended June 30, 2018 and 2017

The revenue of The Linde Group fell in the first half of 2018 by 3.3%, or €295 million, to €8,640 million, when compared with the figure for the first half of 2017, which was €8,935 million. Exchange rate effects were the main reason for this decrease. In addition, the first-time application of the new accounting standard IFRS 15 (Revenue from Contracts with Customers) with effect from January 1, 2018 had a negative impact on revenue. Costs which had previously been disclosed gross are now required to be shown net of sales-related costs reimbursed by the customer, which has led to a reduction in revenue and a reduction of an equal amount in cost of sales. After adjusting for exchange rate effects arising solely on the translation of local currencies into the Euro and for the impact of the first-time application of IFRS 15, revenue of The Linde Group in the first half of 2018 was 4.7% above the figure for the first half of 2017.

Cost of sales in the six months ended June 30, 2018 fell by €353 million, or 6.0%, to €5,536 million (six months ended June 30, 2017: €5,889 million). This decrease was not only due to exchange rate effects but also to the first-time application of new accounting standard IFRS 15.

Marketing and selling expenses in the six months ended June 30, 2018 decreased by €184 million, or 13.9%, to €1,144 million (six months ended June 30, 2017: €1,328 million). This decrease was partly related to the new requirement according to IFRS 9 in conjunction with IAS 1 to present impairment losses as a separate line item within the statement of profit or loss. The prior year figure of marketing and selling costs has not been adjusted. Impairment losses on receivables and contract assets were €86 million in the six months ended June 30, 2018 (six months ended June 30, 2017: not recorded). Additionally, exchange rate effects of around €68 million led to a decrease in costs. Restructuring and merger costs recognized in marketing and selling costs also decreased to €1 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €38 million).

Net profit on operating activities increased for the six months ended June 30, 2018 by 21.1%, or €213 million, to €1,222 million (six months ended June 30, 2017: €1,009 million), mainly due to a decrease in special items of €89 million to €72 million in the six months ended June 30, 2018 (six months ended June 30 2017: €161 million).

Fiscal Year 2017 and 2016

In 2017, the revenue of The Linde Group came to €17,113 million, a 1.0%, or €165 million, increase compared to the prior year (2016: €16,948 million). The increase was mainly driven by the continued positive development in the EMEA and Asia/Pacific segments, as well as the higher contribution to revenue by the Linde Engineering Division. As counter effects, revenue was negatively affected by decreased revenue in the Americas segment and by negative exchange rate effects, in particular the exchange rates of certain currencies (the U.S. dollar, the British pound and the Chinese renminbi) to the euro. Without these exchange rate effects, The Linde Group’s revenue in 2017 would have been 2.1% higher than in 2016.

Section B — Issuer

The cost of sales increased by 3.9%, or €427 million, to €11,274 million in 2017 (2016: €10,847 million) and therefore increased at a faster rate than revenue. This was due not only to higher restructuring costs recognized in costs of sales which increased to €81 million in 2017 (2016: €27 million), but also to higher natural gas prices and energy costs than in the previous year. Exchange rate effects of around €90 million in 2017, on the other hand, helped to mitigate cost increases.

Marketing and selling expenses decreased by €12 million, or 0.5%, to €2,375 million in 2017 (2016: €2,387 million). This decrease was driven by exchange rate effects of around €77 million. In contrast, external freight costs increased by €28 million. Restructuring costs recognized in marketing and selling costs also increased to €57 million in 2017 (2016: €8 million).

Net profit on operating activities from continuing operations in 2017 came to €1,944 million, which was 6.3%, or €131 million, lower than the amount for the previous year of €2,075 million. This includes higher restructuring costs of €280 million (2016: €116 million) incurred during 2017, related to the group-wide efficiency program LIFT (“LIFT”) launched in 2016, which are recognized in the various cost items above.

Fiscal Years 2016 and 2015

In 2016, the revenue of The Linde Group came to €16,948 million, a 2.3%, or €397 million, decrease compared to the prior year (2015: €17,345 million). This development was mainly driven by negative exchange rate effects, in particular the exchange rates of certain currencies (the British pound, the Chinese renminbi and the South African rand) to the euro. Without these exchange rate effects, The Linde Group’s revenue would have been 0.2% higher than in 2015. In addition, the Linde Engineering Division contributed less to revenue in 2016 than in 2015.

The cost of sales decreased by 2.9%, or €319 million, to €10,847 million for 2016 (2015: €11,166 million) and therefore decreased at a faster rate than revenue. This is mainly due to the fact that the Linde Engineering Division reported lower revenue than in the previous year. Margins in the Linde Engineering Division are lower than in the Linde Gases Division. Therefore, a lower contribution to revenue in the Linde Engineering Division has a stronger impact on cost of sales. In addition, efficiency gains driven by lower personnel costs due to The Linde Group’s efficiency programs also contributed to the decrease in cost of sales in 2016. Moreover, restructuring costs recognized in costs of sales decreased to €27 million in 2016 (2015: €35 million).

Section B — Issuer

Marketing and selling expenses decreased by €159 million, or 6.2%, to €2,387 million for 2016 (2015: €2,546 million). This decrease mainly related to lower energy costs for distribution and freight as well as lower personnel expenses (largely due to personnel reductions relating to The Linde Group’s efficiency programs). Also, restructuring costs recognized in marketing and selling costs decreased to €8 million in 2016 (2015: €46 million).

Net profit on operating activities from continuing operations in 2016 came to €2,075 million, which was 2.3%, or €46 million, higher than the amount for the previous year of €2,029 million. This includes reduced restructuring costs of €116 million (2015: €192 million) incurred during 2016, related to LIFT, which are recognized in the various cost items above.

B.8	Selected key pro forma financial information.

The following unaudited pro forma condensed combined financial information (“Pro Forma Financial Information”) is presented to illustrate the estimated effects of the proposed Business Combination, including certain adjustments as described in the Notes to the Pro Forma Financial Information.

The Pro Forma Financial Information has been prepared for illustrative purposes only and, by its nature addresses a hypothetical situation and, therefore, does not represent the Combined Group’s actual financial position or results as of the dates indicated or what financial position or results would be for any future periods.

The Pro Forma Financial Information is based on Praxair’s and The Linde Group’s historical consolidated financial statements which are adjusted to give pro forma effect to the Business Combination with Praxair representing the accounting acquirer. The pro forma effects relate to events that are (i) directly attributable to the Business Combination, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the Combined Group’s results. Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Furthermore, the process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Accordingly, the Pro Forma Adjustments included herein are preliminary and have been presented solely for the purpose of providing the Pro Forma Financial Information as required by the EU Prospectus Regulation. The final determination of the purchase consideration and purchase accounting will be based on the fair values of the assets acquired and liabilities assumed from The Linde Group at the date of the completion of the Business Combination. Linde plc expects differences between preliminary estimates in the Pro Forma Financial Information and the final acquisition accounting which could have a material impact on the Pro Forma Financial Information and Linde plc’s future consolidated results of operations and financial condition.

Section B — Issuer
The unaudited pro forma combined financial statement of income for the year ended December 31, 2017 gives effect to the Business Combination as if it had occurred on January 1, 2017. The unaudited pro forma combined balance sheet as of December 31, 2017 gives effect to the Business Combination as if it had occurred on December 31, 2017.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2017

(In Millions)	Praxair IFRS (Notes 4(a), 6)	The Linde Group (Notes 4(b), 7)	Divestitures – net (Note 8)	Purchase Accounting Adjustments	Notes		Other	Notes		Pro Forma Condensed Combined
Assets
Goodwill	$3,233	$13,079	$(690)	$11,657	3		$—			$27,279
Other intangible assets	803	2,510	(131)	12,800	4	(f)	—			15,982
Tangible assets	11,807	14,248	(2,544)	7,618	4	(d)	—			31,129
Investments in associates and joint ventures	727	263	(251)	339	4	(e)	—			1,078
Other financial assets	131	101	—	—			—			232
Receivables from finance leases	5	84	—	—			—			89
Trade receivables	—	7	—	—			—			7
Other receivables and other assets	246	481	(111)	—			—			616
Income tax receivables	—	14	—	—			—			14
Deferred tax assets	199	499	(36)	—			—			662

Total Non-Current Assets	17,151	31,286	(3,763)	32,414			—			77,088
Inventories	614	1,457	(252)	209	4	(c)	—			2,028
Receivables from finance leases	1	40	—	—			—			41
Trade receivables	1,677	3,331	(547)	—			—			4,461
Other receivables and other assets	318	838	(115)	—			—			1,041
Income tax receivables	58	273	(18)	—			—			313
Securities	—	748	—	—			—			748
Cash and cash equivalents	617	1,720	(56)	—			8,020	4	(p)	10,301
Assets classified as held for sale	—	415	4,751	1,899	4	(o)	(6,650)	4	(p)	415

Total Current Assets	3,285	8,822	3,763	2,108			1,370			19,348

Total Assets	$20,436	$40,108	$—	$34,522			$1,370			$96,436

Section B — Issuer

(In Millions)	Praxair IFRS (Notes 4(a), 6)	The Linde Group (Notes 4(b), 7)	Divestitures – net (Note 8)	Purchase Accounting Adjustments	Notes		Other	Notes		Pro Forma Condensed Combined
Equity and liabilities
Capital subscribed	$—	$570	$—	$(570)	4	(i)	$—			$—
Capital reserve	—	8,079	—	(8,079)	4	(i)	—			—
Capital subscribed and reserved	4,175	—	—	40,593	4	(j)	(7,196)	4	(n)	37,572
Revenue reserves (Retained earnings)	12,582	9,863	—	(9,863)	4	(i)	(158)	4	(l)	15,496
							(11)	4	(m)
							3,083	4	(p)
Treasury Stock, at cost	(7,196)	—	—	—			7,196	4	(n)	—
Cumulative changes in equity not recognised through the statement of profit and loss	(3,456)	(1,510)	—	1,510	4	(i)	—			(3,456)
Total Equity Attributable to Shareholders	6,105	17,002	—	23,591			2,914			49,612
Non-controlling interests	493	1,053	—	4,084	4	(k)	—			5,630

Total Equity	6,598	18,055	—	27,675			2,914			55,242

Provisions for pensions and similar obligations	891	1,565	(90)	—			14	4	(m)	2,380
Other non-current provisions	103	574	(53)	—			—			624
Deferred tax liabilities	1,080	1,503	(300)	5,902	4	(h)	—			8,185
Financial liabilities	7,884	7,301	(23)	470	4	(g)	—			15,632
Liabilities from finance leases	3	48	(3)	—			—			48
Trade payables	—	1	—	—			—			1
Other non-current liabilities	527	645	(57)	—			—			1,115

Total Non-Current Liabilities	10,488	11,637	(526)	6,372			14			27,985
Current provisions	86	1,355	(35)	—			—			1,406
Financial liabilities	1,058	2,264	—	—			—			3,322
Short-term debt	238	—	(7)	—			—			231
Liabilities from finance leases	1	17	(2)	—			—			16
Trade payables	972	3,351	(359)	—			195	4	(l)	4,159
Other current liabilities	710	2,692	(269)	—			—			3,133
Income tax liabilities	285	661	(40)	—			(37)	4	(l)	866
							(3)	4	(m)
Liabilities in connection with assets classified as held for sale and disposal groups	—	76	1,238	475	4	(o)	(1,713)	4	(p)	76

Total Current Liabilities	3,350	10,416	526	475			(1,558)			13,209

Total Equity and Liabilities	$20,436	$40,108	$—	$34,522			$1,370			$96,436

Section B — Issuer

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR

LOSS FOR THE YEAR ENDED DECEMBER 31, 2017

(In Millions, except per share data)	Praxair IFRS (Notes 5(a), 6)	The Linde Group (Notes 5(b), 7)	Divestitures – net (Note 8)	Purchase Accounting Adjustments	Notes		Other	Notes		Pro Forma Condensed Combined
Revenue	$11,437	$19,976	$(3,109)	$—			$(100)	5	(c)	$28,204
Cost of sales	7,494	14,184	(2,156)	197	5	(d)	(100)	5	(c)	21,007
				1,388	5	(e)

Gross Profit	3,943	5,792	(953)	(1,585)			—			7,197
Research and development costs	99	127	(1)	134	5	(f)	—			359
Marketing and selling expenses	582	1,851	(190)	328	5	(f)	—			2,571
Administration expenses	816	1,851	(287)	—			—			2,380
Other operating income	13	471	(84)	—			—			400
Other operating expenses	9	251	(70)	—			—			190
Share of profit or (loss) from associates and joint ventures (at equity)	47	21	(14)	—			—			54

Net Profit on Operating Activities - Continuing Operations	2,497	2,204	(503)	(2,047)			—			2,151
Financial income	40	42	(6)	—			—			76
Financial expenses	249	341	(33)	(97)	5	(h)	—			460

Profit Before Tax From Continuing Operations	2,288	1,905	(476)	(1,950)			—			1,767
Income tax expense	955	157	(20)	(592)	5	(i)	—			500

Profit From Continuing Operations (including noncontrolling interests)	1,333	1,748	(456)	(1,358)			—			1,267
Less: Noncontrolling interests	(61)	(149)	18	(13)	5	(g)	—			(205)

Profit From Continuing Operations	$1,272	$1,599	$(438)	$(1,371)			$—			$1,062

Earnings Per Share - Continuing Operations
Earnings per share - undiluted	$4.44	$8.61								$1.93
Earnings per share - diluted	$4.40	$8.61								$1.92

Weighted Average Shares Outstanding (000’s)
Basic shares outstanding	286,261	185,638						5	(j)	549,408
Diluted shares outstanding	289,114	185,638						5	(j)	552,547

Section B — Issuer

Note 3:   Calculation of Purchase Consideration

Holders of Linde AG Shares (“Linde AG Shareholders”) that accepted the Exchange Offer will receive approximately 263.1 million Linde plc shares in exchange for their approximately 170.9 million tendered Linde AG Shares. Because Praxair is the accounting acquirer, the pro forma condensed combined financial statements reflect the estimated fair value of the equity to be issued, as represented by the market price of Praxair Shares. The total purchase consideration to be received by Linde AG Shareholders will be based on the fair value of the equity deemed to be issued at the completion of the Business Combination. The preliminary purchase price below ($40,593 million) reflects the estimated fair value of the 92% of Linde AG Shares tendered and Linde plc equity issued, which is based on the October 11, 2018 closing price of Praxair common shares of $154.26 per share. The amount of the total estimated purchase price below is not necessarily indicative of the actual fair value of the equity to be issued at the effective date of the Business Combination.

The preliminary estimated purchase price and estimated fair value of The Linde Group’s net assets acquired as if the Business Combination closed on December 31, 2017 is presented as follows:

(In thousands, except value per share data and Linde AG Shares exchange ratio)
Linde AG Shares tendered(i)	170,875
Linde AG Shares exchange ratio(ii)	1.540

Shares of Linde plc to be issued	263,147
Value per share of Praxair as of October 11, 2018(iii)	$154.26
Estimated purchase price (in millions)	$40,593

(i)	Number of Linde AG Shares tendered in the Exchange Offer.
(ii)	Exchange ratio for Linde AG Shares as set forth in the Offer Document.
(iii)	Closing price of Praxair Shares on the New York Stock Exchange on October 11, 2018.

Preliminary Purchase Accounting

Under the acquisition method of accounting, The Linde Group’s assets and liabilities will be recorded at fair value at the date of the completion of the Business Combination and combined with the historical carrying amounts of the assets and liabilities of Praxair. The Pro Forma Adjustments are preliminary and based on estimates of the fair value and useful lives of the assets as of December 31, 2017 and have been prepared by Praxair and The Linde Group management to illustrate the estimated effect of the Business Combination. With the exception of inventory, the Pro Forma Financial Information does not include any fair value adjustments associated with current assets and liabilities of The Linde Group, as Praxair and The Linde Group management have preliminarily concluded that these historical carrying values approximate their fair values as of December 31, 2017. The purchase accounting is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase accounting is subject to further adjustments as additional information becomes available and as additional analysis and final valuations are conducted at and following the completion of the Business Combination. The final valuations could differ materially from the preliminary fair valuations presented below and, as such, no assurances can be provided regarding the preliminary purchase accounting.

Section B — Issuer

The following table summarizes the allocation of estimated purchase price to the identifiable assets acquired and liabilities assumed by Praxair, with the excess of the purchase price over the fair value of The Linde Group’s net assets recorded as goodwill:

(In millions)	The Linde Group IFRS	Fair Value Adjustments (Note 4)	Footnote Reference		Fair Value
Purchase Price (i)					$40,593

Identifiable net assets:
Inventories	$1,457	$209	4	(c)	1,666
Tangible assets	14,248	7,618	4	(d)	21,866
Investments in associates and joint ventures	263	339	4	(e)	602
Other intangible assets	2,510	12,800	4	(f)	15,310
All other assets (excluding goodwill)(ii)	8,136	—			8,136
Financial liabilities	(7,301)	(470)	4	(g)	(7,771)
Deferred tax liabilities	(1,503)	(5,902)	4	(h)	(7,405)
Assets classified as held for sale	415	1,899	4	(o)	2,314
Liabilities in connection with assets classified as held for sale and disposal groups	(76)	(475)	4	(o)	(551)
All other liabilities (ii)	(13,173)	—			(13,173)

Total identifiable net assets	4,976	16,018			20,994
Non-controlling interests	(1,053)	(4,084)	4	(k)	(5,137)
Goodwill	13,079	11,657			24,736

Total	$17,002	$23,591			$40,593

(i)	See above for the calculation of the purchase price.
(ii)	Management has preliminarily determined the carrying values approximate fair value.

The goodwill balance is primarily attributed to the assembled workforce, expanded market opportunities and cost and other operating synergies anticipated upon the integration of the operations of Praxair and The Linde Group. See Note 4 for a discussion of the methods used to determine the fair value of The Linde Group’s identifiable assets and liabilities.

Note 4:   Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)   Represents the historical statement of financial position of Praxair as of December 31, 2017 as adjusted and reclassified to conform to IFRS (see Note 6).

(b)   Represents the audited historical group consolidated balance sheet of The Linde Group as of December 31, 2017 translated from euros to U.S. dollars, the reporting currency of the Combined Group, using the exchange rates derived from Bloomberg ($1.2005 per €1.0000 as of December 31, 2017) (see Note 7).

(c)   Represents the adjustment of $209 million to the historical inventory of The Linde Group based on the estimated fair value of the inventory (see Note 5(d)).

(d)   Represents the net adjustment of $7,618 million to The Linde Group’s historical tangible assets, primarily production plants, based on the preliminary analysis of the estimated fair value of the tangible assets (see Note 5(e)). The fair value of tangible assets was calculated using replacement costs adjusted for the age of the asset and is summarized below:

Tangible Assets	Amount (in millions of dollars)	Estimated Weighted Average Useful Life (in years)*
Production plants	$12,603	9
Storage tanks	1,784	10
Transportation equipment and other	1,275	6
Cylinders	2,326	11
Buildings	2,190	18
Land and improvements	654	Indefinite
Construction in progress	1,034

Estimated fair value of tangible assets	21,866
Less: Pre-existing tangible assets of The Linde Group	14,248

Net adjustment to tangible assets	$7,618

*	Represents the future estimated remaining useful life which was estimated based upon the useful life of each asset class adjusted for age.

Section B — Issuer

(e)   Represents the adjustment of $339 million to The Linde Group’s historical investments in associates and joint ventures based on the estimated fair value.

(f)   Represents the net adjustment of $12,800 million to The Linde Group’s other intangible assets based on preliminary analysis of the estimated fair value of the other intangible assets. The net adjustment to other intangible assets is calculated as follows:

	Estimated Useful Life (in years)	Amount (in millions of dollars)
Other intangible assets
Customer relationships	20	$11,712
Tradenames	3 to Indefinite	2,433
Acquired technology & other intangibles	various	1,165

Estimated fair value of other intangible assets		15,310
Less: Pre-existing other intangible assets of The Linde Group		2,510

Net adjustment to other intangible assets		$12,800

The fair value estimate for all other identifiable intangible assets is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for identifiable intangibles or estimates of remaining useful lives may differ materially from this preliminary determination (see Note 5(f)).

The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from The Linde Group’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of multi-year projection periods and discounted to present value.

Tradenames, primarily the Linde name, and acquired technology were valued using the relief from royalty method under the income approach, this method estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset and discounted to present value.

(g)   Represents the adjustment of $470 million to The Linde Group’s historical long-term debt to record it at fair market value as of the balance sheet date. The fair value for long-term debt was primarily obtained from third party quotes as the majority of the bond portfolio of The Linde Group is publicly traded (see Note 5(h)). In addition, The Linde Group has certain debt instruments that include change in control provisions. For more information relating to these provisions, please refer to Note 4(m) below.

(h)   Represents the adjustment of $5,902 million to deferred tax liabilities resulting from the pro forma fair value adjustments for intangible assets (excluding goodwill as it is not expected to be tax deductible), property, plant and equipment, equity investments, inventory and debt utilizing a 25% effective tax rate. This effective tax rate is based on the statutory tax rates in the jurisdictions where the fair value adjustments have been made.

(i) Represents adjustments to eliminate The Linde Group’s historical equity amounts.

Section B — Issuer

(j) Represents adjustments of $40,593 million to record the fair value of equity consideration in Linde plc Shares transferred to Linde AG Shareholders to effectuate the Business Combination (see Note 3).

(k)   Represents an adjustment of $4,084 million to record noncontrolling interests of Linde AG to fair value. This includes an adjustment of approximately $3.3 billion for the 8% of Linde AG Shares which were not tendered in the Exchange Offer and are intended to be the subject of a cash-merger squeeze-out. This intention was announced on April 25, 2018. On October 15, 2018, Linde AG published an ad hoc announcement stating that the amount of the adequate cash compensation was anticipated to be €188.24 per Linde AG Share. This figure has been used as the basis for this adjustment. Such amount has been confirmed in the preliminary assessment of the court-appointed auditor. The final determination of the cash compensation by Linde Intermediate Holding AG will occur after the finalization of the valuation and auditing activities. Accordingly, the actual compensation to be paid may differ. The remaining adjustment of approximately $0.7 billion relates to the fair value adjustment for historic noncontrolling interests of The Linde Group.

(l) Represents an estimate of the future costs of $195 million, comprised of $122 million to be incurred by The Linde Group and $74 million to be incurred by Praxair, and related tax effect of $37 million, directly attributable to the Business Combination, including primarily advisory, consulting, marketing and legal fees that are recorded as an adjustment to the unaudited pro forma condensed combined balance sheet only. These amounts will be expensed as incurred in the future.

(m) Represents an adjustment to certain historic Praxair non-qualified benefit plans which employees have elected to receive a lump sum payout upon a change in control as defined by the specific plans. This change in control provision will be settled as a result of the Merger and will result in a cash payout of approximately $120 million, $106 million of which was previously accrued by Praxair as of December 31, 2017.

Praxair and The Linde Group are parties to agreements that contain change-of-control provisions that may be triggered upon completion of the Business Combination. Upon the triggering of these change-of-control provisions, the counterparties to the agreement may be able to exercise certain rights that have a negative effect on Praxair, The Linde Group or, after the Business Combination, Linde plc. These change-of-control provisions exist in certain agreements, including debt obligations.

With regard to debt obligations, the terms of most of The Linde Group’s notes with a nominal value of approximately €7.1 billion outstanding as of December 31, 2017 (approximately €6.7 billion as of June 30, 2018) include change-of-control rights which are triggered by a change of control of Linde AG if such change of control were to result in a below investment grade ratings downgrade of Linde AG’s senior unsecured credit rating by Moody’s Investors Services or Standard & Poor’s Rating Services. Linde plc intends to manage its affairs so that it will hold a strong credit rating following the completion of the Business Combination.

(n)   Represents an adjustment to retire existing Praxair treasury stock which, in accordance with the terms of the Business Combination, will not be converted to Linde plc Shares upon completion of the Business Combination.

(o)   Represents the fair value adjustments of $1,899 million and $475 million related to assets and tax liabilities, respectively, expected to be divested by The Linde Group as a result of the antitrust process.

Section B — Issuer

(p)   Represents the consummation of the divestitures required as part of the Business Combination. Net cash proceeds of $8.0 billion includes $5.5 billion related to Praxair’s divestiture of its European business ($6.0 billion less $0.5 billion of estimated taxes) and $2.6 billion related primarily to the sale of the majority of The Linde Group’s industrial gases business in North America and certain business activities in South America ($3.1 billion less $475 million of estimated taxes). Tax obligations relating to the sale of The Linde Group’s businesses of approximately $475 million were established as part of purchase accounting. In addition, this amount includes a cash outflow of $0.1 billion in connection with the SIAD SPA related to Praxair’s Italian joint ventures. See Note 8 for further information. Furthermore, a reduction of net assets of $5.0 billion ($6.7 billion of assets classified as held for sale less $1.7 billion of liabilities in connection with assets classified as held for sale and disposal groups) was recorded to reflect the consummation of these divestitures (including effects of purchase accounting adjustments). Actual cash received and taxes paid could vary materially depending upon the facts and circumstances that exist at the time of divestiture.

Note 5:   Notes to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss

(a)   Represents the historical statement of profit and loss for Praxair, Inc. for the year ended December 31, 2017, as adjusted and reclassified to conform to IFRS (see Note 6).

(b)   Represents the historical group consolidated statement of income for The Linde Group for the year ended December 31, 2017, translated from euros to U.S. dollars, the reporting currency of the Combined Group, using the exchange rates derived from Bloomberg ($1.1299 per €1.0000 for the year ended December 31, 2017) and adjusted to exclude the impacts of discontinued operations (see Note 7).

(c)   Represents the elimination of $49 million of sales from Praxair to The Linde Group and $51 million of sales from The Linde Group to Praxair, and corresponding related cost of sales ($100 million), for the year ended December 31, 2017.

(d)   Represents an adjustment of $197 million to cost of sales for the estimated incremental expense related to the inventory fair value adjustment which is recorded as inventory is sold (see Note 4(c)).

(e)   Represents an adjustment to cost of sales to record the estimated additional depreciation expense related to the increased value of tangible assets, which have been recorded at estimated fair value on a pro forma basis (see Note 4(d)). These pro forma fair value amounts will be depreciated over the estimated remaining useful lives on a straight-line basis consistent with Praxair’s useful life assumptions. The net adjustment to depreciation expense is calculated as follows:

(In millions)	Estimated Fair Value (Note 4)	Year Ended December 31, 2017
Depreciation of acquired property, plant and equipment	$21,866	$3,232
Less: The Linde Group’s historical depreciation expense*		1,844

Net adjustment to depreciation expense (cost of sales)		$1,388

*

Derived from The Linde Group’s historical consolidated financial statements for the year ended December 31, 2017 translated from euros to U.S. dollars, the reporting currency of the Combined Group, using the exchange rates derived from Bloomberg (average exchange rate of $1.1299 per €1.0000 for the year ended December 31, 2017).

(f)   Represents the adjustments to record amortization expense related to the increased basis of intangible assets (see Note 4(f)), which have been recorded at estimated fair value on a pro forma basis and will be amortized over the estimated useful lives on a pattern of economic benefit. The net adjustment to amortization expense is calculated as follows:

(In millions)	Estimated Fair Value (Note 4)	Year Ended December 31, 2017
Amortization of acquired finite-lived intangible assets	$15,310	$760
Less: The Linde Group’s historical amortization expense*		298

Net adjustment to amortization expense		$462

Net adjustment to amortization expense reflected in:
Research and development costs		$134
Marketing and selling expenses		328

Total		$462

*

Derived from The Linde Group’s historical consolidated financial statements for the year ended December 31, 2017 translated from euros to U.S. dollars, the reporting currency of the Combined Group, using the exchange rates derived from Bloomberg (average exchange rate of $1.1299 per €1.0000 for the year ended December 31, 2017).

(g)   Represents the $(13) million of purchase accounting adjustments attributable to noncontrolling interests (see Note 4 (k)), more than offset by the share in net income of Linde AG attributable to non-controlling interest of the 8% of Linde AG Shares which were not tendered in the Exchange Offer ($139 million).

(h)   Represents a reduction to interest expense - net related to the estimated long-term debt fair value adjustment required by purchase accounting, which will be amortized through 2030 and corresponds to the period over which the underlying bonds are outstanding (see Note 4(g)). Although the principal amount of the obligation did not change, the long-term debt fair value adjustment results in an increase to debt and a decrease to interest expense of $97 million for the year ended December 31, 2017.

(i) Represents the tax effect of purchase accounting adjustments (see Note 4(h)) and the tax effect of Business Combination transaction costs eliminated from Praxair’s and The Linde Group’s historical consolidated statement of income. The effective tax rate is based on the statutory tax rates in the respective jurisdictions where the adjustments have been made.

(j) Represents the weighted average shares outstanding for both Linde AG and Praxair, Inc. to illustrate the number of Linde plc Shares that are expected to be issued in connection with the Business Combination. The pro forma number of shares outstanding represents the total number of Linde plc Shares to be issued based on the number of outstanding Linde AG Shares and Praxair Shares as of December 31, 2017, and for the purposes of the unaudited pro forma condensed combined statement of income, is calculated as follows:

(In thousands, except per share data, exchange ratio and conversion ratio)
Linde plc Shares to be exchanged for Linde AG Shares
Linde AG Shares tendered(i)	170,875
Linde AG Shares exchange ratio(ii)	1.540

Linde plc Shares to be exchanged for Linde AG Shares - basic	263,147
Linde AG dilutive shares outstanding - dilutive(iii)	186
Linde AG Shares exchange ratio(ii)	1.540

286
Linde plc Shares to be exchanged for Linde AG Shares - diluted	263,433
Linde plc Shares to be issued to holders of Praxair Shares (the “Praxair Shareholders”) upon conversion of their shares
Praxair Shares outstanding	285,893
Praxair employee shares that will vest upon the closing of the Merger	368

Total Praxair Shares converted in the Merger(iv)	286,261
Praxair conversion ratio(ii)	1.000

Linde plc shares to be issued to Praxair Shareholders upon conversion of their shares - Basic	286,261
Praxair dilutive shares outstanding - dilutive(v)	2,853
Praxair conversion ratio(ii)	1.000

2,853
Linde plc Shares to be issued to Praxair Shareholders upon conversion of their shares - diluted	289,114
Total Linde plc Shares
Linde plc shares - basic	549,408
Linde plc shares - diluted	552,547

(i)	Number of Linde AG shares tendered in the Exchange Offer.

Section B — Issuer

(ii)	Exchange ratio for Linde AG Shares and conversion ratio for Praxair Shares as set forth in the Offer Document and the Business Combination Agreement.
(iii)

Upon completion of the Business Combination, outstanding Linde AG Share-based compensation awards will partially be settled in cash with no dilutive impact. No adjustments have been recorded to the unaudited pro forma condensed combined balance sheet because a liability has been recorded at December 31, 2017 related to these cash payments. Outstanding unvested Linde AG Share-based compensation awards which will be converted to similar Linde plc awards are estimated to be about 286,000 shares.

(iv)	Number of shares of Praxair common stock issued and outstanding as of December 31, 2017, including unvested deferred compensation units, which will be converted into Linde plc Shares.
(v)	Estimated number of dilutive Praxair Shares based on the weighted average share calculation for the year ended December 31, 2017.

Note 6:   Adjustments to Praxair’s Historical Financial Statements to Conform to IFRS

Praxair’s historical consolidated financial statements have been prepared in accordance with U.S. GAAP, which differs in certain material respects from IFRS as adopted by the EU. The unaudited IFRS information includes a statement of financial position and statements of profit and loss of Praxair derived from the historical consolidated financial statements as of and for the year ended December 31, 2017, prepared in accordance with U.S. GAAP. Certain reclassifications of historical Praxair financial statement line items were made to conform to the expected financial statement line items of the Combined Group.

Note 7:   Adjustments to Linde AG’s Historical Financial Statements to Conform to Expected Presentation of Linde plc and U.S. dollar translation

The Linde Group’s historical consolidated financial statements have been prepared in accordance with IFRS as adopted by the EU. The unaudited U.S. dollar information includes a statement of financial position and statements of profit and loss of The Linde Group derived from the historical consolidated financial statements as of and for the year ended December 31, 2017, prepared in accordance with IFRS as adopted by the EU. This balance sheet as of December 31, 2017 and statements of income for the year ended December 31, 2017 have been adjusted to reflect The Linde Group’s consolidated statement of financial position and statements of profit or loss on a basis consistent with the expected presentation of Linde plc and translated from euros to U.S. dollars, the reporting currency of the Combined Group, using the exchange rates derived from Bloomberg ($1.2005 per €1.0000 as of December 31, 2017, and the average exchange rate of $1.1299 per €1.0000 for the year ended December 31, 2017).

Note 8:   Divestitures – Net

Represents the reclassification of (i) historical assets to assets classified as held for sale and (ii) historical liabilities to liabilities in connection with assets classified as held for sale and disposal groups as well as (iii) the elimination of historical operations for businesses that are expected to be sold in connection with the Business Combination as a result of the antitrust review process. Specifically:

•   $4,751 million were reclassified to assets classified as held for sale from the following non-current assets: goodwill ($690 million); other intangible assets ($131 million); tangible assets ($2,544 million); investments in associates and joint ventures ($251 million); other receivables and other assets ($111 million) and deferred tax assets ($36 million); as well as from the following current assets: inventories ($252 million), trade receivables ($547 million), other receivables and other assets ($115 million), income tax receivables ($18 million) and cash and cash equivalents ($56 million);

Section B — Issuer

•   $1,238 million were reclassified to liabilities in connection with assets classified as held for sale and disposal groups from the following non-current liabilities: provisions for pensions and similar obligations ($90 million); other non-current provisions ($53 million); deferred tax liabilities ($300 million); financial liabilities ($23 million); liabilities from finance leases ($3 million); and other non-current liabilities ($57 million); as well as from the following current liabilities: current provisions ($35 million); short-term debt ($7 million); liabilities from finance leases ($2 million); trade payables ($359 million); other current liabilities ($269 million); and income tax liabilities ($40 million).

This adjustment includes assets, liabilities and operations related to:

•   the SIAD SPA dated December 5, 2017 whereby Praxair has agreed, inter alia, to sell its non-controlling participation in its Italian joint venture SIAD to its joint venture partner Flow Fin in exchange for Flow Fin’s non-controlling participation in Praxair’s majority-owned Italian joint venture, Rivoira S.p.A., and payment of a net purchase price of approximately €90 million by Praxair to Flow Fin;

•   the Praxair Europe SPA dated July 5, 2018 whereby Praxair, Inc. has agreed to sell the majority of its European businesses to Taiyo Nippon Sanso Corporation for €5.0 billion. These businesses generated annual sales of €1.3 billion in 2017;

•   the Americas SPA as dated July 16, 2018 (not taking into account any supplement thereto) whereby Linde AG and Praxair, Inc., among others, entered into an agreement with a consortium comprising companies of the German industrial gases manufacturer Messer Group and CVC Capital Partners Fund VII to sell the majority of The Linde Group’s industrial gases business in North America and certain industrial gases business activities of The Linde Group and Praxair in South America for $3.1 billion (after fixed deductions for certain items relating to liabilities of the sold businesses). In 2017, these businesses to be sold generated annual sales of €1.5 billion.

The respective purchase price is subject to (further) customary adjustments at closing.

Amounts related to additional divestitures in connection with the antitrust approval process, including sales to other purchasers under supplements to the Americas SPA, are not included because the impacts are not expected to be material.

See Note 4(o) which includes adjustments to assets and liabilities classified as held for sale to reflect the anticipated net selling price (fair value), net of taxes. Furthermore, see Note 4(p) which reflects the cash receipts for the net divestitures, net of estimated taxes.

B.9	Profit forecast and estimate.	Not applicable. No profit forecast or profit estimate is being presented by Linde plc.

B.10	Qualifications in the audit report on the historical financial information.	Not applicable. There are no qualifications in the audit reports or the historical financial information of the Linde plc Group, Praxair or The Linde Group which are incorporated herein.

B.11	Insufficiency of the issuer’s working capital for its present requirements.

Not applicable. Linde plc is of the opinion that its working capital is sufficient for its present requirements, that is, for at least the next twelve months from the date of this Prospectus.

In the Business Combination Agreement, Praxair, Inc. has agreed to provide financing to Linde plc in order to enable Linde plc to pay certain expenses when due.

Section C — Securities

C.1	Type and class of the securities being admitted to trading.

The shares in respect of which Admission is being sought are ordinary shares of Linde plc, nominal value €0.001 per share (“Linde plc Shares”). There will be no application for any other class of shares of Linde plc to be admitted to trading in connection with this Prospectus.

When admitted to trading, the Linde plc Shares will be registered with:

International Securities Identification Number (ISIN): IE00BZ12WP82;

German Securities Identification Number (Wertpapierkennnummer, WKN): A2D SYC;

Ticker Symbol: LIN.

C.2	Currency.	The currency of the Linde plc Shares is euro (€).

C.3	The number of shares issued and fully paid and the par value per share.

The aggregate nominal value of the issued ordinary share capital of Linde plc upon Admission is expected to be up to €558,147.436, divided into up to 558,147,436 ordinary shares of €0.001 each. It is further expected that 263,147,436 Linde plc Shares intended for the settlement of the Exchange Offer will be issued on or about the date hereof and that up to 295,000,000 Linde plc Shares intended for the settlement of the Merger will be issued by the effective time of the Merger. The final number of shares is expected to be determined on or about October 30, 2018. Such shares will be issued fully paid as part of the completion of the Business Combination.

The 25,000 A ordinary shares of nominal value of €1.00 each issued and fully paid up as of the date of this Prospectus will, upon issuance of the new Linde plc shares for the settlement of the Exchange Offer and prior to completion of the Business Combination, be converted into, and re-designated as deferred shares of €1.00 each that do not carry voting or dividend rights. Immediately following the issuance of the Linde plc Shares for the settlement of the Exchange Offer and prior to the effective time of the Merger, the aggregate nominal value of the Linde plc Shares in issue will exceed the minimum capitalization requirement under Irish company law and the deferred shares will be acquired and cancelled by Linde plc for nil consideration.

C.4	A description of the rights attached to the securities.

The rights and responsibilities of the shareholders of Linde plc are governed by Irish law and the Linde plc constitution. The Linde plc Shares will rank pari passu in all respects with each other.

The holders of Linde plc Shares are entitled to notice of, and to attend, each general meeting of Linde plc and will receive one vote for each share upon all matters presented to the Linde plc Shareholders at any such general meeting. Subject to any preferences granted to other classes of Linde plc securities that may be outstanding in the future (including any preferred shares), there are no voting right restrictions or preferences with respect to shareholders of Linde plc.

Section C — Securities

The Linde plc Shares which are the subject of this Prospectus will carry full dividend rights following their issuance. The holders of Linde plc Shares are entitled to receive such dividends as the board of directors of Linde plc (the “Linde plc Board of Directors”) from time to time may pay out of funds legally available. Entitlement to dividends is subject to the preferences granted to other classes of securities Linde plc may have outstanding in the future, including any preferred shares, and may be restricted by the terms of Linde plc’s future debt instruments.

In the event of liquidation of Linde plc, holders of Linde plc Shares are entitled to share in any assets of Linde plc remaining after satisfaction in full of its liabilities and satisfaction of such dividend and liquidation preferences of holders of other classes of securities of Linde plc, including any preferred shares.

C.5	A description of any restrictions on the free transferability of the securities.	Linde plc Shares are freely transferable in accordance with the legal requirements for registered shares, subject to the Linde plc Board of Directors’ right to refuse to register a transfer in the register of members of Linde plc (the “Linde plc Register of Members”) under the following circumstances:

•   the instrument of transfer is not duly stamped, if required, and lodged, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the Linde plc Board of Directors may reasonably require to show the right of the transferor to make the transfer;

•   the instrument of transfer is in respect of more than one class of share;

•   the instrument of transfer is in favor of more than four persons jointly;

•   the Linde plc Board of Directors is not satisfied that all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; or

•   the Linde plc Board of Directors is not satisfied that the transfer would not violate the terms of any agreement to which Linde plc (or any of its subsidiaries) and the transferor are party or subject.

A transfer of Linde plc Shares from a seller having beneficial ownership of such shares to a purchaser acquiring only beneficial ownership of such shares will not be registered in the Linde plc Register of Members.

C.6	Application for admission to trading on a regulated market and identity of regulated markets where the securities are to be traded.

On August 27, 2018, Linde plc applied for admission of the Linde plc Shares to listing and trading on the New York Stock Exchange (“NYSE”) (trading in U.S. dollars).

On October 22, 2018, Linde plc applied for admission of the Linde plc Shares to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros).

Section C — Securities

C.7	Dividend policy.

The dividend policy for the Combined Group will be determined following the completion of the Business Combination. The Linde plc constitution authorizes the directors to declare interim dividends out of funds lawfully available for the purpose without shareholder approval. The Linde plc Board of Directors may also recommend a dividend to be approved and declared by the Linde plc Shareholders as a final dividend at a general meeting. Any dividend paid or changes to dividend policy are within the discretion of the Linde plc Board of Directors and will depend upon many factors, including distributions of earnings to Linde plc by its subsidiaries, the financial condition and results of operations of the Combined Group, legal requirements, including limitations imposed by Irish law, terms of any outstanding preferred shares, restrictions in any debt agreements that limit its ability to pay dividends to shareholders, restrictions in any series of preferred shares and other factors the Linde plc Board of Directors deems relevant. Linde plc currently expects to pay dividends subject to its ability to do so.

Linde plc has not yet determined whether it intends to pay annual dividends (as Linde AG currently does) or quarterly dividends (as Praxair, Inc. currently does) following the completion of the Business Combination. However, it is most probable that Linde plc will pay quarterly dividends to its shareholders, as is common practice of companies with a listing on the NYSE subject to any restrictions under Irish law.

Under Irish law, Linde plc may only pay dividends, make distributions and also generally repurchase or redeem shares from its distributable reserves, which are, generally, its accumulated realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. In addition, no distribution or dividend may be made if the net assets of Linde plc are not, or if making such distribution or dividend will cause the net assets of Linde plc to not be, equal to, or in excess of, the aggregate of Linde plc’s called-up share capital plus undistributable reserves. Undistributable reserves include Linde plc’s undenominated capital and the amount by which Linde plc’s accumulated unrealized profits exceeds its accumulated unrealized losses.

Since Linde plc has not conducted any material activities other than those incidental to its formation and the matters contemplated by the Business Combination Agreement (including guarantees related to divestitures in connection with the Business Combination), it does not yet have distributable reserves. Linde plc intends to seek the approval of the Irish High Court to create distributable reserves of Linde plc by means of a reduction in capital, which is required for the creation of distributable reserves to be effective, as soon as practicable following the effective time of the Business Combination. Linde plc is expected to obtain the approval of the Irish High Court within 15 weeks after the effective time of the Business Combination.

Section C — Securities

Until the Irish High Court approval is obtained or distributable reserves are created as a result of profitable operations of Linde plc, Linde plc will not have sufficient distributable reserves to pay dividends or to repurchase or redeem shares following the Business Combination. Although Linde plc is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court.

Section D — Risks

The key risks discussed below only indicate key information regarding certain key risks as required by Commission Regulation (EC) No 809/2004. They are not exhaustive and are based on certain assumptions made by Linde plc, Praxair and The Linde Group, which later may prove to be incorrect or incomplete. The risks discussed below are not the only risks to which each of Linde plc, Praxair or The Linde Group is exposed. Actual results could differ materially from those expressed in any forward-looking statement. The order in which the risk factors are presented does not reflect the likelihood of their occurrence or the magnitude or significance of the individual risks. Additional risks and uncertainties of which Linde plc, Praxair and The Linde Group are not currently aware or which Linde plc, Praxair and The Linde Group do not consider key risks at present could likewise have a material adverse effect on Linde plc’s, Praxair’s and The Linde Group’s business and cash flows, financial condition and results of operations. The market price of the Linde plc Shares could fall if any of these key risks were to materialize, in which case the respective shareholders could lose all or part of their investment.

D.1	Key information on the key risks that are specific to the issuer or its industry.

•   Linde plc, Praxair and The Linde Group had to obtain certain governmental and regulatory approvals to consummate the Business Combination. Some of these approvals are subject to restrictions, divestiture or other requirements or other conditions imposed by certain governmental and regulatory agencies, such as the European Commission and the U.S. Federal Trade Commission, which may adversely impact the business, financial condition or results of operations of the Combined Group.

•   There are currently, and there may be additional, investigations by public authorities and civil litigation in the context of the Business Combination. If an authority determined that there were violations of applicable laws in the context of the Business Combination or a court held that the Exchange Offer and/or the Merger was not appropriately approved by shareholders or public authorities or validly completed, this could result in the imposition of significant fines and penalties on the Combined Group or require the Business Combination to be partly or fully unwound which would have a material adverse effect on the business, financial condition and results of operations of the Combined Group.

•   Upon completion of the Business Combination, certain change of control rights under material agreements will or may be triggered. If parties to agreements with change-of-control provisions exercise such rights, contracts that are beneficial to The Linde Group or Praxair may be terminated which may have an adverse effect on the business, the cash flows and the financial condition and results of operations of the Linde plc Group, Praxair and The Linde Group.

Section D — Risk

•   The Business Combination triggered a mandatory takeover offer with respect to Linde AG’s listed local subsidiary in India, and may require mandatory takeover offers in other jurisdictions. This would result in additional transaction costs and complexity.

•   The Combined Group may fail to realize the anticipated strategic and financial benefits sought from the Business Combination.

•   The Combined Group may be unable to retain and motivate Praxair and/or The Linde Group personnel successfully, which could result in a loss of relevant capabilities and expertise.

•   Risk relating to the business of Praxair including risks relating to cost of energy and raw materials and/or disruption in the supply of these materials, the inability to effectively compete, pension benefit plans, operational risks, weakening economic conditions, and international events and circumstances, may adversely impact Praxair’s and the Combined Group’s business, financial position or results of operations.

•   Risks relating to the business of The Linde Group, including competition and pricing risk, such as risks relating to cost pressure in the healthcare sector, risks relating to the commercialization of projects, a low oil and natural gas price environment having a potentially negative effect on the general investment climate and thus on the orders situation, increases in the cost of gas, raw materials and energy having potentially negative effects on the costs side, supply chain or other business disruptions as well as risks relating to manufacturing and construction activities, pension scheme commitments, changes in political or social circumstances, potential labor union disputes, risks relating to The Linde Group’s strategic initiatives and risks arising from the acquisition and sale of companies may adversely impact The Linde Group’s and the Combined Group’s business, financial position or results of operations.

•   Risks relating to the regulatory environment and legal risks including international government regulations, outcome of litigation or governmental investigations, and claims beyond Praxair’s, The Linde Group’s or the Combined Group’s insurance coverage limits may adversely impact the business, financial position or results of operations of Praxair, The Linde Group and the Linde plc Group.

Section D — Risk

•   The Linde Group’s operations are subject to changes in the political, legal and social environment including economic sanctions, which may adversely impact its business or results of operations. The Linde Group’s business is exposed to such risks due to the general political and legal environment arising from applicable international economic sanctions regimes and changes to such regimes. The Linde Group cannot assure that current or future regulations or developments related to economic sanctions will not have a negative impact on its business, results of operations or reputation, in particular resulting from potential future changes in restrictive measures that the United States may adopt with respect to Russia. Potential future economic sanctions imposed on parties doing business with certain Russian parties by the U.S. government may in particular have a substantial impact on The Linde Group’s business in Russia, leading to (i) delays or cancellations of the implementation or execution of existing projects, and (ii) negative effects on developing potential new business of The Linde Group.

•   Praxair and The Linde Group are subject to anti-corruption laws in the jurisdictions in which they operate, as well as trade compliance and economic sanctions laws and regulations. A failure to comply with these laws and regulations may subject the companies to civil and criminal penalties, harm their reputation and materially adversely impact their respective businesses or results of operations.

•   Risks relating to tax matters including changes in Linde plc’s tax residency (including the possibility of the IRS not agreeing with the conclusion that Linde plc should be treated as a foreign corporation for U.S. federal tax purposes) may affect taxes on dividends, trigger exit charges or otherwise subject the Combined Group to tax costs to which Praxair and The Linde Group (and their shareholders) were not previously subject; risks relating to the tax treatment of the transactions; and risks relating to other changes in tax laws could adversely impact the business, financial position or results of operations of the Combined Group and could have a negative effect on future profitability.

D.3	Key information on the key risks that are specific to the securities.

•   Risks relating to Linde plc Shares including a volatile market price of Linde plc Shares which could result in shareholders losing part or all of their investment, no guarantee of dividend payments and more difficult enforcement of shareholder rights for foreign shareholders.

Section E — Offer

E.1	Total net proceeds and estimate of the total expenses, including estimated expenses charged to the investor by the issuer.

There is no offer of Linde plc Shares. This Prospectus does not constitute an offer or invitation to any person to subscribe for or purchase any shares in Linde plc. Linde plc will not receive any proceeds from the listing.

The costs related to the listing of the Linde plc Shares on the Frankfurt Stock Exchange are expected to total approximately $6.5 million net of any applicable value added tax. No expenses will be charged to investors in Linde plc Shares by Linde plc.

Section E — Offer

E.2a	Reasons for the offer, use of proceeds, estimated net amount of the proceeds.

There is no offer of Linde plc Shares. This Prospectus does not constitute an offer or invitation to any person to subscribe for or purchase any shares in Linde plc.

Linde plc will not receive any proceeds from the listing.

E.3	Terms and conditions of the offer.	Not applicable. There is no offer of Linde plc Shares. This Prospectus does not constitute an offer or invitation to any person to subscribe for or purchase any shares in Linde plc.

E.4	A description of any interest that is material to the issue including conflicting interests.

Linde plc has entered into the Business Combination Agreement with Praxair, Inc., Linde AG, Zamalight Holdco and Merger Subco. Such other parties to the Business Combination Agreement are persons acting jointly with Linde plc in the Exchange Offer pursuant to Section 2(5) sentence 1 of the German Takeover Act and have an interest in the completion of the Business Combination.

Bank of America Merrill Lynch International Limited Zweigniederlassung Frankfurt am Main, Credit Suisse Securities (USA) LLC, Goldman Sachs AG (“Goldman Sachs”), Morgan Stanley Bank AG and its affiliates (“Morgan Stanley”) as well as Perella Weinberg Partners UK LLP (“Perella Weinberg”) act as financial advisors to Linde AG or Praxair, Inc. in connection with the proposed Business Combination and will receive fees for such services. A portion of the fees of Credit Suisse Securities (USA) LLC, Morgan Stanley and Perella Weinberg and all of Goldman Sachs’ fees are contingent upon completion of the Business Combination towards which the Admission is a necessary step.

The Listing Agent and/or its affiliates have engaged, and may in the future from time to time continue to engage in investment banking, financial advisory and ancillary activities in the ordinary course of business with certain members of The Linde Group, Praxair, Linde plc Group or the Combined Group, in respect of which they have and may in the future, receive customary fees and commissions.

Section E — Offer

Some of the Praxair directors and executive officers as well as some of the members of the executive board of Linde AG (the “Linde AG Executive Board”) and of the supervisory board of Linde AG (the “Linde AG Supervisory Board”) (including, in each case, those who have been appointed to the Linde plc Board of Directors or will be members of the management committee of the Combined Group (the “Management Committee”)) may have interests in the Business Combination that are different from, or in addition to, the interests of Linde plc Shareholders. In the case of Praxair directors and executive officers these interests include (i) the continued service of certain directors and executive officers following the completion of the Business Combination, (ii) the treatment of stock options, restricted stock units and other equity-based awards, (iii) severance benefits available to certain Praxair executive officers upon a qualifying termination following the Business Combination, (iv) treatment of cash amounts deferred or contributed pursuant to Praxair’s compensation deferral programs and retirement plans, and (v) the indemnification of Praxair directors and executive officers. In the case of members of the Linde AG Executive Board and the Linde AG Supervisory Board these interests include (i) the continued or future membership of certain board members on the Linde plc Board of Directors or the Management Committee, (ii) the treatment of equity awards, investment shares and deferral shares of members of the Linde AG Executive Board and the Linde AG Supervisory Board, (iii) the release from the commitment for members of the Linde AG Supervisory Board to acquire and hold Linde AG Shares and other adjustments to the internal share ownership policy for members of the Linde AG Supervisory Board, (iv) severance benefits, and (v) indemnification of members of the Linde AG Executive Board and Linde AG Supervisory Board by Linde plc or any of its subsidiaries. Furthermore, Prof. Dr. Wolfgang Reitzle, current Chairman of the Linde AG Supervisory Board and the Chairman of the Linde plc Board of Directors, is an advisory partner of Perella Weinberg; this advisory mandate has been inactive since June 2016. Perella Weinberg is acting as financial advisor to Linde AG in connection with the Business Combination and will receive fees for such services.

E.5	Name of the person or entity offering to sell the security and lock-up agreements.	Not applicable. This Prospectus does not relate to an offering of shares and there are no lock-up agreements.

E.6	Immediate dilution resulting from the offer.	Not applicable. This Prospectus does not relate to an offering of shares.

E.7	Estimated expenses charged to the investor by the issuer.	Not applicable. Investors will not be charged expenses by Linde plc.

PART II

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this Prospectus. The occurrence of one or more of the events or circumstances described in these risk factors alone or in combination with other events or circumstances may have a material adverse effect on Praxair’s and The Linde Group’s business and cash flows, financial condition and results of operations and, upon completion of the Business Combination, on the Combined Group’s business and cash flows, financial condition and results of operations. The Business Combination comprises (i) the merger of an indirect subsidiary of Linde plc with and into Praxair, Inc. (“Praxair, Inc.” and, together with its subsidiaries, “Praxair”), as a result of which Praxair, Inc. will become a wholly-owned indirect subsidiary of Linde plc (the “Merger”) and (ii) a voluntary public exchange offer, which was published by Linde plc on August 15, 2017, to acquire each outstanding share in Linde Aktiengesellschaft (“Linde AG” and, together with its subsidiaries, “The Linde Group”) (the “Linde AG Shares”) for 1.540 ordinary shares in Linde plc (the “Linde plc Shares”) (the “Exchange Offer” and, together with the Merger, the “Business Combination”). While there is no assurance that the Business Combination will be completed, certain of the risks discussed below are presented assuming the Business Combination is completed and the Linde plc Group after the completion of the Business Combination (the “Combined Group”) exists.

The risks discussed below may prove not to be exhaustive and are based on certain assumptions made by Linde plc, Praxair and The Linde Group, which later may prove to be incorrect or incomplete. The risks discussed below may not be the only risks to which each of Linde plc, Praxair or The Linde Group is exposed. They should be considered in connection with evaluating the forward-looking statements in section 3.1 because they could cause actual results to differ materially from those expressed in any forward-looking statement. The order in which the risk factors are presented does not reflect the likelihood of their occurrence or the magnitude or significance of the individual risks. Additional risks and uncertainties of which Linde plc, Praxair and The Linde Group are not currently aware or which Linde plc, Praxair and The Linde Group do not consider significant at present could likewise have a material adverse effect on Linde plc’s, Praxair’s and The Linde Group’s business and cash flows, financial condition and results of operations. The market price of the Linde plc Shares could fall if any of these risks were to materialize, in which case the respective shareholders could lose all or part of their investment.

2.1	Risks Relating to the Business Combination

2.1.1

Linde plc, Praxair and The Linde Group had to obtain certain governmental and regulatory approvals to consummate the Business Combination. Some of these approvals are subject to restrictions, divestiture or other requirements or other conditions imposed by certain governmental and regulatory agencies, such as the European Commission and the U.S. Federal Trade Commission, which may adversely impact the business, financial condition or results of operations of the Combined Group.

Completion of the Business Combination was conditioned upon regulatory approvals or expiration or termination of statutory waiting periods (including extensions thereof) under certain merger control and competition law regimes. As a condition to their approval of the transactions contemplated by the Business Combination Agreement, certain governmental and regulatory agencies, such as the European Commission and the U.S. Federal Trade Commission (“FTC”), have imposed divestiture requirements and/or restrictions on the conduct of the Linde plc Group’s, Praxair’s and The Linde Group’s respective businesses. Conditions imposed by regulatory agencies in connection with their approval of the Business Combination include, among others, changes to the operations of Praxair and/or The Linde Group, restrictions on the Combined Group’s ability to operate in certain jurisdictions following the Business Combination and restrictions on the combination of Praxair’s and The Linde Group’s operations. Such restrictions, in particular, include the obligations set forth in the agreement with the FTC dated October 1, 2018 (the “Consent Agreement”), pursuant to which Linde plc, Praxair, Inc. and Linde AG shall (i) divest certain assets within 120 days from the effectiveness of the Consent Agreement and (ii) continue to operate Praxair and The Linde Group as independent and competitive businesses, held globally separate until certain divestitures required by the FTC have been completed. In the event that the assets are not sold within the ordered 120 days from the effectiveness of the Consent Agreement, the FTC may appoint a divestiture trustee to sell such assets in order to satisfy the requirements under the Consent Agreement. For a period of 30 days starting on October 22, 2018, the Consent Agreement is subject to public comments which may affect the FTC’s commitment or lead to adjustments to the Consent Agreement.

Such Consent Agreement may have a significant adverse effect on the anticipated benefits of the Business Combination, in particular the expected targeted annual synergies and cost efficiencies ranging from $1.1 billion to $1.2 billion to be achieved over approximately three years (the figure includes existing cost reduction programs of Praxair and The Linde Group which are independent of the Business Combination as well as additionally identified cost reduction potentials). The Consent Agreement may delay the envisaged integration of the Combined Group, restrict the Combined Group’s ability to modify the operations of its businesses in response to changing circumstances for a period of time after completion of the Business Combination or its ability to expend cash for other uses, result in the sale of certain assets to prices which are significantly lower than expected and under other unfavorable circumstances or otherwise adversely impact the business, financial condition or results of operations of the Combined Group.

Praxair and The Linde Group have committed, and may have to commit, to divest certain assets in order to obtain certain regulatory approvals or comply with conditions imposed in connection with certain regulatory approvals, which may result in loss of value or expertise due to the loss of those assets or businesses or a sale of those assets or businesses at less than the desired price or under otherwise unfavorable conditions, in particular as a result of timing constraints and the limited universe of buyers acceptable to the regulatory authorities, especially in challenging market conditions. In some cases, where the relevant regulatory authority has only preliminarily or not yet at all approved of a buyer, it may be necessary to find a (new) buyer for the relevant assets under terms which may be less favorable to the Combined Group. The assets which Praxair and The Linde Group have committed to divest are located mainly in Europe and the Americas (see “5.3.2 Significant Divestitures agreed in light of the Business Combination”). The restrictions, divestiture or other requirements or other conditions imposed by regulators could have a material adverse effect on the business, results of operations, financial condition and prospects of the Combined Group and substantially reduce or eliminate the synergies, cost reductions and the advantages which Linde plc, Praxair and The Linde Group expect to achieve from the Business Combination, see also “2.2.1 The Combined Group may fail to realize the anticipated strategic and financial benefits sought from the Business Combination.”.

2.1.2

There are currently, and there may be additional, investigations by public authorities and civil litigation in the context of the Business Combination. If an authority determined that there were violations of applicable laws in the context of the Business Combination or a court held that the Exchange Offer and/or the Merger was not appropriately approved by shareholders or public authorities or validly completed, this could result in the imposition of significant fines and penalties on the Combined Group or require the Business Combination to be partly or fully unwound which would have a material adverse effect on the business, financial condition and results of operations of the Combined Group.

In connection with the Business Combination, third parties, including public authorities, have initiated, and may in the future initiate, investigations and/or file lawsuits against Praxair, The Linde Group, Linde plc and/or their respective directors and management.

By letter dated February 23, 2018, BaFin informed Linde AG that it has commenced administrative fine proceedings against Linde AG regarding an alleged omission to issue an ad hoc announcement under Article 17 of Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse (“EU Market Abuse Regulation”) in the context of the preliminary talks between Linde AG and Praxair, Inc. from June through August 2016 and an alleged belated ad hoc announcement under Article 17 of the EU Market Abuse Regulation with respect to the departure of then Chief Financial Officer of Linde AG, Mr. Georg Denoke, from office in September 2016. Linde AG has submitted a statement of defense in these administrative fine proceedings. The administrative fine proceedings are ongoing. Potential remedies in the event of an adverse determination include administrative fines of up to 2% of revenue of The Linde Group in the preceding financial year per violation.

On October 20, 2017, with the support of the German shareholders’ association DSW – Deutsche Schutzvereinigung für Wertpapierbesitz e.V. (“DSW”), seven holders of Linde AG Shares (“Linde AG Shareholders”) have initiated judicial proceedings in the district court of Munich (Landgericht München I) requesting a declaratory judgment that the execution of the Business Combination Agreement had required a prior approval by a general shareholders’ meeting of Linde AG. Linde AG considers these allegations to be without merit and submitted statements of defense in these proceedings. A court hearing took place on July 26, 2018, and proceedings are still ongoing. Linde AG is of the opinion that no such approval was required under German corporate law. However, no assurance can be given regarding the outcome of the judicial proceedings. If a court declared that the execution of the Business Combination Agreement required the prior approval by a general shareholders’ meeting of Linde AG, Linde AG shareholders could initiate civil litigation against Linde AG claiming damages.

Following the consummation of the Business Combination, public authorities, Linde AG Shareholders or Praxair Shareholders or others, may challenge various aspects of the Business Combination, including the validity of the exchange of Praxair Shares or Linde AG Shares into Linde plc Shares. Such claimants may challenge Linde plc’s compliance with post-closing operational commitments made to regulatory authorities or shareholders may challenge the consummation of the Business Combination on procedural grounds, such as that not all required governmental and regulatory approvals have been obtained or have been or have remained valid and that, therefore, not all conditions to the Business Combination have been satisfied.

In connection with any such investigation or litigation, Linde plc, Praxair or The Linde Group may incur significant costs, including management time, and an adverse outcome could result in reputational harm to the Combined Group as well as significant administrative fines, penalties and damages. Moreover, if a court held that the Exchange Offer and/or the Merger lacked any required approval by governmental or regulatory authorities and/or was not validly completed, this could affect the validity of the Business Combination, the transfer of the tendered Linde AG Shares and the allotment and/or the issue of the Linde plc Shares, in which case shareholders might be entitled to claim back their tendered shares or be called upon to pay up amounts not paid up on the Linde plc shares which have been issued. This could require the Business Combination to be partly or fully unwound which would have a material adverse effect on the business, financial condition and results of operations of the Combined Group.

2.1.3	Negative publicity related to the Business Combination, including post-closing integration measures, may materially adversely affect the Linde plc Group, Praxair and The Linde Group.

Political and public sentiment in connection with the Business Combination and associated integration measures may result in adverse press coverage and other adverse public statements affecting the parties to the Business Combination. Adverse press coverage and public statements, whether or not driven by political or popular sentiment, may also result in legal claims or investigations by regulators, legislators and law enforcement officials. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceedings, can divert the time and effort of senior management from operating their businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings could be time-consuming and expensive and, regardless of the factual basis for the assertions being made, could have a negative impact on the reputation of the Linde plc Group, Praxair and The Linde Group, on the morale and performance of their employees and on their relationships with regulators, suppliers and customers. It may also have a negative impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on the Linde plc Group’s, Praxair’s and The Linde Group’s respective business and cash flows, financial condition and results of operations.

2.1.4	Upon completion of the Business Combination, certain change-of-control rights under material agreements will or may be triggered.

Praxair and The Linde Group are parties to agreements that contain change-of-control provisions that will or may be triggered upon completion of the Business Combination. Upon triggering of these change-of-control provisions, the counterparties to the agreements may be able to exercise certain rights that have a negative effect on Praxair, The Linde Group or, after completion of the Business Combination, the Combined Group. For example, the terms of most of The Linde Group’s notes with a nominal value of approximately €6.7 billion outstanding as of June 30, 2018 (approximately €7.1 billion as of December 31, 2017) include change of control rights which are triggered by a change of control of Linde AG if such change of control were to result in a below investment grade ratings downgrade of Linde AG’s senior unsecured credit rating by Moody’s Investors Services or Standard & Poor’s Rating Services. If parties to agreements with change-of-control provisions exercise such rights, certain contracts that are beneficial to The Linde Group or Praxair may be terminated which may have an adverse effect on the business, the cash flows and the financial condition and results of operations of the Linde plc Group, Praxair and The Linde Group.

2.1.5	The Business Combination triggered a mandatory takeover offer with respect to Linde AG’s listed local subsidiary in India, and may require mandatory takeover offers in other jurisdictions.

The completion of the Business Combination will result in Linde plc acquiring indirect control in Linde AG’s subsidiaries listed on local stock exchanges. Should relevant conditions under local laws of individual jurisdictions be met, and if an exemption is not available or granted under the respective regulations, the Business Combination may trigger the obligation to make a public offer with respect to the outstanding shares in certain of Linde AG’s subsidiaries that are publicly listed. To the extent that Linde plc is unable to obtain any applicable exemption, potentially costly and complex takeover procedures may have to be conducted. For example, the Business Combination triggered a mandatory takeover offer with respect to Linde India Limited, Linde AG’s listed local subsidiary in India, which will require Linde plc, subject to and following the completion of the Business Combination, to make a public offer to all outside shareholders of Linde India Limited. In this respect, Linde plc considers further potential structural measures under Indian law which may include measures to delist the subsidiary and could result in significantly higher transaction costs and complexity.

In addition, the granting of any applicable exemption may depend on the discretion of the competent authority and may also depend on the competent authority’s interpretation of the applicable laws and regulations, including the need for any application for any such exemption. No assurance can be provided that the respective competent authorities will grant the requested exemptions or will confirm that no mandatory takeover offers with respect to any such listed subsidiaries will be required as a result of the Business Combination, even if such authority may have granted exemptions for similar transactions in the past. Accordingly, in addition to the mandatory takeover offer in India, the Business Combination may, subject to and following the completion of the Business Combination, also require mandatory takeover offers in other jurisdictions, which would result in additional transaction costs and complexity.

2.1.6	Praxair and The Linde Group have incurred and will continue to incur significant transaction fees and costs in connection with the Business Combination.

Praxair and The Linde Group have incurred and will continue to incur significant banking, legal, accounting and other transaction fees and costs related to the Business Combination. Praxair and The Linde Group currently estimate that an aggregate of approximately $321 million of auditors’, banking, legal and other professional fees and costs related to the Business Combination will be incurred from the initiation of the Business Combination through its completion, of which approximately 40% is expected to be incurred by Praxair and approximately 60% is expected to be incurred by The Linde Group. Additional costs substantially in excess of currently anticipated costs may be incurred in connection with the integration of the businesses of Praxair and The Linde Group.

Any cost savings or other efficiencies related to the integration of the businesses that could offset these transaction- and combination-related costs over time may not be achieved in the near term, or at all. In addition, the timeline in which any cost savings are expected to be realized is lengthy and may not be achieved. Failure to realize these synergies and cost reductions and other efficiencies in a timely manner or at all could have a material adverse effect on the Linde plc Group’s, Praxair’s and The Linde Group’s respective businesses and cash flows, financial condition and results of operations.

2.1.7

The Linde plc Group has no operating or financial history and the unaudited pro forma condensed combined financial information contained in this Prospectus is presented for illustrative purposes only and may not be an indication of the Combined Group’s results of operations or financial condition following the completion of the Business Combination. The actual results of operations and financial condition of the Combined Group following the completion of the Business Combination may be substantially different.

The Linde plc Group has no operating history and no revenues and the unaudited pro forma condensed combined financial information (“Pro Forma Financial Information”) contained in this Prospectus describes a hypothetical situation and is presented for illustrative purposes only. The Pro Forma Financial Information should not be considered to be an indication of what the Combined Group’s results of operations or financial condition would have been had the Business Combination already been effected during the relevant periods or as of the relevant dates and of what the Combined Group’s future results of operations or financial condition may be following the completion of the Business Combination. The Pro Forma Financial Information has been derived from the historical financial statements of Praxair, Inc. and Linde AG and adjustments, assumptions and preliminary estimates have been made in connection with the preparation of this information. These adjustments, assumptions and estimates are preliminary and based on information available at the time of the preparation of this Prospectus and are subject to change. As a result, the actual results of operations and financial condition of the Combined Group following the completion of the Business Combination may not be consistent with, or evident from, the Pro Forma Financial Information, and any differences may be material. See “8.2 Basis of Presentation” for further information on the presentation of the Pro Forma Financial Information. Linde plc expects differences between preliminary estimates in the Pro Forma Financial Information and the final acquisition accounting which could result in a material difference between the Pro Forma Financial Information and Linde plc’s future consolidated results of operations and financial condition. Therefore, investors should not place undue reliance on the Pro Forma Financial Information.

2.2	Risks Relating to the Business of the Combined Group After Completion of the Business Combination

Due to the size and geographic reach of the Combined Group’s operations following the anticipated completion of the Business Combination, a wide range of factors could materially affect its operations and financial performance. Linde plc believes that, in addition to the risks described herein, the risks relating to Praxair’s and The Linde Group’s current businesses (prior to completion of the Business Combination and any related divestitures) described in the sections “2.3 Risks Relating to the Business of Praxair” and “2.4 Risks Relating to the Business of The Linde Group,” which you are urged to read, may significantly impact the Combined Group’s business after the completion of the Business Combination.

2.2.1	The Combined Group may fail to realize the anticipated strategic and financial benefits sought from the Business Combination.

The Combined Group may not realize all of the anticipated benefits of the Business Combination. The success of the Business Combination will depend on, among other things, Linde plc Group’s ability to combine Praxair’s business with The Linde Group’s business in a manner that facilitates growth and realizes the anticipated annual synergies and cost reductions without adversely affecting current revenues and investments in future growth. Risks relating to restrictions, requirements or other conditions imposed by certain governmental and regulatory agencies, which may adversely impact the business, financial condition or results of operations of the Combined Group, are described under “2.1.1 Linde plc, Praxair and The Linde Group had to obtain certain governmental and regulatory approvals to consummate the Business Combination. Some of these approvals are subject to restrictions, divestiture or other requirements or other conditions imposed by certain governmental and regulatory agencies, such as the European Commission and the U.S. Federal Trade Commission, which may adversely impact the business, financial condition or results of operations of the Combined Group.”

The actual integration of Praxair and The Linde Group will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, and it may be disruptive to the business of the Combined Group. The Combined Group may not realize all of the anticipated benefits of the Business Combination. Difficulties in the integration of the businesses, which may result in significant costs and delays, include:

•	managing a significantly larger combined group;

•	aligning and executing the strategy of the Combined Group;

•	integrating and unifying the offerings and services available to customers and coordinating distribution and marketing efforts in geographically separate organizations;

•	coordinating corporate and administrative infrastructures and aligning insurance coverage;

•	coordinating accounting, reporting, information technology, communications, administration and other systems;

•	addressing possible differences in corporate cultures and management philosophies;

•	the Combined Group becoming subject to Irish laws and regulations and legal action in Ireland;

•	coordinating the compliance program and creating uniform financial reporting, information technology and other standards, controls, procedures and policies;

•	the implementation, ultimate impact and outcome of potential post-completion reorganization transactions, which may be delayed or not take effect as a result of litigation or otherwise;

•	unforeseen and unexpected liabilities related to the Business Combination or the Combined Group’s business;

•	managing tax costs or inefficiencies associated with integrating the operations of the Combined Group;

•	identifying and eliminating redundant and underperforming functions and assets;

•	effecting actions that may be required in connection with obtaining regulatory approvals; and

•	a deterioration of credit ratings.

These and other factors could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue and earnings, which could materially impact the Combined Group’s business, financial condition and results of operations. The integration process and other disruptions resulting from the Business Combination may also adversely affect the Combined Group’s relationships with employees, suppliers, customers, distributors, licensors and others with whom Praxair and The Linde Group have business or other dealings, and difficulties in integrating the businesses of Praxair and The Linde Group could harm the reputation of the Combined Group.

If the Combined Group is not able to successfully combine the businesses of Praxair and The Linde Group in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings of the Business Combination may not be realized fully, or at all, or may take longer to realize than expected.

2.2.2

Linde plc intends to pursue a cash-merger squeeze-out with respect to Linde AG following completion of the Business Combination. If the effectiveness of such squeeze-out is delayed as a result of litigation or otherwise or does not occur, this may have an adverse effect on the ability to realize synergies and cost reductions and on the market value of Linde plc Shares.

Following completion of the Business Combination, Linde AG will be an indirect subsidiary of Linde plc and, thus, a dependent company within the meaning of Section 17 of the German Stock Corporation Act. The legal framework for this dependency between Linde plc and Linde AG is, subject to other applicable law, set forth in Sections 311 et seq. of the German Stock Corporation Act, which may prevent or impede the realization of synergies and cost reductions absent certain post-closing reorganization transactions, including a cash-merger squeeze-out under German law. Following completion of the Business Combination, Linde plc intends to pursue a cash-merger squeeze-out with respect to Linde AG to effect a squeeze-out of the remaining minority outside Linde AG Shareholders. If the effectiveness of such squeeze-out is delayed as a result of litigation or otherwise or does not occur, Linde plc may be unable to initiate any transactions or measures that are disadvantageous to Linde AG, unless Linde plc provides adequate compensation to Linde AG, which may preclude Linde plc from implementing certain transactions related to the integration of The Linde Group into the Combined Group, including realizing synergies. The failure to realize synergies may lead to a decline of the market value of Linde plc Shares.

2.2.3	The Combined Group may experience a loss of customers or may fail to win new customers.

Following the completion of the Business Combination, and particularly in light of divestitures in connection with the merger control review of the Business Combination (see “2.1.1 Linde plc, Praxair and The Linde Group had to obtain certain governmental and regulatory approvals to consummate the Business Combination. Some of these approvals are subject to restrictions, divestiture or other requirements or other conditions imposed by certain governmental and regulatory agencies, such as the European Commission and the U.S. Federal Trade Commission, which may adversely impact the business, financial condition or results of operations of the Combined Group.” and “5.3.2 Significant Divestitures agreed in light of the Business Combination”), third parties with whom Praxair or The Linde Group had relationships prior to the announcement of the Business Combination may terminate or otherwise reduce the scope of their relationships with either party in anticipation or after the completion of the Business Combination. Furthermore, any pending divestment decisions could increase the uncertainty for customers in the case of upcoming extensions of multiannual onsite contracts, i.e. contracts for the supply of industrial gases over a period of several years through a plant usually built and operated by an industrial gas company at the customer’s premises, which, in turn, may lead to a loss of customers. In addition, the Combined Group may face difficulties in acquiring new customers. Any such loss of business or the inability to win new customers could limit the Combined Group’s ability to achieve the anticipated benefits of the Business Combination.

2.2.4	The Combined Group may be unable to retain and motivate current Praxair and/or The Linde Group personnel successfully, which could result in a loss of relevant capabilities and expertise.

The success of the Business Combination will depend, in part, on the Combined Group’s ability to retain the talents and dedication of key employees, including key decision-makers, currently employed by Praxair and The Linde Group. Such employees may decide not to remain with Praxair and The Linde Group, as applicable, while the Business Combination is pending or with the Combined Group after the Business Combination is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the Combined Group’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Praxair and The Linde Group to hiring suitable replacements, all of which may cause the Combined Group’s business to deteriorate. Praxair and The Linde Group may not be able to locate suitable replacements for any key employees who leave either company, or offer employment to potential replacements on reasonable terms. In addition, the Combined Group may not be able to motivate certain key employees following the completion of the Business Combination due to organizational changes, reassignments of responsibilities, the perceived lack of appropriate opportunities for advancement or other reasons. If the Combined Group fails to successfully retain and motivate the employees of Praxair and/or The Linde Group, relevant capabilities and expertise may be lost which may have an adverse effect on the cash flows and the financial condition and results of operations of the Combined Group.

2.3	Risks Relating to the Business of Praxair

Due to the size and geographic reach of Praxair’s operations, a wide range of factors, many of which are outside of Praxair’s control, could materially affect its future operations and financial performance. Praxair’s management believes the following risks may significantly impact Praxair:

2.3.1	General Economic Conditions — Weakening economic conditions in markets in which Praxair does business may adversely impact Praxair’s financial results and/or cash flows.

Praxair serves a diverse group of industries across more than 50 countries, which generally leads to financial stability through various business cycles. However, a broad decline in general economic or business conditions in the industries served by its customers could adversely affect the demand for Praxair’s products and impair the ability of its customers to satisfy their obligations to Praxair, resulting in uncollected receivables and/or unanticipated contract terminations or project delays. In addition, many of Praxair’s customers are in businesses that are cyclical in nature, such as the chemicals, electronics, metals and energy industries. Downturns in these industries may adversely impact Praxair during these cycles. Additionally, such conditions could impact the utilization of Praxair’s manufacturing capacity which may require it to recognize impairment losses on tangible assets such as property, plant and equipment, as well as intangible assets such as goodwill, customer relationships or intellectual property.

2.3.2

Cost and Availability of Raw Materials and Energy — Increases in the cost of energy and raw materials and/or disruption in the supply of these materials could result in lost sales or reduced profitability.

Energy is the single largest cost item in the production and distribution of industrial gases. Most of Praxair’s energy requirements are in the form of electricity, natural gas and diesel fuel for distribution. Praxair attempts to minimize the financial impact of variability in these costs through the management of customer contracts and reducing demand through operational productivity and energy efficiency. Large customer contracts typically have escalation and pass-through clauses to recover energy and feedstock costs. Such attempts may not successfully mitigate cost variability, which could negatively impact Praxair’s financial condition or results of operations. The supply of energy has not been a significant issue in the geographic areas where Praxair conducts business. However, regional energy conditions are unpredictable and may pose future risk.

For carbon dioxide, carbon monoxide, helium, hydrogen, specialty gases and surface technologies, raw materials are largely purchased from outside sources. Where feasible, Praxair sources several of these raw materials, including carbon dioxide, hydrogen and calcium carbide, as chemical or industrial byproducts. In addition, Praxair has contracts or commitments for, or readily available sources of, most of these raw materials; however, their long-term availability and prices are subject to market conditions. A disruption in supply of such raw materials could impact Praxair’s ability to meet contractual supply commitments.

2.3.3

International Events and Circumstances — Praxair’s international operations are subject to the risks of doing business abroad and international events and circumstances may adversely impact its business, financial condition or results of operations.

Praxair has substantial international operations which are subject to risks including devaluations in currency exchange rates, transportation delays and interruptions, political and economic instability and disruptions, restrictions on the transfer of funds, the imposition of duties and tariffs, import and export controls, changes in governmental policies, labor unrest, possible nationalization and/or expropriation of assets, domestic and international tax laws and compliance with governmental regulations. These events could have an adverse effect on the international operations of Praxair in the future by reducing the demand for its products, decreasing the prices at which it can sell its products, reducing the U.S. dollar value of revenue from international operations or otherwise having an adverse effect on its business.

2.3.4

Global Financial Markets Conditions — Macroeconomic factors may impact Praxair’s ability to obtain financing or increase the cost of obtaining financing which may adversely impact Praxair’s financial results and/or cash flows.

Volatility and disruption in the U.S. and global credit and equity markets, from time to time, could make it more difficult for Praxair to obtain financing for its operations and/or could increase the cost of obtaining financing. In addition, Praxair’s borrowing costs can be affected by short- and long-term debt ratings assigned by independent rating agencies which are based, in significant part, on its performance as measured by certain criteria such as interest coverage and leverage ratios. A decrease in these debt ratings could increase the cost of borrowing or make it more difficult to obtain financing. While the impact of volatility in the global credit markets cannot be predicted with certainty, Praxair believes that it has sufficient operating flexibility, cash reserves, and funding sources to maintain adequate amounts of liquidity to meet its business needs around the world.

2.3.5	Competitor Actions — The inability to effectively compete could adversely impact Praxair’s results of operations.

Praxair operates within a highly competitive environment worldwide. Competition is based on price, product quality, delivery, reliability, technology and service to customers. Competitors’ behavior related to these areas could potentially have significant impacts on Praxair’s financial results.

2.3.6	Catastrophic Events — Catastrophic events could disrupt the operations of Praxair and/or its customers and suppliers and may have a significant adverse impact on the results of operations.

The occurrence of catastrophic events or natural disasters such as extreme weather, including hurricanes and floods; health epidemics; and acts of war or terrorism, could disrupt or delay Praxair’s ability to produce and distribute its products to customers and could potentially expose Praxair to third-party liability claims. In addition, such events could impact Praxair’s customers and suppliers resulting in temporary or long-term outages and/or the limitation of supply of energy and other raw materials used in normal business operations. To mitigate these risks, Praxair evaluates the direct and indirect business risks, consults with vendors, insurance providers and industry experts, makes investments in suitably resilient design and technology, and conducts regular reviews of the business risks with management. Despite these steps, however, these situations are outside Praxair’s control and may have a significant adverse impact on its financial results.

2.3.7	Retaining Qualified Personnel — The inability to attract and retain qualified personnel may adversely impact Praxair’s business.

If Praxair fails to attract, hire and retain qualified personnel, it may not be able to develop, market or sell its products or successfully manage its business. Praxair is dependent upon a highly skilled, experienced and efficient workforce to be successful. Much of Praxair’s competitive advantage is based on the expertise and experience of key personnel regarding marketing, technology, manufacturing and distribution infrastructure, systems and products. The inability to attract and hire qualified individuals or the loss of key employees in very skilled areas could have a negative effect on Praxair’s financial results.

2.3.8

Technological Advances — If Praxair fails to keep pace with technological advances in the industry or if new technology initiatives do not become commercially accepted, customers may not continue to buy Praxair’s products and results of operations could be adversely affected.

Praxair’s research and development is directed toward developing new and improved methods for the production and distribution of industrial gases and the development of new markets and applications for the use of these gases. This results in the frequent introduction of new industrial gas applications and the development of new advanced air separation process technologies. Praxair also conducts research and development for its surface technologies to improve the quality and durability of coatings and the use of specialty powders for new applications and industries. As a result of these efforts, Praxair develops new and proprietary technologies and employs necessary measures to protect such technologies within the global geographies in which Praxair operates. These technologies help Praxair to create a competitive advantage and to provide a platform to grow its business. If Praxair’s research and development activities do not keep pace with competitors or if Praxair does not create new technologies that benefit customers, future results of operations could be adversely affected.

2.3.9	Pension Liabilities — Risks related to pension benefit plans may adversely impact Praxair’s results of operations and cash flows.

Pension benefits represent significant financial obligations that will be ultimately settled in the future with employees who meet eligibility requirements. Because of the uncertainties involved in estimating the timing and amount of future payments and asset returns, significant estimates are required to calculate pension expense and liabilities related to Praxair’s plans. Praxair utilizes the services of independent actuaries, whose models are used to facilitate these calculations. Several key assumptions are used in the actuarial models to calculate pension expense and liability amounts recorded in the consolidated financial statements. In particular, significant changes in actual investment returns on pension assets, discount rates, or legislative or regulatory changes could impact future results of operations and required pension contributions.

2.3.10	Operational Risks — Operational risks may adversely impact Praxair’s business or results of operations.

Praxair’s operating results are dependent on the continued operation of its production facilities and its ability to meet customer contract requirements and other needs. Insufficient or excess capacity threatens Praxair’s ability to generate competitive profit margins and may expose Praxair to liabilities related to contract commitments. Operating results are also dependent on Praxair’s ability to complete new construction projects on time, on budget and in accordance with performance requirements. Failure to do so may expose Praxair’s business to loss of revenue, potential litigation and loss of business reputation.

Also inherent in the management of Praxair’s production facilities and delivery systems, including storage, vehicle transportation and pipelines, are operational risks that require continuous training, oversight and control. Material operating failures at production, storage facilities or pipelines, including fire, toxic release and explosions, or the occurrence of vehicle transportation accidents could result in loss of life, damage to the environment, loss of production and/or extensive property damage, all of which may negatively impact Praxair’s financial results.

2.3.11	Information Technology Systems — Praxair may be subject to information technology system failures, network disruptions and breaches in data security.

Praxair relies on information technology (“IT”) systems and networks for business and operational activities, and also stores and processes sensitive business and proprietary information in these systems and networks. These systems are susceptible to outages due to fire, flood, power loss, telecommunications failures, viruses, break-ins and similar events, or breaches of security. Praxair has taken steps to address these risks and concerns by implementing advanced security technologies, internal controls, network and data center resiliency and recovery process. Despite these steps, however, operational failures and breaches of security from increasingly sophisticated cyber threats could lead to the loss or disclosure of confidential information, result in regulatory actions and have a material adverse impact on Praxair’s operations, reputation and financial results.

2.3.12

Acquisitions and Joint Ventures — The inability to effectively integrate acquisitions or collaborate with joint venture partners could adversely impact Praxair’s financial position and results of operations.

In addition to the proposed Business Combination, Praxair has evaluated and expects to continue to evaluate, a wide array of potential strategic acquisitions and joint ventures. Many of these transactions, if consummated, could be material to its financial condition and results of operations. In addition, the process of integrating an acquired company, business or group of assets may create unforeseen operating difficulties and expenditures. Although historically Praxair has been successful with its acquisition strategy and execution, the areas where Praxair may face risks include:

•	the need to implement or remediate controls, procedures and policies appropriate for a larger public company at companies that prior to the acquisition lacked these controls, procedures and policies;

•	diversion of management time and focus from operating existing business to acquisition integration challenges;

•	cultural challenges associated with integrating employees from the acquired company into the existing organization;

•	the need to integrate each company’s accounting, management information, human resources and other administrative systems to permit effective management;

•	difficulty with the assimilation of acquired operations and products;

•	failure to achieve targeted synergies and cost reductions; and

•	inability to retain key employees and business relationships of acquired companies.

Foreign acquisitions and joint ventures involve unique risks in addition to those mentioned herein, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Also, the anticipated benefit of potential future acquisitions may not materialize. Future acquisitions or dispositions could result in the incurrence of debt, contingent liabilities or amortization expenses, or impairments of goodwill, any of which could adversely impact Praxair’s financial results.

2.4	Risks Relating to the Business of The Linde Group

2.4.1	Weakening economic conditions in markets in which The Linde Group operates may adversely impact its business or results of operations.

As a company with global operations, The Linde Group is subject to cyclical trends and the general development of the global economy.

Since the global financial crisis, Europe has been facing significant challenges in economic costs, security vulnerability, uncertainties regarding stability of the European Union, overall standing of the monetary union of the countries using the euro as their common currency (the “Eurozone”) and political instability. There is the risk that the economic stagnation in certain countries in the Eurozone including Greece, Italy, Portugal and Spain may continue which may also have negative spill-over effects on other, more stable, countries such as Germany.

The United Kingdom referendum on the withdrawal from the European Union by the United Kingdom, commonly referred to as “Brexit”, and related United Kingdom government action, as well as the related economic consequences, have created significant uncertainty about the future relationship between the United Kingdom and the European Union, which could also have a negative impact on the investment climate and the growth prospects for Europe. In addition, Brexit has also given rise to populist and nationalist calls for the governments of other European Union member states to consider withdrawal from the European Union. These developments or the perception that any of them could occur may have a material adverse effect on global economic conditions. Moreover, the rising popularity of Eurosceptic parties in many European Union member states is a further long-term source of uncertainty for the stability of the European Monetary Union. A disintegration of such monetary union could have a serious impact on both the global real economy and the financial markets.

Furthermore, the Unites States may be facing a variety of significant political and economic challenges, among others, due to lack of bipartisan cooperation between the leading political parties within the United States as well as controversial policy changes in areas such as economic sanctions, trade protectionism and government intervention in business. The administration in the United States has begun introducing new legislation and is expected to continue to bring about further reforms regarding, among other topics, foreign trade, tax, imports, economic, health and energy-related policies, the consequences and extent of which cannot currently be assessed with certainty, but which may also have negative political and economic effects beyond the United States.

The Linde Group may experience numerous economic challenges in the short to mid-term. The uncertainty regarding the future economic, foreign and security stance taken by the United States as well as the effects of new policies, e.g., regarding foreign trade, especially the current situation with additional tariffs being imposed by countries all over the world, could unsettle the global economy and the financial markets. For example, the recent imposition of trade tariffs and international threats of other restrictions, in particular among the United States, China and the European Union, may create an unstable global economic environment and may trigger further retaliatory actions among foreign governments, potentially resulting in a “trade war”. The occurrence of a “trade war” or other trade-related governmental action has the potential to adversely impact demand for The Linde Group’s products, its costs, its customers, suppliers, and the economy, which in turn could have a material adverse impact on The Linde Group’s operations and financial performance. This also includes, among other things, the future monetary policy pursued by the U.S. Federal Reserve System (the “Federal Reserve”), as well as its impact on the currencies and economies of the emerging markets. Following the rate increases implemented by the Federal Reserve since 2016 and the further interest increases forecast by the Federal Reserve for the end of 2018, it is not yet clear whether or not, and to what extent, central banks in other countries will also raise their interest rates in order to prevent large scale capital outflows. Interest rate policy measures could put the economies of certain countries under pressure and result in increased volatility on the financial markets, with a potential negative impact on the global economy.

The uncertainty surrounding the political environment in Europe and North America could, among other things, pose a threat to the general investment climate and impair growth prospects. The effects on global economic growth of the general low interest rate levels, relatively low oil prices and expansive fiscal policies could fuel further uncertainty regarding structural reforms.

The risk of a more pronounced growth slowdown than expected on the Asian and other high-growth markets, the risk of a significant cooling off of the economy in China as well as the possibility of a continued weak economic environment in the South Pacific region, could have a negative impact on the global economy, as well as on the industries that The Linde Group serves and its business.

Further economic risks could arise from the uncertain political development of the world’s geopolitical crisis spots. In particular, the global increase in the risk of terrorism could prompt short-term economic contractions. Weaker growth rates in up-and-coming markets such as India and China, coupled with political instability in the Middle East and Africa, are among the key factors behind the ongoing weak demand in the plant construction sector affecting The Linde Group’s engineering division (“Linde Engineering Division”). In addition, the uncertain political and economic situation in Brazil and other emerging markets has had, and may continue to have, a material negative impact on the economic climate in their respective regions and may have negative spill-over effects in neighboring countries and regions.

Should the global economy weaken significantly, there would be the threat of lost sales, a potential lack of new business, for example due to an ensuing reluctance to invest, and an increase in the risk of bad debts in the operating business due to the increasing inability of customers to make payments.

In its function as the parent company of The Linde Group, Linde AG holds investments in group companies. The carrying amounts of these investments run the risk of a diminution in value should the economic situation or exchange rates of these group companies deteriorate. This scenario might have an adverse impact on the net income of Linde AG.

The Linde Group has a dual focus on its gases business and on its engineering project business (plant construction). These two businesses, and their different product areas and plant types, respectively, may be affected differently in terms of revenue and earnings when there are changes in certain economic conditions. In particular, the engineering project business, which is cyclical in nature, may be materially impacted by a short-term decline of commodity prices (including oil and natural gas prices) or general economic conditions, which typically have a more direct effect on the willingness of its customers or potential customers to invest in new plants, the expansion of existing plants or other projects, on which The Linde Group is dependent. Therefore, negative economic or other developments affecting the main industries that The Linde Group addresses may have a negative effect on The Linde Group’s business, financial condition and results of operations.

2.4.2	The inability to effectively compete could adversely impact The Linde Group’s business or results of operations.

The competitive pressure facing The Linde Group is mounting both on markets that offer significant growth potential and on more mature markets. This is being fueled, in particular, by weak growth prospects, excess capacity and the migration of existing industries affecting different areas of The Linde Group’s business. For example, the market for hydrogen and synthesis plants continues to be characterized by intense competitive pressure, due to, among other reasons, a largely saturated market for petrochemicals and an excess supply of basic chemicals. All the markets in which The Linde Group is active are also characterized by a trend towards improvement of cost-effective structures, which in turn would increase competition even further.

Existing or new competitors may develop their current products and technologies further or create alternative ones that are more attractively priced, offer higher quality or are more appealing for other reasons than The Linde Group’s products, for example because The Linde Group’s facilities may not be able to maintain competitiveness or because The Linde Group is not able to adjust fast enough, or at all, to changes in customer requirements and cost pressure. If new or better developed products can be offered at more attractive prices, or if such products are more attractive than The Linde Group’s products for other reasons such as a higher degree of functionality, demand for The Linde Group’s products would fall, which could have a material adverse effect on The Linde Group’s business, financial condition and results of operations.

2.4.3	Cost pressure in the healthcare sector could adversely impact The Linde Group’s business or results of operations.

In the healthcare sector, cost pressure and the current trend towards outsourcing by government agencies and health insurance funds have intensified the risk of losing contracts as well as possible defaults on the payments owed by such agencies and funds to The Linde Group. This could cause The Linde Group to miss its planned growth and profitability targets. For example, in the United States, price reductions came into effect at the beginning of 2016 due to government tenders, and these cuts were stepped up further from July 1, 2016. However, some price cuts were subsequently postponed to the beginning of 2017. Such price cuts generally have a negative impact on The Linde Group’s revenue and earnings development. For example, in 2017, revenue in The Linde Group’s healthcare business declined compared to the prior year, mainly due to the impact of such government price cuts, particularly in the United States, which continue to be felt. In addition, further challenges for the healthcare sector arise from the need of ongoing adaption of the business model and of the cost structure due to current and future changes in technologies, digitalization and regulations. Changes in the law, for example with regard to case-based lump sums or outsourcing and tendering processes, could have an adverse effect on the opportunities for developing new business in certain countries. In particular, competitive bidding processes may limit reimbursements that The Linde Group is able to achieve from governments in the healthcare sector. These factors are especially relevant in sales markets in the United States and in Europe. For example, a potential expansion of Medicare’s competitive bidding program in the United States or changes to the bidding or contracting process could limit The Linde Group’s ability to service Medicare beneficiaries in certain geographic markets.

Any materialization of these risks could result in material adverse effects on The Linde Group’s business, financial condition and results of operations.

2.4.4	Risks associated with pricing may adversely impact The Linde Group’s business, financial condition or results of operations.

Risks associated with the setting of prices generally arise in areas where certain cost increases cannot be passed on to the customer. The high level of volatility in energy prices and the price of raw materials mean that there is a risk that targets for revenue and earnings might not be met if the resulting increase in costs is not taken into consideration when contracts are agreed and prices are set, or not taken into consideration in a timely manner. In addition, there is a risk that The Linde Group may lose customers and market share in cases in which it increases its prices to account for increasing costs. Therefore risks associated with the setting of prices could have a significant adverse impact on The Linde Group’s business, financial condition and results of operations.

2.4.5	Customer and sales risks associated with the commercialization of new customer projects and existing projects could adversely impact The Linde Group’s business or results of operations.

Customer and sales risks associated with both the commercialization of new customer projects or follow-up projects and existing projects cannot be eliminated, especially in the growth markets. There might be technical or economic reasons on the customer side or in the sales markets which could require changes being made to the project or contract. As a result it may not be possible to produce the quantities originally assumed in the business plan in full or it may only be possible to produce such quantities behind schedule. This might give rise not only to uneconomic production processes, but also to significant adverse variances from budgeted cash flow, thereby jeopardizing the revenue and earnings targets attached to the investment.

In addition, The Linde Group may be required to compensate customers for losses and damages if The Linde Group is unable to manufacture and deliver the agreed products because, for example, it is unable to achieve the required production capacities in time or it winds down its business in certain countries. Such compensations could have a material adverse effect on The Linde Group’s business, financial condition and results of operations.

2.4.6	A sustained low oil and natural gas price environment could adversely impact The Linde Group’s business, financial condition or results of operations.

The global economic outlook and the further development of oil and natural gas prices are interrelated. Therefore, any major development of energy prices could adversely affect The Linde Group’s business, financial condition and results of operations. While high prices for oil, natural gas and liquefied natural gas (“LNG”) could cause an overall business recession, sustained low prices for oil, natural gas and LNG, or a drop in such prices, could lead to a general reluctance to invest in the energy sector, particularly in those countries that are heavily reliant on oil or natural gas. This would, in turn, have a negative impact on the providers of capital-intensive goods from the industrialized nations. A prolonged phase of low oil prices would increase the risk of mounting insolvency rates among fracking companies in the United States or state bankruptcies, both of which would have a negative impact on the financial markets and the global economy.

The high oil price levels in the past have contributed to significant investments in The Linde Group’s products, such as large-scale plant manufacturing. However, demand for The Linde Group’s products has been affected by the decline of the oil price combined with the saturation of certain markets that had increased investment activity during periods of higher oil price levels, for example regarding the shale gas business in North America. While oil prices have recovered from prior comparative low levels, a decline in oil prices, or oil price volatility, could have a negative impact on The Linde Group’s Engineering Division and the achievement of its short-term order intake targets. Potential customers in the petrochemical and natural gas processing industry could postpone their investment plans further in a climate of uncertainty. When it comes to integrated gases projects in the energy sector, the reluctance to invest among customers is also a risk that affects The Linde Group’s gases division (the “Linde Gases Division”). Any such reluctance or failure of customers to invest in The Linde Group’s products and services could have a material adverse effect on The Linde Group’s business, financial condition and results of operations.

2.4.7

Increases in the cost of gas, raw materials and energy and/or disruption of The Linde Group’s supply chain could result in lost sales or adversely impact The Linde Group’s business or results of operations. In addition, a mismatch in The Linde Group’s take-or-pay agreements with gases suppliers and long-term procurement strategies, on the one hand, and customer agreements, on the other hand, could result in sales risks and could adversely impact The Linde Group’s financial condition and results.

A key element in the success of The Linde Group’s business is the ready availability of products and services purchased by The Linde Group, which must be of suitable quality, and obtainable in appropriate quantities at prices in line with market conditions. This applies not only to certain gases which The Linde Group does not produce itself, but also to other materials which are dependent on raw materials such as steel, aluminum and brass as well as energy. Increases in the cost of gas, raw materials and energy and/or disruption of The Linde Group’s supply chain could result in lost sales or adversely impact The Linde Group’s business or results of operations.

Furthermore, where take-or-pay agreements have been concluded with gases suppliers and long-term procurement strategies are in place, sales risks might possibly arise for The Linde Group if it has not also entered into corresponding agreements with customers. These procurement contracts often provide that compensation must be paid by The Linde Group if there is a premature termination or if The Linde Group buys less than the quantities originally specified. Such compensations could have a significant adverse impact on The Linde Group’s financial condition and results. Risks may also arise for The Linde Group if long-term procurement contracts are not matched by sales contracts covering a similarly long period.

2.4.8

The Linde Group’s manufacturing, construction and other activities may lead to personal injury, environmental or property damage, which may have an adverse impact on The Linde Group’s business or results of operations.

The manufacturing of products and construction of plants by or on behalf of The Linde Group may entail risks associated with the production, filling, storage and transport of raw materials, goods or waste, and the distribution of products and related logistics services. These risks might lead to personal injury, damage to property or environmental damage, which in turn might result in business interruptions, monetary penalties, compensation payments or environmental clean-up costs. The reputation of The Linde Group could also suffer if any such event were to occur.

Despite The Linde Group’s health and safety programs and other safety measures, The Linde Group could incur substantial liability in excess of any applicable insurance that could adversely affect The Linde Group’s results of operations and financial condition.

The Linde Group’s various operating processes are associated with risks which might lead to environmental damage. The Linde Group focuses on reducing emissions and on making continual improvements to its operations to ensure the efficient use of resources, materials and energy. However, the possibility that The Linde Group’s activities might lead to environmental damage or that remediation works might cost more than originally budgeted cannot be ruled out.

2.4.9	Production or other business interruptions, including with respect to catastrophic events, may adversely impact The Linde Group’s business or results of operations.

A business interruption at one of The Linde Group’s main plants or at a customer’s on-site plant could adversely affect the business, results of operations and reputation of The Linde Group. This would be particularly true if the interruption to the business were to be caused by an accident which also resulted in personal injury or damage to the environment. Risks also include machinery failure or plant breakdowns, which may lead to capacity bottlenecks.

A risk to The Linde Group’s employees and to the net assets, financial condition and results of operations of The Linde Group is also posed by catastrophic events, natural disasters, pandemics, acts of war and terrorist or other criminal attacks. Any such events may, for example, cause disruptions in the supply chain or the project business of The Linde Group. These risks may also have an indirect impact on The Linde Group if customers or suppliers of The Linde Group are significantly affected by any of them.

2.4.10	Technical quality and other problems in plant construction projects may adversely impact The Linde Group’s business or results of operations.

Complex major plant construction projects pose particular risks. The Linde Group’s Engineering Division handles significant contracts which may be worth several hundred million euros and where construction may take a number of years and involve complex processes.

Typically, The Linde Group’s Engineering Division is involved in the design and construction of turnkey plants. Potential risks may arise as a result of the cost accounting and execution of such complex projects, which are subject to uncertainty. Risks may include unexpected technical problems, supply bottlenecks and quality problems with suppliers of major components, unforeseen developments during on-site assembly and problems with partners or subcontractors. In addition, complex import provisions mean that global material procurement can give rise to significant additional costs due to anti-dumping or countervailing duties. Such risks may cause project delays and cost overruns and could have a material adverse impact on The Linde Group’s business, financial condition or results of operations.

The Linde Group operates technologically complex and interconnected production plants and builds such plants for customers. Any stoppage in, or any technical failure of, such plants could result in serious damage through accidents, loss of production, customers, revenue and reputation, as well as in penalties and liabilities to customers and other persons. Production of The Linde Group’s own plants as well as the assembly of customers’ plants may be affected by loss of suppliers or interruptions in the delivery of raw materials, parts, subassemblies or components.

2.4.11	Risks in connection with the products and services offered by The Linde Group may adversely affect The Linde Group’s business or results of operations.

The Linde Group faces risks associated with the products and services it offers, including the risk of product defects or an inadequate level of customer care for services that are provided by The Linde Group, in particular in the healthcare business. In serious cases, such risks may result in potential liability claims (for example, in the case of unsafe products), the loss of customers, the loss of operating permits and/or damage to The Linde Group’s reputation, all of which could have a material adverse effect on The Linde Group’s business and results of operation.

2.4.12	Risks related to counterparties, liquidity, interest rate movements and exchange rates may adversely impact The Linde Group’s financial results or cash flows.

Due to its global operations, The Linde Group is exposed to a number of financial risks. In particular, these include credit risks, counterparty risks, liquidity risks and risks arising from fluctuations in interest rates and exchange rates. Interest rate risks arise as a result of fluctuations in interest rates caused by the markets. These fluctuations affect both the interest expense borne by The Linde Group and the fair values of financial instruments. In the case of exchange rate risks, there are operational transaction risks, which are the result, for example, of supply contracts for individual projects spread across different currency zones, and translation risks, which arise from currency translation of the financial statements of subsidiaries where those subsidiaries have a functional currency other than The Linde Group’s reporting currency. The main currencies for which such risks exist within The Linde Group are the US dollar, the British pound sterling and the Australian dollar, as well as some Eastern European, South American and Asian currencies. Counterparty risks arise where one or more counterparties (for example, customers) are unable to perform their contractual obligations, including paying amounts owed to The Linde Group in full and on time. Experience during the past economic crises has shown that credit standings can change quickly. It is therefore possible that, despite The Linde Group’s monitoring process, counterparties might delay payments or fail to make them at all. For example, in the past few years, The Linde Group has experienced counterparty insolvency in the U.K. steel sector. Any materialization of counterparty risks may lead to bad debts owed to The Linde Group and the inability to collect outstanding receivables. Any of these financial risks may have a material adverse effect on The Linde Group’s business, financial results or cash flows.

2.4.13	Risks related to pension scheme commitments may adversely impact The Linde Group’s financial results or cash flows.

In many countries, including Germany, the United Kingdom and the United States, companies within The Linde Group have defined benefit commitments to their employees under occupational pension schemes. Depending on the structure of the schemes, one-off payments may be made or the employees may be entitled to a pension for life with an annual increase which may be variable or inflation-linked. As a result, The Linde Group is exposed to risks arising from unexpectedly high rates of inflation or increases in life expectancy.

The amount of the obligation is the actuarial present value of all pension commitments and is expressed as the defined benefit obligation under IFRS. The amount of the obligation is subject to annual changes in the valuation assumptions, including not only factors such as mortality and disability, but especially those relating to the discount rate and other factors that depend on the economic situation in a particular country, including the rate of inflation. This gives rise to interest rate risks and inflation risks.

In most pension schemes, the obligation is covered by assets which are maintained separately. The worth of the pension assets is subject to fluctuations in the fair value of those assets: for example, bonds and shares. Therefore, The Linde Group is exposed to market risks, especially interest rate risks, spread risks and equity risks.

The risks relating to pension obligations on the one hand and to pension assets on the other hand, and therefore to the net funding position of pensions, are quantified and evaluated on a regular basis by The Linde Group. There is a natural conflict between a significant reduction of the risk and the achievement in the long term of the return on assets required to keep pace with the potential increase in the obligation.

An inadequate future investment performance of pension assets or adverse changes in assumptions associated with The Linde Group’s pension schemes could have a material adverse effect on its financial results or cash flows.

2.4.14	The Linde Group’s operations are subject to changes in the political, legal and social environment, including sanctions, which may adversely impact its business or results of operations.

The Linde Group’s business is exposed to economic, political and legal risks due to the international nature of its business. Some of the countries in which The Linde Group manufactures or offers services or into which it exports are subject to reduced economic, political, social and legal stability.

The Linde Group’s business is also exposed to such risks due to the general political and legal environment arising from applicable international economic sanctions regimes and changes to such regimes. The Linde Group cannot assure that current or future regulations or developments related to economic sanctions will not have a negative impact on its business, results of operations or reputation, in particular resulting from potential future changes in restrictive measures that the United States may adopt with respect to Russia.

Potential future economic sanctions imposed on parties doing business with certain Russian parties by the U.S. government may in particular have a substantial impact on The Linde Group’s business in Russia, leading to (i) delays or cancellations of the implementation or execution of existing projects and (ii) negative effects on developing potential new business of The Linde Group.

Furthermore, governments may adopt or impose economic sanctions in respect of certain other countries in which The Linde Group operates, which could have an adverse impact on existing business relations or investment plans that are in place even before such sanctions come into force.

In general, a fundamental risk for The Linde Group is posed by potential radical changes in the political, legal and social environment. Potential risks that The Linde Group as a global corporation might encounter in different countries include the nationalization or expropriation of assets, legal risks, the prohibition of capital transfers, bad debts with government institutions, war, terrorist attacks and other unrest. For example, The Linde Group is exposed to country-related risks due to ongoing political instability in Venezuela. Political unrest and wars may also be the cause of indirect risks (economic risks, project risks and risks associated with commercialization). There could also be an indirect negative impact on The Linde Group companies in other countries and in other markets if customers were to change their investment or business plans as a result of the relevant political unrest.

2.4.15	Risks arising from the acquisition and sale of companies as well as the entry into or exit from joint ventures may adversely impact The Linde Group’s business or results of operations.

The Linde Group is exposed to risks in connection with the acquisition and sale of companies, products, and technologies as well as risks in connection with the entry into or exit from joint ventures, in addition to the proposed Business Combination. The Linde Group has completed a variety of such transactions in the past, which are associated with complex risks, and The Linde Group expects to continue to carry out such acquisitions and sales and entering into joint ventures in the future. The corresponding risks include delays and challenges that could arise in the process of integrating the acquired companies into The Linde Group or due to an inadequate review of business and other risks in the context of the acquisition of a company or in the context of a joint venture. In addition, there is the risk that The Linde Group’s profitability might be reduced because of successful claims made against The Linde Group relating to representations and warranties given in the course of the sale of a company or contractual arrangements in the context of a joint venture, or relating to known or unknown liabilities of any divested business for which The Linde Group may be held responsible during or after a divestiture.

Furthermore, there can be no assurance that The Linde Group will be able to identify suitable targets or complete acquisitions or enter into joint ventures on favorable terms or at all, find buyers for the businesses it intends to divest or achieve the expected proceeds from a divestiture.

Acquisitions carry many additional risks. These include, among others, that:

•	It may not be possible to successfully integrate the acquired business, including its administrative functions such as accounting and human resources.

•	It may not be possible to integrate the acquired technologies or products with current products and technologies.

•	It may not be possible to retain key personnel of the acquired business.

•

The purchaser may assume material unknown liabilities of acquired companies, including legal or intellectual property contingencies or other significant risks that may not have been detected by the due diligence process.

•	It may be difficult to implement, restore, or maintain internal controls, procedures, and policies.

In addition, acquisitions and joint ventures may be capital intensive and tie up valuable management resources. It is also possible that not all material risks in connection with the establishment of joint ventures will be identified in the due diligence processes or that any such risks will be identified or sufficiently taken into account in the decision-making process or the respective agreements. Furthermore, in joint ventures or other co-operations and partnerships, The Linde Group has only limited influence on the organization and business success of the entities concerned. Thus, The Linde Group’s ability to exploit the strategic potential of such joint ventures, co-operations and partnerships may be impaired if The Linde Group were unable to agree with its partners on a common strategy and its implementation. The interests of The Linde Group’s partners may also conflict with The Linde Group’s interests and The Linde Group may be prevented, for example due to the governance structure and rights allocation within the joint venture and the applicable partnership agreements, from achieving its own goals. Moreover, the acquired businesses or joint venture entities might not perform as anticipated, due to technical or other difficulties or changing framework conditions. In such cases, The Linde Group may be forced in the future to recognize impairment losses on assets acquired or the goodwill of the cash-generating unit(s) to which the goodwill resulting from the applicable acquisition was allocated to, or on the participation relating to a joint venture entity. Such underperformance or any technical or other difficulties may have a negative effect on The Linde Group’s financial condition and cash flows, resulting in less than expected revenues and potentially requiring The Linde Group to contribute additional, unexpected funds to enable the continued operations of the joint venture or to service financial or other debts of the joint venture entity. Any such conflicts may also give rise to claims, which can be costly and time consuming and have a negative effect on the future performance of the joint venture. Further, The Linde Group is exposed to risks associated with the business of the acquired businesses, some of which The Linde Group may not presently be aware of; and The Linde Group might not have indemnification claims against the sellers or former shareholders of the acquired business for any such risks.

2.4.16	The Linde Group may fail to recognize growth opportunities or realize expected benefits of strategic initiatives, including efficiency programs.

The Linde Group’s long-term growth targets are based on, among other things, the growth areas of energy, the environment and healthcare, as well as on dynamic trends in fast-growing economies.

Failure to identify growth opportunities and execute productivity improvements may limit increases in profitability and may have a material adverse effect on The Linde Group’s market and financial position. These risks can materialize from inadequate processes or a lack of resources to identify opportunities and exploit them. In addition, risks arise from the uncertainty about the future evolution of areas identified as having growth potential, which are influenced by political, social, legal and economic factors.

There are also risks associated with the internal measures adopted by The Linde Group to achieve its targets. These include not only strategic acquisition and investment projects (for example, relating to the expansion of the product portfolio), but also strategic initiatives in areas such as digital transformation and other innovation-driven fields, improving customer satisfaction and sustainability performance. The risks associated with such projects are principally the result of the uncertainty attached to assumptions about the future development of the underlying business model and to the amount of the net investment in an acquisition project or the net cash inflow from an investment project. The Linde Group may fail to execute or achieve anticipated outcomes of its strategic initiatives, which may affect how the market perceives The Linde Group and could impede its growth and profitability.

Overexposure to a single region, customer segment or a particular technology might, for example, have an adverse impact on The Linde Group’s net assets, financial position and results of operations and on its future growth prospects if the assumed overall circumstances change, for example, in a situation where economic conditions worsen or customers fail to extend their contracts.

In addition, in recent years The Linde Group launched two major programs to enhance efficiency. At the end of 2014, the Focus program was introduced, which includes measures to increase efficiency (for example, organizational adjustments in central functions and certain restructuring measures in Australia, South Africa and South America). In the three-year period from 2015 to 2017, this program aimed at reducing costs by up to €180 million per year, mainly related to the reduction of personnel costs. In 2017 and 2016, net cost savings of approximately €160 million and approximately €100 million, respectively, were achieved. The Focus program is expected to continue producing savings of up to €180 million per year in the future. The group-wide efficiency program LIFT (“LIFT”), launched in the autumn of 2016, includes measures to further optimize The Linde Group’s portfolio, review and streamline the range of products and services offered as well as regional activities, for example by withdrawing from unattractive regional markets, further strengthening regional responsibilities, and investing in digital distribution channels. LIFT is also designed to run for a period of three years and aims to generate planned savings of around €370 million per year from 2019 onwards. Thus, as of 2019, the two programs LIFT and Focus combined are planned to result in savings of around €550 million per year. The implementation of these programs is also associated with expenses; for example, in 2016 and 2017, expenses of €116 million and €280 million, respectively, were incurred in regard to LIFT and recorded in The Linde Group’s financial statements as special items. For further information on the Focus program and LIFT, see “17.1.2.4 Restructuring Costs/Special Items”. The Linde Group may also implement further efficiency improvement and cost saving initiatives in the future. The Linde Group has incurred, and may continue to incur further substantial restructuring costs and cash-outs, including severance payments and capital expenditures. If historical costs and expenses, including those that The Linde Group will continue to incur as part of its efficiency improvement measures, are not offset to a sufficient degree by future savings, The Linde Group’s financial position may be adversely affected. Expected efficiency improvements and cost savings are based on certain assumptions and estimates and are therefore subject to uncertainties. There can also be no assurance that these initiatives will bring about the targeted cost savings, efficiencies and the expected increase in The Linde Group’s business potential and earnings.

Any failure to timely implement efficiency improvements and cost savings measures, or the realization of any of the aforementioned risks during or after the implementation, may have a material adverse effect on The Linde Group’s business, results of operations, financial position, cash flows and prospects.

2.4.17	The Linde Group might be subject to IT failures, network or system interruptions, data loss and breaches in data security.

Many processes in The Linde Group’s organization are dependent on the reliability of the IT infrastructure, software applications and data. Therefore, breakdowns or interruptions in the relevant systems or data loss generally have a negative impact on business or production processes. Longer-term shutdowns or critical data loss could adversely affect the net assets, financial position and results of operations of The Linde Group. Breaches of data protection rules, unauthorized data retrieval or the loss of personal data or sensitive corporate data might result in compensation claims, penalty charges, competitive losses and long-term damage to reputation and a loss of confidence in The Linde Group.

IT failures, network or system interruptions, data loss, breaches in data security (including in light of the new EU General Data Protection Regulation) or any other IT failure may adversely impact the company’s business and results of operations.

2.4.18	Risks related to the development of, or the access to, technology may adversely impact The Linde Group’s business or results of operations.

The Linde Group’s success is dependent in part on its continued investment in technologies to develop new products and services across all businesses, new applications for existing products or to design effective means for producing industrial gases, as well as new business models (i.e., the way in which The Linde Group will do business with its customers in the future, and how new technologies such as digitalization can be integrated). Innovative projects differ from normal capital expenditure projects because of their novelty. Generally, the more innovative the project, the greater the risks attached to it. Despite the opportunities for growth which may be presented by the activities of The Linde Group’s research departments, there is a risk that, due to the high level of complexity of the technologies and markets and the fast rate of change associated with them, projects might be postponed, or might not be able to proceed for technological, economic, legal or safety reasons. In addition, the marketing of innovations, for example in the field of hydrogen technologies, may depend on compliance with standards that are still being shaped or which may change in the future, requiring The Linde Group to adapt its products and services to newer standards. The collaboration with research and development partners can give rise to additional risks to the projects’ success, for example, the risk that a partner becomes insolvent. On the other hand, there is also the risk that competitors might develop new technologies faster or in a more sustainable manner than The Linde Group and then launch those onto the market and through this present a threat to The Linde Group’s core technologies. Failure to access or develop technology or anticipate, manage or adopt technological changes in operations or product applications on a timely basis could have a material impact on The Linde Group’s future business and results of operations.

2.4.19	The inability to attract or retain qualified personnel may adversely impact The Linde Group’s business or results of operations.

The Linde Group’s success is dependent on its highly skilled, experienced and efficient workforce. The inability to attract and hire qualified, committed and motivated individuals or the loss of key employees in skilled areas could have, in particular against the backdrop of the ever-increasing shortage of skilled personnel and fierce competition for such employees in the labor market, in particular in Asia, a negative effect on The Linde Group’s business or results of operations. Furthermore, the volatile and demanding market environment requires The Linde Group to be able to make constant improvements in its processes and adapt its organizational structure to keep up with rapidly changing industry requirements. It cannot be excluded that some employees may not be ready and willing to embrace change, which could be disruptive for The Linde Group’s business.

2.4.20	Potential labor union disputes may adversely impact The Linde Group’s business or results of operations.

A portion of The Linde Group’s employees are covered by various national collective bargaining agreements, which set minimum standards for employment. A prolonged failure of unions to renew or renegotiate a collective bargaining agreement could result in industrial action or other labor unrest that is outside of The Linde Group’s control.

This could disrupt The Linde Group’s business and may result in a breach of service parameters or contracts. If not resolved in a timely and cost-effective manner, such industrial action or other labor unrest could prevent or hinder The Linde Group’s operations from being carried out normally. Furthermore, the volatile and demanding market environment requires Linde to be able to make constant improvements in its processes and adapt its organizational structure to keep up with rapidly changing industry requirements. It cannot be excluded that some employees may not be ready and willing to embrace change, which could be disruptive for The Linde Group’s business. Any of the above factors could have a material adverse effect on The Linde Group’s business and results of operations.

2.5	Risks Relating to the Regulatory Environment and Legal Risks

2.5.1

Praxair and The Linde Group are, and the Combined Group will be, subject to a variety of international government regulations. Changes in these regulations could have an adverse impact on the business, financial position and results of operations.

Praxair and The Linde Group are, and the Combined Group will be, subject to regulations in the following areas, among others:

•	environmental protection, including climate change;

•	domestic and international tax laws and currency controls;

•	safety;

•	securities laws applicable in the United States, the European Union, Germany, Ireland, and other jurisdictions;

•	trade and import/export restrictions, as well as economic sanctions laws;

•	antitrust matters;

•	data protection;

•	global anti-bribery laws, including the U.S. Foreign Corrupt Practices Act; and

•	healthcare regulations.

Changes in these or other regulatory areas, such as evolving environmental legislation in China, may impact Praxair’s, The Linde Group’s and the Combined Group’s profitability and may give rise to new or increased compliance risks: it may become more complex and costly to ensure compliance, and the level of sanctions in the event of non-compliance may rise. Such changes may also restrict Praxair and The Linde Group’s ability to compete effectively in the marketplace. Noncompliance with such laws and regulations could result in penalties or sanctions, cancellation of marketing rights or restrictions on participation in, or even exclusion from, public tender proceedings, all of which could have an adverse impact on Praxair’s and The Linde Group’s financial results and/or reputation.

Praxair and The Linde Group are subject to various environmental and occupational health and safety laws and regulations, including those governing the discharge of pollutants into the air or water, the storage, handling and disposal of chemicals, hazardous substances and wastes, the remediation of contamination, the regulation of greenhouse gas emissions, and other potential climate change initiatives. For example, climate change and energy efficiency laws and policies are being widely introduced in jurisdictions throughout South America, Mexico and parts of Asia. China has announced plans to launch a national carbon emissions trading system. Among other impacts, such regulations are expected to raise the costs of energy, which is a significant cost for Praxair and The Linde Group. Furthermore, violations of these laws could result in substantial penalties, third-party claims for property damage or personal injury, or sanctions. Particularly in the healthcare product area, which is largely state-regulated, regulatory changes could have material adverse effects on the companies’ profitability or on the opportunities for developing new business. Other examples are the design of the EU emissions trading system, including the additional administrative burdens and costs related thereto, and the extra burden being placed on energy-intensive industrial gases production by the increase in electricity prices as a result of additional statutory levies, as well as the implementation of the EU General Data Protection Regulation, which applies directly in all EU member states since May 25, 2018. Praxair and The Linde Group may also be subject to liability for the investigation and remediation of environmental contamination at properties that they own or operate and at other properties where they or their predecessors have operated or arranged for the disposal of hazardous wastes.

In addition, Praxair and The Linde Group are affected by measures being taken to regulate the international financial markets. In a variety of jurisdictions, Praxair and The Linde Group must comply with comprehensive rules and reporting requirements when processing financial transactions. Breaches of these rules and requirements may incur significant penalties from the relevant supervisory authorities. Examples are the Dodd Frank Act in the United States and the EU Market Infrastructure Regulation (“EMIR”) in Europe. EMIR sets, among others, clearing obligations for certain standardized over-the-counter derivative contracts, requires risk mitigation techniques for non-standard over-the-counter derivatives (i.e., portfolio reconciliation and dispute resolution, timely deal confirmation and portfolio compression) and introduced an obligation to report all trades in defined instruments to trade repositories. German law requires annual auditing and certification of The Linde Group’s EMIR compliance by an auditor. Non-compliance with EMIR obligations may be subject to fines and be made public by BaFin.

Praxair and The Linde Group are subject to a particularly extensive legal and regulatory framework, including numerous laws aiming at preventing fraud and abuse in marketing, billing, documenting and record keeping, and an expanded regulatory oversight. A greater degree of regulatory scrutiny, together with an extensive legal and regulatory framework, increases the risks that the relevant operations will fail to comply with the applicable laws and regulations and be exposed to civil and criminal liability. This could have a material adverse effect on the cash flows and the financial condition and results of operations of Linde plc, Praxair and The Linde Group.

2.5.2	The outcome of litigation or governmental investigations may adversely impact the Combined Group’s business or results of operations.

With their international operations, The Linde Group and Praxair are exposed to numerous legal risks. These may include, in particular, risks relating to claims or governmental investigations relating to product liability, competition and antitrust law, export control, customs regulations, labor law, data protection, supply contracts, engineering projects, procurement, patent law, tax legislation, healthcare regulations and environmental protection, among others. Praxair, Inc. and certain of its subsidiaries (see “12.14 Legal Proceedings”) as well as certain companies in The Linde Group (see “5.5 Litigation Related to the Business Combination” and “15.11 Legal Proceedings”) are party to various lawsuits and governmental investigations arising in the ordinary course of business. Adverse outcomes in some or all of the claims pending may result in significant monetary damages or injunctive relief that could adversely affect the Linde plc Group’s, Praxair’s and The Linde Group’s ability to conduct business. The litigation and other claims Praxair and The Linde Group face are subject to inherent uncertainties. Legal or regulatory judgments or agreed settlements might give rise to expenses which are not covered, or are not fully covered, by insurance benefits and may also lead to negative publicity and reputational damage. An unfavorable outcome or determination could cause a material adverse impact on the Combined Group’s results of operations.

2.5.3

Praxair and The Linde Group are, and the Combined Group will be, subject to anti-corruption laws in the jurisdictions in which they operate, as well as trade compliance and economic sanctions laws and regulations. A failure to comply with these laws and regulations may subject the companies to civil and criminal penalties, harm their reputation and materially adversely impact their respective businesses or results of operations.

Doing business globally requires Praxair and The Linde Group to comply with the laws and regulations of numerous jurisdictions, placing restrictions on operations and business practices. Certain laws and regulations, such as those related to anti-corruption, trade and compliance and economic sanctions, require Praxair and The Linde Group to implement policies and procedures designed to ensure that Praxair and The Linde Group, their employees and other intermediaries comply with the applicable restrictions. These restrictions include prohibitions on the sale or supply of certain products, services and any other economic resources to embargoed or sanctioned countries, governments, persons and entities. Compliance with these restrictions requires, among other things, screening of business partners. Praxair currently conducts operations in Russia and The Linde Group currently conducts operations in Russia and Iran (although the number of customer agreements and related obligations in Iran is tapering off), in each case, in accordance with economic sanctions laws as applicable to Praxair or The Linde Group, respectively, as of the date of this Prospectus. Despite the companies’ commitment to legal compliance and corporate ethics, neither can ensure that its policies and procedures will always protect it from intentional, reckless or negligent acts committed by employees or agents under the applicable laws. In addition, such restrictions on operations and business practices as well as required procedures may become more stringent or cumbersome in the future, including as a result of changes in applicable laws and regulations. Furthermore, as a result of the Business Combination and the transaction structure, Praxair and The Linde Group may become subject to additional laws and regulations that, among other things, may place further restrictions on the companies’ operations and business practices, and may lead to the Combined Group losing existing business or limiting its ability to generate new business, which could have an adverse effect on their respective operations in these or other countries, and may result in certain categories of investors divesting Linde plc securities, which could in turn have an adverse effect on the prices of Linde plc’s securities. Violations of anti-corruption laws, export control laws and regulations, and economic sanctions laws and regulations are punishable by civil penalties, including fines and debarment from government contracts, as well as criminal fines and imprisonment. If Praxair or The Linde Group fails to comply with laws governing the conduct of international operations, Praxair or The Linde Group may be subject to criminal and civil penalties and other remedial measures, which could materially adversely affect its reputation, business and results of operations.

2.5.4	Potential product defects or inadequate customer care may adversely impact Praxair’s, The Linde Group’s and the Combined Group’s business or results of operations.

Risks associated with products and services may result in potential liability claims, the loss of customers or damage to Praxair’s, The Linde Group’s and the Combined Group’s reputation. Principal possible causes of risks associated with products and services are product defects or an inadequate level of customer care when Praxair and The Linde Group are, and the Combined Group will be, providing services.

Praxair and The Linde Group are, and the Combined Group will be, exposed to legal risks relating to product liability in the countries where they operate, including countries such as the United States, where legal risks — in particular legal risks stemming from class action product liability — have historically been more significant than in other countries. The outcome of any pending or future products and services proceedings or investigations cannot be predicted and legal or regulatory judgments or agreed settlements may give rise to significant losses, costs and expenses.

The manufacturing and sale of products as well as the construction of plants by Praxair, The Linde Group and the Combined Group may give rise to risks associated with the production, filling, storage, handling and transport of raw materials, goods or waste. Industrial gases are potentially hazardous substances and medical gases and the related healthcare services must comply with the relevant specifications in order to not adversely affect the health of patients treated with them.

These products and services, if not handled or performed appropriately, might lead to personal injuries, business interruptions, environmental damages or other significant damages, which may result in a number of negative consequences, including:

•	liability payments, losses, monetary penalties or compensation payments;

•	environmental clean-up costs or other costs and expenses;

•	exclusion from certain market sectors deemed important for future development of the business; and

•	loss of reputation.

In addition, neither Praxair nor The Linde Group, nor the Combined Group can exclude the possibility of any product defects or inadequate provision of services. Risks associated with products and services may result in negative consequences such as potential liability claims, contracts failing to be extended, contractual penalties, inclusion in lists of prohibited counterparties and damage to the companies’ reputation. Such consequences may have a material adverse effect on Praxair’s, The Linde Group’s and the Combined Group’s respective businesses and results of operations.

2.5.5

Any claims beyond Praxair’s, The Linde Group’s or the Combined Group’s insurance coverage limits, or that are otherwise not covered by Praxair’s, The Linde Group’s or the Combined Group’s insurance, may result in substantial costs, a reduction in its available capital resources and may have an adverse impact on Praxair’s, The Linde Group’s or the Combined Group’s financial results or cash flows.

Praxair and The Linde Group carry, and the Combined Group will carry, various forms of business and liability insurance in types and amounts believed reasonable and customary for similarly situated companies in the industry. However, Praxair and The Linde Group are not, and the Combined Group will not be, able to have insurance coverage for all of the risks and liabilities assumed in connection with their respective businesses, including product liability, breakdown of machinery, damages to buildings and other assets, injuries to employees, customers or vendors and environmental contamination. In addition, insurance policies generally have deductibles or limits that reduce the amount of Praxair’s, The Linde Group’s and the Combined Group’s potential recoveries from insurance. As a result, not all of the companies’ potential business losses are covered under their respective insurance policies. Should Praxair, The Linde Group or the Combined Group sustain a significant uncovered loss, this could reduce their respective net income or result in a net loss. Additionally, if one or more insurance counterparties were to fail, Praxair, The Linde Group or the Combined Group would bear the entire amount of an otherwise insured loss. As a result, any claims beyond Praxair’s, The Linde Group’s or the Combined Group’s insurance coverage limits or that are otherwise not covered by their insurance or are made against non-solvent parties may have a material adverse effect on the companies’ financial results or cash flows.

2.5.6

Praxair, The Linde Group and the Combined Group may not be successful in protecting their intellectual property rights or in avoiding infringement claims relating to intellectual property rights of third parties.

Praxair and The Linde Group own a large number of patents and other intellectual property. While there is a presumption that patents are valid, the granting of a patent does not necessarily imply that they are effective or that potential patent claims can be enforced to the degree required or desired. In addition, Praxair and The Linde Group cannot guarantee that all the patents they have applied for or planned in connection with new technological developments will be granted in each of the countries where they consider this necessary or desirable. Also, the possibility that third parties may infringe Praxair’s or The Linde Group’s patents and/or other intellectual property rights and that the companies, for legal or factual reasons, might be unable to halt such infringements, cannot be excluded.

In addition, non-confidential know-how and industrial secrets that are not patented or cannot be patented are of paramount importance in Praxair’s and The Linde Group’s business, in particular in areas with technologically demanding products and production processes.

Should Praxair, The Linde Group or the Combined Group not be able to protect their intellectual property, they may not be able to profit from the advances in technology they have achieved, which could lead to a reduction in their future results of operations. This could affect their respective competitive position and any resulting reduction in revenues would have a material adverse effect on Praxair’s, The Linde Group’s or the Combined Group’s business, financial condition and results of operations.

In addition, Praxair, The Linde Group and the Combined Group cannot exclude the possibility that they infringe or will infringe the patents and other intellectual property rights of third parties. If that were to happen, Praxair, The Linde Group or the Combined Group would be prevented from using the affected technologies in the countries where such intellectual property rights were granted. In such cases, Praxair, The Linde Group or the Combined Group may be prohibited from manufacturing or marketing certain products and may be forced to obtain licenses or make changes to its manufacturing processes. Further, it could be exposed to demands for compensation for infringements. Praxair, The Linde Group and the Combined Group could also be forced to purchase licenses to make use of technology from third parties, which would entail corresponding costs.

If such events occur, they may have a material adverse effect on Praxair’s, The Linde Group’s or the Combined Group’s competitiveness, business, profitability and financial position.

2.5.7	U.S. civil liabilities may not be enforceable against Linde plc.

Linde plc is organized under the laws of Ireland and substantial portions of its assets will be located outside of the United States. In addition, certain members of the Linde plc Board of Directors, the Linde AG Supervisory Board and the Praxair Board of Directors, and certain members of the Linde AG Executive Board and officers of Linde AG and Linde plc, the Listing Agent as well as Linde plc’s and Linde AG’s auditors, reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Linde plc, Linde AG or such other persons residing outside the United States, or to enforce outside the United States judgments obtained against such persons in U.S. courts in any action, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. federal securities laws.

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

(i)	the judgment must be for a definite sum;

(ii)	the judgment must be final and conclusive; and

(iii)	the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment (a) was obtained by fraud; (b) violated Irish public policy; (c) is in breach of natural justice; or (d) if the judgment is irreconcilable with an earlier foreign judgment.

Based on the foregoing, there can be no assurance that Linde plc Shareholders based in the United States will be able to enforce against Linde plc, any member of the Linde plc Board of Directors, the Linde AG Supervisory Board or Linde AG Executive Board, or the Praxair Board of Directors, or any officer of such companies, the Listing Agent or Linde plc’s or Linde AG’s auditors, any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

In addition, there is doubt as to whether an Irish court would accept jurisdiction and impose civil liability on Linde plc, any member of the Linde plc Board of Directors, the Linde AG Supervisory Board or the Linde AG Executive Board, or the Praxair Board of Directors, or any officer of Linde plc, Praxair, Inc. or Linde AG, the Listing Agent or Linde plc’s or Linde AG’s auditors, in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in Ireland against Linde plc or such member, officer or expert, respectively.

2.6	Risks Relating to Tax Matters

2.6.1	A change in Linde plc’s tax residency could have a negative effect on the Combined Group’s future profitability, and may trigger taxes on dividends or exit charges.

Linde plc intends to continue to manage its affairs so that it has its tax residency only in the United Kingdom. However, we cannot assure you that Linde plc is or will continue to be resident only in the United Kingdom for tax purposes.

Under current Irish legislation, a company incorporated in Ireland is considered Irish tax resident unless it is resident in a territory with which Ireland has a double tax treaty, under the terms of that treaty. A company may also be considered resident for tax purposes in Ireland, if it is centrally managed and controlled in Ireland. Under current U.K. law, a company that is centrally managed and controlled in the United Kingdom is regarded as resident in the United Kingdom for taxation purposes unless it is treated as resident in another jurisdiction pursuant to any appropriate double tax treaty with the United Kingdom. Other jurisdictions may also seek to assert taxing jurisdiction over Linde plc. For example, a company is subject to German taxation on its worldwide income if it has either its registered seat or place of effective management and control in Germany. This is a question of fact and needs to be determined on an overall assessment of the actual circumstances. Where a company is treated as tax resident under the domestic laws of both the United Kingdom and Ireland, article 4(3) of the Double Tax Convention between Ireland and the United Kingdom (the “Residence Tie-Breaker”) currently provides that the company shall be treated as resident only in one of those two jurisdictions if its place of effective management is situated there. A similar situation would exist if Linde plc was treated as a tax resident under the domestic laws of both the United Kingdom and Germany, or of Ireland and Germany.

The Organisation for Economic Co-operation and Development has proposed a number of measures relating to the tax treatment of multinationals, some of which are to be implemented by amending double tax treaties through a multilateral instrument (the “MLI”). The MLI has been signed by a number of countries, including Germany, Ireland and the United Kingdom. The United Kingdom has now also ratified it. The MLI allows signatories to opt into or out of certain changes: the effect for a given double tax convention depends on the options chosen by the two contracting states. Ireland and the United Kingdom indicated that they intended to change the Residence Tie-Breaker so that it would depend on a ruling by the “competent authorities” (that is, the tax authorities) of the two contracting states, instead of an objective application of the place of effective management test. Accordingly, following the United Kingdom’s ratification of the MLI, if Ireland maintains its position and ratifies the MLI on that basis, the Residence Tie-Breaker will be amended to depend on a determination by Irish Revenue Commissioners and HM Revenue and Customs. It is not certain when this will take place nor what factors will be taken into account in making the determination, but Linde plc has no specific reason to expect such a determination to alter its tax residency.

It is possible that in the future, whether as a result of a change in law (including the taking effect of the MLI) or a change to the intention of Germany or Ireland or the practice of any relevant tax authority or as a result of any change in the conduct of Linde plc’s affairs, Linde plc could become, or be regarded as having become, resident in a jurisdiction other than the United Kingdom. If Linde plc ceases to be resident in the United Kingdom and becomes resident in another jurisdiction, it may be subject to United Kingdom exit charges, and could become liable for additional tax charges in the other jurisdiction (including, by way of example, dividend withholding taxes or corporate income tax charges). If Linde plc were to be treated as resident in more than one jurisdiction, it could be subject to multiple taxation. If, for example, Linde plc were considered to be a tax resident of Ireland, Linde plc could become liable for Irish corporation tax and any dividends paid by it could be subject to Irish dividend withholding tax. If Linde plc were to be treated as tax resident in Germany, it would become liable for German corporate income tax on its worldwide income and trade tax on its income allocable to its German business, and dividends paid by Linde plc to its shareholders could be subject to German dividend withholding tax, and such tax may not be fully creditable or refundable under a double tax convention or the domestic rules of a shareholder.

2.6.2

The relevant criteria for Linde plc’s treatment as a foreign corporation for U.S. federal tax purposes may not be met, or the IRS may not agree with the conclusion that Linde plc should be treated as such.

Although Linde plc is incorporated in Ireland, the U.S. Internal Revenue Service (the “IRS”) may assert that Linde plc should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Further, changes to Section 7874 of the Code or the U.S. Treasury Regulations promulgated thereunder, or interpretations thereof, could affect Linde plc’s status as a foreign corporation.

For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not a U.S. domestic corporation. Because Linde plc is an entity incorporated in Ireland, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. However, Code Section 7874 provides an exception under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. domestic corporation for U.S. federal income tax purposes.

Unless Linde plc has satisfied the substantial business activities exception, as defined in Section 7874 and described in more detail below (the “Substantial Business Activities Exception”), Linde plc would be treated as a U.S. domestic corporation (i.e., as a U.S. tax resident) for U.S. federal income tax purposes under Code Section 7874 if the percentage (by vote or value) of Linde plc Shares considered to be held by former holders of Praxair Shares after the Merger by reason of holding Praxair Shares for purposes of Code Section 7874 (the “Section 7874 Percentage”) is 60% or more (if, as expected, the “Third Country Rule” applies; under the Third Country Rule, if (i) there is an acquisition of a domestic company by a foreign acquiring company in which the Section 7874 Percentage is at least 60% (reduced from the general 80% threshold otherwise applicable under Section 7874 of the Code and the U.S. Treasury Regulations promulgated thereunder), and (ii) in a related acquisition, such foreign acquiring company acquires another foreign corporation and the foreign acquiring company is not subject to tax as a resident in the foreign country in which the acquired foreign corporation was subject to tax as a resident prior to the merger, then the foreign acquiring company will be treated as a U.S. domestic corporation for U.S. federal income tax purposes). In order for Linde plc to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the Linde plc expanded affiliated group must be based, located and derived, respectively, in the country in which Linde plc is a tax resident after the Merger. The Substantial Business Activities Exception is not expected to be satisfied.

The Section 7874 Percentage is currently expected to be less than 60%. However, the calculation of the Section 7874 Percentage is complex, is calculated based on the facts as of the effective time of the Merger, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such regulations) and is subject to factual uncertainties (including fluctuations in the value of Praxair Shares, and therefore in the value of Linde plc Shares, as of the effective time of the Merger). As a result, the IRS could assert that the Section 7874 Percentage is greater than or equal to 60% and that Linde plc therefore is treated for U.S. federal income tax purposes as a U.S. domestic corporation (i.e., as a U.S. tax resident). If the IRS successfully challenged Linde plc’s status as a foreign corporation, significant adverse tax consequences would result for Linde plc, the Combined Group and for certain of Linde plc’s Shareholders. Moreover, any changes in the applicable tax laws or policies could adversely impact the Combined Group’s financial position or results of operations, see “2.6.4 Changes in tax laws or policy could adversely impact the Combined Group’s financial position or results of operations.”

Linde plc is not currently expected to be treated as a domestic corporation for U.S. federal income tax purposes, but it is possible that changes in U.S. federal income tax law could alter that result.

2.6.3	Transfers of Linde plc Shares may be subject to Irish stamp duty.

For the majority of transfers of Linde plc Shares, there will not be any Irish stamp duty. However, Irish stamp duty will become payable in respect of certain share transfers occurring after completion of the Business Combination. A transfer of Linde plc Shares from a seller who holds shares beneficially (i.e. through DTC or Clearstream) to a buyer who holds the acquired shares beneficially will not be subject to Irish stamp duty (unless the transfer involves a change in the nominee that is the record holder of the transferred shares). A transfer of Linde plc Shares by a seller who holds shares directly (i.e. not through DTC or Clearstream) to any buyer, or by a seller who holds the shares beneficially to a buyer who holds the acquired shares directly, may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the shares acquired, if higher) payable by the buyer. A shareholder who directly holds shares may transfer those shares into his or her own broker account to be held through DTC/Clearstream (or vice versa) without giving rise to Irish stamp duty provided that the shareholder has confirmed to Linde plc’s transfer agent that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares.

Because of the potential Irish stamp duty on transfers of Linde plc Shares, directly registered Praxair Shareholders may face disadvantages if they do not open broker accounts and do not transfer their shares into such accounts as soon as possible, and in any event prior to completion of the Business Combination. Any person who wishes to acquire Linde plc Shares after completion of the Business Combination may face disadvantages if they do not acquire such shares through DTC or Clearstream.

2.6.4	Changes in tax laws or policy could adversely impact the Combined Group’s financial position or results of operations.

Linde plc, Praxair and The Linde Group are, and the Combined Group will be, subject to the tax rules and regulations in the U.S., Germany, Ireland, the U.K. and other countries in which Linde plc, Praxair and The Linde Group and their affiliates operate. Such tax rules and regulations are subject to change on a prospective or retroactive basis. Under current economic and political conditions, including the referendum in June 2016 in the U.K. in which voters approved an exit from the EU and the ongoing exit process, tax rates and policies in any jurisdiction, including the U.S., the U.K. and EU, are subject to significant change. In particular, since Linde plc is expected to be treated as U.K. tax resident, any potential changes in the tax rules applying to U.K. tax-resident companies would directly affect Linde plc.

When tax rules change, this may result in a higher tax expense and the need to make higher tax payments. In addition, changes in tax legislation may have a significant impact on Linde plc’s, Praxair’s and The Linde Group’s tax receivables and tax liabilities as well as on their deferred tax assets and deferred tax liabilities. Moreover, uncertainty about the tax environment in some regions may restrict Linde plc’s, Praxair’s or The Linde Group’s opportunities to enforce their respective rights under the law. Companies in the Combined Group will also operate in countries with complex tax regulations which could be interpreted in different ways. Interpretations of these regulations or changes in the tax system might have an adverse impact on the tax liabilities, profitability and business operations of Praxair, The Linde Group or the Combined Group. Linde plc, Praxair, Inc. and Linde AG and their respective subsidiaries are subject to periodic audits by the tax authorities in various jurisdictions or other review actions by the relevant financial or tax authorities. The ultimate tax outcome may differ from the amounts recorded in the Linde plc Group’s, Praxair’s and The Linde Group’s financial statements and may materially affect their respective financial results for the period when such determination is made.

In the current environment, the U.S. Congress, the European Union, the Organisation for Economic Co-operation and Development and other government agencies in jurisdictions where Linde plc and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One area of focus has been “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. However, the prospect of any reform with respect to these issues remains highly uncertain. Any such changes, among other possible changes in applicable tax rules and regulations, could affect the treatment of the Linde plc Group, Praxair, The Linde Group, or their respective affiliates or shareholders significantly. Additionally, on December 22, 2017, tax reform legislation was enacted in the United States. This legislation made significant changes to the U.S. Internal Revenue Code, which include a reduction in the U.S. corporate income tax rate, the imposition of a “base erosion and anti-abuse tax,” limitations on the deductibility of interest and a tax on “global intangible low-taxed income.” These provisions are highly complex and unclear and there is limited guidance regarding their application. It is possible that the impact from certain of these or other provisions could reduce any benefit received from the reduction in the statutory U.S. corporate income tax rate. The overall impact of this legislation also depends on the future interpretations and regulations that may be issued by U.S. tax authorities, and it is possible that future guidance could adversely impact the Combined Group.

In addition, following a meeting of the Ministers of Finance of the German Federal States (Bundesländer) on June 21, 2018, plans have been announced to reform the German Real Estate Transfer Tax Act, potentially with retroactive effect. Although, there is not yet a formal draft of a revised German Real Estate Transfer Tax Act available, the Ministers of Finance announced their intention to inter alia tighten the rules pursuant to which German real estate transfer tax is triggered upon the sale or transfer of shares in entities owning real estate (the so-called “Share Deal Rule”). According to the announcement, this could include lowering the threshold for triggering German real estate transfer tax under the Share Deal Rule from currently 95% of the share capital or interests in the relevant entity to 90%. Since Linde plc will acquire approximately 92% of Linde AG’s issued share capital upon the consummation of the Exchange Offer and following the consummation of the Exchange Offer intends to transfer all or most of its Linde AG Shares to its subsidiary Linde Holding GmbH and subsequently to its indirect subsidiary Linde Intermediate Holding AG which may be followed by a cash-merger squeeze out, this could result, if the reform is enacted as currently discussed, in German real estate transfer tax becoming due up to four times which could lead to a tax burden in the amount of approximately €20 million to €40 million each time the shares are transferred. Additionally, according to the announcement of the Ministers of Finance, the reform could include a new rule for real estate owning corporations whereby a transfer of 90% or more of the shares to several new shareholders within a period of 10 years triggers German real estate transfer tax. It is not yet clear, however, whether and how such rule would also apply to publicly listed corporations.

2.7	Risks Relating to Linde plc Shares

2.7.1	There has been no prior public market for Linde plc Shares, and the market price of Linde plc Shares may be volatile.

On August 27, 2018, Linde plc applied for admission of the Linde plc Shares to listing and trading on the New York Stock Exchange (“NYSE”) (trading in U.S. dollars). On October 22, 2018, Linde plc applied for admission of the Linde plc Shares to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros). However, so far, Linde plc Shares have no trading history on a public market. It is not expected, but cannot be entirely excluded that an active public market for Linde plc Shares may not develop or be sustained after the completion of the Business Combination. Linde plc cannot predict the extent to which a trading market will develop or how liquid that market might become.

The market price of Linde plc Shares may be volatile. Broad general economic, political, market and industry factors may adversely affect the market price of Linde plc Shares, regardless of the Combined Group’s actual operating performance. Factors that could cause fluctuations in the price of Linde plc Shares may include, among other things:

•	actual or anticipated variations in operating results and the results of competitors;

•	changes in financial estimates by Linde plc or by any securities analysts that might cover Linde plc Shares;

•	conditions or trends in the industry, including regulatory changes;

•	announcements by Linde plc or its competitors of significant acquisitions, strategic partnerships or divestitures;

•	announcements of investigations or regulatory scrutiny of Linde plc’s operations or lawsuits filed against it;

•	additions or departures of key personnel; and

•	issues or sales of Linde plc Shares, including sales of shares by its directors and officers or its strategic investors.

Linde plc Shareholders may lose parts of or their entire investment, if the market price of Linde plc Shares falls due to one or several of the described factors.

2.7.2

Any dividend payment in respect of Linde plc Shares is subject to a number of factors, including the distributions of earnings to Linde plc by its subsidiaries, the financial condition and results of operations of the Combined Group, as well as the distributable reserves of Linde plc.

Although Linde plc currently expects to pay dividends, subject to its ability to do so, any dividend paid or changes to dividend policy are within the discretion of the Linde plc Board of Directors and will depend upon many factors, including distributions of earnings to Linde plc by its subsidiaries, the financial condition and results of operations of the Combined Group, legal requirements, including limitations imposed by Irish law, restrictions in any debt agreements that limit Linde plc’s ability to pay dividends to shareholders, terms and restrictions in any series of preferred shares and other factors the Linde plc Board of Directors deems relevant. Linde plc’s ability to pay dividends is limited under Irish law to the extent it has distributable reserves. Distributable reserves means the accumulated realized profits (so far as not previously utilized by distribution or capitalization), less accumulated realized losses (so far as not previously written off in a reduction or a reorganization of capital duly made). In addition, no distribution or dividend may be made if, at that time, the net assets of Linde plc are not, or would not be after giving effect to such distribution or dividend, equal to, or in excess of, the aggregate of Linde plc’s called-up share capital plus undistributable reserves.

Linde plc’s ability to pay dividends in the future will depend on a number of factors, principally on its ability to receive sufficient dividends from its subsidiaries. As a holding company, Linde plc will conduct substantially all of its operations through its subsidiaries, such entities will generate substantially all of the operating income and cash flow of the Combined Group. The ability of such entities to make dividend payments to Linde plc depends largely on their financial condition and ability to generate profits. In addition, because Linde plc’s subsidiaries are separate and distinct legal entities, they may be restricted by contract, including other financing arrangements, charter provisions, other shareholders or the applicable laws and regulations of the various countries in which they operate from paying any dividends or lending or advancing funds to Linde plc. Additionally, claims of the creditors of Linde plc’s subsidiaries have priority over any claims that Linde plc may have with respect to the assets of its subsidiaries. Further, the ability of Linde plc to direct dividend payments from Linde AG on the basis of an existing domination agreement between Linde Holding GmbH and Linde Intermediate Holding AG and indirect control over Linde AG may be limited during any period prior to the effectiveness of the intended cash-merger squeeze-out. During such period, dividends may only be paid out by Linde AG as determined by resolution of its shareholders at the general meeting of shareholders for the preceding fiscal year. In addition, under German law, upstream loans may only be granted under certain conditions, in particular, if and to the extent that the respective payment is covered by an unimpaired claim to repayment with full value. Any delay in implementing this post-completion reorganization (see “5.6 Cash-Merger Squeeze-Out” for a description) could adversely impact the payment of dividends from Linde AG to Linde plc.

Linde plc will not have distributable reserves immediately following completion of the Business Combination. Until such time as Linde plc creates distributable reserves through dividends from its subsidiaries, the creation of distributable reserves of Linde plc (by reducing its share premium) requires the approval of the Irish High Court. Linde plc is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, however, the issuance of the required order is a matter for the discretion of the Irish High Court. In the event that distributable reserves of Linde plc are not created in this way, distributions by way of dividends, share repurchases or otherwise will generally not be permitted under Irish law until such time as the Combined Group, as a result of its business activities, has created sufficient distributable reserves in its most recent unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Act.

2.7.3

The rights of the Linde plc Shareholders and the responsibilities of members of the Linde plc Board of Directors are governed by Irish law and the Linde plc constitution, which may make it difficult for foreign shareholders to enforce their rights.

Linde plc’s corporate affairs are governed by the Linde plc constitution and the laws governing companies incorporated in Ireland. The rights of Linde plc Shareholders and the responsibilities of members of the Linde plc Board of Directors under the laws of Ireland differ from the rights of shareholders and the responsibilities of a company’s board of directors under the laws of Delaware and the supervisory board and executive board of a company under German law. Linde plc Shareholders outside of Ireland may serve foreign process on Linde plc in accordance with Irish law, but it may be difficult to enforce foreign judgments against Linde plc in Ireland. Irish law significantly limits the circumstances under which shareholders in Irish companies may bring derivative action. In addition, and save as provided for under the European Communities (Cross-Border Mergers) Regulations 2008, as amended, Irish law does not afford appraisal rights to dissenting shareholders in the form typically available to shareholders of a U.S. company or a German company.

2.7.4

Linde plc Shareholders could be diluted in the future if Linde plc increases its issued share capital because of the dis-application of statutory preemption rights. In addition, shareholders in certain jurisdictions, including the United States, may not be able to exercise their pre-emption rights even if those rights have not been dis-applied.

As a matter of Irish law, holders of Linde plc Shares will have a pre-emption right with respect to any issuance of Linde plc Shares for cash consideration or the granting of rights to subscribe for Linde plc Shares for cash consideration, unless such pre-emption right is dis-applied, in whole or in part, either in the Linde plc constitution or by resolution of the Linde plc Shareholders at a general meeting of shareholders or otherwise. The Linde plc constitution dis-applies the statutory pre-emption rights to the maximum extent permitted by Irish law, i.e., the Linde plc Board of Directors has discretion to issue up to all of Linde plc’s authorized but unissued share capital on a non pre-emptive basis for cash consideration at any stage during the period of five years from adoption of the Linde plc constitution, which became effective upon the satisfaction of the last outstanding closing condition to the Exchange Offer. In addition, even if Linde plc makes a rights offering of shares to Linde plc Shareholders (e.g., after the dis-application of pre-emption rights contained in the Linde plc constitution has expired), due to laws and regulations in certain jurisdictions outside Ireland, shareholders in such jurisdictions may not be able to exercise their pre-emption rights unless Linde plc takes action to register or otherwise qualify the rights offering under the laws of that jurisdiction. For example, in the United States, U.S. holders of Linde plc Shares may not be able to exercise pre-emption rights unless a registration statement under the Securities Act is declared effective with respect to the Linde plc Shares issuable upon exercise of such rights or an exemption from the U.S. registration requirements is available. If Linde plc Shareholders in such jurisdictions are unable to exercise their pre-emption rights, their ownership interest in Linde plc would be diluted. Any future issuance of Linde plc Shares or debt instruments convertible into Linde plc Shares where pre-emption rights of Linde plc Shareholders are not available or are excluded would result in the dilution of existing Linde plc Shareholders and reduce the earnings per Linde plc Share, which could have a material adverse effect on the price of Linde plc Shares.

PART III

IMPORTANT INFORMATION

3.1	Forward-Looking Statements

Certain statements and assumptions in this Prospectus contain or are based on “forward-looking” information. Forward-looking statements are based on Praxair, Inc.’s, Linde AG’s or Linde plc’s beliefs and assumptions on the basis of factors currently known to them. These forward-looking statements include terms and phrases such as: “anticipate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” and similar expressions. These forward-looking statements include statements regarding benefits of the proposed Business Combination, integration plans and expected synergies and cost reductions, anticipated future growth, financial and operating performance and results. Forward-looking statements involve significant risks and uncertainties that may cause actual results to be materially different from the results predicted or expected. No assurance can be given that these forward-looking statements will prove accurate and correct, or that projected or anticipated future results will be achieved. All forward-looking statements included in this Prospectus are based upon information available to Praxair, The Linde Group and the Linde plc Group on the date hereof, and each of Linde plc, Praxair, Inc. and Linde AG disclaims and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Praxair, Inc., Linde AG or Linde plc has described. All such factors are difficult to predict and beyond Praxair’s, The Linde Group’s or Linde plc’s control. These factors include, among others:

•

failure to obtain applicable governmental or regulatory approvals in a timely manner or otherwise, or being required to accept conditions, including divestitures, that could reduce the anticipated benefits of the proposed Business Combination as a condition to obtaining regulatory approvals;

•	the ability to implement the Business Combination;

•

the ability to integrate the operations of Praxair and The Linde Group, the ultimate outcome of the commercial and operating strategy of the Combined Group, including the ultimate ability to realize synergies and cost reductions;

•	operating costs, customer loss or business disruption being greater than expected in anticipation of, or, if consummated, following, the Business Combination;

•	the effects of a combination of Praxair and The Linde Group, including the Combined Group’s future financial position, operating results, strategy and plans;

•	the effects of divestitures of businesses of Praxair and The Linde Group in connection with the Business Combination;

•	the Combined Group’s, Praxair’s and The Linde Group’s ability to maintain effective internal controls;

•

unanticipated litigation, claims or assessments, as well as the outcome/impact of any current/pending litigation, claims or assessments, including in connection with a potential post-completion reorganization;

•	potential security violations to the Combined Group’s, Praxair’s and The Linde Group’s information technology systems;

•	the investment performance of either Praxair’s and/or The Linde Group’s pension plan assets, which could require Praxair and/or The Linde Group to increase their pension contributions; and

•

changes in legislation or governmental regulations affecting the Combined Group, Praxair and The Linde Group; international, national or local economic, social or political conditions or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws that could adversely affect Praxair and The Linde Group or their clients.

Accordingly, investors are strongly advised to read this entire document, including PART I (SUMMARY OF THE PROSPECTUS), PART II (Risk Factors), PART X (Business And Certain Information About Linde plc), PART XII (Business And Certain Information About Praxair), PART XIV (Operating and Financial Review Of Praxair), PART XV (Business And Certain Information About The Linde Group) and PART XVII (Operating and Financial Review of The Linde Group). These sections include more detailed descriptions of factors that might have an impact on the business of the Combined Group, Praxair and The Linde Group and the market in which they operate.

3.2	Presentation of Financial Information

This Prospectus contains:

•

certain audited consolidated and unconsolidated financial information of Linde plc as of December 31, 2017 as well as for the short fiscal year ended December 31, 2017, derived from Linde plc’s audited consolidated and parent company financial statements as of December 31, 2017 as well as for the short fiscal year ended December 31, 2017, prepared in accordance with IFRS as adopted by the EU, that are included herein beginning on page F.1-12 and certain unaudited consolidated financial information of Linde plc as of and for the six months ended June 30, 2018, derived from Linde plc’s unaudited consolidated financial statements as of and for the six months ended June 30, 2018, prepared in accordance with IFRS as adopted by the EU, that are included herein beginning on page F.1-2;

•

certain unaudited pro forma condensed combined financial information as of and for the fiscal year ended December 31, 2017, prepared in accordance with IFRS as adopted by the EU, included herein in PART VIII (Unaudited Pro Forma Condensed Combined Financial Information);

•

certain audited consolidated financial information of Praxair, Inc. as of December 31, 2017, 2016 and 2015, and for each of the fiscal years in the three-year period ended December 31, 2017, derived from Praxair, Inc.’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2017, 2016 and 2015, prepared in accordance with U.S. GAAP, that are included herein beginning on page F.2-28 (the “Praxair Audited Consolidated Financial Statements”), and certain unaudited condensed consolidated financial information of Praxair, Inc. as of and for the three and six months ended June 30, 2018 and 2017, derived from Praxair, Inc.’s unaudited condensed consolidated financial statements as of and for the three and six months ended June 30, 2018 and 2017, prepared in accordance with U.S. GAAP, that are included herein beginning on page F.2-2; and

•

certain audited consolidated financial information of The Linde Group as of December 31, 2017, 2016 and 2015, and for each of the fiscal years in the three-year period ended December 31, 2017, derived from The Linde Group’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2017, 2016 and 2015 prepared in accordance with IFRS as adopted by the EU, that are included herein beginning on page F.3-22, and certain unaudited interim condensed consolidated financial information of The Linde Group as of June 30, 2018 and for the three and six months ended June 30, 2018 and 2017, derived from The Linde Group’s unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2018, prepared in accordance with IFRS as adopted by the EU, that are included herein beginning on page F.3-2.

The financial information set forth in this Prospectus has been rounded for ease of presentation. Accordingly, in certain cases, the sum of the numbers in a column in a table may not conform to the total figure given for that column. Negative amounts are presented in parentheses.

For additional information on the presentation of financial information in this Prospectus, see the consolidated financial statements of Linde plc beginning on page F.1-2 of this Prospectus, the consolidated and parent company financial statements of Linde plc beginning on page F.1-12 of this Prospectus, the condensed consolidated financial statements of Praxair, Inc. beginning on page F.2-2 of this Prospectus and the consolidated financial statements of Praxair, Inc. beginning on page F.2-28 of this Prospectus, the interim condensed consolidated financial statements of The Linde Group beginning on page F.3-2 of this Prospectus and the consolidated financial statements of The Linde Group beginning on page F.3-22 of this Prospectus.

3.3	Market, Economic and Industry Data

Unless otherwise indicated, the information contained in this Prospectus on the market environment, market developments, growth rates, market trends and competition in the market in which Linde plc, Praxair and The Linde Group operate is taken from publicly available sources, including third-party sources, or reflects Linde plc’s, Praxair’s and The Linde Group’s estimates that are principally based on information from publicly available sources. Linde plc confirms that the information included in this Prospectus that has been sourced from a third party has been accurately reproduced and that, as far as Linde plc is aware and was able to ascertain from such information, no facts have been omitted that would render the reproduced information inaccurate or misleading.

In drafting the Prospectus, the following third party sources were used:

•	“Gas Report: Global Market 2017” published by Gasworld Ltd., Cornwall, United Kingdom;

•	“CEH Marketing Research Report: Air Separation Gases”, from the series “the Chemical Economics Handbook” published by SRI International, Menlo/California, USA, in September 2002;

•	Oxford Economics Macroeconomic Database published by Oxford Economics, Oxford, United Kingdom; and

•	“Global Medical Gases Market will Worth USD 23.57 Billion by 2023” published by Researchmentor.us, available under https://researchmentor.us/2018/06/26/global-medical-gases-market/.

Certain statements made in this Prospectus are based on Linde plc’s, Praxair’s or The Linde Group’s own proprietary information, insights, opinions or estimates, and not on any third party independent source; these statements contain words such as “believes”, “expects” and “is of the opinion that”, and as such do not purport to cite, refer to or summarize any third-party or independent source and should not be so read.

Industry publications, third party research and governmental statistics generally state that their information is obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. Although Linde plc believes these sources to be reliable, it does not have access to the information, methodology and other bases for such information and has not independently verified the information.

In this Prospectus, certain statements regarding the competitive and market positions of Praxair and The Linde Group are made. Linde plc believes these statements to be true, based on market data and industry statistics, but has not independently verified the information. Linde plc cannot guarantee that a third party using different methods to assemble, analyze or compute market data or public disclosure from competitors would obtain or generate the same results. In addition, competitors may define their markets and their own relative positions in such markets differently than Linde plc, Praxair or The Linde Group do and may also define various components of their business and operating results in a manner which makes such figures non-comparable with those presented herein.

3.4	Currency Presentation

All references in this Prospectus to “EUR”, “euro” and “€” refer to the legal currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty on the Functioning of the European Union, as amended, and all references to “U.S. dollars,” “U.S.$” and “$” refer to the legal currency of the United States of America.

3.5	Exchange Rates

The table below shows the low, high, average and period end noon buying rates in The City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for U.S.$ per €1.00. The average is computed using the noon buying rate on the last business day of each month during the period indicated.

	Exchange Rates
	Low	High	Average	Period End
	(U.S. dollars per euro)
Period
2017	1.0416	1.2041	1.1396	1.2022
2016	1.0375	1.1516	1.1029	1.0552
2015	1.0524	1.2015	1.1032	1.0859
2014	1.2101	1.3927	1.3210	1.2101
2013	1.2774	1.3816	1.3303	1.3779

The table below shows the high and low noon buying rates in The City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for U.S.$ per €1.00 for the periods indicated.

	Exchange Rates
	Low	High	Average	Period End
	(U.S. dollars per euro)
Period
October 1, 2018 – October 19, 2018	1.1482	1.1594	1.1539	1.1593
September 2018	1.1566	1.1773	1.1667	1.1622
August 2018	1.1332	1.1720	1.1547	1.1596
July 2018	1.1604	1.1744	1.1685	1.1706
June 2018	1.1577	1.1815	1.1679	1.1677
May 2018	1.1551	1.2000	1.1823	1.1679
April 2018	1.2074	1.2384	1.2270	1.2074
March 2018	1.2216	1.2440	1.2334	1.2320
February 2018	1.2211	1.2482	1.2340	1.2211
January 2018	1.1922	1.2488	1.2197	1.2428

The rates presented above may differ from the actual rates used in the preparation of the Linde plc Group’s, Praxair’s and The Linde Group’s financial statements and other financial information appearing in this Prospectus. The inclusion of such rates is not meant to suggest that the U.S. dollar amounts actually represent euro amounts or that such amounts could have been converted to U.S. dollars at any particular rate, if at all.

3.6	Documents Available for Inspection

Until the completion of the Business Combination, the following documents, or copies thereof, may be inspected during regular business hours at Linde plc’s registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland:

•	the Linde plc constitution;

•

the audited consolidated and parent company financial statements of Linde plc as of December 31, 2017 and for the period from April 18, 2017 (the date of Linde plc’s incorporation) through December 31, 2017, and the unaudited consolidated financial statements of Linde plc as of and for the six months ended June 30, 2018, in each case prepared in accordance with IFRS as adopted by the EU;

•	certain unaudited pro forma condensed combined financial information as of and for the fiscal year ended December 31, 2017, prepared in accordance with IFRS as adopted by the EU;

•

Praxair, Inc.’s audited consolidated financial statements as of December 31, 2017, 2016 and 2015, and for each of the fiscal years in the three-year period ended December 31, 2017, prepared in accordance with U.S. GAAP, and Praxair, Inc.’s unaudited condensed consolidated financial statements as of June 30, 2018 and for the three and six months ended June 30, 2018 and 2017, prepared in accordance with U.S. GAAP; and

•

The Linde Group’s audited consolidated financial statements as of December 31, 2017, 2016 and 2015, and for each of the fiscal years in the three-year period ended December 31, 2017, prepared in accordance with IFRS as adopted by the EU, and The Linde Group’s unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2018, prepared in accordance with IFRS as adopted by the EU.

The listed documents will also be available in electronic form for the life of this Prospectus at Linde plc’s website. Information contained on Linde plc’s website does not constitute part of this Prospectus and is not incorporated by reference into this Prospectus.

Linde AG publishes its annual and interim reports and other information on its website www.linde.com. Information contained in or otherwise accessible through this website is not a part of this Prospectus.

Praxair, Inc. files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any document that it files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. SEC filings are also available to the public at the SEC’s website at www.sec.gov. Information contained in or otherwise accessible through this website is not a part of this Prospectus. In addition, you may inspect these annual, quarterly and current reports, and other information Praxair, Inc. files with the SEC at the offices of Praxair, Inc. at 10 Riverview Drive, Danbury, Connecticut 06810-6268.

3.7	Potential Interests

Linde plc has entered into the Business Combination Agreement with Praxair, Inc., Linde AG, Zamalight Holdco and Merger Sub. Such other parties to the Business Combination Agreement are persons acting jointly with Linde plc in the Exchange Offer pursuant to Section 2(5) sentence 1 of the German Takeover Act and have an interest in the completion of the Business Combination.

Bank of America Merrill Lynch International Limited Zweigniederlassung Frankfurt am Main (“BofA Merrill Lynch”), Credit Suisse Securities (USA) LLC, Goldman Sachs AG (“Goldman Sachs”), Morgan Stanley Bank AG and its affiliates (“Morgan Stanley”) and Perella Weinberg Partners UK LLP (“Perella Weinberg”) act as financial advisors to Linde AG or Praxair, Inc. in connection with the proposed Business Combination and will receive fees for such services. A portion of the fees of Credit Suisse Securities (USA) LLC, Morgan Stanley, and Perella Weinberg and all of Goldman Sachs’ fees are contingent upon completion of the Business Combination towards which the Admission is a necessary step.

The Listing Agent is acting exclusively for Linde plc and for no one else and will not regard any other person as its client in relation to the Admission and will not be responsible to anyone other than to Linde plc for giving advice in relation to the Admission. The Listing Agent and/or its affiliates have engaged, and may in the future from time to time continue to engage in investment banking, financial advisory and ancillary activities in the ordinary course of business with certain members of The Linde Group, Praxair, Linde plc Group or the Combined Group, in respect of which they have and may in the future, receive customary fees and commissions.

Some of the Praxair directors and executive officers as well as some of the members of the Linde AG Executive Board and the Linde AG Supervisory Board (including, in each case, those who have been appointed to the Linde plc Board of Directors or will be members of the management committee of the Combined Group (the “Management Committee”)) may have interests in the Business Combination that are different from, or in addition to, the interests of Linde plc Shareholders. In the case of Praxair directors and executive officers these interests include (i) the continued service of certain directors and executive officers following the completion of the Business Combination, (ii) the treatment of stock options, restricted stock units and other equity-based awards, (iii) severance benefits available to certain Praxair executive officers upon a qualifying termination following the Business Combination, (iv) treatment of cash amounts deferred or contributed pursuant to Praxair’s compensation deferral programs and retirement plans, and (v) the indemnification of Praxair directors and executive officers. In the case of members of the Linde AG Executive Board and the Linde AG Supervisory Board these interests include (i) the continued or future membership of certain board members on the Linde plc Board of Directors or the Management Committee, (ii) the treatment of equity awards, investment shares and deferral shares of members of the Linde AG Executive Board and the Linde AG Supervisory Board, (iii) the release from the commitment for members of the Linde AG Supervisory Board to acquire and hold Linde AG Shares and other adjustments to the internal share ownership policy for members of the Linde AG Supervisory Board, (iv) severance benefits, and (v) indemnification of members of the Linde AG Executive Board and Linde AG Supervisory Board by Linde plc or any of its subsidiaries. Furthermore, Prof. Dr. Wolfgang Reitzle, current Chairman of the Linde AG Supervisory Board and the Chairman of the Linde plc Board of Directors, is an advisory partner of Perella Weinberg; this advisory mandate has been inactive since June 2016. Perella Weinberg is acting as financial advisor to Linde AG in connection with the Business Combination and will receive fees for such services.

PART IV

GENERAL INFORMATION ABOUT THE LINDE PLC SHARES AND THE ADMISSION

The subject matter of the Prospectus is the admission of up to 558,147,436 newly issued ordinary registered shares of €0.001 each in the capital of Linde plc (the “Linde plc Shares”) to trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous admission to the sub-segment thereof with additional post-admission obligations (Prime Standard). On October 23, 2018, the Linde plc Board of Directors approved the issuance of the Linde plc Shares and granted authority to certain authorized persons to determine and issue a final number of Linde plc Shares as required in connection with the Business Combination. It is expected that 263,147,436 Linde plc Shares intended for the settlement of the Exchange Offer will be issued on or about the date hereof and that up to 295,000,000 Linde plc Shares intended for the settlement of the Merger will be issued following the settlement of the Exchange Offer prior to the effective time of the Merger, in each case on the basis of the authorization included in the Linde plc constitution (see section “20.2.1 Current Authorized and Issued Share Capital”) and the resolution of the Linde plc Board of Directors described above. The final number of shares is expected to be determined on or about October 30, 2018.

4.1	Voting Rights

The holders of Linde plc Shares are entitled to one vote for each share upon all matters presented to the Linde plc Shareholders. Subject to any preferences granted to other classes of Linde plc securities that may be outstanding in the future (including any preferred shares), there are no voting right restrictions or preferences with respect to shareholders of Linde plc. For a more detailed discussion, see “20.2 Description Of Linde plc Shares and Shareholder Rights.”

4.2	Dividend and Liquidation Rights

The Linde plc Shares will carry full dividend rights following their issuance. The holders of Linde plc Shares are entitled to receive such dividends as the Linde plc Board of Directors from time to time may pay out of funds legally available for distribution. There is no fixed date on which an entitlement to dividends arises or dividends are paid. There are no dividend restrictions or specific procedures relevant to the payment of dividends to shareholders resident outside of Ireland. There is no set dividend rate and dividends in respect of Linde plc Shares are not cumulative in nature. Entitlement to dividends is subject to the preferences granted to other classes of securities Linde plc may have outstanding in the future, including any preferred shares, and may be restricted by the terms of Linde plc’s future debt instruments. In the event of liquidation of Linde plc, holders of Linde plc Shares are entitled to share in any assets of Linde plc remaining after satisfaction in full of its liabilities and satisfaction of such dividend and liquidation preferences of holders of other classes of securities of Linde plc, including any preferred shares. Linde plc may not issue any fractions of shares upon any occasion of the declaration, issuance and distribution of a dividend payable in shares; all such fractions to which any shareholder might otherwise be entitled in connection with any such declaration, issuance, distribution or exchange will be eliminated and disposed of by such method, authorized, permitted or not prohibited by law, as may be determined by the Linde plc Board of Directors. For a more detailed discussion, see PART VI (Dividend Policy) and “20.2 Description Of Linde plc Shares and Shareholder Rights.”

4.3	Form and Certification; Transfer Agent and Registrar

Subject to limited exceptions, no Linde plc Shareholder is or will be entitled to receive a share certificate for any Linde plc Shares held by him or her. Linde plc Shares will therefore be generally held in uncertificated registered shares form. The Linde plc Shares will be deposited upon issuance in a securities account on behalf of The Depository Trust Company, a limited purpose trust company in New York, New York (“DTC”), and registered in the name of DTC’s nominee, Cede & Company (“Cede & Co.”), whereby DTC’s nominee will become the legal owner of the Linde plc Shares. With respect to the Linde plc Shares issued as exchange offer consideration for the tendered Linde AG Shares, DTC will credit Clearstream’s DTC participant account with such shares and Clearstream will in turn credit interests in such shares to the account of the settlement agent at Clearstream in favor of the former Linde AG Shareholders. The settlement agent will arrange for the transfer of interests in the Linde plc Shares through Clearstream to the custodian banks.

DTC will act as third party depositary for Clearstream and will hold such shares on behalf of the Linde AG Shareholders through a custodial chain between DTC, Clearstream and the custodian banks.

4.4	Currency of the Issuance

The Linde plc Shares are denominated in euro.

4.5	Stock Exchange Listings and Listing Agent

4.5.1	Linde plc Shares

On August 27, 2018, Linde plc applied for admission of the Linde plc Shares to listing and trading on the NYSE (trading in U.S. dollars). It is expected that admission will be granted prior to completion of the Business Combination and that trading on the NYSE will commence on or about October 31, 2018.

On October 22, 2018, Linde plc applied for admission of the Linde plc Shares to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros). It is expected that (i) 263,147,436 Linde plc Shares intended for the settlement of the Exchange Offer will be admitted to trading on or about October 25, 2018 and that trading in Linde plc Shares on the Frankfurt Stock Exchange will commence on or about October 29, 2018 and that (ii) up to 295,000,000 Linde plc Shares intended for the settlement of the Merger will be admitted to trading on or about October 31, 2018 and that such Linde plc Shares will be introduced to trading on the Frankfurt Stock Exchange on or about November 1, 2018. However, there is no guarantee that the Admission will be approved.

It is expected that on the day of completion of the Business Combination the Linde plc Shares will be credited to holders of Praxair Shares (“Praxair Shareholders”) (in the case of Praxair Shareholders of record, subject to their prior authorization through, among other things, a letter of transmittal) and to Linde AG Shareholders holding Linde AG Shares which were tendered in the Exchange Offer.

Linde plc will seek inclusion in the S&P 500 and DAX 30 indices.

4.5.2	Praxair Shares

Praxair Shares, which are listed on the NYSE under the symbol “PX,” will be delisted from the NYSE on or as soon as practicable after the completion of the Business Combination, as permitted by applicable law, and deregistered under the Exchange Act, and Praxair, Inc. will no longer be required to file periodic reports with the SEC.

4.5.3	Linde AG Shares

It is expected that trading in Linde AG Shares tendered in the Exchange Offer will end on the Business Day prior to commencement of trading of Linde plc Shares on the Frankfurt Stock Exchange. Linde AG Shares not tendered will continue to be traded under ISIN DE0006483001, WKN 648300 and the new ticker symbol LNA until the effective time of the intended cash-merger squeeze-out.

4.5.4	Listing Agent

Credit Suisse Securities (Europe) Limited (“Credit Suisse” or the “Listing Agent”) is acting as listing agent in connection with the application for admission of the Linde plc Shares to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard).

No representation or warranty, express or implied, is made or given by or on behalf of the Listing Agent or any of its affiliates or any of their respective directors, officers or employees or any other person, as to the accuracy, completeness or fairness of the information or opinions contained in this Prospectus, and nothing contained in this Prospectus, is, or shall be relied upon as, a promise or representation by the Listing Agent or any of its affiliates as to the past or future.

Apart from the responsibilities and liabilities, if any, which may be applicable under mandatory law or imposed by the Central Bank of Ireland, the Frankfurt Stock Exchange and/or BaFin, Credit Suisse, in its capacity as Listing Agent, does not accept any responsibility for, or authorize the contents of, this Prospectus or its issue or any other statements made or purported to be made by either itself or on its behalf in connection with Praxair, The Linde Group, The Linde plc Group, the Admission or the Linde plc Shares. Accordingly, the Listing Agent disclaims all and any liability, whether arising in tort or contract or otherwise in respect of this Prospectus and/or any such statement.

4.6	Information to Distributors

Each distributor is responsible for undertaking its own target market assessment with respect to the Linde plc Shares and determining appropriate distribution channels.

Solely for the purposes of the product governance requirements contained within: (a) EU Directive 2014/65/EU on markets in financial instruments, as amended (“MiFID II”); (b) Articles 9 and 10 of Commission Delegated Directive (EU) 2017/593 supplementing MiFID II; and (c) local implementing measures (together, the “MiFID II Product Governance Requirements”), and disclaiming all and any liability, whether arising in tort, contract or otherwise, which any “manufacturer” (for the purposes of the MiFID II Product Governance Requirements) may otherwise have with respect thereto, the Linde plc Shares have been subject to a product approval process by the Listing Agent, which has determined that the Linde plc Shares are: (i) compatible with an end target market of retail investors and investors who meet the criteria of professional clients and eligible counterparties, each as defined in MiFID II; and (ii) eligible for distribution through all distribution channels as are permitted by MiFID II (the “Target Market Assessment”).

Notwithstanding the Target Market Assessment, any person subsequently offering, selling or recommending the Linde plc Shares (a “distributor”) should note that: the price of the Linde plc Shares may decline and investors could lose all or part of their investment; the Linde plc Shares offer no guaranteed income and no capital protection; and an investment in the Linde plc Shares is compatible only with investors who do not need a guaranteed income or capital protection, who (either alone or in conjunction with an appropriate financial or other adviser) are capable of evaluating the merits and risks of such an investment and who have sufficient resources to be able to bear any losses that may result therefrom.

The Target Market Assessment is without prejudice to the requirements of any contractual, legal or regulatory selling restrictions in relation to any subsequent offering or sale of the Linde plc Shares and does not constitute (i) an assessment of suitability or appropriateness for the purposes of MiFID II or (ii) a recommendation to any investor or group of investors to invest in, purchase, or take any other action whatsoever with respect to, the Linde plc Shares.

4.7	ISIN/WKN/Ticker Symbol

The International Securities Identification Number, the German Securities Code and the Ticker Symbol of the Linde plc Shares will be as follows:

International Securities Identification Number (ISIN)	IE00BZ12WP82
German Securities Code (Wertpapierkennnummer) (WKN)	A2D SYC
Ticker Symbol	LIN.

4.8	Existing Quotation

Linde plc Shares are not currently listed or traded on any exchange.

4.9	Share Transfer Restrictions

In accordance with the Linde plc constitution, Linde plc Shares are freely transferrable, subject to the Linde plc Board of Directors’ right to refuse to register a transfer in the following circumstances:

•

the instrument of transfer is not duly stamped, if required, and lodged, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the Linde plc Board of Directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of more than one class of shares;

•	the instrument of transfer is in favor of more than four persons jointly;

•

the Linde plc Board of Directors is not satisfied that all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; or

•

the Linde plc Board of Directors is not satisfied that the transfer would not violate the terms of any agreement to which Linde plc (or any of its subsidiaries) and the transferor are party or subject.

4.10	Designated Sponsor

The Listing Agent has agreed to assume the function of a designated sponsor of the Linde plc Shares traded on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse). The Listing Agent is entitled to designate an appropriately admitted third party to perform this function. Pursuant to the designated sponsor agreement expected to be concluded between the Listing Agent and Linde plc, the designated sponsor will, among other things, place limited buy and sell orders for the Linde plc Shares in the electronic trading system of the Frankfurt Stock Exchange during regular trading hours. This is intended to achieve greater liquidity in the market for the Linde plc Shares.

4.11	Material Costs of the Admission

The costs related to the Admission of the Linde plc Shares are expected to total approximately $6.5 million net of any applicable value added tax. No expenses will be charged to investors in Linde plc Shares by Linde plc.

PART V

THE BUSINESS COMBINATION

In Linde plc’s view, the Business Combination will bring together two leading companies in the global industrial gases industry, leveraging the proven strengths of each. Linde plc believes the transaction will combine The Linde Group’s long-held expertise in technology with Praxair’s efficient operating model, thus creating a global leader. The Combined Group is expected to enjoy strong positions in key geographies and end markets and to create a more diverse and balanced global portfolio.

5.1	Information About the Companies

5.1.1	Linde plc

Linde plc is a public limited company formed under the laws of Ireland on April 18, 2017 solely for the purpose of effecting the Business Combination. Upon the completion of the Business Combination, Linde plc will become the parent company of Praxair, Inc. and Linde AG. To date, Linde plc has not conducted any material activities other than those incidental to its formation and the matters contemplated by the Business Combination Agreement (including guarantees related to divestitures in connection with the Business Combination). On May 26, 2017, Linde plc formed Zamalight Holdco LLC (“Zamalight Holdco”), a Delaware limited liability company, which in turn formed Zamalight Subco, Inc. (“Merger Sub”). On July 26, 2017, Linde plc formed Linde Holding GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), which on July 28, 2017, in turn formed Linde Intermediate Holding AG, a German stock corporation (Aktiengesellschaft).

Linde plc’s principal executive offices are located at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom, and its telephone number at that location is +44 1483 242200. Linde plc’s registered office is located at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland. Linde plc is registered in the United Kingdom as an overseas company with number FC034479 and its UK establishment is registered at the principal executive offices of the company with registration number BR019569.

5.1.2	Praxair, Inc.

Praxair, Inc., a Delaware corporation, was founded in 1907 and became an independent publicly traded company in 1992. Praxair believes it is a leading industrial gas company in North and South America and one of the largest worldwide, based on 2017 revenue. It continues to be a major technological innovator in the industrial gases industry. Its primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). Praxair serves a diverse group of industries including healthcare, petroleum refining, manufacturing, food, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment. Praxair also designs, engineers, and builds equipment that produces industrial gases primarily for internal use. Praxair’s surface technologies segment supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders.

Praxair, Inc.’s principal executive offices are located at 10 Riverview Drive, Danbury, Connecticut 06810-6268, and its telephone number at that location is (203) 837-2000. Its registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808, and its common stock is listed on the NYSE under the symbol “PX” and ISIN US74005P1049.

As of January 1, 2017, 284, 900,776 Praxair Shares were outstanding. As of December 31, 2017, 286,776,991 Praxair Shares were outstanding. For reconciliation for the year 2017, see Praxair’s Consolidated Statements of Equity included in the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

5.1.3	Linde AG

Linde AG, a German stock corporation (Aktiengesellschaft), was founded in 1879. The Linde Group is one of the largest industrial gases companies worldwide (according to the report “Gas Report: Global Market 2017” published by Gasworld Ltd., Cornwall, United Kingdom, based on market share in 2016). The Linde Group offers a wide range of compressed and liquefied gases as well as chemicals and is a partner for a variety of industries. The Linde Group’s gases, such as oxygen, nitrogen, hydrogen, helium and specialty gases, are used, for example, in the energy sector, steel production, chemical processing, environmental protection and welding, as well as in food processing, glass production, electronics and in the healthcare sector. The Linde Group is also active in the sale of products in the field of medical technology, of pharmaceutical products and of other products in the healthcare area. The Linde Group’s engineering business includes the technology, engineering, procurement, project management and construction of industrial plants. The Linde Group’s plants are used in a wide variety of fields such as the petrochemical and chemical industries, refineries and fertilizer plants, to recover air gases, to produce hydrogen and synthesis gases and to treat natural gas.

Linde AG’s principal executive offices are located at Klosterhofstrasse 1, 80331 Munich, Germany and its telephone number at that location is +49 89 3575701. Its registered office is in Munich, Germany and its shares are listed on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) and the stock exchanges in Berlin, Dusseldorf, Hamburg, Munich and Stuttgart, as well as the Tradegate Exchange and are also traded on the open market (Freiverkehr) of the Hanover stock exchange, in each case under the symbol “LIN” and ISIN DE0006483001 (for Linde AG Shares not tendered into the Exchange Offer) and under the symbol “LINU” and ISIN DE000A2E4L75 (for Linde AG Shares tendered into the Exchange Offer). Linde AG Shares not tendered in the Exchange Offer will continue to be traded under ISIN DE0006483001, WKN 648300 and the new ticker symbol LNA until the effective time of the intended cash-merger squeeze-out.

As of January 1, 2017, the share capital of Linde AG was divided into 185,733,180 bearer shares, without par value, of which 185,638,071 shares were outstanding. As of December 31, 2017, 185,638,071 shares were outstanding. For reconciliation for the year 2017, see Note 20 to The Linde Group’s consolidated financial statements on page F.3-58.

5.2	Business Combination Agreement and Structure of the Business Combination

On June 1, 2017, Linde plc, its subsidiaries Zamalight Holdco and Merger Sub, as well as Praxair, Inc. and Linde AG entered into the Business Combination Agreement, which was amended on August 10, 2017. Pursuant to the Business Combination Agreement, Praxair, Inc. and Linde AG have agreed to combine their businesses under Linde plc. The effect of the Business Combination will be that Praxair, Inc. will become an indirect subsidiary of Linde plc through the merger of an indirect wholly-owned subsidiary of Linde plc, Merger Sub, with and into Praxair, Inc., and that Linde AG will become an indirect subsidiary of Linde plc through the Exchange Offer, which was published by Linde plc on August 15, 2017, to acquire each outstanding Linde AG Share for 1.540 Linde plc Shares.

Praxair, Inc. and Linde AG may mutually agree to amend the Business Combination Agreement. However, no amendment may be made which requires further approval by the Praxair Shareholders under applicable law or the rules of any relevant stock exchange unless such further approval is obtained. Furthermore, no amendment may alter the terms of the Exchange Offer. Praxair, Inc. and Linde AG may terminate the Business Combination Agreement in full at any time prior to the completion of the Exchange Offer by mutual written consent. In addition, the Business Combination Agreement, or certain specified covenants therein, may be terminated for, or may terminate as a result of, certain reasons, including, among others, a permanent injunction or order by any governmental entity in Ireland, the United Kingdom, Germany or the United States that prohibits or makes illegal the completion of the Business Combination, the occurrence of a change, event, occurrence or effect that has had or is reasonably expected to have a “material adverse change” on Linde AG or Praxair, Inc., the failure by either party to perform in any material respect the best efforts covenant to obtain regulatory approvals or the eventual failure to obtain approval by requisite governmental regulators and authorities.

The following diagram illustrates the simplified structure of Praxair, Inc., Linde AG and the Linde plc Group immediately after the completion of the Business Combination:

Following the completion of the Business Combination, Linde plc will be the ultimate holding company of the Combined Group, which will operate through its subsidiary undertakings, Linde AG and Praxair, Inc., Linde AG and Praxair, Inc. will continue to be the holding companies of The Linde Group and Praxair, respectively.

Following the settlement of the Exchange Offer, Linde plc intends to pursue a cash-merger squeeze-out, by which Linde plc (indirectly) would acquire all Linde AG Shares owned by remaining minority outside Linde AG Shareholders for adequate cash compensation and which would eliminate any minority shareholder interests in Linde AG remaining after the settlement of the Exchange Offer. For a more complete description of the contemplated post-completion reorganization by way of a cash-merger squeeze-out, see “5.6 Cash-Merger Squeeze-Out“.

The Combined Group is expected to benefit from targeted annual synergies and cost efficiencies ranging from $1.1 billion to $1.2 billion to be achieved over approximately three years. The figure includes existing cost reduction programs of Praxair and The Linde Group which are independent of the Business Combination, including The Linde Group’s LIFT program as well as additionally identified cost reduction potentials. Linde plc intends to achieve the total amount of synergies and efficiency savings irrespective of the allocation to the underlying drivers. For further information, see “2.1.1 Linde plc, Praxair and The Linde Group had to obtain certain governmental and regulatory approvals to consummate the Business Combination. Some of these approvals are subject to restrictions, divestiture or other requirements or other conditions imposed by certain governmental and regulatory agencies, such as the European Commission and the U.S. Federal Trade Commission, which may adversely impact the business, financial condition or results of operations of the Combined Group.”

5.3	The Exchange Offer and the Merger

The Business Combination Agreement contemplates that Linde AG will become an indirect subsidiary of Linde plc through the Exchange Offer. The parties to the Business Combination Agreement have agreed that, immediately after the time that Linde plc exchanges Linde plc Shares for the Linde AG Shares that have been validly tendered and not withdrawn in the Exchange Offer, Merger Sub will merge with and into Praxair, Inc., with Praxair, Inc. surviving the Merger as an indirect wholly-owned subsidiary of Linde plc.

On August 15, 2017, Linde plc published the offer document for the Exchange Offer (the “Offer Document”). Under the terms of the Exchange Offer, Linde plc offered to acquire each outstanding Linde AG Share in exchange for 1.540 Linde plc Shares, subject to certain closing conditions being satisfied. The initial acceptance period of the Exchange Offer expired on October 24, 2017. The (extended) acceptance period and the mandatory additional acceptance period of the Exchange Offer expired on November 7, 2017 and November 24, 2017, respectively. Withdrawal rights expired on November 7, 2017. The Exchange Offer has been accepted for a total of 170,874,958 Linde AG Shares, which corresponds to an acceptance rate of approximately 92% of the share capital of Linde AG.

On September 27, 2017, the Praxair Shareholders approved the Business Combination at a Praxair special shareholder meeting. At the effective time of the Merger, each outstanding Praxair Share will be converted into the right to receive one fully paid and non-assessable Linde plc Share. This does not apply to Praxair Shares that are held by Praxair, Inc., Linde plc or any of their direct or indirect wholly-owned subsidiaries (unless held on behalf of third parties), which will be canceled for no consideration instead.

The exchange ratios for the Exchange Offer and the Merger are fixed and will not be adjusted to reflect trading prices of Praxair Shares or Linde AG Shares prior to the completion of the Business Combination.

Under the terms of the Exchange Offer, all closing conditions had to be satisfied within twelve months following the expiration of the initial acceptance period of the Exchange Offer, i.e., by October 24, 2018. On October 22, 2018, Linde plc published a notification stating that, for purposes of the Exchange Offer, all closing conditions have been satisfied and that the Exchange Offer will be completed.

5.3.1	Governmental and Regulatory Approvals

On April 26, 2018, the Committee on Foreign Investment in the United States (CFIUS) cleared the Business Combination. On April 27, 2018, Linde plc published a notification stating that, for purposes of the Exchange Offer, the related closing condition has been satisfied.

Further, the Business Combination has been approved by the competent antitrust authorities in the following jurisdictions or the necessary waiting periods in the following jurisdictions have expired (limited to those antitrust approvals the receipt of which has been a condition to the closing of the Exchange Offer):

•

Brazil: Praxair, Inc. and Linde AG applied to the Brazilian Conselho Administrativo de Defesa Econômica on December 22, 2017 for antitrust approval of the Business Combination. The last approval required to meet the related closing condition was granted on August 22, 2018. In connection with the merger control review, Praxair, Inc. and Linde AG committed to divest Linde AG’s industrial gases business in Brazil. For further information on divestitures, see section “5.3.2.2 Significant Divestitures in North and South America” below. On August 23, 2018, Linde plc published a notification stating that, for purposes of the Exchange Offer, the related closing condition has been satisfied.

•

Canada: Praxair, Inc. and Linde AG applied to the Competition Bureau Canada on September 7, 2017 for antitrust approval of the Business Combination. The statutory waiting period expired on May 3, 2018. For further information on related divestitures, see section “5.3.2.2 Significant Divestitures in North and South America” below. On May 4, 2018, Linde plc published a notification stating that the Competition Bureau Canada will continue to assess the Business Combination but that, for purposes of the Exchange Offer, the related closing condition has been satisfied.

•

China: Praxair, Inc. and Linde AG applied to the Ministry of Commerce of the People’s Republic of China on August 14, 2017 for antitrust approval of the Business Combination. The filing was subsequently withdrawn and resubmitted. Approval was granted by the State Administration for Market Regulation of the People’s Republic of China on September 30, 2018. In connection with the merger control review, Praxair, Inc. and Linde AG committed to divest certain Linde AG and Praxair, Inc. assets in China. For further information on divestitures, see section “5.3.2.3 Significant Divestitures in the People’s Republic of China, India and the Republic of Korea” below. On October 1, 2018, Linde plc published a notification stating that, for purposes of the Exchange Offer, the related closing condition has been satisfied.

•

European Union: Praxair, Inc. and Linde AG notified the Business Combination to the European Commission on January 12, 2018. The last approval required to meet the related closing condition was granted by the European Commission on October 22, 2018. In connection with the merger control review, Praxair, Inc. and Linde AG made certain commitments, mainly to divest Praxair, Inc.’s industrial gases business in the European Union as well as Praxair, Inc.’s shareholding in its Italian joint venture Società Italiana Acetilene e Derivati S.p.A. For further information on divestitures, see section “5.3.2.1 Significant Divestitures in the European Union” below. On October 22, 2018, Linde plc published a notification stating that, for purposes of the Exchange Offer, the related closing condition has been satisfied.

•

India: Praxair, Inc. and Linde AG applied to the Competition Commission of India on January 11, 2018 for antitrust approval of the Business Combination. Approval was granted on September 7, 2018. In connection with the merger control review, Praxair, Inc. and Linde AG committed to divest certain assets and shareholdings in India. For further information on divestitures, see section “5.3.2.3 Significant Divestitures in the People’s Republic of China, India and the Republic of Korea” below. On September 7, 2018, Linde plc published a notification stating that, for purposes of the Exchange Offer, the related closing condition has been satisfied.

•

Mexico: Praxair, Inc. and Linde AG applied to the Federal Economic Competition Commission on December 6, 2017 for antitrust approval of the Business Combination. Approval was granted on June 21, 2018. On June 22, 2018, Linde plc published a notification stating that, for purposes of the Exchange Offer, the related closing condition has been satisfied.

•

Russia: Praxair, Inc. and Linde AG applied to the Federal Antimonopoly Service of the Russian Federation on September 15, 2017 for antitrust approval of the Business Combination. Approval was granted on October 13, 2017 and, pursuant to and for purpose of applicable Russian rules, lasts for one year following the grant of such approval. On October 16, 2017, Linde plc published a notification stating that, for purposes of the Exchange Offer, the related closing condition has been satisfied. Based on the Company’s understanding of applicable law, the closing condition remains satisfied notwithstanding the expiry of such approval and therefore does not impair the valid and effective completion of the Business Combination.

•

South Korea: Praxair, Inc. and Linde AG applied to the Korea Fair Trade Commission on August 14, 2017 for antitrust approval of the Business Combination. Approval was granted on October 8, 2018. In connection with the merger control review, the Korea Fair Trade Commission required Linde AG and Praxair, Inc. to divest certain assets in South Korea. For further information on divestitures, see section “5.3.2.3 Significant Divestitures in the People’s Republic of China, India and the Republic of Korea” below. On October 8, 2018, Linde plc published a notification stating that, for purposes of the Exchange Offer, the related closing condition has been satisfied.

•

United States: Praxair, Inc. and Linde AG applied to the FTC on July 7, 2017 for antitrust approval of the Business Combination. Approval was granted on October 22, 2018. In connection with the merger control review, Linde plc, Praxair, Inc. and Linde AG entered into a Consent Agreement with the FTC which provides for certain divestitures and other commitments in North and South America. For further information, see section “5.3.2.2 Significant Divestitures in North and South America” below. On October 22, 2018, Linde plc published a notification stating that, for purposes of the Exchange Offer, the related closing condition has been satisfied and that, therefore, all closing conditions have been satisfied and the Exchange Offer will be completed.

5.3.2	Significant Divestitures agreed in light of the Business Combination

In connection with the antitrust approvals obtained in respect of the Business Combination Linde AG and Praxair, Inc. have committed vis-à-vis the relevant authorities to divest certain assets or businesses of The Linde Group and/or Praxair. Against this background, the divestitures described in the following sections are intended to address certain overlaps in the combined product portfolio of The Linde Group and Praxair in light of the antitrust approval and review processes for the Business Combination. These divestitures have not yet been consummated since they are subject to the completion of the Business Combination. Therefore, none of the divestitures have been reflected in the historical financial information included or the business activities described in this Prospectus. For their treatment in the unaudited pro forma condensed combined financial information included in PART VIII (Unaudited Pro Forma Condensed Combined Financial Information), see section “8.8 Divestitures”.

To allocate the rights and obligations in connection with the divestitures described in the following sections, Linde AG, Praxair, Inc. and Linde plc entered into an allocation agreement on July 4, 2018. Under such agreement, the rights and obligations in connection with any divestiture shall generally rest with the seller of the related assets.

Linde plc intends to use the net proceeds from any divestitures made in light of the Business Combination for corporate purposes, including to finance the compensation to be paid in the course of the cash-merger squeeze-out as described in “5.6 Cash-Merger Squeeze-Out.”

5.3.2.1	Significant Divestitures in the European Union

On December 5, 2017, Praxair, through its subsidiaries Praxair Italia S.r.l., Rivoira Pharma S.r.l. and Rivoira S.p.A. (“Rivoira”), signed an exchange agreement with Società Italiana Acetilene e Derivati S.p.A. (“SIAD”), Samac S.r.l. and Flow Fin S.p.A. (“Flow Fin”), Praxair’s joint venture partner in SIAD and in Rivoira (the “SIAD SPA”). Under the SIAD SPA, (i) Praxair will sell its participation in SIAD to Flow Fin and its participation in certain other Italian companies to SIAD, (ii) Flow Fin will sell its participation in Rivoira S.p.A. and in certain other Italian companies to Praxair and (iii) SIAD will sell its participation in an Italian Praxair subsidiary to Praxair. The sales are expected to result in a net purchase price of approximately €90 million payable by Praxair to Flow Fin. Following the closing of the transaction, joint ventures between Praxair and Flow Fin will be terminated, Flow Fin will hold 100% of the shares in SIAD and Praxair will hold 100% of the shares in Rivoira. Praxair’s shares in Rivoira and the other Italian companies acquired under the SIAD SPA will be subject to the Praxair Europe SPA described below.

The agreement is conditioned on the successful consummation of the Business Combination and other regulatory approvals. The SIAD SPA contains representations, warranties and covenants that are customary for a transaction of this nature.

On July 5, 2018, Praxair, Inc. signed a sale and purchase agreement to sell the majority of its businesses in Europe to Taiyo Nippon Sanso Corporation, an affiliate of Mitsubishi Chemical Holdings Corporation (the “Praxair Europe SPA”). The Praxair Europe SPA was entered into as part of the commitments in connection with the merger control review of the Business Combination by the European Commission. The assets to be sold include Praxair’s industrial gases businesses in Belgium, Denmark, France, Germany, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden and the United Kingdom with approximately 2,500 employees. The businesses generated annual sales of €1.3 billion in 2017. The purchase price for this transaction is €5.0 billion in cash consideration and is subject to customary adjustments at closing. Under the Praxair Europe SPA, Linde plc has given an independent guarantee as of the completion of the Business Combination for the full, due and timely performance and observance of all obligations of Praxair, Inc. and its local subsidiaries holding shares in the companies operating the businesses to be sold.

The agreement is conditioned on the successful consummation of the Business Combination and other regulatory approvals. The Praxair Europe SPA contains representations, warranties and covenants that are customary for a transaction of this nature. Praxair and Linde plc acting jointly may terminate the Praxair Europe SPA if the Business Combination has not been completed on or before October 24, 2018, or the satisfaction of any of the closing conditions set forth in the Praxair Europe SPA has become impossible, unless, where permissible, waived. If closing of the Praxair Europe SPA has not occurred by May 1, 2019, each of Praxair and Linde plc acting jointly and Taiyo Nippon Sanso Corporation may terminate the Praxair Europe SPA.

Following the closing of the Praxair Europe SPA and the SIAD SPA, Praxair will have minor remaining operations in Europe which will be outside of the industrial gases business and mainly related to coatings.

5.3.2.2	Significant Divestitures in North and South America

On July 16, 2018, Linde AG, Praxair, Inc. and Linde plc signed a sale and purchase agreement to sell the majority of The Linde Group’s industrial gases business in North America and certain industrial gases business activities in South America of The Linde Group and Praxair, including substantially all of The Linde Group’s bulk business in the U.S., certain carbon monoxide, hydrogen and steam methane reforming businesses, parts of the local pipeline and specialty gases business and access to the helium sources of The Linde Group (including associated businesses in Puerto Rico and the U.S. Virgin Islands) and The Linde Group’s industrial gases businesses in Brazil, Canada and Colombia, as well as Praxair’s business in Chile and certain customer relations of Praxair in the U.S., to a consortium comprising entities of German industrial gases manufacturer Messer Group and CVC Capital Partners Fund VII. The scope of the divestiture has been supplemented to address additional requirements of the antitrust authorities and is covered by an amendment agreement dated September 22, 2018 and October 19, 2018 (the agreement, as amended, the “Americas SPA”). Certain businesses of The Linde Group in North and South America will not be divested under the Americas SPA, including certain assets related to the atmospheric gases and CO2 business.

In 2017, the businesses of The Linde Group to be sold under the amended Americas SPA generated annual sales of €1.5 billion and EBITDA of €350 million. The purchase price of €3.0 billion is subject to fixed deductions for certain items relating to liabilities of the sold business, and customary adjustments for cash, financial debt and working capital at closing.

Under the Americas SPA, Linde plc has given an independent guarantee to MG Industries GmbH, a purchaser entity that is part of the Messer Group, as of the completion of the Business Combination for the full, due and timely performance of any obligation of Linde AG and Praxair, Inc. under the Americas SPA.

The Americas SPA contains representations, warranties and covenants (including sufficiency of assets in light of the carve-out) that can be considered customary for a transaction of this nature. Closing of the Americas SPA is subject to the completion of the Business Combination and certain regulatory approvals.

Linde AG, Praxair, Inc. and Linde plc acting jointly may terminate the Americas SPA if (i) any of these closing conditions have not been met on or before October 24, 2018, or (ii) the satisfaction of any of these closing conditions has become impossible, unless, where permissible, waived. MG Industries GmbH may terminate the Americas SPA if the closing of the Americas SPA has not occurred prior to April 11, 2019 and in certain other circumstances.

In the course of the merger control proceedings in the United States, Linde plc, Praxair, Inc. and Linde AG entered into an agreement with the FTC dated October 1, 2018 (the “Consent Agreement”) which provides for the divestitures under the Americas SPA and provides for certain additional divestiture commitments in the United States. Such additional divestments include certain businesses relating to the sale of hydrogen, carbon monoxide, syngas and superheated steam produced in Clear Lake, Texas and La Porte, Texas as well as elsewhere in the United States to distinct buyers, respectively. As of the date of this Prospectus, only for certain of these assets a sale and purchase agreement was entered into.

Pursuant to the Consent Agreement, the assets covered thereunder must be divested within 120 calendar days after entering into the Consent Agreement to a buyer that receives the prior approval of the FTC. In the event that any assets are not sold within the ordered 120 days from the effectiveness of the Consent Agreement, the FTC may appoint a divestiture trustee to sell such assets expeditiously and at no minimum price in order to satisfy the requirements under the Consent Agreement.

In addition, under the Consent Agreement, Linde plc, Praxair, Inc. and Linde AG shall (i) continue to operate The Linde Group and Praxair as independent, ongoing, economically viable, competitive businesses held separate, distinct, and apart from each other’s operations (ii) not coordinate any aspect of the operations of The Linde Group and Praxair, including the marketing or sale of any products; and (iii) maintain separate financial ledgers, books, and records that report on a periodic basis, consistent with past practices, the assets, liabilities, expenses, revenues, and income of each (such order, the “Hold Separate Order”). Such Hold Separate Order applies globally and will only expire once the divestitures set forth above, except for the divestitures in Clear Lake, Texas and La Porte, Texas, have been completed (the “Hold Separate Period”).

For a period of 30 days starting on October 22, 2018, the Consent Agreement is subject to public comments which may affect the FTC’s commitment or lead to adjustments to the Consent Agreement.

5.3.2.3	Significant Divestitures in the People’s Republic of China, India and the Republic of Korea

In connection with the merger control proceedings in China, Praxair, Inc. and Linde AG have made certain divestiture commitments to the State Administration for Market Regulation of the People’s Republic of China. Praxair, Inc. and Linde AG have committed to divest Linde AG’s participation in a joint venture concerning four air separation units, helium sourcing contracts and helium customer contracts as well as ancillary support. The divestment assets generated total revenues of approximately $90 million in 2017. As of the date of this Prospectus, no contract regarding the sale of the divestment assets has been signed with any potential purchaser.

In connection with the merger control proceedings in India, Praxair, Inc. and Linde AG have made certain divestiture commitments to the Competition Commission of India. Praxair, Inc. and Linde AG have committed to divest in total four onsite plants and four cylinder filling stations as well as Linde AG’s shareholding in its Indian joint venture with Inox Air Products Private Limited (Bellary Oxygen Company Private Limited (Belloxy)). The assets to be divested generated total revenues of approximately INR8,500 million in 2016 (approximately €100 million). As of the date of this Prospectus, no contract regarding the sale of the divestment assets has been signed with any potential purchaser.

In connection with the merger control proceedings in South Korea, the Korea Fair Trade Commission ordered Praxair, Inc. and Linde AG to divest certain assets in South Korea. Praxair, Inc. and Linde AG are ordered to divest Linde AG’s tonnage and bulk oxygen, nitrogen and argon facilities as well as Praxair, Inc.’s excimer laser gas production line in South Korea. The assets to be divested generated total revenues of approximately €170 million in 2016. As of the date of this Prospectus, no contract regarding the sale of the divestment assets has been signed with any potential purchaser.

5.4	Treatment of Equity Awards

5.4.1	Praxair Equity Awards

5.4.1.1	Praxair Stock Options

At the effective time of the Merger, each Praxair stock option will be converted into an option to purchase Linde plc Shares on substantially the same terms and conditions as were applicable to such Praxair stock option immediately prior to the effective time of the Merger. The number of Linde plc Shares subject to each such Linde plc stock option will equal the number of Praxair Shares subject to each Praxair stock option immediately prior to the effective time of the Merger. Such Linde plc stock option will have the same exercise price per share as the per-share exercise price applicable to such Praxair stock option immediately prior to the effective time of the Merger. As of June 30, 2018, 11.2 million Praxair stock options were outstanding. For further information see Note 10 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus.

5.4.1.2	Praxair Restricted Stock Units

At the effective time of the Merger, each Praxair restricted stock unit (“RSU”) will be converted into a Linde plc RSU on substantially the same terms and conditions as were applicable to such Praxair RSU immediately prior to the effective time of the Merger. The number of Linde plc Shares subject to each such Linde plc RSU will equal the number of Praxair Shares subject to each Praxair RSU immediately prior to the effective time of the Merger. As of June 30, 2018, 0.4 million Praxair RSUs were non-vested. For further information see Note 10 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus.

5.4.1.3	Praxair Performance Share Units

At the effective time of the Merger, each Praxair performance share unit (“PSU”) issued by Praxair, Inc. will be converted into a Linde plc RSU on substantially the same terms and conditions as were applicable to such Praxair PSU immediately prior to the effective time of the Merger. The number of Linde plc Shares subject to each such Linde plc RSU will equal the greater of (i) the target number of Praxair Shares subject to such Praxair PSU and (ii) the percentage of the target number of Praxair Shares subject to such Praxair PSU determined in good faith based on the achievement of the performance goals applicable to such Praxair PSU immediately prior to the effective time of the Merger. As of June 30, 2018, 0.4 million Praxair PSUs were non-vested. For further information see Note 10 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus.

5.4.2	Linde LTIP

From 2012 to 2017, the members of the Linde AG Executive Board and other key employees participated in Linde AG’s share-based incentive program for executives (the “Linde LTIP”), and, to date, still hold awards under the Linde LTIP. Under the Linde LTIP, members of the Linde AG Executive Board and other key employees were granted Linde stock options to subscribe for Linde AG Shares at an exercise price of €2.56 per share (“Linde Stock Options”), subject to a four-year waiting period and the fulfillment of certain performance and other conditions. To become entitled to exercise Linde Stock Options, the Linde LTIP requires each beneficiary to continue to be employed with The Linde Group throughout the applicable waiting periods (subject to certain “good leaver” provisions). In addition, beneficiaries belonging to certain top management levels of The Linde Group (including the members of the Linde AG Executive Board) were required to make a personal investment in a specific number of Linde AG Shares (“Investment Shares”) and to continue to hold such Investment Shares throughout the applicable waiting periods. Linde AG awards one matching Linde AG Share for free for each Investment Share held throughout the applicable waiting period (“Linde Matching Share Rights”, and collectively with Linde Stock Options, the “Linde Equity Awards”). All other beneficiaries were not required to acquire and hold Investment Shares to obtain Linde Stock Options, provided that if they did so voluntarily, they were entitled to receive Linde Matching Share Rights. According to the terms of the Linde LTIP, Linde AG may deviate from certain requirements of the plan conditions (e.g., by allowing for a cash settlement), in particular to comply with applicable local laws in certain jurisdictions. Both the Linde Stock Options and the Linde Matching Share Rights were granted under the Linde LTIP in annual tranches. The last tranche was granted in June 2017.

The Business Combination Agreement provides that, in connection with the Business Combination, as a general matter, the Linde LTIP and the outstanding Linde Equity Awards that were granted under the Linde LTIP will be terminated. Upon such termination, each outstanding Linde Equity Award for which the applicable waiting period has not yet expired will be partially paid out in cash by Linde AG or the local employer and partially replaced with Linde plc equity awards under a new Long Term Incentive Plan 2018 of Linde plc (the “Linde LTIP 2018”) that are subject to vesting based on continued service until the end of the four-year waiting period applicable to the relevant Linde Equity Award (subject to certain “good leaver” provisions). The extent to which each Linde Equity Award will be paid out in cash, as opposed to being replaced with Linde plc equity awards, will be based on the valuation underlying the payout in cash and on the extent to which the award’s waiting period has elapsed as of completion of the Exchange Offer. Linde plc will grant replacement Linde plc stock options in respect of terminated Linde Stock Options to the extent the waiting period applicable to the terminated Linde Stock Options will not have elapsed up to the time of consummation of the Exchange Offer and it will grant Linde plc RSUs in respect of terminated Linde Matching Share Rights to the extent the waiting period applicable to the terminated Linde Matching Share Rights will not have elapsed up to the time of consummation of the Exchange Offer. Exercisable Linde Stock Options granted in 2014, for which the waiting period has lapsed in June 2018 and which have not been exercised prior to termination, will be fully paid out in cash by Linde AG or the local employer.

For a more detailed description of the termination of the Linde Equity Awards and the replacement equity awards that will be granted under the Linde LTIP 2018 see section “15.8.3.1 Linde LTIP Termination, Cash Payment and Replacement Awards of Linde plc”.

Certain unique rules apply with respect to members of the Linde AG Executive Board, including with respect to the timing of the Linde LTIP termination. For a discussion on the treatment of equity awards held by members of the Linde AG Executive Board under the Linde LTIP, please refer to “15.8.3 Linde LTIP, Generally”.

5.5	Litigation Related to the Business Combination

On October 20, 2017, with the support of the German shareholders’ association DSW – Deutsche Schutzvereinigung für Wertpapierbesitz e.V. (“DSW”), seven Linde AG Shareholders have initiated judicial proceedings in the district court of Munich (Landgericht München I) requesting a declaratory judgment that the execution of the Business Combination Agreement had required a prior approval by a general shareholders’ meeting of Linde AG. Linde AG considers these allegations to be without merit and submitted statements of defense in these proceedings. A court hearing took place on July 26, 2018, and proceedings are still ongoing. Linde AG is of the opinion that no such approval was required under German corporate law. However, no assurance can be given regarding the outcome of these judicial proceedings.

In addition, by letter dated February 23, 2018, BaFin informed Linde AG that it has commenced administrative fine proceedings against Linde AG regarding an alleged omission to issue an ad hoc announcement under Article 17 of Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse (“EU Market Abuse Regulation”) in the context of the preliminary talks between Linde AG and Praxair, Inc. from June through August 2016 and an alleged belated ad hoc announcement under Article 17 of the EU Market Abuse Regulation with respect to the departure of then Chief Financial Officer of Linde AG, Mr. Georg Denoke, from office in September 2016. Linde AG has submitted a statement of defense in these administrative fine proceedings. The administrative fine proceedings are ongoing.

5.6	Cash-Merger Squeeze-Out

Linde plc intends to pursue a cash-merger squeeze-out under Sections 62(1) and 62(5) of the German Transformation Act (Umwandlungsgesetz) in conjunction with Section 327a et seq. of the German Stock Corporation Act (Aktiengesetz) following consummation of the Exchange Offer.

Pursuant to Sections 62(1) and 62(5) of the German Transformation Act, within a three-month period following the date the transferring corporation and the acquiring corporation enter into a merger agreement (Verschmelzungsvertrag), the meeting of shareholders of the transferring corporation may resolve to transfer ownership of the shares held by the minority shareholders to the acquiring corporation in exchange for an adequate compensation in cash. This so-called cash-merger squeeze-out requires the acquiring corporation to be a German stock corporation (Aktiengesellschaft) or a German partnership limited by shares (Kommanditgesellschaft auf Aktien) or a European Company (Societas Europaea) and to own at least 90% of the transferring corporation’s issued share capital (when determining the relevant share capital, treasury shares and shares held for the account of the transferring corporation will not be taken into account). The cash compensation is determined by the acquiring corporation and reviewed by a court-appointed independent expert.

Linde plc will own approximately 92% of Linde AG’s issued share capital following consummation of the Exchange Offer. Linde plc will transfer the Linde AG Shares through its subsidiary Linde Holding GmbH to its indirect subsidiary Linde Intermediate Holding AG. Since Linde Intermediate Holding AG will own approximately 92% of Linde AG’s share capital, it will hold the required number of shares to effect the cash-merger squeeze-out as described above. To that end, Linde Intermediate Holding AG and Linde AG intend to enter into a merger agreement which will contain a reference to the squeeze-out of the remaining minority outside Linde AG Shareholders against adequate cash compensation. Following the registration of the transaction with the commercial register (Handelsregistereintragung), the principal shareholder, i.e. Linde Intermediate Holding AG, must pay the cash compensation to the minority shareholders against delivery of the remaining shares. Prior to the meeting of shareholders, the principal shareholder is required to obtain a commitment letter by a credit institution licensed to do business in the Federal Republic of Germany guaranteeing this obligation. The adequate cash compensation will be determined by the principal shareholder and must take into account Linde AG’s circumstances at the time of the squeeze-out resolution and must reflect the full value of the minority shareholders’ shares. It is typically determined using the discounted earnings method (Ertragswertmethode) or, if appropriate, the discounted cash flow method, in each case as provided for under the “Principles for the Preparation of Business Valuations” under IDW Standard S 1 (2008) of the Institute of Public Auditors in Germany e.V. (Institut der Wirtschaftsprüfer in Deutschland e.V.). The adequacy of the compensation is reviewed by a court-appointed independent expert. The expert opinion will be provided prior to the shareholder meeting resolving on the cash-merger squeeze-out.

On October 15, 2018, Linde AG published an ad hoc announcement stating that the amount of the adequate cash compensation was anticipated to be €188.24 per Linde AG Share. Accordingly, the total cash compensation to be paid to minority shareholders is currently anticipated to amount to approximately €2.8 billion. Linde Intermediate Holding AG will determine the final cash compensation once the valuation and auditing activities have been completed.

At the time of the registration of the transaction with the commercial register (Handelsregistereintragung), the cash-merger squeeze-out will become effective, and all Linde AG Shares held by minority shareholders will be transferred to Linde Intermediate Holding AG by operation of law and thereafter cancelled.

Each Linde AG Shareholder who was present at the meeting of shareholders that passed the squeeze-out resolution and who objected to the squeeze-out resolution at the meeting (Widerspruch zur Niederschrift) may initiate an action to set aside (Anfechtungsklage) under the requirements of Sections 243 et seq. of the German Stock Corporation Act. In an action to set aside, a plaintiff may ask a court within a one-month period following the date of the squeeze-out resolution to enjoin that resolution due to a violation of law or Linde AG’s articles of association; however, an action to set aside may not be based on an alleged inadequacy of the squeeze-out compensation.

In addition to such action to set aside (Anfechtungsklage), Linde AG Shareholders may, subject to applicable law, have appraisal rights following the effectiveness of the cash-merger squeeze-out. In a cash-merger squeeze-out pursuant to Sections 62(1) and 62(5) of the German Transformation Act in conjunction with Section 327a et seq. of the German Stock Corporation Act (Aktiengesetz), the court may review the adequacy of the compensation received by minority shareholders in the squeeze-out transaction based on the value of their Linde AG Shares as of the time of the shareholder meeting of Linde AG resolving on such post-completion reorganization transaction. Following the approval of the cash-merger squeeze-out at the shareholder meeting of Linde AG and its registration with the competent commercial register, each Linde AG Shareholder may challenge the determination of the amount of cash consideration pursuant to the German Appraisal Proceedings Act (Spruchverfahrensgesetz).

Pursuant to Sections 2 and 4 of the German Appraisal Proceedings Act, a minority shareholder must file a motion to commence an appraisal proceeding with the competent district court (Landgericht) within a three-month period following the publication of the registration of the squeeze-out transaction with the commercial register.

The court’s final decision in an appraisal proceeding is binding for all remaining minority shareholders. If the court awards a higher cash compensation in the appraisal proceeding, all minority shareholders will, subject to applicable law, be able to receive the benefit of the incremental compensation even if they themselves did not file an application to initiate the appraisal proceedings.

THE FOREGOING DISCUSSION IS NOT A COMPLETE STATEMENT OF APPLICABLE GERMAN LAW AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE GERMAN STOCK CORPORATION ACT, THE GERMAN TAKEOVER ACT, THE GERMAN TRANSFORMATION ACT, AND THE GERMAN APPRAISAL PROCEEDINGS ACT. WE ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN GERMAN LEGAL ADVISOR.

PART VI

DIVIDEND POLICY

6.1	General Provisions Relating to Profit Allocation and Dividend Payments under Irish Law

Under Irish law, Linde plc may only pay dividends, make distributions and also generally repurchase or redeem shares from its distributable reserves, which are, generally, its accumulated realized profits (so far as not previously utilized by distribution or capitalization) less its accumulated realized losses (so far as not previously written off in a reduction or reorganization of capital duly made). In addition, no distribution or dividend may be made if the net assets of Linde plc are not, or if making such distribution or dividend will cause the net assets of Linde plc to not be, equal to, or in excess of, the aggregate of Linde plc’s called-up share capital plus undistributable reserves. Undistributable reserves include Linde plc’s undenominated capital and the amount by which Linde plc’s accumulated unrealized profits exceeds its accumulated unrealized losses.

The determination as to whether or not Linde plc has sufficient distributable reserves to fund a dividend must be made by reference to Linde plc’s most recent unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Act. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Immediately following the Business Combination, the unconsolidated balance sheet of Linde plc will not contain any distributable reserves, and “shareholders’ equity” in such balance sheet will be comprised entirely of (i) “share capital” (equal to the aggregate nominal value of the Linde plc Shares issued pursuant to the Business Combination), (ii) “share premium” (resulting from the issuance of Linde plc Shares as part of the Merger which will be equal to the aggregate market value of Praxair less the nominal value of the share capital issued to Praxair Shareholders), (iii) further “share premium” or the “merger reserve” (resulting from the issuance of Linde plc Shares in connection with the Exchange Offer which will be equal to the aggregate market value of Linde AG Shares owned by Linde plc on completion of the Business Combination, less the share capital issued to Linde AG Shareholders) and (iv) incorporation “share premium” (resulting from the share premium paid in by Enceladus Holding Limited, a private company limited by shares formed under the laws of Ireland and having its registered address at Ten Earlsfort Terrace, Dublin 2, Ireland (“Enceladus”), and Cumberland Corporate Services Limited, a private company limited by shares formed under the laws of Ireland and having its registered address at 6th Floor, 2 Grand Canal Square, Dublin 2, Ireland (“Cumberland”) in respect of the 25,000 ordinary shares of €1.00 each in the capital of Linde plc issued on incorporation (and subsequently converted into and re-designated as 25,000 A ordinary shares of €1.00 each on July 25, 2017), which is equal to the aggregate sum of €25,000.

At the extraordinary shareholders meeting of Praxair, Inc. on September 27, 2017, Praxair Shareholders approved a non-binding advisory proposal to approve (and Linde AG Shareholders accepting the Exchange Offer approved through the declaration of acceptance) the reduction of the share premium account of Linde plc to allow for the creation of distributable reserves of Linde plc, which are required under Irish law in order to allow Linde plc to make distributions and to pay dividends and generally to repurchase or redeem shares following completion of the Business Combination. On October 17, 2018, the sole shareholder of Linde plc approved, by way of special written resolution (subject to and with effect from completion of the Business Combination, and subject to the confirmation of the High Court of Ireland (the “Irish High Court”)), (i) a reduction in the company capital of Linde plc by the cancellation of the entire amount standing to the credit of Linde plc’s share premium account created as a result of the Exchange Offer and the Merger (or such lesser amount as any director or authorized person, in his or her sole discretion, may determine), and (ii) the resulting reserve from the cancellation of the share premium being treated as profits available for distribution. On October 23, 2018, the Linde plc Board of Directors approved the creation of such share premium and authorized Linde plc to seek the approval of the Irish High Court to create distributable reserves of Linde plc. Linde plc intends to seek such approval as soon as practicable following the effective time of the Business Combination. Linde plc seeks to obtain the approval of the Irish High Court within 15 weeks after the effective time of the Business Combination.

Until the Irish High Court approval is obtained or distributable reserves are created as a result of profitable operations of Linde plc, Linde plc will not have sufficient distributable reserves to pay dividends or to repurchase or redeem shares following the Business Combination. Although Linde plc is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court.

6.2	Dividend History

Linde plc was incorporated on April 18, 2017 and has not paid any dividends to date. The table below sets forth, for the periods indicated, the dividends declared on Praxair Shares and on Linde AG Shares.

	Praxair Shares	Linde AG Shares
	Dividend	Dividend
2018
Third Quarter	$0.825	—
Second Quarter	$0.825	—
First Quarter	$0.825	—
2017		€7.00
Fourth Quarter	$0.7875	—
Third Quarter	$0.7875	—
Second Quarter	$0.7875	—
First Quarter	$0.7875	—
2016		€3.70
Fourth Quarter	$0.750	—
Third Quarter	$0.750	—
Second Quarter	$0.750	—
First Quarter	$0.750	—
2015		€3.45
Fourth Quarter	$0.715	—
Third Quarter	$0.715	—
Second Quarter	$0.715	—
First Quarter	$0.715	—

6.3	Dividend Policy

Praxair, Inc. has historically paid its shareholders a quarterly cash dividend, most recently on August 15, 2018 in an amount equal to $0.825 per share.

Linde AG has historically paid its shareholders an annual cash dividend, with record dates and payment dates set in accordance with the relevant German stock corporation law (Aktiengesetz). With respect to the financial year 2016, Linde AG paid a cash dividend in an amount equal to €3.70 per share. Most recently, on May 8, 2018, Linde AG paid a cash dividend in an amount equal to €7.00 per share. In economic terms, such dividend comprised a distribution for the 2017 financial year of €3.90 per Linde AG Share and, in addition, a pro rata distribution of €3.10 per Linde AG Share for the first three quarters of the 2018 financial year in accordance with the terms of the Business Combination Agreement.

On October 23, 2018, subject to the creation of distributable reserves as described under “6.1 General Provisions Relating to Profit Allocation and Dividend Payments under Irish Law”, the Linde plc Board of Directors approved the payment of an interim dividend for the fourth quarter of 2018. The terms of any such dividend will be determined by a sub-committee of the Linde plc Board of Directors.

The future dividend policy for the Combined Group will be determined following the completion of the Business Combination. The Linde plc constitution authorizes the directors to declare interim dividends out of funds lawfully available for the purpose without shareholder approval. The Linde plc Board of Directors may also recommend a dividend to be approved and declared by the Linde plc Shareholders as a final dividend at a general meeting. Any dividend paid or changes to dividend policy are within the discretion of the Linde plc Board of Directors and will depend upon many factors, including distributions of earnings to Linde plc by its subsidiaries, the financial condition and results of operations of the Combined Group, legal requirements, including limitations imposed by Irish law, terms of any outstanding preferred shares, restrictions in any debt agreements that limit its ability to pay dividends to shareholders, restrictions in any series of preferred shares and other factors the Linde plc Board of Directors deems relevant. Linde plc currently expects to pay dividends subject to its ability to do so.

Linde plc has not yet determined whether it intends to pay annual dividends (as Linde AG currently does) or quarterly dividends (as Praxair, Inc. currently does) following the completion of the Business Combination. However, it is most probable that, subject to any restrictions under Irish Law, Linde plc will pay quarterly dividends to its shareholders, as is common practice of companies with a listing on the NYSE. There is no fixed date on which entitlement to dividend arises or dividends are paid.

PART VII

CAPITALIZATION AND INDEBTEDNESS

7.1	Capitalization and Indebtedness

The following table sets out the consolidated capitalization and indebtedness of Linde plc as of July 31, 2018 (unaudited) and has been extracted, without material adjustment, from the accounting records underlying Linde plc’s historical financial information in PART IX (Selected Financial Information Of Linde plc). The figures below have been calculated in accordance with IFRS. For information regarding the pro forma financial position of Linde plc had the Business Combination already been completed, see PART VIII (Unaudited Pro Forma Condensed Combined Financial Information).

Capitalization	As of July 31, 2018
(in $ thousands)
Total current debt	13,295
Guaranteed	—
Secured	—
Unguaranteed/unsecured(1)	13,295
Total non-current debt (excluding current portion of long-term debt)	—
Guaranteed	—
Secured	—
Unguaranteed/unsecured	—
Shareholders’ equity	(6,846)
Share capital(2)	27
Legal reserve	—
Other reserves(3)	(6,873)

Total	6,449

(1)	Referred to as “Amounts due to related parties” in Linde plc’s financial statements.
(2)	Referred to as “Share capital” in Linde plc’s financial statements.
(3)	Referred to as “Share premium,” “Other reserve” and “Retained loss” in Linde plc’s financial statements.

Indebtedness, Cash and Cash Equivalents	As of July 31, 2018
(in $ thousands)
Cash	37
Cash equivalent (detail)	—
Trading securities	—

Liquidity	37
Current financial receivable(1)	58
Current bank debt	—
Current portion of non-current debt	—
Other current financial debt(2)	13,295

Current financial debt	13,295
Net current financial indebtedness	—
Non-current bank loans	—
Bonds issued	—
Other non-current loans	—

Non-current financial indebtedness	—

Net financial indebtedness	13,200

(1)	Referred to as “Receivables from shareholders” in Linde plc’s financial statements.
(2)	Referred to as “Amounts due to related parties” in Linde plc’s financial statements.

As of July 31, 2018, Linde plc had no indirect liabilities or contingent liabilities.

7.2	Working Capital Statement

Linde plc is of the opinion that its working capital is sufficient for its present requirements, that is, for at least the next twelve months from the date of this Prospectus. In the Business Combination Agreement, each of Linde AG and Praxair, Inc. has agreed to bear certain expenses incurred by Linde plc. In addition, in the Business Combination Agreement, Praxair, Inc. has agreed to provide financing to Linde plc in order to enable Linde plc to pay certain expenses when due.

7.3	Financing

Currently, Linde plc does not conduct any business, and for the financial year ended December 31, 2017, no director of Linde plc received any compensation in connection with activities for Linde plc. The costs incurred by Linde plc until completion of the Business Combination are transaction costs.

As of June 30, 2018, 25,000 A ordinary shares of Linde plc were issued and outstanding, and Linde plc’s share capital and share premium amounted to $26,827. Linde plc’s total equity was $(6,602,367).

Through the Business Combination, Linde plc will become the holding company of Praxair, Inc. and Linde AG. Praxair, Inc., Linde AG and their respective subsidiaries will continue to conduct their respective businesses. Linde plc’s activities will be limited to managing the Combined Group.

In the Business Combination Agreement, Praxair, Inc. has agreed to provide financing to Linde plc in order to enable Linde plc to pay certain expenses when due. On July 24, 2017, Linde plc entered into a cash management agreement with Praxair International Finance UC to finance Linde plc’s working capital obligations. See Note 7 to Linde plc’s audited consolidated financial statements for the period ending December 31, 2017 beginning on page F.1-12 for a discussion of the cash management agreement.

Linde plc intends to manage its affairs so that it will hold a strong credit rating following the completion of the Business Combination.

PART VIII

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (“Pro Forma Financial Information”) is presented to illustrate the estimated effects of the proposed Business Combination, including certain adjustments identified below (collectively, the “Pro Forma Adjustments”). Pursuant to the Business Combination Agreement, Praxair’s business will be brought under the new holding company through the Merger and The Linde Group’s business will be brought under the new holding company through the Exchange Offer. Under the Exchange Offer, Linde plc has offered to exchange each Linde AG Share for 1.540 Linde plc Shares. Pursuant to the Merger, each Praxair Share will be converted into the right to receive 1.000 Linde plc Share.

The Pro Forma Financial Information has been prepared for illustrative purposes only and, by its nature addresses a hypothetical situation and, therefore, does not represent the Combined Group’s actual financial position or results.

The following Pro Forma Financial Information is derived from and should be read in conjunction with (1) the accompanying notes to the Pro Forma Financial Information, (2) the audited consolidated financial statements as of and for the year ended December 31, 2017 and notes thereto of Praxair, included in this Prospectus beginning on page F.2-28, and (3) the audited consolidated financial statements as of and for the year ended December 31, 2017 and notes thereto of Linde AG, included in this Prospectus beginning on page F.3-22.

The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of income as of and for the year ended December 31, 2017 are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of Praxair and The Linde Group as of December 31, 2017 and gives effect to the proposed Business Combination as if it occurred on December 31, 2017. The unaudited pro forma condensed combined statement of income combines the historical results of Praxair and The Linde Group for the year ended December 31, 2017 and gives effect to the proposed Business Combination as if it occurred on January 1, 2017. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the proposed Business Combination, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statements of income, expected to have a continuing impact on the combined entity’s consolidated results. The Pro Forma Financial Information has been prepared with 92% of the Linde AG Shares being exchanged for Linde plc Shares. This is in line with the results of the Exchange Offer.

The proposed Business Combination of Praxair and The Linde Group will be accounted for using the acquisition method of accounting under the provisions of International Financial Reporting Standards (“IFRS”) 3, “Business Combinations,” with Praxair representing the accounting acquirer under this guidance. In identifying Praxair as the accounting acquirer, the companies took into account (i) the background of the Business Combination, (ii) the Business Combination Agreement, (iii) the anticipated share ownership and voting rights of the shareholders of each of the combining companies, (iv) the intended corporate governance structure of Linde plc, (v) the designation of certain senior management positions, (vi) the relative market values, size, and profitability of the combining companies, and (vii) the premium provided to Linde AG Shareholders. Although no single factor was the sole determinant, the primary factors that resulted in Praxair being designated as the accounting acquirer were the intended governance structure, especially the composition of senior management positions including Praxair’s Chief Executive Officer and Chief Financial Officer; the premium provided to Linde AG Shareholders embedded in the 1.540 exchange ratio; and the background of the Business Combination which indicates that Praxair was the initiator of the Business Combination. The companies do not anticipate any change in circumstances that would impact the accounting acquirer determination when the Business Combination is completed.

The pro forma condensed combined financial statements give effect to the Pro Forma Adjustments, which include:

1.

Adjustments to reconcile Praxair’s historical financial statements prepared in accordance with U.S. GAAP to IFRS as adopted by the EU and conversion of The Linde Group’s historic results from euros to U.S. dollars;

2.

Reclassifications for assets and liabilities that are expected to be sold in connection with the Business Combination as a result of the antitrust review process as well as the elimination of operations for these respective businesses;

3.

Application of the acquisition method of accounting in connection with the Business Combination to reflect an aggregate fair value for Linde AG of $46 billion ($41 billion, representing 92% of the outstanding Linde AG Shares tendered during the Exchange Offer and $5 billion, which includes the remaining 8% non-controlling interest as well as the fair value of other non-controlling interests of Linde AG);

4.	Elimination of transactions between Praxair and The Linde Group;

5.	Conforming accounting policies and presentation; and

6.	Transaction costs in connection with the Business Combination.

The unaudited pro forma condensed combined statement of income also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets, increased depreciation on tangible assets (PP&E) and lower interest expense due to revaluing existing debt to fair value. The unaudited pro forma condensed combined statements of operations do not include the impact of any revenue, cost or other operating synergies that may result from the Business Combination or any related restructuring costs. In addition, the unaudited pro forma financial statements give effect to consummated or probable and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for the Business Combination.

The Pro Forma Financial Information presented is based on the assumptions and adjustments described in the accompanying notes. The Pro Forma Financial Information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the Business Combination would have occurred as of the dates indicated or what financial position or results would be for any future periods.

The Pro Forma Adjustments included in this Prospectus are subject to modification depending on changes in interest rates, changes in share prices, the final fair value determination for assets acquired and liabilities assumed, the final scope of divestitures that will be required in connection with obtaining required antitrust approvals, and as additional information becomes available and additional analyses are performed. The final allocation of the total purchase price will be determined after completing a thorough analysis of the fair value of The Linde Group’s tangible and identifiable intangible assets acquired and liabilities assumed as of the date the Business Combination is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill, if any, and other assets and liabilities and may impact the Combined Group statements of income due to adjustments in amortization of the adjusted assets and liabilities. Any changes to Praxair’s stock price, from October 11, 2018 through the date the Business Combination is completed, will also change the purchase price, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the pro forma condensed combined financial statements presented in this Prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2017

(In Millions)	Praxair IFRS (Notes 4(a), 6)	The Linde Group (Notes 4(b), 7)	Divestitures – net (Note 8)	Purchase Accounting Adjustments	Notes		Other	Notes		Pro Forma Condensed Combined
Assets
Goodwill	$3,233	$13,079	$(690)	$11,657	3		$—			$27,279
Other intangible assets	803	2,510	(131)	12,800	4	(f)	—			15,982
Tangible assets	11,807	14,248	(2,544)	7,618	4	(d)	—			31,129
Investments in associates and joint ventures	727	263	(251)	339	4	(e)	—			1,078
Other financial assets	131	101	—	—			—			232
Receivables from finance leases	5	84	—	—			—			89
Trade receivables	—	7	—	—			—			7
Other receivables and other assets	246	481	(111)	—			—			616
Income tax receivables	—	14	—	—			—			14
Deferred tax assets	199	499	(36)	—			—			662

Total Non-Current Assets	17,151	31,286	(3,763)	32,414			—			77,088
Inventories	614	1,457	(252)	209	4	(c)	—			2,028
Receivables from finance leases	1	40	—	—			—			41
Trade receivables	1,677	3,331	(547)	—			—			4,461
Other receivables and other assets	318	838	(115)	—			—			1,041
Income tax receivables	58	273	(18)	—			—			313
Securities	—	748	—	—			—			748
Cash and cash equivalents	617	1,720	(56)	—			8,020	4	(p)	10,301
Assets classified as held for sale	—	415	4,751	1,899	4	(o)	(6,650)	4	(p)	415

Total Current Assets	3,285	8,822	3,763	2,108			1,370			19,348

Total Assets	$20,436	$40,108	$—	$34,522			$1,370			$96,436

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2017

(In Millions)	Praxair IFRS (Notes 4(a), 6)	The Linde Group (Notes 4(b), 7)	Divestitures – net (Note 8)	Purchase Accounting Adjustments	Notes		Other	Notes		Pro Forma Condensed Combined
Equity and liabilities
Capital subscribed	$—	$570	$—	$(570)	4	(i)	$—			$—
Capital reserve	—	8,079	—	(8,079)	4	(i)	—			—
Capital subscribed and reserved	4,175	—	—	40,593	4	(j)	(7,196)	4	(n)	37,572
Revenue reserves (Retained earnings)	12,582	9,863	—	(9,863)	4	(i)	(158)	4	(l)	15,496
							(11)	4	(m)
							3,083	4	(p)
Treasury Stock, at cost	(7,196)	—	—	—			7,196	4	(n)	—
Cumulative changes in equity not recognised through the statement of profit and loss	(3,456)	(1,510)	—	1,510	4	(i)	—			(3,456)

Total Equity Attributable to Shareholders	6,105	17,002	—	23,591			2,914			49,612
Non-controlling interests	493	1,053	—	4,084	4	(k)	—			5,630

Total Equity	6,598	18,055	—	27,675			2,914			55,242
Provisions for pensions and similar obligations	891	1,565	(90)	—			14	4	(m)	2,380
Other non-current provisions	103	574	(53)	—			—			624
Deferred tax liabilities	1,080	1,503	(300)	5,902	4	(h)	—			8,185
Financial liabilities	7,884	7,301	(23)	470	4	(g)	—			15,632
Liabilities from finance leases	3	48	(3)	—			—			48
Trade payables	—	1	—	—			—			1
Other non-current liabilities	527	645	(57)	—			—			1,115

Total Non-Current Liabilities	10,488	11,637	(526)	6,372			14			27,985
Current provisions	86	1,355	(35)	—			—			1,406
Financial liabilities	1,058	2,264	—	—			—			3,322
Short-term debt	238	—	(7)	—			—			231
Liabilities from finance leases	1	17	(2)	—			—			16
Trade payables	972	3,351	(359)	—			195	4	(l)	4,159
Other current liabilities	710	2,692	(269)	—			—			3,133
Income tax liabilities	285	661	(40)	—			(37)	4	(l)	866
							(3)	4	(m)
Liabilities in connection with assets classified as held for sale and disposal groups	—	76	1,238	475	4	(o)	(1,713)	4	(p)	76

Total Current Liabilities	3,350	10,416	526	475			(1,558)			13,209

Total Equity and Liabilities	$20,436	$40,108	$—	$34,522			$1,370			$96,436

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR

LOSS FOR THE YEAR ENDED DECEMBER 31, 2017

(In Millions, except per share data)	Praxair IFRS (Notes 5(a), 6)	The Linde Group (Notes 5(b), 7)	Divestitures – net (Note 8)	Purchase Accounting Adjustments	Notes		Other	Notes		Pro Forma Condensed Combined
Revenue	$11,437	$19,976	$(3,109)	$—			$(100)	5	(c)	$28,204
Cost of sales	7,494	14,184	(2,156)	197	5	(d)	(100)	5	(c)	21,007
				1,388	5	(e)

Gross Profit	3,943	5,792	(953)	(1,585)			—			7,197
Research and development costs	99	127	(1)	134	5	(f)	—			359
Marketing and selling expenses	582	1,851	(190)	328	5	(f)	—			2,571
Administration expenses	816	1,851	(287)	—			—			2,380
Other operating income	13	471	(84)	—			—			400
Other operating expenses	9	251	(70)	—			—			190
Share of profit or (loss) from associates and joint ventures (at equity)	47	21	(14)	—			—			54

Net Profit on Operating Activities - Continuing Operations	2,497	2,204	(503)	(2,047)			—			2,151
Financial income	40	42	(6)	—			—			76
Financial expenses	249	341	(33)	(97)	5	(h)	—			460

Profit Before Tax From Continuing Operations	2,288	1,905	(476)	(1,950)			—			1,767
Income tax expense	955	157	(20)	(592)	5	(i)	—			500

Profit From Continuing Operations (including noncontrolling interests)	1,333	1,748	(456)	(1,358)			—			1,267
Less: Noncontrolling interests	(61)	(149)	18	(13)	5	(g)	—			(205)

Profit From Continuing Operations	$1,272	$1,599	$(438)	$(1,371)			$—			$1,062

Earnings Per Share - Continuing Operations
Earnings per share - undiluted	$4.44	$8.61								$1.93
Earnings per share - diluted	$4.40	$8.61								$1.92

Weighted Average Shares Outstanding (000’s)
Basic shares outstanding	286,261	185,638						5	(j)	549,408
Diluted shares outstanding	289,114	185,638						5	(j)	552,547

8.1	Description of the Business Combination

Linde plc, formerly known as Zamalight plc, was incorporated as a public limited company under the laws of Ireland on April 18, 2017, by Enceladus and Cumberland. Zamalight plc was renamed “Linde plc” on July 20, 2017. Linde plc is registered in Ireland under the registration number 602527 and with its registered office located at Ten Earlsfort Terrace, Dublin 2, D02 T380 Ireland and principal executive offices at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom. Linde plc is also registered in the United Kingdom as an overseas company with number FC034479 and its UK establishment is registered at the principal executive offices of the company with registration number BR019569. Linde plc’s first fiscal year ended on December 31, 2017.

Linde plc was formed in accordance with the requirements of the Business Combination Agreement, pursuant to which, among other things, Praxair, Inc. and Linde AG agreed to combine their respective businesses through an all-stock transaction, and become subsidiaries of Linde plc.

In connection with the proposed Business Combination, Linde plc filed a Registration Statement on Form S-4 (the “Registration Statement”) which was declared effective by the SEC on August 14, 2017. Linde plc also filed the Offer Document with the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (BaFin) which was approved for publication by BaFin on August 14, 2017 and published by Linde plc on August 15, 2017. Pursuant to the Offer Document, Linde plc made the Exchange Offer to exchange each issued and outstanding no-par value bearer share of Linde AG for 1.540 ordinary shares of Linde plc. In addition, upon completion of the Exchange Offer, Zamalight Subco, Inc., an indirect wholly-owned Delaware subsidiary of Linde plc, will merge with and into Praxair, Inc., with Praxair, Inc. surviving the Merger. In the Merger, each share of Praxair, Inc. common stock will be converted into the right to receive one Linde plc Share. Praxair, Inc.’s stockholders approved the Merger at Praxair, Inc.’s special meeting held on September 27, 2017, and on November 24, 2017, the tender period for the Exchange Offer expired with approximately 92% of all Linde AG Shares entitled to voting rights being tendered. On August 27, 2018, Linde plc applied for admission of the Linde plc Shares to listing and trading on the NYSE (trading in U.S. dollars). On October 22, 2018, Linde plc applied for admission of the Linde plc Shares to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros). Linde plc will seek inclusion in the S&P 500 and DAX 30 indices.

8.1.1	Equity-based awards

The equity-based awards for Praxair, Inc. and Linde AG will be substituted, modified and/or settled in accordance with the terms set forth in the Business Combination Agreement as described in section “5.4 Treatment of Equity Awards”.

Based upon the nature of these substitutions, modifications and settlements, a majority of the awards currently outstanding will not result in incremental or accelerated expense under International Financial Reporting Standards for share-based compensation arrangements as the fair value of the awards immediately before and after the modification are expected to be equal. However, for a limited amount of awards, these conversions will result in incremental expense during the remaining vesting period and/or accelerated expense on the effective date of the Business Combination as a result of this transaction.

Based upon current awards outstanding and related underlying facts and circumstances, Praxair, Inc. and Linde AG have performed a review of these awards, related substitutions, modifications and settlements, as well as the respective accounting, and determined that any impacts would not result in a material adjustment to the pro forma financial statements. Therefore, no adjustments to the unaudited pro forma financial statements have been made.

A final analysis will be performed upon consummation of the Business Combination which will be based upon awards, as well as other facts and circumstances, which exist as of the effective date of the Business Combination.

8.2	Basis of Presentation

The Pro Forma Financial Information is based on Praxair’s and The Linde Group’s historical consolidated financial statements which are adjusted to give pro forma effect to the Business Combination with Praxair representing the accounting acquirer. The pro forma effects relate to events that are (i) directly attributable to the Business Combination, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the Combined Group’s results. Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Furthermore, the process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Accordingly, the Pro Forma Adjustments included herein are preliminary and have been presented solely for the purpose of providing the Pro Forma Financial Information as required by the EU Prospectus Regulation. Linde plc expects differences between preliminary estimates in the Pro Forma Financial Information and the final acquisition accounting which could have a material impact on the Pro Forma Financial Information and Linde plc’s future consolidated results of operations and financial condition. The final determination of the purchase consideration and purchase accounting will be based on the fair values of the assets acquired and liabilities assumed from The Linde Group at the date of the completion of the Business Combination. The unaudited pro forma combined financial statement of income for the year ended December 31, 2017 gives effect to the Business Combination as if it had occurred on January 1, 2017. The unaudited pro forma combined balance sheet as of December 31, 2017 gives effect to the Business Combination as if it had occurred on December 31, 2017.

The Linde Group’s historical results are derived from The Linde Group’s consolidated statements of financial position and profit or loss as of and for the year ended December 31, 2017, prepared in accordance with IFRS as adopted by the EU. Praxair’s historical results are derived from the consolidated balance sheet and consolidated statement of income as of and for the year ended December 31, 2017, prepared in accordance with U.S. GAAP.

8.2.1	Significant Accounting Policies

The Pro Forma Financial Information of the Combined Group is prepared in accordance with IFRS as adopted by the EU.

The accounting policies used in the preparation of the Pro Forma Financial Information are consistent with the accounting policies used by Linde plc to prepare its audited financial statements beginning on page F.1-12.

8.3	Calculation of Purchase Consideration

Linde AG Shareholders that accepted the Exchange Offer will receive approximately 263.1 million Linde plc shares in exchange for their approximately 170.9 million tendered Linde AG Shares. Because Praxair is the accounting acquirer, the pro forma condensed combined financial statements reflect the estimated fair value of the equity to be issued, as represented by the market price of Praxair Shares. The total purchase consideration to be received by Linde AG Shareholders will be based on the fair value of the equity deemed to be issued at the completion of the Business Combination. The preliminary purchase price below ($40,593 million) reflects the estimated fair value of the 92% of Linde AG Shares tendered and Linde plc equity issued, which is based on the October 11, 2018 closing price of Praxair common shares of $154.26 per share. The amount of the total estimated purchase price below is not necessarily indicative of the actual fair value of the equity to be issued at the effective date of the Business Combination.

The preliminary estimated purchase price and estimated fair value of The Linde Group’s net assets acquired as if the Business Combination closed on December 31, 2017 is presented as follows:

(In thousands, except value per share data and Linde AG Shares exchange ratio)
Linde AG Shares tendered(i)	170,875
Linde AG Shares exchange ratio(ii)	1.540

Shares of Linde plc to be issued	263,147
Value per share of Praxair as of October 11, 2018(iii)	$154.26
Estimated purchase price (in millions)	$40,593

(i)	Number of Linde AG Shares tendered in the Exchange Offer.
(ii)	Exchange ratio for Linde AG Shares as set forth in the Offer Document.
(iii)	Closing price of Praxair Shares on the New York Stock Exchange on October 11, 2018.

8.3.1	Preliminary Purchase Accounting

Under the acquisition method of accounting, The Linde Group’s assets and liabilities will be recorded at fair value at the date of the completion of the Business Combination and combined with the historical carrying amounts of the assets and liabilities of Praxair. The Pro Forma Adjustments are preliminary and based on estimates of the fair value and useful lives of the assets as of December 31, 2017 and have been prepared by Praxair and The Linde Group management to illustrate the estimated effect of the Business Combination. With the exception of inventory, the Pro Forma Financial Information does not include any fair value adjustments associated with current assets and liabilities of The Linde Group, as Praxair and The Linde Group management have preliminarily concluded that these historical carrying values approximate their fair values as of December 31, 2017. The purchase accounting is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase accounting is subject to further adjustments as additional information becomes available and as additional analysis and final valuations are conducted at and following the completion of the Business Combination. The final valuations could differ materially from the preliminary fair valuations presented below and, as such, no assurances can be provided regarding the preliminary purchase accounting.

The following table summarizes the allocation of estimated purchase price to the identifiable assets acquired and liabilities assumed by Praxair, with the excess of the purchase price over the fair value of The Linde Group’s net assets recorded as goodwill:

(In millions)	The Linde Group IFRS (Note 7)	Fair Value Adjustments (Note 4)	Footnote Reference		Fair Value
Purchase Price (i)					$40,593

Identifiable net assets:
Inventories	$1,457	$209	4	(c)	1,666
Tangible assets	14,248	7,618	4	(d)	21,866
Investments in associates and joint ventures	263	339	4	(e)	602
Other intangible assets	2,510	12,800	4	(f)	15,310
All other assets (excluding goodwill)(ii)	8,136	—			8,136
Financial liabilities	(7,301)	(470)	4	(g)	(7,771)
Deferred tax liabilities	(1,503)	(5,902)	4	(h)	(7,405)
Assets classified as held for sale	415	1,899	4	(o)	2,314
Liabilities in connection with assets classified as held for sale and disposal groups	(76)	(475)	4	(o)	(551)
All other liabilities (ii)	(13,173)	—			(13,173)

Total identifiable net assets	4,976	16,018			20,994
Non-controlling interests	(1,053)	(4,084)	4	(k)	(5,137)
Goodwill	13,079	11,657			24,736

Total	$17,002	$23,591			$40,593

(i)	See above for the calculation of the purchase price.
(ii)	Management has preliminarily determined the carrying values approximate fair value.

The table below depicts a sensitivity analysis of the estimated purchase price and goodwill, assuming a 10% increase or decrease of the closing price per Praxair common share on October 11, 2018 used to determine the total estimated purchase consideration:

		Price per Praxair Share	Shares Exchanged (in thousands)	Calculated Purchase Price (in millions)	Total Goodwill (in millions)
Praxair share closing price -	October 11, 2018	$154.26	263,147	$40,593	$24,736
	Decrease of 10%	138.83	263,147	36,533	20,676
	Increase of 10%	169.69	263,147	44,653	28,796

The goodwill balance is primarily attributed to the assembled workforce, expanded market opportunities and cost and other operating synergies anticipated upon the integration of the operations of Praxair and The Linde Group. See Note 4 (section “8.4 Notes to Unaudited Pro Forma Condensed Combined Balance Sheet”) for a discussion of the methods used to determine the fair value of The Linde Group’s identifiable assets and liabilities.

8.4	Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)

Represents the historical statement of financial position of Praxair as of December 31, 2017 as adjusted and reclassified to conform to IFRS (see Note 6 (section “8.6 Adjustments to Praxair’s Historical Financial Statements to Conform to IFRS”)).

(b)

Represents the audited historical group consolidated balance sheet of The Linde Group as of December 31, 2017 translated from euros to U.S. dollars, the reporting currency of the Combined Group, using the exchange rates derived from Bloomberg ($1.2005 per €1.0000 as of December 31, 2017) (see Note 7 (section “8.7 Adjustments to Linde AG’s Historical Financial Statements to Conform to Expected Presentation of Linde plc and U.S. dollar translation”)).

(c)

Represents the adjustment of $209 million to the historical inventory of The Linde Group based on the estimated fair value of the inventory (see Note 5(d) (section “8.5 Notes to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss”).

(d)

Represents the net adjustment of $7,618 million to The Linde Group’s historical tangible assets, primarily production plants, based on the preliminary analysis of the estimated fair value of the tangible assets (see Note 5(e) (section “8.5 Notes to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss”)). The fair value of tangible assets was calculated using replacement costs adjusted for the age of the asset and is summarized below:

Tangible Assets	Amount (in millions of dollars)	Estimated Weighted Average Useful Life (in years)*
Production plants	$12,603	9
Storage tanks	1,784	10
Transportation equipment and other	1,275	6
Cylinders	2,326	11
Buildings	2,190	18
Land and improvements	654	Indefinite
Construction in progress	1,034

Estimated fair value of tangible assets	21,866
Less: Pre-existing tangible assets of The Linde Group	14,248
Net adjustment to tangible assets	$7,618

*	Represents the future estimated remaining useful life which was estimated based upon the useful life of each asset class adjusted for age.

(e)	Represents the adjustment of $339 million to The Linde Group’s historical investments in associates and joint ventures based on the estimated fair value.

(f)

Represents the net adjustment of $12,800 million to The Linde Group’s other intangible assets based on preliminary analysis of the estimated fair value of the other intangible assets. The net adjustment to other intangible assets is calculated as follows:

	Estimated Useful Life (in years)	Amount (in millions of dollars)
Other intangible assets
Customer relationships	20	$11,712
Tradenames	3 to Indefinite	2,433
Acquired technology & other intangibles	various	1,165

Estimated fair value of other intangible assets		15,310
Less: Pre-existing other intangible assets of The Linde Group		2,510

Net adjustment to other intangible assets		$12,800

The fair value estimate for all other identifiable intangible assets is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for identifiable intangibles or estimates of remaining useful lives may differ materially from this preliminary determination (see Note 5(f) (section “8.5 Notes to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss”)).

The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from The Linde Group’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of multi-year projection periods and discounted to present value.

Tradenames, primarily the Linde name, and acquired technology were valued using the relief from royalty method under the income approach, this method estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset and discounted to present value.

(g)

Represents the adjustment of $470 million to The Linde Group’s historical long-term debt to record it at fair market value as of the balance sheet date. The fair value for long-term debt was primarily obtained from third party quotes as the majority of the bond portfolio of The Linde Group is publicly traded (see Note 5(h) (section “8.5 Notes to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss”). In addition, The Linde Group has certain debt instruments that include change in control provisions. For more information relating to these provisions, please refer to Note 4(m) below in this section “8.4 Notes to Unaudited Pro Forma Condensed Combined Balance Sheet”.

(h)

Represents the adjustment of $5,902 million to deferred tax liabilities resulting from the pro forma fair value adjustments for intangible assets (excluding goodwill as it is not expected to be tax deductible), property, plant and equipment, equity investments, inventory and debt utilizing a 25% effective tax rate. This effective tax rate is based on the statutory tax rates in the jurisdictions where the fair value adjustments have been made.

(i)	Represents adjustments to eliminate The Linde Group’s historical equity amounts.

(j)

Represents adjustments of $40,593 million to record the fair value of equity consideration in Linde plc Shares transferred to Linde AG Shareholders to effectuate the Business Combination (see Note 3 (section “8.3 Calculation of Purchase Consideration”)).

(k)

Represents an adjustment of $4,084 million to record noncontrolling interests of Linde AG to fair value. This includes an adjustment of approximately $3.3 billion for the 8% of Linde AG Shares which were not tendered in the Exchange Offer and are intended to be the subject of a cash-merger squeeze-out. This intention was announced on April 25, 2018. On October 15, 2018, Linde AG published an ad hoc announcement stating that the amount of the adequate cash compensation was anticipated to be €188.24 per Linde AG Share. This figure has been used as the basis for this adjustment. Such amount has been confirmed in the preliminary assessment of the court-appointed auditor. The final determination of the cash compensation by Linde Intermediate Holding AG will occur after the finalization of the valuation and auditing activities. Accordingly, the actual compensation to be paid may differ, as is described in more detail in section “5.6 Cash-Merger Squeeze-Out” above. The remaining adjustment of approximately $0.7 billion relates to the fair value adjustment for historic noncontrolling interests of The Linde Group.

(l)

Represents an estimate of the future costs of $195 million, comprised of $122 million to be incurred by The Linde Group and $74 million to be incurred by Praxair, and related tax effect of $37 million, directly attributable to the Business Combination, including primarily advisory, consulting, marketing and legal fees that are recorded as an adjustment to the unaudited pro forma condensed combined balance sheet only. These amounts will be expensed as incurred in the future.

(m)

Represents an adjustment to certain historic Praxair non-qualified benefit plans which employees have elected to receive a lump sum payout upon a change in control as defined by the specific plans. This change in control provision will be settled as a result of the Merger and will result in a cash payout of approximately $120 million, $106 million of which was previously accrued by Praxair as of December 31, 2017.

Praxair and The Linde Group are parties to agreements that contain change-of-control provisions that may be triggered upon completion of the Business Combination. Upon the triggering of these change-of-control provisions, the counterparties to the agreement may be able to exercise certain rights that have a negative effect on Praxair, The Linde Group or, after the Business Combination, Linde plc. These change-of-control provisions exist in certain agreements, including debt obligations.

With regard to debt obligations, the terms of most of The Linde Group’s notes with a nominal value of approximately €7.1 billion outstanding as of December 31, 2017 (approximately €6.7 billion as of June 30, 2018) include change-of-control rights which are triggered by a change of control of Linde AG if such change of control were to result in a below investment grade ratings downgrade of Linde AG’s senior unsecured credit rating by Moody’s Investors Services or Standard & Poor’s Rating Services. Linde plc intends to manage its affairs so that it will hold a strong credit rating following the completion of the Business Combination.

(n)

Represents an adjustment to retire existing Praxair treasury stock which, in accordance with the terms of the Business Combination, will not be converted to Linde plc Shares upon completion of the Business Combination.

(o)

Represents the fair value adjustments of $1,899 million and $475 million related to assets and tax liabilities, respectively, expected to be divested by The Linde Group as a result of the antitrust process.

(p)

Represents the consummation of the divestitures required as part of the Business Combination. Net cash proceeds of $8.0 billion includes $5.5 billion related to Praxair’s divestiture of its European business ($6.0 billion less $0.5 billion of estimated taxes) and $2.6 billion related primarily to the sale of the majority of The Linde Group’s industrial gases business in North America and certain business activities in South America ($3.1 billion less $475 million of estimated taxes). Tax obligations relating to the sale of The Linde Group’s businesses of approximately $475 million were established as part of purchase accounting. In addition, this amount includes a cash outflow of $0.1 billion in connection with the SIAD SPA related to Praxair’s Italian joint ventures. See Note 8 (section “8.8 Divestitures”) for further information. Furthermore, a reduction of net assets of $5.0 billion ($6.7 billion of assets classified as held for sale less $1.7 billion of liabilities in connection with assets classified as held for sale and disposal groups) was recorded to reflect the consummation of these divestitures (including effects of purchase accounting adjustments). Actual cash received and taxes paid could vary materially depending upon the facts and circumstances that exist at the time of divestiture.

8.5	Notes to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss

(a)

Represents the historical statement of profit and loss for Praxair, Inc. for the year ended December 31, 2017, as adjusted and reclassified to conform to IFRS (see Note 6 (section “8.6 Adjustments to Praxair’s Historical Financial Statements to Conform to IFRS”)).

(b)

Represents the historical group consolidated statement of income for The Linde Group for the year ended December 31, 2017, translated from euros to U.S. dollars, the reporting currency of the Combined Group, using the exchange rates derived from Bloomberg ($1.1299 per €1.0000 for the year ended December 31, 2017) and adjusted to exclude the impacts of discontinued operations (see Note 7 (section “8.7 Adjustments to Linde AG’s Historical Financial Statements to Conform to Expected Presentation of Linde plc and U.S. dollar translation”)).

(c)

Represents the elimination of $49 million of sales from Praxair to The Linde Group and $51 million of sales from The Linde Group to Praxair, and corresponding related cost of sales ($100 million), for the year ended December 31, 2017.

(d)

Represents an adjustment of $197 million to cost of sales for the estimated incremental expense related to the inventory fair value adjustment which is recorded as inventory is sold (see Note 4(c) (section “8.4 Notes to Unaudited Pro Forma Condensed Combined Balance Sheet”)).

(e)

Represents an adjustment to cost of sales to record the estimated additional depreciation expense related to the increased value of tangible assets, which have been recorded at estimated fair value on a pro forma basis (see Note 4(d) (section “8.4 Notes to Unaudited Pro Forma Condensed Combined Balance Sheet”)). These pro forma fair value amounts will be depreciated over the estimated remaining useful lives on a straight-line basis consistent with Praxair’s useful life assumptions. The net adjustment to depreciation expense is calculated as follows:

(In millions)	Estimated Fair Value (Note 4)	Year Ended December 31, 2017
Depreciation of acquired property, plant and equipment	$21,866	$3,232
Less: The Linde Group’s historical depreciation expense*		1,844

Net adjustment to depreciation expense (cost of sales)		$1,388

*

Derived from The Linde Group’s historical consolidated financial statements for the year ended December 31, 2017 translated from euros to U.S. dollars, the reporting currency of the Combined Group, using the exchange rates derived from Bloomberg (average exchange rate of $1.1299 per €1.0000 for the year ended December 31, 2017).

A 10% increase / decrease in the fair value attributable to property, plant and equipment, with all other variables held constant, would result in an increase / decrease in annual depreciation expense of approximately $252 million / $258 million, respectively. Additionally, a one-year increase / decrease in the estimated useful life of tangible assets, with all other variables held constant, would result in an increase / decrease in annual depreciation expense of approximately $255 million / $384 million, respectively. Praxair and The Linde Group management believe that using a 10% threshold in the sensitivity analysis is the appropriate magnitude given the relative size of the respective adjustments compared to the pro forma total assets and demonstrates a meaningful impact on the unaudited pro forma condensed combined statement of income.

(f)

Represents the adjustments to record amortization expense related to the increased basis of intangible assets (see Note 4(f) (section “8.4 Notes to Unaudited Pro Forma Condensed Combined Balance Sheet”)), which have been recorded at estimated fair value on a pro forma basis and will be amortized over the estimated useful lives on a pattern of economic benefit. The net adjustment to amortization expense is calculated as follows:

(In millions)	Estimated Fair Value (Note 4)	Year Ended December 31, 2017
Amortization of acquired finite-lived intangible assets	$15,310	$760
Less: The Linde Group’s historical amortization expense*		298

Net adjustment to amortization expense		$462

Net adjustment to amortization expense reflected in:
Research and development costs		$134
Marketing and selling expenses		328

Total		$462

*

Derived from The Linde Group’s historical consolidated financial statements for the year ended December 31, 2017 translated from euros to U.S. dollars, the reporting currency of the Combined Group, using the exchange rates derived from Bloomberg (average exchange rate of $1.1299 per €1.0000 for the year ended December 31, 2017).

A 10% increase / decrease in the fair value attributable to identified intangible assets would, with all other variables held constant, result in an increase / decrease in annual amortization expense of approximately $76 million. Additionally, a one-year increase / decrease in the estimated useful life of intangible assets, with all other variables held constant, would result in an increase / decrease in annual amortization expense in the range of approximately $13 million to $52 million. Praxair and The Linde Group management believe that using a 10% threshold in the sensitivity analysis is the appropriate magnitude given the relative size of the respective adjustments compared to the pro forma total assets and demonstrates a meaningful impact on the unaudited pro forma condensed combined statement of income.

(g)

Represents the $(13) million of purchase accounting adjustments attributable to noncontrolling interests (see Note 4 (k) (section “8.4 Notes to Unaudited Pro Forma Condensed Combined Balance Sheet”)), more than offset by the share in net income of Linde AG attributable to non-controlling interest of the 8% of Linde AG Shares which were not tendered in the Exchange Offer ($139 million).

(h)

Represents a reduction to interest expense - net related to the estimated long-term debt fair value adjustment required by purchase accounting, which will be amortized through 2030 and corresponds to the period over which the underlying bonds are outstanding (see Note 4(g) (section “8.4 Notes to Unaudited Pro Forma Condensed Combined Balance Sheet”)). Although the principal amount of the obligation did not change, the long-term debt fair value adjustment results in an increase to debt and a decrease to interest expense of $97 million for the year ended December 31, 2017.

Amortization of the fair value adjustment is expected to be recognized as follows:

(In millions)	Amortization
Year 1	$97
Year 2	85
Year 3	89
Year 4	41
Year 5	38
Thereafter	120

Total	$470

(i)

Represents the tax effect of purchase accounting adjustments (see Note 4(h) (section “8.4 Notes to Unaudited Pro Forma Condensed Combined Balance Sheet”)) and the tax effect of Business Combination transaction costs eliminated from Praxair’s and The Linde Group’s historical consolidated statement of income. The effective tax rate is based on the statutory tax rates in the respective jurisdictions where the adjustments have been made.

(j)

Represents the weighted average shares outstanding for both Linde AG and Praxair, Inc. to illustrate the number of Linde plc Shares that are expected to be issued in connection with the Business Combination. The pro forma number of shares outstanding represents the total number of Linde plc Shares to be issued based on the number of outstanding Linde AG Shares and Praxair Shares as of December 31, 2017, and for the purposes of the unaudited pro forma condensed combined statement of income, is calculated as follows:

(In thousands, except per share data, exchange ratio and conversion ratio)
Linde plc Shares to be exchanged for Linde AG Shares
Linde AG Shares tendered(i)	170,875
Linde AG Shares exchange ratio(ii)	1.540

Linde plc Shares to be exchanged for Linde AG Shares - basic	263,147
Linde AG dilutive shares outstanding - dilutive(iii)	186
Linde AG Shares exchange ratio(ii)	1.540

286
Linde plc Shares to be exchanged for Linde AG Shares - diluted	263,433
Linde plc Shares to be issued to Praxair Shareholders upon conversion of their shares
Praxair Shares outstanding	285,893
Praxair employee shares that will vest upon the closing of the Merger	368

Total Praxair Shares converted in the Merger(iv)	286,261
Praxair conversion ratio(ii)	1.000

Linde plc shares to be issued to Praxair Shareholders upon conversion of their shares - basic	286,261
Praxair dilutive shares outstanding - dilutive(v)	2,853
Praxair conversion ratio(ii)	1.000

2,853
Linde plc Shares to be issued to Praxair Shareholders upon conversion of their shares - diluted	289,114
Total Linde plc Shares
Linde plc shares - basic	549,408
Linde plc shares - diluted	552,547

(i)	Number of Linde AG shares tendered in the Exchange Offer.

(ii)	Exchange ratio for Linde AG Shares and conversion ratio for Praxair Shares as set forth in the Offer Document and the Business Combination Agreement.
(iii)

Upon completion of the Business Combination, outstanding Linde AG Share-based compensation awards will partially be settled in cash with no dilutive impact. No adjustments have been recorded to the unaudited pro forma condensed combined balance sheet because a liability has been recorded at December 31, 2017 related to these cash payments. Outstanding unvested Linde AG Share-based compensation awards which will be converted to similar Linde plc awards are estimated to be about 286,000 shares.

(iv)	Number of shares of Praxair common stock issued and outstanding as of December 31, 2017, including unvested deferred compensation units, which will be converted into Linde plc Shares.
(v)	Estimated number of dilutive Praxair Shares based on the weighted average share calculation for the year ended December 31, 2017.

8.6	Adjustments to Praxair’s Historical Financial Statements to Conform to IFRS

Praxair’s historical consolidated financial statements have been prepared in accordance with U.S. GAAP, which differs in certain material respects from IFRS as adopted by the EU. The unaudited IFRS information includes a statement of financial position and statements of profit and loss of Praxair derived from the historical consolidated financial statements as of and for the year ended December 31, 2017, prepared in accordance with U.S. GAAP.

This reconciliation is as follows (unaudited and amounts presented in millions, except per share amounts):

UNAUDITED PRAXAIR IFRS STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2017

(In Millions)	Praxair (U.S. GAAP) (6(a))	Reclassification Adjustments	Notes		U.S. GAAP to IFRS Adjustments	Notes		Praxair IFRS
Assets
Goodwill	$3,233	$—			$—			$3,233
Other intangible assets	553	—			250	6	(r)	803
Tangible assets	12,057	—			(250)	6	(r)	11,807
Investments in associates and joint ventures	727	—			—			727
Other financial assets	—	131	6	(b)	—			131
Receivables from finance leases	—	5	6	(b)	—			5
Trade receivables	—	—			—			—
Other receivables and other assets	—	246	6	(b)	—			246
Income tax receivables	—	—			—			—
Deferred tax assets	—	199	6	(b)	—			199
Other long-term assets	581	(581)	6	(b)	—			—

Total Non-Current Assets	17,151	—			—			17,151
Inventories	614	—			—			614
Receivables from finance leases	—	1	6	(c)	—			1
Trade receivables	—	1,677	6	(c)	—			1,677
Other receivables and other assets	—	126	6	(c)	—			318
		192	6	(d)
Income tax receivables	—	58	6	(d)	—			58
Accounts receivable - net	1,804	(1,804)	6	(c)	—			—
Prepaid and other current assets	250	(250)	6	(d)	—			—
Securities	—	—			—			—
Cash and cash equivalents	617	—			—			617
Non-current assets classified as held for sale	—	—			—			—

Total Current Assets	3,285	—			—			3,285

Total Assets	$20,436	$—			$—			$20,436

UNAUDITED PRAXAIR IFRS STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2017

(In Millions)	Praxair (U.S. GAAP) (6a)	Reclassification Adjustments	Notes		U.S. GAAP to IFRS Adjustments	Notes		Praxair IFRS
Equity and liabilities
Common stock and Additional paid-in capital	$4,088	$—			$87	6	(w)	$4,175
Revenue reserves (Retained earnings)	13,224	(642)	6	(e)	—			12,582
Treasury Stock, at cost	(7,196)	—			—			(7,196)
Cumulative changes in equity not recognised through the statement of profit and loss	(4,098)	642	6	(e)	—			(3,456)

Total Equity Attributable to Linde AG Shareholders	6,018	—			87			6,105
Non-controlling interests	493	—			—			493

Total Equity	6,511	—			87			6,598

Redeemable noncontrolling interest	11	—			(11)	6	(v)	—

Provisions for pensions and similar obligations	—	891	6	(g)	—			891
Other non-current provisions	—	146	6	(g)	(43)	6	(s)	103
Deferred tax liabilities	—	1,167	6	(f)	(87)	6	(w)	1,080
Financial liabilities	7,783	(3)	6	(h)	—			7,884
		104	6	(g)
Liabilities from finance leases	—	3	6	(h)	—			3
Other non-current liabilities	1,588	(1,141)	6	(g)	11	6	(v)	527
		69	6	(f)
Deferred credits	1,236	(1,236)	6	(f)	—			—

Total Non-Current Liabilities	10,607	—			(119)			10,488
Current provisions	—	86	6	(j)	—			86
Financial liabilities	—	978	6	(i)	—			1,058
		80	6	(j)
Short-term debt	238	—			—			238
Current portion of long-term debt	979	(979)	6	(i)	—			—
Liabilities from finance leases	—	1	6	(i)	—			1
Trade payables	972	—			—			972
Other current liabilities	876	(166)	6	(j)	—			710
Income tax liabilities	242	—			43	6	(s)	285

Total Current Liabilities	3,307	—			43			3,350

Total Equity and Liabilities	$20,436	$—			$––			$20,436

UNAUDITED PRAXAIR IFRS STATEMENT OF PROFIT AND LOSS

FOR THE YEAR ENDED DECEMBER 31, 2017

(In Millions, except per share data)	Praxair (U.S. GAAP) (6(a))	Reclassification Adjustments	Notes		U.S. GAAP to IFRS Adjustments	Notes		Praxair IFRS
Sales	$11,437	$—			$—			$11,437
Cost of sales	6,455	1,033	6	(p)	6	6	(u)	7,494

Gross Profit	4,982	(1,033)			(6)			3,943
Research and development	93	6	6	(p)	—			99
Marketing and selling expenses	—	511	6	(l)	—			582
		71	6	(p)
Administration expenses	—	696	6	(l)	(8)	6	(u)	816
		74	6	(p)
		54	6	(q)
Selling, general and administrative	1,207	(1,207)	6	(l)	—			—
Depreciation and amortization	1,184	(1,184)	6	(p)	—			—
Transaction costs and other charges	54	(54)	6	(q)	—			—
Other operating income	—	13	6	(m)	—			13
Other operating expenses	—	9	6	(m)	—			9
Other income (expenses) - net	4	(4)	6	(m)	—			—
Share of profit or (loss) from associates and joint ventures (at equity)	—	47	6	(o)	—			47

Operating Profit	2,448	47			2			2,497
Financial income	—	40	6	(n)	—			40
Financial expenses	—	201	6	(n)	48	6	(u)	249
Interest expense - net	161	(161)	6	(n)	—			—

Income Before Income Taxes and Equity Investments	2,287	47			(46)			2,288
Income tax expense	1,026	—			(94)	6	(t)	955
					(12)	6	(u)
					35	6	(x)

Income Before Equity Investments	1,261	47			25			1,333
Income from equity investments	47	(47)	6	(o)	—			—

Net Income (including noncontrolling interests)	1,308	—			25			1,333
Less: Noncontrolling interests	(61)	—			—			(61)

Net Income - Praxair, Inc.	$1,247	$—			$25			$1,272

Per Share Data - Praxair, Inc. Shareholders
Earnings per share - undiluted	$4.36							$4.44
Earnings per share - diluted	$4.32							$4.40
Weighted Average Shares Outstanding (000’s):
Basic Shares Outstanding	286,261							286,261
Diluted Shares Outstanding	289,114							289,114

(a)

Represents the audited historical statements of profit and loss for the year ended December 31, 2017 and audited historical statement of financial position as of December 31, 2017 in accordance with U.S. GAAP.

Adjustments included in the column “Reclassification Adjustments” are as follows:

Represents certain reclassifications of historical Praxair financial statement line items to conform to the expected financial statement line items of Linde plc, including:

Balance sheet items (b)-(j):

(b)

Other financial assets ($131 million), receivables from finance leases ($5 million), other receivables and other assets ($246 million), and deferred tax assets ($199 million) were historically included in other long-term assets ($581 million) and have been reclassified to each of the respective captions, consistent with the expected presentation of Linde plc;

(c)

Trade receivables ($1,677 million), receivables from finance leases ($1 million), and other receivables and other assets ($126 million) were historically included in accounts receivable - net ($1,804 million) and have been reclassified to each of the respective captions, consistent with the expected presentation of Linde plc;

(d)

Prepaid and other current assets ($250 million) have been reclassified to other receivables and other assets ($192 million) and income tax receivables ($58 million), consistent with the expected presentation of Linde plc;

(e)

Accumulated deferred gains and losses related to pension and other post employee plans included in cumulative changes in equity not recognized through the statement of profit and loss have been reclassified to revenue reserves (retained earnings) ($(642) million), consistent with the expected presentation of Linde plc;

(f)

Deferred tax liabilities ($1,167 million) and other non-current liabilities ($69 million) historically included in deferred credits ($1,236 million) have been reclassified to the respective caption, consistent with the expected presentation of Linde plc;

(g)

Provisions for pensions and similar obligations ($891 million), financial liabilities ($104 million) and other non-current provisions ($146 million) were historically included in other non-current liabilities and have been reclassified to each of the respective captions, consistent with the expected presentation of Linde plc;

(h)

Liabilities from finance leases (non-current) ($3 million) were historically included in financial liabilities (non-current) and have been reclassified, consistent with the expected presentation of Linde plc;

(i)

Liabilities from finance leases (current) ($1 million) and the portion of financial liabilities (current) that is due within one year which had an original maturity date greater than one year ($978 million) were historically included within current portion of long-term debt ($ 979 million) and have been reclassified to their respective captions, consistent with the expected presentation of Linde plc; and

(j)	Current provisions ($86 million) and financial liabilities ($80 million) have been reclassified from other current liabilities, consistent with the expected presentation of Linde plc.

Statement of income items (l)-(q):

(l)

Selling, general and administrative expenses ($1,207 million) have historically been classified as a single caption and have been reclassified to marketing and selling expenses ($511 million) and administration expenses ($696 million);

(m)

Other income (expenses) - net ($4 million) have historically been classified as a single caption and have been reclassified to other operating income ($13 million) and other operating expenses ($9 million);

(n)	Interest expense - net ($161 million) have historically been classified as a single caption and have been reclassified to financial income ($40 million) and financial expenses ($201 million);

(o)	Income from equity investments ($47 million) has been reclassified to share of profit or loss from associates and joint ventures (at equity);

(p)

Depreciation and amortization ($1,184 million) has historically been presented as a single caption versus a component of each functional line item within the statement of income by Praxair. Depreciation and amortization have been reclassified to each respective functional line item, consistent with the expected presentation of Linde plc; and

(q)

Transaction costs and other charges ($54 million), have historically been presented as a single caption versus a component of each functional line item within the statement of income by Praxair. The cost reduction program and other charges have been reclassified to each respective functional line item, consistent with the expected presentation of Linde plc.

Adjustments included in the column “U.S. GAAP to IFRS Adjustments” are as follows:

(r)	Reflects a reclassification entry for accounting software to be classified as other intangibles assets under IFRS.

(s)	Under IFRS, income tax reserves for uncertain tax positions are classified as current and as such a reclassification entry ($43 million) was recorded.

(t)

Under IFRS, deferred taxes that were originally recorded through other comprehensive income, are adjusted back in other comprehensive income for the effect of a tax rate change. Under U.S. GAAP, such tax rate change adjustments are required to be recorded as an adjustment to profit and loss. Accordingly, an adjustment ($94 million) was recorded to eliminate the amount recorded through the profit and loss statement for U.S. GAAP purposes.

(u)	Reflects adjustments and reclassifications made for pension and other long-term employee benefits. A summary of these adjustments, and their impact on each of the respective line items, is as follows:

(In millions)	For the year ended December 31, 2017
	Expected Return on Assets (1)	Amortization of Deferred Gains and Losses (2)	Curtailments (3)	Classification of Net Interest Cost (4)	Total Adjustments
Financial Statement Caption
Cost of sales	$11	$(6)	$7	$(6)	$6
Administration expenses	88	(59)	5	(42)	(8)
Financial expenses	—	—	—	48	48

Income Before Income Taxes and Equity Investments	$(99)	$65	$(12)	$—	(46)
Less: Income tax expense(5)					(12)

Income Before Equity Investments					$(34)

(1)

Expected return on assets – Under IFRS, companies calculate a net interest cost (income) by applying the discount rate to the net pension benefit obligation or asset, while U.S. GAAP requires companies to calculate a separate return on plan assets using an estimated long-term rate of return on plan assets. The interest rate on the pension benefit obligation is generally the same under both IFRS and U.S. GAAP.

(2)

Amortization of deferred gains and losses – Under IFRS actuarial gains and losses are not recognized in profit or loss. Under U.S. GAAP actuarial gains and losses are recognized immediately in other comprehensive income and amortized to net periodic benefit cost systematically over time.

(3)

Curtailments – Under IFRS a curtailment occurs when a significant reduction in the number of employees covered by a plan takes place. A curtailment gives rise to past service costs and is generally recognized when the curtailment occurs. Under U.S. GAAP curtailments also significantly reduce the number of employees covered by a plan, losses are recognized when they are probable and gains are recognized when they occur. Unlike IFRS, U.S. GAAP requires prior service costs associated with years of service no longer expected to be rendered to be recognized in profit or loss.

(4)

Classification of net interest cost – Under IFRS companies are required to present different components of net benefit cost within different line items on the income statement, such as operating expenses and finance expenses. Under U.S. GAAP all components of net benefit cost must be aggregated and presented as a net amount in the income statement, within operating income for the year presented.

(5)	Represents the tax impact of adjustments (1)-(4) above, calculated utilizing country specific tax rates.
(v)	IFRS does not allow for a mezzanine-equity presentation and, accordingly, redeemable noncontrolling interest has been reclassified to Other non-current liabilities.

(w)

IFRS calculates the deferred taxes based on the value of the compensation award at each reporting date. It represents the amount of income tax benefit if the compensation award was payable as of the reporting date. U.S. GAAP limits the amount recorded for deferred tax assets to the tax effect of the amount that was previously expensed by the company for share-based compensation awards until the employee ultimately exercises. This adjustment is to record the incremental deferred tax assets under IFRS. There are no significant differences in the recognition of these items in the statement of profit and loss that required adjustments for purposes of this Pro Forma Financial Information.

(x)

Under IFRS, excess tax benefits related to share-based compensation awards are not recognized within income tax expense. As such, an adjustment of $35 million was recorded to eliminate this amount from income tax expense.

8.7	Adjustments to Linde AG’s Historical Financial Statements to Conform to Expected Presentation of Linde plc and U.S. dollar translation

The Linde Group’s historical consolidated financial statements have been prepared in accordance with IFRS as adopted by the EU. The unaudited U.S. dollar information includes a statement of financial position and statements of profit and loss of The Linde Group derived from the historical consolidated financial statements as of and for the year ended December 31, 2017, prepared in accordance with IFRS as adopted by the EU. This balance sheet as of December 31, 2017 and statements of income for the year ended December 31, 2017 have been adjusted to reflect The Linde Group’s consolidated statement of financial position and statements of profit or loss on a basis consistent with the expected presentation of Linde plc and translated from euros to U.S. dollars, the reporting currency of the Combined Group, using the exchange rates derived from Bloomberg ($1.2005 per €1.0000 as of December 31, 2017, and the average exchange rate of $1.1299 per €1.0000 for the year ended December 31, 2017).

This reconciliation is as follows (unaudited and amounts presented in millions, except per share amounts):

UNAUDITED STATEMENT OF FINANCIAL POSITION OF THE LINDE GROUP

AS OF DECEMBER 31, 2017

(In Millions)	The Linde Group (7(a))	Reclas- sification Adjustments	Notes		The Linde Group (Euros)	The Linde Group (USD)
Assets
Goodwill	€10,681	€214	7	(d)	€10,895	$13,079
Other intangible assets	2,047	44	7	(d)	2,091	2,510
Tangible assets	11,756	112	7	(d)	11,868	14,248
Investments in associates and joint ventures	219	—			219	263
Other financial assets	84	—			84	101
Receivables from finance leases	70	—			70	84
Trade receivables	6	—			6	7
Other receivables and other assets	381	20	7	(d)	401	481
Income tax receivables	12	—			12	14
Deferred tax assets	416	—			416	499
Other long-term assets	—	—			—	—

Total Non-Current Assets	25,672	390			26,062	31,286
Inventories	1,211	3	7	(d)	1,214	1,457
Receivables from finance leases	33	—			33	40
Trade receivables	2,668	107	7	(d)	2,775	3,331
Other receivables and other assets	706	(8)	7	(d)	698	838
Income tax receivables	227	—			227	273
Accounts receivable - net	—	—			—	—
Prepaid and other current assets	—	—			—	—
Securities	623	—			623	748
Cash and cash equivalents	1,432	1	7	(d)	1,433	1,720
Non-current assets classified as held for sale	941	(595)	7	(d)	346	415

Total Current Assets	7,841	(492)			7,349	8,822

Total Assets	€33,513	€(102)			€33,411	$40,108

UNAUDITED STATEMENT OF FINANCIAL POSITION OF THE LINDE GROUP

AS OF DECEMBER 31, 2017

(In Millions)	The Linde Group (6(a))	Reclas- sification Adjustments	Notes		The Linde Group (Euros)	The Linde Group (USD)
Equity and liabilities
Capital subscribed	€475	€—			€475	$570
Capital reserve	6,730	—			6,730	8,079
Common stock and Additional paid-in capital	—	—			—	—
Revenue reserves (Retained earnings)	8,235	(18)	7	(d)	8,217	9,863
Cumulative changes in equity not recognised through the statement of profit and loss	(1,258)	—			(1,258)	(1,510)

Total Equity Attributable to Linde AG Shareholders	14,182	(18)			14,164	17,002
Non-controlling interests	877	—			877	1,053

Total Equity	15,059	(18)			15,041	18,055
Provisions for pensions and similar obligations	1,280	24	7	(d)	1,304	1,565
Other non-current provisions	477	1	7	(d)	478	574
Deferred tax liabilities	1,243	9	7	(d)	1,252	1,503
Financial debt	6,089	(7)	7	(d)	6,082	7,301
Liabilities from finance leases	40	—			40	48
Trade payables	1	—			1	1
Other non-current liabilities	537	—			537	645
Deferred credits	—	—			—	—

Total Non-Current Liabilities	9,667	27			9,694	11,637
Current provisions	1,110	19	7	(d)	1,129	1,355
Financial debt	1,930	(44)	7	(d)	1,886	2,264
Short-term debt	—	—			—	—
Liabilities from finance leases	14	—			14	17
Trade payables	3,814	(1,060)	7	(b)	2,791	3,351
		37	7	(d)
Other current liabilities	1,159	1,060	7	(b)	2,242	2,692
		23	7	(d)
Income tax liabilities	551	—			551	661
Liabilities in connection with non-current assets classified as held for sale and disposal groups	209	(146)	7	(d)	63	76

Total Current Liabilities	8,787	(111)			8,676	10,416

Total Equity and Liabilities	€33,513	€(102)			€33,411	$40,108

UNAUDITED STATEMENT OF PROFIT AND LOSS OF THE LINDE GROUP

FOR THE YEAR ENDED DECEMBER 31, 2017

(In Millions, except per share data)	The Linde Group (7(a))	Reclas- sification Adjustments	Notes		The Linde Group (Euros)	The Linde Group (USD)
Revenue	€17,113	€566	7	(d)	€17,679	$19,976
Cost of sales	11,274	913	7	(c)	12,553	14,184
		366	7	(d)

Gross Profit	5,839	(713)			5,126	5,792
Research and development costs	112	—			112	127
Marketing and selling expenses	2,375	(913)	7	(c)	1,638	1,851
		176	7	(d)
Administration expenses	1,629	9	7	(d)	1,638	1,851
Other operating income	418	(1)	7	(d)	417	471
Other operating expenses	216	6	7	(d)	222	251
Share of profit or loss from associates and joint ventures (at equity)	19	—			19	21

Net Profit on Operating Activities - Continuing Operations	1,944	8			1,952	2,204
Financial income	37	—			37	42
Financial expenses	302	—			302	341

Profit Before Tax From Continuing Operations	1,679	8			1,687	1,905
Income tax expense	143	(4)	7	(d)	139	157

Profit From Continuing Operations (including noncontrolling interests)	1,536	12			1,548	1,748
Less: Noncontrolling interests	(132)	—	7	(d)	(132)	(149)

Profit From Continuing Operations	1,404	12			1,416	1,599
Profit From Discontinued Operations	30	(30)	7	(d)	—	—

Profit For the Year	€1,434	€(18)			€1,416	$1,599

Earnings Per Share - Continuing Operations
Earnings per share - undiluted	€7.56				€7.63	$8.61
Earnings per share - diluted	€7.56				€7.63	$8.61

(a)

Represents the historical group statements of profit and loss for the year ended December 31, 2017. In addition, represents the historical group statement of financial position as of December 31, 2017.

Adjustments included in the column “Reclassification Adjustments” are as follows:

Represents certain reclassifications of historical The Linde Group financial statement line items to conform to the expected financial statement line items of the Combined Group including:

(b)

The Linde Group historically recorded advanced payments within trade payables. These costs have been reclassified to other current liabilities to be consistent with the expected presentation of Linde plc.

(c)

The Linde Group historically recorded distribution costs as marketing and selling expenses. The distribution costs ($913 million) have been reclassified to cost of sales consistent with the expected presentation of Linde plc.

(d)

As of December 31, 2017, Linde AG was pursuing the divestiture of the logistics service provider Gist (Gist logistics). The Gist business (Gist logistics) was reported as non-current assets held for sale and was presented as discontinued operation (IFRS 5) in The Linde Group’s consolidated financial statements as of and for the financial year ended December 31, 2017. In the second quarter of the financial year 2018, negotiations with potential buyers of the Gist business (Gist logistics) were abandoned and a sale of the Gist business (Gist logistics) was no longer deemed highly probable. As such, reclassification entries have been recorded to unwind this accounting treatment and present the financial statements in line with the expected presentation of Linde plc.

8.8	Divestitures – Net

Represents the reclassification of (i) historical assets to assets classified as held for sale and (ii) historical liabilities to liabilities in connection with assets classified as held for sale and disposal groups as well as (iii) the elimination of historical operations for businesses that are expected to be sold in connection with the Business Combination as a result of the antitrust review process. Specifically:

•

$4,751 million were reclassified to assets classified as held for sale from the following non-current assets: goodwill ($690 million); other intangible assets ($131 million); tangible assets ($2,544 million); investments in associates and joint ventures ($251 million); other receivables and other assets ($111 million) and deferred tax assets ($36 million); as well as from the following current assets: inventories ($252 million), trade receivables ($547 million), other receivables and other assets ($115 million), income tax receivables ($18 million) and cash and cash equivalents ($56 million);

•

$1,238 million were reclassified to liabilities in connection with assets classified as held for sale and disposal groups from the following non-current liabilities: provisions for pensions and similar obligations ($90 million); other non-current provisions ($53 million); deferred tax liabilities ($300 million); financial liabilities ($23 million); liabilities from finance leases ($3 million); and other non-current liabilities ($57 million); as well as from the following current liabilities: current provisions ($35 million); short-term debt ($7 million); liabilities from finance leases ($2 million); trade payables ($359 million); other current liabilities ($269 million); and income tax liabilities ($40 million).

This adjustment includes assets, liabilities and operations related to:

•

the SIAD SPA dated December 5, 2017 whereby Praxair has agreed, inter alia, to sell its non-controlling participation in its Italian joint venture SIAD to its joint venture partner Flow Fin in exchange for Flow Fin’s non-controlling participation in Praxair’s majority-owned Italian joint venture, Rivoira S.p.A., and payment of a net purchase price of approximately €90 million by Praxair to Flow Fin;

•

the Praxair Europe SPA dated July 5, 2018 whereby Praxair, Inc. has agreed to sell the majority of its European businesses to Taiyo Nippon Sanso Corporation for €5.0 billion. These businesses generated annual sales of €1.3 billion in 2017;

•

the Americas SPA as dated July 16, 2018 (not taking into account any supplement thereto) whereby Linde AG and Praxair, Inc., among others, entered into an agreement with a consortium comprising companies of the German industrial gases manufacturer Messer Group and CVC Capital Partners Fund VII to sell the majority of The Linde Group’s industrial gases business in North America and certain industrial gases business activities of The Linde Group and Praxair in South America for $3.1 billion (after fixed deductions for certain items relating to liabilities of the sold businesses). In 2017, these businesses to be sold generated annual sales of €1.5 billion.

The respective purchase price is subject to (further) customary adjustments at closing. For further information on divestitures in connection with the Business Combination, see section “5.3.2 Significant Divestitures agreed in light of the Business Combination”.

Amounts related to additional divestitures in connection with the antitrust approval process, including sales to other purchasers under supplements to the Americas SPA, are not included because the impacts are not expected to be material.

See Note 4(o) (section “8.4 Notes to Unaudited Pro Forma Condensed Combined Balance Sheet”) which includes adjustments to assets and liabilities classified as held for sale to reflect the anticipated net selling price (fair value), net of taxes. Furthermore, see Note 4(p) (section “8.4 Notes to Unaudited Pro Forma Condensed Combined Balance Sheet”) which reflects the cash receipts for the net divestitures, net of estimated taxes.

PART IX

SELECTED FINANCIAL INFORMATION OF LINDE PLC

Linde plc (formerly known as Zamalight plc) was formed on April 18, 2017. The following tables set forth selected historical consolidated financial information for Linde plc as of the end of and for the periods indicated, presented in accordance with IFRS. The statement of income and other comprehensive income information for the period ended December 31, 2017 as well as the balance sheet information as of December 31, 2017 is derived from Linde plc’s audited financial statements for such period, which are included in this Prospectus beginning on page F.1-12. The statement of income and other comprehensive income information for the periods ended June 30, 2018 and 2017 as well as the balance sheet information as of June 30, 2018 is derived from Linde plc’s unaudited financial statements for such period, which are included in this Prospectus beginning on page F.1-1. To date, Linde plc has not conducted any material activities other than those in connection with its formation and the matters contemplated by the Business Combination Agreement (including guarantees related to divestitures in connection with the Business Combination). As such, there has been no significant change in the financial or trading position of the Linde plc Group during the six months ended June 30, 2018 or since June 30, 2018, except as described in section “5.3.2 Significant Divestitures agreed in light of the Business Combination.” The information set forth below is a summary that should be read together with the consolidated financial statements of Linde plc and the related notes thereto, which are included in this Prospectus beginning on page F.1-2.

From the Consolidated Statement of Income / (Loss) and Other Comprehensive Income / (Loss)
In $	January 1, 2018 – June 30, 2018	April 18, 2017 – June 30, 2017	April 18, 2017 – December 31, 2017
Other expenses	$4,843,113	$462,640	$1,882,646

Operating loss	(4,843,113)	(462,640)	(1,882,646)
Loss before tax	(4,843,113)	(462,640)	(1,882,646)
Income tax	—	—	—

Loss for the period	(4,843,113)	(462,640)	(1,882,646)

Other comprehensive income / (loss)
Other comprehensive income / (loss) for the period, net of tax	112,566	2,506	(42,828)

Total comprehensive loss for the period	$(4,730,547)	$(460,134)	$(1,925,474)

Net loss per share – basic and diluted	$(193.72)	$(18.51)	$(75.31)
Weighted average shares outstanding – basic and diluted	25,000	25,000	25,000

From the Consolidated Balance Sheet
In $	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$60,441	$84,862
Receivables from shareholders	58,420	60,025
Other assets	8,885,448	9,129,562

Total assets	$9,004,309	$9,274,449

Shareholders’ equity and liabilities
Current liabilities
Accrued liabilities	$2,632,774	$1,644,799
Amounts due to related parties	12,973,902	9,501,470

Total Liabilities	$15,606,676	$11,146,269

Capital and reserves
Share Capital (A ordinary shares of €1.00 each, authorized and issued shares – 25,000 shares)	$26,827	$26,827
Share premium	26,827	26,827
Other reserve	69,738	(42,828)
Retained loss	(6,725,759)	(1,882,646)

Total equity	(6,602,367)	(1,871,820)

Total equity and liabilities	$9,004,309	$9,274,449

PART X

BUSINESS AND CERTAIN INFORMATION ABOUT LINDE PLC

10.1	Overview

According to the terms of the Business Combination Agreement, Praxair, Inc. and Linde AG will combine their businesses under Linde plc (formerly known as Zamalight plc), a new Irish holding company. Upon the completion of the Business Combination, Linde plc will become the parent company of Praxair, Inc. and Linde AG and will be listed on the NYSE and the Frankfurt Stock Exchange.

10.2	Incorporation, Name, Registered Office and Fiscal Year

Linde plc was incorporated under the name “Zamalight plc” as a public limited company under the Companies Act on April 18, 2017, by Enceladus and Cumberland, and has an issued share capital of €25,000 comprised of 25,000 A ordinary shares of €1.00 each. On July 20, 2017, Zamalight plc was renamed “Linde plc”. Linde plc is registered in Ireland under the registration number 602527 under the legal name Linde plc. The principal legislation under which Linde plc operates and under which the Linde plc Shares will be created is the Companies Act. Linde plc is also registered in the United Kingdom as an overseas company with number FC034479 and its UK establishment is registered at the principal executive offices of the company with registration number BR019569. Linde plc is expected to be tax resident in the United Kingdom. Linde plc currently does not use a commercial name different from its legal name. For considerations regarding the tax residency of Linde plc, see “2.6.1 A change in Linde plc’s tax residency could have a negative effect on the Combined Group’s future profitability, and may trigger taxes on dividends or exit charges.”

See “20.2 Description Of Linde plc Shares and Shareholder Rights“ for more information regarding Linde plc’s share capital.

Linde plc has been formed for an unlimited duration.

Linde plc’s registered office is located at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland (tel. +353 1 920 1000).

Linde plc’s principal executive offices are located at The Priestley Centre, 10 Priestley Rd, Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom (tel. +44 1483 242200).

As a public limited company incorporated under the laws of Ireland, Linde plc is subject to the laws of Ireland.

Linde plc’s fiscal year is the calendar year.

10.3	Corporate Purpose

Linde plc’s corporate purpose pursuant to clause 3 of the Linde plc memorandum of association (the “Linde plc Memorandum of Association”) includes, among others, to carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Linde plc Board of Directors and to exercise its powers as a shareholder of other companies.

The Linde plc Memorandum of Association includes a general corporate purpose to do all such other things as the Linde plc Board of Directors may think incidental or conducive to the achievement of the foregoing or any other objects listed in the Linde plc Memorandum of Association.

10.4	Information About Linde plc Before the Business Combination

To date, Linde plc has not conducted any material activities other than those incidental to its formation and the matters contemplated by the Business Combination Agreement, such as the formation of Merger Sub and Linde Holding GmbH (wholly-owned subsidiaries of Linde plc), the making of certain required securities law filings, the publication of the Offer Document and the preparation of a registration statement on Form S-4, filed with the SEC on August 10, 2017 and declared effective by the SEC on August 14, 2017, entering into certain contractual relationships with external advisors for the purpose of preparing the post-closing activities of the Combined Group, and this Prospectus, and entering into the Praxair Europe SPA, the Americas SPA, and the Consent Agreement including the Hold Separate Order as well as an agreement with Praxair, Inc. and Linde AG allocating rights and obligations under any divestiture agreements related to the Business Combination. Linde plc does not have any material assets and the management of Linde plc has not resolved to make any future investments other than in relation to the Business Combination. As of the date of this Prospectus, Linde plc has no employees.

10.5	Business of Linde plc Following the Business Combination

The information provided below pertains to Linde plc following the completion of the Business Combination. Following the Business Combination, Linde plc will serve as the holding company for Praxair and The Linde Group, and, therefore, the information contained in PART XII (Business And Certain Information About Praxair), PART XV (Business And Certain Information About The Linde Group), “2.3 Risks Relating to the Business of Praxair” and “2.4 Risks Relating to the Business of The Linde Group” should also be considered in understanding the business and operations of the Combined Group.

The following information should be read in conjunction with the Linde plc constitution and with relevant provisions of Irish law. The Linde plc constitution will be available in English at Linde plc’s registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland during regular business hours and on Linde plc’s website. For information about Linde plc prior to the Business Combination, see “10.4 Information About Linde plc Before the Business Combination.”

10.5.1	Markets and Geographical Presence

Linde plc has no operating history. The markets and geographical presence of the Combined Group will be those of Praxair and The Linde Group, subject to divestitures in connection with regulatory approvals, along with certain holding company functions based in the United Kingdom. For further information on the markets and geographical presence of Praxair and Linde, see “11.1 Market Overview,” PART XII (Business And Certain Information About Praxair) and PART XV (Business And Certain Information About The Linde Group).

10.5.2	Divestitures

For an overview of significant divestitures in connection with regulatory approvals for the Business Combination, see “5.3.2 Significant Divestitures agreed in light of the Business Combination.”

10.6	Corporate Governance Structure of Linde plc

10.6.1	Overview

Save for compliance with the Companies Act, Linde plc does not comply with any Irish corporate governance regime because there is no corporate governance regime applicable to Linde plc in its country of incorporation (Ireland) since Linde plc is not listed in Ireland.

Following completion of the Business Combination, Linde plc will also be subject to the corporate governance frameworks required by virtue of the listing of the Linde plc Shares on the New York Stock Exchange and the Frankfurt Stock Exchange.

10.6.2	Current Shareholder

Linde plc was incorporated under the name “Zamalight plc” as a public limited company under the Companies Act on April 18, 2017, by Enceladus and Cumberland. With effect from October 17, 2018, Cumberland transferred its shares in Linde plc to Enceladus, which is, therefore, currently the only shareholder of Linde plc, holding 25,000 A ordinary shares of €1.00 each in the capital of Linde plc.

Enceladus was incorporated on July 6, 2011. As an Irish private company limited by shares, Enceladus has full and unlimited corporate capacity to carry on and undertake any business or activity and do any act or transaction, subject to compliance with applicable law.

Enceladus is wholly owned by Praxair’s Irish legal counsel. It was established as a corporate services provider to facilitate transactions undertaken by clients of Praxair’s Irish legal counsel and it is managed by its board of directors.

Enceladus has three directors, each of which is a partner of Praxair’s Irish legal counsel.

10.6.3	Linde plc Board of Directors

10.6.3.1	Composition

The Linde plc Board of Directors consists of twelve members, including Prof. Dr. Wolfgang Reitzle, Mr. Stephen F. Angel and ten non-executive directors, consisting of five non-executive directors designated for appointment by Praxair, Inc. (“Praxair Class Directors”) and five non-executive directors designated for appointment by Linde AG (“Linde Class Directors”). Under the Linde plc constitution, directors retire at each annual general meeting and may be re-elected by shareholders at that meeting. Until the third anniversary of the completion of the Business Combination, the Linde plc Board of Directors shall nominate each of the Linde Class Directors and Praxair Class Directors (or his or her replacement) for re-election to the Linde plc Board of Directors at each of Linde plc’s annual general meetings as required to ensure that the Linde Class Directors and Praxair Class Directors (or his or her replacement) serve on the Linde plc Board of Directors for the duration of the three years following the completion of the Business Combination.

Until the third anniversary of the completion of the Business Combination, any vacancy on the Linde plc Board of Directors created by the cessation of service of a Praxair Class Director prior to the end of his or her term will be filled by the unanimous vote of the remaining members of the Linde plc Board of Directors; provided that if the vacancy is not filled by the Linde plc Board of Directors within three months, the vacancy may be filled by an individual nominated and appointed by a majority of the remaining Praxair Class Directors. Until the third anniversary of the completion of the Business Combination, any vacancy on the Linde plc Board of Directors created by the cessation of service of a Linde Class Director prior to the end of his or her term will be filled by the unanimous vote of the remaining members of the Linde plc Board of Directors; provided that if the vacancy is not filled by the Linde plc Board of Directors within three months, the vacancy may be filled by an individual nominated and appointed by a majority of the remaining Linde Class Directors.

The following table sets forth the ages, as well as certain other biographical information, as to the members of the Linde plc Board of Directors. All members of the Linde plc Board of Directors have served in this office since October 2018.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships Held in the Last Five Years
Prof. Dr. Wolfgang Reitzle	69	Prof. Dr. Wolfgang Reitzle is the former President and Chief Executive Officer of Linde AG and present Chairman of the Supervisory Board of Linde AG. He is also Chairman of the Mediation Committee, the Standing Committee and the Nomination Committee of the Linde AG Supervisory Board as well as a member of the Audit Committee.

		Prof. Dr. Wolfgang Reitzle began his career at BMW, where in 1986 he was appointed a regular member of the Board of Management, responsible for research and development. In 1999, he was appointed Chief Executive Officer of the Premier Automotive Group and Vice President of United States car manufacturer, Ford. In 2002, he joined the Executive Board of Linde AG and served as Chief Executive Officer from 2003 to 2014.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships Held in the Last Five Years
		Prof. Dr. Wolfgang Reitzle is Chairman of the Supervisory Board of Continental AG in Hanover, Germany, Medical Park AG in Amerang, Germany and Willy Bogner GmbH & Co. KGaA in Munich, Germany; a member of the Supervisory Board of Ivoclar Vivadent AG in Schaan, Principality of Liechtenstein; and a member of the Supervisory Board of Axel Springer SE in Berlin, Germany.

		Prof. Dr. Wolfgang Reitzle served as Chairman of the Board of Directors of LafargeHolcim Ltd in Jona, Switzerland until May 2016 and as member of the Supervisory Board of Hawesko Holding AG in Hamburg, Germany until June 2017.

		Prof. Dr. Wolfgang Reitzle is an Honorary Professor at Technical University of Munich. He studied engineering and economics at the Technical University of Munich, Germany and holds a degree and a Ph.D. in Mechanical Engineering.

Stephen F. Angel	63	Mr. Angel has been the Chief Executive Officer of Praxair, Inc. since January 1, 2007, and Chairman of the Praxair Board of Directors since May 1, 2007. Before becoming the Chief Executive Officer, Mr. Angel served as President and Chief Operating Officer from March — December 2006, and as Executive Vice President from 2001 to March 2006. Prior to joining Praxair in 2001, Mr. Angel spent 22 years in a variety of management positions with General Electric. Mr. Angel is a director of PPG Industries, Inc. where he serves on the Officers-Directors Compensation Committee, and the Technology and Environment Committee. He is also a member of The Business Council, and is a member of the Board of the U.S. — China Business Council and its Nominating Committee.

Prof. DDr. Ann-Kristin Achleitner	52	Prof. DDr. Ann-Kristin Achleitner has been a member of the Supervisory Board of Linde AG since 2011. She also serves as a member of the Audit Committee and the Nomination Committee of the Linde AG Supervisory Board.

		Prof. DDr. Ann-Kristin Achleitner began her career with MS Management Service AG in St. Gallen, Switzerland in 1991. In 1992, she began as a university lecturer in Finance and External Auditing at the University of St. Gallen (HSG) in Switzerland. In 1994, she became consultant at McKinsey & Company, Inc, in Frankfurt, Germany. In 1995, she became Holder of the Chair for Investment and Finance, later the Endowed Chair for Banking and Finance and Chair of the Board of the Institute for Financial Management at the European Business School (International University Schloß Reichartshausen) in Oestrich-Winkel, Germany. Since 2001, she has served as Holder of Chair for Entrepreneurial Finance and, since 2003, as Scientific Co-Director of the Center for Entrepreneurial and Financial Studies at Technische Universität München in Munich, Germany.

		Prof. DDr. Ann-Kristin Achleitner is a member of the Supervisory Board of Deutsche Börse Aktiengesellschaft in Frankfurt am Main, Germany; a member of the Supervisory Board of Münchener Rückversicherungs-Gesellschaft Aktiengesellschaft in Munich, Germany; and a member of the Board of Directors of ENGIE SA in Paris la Défense, France.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships Held in the Last Five Years
		Prof. DDr. Ann-Kristin Achleitner served as a member of the Supervisory Board of Metro AG in Düsseldorf, Germany, until February 2017 and as a member of the Board of Directors of Vontobel Holding AG and Vontobel Bank AG in Zurich, Switzerland.

		Prof. DDr. Ann-Kristin Achleitner studied law and business administration at the University of St. Gallen (HSG), Switzerland and holds degrees and doctorates in both Law and Business Administration.

Prof. Dr. Clemens Börsig	70	Prof. Dr. Clemens Börsig has been a member of the Supervisory Board of Linde AG since 2006. He is the Chairman of the Audit Committee of the Linde AG Supervisory Board. In September 2018, he was appointed member of the supervisory board of Linde Intermediate Holding AG.

		Prof. Dr. Clemens Börsig began his career at Mannesmann Group, Düsseldorf, Germany, in 1977 where, in 1984, he was appointed Chief Financial and Administrative Officer at Mannesmann-Tally. In 1985, he joined Robert Bosch GmbH in Stuttgart, Germany, where, in 1990, he was appointed Managing Director and a member of the Board of Management. In 1997, he joined RWE AG in Essen, Germany, where he was appointed Chief Financial Officer and a member of the Executive Board. In 1999, he joined Deutsche Bank AG in Frankfurt am Main, Germany as Executive Vice President and Chief Financial Officer. In 2001, he was appointed a member of the Executive Board of Deutsche Bank AG and, in 2006, was appointed Chairman of the Supervisory Board of Deutsche Bank AG, from which position he retired in 2012.

		Prof. Dr. Clemens Börsig is a member of the Supervisory Board of Daimler AG in Stuttgart, Germany; and a member of the Board of Directors of Emerson Electric Company in St. Louis, Missouri, United States.

		Prof. Dr. Clemens Börsig was Chairman of the Board of Directors of the Deutsche Bank Foundation in Berlin and Frankfurt am Main, Germany until 2017; a member of the Supervisory Board of Bayer AG in Leverkusen, Germany, until April 2017 and a member of the Board of Superintendence of the Istituto per le Opere di Religione (IOR) in Rome, Italy, until May 2016.

		Prof. Dr. Clemens Börsig is an Honorary Professor at Munich School of Management, LMU Munich. He studied business administration and mathematics at the University of Mannheim, Germany and holds a Ph.D. in Political Science.

Dr. Nance K. Dicciani	71

Dr. Dicciani has been a member of the Praxair Board of Directors since 2008.

Dr. Dicciani is former President and Chief Executive Officer of Honeywell Specialty Materials, a strategic business group of Honeywell International, Inc., from 2001 until her retirement in 2008. Dr. Dicciani joined Honeywell from Rohm and Haas Company where she was Senior Vice President and Business Group Executive of Chemical Specialties and Director of the European Region, responsible for business strategy and worldwide operations of five business units and for the company’s operations and infrastructure in Europe, the Middle East and Africa. Previously, she served as Rohm and Haas’ Vice President and General Manager of the Petroleum Chemicals division and headed the company’s worldwide Monomers business.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships Held in the Last Five Years
		In 2006, President George W. Bush appointed Dr. Dicciani to the President’s Council of Advisors on Science and Technology. She has served on the Board of Directors and Executive Committee of the American Chemistry Council and has chaired its Research Committee. She currently serves on the Board of Directors of AgroFresh Solutions, Inc. (where she serves as non-executive Chair and a member of the Compensation Committee). Dr. Dicciani also serves on the Board of Directors of Halliburton Company (where she serves on the Audit Committee and is chairperson of the Health, Safety and Environment Committee), LyondellBasell Industries (where she serves on the Finance Committee and is chairperson of the Compensation Committee), on the Board of Trustees of Villanova University and is Co-Chair of the Advisory Board of the Center for Corporate Governance at Drexel University. During the past five years, Dr. Dicciani also served on the Board of Directors of Rockwood Holdings, Inc. (where she was the Lead Director and served on the Compensation Committee and was the Chairperson of the Corporate Governance and Nominating Committee).

Dr. Thomas Enders	59	Dr. Thomas Enders has been a member of the Supervisory Board of Linde AG since 2017. He is also a member of the Standing Committee of the Linde AG Supervisory Board. In September 2018, he was appointed member of the supervisory board of Linde Intermediate Holding AG.

		Dr. Thomas Enders began his career in the German Bundestag in 1982. In 1985, he started working in various Foreign and Security Policy think tanks. In 1989, he joined the Federal Ministry of Defence as a member of the planning staff. In 1991, he joined Airbus (MBB/DASA) and, in 2000, was appointed CEO of the Defence Division. In 2005, he was appointed Co-CEO of EADS and, in 2007, he was appointed CEO of the Commercial Aircraft Division Airbus. Since 2012, Dr. Thomas Enders has served as Chief Executive Officer, Member of the Board of Directors and Member of the Executive Committee of Airbus SE in Leiden, Netherlands.

		Dr. Thomas Enders is Chairman of the Supervisory Board of Airbus Defence and Space GmbH (“Airbus DS”, former EADS Deutschland GmbH, “EADS-D”); a member of the Shareholder Board of Airbus SAS, France; Chairman of the Supervisory Board of Airbus Helicopters SAS, France; and Chairman of the Supervisory Board of Airbus DS Holding B.V., Netherlands; and a member of the Board of Directors of WORLDVU Satellites Ltd. (OneWeb).

		Dr. Thomas Enders studied economics, political science and history at the University of Bonn and at the University of California in Los Angeles and holds a doctorate and title of Dr. phil.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships Held in the Last Five Years
		On April 26, 2017, the Vienna, Austria public prosecutor’s office made public that Dr. Thomas Enders, as part of a group of 16 former and current Airbus DS and Eurofighter Jagdflugzeug GmbH (“EF GmbH”) executives, is being investigated in connection with alleged deception relating to the Republic of Austria’s purchase of 18 Eurofighter aircraft from EF GmbH in 2003 (reduced to 15 aircraft in 2007). The negotiations on behalf of the Eurofighter Consortium were supported by EADS-D. Both Airbus DS and Dr. Thomas Enders advised Linde plc that they are convinced that these allegations are without any merit and intend to vigorously defend against any allegations or claims related to the Eurofighter sales in 2003/2007.

Franz Fehrenbach	69	Mr. Franz Fehrenbach is the Second Deputy Chairman of the Supervisory Board of Linde AG and has been a member of the Supervisory Board of Linde AG since 2013. He is also a member of the Mediation Committee, the Standing Committee and the Nomination Committee of the Linde AG Supervisory Board.

		Mr. Franz Fehrenbach began his career with the Robert Bosch Group at Robert Bosch GmbH, Germany, in 1975. In 1999 he was appointed a member of the Board of Management of Robert Bosch GmbH and in 2003 was appointed Chairman of the Board of Management of Robert Bosch GmbH. In 2012, he became Managing Partner of Robert Bosch Industrietreuhand KG and was appointed Chairman of the Supervisory Board of Robert Bosch GmbH.

		Mr. Franz Fehrenbach is Chairman of the Supervisory Board of Robert Bosch GmbH in Stuttgart, Germany; Deputy Chairman of the Supervisory Board of STIHL AG in Waiblingen, Germany; and a member of the Supervisory Board of BASF SE in Ludwigshafen, Germany.

		Mr. Franz Fehrenbach was a member of the Board of Directors of Robert Bosch North America Corp. until July 2014.

		Mr. Franz Fehrenbach studied industrial engineering at the University of Karlsruhe, Germany, and holds a degree in industrial engineering.

Edward G. Galante	67

Mr. Galante has been a member of the Praxair Board of Directors since 2007.

Mr. Galante is former Senior Vice President and a member of the Management Committee of ExxonMobil Corporation from 2001 until his retirement in 2006. His principal responsibilities included the worldwide downstream business —Refining & Supply, Fuels Marketing, Lubricants and Specialties, and Research and Engineering. Immediately prior to that, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company.

		Mr. Galante is the Lead Independent Director of Celanese Corporation (where he serves on the Compensation and Management Development Committee and the Governance and Nominating Committee), a director of Clean Harbors, Inc. (where he is Chairman of the Environmental, Safety and Health Committee and serves on the Governance Committee and the Compensation Committee), and a director of Marathon Petroleum Corporation (where he serves on the Compensation Committee and the Sustainability Committee). He also serves on the Board of the United Way Foundation of Metropolitan Dallas, and is the Vice Chairman of the Board of Trustees of Northeastern University. During the past five years, Mr. Galante also served on the Board of Directors of Foster Wheeler Ltd. (where he served on the Audit Committee and was the Chairman of the Compensation and Executive Development Committee) and was a member of the Board of Directors of Andeavor Corporation (formerly Tesoro Corporation) where he served on the Compensation Committee and the Environmental, Health and Safety Committee until the company merged into Marathon Petroleum in October 2018.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships Held in the Last Five Years
Larry D. McVay	71

Mr. McVay has been a member of the Praxair Board of Directors since 2008.

Mr. McVay is principal of Edgewater Energy, LLC, an oil and gas industry investment firm. Mr. McVay served as the Chief Operating Officer of TNK-BP Holding from 2003 until his retirement in 2006. TNK-BP Holding, based in Moscow, Russia, was a vertically integrated oil company that was 50%-owned by BP PLC. Mr. McVay’s responsibilities at TNK-BP included executive leadership for the upstream, downstream, oil field services, technology and supply chain management. He previously served as Technology Vice President —Operations and Vice President of Health Safety Environment for BP’s Exploration and Production operations from 2000 — 2003. Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions.

		Mr. McVay is a director of Callon Petroleum Company (where he serves on the Audit Committee, the Nominating and Governance Committee and is the Chairman of the Strategic Planning and Reserves Committee). Previously, Mr. McVay was a director of Chicago Bridge & Iron Company. At the time of the merger between Chicago Bridge & Iron Company and McDermott International in May 2018, Mr. McVay chose not to stand for election to the new McDermott International board.

Dr. Victoria Ossadnik	50	Dr. Victoria Ossadnik has been a member of the Supervisory Board of Linde AG since 2016. In September 2018, she was appointed member of the supervisory board of Linde Intermediate Holding AG.

		Dr. Victoria Ossadnik began her career with SCANLAB GmbH, Germany in 1996. From 1999 to 2003, she served as CEO of the CSC Ploenzke AG, Germany, joint venture CSC/Dachser. In 2003, she joined ORACLE Deutschland GmbH, serving as Head of Technology Consulting Northern Europe and, in 2007, was appointed a member of the Board of Management. In 2011, Dr. Victoria Ossadnik joined Microsoft Deutschland GmbH. She was appointed as a member of the Board of Management from 2011 to 2016 and has served as Vice President, Enterprise Services Delivery from 2016 to 2018. Since April 2018, Dr. Victoria Ossadnik has served as Chief Executive Officer of E.ON Energie Deutschland GmbH and E.ON Energie Deutschland Holding GmbH in Munich, Germany. Since May 2018, she has served as a member of the supervisory board of Commerzbank AG.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships Held in the Last Five Years
		Dr. Victoria Ossadnik studied physics and business administration at Ludwig Maximilians University of Munich, Germany and holds a doctorate in Natural Science.

Martin H. Richenhagen	66

Mr. Richenhagen has been a member of the Praxair Board of Directors since 2015.

Mr. Richenhagen has been President and Chief Executive Officer of AGCO Corporation, a global manufacturer and distributor of agricultural equipment, since 2004, and Chairman of the Board of Directors since 2006. From 2003 — 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material company headquartered in Switzerland. He also served as Group President for CLAAS KGaA mbH, a global agricultural equipment manufacturer and distributor headquartered in Germany, from 1998 — 2002. Mr. Richenhagen was the Senior Executive Vice President for Schindler Deutschland Holdings GmbH in Germany, a worldwide manufacturer and distributor of elevators and escalators, from 1995 — 1998.

		Mr. Richenhagen is a director of PPG Industries, Inc., a leading coatings and specialty products and services company (where he is Chairman of the Audit Committee and serves on the Officers-Directors Compensation Committee). He is the Chairman of the German American Chambers of Commerce of the United States, and he is a member of the U.S. Chamber of Commerce Board of Directors. Mr. Richenhagen has served as Chairman of the Board of the Association of Equipment Manufacturers (AEM) and is a Life Honorary Director of AEM.

Robert L. Wood	64	Mr. Wood is former Chairman, President & Chief Executive Officer of Chemtura Corporation (a specialty chemicals company) from 2004 — 2008. Prior to joining Chemtura, Mr. Wood served in various senior management positions at Dow Chemical Company, most recently as business group president for Thermosets and Dow Automotive, from November 2000. Mr. Wood has been Praxair’s Lead Director since January 1, 2013.

		Mr. Wood is a director of MRC Global Inc. (where he serves as Chairman of the Compensation Committee and a member of the Governance Committee), and a director of Univar Inc. (where he serves on the Audit Committee and the Compensation Committee). During the past five years, Mr. Wood was also a director of Jarden Corporation (where he served on the Nominating and Policies Committee and was Chairman of the Audit Committee). He has served as Chairman of the American Plastics Council and the American Chemistry Council, and is a member of the United States Olympic Committee. Mr. Wood is also a partner in the consulting firm The McChrystal Group, specializing in leadership development for business organizations.

The directors of Linde plc can be reached at Linde plc’s principal executive offices: The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom (tel. +44 1483 242200).

10.6.3.2	Powers and Function

The Linde plc constitution allocates authority over the day-to-day management of Linde plc to the Linde plc Board of Directors. The Linde plc Board of Directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Linde plc. Committees may meet and adjourn as they determine proper.

10.6.3.3	Meetings and Decision-Making

For three years following the completion of the Business Combination (the “Integration Phase”), the quorum required for the valid adoption of resolutions by the Linde plc Board of Directors will be satisfied in a board meeting at which at least the majority of its members are present or represented. Until the third anniversary of the completion of the Business Combination, decisions of the Linde plc Board of Directors shall be made by majority vote of the entire Linde plc Board of Directors (i.e., at least 7 of 12 directors), unless a higher majority is required by its constitution or corporate governance guidelines or applicable law. In the event of a tie vote with respect to any resolution, the Chairman of the Linde plc Board of Directors shall not have a casting or deciding vote. Following the expiry of this three-year period, the quorum may be fixed by the directors, and unless so fixed shall be seven, and decisions of the Linde plc Board of Directors shall be made by majority vote of the directors in attendance.

The Linde plc corporate governance guidelines to be adopted at the effective time of the Business Combination provide that, during the Integration Phase, certain matters require approval by two-thirds of the Linde plc Board of Directors, including appointment and removal of a director as the Chairman of the Linde plc Board of Directors and appointment and removal of the Chief Executive Officer of Linde plc.

10.6.3.4	Liability

Pursuant to Irish law, members of the Linde plc Board of Directors may be liable to Linde plc for damages in the event of improper or negligent performance of their duties. Members of the Linde plc Board of Directors may also be liable for damages to third parties in the event of Linde plc’s bankruptcy or default on tax and social security payments as a consequence of improper performance of their duties or pursuant to tort law. In certain circumstances, members of the Linde plc Board of Directors may also incur criminal liabilities. Linde plc has put in place D&O insurance for all present and future members of the Linde plc Board of Directors at Linde plc’s expense against damages resulting from their conduct when acting in the capacities as such directors, which insurance may also provide any such person with funds to meet expenditures incurred or to be incurred in defending any proceedings against him or her and to take any action to enable such expenses not to be incurred. Also, Linde plc provides the current and former members of the Linde plc Board of Directors with protection through indemnification under the Linde plc constitution to the fullest extent permitted by law, against risks of claims and actions against them arising out of their exercise of their duties, or any other duties performed at Linde plc’s request. With effect as of October 22, 2018, Zamalight Subco, Inc., a wholly-owned indirect subsidiary of Linde plc, entered into indemnification agreements with each member of the Linde plc Board of Directors, agreeing to indemnify, hold harmless and provide advancement of expenses to them while acting as a director of Linde plc to the fullest extent permitted by law. Previous members of the Linde plc Board of Directors are insured in the same way. Upon completion of the Merger, Praxair, Inc. will assume all of Zamalight Subco, Inc.’s rights and obligations under these indemnification agreements.

10.6.3.5	Dismissal

Under the Companies Act, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Linde plc in respect of his or her removal.

10.6.3.6	Committees of the Board of Directors

The Linde plc Board of Directors has the following four committees: audit committee, compensation committee, executive committee, and nomination and governance committee.

For three years following the completion of the Business Combination, the audit committee, the compensation committee and the nomination and governance committee will each consist of six directors, three of whom will be appointed by a majority of the Praxair Class Directors and three of whom will be appointed by a majority of the Linde Class Directors, in each case subject to applicable legal and regulatory requirements. For three years following the completion of the Business Combination, the executive committee will consist of four directors, consisting of the chairman of the Linde plc Board of Directors (so long as the chairman is a Linde Class Director), the chief executive officer (so long as the chief executive officer is a Praxair Class Director) and one director appointed by a majority of the Praxair Class Directors and one director appointed by a majority of the Linde Class Directors.

Until the third anniversary of the completion of the Business Combination, any vacancy on any committee created by the cessation of service of a Praxair Class Director prior to the end of his or her term will be filled by the unanimous vote of the remaining members of the Linde plc Board of Directors; provided that if the vacancy is not filled by the Linde plc Board of Directors within five weeks, the vacancy may be filled by an individual appointed by a majority of the remaining Praxair Class Directors. Until the third anniversary of the completion of the Business Combination, any vacancy on any committee created by the cessation of service of a Linde Class Director prior to the end of his or her term will be filled by the unanimous vote of the remaining members of the Linde plc Board of Directors; provided that if the vacancy is not filled by the Linde plc Board of Directors within five weeks, the vacancy may be filled by an individual appointed by a majority of the remaining Linde Class Directors.

10.6.3.6.1	Executive Committee

The executive committee comprises the following members: Stephen F. Angel, Dr. Thomas Enders, Prof. Dr. Wolfgang Reitzle (chairman) and Robert L. Wood.

For three years following the completion of the Business Combination, the executive committee will be chaired by the chairman of the Linde plc Board of Directors. The role and responsibilities of the executive committee include, among others:

•

Evaluating and approving any investments, acquisitions, partnerships or divestments requiring board approval, that in each case arises between regularly scheduled board meetings and are within value thresholds specified by the board;

•

Evaluating and approving any financing or other capital markets transactions requiring board approval, that in each case arises between regularly scheduled board meetings and are within value thresholds specified by the board;

•

During the interval between regularly scheduled board meetings, acting upon any other such matters within the competencies of the board that are within value thresholds specified by the board and, in the opinion of the chairman of the board, should not be postponed until the next regularly scheduled board meeting;

•

During the Integration Phase, evaluating and approving any material lay-offs, unless such action is consistent with the integration plan for Praxair and The Linde Group’s businesses or otherwise requires full Linde plc board approval;

•

During the Integration Phase, evaluating and approving any divestitures of (A) all or substantially all of the group’s business in any country, (B) all or substantially all of any business line of the group, or (C) any business that is otherwise material to the group, in each case, unless such action is consistent with the integration plan or otherwise requires full board approval; and

•

During the Integration Phase, evaluating and approving (i) any nomination, removal or appointment of any member of the Management Committee or any key executive (ii) any change in the responsibilities delegated or assigned to any member of the Management Committee, or (iii) any change of the line of reporting for any member of the Management Committee.

10.6.3.6.2	Audit Committee

The audit committee comprises the following members: Prof. Dr. Clemens Börsig (chairman), Dr. Nance K. Dicciani, Dr. Thomas Enders, Edward G. Galante, Larry D. McVay and Dr. Victoria Ossadnik.

For the three years following completion of the Business Combination, the audit committee will be chaired by a Linde Class Director appointed by a majority of the Linde Class Directors. The committee will contain at least one member who will be considered an audit committee financial expert as defined by the SEC. The role and responsibilities of the audit committee of Linde plc include, among others:

•

Assisting the Linde plc Board of Directors in its oversight of (w) the integrity of Linde plc’s financial statements, (x) Linde plc’s compliance with legal and regulatory requirements, (y) the independent auditor’s qualifications and independence and (z) the performance of Linde plc’s internal audit functions and independent auditors;

•	Recommending to the shareholders of Linde plc the approval of Linde plc’s independent auditor; and

•	Preparing the report of the audit committee for inclusion in Linde plc’s proxy statement / annual notice of Linde plc’s general meeting of shareholders.

10.6.3.6.3	Nomination and Governance Committee

The nomination and governance committee comprises the following members: Prof. DDr. Ann-Kristin Achleitner, Prof. Dr. Clemens Börsig, Franz Fehrenbach, Larry D. McVay, Martin Richenhagen and Robert L. Wood (chairman).

For three years following completion of the Business Combination, the nomination and governance committee will be chaired by a Praxair Class Director appointed by a majority of the Praxair Class Directors. The role and responsibilities of the nomination and governance committee include, among others:

•	Identifying individuals qualified to become members of the Linde plc Board of Directors;

•	Selecting, or recommending that the Linde plc Board of Directors select, the director nominees for Linde plc’s next annual shareholders’ meeting;

•	Developing and recommending to the Linde plc Board of Directors a set of corporate governance guidelines; and

•	Overseeing the evaluation of the performance of the Linde plc Board of Directors.

10.6.3.6.4	Compensation Committee

The compensation committee comprises the following members: Prof. DDr. Ann-Kristin Achleitner, Dr. Nance K. Dicciani, Franz Fehrenbach, Edward G. Galante (chairman), Dr. Victoria Ossadnik and Martin Richenhagen.

For three years following completion of the Business Combination, the compensation committee will be chaired by a Praxair Class Director appointed by a majority of the Praxair Class Directors. The role and responsibilities of the compensation committee include, among others:

•

Reviewing and approving corporate goals and objectives relevant to the Linde plc chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determining and approving the Linde plc chief executive officer’s compensation;

•

Reviewing and approving the compensation of the members of the Management Committee, and making recommendations to the Linde plc Board of Directors with respect to other executive compensation and any incentive or equity based compensation plans, in each case that are subject to board approval;

•	Preparing the report of the compensation committee for inclusion in Linde plc’s proxy statement;

•	Evaluating the performance of the Linde plc Chief Executive Officer and members of the Management Committee; and

•	Developing succession plans for the Linde plc chief executive officer and the members of the Management Committee, with the counsel of the Chairman of the Linde plc Board of Directors.

10.6.3.7	Compensation

On October 23, 2018 the Linde plc Board of Directors adopted Linde plc’s director compensation program. Any pro-rata compensation for non-employee directors in respect of service in the fourth quarter of 2018 will be paid in 2019.

Under the program, each non-employee director of Linde plc is entitled to an annual cash retainer in an amount of $180,000; the annual cash retainer for the chairman of the Linde plc Board of Directors amounts to $420,000. Supplement entitlements exist for the chairman of (i) Linde plc’s audit committee (additional $100,000 per year), (ii) Linde plc’s compensation committee (additional $50,000 per year) and (iii) Linde plc’s nomination and governance committee (additional $50,000 per year). There is no entitlement for any employee-directors. Retainers are paid quarterly in advance. They will be prorated to reflect actual service for directors joining the Linde plc Board of Directors or terminating board service during any given quarter.

In addition to the annual cash retainer, each non-employee director of Linde plc is entitled to an annual equity grant in an amount of $120,000; the annual equity grant for the chairman of the Linde plc Board of Directors amounts to $280,000. For the fourth quarter of 2018, the pro-rated annual equity grant will be paid in cash. Following completion of the Business Combination, the nomination and governance committee will determine the form in which the equity grant will be paid going forward. Such payment may be made in the form of restricted stock units vesting in full after one year (or pro rata in the case of termination of service of a director prior to the one-year vesting period in certain cases), as determined annually by Linde plc’s nomination nomination and governance committee.

To the extent allowed by applicable tax and other laws, Linde plc may adopt a directors’ fees deferral plan that would allow non-employee directors to defer to a later date payment of some or all the cash fees that may be earned in accordance with the terms of such plan.

Directors are entitled to reimbursement for travel and other expenses incurred on behalf of Linde plc in accordance with the Linde plc directors travel and expenses policy. Upon the director’s request, Linde plc may sponsor a director’s participation in third party-supplied continuing education that is reasonably related to the director’s service on the Linde plc Board of Directors or any of its committees. Directors may participate in any company matching gifts to charitable organizations program to the same extent that employees of the Company may participate in such program.

10.6.4	Management Committee of the Combined Group

Following completion of the Business Combination and upon expiry of the Hold Separate Period, the Combined Group will have a management committee consisting of the Chief Financial Officer, the Head of Global Functions, the Head of Americas Gases, the Head of Linde Engineering, the Head of APAC Gases and the Head of EMEA Gases. For the three years following completion of the Business Combination, any replacements of members of the Management Committee shall be nominated by the Chief Executive Officer and approved (i) first by the executive committee, (ii) if required by a committee charter, then by the applicable committee of the Linde plc Board of Directors and (iii) then by the Linde plc Board of Directors. Thereafter, any appointment of members of the Management Committee will be made by the Chief Executive Officer in consultation with the Linde plc Board of Directors.

Other than the members of the Linde plc Board of Directors and the Management Committee, the Combined Group has no other senior leaders who are relevant to establishing that Linde plc has the appropriate expertise and experience for the management of Linde plc’s business within the meaning of annex 1 no. 14 of the EU Prospectus Regulation. The Management Committee will have, in particular, the following roles and responsibilities:

•

Delivering operating results against the strategic plans, operational business plans, performance targets, annual budgets and safety and compliance standards for the Combined Group approved by the Linde plc Board of Directors;

•	Managing the business of the subsidiaries of Linde plc under the direction of the Chief Executive Officer;

•

Directing the implementation and execution of the strategic decisions made by the Linde plc Board of Directors, within the mandate provided by the Linde plc Board of Directors under the direction of the Linde plc Chief Executive Officer; and

•	Ensuring internal alignment for cohesive and consistent communication both internally and externally to stakeholders.

The following table sets forth the ages, as well as certain other biographical information, as to those individuals who will be active as the members of the Management Committee upon expiry of the Hold Separate Period.

Name; Title	Age	Present Principal Occupation or Employment, Employment History and Other Directorships Held in the Last Five Years
Dr. Christian Bruch (Head of Linde Engineering)	48	Dr. Bruch has been a member of the Linde AG Executive Board since January 2015 and is responsible for the Linde Engineering Division as well as for the corporate and support function Technology & Innovation as well as Digitalization. From 2004 to December 2014, he served in various roles within Linde, including as member of the management board of Linde Engineering. Before joining The Linde Group in 2004, Dr. Bruch was head of research and project development at RWE Fuel Cells GmbH. Dr. Bruch has a doctorate in engineering from the Swiss Institute of Technology, Zurich and a degree in mechanical engineering from University of Hanover, Germany. In September 2018, he was appointed member of the executive board of Linde Intermediate Holding AG and managing director of Linde Holding GmbH.

Bernd Eulitz (Head of Americas Gases)	53	Mr. Eulitz has been a member of the Linde AG Executive Board since January 2015 and is responsible for the Europe, Middle East, Africa segment of the Linde Gases Division, for the Centre of Excellence (Healthcare, Marketing, Production, Supply Chain), Performance Management EMEA as well as for the corporate and support function group procurement. He is the Chairman of the board of directors of African Oxygen Limited, Johannesburg, South Africa. From 2011 until December 2014, Mr. Eulitz served as head of the regional business unit South & East Asia. Since joining The Linde Group in 2004, he served in various roles within The Linde Group including as Managing Director of PanGas AG, Switzerland. Mr. Eulitz holds a degree in process/chemical engineering from University of Karlsruhe, Germany.

Sanjiv Lamba (Head of APAC Gases)	54	Mr. Lamba has been a member of the Linde AG Executive Board since March 2011 and is the chairman of the board of directors of Linde India Limited. He is responsible for the Asia Pacific segment of the Linde Gases Division, electronics and global gases business, helium and rare gases as well as Asia Joint Venture Management. From 2007 until March 2011 Mr. Lamba served as Head of the regional business unit South & East Asia. Before joining The Linde Group, Mr. Lamba held various positions within BOC since 1989.

Name; Title	Age	Present Principal Occupation or Employment, Employment History and Other Directorships Held in the Last Five Years
		He holds a degree as chartered accountant from the Institute of Chartered Accountants of India and a bachelor of commerce from St. Xavier’s College, Calcutta University, India.

Eduardo F. Menezes (Head of EMEA Gases)	55	Mr. Menezes was promoted to Executive Vice President of Praxair, Inc. from Senior Vice President effective March 1, 2012. He oversees Praxair’s businesses in Asia, Europe, Mexico, and South America. From 2010 — March 2011, he was a Vice President of Praxair with responsibility for the North American Industrial Gases business. From 2007 — 2010, he was President of Praxair Europe. He served as Managing Director of Praxair’s business in Mexico from 2004 — 2007, as Vice President and General Manager for Praxair Distribution, Inc. from 2003 — 2004 and as Vice President, U.S. West Region, for North American Industrial Gases, from 2000 —2003. In September 2018, he was appointed member of the executive board of Linde Intermediate Holding AG and managing director of Linde Holding GmbH.

Dr. Anne K. Roby (Head of Global Functions)	54	Dr. Roby was named Senior Vice President of Praxair, Inc. on January 1, 2014, responsible for Global Supply Systems, R&D, Global Market Development, Global Operations Excellence, Global Strategic Sales, Global Procurement, Sustainability and Safety, Health and Environment. From 2011 — 2013, she served as President of Praxair Asia, responsible for Praxair’s industrial gases business in China, India, South Korea and Thailand as well as the electronics market globally. In 2010, Dr. Roby became President of Praxair Electronics, after having served as Vice President, Global Sales, for Praxair from 2009 — 2010. Prior to this, she was Vice President of the U.S. South Region from 2006 — 2009. Dr. Roby joined Praxair in 1991 as a development associate in Praxair’s R&D organization and was promoted to other positions of increasing responsibility.

Matthew J. White (Chief Financial Officer)	46	Mr. White was appointed Senior Vice President and Chief Financial Officer of Praxair, Inc. effective January 1, 2014. Prior to this, Mr. White was President of Praxair Canada from 2011—2014. Mr. White joined Praxair in 2004 as finance director of Praxair’s largest business unit, North American Industrial Gases. In 2008, he became Vice President and Controller of Praxair, then was named Vice President and Treasurer in 2010. Before joining Praxair, Mr. White was vice president, finance, at Fisher Scientific and before that he held various financial positions, including group controller, at GenTek, a manufacturing and performance chemicals company. In September 2018, he was appointed member of the supervisory board of Linde Intermediate Holding AG.

10.6.5	Certain Information about the Members of the Linde plc Board of Directors, including Conflicts of Interest

Linde plc has determined that, with respect to the members of the Linde plc Board of Directors or members of the Management Committee:

•

All of the non-executive directors on the Linde plc Board of Directors upon completion of the Business Combination are expected to be independent within the meaning of the applicable NYSE rules and regulations.

•

Other than stated in section “3.7 Potential Interests” above, there are no conflicts of interest or potential conflicts of interest of the members of the Linde plc Board of Directors and of the appointed members of the Management Committee regarding their duties towards Linde plc and their private interests or other duties.

•

There are no service agreements between Linde plc or the entities that are expected to become subsidiaries of Linde plc as a result of the Business Combination, on the one hand, and any Linde plc board members or appointed members of the Management Committee, on the other hand, that provide for compensation in the event of the termination of the service agreement, except as described in “12.19.7 Severance and Other Change-In-Control Benefits”, “15.8.3.5 Severance” and “15.15.2.2 Benefits in the Event of Termination of a Contract/Non-Compete Arrangements,” and none of the entities that are expected to become subsidiaries of Linde plc as a result of the Business Combination have granted any loans to such individuals or have drawn on any loans from such individuals.

•

None of the Linde plc board members or appointed Management Committee members have, during the last five years, been convicted of any fraudulent offenses or have for at least the previous five years been party to any bankruptcies, receiverships or liquidations of a commercial company or partnership in which they acted as a member of the administrative, management or supervisory bodies.

•

Except for the investigations relating to Dr. Thomas Enders (see “10.6.3.1 Composition”), none of the Linde plc board members or appointed Management Committee members was the subject of official public incrimination or sanctions by statutory or regulatory authorities (including designated professional bodies) or was disqualified by a court from acting as a member of an administrative, management or supervisory body of an issuer or from acting in the management or conduct of affairs of any issuer during the previous five years.

•	No family relationships exist among the Linde plc board members or appointed Management Committee members, either among themselves or in relation to the respective other group.

10.6.6	Compensation of Executive Officers

The form and amount of the compensation to be paid to Linde plc executive officers and other managers of the Combined Group will be determined by the Linde plc Board of Directors. For historical compensation information about executive officers and directors of Praxair and The Linde Group, see “12.18 Compensation Discussion and Analysis” and “15.15 Governing Bodies.”

10.6.7	Security Ownership of Directors and Executive Officers

Based on information available to Linde plc as of the date of this Prospectus, the following table sets forth the beneficial ownership of Linde plc Shares, after giving effect to the Business Combination (subject to certain assumptions described below), of:

•	each member of the Linde plc Board of Directors;

•	each post-closing member of the Management Committee; and

•	all members of the Linde plc Board of Directors and all post-closing members of the Management Committee, taken together.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. The percentage of beneficial ownership is based on 558,147,436 Linde plc Shares estimated to be outstanding immediately following the Business Combination assuming all Linde AG Shares held by the beneficial owners below are exchanged in the Exchange Offer and on their ownership of Linde AG Shares or Praxair Shares as of the Latest Practicable Date.

Name of Beneficial Owner	Number of Ordinary Shares		Percentage
Directors:
Prof. Dr. Wolfgang Reitzle	16,077			*
Stephen F. Angel	2,171,536	(1)		*
Prof. DDr. Ann-Kristin Achleitner	979			*
Prof. Dr. Clemens Börsig	979			*
Dr. Nance K. Dicciani	30,704	(2)		*
Dr. Thomas Enders	—			*
Franz Fehrenbach	979			*
Edward G. Galante	35,366	(3)		*
Larry D. McVay	16,392	(4)		*
Dr. Victoria Ossadnik	—			*
Martin H. Richenhagen	4,648	(5)		*
Robert L. Wood	18,318	(6)		*
Members of the Management Committee:
Dr. Christian Bruch	7,765			*
Bernd Eulitz	9,046			*
Sanjiv Lamba	23,679			*
Eduardo F. Menezes	333,054	(7)		*
Dr. Anne K. Roby	180,847	(8)		*
Matthew J. White	279,050	(9)		*
All members of the Linde plc Board of Directors and post-closing members of the Management Committee as a group (eighteen individuals in total**)	3,129,419			*

*	Less than 1%.
**

The composition of the Management Committee during the integration phase will, in addition to the executive officers named above, be determined by Praxair, Inc. and Linde AG in accordance with the Business Combination Agreement. See “10.6.3 Linde plc Board of Directors,” and “10.6.4 Management Committee of the Combined Group.”

(1)

Includes (i) 1,529,558 Praxair stock options representing shares that may be acquired upon exercise of options exercisable within 60 days of the Latest Practicable Date and (ii) 198,473 Praxair stock units comprising unvested Praxair PSUs, deferred stock units under the Praxair compensation deferral plan and Praxair RSUs.

(2)	Includes 13,614 Praxair stock units comprising deferred stock units under the Praxair directors’ fees deferral plan and Praxair RSUs.
(3)

Includes (i) 4,600 Praxair stock options representing shares that may be acquired upon exercise of options exercisable within 60 days of the Latest Practicable Date, and (ii) 20,404 Praxair stock units comprising deferred stock units under the Praxair directors’ fees deferral plan and Praxair RSUs.

(4)	Includes 5,720 Praxair RSUs.
(5)	Includes 1,116 Praxair RSUs.
(6)	Includes 2,675 Praxair RSUs.
(7)

Includes (i) 246,085 Praxair stock options representing shares that may be acquired upon exercise of options exercisable within 60 days of the Latest Practicable Date and (ii) 24,460 Praxair stock units comprising unvested Praxair PSUs, deferred stock units under the Praxair compensation deferral plan and Praxair RSUs.

(8)

Includes (i) 139,936 Praxair stock options representing shares that may be acquired upon exercise of options exercisable within 60 days of the Latest Practicable Date and (ii) 17,216 Praxair stock units comprising unvested Praxair PSUs, deferred stock units under the Praxair compensation deferral plan and Praxair RSUs.

(9)

Includes (i) 235,288 Praxair stock options representing shares that may be acquired upon exercise of options exercisable within 60 days of the Latest Practicable Date and (ii) 24,417 Praxair stock units comprising unvested Praxair PSUs, deferred stock units under the Praxair compensation deferral plan and Praxair RSUs.

10.6.8	Indemnification and Insurance of Directors and Officers

With effect as of October 22, 2018, Zamalight Subco, Inc., a wholly-owned indirect subsidiary of Linde plc, entered into indemnification agreements with each member of the Linde plc Board of Directors, agreeing to indemnify, hold harmless and provide advancement of expenses to them while acting as a director of Linde plc to the fullest extent permitted by law. Previous members of the Linde plc Board of Directors are insured in the same way. Upon completion of the Merger, Praxair, Inc. will assume all of Zamalight Subco, Inc.’s rights and obligations under these indemnification agreements. Subject to applicable law, Linde plc will indemnify the directors and officers of Linde AG and Praxair, Inc. from any liability incurred in connection with the creation and implementation of a compliance plan of the Combined Group to comply with economic sanctions.

To the fullest extent permitted by law, the Linde plc constitution includes provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions in the current organizational documents of each of Praxair, Inc., Linde AG and Linde plc.

In addition, each of Praxair, Inc. and Linde AG (and in the event either of them is unable to, Linde plc) will obtain and fully pay the premium for “tail” insurance policies for the extension of the current directors’ and officers’ and fiduciary liability insurance policies maintained by Praxair, Inc. or Linde AG, as applicable, in each case for a period of ten years after the completion of the Business Combination.

10.6.9	Other Aspects of the Linde plc Constitution

For a description of other aspects of the Linde plc constitution, see “20.2 Description Of Linde plc Shares and Shareholder Rights.”

10.7	Information about Linde plc’s Material Subsidiaries

Linde plc serves as holding company for the Linde plc Group. At the date of this Prospectus, Linde plc holds ownership interests in the following subsidiaries:

Name	Country of Incorporation	Proportion of Ownership Interest / Voting Power
Zamalight Holdco LLC	United States (Delaware)	100%
Zamalight Subco, Inc.(Merger Sub)	United States (Delaware)	100%
Linde Holding GmbH	Germany	100%
Linde Intermediate Holding AG	Germany	100%

Upon completion of the Business Combination, Linde plc will acquire approximately 92% of the ownership interest and voting power in Linde AG (country of incorporation: Germany), and Merger Sub will be merged with and into Praxair, Inc. (country of incorporation: United States (Delaware)), with Praxair, Inc. surviving the Merger as a wholly-owned indirect subsidiary of Linde plc. For further information, see “5.2 Business Combination Agreement and Structure of the Business Combination.”

10.8	Linde plc Shareholders

As of the date of this Prospectus, Enceladus is the only shareholder of Linde plc, holding 25,000 A ordinary shares of €1.00 each in the capital of Linde plc.

Linde plc is not aware that upon completion of the Business Combination it will be directly or indirectly controlled. Based on the assumptions that (i) immediately following completion of the Business Combination, 558,147,436 Linde plc Shares will be outstanding as a result of the Merger and the acceptance of the Exchange Offer for approximately 92% of all Linde AG Shares, (ii) the publicly filed holdings of beneficial owners of Praxair, Inc. and Linde AG remain unchanged, and (iii) all Linde AG Shares held by such beneficial holders were tendered in the Exchange Offer, Linde plc expects that the following persons will beneficially own 3% or more of Linde plc Shares (each Linde plc Share having one vote at general shareholder meetings) immediately following the completion of the Business Combination:

Name and Address of Beneficial Owner	Number of Ordinary Shares*	Percentage
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, United States	33,152,893	5.9%
Eric W. Mandelblatt, Soroban Capital GP LLC, 444 Madison Avenue, New York, New York 10022, United States	26,848,752	4.8%
The Vanguard Group, 100 Vanguard Blvd, Malvern, PA 19355, United States	21,606,823	3.9%
Capital World Investors, 333 S. Hope Street, Los Angeles, CA 90071, United States	20,061,192	3.6%

*	Includes voting rights through derivative instruments.

10.9	Employee Matters

10.9.1	Overview

Until the end of 2018, Linde plc will, to the fullest extent permitted by applicable law, provide, or cause to be provided to each individual who is employed as of the completion of the Business Combination by Praxair, Inc., Linde AG or their respective subsidiaries or listed subsidiaries, and who remains employed by Praxair, Inc., Linde AG or their respective subsidiaries or listed subsidiaries, with the following (except in the case of employees whose employment is governed by a collective bargaining or similar agreement):

•	base salary in an amount substantially comparable to the base salary provided to the employee immediately prior to the Business Combination;

•	an annual bonus opportunity that is substantially comparable to the annual bonus opportunity provided to the employee immediately prior to the Business Combination;

•	other compensation opportunities and employee benefits that are substantially comparable in the aggregate to those provided to the employee immediately prior to the Business Combination; and

•

severance benefits in the event of employment termination in amounts and on terms and conditions no less favorable in the aggregate to such employee than he or she would have received under the severance plans, programs, policies and arrangements applicable as of the date of the completion of the Business Combination.

With respect to material Linde plc plans for employees who remain employed after the completion of the Business Combination, Linde plc has agreed to (1) waive pre-existing conditions, exclusions and waiting periods regarding participation and coverage requirements, (2) provide each employee and the employee’s eligible dependents with credit for co-payments and deductibles paid prior to the effective time under the applicable material Praxair, Inc. or Linde AG plan in satisfying deductible or out-of-pocket requirements under the Linde plc plans for 2018 and (3) recognize service of employees with Praxair, Inc., Linde AG and their respective affiliates for all purposes under Linde plc plans, including severance plans (including for purposes of eligibility to participate, vesting credit, and entitlement to benefits, but excluding for purposes of benefit accrual under final average pay defined benefit plans or to the extent a duplication of benefits would result), in each case to the same extent such service is taken into account under the applicable material Praxair, Inc. and Linde AG plans prior to the completion of the Business Combination.

Linde plc will ensure that, from and after the effective time of the Merger, Linde AG will honor all financial obligations of Linde AG and any of Linde AG’s German subsidiaries with whom Linde AG has entered, directly or indirectly, into any enterprise agreements (Unternehmensverträge) as of the date of the Business Combination Agreement with respect to pension and deferred compensation benefits to current and former directors, officers and employees pursuant to any material benefit plan in effect as of the date of the Business Combination Agreement. To guarantee Linde AG’s financial obligations Linde plc has entered into a guarantee agreement with Linde Vorsorge Aktiv Fonds e.V., as representative of the pension and deferred compensation beneficiaries.

10.9.2	Linde plc Equity Awards

In connection with the completion of the Business Combination, existing Praxair equity awards will be converted into Linde plc equity awards and existing Linde Equity Awards will be partially cashed out and partially replaced with Linde plc equity awards, in each case as described in section “5.4 Treatment of Equity Awards”. To facilitate this treatment, Linde plc will assume the existing Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan (for further information on the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan, see section “12.17.3 Equity Compensation”) and will adopt the Linde LTIP 2018.

The purpose of the Linde LTIP 2018 is to enable Linde plc to grant replacement Linde plc equity awards to beneficiaries of the Linde LTIP whose Linde Equity Awards are terminated in connection with the Business Combination, based upon the valuation of the Linde Equity Awards by Linde AG for the cash payout and to the extent the waiting period applicable to each such Linde Equity Award will not have elapsed up to the time of consummation of the Exchange Offer. To the extent the waiting period applicable to a terminated Linde Equity Award will have elapsed up to the time of consummation of the Exchange Offer, it will be paid out in cash by Linde AG or the local employer.

For a complete description of the termination of the Linde Equity Awards and the replacement Linde plc equity awards that will be granted under the Linde LTIP 2018 see section “15.8.3.1 Linde LTIP Termination, Cash Payment and Replacement Awards of Linde plc”.

The Linde LTIP 2018 will be administered by the compensation committee of the Linde plc Board of Directors. The maximum aggregate number of Linde plc Shares that may be delivered pursuant to the Linde LTIP 2018 out of Linde Stock Options is 430,179 and the maximum aggregate number of Linde plc RSUs out of Linde Matching Shares Rights is 42,949. Currently, Linde plc does not hold any Linde plc Shares as treasury shares. However, the Linde LTIP 2018 provides that Linde plc may deliver newly issued Linde plc Shares or treasury Linde plc Shares to settle Linde plc stock options and Linde plc RSUs granted under the Linde LTIP 2018 or may settle them in cash, for example to comply with applicable local laws in certain jurisdictions. In the event of a change in control of Linde plc, Linde plc has discretion to decide how Linde plc stock options and Linde plc RSUs granted under the Linde LTIP 2018 will be treated, including, without limitation, cancellation for a cash payment, accelerated vesting or assumption or replacement by the company that acquires control.

Besides the roll-over of existing Praxair and Linde Equity Awards as described in section “5.4 Treatment of Equity Awards”, Linde plc expects that certain employees, officers and/or directors of Linde plc and its subsidiaries (including Praxair, Inc. and Linde AG) will receive Linde plc equity awards going forward. The details of these awards (including the employees, officers and/or directors that will receive them, the type(s) of awards and their terms) have not yet been determined. The future compensation philosophy and programs of Linde plc will be determined post-closing of the Business Combination.

10.10	Certain Relationships and Related Party Transactions

On July 24, 2017 the Company entered into a cash management agreement with Praxair International Finance UC to finance Linde plc’s working capital obligations. The total available amount under the facility is €30,000,000. The cash management agreement is Euro denominated and has a variable interest rate of one month EUR LIBOR plus a 0% spread. The cash management agreement terminates on the earlier of the termination date of the Business Combination Agreement or the business day immediately following the closing date of the Business Combination. At June 30, 2018, $12,973,902 was outstanding under this facility.

10.11	Auditors

The consolidated and parent company financial statements of Linde plc as of December 31, 2017 and for the period from April 18, 2017 (the date of Linde plc’s incorporation) through December 31, 2017, prepared in accordance with IFRS as adopted by the EU, were audited by the Irish firm of PricewaterhouseCoopers (“PricewaterhouseCoopers Ireland”). The address of PricewaterhouseCoopers Ireland is One Spencer Dock, North Wall Quay, Dublin 1, Ireland. PricewaterhouseCoopers Ireland is a member of the Institute of Chartered Accountants in Ireland.

The consolidated financial statements of Praxair as of December 31, 2017, 2016 and 2015 and for each of the three years in the three-year period ended December 31, 2017 were audited by PricewaterhouseCoopers LLP, in accordance with the standards of the Public Company Accounting Oversight Board (United States). The address of PricewaterhouseCoopers LLP, is 300 Atlantic Street, Stamford, Connecticut 06901. PricewaterhouseCoopers LLP, is a member of the American Institute of Certified Public Accountants and is registered with the Public Company Accounting Oversight Board.

KPMG AG Wirtschaftsprüfungsgesellschaft, Berlin, Germany audited the consolidated financial statements of Linde AG as of and for the financial years ended December 31, 2017, 2016 and 2015 prepared in accordance with IFRS as adopted by the EU, which are included in this Prospectus. KPMG AG Wirtschaftsprüfungsgesellschaft is a member of the Chamber of Public Accountants (Wirtschaftsprüferkammer), Rauchstraße 26, 10787 Berlin, Germany.

PART XI

INDUSTRY OVERVIEW

11.1	Market Overview

The Linde Group and Praxair participate in the industrial gases industry by producing, selling and distributing atmospheric (oxygen, nitrogen and argon), process (carbon dioxide, helium, hydrogen and acetylene), rare (krypton, neon and xenon), specialty and electronic gases. The Linde Group and Praxair distribute industrial gases through three basic distribution methods: on-site or tonnage, merchant or bulk, and packaged or cylinder gases.

In addition, The Linde Group operates an engineering business and Praxair operates a surface technologies business. The Linde Group’s engineering business provides technology, engineering, procurement, project management and construction services for industrial plants. Praxair’s surface technologies business supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Furthermore, The Linde Group and Praxair participate in the healthcare business which includes providing medical grade gases and related services to hospitals, clinics and other healthcare facilities as well as homecare patients that require the administration of supplemental oxygen, assistance with breathing or administration of drugs via respiratory systems and other therapies.

The products, services and technologies of both companies serve a wide variety of end-markets including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. This diversity of end-markets creates financial stability for the companies in varied business cycles. Linde plc estimates that the size of the industrial gases and related market (including customer owned captive supply) in 2017 was around $125 billion.

11.1.1	Geographies

Praxair believes it is a leading industrial gas company in North and South America and one of the largest worldwide, based on 2017 revenue. Approximately 57% of Praxair’s 2017 sales were outside of the United States. The majority of its revenues and earnings are generated in 12 core geographies: United States, Canada, Mexico, Brazil, Spain, Italy, Germany / Benelux, Scandinavia, China, India, Korea and Thailand.

Apart from its Other Activities division, which includes the business of the logistics service provider Gist (Gist logistics), The Linde Group has two main divisions, the Linde Gases Division and the Linde Engineering Division. The Linde Group’s largest division, the Linde Gases Division, is active in approximately 100 countries, divided over three geographic reporting segments: EMEA (Europe, Middle East and Africa), Asia/Pacific, and the Americas. The Linde Group’s Engineering Division is active across the globe and ranks among the leading process plant contractors.

On the basis of Praxair’s and The Linde Group’s 2017 revenues without adjustments for divestitures and regulatory limitations, the Combined Group would have a well-balanced combined portfolio in terms of geography (with 42% of its revenues coming from the Americas, 26% from EMEA and 22% from Asia Pacific and 10% from Engineering and Praxair Surface Technologies) as well as end markets (20% chemicals & energy, 18% manufacturing, 16% healthcare, 13% metals & glass, 7% food and beverage, 7% electronics and 19% other) and supply mode (37% cylinder, 26% bulk, 26% on-site and 11% other).

For information on significant divestitures in connection with the Business Combination, see “5.3.2 Significant Divestitures agreed in light of the Business Combination.”

11.1.2	Trends

As the global economy continues to expand, demand is also expected to grow for metals, refined petroleum products, chemicals, manufactured goods, and other products, which is in turn expected to increase demand for industrial gases. Additionally, future growth in the industrial gases industry is expected to also be driven by the expansion of developing economies, continued growth of the electronics industry, as well as growth of the energy sector. Specifically, the opportunity provided by the shale gas and oil expansion in the United States is expected to continue to drive significant growth in the U.S. Gulf Coast region. This has boosted capital investment in the region and is resulting in the expansion of petro-chemical manufacturing capacity. Finally, other major macro trends including aging population, further expansion of clean energy technologies, technological innovations and digitalization, are expected to have positive impacts on the long term demand for industrial and medical gases. As a result of the Business Combination, the Combined Group is expected to be better positioned to capitalize on these opportunities, benefiting from a larger global footprint, wide-ranging application technologies and world class engineering expertise.

11.2	Competition

Praxair and The Linde Group participate in highly competitive markets in the industrial gases, engineering and healthcare businesses, which are characterized by a mixture of local, regional and global players, all of which exert significant competitive pressure on the parties. Competitors in the industrial and medical gases industry include many global and regional players such as Air Products and Chemicals, Inc., L’Air Liquide S.A. and several other regional and global players such as Messer Group GmbH, Mitsubishi Chemical Holdings Corporation (through Taiyo Nippon Sanso Corporation), Air Water Inc., Yingde Gases Group Company Limited, Iwatani Corporation and SOL Spa as well as an extensive number of small to medium size independent industrial gas companies which compete locally as producers or distributors. In addition, a significant portion of the international gases market relates to customer-owned plants.

PART XII

BUSINESS AND CERTAIN INFORMATION ABOUT PRAXAIR

12.1	Overview

Praxair, Inc. was founded in 1907 and became an independent publicly traded company in 1992. Praxair was the first company in the United States to produce oxygen from air using a cryogenic process and continues to be a technological innovator in the industrial gases industry.

Praxair believes it is a leading industrial gas company in North and South America and one of the largest worldwide, based on 2017 revenue. Praxair’s primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). Praxair also designs, engineers, and builds equipment that produces industrial gases primarily for internal use. Praxair’s surface technologies segment, operated through Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Praxair’s sales were $11,437 million, $10,534 million, and $10,776 million, for 2017, 2016, and 2015, respectively. See PART XIV (Operating and Financial Review Of Praxair) for a discussion of consolidated sales and Note 18 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for additional information related to Praxair’s reportable segments.

Praxair serves a diverse group of industries including healthcare, petroleum refining, manufacturing, food, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment. In 2017, 95% of sales were generated in four geographic segments (North America, Europe, South America and Asia) primarily from the sale of industrial gases, with the balance generated from the surface technologies segment. Praxair provides a competitive advantage to its customers by continuously developing new products and applications, which allow them to improve their productivity, energy efficiency and environmental performance.

This PART XII (Business And Certain Information About Praxair) describes Praxair and its current business activities prior to any divestitures in connection with the Business Combination. For information on these divestitures, see “5.3.2 Significant Divestitures agreed in light of the Business Combination.”

12.2	Industrial Gases Products and Manufacturing Processes

Atmospheric gases are the highest volume products produced by Praxair. Using air as its raw material, Praxair produces oxygen, nitrogen and argon through several air separation processes of which cryogenic air separation is the most prevalent. Rare gases, such as krypton, neon and xenon, are also produced through cryogenic air separation. As a pioneer in the industrial gases industry, Praxair is a leader in developing a wide range of proprietary and patented applications and supply systems technology. Praxair also led the development and commercialization of non-cryogenic air separation technologies for the production of industrial gases. These technologies open important new markets and optimize production capacity for Praxair by lowering the cost of supplying industrial gases. These technologies include proprietary vacuum pressure swing adsorption and membrane separation to produce gaseous oxygen and nitrogen, respectively.

Process gases, including carbon dioxide, hydrogen, carbon monoxide, helium, specialty gases and acetylene, are produced by methods other than air separation. Most carbon dioxide is purchased from by-product sources, including chemical plants, refineries and industrial processes or is recovered from carbon dioxide wells. Carbon dioxide is processed in Praxair’s plants to produce commercial and food-grade carbon dioxide. Hydrogen and carbon monoxide can be produced by either steam methane reforming or auto-thermal reforming of natural gas or other feed streams such as naphtha. Hydrogen is also produced by purifying by-product sources obtained from the chemical and petrochemical industries. Most of the helium sold by Praxair is sourced from certain helium-rich natural gas streams in the United States, with additional supplies being acquired from outside the United States. Acetylene is primarily sourced as a chemical by-product, but may also be produced from calcium carbide and water.

12.3	Industrial Gases Distribution

There are three basic distribution methods for industrial gases: (i) on-site or tonnage; (ii) merchant or bulk liquid; and (iii) packaged or cylinder gases. These distribution methods are often integrated, with products from all three supply modes coming from the same plant. The method of supply is generally determined by the lowest cost means of meeting the customer’s needs, depending upon factors such as volume requirements, purity, pattern of usage, and the form in which the product is used (as a gas or as a cryogenic liquid).

On-site. Customers that require the largest volumes of product (typically oxygen, nitrogen and hydrogen) and that have a relatively constant demand pattern are supplied by cryogenic and process gas on-site plants. Praxair constructs plants on or adjacent to these customers’ sites and supplies the product directly to customers by pipeline. On-site product supply contracts generally are total requirement contracts with terms typically ranging from 10 – 20 years and containing minimum purchase requirements and price escalation provisions. Many of the cryogenic on-site plants also produce liquid products for the merchant market. Therefore, plants are typically not dedicated to a single customer. Advanced air separation processes allow on-site delivery to customers with smaller volume requirements. Customers using these systems usually enter into requirement contracts with terms typically ranging from 5 – 15 years.

Merchant. The merchant business is generally associated with distributable liquid oxygen, nitrogen, argon, carbon dioxide, hydrogen and helium. The deliveries generally are made from Praxair’s plants by tanker trucks to storage containers at the customer’s site which are owned and maintained by Praxair and leased to the customer. Due to distribution cost, merchant oxygen and nitrogen generally have a relatively small distribution radius from the plants at which they are produced. Merchant argon, hydrogen and helium can be shipped much longer distances. The customer agreements used in the merchant business are usually three-to seven-year requirement contracts.

Packaged Gases. Customers requiring small volumes are supplied products in metal containers called cylinders, under medium to high pressure. Packaged gases include atmospheric gases, carbon dioxide, hydrogen, helium, acetylene and related products. Praxair also produces and distributes in cylinders a wide range of specialty gases and mixtures. Cylinders may be delivered to the customer’s site or picked up by the customer at a packaging facility or retail store. Packaged gases are generally sold under one to three-year supply contracts and through purchase orders.

A substantial amount of the cylinder gases sold in the United States is distributed by independent distributors that buy merchant gases in liquid form and repackage the products in their facilities. Packaged gas distributors, including Praxair, also distribute hardgoods and welding equipment purchased from independent manufacturers. Over time, Praxair has acquired a number of independent industrial gases and welding products distributors at various locations in the United States and continues to sell merchant gases to other independent distributors. Between its own distribution business, joint ventures and sales to independent distributors, Praxair is represented in 48 states, the District of Columbia and Puerto Rico.

12.4	Surface Technologies

Praxair Surface Technologies believes it is a leading worldwide supplier of coating services and thermal spray consumables to customers in the aircraft, energy, printing, primary metals, petrochemical, textile, and other industries. Its coatings are used to provide wear resistance, corrosion protection, thermal insulation, and many other surface-enhancing functions which serve to extend component life, enable optimal performance, and reduce operating costs. It also manufactures a complete line of electric arc, plasma and wire spray, and high-velocity oxy-fuel equipment.

12.5	Inventories

Praxair carries inventories of merchant and cylinder gases, hardgoods and coatings materials to supply products to its customers on a reasonable delivery schedule. On-site plants and pipeline complexes have limited inventory. Inventory obsolescence is not material to Praxair’s business.

12.6	Customers

Praxair is not dependent upon a single customer or a few customers.

12.7	International

Praxair is a global enterprise with approximately 57% of its 2017 sales outside of the United States. It conducts industrial gases business through consolidated companies in Argentina, Bahrain, Belgium, Bolivia, Brazil, Canada, Chile, China, Colombia, Costa Rica, Denmark, Dominican Republic, France, Germany, India, Ireland, Italy, Japan, Mexico, the Netherlands, Norway, Panama, Paraguay, Peru, Portugal, Puerto Rico, Russia, South Korea, Spain, Sweden, Taiwan, Thailand, United Arab Emirates, the United Kingdom, and Uruguay. SIAD, an Italian company accounted for as an equity method investment, also has established positions in Austria, Bosnia, Bulgaria, Croatia, the Czech Republic, Hungary, Romania, Russia, Serbia, Slovakia, Slovenia and Ukraine. Refrigeration and Oxygen Company Limited, a Middle Eastern company accounted for as an equity company, has operations in the United Arab Emirates, Kuwait and Qatar. Praxair’s surface technologies segment has operations in Brazil, Canada, China, France, Germany, India, Italy, Japan, Singapore, South Korea and the United Kingdom.

Praxair’s international business is subject to risks customarily encountered in foreign operations, including fluctuations in foreign currency exchange rates, import and export controls, and other economic, political and regulatory policies of local governments. Also, see PART II (Risk Factors) and section “14.12Quantitative and Qualitative Disclosures About Market Risk.” For a description of the Praxair Europe SPA, the SIAD SPA and other agreements about divestitures, see “5.3.2 Significant Divestitures agreed in light of the Business Combination.”

12.8	Seasonality

Praxair’s business is generally not subject to seasonal fluctuations to any significant extent.

12.9	Research and Development

Praxair’s research and development is directed toward developing new and improved methods for the production and distribution of industrial gases and the development of new markets and applications for these gases. This results in the development of new advanced air separation and hydrogen process technologies and the frequent introduction of new industrial gas applications. Research and development for industrial gases is principally conducted at Tonawanda, New York and Burr Ridge, Illinois.

Praxair conducts research and development for its surface technologies to improve the quality and durability of coatings and the use of specialty powders for new applications and industries. Surface technologies research is conducted at Indianapolis, Indiana.

In the years ended December 31, 2017, 2016 and 2015, Praxair spent $93 million, $92 million and $93 million, respectively, for research and development activities.

12.10	Patents and Trademarks

Praxair owns or licenses a large number of United States and foreign patents that relate to a wide variety of products and processes. Praxair’s patents expire at various times over the next 20 years. While these patents and licenses are considered important to Praxair’s individual businesses, Praxair does not consider its business as a whole to be materially dependent upon any one particular patent, or patent license, or family of patents. Praxair also owns a large number of valuable trademarks. As of the date of this Prospectus, only the “Praxair” trademark is important to Praxair’s business as a whole.

12.11	Raw Materials and Energy Costs

Energy is the single largest cost item in the production and distribution of industrial gases. Most of Praxair’s energy requirements are in the form of electricity, natural gas and diesel fuel for distribution.

The supply of energy has not been a significant issue in the geographic areas where Praxair conducts business. However, energy availability and price is unpredictable and may pose unforeseen future risks.

For carbon dioxide, carbon monoxide, helium, hydrogen, specialty gases and surface technologies, raw materials are largely purchased from outside sources. Praxair has contracts or commitments for, or readily available sources of, most of these raw materials; however, their long-term availability and prices are subject to market conditions.

12.12	Competition

Praxair operates within a highly competitive environment. Some of its competitors are larger in size and capital base than Praxair. Competition is based on price, product quality, delivery, reliability, technology and service to customers.

Major competitors in the industrial gases industry both in the United States and worldwide include Air Products and Chemicals, Inc., L’Air Liquide S.A., and Linde AG. Principal competitors for the surface technologies business are Chromalloy Gas Turbine LLC, a subsidiary of Sequa Corporation, Bodycote, PLC, and OC Oerlikon Corp AG. There are other industrial gas and surface coating competitors that compete on a local geography basis.

12.13	Properties

Praxair’s worldwide headquarters are located in owned office space in Danbury, Connecticut. Other principal administrative offices are owned in Tonawanda, New York, and leased in Rio de Janeiro, Brazil; Shanghai, China; and Madrid, Spain.

Praxair designs, engineers, manufactures and operates facilities that produce and distribute industrial gases. These industrial gas production facilities and certain components are designed and/or manufactured at its facilities in Tonawanda, New York; Houston, Texas; Rio de Janeiro, Brazil; and Shanghai, China.

Praxair operates a significant number of production facilities spread globally throughout a number of geographic regions. The following is a description of production facilities for Praxair by segment. Except for the pipeline complexes (discussed below), which are comprised of multiple plants, no single plant is material to Praxair’s consolidated operations. No significant portion of these assets are leased and there are no major encumbrances. Generally, these facilities are fully utilized and are sufficient to meet Praxair’s manufacturing needs.

12.13.1	North America

The North America segment operates production facilities in the U.S., Canada and Mexico, approximately 260 of which are cryogenic air separation plants, hydrogen plants and carbon dioxide plants. There are five major pipeline complexes in North America located in Northern Indiana, Houston, along the Gulf Coast of Texas, Detroit and Louisiana. Also located throughout North America are noncryogenic air separation plants, packaged gas facilities, specialty gas plants, helium plants and other smaller plant facilities.

12.13.2	Europe

The Europe segment has production facilities primarily in Italy, Spain, Germany, the Benelux region, the United Kingdom, Scandinavia and Russia which include approximately 70 cryogenic air separation plants and carbon dioxide plants. There are three major pipeline complexes in Europe located in Northern Spain and the Rhine and Saar regions of Germany. These pipeline complexes are primarily supplied by cryogenic air separation plants. Also located throughout Europe are noncryogenic air separation plants, packaged gas facilities and other smaller plant facilities. On July 5, 2018, Praxair, Inc. signed the Praxair Europe SPA to sell the majority of its businesses in Europe to Taiyo Nippon Sanso Corporation in connection with the antitrust regulatory review of the Business Combination by the European Commission. For a description of the Praxair Europe SPA, see “5.3.2.1 Significant Divestitures in the European Union.”

12.13.3	South America

The South America segment operates more than 60 cryogenic air separation plants and carbon dioxide plants, primarily located in Brazil. Many of these plants support a major pipeline complex in Southern Brazil. Also located throughout South America are packaged gas facilities and other smaller plant facilities.

12.13.4	Asia

The Asia segment has production facilities located primarily in China, Korea, India and Thailand, approximately 70 of which are cryogenic air separation plants and carbon dioxide plants. Also located throughout Asia are noncryogenic air separation plants, hydrogen, packaged gas and other production facilities.

12.13.5	Surface Technologies

The Surface Technologies segment provides coating services and manufactures coating equipment at approximately 45 sites. The majority of these sites are located in the United States and Europe, with smaller operations in Asia and Brazil.

12.14	Legal Proceedings

See Note 12 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus and Note 17 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for information concerning legal proceedings.

12.15	Material Contracts

Neither Praxair, Inc. nor any of its subsidiaries has entered into contractual arrangements that Praxair believes to be material for Praxair as a whole, except for several financing arrangements as well as the Praxair Europe SPA in light of the Business Combination. For a description of such financing arrangements, see Note 11 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus. For a description of the Praxair Europe SPA and other agreements about divestitures, see “5.3.2 Significant Divestitures agreed in light of the Business Combination.”

12.16	Officers and Directors

12.16.1	Executive Officers

The following Executive Officers have been elected by the Praxair Board of Directors and serve at the pleasure of the Praxair Board of Directors. It is expected that the Praxair Board of Directors will elect officers annually following each annual meeting of shareholders.

Name	Age	Positions, Term, Employment History and Directorships
Stephen F. Angel	63	Chief Executive Officer of Praxair, Inc. since January 1, 2007, and Chairman since May 1, 2007. Before becoming the Chief Executive Officer, Mr. Angel served as President and Chief Operating Officer from March — December 2006, and as Executive Vice President from 2001 to March 2006. Prior to joining Praxair in 2001, Mr. Angel spent 22 years in a variety of management positions with General Electric. Mr. Angel is a director of PPG Industries, Inc. where he serves on the Officers-Directors Compensation Committee, and the Technology and Environment Committee. He is also a member of The Business Council, and is a member of the Board of the U.S. — China Business Council and its Nominating Committee.

		As the Chief Executive Officer of Praxair and a former senior operating executive at General Electric, a global diversified manufacturing company, Mr. Angel brings the senior executive experience and skills described above. He also has a deep insight into the industrial gases industry and the needs, challenges and global opportunities of Praxair in particular. Mr. Angel utilizes his deep operating experience and knowledge of the industry and Praxair in performing his role as Chairman to, among other things, drive capital discipline and to help facilitate board discussions and keep the board apprised of significant developments in Praxair’s business.

Name	Age	Positions, Term, Employment History and Directorships
Guillermo Bichara	44	Was appointed Vice President, General Counsel and Corporate Secretary of Praxair, Inc. effective January 1, 2015. Prior to this, from 2013 — 2014, he was Associate General Counsel and Assistant Secretary. From 2011 — 2013, Mr. Bichara served as Associate General Counsel with responsibility for Praxair Europe, Praxair Mexico and corporate transactions. He was Vice President and General Counsel of Praxair Asia from 2007 — 2011, and joined Praxair in 2006 as director of legal affairs at Praxair Mexico. Prior to joining Praxair, Mr. Bichara served as corporate counsel at CEMEX, Mexico’s global leader in the building materials industry, and was a foreign associate and counsel, respectively, at the law firms of Skadden, Arps, Slate, Meagher & Flom and White & Case.

Kelcey E. Hoyt	49	Was named Vice President and Controller effective August 1, 2016. Prior to becoming Controller, she served as Praxair’s Director of Investor Relations since 2010. She joined Praxair in 2002 and served as Director of Corporate Accounting and SEC Reporting through 2008, and later served as Controller for various divisions within Praxair’s North American Industrial Gas business. Previously, she had five years of experience in audit at KPMG, LLP. She is a certified public accountant.

Eduardo F. Menezes	55	Was promoted to Executive Vice President from Senior Vice President effective March 1, 2012. He oversees Praxair’s businesses in Asia, Europe, Mexico, and South America. From 2010 — March 2011, he was a Vice President of Praxair with responsibility for the North American Industrial Gases business. From 2007 — 2010, he was President of Praxair Europe. He served as Managing Director of Praxair’s business in Mexico from 2004 — 2007, as Vice President and General Manager for Praxair Distribution, Inc. from 2003 — 2004 and as Vice President, U.S. West Region, for North American Industrial Gases, from 2000 —2003.

Anne K. Roby	54	Was named Senior Vice President on January 1, 2014, responsible for Global Supply Systems, R&D, Global Market Development, Global Operations Excellence, Global Strategic Sales, Global Procurement, Sustainability and Safety, Health and Environment. From 2011 — 2013, she served as President of Praxair Asia, responsible for Praxair’s industrial gases business in China, India, South Korea and Thailand as well as the electronics market globally. In 2010, Dr. Roby became President of Praxair Electronics, after having served as Vice President, Global Sales, for Praxair from 2009 — 2010. Prior to this, she was Vice President of the U.S. South Region from 2006 — 2009. Dr. Roby joined Praxair in 1991 as a development associate in Praxair’s R&D organization and was promoted to other positions of increasing responsibility.

David P. Strauss	60	Was appointed Vice President and Chief Human Resources Officer of Praxair in 2016. He joined Praxair in 1990 holding positions of increasing responsibility in the electronics materials business including general manager of North America, vice president of operations and managing director of Electronic Materials, a global business focused on manufacturing and selling high purity metals and ceramics to the electronics industry. Most recently, he served as Vice President of Safety, Health and Environment for Praxair. In this role, he focused on all aspects of health, environmental and FDA compliance, personal and process safety, while working closely with the Praxair business communities to achieve sustainable best in class results.

Name	Age	Positions, Term, Employment History and Directorships
Matthew J. White	46	Was appointed Senior Vice President and Chief Financial Officer effective January 1, 2014. Prior to this, Mr. White was President of Praxair Canada from 2011 — 2014. Mr. White joined Praxair in 2004 as finance director of Praxair’s largest business unit, North American Industrial Gases. In 2008, he became Vice President and Controller of Praxair, then was named Vice President and Treasurer in 2010. Before joining Praxair, Mr. White was vice president, finance, at Fisher Scientific and before that he held various financial positions, including group controller, at GenTek, a manufacturing and performance chemicals company.

12.16.2	Directors

Name	Age	Employment History and other Directorships
Stephen F. Angel	63	Chief Executive Officer of Praxair, Inc. and Chairman. Mr. Angel’s biography and qualifications are set out above.

Oscar Bernardes	72	Managing partner at Yguapora Consultoria e Empreendimentos Ltda. in São Paulo, Brazil, a consulting and investment firm. From 2003 — 2010, he was a managing partner at Integra Assessoria em Negocios Ltda. in São Paulo, Brazil, a consulting firm specializing in financial restructuring, governance and interim management in turnaround situations. From 1997 — 1999, he was Chief Executive Officer of Bunge International, a leading global agribusiness and food company. Prior to joining Bunge, he was Senior Vice President and Managing Partner for Latin America with Booz Allen and Hamilton, Inc. and prior to that, operations director in Brazil for Ferro Corporation. Mr. Bernardes is a director of three public companies in Brazil: DASA Laboratorios da America SA, Localiza Rent A Car S.A. (where he is Chairman of the Audit Committee), and Marcopolo S.A. During the past five years, he was also a director of Gerdau S.A., Metalurgica Gerdau S.A., Johnson Electric Holdings Ltd. in Hong Kong, and São Paulo Alpargatas S.A. He is also on the advisory board of Amerys, Johnson Electric and a Board Member of Votorantim Participacoes and OMINI, both private companies.

		As a former chief executive officer at Bunge International, and as a senior executive of Booz Allen and Hamilton, Mr. Bernardes brings the senior executive experience and skills described above. He also has an in-depth understanding of markets and business operations in South America generally, and in Brazil particularly, where Praxair has a large presence.

Dr. Nance K. Dicciani	71	Former President and Chief Executive Officer of Honeywell Specialty Materials, a strategic business group of Honeywell International, Inc., from 2001 until her retirement in 2008. Dr. Dicciani joined Honeywell from Rohm and Haas Company where she was Senior Vice President and Business Group Executive of Chemical Specialties and Director of the European Region, responsible for business strategy and worldwide operations of five business units and for the company’s operations and infrastructure in Europe, the Middle East and Africa. Previously, she served as Rohm and Haas’ Vice President and General Manager of the Petroleum Chemicals division and headed the company’s worldwide Monomers business.

Name	Age	Employment History and other Directorships
		In 2006, President George W. Bush appointed Dr. Dicciani to the President’s Council of Advisors on Science and Technology. She has served on the Board of Directors and Executive Committee of the American Chemistry Council and has chaired its Research Committee. She currently serves on the Board of Directors of AgroFresh Solutions, Inc. (where she serves as non-executive Chair and a member of the Compensation Committee). Dr. Dicciani also serves on the Board of Directors of Halliburton Company (where she serves on the Audit Committee and is chairperson of the Health, Safety and Environment Committee), LyondellBasell Industries (where she serves on the Finance Committee and is chairperson of the Compensation Committee), on the Board of Trustees of Villanova University and is Co-Chair of the Advisory Board of the Center for Corporate Governance at Drexel University. During the past five years, Dr. Dicciani also served on the Board of Directors of Rockwood Holdings, Inc. (where she was the Lead Director and served on the Compensation Committee and was the Chairperson of the Corporate Governance and Nominating Committee).

		As a former senior operating executive at Honeywell, a global industrial and consumer products manufacturing company, and at Rohm and Haas, a global chemicals company, Dr. Dicciani brings the senior executive experience and skills described above. She also has a substantial understanding of technology policy, management and markets. Her technical expertise in the chemical industry, an important end-market for Praxair, and her international operations experience, also enable her to provide the Praxair Board of Directors and Praxair management with valuable insight and counsel.

Edward G. Galante	67	Former Senior Vice President and a member of the Management Committee of ExxonMobil Corporation from 2001 until his retirement in 2006. His principal responsibilities included the worldwide downstream business —Refining & Supply, Fuels Marketing, Lubricants and Specialties, and Research and Engineering. Immediately prior to that, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company.

		Mr. Galante is the Lead Independent Director of Celanese Corporation (where he serves on the Compensation and Management Development Committee and the Governance and Nominating Committee), a director of Clean Harbors, Inc. (where he is Chairman of the Environmental, Safety and Health Committee and serves on the Governance Committee and the Compensation Committee), and a director of Marathon Petroleum Corporation (where he serves on the Compensation Committee and the Sustainability Committee). He also serves on the Board of the United Way Foundation of Metropolitan Dallas, and is the Vice Chairman of the Board of Trustees of Northeastern University. During the past five years, Mr. Galante also served on the Board of Directors of Foster Wheeler Ltd. (where he served on the Audit Committee and was the Chairman of the Compensation and Executive Development Committee) and was a member of the Board of Directors of Andeavor Corporation (formerly Tesoro Corporation) where he served on the Compensation Committee and the Environmental, Health and Safety Committee until the company merged into Marathon Petroleum in October 2018.

Name	Age	Employment History and other Directorships
		As a former senior operating executive at ExxonMobil, one of the largest global energy companies, Mr. Galante brings the senior executive experience and skills described above and also has significant experience in the operations and management of a large, global business. He has substantial experience in the oil, gas, refining and chemical sectors of the energy industry, all of which are important end markets for Praxair, as well as an in-depth understanding of engineering management, operations and technology, which are important in the execution of many of Praxair’s large capital projects.

Raymond W. LeBoeuf	71	Former Chairman and Chief Executive Officer of PPG Industries, Inc. (principally a manufacturer of coatings) from 1997 — 2005. From 1995 —1997, Mr. LeBoeuf served as President & Chief Operating Officer of PPG Industries, Inc. and was elected a director in 1995. From 1988 —1994, he was the Chief Financial Officer of PPG. Mr. LeBoeuf is a director of MassMutual Financial Group (where he serves on the Audit Committee and is the Chairman of the Human Resources Committee).

		As a former Chief Executive Officer and Chief Financial Officer of PPG Industries, a global diversified manufacturing company, Mr. LeBoeuf brings the senior executive experience and skills described above. He also has an in-depth understanding of corporate and international finance, accounting, financial reporting and internal controls and the review and preparation of financial statements.

Larry D. McVay	71	Principal of Edgewater Energy, LLC, an oil and gas industry investment firm. Mr. McVay served as the Chief Operating Officer of TNK-BP Holding from 2003 until his retirement in 2006. TNK-BP Holding, based in Moscow, Russia, was a vertically integrated oil company that was 50%-owned by BP PLC. Mr. McVay’s responsibilities at TNK-BP included executive leadership for the upstream, downstream, oil field services, technology and supply chain management. He previously served as Technology Vice President —Operations and Vice President of Health Safety Environment for BP’s Exploration and Production operations from 2000 — 2003. Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions.

		Mr. McVay is a director of Callon Petroleum Company (where he serves on the Audit Committee, the Nominating and Governance Committee and is the Chairman of the Strategic Planning and Reserves Committee). Previously, Mr. McVay was a director of Chicago Bridge & Iron Company. At the time of the merger between Chicago Bridge & Iron Company and McDermott International in May 2018, Mr. McVay chose not to stand for election to the new McDermott International board.

		As a former senior operating executive at BP, one of the largest global energy companies, Mr. McVay brings the senior executive experience and skills described above. He has an in-depth understanding of engineering management and of worldwide energy markets, operations and technology, all of which are important to Praxair’s operations, particularly those involving large capital project investments. He also has practical experience in operating in Russia and the Middle East, both of which are emerging markets for Praxair.

Name	Age	Employment History and other Directorships
Martin H. Richenhagen	66	President and Chief Executive Officer of AGCO Corporation, a global manufacturer and distributor of agricultural equipment, since 2004, and Chairman of the Board of Directors since 2006. From 2003 — 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material company headquartered in Switzerland. He also served as Group President for CLAAS KGaA mbH, a global agricultural equipment manufacturer and distributor headquartered in Germany, from 1998 — 2002. Mr. Richenhagen was the Senior Executive Vice President for Schindler Deutschland Holdings GmbH in Germany, a worldwide manufacturer and distributor of elevators and escalators, from 1995 — 1998.

		Mr. Richenhagen is a director of PPG Industries, Inc., a leading coatings and specialty products and services company (where he is Chairman of the Audit Committee and serves on the Officers-Directors Compensation Committee). He is the Chairman of the German American Chambers of Commerce of the United States, and he is a member of the U.S. Chamber of Commerce Board of Directors. Mr. Richenhagen has served as Chairman of the Board of the Association of Equipment Manufacturers (“AEM”) and is a Life Honorary Director of AEM.

		As Chairman, President and Chief Executive Officer of AGCO Corporation, a large international manufacturer and distributor of agricultural equipment, Mr. Richenhagen brings the senior executive experience and skills described above. In particular, his background includes extensive international, operational and manufacturing experience. In addition, AGCO Corporation operates in many of the foreign markets in which Praxair operates, including Europe and South America, and Mr. Richenhagen therefore adds his understanding of these large, foreign markets where Praxair has a significant presence.

Wayne T. Smith	72	Chairman, President and Chief Executive Officer of Community Health Systems, Inc. Chairman, President and Chief Executive Officer of Community Health Systems, Inc. (a hospital and healthcare services company) since 2001. In 1997, Mr. Smith was elected President and then Chief Executive Officer and a director of Community Health Systems, Inc. Prior to joining Community Health Systems, Inc., he served as Chief Operating Officer, President, and a director of Humana Inc.

		Mr. Smith is a trustee of Auburn University, and is a trustee and the past Chairman of the Federation of American Hospitals.

		As the Chief Executive Officer of Community Health Systems, Inc., a large healthcare services company, Mr. Smith brings the senior executive experience and skills described above. He also has an in-depth understanding of the health care business and the regulatory, compliance and business environment in which it operates. Mr. Smith also brings his experience in leading a senior management team on the numerous issues required of the CEO of Community Health, as well as his experience in leading a board of directors as the Chairman of Community Health.

Robert L. Wood	64	Former Chairman, President & Chief Executive Officer of Chemtura Corporation (a specialty chemicals company) from 2004 — 2008. Prior to joining Chemtura, Mr. Wood served in various senior management positions at Dow Chemical Company, most recently as business group president for Thermosets and Dow Automotive, from November 2000. Mr. Wood has been Praxair’s Lead Director since January 1, 2013.

Name	Age	Employment History and other Directorships
Mr. Wood is a director of MRC Global Inc. (where he serves as Chairman of the Compensation Committee and a member of the Governance Committee), and a director of Univar Inc. (where he serves on the Audit Committee and the Compensation Committee). During the past five years, Mr. Wood was also a director of Jarden Corporation (where he served on the Nominating and Policies Committee and was Chairman of the Audit Committee). He has served as Chairman of the American Plastics Council and the American Chemistry Council, and is a member of the United States Olympic Committee. Mr. Wood is also a partner in the consulting firm The McChrystal Group, specializing in leadership development for business organizations.

As a former Chief Executive Officer of Chemtura Corporation, a global specialty chemicals company, and a former senior operating executive of Dow, a global chemicals company, Mr. Wood brings the senior executive experience and skills described above. He also has a deep understanding of the specific challenges and opportunities facing a global basic materials company. Mr. Wood’s knowledge of the chemicals industry, an important end market for Praxair, provides valuable insight to the Praxair Board of Directors and Praxair management.

12.17	Director Compensation

12.17.1	Director Compensation Program

Praxair paid the amounts reported in section “12.17.6 2017 Director Compensation Table” below pursuant to its director compensation program in effect for 2017. Praxair does not pay any director who is a Praxair employee (Mr. Angel in 2017) for serving as a member of the Praxair Board of Directors or any committee of the Praxair Board of Directors. The governance & nominating committee of the Praxair Board of Directors (the “Praxair Governance & Nominating Committee”) determines non-management director compensation consistent with Praxair’s directors’ compensation principles set forth in Praxair’s corporate governance guidelines. The director compensation program in effect for 2017 is described below.

12.17.2	Cash Compensation

The cash component of Praxair’s director’s compensation consists of:

•	A $100,000 annual retainer paid quarterly.

•	An additional $15,000 annual retainer paid quarterly to each chairman of a Praxair board committee ($20,000 for the chairman of the Audit Committee).

•	An additional $25,000 annual retainer paid quarterly to the lead director.

12.17.3	Equity Compensation

Each active non-management director participates in the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan (the “Praxair 2009 Plan”). The Praxair 2009 Plan allows for grants of stock options, restricted stock, unrestricted stock, and restricted stock units or any combination thereof, as The Praxair Governance & Nominating Committee determines. The Praxair Governance & Nominating Committee may make an annual equity grant under the Praxair 2009 Plan to each non-management director having a value up to an amount set by the Praxair Board of Directors. For 2017, the Praxair Board of Directors set this amount at $160,000.

The Praxair Governance & Nominating Committee selected restricted stock units as the sole form of equity for the 2017 grant. The restricted stock units are fully vested (non-forfeitable) after one-year from the date of grant, and will be forfeited if a director’s service on the Praxair Board of Directors terminates for any reason before the one year anniversary of the grant. Restricted stock units will be paid out as soon as practicable after the vesting date unless a director further defers the payout.

The number of restricted stock units granted so as to deliver the $160,000 value as of the April 25, 2017 grant date was based upon the average of the closing prices of Praxair Shares for the 200 trading days prior to April 1, 2017. Because the closing price of Praxair Shares on April 25, 2017 was higher than this 200-day average, the full grant date fair market value of the restricted stock units granted on April 25, 2017 and reported in section “12.17.6 2017 Director Compensation Table” below was $169,218.

12.17.4	Fees Deferral Plan

Under the Directors’ Fees Deferral Plan, non-management directors may, before the beginning of a calendar year, elect to defer to a later date payment of some or all of the cash fees that may be earned in the upcoming year. A director may fix this deferred payment date when making a deferral election. A director also chooses whether the deferred fees will earn amounts based upon a “Cash Account,” or a “Stock Unit Account.” The Cash Account earns interest at the prime rate, while the value of the Stock Unit Account tracks the market price of Praxair Shares. Stock Unit Accounts are also credited with additional stock units whenever dividends are paid on Praxair Shares. Dividends are credited at the same rate as they are paid to all shareholders. Stock units provide directors the economic equivalent of owning Praxair Shares, except that the units may not be transferred or sold and they do not provide any voting or other shareholder rights. The “Cash Account” is paid to the director in cash on the designated payment date. The “Stock Unit Account” is paid in shares of Praxair common stock upon his or her termination of service as a director or the attainment of an age specified by the director not to exceed age 75.

12.17.5	Expenses

Praxair pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board and committee meetings, the annual meeting of shareholders and other Praxair business-related events (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Praxair chartered aircraft. From time to time, Praxair may reimburse a director’s expenses for his or her participation in third-party supplied continuing education related to the director’s board or committee service.

12.17.6	2017 Director Compensation Table

The table below shows (i) the fees that Praxair’s non-management directors earned in 2017, (ii) the value of restricted stock units granted in 2017, and (iii) other amounts disclosed as “All Other Compensation.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation ($)(5)	Total ($)
Oscar Bernardes	100,000	169,218	0	0	0	0	269,218
Dr. Nance K. Dicciani	115,000	169,218	0	0	0	15,000	299,218
Edward G. Galante	115,000	169,218	0	0	0	0	284,218
Ira D. Hall(6)	36,594	169,218	0	0	0	15,000	220,812
Raymond W. LeBoeuf	115,000	169,218	0	0	0	15,000	299,218
Larry D. McVay	115,000	169,218	0	0	0	15,000	299,218
Martin H. Richenhagen	100,000	169,218	0	0	0	0	269,218
Wayne T. Smith	100,000	169,218	0	0	0	15,000	284,218
Robert L. Wood	140,000	169,218	0	0	0	15,000	324,218

(1)

Certain non-management directors elected to defer some or all of their cash retainers earned in 2017 pursuant to the Directors’ Fees Deferral Plan described above. Any deferred amounts are included in this column.

(2)	Full grant date fair value of restricted stock units granted to each director on April 25, 2017 as determined under accounting standards related to shared-based compensation.
(3)

At December 31, 2017, the non-management directors had the following outstanding stock option awards: Oscar Bernardes 0 shares; Nance K. Dicciani, 0 shares; Edward G. Galante, 4,600 shares; Ira D. Hall, 0 shares; Raymond W. LeBoeuf, 0 shares; Larry D. McVay 0 shares; Martin H. Richenhagen, 0 shares; Wayne T. Smith, 0 shares; and Robert L. Wood, 0 shares.

(4)

Some non-management directors defer cash fees pursuant to the Directors’ Fees Deferral Plan and/or have balances from previous deferrals. As none of the earnings on these deferred amounts is above-market or otherwise preferential, no amounts are included in this column.

(5)

Amounts in this column do not represent compensation paid to the directors. These amounts are Praxair’s 2017 matching contributions for the director’s eligible charitable donations. SEC rules require disclosure of these amounts in this table. In 2017, Praxair matched personal donations to eligible charitable institutions up to a $15,000 maximum per year per donor. This matching gift program is available to Praxair’s U.S. employees and non-management directors on the same basis.

(6)

Mr. Hall retired from the Praxair Board of Directors immediately prior to the 2017 annual meeting of Praxair Shareholders, and received compensation through the effective date of his retirement on April 24, 2017.

12.18	Compensation Discussion and Analysis

This compensation discussion and analysis provides context for the policies and decisions underlying the compensation reported in the executive compensation tables included in section “12.19 Executive Compensation Tables” for Praxair’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other executive officers who had the highest total compensation for 2017, as set forth in section “12.19.1 Praxair Summary Compensation Table” (“Named Executive Officers” or “NEOs”). The Compensation Committee of the Praxair Board of Directors is responsible for policies and decisions regarding the compensation and benefits for NEOs.

12.18.1	Praxair’s Executive Compensation Program

12.18.1.1	Praxair’s Executive Compensation Objectives

Praxair’s executive compensation program is focused on motivating performance to effectively build shareholder value. Praxair delivers a total compensation package that includes salary, performance-based cash and equity incentives, and a competitive employee benefits program. The Praxair Compensation Committee has established the following objectives for Praxair’s executive compensation program:

•	attract and retain executive talent;

•	motivate executives to deliver strong business results in line with shareholder expectations;

•	build and support a sustainable performance-driven culture; and

•	encourage executives to own Praxair stock, aligning their interests with those of shareholders.

12.18.1.2	Determining Compensation Opportunity

In order to align executive compensation with Praxair performance, the Praxair Compensation Committee considers a variety of factors, including the degree to which executive compensation is “at risk.”

12.18.1.3	At Risk Pay

Between 73% and 91% of the NEOs’ target total direct compensation opportunity for 2017 was in the form of performance-based variable compensation and equity grants, motivating them to deliver strong business performance and drive shareholder value. This portion of compensation is “at risk” and dependent upon Praxair’s achievement of pre-established financial and other business goals set by the Praxair Compensation Committee and, for equity incentives, Praxair’s stock price performance. The annual variable compensation payout and the ultimate value of the equity compensation awards could be zero if Praxair does not perform.

CEO Pay Mix

Performance-based equity compensation is valued at the “grant-date fair value” of each award as determined under accounting standards related to share-based compensation.

12.18.1.4	Aggregate Compensation

Considerations: The Praxair Compensation Committee considers whether the value of each NEO’s aggregate compensation package is consistent with its objectives for Praxair’s executive compensation program. It evaluates the following factors when determining compensation levels for NEOs:

•	internal equity: respective role, responsibilities and reporting relationships;

•	experience and time-in-position;

•	contribution to results, and exhibition of values, competencies and behaviors critical to the success of Praxair;

•	year-to-year updates in market median data; and

•	retention objectives.

The Praxair Compensation Committee does not have a set formula for determining target compensation opportunity, however it refers to the median benchmark data during its regular review.

Compensation levels tend to be established towards the lower end of a competitive market range for an executive officer who is new to the role. Conversely, a longer tenured executive officer who consistently performs at a high level will have target compensation levels set higher in the competitive range.

As part of the review, the Praxair Compensation Committee compares the CEO’s pay to that of the other NEOs. As in previous years, the CEO’s pay as a multiple of the next highest paid NEO was determined to be appropriate, as the organization does not have a Chief Operating Officer, and the CEO has business executives reporting directly to him. It was also noted that the ratio of CEO pay to the pay of other NEOs collectively changes year-over-year to reflect shifts in executive officer roles from promotions to, and retirements from, those roles.

12.18.1.5	Compensation Peer Group

The Praxair Compensation Committee reviews the benchmark companies used to assess competitive market compensation ranges for U.S.-based officers (the “Key Company Group”). Elements considered when choosing companies to be included are:

•	Market capitalization: Considerable weight is given to market capitalization, as Praxair’s market capitalization has consistently been about three times its annual revenue.

•	Revenue and net income: Companies are included in the review if they are generally similar in size to Praxair in one or both of these measures.

•

Other considerations: Assets, number of employees, whether or not a company had global operations and whether a company’s operations were similar to that of Praxair or Praxair’s customers are considered.

Though the Praxair Compensation Committee reviews the Key Company Group annually, it values year-over-year consistency in the peer group and only makes changes when appropriate. When the review was performed in October 2016, the Praxair Compensation Committee determined to remove EMC from the peer group as it no longer was a publically traded company. The following Key Company Group was used for setting 2017 compensation:

Key Company Group

Air Products and Chemicals	Danaher	Mosaic
Anadarko Petroleum Corp	DuPont	Norfolk Southern
Applied Materials	Ecolab	PPG Industries
Baker Hughes	General Mills	Sherwin-Williams
Baxter International	Illinois Tool Works	Stryker
Colgate-Palmolive	International Paper	Texas Instruments
Corning	Kellogg	Thermo Fisher Scientific
CSX Corp	Kimberly-Clark
Cummins	Monsanto

12.18.1.6	Role of the Compensation Consultant

The Praxair Compensation Committee engages a third-party compensation consultant to assist in analysis as is necessary to inform and support the Praxair Compensation Committee’s decisions on executive compensation. For its consideration of 2017 executive compensation, the Praxair Compensation Committee engaged Deloitte Consulting LLP (“Deloitte Consulting”).

In 2017, the scope of Deloitte Consulting’s engagement included:

•	Advice on the determination of NEO’s compensation, the consultant’s view of the CEO’s recommendations for other NEO compensation, as well as input on the CEO’s compensation;

•	Preparation and presentation to the Praxair Compensation Committee of reports on executive compensation trends and other various materials; and

•	Review of the peer group analysis and compensation benchmarking studies prepared by management and review of other independent compensation data.

12.18.2	Pay Design and Decisions

12.18.2.1	Direct Compensation for Executive Officers

12.18.2.1.1	Salary

The salary level for each NEO was established by the Praxair Compensation Committee after its consideration of multiple factors including positioning to market, CEO input (other than for himself) and advice from Deloitte Consulting. Salary adjustments, if any, are typically effective April 1 of each year.

12.18.2.1.2	Annual Performance-Based Variable Compensation

The Praxair Compensation Committee sets annual goals to drive desired short-term business performance by focusing executives on key objectives that position Praxair for sustained growth and create shareholder value without compromising long-term business objectives. The program is designed to deliver pay commensurate with performance: results that are greater than goals are rewarded with above target payout levels, and performance not meeting minimum threshold expectations reduces the payout to zero.

No changes in 2017 design.

12.18.2.1.2.1	2017 Design

The Praxair Compensation Committee reviewed the financial measures in the annual variable compensation program and, in recognition of the continued importance of profitability and cash flow to Praxair and to investors, determined to make no design changes to the financial goals of net income at a weighting of 60%, operating cash flow at a weighting of 25%, and sales at a weighting of 15%.

12.18.2.1.2.2	Business Results:

Financial Goals: Awards are determined based on Praxair performance against challenging, pre-established financial goals. Payouts can range from zero to 200% of target variable compensation, and the financial performance must contribute at least 80% of the total business results for NEOs.

Strategic Non-Financial Goals: The Praxair Compensation Committee may make a positive or negative adjustment of up to 35 percentage points to the total financial payout earned based on the Committee’s detailed review and assessment of performance against pre-established non-financial goals that relate directly to Praxair’s strategic objectives. Points awarded for strategic non-financial goals cannot exceed 20% of the total business payout for NEO payout determination.

12.18.2.1.2.3	Individual Performance

The Praxair Compensation Committee does not assign an individual performance factor for the CEO, though it retains the discretion to decrease (but not increase) his payout if deemed appropriate. The Praxair Compensation Committee may positively or negatively adjust each other NEO’s performance-based variable compensation to reflect each individual’s contribution to Praxair performance. Individual performance adjustments can reduce each NEO’s payout to as low as zero or increase it by a factor of up to 1.5; however, in the past ten years, the maximum awarded has not exceeded 1.3.

12.18.2.1.2.4	Maximum Payout

Total payout for officers is capped at 260% of target variable compensation except for the CEO, whose maximum is 235%.

12.18.2.1.3	Annual Performance-Based Variable Compensation Opportunity for 2017

In December 2016, the 2017 variable compensation target for each NEO (expressed as a percent of salary that would be earned for 100% achievement of the performance goals) was established by the Praxair Compensation Committee. The target level for each NEO ranged from 75% to 160% of base salary.

12.18.2.1.3.1	Determining Financial Goals

At the time goals are established, the Praxair Compensation Committee considers many factors including the degree of control senior management may have over certain factors that affect financial performance. Goals are established with the expectation that executives will be rewarded with higher variable compensation payouts if performance exceeds expectations. Factors considered in assessing the challenge inherent in setting the threshold, target and maximum financial performance goals for each financial measure include:

•	management’s operating plan, including expected year-over-year challenges in performance;

•	external earnings guidance provided to shareholders;

•	macro-economic trends and outlooks in each of the countries in which Praxair operates;

•	foreign exchange rate trends and outlook;

•	expected industrial gases industry peer performance and that of the broader S&P 500;

•	shifts in key customer markets; and

•	expected contribution from contracts already awarded and decisions or actions already made or taken.

12.18.2.1.3.2	Determining Strategic Non-Financial Goals

Praxair’s culture has been institutionalized over decades and is the foundation on which employees drive and deliver financial results. The Praxair Board of Directors believes culture must be driven from the top by example. As such, the Praxair Compensation Committee confirmed the importance of setting non-financial objectives to reinforce leadership’s focus on maintaining an enduring culture that supports both short-and long-term sustainable results. The Praxair Compensation Committee identified the non-financial elements that were considered most important to long-term sustainable success and established annual non-financial goals with respect to those elements.

Most of the strategic non-financial goals are linked to quantitative and measurable objectives, although the Praxair Compensation Committee ultimately uses its judgment when determining the points awarded for goal achievement after a rigorous review of the results.

GOAL	ADDITIONAL DETAIL
Safety, Environmental Performance and Sustainability: • Zero fatalities • Maintain best in class safety rates • Superior performance in sustainable development including environmental stewardship

•   Providing Praxair employees with a safe operating environment through investing in state of the art technology and by driving a culture in which safety is a top priority

•   Rigorous processes and procedures to ensure compliance with all applicable environmental regulations, to meet sustainable development performance targets and to continuously reduce the environmental impact of Praxair operations in the communities in which Praxair operates

People Development: • Strengthen leadership pipeline, including globally diverse talent

•   Attraction, retention and development of a diverse and engaged workforce through a robust succession planning process

•   Employee value proposition includes providing strong, dynamic leadership, a challenging work environment, industry-leading performance, competitive pay and benefits, and rewards and recognition for outstanding performance

Compliance: • Maintain a strong global compliance program and culture

•   Create and maintain a strong ethical culture in every country where Praxair operates

•   All employees accountable for ensuring that business results are achieved in compliance with local laws and regulations and Praxair’s Standards of Business Integrity

Strategy: • Position the business for long-term performance

•   Deliver excellent results in the short-term and over a longer, sustainable period of time

•   Rigorously assess the quality and future impact of actions taken, as benefits may not be recognized for several years

Project Selection and Execution: • Maintain industry-leading performance

•   Maintain a thorough capital allocation process to ensure careful selection of projects

•   Focus on meeting schedules and cost estimates, starting-up plants reliably and efficiently and supporting plant availability

Productivity: • Enhance organizational capabilities in tools, processes and practices	• Deliver value through continuous innovation to help Praxair’s customers enhance their product quality, service, reliability, productivity, safety and environmental performance

•   Work across disciplines, industries and sectors, with Praxair’s employees, customers, suppliers and a range of other stakeholders to get more output utilizing fewer resources and with less environmental impact

GOAL	ADDITIONAL DETAIL
Relative Performance: • Strong performance relative to peer companies

•   Continue to be the best performing industrial gases company in the world

•   Assess how well Praxair anticipates and manages adversity to optimize results

•   Determine if management’s actions appear more or less effective than those of Praxair’s peers

•   Appropriately respond to macroeconomic or other external factors unknown at the time financial goals were established

12.18.2.1.4	2017 Annual Performance-Based Variable Compensation Results and Payout

12.18.2.1.4.1	Financial Business Results

As noted above, financial goals are set considering multiple factors with the recognition that there are some items that cannot be easily predicted, and over which management has less control, such as foreign exchange rates and certain raw materials price changes. As part of the variable compensation plan design, certain pre-determined adjustments may be made by the Praxair Compensation Committee to actual financial results in order to account for these elements. The Praxair Compensation Committee may also conclude that additional adjustments are appropriate based upon unforeseen factors it deems extraordinary, non-recurring or otherwise properly modified.

Praxair generated record operating cash flow of $3 billion, 10% above prior year. Net income also grew by 10% versus prior year, and sales results significantly exceeded the goal. The overall payout for financial performance was 135% of target.

The chart below shows for each financial performance measure, Praxair’s 2017 financial targets set by the Praxair Compensation Committee and the actual performance achieved.

Financial Measure	Target ($ millions)	Actual ($ millions)	Weight	Achievement	Payout
Sales*	10,786	11,248	15%	141%	21%
Net Income*	1,620	1,664	60%	126%	76%
Operating Cash Flow	2,801	3,041	25%	151%	38%

*	For the annual variable compensation program, sales and net income are measured in accordance with U.S. GAAP subject to certain adjustments that the Praxair Compensation Committee approves.

12.18.2.1.4.2	Strategic Non-Financial Business Results

Coupled with its assessment of performance related to financial goals, the Praxair Compensation Committee reviewed the strategic actions taken by management that focused on long term sustainable success. In December 2017, management presented to the Praxair Compensation Committee, the degree of achievement in meeting each goal, and for each element, provided its view of the relative degree of importance to long term success.

Based on the results, the Praxair Compensation Committee determined that Praxair’s performance with respect to the non-financial goals was favorable and awarded a positive 30% adjustment. The Praxair Compensation Committee noted the following as examples of actions that support Praxair’s strategic objectives in determining 2017 variable compensation payouts:

•	Maintained world class performance in safety with a reduction of over 25% in significant safety events

•	Lowest ever high severity product vehicle accident rates

•	Maintained industry leading project execution with 98% first year reliability

•	Optimized base business through productivity and cost structure alignment

•	Strategically pursued resilient markets; grew to 28% of total sales versus 27% in 2016

•	Signed long-term agreement with Samsung; largest investment in a customer project to date

•	Commercialized over 25 new technologies in support of growth opportunities

•	Continued to execute on backlog and won $1.1 billion of new projects in the U.S. Gulf Coast

•	Continued to develop a diverse pipeline of future senior leaders

•	Received Public Recognition:

•	Dow Jones Sustainability World Index for 15th year in a row

•	10th consecutive year on the Climate Disclosure Leadership Index, and recognized as only industrial gases company that made the “A-List” for the Materials sector

•	Received “Top 25 Noteworthy Company” by DiversityInc and a perfect score of 100 for the second consecutive year by The Human Rights Campaign for workplace equality and advocacy

•	Recognized as a 2017 World’s Most Ethical Company by the Ethisphere Institute

•	Had over 220 sites achieving over 90% waste reduction

12.18.2.1.4.3	Individual Performance Adjustments

Excluding the CEO, the Praxair Compensation Committee may make a positive, negative or no adjustment to each NEO’s performance-based variable compensation based on its evaluation of individual performance. In evaluating if an individual performance adjustment was appropriate, the Praxair Compensation Committee considered various qualitative factors, such as the NEO’s:

•	performance in his or her principal area of responsibility;

•	degree of success in leading Praxair to meet its strategic objectives; and

•	championing of the values and competencies that are important to the success of Praxair.

Adjustments were made to the payouts of each NEO based upon individual performance in 2017. The Praxair Compensation Committee did not find it practical, nor did it attempt, to assign relative weights to any individual factors or subject them to pre-defined, rigid formulas, or set financial or other objective goals related to personal performance, and the importance and relevance of specific factors varied for each NEO. None of the adjustments made were material to annual performance-based variable compensation payments.

12.18.2.1.4.4	2018 DESIGN

The Praxair Compensation Committee reviewed the design of the annual variable compensation program in anticipation of the completion of the Business Combination. Due to this extraordinary corporate event, it was determined that in the event the merger is completed, business results will be measured through the date of completion of the Business Combination to determine the pro rata portion of the award earned through closing and that the award for the remaining portion of the year will be determined at target. It was also determined that the non-financial results for 2018 will be based on performance through the date of completion of the Business Combination and applied as an adjustment to the full year payout. No other additions to the design of the annual variable compensation program were made.

12.18.2.2	Equity Awards

Equity awards are the largest portion of each NEO’s target compensation. This weighting helps ensure a strong alignment of NEOs’ and shareholders’ long-term interests. Annual grants of equity awards are made to incent and reward sustained performance.

Equity awards are granted as a mix of stock option and performance share unit (PSU) awards. The mix and type of awards granted to the CEO and other NEOs is the same as those granted to all eligible executives of Praxair. Fully aligning the leadership team, from mid-management to officers, is a long-standing practice of Praxair that helps sustain its culture of incenting and rewarding all participants with the same goals and performance results.

12.18.2.2.1	Stock Options

The Praxair Compensation Committee believes that stock options continue to present an appropriate balance of risk and reward in that the options have no value unless Praxair’s stock price increases above the option exercise price and that the opportunity for leveraged appreciation from growth in shareholder value over the ten-year grant term encourages long term decision-making. The Praxair Compensation Committee notes that Praxair’s historical record of strong stock price performance results in Praxair’s executives placing high value on stock options as a compensation vehicle.

•	Exercise price is fixed at 100% of the closing market price on date of grant.

•	Vest in equal annual tranches over three years and expire after ten years.

•	Repricing only with shareholder approval.

•	NEOs must hold all shares obtained from exercise, net of taxes and exercise price, until the stock ownership requirement is met.

12.18.2.2.2	Performance Share Units

The Praxair Compensation Committee recognizes that performance share units can provide appropriate rewards to executives for performance while also potentially mitigating some of the impact of an economic downturn on the stock option portion of the annual awards. A three-year performance period is believed to be an appropriate balance between the one-year performance-based variable compensation goals and the longer-term stock option share price growth goals. Additionally, the overlapping three-year performance periods that result from regular annual grants promote retention and encourage management to focus on sustainable growth and shareholder returns.

•	Vest if pre-established performance goals are attained and forfeited if threshold goal is not met.

•	Pay no dividends nor accumulate dividend equivalents prior to vesting.

•	NEOs must hold all after-tax shares derived from vested awards until the stock ownership requirement is met.

No changes in 2017 design.

12.18.2.2.3	2017 Equity Awards

In December 2016, the target dollar value of 2017 equity awards for each NEO was established. Particular emphasis was placed on retention considerations and the importance of providing NEOs incentive and appropriate reward for taking high quality actions to support sustainable long-term growth.

The Praxair Compensation Committee examined current usage and projections of available shares in the shareholder approved long-term incentive plan, and discussed specific terms of proposed awards. Based on its review it was determined that the mix of stock options and PSUs should be 50% of the 2017 equity award value in stock options, 30% in PSUs that measure three-year return on capital (“ROC”) performance, and 20% as PSUs that measure relative total shareholder return (“TSR”) over a three year period.

12.18.2.2.3.1	ROC-measured performance share units

In January 2017, the ROC goal for the PSU awards covering fiscal years 2017 – 2019 was determined after the Praxair Compensation Committee examined prior-year ROC results, industry ROC averages, capital expenditure projections and Praxair’s weighted average cost of capital. It was acknowledged that Praxair had maintained industry-leading ROC, and the payout schedule set for the PSU awards would encourage and reward the executive team for taking actions that result in maintaining ROC performance.

The February 2017 awards are measured against the following ROC goals:

2017-2019	Average Annual ROC	Payout*
Below Threshold	<11.0%	0%
Threshold	11.0%	50%
Target	12.5%	100%
Maximum	≥13.5%	200%

*	Interpolated for results between threshold and maximum.

ROC is Praxair’s after-tax return on capital as reported, adjusted to eliminate the after-tax effect of any material acquisition occurring during the Performance Period that was not known at the time the goals were set.

12.18.2.2.3.2	Relative TSR-measured performance share units

For the February 2017 awards based on relative TSR, performance is measured against the companies of the S&P 500 as of January 1, 2017, excluding the Financial sector, and payouts will be determined based on the following schedule:

2017-2019	TSR Rank		Payout*
Below Threshold	<25	%ile	0%
Threshold	25	%ile	25%
Target	50	%ile	100%
Maximum	≥75	%ile	200%

*	Interpolated for results between threshold and maximum.

12.18.2.2.4	2015 — 2017 Performance Share Unit Payouts

In February 2018, the grants of the ROC-measured 2015 PSUs that met the pre-established performance criteria at the end of 2017 became vested and were converted to shares and distributed.

Though ROC over the 2015 – 2017 performance cycle remained industry-leading and the average annual ROC of 12.4% exceeded the performance threshold, actual performance was lower than the 13% required for a target level payout of the awards. The Praxair Compensation Committee certified the vesting of 70% of the target number of PSUs granted.

ROC
ROC Target	Average ROC	2015 – 17 Payout*
13%	12.4%	70.0%

*	Payout determined based on linear interpolation from actual results to the target.

Half of the PSUs awarded in 2015 had pre-established goals based on Praxair’s adjusted diluted cumulative earnings per share (“EPS”) growth for the 2015 – 2017 performance cycle. The EPS goals, which included a 20% growth target, were not met. Therefore, the Praxair Compensation Committee determined that these PSUs would be forfeited.

12.18.2.2.5	2018 EQUITY AWARDS

Recognizing the additional complexity in design considerations for the 2018 awards as a result of the proposed Business Combination, the Praxair Compensation Committee determined that it would be appropriate to grant restricted stock units (RSUs) that vest on the third anniversary of the grant date, and provide a mix of 50% stock options and 50% RSUs for the 2018 equity awards.

12.18.2.3	Benefits Available to Executive Officers

Praxair makes available to NEOs essentially the same benefit plans generally available to other U.S. employees, and also provides to them limited perquisites and personal benefits.

12.18.2.3.1	Health, Welfare and Retirement Plans

Competitive benefits are provided to attract executive talent and promote employee health and well-being, to provide opportunity for retirement income accumulation, including opportunities to “invest in” Praxair stock and to encourage long term service.

12.18.2.3.1.1	Tax-Qualified Pension Plan

•	Praxair maintains a tax-qualified pension plan for eligible employees, including the NEOs.

12.18.2.3.1.2	Supplemental Retirement Income Plan

•

The plan is maintained for the primary purpose of providing retirement benefits that would otherwise be paid to employees under the tax-qualified pension plan but for certain limitations under federal tax law.

•	Incremental benefits paid are calculated in the same manner as the underlying tax-qualified pension plan.

•	Only base salary and annual variable compensation awards are considered in pension calculations.

12.18.2.3.1.3	401(k) Plan

•	Contributions to the plan are voluntary and may be invested in various funds, including Praxair’s stock fund.

12.18.2.3.1.4	Deferred Compensation

•	Employees eligible to participate in the Variable Compensation Plan, including the NEOs, may participate in the plan.

•	Contributions to the plan are voluntary and represent compensation already earned by the participants.

•	No above-market earnings are payable.

12.18.2.3.1.5	Other Plans

•	Medical and dental plans, disability, life insurance, relocation and vacation programs are provided.

12.18.2.3.2	Perquisites and Personal Benefits

The Praxair Compensation Committee reviews items that could be construed as perquisites or personal benefits for each NEO to ensure they are provided for limited and specifically defined business purposes. No “tax gross-up” is permitted for any executive officer unless such gross-up is available to employees generally. Praxair’s internal audit department performs an annual audit of executive officer expense reports for compliance with Company policies and the independent auditors review that work.

12.18.2.4	Other Compensation Policies and Considerations

12.18.2.4.1	Severance and Change-in-Control Arrangements

Praxair maintains a severance plan that provides certain benefits to eligible employees, including NEOs. Praxair has also entered into executive severance compensation agreements with certain senior executives, including NEOs. Additional information about these arrangements is included in “12.19.7 Severance and Other Change-In-Control Benefits.”

12.18.2.4.2	Stock Ownership, Retention Requirements, Hedging, and Pledging

In order to align executives’ interests with shareholder interests, the Praxair Compensation Committee has established a stock ownership policy for NEOs (see disclosure on details of this policy in section “12.18.2.4.3 Executive Stock Ownership and Shareholding Policy”). NEOs may comply with this policy by acquiring Praxair stock or stock-equivalent units through equity incentive grants, as well as through Praxair’s Compensation Deferral Program, 401(k) Plan, Dividend Reinvestment and Stock Purchase Plan and through other personal investments. Under Praxair’s Stock Ownership Policy, unless the stock ownership level is met, an executive officer may not sell any of his or her holdings of Praxair stock, and must hold all shares acquired after tax upon vesting of PSUs or restricted stock units and shares acquired upon an option exercise net of shares used to pay taxes and/or the option exercise price. An executive officer may not engage in hedging transactions related to Praxair stock that would have the effect of reducing or eliminating the economic risk of holding Praxair stock. In addition, no executive officer may pledge or otherwise encumber any of his or her Praxair stock.

The Praxair Compensation Committee reviewed 2017 stock transactions by executive officers and their year-end holdings to ensure that executives were compliant with the stock ownership policy, including the policy’s anti-hedging and anti-pledging provisions. Based on this review, the Praxair Compensation Committee determined that the equity incentives previously granted to NEOs continue to be used appropriately.

12.18.2.4.3	Executive Stock Ownership and Shareholding Policy

A stock ownership and shareholding policy has been established for Praxair’s officers that requires them to own a minimum number of shares as set forth below. Individuals must meet the applicable ownership level no more than five years after first becoming subject to it by acquiring at least 20% of the required stock each year. Until the stock ownership requirement is met, executive officers (i) may not sell, transfer, or otherwise dispose of any of their Praxair Shares, and (ii) must retain and hold all Praxair Shares acquired from all equity incentive awards, net of shares withheld for taxes and option exercise prices, including performance share unit awards, restricted stock unit awards and stock options.

Set forth below is the minimum number of shares required by the policy for each officer position. As of the date of this filing, all covered individuals are in compliance with this policy.

Minimum Shares to be Owned
Chief Executive Officer	100,000
Executive Vice Presidents	30,000
Chief Financial Officer	25,000
Senior Vice Presidents	20,000
Other Executive Officers	10,000-15,000

12.18.2.4.4	Recapture Clawback Policy

The Praxair Compensation Committee has adopted a policy for the recapture of annual performance-based variable compensation payouts, equity grants and certain equity gains in the event of a later restatement of financial results. Specifically, if the Praxair Board of Directors, or an appropriate committee thereof, has determined that any fraud by any elected officer of Praxair materially contributed to Praxair having to restate all or a portion of its financial statement(s), the Praxair Board of Directors or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct. In determining what remedies to pursue, the Praxair Board of Directors or committee will take into account all relevant factors, including consideration of fairness and equity. Among those remedies, the Praxair Board of Directors or committee, to the extent permitted by applicable law, may require reimbursement of any performance-based cash, stock or equity-based award paid or granted to, or gains realized by (such as through the exercise of stock options or sale of equity securities), any or all elected officers of Praxair, if and to the extent that:

•

the amount of such cash, stock or equity-based award was calculated based upon, or realized gain can reasonably be attributed to, certain financial results that were subsequently reduced due to a restatement, and

•	the amount of the cash, stock or equity-based award, or gain that would have been paid or granted or realized, would have been lower than the amount actually paid or granted or realized.

12.18.2.4.5	Tax and Accounting

Under Internal Revenue Code Section 162(m), Praxair may not take a tax deduction for compensation paid to any NEO that exceeds $1 million in any year. The U.S. Tax Cuts and Jobs Act of 2017 (the “U.S. Tax Act”) eliminated the exemption for performance-based compensation, expanded the scope of the provision to cover Praxair’s CFO and all other NEOs reported after 2016, and included a “grandfathering” exception for compensation provided by a written binding contract in effect on November 2, 2017 and not subsequently materially modified. While the Praxair Compensation Committee considers tax deductibility when determining compensation, it retains discretion to authorize compensation that is not tax deductible in order to remain competitive to market and meet business objectives.

Accounting treatments were also reviewed by the Committee but did not impact the selection and design of equity and equity-related compensation for 2017, although all such grants to NEOs were made in such a manner as to be classified “equity awards” and not require liability accounting treatment.

12.19	Executive Compensation Tables

The tables below present compensation information for NEOs and include footnotes and other narrative explanations important for understanding of the compensation information in each table. The Summary Compensation Table summarizes key components of NEO compensation for 2017, 2016 and 2015. The tables following the Summary Compensation Table provide more detailed information about the various types of NEO compensation for 2017, some of which are included in the Summary Compensation Table. The final table provides information regarding compensation that NEOs would receive if their employment with Praxair terminates under various circumstances or in connection with a change-in-control.

12.19.1	Praxair Summary Compensation Table

NAME AND PRINCIPAL POSITION	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Stephen F. Angel,	2017	1,325,000	5,287,145	5,402,622	3,498,000	6,229,000	227,904	21,969,671
Chairman, President & Chief Executive Officer	2016	1,318,750	4,227,958	3,709,390	2,236,600	1,357,000	187,364	13,037,062
	2015	1,300,000	5,043,233	3,130,159	702,000	4,733,000	171,133	15,079,525

Matthew J. White,	2017	637,500	883,894	902,338	1,136,025	95,000	32,867	3,687,623
Senior Vice President & Chief Financial Officer	2016	587,500	865,778	759,108	635,279	25,000	29,250	2,901,915
	2015	537,500	789,918	489,951	193,500	19,000	26,750	2,056,619

Eduardo F. Menezes,	2017	642,500	866,648	885,046	1,036,272	3,047,000	38,094	6,515,560
Executive Vice President	2016	611,250	904,659	793,542	688,474	1,458,000	35,922	4,491,847
	2015	578,750	915,969	568,003	203,662	160,000	34,246	2,460,630

Scott E. Telesz,	2017	631,625	837,380	855,606	885,854	87,000	44,220	3,341,686
Executive Vice President (6)	2016	615,000	903,570	792,429	554,140	31,000	43,813	2,939,951
	2015	595,000	915,969	568,003	200,277	29,000	41,293	2,349,542

Anne K. Roby,	2017	493,750	480,388	490,680	702,668	2,177,000	18,931	4,363,417
Senior Vice President	2016	471,250	501,862	440,159	430,859	1,139,000	17,526	3,000,656
	2015	452,500	512,607	317,602	125,433	26,000	14,651	1,448,793

(1)	Amounts reported are actual salaries paid for the calendar year and include adjustments to base salary rates if applicable. Base salary adjustments are typically effective April 1 of each year.
(2)

These amounts were not paid in the respective year but rather are the full grant date fair value of equity awards made for each year as determined under accounting standards related to share-based compensation. The Stock Awards amounts are the values for PSU grants made to each NEO in each of the years valued at the target number of shares granted. The Option Awards amounts are the values for options granted in each of the years. The maximum payout values of the PSU awards (based upon the price per share used to compute the full grant date fair values in the table above) are: Mr. Angel: $10,574,290, $8,455,916, and $10,086,466 for 2017, 2016 and 2015, respectively; Mr. White: $1,767,788, $1,731,556, and $1,579,837 for 2017, 2016 and 2015, respectively; Mr. Menezes: $1,733,296, $1,809,318, and $1,831,939 for 2017, 2016 and 2015, respectively; Mr. Telesz: $1,674,760, $1,807,140, and $1,831,939 for 2017, 2016 and 2015, respectively; and Ms. Roby: $960,776, $1,003,724 and $1,025,213 for 2017, 2016 and 2015, respectively. The assumptions used in computing the Option Awards and Stock Awards amounts are included in Note 15 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

The amounts shown in the Stock Awards and Option Awards columns are subject to vesting and performance conditions that may or may not result in actual payouts in future years. In addition, a stock option has value only if Praxair’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, the NEO would then realize an actual gain. Any gain actually realized for options exercised in 2017 and the PSUs that vested in 2017 and the value realized upon vesting, are reported in section “12.19.4 2017 Option Exercises and Stock Vested”.

(3)

In 2017, 2016 and 2015, Praxair achieved certain financial and strategic non-financial goals that the Praxair Compensation Committee set under Praxair’s Variable Compensation Plan. Therefore, the Praxair Compensation Committee awarded each NEO performance-based variable compensation payments in February 2018 (for 2017 performance), February 2017 (for 2016 performance), and February 2016 (for 2015 performance). These amounts are reported as “Non-equity Incentive Plan Compensation.” See the detailed description of the Variable Compensation Plan in section “12.18.2.1.2 Annual Performance-Based Variable Compensation.”

(4)

Amounts in this column are the annual increase in actuarial present value of retirement benefits payable under Praxair’s Pension Program. These amounts were not actually paid to any NEO. See the detailed description of the Pension Program and how these amounts are calculated under section “12.19.1.1 Change in Pension Value” below and under section “12.19.5.1 Additional Information Regarding 2017 Pension Benefits Table”. The total pension present value accrued for each NEO through 2017 under Praxair’s Pension Program is disclosed in the 2017 Pension Benefits table in section “12.19.5 2017 Pension Benefits”.

No amounts accumulated under Praxair’s Compensation Deferral Program earn above market or “preferential” interest or other earnings; therefore, no earnings are included in this column.

(5)

The amounts in this column include Company matching contributions to Praxair’s 401(k) Plan and Company contributions to the Compensation Deferral Program described under section “12.19.62017 Nonqualified Deferred Compensation“ below.

This column also includes any perquisites or personal benefits that exceeded $10,000 for any NEO during 2017, valued at Praxair’s incremental costs. Consistent with Company policy, NEOs were not reimbursed for any taxes due based on the imputed value of Company-provided perquisites or personal benefits not generally available to all employees. Such perquisites or personal benefits were:

Name	Matching Contribution ($)	Personal Use of Corporate Aircraft ($)	Financial Planning ($)	Other ($) (1)
Stephen F. Angel	48,788	165,116	13,000	1,000
Matthew J. White	31,292	0	0	1,575
Eduardo F. Menezes	24,094	0	13,000	1,000
Scott E. Telesz	30,220	0	13,000	1,000
Anne K. Roby	17,931	0	0	1,000

(1)	These amounts consist of Health Savings Account contributions and/or medical plan incentives.

For reasons of security and time management, the Praxair Board of Directors requires the CEO to use Praxair’s corporate aircraft for personal use as well as business travel. The aircraft is available for Praxair’s use through a time-share arrangement. Praxair pays a fixed time-share charge for the right to use the aircraft, and a per-trip charge. Praxair calculates the incremental aircraft costs for Mr. Angel’s personal use as the full amount of those per-trip charges attributable to his personal use. The fixed time-share charge is not included as an incremental cost, as Praxair must pay this amount even if Mr. Angel does not use the aircraft for personal travel.

In addition, Praxair pays for or provides executive officer travel, lodging and related expenses incurred in connection with attending Praxair business-related events, including Praxair board meetings (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Praxair’s chartered aircraft if available. No amounts are reported in the table for these business expenses. Praxair also maintains certain country club memberships for business entertainment purposes which memberships, by club rules, must be in an executive’s name. By company policy, reimbursement of club costs is authorized only when membership and use of the club facilities are judged to be important to the conduct of Praxair’s business. Since no NEO made personal use of these club memberships during 2017, no amounts are reported in the table.

(6)

Mr. Telesz’s employment with Praxair terminated on May 1, 2018 pursuant to an April 6, 2018 Separation Agreement and General Release between him and Praxair (the “Separation Agreement”). Additional information regarding the Separation Agreement is included in the section below entitled “12.19.7 Severance and Other Change-In-Control Benefits.”

12.19.1.1	Change in Pension Value

The increases in pension values for the NEOs in 2017 are largely the result of changes to the actuarial assumptions used in the calculations. Specifically, there was a decrease in the discount rate used to determine present values, and the specified actuarial mortality tables have been revised to provide for longer life expectancies based on the 2014 Society of Actuaries mortality study.

In connection with Mr. Angel’s recruitment to Praxair in 2001 and in order to provide him with a retention incentive, Praxair agreed to provide Mr. Angel with credit for an additional 21.64 years of service under Praxair’s Supplemental Retirement Income Plans (collectively referred to as the “SRIP”) to recognize his years of service with his prior employer, General Electric. The receipt of this additional credited service was subject to time-based vesting requirements which were satisfied in 2016. Praxair has recognized as an accrued pension liability, the additional years of service credit that Mr. Angel received under the SRIP over the course of his anticipated years of service, and no future accruals are expected as the liability has been fully accrued and the years of service credit fully vested.

When Mr. Angel retires, he will receive retirement benefits under the Pension Program based on his Praxair service plus the additional years of recognized General Electric service, less an offset for benefits he receives under the General Electric retirement plans. If Mr. Angel is terminated for cause (as defined in the service credit agreement) he will forfeit recognition of his prior General Electric service. The Praxair Compensation Committee has determined that Praxair will not enter into any further supplemental pension service agreements with executives.

12.19.2	2017 Grants of Plan-Based Awards

Below is information regarding the 2017 Non-Equity Incentive Plan Compensation, Stock Awards and the Option Awards reported in section “12.19.1 Praxair Summary Compensation Table” above. The 2017 option grants and performance share unit (PSU) awards reported in the table below were made under the Praxair 2009 Plan. Options and PSUs granted to NEOs are made on substantially the same terms as grants to all other eligible employees.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date (1)	Praxair Compensation Committee Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Stephen F. Angel
Variable Cash(2)			0	2,120,000	4,982,000
ROC PSUs(3)	2/28/2017	1/23/2017				0	29,770	59,540			3,265,230
TSR PSUs(3)	2/28/2017	1/23/2017				0	16,290	32,580			2,021,915
Stock Options(4)	2/28/2017	1/23/2017							435,850	118.71	5,402,622
Matthew J. White
Variable Cash(2)			0	573,750	1,491,750
ROC PSUs(3)	2/28/2017	1/23/2017				0	4,975	9,950			545,667
TSR PSUs(3)	2/28/2017	1/23/2017				0	2,725	5,450			338,227
Stock Options(4)	2/28/2017	1/23/2017							72,795	118.71	902,338
Eduardo F. Menezes
Variable Cash(2)			0	546,125	1,419,925
ROC PSUs(3)	2/28/2017	1/23/2017				0	4,880	9,760			535,248
TSR PSUs(3)	2/28/2017	1/23/2017				0	2,670	5,340			331,400
Stock Options(4)	2/28/2017	1/23/2017							71,400	118.71	885,046
Scott E. Telesz
Variable Cash(2)			0	536,881	1,395,891
ROC PSUs(3)	2/28/2017	1/23/2017				0	4,715	9,430			517,150
TSR PSUs(3)	2/28/2017	1/23/2017				0	2,580	5,160			320,230
Stock Options(4)	2/28/2017	1/23/2017							69,025	118.71	855,606
Anne K. Roby
Variable Cash(2)			0	370,313	962,813
ROC PSUs(3)	2/28/2017	1/23/2017				0	2,705	5,410			296,690
TSR PSUs(3)	2/28/2017	1/23/2017				0	1,480	2,960			183,698
Stock Options(4)	2/28/2017	1/23/2017							39,585	118.71	490,680

(1)

On January 23, 2017, the Praxair Compensation Committee approved the stock options and target PSUs to be granted to NEOs and all other executive officers. It set February 28, 2017 as the actual grant date of these awards. For a more detailed description of equity grant practices, see “12.18.2.2 Equity Awards.”

(2)

The actual amount of performance-based variable compensation paid in February 2018 for 2017 performance is shown in section “12.19.1 Praxair Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column for 2017. The amounts shown in these columns in the table above are the range of potential 2016 payments that could have been made under Praxair’s Variable Compensation Plan. Target amounts assume achievement of 100% of Praxair’s financial goals. For more information, see the explanation in “12.18.2.1.2 Annual Performance-Based Variable Compensation.”

(3)

These are the threshold, target and maximum number of shares that may be earned under PSU awards made in February 2017. See the further description set forth in “12.18.2.2 Equity Awards“ for more information.

(4)	These are the number of shares underlying stock option grants made in February 2017. See the explanation set forth in “12.18.2.2 Equity Awards” for more information.
(5)

The amounts are the full grant date fair values of the PSU awards (valued at the target number of shares granted) and the stock option grants made in 2017, calculated in accordance with accounting standards related to share-based compensation. These amounts are neither paid to any NEO nor equal to the amounts recognized by Praxair as compensation expense in 2017 under accounting standards related to share-based compensation.

12.19.3	2016 Outstanding Equity Awards at Fiscal Year-End

The table below shows outstanding equity awards at the end of 2017. The material terms of the option grants and PSU awards are described under “12.18.2.2 Equity Awards” and in the footnotes to the table below, and for outstanding restricted stock units in footnote (2) to the table below. Treatment of equity awards upon termination of employment is described in “12.19.7.4.5 Equity Awards.”

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Stephen F. Angel	204,640	0	76.16	2/23/2010	2/21/2020	0	0	100,908	15,608,449
	218,175	0	97.84	2/22/2011	2/22/2021
	236,510	0	109.68	2/28/2012	2/28/2022
	187,015	0	110.58	2/26/2013	2/24/2023
	203,930	0	128.80	2/25/2014	2/23/2024
	174,050	87,025	128.38	2/24/2015	2/24/2025
	138,785	277,570	102.22	2/23/2016	2/23/2026
	0	435,850	118.71	2/28/2017	2/26/2027

Matthew White	20,290	0	60.92	2/24/2009	2/22/2019	0	0	18,223	2,818,734
	13,640	0	76.16	2/23/2010	2/21/2020
	14,845	0	97.84	2/22/2011	2/22/2021
	18,430	0	109.68	2/28/2012	2/28/2022
	15,060	0	110.58	2/26/2013	2/24/2023
	31,090	0	128.80	2/25/2014	2/23/2024
	27,243	13,622	128.38	2/24/2015	2/24/2025
	28,401	56,804	102.22	2/23/2016	2/23/2026
	0	72,795	118.71	2/28/2017	2/26/2027

Eduardo F. Menezes	19,610	0	76.16	2/23/2010	2/21/2020	0	0	18,810	2,909,531
	42,880	0	97.84	2/22/2011	2/22/2021
	43,005	0	109.68	2/28/2012	2/28/2022
	35,220	0	110.58	2/26/2013	2/24/2023
	37,305	0	128.80	2/25/2014	2/23/2024
	31,583	15,792	128.38	2/24/2015	2/24/2025
	29,690	59,380	102.22	2/23/2016	2/23/2026
	0	71,400	118.71	2/28/2017	2/26/2027

Scott E. Telesz	43,005	0	109.68	2/28/2012	2/28/2022	20,000	3,093,600	18,545	2,868,541
	35,220	0	110.58	2/26/2013	2/24/2023
	37,305	0	128.80	2/25/2014	2/23/2024
	31,583	15,792	128.38	2/24/2015	2/24/2025
	29,648	59,297	102.22	2/23/2016	2/23/2026
	0	69,025	118.71	2/28/2017	2/26/2027

Anne Roby	10,230	0	76.16	2/23/2010	2/21/2020	0	0	10,444	1,615,478
	13,195	0	97.84	2/22/2011	2/22/2021
	18,430	0	109.68	2/28/2012	2/28/2022
	15,790	0	110.58	2/26/2013	2/24/2023
	19,900	0	128.80	2/25/2014	2/23/2024
	17,660	8,830	128.38	2/24/2015	2/24/2025
	16,468	32,937	102.22	2/23/2016	2/23/2026
	0	39,585	118.71	2/28/2017	2/26/2027

(1)	Each stock option vests in three consecutive equal annual installments beginning on the first anniversary of the grant date.
(2)

These are the number of shares underlying a 2012 restricted stock unit grant made to Mr. Telesz as a long term retention incentive. The grant vests in two installments of 10,000 shares each on August 31, 2022 and August 31, 2027.

(3)	The market value reported in this column is the number of unvested restricted stock units multiplied by the closing price of Praxair Shares on the NYSE of $154.68 per share on December 30, 2017.
(4)

The number of shares reported is the actual number of ROC-measured shares earned for the PSUs granted in February 2015 as well as the target number of PSUs granted in February 2016 and 2017. The 2015 PSUs based upon Praxair’s ROC performance vested and paid out in February 2018 at 70% of target as discussed under “12.18.2.2 Equity Awards”. The 2015 PSUs based upon Praxair’s EPS performance did not meet the threshold for payment and were forfeited.

12.19.4	2017 Option Exercises and Stock Vested

This table provides information about any stock options that were exercised or performance share units and restricted stock units that vested during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2)
Stephen F. Angel	476,710	33,389,991	13,080	1,544,879
Matthew J. White	18,000	752,688	1,998	235,984
Eduardo F. Menezes	16,000	651,680	2,394	282,755
Scott E. Telesz	42,880	2,457,562	7,395	873,674
Anne K. Roby	0	0	1,278	150,945

(1)

The option exercise value realized for 2017 equals the (i) NYSE market price of Praxair Shares at the time of the option exercise minus the option exercise price, multiplied by (ii) the option shares exercised. These amounts are before taxes.

(2)

The values represent (a) shares acquired pursuant to a partial vesting and payout in February 2017 of PSU awards made in February 2014 for all NEOs and (b) shares acquired by Mr. Telesz in April 2017 pursuant to a vesting and payout of the final third of his one-time restricted stock unit grant of 15,000 units made in April 2010 in connection with his joining Praxair as a Senior Vice President. The value of the shares is before taxes and equals the number of shares paid out multiplied by the NYSE closing price of Praxair Shares on the vesting date.

12.19.5	2017 Pension Benefits

The table below shows certain retirement benefit information under Praxair’s Pension Program.

Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Stephen F. Angel(3)	Praxair Pension Plan	17	913,000	0
	Supplemental Retirement Income Plan	38	46,230,000	0
Matthew J. White	Praxair Pension Plan	13	136,000	0
	Supplemental Retirement Income Plan	13	184,000	0
Eduardo F. Menezes(4)	Praxair Pension Plan	32	1,625,000	0
	Supplemental Retirement Income Plan	32	11,904,000	0
Scott E. Telesz	Praxair Pension Plan	8	82,000	0
	Supplemental Retirement Income Plan	8	262,000	0
Anne K. Roby	Praxair Pension Plan	27	1,628,000	0
	Supplemental Retirement Income Plan	27	5,485,000	0

(1)

Messrs. Angel and Menezes and Ms. Roby participate in the Traditional Design component of the Pension Program and Messrs. White and Telesz participate in the Pension Program’s Account-Based Design component.

(2)	See the narrative after the table for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.
(3)

The Praxair Pension Plan credited years of service for Mr. Angel represent his actual years of service with Praxair. The Supplemental Retirement Income Plan credited years of service adds the recognition of Mr. Angel’s 21.64 years of prior General Electric service as described in section “12.19.1.1 Change in Pension Value”. The values shown above include the effect of this offset for benefits Mr. Angel will receive under the General Electric retirement plans. At the end of 2017, the present value of the accumulated benefit for Mr. Angel’s 16.67 years of actual years of service with Praxair under the SRIP was $19,768,000.

(4)

Credited years of service reported for Mr. Menezes combine his service with Praxair and White Martins, Praxair’s Brazilian subsidiary. Years of service reflect certain equitable adjustments for Mr. Menezes related to his service for White Martins, which adjustments were generally applicable to all similarly situated employees. When he retires from Praxair he will receive Pension Program retirement benefits based on his combined Praxair and White Martins service, less an offset for the benefits he receives under the White Martins retirement plan. The values shown above include the effect of this offset. The White Martins retirement plan in which Mr. Menezes participates is not a defined benefit plan and, therefore, is not separately included in the table above.

12.19.5.1	Additional Information Regarding 2017 Pension Benefits Table

12.19.5.1.1	Present Value of Accumulated Benefit

The 2017 Pension Benefits table in section “12.19.5 2017 Pension Benefits” includes a column “Present Value of Accumulated Benefit.” This is the value in today’s dollars of the total expected future retirement benefits that each NEO may receive under the Pension Program, and these are accrued amounts as of the end of 2017. None of these amounts have been paid to the NEOs. For any given year, there will be a change in the accumulated benefit. For example, from one year to the next, the accumulated benefit may increase because a NEO has worked for an additional year and received credit for that or his or her Pension Program compensation has increased. The annual change in accumulated benefit is disclosed in the “Praxair Summary Compensation Table” in the “Change in Pension Value” column.

Praxair recognizes these amounts as a future pension liability on its financial statements. Praxair calculates these amounts using complex actuarial valuations and assumptions. These assumptions are described in Note 16 to the Praxair Audited Consolidated Financial Statements which are included in this Prospectus beginning on page F.2-28 and in section “14.8.2 Pension Benefits”. However, as required by SEC rules, the 2017 Pension Benefits table in section “12.19.5 2017 Pension Benefits” assumes that each NEO will retire at the earliest retirement age that would provide full (unreduced) benefits. The value in today’s dollars of the total retirement benefits that each NEO eventually receives may be more or less than the amount shown in the 2017 Pension Benefits table.

12.19.5.1.2	General Terms of the Praxair Pension Program

Praxair has a pension program for all of its eligible U.S. employees (the “Pension Program”). Praxair has an obligation to pay pension benefits according to formulas described below under “12.19.5.1.3 Benefits Calculations.” The Pension Program does not include Praxair’s 401(k) Plan. The 401(k) Plan is funded by employee and Praxair contributions but Praxair does not promise any given retirement benefit. Instead, any retirement payments will depend on employee and Praxair contributions and the investment return on those contributions. As it applies to NEOs and certain other employees, the Pension Program has the following two parts:

1. The Praxair Pension Plan (the “Pension Plan”) is intended to meet Federal tax law rules so that it will be considered a “tax-qualified defined benefit retirement plan.” Applicable laws require Praxair to periodically set aside funds to meet its obligations under this plan. The rules also limit the amount of benefits that can be paid and do not allow using pay above certain levels to calculate retirement benefits. One or more of these limitations apply to NEOs and to certain other employees. Therefore, Praxair maintains several “non-qualified” supplemental plans.

2. The Praxair Equalization Benefit and Supplemental Retirement Income Plans are non-qualified deferred compensation plans under the Federal tax rules. Therefore, Praxair does not set aside funds to meet these plan obligations. Instead, SRIP participants have only Praxair’s promise to pay the amounts due following their termination of employment with Praxair. The terms of the SRIP are largely identical to those of the Pension Plan except that: (i) benefits payable under the SRIP are not limited by the Federal tax law limits, (ii) in order to comply with Federal tax law governing non-qualified deferred compensation plans, benefits accrued under the SRIP are payable at different times and in different forms than those payable under the Pension Plan, and (iii) NEOs may have additional benefits paid under the SRIP that are not the same as the standard benefits of the Pension Plan (see section “12.19.1.1 Change in Pension Value” regarding Mr. Angel’s service crediting agreement).

12.19.5.1.3	Benefits Calculations

Praxair calculates Pension Program benefits using one of the following two basic designs:

12.19.5.1.3.1	Traditional Design

•

This benefit formula considers an employee’s final average pay and years of service with Praxair. For this purpose, the employee’s “final average pay” is generally equal to the NEO’s highest three years of salary plus annual variable compensation out of his or her last ten years of service.

•

Generally, an employee’s annual pension benefit is determined using a formula of 1.5% times the employee’s years of service with Praxair times the employee’s final average pay. This is subject to several reductions, including offsets for the employee’s projected Social Security benefits and certain pension benefits payable under pension programs maintained by Praxair’s subsidiaries or affiliates.

•

Unreduced pension benefits are generally payable from the Pension Plan in an annuity beginning upon the earliest of (i) the employee’s reaching age 65, (ii) the employee’s reaching age 62 and completing at least 10 years of service with Praxair or (iii) when the sum of the employee’s age plus years of service with Praxair equals at least 85.

•

Employees may elect to retire and receive reduced early retirement benefits under the Pension Plan as early as age 50 with the completion of at least 10 years of service with Praxair. In this case, the employee’s pension benefits are reduced by 5% for each year by which his or her early retirement date precedes the earliest date on which he or she would have been eligible to commence an unreduced benefit. Messrs. Angel and Menezes and Ms. Roby are currently eligible for this reduced early retirement benefit.

•

Traditional Design benefits under the SRIP are generally payable in a lump sum following the employee’s separation from service with Praxair with the lump sum payment being actuarially equivalent to the employee’s accrued benefit under the SRIP determined using actuarial factors set forth in the Pension Program.

•

Traditional Design SRIP benefits become immediately vested and payable in a lump sum upon the occurrence of a change-in-control of Praxair (as defined in the SRIP) unless the NEO has made a valid election to waive the right to receive an accelerated payment of his or her SRIP benefit in connection with a change-in-control and to instead receive such payment in the ordinary course.

12.19.5.1.3.2	Account-Based Design

•

This is a “cash balance” pension design that applies to all eligible employees hired on or after May 1, 2002. Praxair makes an annual notional “contribution” for each participant equal to 4% of eligible pay (salary plus annual variable compensation) and credits each participant’s account with interest annually based on the 30-year Treasury Bond rate in effect during the preceding October.

•

Benefits vest upon the employee’s completion of three years of service and are generally payable in an annuity form or, if elected by the participant, in a lump sum, beginning any time after the participant’s termination of employment. Account-based benefits under the SRIP are payable in a single lump sum following the employee’s separation from service and become immediately vested and payable upon the occurrence of a change-in-control of Praxair (as defined in the SRIP) unless the NEO has made a valid election to waive the right to receive an accelerated payment of his or her SRIP benefit in connection with a change-in-control and to instead receive such payment in the ordinary course.

12.19.6	2017 Nonqualified Deferred Compensation

This table shows information regarding compensation amounts that (i) the NEOs decided not to receive in cash but elected to defer to a later date under Praxair’s Compensation Deferral Program, and (ii) are Praxair contributions to the Compensation Deferral Program.

Name	Executive Contributions in Last Fiscal Year ($)	Praxair Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (2)
Stephen F. Angel	0	39,562	2,695,034	0	10,366,267
Matthew J. White	0	18,375	24,276	0	93,632
Eduardo F. Menezes	0	13,969	33,863	0	130,455
Scott E. Telesz	0	18,081	38,725	0	149,229
Anne K. Roby	0	8,391	171,322	0	659,063

(1)

These amounts are Praxair contributions made in 2018 for 2017. These amounts are included in the column “All Other Compensation” in the Summary Compensation Table in section “12.19.1 Praxair Summary Compensation Table”. Also, see the further explanation in section “12.19.6.1 Material Terms of the Compensation Deferral Program” below.

(2)

Balances are net of prior payouts and otherwise are the total of (i) all compensation that NEOs previously elected to defer, (ii) Company contributions made to the Compensation Deferral Program on behalf of each NEO, and (iii) any notional investment earnings on these amounts. The balances are not amounts paid in 2017.

12.19.6.1	Material Terms of the Compensation Deferral Program

12.19.6.1.1	Deferral Elections; Praxair Contributions

Eligible employees, including NEOs, may elect to defer receipt of all or some portion of their annual variable compensation payments and/or base salaries, subject to limitations to ensure that sufficient undeferred pay remains available to cover applicable withholding taxes and benefit premiums.

In addition, Praxair makes a notional contribution to the Compensation Deferral Program on behalf of each NEO equal to the matching contributions that would have been made under Praxair, Inc.’s 401(k) Plan on behalf of the NEO but for the application of certain Federal tax law limits under that plan.

Praxair does not fund or segregate any monies from its general funds, create any trusts, or make any special deposits for payment of benefits under the Compensation Deferral Program. A participant’s right to receive a payment under the Compensation Deferral Program is no greater than the right of an unsecured general creditor of Praxair.

12.19.6.1.2	Deferral Investments

Participants may invest their deferred compensation into either (1) the Praxair stock-unit equivalent account whose value tracks the market value of Praxair common stock, including reinvestment of dividends into additional Praxair stock-equivalent units, or (2) a fixed income account whose interest rate is fixed annually and is equal to the 1-year U.S. Treasury Bond rate as of the end of the immediately preceding year, plus 50 basis points. All Company contributions are made into the Praxair stock-unit equivalent account. No preferential earnings are paid to participants, including NEOs.

12.19.6.1.3	Deferral Payouts

At the time he or she elects to defer the amounts, a participant elects to receive payment in either a lump sum or substantially equal installments over ten years following termination of employment or in a specified later year. Praxair contributions are paid out in a lump sum upon retirement or termination of employment. If a change-in-control of Praxair (as defined in the Compensation Deferral Program) occurs, all previously deferred amounts will be paid unless elected otherwise by the NEO.

12.19.7	Severance and Other Change-In-Control Benefits

12.19.7.1	Severance Plan

Praxair maintains a severance plan that provides certain benefits to all full-time employees, including NEOs, in connection with certain Praxair-initiated terminations.

•	Upon a without-cause termination, maximum payment is generally limited to 26 weeks of base pay, calculated based upon length of service and salary rate at time of termination.

•	Praxair retains discretion to pay excess severance in limited cases.

•	No severance payout and a forfeiture of unvested equity are required upon a for-cause termination.

12.19.7.2	Change-in-Control Arrangements

Praxair has entered into executive severance compensation agreements (each a “Severance Agreement” and together the “Severance Agreements”) with certain senior executives, including NEOs. The agreements are meant to:

•	provide temporary income following an involuntary termination of employment;

•	encourage retention of executives for continuity of management; and

•	to keep executives focused on performing their duties in the event of a change-in-control or if the Praxair Board of Directors considers strategic transactions including a change-in-control.

The terms of the Severance Agreements include:

•

“Double trigger” is required for payments: A change in control of Praxair must occur followed by the termination of the NEO’s employment within the following two years either by Praxair other than for cause or by executive with “good reason”;

•	No reimbursement of excise taxes and no “tax gross-ups” payments; and

•	As a condition of entering into the agreements, each NEO was required to enter into a Nondisclosure, Nonsolicitation and Noncompetition Agreement under which the NEO agrees not to:

•	Disclose Praxair confidential information both during and after termination of his or her employment with Praxair;

•	Solicit Praxair’s customers and employees for a period of two years following the NEO’s termination of employment with Praxair for any reason; and

•	Engage in any activities that compete with those of Praxair for a period of two years following the NEO’s termination of employment.

Upon the occurrence of the “double trigger,” the Severance Agreements generally provide the affected NEO with:

•	accrued salary, variable compensation, and benefits;

•	enhanced life, accident, health insurance and pension benefits; and

•

a lump sum severance payment equal to two times the sum of his or her annual salary and target performance-based variable compensation award (three times for executives who became officers of Praxair prior to 2010).

12.19.7.3	General Assumptions

The table below shows the estimated payments and/or benefits in connection with the following events based upon the following assumptions.

“Voluntary Termination,” which includes a NEO’s voluntary resignation, before or after meeting specified age and service requirements, and “Involuntary-for-Cause Termination,” which includes Praxair’s termination of the NEO’s employment for reasons such as violation of certain Praxair policies or for certain performance-related issues. For purposes of this section, the specified “age and service” requirements are generally satisfied if a NEO terminates employment with Praxair other than for cause after either attaining age 65, attaining age 62 and completing at least 10 years of employment with Praxair, or accumulating 85 points, where each year of the NEO’s age and each year of employment with Praxair, count as one point.

“Involuntary Termination,” which includes a termination other than for cause, but not including a termination related to a change-in-control of Praxair. Terminations due to death or disability result in substantially the same treatment as an Involuntary Termination, except as described.

A “Change-in-Control” of Praxair, as defined under the Severance Agreements and under the terms of various plans and agreements described below. Generally, a “change-in-control” means, (1) any consolidation or merger in which Praxair is not the continuing or surviving corporation; (2) the liquidation of Praxair or the sale of all or substantially all of the assets of Praxair; (3) an acquisition by a person or group of more than 20% of Praxair’s outstanding shares; or (4) a change in the majority composition of the Praxair Board of Directors not approved by two-thirds of the directors in office before the change.

Set forth below after the table are narrative descriptions of payments and/or benefits that would have been provided, if any, related to each employment termination event or a change-in control as of December 31, 2017. Also discussed is the basis upon which the payments and/or benefits were calculated. Except as noted, these amounts are the incremental or enhanced amounts that a NEO would have received that are greater than those that Praxair would have provided to employees generally under the same circumstances. They are estimates only and are based on various assumptions. The actual amounts that would be paid or the benefits that would be provided can be determined only at the time that each event occurs.

The table and the narrative discussion assume that (i) each NEO’s employment terminated on December 31, 2017 due in turn to each termination event, including termination within two years after a change-in-control, as contemplated by the Severance Agreements; (ii) a change-in-control occurred on December 31, 2017 under the terms of various plans and agreements unrelated to the Severance Agreements, regardless of a termination of employment, and (iii) values related to outstanding stock awards reflect the market value of Praxair Shares of $154.68 per share, which was the closing price on the NYSE as of December 30, 2017.

12.19.7.4	2017 Amounts Potentially Payable Upon Termination

Name	Termination Event	Severance Benefits ($)	Other Post- Termination Benefits ($)	Deferred Compen- sation Payout ($)	Performance- Based Variable Compensation Payments ($)	Equity Awards ($)	Retirement Benefit Enhancements ($)	Reduction of Payments ($)	Total for Each Termination Event
Stephen F. Angel	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	52,359,900	0	0	52,359,900
	Change-in-Control	10,335,000	36,322	0	2,120,000	52,359,900	3,776,000	0	68,627,222
									0

Matthew J. White	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	9,436,933	0	0	9,436,933
	Change-in-Control	3,705,000	50,446	0	585,000	9,436,933	153,000	0	13,930,379
									0

Eduardo F. Menezes	Voluntary Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	9,775,406	0	0	9,775,406
	Change-in-Control	3,607,500	29,088	0	552,500	9,775,406	1,383,000	0	15,347,494
									0

Scott E. Telesz	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	12,738,233	0	0	12,738,233
	Change-in-Control	2,351,350	60,540	0	540,175	12,738,233	95,000	0	15,785,298
									0

Anne K. Roby	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	5,428,846	0	0	5,428,846
	Change-in-Control	2,625,000	51,588	0	375,000	5,428,846	3,185,000	0	11,665,434

12.19.7.4.1	Severance Benefits

NEOs are eligible for severance benefits which are determined in the same manner as for all other eligible employees.

12.19.7.4.1.1	Change-in-Control

Each NEO’s Severance Agreement provides a formula for determining the severance benefit due to him or her for a termination of employment in connection with a change-in-control in lieu of benefits payable under Praxair’s Severance Plan. In a “double trigger” situation, under the Severance Agreements, NEOs would have received the amounts shown in the table in section “12.19.7.4 2017 Amounts Potentially Payable Upon Termination” above.

12.19.7.4.2	Other Post-Termination Benefits

Praxair currently provides retiree medical benefits to employees who meet certain requirements at the time of their termination.

12.19.7.4.2.1	Change-in-Control

Under the Severance Agreements, NEOs are entitled to continued life, accident and health insurance for two years. If a NEO is re-employed and his new employer provides comparable or better medical coverage at no cost to the NEO, then Praxair would not provide the continued coverage.

12.19.7.4.3	Deferred Compensation Payout

Each NEO’s accrued balance in his or her Compensation Deferral Program account is payable in accordance with his or her payout election, as described in section “12.19.6 2017 Nonqualified Deferred Compensation”.

12.19.7.4.3.1	Change-in-Control

Under the Compensation Deferral Program, the payout of deferred balances is accelerated upon a change-in-control unless the NEO has previously made a valid election to waive rights to receive an accelerated payment in connection with the change-in-control, and instead, to receive payment in accordance with his or her previous election. There is no value calculated for any acceleration as a NEO would simply receive payment sooner than the time he or she had originally elected the payment of the amount of compensation already earned but deferred.

12.19.7.4.4	Annual Performance-Based Variable Compensation Payments

Annual performance-based variable compensation awards that NEOs may receive are entirely at the discretion of the Praxair Board of Directors’ Compensation Committee. It is speculative whether the Praxair Compensation Committee would have made such awards for 2017 if a NEO’s employment terminated under the Voluntary Termination, Involuntary-for-Cause Termination, or the Involuntary Termination events on or before December 31, 2017. If the Praxair Compensation Committee had made such awards for 2017, it is also speculative how the amounts might have related to the amounts set forth in section “12.19.2 2017 Grants of Plan-Based Awards” in the “Estimated Possible Payouts Under Non-equity Incentive Plan Awards” columns.

12.19.7.4.4.1	Change-in-Control

In a “double trigger” situation, the Severance Agreements provide a formula for determining the accrued annual performance-based variable compensation payment due to a NEO. The amounts shown in the table in section “12.19.7.4 2017 Amounts Potentially Payable Upon Termination” above are based on the NEO’s target annual performance-based variable compensation award for 2017 (expressed as a percent of salary for that year) times current base salary.

12.19.7.4.5	Equity Awards

Each NEO has outstanding equity awards granted under the Praxair 2009 Plan or prior equity plans. For purposes of this disclosure, values are attributed solely to any acceleration.

12.19.7.4.5.1	Voluntary Termination or Involuntary-for-Cause Termination

If a NEO voluntarily terminates employment or Praxair terminates employment for cause, unexercised stock options and unvested performance share and restricted stock unit awards will be immediately forfeited. However, if a NEO voluntarily terminates after the first anniversary of the grant date and satisfies the specified age and service requirements, unvested stock options will continue to vest at the time set forth in the grant agreement, and any unvested PSUs will continue to vest in the ordinary course if the applicable performance criteria are satisfied. No acceleration of the exercisability of any stock option, or vesting of a restricted stock or PSU award, occurs and, therefore, no value is attributed to these awards under these termination events.

12.19.7.4.5.2	Involuntary Termination or Change-in-Control

All stock option and PSU awards immediately vest upon a NEO’s death with PSU awards being paid out at target. If a NEO terminates employment by reason of disability, stock options continue to become vested at the times set forth in the grant agreement, and PSU awards are immediately paid out at target.

If Praxair terminates a NEO’s employment other than for cause prior to the first anniversary of the grant, unvested stock option and PSU awards are immediately forfeited. If such termination occurs after the first anniversary of the grant date, stock options continue to become exercisable at the times set forth in the grant agreement and the PSUs will continue to vest in the ordinary course if the applicable performance criteria are satisfied.

For stock options and PSU awards granted in 2015, upon a change-in-control no accelerated vesting would occur if replacement awards are provided by the acquiring entity. For stock options and PSU awards granted in 2016 and 2017, no accelerated vesting would occur regardless of whether or not replacement awards are provided. For all awards, whether replacement awards are granted or not, upon the occurrence of “double trigger,” accelerated vesting of all awards would occur. The table in section “12.19.7.4 2017 Amounts Potentially Payable Upon Termination” above reflects such acceleration.

As of December 31, 2017, Mr. Telesz is the only NEO with outstanding restricted stock unit awards. Mr. Telesz’s 2012 restricted stock unit award will immediately vest as to only 10,000 shares in the event his employment with Praxair terminates prior to August 31, 2027 by reason of his death or disability, and as to only 5,000 shares in the event that his employment terminates by action of Praxair other than for cause prior to such date. Further, if a replacement award of equal value is made to Mr. Telesz, the vesting of his 2012 restricted stock unit award will not accelerate upon a change-in-control.

To the extent that accelerated vesting occurs as described above, the option acceleration value shown in the table in section “12.19.7.4 2017 Amounts Potentially Payable Upon Termination” above is determined by the difference between the exercise price of the accelerated options and the per share price of Praxair Shares times the number of the accelerated option shares. The acceleration values of the PSU and restricted stock unit awards is determined as the per share price of Praxair Shares times the number of shares subject to the award (target number of shares for PSUs).

12.19.7.4.6	Retirement Benefit Enhancements

The Pension Program benefits for each NEO are discussed in section “12.19.5 2017 Pension Benefits”. Except as discussed below, no enhanced benefits would be payable under the Pension Program that are not otherwise included in the 2017 Pension Benefits table in section “12.19.5 2017 Pension Benefits”.

12.19.7.4.6.1	Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination

NEOs would not be entitled to any additional or enhanced benefit under these termination events, but any vested benefit would be preserved and would become payable under the Pension Program at such time as the NEOs would otherwise become eligible for pension payments.

12.19.7.4.6.2	Change-in-Control

The Severance Agreements do not provide for the crediting of years of service or similar enhanced benefits that would be payable under the Pension Program itself. Instead, the Severance Agreements provide for lump sum payments equal to the incremental value of three additional years of age and service credited under the Pension Program for NEOs participating in the Pension Program Traditional Design. For Mr. White, the Severance Agreements provide for a lump sum payment equal to 12% of his pension eligible compensation to duplicate three years of Company contributions under the Pension Program Account-Based Design. Similarly, Mr. Telesz’s Severance Agreement provides for a lump sum payment equal to 8% of his pension eligible pay to duplicate two years of Praxair contributions under the Pension Program Account-Based Design. The amounts shown in the table in section “12.19.7.4 2017 Amounts Potentially Payable Upon Termination” above reflect these lump sum payments.

Benefits under the SRIP become immediately vested and payable in a lump sum upon the occurrence of a change in control unless the NEO has previously made a valid election to waive rights to receive such payment in connection with the change-in-control and to instead receive such payment in ordinary course. There is no value calculated for any acceleration as each NEO is already fully vested in his or her SRIP benefit and would simply receive payment sooner than if a change in control had not occurred.

12.19.7.4.7	No Excise Tax Gross-Up Payments

Under the Severance Agreements, Praxair would not reimburse NEOs for any excise or other taxes they owed under Section 4999 of the Internal Revenue Code or otherwise due to their receipt of excess “parachute” payments. The total benefits payable to a NEO under the Severance Agreement in connection with a change-in-control will be reduced to the extent necessary to avoid the imposition of the Section 4999 excise tax where the effect of such reduction would be to place him or her in a better after-tax economic position than he would have been in had no such reduction been made.

12.19.7.4.8	Further Development

On April 6, 2018, Praxair entered into the Separation Agreement with Mr. Telesz. His employment with Praxair terminated on May 1, 2018 and he is entitled to receive the separation benefits provided under the Separation Agreement in lieu of any severance or other separation benefits to which he may otherwise be entitled, including those described directly above, subject to his general release of claims becoming effective.

Pursuant to the Separation Agreement, Mr. Telesz is entitled to (1) a lump sum severance payment of $1,288,175; (2) cash payments in an aggregate amount of $257,874 to approximate the value of a pro rata 2018 target annual performance-based variable compensation award, as well as the value of one year of additional participation in Praxair’s Pension Program, 401(k) Plan and Compensation Deferral Program; and (3) certain other benefits (including financial planning services and standard outplacement services). Each of Mr. Telesz’s outstanding equity awards are subject to the treatment provided by the applicable award agreement for a termination by action of Praxair other than for cause, except that in connection with the Separation Agreement, the award agreement with respect to his 2012 grant of 20,000 RSUs was amended to provide for accelerated vesting of an additional 5,000 RSUs upon his termination. As a result, a total of 10,000 RSUs will vest upon his termination and the remaining 10,000 RSUs subject to the 2012 grant will be forfeited. Under the Separation Agreement, Mr. Telesz reaffirmed his obligations pursuant to the restrictive covenants in his Nondisclosure, Nonsolicitation and Noncompetition Agreement, including a confidentiality covenant, a two-year non-solicit and a one-year non-compete (reduced from two years in connection with the Separation Agreement).

12.19.8	CEO Pay Ratio

Praxair calculated the ratio of the annual total compensation of its CEO to that of its median employee as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules.

To identify the median employee, Praxair first gathered information for its entire employee population as of October 1, 2017. Praxair then chose a consistently applied compensation measure (“CACM”) of ‘base pay’ to determine its median employee. Base pay is made up of base salary, base wages, and scheduled overtime pay. For the analysis, each employee’s scheduled work hours were used as a reasonable estimate for actual hours worked during 2017 and applied to his or her base pay rate, therein capturing part-time and non-standard work arrangements. The results were converted to U.S. dollars at the average exchange rate from January 1 through September 30. Base pay was annualized only for those who began work with Praxair during 2017.

Praxair excluded all of its employees in Colombia (378 employees), Costa Rica (125), the Dominican Republic (16), Ghana (7), Panama (46), Paraguay (66), Thailand (465), the United Arab Emirates (8), and Venezuela (160) under the “De Minimis Exemption” as permitted by SEC rules. This excluded population of employees totaled 1,271 of Praxair’s entire employee population (as defined by the Pay Ratio rule) of 28,741, or approximately 4.4%.

After identifying the median employee, Praxair calculated 2017 annual total compensation for both the median employee and the CEO in accordance with SEC rules to arrive at the Pay Ratio. The median employee’s 2017 annual total compensation was $46,209 and the CEO’s 2017 annual total compensation was $21,969,671 resulting in a ratio of the CEO’s annual total compensation to the median employee’s annual total compensation for 2017 of 475:1.

SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to use a variety of methodologies, exclusions, assumptions and reasonable estimates. As a result, the pay ratio reported above may not be comparable to the pay ratio disclosures made by other companies.

12.20	Information on Stock Ownership

12.20.1	Principal Holders

As of the Latest Practicable Date, the only beneficial owners of more than 5% of outstanding Praxair Shares were the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(a)	Percent of Shares Outstanding(b)
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	21,606,823	7.5%
Capital World Investors, 333 S. Hope Street, Los Angeles, CA 90071	20,061,192	7.0%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	17,780,636	6.2%

(a)

Holdings as of December 31, 2017 as reported in SEC Schedules 13G filed by the Vanguard Group, Capital World Investors, and BlackRock. According to its Schedule 13G, Vanguard and certain of its affiliates had sole voting power as to 407,094 shares, shared voting power as to 69,828 shares, shared dispositive power as to 469,290 shares, and sole dispositive power as to 21,137,533 shares. According to its Schedule 13G, Capital World and certain of its affiliates had sole voting power as to 18,575,563 shares, and sole dispositive power as to all of the reported shares. According to its Schedule 13G, BlackRock and certain of its subsidiaries had sole voting power as to 15,389,271 shares, and sole dispositive power as to 17,780,637 shares.

(b)	Based on 287,575,784 total shares outstanding on June 30, 2018 excluding shares held for the account of Praxair.

12.20.2	Directors and Executive Officers

The table below sets forth the beneficial ownership of Praxair Shares as of the Latest Practicable Date by each director and certain executive officers. No director or executive officer of Praxair beneficially owned more than 1% of outstanding Praxair Shares, and directors and executive officers of Praxair as a group (16 persons) beneficially owned approximately 1% of the outstanding shares as of that date. For purposes of readability, the figures contained in this table were rounded. The total of the amounts contained in one column of the table may therefore deviate from the sum of the amounts contained therein.

		SHARES BENEFICIALLY OWNED AND OTHER EQUITY INTERESTS
Name	Position	Common Stock	Stock Units (1)	Total	Stock Options (2)
Stephen F. Angel	Chairman, President & Chief Executive Officer	435,401	67,018	502,419	1,529,558
Matthew J. White	Senior Vice President & Chief Financial Officer	18,058	605	18,663	235,288
Scott E. Telesz	Executive Vice President	28,719	20,965	49,684	245,209
Eduardo F. Menezes	Executive Vice President	60,846	843	61,689	246,085
Anne K. Roby	Senior Vice President	22,701	4,261	26,962	139,936
Oscar Bernardes	Director	7,960	1,380	9,340	—
Nance K. Dicciani	Director	15,447	13,134	28,581	—
Edward G. Galante	Director	10,362	18,437	28,799	4,600
Raymond W. LeBoeuf	Director	14,128	51,405	65,533	—
Larry D. McVay	Director	9,213	5,912	15,125	—
Martin H. Richenhagen	Director	2,145	1,380	3,525	—
Wayne T. Smith	Director	19,034	34,909	53,943	—
Robert L. Wood	Director	14,222	2,915	17,137	—

Total		658,236	223,164	881,400	2,400,676

Directors and Executive Officers as a group	16 persons	674,041	223,359	897,400	2,547,336

(1)

Includes Deferred Stock Units and/or Restricted Stock Units held. Deferred Stock Units are stock price-based units into which deferred compensation has been invested pursuant to the deferred compensation plans for management and for non-employee directors. Restricted Stock Units are stock price-based units granted as long term incentive awards to management and as equity compensation to non-employee directors. Holders have no voting rights with respect to either Deferred Stock Units or Restricted Stock Units. The value of Deferred Stock Units and Restricted Stock Units varies with the price of Praxair Shares and, at the end of the deferral period or the restriction period, the units are payable in Praxair common stock on a one-for-one basis.

(2)	Represent shares that may be acquired upon exercise of options exercisable within 60 days of the Latest Practicable Date.

12.20.3	Equity Compensation Plans Information

The table below provides information as of December 31, 2017 about Praxair Shares that may be issued upon the exercise of options, warrants and rights granted to employees or directors under present and former equity compensation plans, including the Praxair 2009 Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by shareholders	11,716,499	(1)	$100.07	9,933,618
Equity compensation plans not approved by shareholders	—		—	—

Total	11,716,499		$100.07	9,933,618

(1)

This amount includes 264,357 restricted shares and 665,440 performance shares. Up to an additional 665,440 performance shares could be issued if performance goals are achieved at the maximum specified targets. See Note 15 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

12.21	Other Information

12.21.1	Employees and Labor Relations

As of June 30, 2018, Praxair had 26,658 employees worldwide. Praxair has collective bargaining agreements with unions at numerous locations throughout the world, which expire at various dates. Praxair considers relations with its employees to be good.

The following table provides a breakdown of the number of Praxair employees (headcount) by geographical segments:

	Praxair Employees by Geographical Segments
	December 31, 2017	December 31, 2016	December 31, 2015
North America	13,209	13,060	12,984
Europe	2,859	2,873	2,786
South America	4,328	4,625	4,761
Asia	2,800	2,707	2,815
Surface Technologies	2,453	2,413	2,470
Other Activities(1)	812	820	841

	26,461	26,498	26,657

(1)	Mainly includes employees in corporate functions in Praxair’s headquarters and IT services.

As of the date hereof, there were no material changes since June 30, 2018 in the number of Praxair’s employees.

For equity compensation plan information with respect to Praxair employees, see “12.20.3 Equity Compensation Plans Information” and Note 15 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

As of December 31, 2017, Praxair, Inc. recorded total net liabilities of $864 million for pension, retirement or similar benefits. For further information on Praxair’s retirement programs, related costs and funded status, see Note 16 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

12.21.2	Key Factors Affecting Praxair’s Business

The key factors affecting Praxair’s performance include, but are not limited to:

•	General economic conditions in markets in which Praxair does business;

•	Changes in the cost and availability of raw materials and energy;

•	International events and circumstances;

•	Global financial markets conditions; and

•	Changes in international government regulations.

For a discussion of how these and certain other factors may adversely affect Praxair’s results of operations, financial position and cash flows, see also “2.3 Risks Relating to the Business of Praxair.”

12.21.3	Capital Expenditures

Praxair’s core business is to build, own and operate industrial gas plants in order to supply atmospheric and process gases to customers. As such, Praxair believes that its project backlog is one indicator of future sales growth. At June 30, 2018, Praxair’s backlog of 19 large projects under construction was $1.7 billion. This represents the total estimated capital cost of large plants under construction (projects greater than $5 million with a long-term customer supply contract). North America represents about 80 percent of the backlog, with the majority located in the U.S. Gulf Coast. The remaining backlog resides in Asia, Europe and South America. These plants will supply customers in the energy, chemical, manufacturing, and electronics markets. Praxair currently expects to primarily finance these investments with funds provided by income from operations.

For 2018, Praxair’s capital expenditures are expected to total approximately $1.5 billion. During the six-month period ended June 30, 2018, capital expenditures were $676 million and management estimates that capital expenditures will be approximately $0.4 billion in the 2018 third quarter. As of June 30, 2018, commitments to complete authorized construction projects are approximately $1.4 billion. These future purchase commitments, which will generally take a year or more to complete, relate primarily to large plants under construction that are included in the project backlog described above. They are financed primarily with funds provided by income from operations.

See “14.5.2.2 Investing” for material investments of Praxair.

12.21.4	Recent Developments

On July 5, 2018, Praxair, Inc. signed the Praxair Europe SPA in connection with the antitrust regulatory review of the Business Combination by the European Commission. The assets to be sold to Taiyo Nippon Sanso Corporation include Praxair’s industrial gases businesses in Belgium, Denmark, France, Germany, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden and the United Kingdom with approximately 2,500 employees. The businesses generated annual sales of approximately €1.3 billion in 2017. The purchase price for this transaction is €5.0 billion in cash consideration and is subject to customary adjustments at closing. Under the Praxair Europe SPA, Linde plc has given an independent guarantee as of the completion of the Business Combination for the full, due and timely performance and observance of all obligations of Praxair, Inc. and its local subsidiaries holding shares in the companies operating the businesses to be sold. The agreement is conditioned on the successful consummation of the Business Combination and other regulatory approvals.

In the course of the merger control proceedings in the United States, Linde plc, Praxair, Inc. and Linde AG also entered into the Consent Agreement.

For more information on these and other agreements, including the Consent Agreement, entered into in light of the Business Combination, see “5.3.2 Significant Divestitures agreed in light of the Business Combination.”

For a description of developments during the six months ended June 30, 2018, see PART XIV (Operating and Financial Review Of Praxair).

PART XIII

SELECTED HISTORICAL FINANCIAL INFORMATION OF PRAXAIR

The following table sets forth selected historical consolidated financial information for Praxair as of the end of and for the periods indicated, presented in accordance with U.S. GAAP. The statements of income, cash flows and equity information for each of the years ended December 31, 2017, 2016 and 2015, and the balance sheet information as of December 31, 2017, 2016 and 2015, are derived from the Praxair Audited Consolidated Financial Statements, which are included in this Prospectus beginning on page F.2-28. The statements of income and cash flows and equity information for the six-month periods ended June 30, 2018 and 2017, the statements of income information for the three-month periods ended June 30, 2018 and 2017 included in section “14.2 Three and Six Months Ended June 30, 2018 and 2017 (unaudited),” and the balance sheet information as of June 30, 2018 are derived from Praxair’s unaudited condensed consolidated financial statements for such periods, which are included in this Prospectus beginning on page F.2-2. The operating results for the fiscal year ended December 31, 2017 are not necessarily indicative of the results of operations for any future period. The selected information set forth below should be read together with the consolidated financial statements of Praxair and the related notes thereto, as well as PART XIV (Operating and Financial Review Of Praxair).

From the Consolidated Statements of Income and Equity
	Six Months Ended June 30,
$ in million (except per share data)	2018 (a)	2017 (a)	2017 (b)	2016 (b)	2015 (b)
	(unaudited)		(audited, unless otherwise indicated)*
Sales	$6,060	$5,562	$11,437	$10,534	$10,776
Cost of sales, exclusive of depreciation and amortization	3,400	3,148	6,455	5,860	5,960
Selling, general and administrative	617	595	1,207	1,145	1,152
Depreciation and amortization	622	579	1,184	1,122	1,106
Research and development	48	46	93	92	93
Transaction costs and other charges	43	21	54	100	172
Other income (expenses) — net	12	—	4	23	28

Operating profit	1,342	1,173	2,448	2,238	2,321
Interest expense — net	90	79	161	190	161
Net pension and OPEB cost (benefit), excluding service cost**	4	(13)	—	—	—

Income before income taxes and equity investments	1,248	1,107	2,287	2,048	2,160
Income taxes	306	306	1,026	551	612

Income before equity investments	942	801	1,261	1,497	1,548
Income from equity investments	29	23	47	41	43

Net income (including noncontrolling interests)	971	824	1,308	1,538	1,591
Noncontrolling interests	(29)	(29)	(61)	(38)	(44)

Net income — Praxair, Inc.	$942	$795	$1,247	$1,500	$1,547

Per Share Data — Praxair, Inc. Shareholders
Basic earnings per share	$3.27	$2.78	$4.36	$5.25	$5.39
Diluted earnings per share	$3.24	$2.76	$4.32	$5.21	$5.35
Cash dividends per share	$1.65	$1.575	$3.15	$3.00	$2.86
Weighted average shares outstanding (000’s)
Basic shares outstanding	287,654	285,799	286,261	285,677	287,005
Diluted shares outstanding	290,926	288,067	289,114	287,757	289,055

*	Taken from the Praxair Audited Consolidated Financial Statements.
**

Unaudited. In accordance with Accounting Standards Codification Update 2017-6 “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost”, Net pension and OPEB cost (benefit), excluding service cost is no longer accounted for as part of operating profit but has to be disclosed as separate item as from January 1, 2018. For the years ended December 31, 2017, 2016 and 2015 these costs were included in the calculation of operating profit

Balance Sheet and Other Information and Ratios
$ in million	June 30, 2018	December 31, 2017	December 31, 2016	December 31, 2015
	(unaudited)	(audited, unless otherwise indicated)*
Total assets	$19,836	$20,436	$19,332	$18,319
Total debt	$8,458	$9,000	$9,515	$9,231
Number of shares outstanding (000’s)	287,576	286,777	284,901	284,879
Number of employees**	26,658	26,461	26,498	26,657

*	Taken from the Praxair Audited Consolidated Financial Statements.
**	Unaudited.

	Six Months Ended June 30,
$ in million	2018	2017	2017	2016	2015
	(unaudited)		(audited, unless otherwise indicated)*
Cash flow from operations	$1,478	$1,411	$3,041	$2,773	$2,695
Net cash used for investing activities	$(607)	$(637)	$(1,314)	$(1,770)	$(1,303)
Net cash used for financing activities	$(945)	$(780)	$(1,656)	$(643)	$(1,310)
EBITDA(c)	$1,993	$1,775	$3,679	$3,401	$3,470
Adjusted EBITDA(c)	$2,036	$1,796	$3,733	$3,501	$3,642
Capital expenditures	$676	$652	$1,311	$1,465	$1,541
Acquisitions, net of cash acquired	$—	$2	$33	$363	$82

*	Taken from the Praxair Audited Consolidated Financial Statements.
(a)

Amounts for the six months ended June 30, 2018 include $43 million ($39 million after-tax and non-controlling interests or $0.13 per diluted share) for transaction costs and other charges primarily in connection with the intended Business Combination and amounts for the six months ended June 30, 2017 include $21 million ($21 million after-tax or $0.07 per diluted share) of transaction costs related to the Business Combination (see Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus).

(b)

Amounts for 2017 include: (i) charges of $52 million ($48 million after-tax, or $0.17 per diluted share) for transaction costs related to the potential Business Combination, (ii) a pension settlement charge of $2 million ($1 million after-tax) related to lump sum benefit payments made from an international pension plan, and (iii) income tax charges, net of $394 million ($1.36 per diluted share) due to U.S. Tax Cuts and Jobs Act.

Amounts for 2016 include: (i) a $16 million charge to interest expense ($10 million after-tax, or $0.04 per diluted share) related to the redemption of the $325 million 5.20% notes due 2017, (ii) a pre-tax pension settlement charge of $4 million ($3 million after-tax, or $0.01 per diluted share) related to lump sum benefit payments made from the U.S. supplemental pension plan, and (iii) pre-tax charges of $96 million ($63 million after-tax and non-controlling interests, or $0.22 per diluted share) primarily related to cost reduction actions.

Amounts for 2015 include: (i) a pre-tax charge of $165 million ($125 million after-tax, or $0.43 per diluted share) related to the cost reduction program and other charges; and (ii) a pre-tax charge of $7 million ($5 million after-tax, or $0.02 per diluted share) related to a pension settlement.

See Notes 2, 5, 11 and 16 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

(c)	Unaudited. Non-GAAP performance measures. See “14.11 Non-GAAP Financial Measures” for definitions and reconciliation to reported amounts.

PART XIV

OPERATING AND FINANCIAL REVIEW OF PRAXAIR

The following discussion of Praxair’s financial condition and results of operations should be read together with the Praxair condensed consolidated financial statements and notes beginning on page F.2-2 of this Prospectus and the Praxair Audited Consolidated Financial Statements and notes beginning on page F.2-28 of this Prospectus.

Business Overview	188
Three and Six Months Ended June 30, 2018 and 2017 (unaudited)	189
Consolidated Results	189
Outlook	190
Segment Discussion	193
Years Ended 2017, 2016, and 2015	199
Executive Summary — Financial Results & Outlook	199
Consolidated Results and Other Information	200
Segment Discussion	208
Liquidity, Capital Resources and Other Financial Data	215
Contractual Obligations	224
Off-Balance Sheet Arrangements	225
Critical Accounting Policies	225
New Accounting Standards	228
Fair Value Measurements	228
Non-GAAP Financial Measures	228
Quantitative and Qualitative Disclosures About Market Risk	232

14.1	Business Overview

Praxair believes it is a leading industrial gas company in North and South America and one of the largest worldwide, based on 2017 revenue. Praxair’s primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). Praxair also designs, engineers, and builds equipment that produces industrial gases primarily for internal use. Praxair’s surface technologies segment, operated through Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Praxair’s industrial gas operations are managed on a geographical basis and in 2017, 95% of sales were generated in four geographic segments (North America, Europe, South America, and Asia). The surface technologies segment generated the remaining 5% of sales.

Praxair serves a diverse group of industries including healthcare, petroleum refining, manufacturing, food, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment.

Praxair generates most of its revenues and earnings in the following 12 core geographies where Praxair has its strongest market positions and where distribution and production operations allow Praxair to deliver the highest level of service to its customers at the lowest cost.

North America	South America	Europe	Asia
United States	Brazil	Spain	China
Canada		Italy	India
Mexico		Germany/Benelux	Korea
		Scandinavia	Thailand

Praxair manufactures and distributes its products through networks of hundreds of production plants, pipeline complexes, distribution centers and delivery vehicles. Major pipeline complexes are located in the United States, Brazil, Spain and Germany. These networks are a competitive advantage, providing the foundation of reliable product supply to Praxair’s customer base. The majority of Praxair’s business is conducted through long-term contracts which provide stability in cash flow and the ability to pass through changes in energy and feedstock costs to customers. Praxair has growth opportunities in all major geographies and in diverse end-markets such as energy, chemicals, metals, healthcare, food and beverage, and aerospace.

See “12.21.2 Key Factors Affecting Praxair’s Business,” for certain key factors relevant to Praxair’s activities.

14.2	Three and Six Months Ended June 30, 2018 and 2017 (unaudited)

The following table provides summary data for the quarter and six months ended June 30, 2018 and 2017:

	Quarter Ended June 30,			Six Months Ended June 30,
(Dollar amounts in millions, except per share data)	2018	2017 (c)	Variance	2018	2017 (c)	Variance
Reported Amounts
Sales	$3,061	$2,834	8%	$6,060	$5,562	9%
Cost of sales, exclusive of depreciation and amortization	$1,723	$1,599	8%	$3,400	$3,148	8%
Gross margin(a)	$1,338	$1,235	8%	$2,660	$2,414	10%
As a percent of sales	43.7%	43.6%		43.9%	43.4%
Selling, general and administrative	$307	$305	1%	$617	$595	4%
As a percent of sales	10.0%	10.8%		10.2%	10.7%
Depreciation and amortization	$311	$292	7%	$622	$579	7%
Transaction costs and other charges(b)	$24	$15		$43	$21
Other income (expense) — net	$17	$6		$12	$—
Operating profit	$689	$606	14%	$1,342	$1,173	14%
Operating margin	22.5%	21.4%		22.1%	21.1%
Interest expense — net	$44	$38	16%	$90	$79	14%
Net pension and OPEB cost (benefit), excluding service cost	$2	$2		$4	$(13)
Effective tax rate	24.6%	27.7%		24.5%	27.6%
Income from equity investments	$14	$11	27%	$29	$23	26%
Noncontrolling interests	$(19)	$(14)	36%	$(29)	$(29)	—%
Net income — Praxair, Inc.	$480	$406	18%	$942	$795	18%
Diluted earnings per share	$1.65	$1.41	17%	$3.24	$2.76	17%
Diluted shares outstanding	290,908	288,535	1%	290,926	288,067	1%
Number of employees	26,658	26,487		26,658	26,487
Adjusted Amounts(b)
Operating profit	$713	$621	15%	$1,385	$1,194	16%
Operating margin	23.3%	21.9%		22.9%	21.5%
Effective tax rate	24.1%	27.0%		24.1%	27.1%
Noncontrolling interests	$(19)	$(14)	36%	$(28)	$(29)	(3)%
Net income — Praxair, Inc.	$501	$421	19%	$981	$816	20%
Diluted earnings per share	$1.72	$1.46	18%	$3.37	$2.83	19%
Other Financial Data(b)
EBITDA	$1,014	$909		$1,993	$1,775
EBITDA Margin	33.1%	32.1%		32.9%	31.9%
Adjusted EBITDA	$1,038	$924		$2,036	$1,796
Adjusted EBITDA Margin	33.9%	32.6%		33.6%	32.3%

(a)	Gross margin excludes depreciation and amortization expense.
(b)

Adjusted amounts and other financial data are non-GAAP measures. A reconciliation of reported amounts to adjusted amounts and other financial data can be found in “14.11 Non-GAAP Financial Measures.” See Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus.

(c)

Prior period information has been reclassified to conform with current year presentation as a result of the adoption of new accounting guidance on the presentation of net periodic pension and postretirement benefit costs. See Note 1 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus.

14.2.1	Consolidated Results

In the six months ended June 30, 2018, Praxair’s sales were $6,060 million, 9% above the prior-year period driven by higher volumes in North America and Asia, including new project start-ups. Reported operating profit for the six months ended June 30, 2018 of $1,342 million, 22% of sales, was 14% above $1,173 million in the prior-year period. Operating profit included transaction costs of $43 million related to the intended Business Combination. Excluding these costs, adjusted operating profit was $1,385 million, 23% of sales and 16% above the 2017 period driven by higher volumes and price. Diluted EPS was $3.24, 17% above reported EPS of $2.76 in the six months ended June 30, 2017.

14.2.2	Outlook

Praxair’s core business is to build, own, and operate industrial gas plants in order to supply atmospheric and process gases to customers. As such, Praxair believes that its backlog is one indicator of future sales growth. At June 30, 2018, Praxair’s backlog of 19 large projects under construction was $1.7 billion. This represents the total estimated capital cost of large plants under construction. These plants will supply customers in the energy, chemical, manufacturing, and electronics end-markets.

14.2.3	Results of Operations

The changes in consolidated sales and operating profit compared to the prior year period are attributable to the following:

	Quarter Ended June 30, 2018 vs. 2017		Six Months Ended June 30, 2018 vs. 2017
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume	5%	9%	5%	9%
Price/Mix	2%	8%	2%	8%
Cost pass-through*	1%	—%	—%	—%
Currency	—%	—%	2%	2%
Acquisitions/divestitures	—%	—%	—%	—%
Other	—%	(3)%	—%	(5)%

Reported	8%	14%	9%	14%
Add: Transaction costs and other charges	—%	1%	—%	2%

Adjusted	8%	15%	9%	16%

*	Contractual pass-through of costs related to raw materials, such as natural gas, power and precious metals.

The following tables provide sales by end-market and distribution method:

	Quarter Ended June 30,			Six Months Ended June 30,
	% of Sales			% of Sales
	2018	2017	% Change*	2018	2017	% Change*
Sales by End Markets
Manufacturing	22%	22%	7%	22%	22%	7%
Metals	17%	17%	11%	17%	17%	10%
Energy	11%	12%	2%	11%	12%	2%
Chemicals	11%	10%	13%	11%	10%	13%
Electronics	9%	9%	7%	9%	9%	8%
Healthcare	8%	8%	7%	8%	8%	6%
Food & Beverage	9%	10%	4%	9%	9%	5%
Aerospace	4%	3%	16%	4%	3%	12%
Other	9%	9%	5%	9%	10%	2%

	100%	100%		100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	Quarter Ended June 30,		Six Months Ended June 30,
	% of Sales		% of Sales
	2018	2017	2018	2017
Sales by Distribution Method
On-Site	29%	30%	30%	30%
Merchant	34%	34%	34%	34%
Packaged Gas	28%	28%	28%	28%
Other	9%	8%	8%	8%

	100%	100%	100%	100%

Sales increased $227 million, or 8%, for the 2018 second quarter and increased $498 million, or 9% for the six months ended June 30, 2018 versus the respective 2017 periods. Volume growth contributed 5% to sales in both the quarter and six-month periods driven by higher volumes in North America and Asia, including new project start-ups. Higher overall pricing across most segments contributed 2% to sales in both the quarter and six-month periods. Currency translation impact was minimal in the quarter and increased sales by 2% for the six-month period. Higher cost pass through increased sales by 1% in the quarter with a minimal impact on the six-month period.

Gross margin increased $103 million, or 8%, for the second quarter of 2018 and increased $246 million, or 10%, for the six months ended June 30, 2018 versus the respective 2017 periods, primarily due to higher volumes and price. Gross margin as a percentage of sales increased to 43.7% from 43.6% for the second quarter of 2018 and increased to 43.9% from 43.4% for the six months ended June 30, 2018 versus the respective 2017 periods.

Selling, general and administrative expense (“SG&A”) was relatively flat for the second quarter of 2018 and increased $22 million for the six months ended June 30, 2018 versus the respective 2017 periods. Currency impacts were minimal in the quarter and increased SG&A $9 million for the six-month period ended June 30, 2018 versus the respective 2017 period. Excluding currency effects in the six-month period, SG&A was higher driven by cost inflation partially offset by cost reduction actions.

Depreciation and amortization expense increased $19 million and $43 million, or 7%, for both the quarter and the six months ended June 30, 2018 versus the respective 2017 periods. Currency impacts increased depreciation and amortization by $2 million in the 2018 quarter and $12 million for the six-month period ended June 30, 2018 versus the respective 2017 period. Excluding currency effects, depreciation and amortization expense increased $17 million for the quarter and $31 million for the six-month period ended June 30, 2018 compared to the respective 2017 periods, primarily driven by large project start-ups.

Praxair recorded transaction costs and other charges of $24 million and $15 million in the second quarters of 2018 and 2017, respectively, primarily related to the Business Combination (refer to Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus). Transaction costs and other charges were $43 million and $21 million, respectively, for the six-month periods ended June 30, 2018 and 2017.

Other income (expense) – net was $17 million income for the 2018 second quarter compared to $6 million income for the 2017 second quarter and was $12 million income for the six months ended June 30, 2018 compared to nil for the respective 2017 period. In North America, the second quarter and six-month periods of 2018 included a $30 million asset impairment charge which was more than offset by $43 million of gains on asset disposals. In Asia, the six-month period of 2018 included a first quarter $22 million asset impairment charge, offset by a litigation settlement gain.

Reported operating profit increased $83 million, or 14%, for the second quarter of 2018 and increased $169 million, or 14%, for the six months ended June 30, 2018 versus the respective 2017 periods. The second quarter and six-month period of 2018 included $24 million and $43 million, respectively, of transaction costs and other charges primarily related to the Business Combination ($15 million and $21 million for the respective 2017 periods). Excluding these charges, adjusted operating profit increased $92 million, or 15%, for the second quarter of 2018 and increased $191 million, or 16%, for the six months ended June 30, 2018 versus the respective 2017 periods driven by higher volumes and price.

Interest expense-net increased $6 million, or 16%, for the second quarter of 2018 and increased $11 million, or 14%, for the six months ended June 30, 2018 versus the respective 2017 periods. The increase in both periods was primarily attributable to lower capitalized interest.

The reported effective tax rate (“ETR”) for the second quarter of 2018 and 2017 was 24.6% and 27.7%, respectively. The reported ETR for the second quarters of 2018 and 2017 include transaction costs and other charges of $24 million ($21 million after-tax), and $15 million ($15 million after-tax), respectively, related to the Business Combination. Excluding these impacts, on an adjusted basis the ETR for the second quarters of 2018 and 2017 was 24.1% and 27.0%, respectively. The reported ETR for the six months ended June 30, 2018 and 2017 was 24.5% and 27.6%, respectively. The reported ETR for the six-month periods of 2018 and 2017 include transaction costs and other charges of $43 million ($38 million after-tax) and $21 million ($21 million after-tax), respectively. Excluding these impacts, on an adjusted basis the ETR for the six months ended June 30, 2018 and 2017 was 24.1% and 27.1%, respectively. The decrease in both the quarter and six-month periods was driven primarily by the impact of the U.S. Tax Cuts and Jobs Act enacted in the fourth quarter of 2017 (see Note 16 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus).

Income from equity investments for the second quarters of 2018 and 2017 was $14 million and $11 million, respectively, largely in China and Italy. Income from equity investments for the six months ended June 30, 2018 and 2017 was $29 million and $23 million, respectively.

At June 30, 2018, non-controlling interests consisted primarily of non-controlling shareholders’ investments in Asia (primarily China), Europe (primarily Italy) and surface technologies. Reported non-controlling interests increased $5 million for the second quarter of 2018 and was flat for the six months ended June 30, 2018 versus the respective 2017 periods. The increase in the second quarter was driven by higher earnings. In the six-month period, higher earnings were more than offset by the impact of an asset impairment charge in the first quarter.

Reported Net income-Praxair, Inc. increased $74 million, or 18%, for the second quarter of 2018 and increased $147 million, or 18%, for the six months ended June 30, 2018 versus the respective 2017 periods. Included within the second quarter and six-month periods of 2018 were transaction costs and other charges of $21 million and $39 million, respectively, after-tax and noncontrolling interests. Included within the second quarter and six-month periods of 2017 were transaction costs and other charges of $15 million and $21 million, respectively, after-tax (see Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus). Excluding these charges, adjusted Net income-Praxair, Inc. increased $80 million, or 19%, for the second quarter of 2018 and increased $165 million, or 20%, for the six months ended June 30, 2018 due to higher adjusted operating profit and a lower effective tax rate.

Reported diluted EPS of $1.65 increased $0.24, or 17%, for the second quarter of 2018 and reported earnings per share of $3.24 increased $0.48, or 17%, for the six months ended June 30, 2018 versus the respective 2017 periods. Included within the 2018 second quarter and six-month period were charges of $0.07 and $0.13, respectively, for transaction costs and other charges related primarily to the Business Combination ($0.05 and $0.07 for the respective 2017 periods, see Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus). Excluding these charges, adjusted diluted EPS increased $0.26, or 18% for the second quarter of 2018 and increased $0.54, or 19%, for the six months ended June 30, 2018 versus the respective 2017 periods primarily due to higher adjusted net income.

The number of employees at June 30, 2018 was 26,658, an increase of 171 employees from June 30, 2017.

See the “14.11 Non-GAAP Financial Measures” section below for definitions and reconciliations of these non-GAAP measures to reported GAAP amounts.

14.2.4	Other Financial Data

EBITDA increased $105 million to $1,014 million for the 2018 second quarter from $909 million for the 2017 second quarter and increased $218 million to $1,993 million for the six-month period of 2018 from $1,775 million for the six-month period of 2017. Included within the 2018 second quarter and six-month period were charges of $24 million and $43 million, respectively, for transaction costs and other charges related primarily to the Business Combination ($15 million and $21 million for the respective 2017 periods, see Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus). Adjusted EBITDA increased $114 million to $1,038 million for the second quarter 2018 from $924 million for the second quarter 2017 and increased $240 million to $2,036 million for the six-month period of 2018 from $1,796 million for the six-month period of 2017. The increase in EBITDA and adjusted EBITDA in the second quarter and six-month periods is primarily due to higher net income plus depreciation and amortization on both a reported and adjusted basis versus the prior year periods.

See the “14.11 Non-GAAP Financial Measures” section below for definitions and reconciliations of these non-GAAP measures to reported GAAP amounts.

14.2.5	Other Comprehensive Income (Loss)

Other comprehensive losses for the second quarter and six months ended June 30, 2018 of $(637) million and $(508) million, respectively, resulted primarily from adverse currency translation adjustments of $(643) million and $(528) million, respectively. The adverse translation adjustments reflect the impact of translating local currency foreign subsidiary financial statements to U.S. dollars, and are largely driven by the strengthening of the U.S. dollar against major currencies including the Euro, Brazilian Real, and Canadian dollar. See “14.2.7.6 Currency” for exchange rates used for translation purposes and Note 14 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus for a summary of the currency translation adjustment component of accumulated other comprehensive income by segment.

14.2.6	Retirement Benefits

The net periodic benefit cost for pension and OPEB plans was $15 million in the quarters ended June 30, 2018 and June 30, 2017 and $29 million and $12 million for the six months ended June 30, 2018 and June 30, 2017, respectively. The increase in expense for the six-month period ended June 30, 2018 versus the respective prior year period is related to a curtailment gain recorded in the first quarter of 2017 on a South American OPEB plan for $18 million (see Note 11 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus).

14.2.7	Segment Discussion

The following summary of sales and operating profit by segment provides a basis for the discussion that follows.

	Quarter Ended June 30,			Six Months Ended June 30,
(Dollar amounts in millions)	2018	2017*	Variance	2018	2017	Variance
SALES
North America	$1,594	$1,505	6%	$3,157	$2,963	7%
Europe	444	383	16%	872	739	18%
South America	349	373	(6)%	714	742	(4)%
Asia	502	422	19%	978	817	20%
Surface Technologies	172	151	14%	339	301	13%

	$3,061	$2,834	8%	$6,060	$5,562	9%

OPERATING PROFIT
North America	$432	$378	14%	$838	$735	14%
Europe	87	74	18%	167	141	18%
South America	56	64	(13)%	110	112	(2)%
Asia	107	80	34%	211	155	36%
Surface Technologies	31	25	24%	59	51	16%

Segment operating profit	713	621	15%	1,385	1,194	16%
Transaction costs and other charges	(24)	(15)		(43)	(21)

Total operating profit	$689	$606	14%	$1,342	$1,173	14%

*

Prior period segment operating profit has been reclassified to conform with current year presentation as a result of the adoption of new accounting guidance on the presentation of net periodic pension and postretirement benefit costs. See Note 1 to the Praxair condensed consolidation financial statements beginning on page F.2-2 of this Prospectus.

14.2.7.1	North America

	Quarter Ended June 30,			Six Months Ended June 30,
	2018	2017	Variance	2018	2017	Variance
Sales	$1,594	$1,505	6%	$3,157	$2,963	7%
Cost of sales, exclusive of depreciation and amortization	830	793		1,636	1,567

Gross margin	764	712		1,521	1,396
Operating expenses	165	177		354	350
Depreciation and amortization	167	157		329	311

Operating profit	$432	$378	14%	$838	$735	14%

Margin%	27.1%	25.1%		26.5%	24.8%

	Quarter Ended June 30, 2018 vs. 2017		Six Months Ended June 30, 2018 vs. 2017
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume	4%	8%	4%	9%
Price/Mix	2%	7%	2%	7%
Cost pass-through	—%	—%	—%	—%
Currency	—%	—%	1%	1%
Acquisitions/divestitures	—%	—%	—%	—%
Other	—%	(1)%	—%	(3)%

	6%	14%	7%	14%

The following tables provide sales in the North America segment by end-market and distribution method:

	Quarter Ended June 30,			Six Months Ended June 30,
	% of Sales			% of Sales
	2018	2017	% Change*	2018	2017	% Change*
Sales by End Markets
Manufacturing	29%	28%	7%	29%	29%	6%
Metals	11%	11%	5%	12%	12%	6%
Energy	17%	18%	(2)%	17%	18%	(2)%
Chemicals	10%	9%	20%	10%	9%	21%
Electronics	5%	5%	4%	5%	5%	9%
Healthcare	7%	7%	7%	7%	7%	8%
Food & Beverage	10%	10%	8%	10%	10%	8%
Aerospace	2%	2%	31%	2%	2%	20%
Other	9%	10%	—%	8%	8%	(2)%

	100%	100%		100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	Quarter Ended June 30,		Six Months Ended June 30,
	% of Sales		% of Sales
	2018	2017	2018	2017
Sales by Distribution Method
On-Site	29%	30%	29%	30%
Merchant	37%	37%	37%	37%
Packaged Gas	32%	31%	32%	31%
Other	2%	2%	2%	2%

	100%	100%	100%	100%

North America segment sales increased $89 million, or 6% in the second quarter of 2018 and increased $194 million, or 7%, for the six months ended June 30, 2018 as compared to prior year. Currency translation impact was minimal in the quarter and increased sales by 1% for the six-month period. Excluding currency, sales were 6% above the prior-year quarter and six-month periods primarily due to higher volumes to most end-markets and higher pricing.

North America segment operating profit increased $54 million, or 14% in the second quarter of 2018 and increased $103 million, or 14% for the six months ended June 30, 2018 as compared to prior year driven by higher volumes and pricing. Operating profit for the second quarter and six-month period included a $30 million asset impairment charge which was more than offset by $43 million of gains on asset disposals.

14.2.7.2	Europe

	Quarter Ended June 30,			Six Months Ended June 30,
	2018	2017	Variance %	2018	2017	Variance %
Sales	$444	$383	16%	$872	$739	18%
Cost of sales, exclusive of depreciation and amortization	261	219		509	420

Gross margin	183	164		363	319
Operating expenses	52	49		106	97
Depreciation and amortization	44	41		90	81

Operating profit	$87	$74	18%	$167	$141	18%

Margin %	19.6%	19.3%		19.2%	19.1%

	Quarter Ended June 30, 2018 vs. 2017		Six Months Ended June 30, 2018 vs. 2017
	% Change	% Change	% Change	% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume	2%	2%	2%	3%
Price/Mix	3%	13%	2%	10%
Cost pass-through	4%	—%	3%	—%
Currency	7%	8%	11%	12%
Acquisitions/divestitures	—%	—%	—%	—%
Other	—%	(5)%	—%	(7)%

	16%	18%	18%	18%

The following tables provide sales in the Europe segment by end-market and distribution method:

	Quarter Ended June 30,			Six Months Ended June 30,
	% of Sales			% of Sales
	2018	2017	% Change*	2018	2017	% Change*
Sales by End Markets
Manufacturing	21%	20%	14%	21%	21%	10%
Metals	16%	16%	14%	17%	16%	12%
Energy	4%	5%	—%	4%	4%	(3)%
Chemicals	12%	12%	10%	12%	12%	7%
Electronics	7%	8%	(7)%	7%	8%	—%
Healthcare	12%	12%	12%	12%	12%	10%
Food & Beverage	14%	15%	1%	14%	14%	4%
Aerospace	1%	1%	8%	1%	1%	(8)%
Other	13%	11%	7%	12%	12%	3%

	100%	100%		100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures

	Quarter Ended June 30,		Six Months Ended June 30,
	% of Sales		% of Sales
	2018	2017	2018	2017
Sales by Distribution Method
On-Site	17%	18%	18%	19%
Merchant	34%	35%	34%	35%
Packaged Gas	45%	43%	44%	42%
Other	4%	4%	4%	4%

	100%	100%	100%	100%

Europe segment sales increased by $61 million, or 16% in the second quarter of 2018 and increased by $133 million, or 18%, for the six months ended June 30, 2018 as compared to the prior year. Favorable currency translation increased sales by 7% in the quarter and 11% in the six-month period. Cost pass-through increased sales by 4% in the quarter and 3% in the six-month period with minimal impact on operating profit. Excluding currency and cost pass-through, sales increased 5% in the quarter and 4% in the six-month period driven by higher volumes and higher price.

Europe segment operating profit increased by $13 million, or 18% in the second quarter of 2018 and increased by $26 million, or 18%, for the six months ended June 30, 2018 as compared to the prior year. Favorable currency translation increased operating profit by 8% in the quarter and 12% in the six-month period. Excluding currency translation, operating profit increased 10% in the quarter and 6% in the six-month period driven by higher volumes and price partially offset by cost inflation.

14.2.7.3	South America

	Quarter Ended June 30,			Six Months Ended June 30,
	2018	2017	Variance	2018	2017	Variance
Sales	$349	$373	(6)%	$714	$742	(4)%
Cost of sales, exclusive of depreciation and amortization	209	221		428	444

Gross margin	140	152		286	298
Operating expenses	47	49		98	109
Depreciation and amortization	37	39		78	77

Operating profit	$56	$64	(13)%	$110	$112	(2)%

Margin %	16.0%	17.2%		15.4%	15.1%

	Quarter Ended June 30, 2018 vs. 2017		Six Months Ended June 30, 2018 vs. 2017
	% Change	% Change	% Change	% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume	4%	6%	2%	3%
Price/Mix	—%	(1)%	1%	4%
Cost pass-through	—%	—%	—%	—%
Currency	(10)%	(14)%	(7)%	(11)%
Acquisitions/divestitures	—%	—%	—%	—%
Other	—%	(4)%	—%	2%

	(6)%	(13)%	(4)%	(2)%

The following tables provide sales in the South America segment by end-market and distribution method:

	Quarter Ended June 30,			Six Months Ended June 30,
	% of Sales			% of Sales
	2018	2017	Change*	2018	2017	Change*
Sales by End Markets
Manufacturing	16%	16%	(8)%	16%	17%	(4)%
Metals	32%	31%	12%	31%	30%	8%
Energy	2%	2%	3%	2%	2%	(1)%
Chemicals	9%	10%	—%	10%	10%	—%
Electronics	—%	—%	—%	—%	—%	—%
Healthcare	20%	20%	3%	19%	20%	3%
Food & Beverage	12%	12%	(1)%	13%	13%	—%
Aerospace	—%	—%	—%	—%	—%	—%
Other	9%	9%	12%	9%	8%	12%

	100%	100%		100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	Quarter Ended June 30,		Six Months Ended June 30,
	% of Sales		% of Sales
	2018	2017	2018	2017
Sales by Distribution Method
On-Site	34%	33%	32%	32%
Merchant	37%	38%	38%	38%
Packaged Gas	27%	27%	27%	27%
Other	2%	2%	3%	3%

	100%	100%	100%	100%

South America segment sales decreased $24 million, or 6% in the second quarter of 2018 and decreased $28 million, or 4%, for the six months ended June 30, 2018 as compared to the prior year. Unfavorable currency impacts decreased sales by 10% in the quarter and 7% in the six-month period driven by the weakening of the Brazilian real and Argentine peso against the U.S. dollar. Excluding currency in the quarter, sales increased 4% driven by higher volumes largely to the metals end-markets. Excluding currency in the six-month period, sales increased 3% driven by higher volumes and higher price.

South America segment operating profit decreased $8 million, or 13% in the second quarter of 2018 and decreased $2 million, or 2%, for the six months ended June 30, 2018 versus the prior year. Excluding unfavorable currency impacts in the quarter, operating profit increased 1% driven by higher volumes partially offset by higher costs. Excluding unfavorable currency impacts in the six-month period, operating profit increased 9% driven by higher volumes, higher price and lower costs.

14.2.7.4	Asia

	Quarter Ended June 30,			Six Months Ended June 30,
	2018	2017	Variance	2018	2017	Variance
Sales	$502	$422	19%	$978	$817	20%
Cost of sales, exclusive of depreciation and amortization	312	268		606	517

Gross margin	190	154		372	300
Operating expenses	31	28		57	55
Depreciation and amortization	52	46		104	90

Operating profit	$107	$80	34%	$211	$155	36%

Margin %	21.3%	19.0%		21.6%	19.0%

	Quarter Ended June 30, 2018 vs. 2017		Six Months Ended June 30, 2018 vs. 2017
	% Change	% Change	% Change	% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume	11%	16%	11%	16%
Price/Mix	3%	17%	3%	16%
Cost pass-through	1%	—%	1%	—%
Currency	4%	5%	5%	6%
Acquisitions/divestitures	—%	—%	—%	—%
Other	—%	(4)%	—%	(2)%

	19%	34%	20%	36%

The following tables provide sales in the Asia segment by end-market and distribution method:

	Quarter Ended June 30,			Six Months Ended June 30,
	% of Sales			% of Sales
	2018	2017	% Change*	2018	2017	% Change*
Sales by End Markets
Manufacturing	9%	9%	14%	9%	9%	20%
Metals	27%	27%	20%	27%	26%	19%
Energy	4%	3%	86%	5%	3%	97%
Chemicals	15%	15%	9%	15%	15%	9%
Electronics	33%	33%	12%	33%	34%	9%
Healthcare	1%	1%	8%	1%	1%	2%
Food & Beverage	2%	2%	(8)%	2%	2%	(9)%
Aerospace	—%	—%	—%	—%	—%	—%
Other	9%	10%	7%	8%	10%	6%

	100%	100%		100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	Quarter Ended June 30,		Six Months Ended June 30,
	% of Sales		% of Sales
	2018	2017	2018	2017
Sales by Distribution Method
On-Site	50%	50%	51%	50%
Merchant	33%	30%	32%	29%
Packaged Gas	11%	14%	11%	14%
Other	6%	6%	6%	7%

	100%	100%	100%	100%

Asia segment sales increased $80 million, or 19% in the second quarter of 2018 and increased $161 million, or 20%, for the six months ended June 30, 2018 as compared to the prior year. Cost pass-through, primarily energy, increased sales by 1% in both the quarter and six-month periods with minimal impact on operating profit. Favorable currency translation increased sales by 4% in the quarter and 5% in the six-month period. Volume growth of 11% in the quarter and six-month periods was primarily attributable to base volume growth in China, Korea and India and new project start-ups in China. Higher price increased sales by 3% in both the quarter and six-month periods primarily driven by China. Sales growth was strongest in the metals, energy and electronics end-markets.

Asia segment operating profit increased $27 million, or 34% in the second quarter of 2018 and increased $56 million, or 36% for the six months ended June 30, 2018 as compared to the prior year driven primarily by higher volumes and price. Favorable currency translation increased operating profit by 5% in the quarter and 6% in the six-month period. Operating profit for the six-month period included a $22 million asset impairment charge, offset by a litigation settlement gain.

14.2.7.5	Surface Technologies

	Quarter Ended June 30,			Six Months Ended June 30,
	2018	2017	Variance	2018	2017	Variance
Sales	$172	$151	14%	$339	$301	13%
Cost of sales, exclusive of depreciation and amortization	111	98		221	195

Gross margin	61	53		118	106
Operating expenses	19	18		38	35
Depreciation and amortization	11	10		21	20

Operating profit	$31	$25	24%	$59	$51	16%

Margin %	18.0%	16.6%		17.4%	16.9%

	Quarter Ended June 30, 2018 vs. 2017		Six Months Ended June 30, 2018 vs. 2017
	% Change	% Change	% Change	% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume/Price	10%	25%	8%	18%
Cost pass-through	1%	—%	1%	—%
Currency	3%	2%	4%	3%
Acquisitions/divestitures	—%	—%	—%	—%
Other	—%	(3)%	—%	(5)%

	14%	24%	13%	16%

The following table provides sales in the Surface Technologies segment by end-market:

	Quarter Ended June 30,			Six Months Ended June 30,
	% of Sales			% of Sales
	2018	2017	% Change*	2018	2017	% Change*
Sales by End Markets
Manufacturing	12%	10%	30%	12%	11%	20%
Metals	8%	9%	(7)%	8%	9%	(3)%
Energy	19%	19%	7%	19%	19%	6%
Chemicals	2%	2%	3%	2%	2%	8%
Electronics	1%	1%	—%	1%	1%	44%
Healthcare	—%	—%	—%	—%	—%	—%
Food & Beverage	3%	3%	19%	3%	3%	3%
Aerospace	43%	44%	10%	44%	44%	9%
Other	12%	12%	11%	11%	11%	5%

	100%	100%		100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures

Surface Technologies segment sales increased $21 million, or 14% in the second quarter of 2018 and increased $38 million, or 13%, for the six months ended June 30, 2018 as compared to the prior year. Currency translation increased sales by 3% for the quarter and 4% for the six-month period, primarily driven by the British pound and the Euro. Cost pass-through increased sales by 1% in both the quarter and six-month periods with minimal impact on operating profit. Excluding currency and cost pass-through, sales increased 10% in the quarter and 8% in the six-month period due to higher volumes to the aerospace and industrial end-markets and higher price.

Surface Technologies segment operating profit increased $6 million, or 24% in the second quarter of 2018 and increased $8 million, or 16%, for the six months ended June 30, 2018 as compared to the prior year. Excluding currency, operating profit increased 22% for the quarter and 13% for the six-month period due to increased volumes and price, partially offset by higher costs related to project ramp up costs.

14.2.7.6	Currency

The results of Praxair’s non-U.S. operations are translated to Praxair’s reporting currency, the U.S. dollar, from the functional currencies using exchange rates as provided by Bloomberg. For most foreign operations, Praxair uses the local currency as its functional currency. There is inherent variability and unpredictability in the relationship of these functional currencies to the U.S. dollar and such currency movements may materially impact Praxair’s results of operations in any given period.

To help understand the reported results, the following is a summary of the significant currencies underlying Praxair’s consolidated results and the exchange rates used to translate the financial statements (rates of exchange expressed in units of local currency per U.S. dollar):

	Percentage of YTD 2018 Consolidated Sales	Exchange Rate for Income Statement		Exchange Rate for Balance Sheet
		Year-To-Date Average		June 30, 2018	December 31, 2017
Currency		2018	2017
Euro	14%	0.83	0.92	0.86	0.83
Brazilian real	9%	3.41	3.18	3.86	3.31
Canadian dollar	7%	1.28	1.33	1.31	1.26
Chinese yuan	7%	6.37	6.88	6.62	6.51
Mexican peso	5%	19.03	19.37	19.91	19.66
Korean won	4%	1,076	1,142	1,115	1,067
India rupee	3%	65.65	65.70	68.47	63.87
Argentine peso	1%	21.30	15.69	28.85	18.65
British pound	1%	0.73	0.79	0.76	0.74
Norwegian krone	1%	7.93	8.48	8.15	8.20

14.3	Years Ended 2017, 2016 and 2015

14.3.1	Executive Summary — Financial Results

14.3.1.1	2017 Year in Review

Praxair delivered solid results for the full year of 2017 with growth across all end-markets. Sales growth was largely driven by higher volumes and positive price. Improved macro economic conditions and new project start-ups contributed to growth in North America, Europe and Asia while South America volumes remained stable. Operating cash flow was 10% higher than 2016, largely driven by higher net income.

•

Sales of $11,437 million were 9% above 2016 sales of $10,534 million. Excluding favorable currency impacts and higher cost pass-through, sales were 6% above the prior year due to volume growth in North America, Europe and Asia, including new project start-ups and higher price.

•

Reported operating profit of $2,448 million was 9% above 2016. Adjusted operating profit of $2,502 million was 7% above adjusted operating profit in 2016. Benefits from higher volumes and price were partially offset by cost inflation.*

•	Fourth-quarter 2017 provisional net income tax charge of $394 million related to the U.S. Tax Act. Adjustments to the charge will be made as new information becomes available.

•

Reported net income – Praxair, Inc. of $1,247 million and diluted EPS of $4.32 decreased from $1,500 million and $5.21, respectively in 2016. Adjusted net income – Praxair, Inc. of $1,690 million and adjusted diluted earnings per share of $5.85 were both 7% above 2016 adjusted amounts.

•	Cash flow from operations was a strong $3,041 million, 27% of sales. Capital expenditures were $1,311 million; dividends paid were $901 million; and net debt repayments were $771 million.

•	Continued progress on the merger with The Linde Group.

*

A reconciliation of the Adjusted amounts can be found in the “14.11 Non-GAAP Financial Measures” section below. See Notes 2, 5, 11 and 16 to the Praxair consolidated financial statements beginning on page F.2-28 of this Prospectus.

14.3.1.2	2016 Year in Review

Praxair delivered solid results for the full year of 2016 despite continued challenging global macro-economic trends and foreign currency headwinds. Volume growth from food and beverage and healthcare end-markets and new project start-ups largely in Asia, Europe and South America was offset by weaker volumes in North and South America, primarily manufacturing and up-stream energy end-markets. Excluding foreign currency headwinds, sales growth came from higher overall pricing and acquisitions. Operating cash flow was 3% higher than 2015 despite lower net income from currency and base volume headwinds.

•

Sales of $10,534 million were 2% below 2015 sales of $10,776 million. Excluding negative currency impacts which reduced sales by 3%, and lower cost pass-through, sales were 2% above the prior year due to growth from positive price, new project start-ups and acquisitions. These increases were partially offset by lower base volumes primarily in North America due to weaker upstream energy and manufacturing end-markets.

•

Reported operating profit of $2,238 million was 4% below 2015. Benefits from project start-ups, acquisitions net of divestitures, higher price, and cost reduction programs were more than offset by the impact of lower base volumes.

•	Reported net income — Praxair, Inc. of $1,500 million and diluted earnings per share of $5.21 decreased from $1,547 million and $5.35, respectively, in 2015.

•

Cash flow from operations was a strong $2,773 million, 26% of sales. Capital expenditures were $1,465 million and acquisitions, net of cash acquired were $363 million primarily for investments in growth and density; dividends paid were $856 million; and net common stock purchases were $89 million.

14.3.2	Consolidated Results and Other Information

The following table provides selected data for 2017, 2016, and 2015:

(Dollar amounts in millions, except per share data) Year Ended December 31,				Variance
	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
	(audited, unless otherwise indicated)*			(unaudited)
Reported Amounts
Sales	$11,437	$10,534	$10,776	9%	(2)%
Cost of sales, exclusive of depreciation and amortization	$6,455	$5,860	$5,960	10%	(2)%
Gross margin(a)	$4,982	$4,674	$4,816	7%	(3)%
As a percent of sales**	43.6%	44.4%	44.7%
Selling, general and administrative	$1,207	$1,145	$1,152	5%	(1)%
As a percent of sales**	10.6%	10.9%	10.7%
Depreciation and amortization	$1,184	$1,122	$1,106	6%	1%
Transaction costs and other charges(b)	$54	$100	$172
Other income (expense) — net	$4	$23	$28
Operating profit	$2,448	$2,238	$2,321	9%	(4)%
Operating margin**	21.4%	21.2%	21.5%
Interest expense — net	$161	$190	$161	(15)%	18%
Effective tax rate	44.9%	26.9%	28.3%
Income from equity investments	$47	$41	$43	15%	(5)%
Noncontrolling interests	$(61)	$(38)	$(44)	61%	(14)%
Net income — Praxair, Inc.	$1,247	$1,500	$1,547	(17)%	(3)%
Diluted earnings per share	$4.32	$5.21	$5.35	(17)%	(3)%
Diluted shares outstanding (000’s)	289,114	287,757	289,055	—%	—%
Number of employees**	26,461	26,498	26,657
Adjusted Amounts(c)
Operating profit	$2,502	$2,338	$2,493	7%	(6)%
Operating margin	21.9%	22.2%	23.1%
Interest expense — net	$161	$174	$161	(7)%	8%
Effective tax rate	27.2%	27.1%	28.0%
Noncontrolling interests	$(61)	$(43)	$(45)	42%	(4)%
Net income — Praxair, Inc.	$1,690	$1,576	$1,677	7%	(6)%
Diluted earnings per share	$5.85	$5.48	$5.80	7%	(6)%
Other Financial Data(c)
EBITDA	$3,679	$3,401	$3,470	8%	(2)%
EBITDA Margin	32.2%	32.3%	32.2%	—%	—%
Adjusted EBITDA	$3,733	$3,501	$3,642	7%	(4)%
Adjusted EBITDA Margin	32.6%	33.2%	33.8%	(2)%	(2)%

*	Taken from the Praxair Audited Consolidated Financial Statements.

**	Unaudited.
(a)	Unaudited. Gross margin excludes depreciation and amortization expense.
(b)	See Note 2 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.
(c)

Unaudited. Adjusted amounts and other financial data are non-GAAP measures. A reconciliation of reported amounts to adjusted amounts and other financial data can be found in the “14.11 Non-GAAP Financial Measures” section below. See Notes 2, 5, 11 and 16 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

14.3.3	Results of Operations

The following table provides a summary of changes in consolidated sales and adjusted operating profit (unaudited):

	2017 vs. 2016		2016 vs. 2015
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume	5%	8%	—%	(5)%
Price/Mix	1%	5%	1%	3%
Cost pass-through*	2%	—%	(1)%	—%
Currency	1%	1%	(3)%	(3)%
Acquisitions/Divestitures	—%	—%	1%	—%
Other	—%	(5)%	—%	1%

Reported	9%	9%	(2)%	(4)%
Less: Transaction costs and other charges	—%	(2)%	—%	(2)%

Adjusted	9%	7%	(2)%	(6)%

*	Contractual pass-through of costs related to raw materials, such as natural gas, power and precious metals.

The following tables provide consolidated sales by end-market and distribution method (unaudited):

	% of Sales			% Change*
	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Sales by End-Markets
Manufacturing	22%	23%	24%	4%	(5)%
Metals	17%	17%	17%	7%	4%
Energy	12%	12%	13%	5%	(6)%
Chemicals	10%	10%	10%	9%	—%
Electronics	9%	8%	8%	13%	2%
Healthcare	8%	8%	8%	4%	6%
Food & Beverage	9%	9%	9%	5%	7%
Aerospace	3%	3%	3%	11%	2%
Other	10%	10%	8%	3%	1%

	100%	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	% of Sales
	2017	2016	2015
Sales by Distribution Method
On-Site	30%	29%	29%
Merchant	34%	35%	34%
Packaged Gas	27%	28%	28%
Other	9%	8%	9%

	100%	100%	100%

14.3.3.1	2017 Compared With 2016

Sales increased 9% to $11,437 million in 2017 compared to $10,534 million in 2016. Excluding favorable currency translation of 1% and higher cost pass-through, primarily natural gas, which increased sales by 2%, sales growth was 6%. Volume growth of 5% was driven by higher volumes in North America, Europe and Asia, including new project start-ups, and growth in all end-markets. Higher price increased sales by 1%.

Gross margin increased $308 million, or 7%, versus 2016 primarily due to higher sales. Gross margin as a percentage of sales declined to 43.6% in 2017 from 44.4% in 2016 largely driven by the contractual pass-through of higher natural gas costs to customers.

SG&A expenses increased $62 million or 5% in 2017 to $1,207 million, and decreased to 10.6% of sales versus 10.9% of sales for 2016. Currency impacts increased SG&A by $14 million. Excluding currency impacts, SG&A increased $48 million driven by higher incentive compensation, acquisitions and cost inflation partially offset by cost reduction actions.

Depreciation and amortization expense increased $62 million versus 2016. Currency impacts increased depreciation and amortization expense by $15 million. Excluding currency impacts, depreciation and amortization expense increased $47 million, or 4%, primarily due to large project start ups and acquisitions.

During the year ended December 31, 2017, Praxair recorded transaction costs and other charges of $54 million primarily related to the potential Business Combination. During the year ended December 31, 2016, Praxair recorded charges of $100 million related primarily to a cost reduction program. (Refer to Note 2 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.)

Other income (expenses) – net in 2017 was a $4 million benefit versus a $23 million benefit in 2016 (see Note 7 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for a summary of major components). Other income in 2016 is largely related to net gains on asset sales.

Reported operating profit of $2,448 million in 2017 was $210 million, or 9%, higher than reported operating profit of $2,238 million in 2016. 2017 included transaction costs of $52 million and a $2 million charge related to a pension settlement. 2016 included charges of $96 million related to cost reduction actions and other charges and a $4 million charge related to a pension settlement. Refer to Note 2 of the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for a further discussion of these items. Excluding the impact of these items, adjusted operating profit of $2,502 million in 2017 was $164 million, or 7%, higher than adjusted operating profit of $2,338 million in 2016 driven by higher volumes and price. A discussion of operating profit by segment is included in the segment discussion that follows.

Reported interest expense – net in 2017 decreased $29 million, or 15%, versus 2016. 2016 included charges of $16 million relating to the early redemption of notes (see Note 11 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus). Excluding this charge, adjusted interest expense decreased $13 million, or 7%, largely attributable to overall lower net debt. See Note 7 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for further information relating to interest expense.

The reported ETR for 2017 was 44.9% versus 26.9% in 2016. The ETR for the 2017 period included a net $394 million tax charge related to the U.S. Tax Act and a $5 million tax benefit related to transaction costs and a pension settlement (see Note 5 and Note 2 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus). The ETR for the 2016 period includes a $35 million tax benefit related to a pension settlement, bond redemption and cost reduction program and other charges (see Note 2 and Note 11 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus and section “14.11.2.1 Adjusted Amounts”). Excluding these impacts, on an adjusted basis the ETR for the 2017 and 2016 periods was relatively flat at 27.2% and 27.1%, respectively.

Praxair’s equity investments are primarily located in the United States, China, Italy, and the Middle East. Equity income increased $6 million in 2017.

At December 31, 2017, reported noncontrolling interests consisted primarily of noncontrolling shareholders’ investments in Asia (primarily in China), Europe (primarily in Italy), and surface technologies. Reported noncontrolling interests increased $23 million to $61 million in 2017 from $38 million in 2016. Reported noncontrolling interests for the year ended December 31, 2016 included a reduction of $5 million related to a cost reduction program. The remaining increase was driven by PG Technologies, LLC (“PGT”), a surface technologies joint venture with GE Aviation formed in the fourth quarter of 2016 (see Note 14 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Reported net income - Praxair, Inc. in 2017 was $1,247 million, or $253 million lower than net income - Praxair, Inc. of $1,500 million in 2016. Adjusted net income – Praxair, Inc. of $1,690 million in 2017 was $114 million, or 7% higher than adjusted net income – Praxair, Inc. of $1,576 million in 2016. Adjusted net income - Praxair, Inc. increased primarily due to higher adjusted operating profit and lower adjusted interest expense - net.

Reported diluted EPS of $4.32 in 2017 decreased $0.89 per diluted share, or 17% from $5.21 in 2016. The decrease included a $1.36 net income tax charge related to the U.S. Tax Act and a $0.17 charge related to transaction costs and other charges (see Note 5 and Note 2 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus). Adjusted diluted EPS of $5.85 in 2017 increased $0.37 per diluted share, or 7%, from adjusted diluted EPS of $5.48 in 2016. The increase in adjusted diluted EPS was primarily due to higher adjusted net income – Praxair, Inc.

Other comprehensive income for the year ended December 31, 2017 of $536 million includes favorable currency translation adjustments of $525 million and an $11 million favorable impact in the funded status of Praxair’s retirement obligations. The favorable translation adjustments reflect the impact of translating local currency foreign subsidiary financial statements into U.S. dollars, and are largely driven by the weakening of the U.S. dollar against the Canadian dollar, Euro, and Korean won. Favorable currency translation adjustments included $232 million in Asia, $153 million in North America and $106 million in Europe partially offset by unfavorable currency translation adjustments of $35 million in South America. The increase in the funded status of retirement obligations was primarily the result of lower current year actuarial losses, as the impact of lower U.S. discount rates was largely offset by a higher actual return on assets. Refer to section “14.3.10 Currency” and Notes 7 and 16 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

The number of employees at December 31, 2017 was 26,461, a decrease of 37 employees from December 31, 2016. This decrease primarily reflects the impact of cost reduction programs implemented during the previous year.

14.3.3.1.1	Other Financial Data

EBITDA increased $278 million to $3,679 million in 2017 from $3,401 million in 2016. Adjusted EBITDA increased $232 million to $3,733 million in 2017 from $3,501 million in 2016 driven by higher adjusted net income plus depreciation and amortization versus the prior year.

See section “14.11 Non-GAAP Financial Measures” for definitions and reconciliation of these non-GAAP measures to reported amounts.

14.3.3.2	2016 Compared With 2015

Sales decreased 2% to $10,534 million in 2016 compared to $10,776 million in 2015. The decrease is primarily due to negative currency translation impacts of 3% and lower cost pass-through which reduced sales by 1%. Excluding these impacts, sales increased 2% compared to prior year. Higher pricing, primarily in North and South America, and acquisitions, largely in Europe, each contributed 1% to sales.

Gross margin decreased $142 million, or 3%, versus 2015 primarily due to lower sales. Gross margin as a percentage of sales declined to 44.4% in 2016 from 44.7% in 2015.

SG&A expenses decreased $7 million or 1% in 2016 to $1,145 million, or 10.9% of sales, versus $1,152 million, or 10.7% of sales, for 2015. Currency impacts decreased SG&A by $31 million. Excluding currency impacts, SG&A increased $24 million driven by acquisitions, cost inflation and higher incentive compensation partially offset by benefits from cost reduction programs.

Depreciation and amortization expense increased $16 million versus 2015. This increase was primarily due to plant start-ups and acquisitions partially offset by currency effects.

During the year ended December 31, 2016, Praxair recorded charges of $100 million related primarily to a cost reduction program. This program is expected to result in annualized pre-tax expense reductions and cash flow increases of approximately $45 million. During 2015, Praxair recorded charges of $146 million in the second quarter and $26 million in the third quarter also related primarily to a cost reduction program. The 2015 cost reduction actions are expected to result in annualized pre-tax expense reductions and cash flow increases of approximately $80 million. To date, the expected benefits of the 2015 and 2016 cost reduction programs have met expectations, excluding any currency translation impacts (refer to Note 2 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Other income (expenses) — net in 2016 was a $23 million benefit versus a $28 million benefit in 2015 (see Note 7 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for a summary of major components). Other income in 2016 is largely related to net gains on asset sales. Other income in 2015 includes a $28 million gain from the sale of a packaged gas business in the United States.

Reported operating profit of $2,238 million in 2016 was $83 million, or 4% lower than reported operating profit of $2,321 million in 2015. 2016 included charges of $96 million related to cost reduction actions and other charges and a $4 million charge related to a pension settlement. 2015 included a $165 million charge related to cost reduction actions and other charges and a $7 million charge related to a pension settlement. Refer to Note 2 of the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for a further discussion of these items. Excluding the impact of these items, adjusted operating profit of $2,338 million in 2016 was $155 million, or 6% lower than adjusted operating profit of $2,493 million in 2015. Benefits from project start-ups, acquisitions net of divestitures, higher price, and cost reduction programs were more than offset by the impact of lower base volumes. A discussion of operating profit by segment is included in the segment discussion that follows.

Reported interest expense — net in 2016 increased $29 million, versus 2015. 2016 included charges of $16 million relating to the early redemption of notes (see Note 11 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus). Excluding this charge, adjusted interest expense increased $13 million largely attributable to higher average interest rates due primarily to extending debt maturities. See Note 7 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for further information relating to interest expense.

The reported ETR for 2016 was 26.9% versus 28.3% in 2015. The ETR for the 2016 period includes a $35 million tax benefit related to a pension settlement, bond redemption and cost reduction program and other charges. The 2015 period includes a $41 million tax benefit related to a pension settlement and cost reduction program and other charges (see Note 2 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus and section “14.11.2.1 Adjusted Amounts”). Excluding these impacts, on an adjusted basis the ETR for the 2016 and 2015 periods was 27.1% and 28.0%, respectively. The decrease in the adjusted ETR is primarily due to a $20 million excess tax benefit on share-based compensation resulting from the adoption of a new accounting standard during 2016 (see Note 1 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Praxair’s significant equity investments are in the United States, China, Italy, and the Middle East. Equity income decreased $2 million in 2016.

At December 31, 2016, reported noncontrolling interests consisted primarily of noncontrolling shareholders’ investments in Asia (primarily in China), Europe (primarily in Italy), and surface technologies. Noncontrolling interests decreased $6 million to $38 million in 2016 from $44 million in 2015. This decrease was due primarily to the acquisition of the remaining noncontrolling interests in a Scandinavian joint venture (see Note 14 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus) and the divestiture of a packaged gas joint venture in the United States in late 2015.

Reported net income — Praxair, Inc. in 2016 was $1,500 million, or $47 million lower than net income —Praxair, Inc. of $1,547 million in 2015. Adjusted net income — Praxair, Inc. of $1,576 million in 2016 was $101 million, or 6% lower than adjusted net income — Praxair, Inc. of $1,677 million in 2015. Adjusted net income — Praxair, Inc. decreased primarily due to lower adjusted operating profit, including negative foreign currency translation impacts.

Reported diluted EPS of $5.21 in 2016 decreased $0.14 per diluted share, or 3% from $5.35 in 2015. The decrease included a $0.01 pension settlement charge, a $0.04 bond redemption charge and a $0.22 charge related to the cost reduction actions. Adjusted diluted EPS of $5.48 in 2016 decreased $0.32 per diluted share, or 6%, from adjusted diluted EPS of $5.80 in 2015. The decrease in adjusted diluted EPS was primarily due to lower adjusted net income — Praxair, Inc.

Other comprehensive loss for the year ended December 31, 2016 of $8 million includes favorable currency translation adjustments of $68 million offset by a $76 million unfavorable impact related to a decline in the funded status of Praxair’s retirement obligations. The favorable translation adjustments reflect the impact of translating local currency foreign subsidiary financial statements into U.S. dollars, and are largely driven by the weakening of the U.S. dollar against the Brazilian Real and the Canadian dollar. Favorable currency translation adjustments included $303 million in South America and $22 million in Europe offset by unfavorable currency translation adjustments of $139 million in North America and $98 million in Asia. The decline in the funded status of retirement obligations was primarily the result of unfavorable liability experience in the current year as compared with actuarial gains in the prior year offset by a higher actual return on assets. Refer to the “14.3.10 Currency” section below and Notes 7 and 16 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

The number of employees at December 31, 2016 was 26,498, a decrease of 159 employees from December 31, 2015. This decrease primarily reflects the impact of cost reduction programs implemented during the current year partially offset by acquisitions.

14.3.3.2.1	Other Financial Data

EBITDA decreased $69 million to $3,401 million in 2016 from $3,470 million in 2015. Adjusted EBITDA decreased $141 million to $3,501 million in 2016 from $3,642 million in 2015 while adjusted EBITDA margin decreased to 33.2% in 2016 from 33.8% in 2015. The decrease in adjusted EBITDA is primarily due to lower adjusted net income adjusted for depreciation and amortization versus the prior year.

See section “14.11 Non-GAAP Financial Measures” for definitions and reconciliation of these non-GAAP measures to reported amounts.

14.3.4	Related Party Transactions

Praxair’s related parties are primarily unconsolidated equity affiliates. From January 1, 2015 up to the date of this Prospectus, Praxair did not engage in any material transactions involving related parties that included terms or other aspects that differ from those which would be negotiated with independent parties.

14.3.5	Environmental Matters

Praxair’s principal operations relate to the production and distribution of atmospheric and other industrial gases, which historically have not had a significant impact on the environment. However, worldwide costs relating to environmental protection may continue to grow due to increasingly stringent laws and regulations, and Praxair’s ongoing commitment to rigorous internal standards.

14.3.5.1	Climate Change

Praxair operates in jurisdictions that have, or are developing, laws and/or regulations to reduce or mitigate the perceived adverse effects of greenhouse gas (“GHG”) emissions and faces a highly uncertain regulatory environment in this area. For example, the U.S. Environmental Protection Agency (“EPA”) has promulgated rules requiring reporting of GHG emissions, and Praxair and many of its suppliers and customers are subject to these rules. EPA has also promulgated regulations to restrict GHG emissions, including final rules regulating GHG emissions from light-duty vehicles and certain large manufacturing facilities, many of which are Praxair suppliers or customers. In addition to these developments in the United States, GHGs are regulated in the European Union under the Emissions Trading System, which has wide implications for our customers and may impact certain operations of Praxair in Europe. There are also requirements for mandatory reporting in Canada, which apply to certain Praxair operations and will be used in developing cap-and-trade regulations on GHG emissions. These regulations are expected to impact certain Praxair facilities in Canada. Climate change and energy efficiency laws and policies are also being widely introduced in jurisdictions throughout South America, Mexico and parts of Asia. China has announced plans to launch a national carbon emissions trading system, though it does not appear the regulations will have a direct impact on GHG emissions from Praxair facilities. Among other impacts, such regulations are expected to raise the costs of energy, which is a significant cost for Praxair. Nevertheless, Praxair’s long-term customer contracts routinely provide rights to recover increased electricity, natural gas, and other costs that are incurred by Praxair as a result of Climate Change regulation.

Praxair anticipates continued growth in its hydrogen business, as hydrogen is essential to refineries that use it to remove sulfur from transportation fuels in order to meet ambient air quality standards in the United States. Hydrogen production plants and a large number of other manufacturing and electricity-generating plants have been identified under California law as a source of carbon dioxide emissions and these plants are subject to cap-and-trade regulations in that state. Praxair believes it will be able to mitigate the costs of these regulations through the terms of its product supply contracts. However, legislation that limits GHG emissions may impact growth by increasing capital, compliance, operating and maintenance costs and/or decreasing demand.

To manage business risks from current and potential GHG emission regulation, Praxair actively monitors current developments, evaluates the direct and indirect business risks, and takes appropriate actions. Among others, actions include: increasing relevant resources and training; maintaining contingency plans; obtaining advice and counsel from expert vendors, insurance providers and industry experts; incorporating GHG provisions in commercial agreements; and conducting regular reviews of the business risks with Praxair management. Although there are considerable uncertainties, Praxair believes that the business risk from potential regulations can be effectively managed through its commercial contracts. Additionally, Praxair does not anticipate any material effects regarding its plant operations or business arising from potential physical risks of climate change.

Praxair continuously seeks opportunities to optimize its own energy use and GHG footprint through rigorous energy efficiency, investment in renewable energy, and purchasing hydrogen as a chemical byproduct where feasible. Praxair maintains related performance improvement targets and reports progress against these targets regularly to business management and annually to Praxair’s Board of Directors.

At the same time, Praxair may benefit from business opportunities arising from governmental regulation of GHG and other emissions; uncertain costs of energy and certain natural resources; the development of renewable energy alternatives; and new technologies that help extract natural gas, improve air quality, increase energy efficiency and mitigate the impacts of climate change. Praxair continues to develop new applications that can lower emissions, including GHG emissions, in Praxair’s processes and help customers lower energy consumption and increase product throughput. Stricter regulation of water quality in emerging economies such as China provide a growing market for a number of gases, e.g., oxygen for wastewater treatment. Increased concern about drought in areas such as California may create a market for carbon dioxide for desalination. Renewable fuel standards in the European Union and U.S. create a market for second-generation biofuels which use industrial gases such as oxygen, carbon dioxide, and hydrogen.

14.3.5.2	Costs Relating to the Protection of the Environment

Environmental protection costs in 2017 included approximately $11 million in capital expenditures and $26 million of expenses. Praxair anticipates that future annual environmental protection expenditures will be similar to 2017, subject to any significant changes in existing laws and regulations. Based on historical results and current estimates, Praxair management does not believe that environmental expenditures will have a material adverse effect on the consolidated financial position, the consolidated results of operations or cash flows in any given year.

14.3.6	Legal Proceedings

See Note 12 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus and Note 17 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for information concerning legal proceedings.

14.3.7	Retirement Benefits

14.3.7.1	Pensions

The net periodic benefit cost for the U.S. and International pension plans was $58 million in 2017, $51 million in 2016 and $98 million in 2015. Consolidated net periodic benefit cost included settlement charges of $2 million in 2017, $4 million in 2016 and $7 million in 2015.

The funded status (pension benefit obligation (“PBO”) less the fair value of plan assets) for the U.S. plans was a deficit of $560 million as of December 31, 2017 versus a deficit of $559 million at December 31, 2016 versus a deficit of $483 million at December 31, 2015. Actuarial losses that arose during the year 2017 related to lower U.S. discount rates and were largely offset by favorable asset returns. The increase in the deficit in 2016 is primarily due to actuarial losses that arose during that year, compared with actuarial gains in the prior year, partially offset by lower service and interest costs.

Global pension contributions were $19 million in 2017, $11 million in 2016 and $15 million in 2015. At a minimum, Praxair contributes to its pension plans to comply with local regulatory requirements (e.g., the Employee Retirement Income Security Act of 1974 (ERISA) in the United States). Discretionary contributions in excess of the local minimum requirements are made based on many factors, including long-term projections of the plans’ funded status, the economic environment, potential risk of overfunding, pension insurance costs and alternative uses of the cash. Changes to these factors can impact the timing of discretionary contributions from year to year. Estimated required contributions for 2018 are currently expected to be in the range of $15 million to $20 million.

Praxair assumes an expected return on plan assets for 2018 in the United States of 8.00%, which is consistent with the long-term expected return on its investment portfolio.

Excluding the impact of any settlements, 2018 consolidated pension expense is expected to be $55 million, largely in line with 2017. Higher expected amortization of actuarial losses is expected to be offset by applying the return on assets assumption to a higher asset base. Service and interest costs are anticipated to remain relatively consistent.

Refer to the “14.8 Critical Accounting Policies” section and Note 16 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for a more detailed discussion of Praxair’s retirement benefits, including a description of the various retirement plans and the assumptions used in the calculation of net periodic benefit cost and funded status.

14.3.7.2	Postretirement Benefits Other Than Pensions

The net periodic benefit cost for Postretirement Benefits Other Than Pensions (“OPEB”) plans was a $13 million benefit in 2017, a $5 million cost in 2016 and an $8 million cost in 2015. 2017 includes a curtailment gain on a South American OPEB plan of $18 million.

In 2018, consolidated net periodic benefit costs for the OPEB plans is expected to be approximately $4 million.

Refer to the “14.8 Critical Accounting Policies” section and Note 16 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for a more detailed discussion of Praxair’s retirement benefits, including a description of the various retirement plans and the assumptions used in the calculation of net periodic benefit cost and funded status.

14.3.8	Insurance

Praxair purchases insurance to limit a variety of property and casualty risks, including those related to property, business interruption, third-party liability and workers’ compensation. Currently, Praxair self-retains the first $5 million per occurrence for workers’ compensation, general and vehicle liability in the United States and retains up to $5 million per occurrence at its various properties worldwide. To mitigate its aggregate loss potential above these retentions, Praxair purchases insurance coverage from highly rated insurance companies. Praxair does not currently operate or participate in any captive insurance companies or other non-traditional risk transfer alternatives.

At December 31, 2017 and 2016, Praxair had recorded a total of $35 million and $33 million, respectively, representing an estimate of the retained liability for the ultimate cost of claims incurred and unpaid as of the balance sheet dates. The estimated liability is established using statistical analysis and is based upon historical experience, actuarial assumptions and professional judgment. These estimates are subject to the effects of trends in loss severity and frequency and are subject to a significant degree of inherent variability. If actual claims differ from Praxair’s estimates, they will be adjusted at that time and financial results could be impacted.

Praxair recognizes estimated insurance proceeds relating to damages at the time of loss only to the extent of incurred losses. Any insurance recoveries for business interruption and for property damages in excess of the net book value of the property are recognized only when realized or pending payments confirmed by its insurance companies.

14.3.9	Segment Discussion

The following summary of sales and operating profit by segment provides a basis for the discussion that follows (for additional information concerning Praxair’s segments, see Note 18 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus). Praxair evaluates the performance of its reportable segments based on operating profit, excluding the items not indicative of ongoing business trends (see Note 2 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

(Dollar amounts in millions)				Variance
Year Ended December 31,	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
	(audited)*			(unaudited)
Sales
North America	$6,023	$5,592	$5,865	8%	(5)%
Europe	1,558	1,392	1,320	12%	5%
South America	1,501	1,399	1,431	7%	(2)%
Asia	1,738	1,555	1,551	12%	—%
Surface Technologies	617	596	609	4%	(2)%

	$11,437	$10,534	$10,776	9%	(2)%

Operating Profit
North America	$1,517	$1,430	$1,558	6%	(8)%
Europe	297	273	250	9%	9%
South America	250	257	291	(3)%	(12)%
Asia	333	276	289	21%	(4)%
Surface Technologies	105	102	105	3%	(3)%

Segment operating profit	2,502	2,338	2,493	7%	(6)%
Transaction costs and other charges	(54)	(100)	(172)

Consolidated operating profit	$2,448	$2,238	$2,321

*	Taken from the Praxair Audited Consolidated Financial Statements.

The segment tables that follow include sales and operating profit information that are summarized in this section “14.3.9 Segment Discussion”. Other information within these tables is unaudited.

14.3.9.1	North America

(Dollar amounts in millions)				Variance
Year Ended December 31,	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Sales	$6,023	$5,592	$5,865	8%	(5)%
Cost of sales, exclusive of depreciation and amortization	3,167	2,872	3,028

Gross margin	2,856	2,720	2,837
Operating expenses	708	676	670
Depreciation and amortization	631	614	609

Operating profit	$1,517	$1,430	$1,558	6%	(8)%

Operating margin	25.2%	25.6%	26.6%

	2017 vs. 2016		2016 vs. 2015
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume	4%	8%	(3)%	(6)%
Price/Mix	2%	5%	1%	3%
Cost pass-through	2%	—%	(1)%	—%
Currency	—%	—%	(2)%	(2)%
Acquisitions/Divestitures	—%	—%	—%	—%
Other	—%	(7)%	—%	(3)%

	8%	6%	(5)%	(8)%

The following tables provide sales in the North America segment by end-market and distribution method:

	% of Sales			% Change*
	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Sales by End-Markets
Manufacturing	29%	29%	30%	4%	(5)%
Metals	12%	12%	11%	7%	(1)%
Energy	18%	17%	18%	7%	(6)%
Chemicals	9%	9%	10%	5%	(8)%
Electronics	5%	5%	5%	17%	(4)%
Healthcare	7%	7%	7%	5%	2%
Food & Beverage	10%	10%	9%	5%	6%
Aerospace	2%	2%	2%	14%	(1)%
Other	8%	9%	8%	1%	5%

	100%	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	% of Sales
	2017	2016	2015
Sales by Distribution Method
On-Site	30%	28%	28%
Merchant	37%	38%	38%
Packaged Gas	31%	31%	32%
Other	2%	3%	2%

	100%	100%	100%

The North America segment includes Praxair’s industrial gases operations in the United States, Canada and Mexico.

Sales for 2017 increased $431 million, or 8%, versus 2016. Higher cost pass-through, primarily higher natural gas prices passed through to hydrogen customers, increased sales by 2% with minimal impact on operating profit. Excluding cost pass–through, sales increased 6% primarily due to higher volumes to all end-markets and higher pricing.

Operating profit in 2017 increased $87 million, or 6% from 2016, driven by higher volumes and pricing which were partially offset by hurricane impacts and higher costs, primarily energy and purchased products. Sales for 2016 decreased $273 million, or 5%, versus 2015. Excluding currency and cost pass-through impacts, sales were 2% below the prior year due to lower volumes, primarily packaged gases, partially offset by higher pricing. By end-market, lower sales primarily to manufacturing and upstream energy customers were partially offset by growth in food and beverage and healthcare.

Operating profit in 2016 decreased $128 million, or 8% from 2015. Currency translation impacts, primarily the devaluation of both the Mexican Peso and the Canadian Dollar against the U.S. Dollar, reduced operating profit by 2%. Excluding currency translation impacts, operating profit decreased 6% driven by lower volumes partially offset by higher pricing. In addition, 2015 included a gain from the sale of a packaged gas business.

14.3.9.2	Europe

(Dollar amounts in millions)				Variance
Year Ended December 31,	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Sales	$1,558	$1,392	$1,320	12%	5%
Cost of sales, exclusive of depreciation and amortization	893	775	749

Gross margin	665	617	571
Operating expenses	199	189	176
Depreciation and amortization	169	155	145

Operating profit	$297	$273	$250	9%	9%

Operating margin	19.1%	19.6%	18.9%

	2017 vs. 2016		2016 vs. 2015
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume	5%	8%	1%	—%
Price/Mix	1%	3%	—%	1%
Cost pass-through	1%	—%	—%	—%
Currency	2%	2%	(1)%	(1)%
Acquisitions/Divestitures	3%	2%	5%	3%
Other	—%	(6)%	—%	6%

	12%	9%	5%	9%

The following tables provide sales in the Europe segment by end-market and distribution method:

	% of Sales			% Change*
	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Sales by End-Markets
Manufacturing	20%	21%	22%	4%	(2)%
Metals	16%	16%	17%	9%	—%
Energy	5%	5%	6%	1%	(9)%
Chemicals	12%	14%	14%	7%	1%
Electronics	7%	7%	7%	7%	6%
Healthcare	12%	11%	11%	4%	4%
Food & Beverage	14%	12%	10%	8%	5%
Aerospace	1%	1%	1%	3%	5%
Other	13%	13%	12%	8%	6%

	100%	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	% of Sales
	2017	2016	2015
Sales by Distribution Method
On-Site	18%	19%	20%
Merchant	35%	35%	34%
Packaged Gas	42%	42%	42%
Other	5%	4%	4%

	100%	100%	100%

Praxair’s European industrial gases business operates in Spain, Ireland, Italy, France, Germany, Russia, the United Kingdom, Scandinavia and the Benelux region.

Sales in 2017 increased $166 million, or 12% from 2016. Higher cost pass-through increased sales by 1% with minimal impact on operating profit. Favorable currency translation increased sales by 2%. Higher overall volumes, including new project start-ups, and higher price increased sales by 5% and 1%, respectively. The acquisition of a carbon dioxide business in the prior year largely serving the food and beverage end-market increased sales by 3%.

Operating profit in 2017 of $297 million increased $24 million, or 9% from 2016 driven by higher volumes and higher price. Favorable currency translation and the acquisition of the carbon dioxide business in the prior year each contributed 2% to operating profit growth.

Sales in 2016 increased $72 million, or 5% from 2015 driven primarily by the acquisition of a carbon dioxide business largely serving the food and beverage market. Excluding the impact of acquisitions and unfavorable currency translation impacts, underlying sales increased 1% largely driven by volume growth from new project start-ups. The increase in the percentage of merchant sales year-over-year is primarily due to the acquisition of the carbon dioxide business. Refer to Note 3 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for additional information.

Operating profit in 2016 of $273 million increased 9% from 2015 driven by the acquisition of a carbon dioxide business, higher pricing and cost reduction actions, partially offset by negative currency impacts.

14.3.9.3	South America

(Dollar amounts in millions)				Variance
Year Ended December 31,	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Sales	$1,501	$1,399	$1,431	7%	(2)%
Cost of sales, exclusive of depreciation and amortization	894	828	809

Gross margin	607	571	622
Operating expenses	198	181	196
Depreciation and amortization	159	133	135

Operating profit	$250	$257	$291	(3)%	(12)%

Operating margin	16.7%	18.4%	20.3%

	2017 vs. 2016		2016 vs. 2015
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume	—%	(2)%	2%	(2)%
Price/Mix	1%	3%	4%	17%
Cost pass-through	—%	—%	—%	—%
Currency	6%	4%	(8)%	(9)%
Acquisitions/Divestitures	—%	—%	—%	—%
Other	—%	(8)%	—%	(18)%

	7%	(3)%	(2)%	(12)%

The following tables provide sales in the South America segment by end-market and distribution method:

	% of Sales			% Change*
	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Sales by End-Markets
Manufacturing	17%	18%	21%	(2)%	(10)%
Metals	31%	31%	28%	1%	14%
Energy	2%	2%	2%	23%	16%
Chemicals	10%	9%	9%	8%	1%
Electronics	—%	—%	—%	—%	—%
Healthcare	19%	19%	18%	3%	13%
Food & Beverage	13%	13%	13%	2%	12%
Aerospace	—%	—%	—%	—%	—%
Other	8%	8%	9%	(7)%	(5)%

	100%	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	% of Sales
	2017	2016	2015
Sales by Distribution Method
On-Site	33%	31%	28%
Merchant	38%	40%	41%
Packaged Gas	27%	27%	29%
Other	2%	2%	2%

	100%	100%	100%

Praxair’s South American industrial gases business operates in Brazil, Argentina, Bolivia, Chile, Colombia, Paraguay, Peru, and Uruguay.

Sales in 2017 increased $102 million, or 7%, versus 2016. Favorable currency translation impacts increased sales by 6% primarily due to the strengthening of the Brazilian Real against the U.S. dollar. Excluding currency, sales increased 1% driven by higher price. Volumes were flat as new project contribution was offset by negative underlying base volumes in Brazil due to weak industrial production. Growth in on-site volumes due to new plant start-ups accounted for the increase in on-site sales as a percentage of total segment sales.

Operating profit decreased $7 million or 3% versus 2016. Excluding currency translation, operating profit decreased 7% driven by unfavorable product sales mix and cost inflation which were partially offset by higher price and an OPEB benefit plan curtailment.

Sales in 2016 decreased $32 million, or 2%, versus 2015. Unfavorable currency translation impacts reduced sales by 8% primarily due to the devaluation of the Brazilian Real and Argentine Peso against the U.S. dollar. Excluding currency, sales grew 6% primarily driven by higher overall pricing which increased sales by 4% and a 2% increase due to higher volumes attributable to new plant start-ups for metals customers partially offset by lower sales to the manufacturing end-market due to weak industrial production.

Operating profit decreased $34 million or 12% versus 2015. Excluding negative currency effects which reduced operating profit by 9%, operating profit decreased 3% as higher pricing was more than offset by higher costs, including inflation.

14.3.9.4	Asia

(Dollar amounts in millions)				Variance
Year Ended December 31,	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Sales	$1,738	$1,555	$1,551	12%	—%
Cost of sales, exclusive of depreciation and amortization	1,098	998	977

Gross margin	640	557	574
Operating expenses	122	102	109
Depreciation and amortization	185	179	176

Operating profit	$333	$276	$289	21%	(4)%

Operating margin	19.2%	17.7%	18.6%

	2017 vs. 2016		2016 vs. 2015
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume / Equipment	11%	19%	5%	2%
Price/Mix	1%	8%	(1)%	(6)%
Cost pass-through	1%	—%	1%	—%
Currency	1%	1%	(4)%	(4)%
Acquisitions / Divestitures	(2)%	—%	(1)%	—%
Other	—%	(7)%	—%	4%

	12%	21%	—%	(4)%

The following tables provide sales in the Asia segment by end-market and distribution method:

	% of Sales			% Change*
	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Sales by End-Markets
Manufacturing	9%	9%	9%	13%	(8)%
Metals	27%	28%	29%	15%	5%
Energy	3%	3%	3%	14%	(3)%
Chemicals	15%	14%	13%	20%	19%
Electronics	33%	33%	32%	12%	4%
Healthcare	1%	1%	1%	(1)%	8%
Food & Beverage	2%	2%	2%	(1)%	6%
Aerospace	—%	—%	—%	—%	—%
Other	10%	10%	11%	10%	(2)%

	100%	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	% of Sales
	2017	2016	2015
Sales by Distribution Method
On-Site	50%	50%	50%
Merchant	30%	29%	30%
Packaged Gas	13%	14%	13%
Other	7%	7%	7%

	100%	100%	100%

The Asia segment includes Praxair’s industrial gases operations in China, India, Korea and Thailand, with smaller operations in Taiwan and the Middle East.

Sales in 2017 increased $183 million, or 12% versus 2016. Favorable currency translation and cost pass-through each increased sales by 1%. Divestitures decreased sales by 2% due to the sale of an ownership interest in a majority-owned joint venture in India in 2016. Excluding these impacts, sales increased 12% driven by base volume growth in China, Korea and India, new project start-ups in China and Korea and higher price.

Operating profit for 2017 increased $57 million, or 21%, as compared to the prior year driven by higher volumes and price, partially offset by cost inflation.

Sales in 2016 were comparable to the prior year. Unfavorable currency translation impacts reduced sales by 4% primarily due to the devaluation of the Chinese yuan and Indian Rupee against the U.S. Dollar. Cost pass-through increased sales by 1%. Excluding these impacts, sales increased 3%. Volume growth of 5% included new plant start-ups and was strongest to the chemicals and metals end-markets. Pricing was lower than the prior year by 1%.

Operating profit for 2016 decreased $13 million, or 4%, as compared to the prior year. Excluding currency impacts, operating profit was steady with prior year as lower pricing was offset by volume growth and cost reduction actions.

14.3.9.5	Surface Technologies

(Dollar amounts in millions)				Variance
Year Ended December 31,	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Sales	$617	$596	$609	4%	(2)%
Cost of sales, exclusive of depreciation and amortization	403	388	397

Gross margin	214	208	212
Operating expenses	69	66	66
Depreciation and amortization	40	40	41

Operating profit	$105	$102	$105	3%	(3)%

Operating margin	17.0%	17.1%	17.2%

	2017 vs. 2016		2016 vs. 2015
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume/Price	2%	4%	(2)%	(8)%
Cost pass-through	—%	—%	—%	—%
Currency	—%	—%	(1)%	(1)%
Acquisitions/Divestitures	2%	1%	1%	—%
Other	—%	(2)%	—%	6%

	4%	3%	(2)%	(3)%

The following table provides sales in the Surface Technologies segment by end-market:

	% of Sales			% Change*
	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Sales by End-Markets
Manufacturing	11%	11%	12%	2%	(5)%
Metals	9%	9%	8%	—%	11%
Energy	19%	23%	25%	(12)%	(10)%
Chemicals	2%	2%	2%	(7)%	(4)%
Electronics	1%	1%	1%	32%	17%
Healthcare	—%	—%	—%	—%	—%
Food & Beverage	3%	4%	4%	(4)%	2%
Aerospace	44%	40%	37%	11%	3%
Other	11%	10%	11%	2%	(12)%

	100%	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

Surface Technologies provides high-performance coatings and thermal-spray powders and equipment in the Americas, Europe, and Asia.

Sales increased $21 million, or 4% versus 2016 primarily due to higher volumes to the aerospace end-market and acquisitions driven by a majority-owned joint venture with GE aviation.

Operating profit increased $3 million, or 3% versus 2016 due to higher volumes and acquisitions.

Sales decreased $13 million, or 2% versus 2015 primarily due to lower volumes to the energy and manufacturing end-markets partially offset by growth in the aerospace end-market. Unfavorable currency translation impacts reduced sales by 1% while acquisitions increased sales by 1%.

Operating profit decreased $3 million, or 3% versus 2015. Lower volumes partially offset by higher pricing decreased operating profit by 8%, and negative currency translation reduced operating profit by 1%. These impacts were partially offset by productivity gains and savings from cost reduction programs.

During the fourth quarter of 2016, surface technologies completed the formation of PG Technologies, LLC (“PGT”), a majority-owned joint venture with GE Aviation (“GE”) for the development, support and application of specialized coatings tailored for GE’s and CFM International’s (a GE joint venture with Safran Aircraft Engines of France) current and future engine models, including the GE9X and LEAP engines. PGT will expand its production with a new coatings plant in the southeast United States.

14.3.10	Currency

The results of Praxair’s non-U.S. operations are translated to Praxair’s reporting currency, the U.S. dollar, from the functional currencies used in the countries in which Praxair operates. For most foreign operations, Praxair uses the local currency as its functional currency. There is inherent variability and unpredictability in the relationship of these functional currencies to the U.S. dollar and such currency movements may materially impact Praxair’s results of operations in any given period.

To help understand the reported results, the following is a summary of the significant currencies underlying Praxair’s consolidated results and the exchange rates used to translate the financial statements (rates of exchange expressed in units of local currency per U.S. dollar):

	Percent of 2017 Consolidated Sales	Statements of Income			Balance Sheets
		Average Year Ended December 31,			December 31,
Currency		2017	2016	2015	2017	2016
Euro	13%	0.89	0.90	0.90	0.83	0.95
Brazilian real	10%	3.19	3.47	3.28	3.31	3.26
Canadian dollar	7%	1.30	1.32	1.28	1.26	1.34
Chinese yuan	7%	6.76	6.64	6.28	6.51	6.95
Mexican peso	5%	18.86	18.65	15.83	19.66	20.73
Korean won	4%	1,131	1,160	1,130	1,067	1,206
Indian rupee	3%	65.09	67.18	64.11	63.87	67.92
Argentine peso	1%	16.51	14.74	9.22	18.65	15.89
British pound	1%	0.78	0.74	0.65	0.74	0.81
Norwegian krone	1%	8.26	8.39	8.05	8.20	8.64

14.4	Financial Position

14.4.1	Consolidated Statement of Financial Position

The following table presents the statement of financial position of Praxair, Inc. and subsidiaries as of December 31, 2017, 2016 and 2015 as well as June 30, 2018.

			December 31,
(Dollar amounts in millions)	June 30, 2018		2017	2016	2015
	(unaudited)		(audited)*
Assets
Cash and cash equivalents	$479		$617	$524	$147
Accounts receivable – net	1,877		1,804	1,641	1,601
Inventories	606		614	550	531
Prepaid and other current assets	202		250	165	347

Total Current Assets	3,164		3,285	2,880	2,626
Property, plant and equipment – net	11,701		12,057	11,477	10,998
Equity investments	—	**	727	717	665
Goodwill	3,200		3,233	3,117	2,986
Other intangible assets – net	525		553	583	568
Other long-term assets	1,246		581	558	476

Total Assets	$19,836		$20,436	$19,332	$18,319

Liabilities and Equity
Accounts payable	$967		$972	$906	$791
Short-term debt	250		238	434	250
Current portion of long-term debt	979		979	164	6
Accrued taxes	—	**	242	133	144
Other current liabilities	1,083		876	841	702

Total Current Liabilities	3,279		3,307	2,478	1,893
Long-term debt	7,229		7,783	8,917	8,975
Other long-term liabilities	2,786		1,588	1,213	1,155
Deferred credits	—	**	1,236	1,272	1,390

Total Liabilities	13,294		13,914	13,880	13,413
Commitments and contingencies
Redeemable noncontrolling interests	14		11	11	113
Praxair, Inc. Shareholders’ Equity:
Common stock $0.01 par value, authorized – 800,000,000 shares, issued 2018, 2017, 2016 and 2015 383,230,625 shares	4		4	4	4
Additional paid-in capital	4,066		4,084	4,074	4,005
Retained earnings	13,690		13,224	12,879	12,229
Accumulated other comprehensive income (loss)	(4,596)		(4,098)	(4,600)	(4,596)
Less: Treasury stock, at cost (2018 – 95,654,841 shares, 2017 – 96,453,634 shares, 2016 – 98,329,849 shares and 2015 – 98,351,546 shares)	(7,137)		(7,196)	(7,336)	(7,253)
Total Praxair, Inc. Shareholders’ Equity	6,027		6,018	5,021	4,389
Noncontrolling interests	501		493	420	404

Total Equity	6,528		6,511	5,441	4,793

Total Liabilities and Equity	$19,836		$20,436	$19,332	$18,319

*	Taken from the Praxair Audited Consolidated Financial Statements.
**

Amounts as of June 30, 2018 have been condensed within the respective “other” captions, i.e., equity investments in other long-term assets, accrued taxes in other current liabilities and deferred credits in other long-term liabilities.

14.4.2	June 30, 2018 Compared With December 31, 2017

Current assets decreased 4% to $3,164 million as of June 30, 2018 from $3,285 as of December 31, 2017. This decrease is primarily due to a decrease in cash resulting from cash management decisions and currency impacts.

Property, plant and equipment – net decreased $356 million to $11,701 million as of June 30, 2018 from $12,057 million as of December 31, 2017. This decrease is primarily related to depreciation of $600 million and foreign currency movements of $355 million offset by capital expenditures of $676 million. The remaining $77 million decrease is primarily related to divestitures and asset sales.

Goodwill decreased $33 million to $3,200 million as of June 30, 2018 from $3,233 million as of December 31, 2017. This decrease is due to foreign currency movements of $45 million offset by $12 million related to 2018 acquisitions (see Note 9 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus).

Other intangible assets – net decreased $28 million to $525 million as of June 30, 2018 from $553 million as of December 31, 2017. This decrease is primarily related to 2018 amortization of $23 million (see Note 9 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus).

Current liabilities, excluding debt, decreased $40 million to $2,050 million as of June 30, 2018 from $2,090 million as of December 31, 2017. This decrease was primarily due to foreign currency movements.

Total debt, i.e., the sum of short-term debt, current portion of long-term debt and long-term debt, decreased $542 million to $8,458 million as of June 30, 2018 from $9,000 million as of December 31, 2017. The decrease is primarily related to debt repayments (see Note 5 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus).

Total equity increased $17 million to $6,528 million as of June 30, 2018 from $6,511 million as of December 31, 2017. This increase was primarily due to Net Income of $969 million and stock transactions offset by other comprehensive losses of $508 million, primarily related to foreign currency translation impacts, and dividends of $474 million (see Note 14 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus).

14.4.3	December 31, 2017 Compared With December 31, 2016

Current assets increased 14% to $3,285 million as of December 31, 2017 from $2,880 million as of December 31, 2016. This increase is primarily supporting the 9% sales increase.

Property, plant and equipment – net increased $580 million to $12,057 million as of December 31, 2017 from $11,477 million as of December 31, 2016 (see Note 8 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus). The increase is primarily related to capital expenditures of $1,311 million, offset by depreciation of $1,136 million. Additionally, foreign currency movements also increased property, plant and equipment – net by approximately $420 million.

Goodwill increased $116 million to $3,233 million as of December 31, 2017 from $3,117 million as of December 31, 2016. This increase is due to foreign currency movements of $92 million and $24 million related to 2017 acquisitions (see Note 9 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Other intangible assets – net decreased $30 million to $553 million as of December 31, 2017 from $583 million as of December 31, 2016. This decrease is related to 2017 amortization of $48 million, partially offset by foreign currency movements of $15 million and $3 million related to 2017 acquisitions (see Note 10 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Current liabilities, excluding debt, i.e., the sum of accounts payable, accrued taxes and other current liabilities, increased $210 million to $2,090 million as of December 31, 2017 from $1,880 million as of December 31, 2016. This increase was primarily related to increased accounts payable of $66 million to support the increased sales and increased accrued taxes of $109 million primarily related to a new U.S. Tax Law (see Note 5 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Total debt, i.e., the sum of short-term debt, current portion of long-term debt and long-term debt, decreased $515 million to $9,000 million as of December 31, 2017 from $9,515 million as of December 31, 2016. The decrease is primarily related to debt repayments, partially offset by the impacts of foreign currency translation on the Euro denominated notes. The increase in the current portion of long-term debt as of December 31, 2017 versus as of December 31, 2016 is due to the reclassification of the 1.20% and 1.25% notes due in 2018 from long-term debt to current portion of long-term debt (see Note 11 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Other long-term liabilities increased $375 million to $1,588 million as of December 31, 2017 from $1,213 million as of December 31, 2016. This increase includes $388 million related to the deemed repatriation of undistributed earnings associated with the introduction of the U.S. Tax Act (see Notes 5 and 7 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Total Equity increased $1,070 million to $6,511million as of December 31, 2017 from $5,441 million as of December 31, 2016. This increase was primarily due to reported net income (including noncontrolling interests) of $1,306 million and other comprehensive income of $536 million primarily related to foreign currency translation impacts. These increases were partially offset by cash dividends of $901 million. Also, see the Consolidated Statement of Equity included within the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

Information relating to other assets and liabilities is included in Note 7 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

14.4.4	December 31, 2016 Compared With December 31, 2015

Current assets increased $254 million to $2,880 million as of December 31, 2016 from $2,626 million as of December 31, 2015. This increase is primarily related to an increase in cash of $377 million, partially offset by the impacts of a required accounting change related to the classification of deferred tax assets (see Note 7 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Property, plant and equipment – net increased $479 million to $11,477 million as of December 31, 2016 from $10,998 million as of December 31, 2015 (see Note 8 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus). The increase is primarily related to capital expenditures of $1,465 million and $166 million of acquisitions, partially offset by depreciation of $1,071 million.

Goodwill increased $131 million to $3,117 million as of December 31, 2016 from $2,986 million as of December 31, 2015. This increase is due primarily to $141 million related to acquisitions, partially offset by foreign currency movements (see Notes 3 and 9 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Other intangible assets – net increased $15 million to $583 million as of December 31, 2016 from $568 million as of December 31, 2015. This increase is primarily related to acquisitions of $82 million largely offset by amortization of $51 million and foreign currency movements of $13 million (see Note 10 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Current liabilities, excluding debt, i.e., the sum of accounts payable, accrued taxes and other current liabilities, increased $243 million to $1,880 million as of December 31, 2016 from $1,637 million as of December 31, 2015. This increase was primarily related to the timing of payments, including capital expenditures, partially offset by currency translation impacts. Also, there was a reclassification of a long-term liability to current liabilities.

Total debt, i.e., the sum of short-term debt, current portion of long-term debt and long-term debt, increased $284 million to $9,515 million as of December 31, 2016 from $9,231 million as of December 31, 2015. The Company issued Euro denominated bonds due 2024 and repaid bonds that matured or were scheduled to mature in 2017. Additionally commercial paper was increased $246 million (see Note 11 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Redeemable noncontrolling interests decreased $102 million to $11 million as of December 31, 2016 from $113 million as of December 31, 2015. In June 2016, Praxair acquired the remaining 34% stake in a Scandinavian joint venture which resulted in a $104 million reduction to redeemable noncontrolling interests (see Note 14 to the Praxair Audited Consolidated Financial Statements on page F.2-28 of this Prospectus).

Total equity increased $648 million to $5,441 million as of December 31, 2016 from $4,793 million as of December 31, 2015. This increase was primarily due to reported net income (including noncontrolling interests) of $1,535 million, partially offset by cash dividends of $856 million. Also, see the Consolidated Statement of Equity included within the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

Information relating to other assets and liabilities is included in Note 7 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

14.5	Liquidity, Capital Resources and Other Financial Data

14.5.1	Six Months Ended June 30, 2018 and 2017 (unaudited)

The following selected cash flow information provides a basis for the discussion that follows:

	Six months ended June 30,
(Millions of dollars)	2018	2017
Net Cash Provided By (Used For):
Operating Activities
Net income (including noncontrolling interests)	$971	$824
Non-cash charges (credits):
Add: Depreciation and amortization	622	579
Add: Deferred income taxes	10	48
Add: Share-based compensation	21	28
Add: Transaction costs and other charges, net of payments(a)	15	17

Net income adjusted for non-cash charges	1,639	1,496
Less: Working capital	(138)	(164)
Less: Pension contributions	(10)	(6)
Other	(13)	85

Net cash provided by operating activities	$1,478	$1,411

Investing Activities
Capital expenditures	(676)	(652)
Acquisitions, net of cash acquired	—	(2)
Divestitures and asset sales	69	17

Net cash used for investing activities	$(607)	$(637)

Financing Activities
Debt increase (decrease) — net	(492)	(305)
Issuances (purchases) of common stock — net	43	59
Cash dividends — Praxair, Inc. shareholders	(474)	(450)
Noncontrolling interest transactions and other	(22)	(84)

Net cash provided by (used for) financing activities	$(945)	$(780)

Effect of exchange rate changes on cash and cash equivalents	$(64)	$17
Cash and cash equivalents, end-of-period	$479	$535

(a)	See Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus.

14.5.1.1	Cash Flow from Operations

Cash provided by operations of $1,478 million for the six months ended June 30, 2018 increased $67 million, or 5%, versus 2017. The increase was driven by higher net income adjusted for non-cash charges and lower working capital requirements, partially offset by timing of dividends from equity investments, primarily in China.

Praxair estimates that total 2018 required contributions to its pension plans will be in the range of $15 million to $20 million, of which $10 million has been made through June 30, 2018. At a minimum, Praxair contributes to its pension plans to comply with local regulatory requirements (e.g., ERISA in the United States). Discretionary contributions in excess of the local minimum requirements are made based on many factors, including long-term projections of the plans’ funded status, the economic environment, potential risk of overfunding, pension insurance costs and alternative uses of the cash. Changes to these factors can impact the amount and timing of discretionary contributions from year to year.

14.5.1.1.1	Investing

Net cash used for investing of $607 million for the six months ended June 30, 2018 decreased $30 million versus 2017.

Capital expenditures for the six months ended June 30, 2018 were $676 million, $24 million higher than the prior year. Capital expenditures related primarily to investments in new plant and production equipment for growth and density. Approximately 65% of the capital expenditures were in North America.

Acquisition spend was immaterial for both the six months ended June 30, 2018 and 2017.

Divestitures and asset sales for the six months ended June 30, 2018 and 2017 were $69 million and $17 million, respectively. The 2018 period includes proceeds related to asset disposals primarily in North America.

14.5.1.1.2	Financing

Cash used by financing activities was $945 million for the six months ended June 30, 2018. Cash dividends of $474 million were higher than the prior year due to a 5% increase in quarterly dividends per share from 78.75 cents per share to 82.5 cents per share. Net issuances of common stock decreased $16 million. Noncontrolling interest transactions and other for the six months ended June 30, 2018 and 2017 were $22 million and $84 million, respectively. Amounts paid in 2017 include dividends paid to noncontrolling interests and repayment of project advances.

In March 2018, Praxair repaid $500 million of 1.20% rate notes that became due.

In June 2018, the company’s $500 million 364-day revolving credit facility with a syndicate of banks expired and was not renewed.

Praxair’s debt-to-capital ratio was 54.9% at June 30, 2018 versus 56.2% at December 31, 2017. This decrease was primarily attributable to a reduction in net debt of $404 million and an increase in equity due to earnings net of dividends declared. See the “14.11 Non-GAAP Financial Measures” section below for definitions and reconciliations of these non-GAAP measures to reported GAAP amounts.

14.5.1.1.3	Debt Covenants

Praxair’s $2.5 billion senior unsecured credit facility and long-term debt agreements contain various covenants (refer to Note 5 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus and Note 11 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus). The only financial covenant requires Praxair not to exceed a maximum 70% leverage ratio, as defined in the agreements. For purposes of the leverage ratio calculation, consolidated shareholders’ equity excludes changes in the cumulative foreign currency translation adjustments after June 30, 2011. At June 30, 2018 and December 31, 2017, the actual leverage ratio calculated in accordance with the agreements was 46% and 49%, respectively.

14.5.2	Years Ended 2017, 2016 and 2015

(Millions of dollars) Year Ended December 31,	2017	2016	2015
	(audited, unless otherwise indicated)*
Net Cash Provided by (Used for)
Operating Activities
Net Income (including noncontrolling interests)	$1,308	$1,538	$1,591
Non-cash charges (credits):
Add: Transaction costs and other charges, net of payments(a)	26	83	121
Add: Tax Act income tax charge, net	394	—	—
Add: Depreciation and amortization	1,184	1,122	1,106
Add (Less): Deferred income taxes, excluding Tax Act	136	(13)	99
Add (Less): Non-cash charges and other	102	(4)	(49)

Net Income adjusted for non-cash charges and other**	3,150	2,726	2,868
Less: Pension contributions	(19)	(11)	(15)
Add (Less): Working capital	(158)	52	(84)
Add (Less): Other	68	6	(74)

Net cash provided from operating activities	$3,041	$2,773	$2,695

Investing Activities
Capital expenditures	$(1,311)	$(1,465)	$(1,541)
Acquisitions, net of cash acquired	(33)	(363)	(82)
Divestitures and asset sales	30	58	320

Total used for investing	$(1,314)	$(1,770)	$(1,303)

Financing Activities
Debt increases (decreases) — net	$(771)	$357	$168
Issuances (purchases) of common stock — net	108	(89)	(637)
Cash dividends — Praxair, Inc. shareholders	(901)	(856)	(819)
Excess tax benefit on stock based compensation	—	—	19
Noncontrolling interest transactions and other	(92)	(55)	(41)

Total provided (used) for financing	$(1,656)	$(643)	$(1,310)

Effect of exchange rate changes on cash	$22	$17	$(61)
Cash and cash equivalents	$617	$524	$147

*	Taken from the Praxair Audited Consolidated Financial Statements.

**	Unaudited.
(a)	See Note 2 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

Cash increased $93 million in 2017 versus 2016. The sources of cash in 2017 were cash flows from operations of $3,041 million, proceeds from divestitures and asset sales of $30 million and net issuances of Praxair common stock of $108 million. The uses of cash included capital expenditures of $1,311 million, acquisitions of $33 million, cash dividends to shareholders of $901 million, and net debt repayments of $771 million.

14.5.2.1	Cash Flows From Operations

14.5.2.1.1	2017 compared with 2016

Cash flows from operations was $3,041 million, or 27% of sales, an increase of $268 million from $2,773 million, or 26% of sales in 2016. The increase was primarily attributable to higher net income adjusted for non-cash charges, a $103 million increase in dividends received from equity companies, primarily in China, and favorable changes in other long-term assets and liabilities which were partially offset by higher working capital requirements and pension contributions.

14.5.2.1.2	2016 compared with 2015

Cash flows from operations was $2,773 million, or 26% of sales, an increase of $78 million from $2,695 million, or 25% of sales in 2015. The increase was primarily attributable to lower working capital requirements and favorable changes in other long-term assets and liabilities which were partially offset by lower net income adjusted for non-cash charges.

14.5.2.2	Investing

14.5.2.2.1	2017 compared with 2016

Net cash used for investing activities of $1,314 million decreased $456 million versus 2016 due to lower acquisitions and capital expenditures, partially offset by lower proceeds from divestiture and asset sales.

Capital expenditures in 2017 were $1,311 million, a decrease of $154 million from 2016. Capital expenditures during 2017 related primarily to investments in new plant and production equipment for growth and density. Approximately 60% of the capital expenditures were in North America with the rest in Asia, Europe and South America.

Acquisition expenditures in 2017 were $33 million, a decrease of $330 million from 2016. Acquisitions in the prior year were primarily comprised of the acquisition of a European carbon dioxide business and packaged gases businesses in North America and Europe (see Note 3 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Divestitures and asset sales in 2017 totaled $30 million of proceeds from asset sales. 2016 divestitures and asset sales were $58 million which included proceeds from asset sales and the sale of an ownership interest in a majority-owned joint venture in India.

14.5.2.2.2	2016 compared with 2015

Net cash used for investing activities of $1,770 million increased $467 million versus 2015 due to higher acquisitions and lower proceeds from divestiture and asset sales, partially offset by lower capital expenditures.

Capital expenditures in 2016 were $1,465 million, a decrease of $76 million from 2015. Capital expenditures during 2016 related primarily to investments in new plant and production equipment for growth and density. Approximately 60% of the capital expenditures were in North America with the rest in Asia, Europe and South America.

Acquisition expenditures in 2016 were $363 million, an increase of $281 million from 2015. Acquisitions were primarily comprised of the acquisition of a European carbon dioxide business and packaged gases businesses in North America and Europe (see Note 3 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Divestitures and asset sales in 2016 totaled $58 million, which included proceeds from assets sales and the sale of an ownership interest in a majority-owned joint venture in India. 2015 divestitures and asset sales were $320 million primarily due to the sale of fixed assets under construction to a customer in the North America energy market.

14.5.2.2.3	2015

Net cash used for investing activities was $1,303 million.

Capital expenditures in 2015 were $1,541 million. Capital expenditures during 2015 related primarily to investments in new plant and production equipment for growth and density. Approximately 50% of the capital expenditures were in North America with the rest in Asia, Europe and South America.

Acquisition expenditures in 2015 were $82 million. Acquisitions in 2015 consisted primarily of packaged gases businesses in North and South America and an acquisition of a controlling interest of an equity investment in Asia (see Note 3 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus).

Divestitures and asset sales in 2015 totaled $320 million, which was primarily comprised of $235 million from the sale of fixed assets under construction to a customer in the North America energy market during the second quarter, and $65 million from the sale of a packaged gas business to an existing equity investment in the fourth quarter.

14.5.2.3	Financing

(a)	See “14.11 Non-GAAP Financial Measures“ for a definition and reconciliation of this non-GAAP measure to reported GAAP amounts.

Praxair’s financing strategy is to secure long-term committed funding by issuing public notes and debentures and commercial paper backed by a long-term bank credit agreement. Praxair’s international operations are funded through a combination of local borrowing and inter-company funding to minimize the total cost of funds and to manage and centralize currency exchange exposures. As deemed necessary, Praxair manages its exposure to interest-rate changes through the use of financial derivatives (see Note 12 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus and the section titled “14.12 Quantitative and Qualitative Disclosures About Market Risk”).

Cash used by financing activities was $1,656 million in 2017 compared to $643 million in 2016. The primary financing uses of cash were for cash dividends and net debt repayments, while the primary source was net issuances of Praxair common stock. Cash dividends of $901 million increased $45 million from 2016 due to a 5% increase in dividends per share from $3.00 to $3.15. Net issuances of common stock increased $197 million due primarily to fewer share repurchases. Noncontrolling interest transactions and other payments was $92 million versus $55 million in 2016. Amounts paid in 2017 include dividends paid to NCI joint venture partners and repayment of project advances; while 2016 primarily relates to the acquisition of the remaining 34% of a Scandinavian joint venture, partially offset by the proceeds received from the formation of a consolidated joint venture in the United States and Singapore (see Note 14 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus). The cash used for debt repayments-net of $771 million increased $1,128 million from $357 million of debt issuances-net during 2016 while cash increased $93 million. Net debt (debt minus cash) decreased $608 million.

Praxair believes that it has sufficient operating flexibility, cash reserves, and funding sources to maintain adequate amounts of liquidity to meet its business needs around the world. At December 31, 2017, Praxair’s credit ratings as reported by Standard & Poor’s and Moody’s were A-1 and P-1 for short-term debt, respectively, and A and A2 for long-term debt, respectively.

Note 11 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus includes information with respect to Praxair’s debt repayments in 2017, current debt position, debt covenants and the available credit facilities; and Note 12 includes information relating to derivative financial instruments. Praxair’s credit facilities are with major financial institutions and are non-cancelable until maturity. Therefore, Praxair believes the risk of the financial institutions being unable to make required loans under the credit facilities, if requested, to be low. Praxair’s major bank credit and long-term debt agreements contain standard covenants. Praxair was in compliance with these covenants at December 31, 2017 and expects to remain in compliance for the foreseeable future.

Praxair’s total net debt outstanding at December 31, 2017 was $8,383 million, $608 million lower than $8,991 million at December 31, 2016. The December 31, 2017 net debt balance includes $8,915 million in public securities, $85 million representing primarily worldwide bank borrowings net of $617 million of cash. Praxair’s global effective borrowing rate was approximately 2.03% for 2017.

In February 2017, Praxair repaid $150 million of floating rate notes that became due. Also in November 2017, Praxair repaid $400 million of 1.05% notes that became due.

In June 2017, the company entered into a $500 million 364-day revolving credit facility with a syndicate of banks which expired in June 2018.

Praxair’s debt-to-capital ratio was 56.2% at December 31, 2017 versus 62.3% at December 31, 2016. This decrease was primarily attributable to (i) a reduction in net debt of $608 million; (ii) an increase in equity due to currency translation impacts on the accumulated other comprehensive income (loss) component as well as increases to equity due to earnings net of dividends declared. Praxair’s debt is largely denominated in U.S. dollars. See “14.11 Non-GAAP Financial Measures” for definitions and reconciliation of these non-GAAP measures to reported amounts.

14.6	Contractual Obligations

The following table sets forth Praxair’s material contract obligations and other commercial commitments as of December 31, 2017:

(Millions of dollars)	Due or expiring by December 31,
	2018	2019	2020	2021	2022	Thereafter	Total
Long-term debt obligations:
Debt and capitalized lease maturities (Note 11)*	$979	$1,100	$1,024	$1,003	$1,105	$3,551	$8,762
Contractual interest	212	187	158	130	98	609	1,394
Operating leases (Note 4)*	131	114	94	76	61	107	583
Retirement obligations	49	36	34	33	31	146	329
Unconditional purchase obligations (Note 17)*	575	517	451	468	437	2,511	4,959
Construction commitments (Note 17)*	842	212	11	—	—	—	1,065

Total Contractual Obligations	$2,788	$2,166	$1,772	$1,710	$1,732	$6,924	$17,092

*	See respective notes to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for additional information.

Contractual interest on long-term debt of $1,394 million represents interest the company is contracted to pay on outstanding long-term debt, current portion of long-term debt and capital lease obligations, calculated on a basis consistent with planned debt maturities, excluding the interest impact of interest rate swaps. At December 31, 2017, Praxair had fixed-rate debt of $8,253 million and floating-rate debt of $747 million. The rate assumed for floating-rate debt was the rate in effect at December 31, 2017.

Retirement obligations of $329 million include estimates of pension plan contributions and expected future benefit payments for unfunded pension and OPEB plans. Pension plan contributions are forecasted for 2018 only. For purposes of the table, $18 million of estimated required contributions have been included for 2018. Expected future unfunded pension and OPEB benefit payments are forecasted only through 2027. Contribution and unfunded benefit payment estimates are based upon current valuation assumptions. Estimates of pension contributions after 2018 and unfunded benefit payments after 2027 are not included in the table because the timing of their resolution cannot be estimated. Retirement obligations are more fully described in Note 16 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

Liabilities for uncertain tax positions totaling $54 million, including interest and penalties, and tax liabilities for deemed repatriation of earnings of $467 million are not included in the table because the timing of their resolution cannot be estimated. See Note 5 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for disclosures surrounding uncertain income tax positions.

14.7	Off-Balance Sheet Arrangements

As discussed in Note 17 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus, at December 31, 2017, Praxair had entered into various guarantees and other arrangements, and had undrawn outstanding letters of credit from financial institutions. These arrangements were entered into in connection with normal business operations and they are not reasonably likely to have a material impact on Praxair’s consolidated financial condition, results of operations, or liquidity.

14.8	Critical Accounting Policies

The policies discussed below are considered by Praxair management to be critical to understanding Praxair’s financial statements and accompanying notes prepared in accordance with U.S. GAAP. Their application places significant importance on Praxair management’s judgment as a result of the need to make estimates of matters that are inherently uncertain. Praxair’s financial position, results of operations and cash flows could be materially affected if actual results differ from estimates made. These policies are determined by Praxair management and have been reviewed by Praxair’s Audit Committee.

14.8.1	Depreciable Lives of Property, Plant and Equipment

Praxair’s net property, plant and equipment at December 31, 2017 was $12,057 million, ($11,477 million and $10,998 million at December 31, 2016 and 2015, respectively), representing 59% of its consolidated total assets. Depreciation expense for the year ended December 31, 2017 was $1,136 million ($1,071 million and $1,059 million for the years ended December 31, 2016 and 2015, respectively), or 13% of total operating costs. Management judgment is required in the determination of the estimated depreciable lives that are used to calculate the annual depreciation expense and accumulated depreciation.

Property, plant and equipment are recorded at cost and depreciated over the assets’ estimated useful lives on a straight-line basis for financial reporting purposes. The estimated useful life represents the projected period of time that the asset will be productively employed by Praxair and is determined by Praxair management based on many factors, including historical experience with similar assets, technological life cycles, geographic locations and contractual supply relationships with on-site customers. Circumstances and events relating to these assets, such as on-site contract modifications, are monitored to ensure that changes in asset lives or impairments (see “14.8.3 Asset Impairments”) are identified and prospective depreciation expense or impairment expense is adjusted accordingly. Praxair’s largest asset values relate to cryogenic air-separation production plants with depreciable lives of principally 15 years.

Based upon the assets as of December 31, 2017, if depreciable lives of machinery and equipment, on average, were increased or decreased by one year, annual depreciation expense would be decreased by approximately $65 million or increased by approximately $74 million, respectively.

14.8.2	Pension Benefits

Pension benefits represent financial obligations that will be ultimately settled in the future with employees who meet eligibility requirements. Because of the uncertainties involved in estimating the timing and amount of future payments, significant estimates are required to calculate pension expense and liabilities related to Praxair’s plans. Praxair utilizes the services of several independent actuaries, whose models are used to facilitate these calculations.

Several key assumptions are used in actuarial models to calculate pension expense and liability amounts recorded in the financial statements. Praxair management believes the three most significant variables in the models are the expected long-term rate of return on plan assets, the discount rate, and the expected rate of compensation increase. The actuarial models also use assumptions for various other factors, including employee turnover, retirement age, and mortality. Praxair management believes the assumptions used in the actuarial calculations are reasonable, reflect Praxair’s experience and expectations for the future and are within accepted practices in each of the respective geographic locations in which it operates. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

The weighted-average expected long-term rates of return on pension plan assets were 8.00% for U.S. plans and 7.91% for international plans for the year ended December 31, 2017 (8.00% and 7.92%, respectively at December 31, 2016). These rates are determined annually by Praxair management based on a weighted average of current and historical market trends, historical and expected portfolio performance and the current and expected portfolio mix of investments. A 0.50% change in these expected long-term rates of return, with all other variables held constant, would change Praxair’s pension expense by approximately $10 million.

Praxair has consistently used a market-related value of assets rather than the fair value at the measurement date to determine annual pension expense. The market-related value recognizes investment gains or losses over a five-year period. As a result, changes in the fair value of assets from year to year are not immediately reflected in Praxair’s annual pension expense. Instead, annual pension expense in future periods will be impacted as deferred investment gains or losses are recognized in the market-related value of assets over the five-year period. The consolidated market-related value of assets was $2,177 million, or $45 million lower than the fair value of assets of $2,222 million at December 31, 2017. These net deferred investment losses of $45 million will be recognized in the calculation of the market-related value of assets ratably over the next four years and will impact future pension expense. Future actual investment gains or losses will impact the market-related value of assets and, therefore, will impact future annual pension expense in a similar manner.

Discount rates are used to calculate the present value of plan liabilities and pension costs and are determined annually by Praxair management. For 2016, Praxair changed the approach that it used to determine the service and interest cost components of pension and OPEB expense for significant plans to the spot rate approach. U.S. plans that do not use the spot rate approach continue to determine discount rates by using a cash flow matching model provided by Praxair’s independent actuaries. The model includes a portfolio of corporate bonds graded Aa or better by at least half of the ratings agencies and matches the U.S. plans’ projected cash flows to the calculated spot rates. Discount rates for the remaining international plans are based on market yields for high-quality fixed income investments representing the approximate duration of the pension liabilities on the measurement date. Refer to Note 16 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for a summary of the discount rates used to calculate plan liabilities and benefit costs, and to “14.3.7 Retirement Benefits” for a further discussion of 2017 benefit costs. A 0.50% change in discount rates, with all other variables held constant, would decrease/increase Praxair’s pension expense by approximately $11 million and would impact the PBO by approximately $186 million.

The weighted-average expected rate of compensation increase was 3.25% for U.S. plans and 3.35% for international plans at December 31, 2017 (3.25% and 3.73%, respectively, at December 31, 2016). The estimated annual compensation increase is determined by management every year and is based on historical trends and market indices. A 0.50% change in the expected rate of compensation increase, with all other variables held constant, would change Praxair’s pension expense by approximately $5 million and would impact the PBO by approximately $30 million.

14.8.3	Asset Impairments

14.8.3.1	Goodwill

At December 31, 2017, Praxair had goodwill of $3,233 million ($3,117 million and $2,986 million at December 31, 2016 and 2015, respectively), which represents the aggregate of the excess purchase price for acquired businesses over the fair value of the net assets acquired.

Praxair performs a goodwill impairment test annually in the second quarter or more frequently if events or circumstances indicate that an impairment loss may have been incurred, and no impairments were indicated. Praxair has continuously re-evaluated the likelihood of goodwill impairments in its reporting units subsequent to the second quarter test, and does not believe there is indication of impairment for any of its reporting units. At December 31, 2017, Praxair’s enterprise value was approximately $53 billion (outstanding shares multiplied by the year-end stock price plus debt, and without any control premium) while its total capital was approximately $15 billion.

The impairment test allows an entity to first assess qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than carrying value. If it is determined that it is more likely than not that the fair value of a reporting unit is less than carrying value then Praxair will estimate and compare the fair value of its reporting units to their carrying value, including goodwill. Reporting units are determined based on one level below the operating segment level. Fair value is determined through the use of projected future cash flows, multiples of earnings and sales and other factors.

Such analysis requires the use of certain market assumptions and discount factors, which are subjective in nature. As applicable, estimated values can be affected by many factors beyond Praxair’s control such as business and economic trends, government regulation, and technological changes. Praxair management believes that the qualitative factors used to perform its annual goodwill impairment assessment are appropriate and reasonable. Although the 2017 qualitative assessment indicated that it is more likely than not that the fair value of each reporting unit substantially exceeded its carrying value, changes in circumstances or conditions affecting this analysis could have a significant impact on the fair value determination, which could then result in a material impairment charge to Praxair’s results of operations.

See Note 9 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for disclosures concerning the carrying value of goodwill by reportable segment.

14.8.3.2	Property, Plant and Equipment

Property, plant and equipment is tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an individual asset or asset group may not be recoverable. For purposes of this test, asset groups are determined based upon the lowest level for which there are independent and identifiable cash flows. Based upon Praxair’s business model, an asset group may be a single plant and related assets used to support on-site, merchant and packaged gas customers. Alternatively, the asset group may be a pipeline complex which includes multiple interdependent plants and related assets connected by pipelines within a geographic area used to support the same distribution methods.

14.8.4	Income Taxes

At December 31, 2017, Praxair had deferred tax assets of $667 million (net of valuation allowances of $76 million), and deferred tax liabilities of $1,636 million. At December 31, 2017, uncertain tax positions totaled $54 million (see Notes 1 and 5 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus). Income tax expense was $1,026 million for the year ended December 31, 2017, or about 44.9% of pre-tax income and includes a provisional net income tax charge of $394 million related to the U.S. Tax Cuts and Jobs Act (U.S. Tax Act). Adjustments to the charge will be made as new information becomes available (see Note 5 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for additional information related to the U.S. Tax Act).

In the preparation of Praxair’s consolidated financial statements, Praxair estimates income taxes based on diverse legislative and regulatory structures that exist in various jurisdictions where Praxair conducts business. Deferred income tax assets and liabilities represent tax benefits or obligations that arise from temporary differences due to differing treatment of certain items for accounting and income tax purposes. Praxair evaluates deferred tax assets each period to ensure that estimated future taxable income will be sufficient in character (e.g. capital gain versus ordinary income treatment), amount and timing to result in their recovery. A valuation allowance is established when Praxair management determines that it is more likely than not that a deferred tax asset will not be realized to reduce the assets to their realizable value. Considerable judgments are required in establishing deferred tax valuation allowances and in assessing exposures related to tax matters. As events and circumstances change, related reserves and valuation allowances are adjusted to income at that time. Praxair’s tax returns are subject to audit and local taxing authorities could challenge Praxair’s tax positions. Praxair’s practice is to review tax filing positions by jurisdiction and to record provisions for uncertain income tax positions, including interest and penalties when applicable. Praxair believes it records and/or discloses such potential tax liabilities as appropriate and has reasonably estimated its income tax liabilities and recoverable tax assets. If new information becomes available, adjustments are charged or credited against income at that time. Praxair’s management does not anticipate that such adjustments would have a material adverse effect on Praxair’s consolidated financial position or liquidity; however, it is possible that the final outcomes could have a material impact on Praxair’s reported results of operations.

In 2017, due to the U.S. Tax Act, Praxair provided $467 million of U.S. income tax on approximately $13 billion of accumulated undistributed foreign earnings and $260 million of foreign withholding tax related to the planned repatriation of approximately $4 billion of such undistributed earnings. A provision has not been made for any additional foreign income tax at December 31, 2017 on approximately $9 billion of remaining undistributed foreign earnings because Praxair intends to reinvest these earnings indefinitely. While these earnings could become subject to additional foreign income tax if they are remitted as dividends, it is not practicable to estimate the unrecognized deferred tax liability on these undistributed earnings.

14.8.5	Contingencies

Praxair accrues liabilities for non-income tax contingencies when Praxair’s management believes that a loss is probable and the amounts can be reasonably estimated, while contingent gains are recognized only when realized. If new information becomes available or losses are sustained in excess of recorded amounts, adjustments are charged against income at that time. Praxair’s management does not anticipate that in the aggregate such losses would have a material adverse effect on Praxair’s consolidated financial position or liquidity; however, it is possible that the final outcomes could have a material impact on Praxair’s reported results of operations.

Praxair is subject to various claims, legal proceedings and government investigations that arise from time to time in the ordinary course of business. These actions are based upon alleged environmental, tax, antitrust and personal injury claims, among others (see Note 17 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus). Such contingencies are significant and the accounting requires considerable Praxair management judgments in analyzing each matter to assess the likely outcome and the need for establishing appropriate liabilities and providing adequate disclosures. Praxair believes it records and/or discloses such contingencies as appropriate and has reasonably estimated its liabilities.

14.9	New Accounting Standards

See Note 1 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this Prospectus and Note 1 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for information concerning new accounting standards and the impact of the implementation of these standards on Praxair’s financial statements.

14.10	Fair Value Measurements

Praxair does not expect changes in the aggregate fair value of its financial assets and liabilities to have a material impact on the Praxair consolidated financial statements. See Note 13 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

14.11	Non-GAAP Financial Measures

The following non-GAAP measures are intended to supplement investors’ understanding of Praxair’s financial information by providing measures which investors, financial analysts and Praxair’s management use to help evaluate Praxair’s financial leverage and operating performance. Special items which Praxair does not believe to be indicative of on-going business performance are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures.

The non-GAAP measures in the following reconciliations are presented in PART I (SUMMARY OF THE PROSPECTUS), PART XIII (Selected Historical Financial Information Of Praxair) or this PART XIV (Operating and Financial Review Of Praxair).

14.11.1	Three and Six Months Ended June 30, 2018 and 2017 (unaudited)

14.11.1.1	Adjusted Amounts

	Quarter Ended June 30,		Six Months Ended June 30,
(Dollar amounts in millions, except per share data)	2018	2017	2018	2017
Adjusted Operating Profit
Reported operating profit	$689	$606	$1,342	$1,173
Add: Transaction costs and other charges	24	15	43	21

Adjusted operating profit	$713	$621	$1,385	$1,194

Reported percent change	14%		14%
Adjusted percent change	15%		16%
Adjusted Income Taxes and Effective Tax Rate
Reported income taxes	$158	$157	$306	$306
Add: Transaction costs and other charges	3	—	5	—

Adjusted income taxes	$161	$157	$311	$306

Adjusted Effective Tax Rate
Reported income before income taxes and equity investments	$643	$566	$1,248	$1,107
Add: Transaction costs and other charges	24	15	43	21

Adjusted income before income taxes and equity investments	$667	$581	$1,291	$1,128

Reported effective tax rate	24.6%	27.7%	24.5%	27.6%
Adjusted effective tax rate	24.1%	27.0%	24.1%	27.1%
Adjusted Noncontrolling Interests
Reported noncontrolling interests	$19	$14	$29	$29
Add: Cost reduction program	—	—	(1)	—

Adjusted Noncontrolling Interests	$19	$14	$28	$29

Adjusted Net Income — Praxair, Inc.
Reported net income — Praxair, Inc.	$480	$406	$942	$795
Add: Transaction costs and other charges	21	15	38	21
Add: Cost reduction program	—	—	1	—

Total adjustments	21	15	39	21

Adjusted net income — Praxair, Inc.	$501	$421	$981	$816

Reported percent change	18%		18%
Adjusted percent change	19%		20%
Adjusted Diluted Earnings Per Share
Reported diluted EPS	$1.65	$1.41	$3.24	$2.76
Add: Transaction costs and other charges	0.07	0.05	0.13	0.07

Adjusted diluted EPS	$1.72	$1.46	$3.37	$2.83

Reported percent change	17%		17%
Adjusted percent change	18%		19%

14.11.1.2	EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin

These measures are used by investors, financial analysts and management to assess a company’s profitability.

	Quarter Ended June 30,		Six Months Ended June 30,
(Dollar amounts in millions)	2018	2017	2018	2017
Reported net income — Praxair, Inc.	$480	$406	$942	$795
Add: noncontrolling interest	19	14	29	29
Add: interest expense — net	44	38	90	79
Add: net pension and OPEB cost (benefit), excluding service cost	2	2	4	(13)
Add: income taxes	158	157	306	306
Add: depreciation and amortization	311	292	622	579

EBITDA	$1,014	$909	$1,993	$1,775

Adjustments:
Add: Transaction costs	$24	$15	$43	$21

Adjusted EBITDA	$1,038	$924	$2,036	$1,796

Reported Sales	$3,061	$2,834	$6,060	$5,562
EBITDA Margin	33.1%	32.1%	32.9%	31.9%
Adjusted EBITDA Margin	33.9%	32.6%	33.6%	32.3%

14.11.1.3	Net Debt, Capital and Debt-to-Capital Ratio

The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how Praxair is financing its operations.

(Dollar amounts in millions)	June 30, 2018	December 31, 2017
Debt	$8,458	$9,000
Less: cash and cash equivalents	(479)	(617)

Net debt	7,979	8,383

Equity and redeemable noncontrolling interests
Redeemable noncontrolling interests	14	11
Praxair, Inc. shareholders’ equity	6,027	6,018
Noncontrolling interests	501	493

Total equity and redeemable noncontrolling interests	6,542	6,522

Capital	$14,521	$14,905

Debt-to-capital ratio	54.9%	56.2%

14.11.2	Years Ended 2017, 2016, and 2015

The non-GAAP reconciliation tables that follow in this section generally start with reported amounts that are taken from the Praxair Audited Consolidated Financial Statements. Other information within these tables is unaudited except for dollar amounts indicated as reported which are taken from the Praxair Audited Consolidated Financial Statements.

14.11.2.1	Adjusted Amounts

Certain amounts for 2017, 2016 and 2015 have been included for reference purposes and to facilitate the calculations contained herein.

(Dollar amounts in millions, except per share data) Year Ended December 31,	2017	2016	2015
Adjusted Operating Profit and Margin
Reported operating profit	$2,448	$2,238	$2,321

Add: Pension settlement charge	2	4	7
Add: Transaction costs	52	—	—
Add: Cost reduction program	—	96	165

Total adjustments	54	100	172

Adjusted operating profit	$2,502	$2,338	$2,493

Reported percent change	9%	(4)%	(11)%
Adjusted percent change	7%	(6)%	(9)%
Reported sales	$11,437	$10,534	$10,776
Reported operating margin	21.4%	21.2%	21.5%
Adjusted operating margin	21.9%	22.2%	23.1%
Adjusted Interest Expense — Net
Reported interest expense	161	190	161
Less: Bond redemption	—	(16)	—

Adjusted interest expense — net	$161	$174	$161

Adjusted Income Taxes and Effective Tax Rate
Reported income taxes	$1,026	$551	$612

Add: Bond redemption	—	6	—
Add: Income tax benefits	—	—	—
Add: Pension settlement charge	1	1	2
Add: Cost reduction program	—	28	39
Less: Tax Act	(394)	—	—
Add: Transaction costs	4	—	—

Total adjustments	(389)	35	41

Adjusted income taxes	$637	$586	$653

Reported income before income taxes and equity investments	$2,287	$2,048	$2,160

Add: Bond redemption	—	16	—
Add: Pension settlement charge	2	4	7
Add: Cost reduction program	—	96	165
Add: Transaction costs	52	—	—

Total adjustments	54	116	172

Adjusted income before income taxes and equity investments	$2,341	$2,164	$2,332

Reported effective tax rate	44.9%	26.9%	28.3%
Adjusted effective tax rate	27.2%	27.1%	28.0%
Adjusted Noncontrolling Interests
Reported noncontrolling interests	$61	$38	$44

Add: Cost reduction program	—	5	1

Total adjustments	—	5	1

Adjusted noncontrolling interests	$61	$43	$45

(Dollar amounts in millions, except per share data) Year Ended December 31,	2017	2016	2015
Adjusted Net Income — Praxair, Inc.
Reported net income — Praxair, Inc.	$1,247	$1,500	$1,547

Add: Bond redemption	—	10	—
Add: Pension settlement charge	1	3	5
Add: Cost reduction program	—	63	125
Add: Tax Act	394	—	—
Add: Transaction costs	48	—	—

Total adjustments	443	76	130

Adjusted net income — Praxair, Inc.	$1,690	$1,576	$1,677
Reported percent change	(17)%	(3)%	(9)%
Adjusted percent change	7%	(6)%	(9)%

(Dollar amounts in millions, except per share data) Year Ended December 31,	2017	2016	2015
Adjusted Diluted Earnings Per Share
Reported diluted earnings per share	$4.32	$5.21	$5.35

Add: Bond redemption	—	0.04	—
Add: Pension settlement charge	—	0.01	0.02
Add: Cost reduction program	—	0.22	0.43
Add: Tax Act	1.36	—	—
Add: Transaction costs	0.17	—	—

Total adjustments	1.53	0.27	0.45

Adjusted diluted earnings per share	$5.85	$5.48	$5.80

Reported percent change	(17)%	(3)%	(7)%
Adjusted percent change	7%	(6)%	(7)%

14.11.2.2	Net Debt, Capital and Debt-to-Capital Ratio

The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

(Dollar amounts in millions) Year Ended December 31,	2017	2016	2015
Total debt	$9,000	$9,515	$9,231
Less: cash and cash equivalents	(617)	(524)	(147)

Net debt	8,383	8,991	9,084

Equity and redeemable noncontrolling interests
Redeemable noncontrolling interests	11	11	113
Praxair, Inc. shareholders’ equity	6,018	5,021	4,389
Noncontrolling interests	493	420	404

Total equity and redeemable noncontrolling interests	6,522	5,452	4,906

Total capital	$14,905	$14,443	$13,990

Debt-to-capital ratio	56.2%	62.3%	64.9%

14.11.2.3	EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin

These measures are used by investors, financial analysts and management to assess a company’s profitability.

(Dollar amounts in millions) Year Ended December 31,	2017	2016	2015
Reported net income — Praxair, Inc.	$1,247	$1,500	$1,547
Add: noncontrolling interests	61	38	44
Add: interest expense — net	161	190	161
Add: income taxes	1,026	551	612
Add: depreciation and amortization	1,184	1,122	1,106

EBITDA	$3,679	$3,401	$3,470

Adjusted net income – Praxair, Inc.	$1,690	$1,576	$1,677
Add: adjusted noncontrolling interests	61	43	45
Add: adjusted interest expense - net	161	174	161
Add: adjusted income taxes	637	586	653
Add: depreciation and amortization	1,184	1,122	1,106

Adjusted EBITDA	$3,733	$3,501	$3,642

Reported Sales	$11,437	$10,534	$10,776
EBITDA Margin	32.2%	32.3%	32.2%
Adjusted EBITDA Margin	32.6%	33.2%	33.8%

14.12	Quantitative and Qualitative Disclosures About Market Risk

Praxair is exposed to market risks relating to fluctuations in interest rates and currency exchange rates. The objective of financial risk management at Praxair is to minimize the negative impact of interest rate and foreign exchange rate fluctuations on Praxair’s earnings, cash flows and equity.

To manage these risks, Praxair uses various derivative financial instruments, including interest-rate swaps, treasury rate locks, currency swaps, forward contracts, currency options and commodity contracts. Praxair only uses commonly traded and non-leveraged instruments. These contracts are entered into primarily with major banking institutions thereby minimizing the risk of credit loss. Also, see Notes 1 and 12 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus for a more complete description of Praxair’s accounting policies and use of such instruments.

The following discussion presents the sensitivity of the market value, earnings and cash flows of Praxair’s financial instruments to hypothetical changes in interest and exchange rates assuming these changes occurred at December 31, 2017. The range of changes chosen for these discussions reflects Praxair’s view of changes which are reasonably possible over a one-year period. Market values represent the present values of projected future cash flows based on interest rate and exchange rate assumptions.

14.12.1	Interest Rate and Debt Sensitivity Analysis

At December 31, 2017, Praxair had debt totaling $9,000 million ($9,515 million at December 31, 2016). At December 31, 2017, there was one interest rate swap agreement outstanding with a notional amount of $475 million that converts fixed-rate interest to variable-rate interest on the $475 million 1.25% notes that mature in 2018. When considered appropriate, interest-rate swaps are entered into as hedges of underlying financial instruments to effectively change the characteristics of the interest rate without actually changing the underlying financial instrument.

For fixed-rate instruments, interest-rate changes affect the fair market value but do not impact earnings or cash flows. Conversely, for floating-rate instruments, interest-rate changes generally do not affect the fair market value but impact future earnings and cash flows, assuming other factors are held constant.

At December 31, 2017, Praxair had fixed-rate debt of $8,253 million and floating-rate debt of $747 million, representing 92% and 8%, respectively, of total debt. At December 31, 2016, Praxair had fixed-rate debt of $8,407 million and floating-rate debt of $1,108 million, representing 88% and 12%, respectively, of total debt. Holding other variables constant (such as foreign exchange rates, swaps and debt levels), a one-percentage-point decrease in interest rates would increase the unrealized fair market value of the fixed-rate debt by approximately $450 million ($503 million in 2016). At December 31, 2017 and 2016, the after-tax earnings and cash flows impact for the subsequent year resulting from a one-percentage-point increase in interest rates would be approximately $6 million and $7 million, respectively, holding other variables constant.

14.12.2	Exchange Rate Sensitivity Analysis

Praxair’s exchange-rate exposures result primarily from its investments and ongoing operations in South America (primarily Brazil, Argentina, Chile and Colombia), Europe (primarily Germany, Italy, Russia, Norway, Spain and the United Kingdom), Canada, Mexico, Asia (primarily China, India, Korea and Thailand) and other business transactions such as the procurement of equipment from foreign sources. From time to time, Praxair utilizes foreign exchange forward contracts to hedge these exposures. At December 31, 2017, Praxair had $2,693 million notional amount ($2,104 million at December 31, 2016) of foreign exchange contracts all of which were to hedge recorded balance sheet exposures. See Note 12 to the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

Holding other variables constant, if there were a 10% adverse change in foreign-currency exchange rates for the portfolio, the fair market value of foreign-currency contracts outstanding at December 31, 2017 and 2016 would decrease by approximately $174 million and $121 million, respectively, which would be largely offset by an offsetting gain or loss on the foreign-currency fluctuation of the underlying exposure being hedged.

PART XV

BUSINESS AND CERTAIN INFORMATION ABOUT THE LINDE GROUP

15.1	Overview

The Linde Group is a gases and engineering group operating globally and, one of the largest worldwide (according to the report “Gas Report: Global Market 2017” published by Gasworld Ltd., Cornwall, United Kingdom, based on market share in 2016). Linde AG was incorporated as a joint stock corporation on June 21, 1879 under the name “Gesellschaft für Linde’s Eismaschinen.” The Linde Group’s industrial roots in the late nineteenth century were laid in the production of ice machines. The Linde Group then went on to produce refrigeration products and liquefied air products, which laid the foundation for the industrial gases industry. In 1905, The Linde Group succeeded in producing pure nitrogen and in 1907 The Linde Group set up its U.S. operations, including Linde Air Products, which would later become Praxair. By 1929 The Linde Group had built more than 20 new oxygen plants. Pursuant to a shareholder resolution dated June 22, 1965, the name of the company was changed to “Linde Aktiengesellschaft.” The Linde Group entered the large plant engineering business in the 1970s. In 1999, The Linde Group acquired Swedish gases producer Aktiebolag Gasaccumulator AB (AGA). As a result of the acquisition, The Linde Group became the fourth-largest gases supplier worldwide (source: “CEH Marketing Research Report: Air Separation Gases”, from the series “the Chemical Economics Handbook” published by SRI International, Menlo/California, USA, in September 2002). In 2004, The Linde Group sold its refrigeration technology division, The Linde Group’s original core business. In September 2006, The Linde Group acquired the British company The BOC Group plc, which further strengthened The Linde Group’s global position. During the same month, The Linde Group sold its material handling equipment (forklift) business, which was rebranded as Kion. In 2012, The Linde Group acquired the U.S. homecare health company Lincare Holdings Inc. (“Lincare”). The acquisition strengthened The Linde Group’s global position in the homecare health market.

The Linde Group offers its customers from the industrial, retail, trade, science, research and public sectors a comprehensive product and service portfolio. It has approximately 62,000 employees, working in approximately 100 countries worldwide. The strategy of The Linde Group is geared towards long-term profitable growth and focuses on the expansion of its international business with forward-looking products and services. In addition, The Linde Group is committed to technologies and products that unite the goals of customer value and sustainable development.

15.2	Registration, Seat, Fiscal Year and Corporate Purpose

Linde AG is registered with the commercial register of Munich, Germany, under the registration number HRB 169850. Linde AG’s business address and the location of its registered offices is Klosterhofstrasse 1, 80331 Munich, Germany, telephone number +49 89 3575701. Linde AG’s fiscal year is the calendar year. Pursuant to the articles of association of Linde AG (Satzung), Article 2, its object of business is:

•

the manufacture and sale of industrial and other gases and their secondary products and the construction, acquisition, sale and operation of plants in which industrial and other gases are manufactured or used;

•	the manufacture and sale of products in the field of apparatus and mechanical engineering;

•	the manufacture and sale of products in the field of medical technology, of pharmaceutical products and of other products in the healthcare area; and

•	the design and construction, acquisition, sale and operation of industrial process and other industrial plants, facilities in the healthcare area as well as plants for research purposes.

15.3	Business Organization

Linde AG is the ultimate parent company of The Linde Group. The Linde Group consists of approximately 600 subsidiaries and, as of December 31, 2017, comprised 35 associated companies or joint ventures worldwide in which Linde AG has significant influence or joint control, as well as other participations.

The Linde Group operates through two main divisions, the Linde Gases Division and the Linde Engineering Division. The third division “Other Activities” includes the business of the logistics service provider Gist (Gist logistics), which was reported as non-current assets held for sale and discontinued operations in 2016 and 2017 and has been reclassified as continuing operations following an according resolution of the Linde AG Executive Board in 2018. The Linde Gases Division is organized in three reportable segments: EMEA (Europe, Middle East and Africa), Asia/Pacific and the Americas.

The following table shows The Linde Group’s revenue by location of customers in key markets for the years ended December 31, 2017, 2016 and 2015.

in € million	2017	2016(1)	2015
Europe	6,440	5,995	6,574
Germany	1,272	1,228	1,305
Russia	1,127	716	—	(2)
U.K.	883	932	1,698
Asia/Pacific	5,120	4,871	4,950
China	1,358	1,241	1,199
Australia	1,056	1,040	1,121
North America	4,455	5,050	5,218
USA	3,868	4,506	4,691
South America	590	572	663
Africa	508	460	539

(1)

2016 figures as reported in the consolidated annual financial statements of The Linde Group as of and for the financial year ended December 31, 2017. Due to the plans to sell the Gist business (Gist logistics), the segment reporting was changed in the 2017 financial year, and the prior-year (2016) figures were adjusted accordingly and therefore differ from those reported in the consolidated annual financial statements of The Linde Group as of December 31, 2016.

(2)	Russian sales were not separately reported prior to the consolidated annual financial statements of The Linde Group as of and for the financial year ended December 31, 2017.

15.3.1	Linde Gases Division

The Linde Gases Division has a long tradition in The Linde Group and originated with the inventions of Dr. Carl von Linde, who invented, among other things, the cryogenic process, thereby laying the cornerstone for today’s Linde Gases Division. The Linde Gases Division offers both industrial gases and pharmaceutical and medical gas products and services. The Linde Group’s industrial gases include a wide range of compressed and liquefied gases as well as chemicals, and are used, for example, in the energy sector, steel production, chemical processing, environmental protection and welding, as well as in food processing, glass production and electronics industry. The Linde Group has also invested in the expansion of its healthcare business (medical gases, medical devices, clinical care and related services). The Linde Group is one of the leading global companies in the development of environmentally friendly hydrogen technologies and one of the main global suppliers of high-quality products and services for the integrated treatment of patients with respiratory disorders.

15.3.1.1	Main Business Areas

Within the Linde Gases Division, The Linde Group operates in the following main business areas:

15.3.1.1.1	Industrial Gases

The Linde Group produces and markets the air gases oxygen, nitrogen and argon, which it produces in its own air separation plants as well as hydrogen, acetylene, carbon monoxide, carbon dioxide, shielding gases for welding applications, rare gases and high-purity specialty gases. The Linde Group gases are used across all the continents of the world in almost all industry sectors, in trade, and in science and research. Linde also develops and markets systems and plants for gases applications all over the world in several technological application centers. In addition, The Linde Group provides its customers with comprehensive support services and technical equipment. The Linde Group industrial gases business is one of the world’s largest suppliers of welding and safety products.

15.3.1.1.2	Healthcare

Within its healthcare business, The Linde Group is a key player in the global medical gases market (“Global Medical Gases Market will Worth USD 23.57 Billion by 2023” published by Researchmentor.us, available under https://researchmentor.us/2018/06/26/global-medical-gases-market/), specializing in the supply of homecare services and in the integrated treatment of patients with respiratory disorders. The Linde Group’s offering comprises gaseous medication and related medical products and devices for patients and medical staff. The Linde Group operates its healthcare business in more than 50 countries and products and services are required to meet high safety, quality and efficacy standards as stipulated by the healthcare authorities.

In order to counter the increasing downward pressure on costs in the healthcare sector, The Linde Group focuses on the development of innovative products and services. The Linde Group has also used targeted acquisitions to improve its cost structure. Its products and services are used to diagnose and treat a whole range of conditions. The Linde Group healthcare provides medical gases, medical devices and clinical treatments for use in anesthesia and for the treatment of chronic obstructive pulmonary disease, sleep apnea, pulmonary hypertension and pain relief.

To ensure the highest possible levels of safety for patients over the entire life-cycle of The Linde Group’s pharmaceutical products, such products are monitored using a vigilance signal detection system. Regular analysis is performed on the safety of pharmaceutical products in periodic safety update reports.

Recent acquisitions within the healthcare business include The Linde Group’s acquisition of American HomePatient, Inc., a company specializing in respiratory therapy, in 2016.

15.3.1.2	Product Areas

Within the Linde Gases Division, The Linde Group allocates its activities to the following product areas: On-site, healthcare, cylinder gases and liquefied gases. In the case of the on-site business, customers are generally supplied via an on-site production plant. On-site teams usually deliver services such as equipment engineering and maintenance, total materials management and optimization programs for cost savings and process efficiency gains and risk management. In the other product areas, gases are delivered to the customer in gas cylinders or tankers. On site customers have long-term supply contracts (up to 15 years) while the cylinder business is short-term by nature.

15.3.1.3	Geographic Regions

The Linde Gases Division is divided into three geographic reporting segments: EMEA, Asia/Pacific and Americas. EMEA includes Europe North (Iceland, Denmark, Estonia, Finland, Sweden, Norway, Latvia and Lithuania), Europe Central (Germany, Austria, Switzerland and Italy), Europe South (Benelux, France, Portugal, Spain, Algeria and Tunisia), Africa and the United Kingdom (the United Kingdom, Ireland, Angola, Botswana, Kenya, Lesotho, Mauritius, Mozambique, Nigeria, South Africa, Swaziland, Tanzania, Uganda, Zambia and Zimbabwe) and Middle East and Eastern Europe (Bulgaria, the Czech Republic, Slovakia, Poland, Ukraine, Romania, Serbia, Macedonia, Hungary, Greece, Cyprus, Turkey, Russia, Kazakhstan, Belarus, Saudi Arabia and the United Arab Emirates). Asia/Pacific includes South Asia and ASEAN (Vietnam, Bangladesh, India, Indonesia, the Philippines, Malaysia, Singapore, Thailand and Sri Lanka), Eastern Asia (China, Taiwan and South Korea) and South Pacific (Australia, New Zealand, Papua New Guinea and the Solomon Islands). The Americas segment includes the United States, Mexico, Puerto Rico, the Dominican Republic, Ecuador, Venezuela, Aruba, Curaçao, Argentina, Chile, Peru and Uruguay. The Linde Group’s assets in Canada, Colombia and Brazil, which are currently also part of the Americas segment, are expected to be divested in connection with, and subject to the completion of, the Business Combination. For further information on expected divestitures in connection with, and subject to the completion of, the Business Combination, see “5.3.2 Significant Divestitures agreed in light of the Business Combination.”

15.3.1.4	Selected Recent and Current Projects

Recent important projects of the Linde Gases Division include an ammonia plant, which was constructed by the Linde Engineering Division with a total investment volume of around €275 million and which the Linde Gases Division brought on stream in 2017 as part of a joint venture with JSC KuibyshevAzot. The plant will supply the chemicals company in Tolyatti (Russia) with a production capacity of 1,340 metric tons of ammonia a day in the long term.

In addition, in 2017, the Linde Gases Division brought on stream an air separation plant in Eisenhüttenstadt (Germany), which was constructed by the Linde Engineering Division. The plant will supply oxygen and nitrogen to the steel company ArcelorMittal in that city in the long term and will also make liquefied products available for the regional market. Furthermore, The Linde Group will be constructing another air separation plant for ArcelorMittal, the world’s largest steel corporation, at its Temirtau site in Kazakhstan. The on-site plant will have a capacity of 840 metric tons of oxygen per day. The plant is scheduled to come on stream at the end of 2019. The total investment in the new plant is approximately €70 million.

Furthermore, also in 2017, another filling plant of The Linde Group went on stream in the Dorsten/Marl industrial park (in Germany’s Rhine-Ruhr region). The fully automated plant fills cylinders and cylinder bundles with industrial gases and carbon dioxide mixtures. Its innovative concept is to be used in other locations of The Linde Group in various countries.

Linde Gas Germany and Total-Raffinerie Mitteldeutschland, Leuna, Germany, have extended their existing, two-decade long collaboration for another 15 years with effect as of January 1, 2018. The total order value comes to approximately €1 billion. The Linde Group has been supplying the refinery with hydrogen, oxygen and nitrogen from its on-site facilities since 1997. With annual consumption of more than 560 million standard cubic meters of oxygen, more than 180 million standard cubic meters of hydrogen and 120 million standard cubic meters of nitrogen, Total’s central German location ranks as The Linde Group’s largest single customer in Germany. The agreement also covers the operation of a gas separation plant at the refinery site, which recovers carbon dioxide from the refinery’s flue gases for resale to The Linde Group customers.

In 2017, The Linde Group signed an agreement on the establishment of a joint venture with the Turkish steel manufacturer Erdemir Group for the construction of an air separation plant in İskenderun in southern Turkey. The new plant – the biggest air separation plant operated by a gas producer in Turkey – has been supplying a steelworks belonging to an Erdemir subsidiary with up to 1,700 metric tons of oxygen and nitrogen a day since January 2018.

In addition, The Linde Group reached an agreement with its joint venture partner ADNOC in 2017 to explore the expansion of nitrogen production for natural gas production in Ruwais (Abu Dhabi). As a first step, The Linde Group will carry out a Front-End Engineering Design (“FEED”) study.

Late in 2017, air separation plants in Rupganj (Bangladesh) and Fujian (China) were commissioned from The Linde Group. The plant in Rupganj will produce 100 metric tons of liquefied gases per day to supply several customers from various different industrial sectors. The plant in Fujian will supply the electronic gases customer CPT with liquefied gases.

Also in 2017, The Linde Group entered into an agreement on the establishment of another joint venture with SINOPEC Zhenhai Refining & Chemical Company (“ZRCC”). The investment by the joint venture will be approximately €145 million and is of strategic importance, since it expands the Ningbo industrial cluster in China, positioning The Linde Group for future growth in the cluster. Under the agreement, the joint venture entity acquired two existing air separation plants from ZRCC and is constructing a third. The new plant is being designed and built by the Linde Engineering Division. These three additional air separation plants will double The Linde Group’s production capacity of air gases in the Ningbo cluster and will be connected to The Linde Group’s pipeline supply network across Ningbo. This is The Linde Group’s sixth such joint venture with SINOPEC in China.

Furthermore, The Linde Group’s electronic gases joint venture in China, Linde Lien-Hwa, is also significantly expanding its operations, investing in excess of €110 million in that country. In this context, The Linde Group will build new production plants for the on-site supply of gases to select key customers in major manufacturing clusters for semiconductors and flat screens in the eastern and central provinces of China. The investment goes hand in hand with numerous long-term contracts to supply electronic gases that have been concluded by The Linde Group with new and existing customers. The Chinese joint venture will work together with the Linde Engineering Division to build the new on-site plants. The new orders cover the construction of several plants with a cumulative production capacity in excess of 110,000 standard cubic meters of gaseous nitrogen per hour and other supply systems for liquefied gases. The majority of these plants are expected to be on stream by the end of 2018.

In 2017, The Linde Group concluded an agreement with its long-standing customer Wanhua Chemical Group in China to build two more air separation plants to meet the rising demand for industrial gases from Wanhua Chemical in Yantai in the Shandong province. The Linde Group will invest approximately €100 million in this project. The plants are expected to come on stream in 2019.

In 2018, The Linde Group and Gazprom Export LLC, a wholly-owned subsidiary of OAO Gazprom, signed a sale and purchase agreement for the offtake of helium from Gazprom’s new Amur helium plant currently under construction in the Far East of Russia, as part of the development of Gazprom’s “Power of Siberia” gas project. Pursuant to the sale and purchase agreement, The Linde Group has committed to purchase significant volumes of helium from the new production facility. The plant is due to be commissioned in parallel with the start of the flow of natural gas extracted from the Chayandinskoye field. The first supplies of helium are targeted for 2021.

15.3.1.5	Operational Management

The Linde Gases Division comprises three reportable segments: EMEA, Asia/Pacific and the Americas. Responsibilities are allocated on the basis of a regional structure. Within the three segments, ten regional business units (RBUs) are responsible for the operating business. This structure allows the Group to take account of the great importance of the specific market conditions in the gases business. In addition, The Linde Group has established a Centre of Excellence for the Linde Gases Division which is centrally managed and operates across the regions, on a Group-wide basis. The Centre of Excellence is responsible, for example, for establishing best practices, and ensures that the process standards which have been defined are implemented and continually enhanced across The Linde Group. The group-wide Opportunity & Project Development function is responsible, in particular, for the development of new projects. The Corporate & Support Functions provide assistance to the business units of The Linde Group.

15.3.2	Linde Engineering Division

15.3.2.1	Main Business Areas and Operational Management

The Linde Engineering Division offers its customers worldwide an extensive range of gas production and processing services. It focuses on market segments such as olefin plants, natural gas plants, air separation plants, hydrogen and synthesis gas plants, and other types of plants. The Linde Group can rely on its own extensive process engineering know-how in the planning, project development and construction of turnkey industrial plants. The Linde Group plants are used in a wide variety of fields: in the petrochemical and chemical industries, in refineries and fertilizer plants, to recover air gases, to produce hydrogen and synthesis gases and to treat natural gas. The Linde Engineering Division either supplies plants directly to the customer or to the Linde Gases Division, which operates the plants on behalf of the customer under a gases supply contract.

The Linde Group employs tried and tested methods, also in the tendering phase, to assess the impact on the profitability of a large-scale project of potential variances from budgeted costs for individual components. The Linde Group conducts simulations of the opportunities and risks associated with each project using numerical methods of analysis.

The Linde Engineering Division is centrally managed and assisted by the Corporate & Support Functions. At The Linde Group level, one of the members of the Linde AG’s executive board is responsible for the Linde Engineering Division.

15.3.2.2	Selected Recent and Current Projects

With respect to polyolefin plant projects, the Linde Engineering Division was engaged in July 2017 by Braskem, a major thermoplastics resins producer in the Americas, as the lead engineering, procurement and construction contractor to build a new polypropylene production line in La Porte, Texas, U.S. Braskem committed several hundred million dollars towards the design and construction of the new plant which will have a production capacity of 450 kilotons of polypropylene per year. The Linde Group will be providing services for engineering, procurement and construction (“EPC”). The project will use the UNIPOL™ polypropylene process technology for which The Linde Group is an approved contractor. The order intake for the plant was approximately €295 million in 2017. The construction work began in late 2017, with the final phase of main construction targeted for the first quarter of 2020. In addition, the Linde Engineering Division has been commissioned by the customer Inter Pipeline Ltd. to supply a FEED for a plant to produce polypropylene in Alberta (Canada). Further contract components, such as engineering and procurement, are expected to be awarded in 2018. The project was launched in 2017, and the plant expected to be completed by the end of 2021. Moreover, also in 2017, The Linde Group was awarded a major contract by PJSC Nizhnekamskneftekhim (“NKNK”) to supply an olefin plant in the city of Nizhnekamsk, located in the Republic of Tatarstan in the Russian Federation. As part of this major contract, The Linde Group is responsible for licensing, engineering design, material procurement and construction consulting services for the plant. NKNK’s new olefin complex will be built in Nizhnekamsk, Tatarstan. In the first expansion stage, it is expected to have the capacity to produce 600,000 metric tons of ethylene and over 600,000 metric tons of other chemical products per year.

With respect to natural gas plant projects, The Linde Group’s large-scale plant technology for the liquefaction of natural gas (multi fluid cascade, “MFC”) was selected by Novatek, a major natural gas producer in Russia, for the implementation of the “Arctic LNG II” natural gas liquefaction complex on the Gydan Peninsula, Western Siberia (Russia). License agreements have been signed with Novatek for this and future expansion stages. In addition, the Linde Engineering Division currently undertakes a FEED with Technip FMC (France) and Nipigaz Pererabotka (Russia) in a joint venture company (“Nova Engineering”) and has entered into a contract with Novatek to supply the main cryogenic heat exchangers for the Arctic LNG II complex. The first phase of the Arctic LNG II project includes a total of three modular LNG trains with a nameplate capacity of 6.5 million metric tons of LNG a year. Furthermore, Gazprom and its general contractor SRDI Peton Oil & Gas selected the Linde Engineering Division as the licensor of a mid-scale LNG plant in Portovaya on the Russian Baltic Sea coast in the fourth quarter of 2016. The plant is to liquefy natural gas from the nearby compressor station, which belongs to the existing Nord Stream I pipeline. As part of its contract with Peton, The Linde Group is responsible for the basic engineering of the LNG plant and is also responsible for providing the equipment and all cryogenic components. In 2017, the Linde Engineering Division won new orders worth approximately €290 million for the second engineering phase, for the supply of an LNG tank, the supply of vacuum-insulated pipeline material and the procurement of additional plant components. In addition, The Linde Group was selected in 2015 as the licensor of the natural gas processing technology and supplier of related engineering, procurement, construction supervision, commissioning and start-up services for the Amur GPP project in eastern Russia. The plant will be erected in five phases in the period leading up to 2024. For the fourth phase of the project, which started in 2017, an amount of around €517 million was recognized in the order intake. Once it is completed, Amur GPP is expected be one of the world’s largest gas processing projects, with a processing capacity of up to 49 billion cubic meters of natural gas per year.

As regards air separation plants, in 2017, the Linde Engineering Division was commissioned to build an air separation plant for its customer Hengli Petrochemical Refinery Co., Ltd. in China. This comprises a package unit with six trains. The plant will also produce argon. The Linde Group is responsible for the engineering and procurement. In total, the contract is worth approximately €130 million. Construction will take place in two phases: the first phase started in 2018 and the second phase will end with the last plant being completed in 2019. Moreover, also in 2017, the customer Sauerstoffwerke Friedrichshafen GmbH commissioned the Linde Engineering Division to build an air separation plant in Bielefeld (Germany). The plant will produce very high-purity liquefied oxygen and liquefied nitrogen. The Linde Group is responsible for the engineering, procurement, assembly and installation supervision. The plant is expected to come on stream in the first quarter of 2020. In addition, the customer Shanghai Baosteel Gases Co. Ltd. has commissioned the Linde Engineering Division to construct an air separation plant in the northern Chinese province of Shandong. The plant will produce gaseous oxygen and nitrogen, as well as crude krypton and xenon gas. The Linde Group is responsible for the engineering and procurement. The plant is scheduled for completion in mid-2019. Furthermore, the Linde Engineering Division has been commissioned by the Linde Gases Division to construct another air separation plant in China’s Shandong province, namely in Yantai City. This plant consists of two trains and is designed to supply the end-customer Wanhua Chemical Group Co. Ltd. The Linde Engineering Division is responsible for the engineering and procurement. Construction will take place in two phases until the third quarter of 2019.

In the field of hydrogen and synthesis gas plants, the Linde Engineering Division was engaged by SNC Lavalin International Inc. for engineering and supply of proprietary equipment for an ammonia plant in Salalah, Oman. The order involves, among other things, the supply of key components and construction supervision of an air separation plant as well as the supply of key components for the ammonia loop and the adsorption plant. The ammonia plant is based on the Linde Ammonia Concept (LAC), which was developed by Linde Engineering in 2014 as part of the FEED. The Linde Gases Division also issued an order for the construction of a carbon dioxide liquefaction plant in Keyes, south of Modesto, California (USA). The plant will have a capacity of around 360 metric tons of liquefied carbon dioxide per day. The Linde Group is responsible for the EPC of the plant.

15.3.3	Other Activities and Corporate Activities

Other Activities include the business of the logistics service provider Gist (Gist logistics). In the Linde Group’s consolidated financial statements as of and for the financial years ended December 31, 2017 and 2016, the Gist business (Gist logistics) was reported as non-current assets held for sale and discontinued operations. In The Linde Group’s unaudited interim condensed consolidated financial statement as of and for the six months period ended June 30, 2018, the Gist business (Gist logistics) has been reclassified as continuing operations and is reported as part of Other Activities. Gist (Gist logistics) specializes in the distribution of chilled food and beverages and as of July 25, 2018, uses approximately 25 properties in the United Kingdom and in Ireland.

The Corporate Activities comprise holding companies that do not include any operating business and are attributable to neither the Linde Gases Division nor the Linde Engineering Division. Within the segment information included in The Linde Group’s consolidated financial statements as of and for the financial years ended December 31, 2017 and 2016 and in The Linde Group’s unaudited interim condensed consolidated financial statement as of and for the six-month period ended June 30, 2018, Corporate Activities were included in the “Reconciliation” column.

15.4	Inventories

The Linde Group carries inventories of merchant and cylinder gases, hardgoods and coatings materials to supply products to its customers on a reasonable delivery schedule. On-site plants have limited inventory.

Inventory obsolescence is not material to The Linde Group’s business.

15.5	Customers

The Linde Group operates in many countries and regions, supplying almost all industry sectors. Therefore, The Linde Group has a high level of diversification of its end customers, both in terms of sector and geographical situation. The Linde Group serves customers in the food and beverage industry (including aquaculture, water treatment, beverages and food), chemistry and energy industry (including energy, fine and petrochemistry and pharma), metallurgy and glass industry (including glass and fiber optics, heat treatment, non-ferrous metals and steel), manufacturing industry (including aerospace, automotive, heavy construction and machinery, light metal fabrication and production), electronics (including solar, semiconductor and chip packaging), healthcare (including hospital care, home care, gas therapies and care concepts) and others (including education, research and retail distributors). With the exception of Medicare, the federal health insurance program within the U.S. health system, which represented 7% of The Linde Group’s trade receivables as of December 31, 2017, The Linde Group is not dependent upon a single customer. Among all other debtors, the single largest debtor constitutes less than 1% of the total amount of The Linde Group’s trade receivables.

15.6	Research and Development, Patents and Trademarks

The Linde Group’s research and development is primarily directed toward developing new and improved methods for the engineering business, the production, conditioning and distribution of industrial gases and the development of new markets and applications for these gases.

In order to achieve these goals, embedded in the overall group and The Linde Group’s business strategy, The Linde Group has put an overarching research and development strategy in place, defining innovation areas and setting out process guidelines.

During 2017, The Linde Group spent a total of €112 million on research and development (compared to €121 million in 2016 and €131 million in 2015).

The Linde Group owns or licenses patents that relate to a variety of products and processes and manages patent rights in many markets. The Linde Group’s patents expire at various times over the next 20 years. While these patents and licenses are considered important to The Linde Group’s individual businesses, The Linde Group does not consider its business as a whole to be materially dependent upon any one particular patent, or patent license, or family of patents. In addition, based on The Linde Group’s intellectual property life cycle management and due to its constant R&D efforts, old patents are replaced by new patents. The Linde Group also owns a large number of valuable trademarks. In 2017, there was no material intellectual property litigation. Many of The Linde Group’s patents relate to the creation and provision of industrial gases and corresponding engineering solutions, with a large number of patents relating to energy efficiency and the environment, clean energy and hydrogen technology as well as air separation and synthesis gases.

The Linde Gases Division focused its research and development activities in 2017 on the following customer segments: metallurgy and glass, chemistry and environmental, food and beverages, manufacturing, electronics as well as oil & gas.

In 2017, the Linde Engineering Division’s research and development activities were primarily aimed at the development of new and existing technologies in the product lines of adsorption & membrane plants, natural gas plants, air separation plants, olefin plants, and hydrogen and synthesis gas plants. The Linde Group is always looking for ways to make further improvements in the energy efficiency and environmental credentials of its plants.

On a group level, The Linde Group innovates in accordance with its research and development strategy, and also puts a focus on future growth areas as identified by observing changes of its markets. In 2017, The Linde Group stepped up its digitalization-related activities. An in-house developed process designed to accelerate developments considerably (the accelerator process) played a key role in this regard. The digital data that The Linde Group has collected from various business sectors over the years form the basis for a large number of activities, such as collecting and feeding information from sensors in air separation plants across the world into a new, innovative maintenance system, or offering a digital marketplace for customers for the procurement of spare parts. Other focuses of The Linde Group’s research and development activities relate to advanced materials, in particular regarding the impact that industrial gases have on material characteristics and production processes, ongoing efficiency gains for customers and the achievement of sustainable improvements in the interplay between environmental compatibility, energy efficiency and cost effectiveness, as well as quality of life (e.g., the new Hospital IQ (Cobalt) data platform, which exploits the advantages offered by the new generation of medical oxygen cylinders and which The Linde Group continues to roll-out in several countries). By drawing on the findings of its research, The Linde Group is continuously moving into new areas of application for its gases and is constantly striving to make further improvements to its processes and plant technologies. This application development is almost always commissioned and therefore involves close liaison with customers, taking into account their requirements. The Linde Group also enters into targeted cooperation initiatives, allowing it to rely on a large network of partners (such as academic institutions, start-ups, small and medium-sized companies and major corporations) in many different countries.

15.7	Raw Materials and Energy; Procurement

Energy is the single largest cost item in the production and distribution of industrial gases. Most of The Linde Group’s energy requirements are in the form of natural gas and electricity. In addition, certain groups of materials within The Linde Group are dependent on raw materials such as steel, aluminum and brass.

The main procurement items of The Linde Group include, besides energy, gas cylinders and valves, tanks and tank equipment, vehicles, IT products, services, equipment for production plants, and devices and consumables for the healthcare business. The Linde Group pursues a group-wide procurement strategy. This strategy is organized on the basis of defined groups of materials, which are used to categorize products and services. In addition to adopting purchasing strategies based on groups of materials, The Linde Group is continuing to optimize its supplier portfolio and the contract status of its suppliers so as to minimize purchasing risks. For products and services where the price depends to a great extent on volatile primary markets, the cost risks are minimized by using optimized agreements, taking timing considerations into account. On the purchasing side, for example, the impact of price volatility relating to the procurement of electricity and natural gas is addressed by long-term purchasing strategies in the deregulated energy markets. The Linde Group’s procurement activities in the relevant wholesale energy markets are governed by a global risk guideline which determines the ranges for price hedging over the next few years. Compliance with the guideline is monitored by a global portfolio management committee. In addition, regional energy risk committees manage their respective portfolios. Data transparency is established by means of a professional IT tool for the energy trade. In The Linde Group’s bulk business area, certain cost increases cannot be passed on to the customer through price indexing included in the contract. In order to address this risk, processes are being rolled out in the regions to ensure that energy market developments are reflected in price policies in a structured manner and early on.

Furthermore, on the sales side, due to the amount of energy consumed in the industrial gases production, fluctuations in the price of electricity and natural gas are passed through to customers using appropriate price formulas. When The Linde Group purchases gases, it applies a strict technical apportionment (between purchase and own production or purification of gases) and geographical distribution. Unforeseen fluctuations in sales volumes can thus be offset.

The Linde Group has a global Code of Conduct for Suppliers in place, setting out minimum requirements in the areas of safety, environmental protection, labor rights and human rights, as well as corporate integrity. Such code forms part of the local general terms and conditions of business that suppliers dealing with The Linde Group should accept and is generally a binding component of any contract concluded with new suppliers. The Linde Group conducts random checks to monitor suppliers’ compliance with the guidelines, with particular attention paid to product transportation and The Linde Group’s construction sites.

15.8	Employees and Labor Relations

15.8.1	Overview

The average number of employees (including part-time employees on a pro-rata basis) can be analyzed as follows:

	Six Months Ended June 30, 2018	2017	2016	2015
Linde Gases Division	50,655	51,840	53,684	52,960
EMEA	19,339	19,855	20,508	21,449
Asia/Pacific	11,092	11,204	11,398	11,828
Americas	20,224	20,781	21,778	19,683
Engineering Division	5,978	6,198	6,580	7,186
Other Activities(1)	5,413	343	371	333

Employees in Discontinued Operations(2)	—	5,129	4,927	4,571

Employees in Continuing and Discontinued Operations	62,046	63,510	65,562	65,050
Employees in Continuing Operations	62,046	58,381	60,635	60,479

(1)

In 2016 and 2017, other activities mainly included employees in corporate functions in The Linde Group’s headquarters and IT services. In the six months ended June 30, 2018, other activities also included The Linde Group’s Gist business (Gist logistics).

(2)

The Linde Group’s Gist business (Gist logistics) was reported as non-current assets held for sale (IFRS 5) in The Linde Group’s consolidated financial statements as of and for the financial years ended December 31, 2017 and 2016. In the six months ended June 30, 2018, The Linde Group’s Gist business (Gist logistics) was presented as other activities.

As of June 30, 2018, The Linde Group had 62,057 employees (including part-time employees on a pro-rata basis) in continuing operations. As of the date hereof, there were no material changes since June 30, 2018 in the number of The Linde Group’s employees.

The Linde Group strives to work together with employee representatives and trade unions on the basis of partnership and trust, aiming to reconcile the interests of The Linde Group and of the workforce. The Linde Group’s system of employee representation in Germany is two-tiered, consisting of a central works council for The Linde Group as a whole and works councils in the decentralized units. Cross-border issues are dealt with by The Linde Group’s European Works Council, which currently has 28 members and protects the rights of employees in Europe to information, consultation and advice. In many other countries, there are regional-level works councils or employee interest groups, with which The Linde Group cooperates constructively.

The Linde Group also employs temporary workers to meet the demands of its business and comply with the respective collective labor agreements regarding apprenticeship contracts. As of December 31, 2017, The Linde Group’s temporary staff represented 5.6% (full-time equivalents) of its total work force.

15.8.2	Retention Scheme for Certain Key Employees

In connection with the Business Combination, Linde AG has set up a retention scheme aiming at retaining certain critical employees. In general terms, the retention scheme contemplates bonuses related to specified transaction phases and/or achievement of certain performance goals, as well as certain discretionary bonuses and participation in standard severance benefits. Further, under the Business Combination Agreement, Linde AG may grant an additional amount up to an agreed limit in cash-based retention and incentive awards to its employees. Any such awards, and the terms and conditions of such awards, will be determined by Linde AG in its sole discretion. No member of the Linde AG Executive Board or Linde AG Supervisory Board has been, or will be, granted a retention and incentive award under the existing retention scheme or under the Business Combination Agreement.

15.8.3	Linde LTIP, Generally

From 2012 to 2017, the members of the Linde AG Executive Board and other key employees participated in Linde AG’s share-based incentive program for executives, the Linde LTIP, and, to date, still hold awards under the Linde LTIP. Under the Linde LTIP, members of the Linde AG Executive Board and other key employees (including one employee representative who is a member of the Linde AG Supervisory Board) were granted Linde Stock Options subject to a four-year waiting period and the fulfillment of certain performance and other conditions. To become entitled to exercise Linde Stock Options, the Linde LTIP requires each beneficiary to continue to be employed with The Linde Group throughout the applicable waiting periods (subject to certain “good leaver” provisions). In addition, beneficiaries belonging to certain top management levels of The Linde Group remuneration system (including the members of the Linde AG Executive Board) were required to make a personal investment in a specific number of Investment Shares and to continue to hold such Investment Shares throughout the applicable waiting periods. Linde AG awards one Linde Matching Right for free for each Investment Share held throughout the applicable waiting period. All other beneficiaries were not required to acquire and hold Investment Shares to obtain Linde Stock Options, provided that if they did so voluntarily, they were entitled to receive Linde Matching Share Rights. According to the terms of the Linde LTIP, Linde AG may deviate from certain requirements of the plan conditions (e.g., by allowing for a cash settlement), in particular to comply with applicable local laws in certain jurisdictions. The Linde Equity Awards are granted in annual tranches. The last tranche was granted in June 2017.

In 2018, Linde AG has not granted and will not grant Linde Stock Options; instead, the annual remuneration amount previously allocated to Linde Stock Options under the service agreements with the members of the Linde AG Executive Board will be paid out in cash. The amount of such cash payment will depend on whether and to what extent the performance targets for receiving the annual performance-related cash compensation are achieved. Furthermore, the members of the Linde AG Executive Board committed to (i) subscribing for self-financed Investment Shares in 2018, which will be exchanged for Linde plc Shares upon consummation of the Exchange Offer, and (ii) continuing to hold such Linde plc Shares throughout the remaining portion of a four-year waiting period, i.e., until mid-2022. For each such Investment Share, the members of the Linde AG Executive Board are awarded the economic value of one matching share, which may be settled in cash or replaced with an award in respect of Linde plc Shares upon consummation of the Exchange Offer. Due to capital markets restrictions arising during the investment period, the investment commitment of two members of the Linde AG Executive Board, who had not yet made the investment in self-financed Investment Shares, was generally suspended. In turn, they are not entitled to matching shares or their equivalent economic value. It is contemplated that in due course compensation arrangements will be agreed with the relevant members of the Linde AG Executive Board for the loss of this remuneration feature. Also in 2018, Linde AG will neither grant Linde Stock Options nor Linde Matching Share Rights to other key executive employees (classified as Linde AG Band 4 and higher); instead, The Linde Group’s former Medium-Term Incentive Program and the Linde LTIP have been combined to create the Linde Transitional Plan. Under the Linde Transitional Plan, which applies for 2018, only a quarter of the remuneration amount previously allocated to the Linde LTIP, i.e., Linde Stock Options and Linde Matching Share Rights, will be fully taken into account, as this is an annual plan rather than a four-year plan (as the Linde LTIP had been). For purposes of the Linde Transitional Plan, “operating profit margin” will be the only relevant key performance indicator used to determine the amount of awards to be granted.

15.8.3.1	Linde LTIP Termination, Cash Payment and Replacement Awards of Linde plc

The Business Combination Agreement provides that, in connection with the transaction, as a general matter, the Linde LTIP and the outstanding Linde Equity Awards that were granted under the Linde LTIP will be terminated. Upon such termination, each outstanding Linde Equity Award for which the applicable waiting period has not yet expired will be partially paid out in cash and partially replaced with Linde plc equity awards under the Linde LTIP 2018 that are subject to vesting based on continued service until the end of the four-year waiting period applicable to the relevant Linde Equity Award (subject to certain “good leaver” provisions). The extent to which each Linde Equity Award will be paid out in cash, as opposed to being replaced with Linde plc equity awards, will be based on the valuation underlying the payouts for the Linde Equity Awards and on the extent to which the award’s waiting period has elapsed as of completion of the Exchange Offer, as described below. Exercisable Linde Stock Options granted in 2014, for which the waiting period has lapsed in June 2018 and which have not been exercised prior to termination, will be fully paid out in cash by Linde AG or the local employer.

With respect to any holder of Linde Equity Awards who is not a member of the Linde AG Executive Board, Linde AG shall terminate the Linde LTIP immediately after the completion of the Exchange Offer. Under the terms of the Linde LTIP, Linde AG is authorized to terminate the Linde LTIP and outstanding awards after the consummation of the Exchange Offer, in exchange for a cash payment. Pursuant to the Linde LTIP, the amount of such cash payment for each Linde Stock Option will be determined in good faith (nach billigem Ermessen) by Linde AG considering certain criteria specified in the Linde LTIP conditions, including (i) the degree of the achievement of the performance targets set forth in the Linde LTIP at the time of termination, which is determined to be the time of consummation of the Exchange Offer, (ii) the elapsed time of the waiting period applicable for the respective Linde LTIP tranches up to the time of consummation of the Exchange Offer, and (iii) the market capitalization and the business prospects of Linde AG, as they were expected to develop without taking into consideration the Exchange Offer and its consummation. Pursuant to the Linde LTIP conditions, such criteria also apply to Linde Matching Share Rights to the extent applicable and with such adjustments as are necessary. Linde AG intends to terminate the Linde LTIP on this basis immediately after the completion of the Exchange Offer for participants other than members of the Linde AG Executive Board who, at such time, are subject to certain unique rules, including with respect to the timing of the Linde LTIP termination, which are discussed below.

With respect to members of the Linde AG Executive Board, each executive board member has agreed that the Linde LTIP will not terminate upon the completion of the Exchange Offer with respect to his awards. Instead, Linde AG will terminate the Linde LTIP immediately after the post-completion reorganization of Linde AG becomes effective, as long as such reorganization occurs within 18 months after the completion of the Exchange Offer. If the Linde LTIP is terminated, the executive board member will receive, in respect of his Linde Stock Options and Linde Matching Share Rights, the cash payment and replacement Linde plc equity awards described above.

If the reorganization does not occur within such 18-month period, no such termination will occur with respect to members of the Linde AG Executive Board. If the waiting period with respect to any Linde Stock Option or Linde Matching Share Right held by a member of the Linde AG Executive Board expires before the Linde LTIP is terminated (if such termination occurs at all), then:

•	The executive board member may exercise such Linde Stock Option for cash until the earlier of (x) 18 months after the completion of the Exchange Offer and (y) the termination of the Linde LTIP.

•

If the Linde Stock Option remains unexercised at the Linde LTIP termination time, then the Linde Stock Option will be terminated and the executive board member will receive an amount in cash as described above and fully vested Linde plc stock options in an amount determined, and on such terms, as described below.

•	Linde Matching Share Rights will be settled in cash in accordance with the Linde LTIP.

Following the Linde LTIP termination time, Linde plc will grant to the beneficiaries replacement Linde plc equity awards in the form of Linde plc stock options, in respect of a portion of the terminated Linde Stock Options, and Linde plc RSUs, in respect of a portion of the terminated Linde Matching Share Rights; exercisable Linde Stock Options granted in 2014, for which the waiting period has lapsed in June 2018 and which have not been exercised prior to termination, will be fully paid out in cash by Linde AG or the local employer. The number of replacement Linde plc stock options and Linde plc RSUs awarded to a beneficiary will reflect (i) the number of equity awards of the relevant type outstanding as of completion of the Exchange Offer, (ii) multiplication by the exchange ratio, (iii) adjustment to reflect, on a prorated basis, the remaining portion of the respective four-year waiting period for each tranche and (iv) further adjustment to reflect Linde AG’s good faith consideration of the criteria set forth in the Linde LTIP conditions (to the extent applicable) in determining the cash payments upon termination.

The Linde plc stock options will have an exercise price equal to the exercise price that applied to the terminated Linde Stock Options (i.e., €2.56 per share), adjusted for the exchange ratio. The waiting period for each tranche of Linde plc stock options and Linde plc RSUs will correspond to the remainder of the applicable original waiting period under the Linde LTIP and the exercise period in respect of the Linde plc stock options will be the same as the exercise period that applied to the terminated Linde Stock Options. Vesting of the Linde plc stock options and Linde plc RSUs will be conditioned on continued employment through the applicable waiting periods (subject to certain “good leaver” provisions). To become entitled to exercise Linde plc stock options and to earn Linde plc RSUs, each beneficiary who belonged to certain top management levels of the Linde AG remuneration system must hold a specified number of Linde plc Shares until the expiry of the waiting periods applicable to the corresponding Linde plc stock options and RSUs. For all other beneficiaries, such holding of Linde plc Shares is generally voluntary, but required to earn Linde plc RSUs.

15.8.3.2	Treatment of Investment Shares

In accordance with the terms of the Business Combination Agreement, Linde AG allowed the beneficiaries of the Linde LTIP, and required the members of the Linde AG Executive Board, to tender their Investment Shares in the Exchange Offer without forfeiture of the respective equity awards under the Linde LTIP, provided that each beneficiary continues to hold the Linde plc Shares received in exchange for the Investment Shares at completion of the Exchange Offer until the earlier of (i) the expiry of the applicable waiting periods set forth in the Linde LTIP for its respective tranches or (ii) if such Linde LTIP equity awards are replaced by Linde plc stock options and Linde plc RSUs as described above, then a portion of such Linde plc Shares must be held until the waiting periods set forth in the respective Linde plc awards expire, as described above. Beneficiaries of the Linde LTIP, who did not tender their Investment Shares in the Exchange Offer, are obliged to continue holding their Investment Shares until termination of the Linde LTIP under the Linde LTIP Plan rules. Such beneficiaries are allowed to make the investment in Linde plc Shares required to participate in the Linde LTIP 2018 within four months following the issue date of the awards granted under the LTIP 2018. As required, all current members of the Linde AG Executive Board tendered their Investment Shares in the Exchange Offer.

15.8.3.3	Treatment of Deferral Shares

Members of the Linde AG Executive Board are required to use after-tax proceeds of 40% of their annual variable cash compensation to purchase Linde AG Shares and hold them for at least four years (“Deferral Shares”). Linde AG has required active members of the Linde AG Executive Board to tender their Deferral Shares in the Exchange Offer, and has provided that such tender will not result in any breach of their respective obligations or forfeiture of their respective rights under their service agreements, provided that such members of the Linde AG Executive Board continue to hold the Linde plc Shares received in exchange for the Deferral Shares at consummation of the Exchange Offer until the expiry of the applicable waiting periods set forth in their service agreements for the respective tranches and further provided that the members of the Linde AG Executive Board will make their deferral share investments in Linde plc Shares after the consummation of the Exchange Offer. The Chairman of the Linde AG Supervisory Board holds Deferral Shares from his former position as member of the Linde AG Executive Board. He was released from the obligation to hold such shares (see “15.8.3.4 Share Ownership Policy”). Other former members of the Linde AG Executive Board were released from their obligation to hold Deferral Shares. The current members of the Linde AG Executive Board and the Chairman of the Linde AG Supervisory Board have tendered their Deferral Shares in the Exchange Offer. For the 2018 obligation to purchase Deferral Shares, on May 8, 2018, the current members of the Linde AG Executive Board invested in Linde AG Shares tendered in the Exchange Offer.

15.8.3.4	Share Ownership Policy

The members of the Linde AG Supervisory Board made a personal commitment to Linde AG that they would use 25% of the fixed gross remuneration payable in each fiscal year to purchase Linde AG Shares and hold these shares during their respective terms of office. This commitment does not apply to any member of the Linde AG Supervisory Board who (i) remits at least 85% of his or her fixed gross compensation to the Hans Böckler Foundation in accordance with the guidelines of the Confederation of German Trade Unions (DGB), (ii) is obligated to remit at least 85% of his or her fixed compensation to his or her employer pursuant to the terms of a service or employment contract, or (iii) was appointed after Linde AG suspended the commitment. If any member of the Linde AG Supervisory Board remits less than 85% of his or her fixed compensation to the Hans Böckler Foundation or his or her employer, then the personal commitment will apply to 25% of the remaining portion of their fixed gross compensation.

Due to potential restrictions relating to inside information and insider trading, during negotiations of the Business Combination, Linde AG suspended the commitment for members of the Linde AG Supervisory Board to acquire additional shares until further notice. In connection with the conclusion of the Business Combination Agreement, Linde AG has subsequently released the members of the Linde AG Supervisory Board from their commitments to continue to hold previously acquired Linde AG Shares. The shareholder representatives of the Linde AG Supervisory Board then each tendered the Linde AG Shares they held in the exchange offer made by Linde plc. As of the Latest Practicable Date, members of the Linde AG Supervisory Board jointly held 2,544 Linde AG Shares as part of their self-commitment.

15.8.3.5	Severance

With respect to any member of the Linde AG Executive Board other than Prof. Dr. Aldo Belloni, the respective service agreements contemplate severance benefits of the executive board member if his service agreement is terminated without cause within nine months following the date of a change of control relating to Linde AG (which would include consummation of the Exchange Offer), by mutual consent or as a result of a failure to renew the agreement at the appropriate time, or as a result of the resignation of the executive board member due to his position being “affected more than insignificantly” (“mehr als nur unwesentlich beeinträchtigt”) by the transaction giving rise to a change of control (which the executive board member has the burden to demonstrate). In such cases, such executive board member will be generally entitled to receive the severance benefits under his service agreement, subject to a cap equal to two times the annual cash compensation (the sum of his fixed annual cash compensation plus the 60% component of the variable cash compensation that is payable in cash and is not required to be reinvested in Linde AG Shares (“Annual Cash Compensation”)). If, at the time of termination of employment, less than two years remain in the term of the service agreement, the severance pay shall be calculated pro rata with respect to such remaining term. In the event that the Annual Cash Compensation for the year of termination is significantly higher or lower than the immediate preceding year’s Annual Cash Compensation, the Linde AG Supervisory Board has discretion to adjust the Annual Cash Compensation used for the purposes of calculating severance. If the executive board member receives benefits in connection with a transaction giving rise to a change of control from a majority shareholder or other entity, the full amount of such benefits will be offset against the severance payments. Further, in case of a change of control each executive board member will be entitled to receive an additional payment equal to the Annual Cash Compensation, unless such member has served on the Linde AG Executive Board for less than three years or if he has not yet reached the age of 52 or has already reached the age of 63 when his service agreement terminates. In the case of Dr. Sven Schneider, his service agreement sets forth that the above rules shall not apply to him in the case of the Business Combination described in this Prospectus. Based on a hypothetical settlement date of the Exchange Offer of October 31, 2018 and a severance-qualifying termination of the service agreements of the members of the Linde AG Executive Board immediately following the effective time of the Business Combination, the aggregate potential severance benefits that may be payable is approximately €9 million.

For two years following termination of service, the members of the Linde AG Executive Board (with the exception of Prof. Dr. Aldo Belloni) may not, without prior consent of Linde AG, (i) accept employment with, (ii) directly or indirectly own an interest in, or (iii) assist a competitor company. To enforce this non-compete, Linde AG must pay former members of the Linde AG Executive Board 50% of their fixed Annual Cash Compensation in monthly arrears during the non-compete period. Such payments qualify in full for pension benefits. For a description of non-compete arrangements see “15.15.2.2 Benefits in the Event of Termination of a Contract/Non-Compete Arrangements”.

15.8.4	Indemnification

The Business Combination Agreement generally requires Linde plc to, or cause one of its subsidiaries to, indemnify all past and present directors, officers and employees of Linde AG and any of its subsidiaries, each referred to as an indemnified party with respect to their respective acts or omissions relating to or prior to the completion of the Business Combination, to the same extent such indemnified parties were indemnified by Linde AG and its subsidiaries as of the date of the Business Combination Agreement subject to any restrictions of applicable law. With effect as of October 22, 2018, Zamalight Subco, Inc., a wholly-owned indirect subsidiary of Linde plc, entered into indemnification agreements with each member of the Linde plc Board of Directors, agreeing to indemnify, hold harmless and provide advancement of expenses to them while acting as a director of Linde plc to the fullest extent permitted by law. Previous members of the Linde plc Board of Directors are insured in the same way. Upon completion of the Merger, Praxair, Inc. will assume all of Zamalight Subco, Inc.’s rights and obligations under these indemnification agreements. Subject to applicable law, Linde plc will indemnify and hold harmless the members of the Linde AG Executive Board and Linde AG Supervisory Board from any liability for actions or omissions in connection with the preparation and implementation of an economic sanctions compliance plan for the Linde plc Group.

The Business Combination Agreement also requires Linde AG (and in the event Linde AG is unable to, Linde plc) to obtain a ten-year “tail” policy for the extension of Linde AG’s directors’ and officers’ liability coverage of Linde AG’s existing directors’ and officers’ insurance policies and Linde AG’s fiduciary liability insurance policies for not less than the existing coverage and having other terms not less favorable to the insured persons. If Linde AG or Linde plc for any reason fail to obtain such “tail” policy, Linde plc will continue to maintain, for ten years following the Business Combination, either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by Praxair or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons.

15.9	Properties, Plants and Equipment

The Linde Group conducts its operations through approximately 2,000 properties in approximately 100 countries worldwide. The Linde Group’s head office is located in leased office space in downtown Munich, Germany. Regional head offices and divisional head offices are owned in Pullach, Germany; Schiedam, Netherlands and Guildford, United Kingdom, and leased in Lidingö, Sweden; Basingstoke, United Kingdom; Bridgewater, New Jersey, United States; Shanghai, China; North Ryde, Australia and Singapore. The Linde Group’s real estate portfolio is mostly unencumbered.

15.9.1	Linde Gases Division

The Linde Gases Division operates facilities that produce a wide range of industrial and medical gases which it distributes through a wide network of gas plants worldwide. These plant assets are mainly owned by The Linde Group. A significant portion of the plants are cryogenic air separation plants, hydrogen plants and carbon dioxide plants. Additionally, The Linde Group operates acetylene plants, helium plants, specialty gas plants, cylinder filling plants and other smaller plants. Several plants are part of mixed-use properties. Some of the plants are on-site plants mostly owned by The Linde Group which are usually located and operated on leased land within the facilities of The Linde Group’s customers. The Linde Group uses major equipment in its plants; for example, compressors, adsorbers, cryogenic columns, furnaces, heat exchangers and turbines. In addition to production-related properties, The Linde Group owns a number of locations used for administrative, technical, storage, sales or distribution purposes, including customer service centers, welding schools, and retail shops run under the brands Gas & More or Gas & Gear. Many of the non-production-related facilities are leased.

15.9.1.1	EMEA

In the Linde Gases Division’s segment EMEA, The Linde Group mainly owns larger operating facilities, among others, in Algeria, Austria, Bulgaria, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Lithuania, the Netherlands, Norway, Poland, Portugal, Romania, Russia, Saudi Arabia, Slovakia, South Africa, Spain, Sweden, Switzerland, Turkey and the United Kingdom. Its facilities in the EMEA segment include approximately 230 plants, of which approximately 150 are cryogenic air separation plants, approximately 50 are hydrogen plants and approximately 30 are carbon dioxide plants. Smaller compact plants for air gases are not included in these figures. Additional plants are operated in cooperation with joint-venture partners.

15.9.1.2	Americas

In the Linde Gases Division’s segment Americas, The Linde Group mainly owns larger operating facilities, among others, in Argentina, Chile, Ecuador, Mexico, the United States and Venezuela. The facilities in Brazil, Canada and Colombia as well as significant parts of the facilities in the United States, which are currently part of the Americas segment, are expected to be divested in connection with, and subject to the completion of, the Business Combination. Its current facilities in the Americas segment include approximately 120 plants, of which approximately 60 are cryogenic air separation plants, approximately 30 are hydrogen plants and approximately 30 are carbon dioxide plants. Smaller compact plants for air gases are not included in these figures. Additional plants are operated in cooperation with joint-venture partners.

15.9.1.3	Asia/Pacific

In the Linde Gases Division’s segment Asia/Pacific, The Linde Group mainly owns larger operating facilities, among others, in Australia, Bangladesh, China, Hong Kong, India, Indonesia, South Korea, Malaysia, New Zealand, the Philippines, Singapore, Sri Lanka, Taiwan, Thailand and Vietnam. Its facilities in the Asia/Pacific segment include approximately 170 plants, of which approximately 110 are cryogenic air separation plants, approximately 40 are hydrogen plants and approximately 20 are carbon dioxide plants. Smaller compact plants for air gases are not included in these figures. Additional plants are operated in cooperation with joint-venture partners.

15.9.2	Engineering Division

The Linde Engineering Division designs and constructs turnkey process plants for third-party customers as well as for the Linde Gases Division in many locations worldwide, such as olefin plants, natural gas plants, air separation plants, hydrogen and synthesis gas plants. It owns major offices in Pullach and Dresden, Germany, and leases major offices in Houston, Texas and Tulsa, Oklahoma, United States; Samara, Russia; Vadodara, India; and Hangzhou, China. Special plant components are produced in owned factories in Pullach and Tacherting, Germany; Hesinque, France; Tulsa, Oklahoma, United States; and Dalian, China. Linde uses major equipment in its factories, including metal processing machines, special metal welding fixtures, braze ovens, pressure test equipment, heavyload cranes and trucks. The Linde Engineering Division’s owned research and development center is located in Pullach, Germany.

15.9.3	Other Activities

Other activities include the operations of the logistics services company Gist (Gist logistics) and corporate activities. In The Linde Group’s consolidated financial statements as of and for the financial years ended December 31, 2017 and 2016, the Gist business (Gist logistics) was reported as discontinued operations. In The Linde Group’s unaudited interim condensed consolidated financial statement as of and for the six months period ended June 30, 2018, the Gist business (Gist logistics) has been reclassified as continuing operations and is reported as part of other activities. The Gist business (Gist logistics) specializes in the distribution of chilled food and beverages and uses approximately 25 properties in the United Kingdom and in Ireland. The Gist business (Gist logistics) owns approximately one third of these properties and the other two thirds are leased.

15.10	Environmental Matters

The Linde Group has established a global management system for environmental protection based on standards and guidelines which apply worldwide. The Linde Group conducts audits to verify that it is complying with the relevant standards. A global process is used to record and evaluate incidents and near misses which have particular relevance for environmental protection. The Linde Group focuses in particular on reducing emissions and on making continual improvements to its operations to ensure the efficient use of resources, materials and energy.

15.10.1	Energy and Climate Protection

The operation of The Linde Group’s air separation plants results in limited direct emissions to air. Other production processes, for example in hydrogen plants and steam boilers, may give rise to emissions of inorganic gases such as carbon monoxide (CO), sulphur oxides (SOx) and nitrogen oxides (NOx). Volatile organic compounds are mainly released during the coating and cleaning of metals used, for example, in gas cylinders, storage tanks and plant components.

As an energy-intensive company, The Linde Group requires a reliable and competitively priced energy supply and is continuously monitoring and aims to optimize the energy efficiency of its production processes. Most of the electricity required by The Linde Group is used for the operation of its air separation plants. Around 60% of The Linde Group’s total CO2 emissions are the by-product of electricity generation by energy providers and are reported by The Linde Group as indirect emissions. Direct emissions at The Linde Group stem mainly from the operation of its hydrogen and synthesis gas plants.

The Linde Group is continuously working on ensuring the efficient use of energy. To do so, it relies on global energy management of plants and processes around the world. The Linde Group controls its energy consumption and greenhouse gas emissions worldwide and reports thereon, complying for example with the standards set out in the Greenhouse Gas Protocol. In the 2017 financial year, The Linde Group’s energy consumption was around 6% higher than in 2016. The increase in energy consumption in recent years is due primarily to the expansion of The Linde Group’s business activities. Other factors that can have an impact on energy consumption include shifts in product demand or utilization levels at individual plants. For example, a large part of the increase in energy consumption in 2017 was attributable to the higher consumption of natural gas, due, in particular, to the commissioning of new HyCO plants in Saudi-Arabia and Finland.

In 2017, The Linde Group took part in the European Union’s Emissions Trading System at ten of its hydrogen and synthesis gas production sites. There were around 1.2 million metric tons of CO2 emissions from these plants during the year. The Linde Group was allocated emissions allowances for around 0.9 million metric tons of CO2 in 2017. The remaining certificates were sourced by The Linde Group.

15.10.2	Water and waste

In addition to monitoring emissions, The Linde Group also monitors the use of water and the waste it produces. More than 90% of its annual water requirement is used in cooling processes. Most of this cooling water is just heated, and can subsequently be fed back into the water system without the need for treatment. The Linde Group has processes to ensure that the temperature reached does not pose any risk to the surrounding ecosystem. The Linde Group’s most common waste products are oil and oleaginous materials, waste that contains metal and gas cylinders which have reached the end of their useful life.

15.10.3	Opportunities

The Linde Group may benefit from business opportunities arising from governmental regulations of greenhouse gases or other emissions as well as other environmental regulations. More than 50% of The Linde Group’s research projects in 2017 aimed to have an environmental benefit, among others.

15.10.4	Regulations and costs

The Linde Group has standards in place to monitor and meet requirements from authorities worldwide for preventing, reducing and reporting emissions in its operations and processes. As The Linde Group’s business is highly energy intensive, new or changes to national environmental acts and regulations and court rulings on existing acts and regulations may have an impact on its operating costs. Future environmental regulations may significantly affect results of operations. The impact on The Linde Group’s business and the time frame of this risk depend on the final legislative decisions and scope. For a description of the relevant environmental regulations that The Linde Group is subject to, see PART XVIII (Regulatory Environment).

15.11	Legal Proceedings

From time to time, certain companies of The Linde Group have been involved, and some are currently involved or may become involved in the future, in investigations or proceedings relating to alleged anti-competitive behavior. For example, in 2010, the Brazilian competition authority CADE imposed fines on a number of gases companies, including Linde AG’s Brazilian subsidiary, on the grounds of alleged anticompetitive business conduct in the years 1998 to 2004. The amount of the fines relating to The Linde Group was approximately 188 million Brazilian Reals. Based on the exchange rate at December 31, 2016, this is equivalent to approximately €55 million. The Linde Group disputed this decision before a court in Brazil and obtained a positive judgment in the first instance in May 2014, which CADE appealed in September 2014. In January 2016, the court of second instance declared the administrative decision by CADE to be void. CADE filed a motion for clarifications against the decision of the second instance in March 2016, which was rejected by the court in August 2016. CADE and the public prosecutor appealed against the decision issued by the court of second instance in October and November 2016.

In February 2018, the court of second instance rejected to forward the appeals filed by CADE and by the public prosecutor to the court of third instance. CADE and the Public Prosecutor filed new appeals and The Linde Group contested such appeals before the court of third instance.

While the outcome of this litigation is inherently unpredictable, based on the facts and the positive judgment in the prior instances, The Linde Group deems the possibility of cash outflows to be unlikely. As a result, no provision has been set up as a liability and the matter is not recorded as a contingent liability either. In addition, certain subsidiaries in The Linde Group are parties to lawsuits in the United States, including some in which claims for damages have been asserted for alleged injuries arising from exposure to asbestos and/or toxic fumes in connection with the welding process. In these cases, the subsidiaries are typically one of several or many defendants. The outcome of these cases is inherently uncertain and difficult to predict. The subsidiaries have insurance that covers most or part of the costs and any judgments associated with these claims. With regard to divestitures in Brazil described under “5.3.2.2 Significant Divestitures in North and South America”, the litigation described above is part of an unlimited and uncapped indemnity for the benefit of the purchaser and other parties under the Americas SPA.

From time to time Linde AG or its subsidiaries are party to various litigation matters and subject to claims that arise in the ordinary course of business; for example regarding alleged overpayments in its healthcare business, alleged compliance breaches, alleged breaches of applicable laws and regulations relating to, among others, customs or competition matters, or alleged breaches of contractual arrangements. In addition, third parties may assert claims against The Linde Group in the form of letters and other communications. The Linde Group currently believes that these ordinary course matters will not have a material adverse effect on its future financial results of operations; however, the results of litigation and claims are inherently unpredictable. Regardless of the outcome, litigation can have an adverse impact on The Linde Group because of defense and settlement costs, diversion of management resources and other factors. Where appropriate, provisions for potential financial liabilities have been made in the relevant company for proceedings in which The Linde Group is involved.

For information regarding legal proceedings in connection with the Business Combination, see “5.5 Litigation Related to the Business Combination”. For further information on The Linde Group’s current or foreseeable legal or arbitration proceedings in the normal course of business, see The Linde Group’s consolidated financial statements beginning on page F.3-22 of this Prospectus, in particular note 36 thereto.

15.12	Material Contracts

Neither The Linde Group nor any of its companies has entered into contractual arrangements that The Linde Group believes to be material for The Linde Group as a whole. However, The Linde Group has entered into several financing arrangements as well as sale and purchase agreements in light of the Business Combination. For a description of The Linde Group’s financing arrangements, see “17.6.3 Financing.” For a description of such sale and purchase agreements, see “5.3.2 Significant Divestitures agreed in light of the Business Combination.”

15.13	Insurance

Linde AG believes that it maintains appropriate insurance levels for potential cases of liability risks and damages in order to reduce the exposure to such risks and to avoid or minimize potential losses. Due to The Linde Group’s international operations, The Linde Group has taken out global insurance programs (for example, for premises, product and environmental liability, property and machinery breakdown including business interruption, terrorism, motor vehicles and marine insurance) covering more than 60 countries worldwide. These are designed to protect The Linde Group’s revenue and assets against the financial effects of insurable catastrophes and to manage non-catastrophe claims based on worldwide standards and procedures. The global insurance programs consist of individual master cover contracts as well as local insurance contracts in numerous countries. Linde AG has taken out several insurance contracts covering directors’ and officers’ liability, legal expenses, group accident insurance and other items. Where legally required, these are complemented with local insurance contracts.

The Linde Group continuously monitors its insurance protection and strategy in order to ensure that it is at a sufficient level, based on the specific requirements of the business units and the development of The Linde Group’s business. In addition to property and business interruption insurance, The Linde Group runs a so-called “loss control” program, conducting worldwide site visits with risk engineers. The resulting recommendations aiming at continuous risk improvement are closely monitored and dealt with by Linde AG’s insurance department.

Historically, The Linde Group operated a captive reinsurance company under the name of Priestley Ltd. This reinsurance captive ceased underwriting by the end of 2007 and has taken on no new risks since then. It is now in liquidation.

The Linde Group believes its insurance coverage to be adequate and comparable to companies of similar risk exposure and size.

Following the completion of the Business Combination the new insurance strategy for Linde plc and The Linde Group will be defined according to the combined risk portfolio. Directors’ and officers’ liability insurance will be in place as of completion of the Business Combination.

15.14	Certain Relationships and Related Party Transactions

In addition to the subsidiaries included in its consolidated financial statements, Linde AG is related, directly or indirectly, while carrying out its normal business activities, to non-consolidated subsidiaries, joint ventures and associates. The business relationships with these companies are conducted under the same conditions as for non-related third parties. Related companies which are controlled by The Linde Group or over which The Linde Group may exercise significant influence are disclosed in the list of shareholdings in The Linde Group’s consolidated financial statements prepared in accordance with IFRS as adopted by the European Union, arranged by division.

Related persons of The Linde Group are mainly the members of the Linde AG Executive Board and Linde AG Supervisory Board as well as their immediate family members. In 2017, 2016 and 2015, as well as during the current year 2018 until the date hereof, there were no significant transactions between The Linde Group and members of the Linde AG Executive Board and Linde AG Supervisory Board or their family members. No such transactions are anticipated to occur in the near future.

Some members of the Linde AG Executive Board and Linde AG Supervisory Board hold similar positions in other companies. The Linde Group has normal business relationships with virtually all of these companies. The sale and purchase of goods and services to and from these companies take place under usual market conditions.

For the currently inactive advisory mandate of Prof. Dr. Wolfgang Reitzle, current Chairman of the Linde AG Supervisory Board and Chairman of the Linde plc Board of Directors, see “3.7 Potential Interests”.

15.15	Governing Bodies

15.15.1	Overview

Linde AG’s governing bodies are its executive board (Vorstand), supervisory board (Aufsichtsrat) and general shareholder meeting (Hauptversammlung). The powers of these bodies are governed by the German Stock Corporation Act (Aktiengesetz), the articles of association (Satzung) of Linde AG and the rules of procedure of the Linde AG Executive Board and the Linde AG Supervisory Board. The German Stock Corporation Act requires Linde AG to have a two-tier board structure consisting of the Linde AG Executive Board and the Linde AG Supervisory Board. The Linde AG Executive Board consists of the chief executive officer and other executive directors, while the Linde AG Supervisory Board consists of the non-executive directors, 50% of whom are appointed by the shareholder meeting and 50% of whom are employee representatives. The Linde AG Supervisory Board appoints the members of the Linde AG Executive Board and controls and oversees their actions. While it is the primary responsibility of the Linde AG Executive Board to develop and to implement the strategy of the company, the Linde AG Supervisory Board is to be consulted as a “sounding board” about all issues of major strategic importance.

15.15.2	Linde AG Executive Board

Pursuant to the articles of association of Linde AG, the Linde AG Executive Board is composed of a multiple number of members. The Linde AG Supervisory Board may appoint one member of the Linde AG Executive Board as the Chairman and one member as the Deputy Chairman of the Linde AG Executive Board. Currently, the Linde AG Executive Board consists of five members.

The current members of the Linde AG Executive Board are:

Name	Age	Position / Main Responsibility
Prof. Dr. Aldo Belloni	68	Chief Executive Officer and Employment Director (Arbeitsdirektor) of Linde AG. Responsible, among other areas, for the Americas segment of the Linde Gases Division, corporate communications & investor relations, strategy & market intelligence, human resources, legal & compliance, internal audit, information services.

Dr. Christian Bruch	48	Responsible for the Linde Engineering Division, for technology & innovation and for digitalization.

Bernd Eulitz	53	Responsible for the EMEA segment of the Linde Gases Division, the center of excellence (healthcare, marketing, production, supply chain), performance management EMEA, as well as for procurement.

Sanjiv Lamba	54	Responsible for the Asia/Pacific segment of the Linde Gases Division, electronics and global gases business helium & rare gases, as well as the Asia joint venture management.

Dr. Sven Schneider	52	Chief Financial Officer of Linde AG.

The members of the Linde AG Executive Board may be contacted at Linde AG’s business address.

15.15.2.1	Remuneration of Executive Board Members

The remuneration system for the members of the Linde AG Executive Board is determined by the Linde AG Supervisory Board. The system generally contains elements based on sustainable business development with a focus on multi-year remuneration components and the obligation to invest part of the variable cash compensation in Linde AG Shares and to hold those Linde AG Shares for several years. Against the background of the completion of the Business Combination, the Linde AG Supervisory Board resolved on certain modifications as set out in more detail below.

Under the remuneration system applicable as of the date hereof, each member of the Linde AG Executive Board receives fixed monthly cash compensation as well as benefits in kind (mainly insurance benefits and the use of company cars). In addition, each member of the Linde AG Executive Board receives variable performance-related cash compensation on an annual basis, which is linked to an obligation to use 40% of the net amount (whereby the net amount is calculated at 50% of the gross amount relating to such obligation) to acquire Linde AG Shares (deferral component). The members of the Linde AG Executive Board have agreed that after consummation of the Exchange Offer, they will make their future investments under the deferral component in Linde plc Shares. With respect to 2018, the members of the Linde AG Executive Board have agreed to make such investment in Linde AG Shares which have been tendered in the Exchange Offer. The members of the Linde AG Executive Board must hold the so acquired Linde AG Shares (or the Linde plc Shares received for these shares) for a period of at least four years. The deferral component of the variable compensation is capped at 165% of the fixed cash compensation. 60% of the variable cash compensation, which is not linked to any obligation attached to the amount (cash component), is capped at 250% of the fixed cash compensation. The variable cash compensation is based on two equally-weighted measurement factors: The Linde Group’s return on capital employed and the operating margin achieved in the area for which the respective executive board member is responsible. For each of the two measurement factors, a minimum target is defined in the form of an ambitious performance hurdle. If this hurdle is not reached in respect of one of the measurement factors, the variable cash compensation linked to this factor is not paid. If neither minimum target is reached, there is no entitlement at all to variable cash compensation. To reflect the personal performance of the members of the Linde AG Executive Board, the amounts calculated on this basis are multiplied using a performance multiplier ranging between 0.8 and 1.2, which is determined for each member individually on an annual basis by the Linde AG Supervisory Board at its discretion.

In addition to annual compensation, all members of the Linde AG Executive Board participate in the Linde LTIP and, to date, still hold awards under the Linde LTIP. The Linde LTIP provides for a performance-related multi-year share-based remuneration in the form of Linde Stock Options, which are rights to purchase shares at an exercise price of €2.56 per Linde AG Share (also referred to as “Linde Stock Options”) and bonus shares upon expiry of the multi-year-waiting period (also referred to as “Linde Matching Share Rights”), all linked to a personal investment by the respective members of the Linde AG Executive Board. A cap applies in terms of the amount at the time of the granting of Linde Stock Options and Linde Matching Shares Rights. However, the value of the Linde Stock Options and Linde Matching Share Rights after a multi-year waiting period is not limited in terms of the amount, but merely depends on the then prevailing stock price.

With respect to 2018, Linde AG has not granted and will not grant Linde Stock Options; instead, the annual remuneration amount previously allocated to Linde Stock Options under the service agreements with the Linde AG Executive Board members will be paid out in cash. The amount of such cash payment will depend on whether and to what extent the performance targets for receiving the annual performance-related cash compensation are achieved and shall not be construed as a component of the Annual Cash Component. Furthermore, the members of the Linde AG Executive Board committed to (i) subscribing for a specific number of self-financed Investment Shares in 2018, which will be exchanged for Linde plc Shares upon completion of the Exchange Offer, and (ii) continuing to hold such Linde plc Shares throughout the remaining portion of a four-year waiting period. For each such Investment Share, the members of the Linde AG Executive Board are awarded the economic value of one matching share, which may be settled in cash or replaced with an award in respect of Linde plc Shares.

The total cash remuneration for members of the Linde AG Executive Board for performing their duties at Linde AG and its subsidiaries in and/or for the 2017 fiscal year was €9,375,800. Of this amount, €3,479,379 related to fixed remuneration components which are not performance-related and €5,896,421 to variable short-term or long-term performance-related remuneration components. The total remuneration of the members of the Linde AG Executive Board in the fiscal year 2017 was €12,300,839, which amount includes Linde Stock Options and Linde Matching Share Rights, which were granted to members of the Linde AG Executive Board under the Linde LTIP. The number of Linde Stock Options and Linde Matching Share Rights awarded is determined based on the award’s grant date fair value. In the fiscal year 2017, members of the Linde AG Executive Board were granted a total of 29,840 options with a grant date value of €78.42 per Linde Stock Option and 3,672 Linde Matching Share Rights with a grant date value of €159.31 per Linde Matching Share Right.

The table below provides an overview of the remuneration received by the members of the Linde AG Executive Board in office in 2017, composed of fixed compensation, other benefits, one-year variable compensation and multi-year variable compensation, and pension service cost. During the term of his employment contract, Prof. Dr. Aldo Belloni does not have any entitlement to retirement benefits that he would otherwise have on the basis of his previous activity as a member of the Linde AG Executive Board. With respect to the multi-year variable compensation, the table shows the actual value of multi-year compensation granted in prior years and received in 2017.

Remuneration received during the fiscal year 2017 in €	Prof. Dr. Aldo Belloni (1)	Dr. Christian Bruch (2)	Bernd Eulitz (2)	Sanjiv Lamba (3)	Dr. Sven Schneider (4)
Fixed remuneration	1,200,000	575,000	575,000	636,000	407,258
Other benefits	3,560	23,521	25,123	16,681	17,236
Total	1,203,560	598,521	600,123	652,681	424,494
One-year variable remuneration Short-term cash remuneration(5)	1,115,820	578,089	626,781	801,422	415,741
Multi-year variable remuneration	1,698,684	403,326	435,788	1,135,358	295,095
including long-term cash compensation (deferral 2017)(5)	743,880	385,392	417,854	534,281	277,161
(deferral 2013)(6)	834,111	—	—	480,384	—
including the Linde LTIP (waiting period: 2013-2017)	120,693	17,934	17,934	120,693	17,934
Others	0	0	0	0	0
Total	4,018,064	1,579,936	1,662,692	2,589,461	1,135,330
Service cost	0	312,134	290,189	288,799	221,700
Total Remuneration	4,018,064	1,892,070	1,952,881	2,878,260	1,357,030

(1)	Member and Chairman of the Linde AG Executive Board since December 8, 2016.
(2)	Member of the Linde AG Executive Board since January 1, 2015.
(3)	Member of the Linde AG Executive Board since March 9, 2011.
(4)	Member of the Linde AG Executive Board since March 8, 2017.
(5)

60% of the variable cash compensation is paid in cash with no further obligation incumbent on the executive board member; 40% of the variable cash compensation is paid out in cash with the obligation to acquire Linde AG Shares and to hold them (or the Linde plc Shares received for these shares) for at least four years.

(6)

Under the remuneration system that applied in 2012 and 2013, 40% of the variable cash compensation was converted as of the balance sheet date into “virtual shares” with dividend entitlement, i.e., a variable cash compensation linked to the share price and dividends of Linde AG. The executive board member can request payment of such claim (i) after expiry of a waiting period of three years following the end of the fiscal year during which the respective “virtual shares” were granted and (ii) during a subsequent exercise period of two years.

Moreover, the Linde AG Supervisory Board has the right, at its own discretion, to award a special payment to a member of the Linde AG Executive Board for exceptional performance. Any potential special payment is capped at an amount which, when taken together with the cash component and deferral component for the relevant fiscal year, does not exceed the cap in terms of the amount for the one-year variable compensation. In the fiscal year 2017 as well as during the current year 2018 until the date hereof, no such payment was granted.

Pursuant to a defined contribution pension plan in the form of a direct commitment, members who have joined the Linde AG Executive Board on or after January 1, 2012 receive benefits comprising pensions, disability pensions and surviving dependents pensions. For those board members, annual contributions made by Linde AG during the period of employment will be 45% of the fixed cash compensation (and therefore around 11% of the target compensation). After 15 years of service on the Linde AG Executive Board, a target pension level of around 50% of the final fixed cash compensation would be achieved as pension. One board member who joined the Linde AG Executive Board before January 1, 2012 has a separate arrangement. This separate arrangement provides for a pension level based on a particular percentage of the last fixed monthly pensionable paid compensation. The percentage rate on entry was 20% and increased and continues to increase by 2% for every year of service completed by the board member. It is capped at 50% of the last fixed monthly paid compensation.

15.15.2.2	Benefits in the Event of Termination of a Contract/Non-Compete Arrangements

In the event that the executive board member Sanjiv Lamba is not reappointed between the ages of 55 and 63 for reasons beyond his control, he will receive, in accordance with an existing contract, a lump sum severance payment of 50% of his annual cash remuneration (fixed compensation and that portion of the variable cash compensation which is to be paid in cash with no obligation to invest in shares (60%)) for the last full fiscal year before the termination of his employment.

In compliance with the German Corporate Governance Code, all contracts with members of the Linde AG Executive Board, with the exception of the contract with Prof. Dr. Aldo Belloni, provide that, in the event of the early termination of the employment contract without due cause, his or her severance pay will be capped at twice the Annual Cash Compensation. If the Annual Cash Compensation of the member of the Linde AG Executive Board for the relevant fiscal year in which his or her employment is terminated is likely to be significantly higher or lower than the Annual Cash Compensation for the last full fiscal year, the Linde AG Supervisory Board may at its discretion make an adjustment to the calculation of the Annual Cash Compensation. If the remaining term of the employment contract is less than two years, the severance pay is calculated pro rata. For the period on the basis of which the severance pay is determined, the members of the Linde AG Executive Board receive no pension payments. The employment contract with Prof. Dr. Aldo Belloni does not provide for any severance payment in the event that it is terminated prematurely.

For two years following termination of service, members of the Linde AG Executive Board (with the exception of Prof. Dr. Aldo Belloni) cannot, without prior consent of Linde AG, (i) accept employment with, (ii) directly or indirectly own an interest in, or (iii) assist a competitor company. To enforce this non-compete, Linde AG must pay former members of the Linde AG Executive Board 50% of their fixed Annual Cash Compensation in monthly arrears during the non-compete period. Such payments qualify in full for pension benefits.

15.15.3	Linde AG Supervisory Board

The Linde AG Supervisory Board consists of twelve members. Pursuant to the German Stock Corporation Act (Aktiengesetz) and the German Law on Co-Determination (Mitbestimmungsgesetz), six of the members of the Linde AG Supervisory Board are elected by the shareholder meeting and six by the employees.

The current members of the Linde AG Supervisory Board are:

Name	Position
Prof. Dr. Wolfgang Reitzle	Chairman of the Linde AG Supervisory Board; former Chairman of the Linde AG Executive Board

Gernot Hahl*	Deputy Chairman of the Linde AG Supervisory Board; Chairman of the Worms Works Council, Gases Division, Linde AG

Franz Fehrenbach	Second Deputy Chairman of the Linde AG Supervisory Board; Chairman of the supervisory board of Robert Bosch GmbH, Managing Partner of Robert Bosch Industrietreuhand KG, Germany

Prof. DDr. Ann-Kristin Achleitner	Professor at the Technical University of Munich, Germany

Prof. Dr. Clemens Börsig**	Former Chairman of the supervisory board of Deutsche Bank AG, Germany and member of several other supervisory boards

Anke Couturier*	Head of Global Pensions, Linde AG

Dr. Thomas Enders	Chief Executive Officer of Airbus SE, The Netherlands

Dr. Hans-Peter Kaballo*	Chairman of the Pullach Works Council, Engineering Division, Linde AG

Dr. Martin Kimmich*	Second Authorized Representative, IG Metall Munich, Germany

Dr. Victoria Ossadnik	Chief Executive Officer of E.ON Energie Deutschland GmbH and E.ON Energie Deutschland Holding GmbH, Germany

Andrea Ries*	Chairwoman of the Unterschleißheim Works Council, Gases Division, Linde AG

Xaver Schmidt*	Head of Department Chairman, IG Bergbau, Chemie, Energie in Hanover, Germany

*	Employee representative.
**	Independent expert member as defined by Sections 100(5) and 107(4) of the German Stock Corporation Act.

The members of the Linde AG Supervisory Board may be contacted at Linde AG’s business address.

15.15.3.1	Committees

The Linde AG Supervisory Board has four committees, which lay the groundwork for the plenary supervisory board: a Mediation Committee, a Standing Committee, an Audit Committee and a Nomination Committee. The Chairman of the Linde AG Supervisory Board chairs all the committees with the exception of the Audit Committee.

The Mediation Committee has been set in accordance with Section 27 (3) of the German Co-Determination Act and makes suggestions to the Linde AG Supervisory Board regarding the appointment of members of the Linde AG Executive Board if the required majority of two-thirds of the votes cast by members of the Linde AG Supervisory Board is not obtained in the first ballot. The current members of the Mediation Committee are Prof. Dr. Wolfgang Reitzle (Chairman), Franz Fehrenbach, Gernot Hahl and Xaver Schmidt.

The Standing Committee advises the Linde AG Supervisory Board in particular on the appointment and dismissal of members of the Linde AG Executive Board and on decisions regarding the remuneration system for the Linde AG Executive Board, including the terms and conditions of employment contracts, pension contracts and any other contracts pertinent to the remuneration of the members of the Linde AG Executive Board, and the total remuneration of individual members of the Linde AG Executive Board. Moreover, the Standing Committee is responsible for approving transactions with members of the Linde AG Executive Board and related parties, as well as for approving other activities of the members of the Linde AG Executive Board, especially the holding of positions on supervisory boards and comparable boards of business entities that are not part of The Linde Group. It also provides advice on long-term succession planning for the Linde AG Executive Board and reviews the efficiency of the work of the Linde AG Supervisory Board on a regular basis. The current members of the Standing Committee are Prof. Dr. Wolfgang Reitzle (Chairman), Dr. Thomas Enders, Franz Fehrenbach, Gernot Hahl and Dr. Martin Kimmich.

The Audit Committee provides the basis for the decisions of the Linde AG Supervisory Board regarding the adoption of the annual financial statements and the approval of the Group financial statements, taking account of the auditor’s reports, and makes arrangements with the auditors. It supports the Linde AG Supervisory Board in the execution of its supervisory duties and monitors, in particular, the accounting process and the effectiveness of the internal control system, risk management system and internal audit system, as well as the statutory audit. It also deals with compliance issues. Moreover, it discusses the interim and half-year financial reports with the Linde AG Executive Board prior to publication. The Audit Committee also makes a recommendation to the plenary supervisory board regarding the proposal for the election of Linde AG’s auditors. The Chairman of the Audit Committee, Prof. Dr. Clemens Börsig, is an independent financial expert and, together with Prof. DDr. Ann-Kristin Achleitner, has specialist knowledge and many years’ experience of financial reporting and the application of accounting principles and internal control systems. The other current members of the Audit Committee are Gernot Hahl, Prof. Dr. Wolfgang Reitzle and Xaver Schmidt.

The Nomination Committee makes recommendations to the Linde AG Supervisory Board on proposed candidates for the election of shareholder representatives at the annual general meeting. The current members of the Nomination Committee are Prof. Dr. Wolfgang Reitzle (Chairman), Prof. DDr. Ann-Kristin Achleitner and Franz Fehrenbach.

15.15.3.2	Remuneration of Supervisory Board Members

The Chairman of the Linde AG Supervisory Board receives annual fixed compensation of €450,000 and each of the Deputy Chairmen receive annual fixed compensation of €225,000. These fixed amounts also include the compensation for chairing and serving on committees. All other members of the Linde AG Supervisory Board receive annual fixed compensation of €150,000.

Each member of the Standing Committee and the Audit Committee (excluding the Chairman and Deputy Chairmen of the Linde AG Supervisory Board) receives €30,000 in addition to his or her annual fixed compensation and the Chairman of the Audit Committee receives €60,000 in addition to his or her annual fixed compensation.

Linde AG pays members of the Linde AG Supervisory Board an attendance fee of €1,000 for each time they attend a supervisory board meeting or committee meeting. This amount remains unchanged if several meetings take place on the same day. For the financial year ended December 31, 2017, the total compensation of the members of the Linde AG Supervisory Board (fixed compensation and attendance fees) amounted to €2,556,616 plus VAT of €485,757. The total cost for the attendance fees was €126,000 in 2017.

The Members of the Linde AG Supervisory Board made a personal commitment to Linde AG that they would use 25% of the fixed gross compensation payable in each financial year to purchase Linde AG Shares and they would in each case hold these shares during their respective terms of office. This commitment does not apply to any supervisory board member who remits at least 85% of his or her fixed gross compensation to the Hans Böckler Foundation, in accordance with the guidelines of the Confederation of German Trade Unions (DGB). This commitment also does not apply to any supervisory board member who is obligated to remit at least 85% of his or her fixed compensation to his or her employer, pursuant to the terms of a service or employment contract. If any supervisory board member remits less than 85% of his or her fixed compensation to the Hans Böckler Foundation or his or her employer, then the personal commitment will apply to 25% of the remaining portion of the supervisory board member’s fixed gross compensation. The last time the members of the Linde AG Supervisory Board fulfilled their personal commitment was in respect of the financial year ended December 31, 2015. In the context of the Business Combination and due to, among others, potential restrictions relating to inside information and insider trading, Linde AG has decided to suspend the fulfillment of the voluntary personal commitment to acquire Linde AG Shares until further notice. In connection with the conclusion of the Business Combination Agreement, Linde AG subsequently released the members of the Linde AG Supervisory Board from their commitments to continue to hold previously acquired Linde AG Shares. The members of the Linde AG Supervisory Board representing shareholders and holding Linde AG Shares then each tendered their respectively held Linde AG Shares in the Exchange Offer.

15.15.4	General Shareholder Meeting

The shareholders assert the rights accorded to them by law and by the articles of association either before or during the general shareholder meeting (regular and extraordinary) by exercising their right to vote. Each share entitles the shareholder to one vote.

The annual general meeting takes place within the first six months of each financial year. The Linde AG Executive Board presents the annual financial statements and Group financial statements, together with the combined management report, at the annual general meeting. The annual general meeting passes resolutions regarding the appropriation of profits, the ratification of the acts of the Linde AG Executive Board and Linde AG Supervisory Board, the appointment of the auditors and generally also the election of shareholder representatives to the Linde AG Supervisory Board. The annual general meeting resolves on amendments to the articles of association, key structural measures, capital measures and the authorization to repurchase shares. The meeting has the opportunity to approve the remuneration system for members of the Linde AG Executive Board.

Unless mandatory statutory provisions require otherwise, resolutions are adopted by a simple majority vote and, if a majority of the capital is required, with a majority of the share capital represented when the resolution is adopted. Pursuant to German stock corporation law, resolutions of fundamental importance require the approval of the majority of the votes cast and of a 75% majority of the share capital represented at the passing of the resolution. Resolutions of fundamental importance include, among others, amendments to the purpose/objects of the company, capital increases (in case preference shares shall be issued and/or the subscription rights of the shareholders shall be excluded), capital reductions, creating authorized or conditional capital, mergers, spin-offs or amalgamations, as well as execution of corporate group agreements (especially control and profit and loss transfer agreements), changes to the legal status of the company, and dissolution of the company.

15.15.5	Corporate Governance

The Linde AG Executive Board and Linde AG Supervisory Board studied the requirements of the German Corporate Governance Code in the version applicable at the time in detail before issuing the following declaration of compliance in March 2018 which remains valid as of the date of the publication of this Prospectus:

“The Executive Board and the Supervisory Board of Linde AG declare in accordance with §161 of the German Stock Corporation Law:

All the recommendations of the ‘Government Commission on the German Corporate Governance Code’ as amended on 7 February 2017 have been complied with since publication of the last declaration of compliance and will be complied with in future — except for the following exception.

Clause 4.2.3 para 2 sentence 6

In accordance with clause 4.2.3 para 2 sentence 6 of the German Corporate Governance Code the Executive Board members’ remuneration in total and as to its variable components should be capped at a given maximum amount. Employment contracts with Executive Board members do not include a ceiling for the Executive Board members’ total remuneration; variable components are capped as is described below.

The components of the variable cash emoluments are limited in terms of amounts. The Long Term Incentive Plan which provides for remuneration in the form of options to purchase shares (performance shares) and bonus shares linked to personal investment (matching shares) has a cap in terms of amounts at the time of the granting of option rights and matching shares rights. However, the value of the performance shares and matching shares after a multi-year qualifying period is not limited in terms of amounts. An additional cap like that was not deemed appropriate. In such a case, the synchronization of interests of shareholders and Executive Board members to be achieved by share-based remuneration would be disrupted, which in our opinion would not be in the shareholders’ interest.”

15.15.6	Security Ownership of Members of Linde AG’s Executive Board and Supervisory Board

The following section sets forth information with respect to the beneficial ownership of the Linde AG Shares as of December 31, 2017, by (1) the members of the Linde AG Executive Board as a group, and (2) the members of the Linde AG Supervisory Board as a group. All shares reflected are owned directly by the individual members of the board and such members of the board have sole voting and dispositive power with respect to the shares shown. The aggregate number of Linde AG Shares and financial instruments with respect to Linde AG Shares held by the members of the Linde AG Executive Board and the Linde AG Supervisory Board who were in office as of December 31, 2017 as a group amounts to less than 1% of the entire issued share capital of Linde AG (based on 185,733,180 Linde AG Shares as of December 31, 2017, which includes the 95,109 treasury shares of Linde AG as of that date (equaling less than 0.1% of the entire issued share capital of Linde AG)).

15.15.6.1	Members of Linde AG’s Executive Board as a group

As of December 31, 2017, the members of the Linde AG Executive Board in office as of such date, as a group, held 149,970 Linde AG Shares and option rights in total, as follows:

•	79,689 option rights held in aggregate by all members of the Linde AG Executive Board as a group under the Linde LTIP;

•	9,281 Investment Shares held in aggregate by all members of the Linde AG Executive Board as a group under the Linde LTIP;

•	11,350 Deferral Shares held in aggregate by all members of the Linde AG Executive Board as a group; and

•	49,650 Linde AG Shares held in aggregate by all members of the Linde AG Executive Board as a group, other than investment or Deferral Shares.

15.15.6.2	Members of Linde AG’s Supervisory Board as a group

As of December 31, 2017, the members of the Linde AG Supervisory Board as a group held 14,685 Linde AG Shares and option rights in total, as follows:

•

1,489 option rights held by one member of the Linde AG Supervisory Board under the Linde LTIP; this applies to a supervisory board member who is eligible to participate in the Linde LTIP based on this member’s current other function at Linde AG;

•	10,440 Linde AG Shares held by one member of the Linde AG Supervisory Board, thereof 1,454 Deferral Shares based on this member’s former function at Linde AG;

•

212 Investment Shares held by one member of the Linde AG Supervisory Board under the Linde LTIP; this applies to a supervisory board member who is eligible to participate in the Linde LTIP based on this member’s current other function at Linde AG; and

•	2,544 Linde AG Shares acquired by four members of the Linde AG Supervisory Board under their personal commitment to purchase and hold Linde AG Shares.

15.15.7	Security Ownership of Significant Shareholders

The German Securities Trading Act (Wertpapierhandelsgesetz) requires holders of voting rights to notify the issuer and BaFin of their holdings whenever these reach, exceed, or fall below certain thresholds. The thresholds are set at 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50% and 75%. No notifications are required for fluctuations between those thresholds. Under some circumstances, the German Securities Trading Act requires voting rights to be attributed also to certain third parties. In such cases it may or may not be that both the direct holder and the third party are required to issue notifications. Examples of such attributions are (i) attribution of a subsidiary’s shareholdings/voting rights to one or more parent companies within a corporate group, (ii) attribution of shareholdings/voting rights held for the account of a third party and (iii) attribution of shareholdings/voting rights of a beneficial owner to a third party to which the voting rights are entrusted (anvertraut) (e.g., management companies in fund structures).

The following table sets forth the beneficial ownership of voting rights for Linde AG Shares under sections 33 et seq. of the German Securities Trading Act. The following information is based on the information published by Linde AG on the website http://www.the-linde-group.com/de under the section Investor Relations/Linde Shares/Voting Rights Notifications, as of the Latest Practicable Date:

Name and Address of Direct/Indirect Beneficial Owner	Number of voting rights attached to shares and through instruments	Percentage of issued shares
Significant Shareholders:
BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, United States	9,981,985	5.37%
Eric Mandelblatt, Soroban Capital GP LLC, 444 Madison Avenue, New York, New York 10022, United States	9,901,789	5.33%
Norges Bank, Ministry of Finance of Norway on behalf of the State of Norway, Bankplassen 2, P.O. Box 1179 Sentrum, NO 0107, Oslo, Norway	9,546,648	5.14%
Massachusetts Financial Services Company (MFS), 111 Huntington Avenue, Boston, Massachusetts, MA 02116, United States	9,240,255	4.98%

In addition, as of the date of this Prospectus, Linde AG held 95,109 own treasury Linde AG Shares. While it was originally planned to use such own shares to fulfill the rights of entitled participants, including members of the Linde AG Executive Board, to receive shares in Linde AG as part of the share matching plan, which is part of the Linde LTIP, within the context of the Business Combination, the parties agreed for the treasury shares to be canceled and retired without payment of any consideration therefor and to cease to exist.

15.16	Major Direct and Indirect Holdings of Linde AG

The following table provides an overview of the major direct and indirect holdings of Linde AG as of the date of the Prospectus:

Company name, registered seat	Participating interest held by Linde AG / respective parent company as of the date of the Prospectus (in %)	Field of activity	Subscribed capital as of December 31, 2017 on the IFRS balance sheet (in € thousand)[1]	Reserves[3] as of December 31, 2017 according to IFRS (in € thousand)[1]		Receivables4 / payables of Linde AG towards affiliates as of December 31, 2017 according to IFRS (in € thousand)[1]	Result for the fiscal year ended December 31, 2017[2] (in € thousand)[1]	Dividends including profit/loss transfer received by Linde AG in the fiscal year ended December 31, 2017 (in € thousand)[1]
(unaudited)
• BOC Limited, Guildford	BOC NETHERLANDS HOLDINGS LIMITED (Ordinary shares) (92.11%) (100% voting) STORESHIELD LIMITED (Preference Shares) (7.89%) (0% voting)	Provision of bulk supply of liquefied gases; operating maintenance; design of air separation gas production plants; Manufacturing, distribution and sale of gases	285,675	561,304	853,652	172,799	0
• Linde Gas North America LLC, Wilmington	Linde Delaware Investments Inc. (100%)	Large scale H3/CO supply schemes, Lifegas, plants, cylinder distributors, and retained package gas business	96,692	1,369,344	5,234,433	327,792	702
• LINDE UK HOLDINGS LIMIITED, Guildford	Linde AG (85%) Commercium Immobilien- und Beteiligungs- GmbH (15%)	Holding company	4,400,047	3,712,671	4,946,021	1,553,384	1,278,729

(1)

Foreign currencies are converted, with respect to equity, using historical rates; in the balance sheet using year-end rates; and in the profit and loss account, using average rates for the relevant period.

(2)

The profit/loss was derived from the financial data submitted to The Linde Group for the preparation of the IFRS consolidated financial statements as of and for the fiscal year ended December 31, 2017.

(3)	The numbers show the capital reserve.
(4)

Receivables against subsidiaries are shown by positive numbers, whereas payables owed to subsidiaries are shown by negative numbers. Where a company has both receivables and payables, the balance is shown. The data referenced to in this footnote 4 is derived from the accounting records.

15.17	Recent Developments

On July 16, 2018, Linde AG, among others, entered into an agreement, which was amended on September 22, 2018 and October 19, 2018, with a consortium comprising companies of the German industrial gases manufacturer Messer Group and CVC Capital Partners Fund VII to sell the majority of The Linde Group’s industrial gases business in North America and certain industrial gases business activities in South America.

In 2017, the businesses of The Linde Group to be sold under the amended Americas SPA generated annual sales of €1.5 billion and EBITDA of €350 million. The purchase price of €3.0 billion is subject to fixed deductions for certain items relating to liabilities of the sold business, and customary adjustments for cash, financial debt and working capital at closing.

Under the Americas SPA, Linde plc has given an independent guarantee to MG Industries GmbH, a purchaser entity that is part of the Messer Group, as of the completion of the Business Combination for the full, due and timely performance of any obligation of Linde AG and Praxair, Inc. under the Americas SPA.

In the course of the merger control proceedings in the United States, Linde plc, Praxair, Inc. and Linde AG entered into the Consent Agreement with the FTC dated October 1, 2018 which provides for the divestitures under the Americas SPA and provides for certain additional divestiture commitments in the United States. Under the Consent Agreement, Linde plc, Praxair, Inc. and Linde AG shall (i) continue to operate The Linde Group and Praxair as independent, ongoing, economically viable, competitive businesses held separate, distinct, and apart from each other’s operations (ii) not coordinate any aspect of the operations of The Linde Group and Praxair, including the marketing or sale of any products; and (iii) maintain separate financial ledgers, books, and records that report on a periodic basis, consistent with past practices, the assets, liabilities, expenses, revenues, and income of each. Such Hold Separate Order applies globally and will only expire once the divestitures set forth above, except for certain exemptions, have been completed.

For more information, see “5.3.2.2 Significant Divestitures in North and South America.”

For a description of developments during the six months ended June 30, 2018, see PART XVII (Operating and Financial Review of The Linde Group).

PART XVI

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE LINDE GROUP

The following tables set forth selected historical consolidated financial information for The Linde Group as of the end of and for the periods indicated, presented in accordance with IFRS as adopted by the EU. This, if presented as “audited”, is taken from the audited consolidated financial statements of The Linde Group and, if presented as “unaudited”, is either (i) derived from the audited consolidated financial statements of The Linde Group, or (ii) taken or derived from the unaudited consolidated financial statements, the accounting records or management reporting of The Linde Group. The Linde Group statements of profit or loss and cash flow information for each of the six months ended June 30, 2018 and 2017, and the statement of financial position information as of June 30, 2018 are taken from The Linde Group’s unaudited interim condensed consolidated financial statements, which begin on page F.3-2 of this Prospectus. The Linde Group statements of profit or loss and cash flow information for each of the years ended December 31, 2017, 2016 and 2015 and the statement of financial position information as of December 31, 2017, 2016 and 2015 are taken from The Linde Group’s audited consolidated financial statements for such years, which are beginning on page F.3-22 of this Prospectus. Please note that the historical consolidated financial information as of and for the financial year ended December 31, 2015 presents the Gist business (Gist logistics) as part of The Linde Group’s continuing operations. The Gist business (Gist logistics) was reported as non-current assets held for sale and was presented as discontinued operation (IFRS 5) in the audited consolidated financial statements as of and for the financial years ended December 31, 2016 and 2017. To improve comparability, the historical consolidated financial information as of and for the financial year ended December 31, 2015 presented below is based on the adjusted comparable figure contained in the audited consolidated financial statements of The Linde Group for the financial year 2016 (i.e., presenting the Gist business (Gist logistics) as discontinued operation). The unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2018 presents the Gist business (Gist logistics) as part of continuing operations. To improve comparability, the historical consolidated financial information as of and for the six months ended June 30, 2017 presented below is based on the adjusted comparable figure contained in the unaudited interim condensed consolidated financial statements of The Linde Group as of and for the six months ended June 30, 2018 (i.e., presenting the Gist business (Gist logistics) as part of The Linde Group’s continuing operations in the segment Other Activities). Historical operating results are not necessarily indicative of the results of operations for any future period. The selected information set forth below should be read together with the consolidated financial statements of The Linde Group and the related notes thereto, as well as the section “PART XVII (Operating and Financial Review of The Linde Group).” The following selected historical consolidated financial information is qualified in its entirety by reference to such financial information.

16.1	Selected Statement of Profit or Loss Data

	Six Months Ended June 30,
in € million (except where indicated otherwise)	2018	2017	2017	2016	2015
	(unaudited)		(audited)
Revenue	8,640	8,935	17,113	16,948	17,345
Cost of sales	5,536	5,889	11,274	10,847	11,166
Gross profit	3,104	3,046	5,839	6,101	6,179
Marketing and selling expenses	1,144	1,328	2,375	2,387	2,546
Impairment losses on receivables and contract assets	86	—	—	—	—
Research and development costs	52	53	112	121	131
Administration expenses	773	830	1,629	1,720	1,653
Other operating income	250	281	418	467	419
Other operating expenses	86	115	216	278	251
Share of profit or loss from associates and joint ventures (at equity)	9	8	19	13	12
Net profit on operating activities — continuing operations	1,222	1,009	1,944	2,075	2,029
Financial income	29	23	37	29	42
Financial expenses	126	167	302	353	439
Profit before tax — continuing operations	1,125	865	1,679	1,751	1,632
Income tax expense	242	206	143	424	396
Profit for the period from continuing operations	883	659	1,536	1,327	1,236
Profit for the period from discontinued operations	—	—	30	(52)	16
Profit for the period	883	659	1,566	1,275	1,252
Earnings per share in € — continuing operations — undiluted	4.37	3.19	7.56	6.50	6.10
Earnings per share in € — continuing operations — diluted	4.37	3.19	7.56	6.48	6.09
Earnings/(losses) per share in € — discontinued operations — undiluted	—	—	0.16	(0.28)	0.09
Earnings/(losses) per share in € — discontinued operations — diluted	—	—	0.16	(0.28)	0.09
Earnings per share in € — undiluted	4.37	3.19	7.72	6.22	6.19
Earnings per share in € — diluted	4.37	3.19	7.72	6.20	6.18

16.2	Other Information and Ratios

in € million (except where indicated otherwise)	June 30, 2018	December 31, 2017	December 31, 2016	December 31, 2015
	(unaudited)	(audited)
Total assets	32,514	33,513	35,189	35,347
Total liabilities	17,842	18,454	19,709	19,898
Total equity	14,672	15,059	15,480	15,449
Capital subscribed	475	475	475	475
Number of shares outstanding (in thousands)	185,638	185,638	185,638	185,638

	Six Months Ended June 30,
	2018	2017	2017	2016	2015
	(unaudited)		(audited)
Cash flow from operating activities — continuing operations	1,275	1,324	3,478	3,400	3,583
Cash flow from operating activities — discontinued operations	—	—	30	40	10
Cash flow from operating activities	1,275	1,324	3,508	3,440	3,593
Cash flow from investing activities — continuing operations	(83)	(867)	(1,818)	(1,472)	(1,780)
Cash flow from investing activities — discontinued operations	—	—	(28)	(19)	(15)
Cash flow from investing activities	(83)	(867)	(1,846)	(1,491)	(1,795)
Cash flow from financing activities — continuing operations	(1,344)	(395)	(1,621)	(1,896)	(1,523)
Cash flow from financing activities — discontinued operations	—	—	(2)	(21)	4
Cash flow from financing activities	(1,344)	(395)	(1,623)	(1,917)	(1,519)
Capital expenditure (1) — continuing operations (excluding investments in financial assets)	778	699	1,687	1,712	1,916
Capital expenditure (2) — continuing operations	859	753	1,766	2,004	2,036
Weighted average number of shares outstanding (in thousands) — undiluted	185,638	185,638	185,638	185,636	185,638
Weighted average number of shares outstanding (in thousands) — diluted	185,638	185,638	185,638	185,996	186,055
Dividends per share in €	—	—	7.00	3.70	3.45
Segment group operating profit (3) — continuing operations	2,210	2,136	4,213	4,098	4,087
Return on capital employed in % (3) — continuing operations	9.5	n/a	8.7	8.9	8.7
Return on capital employed (before special items) in % (3) — continuing operations	10.8	n/a	10.2	9.4	9.5
Order intake (Engineering Division)(4)	1,878	1,170	2,390	2,257	2,494
Order backlog (Engineering Division)(5)	4,676	4,223	4,178	4,386	4,541

(1)

Capital expenditure (excluding investments in financial assets) is derived from the corresponding line item within The Linde Group’s segment information not taking into account the amount of discontinued operations. The difference between capital expenditure (excluding investments in financial assets) and “Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/ IAS 17” in The Linde Group’s cash flow statement mainly relates to timing differences between the dates of asset capitalization and cash payments.

(2)	Capital expenditure (continuing operations) includes investments in financial assets.
(3)	Non-IFRS measure. See “17.8 Non-IFRS Financial Measures” for definitions and reconciliations to reported amounts.
(4)	Order intake (Engineering Division) is defined as the value of customer orders received during the reporting period.
(5)

Order backlog (Engineering Division) is defined as the sum of values of order intakes from previous periods plus the values of order intakes from the reporting period, less value of sales realized as well as contract changes occurring until the reporting date.

PART XVII

OPERATING AND FINANCIAL REVIEW OF THE LINDE GROUP

The following discussion should be read in conjunction with the annual consolidated financial statements and the related notes thereto and the unaudited interim condensed consolidated financial statements and the related notes thereto of The Linde Group beginning on page F.3-2 of this Prospectus. The Linde Group’s consolidated financial statements included in this Prospectus have been prepared in accordance with IFRS as adopted by the EU. Please note the historical consolidated financial information contained in The Linde Group’s consolidated financial statements as of and for the financial year ended December 31, 2015 presents the Gist business (Gist logistics) as part of The Linde Group’s continuing operations. The Gist business (Gist logistics) was reported as non-current assets held for sale and was presented as discontinued operation (IFRS 5) in The Linde Group’s consolidated financial statements as of and for the financial years ended December 31, 2017 and 2016. To improve comparability, the historical consolidated financial information as of and for the financial year ended December 31, 2015 presented below is based on the adjusted comparable figure contained in the audited consolidated financial statements of The Linde Group for the financial year ended December 31, 2016 (i.e., presenting the Gist business (Gist logistics) as discontinued operation). The unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2018 presents the Gist business (Gist logistics) as part of continuing operations. To improve comparability, the historical consolidated financial information as of and for the six months ended June 30, 2017 presented below is based on the adjusted comparable figure contained in the unaudited interim condensed consolidated financial statements of The Linde Group as of and for the six months ended June 30, 2018 (i.e., presenting the Gist business (Gist logistics) as part of The Linde Group’s continuing operations in the segment Other Activities).

17.1	Business Overview

17.1.1	The Linde Group

The Linde Group is one of the largest industrial gases companies (according to the report “Gas Report: Global Market 2017” published by Gasworld Ltd., Cornwall, United Kingdom, based on market share in 2016) with approximately 62,000 employees working in approximately 100 countries worldwide.

The strategy of The Linde Group is geared towards long-term, profitable growth and focuses on the development of its international business with forward-looking products and services. The Linde Group is committed to technologies and products that unite the goals of customer value and sustainable development.

17.1.1.1	Linde Gases Division

The gases business has a long tradition at the Company and originated with the inventions of Dr. Carl von Linde, who invented, among other things, the cryogenic process, thereby laying the cornerstone for today’s Linde Gases Division. The Linde Group is a world leader in the international gases industry. The Linde Group offers a wide range of compressed and liquefied gases as well as chemicals and is a partner for a variety of industries. Linde gases, such as oxygen, nitrogen, hydrogen, helium and specialty gases, are used, for example, in the energy sector, steel production, chemical processing, environmental protection and welding as well as in food processing, glass production and electronics.

The Linde Gases Division is also investing in the expansion of its healthcare business and is a leading global project developer and producer of hydrogen and benefits from its own in-house state of the art hydrogen technology.

The Linde Gases Division is divided into three geographic segments: EMEA, Asia/Pacific and Americas. For a list of the countries included in The Linde Group’s geographic segments, see PART XV (Business And Certain Information About The Linde Group).

17.1.1.2	Linde Engineering Division

The Linde Engineering Division, The Linde Group’s fourth segment, is active across the world with four product lines: olefin plants, natural gas plants and air separation plants, as well as hydrogen and synthesis gas plants. The Linde Engineering Division comprises, in particular, the technology, engineering, procurement, project management and construction of industrial plants. The Linde Group’s plants are used in a wide variety of fields such as the petrochemical and chemical industries, refineries and fertilizer plants, to recover air gases, to produce hydrogen and synthesis gases and to treat natural gas. Plants constructed by the Linde Engineering Division are also owned and operated by the Linde Gases Division. The Linde Engineering Division is located in Pullach, near Munich, Germany, with branches and subsidiaries worldwide.

17.1.1.3	Other Activities and Corporate Activities

In the financial year ended December 31, 2015, Other Activities included the business of the logistics service provider Gist (Gist logistics). Due to its previous plans to sell the Gist business (Gist logistics), the business has been reported as non-current assets held for sale (IFRS 5) in The Linde Group’s consolidated financial statements as of and for the financial years ended December 31, 2017 and 2016 beginning on page F.3-22 of this Prospectus. In the second quarter of the financial year 2018 sales negotiations with potential buyers of the Gist business (Gist logistics) were abandoned and a sale of the Gist business (Gist logistics) was no longer deemed highly probable. Therefore, in The Linde Group’s unaudited interim condensed consolidated financial statements as of and for the six months period ended June 30, 2018 beginning on page F.3-2 of this Prospectus the business of the logistics service provider Gist (Gist logistics) has again been reported as continuing operations and was included in the segment Other Activities.

The Corporate Activities comprise holding companies that do not include any operating business and are attributable to neither the Linde Gases Division nor the Linde Engineering Division. In The Linde Group’s consolidated financial statements as of and for the financial years ended December 31, 2017 and 2016 and in The Linde Group’s unaudited interim condensed consolidated financial statements as of and for the six months period ended June 30, 2018, Corporate Activities were presented in the “Reconciliation” column within the segment information. Operating profit from Corporate Activities amounted to €(131) million in the first half of 2018, €(273) million in 2017 (2016: €(338) million) and comprised mainly costs for Corporate & Support Functions as well as costs of holding companies.

17.1.2	Factors Affecting Results of Operations

The Linde Group believes that the factors discussed below have significantly affected its results of operations, financial position and cash flows in the historical periods covered by The Linde Group’s consolidated financial statements as of and for the financial years ended December 31, 2017, 2016 and 2015 beginning on page F.3-22 of this Prospectus and by The Linde Group’s unaudited interim condensed consolidated financial statements as of and for the six months period ended June 30, 2018 beginning on page F.3-2 of this Prospectus and until the date of this Prospectus, and expects that these factors will continue to have a material influence on its results of operations, financial position and cash flows in the future.

For a discussion of how these and certain other factors may adversely affect The Linde Group’s results of operations, financial position and cash flows, see also “2.4 Risks Relating to the Business of The Linde Group.”

17.1.2.1	General Economic Conditions

The Linde Group operates in approximately 100 countries worldwide and offers its customers a diverse portfolio of products and services. Macroeconomic trends and economic conditions have had a significant influence on The Linde Group’s revenue and results of operations in the period from 2015 to 2017 and until the date of this Prospectus and The Linde Group expects this trend to continue in the future. However, while The Linde Group has historically been exposed and expects to remain exposed to the global economic environment and believes that the global real gross domestic product (“GDP”) and global industrial production (“GIP”) development had a significant impact on the Linde Gases Division (except for its healthcare business, where less dependency on economic developments has been observed), its project business in the Linde Engineering Division has been less exposed to general economic indicators (while being mainly exposed to oil price developments). Further, certain regions or product areas at times experience one-off effects that counter economic developments. In addition, general economic developments, in particular GIP developments, have an effect mainly on volumes sold and only to a lesser extent on prices and margins.

Based on economic research institute Oxford Economics (data obtained from Oxford Economics Macroeconomic Database as of July 6, 2018), GDP is expected to be 3.1% higher in 2018, following a rise of 3.0% in 2017. GIP is forecast to grow by 3.8% in 2018 as a whole, the same rate as seen in 2017. The main reason behind the improved growth outlook lies in the fact that certain macroeconomic risks failed to materialize last year. China’s continued stable growth, the more positive trends in Brazil and recovery in Russia, and the current positive economic developments in the US despite significant policy changes are inspiring confidence. This optimism could extend well into 2018. Nevertheless, certain structural problems remain. The Eurozone, for example, is still suffering from macroeconomic imbalances, the expansive monetary and fiscal policy being pursued in China may reach its limits and, as in recent years, geopolitical tension and potential new trouble spots could impair the otherwise solid growth prospects.

Global economic growth was slightly higher in 2017 than in 2016. In a global economy characterized by macroeconomic and political uncertainty, GDP increased by 3.0% (2016: 2.4%). GIP showed considerable momentum again after two weaker years, with initial estimates pointing towards an increase of 3.7% (2016: 1.8%). The new momentum driving the global economy came from both a sustained positive economic development in the emerging markets and a return to more dynamic development in the industrialized nations. Growth in the United States was once again bolstered by strong consumption, with industrial production also increasing. This resulted in recent slight improvement in the outlook for the global economy again – confidence levels among consumers and the corporate sector remained stable. In line with global economic growth, revenue in the Linde Gases Division excluding exchange rate effects (i.e., applying the average exchange rates of the period to revenue generated in the previous period) and natural gas price effects (i.e., applying the average gas price of the period to natural gas used in the prior period in The Linde Group’s on-site business, in such cases where costs for natural gas were passed through to the customer) increased by 1.2% and 1.4% in 2017 and 2016, respectively, compared to the respective prior period.

Global economic growth emerged weaker in 2016 than in 2015. In a global economy characterized by macroeconomic and political uncertainty, GDP rose by 2.2% (2015: 2.7%). GIP showed little momentum for the second consecutive year, with an increase of 1.5% in 2016 (2015: 1.8%) according to Oxford Economics (data obtained from Oxford Economics Macroeconomic Database as of February 3, 2017). The main factors influencing the development of the global economy were varying economic developments in the emerging markets, particularly less than expected growth in China, but also growth in Brazil and a slowdown in Russia. Growth in the United States was driven by consumption, while industrial production continued to show weak development, despite the stabilization on the oil and commodities markets starting in the beginning of 2016. The outcome of the United Kingdom referendum on whether to remain in the European Union and the result of the United States presidential elections are believed to have had barely any impact on the global economy in 2016, as there was no global downturn in consumer or corporate confidence that would have had a negative impact on consumption and capital expenditure in the short term. In line with global economic growth, revenue in the Linde Gases Division excluding exchange rate effects (i.e., applying the average exchange rates of the period to revenue generated in the previous period) and natural gas price effects (i.e., applying the average gas price of the period to natural gas used in the prior period in The Linde Group’s on-site business, in such cases where costs for natural gas were passed through to the customer) increased by 1.4% in 2016 compared to 2015.

17.1.2.2	Exchange Rate Effects

In the case of exchange rate effects, it is important to differentiate between operational transaction effects (currency effects resulting from business and financing activities between different currency zones) and translation effects (currency effects arising from the currency translation of the financial statements of subsidiaries where those subsidiaries have a functional currency other than the Group reporting currency).

The Linde Group conducts a significant portion of its business in currencies other than the euro, the currency in which The Linde Group reports its consolidated financial statements. As currency rates change from period over period, The Linde Group’s results of operations are impacted. Transactions in foreign currency are translated into the relevant functional currency of the individual entity on the transaction date. After initial recognition, foreign currency fluctuations relating to monetary items are recognized in profit or loss. For non-monetary items, historic translation rates continue to form the measurement basis. Average annual exchange rates are used for statement of profit or loss line items and year-end exchange rates are used for the translation of statement of financial position line items.

The Linde Group’s most important currencies are the U.S. dollar, the Chinese renminbi, the British pound, the Australian dollar and the South African rand. While the Australian dollar exchange rate has been fairly stable over the 2015 to 2017 period, stronger exchange rate fluctuations have been experienced in the U.S. dollar, the British pound, the Chinese renminbi and the South African rand.

The principal exchange rates used for The Linde Group’s most important currencies are set out below:

		Percentage of Group revenue for the period					Exchange rates as of June 30,	Exchange rates as of December 31,		Average rates for the period
		Six Months Ended June 30,								Six Months Ended June 30,
Exchange rate €1 =	ISO Code	2018	2017	2017	2016	2015	2018	2017	2016	2018	2017	2017	2016	2015
Australia	AUD	6.2	5.9	6.2	6.1	6.5	1.57912	1.53781	1.45732	1.56885	1.43681	1.47357	1.48859	1.47802
China	CNY	7.2	6.8	7.5	6.8	6.4	7.70892	7.80668	7.30336	7.70751	7.44919	7.63240	7.35307	6.97578
South Africa	ZAR	2.2	2.2	2.2	2.0	2.3	16.07018	14.84441	14.44751	14.8863	14.31014	15.04332	16.26524	14.16740
United Kingdom	GBP	7.9	7.6	5.0	5.4	6.5	0.88588	0.88779	0.85229	0.87961	0.86026	0.87656	0.81950	0.72610
United States	USD	24.7	26.1	26.1	29.8	30.6	1.16405	1.1998	1.0516	1.20984	1.08363	1.13023	1.10700	1.11003

Source: based on data obtained from http://www.reuters.com.

In the six months ended June 30, 2018, the revenue from continuing operations of The Linde Group came to €8,640 million, a 3.3%, or €295 million, decrease compared to the six months ended June 30, 2017 (€8,935 million). Without exchange rate effects, The Linde Group’s revenue from continuing operations would have been 2.3% higher than in the six months ended June 30, 2017.

In 2017, The Linde Group’s revenue from continuing operations increased by 1.0% compared to 2016, despite negative exchange rate effects (mainly related to the U.S. dollar, the British pound and the Chinese renminbi). After taking exchange rate effects into account (i.e., applying the average exchange rates of the period to revenue generated in the previous period), The Linde Group’s revenue from continuing operations would have been 2.1% higher than in 2016.

In 2016, The Linde Group’s revenue from continuing operations declined by 2.3% compared to 2015, mainly due to negative exchange rate effects (mainly related to the British pound, the Chinese renminbi and the South African rand). After accounting for exchange rate effects as set out above, The Linde Group’s revenue from continuing operations would have been 0.2% higher than in 2015 (excluding Gist).

Exchange rates also closely relate to other comprehensive income (net of tax). In 2017, The Linde Group’s other comprehensive income (net of tax) decreased from €(509) million in 2016 by €679 million to €(1,188) million. The main reason for this development was a decrease in items that will be reclassified subsequently to profit or loss due to negative effects from currency translation differences mainly related to the U.S. dollar and British pound. Similarly, in 2016, other comprehensive income (net of tax) decreased from €622 million by €1,131 million to €(509) million, also mainly related to negative effects from currency translation differences mainly related to the U.S. dollar and British pound.

17.1.2.3	Oil, Natural Gas and Energy Prices

Commodity prices in general and oil, natural gas and energy prices, in particular, have had a significant influence on The Linde Group’s revenue and results of operations between 2015 and 2017 and until June 30, 2018. Commodity prices had various effects on The Linde Group’s revenue and results of operations impacting not only cost items of the statement of profit and loss but also directly and indirectly revenue.

During 2015, oil, natural gas and certain other commodity prices continued to decline. The decline had a negative impact on the investment activities of many of The Linde Group’s customers, particularly in the international market for large-scale plant construction, including, among others, the global steel industry and the chemical and energy sector. This had a negative impact on the Linde Engineering Division, materializing in declining revenues and lower order intake between 2015 and 2016. As a result, revenue in the Linde Engineering Division decreased by 9.4%, or €243 million, to €2,351 million in 2016. Similarly, order intake in 2016 decreased by 9.5%, or €237 million, to €2,257 million. However, one-off effects may exacerbate or limit these effects. For example, large scale projects may be commissioned even if the general oil price development is negative, which, for example, positively impacted The Linde Group’s revenue related to air separation and olefin plants in 2016. While increases of the oil prices were experienced in 2016, the oil price remained comparatively low with respect to pre-2014 levels.

In 2017, the international large-scale engineering business was once again characterized by weak demand and intense competition. Investments and, as a result, the market volume remained at a similarly low level to the previous year. Political instability in the Middle East and North Africa, coupled with what were still low oil and natural gas prices, as well as ongoing weaker growth rates in up-and-coming markets such as India and China, were key factors behind the weak demand in the plant construction sector. Nevertheless, revenue in the Linde Engineering Division slightly increased by 1.6%, or €37 million, to €2,388 million in 2017. Similarly, order intake in 2017 increased by 5.9%, or €133 million, to €2,390 million. This trend reflected the progress made on individual projects rather than improved market conditions.

In the first half of 2018, the international large-scale engineering business was characterized by increasing demand from a low base under a continuing intense competitive environment. Investments and, as a result, the market volume were slightly increasing compared to the previous reporting period. Political instability remained in Middle East and North Africa, global instability increased due to latest developments on customs duties. However steadily increasing oil and natural gas prices were key factors behind the recovering demand in the plant construction sector. Accordingly, revenue in the Linde Engineering Division increased by 12.5%, or €152 million, to €1,364 million in the first half of 2018 compared to the first half of 2017. Order intake for the Linde Engineering Division increased by 60.5%, or €708 million, to €1,878 million in the first half of 2018 compared to the first half of 2017 mainly due to booking of a petrochemical plant in the second quarter of 2018 for NKNK, a Russian client.

The prices of oil and natural gas are closely related and many of The Linde Group’s customers are active in the oil and gas industries. The Linde Group’s revenue is affected by fluctuations in natural gas prices as these are either directly passed through to the customer (The Linde Group generally passes through natural gas prices in its on-site business by means of long-term contractual arrangements) or indirectly passed through by price adjustments (historically, The Linde Group has been able to adjust its prices on the basis of natural gas price fluctuations, albeit with a time delay), both of which affect revenue. If gas prices increase, the increased revenue and cost basis leads to declining gross margins. Due to these cost pass-through effects, The Linde Group’s Segment group operating profit from continuing operations is less affected by the developments of natural gas and energy prices.

While The Linde Group expects the investment activity to increase once oil prices increase over a sustained period, such increases may be further delayed as customers are monitoring the market developments before committing to large and capital intensive projects.

17.1.2.4	Restructuring Costs/Special Items

The Linde Group’s financial results for the years 2015 to 2017 and until June 30, 2018 were impacted by various special items, mainly relating to restructuring costs in connection with two efficiency programs. At the end of 2014, the Focus program (“Focus” or “Customer Focus Initiative”) was introduced, which includes measures to increase efficiency (for example, organizational adjustments in central functions and certain restructuring measures in Australia, South Africa and South America). In the three-year period from 2015 to 2017, this program aimed at reducing costs by up to €180 million per year, mainly relating to the reduction of personnel costs. In 2017 and 2016, net costs savings of approximately €160 million and approximately €100 million, respectively, were achieved.

In the autumn of 2016, The Linde Group launched another group-wide efficiency program (LIFT). It is also designed to run for a period of three years and aims at generating savings of around €370 million a year, mainly relating to group-wide savings in selling, general and administrative expenses.

It is envisaged that, as of 2019, the two programs combine target savings of approximately €550 million per year. Of these targeted efficiency gains and cost reductions approximately €80 million have been realized in the six months ended June 30, 2018 (2017: approximately €160 million; 2016: approximately €100 million; 2015: approximately €40 million), largely due to the reduction in personnel related costs, mainly in the United Kingdom, Northern Europe and the South Pacific region and related to restructuring programs in the Linde Engineering Division. Effects that have not been realized prior to 2017 are expected to support Linde plc in achieving synergy and cost reduction estimates. €295 million of savings expected to be generated by LIFT (which figure takes into account that savings will not be generated with respect to antitrust-related disposals in connection with the planned Business Combination) are included in such synergy and cost reduction estimates for the Combined Group.

On the other hand, total expenses of €588 million were incurred in the financial years 2015 through 2017 (2017: €280 million for LIFT; 2016: €116 million for LIFT; 2015: €192 million for Focus) which related, in each case, mainly to severance payments, consultancy costs and other miscellaneous restructuring expenses and which were classified as special items.

As from 2016 through the first half of 2018, special items also related to expenses in connection with the Business Combination with Praxair in an amount of €72 million (six months ended June 30, 2018), €93 million (financial year 2017) and €10 million (financial year 2016).

17.1.2.5	Regulatory and Public Law Factors

The Linde Group is subject to various laws and regulations in the approximately 100 countries it operates in. In particular during the period from 2015 to 2017, The Linde Group experienced certain revenue impacts mainly related to tender processes within its healthcare business. The healthcare market is highly regulated and is governed by specific authorization and licensing rules. Cost pressures in the healthcare sector and the current trend towards outsourcing by government agencies and health insurance funds have given rise to highly competitive tendering processes which have intensified the downward pressure on prices and the risk of losing contracts. In addition, changes in the law, for example, with regard to case-based lump sums or outsourcing and the tendering processes have had an adverse effect on The Linde Group’s revenues and profitability or on the opportunities for developing new business in certain countries, for example in Spain, Germany, Portugal and France.

In particular, competitive bidding processes limit reimbursements that The Linde Group has been able to achieve from governments in The Linde Group’s hospital and homecare business. These factors were especially relevant in sales markets in the United States and in Europe (for example, in Germany, the United Kingdom and Spain). In the United States, price reductions came into effect at the beginning of 2016 due to competitive bidding processes and these cuts were stepped up further with effect from July 1, 2016. However, some price cuts were subsequently postponed to the beginning of 2017. Such cuts generally had a negative impact on The Linde Group’s revenue and earnings development and negatively affect The Linde Group’s margins. For example, the impact of competitive bidding processes on the Group’s revenue and net profit on operating activities was approximately €19 million in the six months ended June 30, 2018 (six months ended June 30, 2017: approximately €117 million). In 2017, the impact of competitive bidding processes on The Linde Group’s revenue and net profit on operating activities was approximately €280 million, respectively (2016: approximately €210 million). Any future competitive bidding activities may negatively affect the Group’s revenue and earnings development.

Global growth in healthcare was experienced in the period from 2015 to 2017 and is expected to continue and be driven in the future by demographic trends and improvements in diagnostics and therapies, especially in the case of chronic respiratory disorders. An increasing number of people have been gaining access to healthcare, especially in the emerging economies. If the relevant reimbursement policies enable more people to be offered access to wide-ranging medical services, especially in the emerging economies, this could have a positive impact on revenue and earnings trends in The Linde Group. The Linde Group’s healthcare revenues in emerging economies were still relatively low compared to revenues from the United States and Western European economies in the period from 2015 to 2017. Infrastructure investments, progress in medical diagnostic procedures and increasing wealth in the emerging economies might also have a positive impact on revenue and earnings trends.

The Linde Group’s results have been also affected by regulatory trends towards more environmentally friendly technology. For example, The Linde Group is making a key contribution to the use of hydrogen in rail vehicles. In 2017, it signed a contract with partners that will see The Linde Group develop the world’s first H2 filling station for fuel cell trains. Fourteen zero-emissions trains are planned to be used for passenger transportation between Cuxhaven, Bremerhaven, Bremervörde and Buxtehude as of 2021, replacing conventional diesel locomotives. In the future, The Linde Group wants to use hydrogen produced using regenerative energy by way of electrolysis and wind power for this purpose.

In 2016, The Linde Group was awarded a contract to build an LNG fuel gas system for a high speed ferry to be used in the Baltic Sea. In addition, The Linde Group offers its customers a variety of solutions to make production and energy generation processes more efficient and more environmentally friendly. The Linde Group’s gases and technology applications support improving the efficiency and quality of its customers’ production processes and lowering their environmental footprint. A particularly high proportion of this reduction in emissions is generated by the use of oxygen in a special combustion process and the use of hydrogen in the desulphurization of fuel. The Linde Group believes that developments in more stringent environmental regulations will continue to affect its results of operations in the future.

17.1.2.6	Acquisitions/Divestitures

The Linde Group’s results of operations were to some degree impacted by acquisitions and divestitures in 2017, 2016 and 2015 and until June 30, 2018. Acquisitions affect the results of operations in several ways. In general, The Linde Group continuously engages in the optimization of its portfolio of companies through acquisitions, but also through divestitures. The results for the period during which an acquisition takes place are affected by the inclusion of the results of the acquired business in the consolidated results. In addition, the results for the acquired businesses after their acquisition may be impacted positively by synergies or negatively by integration costs. For larger acquisitions, The Linde Group may experience a temporary increase in investments and personnel expenses as the acquired business is integrated into The Linde Group. The Linde Group has regularly engaged in acquisitions to expand its business in the industrial gases and healthcare product areas or to extend its geographical reach.

On February 20, 2015, The Linde Group acquired the assets and liabilities of the liquefied petroleum gas (“LPG”) business of Wesfarmers Kleenheat Gas Pty Ltd. (“Kleenheat”) on the east coast of Australia by way of an asset deal. From that date, the business has been included in full in the consolidated financial statements of The Linde Group. The Linde Group acquired 100% of the shares in the United States company American HomePatient, Inc. (“American HomePatient”) with effect from February 1, 2016. From that date, the business has been included in full in the consolidated financial statements of The Linde Group. American HomePatient specializes in respiratory therapy for patients suffering from chronic obstructive pulmonary disease and sleep apnea. The Linde Group intends to use the acquisition to expand its market position in the healthcare services sector and to generate synergy potential with the existing business.

The table below shows the impact of acquisitions on The Linde Group’s revenues for the years ended December 31, 2017, 2016 and 2015:

in € million	Revenue from the acquisition date to the end of the year
2017
Other	23
2016
American HomePatient	252
Other	8
2015
Kleenheat	86
Other	31

In addition to acquisitions, planned and actual divestitures may also have an impact on The Linde Group’s financial results.

In the six months ended June 30, 2018, The Linde Group did not make any significant acquisitions. The main divestitures of The Linde Group in the six months ended June 30, 2018 related to the sale of the gases business in Pakistan, parts of a production facility within the EMEA segment and the German subsidiary Tega – Technische Gase und Gasetechnik GmbH.

The main divestitures of The Linde Group in 2017 related to the sale of a Chinese subsidiary (Shenzhen South China Industrial Gases Co. Ltd.) as well as an Australian subsidiary (Flexihire Pty. Ltd.). The sale of these subsidiaries led to a deconsolidation result on the group level of €70 million which was recognized in other operating income and expenses. Additionally, The Linde Group sold its gases businesses in Slovenia, Bosnia and Herzegovina, and Croatia in 2017 as planned. Non-current assets held for sale of approximately €20 million and liabilities of €4 million were sold. A deconsolidation loss of less than €1 million (rounded to €0 million) was recognized in 2017.

During 2015 and 2016, The Linde Group divested of, among others, Lincare’s specialty pharmacy business (2016) and engaged in certain portfolio optimizations in China (2016).

The Linde Group’s future results will be further impacted due to the proposed Business Combination with Praxair, which, for regulatory reasons, will lead to significant divestitures. The Linde Group will divest certain assets or business activities to comply with conditions imposed by the competent authorities as prerequisite to granting antitrust approvals in respect of the Business Combination (see also “5.3.2 Significant Divestitures agreed in light of the Business Combination”).

17.2	Outlook

This section contains forward-looking information and should be read in conjunction with the section entitled “3.1 Forward-Looking Statements.”

The Linde Group in the regular course provides certain unaudited forward-looking information for its current financial year in the outlook section of each of its interim reports. On April 25, 2018, The Linde Group provided the below unaudited forward-looking information and confirmed this information as of July 25, 2018, which information speaks only as of such date. The outlook for The Linde Group relates exclusively to its continuing operations. There can be no assurance that the outlook will be achieved or that actual financial data will not be significantly higher or lower than targeted. The outlook describes the expected developments of The Linde Group on a stand-alone basis and does not refer to Linde AG as an indirect subsidiary of Linde plc. Due to the planned Business Combination and the associated antitrust law requirements, assets are expected to be sold in the course of the 2018 financial year. On July 16, 2018, Linde AG, among others, entered into an agreement, which was amended on September 22, 2018 and October 19, 2018, with a consortium comprising companies of the German industrial gases manufacturer Messer Group and CVC Capital Partners Fund VII to sell the majority of The Linde Group’s industrial gases business in North America and certain industrial gases business activities in South America. The disposal is subject to the completion of the Business Combination as well as regulatory approvals. Once the Business Combination has been completed and the divestments take effect, the outlook shall be adjusted accordingly. For a more detailed description of significant divestitures agreed, committed or anticipated in light of the Business Combination, please see section “5.3.2 Significant Divestitures agreed in light of the Business Combination”.

In the 2018 financial year, the targeted range for The Linde Group’s revenue after adjusting for exchange rate effects and the effects of the first-time application of IFRS 15 (for additional information on the expected effects of the first-time application of IFRS 15, see Note 5 of The Linde Group’s unaudited interim condensed consolidated financial statements as of and for the financial year ended December 31, 2017 beginning on page F.3-22 and Note 5 of The Linde Group’s unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2018 beginning on page F.3-2) is expected to be on par with or up to 4% higher than the figure achieved in 2017.

After adjusting for exchange rate effects and the effects of the first-time application of IFRS 15, The Linde Group strives for a segment group operating profit (EBIT (before special items) adjusted for amortization of intangible assets and depreciation of tangible assets) in 2018 on par with or up to 5% higher than the figure achieved in 2017. In addition, in the 2018 financial year, The Linde Group will continue to seek to achieve a return on capital employed (ROCE) of around 10%. The outlook relates exclusively to continuing operations.

Depending on the overall conditions and on economic developments and the assumptions set forth above, The Linde Group is looking to achieve the following targets in the Linde Gases Division in the 2018 financial year: segment revenue is targeted to increase by somewhere in the range between the prior-year level and +4% after adjustments to reflect the effects of IFRS 15 and exchange rate effects. The operating profit of the Linde Gases Division, after adjustments to reflect exchange rate effects, is targeted to range between the prior-year level and a figure that is 5% higher.

Regarding the Linde Engineering Division, as of December 31, 2017, the order backlog was still at a solid level of €4.178 billion. The Linde Group therefore strives for the Linde Engineering Division to achieve revenue of between €2.2 billion and €2.6 billion in the 2018 financial year and to continue to achieve an operating profit margin of around 9%.

17.3	Consolidated Results of Operations

The following table and discussion reflect The Linde Group’s results of operation for the years ended December 31, 2017, 2016 and 2015 and for the six months ended June 30, 2018 and June 30, 2017.

	Six Months Ended June 30,					Variance in %
in € million except as indicated otherwise	2018	2017	2017	2016	2015	Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
	(unaudited)		(audited)			(unaudited)
Revenue	8,640	8,935	17,113	16,948	17,345	(3.3)	1.0	(2.3)
Cost of sales	5,536	5,889	11,274	10,847	11,166	(6.0)	3.9	(2.9)
Gross profit	3,104	3,046	5,839	6,101	6,179	1.9	(4.3)	(1.3)
Marketing and selling expenses	1,144	1,328	2,375	2,387	2,546	(13.9)	(0.5)	(6.2)
Impairment losses on receivables and contract assets	86	—	—	—	—	—	—	—
Research and development costs	52	53	112	121	131	(1.9)	(7.4)	(7.6)
Administration expenses	773	830	1,629	1,720	1,653	(6.9)	(5.3)	4.1
Other operating income	250	281	418	467	419	(11.0)	(10.5)	11.5
Other operating expenses	86	115	216	278	251	(25.2)	(22.3)	10.8
Share of profit or loss from associates and joint ventures (at equity)	9	8	19	13	12	12.5	46.2	8.3
Net profit on operating activities —continuing operations	1,222	1,009	1,944	2,075	2,029	21.1	(6.3)	2.3
Financial result	(97)	(144)	(265)	(324)	(397)	(32.6)	(18.2)	(18.4)
Profit before tax —continuing operations	1,125	865	1,679	1,751	1,632	30.1	(4.1)	7.3
Income tax expense	242	206	143	424	396	17.5	(66.3)	7.1
Profit for the period from continuing operations	883	659	1,536	1,327	1,236	34.0	15.7	7.4
Profit for the period from discontinued operations	—	—	30	(52)	16	—	(157.7)	(425.0)
Profit for the period	883	659	1,566	1,275	1,252	34.0	22.8	1.8
attributable to Linde AG shareholders	811	592	1,434	1,154	1,149	37.0	24.3	0.4
attributable to non-controlling interests	72	67	132	121	103	7.5	9.1	17.5
Other comprehensive income (net of tax)	114	(839)	(1,188)	(509)	622
Items that will be reclassified subsequently to profit or loss	92	(931)	(1,434)	(91)	609
Unrealized gains/losses on available-for-sale financial assets	—	1	6	1	(7)
Unrealized gains/losses on hedging instruments	5	209	342	40	(477)
Currency translation differences	87	(1,141)	(1,782)	(132)	1,093
Items that will not be reclassified to profit or loss	22	92	246	(418)	13
Remeasurement of defined benefit plans	17	92	246	(418)	13
Fair value changes from equity instruments at FVOCI	5	—	—	—	—
Total comprehensive income	997	(180)	378	766	1,874
attributable to Linde AG shareholders	928	(206)	309	629	1,747
attributable to non-controlling interests	69	26	69	137	127

17.3.1	Six Months Ended June 30, 2018 Compared With Six Months Ended June 30, 2017

The revenue of The Linde Group fell in the first half of 2018 by 3.3%, or €295 million, to €8,640 million, when compared with the figure for the first half of 2017, which was €8,935 million. Exchange rate effects were the main reason for this decrease. In addition, the first-time application of the new accounting standard IFRS 15 (Revenue from Contracts with Customers) with effect from January 1, 2018 had a negative impact on revenue. Costs which had previously been disclosed gross are now required to be shown net of sales-related costs reimbursed by the customer, which has led to a reduction in revenue and a reduction of an equal amount in cost of sales. After adjusting for exchange rate effects arising solely on the translation of local currencies into Euro and for the impact of the first-time application of IFRS 15, revenue of The Linde Group in the first half of 2018 was 4.7% above the figure for the first half of 2017.

The Linde Group’s operating profit increased by 3.5% to €2,210 million in the first half of 2018 (six months ended June 30, 2017: €2,136 million). After adjusting for exchange rate effects, The Linde Group’s operating profit rose by 10.1% compared to the first half of 2017.

At 25.6%, The Linde Group’s operating margin was significantly higher in the first half of 2018 than the figure for the first half of 2017 of 23.9%. Factors contributing to this improvement included not only the measures introduced as part of the group-wide efficiency program LIFT, portfolio optimization and good macroeconomic conditions, but also the impact of the first-time application of IFRS 15. In the six months ended June 30, 2018, costs arising from the Business Combination of €72 million (six months ended June 30, 2017: €161 million) were classified as special items.

Cost of sales in the six months ended June 30, 2018 fell by €353 million, or 6.0%, to €5,536 million (six months ended June 30, 2017: €5,889 million). This decrease was not only due to exchange rate effects but also to the first-time application of new accounting standard IFRS 15.

Gross profit was €3,104 million in the first half of 2018, slightly above the figure for the first half of 2017 of €3,046 million. The gross margin increased to 35.9% (six months ended June 30, 2017: 34.1%).

Marketing and selling expenses in the six months ended June 30, 2018 decreased by €184 million, or 13.9%, to €1,144 million (six months ended June 30, 2017: €1,328 million). This decrease was partly related to the new requirement according to IFRS 9 in conjunction with IAS 1 to present impairment losses as a separate line item within the statement of profit or loss. The prior year figure of marketing and selling costs has not been adjusted. Impairment losses on receivables and contract assets were €86 million in the six months ended June 30, 2018 (six months ended June 30, 2017: not recorded). Additionally, exchange rate effects of around €68 million led to a decrease in costs. Restructuring and merger costs recognized in marketing and selling costs also decreased to €1 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €38 million).

Research and development costs decreased by €1 million, or 1.9%, to €52 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €53 million) which mainly resulted from exchange rate effects of €1 million and the decrease in restructuring costs by €1 million to nil (six months ended June 30, 2017: 1 million).

Administration expenses decreased by €57 million, or 6.9%, to €773 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €830 million). This decrease related to exchange rate effects of €41 million. Also, restructuring and merger costs recognized in administration expenses decreased to €71 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €96 million).

Other operating income decreased by €31 million, or 11.0%, to €250 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €281 million). The prior year figure was positively affected by a gain from the disposal of a subsidiary in China amounting to approximately €70 million. In the six months ended June 30, 2018 a deconsolidation gain from the disposal of subsidiaries in Germany and Pakistan of €52 million was recognized. The remainder of €13 million resulted from fewer releases of provisions compared to the six months ended June 30, 2017.

Other operating expenses decreased by €29 million, or 25.2%, to €86 million for 2018 (six months ended June 30, 2017: €115 million). The decrease was primarily attributable to the drop in miscellaneous operating expenses which includes taxes other than income taxes, expenses related to derivatives for non-financing activities and other expenses.

Net profit on operating activities increased for the six months ended June 30, 2018 by 21.1%, or €213 million, to €1,222 million (six months ended June 30, 2017: €1,009 million), mainly due to a decrease in special items of €89 million to €72 million in the six months ended June 30, 2018 (six months ended June 30 2017: €161 million).

The financial result (financial income less financial expenses) in the first six months of 2018 was €97 million, an improvement on the prior-year figure of €144 million, mainly as a result of lower financing costs and the reduction in financial debt.

The Linde Group achieved profit before tax of €1,125 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €865 million).

Due to higher profit before tax, the income tax expense increased by €36 million, or 17.5%, to €242 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €206 million). This resulted in an income tax rate of 21.5% for the six months ended June 30, 2018 (six months ended June 30, 2017: 23.8%). The tax rate was positively influenced by the release of tax provisions due to the progress in tax audits.

In the first six months of 2018, The Linde Group’s profit for the period (after deducting the tax expense) was €883 million (six months ended June 30, 2017: €659 million). After adjusting for non-controlling interests, profit for the period attributable to Linde AG shareholders was €811 million (six months ended June 30, 2017: €592 million). This resulted in earnings per share of €4.37 for the first six months of 2018 (six months ended June 30, 2017: €3.19).

Total comprehensive income attributable to Linde AG Shareholders for the six months ended June 30, 2018 amounted to €928 million, an improvement by €1,134 million over the six months ended June 30, 2017 (loss of €206 million). This change was mainly driven by currency translation differences. In the first six months of 2018, currency translation gains of €87 million were recognized. These were primarily related to the U.S. dollar. In the six months ended June 30, 2017 currency translation losses of €1,141 million were recognized, primarily related to the U.S. dollar and Chinese renminbi, which were not compensated by the translation gains of the British pound. In contrast, gains from the remeasurement of defined benefit plans decreased by €75 million, or 81.5%, to €17 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €92 million). In the first half of 2017 the gains from the remeasurement of defined benefit plans of €92 million resulted from increased discount rates in Germany and the United Kingdom. In first the six months of 2018, the gain mainly resulted from an increased discount rate in the United Kingdom, partly offset by a decreased discount rate in Germany. Unrealized gains on hedging instruments decreased by €204 million, or 97.6%, to €5 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €209 million). In the first six months of 2018 the gain of €5 million resulted from counter-effects: losses from net investment hedges related to the operations in the United States were compensated by gains from cash flow hedges. In the six months ended June 30, 2017, gains of €209 million primarily resulted from net investment hedges related to the operations in the United States.

17.3.2	2017 Compared With 2016

In 2017, the revenue of The Linde Group came to €17,113 million, a 1.0%, or €165 million, increase compared to the prior year (2016: €16,948 million). The increase was mainly driven by the continued positive development in the EMEA and Asia/Pacific segments, as well as the higher contribution to revenue by the Linde Engineering Division. As counter effects, revenue was negatively affected by decreased revenue in the Americas segment and by negative exchange rate effects, in particular the exchange rates of certain currencies (the U.S. dollar, the British pound and the Chinese renminbi) to the euro. Without these exchange rate effects, The Linde Group’s revenue in 2017 would have been 2.1% higher than in 2016.

The cost of sales increased by 3.9%, or €427 million, to €11,274 million in 2017 (2016: €10,847 million) and therefore increased at a faster rate than revenue. This was due not only to higher restructuring costs recognized in costs of sales which increased to €81 million in 2017 (2016: €27 million), but also to higher natural gas prices and energy costs than in the previous year. Exchange rate effects of around €90 million in 2017, on the other hand, helped to mitigate cost increases.

The Linde Group’s gross profit decreased by 4.3%, or €262 million, to €5,839 million in 2017 (2016: €6,101 million) due to the over-proportional increase of cost of sales in 2017 which eroded the aforementioned revenue increases. This resulted in a gross margin of 34.1% (2016: 36.0%) due to the abovementioned effects.

Marketing and selling expenses decreased by €12 million, or 0.5%, to €2,375 million in 2017 (2016: €2,387 million). This decrease was driven by exchange rate effects of around €77 million. In contrast, external freight costs increased by €28 million. Restructuring costs recognized in marketing and selling costs also increased to €57 million in 2017 (2016: €8 million).

Research and development costs decreased by €9 million, or 7.4%, to €112 million for 2017 (2016: €121 million). This decrease mainly related to lower depreciation and impairment costs which decreased by €11 million. In contrast, personnel costs increased by €4 million and restructuring costs recognized in research and development costs came up to €3 million in 2017 (2016: nil).

Administration expenses decreased by €91 million, or 5.3%, to €1,629 million for 2017 (2016: €1,720 million). This decrease mainly related to lower personnel costs (which decreased by €104 million in 2017 compared with 2016) and realized cost savings. A contrary effect resulted from the increase of restructuring costs recognized in administration expenses to €232 million in 2017 (2016: €91 million) and from the increase of costs relating to the preparation of the Business Combination to €90 million in 2017 (2016: 10 million).

Other operating income decreased by €49 million, or 10.5%, to €418 million for 2017 (2016: €467 million). This decrease was mainly due to the relatively substantial profit on disposal of non-current assets in the previous year which did not repeat in 2017. In 2016, this mainly related to the disposal of businesses in China and the United States for portfolio optimizations, and to the change in pension schemes, which then mainly related to the reorganization of benefit plans in the Netherlands in 2015 that resulted in a transfer of a large part of the pension schemes to a pension fund. As a partial counter effect, increased income from the release of provisions and miscellaneous operating income positively impacted other operating income in 2017.

Other operating expenses decreased by €62 million, or 22.3%, to €216 million for 2017 (2016: €278 million). The decrease was primarily attributable to the drop in miscellaneous operating expenses as the prior-year balance was relatively high due to various one-off effects.

Net profit on operating activities from continuing operations in 2017 came to €1,944 million, which was 6.3%, or €131 million, lower than the amount for the previous year of €2,075 million. This includes higher restructuring costs of €280 million (2016: €116 million) incurred during 2017, related to the LIFT program launched in 2016, which are recognized in the various cost items above.

The financial result (financial income less financial expenses) improved by €59 million, or 18.2%, to a net loss of €265 million for 2017 (2016: net loss of €324 million) primarily due to lower financing costs and a decrease in financial debt.

The Linde Group achieved profit before tax in 2017 of €1,679 million (2016: €1,751 million).

Income tax expense was €143 million in 2017 (2016: €424 million) and decreased mainly due to the impact of the tax reform in the United States. The U.S. Tax Act provided, among other things, for a reduction in the federal corporate income tax rate from 35% to 21% effective as of January 1, 2018. With regard to its subsidiaries in the United States, The Linde Group has an excess of future tax liabilities over future tax receivables, the valuation of which was based on a federal corporate income tax rate of 35%. Due to the reduction in the tax rate a remeasurement of these deferred taxes was required. This resulted in a positive effect of €250 million that reduced the income tax expense in 2017 accordingly and brought the effective income tax rate on profit from continuing operations to 8.5%. Without the effect of the remeasurement of the deferred taxes in the United States, the effective tax rate would have amounted to 23.4%.

Profit from continuing operations for 2017 increased by €209 million, or 15.7%, to €1,536 million (2016: €1,327 million). Accordingly, earnings per share from continuing operations rose to €7.56 (2016: €6.50), a 16.3% increase.

Gain from discontinued operations, comprising The Linde Group’s Gist logistics operations, was €30 million in 2017 (2016: loss of €52 million). The amount for 2016 included an impairment in the amount of €75 million resulting from the remeasurement at fair value less cost to sell with no such impairment in 2017.

Profit for 2017 attributable to Linde AG Shareholders was €1,434 million (2016: €1,154 million). This resulted in earnings per share for 2017 of €7.72 (2016: €6.22).

Total comprehensive income attributable to Linde AG Shareholders for 2017 decreased by €320 million to €309 million (2016: €629 million) primarily due to negative effects from currency translation (mainly related to the U.S. dollar and British pound) amounting to €1,782 million in 2017 (2016: €132 million). This was partially offset by the following two factors: First, the effects from the remeasurement of defined benefit plans increased from a loss of €418 million in 2016 to a gain of €246 million in 2017. The prior year was negatively affected by a loss from the remeasurement of defined benefit plans due to decreased discount rates related to pension plans in Germany and the United Kingdom in 2016. Second, gains from hedging instruments for net investment hedges in the United Kingdom and the United States of €342 million in 2017 compared to gains of €40 million in 2016. The Linde Group recognizes unrealized gains or losses from net investment hedges of its investments in foreign operations (including those in the United States and the United Kingdom) in other comprehensive income. Such gains from net investment hedges arise when the U.S. dollar and British pound weaken compared to the euro, while a strengthening of these foreign currencies compared to the euro causes losses from net investment hedges.

17.3.3	2016 Compared With 2015

In 2016, the revenue of The Linde Group came to €16,948 million, a 2.3%, or €397 million, decrease compared to the prior year (2015: €17,345 million). This development was mainly driven by negative exchange rate effects, in particular the exchange rates of certain currencies (the British pound, the Chinese renminbi and the South African rand) to the euro. Without these exchange rate effects, The Linde Group’s revenue would have been 0.2% higher than in 2015. In addition, the Linde Engineering Division contributed less to revenue in 2016 than in 2015.

The cost of sales decreased by 2.9%, or €319 million, to €10,847 million for 2016 (2015: €11,166 million) and therefore decreased at a faster rate than revenue. This is mainly due to the fact that the Linde Engineering Division reported lower revenue than in the previous year. Margins in the Linde Engineering Division are lower than in the Linde Gases Division. Therefore, a lower contribution to revenue in the Linde Engineering Division has a stronger impact on cost of sales. In addition, efficiency gains driven by lower personnel costs due to The Linde Group’s efficiency programs also contributed to the decrease in cost of sales in 2016. Moreover, restructuring costs recognized in costs of sales decreased to €27 million in 2016 (2015: €35 million).

The Linde Group’s gross profit decreased by 1.3%, or €78 million, to €6,101 million in 2016 (2015: €6,179 million), related to the negative revenue development which was partially offset by the aforementioned reduction of The Linde Group’s cost of sales. This produced an improved gross margin of 36.0% (2015: 35.6%) due to the abovementioned margin effects and efficiency gains.

Marketing and selling expenses decreased by €159 million, or 6.2%, to €2,387 million for 2016 (2015: €2,546 million). This decrease mainly related to lower energy costs for distribution and freight as well as lower personnel expenses (largely due to personnel reductions relating to The Linde Group’s efficiency programs). Also, restructuring costs recognized in marketing and selling costs decreased to €8 million in 2016 (2015: €46 million).

Research and development costs decreased by €10 million, or 7.6%, to €121 million for 2016 (2015: €131 million). This decrease mainly related to lower other services and lower material costs in the research and development departments of the Linde Engineering Division as well as lower personnel costs. Furthermore, restructuring costs recognized in research and development costs declined to nil in 2016 (2015: €4 million).

Administration expenses increased by €67 million, or 4.1%, to €1,720 million for 2016 (2015: €1,653 million). This increase mainly related to the higher personnel costs and depreciation due to the acquisition of the American HomePatient business in the United States as well as an increase in legal and consulting expenses. In addition, costs relating to the preparation of the Business Combination that were incurred in 2016 of approximately €10 million (2015: nil) also contributed to the increase in administration expenses in 2016. An offsetting effect resulted from the decline of restructuring costs recognized in administration expenses to €91 million in 2016 (2015: €107 million) and realized cost savings.

Other operating income increased by €48 million, or 11.5%, to €467 million for 2016 (2015: €419 million). This increase mainly related to an increase in the profit on disposal of non-current assets, mainly relating to the disposal of businesses in China and the United States for portfolio optimizations.

Other operating expenses increased by €27 million, or 10.8%, to €278 million for 2016 (2015: €251 million). This increase mainly related to an increase in miscellaneous other operating expenses, partly offset by a decrease in exchange losses.

Net profit on operating activities from continuing operations in 2016 came to €2,075 million, which was 2.3%, or €46 million, higher than the amount for the previous year of €2,029 million. This includes reduced restructuring costs of €116 million (2015: €192 million) incurred during 2016, related to LIFT, which are recognized in the various cost items above.

The financial result (financial income less financial expenses) improved by €73 million to a net loss of €324 million for 2016 (2015: net loss of €397 million) primarily due to the early redemption of two subordinated bonds in the amount of €700 million and GBP 250 million, which bore interest at a rate of 7.375% and 8.125% per year, respectively, in July 2016.

The Linde Group achieved profit before tax in 2016 of €1,751 million (2015: €1,632 million).

Income tax expense was €424 million in 2016 (2015: €396 million), which increased mainly due to the higher profit before tax. The effective income tax rate on profit from continuing operations remained almost unchanged at 24.2% (2015: 24.3%).

Profit from continuing operations for 2016 increased by €91 million, or 7.4%, to €1,327 million (2015: €1,236 million). Accordingly, earnings per share from continuing operations rose to €6.50 (2015: €6.10), a 6.6% increase.

Loss from discontinued operations, comprising The Linde Group’s Gist logistics operations, was €52 million in 2016 (2015: profit of €16 million). The amount for 2016 includes an impairment in the amount of €75 million resulting from the remeasurement at fair value less cost to sell.

Profit for 2016 attributable to Linde AG Shareholders was €1,154 million (2015: €1,149 million). This resulted in earnings per share for 2016 of €6.22 (2015: €6.19).

Total comprehensive income attributable to Linde AG Shareholders for 2016 decreased by €1,118 million to €629 million (2015: €1,747 million) primarily due to negative effects from currency translation (mainly related to the U.S. dollar and British pound) amounting to €132 million in 2016 (2015: positive effects amounting to €1,093 million) and from the remeasurement of defined benefit plans due to decreased discount rates related to pension plans in Germany and the United Kingdom, which had increased and provided gains in the comparative period. This decrease was partially offset by comprehensive gains from hedging instruments for net investment hedges in the United Kingdom and the United States of €40 million in 2016 compared to losses of €477 million in 2015.

17.4	Segment Discussion

The Group is comprised of four segments: The Linde Gases Division’s three geographic segments, EMEA (Europe, Middle East and Africa), Asia/Pacific and Americas, and the Linde Engineering Division. The following tables provide a reconciliation of revenue and operating profit from segments to The Linde Group revenue and segment group operating profit for the indicated periods.

									Variance in %
in € million except as indicated otherwise	Six Months Ended June 30,		2017		2016		2015		Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
	2018	2017
	(unaudited)		(audited, unless otherwise indicated)						(unaudited)
EMEA	2,957	2,947	5,876		5,736		6,010		0.3	2.4	(4.6)
Asia/Pacific	2,082	2,172	4,378		4,109		4,157		(4.1)	6.5	(1.2)
Americas	2,244	2,545	4,908		5,232		5,183		(11.8)	(6.2)	0.9
Engineering Division	1,364	1,212	2,388		2,351		2,594		12.5	1.6	(9.4)
Other Activities	293	294	—		—		—		(0.3)	—	—
Elimination and other items(1)	(300)	(235)	(437	)*	(480	)*	(599	)*	27.7	(9.0)	(19.9)
Group revenue	8,640	8,935	17,113		16,948		17,345		(3.3)	1.0	(2.3)

*	Unaudited.
(1)	Elimination and other items include consolidation effects and corporate activities.

						Variance in %
in € million except as indicated otherwise	Six Months Ended June 30,		2017	2016	2015	Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
	2018	2017
	(unaudited)		(audited)			(unaudited)
EMEA	968	924	1,874	1,807	1,790	4.8	3.7	0.9
Asia/Pacific	600	615	1,202	1,084	1,063	(2.4)	10.9	2.0
Americas	616	627	1,192	1,319	1,298	(1.8)	(9.6)	1.6
Engineering Division	137	97	220	196	216	41.2	12.2	(9.3)
Other Activities	15	13	—	—	—	15.4	—	—
Elimination and other items(1)	(126)	(140)	(275)	(308)	(280)	(10.0)	(10.7)	10.0
Segment group operating profit from continuing operations	2,210	2,136	4,213	4,098	4,087	3.5	2.8	0.3

(1)	Elimination and other items include consolidation effects and corporate activities.

In the EMEA, Asia/Pacific and Americas segments, the main factors affecting The Linde Group’s results relate to exchange rate effects, natural gas price effects, acquisition and divestiture effects and other price, volume and operative effects. Exchange rate effects are calculated by applying the average exchange rate of the later period to revenue or operating profit generated in the prior period. Natural gas price effects are calculated by multiplying the difference of the actual resource price (mainly natural gas, but also, to a much lesser extent diesel and naphtha or other commodities) of the later period compared to the prior period with the consumption rate of the prior period in The Linde Group’s on-site business, where The Linde Group is able to pass-through these costs to its customers by means of long-term contracts. There are no timing differences between the raw material cost change and the time at which the changes are passed on to the customer. While gas price pass-through effects influence revenue, these do not have an impact on operating profit. Acquisition and divestiture effects include the material acquisitions which related to American HomePatient and Kleenheat and the divestiture of Lincare’s specialty pharmacy business in 2016 and 2015. Other operative effects include effects from acquisitions and divestitures other than the aforementioned. The tables within this section “17.4 Segment Discussion“ show the percentage impact of these effects, as part of the total percentage of the increase or decrease in revenue and operating profit compared to the prior period.

17.4.1	EMEA

The following table shows key financial metrics for the Linde Gases Division’s EMEA segment for the years ended December 31, 2017, 2016 and 2015 and for the six months ended June 30, 2018 and June 30, 2017:

						Variance in %
in € million except as indicated otherwise	Six Months Ended June 30,		2017	2016	2015	Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
	2018	2017
	(unaudited)		(audited)			(unaudited)
Revenue	2,957	2,947	5,876	5,736	6,010	0.3	2.4	(4.6)
Operating profit	968	924	1,874	1,807	1,790	4.8	3.7	0.9

The following table shows exchange rate effects, natural gas price effects as well as effects from acquisitions/divestitures and remaining effects resulting from price, volume, the first time application of IFRS 15 and other operative effects on revenue of the Linde Gases Division’s EMEA segment for the indicated periods:

Effects on EMEA revenue in % (unaudited)	Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
Exchange rate effects	(2.2)	(0.8)	(3.7)
Natural gas price effects	0.3	0.3	(0.8)
Acquisitions/divestitures	(0.5)	—	—
IFRS 15	(1.8)	—	—
Other (price, volume, other operative effects)	4.5	3.0	(0.1)
Total	0.3	2.5	(4.6)

The following table shows exchange rate effects as well as effects from acquisitions/divestitures and remaining effects resulting from price, volume and other operative effects on operating profit of the Linde Gases Division’s EMEA segment for the indicated periods:

Effects on EMEA operating profit in % (unaudited)	Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
Exchange rate effects	(2.3)	(0.9)	(3.5)
Natural gas price effects	—	—	—
Acquisitions/divestitures	—	—	—
Other (price, volume, other operative effects)	7.1	4.6	4.4
Total	4.8	3.7	0.9

17.4.1.1	Six Months Ended June 30, 2018 Compared With Six Months Ended June 30, 2017

Revenue in EMEA increased by 0.3%, or €10 million, to €2,957 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €2,947 million), mainly driven by increased revenue in the liquefied gases and cylinder business. In the on-site business, there were volume reductions as a result of the sale of parts of a production facility in the first quarter of 2018. However, this decrease was more than compensated for by revenue increases in the second quarter. The increase in revenue was partially offset by negative exchange rates.

The operating profit in EMEA increased by 4.8%, or €44 million, to €968 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €924 million). The efficiency improvement measures were one of the factors contributing towards this increase. In the first quarter of 2018, The Linde Group also recognised a gain on deconsolidation of around €40 million on the sale of Tega – Technische Gase und Gasetechnik GmbH.

17.4.1.2	2017 Compared With 2016

Revenue in EMEA increased by 2.4%, or €140 million, to €5,876 million in 2017 (2016: €5,736 million), mainly driven by the positive effect from the ramp-up of new plants in Germany, Northern Europe and in the Middle East & Eastern Europe and revenue growth in the liquefied gases and cylinder gas product areas. Natural gas price effects had a positive impact on the EMEA revenue, whereas exchange rate effects resulted in a decrease of revenue.

The operating profit in EMEA increased by 3.7%, or €67 million, to €1,874 million in 2017 (2016: €1,807 million), mainly due to the effects of already implemented efficiency improvement measures. As in the previous years, The Linde Group recognized gains from the disposal of non-current assets and gains arising from changes to pension schemes. These positive effects were partly offset by negative exchange rate effects.

17.4.1.3	2016 Compared With 2015

Revenue in EMEA declined by 4.6%, or €274 million, to €5,736 million in 2016 (2015: €6,010 million), mainly driven by exchange rate and natural gas price effects, partially affected by the positive effect from the ramp-up of new plants and revenue growth in the healthcare business. EMEA revenue in 2015 was affected by the insolvency of a customer in the United Kingdom in the third quarter of that year.

The operating profit in EMEA increased by 0.9%, or €17 million, to €1,807 million in 2016 (2015: €1,790 million), mainly related to the effect of already implemented efficiency improvement measures, a gain from land disposal in Switzerland and the ramp-up of new air separation plants. These positive effects were largely offset by negative exchange rate effects.

17.4.2	Asia/Pacific

The following table shows key financial metrics for the Linde Gases Division’s Asia/Pacific segment for the years ended December 31, 2017, 2016 and 2015 and for the six months ended June 30, 2018 and June 30, 2017:

						Variance in %
in € million except as indicated otherwise	Six Months Ended June 30,		2017	2016	2015	Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
	2018	2017
	(unaudited)		(audited)			(unaudited)
Revenue	2,082	2,172	4,378	4,109	4,157	(4.1)	6.5	(1.2)
Operating profit	600	615	1,202	1,084	1,063	(2.4)	10.9	2.0

The following table shows exchange rate effects, natural gas price effects as well as effects from acquisitions/divestitures and remaining effects resulting from price, volume, the first time application of IFRS 15 and other operative effects on revenue of the Linde Gases Division’s Asia/Pacific segment for the indicated periods:

Effects on Asia/Pacific revenue in % (unaudited)	Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
Exchange rate effects	(6.7)	(0.7)	(2.5)
Natural gas price effects	0.3	0.6	(0.4)
Acquisitions/divestitures	(0.9)	—	—
IFRS 15	(1.7)	—	—
Other (price, volume, other operative effects)	4.9	6.7	1.7
Total	(4.1)	6.6	(1.2)

The following table shows exchange rate effects as well as effects from acquisitions/divestitures and remaining effects resulting from price, volume and other operative effects on operating profit of the Linde Gases Division’s Asia/Pacific segment for the indicated periods:

Effects on Asia/Pacific operating profit in % (unaudited)	Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
Exchange rate effects	(7.0)	(0.8)	(2.6)
Natural gas price effects	—	—	—
Acquisitions/divestitures	(0.8)	—	—
Other (price, volume, other operative effects)	5.4	11.7	4.6
Total	(2.4)	10.9	2.0

17.4.2.1	Six Months Ended June 30, 2018 Compared With Six Months Ended June 30, 2017

Revenue in the Asia/Pacific segment decreased by 4.1%, or €90 million, to €2,082 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €2,172 million), mainly driven by negative exchange rate effects. Positive trends were to be seen in particular in the on-site and liquefied gases business. One of the factors contributing to this was the bringing on stream of several air separation plants in China.

The operating profit in the Asia/Pacific segment decreased by 2.4%, or €15 million, to €600 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €615 million), mainly driven by negative exchange rate effects. Additionally, the prior year figure was positively affected by gains from disposal of subsidiaries (€70 million). In contrast, the measures introduced as part of the group-wide LIFT efficiency program had a positive impact on operating profit.

17.4.2.2	2017 Compared With 2016

Revenue in the Asia/Pacific segment increased by 6.5%, or €269 million, to €4,378 million in 2017 (2016: €4,109 million), mainly due to the positive development of the business in China and natural gas price effects. These effects were partly offset by negative exchange rate effects.

Operating profit in the Asia/Pacific segment increased by 10.9%, or €118 million, to €1,202 million for 2017 (2016: €1,084 million), mainly due to a positive one-off effect of €75 million in this respect with the disposal of assets and the effect of implemented efficiency measures, partly offset by exchange rate effects.

17.4.2.3	2016 Compared With 2015

Revenue in the Asia/Pacific segment decreased by 1.2%, or €48 million, to €4,109 million in 2016 (2015: €4,157 million), mainly due to exchange rate and natural gas price effects and lower demand in the cylinder business. These effects were partly compensated by increased revenue in the on-site and electronics business, driven by the ramp-up of new plants, as well as an increase in the liquefied gases business.

Operating profit in the Asia/Pacific segment increased by 2.0%, or €21 million, to €1,084 million for 2016 (2015: €1,063 million), mainly due to portfolio optimizations in China and the effect of implemented efficiency measures, partly offset by exchange rate effects.

17.4.3	Americas

The following table shows key financial metrics for the Linde Gases Division’s Americas segment for the years ended December 31, 2017, 2016 and 2015 and for the six months ended June 30, 2018 and June 30, 2017:

						Variance in %
in € million except as indicated otherwise	Six Months Ended June 30,		2017	2016	2015	Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
	2018	2017
	(unaudited)		(audited)			(unaudited)
Revenue	2,244	2,545	4,908	5,232	5,183	(11.8)	(6.2)	0.9
Operating profit	616	627	1,192	1,319	1,298	(1.8)	(9.6)	1.6

The following table shows exchange rate effects, natural gas price effects as well as effects from acquisitions/divestitures and remaining effects resulting from price, volume, the first time application of IFRS 15 and other operative effects on revenue of the Linde Gases Division’s Americas segment for the indicated periods:

Effects on Americas revenue in % (unaudited)	Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
Exchange rate effects	(11.0)	(1.9)	(1.7)
Natural gas price effects	(0.2)	1.0	—
Acquisitions/divestitures	—	(2.1)	3.4
IFRS 15	(3.7)	—	—
Other (price, volume, other operative effects)	3.1	(3.2)	(0.8)
Total	(11.8)	(6.2)	0.9

The following table shows exchange rate effects as well as effects from acquisitions/divestitures and remaining effects resulting from price, volume and other operative effects on operating profit of the Linde Gases Division’s Americas segment for the indicated periods:

Effects on Americas operating profit in % (unaudited)	Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
Exchange rate effects	(11.2)	(2.1)	(0.7)
Natural gas price effects	—	—	—
Acquisitions/divestitures	—	(0.1)	3.5
Other (price, volume, other operative effects)	9.4	(7.4)	(1.2)
Total	(1.8)	(9.6)	1.6

17.4.3.1	Six Months Ended June 30, 2018 Compared With Six Months Ended June 30, 2017

Revenue in the Americas segment decreased by 11.8%, or €301 million, to €2,244 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €2,545 million), mainly driven by negative exchange rate effects and the decrease in revenue from the on-site business due to the stoppage of a plant in the first quarter of 2018. There were positive trends in the liquefied gases and cylinder gas business in North America. Revenue in the Healthcare business in North America remained stable, but opposing trends were to be seen. Although the business achieved volume increases, price reductions imposed by private health insurers continued to have a negative impact.

The operating profit in the Americas segment decreased by 1.8%, or €11 million, to €616 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €627 million), driven by negative exchange rate effects. The measures introduced as part of the group-wide efficiency program LIFT had a positive impact on the operating profit.

17.4.3.2	2017 Compared With 2016

Revenue in the Americas segment decreased by 6.2%, or €324 million, to €4,908 million in 2017 (2016: €5,232 million). Positive trends were once again to be seen in the on-site business and the liquefied gases business in North America. In the healthcare business in North America, on the other hand, the impact of the price reductions in 2016 as a result of government tenders continued to be felt. As expected, the divestiture of two entities in The Linde Group’s healthcare business in North America in the third quarter of 2016 has had an adverse impact on revenue.

Operating profit in the Americas segment decreased by 9.6%, or €127 million, to €1,192 million in 2017 (2016: €1,319 million), mainly driven by the negative impact from price reductions in the public healthcare sector. However, the result in industrial gases business developed well compared to prior year.

17.4.3.3	2016 Compared With 2015

Revenue in the Americas segment increased by 0.9%, or €49 million, to €5,232 million (2015: €5,183 million). The acquisition of American HomePatient, net of the divestiture of the specialty pharmacy business was the main factor for the revenue growth. However, developments in the competitive bidding procedures in The Linde Group’s healthcare business in North America had a negative impact on the revenue development as well as exchange rate effects (the positive impact of the U.S. dollar was offset by negative impacts of other currencies in the Americas segment).

Operating profit in the Americas segment increased by 1.6%, or €21 million, to €1,319 million (2015: €1,298 million), mainly driven by the acquisition of American HomePatient and the disproportionately high result in the industrial gases business (mainly related to the ramp-up of new plants and the divestiture of the specialty pharmacy business) and a litigation settlement in Brazil. Exchange rate effects had an offsetting effect on the operating profit increase in 2016.

17.4.4	Linde Engineering Division

The following tables show key financial metrics for The Linde Group’s entire Linde Engineering Division and revenue by type of project for the years ended December 31, 2017, 2016 and 2015 and for the six months ended June 30, 2018 and June 30, 2017:

						Variance in %
in € million except as indicated otherwise	Six Months Ended June 30,		2017	2016	2015	Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
	2018	2017
	(unaudited)		(audited)			(unaudited)
Revenue(1)	1,364	1,212	2,388	2,351	2,594	12.5	1.6	(9.4)
Operating profit	137	97	220	196	216	41.2	12.2	(9.3)

(1)	Revenue in the Linde Engineering Division reflects the progress made on individual projects.

							Variance in %
in € million except as indicated otherwise	Six Months Ended June 30,		2017	2016	2015		Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017	2017 vs. 2016	2016 vs. 2015
	2018	2017
	(unaudited)		(audited, unless otherwise indicated)				(unaudited)
Olefin plants	291	458	848	819	683	*	(36.5)	3.5	19.9
Natural gas plants	563	295	639	448	572	*	90.8	42.6	(21.7)
Air separation plants	331	250	494	419	406	*	32.4	17.9	3.2
Hydrogen and synthesis gas plants	99	117	236	485	690	*	(15.4)	(51.3)	(29.7)
Other	80	92	171	180	243	*	(13.0)	(5.0)	(25.9)
Engineering Division	1,364	1,212	2,388	2,351	2,594		12.5	1.6	(9.4)

*	Unaudited.

17.4.4.1	Six Months Ended June 30, 2018 Compared With Six Months Ended June 30, 2017

Revenue in the Linde Engineering Division increased by 12.5%, or €152 million, to €1,364 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €1,212 million). Although the market for international large-scale plant construction remains volatile and subject to intense competition, the Linde Engineering Division significantly increased its revenues mainly due to progress in large scale projects in Russia. This was partly offset by lower sales from olefin plants.

The operating profit in the Linde Engineering Division increased by 41.2%, or €40 million, to €137 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €97 million), mainly driven by the positive revenue development and improved capacity utilization.

17.4.4.2	2017 Compared With 2016

Revenue in the Linde Engineering Division increased by 1.6%, or €37 million, in 2017 to €2,388 million (2016: €2,351 million) mainly due to better results from individual engineering projects. This trend was also supported by revenue increases from natural gas plants, air separation plants and olefin plants mainly due to the contribution of large scale olefin projects in Russia and the United States, benefitting from strong order intake in prior years. As counter effects, revenue from hydrogen and synthesis gas plants decreased in the period under review due to subdued demand and intense competitive pressure.

Operating profit in the Linde Engineering Division increased in line with the positive revenue development by 12.2%, or €24 million, to €220 million (2016: €196 million) mainly due to the improved capacity utilization situation. Profitability also improved compared to 2016.

17.4.4.3	2016 Compared With 2015

Revenue in the Linde Engineering Division decreased by 9.4%, or €243 million, in 2016 to €2,351 million (2015: €2,594 million). The ongoing low oil and gas prices resulted in faltering demand in plant construction in 2016, which consequently led to lower sales recognition in 2016. This mainly affected revenue from natural gas plants and hydrogen and synthesis gas plants. Further, divestitures of the gas storage business in Sweden and the heater business in Switzerland which generated revenues of €13 million in 2016 (2015: €34 million) contributed to the decrease in revenues of the Linde Engineering Division. The revenue decrease was partly offset by revenue increases from olefin plants, mainly due to the contribution of large scale olefin projects in Russia and the United States, benefitting from strong order intake in prior years. In addition, revenue from air separation plants increased mainly due to strongly increasing new orders since 2015.

Operating profit in the Linde Engineering Division decreased by 9.3%, or €20 million, to €196 million (2015: €216 million), in line with the negative revenue development. Profitability was maintained on the same level as 2015.

17.5	Financial Position

17.5.1	Consolidated Statement of Financial Position

The following table presents the statement of financial position of The Linde Group as of December 31, 2017, 2016 and 2015 as well as June 30, 2018.

(in € million)	June 30 2018	December 31, 2017 (adjusted)*	December 31, 2017	December 31, 2016	December 31, 2015
	(unaudited)		(audited)
Assets
Goodwill	10,997	10,895	10,681	11,405	11,604
Other intangible assets	1,973	2,091	2,047	2,440	2,760
Tangible assets	11,847	11,868	11,756	12,756	12,782
Investments in associates and joint ventures (at equity)	224	219	219	239	242

Other financial assets	108	84	84	71	57
Receivables from finance leases	61	70	70	165	217
Trade receivables	6	6	6	2	2
Other receivables and other assets	424	401	381	378	426
Income tax receivables	10	12	12	7	9
Deferred tax assets	403	416	416	500	327
Non-current assets	26,053	26,062	25,672	27,963	28,426
Inventories	1,259	1,214	1,211	1,231	1,241
Receivables from finance leases	25	33	33	49	52
Trade receivables	2,763	2,775	2,668	2,755	2,724
Contract assets	170	—	—	—	—
Other receivables and other assets	755	698	706	788	778
Income tax receivables	185	228	227	199	277
Securities	17	623	623	131	421
Cash and cash equivalents	1,272	1,433	1,432	1,463	1,417
Non-current assets classified as held for sale and disposal groups	15	346	941	610	11
Current assets	6,461	7,350	7,841	7,226	6,921
Total assets	32,514	33,412	33,513	35,189	35,347

Equity and liabilities
Capital subscribed	475	475	475	475	475
Capital reserve	6,730	6,730	6,730	6,745	6,736
Revenue reserves	7,751	8,217	8,235	7,244	7,146
Cumulative changes in equity not recognised through the statement of profit or loss	(1,159)	(1,258)	(1,258)	113	221
Total equity attributable to Linde AG shareholders	13,797	14,164	14,182	14,577	14,578
Non-controlling interests	875	877	877	903	871
Total equity	14,672	15,041	15,059	15,480	15,449
Provisions for pensions and similar obligations	1,226	1,304	1,280	1,564	1,068
Other non-current provisions	436	478	477	526	530
Deferred tax liabilities	1,291	1,252	1,243	1,683	1,750
Financial debt	5,458	6,082	6,089	6,674	8,460
Liabilities from finance leases	51	40	40	53	55
Trade payables	4	1	1	1	3
Contract liabilities	132	—	—	—	—
Other non-current liabilities	382	537	537	725	847
Non-current liabilities	8,980	9,694	9,667	11,226	12,713
Current provisions	999	1,129	1,110	1,140	1,089
Financial debt	2,636	1,886	1,930	1,854	1,023
Liabilities from finance leases	15	14	14	21	23
Trade payables	2,803	3,851	3,814	3,570	3,223
Contract liabilities	1,355	—	—	—	—
Other current liabilities	616	1,182	1,159	1,208	1,225
Income tax liabilities	435	551	551	549	568
Liabilities in connection with non-current assets classified as held for sale and disposal groups	3	64	209	141	4
Current liabilities	8,862	8,677	8,787	8,483	7,185
Total equity and liabilities	32,514	33,412	33,513	35,189	35,347

*

In the six months to 30 June 2018, the business of logistics services provider Gist has once again been disclosed in continuing operations. To improve comparability the figures for the financial year ended December 31, 2017 have been adjusted accordingly. These figures are based on the adjusted comparable figure contained in the unaudited interim condensed consolidated financial statements of The Linde Group as of and for the six months ended June 30, 2018. For further information, see also Note 6 of the unaudited interim condensed consolidated financial statements of The Linde Group as of and for the six months ended June 30, 2018 beginning on p. F.3-2.

17.5.1.1	June 30, 2018 Compared With December 31, 2017

Goodwill increased by €102 million, from €10,895 million at December 31, 2017 (adjusted) to €10,997 million at June 30, 2018, mainly as a result of exchange rate effects. Goodwill arising on acquisitions was €23 million.

Other intangible assets, comprising customer relationships, brand names and sundry intangible assets, decreased by €118 million, from €2,091 million at December 31, 2017 (adjusted) to €1,973 million at June 30, 2018, mainly due to amortization.

Tangible assets were stated at a carrying amount of €11,847 million at June 30, 2018 (December 31, 2017 (adjusted): €11,868 million). Set against depreciation of €795 million were acquisitions and investments of €808 million.

Within current assets, trade receivables were the biggest item at €2,763 million as of June 30, 2018 (December 31, 2017 (adjusted): €2,775 million). The decrease results from the application of the new accounting standard IFRS 15 that requires the disclosure of contract assets and contract liabilities in the statement of financial position. If IFRS 15 had not been applied, the contract assets of €170 million reported at June 30, 2018 would have been disclosed as trade receivables. The prior year figure has not been adjusted.

Securities fell by €606 million to €17 million, mainly as a result of sales (December 31, 2017 (adjusted): €623 million).

Non-current assets classified as held for sale and disposal groups decreased by €331 million, from €346 million at December 31, 2017 (adjusted) to €15 million at June 30, 2018. This decrease was mainly related to the sale of a part of a production site within the EMEA segment which was executed in the first quarter of 2018 and which accounted for the major part of the non-current assets classified as held for sale and disposal groups at December 31, 2017 (adjusted). Furthermore, assets related to the gases business in Pakistan and the German subsidiary Tega – Technische Gase und Gasetechnik GmbH, both of which had been included in the non-current assets classified as held for sale and disposal groups at December 31, 2017 (adjusted), were sold in the first quarter of 2018.

Equity decreased by €369 million, from €15,041 million at December 31, 2017 (adjusted) to €14,672 million at June 30, 2018. The profit for the period of €883 million had a positive effect on equity. In addition, the change in actuarial assumptions for the measurement of defined benefit pension plans led to an increase in equity of €17 million. The payment of the dividend for 2017 and the relevant proportion of the dividend for the 2018 financial year totaling €1,375 million offset the positive effects described above. The equity ratio (calculated as total equity divided by equity and liabilities) at 30 June 2018 was 45.1% (December 31, 2017 (adjusted): 45.0%).

Financial debt amounted to €8,094 million as of June 30, 2018 (December 31, 2017 (adjusted): €7,968 million). The increase of €126 million is predominately the net effect of the repayment and addition of loans and capital market debt.

Current trade payables declined by €1,048 million to €2,803 million as of June 30, 2018 (December 31, 2017 (adjusted): €3,851 million). The decrease results from the application of the new accounting standard IFRS 15 that requires the disclosure of contract assets and contract liabilities in the statement of financial position. If IFRS 15 had not been applied, €897 million of the current contract liabilities of €1,355 million reported at June 30, 2018 would have been disclosed as current trade payables, while €458 million of that total would have been disclosed as other current liabilities. The prior year figure has not been adjusted.

17.5.1.2	December 31, 2017 Compared With December 31, 2016

The decrease of goodwill in the amount of €724 million to €10.681 billion as of December 31, 2017 (December 31, 2016: €11.405 billion) was primarily due to exchange rate effects. Acquisitions made during the financial year had a balancing effect of €37 million.

The decrease of other intangible assets, which comprise customer relationships, brands and other intangible assets, in the amount of €393 million to €2.047 billion as of December 31, 2017 (December 31, 2016: €2.440 billion) was largely attributable to exchange rate effects in the amount of €142 million and to amortization totaling €264 million. This development was partially offset by additions (including additions from acquisitions) amounting to €18 million.

Tangible assets, which include land, land rights and buildings, technical equipment and machinery, other equipment, furniture and fixtures, as well as plants under construction, amounted to €11.756 billion as of December 31, 2017 (December 31, 2016: €12.756 billion) and decreased due to negative exchange rate effects which resulted in a decrease of €822 million. In addition, tangible assets with a net carrying amount of €266 million were reclassified to assets held for sale. Further, additions from capital expenditure totaling €1.666 billion were partly offset by depreciation of €1.614 billion in 2017.

Within current assets, trade receivables were the biggest item at €2.668 billion as of December 31, 2017 (December 31, 2016: €2.755 billion). The decrease in trade receivables was due to negative exchange rate effects in the amount of €199 million in 2017. The non-current assets held for sale increased by €331 million in a year-on-year comparison to €941 million as of December 31, 2017 (December 31, 2016: €610 million) and mainly related to the business of the logistics service provider Gist and the gases business in Pakistan, as well as parts of a production site in EMEA. Securities also increased, mainly as a result of purchases, by €492 million to €623 million as of December 31, 2017 (December 31, 2016: €131 million).

At €15.059 billion as of December 31, 2017, equity was down on the prior-year level (December 31, 2016: €15.480 billion). The main reasons for this were cumulative changes in equity not recognized through the statement of profit or loss which included negative exchange rate effects of €1.782 billion due to the depreciation of the U.S. dollar and the British pound against the euro. In addition, the payment of the dividend to the Linde AG Shareholders for 2016 in the amount of €687 million also had a negative impact on total equity. Profit for the year of €1.566 billion and positive effects from the remeasurement of pension schemes in the amount of €246 million had a balancing effect. The equity ratio (calculated as total equity divided by equity and liabilities) has increased slightly and came to 44.9% as of December 31, 2017 (December 31, 2016: 44.0%).

Non-current financial debt decreased by €585 million to €6.089 billion as of December 31, 2017 (December 31, 2016: €6.674 billion) primarily due to exchange rate effects.

Current trade payables increased by €244 million to €3.814 billion as of December 31, 2017 (December 31, 2016: €3.570 billion). This increase was mainly due to additional percentage of completion liabilities in the amount of €1.060 billion as of December 31, 2017 (December 31, 2016: €971 million). Percentage of completion liabilities represents the amount by which received down payments exceed the progress of the goods to be delivered.

17.5.1.3	December 31, 2016 Compared With December 31, 2015

The decrease of goodwill in the amount of €199 million to €11.405 billion as of December 31, 2016 (December 31, 2015: €11.604 billion) was primarily due to two contrary effects: In connection with the recognition of assets as non-current assets classified as held for sale and disposal groups, part of the goodwill in the amount of €336 million was also reclassified. Acquisitions made during the financial year increased this balance sheet item by €146 million.

The decrease of other intangible assets to €2.440 billion as of December 31, 2016 (December 31, 2015: €2.760 billion) was largely attributable to scheduled amortization in the amount of €298 million. This development was countered by additions (including additions from acquisitions) amounting to €88 million.

As far as tangible assets amounting to €12.756 billion as of December 31, 2016 (December 31, 2015: €12.782 billion) are concerned, additions from capital expenditure totaling €1.677 billion were largely offset by depreciation of €1.593 billion.

Current trade receivables amounted to €2.755 billion as of December 31, 2016 (December 31, 2015: €2.724 billion). The increase was almost exclusively due to exchange rate effects in the amount of €27 million. Furthermore, the item also included non-current assets classified as held for sale. These increased by €599 million year-on-year, mainly due to the planned sale of the business of the logistics service provider Gist (December 31, 2015: €11 millions). Securities had the opposite effect, decreasing by €290 million to €131 million, largely due to disposals (December 31, 2015: €421 millions).

At €15.480 billion, equity is on a par with the prior-year level. The profit for the year of €1.275 billion resulted in an increase in equity. Exchange rate effects of €132 million and effects from the remeasurement of pension schemes of €418 million had a negative impact. The payment of the dividend to the shareholders of Linde AG for 2015, in the amount of €640 million, also resulted in a reduction in equity. The equity ratio (calculated as total equity divided by equity and liabilities) as of December 31, 2016 was 44.0% (December 31, 2015: 43.7%).

Non-current financial debt dropped by €1.786 billion to €6.674 billion as of December 31, 2016 (December 31, 2015: €8.460 billion). This decline primarily resulted from the restructuring of certain bonds that were needed to be repaid within the next 12 months, consequently resulting in a simultaneous increase of the current financial debt.

Current trade payables amounted to €3.570 billion as of December 31, 2016 (December 31, 2015: €3.223 billion). This increase was predominantly due to additional percentage of completion liabilities in the amount of €971 million (December 31, 2015: €661 million).

17.6	Liquidity, Capital Resources and Other Financial Data

17.6.1	Group Statement of Cash Flows

The following table shows The Linde Group’s cash flow information for the years ended December 31, 2017, 2016 and 2015 and for the six months ended June 30, 2018 and June 30, 2017:

	Six Months Ended June 30,
in € million	2018	2017	2017	2016	2015
	(unaudited)		(audited)
Profit before tax from continuing operations	1,125	865	1,679	1,751	1,632
Adjustments to profit before tax to calculate cash flow from operating activities — continuing operations
Amortization of intangible assets/depreciation of tangible assets	916	966	1,896	1,897	1,866
Impairments of financial assets	—	1	1	8	16
Profit/loss on disposal of non-current assets	(14)	(19)	(47)	(36)	(18)
Net interest	100	133	258	307	366
Finance income arising from embedded finance leases in accordance with IFRIC 4/IAS 17	3	6	10	14	18
Share of profit or loss from associates and joint ventures (at equity)	(9)	(8)	(19)	(13)	(12)
Distributions/dividends received from associates and joint ventures	15	8	29	22	22
Income taxes paid	(285)	(268)	(453)	(446)	(532)
Changes in assets and liabilities
Change in inventories	(48)	(20)	(75)	21	(45)
Change in trade receivables	(172)	(112)	20	(91)	293
Change in contract assets	15	—	—	—	—
Change in provisions	(198)	(134)	(17)	(64)	(26)
Change in trade payables	141	(2)	271	349	(189)
Change in contract liabilities	(139)	—	—	—	—
Change in other assets and liabilities	(175)	(92)	(75)	(319)	192
Cash flow from operating activities — continuing operations	1,275	1,324	3,478	3,400	3,583
Cash flow from operating activities — discontinued operations	—	—	30	40	10
Cash flow from operating activities — continuing and discontinued operations	1,275	1,324	3,508	3,440	3,593
Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/IAS 17	(856)	(828)	(1,660)	(1,761)	(1,876)
Payments for investments in consolidated companies	(60)	(33)	(40)	(250)	(113)
Payments for investments in financial assets	(44)	(29)	(67)	(75)	(76)
Payments for investments in securities	(200)	(1,155)	(1,655)	(1,240)	(953)
Proceeds on disposal of securities	806	961	1,162	1,531	1,052
Proceeds on disposal of tangible and intangible assets and amortization of receivables from finance leases in accordance with IFRIC 4/IAS 17	135	63	267	173	85
Proceeds on disposal of consolidated companies and from purchase price repayment claims	123	122	123	116	1
Proceeds on disposal of non-current assets held for sale and disposal groups	—	—	—	—	12
Proceeds on disposal of financial assets	13	32	52	34	88
Cash flow from investing activities — continuing operations	(83)	(867)	(1,818)	(1,472)	(1,780)
Cash flow from investing activities — discontinued operations	—	—	(28)	(19)	(15)
Cash flow from investing activities — continuing and discontinued operations	(83)	(867)	(1,846)	(1,491)	(1,795)
Dividend payments to Linde AG shareholders and non-controlling interests	(1,375)	(733)	(813)	(765)	(701)
Cash in/(outflows) for changes in non-controlling interest	13	3	25	—	—
Cash outflows for the purchase of own shares	—	—	—	—	—
Cash inflows from interest rate derivatives	50	60	88	149	182
Interest paid for debt and cash outflows for interest rate derivatives	(169)	(257)	(388)	(496)	(546)
Proceeds of loans and capital market debt	2,587	3,074	4,757	5,322	3,150
Cash outflows for the repayment of loans and capital market debt	(2,441)	(2,532)	(5,273)	(6,085)	(3,584)
Cash outflows for the repayment of liabilities from finance leases	(9)	(10)	(17)	(21)	(24)
Cash flow from financing activities — continuing operations	(1,344)	(395)	(1,621)	(1,896)	(1,523)
Cash flow from financing activities — discontinued operations	—	—	(2)	(21)	4
Cash flow from financing activities — continuing and discontinued operations	(1,344)	(395)	(1,623)	(1,917)	(1,519)
Change in Cash and Cash Equivalents	(152)	62	39	32	279
Opening Balance of Cash and Cash Equivalents	1,433	1,465	1,463	1,417	1,137
Effects of currency translation	(5)	(38)	(67)	18	3
Cash and cash equivalents reported as non-current assets classified as held for sale and disposal groups	(4)	(3)	(3)	(4)	(2)
Closing Balance of Cash and Cash Equivalents	1,272	1,486	1,432	1,463	1,417

17.6.1.1	Six Months Ended June 30, 2018 Compared With Six Months Ended June 30, 2017

Cash flow from operating activities in the first six months of 2018 was €1,275 million, slightly below the figure for the first half of 2017 of €1,324 million. The decrease resulted mainly from payments of approximately €180 million for restructuring costs and costs related to the Business Combination (six months ended June 30, 2017: approximately €90 million). The change in working capital was €(203) million in the six months ended June 30, 2018 (six months ended June 30, 2017: €(134) million). Income taxes paid increased as a result of retrospective tax payments for prior years to €285 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €268 million).

Linde spent a total of €900 million during the reporting period on investments in tangible assets, intangible assets and financial assets, which was somewhat more than the figure for the prior-year period of €857 million. Payments made for investments in consolidated companies totaled €60 million in the first half of 2018 (six months ended June 30, 2017: €33 million). In the first six months of 2018, the purchase and sale of securities held for the purpose of short-term investment resulted in net proceeds of €606 million (six months ended June 30, 2017: a net payment of €194 million).

The net cash outflow from investing activities in the first six months of 2018 was €83 million, which was €784 million less than the figure for the first half of 2017 of €867 million. At 30 June 2018, the free cash inflow (calculated as cash flow from operating activities plus cash flow from investing activities) was €1,192 million (six months ended June 30, 2017: €457 million). Within cash flow from financing activities, the amount by which loan proceeds exceeded loan redemptions in the first half of 2018 was €146 million (six months ended June 30, 2017: €542 million). The payment of the dividend for the 2017 financial year and the relevant proportion of the dividend relating to the 2018 financial year resulted in a cash outflow of €1,375 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €733 million). The net cash outflow from financing activities in the six months ended June 30, 2018 was €1,344 million (six months ended June 30, 2017: €395 million).

17.6.1.2	2017 Compared With 2016

Cash flow from operating activities increased by €68 million, or 2.0%, to €3,508 million for 2017 (2016: €3,440 million). At €216 million, in particular the change in working capital made a positive contribution to the cash flow from operating activities. This was due to higher advance payments received from customers in the Linde Engineering Division and effects from working capital management in the Linde Gases Division. Positive effects on cash flow from operating activities also resulted from change in other assets and liabilities which included non-cash valuation effects, as well as cash outflows in connection with restructuring and the planned merger with Praxair.

Cash outflow used in investing activities increased by €355 million, or 23.8%, to €1,846 million for 2017 (2016: €1,491 million), mainly related to higher net payments for investments in securities and lower payments for investments in consolidated companies. These effects were partly offset by lower capital expenditure in 2017 and higher proceeds from the disposal of assets.

Cash flow used in financing activities decreased by €294 million, or 15.3%, to €1,623 million for 2017 (2016: €1,917 million), mainly related to lower net cash outflows for the repayment of loans and capital market debt, but also lower interest paid on financial debt and payments made for interest rate derivatives. In contrast, proceeds from loans and capital market debt were lower in 2017 as compared with 2016.

17.6.1.3	2016 Compared With 2015

Cash flow from operating activities decreased by €153 million, or 4.3%, to €3,440 million for 2016 (2015: €3,593 million). The cash flows from operating activities of 2015 include a payment of €159 million in connection with the modification of a large-volume gas supply agreement with a customer from Singapore. Income taxes paid were €86 million lower in 2016 than in 2015, primarily as a result of refund payments received. In addition, severance payouts related to LIFT and Focus increased in 2016 compared to 2015.

Cash flow used in investing activities decreased by €304 million, or 16.9%, to €1,491 million for 2016 (2015: €1,795 million), mainly related to higher net proceeds from securities activities and divestitures of assets, including proceeds from the disposal of two Lincare subsidiaries in 2016. Higher payments for business acquisitions (mainly relating to the acquisition of American HomePatient) rose to €250 million (2015: €113 million) and were offset by lower capital expenditure in 2016.

Cash flow used in financing activities increased by €398 million, or 26.2%, to €1,917 million for 2016 (2015: €1,519 million), mainly related to higher net cash outflows for debt reduction and higher dividend payments.

17.6.2	Investments

The Linde Group’s investments reflect its level of capital expenditure (The Linde Group defines capital expenditure as the amount invested during the period from the point of view of the subsidiary and investments in financial assets). In the period under review capital expenditure predominantly related, and is expected to continue to relate to, property, plant and equipment as well as intangible assets, primarily relating to acquired software, other licenses and customer relationships. Investments in financial assets in the period under review predominantly related, and are expected to continue to relate, to mergers and acquisitions in the healthcare business (the difference between capital expenditure excluding investments in financial assets and “Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/ IAS 17” in The Linde Group’s cash flow statement mainly relate to timing differences between the dates of asset capitalization and cash payments). The main source of funding for The Linde Group’s historic and ongoing investments has been, and continues to be, cash flows from operating activities.

The following tables show The Linde Group’s capital expenditure (continuing operations) by division and the Linde Gases Division’s capital expenditure by segment as well as investments in financial assets for the years ended December 31, 2017, 2016 and 2015 and for the six months ended June 30, 2018 and June 30, 2017:

	Six Months Ended June 30,
in € million	2018	2017	2017		2016		2015
	(unaudited)		(audited, unless otherwise indicated)
Gases Division	795	725	1,752		1,660		1,881
Engineering Division	10	7	30		30		32
Other Activities	3	13	—		—		—
Reconciliation(1)	(30)	(46)	(95)		22		3
Group (excluding financial assets)	778	699	1,687		1,712		1,916	*
Financial assets(2)	81	54	79	*	292	*	120	*
Group	859	753	1,766	*	2,004	*	2,036	*

*	Unaudited.
(1)	Including consolidation effects.
(2)	Including capital expenditure for different types of financial assets (e.g. loans, at equity investments) and acquisitions.

	Six Months Ended June 30,
	2018		2017		2017		2016		2015
	in € million	in%	in € million	in%	in € million	in%	in € million	in%	in € million	in%
	(unaudited)				(audited)	(unaudited)	(audited)	(unaudited)	(audited)	(unaudited)
EMEA	262	33.0	311	42.9	698	39.9	753	45.4	895	47.6
Asia/Pacific	275	34.5	178	24.5	465	26.5	375	22.6	386	20.5
Americas	258	32.5	236	32.6	589	33.6	532	32.0	600	31.9
Gases Division	795	100.0	725	100.0	1,752	100.0	1,660	100.0	1,881	100.0

17.6.2.1	Major Ongoing, Future and Planned Investments

The Linde Group expects to continue its growth based capital expenditure strategy in the coming years. The Group plans to invest specifically in those areas in which opportunities exist for above-average growth and which contribute towards increasing the profitability and competitiveness of the Group. The Linde Group targets its investment ratio (i.e., total investments divided by revenue) in the Linde Gases Division to range between 12% and 14% in 2018.

The Linde Group’s major ongoing investments (i.e., projects above €10 million that have been initiated but have not been finalized as of the date of this Prospectus) in an amount of approximately €1.3 billion (as of June 30, 2018), are mainly related to growth projects in the Linde Gases Division. On a regional level, the main focus of these growth investments is in Asia.

The main part of future investments is expected to be spent for major future projects (i.e., projects above €10 million that have not yet been initiated and where no firm commitments have been made, but are planned). On a regional level, the main focus of The Linde Group’s future investments is expected to be in the Asia/Pacific segment.

17.6.2.2	Major Investments in the Six Months Ended June 30, 2018

The Linde Group continued to apply its growth based capital expenditure strategy in the six months ended June 30, 2018. Specifically, The Linde Group invested in those areas in which it believes opportunities exist for above-average growth and which it believes contribute towards increasing the profitability and competitiveness of The Linde Group. During the six months ended June 30, 2018, The Linde Group’s investment activity focused mainly on the EMEA, Americas and Asia/Pacific.

Capital expenditure in the Linde Gases Division amounted to €795 million in the six months ended June 30, 2018. The investment ratio in the Linde Gases Division in the six months ended June 30, 2018 was 11.1% of revenue. Investments in the gas distribution equipment category amounted to €180 million and in minor projects, which are defined as projects of less than €1 million, amounted to €214 million in the six months ended June 30, 2018 (six months ended June 30, 2017: €181 million and €215 million, respectively). The investments in major projects (i.e., projects above €1 million) amounted to €401 million in the six months ended June 30, 2018 as compared to €329 million in the six months ended June 30, 2017, mainly due to increased investments in the United States and Russia compared to the six months ended June 30, 2017.

On a regional level, the main focus of the total capital expenditure in the six months ended June 30, 2018 was the United States, China and Germany.

In addition, investments in consolidated companies during the six months ended June 30, 2018 totaled €58 million and were mainly related to asset and share deals in the United States and China. The remaining investment in financial assets of €23 million related mainly to investments in joint ventures and associates.

17.6.2.3	Major Investments in 2017

During 2017, The Linde Group’s investment activity focused not only on the on-site product area, but also particularly on the liquefied gases and cylinder gas product areas.

Capital expenditure in the Linde Gases Division amounted to €1,752 million in 2017. The investment ratio in the Linde Gases Division in 2017 was 11.7% of revenue. While the investments in the gas distribution equipment category (2017: €475 million; 2016: €496 million) and minor projects, which are defined as projects less than €1 million (2017: €540 million; 2016: €538 million) were almost stable, the investments in major projects (i.e., projects above €1 million)increased by 18% to €737 million (2016: €626 million).

On a regional level, a main focus of the capital expenditure in 2017 was the EMEA segment and the Americas segment accounting for 39.9% and 33.6% of total capital expenditure in the Linde Gases Division, respectively.

In addition, investments in consolidated companies during 2017 totaled €55 million. The remaining investment in financial assets of €24 million related mainly to capital increases in joint ventures or non-current loans to associates and joint ventures.

17.6.2.4	Major Investments in 2016

During 2016, The Linde Group’s investment activity focused not only on the on-site product area, but also particularly on the liquefied gases and cylinder gas product areas.

Capital expenditure in the Linde Gases Division amounted to €1,660 million in 2016. The investment ratio in the Linde Gases Division in 2016 was 11.1% of revenue. While the investments in the gas distribution equipment category (2016: €496 million; 2015: €515 million) and minor projects (2016: €538 million; 2015: €521 million) were almost stable, the investments in major projects declined by 25.9% to €626 million (2015: €845 million), mainly due to reduced investment activities and a focus on high quality projects.

On a regional level, a main focus of the capital expenditure in 2016 was the EMEA segment and the Americas segment accounting for 45.4% and 32.0% of total capital expenditure in the Linde Gases Division, respectively.

In addition, investments in consolidated companies during 2016 totaled €254 million and were mainly related to the acquisition of American HomePatient. The remaining investment in financial assets of €38 million related mainly to capital increases in joint ventures or non-current loans to associates and joint ventures.

17.6.2.5	Major Investments in 2015

During 2015, The Linde Group’s investment activity focused not only on the on-site product area, but also particularly on the liquefied gases and cylinder gas product areas.

Capital expenditure in the Linde Gases Division in the 2015 financial year was €1,881 million (2014: €1,890 million). The investment ratio in the Linde Gases Division in 2015 was 12.4% of revenue. Investments in gas distribution equipment increased by 16.8% to €515 million (2014: €441 million) and minor projects increased by 21.1% to €521 million (2014: €430 million), while the investments in major projects declined by 17.2% to €845 million (2014: €1,019 million). On a regional level, a main focus of the capital expenditure in 2015 was the EMEA segment and the Americas segment accounting for 47.6% and 31.9% of total capital expenditure in the Linde Gases Division, respectively.

In addition, The Linde Group continued to strengthen its competitive position in the international market by spending a total of €120 million on acquisitions and investments in financial assets of which the major part related to investments in consolidated companies.

17.6.3	Financing

17.6.3.1	Financing Principles and Objectives

The aim of external financing and measures to safeguard liquidity is to ensure that the Group has adequate liquidity at all times.

For The Linde Group, external financial headroom is maintained primarily by accessing the capital markets and a major international banking group. Centralized financing makes it possible for The Linde Group companies to act as a single customer on the capital markets. This ensures that the subsidiaries are financed in a cost-efficient way.

The Linde Group companies are financed either by the cash surpluses of other business units in cash pools (the Eurozone, the United Kingdom, Scandinavia, the United States, Australia and China), or by The Linde Group loans from Linde Finance B.V. and/or Linde AG, taking into consideration any risks specific to that particular country. Group Treasury also negotiates credit facilities with local banks, to take account of particular legal, fiscal or other requirements, especially in countries with currency restrictions, to finance small amounts or for projects with specific local requirements.

The Linde Group maintains an adequate liquidity position and, in particular, believes it to be adequate for its liquidity requirements in the next twelve months. In addition to cash and cash equivalents of €1,272 million as of June 30, 2018 (€1,432 million as of December 31, 2017), The Linde Group also held securities totaling €17 million as of June 30, 2018 (€623 million as of December 31, 2017). These securities are mainly German government bonds with maturities of less than one year.

17.6.3.2	Euro Commercial Paper Program

The Linde Group uses a euro commercial paper program for short-term financing. Under the program, the issuers are Linde AG and Linde Finance B.V. with a guarantee from Linde AG if Linde Finance B.V. is the issuer. The volume of the program is €2 billion. As of December 31, 2017, there were no euro commercial papers outstanding under this program. As of June 30, 2018, there were €525 million outstanding under this program.

17.6.3.3	Syndicated Credit Facility

The Linde Group also has a €2.5 billion syndicated revolving credit line at its disposal, which is available until 2020. In total, 33 major German and international banks are involved in the syndicated facility. The facility was unutilized at the end of 2017 and as of June 30, 2018, respectively, and also serves as a potential source of liquidity in addition to The Linde Group’s euro commercial paper program.

17.6.3.4	Capital Market Activities

Under the €10 billion debt issuance program, issues totaling €6,654 million in various currencies were outstanding as of June 30, 2018 (December 31, 2017: €7,108 million; December 31, 2016: €7,488 million; December 31, 2015: €6,891 million).

In January 2017, The Linde Group issued a €1 billion bond that matures in January 2022 and has a coupon of 0.25%. The proceeds were used to redeem a €1 billion bond at maturity in April 2017.

In April 2016, Linde Finance B.V. issued a total volume of €750 million under the €10 billion debt issuance program with a term of twelve years and a fixed coupon of 1.00%. The proceeds from the issue were used for the early redemption of two bonds in the amount of €700 million and GBP 250 million which The Linde Group had issued in 2006 as part of the financing for the takeover of the British provider of gases BOC. The two subordinated bonds had been equipped with a first-time right of termination after ten years, which The Linde Group exercised as of July 2016.

During 2015, The Linde Group again made successful use of the capital markets for refinancing purposes. It also extended the maturity profile of its financial debt again.

In October 2015, Linde Finance B.V. issued a total volume of €230 million under the €10 billion debt issuance program: a five-year fixed-interest €50 million bond with a coupon of 0.634%, a twelve-year fixed-interest €80 million bond with a coupon of 1.652%, and a fifteen-year fixed-interest €100 million bond with a coupon of 1.9%. All three issues are guaranteed by Linde AG. The proceeds of the issue were used to redeem a €600 million bond which matured in December 2015.

17.6.3.5	Retirement Benefits

The following table shows the provisions for pensions and similar obligations as of December 31, 2017, 2016 and 2015 and June 30, 2018:

in € million	June 30, 2018	December 31, 2017	December 31, 2016	December 31, 2015
	(unaudited)	(audited)
Provisions for pensions	1,219	1,273	1,552	1,056
Provisions for similar obligations	7	7	12	12
Total provisions	1,226	1,280	1,564	1,068
Net pension assets	126	139	115	118

Actual income from plan assets in external pension funds for the six months ended June 30, 2018 amounted to €9 million (2017: €328 million, 2016: €666 million; 2015: €10 million). This was lower than the expected return from plan assets for the six months ended June 30, 2018, which amounted to €71 million (2017: €145 million, 2016: €193 million; 2015: €206 million) calculated based on the respective applicable actuarial assumptions with regard to discount rates.

Employer contributions in the six months ended June 30, 2018 amounted to €54 million (2017: €41 million; 2016: €75 million; 2015: €100 million).

The following table shows The Linde Group’s funding status of the defined benefit obligation for the years ended December 31, 2017, 2016 and 2015:

	Germany			U.K.			Other Europe			United States			Other Countries			Total
in € million	2017	2016	2015	2017	2016	2015	2017	2016	2015	2017	2016	2015	2017	2016	2015	2017	2016	2015
	(audited)
Actuarial present value of pension obligations (defined benefit obligation)	1,573	1,560	1,391	3,982	4,276	4,030	510	583	590	437	605	597	251	266	270	6,753	7,290	6,878
of which unfunded pension obligations	61	74	60	—	—	—	132	141	156	77	81	80	22	42	39	292	338	335
of which funded pension obligations	1,512	1,486	1,331	3,982	4,276	4,030	378	442	434	360	524	517	229	224	231	6,461	6,952	6,543
Fair value of plan assets	(926)	(890)	(807)	(3,702)	(3,760)	(3,957)	(321)	(359)	(353)	(424)	(586)	(562)	(246)	(258)	(261)	(5,619)	(5,853)	(5,940)
Net obligation	647	670	584	280	516	73	189	224	237	13	19	35	5	8	9	1,134	1,437	938
Amount at December 31,	647	670	584	280	516	73	189	224	237	13	19	35	5	8	9	1,134	1,437	938
of which pension provision(+)	647	670	584	305	522	97	189	224	237	78	83	83	54	53	55	1,273	1,552	1,056
of which pension asset(-)	—	—	—	(25)	(6)	(24)	—	—	—	(65)	(64)	(48)	(49)	(45)	(46)	(139)	(115)	(118)

17.6.3.6	Defined Contribution Plans

The total of all pension costs relating to defined contribution plans for the six months ended June 30, 2018 amounted to €89 million (2017: €202 million; 2016: €200 million, 2015: €210 million). Of this amount, contributions to state pension schemes for the six months ended June 30, 2018 amounted to €55 million (2017: €122 million; 2016: €124 million, 2015: €122 million).

For further information on The Linde Group’s pension obligations, see Note 21 to The Linde Group’s consolidated financial statements beginning on page F.3-25 of this Prospectus.

17.7	Contractual Obligations

The table below summarizes The Linde Group’s debt, future minimum lease obligations on its operating leases and other commitments as of December 31, 2017 (total and maturity profile) and June 30, 2018 (total):

in € million	2018		2019	2020	2021	2022	There- after		Total as of December 31, 2017		Total as of June 30, 2018
	(unaudited, unless otherwise indicated)										(unaudited)
Long-term debt obligations(1)
Debt	1,216		912	1,099	646	1,075	2,388		7,336		6,936
Capitalized lease maturities	14	*	11	9	4	3	45	*	86	*	97
Contractual interest	153		128	110	89	63	134		677		592
Operating leases	119	*	81	64	51	50	120	*	485	*	473
Purchase Obligations(2)	244		82	35	—	—	—		361		364
Other long-term liabilities
Retirement obligations(3)	56		56	56	56	56	280		560		556
Derivatives with negative fair values(4)	13		33	19	24	26	329		444		437
Total contractual obligations	1,815		1,303	1,392	870	1,273	3,296		9,949		9,455

*	Audited
(1)	The assumed interest rate for floating-rate debt was the rate in effect as of December 31, 2017 or June 30, 2018, respectively.
(2)

Purchase Obligations include contractual payment obligations for tangible fixed assets and intangible assets, but do not include obligations from supply contracts with minimum purchase volume (take-or-pay contracts).

(3)

Retirement obligations include estimates of pension plan contributions and expected future benefit payments for unfunded pension plans. Annual retirement obligations through 2027 are estimated to be at the level forecasted for 2018. Estimates of retirement obligations after 2027 are not included, because the timing for their resolution cannot be reasonably estimated.

(4)	Net cash payments for interest rate derivatives.

17.7.1	Off-Balance Sheet Arrangements

The following table shows The Linde Group’s off-balance sheet arrangements as of December 31, 2017, 2016 and 2015 and as of June 30, 2018:

in € million	June 30, 2018	December 31, 2017	December 31, 2016	December 31, 2015
	(unaudited)	(audited)
Guarantees	1	2	1	4
Warranties	—	—	—	8
Other contingent liabilities	51	69	73	54
Total	52	71	74	66

Off-balance sheet arrangements relate to guarantee and warranty agreements and other contingent liabilities. Other contingent liabilities mainly include penalties and interest for a potential subsequent tax payment in Brazil. Judicial proceedings have been ongoing in this matter for some years now. It is not possible to reliably pinpoint the timing of potential cash outflows. There is no entitlement to reimbursement. In rare cases, The Linde Group enters into guarantee agreements with banks to secure loans of unconsolidated entities.

17.7.1.1	Other Contingencies

The Linde Engineering Division regularly enters into contracts with consortium partners to build turnkey industrial plants, under which the consortium partners assume joint and several liability to the customer for the total volume of the contract. There are contractual provisions as to how the liability should be split between the partners. In the six months ended June 30, 2018, there are plant construction orders with one of The Linde Group’s consortium partners totaling €17 million (2017: €7 million; 2016: €732 million; 2015: €736 million). Plant construction orders decreased from €732 million in 2016 to €7 million in 2017 mainly due to the finalization of one major project. The Linde Group currently anticipates that there will be no joint and several liability claim and has therefore not recorded any provision or included an amount in the table above in respect of these contracts.

17.7.2	Warranties

The Linde Group recognized contingent liabilities from warranties of nil as of June 30, 2018 (December 31, 2017: nil; December 31, 2016: nil; December 31, 2015: €8 million).

17.8	Non-IFRS Financial Measures

The Linde Group uses the following non-IFRS performance indicators to measure the medium-term and long-term financial success of its operations:

•	Segment group operating profit from continuing operations; and

•	return on capital employed for The Linde Group’s continuing operations.

These measures are intended to supplement investors’ understanding of The Linde Group’s financial information by providing information which investors, financial analysts and management use to help evaluate The Linde Group’s operating performance and return on capital employed. The key financial measures relating to The Linde Group are presented below after adjusting for special items. Definitions of these non-IFRS measures may not be comparable to similar definitions used by other companies and are not a substitute for IFRS measures.

The following are the non-IFRS measures presented under PART I (SUMMARY OF THE PROSPECTUS) and PART XVI (Selected Historical Financial Information Of The Linde Group) for the indicated periods.

	Six Months Ended June 30,
in € million	2018	2017	2017	2016	2015
	(unaudited)		(audited)
Segment group operating profit from continuing operations	2,210	2,136	4,213	4,098	4,087
Return on capital employed from continuing operations in %	9.5	n/a	8.7	8.9	8.7
Return on capital employed from continuing operations (before special items) in %	10.8	n/a	10.2	9.4	9.5

The following table presents the reconciliation from The Linde Group’s profit for the period (as presented in The Linde Group’s statement of profit or loss) to The Linde Group’s segment group operating profit from continuing operations for the periods presented:

	Six Months Ended June 30,
In € million	2018	2017	2017		2016		2015
	(unaudited)		(audited, unless otherwise indicated)
Profit for the period from continuing operations	883	659	1,536		1,327		1,236
Income tax expense	242	206	143		424		396
Net financial result	(97)	(144)	(265)		(324)		(397)
Net profit on operating activities from continuing operations	1,222	1,009	1,944		2,075		2,029
Amortization of intangible assets/Depreciation of tangible assets	916	966	1,896		1,897		1,866
Special items	72	161	373		126		192
Thereof restructuring expenses	0	114	280	*	106	*	162	*
Thereof impairment of assets and other structural and consulting costs	0	20	—	*	10	*	30	*
Thereof merger costs	72	27	93	*	10	*	—	*
Segment group operating profit from continuing operations	2,210	2,136	4,213		4,098		4,087
Thereof EMEA	968	924	1,874		1,807		1,790
Thereof Asia/Pacific	600	615	1,202		1,084		1,063
Thereof Americas	616	627	1,192		1,319		1,298
Thereof Engineering Division	137	97	220		196		216
Thereof Other Activities	15	13	—	*	—	*	—	*
Thereof elimination and other items(a)	(126)	(140)	(275)		(308)		(280)

*	Unaudited.
(a)	Elimination and other items include consolidation effects and corporate activities.

The following table presents the components of return on capital employed for The Linde Group:

	Six Months Ended June 30,
in € million	2018	2017	2017	2016	2015
	(unaudited)		(audited)
Net profit on operating activities from continuing operations	1,222	1,009	1,944	2,075	2,029
Special items	72	161	373	126	192
Return before special items	1,294	1,170	2,317	2,201	2,221

	As of June 30,		As of December 31,
	2018	2017	2017	2016(a)	2015
	(unaudited)		(audited, unless otherwise indicated)
Equity including non-controlling interests — continuing operations(b)	14,672	14,568	14,609	15,034	14,857	*
Plus: Financial debt	8,094	n/a	8,019	8,528	9,476	*
Plus: Liabilities from finance leases	66	n/a	54	74	78	*
Less: Receivables from finance leases	86	n/a	103	214	269	*
Less: Cash, cash equivalents and securities	1,289	n/a	2,055	1,594	1,837	*
Plus: Net pension obligations	1,100	n/a	1,141	1,449	951	*
Capital employed — continuing operations	22,557	n/a	21,665	23,277	23,256	*
Plus: Special items (after taxes)	54	n/a	275	95	139
Capital employed — continuing operations (before special items) (b)	22,611	n/a	21,940	23,372	23,992
Return on capital employed from continuing operations in %(c)	9.5	n/a	8.7	8.9	8.7
Return on capital employed from continuing operations (before special items) in%(c)	10.8	n/a	10.2	9.4	9.5

*	Unaudited

(a)	Based on the adjusted comparable figures contained in the audited consolidated financial statements of The Linde Group for the financial year 2017.
(b)

For the purposes of calculating the capital employed from continuing operations, the equity of The Linde Group was adjusted by the equity of the Gist business (Gist logistics) in the financial years 2017, 2016 and 2015. The figure as of June 30, 2017 is based on the adjusted comparable figure contained in the unaudited interim condensed consolidated financial statements of The Linde Group as of and for the six months ended June 30, 2018.

(c)

Return on capital employed is calculated as return of the current year divided by the average of the capital employed as of December 31 of the current year and December 31 of the prior year. For the twelve months ended June 30, 2018, return on capital employed is calculated as return of the last twelve months divided by the average capital employed as of June 30, 2018 (€22,643 million and €22,729 million before special items).

17.9	Quantitative and Qualitative Disclosures About Market Risk

17.9.1	Interest Rate Risks

Interest rate risks arise from market fluctuations in interest rates. As a result of its financing activities, The Linde Group is exposed to a risk from interest rate changes. As of December 31, 2017, The Linde Group held interest-bearing instruments (net, including interest rate derivatives/hedges) totaling €5,967 million (2016: €7,190 million; 2015: €7,829 million). Of these, €1,525 million (2016: €2,618 million; 2015: €2,586 million) related to instruments bearing interest at variable interest rates and €4,442 million (2016: €4,572 million; 2015: €5,243 million) to instruments bearing interest at fixed rates. This is equivalent to a Group-wide fixed-rate ratio of 74% (2016: 64%; 2015: 67%).

The Linde Group has used forward payer swaps to provide an element of hedging against exposure to rising interest rates with regard to future bond issues.

Based on instruments bearing interest at variable rates and financial instruments hedging interest rate risks which The Linde Group holds or has issued (these are mainly held or were issued in euro, British pound, U.S. dollar or Australian dollar), a hypothetical change in the interest rates (in basis points, “bps”) applicable to the respective instruments would have had the following effects (if exchange rates remained constant):

		2017		2016		2015
Currency, in € million	Change	Recognized in profit or loss	Directly in equity	Recognized in profit or loss	Directly in equity	Recognized in profit or loss	Directly in equity
EUR	+ 100 bps	(38)	77	(38)	82	(22)	89
	(100) bps	38	(81)	38	(87)	22	(95)
GBP	+ 100 bps	13	(1)	12	(3)	1	(6)
	(100) bps	(13)	1	(12)	3	(1)	6
USD	+ 100 bps	3	35	(3)	52	(2)	68
	(100) bps	(3)	(35)	3	(53)	2	(69)
AUD	+ 100 bps	(2)	6	—	11	(3)	8
	(100) bps	2	(6)	—	(11)	3	(8)
Other currencies	+ 100 bps	8	14	3	7	1	7
	(100) bps	(8)	(14)	(3)	(7)	(1)	(7)

17.9.2	Exchange Rate Risks

Due to its activities as an international group, The Linde Group is exposed to exchange rate risks. Its broad spread of activities over many different currency areas and its local business model result in a low concentration of risk for The Linde Group.

The Linde Group monitors and manages its exchange rate risk related to financial instruments, which is a risk that has an impact on its operations. The gross exchange rate risk encompasses all the operating activities of The Linde Group. In 2017, this gross exchange rate risk was reduced by around 82% (2016: 78%; 2015: 82%) as a result of hedging activities, i.e., entering into forward exchange rate contracts which offset the volatility of the foreign currency exposure of the hedged risk position. Therefore, The Linde Group was exposed as of December 31, 2017 to a net exchange rate risk from operating activities involving foreign currency corresponding to 18% (December 31, 2016: 22%; December 31, 2015: 18%) of the original unsecured risk.

The risk of exchange rate movements is monitored for internal management purposes on the basis of a value-at-risk, which relates to positions in currencies other than the relevant functional currency.

The value-at-risk is calculated on the basis of historical data (250 working days) in accordance with international banking standards. The value-at-risk presents the maximum potential loss based on a probability of 97.5% for a holding period of twelve months. The calculation takes into account correlations between the transactions being considered; the risk of a portfolio is generally lower than the total of the respective individual risks.

As of December 31, 2017, the value-at-risk was €19 million (December 31, 2016: €31 million; December 31, 2015: €26 million).

17.9.3	Other Market Price Risks

As a result of its energy purchases, The Linde Group is exposed to risks arising from changes in commodity prices. The Linde Group monitors and manages these commodity price risks arising from the purchase of electricity, natural gas and propane for use in production. These hedging operations are governed by strict risk management guidelines, compliance with which is constantly being monitored. Commodity price risks are hedged primarily by long-term supply contracts or limited by the form and structure of sales contracts. Derivatives are also used to a much lesser extent to hedge against the exposure to changes in the price of electricity, natural gas and propane gas. The commodity price risk from financial instruments is therefore not material.

17.10	Hedging

The Linde Group hedges cash flows at both group and subsidiary company levels, based on agreed minimum hedging rates. At the subsidiary company level, future transactions, which are highly probable, are hedged against foreign exchange risks. A rolling 15-month budget or the budgets for individual customer-specific projects are used for this purpose. See Note 27 to The Linde Group’s consolidated financial statements beginning on page F. 3-17 of this Prospectus.

The Linde Group generally only uses derivative hedging products to hedge against transaction related foreign currency exchange rate effects in its large scale plant construction business. Any foreign currency amounts above certain thresholds are fully hedged as soon as they arise, generally by entering into forward exchange transactions. However, The Linde Group generally engages in a natural hedging strategy within its foreign currency activities, including the matching of revenues and costs, for example, by purchasing supplies and services in the currency of the contract.

As far as translation risks are concerned, only currency-related fluctuations in net asset values at The Linde Group level are hedged selectively within a framework of authorized ranges. Forward exchange transactions, cross-currency interest rate swaps, currency options and foreign currency loans are all used within this framework. The main currencies are U.S. dollars, British pounds, Australian dollars and some Eastern European, South American and Asian currencies. In the Linde Gases Division, The Linde Group also uses financial instruments, especially to hedge against exposure to changes in the price of electricity, natural gas and propane gas.

17.10.1	Critical Accounting Policies

Certain accounting policies are considered by The Linde Group’s management to be critical. Their application places significant importance on management’s judgment as a result of the need to make estimates of matters that are inherently uncertain. The Linde Group’s financial position, results of operations and cash flows could be materially affected if actual results differ from estimates made. These policies are determined by management and have been reviewed by The Linde Group’s audit committee. Such policies include management’s judgment whether The Linde Group exercises control, joint control or significant influence over another entity, estimates of fair values in connection with business combinations and assets held for sale, the useful lives and impairment review of intangible and tangible assets, provisions for pensions and similar obligations, other provisions, revenue recognition on construction contracts, income taxes and accounting for leases.

17.10.2	New Accounting Standards

The new accounting standard IFRS 15 which has been effective since January 1, 2018 had a negative impact on The Linde Group’s revenue in the six months ended June 30, 2018. Costs which had previously been disclosed gross are now required to be shown net of sales-related costs reimbursed by the customer, which has led to a reduction in revenue and a reduction of an equal amount in cost of sales. This also had a positive effect on the operating margin, though operating profit remained unaffected.

Also, see Note 5 to The Linde Group’s consolidated financial statements beginning on page F.3-22 of this Prospectus as well as Note 1 and Note 5 to The Linde Group’s unaudited interim condensed consolidated financial statements beginning on page F.3-2 of this Prospectus for information concerning new accounting standards and the impact of the implementation of these standards on The Linde Group’s financial statements.

PART XVIII

REGULATORY ENVIRONMENT

The operations and products of Praxair and The Linde Group are, and following completion of the Business Combination the operations and products of the Combined Group will be, subject to a number of regulations imposed by the various jurisdictions in which the companies operate. Specifically, the companies’ operations and products, as well as the activities of their officers, directors, employees, contractors and agents, are and/or will be subject to U.S. federal, state, and local laws and regulations, in addition to laws and regulations of the European Union, Germany, Ireland and other jurisdictions around the globe. These laws and regulations include data privacy requirements, import and trade restrictions and export requirements, environmental laws and regulations, medical gas and medical device laws and regulations, food and beverage laws and regulations, and laws and regulations pertaining to labor and employment, tax, antitrust and competition, environmental protection, and corruption and bribery. The regulatory requirements applicable to Praxair’s and/or The Linde Group’s business activities and the requirements that will be applicable to the Combined Group’s business activities following completion of the Business Combination, are subject to change, as they are continuously modified at all levels.

The following contains a brief overview of select regulations applicable to Praxair, The Linde Group and, following completion of the Business Combination, the Combined Group. This section should be read together with sections “2.5 Risks Relating to the Regulatory Environment and Legal Risks,” “2.6 Risks Relating to Tax Matters” and “15.11 Legal Proceedings” as well as with Note 17 of the Praxair Audited Consolidated Financial Statements beginning on page F.2-28 of this Prospectus.

18.1	United States

18.1.1	Environmental Matters

Praxair’s and The Linde Group’s principal operations relate to the production and distribution of atmospheric and other industrial gases, which are subject to U.S. federal and state laws and regulations, including in particular environmental regulations regarding the reduction or mitigation of perceived adverse effects of greenhouse gas emissions, as well as contamination and disposal, off-site storage, treatment, recycling or disposal of hazardous materials. Compliance with such laws and regulations historically has not had a material impact on Praxair’s and The Linde Group’s costs. However, costs relating to environmental protection may continue to grow due to changing laws and regulations, and Praxair’s and The Linde Group’s ongoing commitment to rigorous internal standards.

18.1.1.1	Climate Change

Praxair and The Linde Group operate in jurisdictions that have, or are developing, laws and/or regulations to reduce or mitigate the perceived adverse effects of GHG emissions and face a highly uncertain regulatory environment in this area, including the Federal Clean Air Act, the National Emissions Standards for Hazardous Air Pollutants, stratospheric ozone regulations to phase out the use of ozone depleting substances, as well as state laws and regulations impacting air emissions. For example, the U.S. Environmental Protection Agency (the “EPA”) has promulgated rules requiring reporting of GHG emissions, and Praxair, The Linde Group and many of their respective suppliers and customers are subject to these rules, and they may incur additional costs or restrictions as a result of any changes in these requirements in the future.

Praxair and The Linde Group anticipate continued growth in their hydrogen production businesses, as hydrogen is essential to refineries that use it to remove sulfur from transportation fuels in order to meet ambient air quality standards in the United States. Hydrogen production plants and a large number of other manufacturing and electricity-generating plants have been identified under California law as a source of carbon dioxide emissions and these plants are subject to cap-and-trade regulations in that state. Praxair and The Linde Group believe they will be able to mitigate the costs of these regulations through the terms of their product supply contracts. However, legislation that limits GHG emissions may impact growth by increasing capital, compliance, operating and maintenance costs and/or decreasing demand.

18.1.1.2	Contamination and Disposal

Praxair and The Linde Group engage in activities, particularly manufacturing activities relating to their gases businesses in the U.S., that fall within the scope of various environmental laws and regulations of the United States and individual states regarding contamination and the disposal, off-site storage, treatment, recycling or disposal of hazardous materials. These laws and regulations that may have an impact on the companies include:

•

Comprehensive Environmental Response, Compensation, and Liability Act — The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) governs the discharge of materials into, and the cleanup of impacts to, the environment, including matters of soil and groundwater contamination. Many states have enacted comparable laws that meet and sometimes surpass CERCLA’s liability provisions. These regulations establish a framework of contaminated facility liability, allow the government and private parties to recover site investigation and clean-up costs from a range of potentially responsible parties, including current and prior owners and operators of contaminated property, and in certain cases, provide for governmental grants to states, communities, tribes and others to assess and clean up contaminated sites. The EPA has authority to issue unilateral administrative orders compelling potentially responsible parties to investigate and clean up certain contaminated sites. In some circumstances, parties who do not comply may face treble damages.

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Resource Conservation and Recovery Act — The Resource Conservation and Recovery Act (“RCRA”) gives the EPA and delegated state agencies broad authority to regulate the treatment, storage, transportation and disposal (“TSD”) of hazardous waste. Generators, transporters and those who treat or dispose of hazardous waste must comply with a complex set of requirements. For example, certain of The Linde Group’s facilities in the United States qualify as TSD facilities, which requires The Linde Group to develop emergency plans, obtain sufficient insurance and financial assurance, train employees to handle hazards and obtain RCRA permits from the EPA or an authorized state. These regulations are strictly enforced and non-compliance can result in administrative compliance orders, penalties and criminal liability.

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Clean Water Act — Certain operations and production facilities of Praxair and The Linde Group are required to obtain permits for point source discharges of wastewater and/or storm water. The EPA and states delegated with authority by the EPA administer these permits, which may include limits on pollutant discharges and requirements for treatment or pretreatment of effluent streams. These requirements are enforced by the applicable regulatory authority, but may also be the subject of a citizen suit, which may result in both penalties and injunctive relief. Facilities with cooling water systems are subject to special discharge requirements under the Clean Water Act, which may involve significant costs and potential capital improvements in certain instances.

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Oil Pollution Prevention Act — Facilities that store significant quantities of oil are required to establish Spill Prevention Control and Countermeasures plans, which act as an emergency response plan in the event of an oil spill. The EPA and U.S. Coast Guard have jurisdiction to enforce this law and assess penalties in the event of a release of oil into navigable waters.

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Clean Air Act — Certain operations and production facilities of Praxair and The Linde Group are required to obtain permits or other approvals for emissions of air pollutants. Depending on the nature and volume of air emissions, a production facility may have to comply with operational and air emission limits, and report noncompliance to the EPA and/or the applicable regulatory authority.

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Chemical Facility Anti-Terrorism Standard — Operations and production facilities of Praxair and The Linde Group that handle significant volume of specified chemicals are required to report chemical information to the Department of Homeland Security, evaluate security risks, and develop and implement security plans. The security plans under this law may require improvements to security measures, including cameras, personnel, and containment structures, as well as additional training and certification.

If Praxair or The Linde Group violates or fails to comply with applicable environmental laws or regulations, Praxair or The Linde Group could face fines, disruption of their businesses, and/or other civil and criminal sanctions. In certain circumstances, these laws may impose strict liability, rendering the respective company liable for environmental and natural resource damages and other third-party claims without regard to negligence or fault. Praxair or The Linde Group may also incur significant capital and other costs, or restrictions on operations or products, complying with environmental requirements in the future.

18.1.2	Healthcare Regulations

In the United States, the production, distribution, and sale of medical gases and medical devices are regulated by the U.S. federal government under the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder, as well as by state and local laws and other regulations. The Linde Group is subject to extensive U.S. federal and state regulation in the field of healthcare, including numerous laws directed at preventing fraud and abuse and laws regulating the dispensing of durable medical equipment and related supplies (“DME”) and the reimbursement of costs for DME products under various government programs. The marketing, billing, documenting and other practices of healthcare companies are subject to government scrutiny, including the right to audit patient records on which submitted claims are based.

As a provider of home oxygen, respiratory and other chronic therapy services to the home healthcare market, The Linde Group participates in, among other programs, Medicare Part B, the U.S. medical insurance program, which covers certain medically necessary products and services furnished to Americans over 65 years of age or otherwise disabled. The Linde Group and other providers of home oxygen and other respiratory therapy services in the United States have historically been heavily dependent on Medicare reimbursement due to the high proportion of elderly persons suffering from respiratory disease. Costs for DME products, including oxygen equipment, are traditionally reimbursed by Medicare based on fixed fee schedules.

The Patient Protection and Affordable Care Act of 2010 (“ACA”), the Medicare Improvements for Patients and Providers Act of 2008, the Medicare, Medicaid and SCHIP Extension Act of 2007, the Deficit Reduction Act of 2005 and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”), contain provisions that directly impact reimbursement for the primary respiratory and other DME products provided by The Linde Group.

Through the MMA, Congress established a competitive bidding program for certain DME products in select geographic regions within the United States. Through the ACA, Congress mandated the use of information obtained from the competitive bidding program to adjust fee schedules in regions not subject to competitive bidding. Under the competitive bidding program, suppliers compete for the right to provide certain DME products to Medicare beneficiaries in defined regions. Bids are evaluated based on the supplier’s meeting eligibility and financial requirements, and contracts are awarded to eligible Medicare suppliers that offer the best price.

The Linde Group experienced severe price cuts for healthcare services in the United States in 2016 due to the Medicare fee schedule being reduced in non-competitive bid areas on certain DME products. While these cuts were supposed to be stepped up further with effect from July 1, 2016, under the 21st Century Cures Act of 2016, the cuts were partly postponed until the beginning of January 2017. The Centers for Medicare & Medicaid Services revises the Medicare fee schedules for DME products quarterly, as necessary.

Further, pursuant to the 21st Century Cures Act of 2016, caps on the reimbursement rates for DME products under Medicaid became effective on January 1, 2018.

Numerous U.S. federal and state laws and regulations, including the Federal Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information. As part of The Linde Group’s provision of, and billing for, healthcare equipment and services, The Linde Group is required to collect and maintain patient-identifiable health information. The Linde Group’s operations are also subject to laws and rules covering the repackaging, dispensing and storage of drugs (including medical oxygen) and regulating interstate motor-carrier transportation. The facilities operated by The Linde Group must comply with applicable federal and state laws, regulations, and licensing standards. Many of The Linde Group’s employees must maintain clinical licenses to provide some of the services offered by The Linde Group. In addition, The Linde Group’s operations are subject to various U.S. state laws, rules and regulations (most notably licensing and controlled substances registrations) governing pharmacies, nursing services and certain types of home health agency activities.

Healthcare is an area of rapid legal and regulatory change. Changes in the laws and regulations and new interpretations of existing laws and regulations may affect permissible activities, the relative costs associated with doing business, and reimbursement amounts paid by U.S. federal, state and other third-party payors. The Linde Group cannot predict the future of U.S. federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, the ACA, or possible changes in national healthcare policies, in particular in light of recent changes in the composition of the U.S. federal government.

18.1.3	Occupational Health and Safety Requirements

Praxair’s and The Linde Group’s business activities are subject to occupational health and safety laws that are aimed at preventing health risks for employees in the workplace and providing protection against accidents and occupational diseases. The Occupational Safety & Health Administration (“OSHA”), under the U.S. Department of Labor has promulgated regulations to develop workplace health and safety standards. To that end, OSHA sets and enforces standards to which employers must comply. Under the Occupational Safety and Health Act of 1970, employers are responsible for providing a safe and healthful workplace. Employers must also comply with the General Duty Clause of the Occupational Safety and Health Act of 1970, which requires employers to keep their workplace free of serious recognized hazards. In addition, certain facilities are subject to OSHA’s Process Safety Management rule (“PSM”), which requires rigorous standards for managing process safety information, establishing operating procedures, ensuring mechanical integrity, performing an analysis of process hazards, investigating process safety incidents, and auditing compliance with these and other required elements. Similar requirements may be imposed by the EPA under the Risk Management Plan rule, which was established by the Clean Air Act Amendments of 1990. OSHA inspections can lead to citations with costly penalties for employers. For example, under the National Emphasis Program for Chemical Facilities, OSHA has conducted comprehensive and lengthy inspections of facilities covered by PSM, which have required dedication of significant resources. Citations OSHA has issued to facilities in the chemical industry in connection with these inspections have resulted in significant penalties.

States have also enacted laws to protect employees from workplace accidents and other occupational health risks. The occupational health and safety requirements under state laws vary from state to state.

18.1.4	Product Liability and Contractual Liability

Since Praxair and The Linde Group offer their products in the United States, the companies are subject to the laws and regulations of each state in which they have a sufficient connection, including liability arising from contracts related to the sale of their products and services. Most states adhere to some variation of the model Uniform Commercial Code (“UCC”), with respect to contracts for the sale of goods (including intangibles such as gases). UCC Article 2, which governs the sale of goods (as opposed to services or real estate), covers such matters as contract formation, contractual obligations of the seller and the buyer including implied and express warranties of merchantability, rules for performing on a contract, what constitutes breach of contract, and remedies for breach of contract. However, not all states have adopted all sections of the current model UCC. Moreover, the model UCC specifically leaves it to individual states to determine the precise wording of certain sections. States generally follow common law with respect to contracts for services. The common law of each state varies.

Product liability laws in certain states may expose the companies to strict liability. For example, these laws typically cover manufacturers, distributors, and sellers, and would apply to the sale by Praxair of hard goods and equipment used in welding and related applications. The tests used to impose strict liability on product sellers are based on state law and often vary among jurisdictions. Most states have adopted strict liability, often based on Section 402A of the Restatement (Second) of Torts (Second Restatement), which provides that a seller of any product in a defective condition that is “unreasonably dangerous” to the user may be subject to liability for personal injury or property damage caused by the product defect. Sections 1 and 2 of the Restatement (Third) of Torts, which has been adopted in only a few states, also creates a cause of action for product defects. The Third Restatement adopts a reasonableness, negligence-like standard for design and warnings claims while maintaining a true strict liability regime for manufacturing defects. To the extent that such liability ought to be imposed on Praxair and The Linde Group as the seller of products, state laws and contractual arrangements may be available to shift liability to the manufacturer.

18.1.5	Anti-Bribery and Corruption Regulations

Praxair and The Linde Group are subject to the Foreign Corrupt Practices Act (the “FCPA”), and similar worldwide anti-bribery laws, which generally prohibit companies and their intermediaries from engaging in bribery or making other improper payments to foreign officials for the purpose of obtaining or retaining business or gaining an unfair business advantage. The FCPA also requires proper record keeping and characterization of such payments in Praxair’s reports filed with the SEC.

Praxair’s and The Linde Group’s agents are required to comply with these laws. Despite the companies’ commitment to legal compliance and corporate ethics, neither can ensure that its policies and procedures will always protect it from intentional, reckless or negligent acts committed by employees or agents. Violations of these laws, or allegations of such violations, could disrupt the companies’ businesses and result in financial penalties, debarment from government contracts and other consequences that may have a material adverse effect on the companies’ reputation, business, financial condition or results of operations. Future changes in anti-bribery or economic sanctions laws and enforcement could also result in increased compliance requirements and related expenses that may also have a material adverse effect on the companies’ business, financial condition or results of operations.

18.1.6	Sarbanes-Oxley Act of 2002 and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

The Sarbanes-Oxley Act of 2002 imposes a stringent set of corporate governance, internal controls, reporting and other requirements on both U.S. publicly listed companies and non-U.S. companies that are traded publicly in the U.S. Significant resources are necessary for publicly listed companies to come into and remain in compliance with the requirements of the Sarbanes-Oxley Act. The SEC and the Public Company Accounting Oversight Board have taken steps to reduce some of the compliance issues for publicly listed companies, including revisions to the rules relating to internal control over financial reporting established under Section 404 of the Sarbanes Oxley Act, rules that facilitate the delisting and deregistration of securities issued by some non-U.S. companies and rules that exempt some non-U.S. companies from U.S. GAAP reconciliation requirements.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 includes several corporate governance and executive compensation reforms. To the extent these laws and regulations have been implemented or will be implemented in light of recent changes in the composition of the U.S. federal government, the companies may need to expend effort and resources to ensure that the corporate governance, reporting and other business activities of each of them are in compliance with such requirements.

18.2	European Union

18.2.1	Environmental Matters

Under EU law and subsequent national legislation, the production and distribution of industrial gases as well as the construction and operation of gas and other industrial plants are subject to stringent and comprehensive environmental regulations. Laws applicable to Praxair’s and The Linde Group’s business activities relate to emission control, greenhouse gas reduction, water and soil protection, waste disposal, chemical substances control, and other environmental matters. The following is a brief outline of selected environmental law aspects of potential relevance to Praxair’s and The Linde Group’s operations in Europe, particularly in Germany.

18.2.1.1	Emission Control

EU and national legislation restricts the level of permissible emissions caused by Praxair’s and The Linde Group’s production facilities for industrial gases. Statutory and administrative restrictions apply to all emissions which may cause harmful effects to the environment or otherwise endanger the general public or the surrounding neighborhood, e.g., in the form of airborne pollutants or noise. At the European level, the regulatory framework for emission control and the preservation of clean air is set out, inter alia, by Directive 2008/50/EC as last amended by Directive 2015/1480/EU on ambient air quality and cleaner air and Directive 2010/75/EU on industrial emissions (integrated pollution prevention and control).

In Linde AG’s home jurisdiction, Germany, these directives have been transposed into national law by the Federal Emission Control Act (Bundes-Immissionsschutzgesetz), related ordinances and binding administrative provisions. Under this emission control regime, operators of production facilities for industrial gases require an emission control permit for the construction and operation of the plant. Such permit is only granted if potential harmful effects caused by the facility fall below specific thresholds defined in statutes and binding technical guidelines. Any major alteration to an existing facility requires approval by the competent authority. For certain large-scale projects with potentially significant environmental effects, Directive 2011/92/EU as last amended by Directive 2014/52/EU on the assessment of the effects of certain public and private projects on the environment and the German Environmental Impact Assessment Act (Gesetz über die Umweltverträglichkeitsprüfung) require that a comprehensive environmental impact assessment be conducted prior to the competent authority’s decision to issue an emission control permit. This assessment includes a public participation procedure with ensuing rights of action for affected members of the public and certain accredited environmental groups.

Compliance with the terms and conditions of an emission control permit is monitored by the competent local environmental authority. In addition, permit applications, issued permits, and monitoring results are publicly accessible. Where a facility is constructed, altered or operated without a valid permit, the competent authority may, as a matter of last resort, shut it down; the operator and its responsible agents may be subject to significant fines or even criminal prosecution.

18.2.1.2	Reduction of Greenhouse Gas (Climate Protection)

As operators of production plants which, directly and indirectly, emit significant amounts of greenhouse gas, Praxair and The Linde Group are also subject to the European Union emissions trading system (“ETS”). Introduced by Directive 2003/87/EC as last amended by Directive (EU) 2018/140 and transposed into German law by the Greenhouse Gas Emissions Trading Act (Treibhausgas-Emissionshandelsgesetz), the ETS is a cornerstone of the EU’s efforts to prevent climate change. It aims at reducing greenhouse gas emission by establishing a “cap and trade” system for greenhouse gas emission allowances. The ETS defines an overall emissions limit for industry sectors producing high levels of greenhouse gas. This cap is reduced over time. The greenhouse gas emitting companies that fall into the scope of the ETS must acquire sufficient allowances to cover their emissions. Under a distribution mechanism a certain amount of allowances is allocated free of charge to electricity-intensive industries. Additional allowances can be acquired on the market; likewise, excess allowances may be sold freely. Emitting companies are thus given an economic incentive to reduce their emissions and realize profits from the sale of unused emission allowances. Where an operator exceeds the annual volume of emissions covered by the acquired allowances, a fine of €100 per ton of greenhouse gas emitted in excess of the allowances will be imposed and the company name will be published.

The ETS is currently in its third phase (trading period 2013 to 2020). Directive (EU) 2018/410, which entered into force in April 2018, introduces the fourth trading period from 2021 to 2030. It will bring about a further reduction of available emission allowances, accelerating the decline of the overall number of emission allowances by increasing the pace of annual reductions in allowances from an annual rate of 1.74% to 2.2% from 2021 onwards.

In Germany, efforts to prevent progressing climate change also include the promotion of renewable energy sources. To this end, the Renewable Energy Sources Act, as amended in June 2018 (Erneuerbare-Energien-Gesetz) inter alia, adds a statutory surcharge to the market price of electricity in order to compensate for the higher production costs of renewable energy. In order to preserve their competitiveness on the world market, certain electricity-intensive industries may seek a reduction of this surcharge. To the extent Praxair’s and The Linde Group’s facilities for the production of industrial gases exceed applicable energy consumption thresholds, certain Praxair and The Linde Group companies are currently eligible to benefit from such reduction. However, the price regulation framework for renewable energy is constantly evolving and the renewable energy surcharge is a matter of ongoing political debate.

18.2.1.3	Water Protection

As Praxair and The Linde Group manufacture and handle substances which are potentially harmful to water, abstract surface and groundwater, and discharge wastewater on some of their production sites, Praxair and The Linde Group are subject to EU as well as German federal and state legislation on water protection.

At EU level, water quality standards are primarily regulated by Directive 2000/60/EC as last amended by Directive 2014/101/EU (“Water Framework Directive”), which addresses both diffuse and point-source pollution, and establishes binding targets for water quantity and quality in relation to a wide range of water bodies. According to the directive, the EU member states aim to achieve good surface water status, covering inland, coastal and transitional waters by “ensuring a balance between abstraction and recharging of groundwater” including a binding obligation to prevent the deterioration of water and to enhance water quality. Among other requirements, the EU member states are obliged to enact emission controls based on best available techniques as well as emission limit values in order to ensure the control of discharges into surface waters, to cease or phase out the discharge, emission or loss of priority hazardous substances, and to progressively reduce intrinsically hazardous substances, such as heavy metals. In addition to the Water Framework Directive, Directive 2008/105/EC as last amended by Directive 2013/39/EU on environmental quality standards in the field of water policy and the Directive 2006/118/EC as last amended by Directive 2014/80/EU on the protection of groundwater against pollution and deterioration lay down regulations on specific issues of water preservation.

In Linde AG’s home jurisdiction, Germany, the requirements of EU law regarding water quality and the protection of groundwater are transposed by the Federal Water Act (Wasserhaushaltsgesetz) and the water laws of the federal states. Under the water laws of the federal states, certain kinds of use of water, e.g. the abstraction of groundwater and the discharge of wastewater, are subject to governmental approval. Under the Federal Water Act, installations for handling substances hazardous to water must be built and operated in such a manner that no contamination of water or any other detrimental change of its properties is to be feared. Specific technical requirements and operator obligations for such installations relating to, inter alia, substance classification and reporting, are set out in the Ordinance on Installations for the Handling of Water-hazardous Substances (Verordnung über Anlagen zum Umgang mit wassergefährdenden Stoffen). Installations for the handling of substances hazardous to water must be tested and classified with respect to their properties.

The Federal Water Act also provides for a strict personal liability for damages resulting from a detrimental change of the water. To this end, anyone who introduces or discharges substances into a body of water, or who by other means detrimentally changes the properties of the water is obligated to compensate for the damages thereby caused to another. Apart from water-specific provisions, environmental damage caused by business activities may result in private and public law liability pursuant to general rules of German environmental laws, namely the Federal Environmental Damage Act (Umwelthaftungsgesetz) and the Environmental Liability Act (Umweltschadensgesetz).

18.2.1.4	Soil Contamination

Praxair and The Linde Group own and occupy production sites which, due to the historical and current use for industrial purposes, generally have a certain likelihood of being contaminated with substances hazardous to soil and groundwater.

Whereas there have been initiatives for legislation at the EU level, there is currently no harmonized legal framework on protection of soil including inspection and remediation duties.

Under German law, liability for soil contamination is mainly governed by the Federal Soil Protection Act (Bundes-Bodenschutzgesetz). Its provisions apply to currently existing and future cases of soil contamination or other harmful impacts on soil functions that are able to bring about hazards, considerable disadvantages or considerable nuisances for individuals or the general public, such as excessive compression or dehydration of the soil. The ensuing remediation liability does not require involvement, fault or knowledge of such contamination. It applies to, among others, the polluter, a universal legal successor, the occupant and current or former owner of the real property, and persons or entities that gave up ownership of such properties. The decision to issue inspection and remediation orders is subject to the competent authority’s discretion, guided by the principle of efficiency.

As soon as contaminated soil is excavated in the course of construction or remediation works, it no longer falls within the scope of the Federal Soil Protection Act. Instead, it may qualify as waste pursuant to the Waste Management Act (Kreislaufwirtschaftsgesetz), which may result in additional treatment or disposal costs.

18.2.1.5	Waste Management

As regards the EU regulation of waste, the operations and products of Praxair and The Linde Group are subject to the provisions of Directive 2008/98/EC as last amended by Council Regulation (EU) 2017/997 (“Waste Framework Directive”). The directive applies to waste defined as “any substance or object which the holder discards or intends or is required to discard”. Excluded from the scope of the directive are, among others, gaseous effluents emitted into the atmosphere, the land, and the uncontaminated soil, materials covered by other EU legislation (e.g., wastewater, animal by-products, and mining waste) as well as by-products of industrial processes if they can be used without any further normal industrial processing, are produced as an integral part of the production process and further use is lawful. Material is no longer considered waste if it meets certain criteria, such as whether a market exists for the material, or if it has undergone a recovery operation, including recycling.

Under the Waste Framework Directive, EU member states must take appropriate measures to ensure that waste management is carried out without endangering human health or harming the environment. In addition, they are obligated to prohibit the abandonment, dumping or uncontrolled management of waste. The directive lays down a certain priority order in waste prevention and management legislation and policy. In descending order, the ‘waste hierarchy’ is: waste prevention; preparing for reuse; recycling; other recovery such as energy recovery; and disposal. In addition to the Waste Framework Directive, Regulation (EC) No. 1013/2006 as last amended by Regulation (EU) No. 2015/2002 (Waste Shipment Regulation), Directive 94/62/EC as last amended by Directive 2015/720/EU (Packaging Waste Directive), and Directive 2000/53/EC as last amended by Directive (EU) 2018/849 (End-of-Life Vehicles Directive) contain supplementary producer responsibility regimes applicable to Praxair’s and The Linde Group’s business activities.

As regards Linde AG’s home jurisdiction of Germany, waste law is provided by the Waste Management Act (Kreislaufwirtschaftsgesetz) and various ordinances regulating the handling and disposal of waste. The German statutes adopt the concept of waste hierarchy given in the Waste Framework Directive. Waste that is not recycled has to be disposed of in accordance with basic principles of waste management guided by public interest. To ensure such disposal, records of proper waste management must be prepared. Special regulations apply to the disposal of certain waste substances not regulated by the Waste Management Act, for instance, nuclear fuel and radioactive substances or wastewater, which is subject to the Federal Water Act.

18.2.1.6	Chemical and Hazardous Substances Control

At EU level, the production, import and handling of chemical substances are subject to the extensive regime of Regulation (EC) No. 1907/2006 as last amended by Regulation (EU) No. 2018/589 on the Registration, Evaluation, Authorisation and Restriction of Chemicals (“REACH”). In principle, REACH applies to all chemical substances used in industrial processes or day-to-day products. Also Praxair’s and The Linde Group’s gases divisions produce and distribute certain gases which fall in the scope of REACH, for instance oxygen, nitrogen, argon, hydrogen, carbon dioxide, and carbon monoxide. Thus, the regulation also has an impact on operations and production facilities of Praxair and The Linde Group that handle significant volumes of chemicals. REACH obligations extend to the entire supply chain.

In general, to comply with REACH, Praxair and The Linde Group must identify and manage the risks linked to the substances they manufacture and market in the EU. In particular, they have to demonstrate to the European Chemical Agency (“ECHA”) how the substances can safely be used and must communicate risk management measures to users. To this end, REACH establishes procedures for collecting and assessing information on the properties and hazards of substances. Chemical substances that are already regulated by other legislations, such as medicines or radioactive substances, are partially or completely exempted from REACH requirements. Furthermore, substances already notified under the former Dangerous Substances Directive 67/548/EEC are considered registered under REACH.

After evaluating the information submitted by companies to examine the quality of the registration dossiers and testing proposals, and to clarify whether a given substance constitutes a risk to human health or the environment, ECHA can require authorization of a substance. The authorization procedure aims at assuring that the risks from substances of very high concern (“SVHCs”) are properly controlled and that these substances are gradually replaced by appropriate substitutes. A decision of ECHA identifying substances as SVHCs, among other things, creates information obligations in relation to third parties and may result in an authorization requirement for the marketing or use of these substances.

As an integral part of the REACH process, the classification and labelling of substances and mixtures have to comply with the standard of the Regulation (EC) No. 1272/2008 as last amended by Regulation (EU) No. 2017/776 on Classification, Labelling and Packaging of Substances and Mixtures. The regulation redefines the classification criteria for the physical, toxicological and environmental properties of substances and mixtures and harmonizes hazards-related communications.

With regard to Linde AG’s home jurisdiction, the German Chemicals Act (Chemikaliengesetz), the Ordinance on Banned Chemicals (Chemikalien-Verbotsverordnung), the Ordinance on Hazardous Substances (Gefahrstoffverordnung), the Technical Rules for Hazardous Substances (Technische Regeln für Gefahrstoffe), the Ordinance on Industrial Safety (Betriebssicherheitsverordnung) and the Technical Rules for Safety in Work Places (Technische Regeln für Betriebssicherheit) establish a comprehensive system of environmental regulations on the handling, storage, use and transport of hazardous materials required for Praxair’s and The Linde Group’s business activities. Among other things, the regulations set forth numerous requirements for the protection of employees, consumers and the environment.

Praxair and The Linde Group, as operators of production plants for potentially hazardous industrial gases, have to prepare a comprehensive risk assessment determining the necessary occupational safety measures for the working place described. As employers, Praxair and The Linde Group also have to appoint duly qualified responsible persons observing compliance with labor safety and protection regulations. Facilities handling substantial quantities of harmful substances are also subject to the additional requirements of the Ordinance on Major-accident Hazards (Zwölfte Verordnung zur Durchführung des Bundes-Immissionsschutzgesetzes, Störfall-Verordnung), which transposes Directive 2012/18/EU into German law. These include precautions to prevent hazardous incidents and enhanced safety measures as well as notification and reporting obligations. To this end, the ordinance provides general guidelines to prevent major accidents in such areas.

The transport of dangerous goods is also subject to special regulations under German law, including the Dangerous Goods Transportation Act (Gefahrgutbeförderungsgesetz), and is generally only permitted if specific safety requirements are fulfilled. As concerns Praxair’s and The Linde Group’s gases business, the transportation of gases is subject to these special regulations pertaining to, for instance, labelling, and specific protection measures.

18.2.2	Occupational Health & Safety Requirements

Praxair and The Linde Group must comply with applicable laws and regulations to protect employees against occupational injuries. Under such laws and regulations, employers typically must establish the conditions and the flow of work in a manner that effectively prevents dangers to employees. In particular, employers must observe certain medical and hygienic standards and comply with certain occupational health and safety requirements, such as permissible maximum levels for noise at the work place, the use of personal protective equipment and requirements relating to maximum temperatures and air ventilation.

At the EU level, Directive 89/391/EEC as last amended by Regulation (EC) No. 1137/2008 guarantees minimum safety and health requirements throughout the EU while the member states are allowed to maintain or establish more stringent measures.

In Linde AG’s home jurisdiction, Germany, general health and safety requirements for employees are laid down by the Working Conditions Act (Arbeitsschutzgesetz), the Occupational Safety Act (Arbeitssicherheitsgesetz) and the Ordinance on Industrial Safety (Betriebssicherheitsverordnung). For the provision and use of working equipment, the Product Safety Act (Produktsicherheitsgesetz) applies, along with the Ordinance on Health and Safety at Work (Arbeitsstättenverordnung) and the Ordinance on Construction Sites (Baustellenverordnung). As regards exposure to hazardous substances, the Ordinance on Hazardous Substances (Gefahrstoffverordnung) and the Technical Rules for Hazardous Substances (Technische Regel für Gefahrstoffe 900) set out limits for workplaces.

18.2.3	Healthcare Regulations

The provision of healthcare products and services is one of the most densely regulated industry sectors in the European Union as well as at the national level. Applicable laws and regulations pertain to, inter alia, research and manufacturing, marketing authorization and safety requirements, financing in the social security system and compliance. In addition, the advertising, promotion, sale and distribution of these products and services are subject to extensive and ongoing regulatory requirements.

The Linde Group manufactures healthcare gases such as oxygen, which qualify as medicinal products under EU and German laws. At the EU level, the legal framework for medicinal products is mainly set forth by (i) Regulation (EC) No. 726/2004 as last amended by Regulation (EU) No. 1027/2012, which lays down procedures for the centralized authorization and supervision of medicinal products, and (ii) Directive 2001/83/EC as last amended by Directive 2012/26/EU, which provides a common European code relating to medicinal products for human use. The latter has been implemented into German law by the Medicines Act (Arzneimittelgesetz). At the national level, the Medicines Act contains the central set of rules on, in particular, quality, efficacy and safety standards for medicines in the German market.

Under this legal framework, a medicinal product must obtain a marketing authorization by a competent authority before it can be placed on the market. In the EU regulatory system, a manufacturer of medicinal products can seek marketing authorization at either the European level under Regulation (EC) No. 726/2004 as last amended by Regulation No. 1027/2012 (centralized procedure) or at the national level pursuant to Directive 2001/83/EC as last amended by Directive 2012/26/EU and its national transpositions (via the national, decentralized and mutual recognition procedures). The applicable procedure depends on the type of medicine and/or the manufacturer’s choice. An authorization granted in the centralized procedure is valid in the entire EU, whereas a national authorization is limited to the respective member state’s market. However, the principle of mutual recognition provides that, in principle, all EU member states may rely on the positive assessment of the member state which has first issued a marketing authorization in a national procedure. Unlike the centralized procedure, the mutual recognition procedure and the decentralized marketing authorization procedure require separate applications to, and lead to separate approvals by, the competent authorities of each EU member state in which the product is to be marketed. Once authorized, the holder of a marketing authorization is responsible for ensuring compliance with detailed requirements relating to manufacturing, distribution and sale of the products as well as for safety reporting and other safety requirement (pharmacovigilance requirements). Compliance with these requirements is monitored and routinely inspected by competent authorities.

Pricing and reimbursement for the treatment of patients with medicinal products in the EU member states is governed by complex mechanisms established on a national level in each country. These mechanisms vary widely among the EU member states. The funding of healthcare products and services within the German social security system is governed in particular by Volume V of the Social Security Code (Sozialgesetzbuch Fünftes Buch) and subsequent ordinances and guidelines issued by public authorities and bodies of self-governance. Authorized medicinal products prescribed to patients who are insured with a statutory health insurance fund (“SHI”) are provided and paid for by the respective SHI (subject to a minor deductible). Approximately 90% of the German population is a member of an SHI. The SHIs are funded by way of income-related contributions. In order to ensure the stability of this system, the marketing of medicinal products is governed by a complex and restrictive price regulation regime. Applicable instruments of price regulation in the German market include reference prices, mandatory discounts and tender proceedings. Patients insured with a private health insurance company in Germany generally pay upfront for prescribed medications and then seek reimbursement from their insurer.

In its homecare business The Linde Group also distributes medical devices for the application of respiratory treatments, such as air concentrators or ventilators. At the EU level, production and distribution of such medical devices are, among others, governed by Directive 93/42/EEC as last amended by Directive 2007/47/EC and transposed into German law by the Medical Devices Act (Medizinproduktegesetz) which establishes a uniform procedure for the entry of medical devices into the European market. In order to be marketable, a medical device’s conformity with the essential requirements defined in Annex 1 of Directive 93/42/EEC must be certified (so-called CE marking). If the manufacturer has issued or obtained such certification and placed the appliance on the market, a distributor such as The Linde Group may generally rely on the CE marking and does not require further authorization or certification. This legal framework will change in the near future as the new EU Regulation (EU) No 2017/745 on medical devices and Regulation (EU) No 2017/746 on in vitro diagnostic medical devices have been published in the Official Journal of the European Union in May 2017 and will enter into force in 2020 for medical devices, and in 2022 for in vitro diagnostic devices. The regulations will maintain the principle of market access based on conformity assessment and CE marking. However, for the first time, distributors of medical devices will now be subject to new requirements and oversight by the competent authorities.

Also, in its hospital care business, The Linde Group distributes a number of different medical devices. In addition, The Linde Group itself places medical devices on the market as a legal manufacturer under Directive 93/42/EEC. For these devices The Linde Group has to comply with requirements that are similar to, but less stringent than, those requirements that apply to medicinal products. This will change, however, when Regulation (EU) No 2017/745 will come into effect in May 2020 as The Linde Group will then be subject to more stringent requirements.

As for medicinal products, pricing and reimbursement for the treatment of patients with medical devices in the EU member states is governed on a national level in each country and varies widely among the EU member states. Within the German statutory social security system, the abovementioned medical devices fall into the category of auxiliary means (Hilfsmittel). The SHIs provide their members with such means to the extent this is medically indicated. The SHIs procure the required auxiliary means by way of supply contracts with service providers such as The Linde Group. The service providers may be selected in competitive tender proceedings. The national umbrella organization of SHIs has the authority to determine maximum reimbursement amounts for specific categories of auxiliary means. In the field of respiratory care, such fixed amounts are currently not in force. Remuneration for these auxiliary means is negotiated between the service provider and the SHIs.

As a service provider within the social security system, The Linde Group as well as its employees and representatives are subject to a number of anti-corruption and other compliance regulations. These provisions aim at ensuring fair competition in the healthcare sector and protecting the integrity of the social security system. To this end, inter alia, applicable social security laws pose restrictions on cooperation agreements between service providers and physicians. Failure to comply with these standards is sanctioned by the SHIs and can result in the exclusion of the service provider from the statutory health insurance system. In addition, under the German Criminal Code (Strafgesetzbuch) it is a criminal offence to grant or promise monetary or other benefits to a physician in order to gain a competitive advantage in the context of prescription of medicines or therapeutic appliances.

PART XIX

TAXATION

The following section contains a summary of material German, Irish and U.K. tax consequences of the acquisition, ownership and disposition of Linde plc Shares. This summary is of a general nature only and is not and does not purport to be a comprehensive or exhaustive description of all tax considerations that may be relevant to holders of Linde plc Shares. In particular, this summary does not address tax considerations that may apply to a shareholder that is a tax resident of a jurisdiction other than Germany, Ireland or the U.K.

Where reference is made to the tax residence of a shareholder, it is assumed that the tax residence for the purposes of the respective domestic tax law and for the purposes of any applicable income tax treaty is the same. However, exceptions may apply in certain cases.

Linde plc expects to be solely tax resident in the U.K. This summary therefore assumes that Linde plc is and remains exclusively resident in the U.K. for tax purposes, including for the purposes of applicable tax treaties. For the considerations regarding the tax residency of Linde plc and adverse tax consequences should Linde plc be or become a tax resident of a jurisdiction other than the U.K., reference is made to the risk factor “2.6.1 A change in Linde plc’s tax residency could have a negative effect on the Combined Group’s future profitability, and may trigger taxes on dividends or exit charges.”

Based on current law, Linde plc does not assume responsibility for withholding of taxes at the source, subject to any statutory requirements in countries other than Germany, Ireland and the U.K.

THIS SUMMARY IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS LEGAL OR TAX ADVICE. PROSPECTIVE SHAREHOLDERS OF LINDE PLC SHARES ARE THEREFORE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP OR DISPOSITION OF LINDE PLC SHARES. THE SPECIFIC TAX SITUATION OF EACH SHAREHOLDER CAN ONLY BE ADEQUATELY ADDRESSED BY INDIVIDUAL TAX ADVICE.

19.1	Material German Tax Consequences

19.1.1	General

Linde AG Shareholders may be taxed in Germany, among others, in connection with the exchange of Linde AG Shares for Linde plc Shares (see “19.1.2 Taxation of Linde AG Shareholders in Connection with the Exchange Offer”). Linde AG Shareholders who will become holders of Linde plc Shares may be taxed in connection with the receipt of dividend income from Linde plc (see “19.1.3.1 Taxation of Dividend Income on Linde plc Shares”) and the transfer of Linde plc Shares (see “19.1.3.2 Taxation of Capital Gains on the Disposal of Linde plc Shares” and “19.1.3.4 Inheritance and Gift Tax”). Value added tax (VAT) may also be due in certain circumstances (see “19.1.5 Other Taxes”).

Under the currently applicable German tax law, dividends and capital gains may be subject to withholding tax (Kapitalertragsteuer). Linde plc is not expected to have either its registered seat or its place of management in Germany. According to the relevant German law, Linde plc should thus not be in charge (entrichtungspflichtig) to make any withholding and subsequent payment to the German tax authorities with respect to dividends and capital gains derived by its shareholders from shares in Linde plc, and Linde plc does not assume any responsibility for withholding and paying German withholding tax (regarding general aspects of German withholding tax on capital investments income see “19.1.3.1.1 General Rules for the Taxation of Dividend Income of Linde plc Shareholders Tax Resident in Germany”).

Notwithstanding the description of certain aspects of taxation in Germany, shareholders may be liable to tax in other jurisdictions. In particular, shareholders with residency in Germany may be subject to an unlimited or limited tax liability in other jurisdictions, and shareholders that are only subject to a limited tax liability in Germany (e.g., as German non-residents) may be liable to tax in other jurisdictions, e.g., in the jurisdiction in which they are resident.

Any reference in this section to a tax, duty, levy or other charge or withholding of a similar nature refers to German tax law and/or concepts only. The following is a general summary of the material German tax consequences for certain beneficial owners of Linde plc Shares. It is based on the domestic tax laws of the Federal Republic of Germany in effect as on the date of this Prospectus and therefore does not take into account any amendments introduced at a later date and implemented with or without retroactive effect. The relevant rules as well as their interpretation by the German tax courts or tax authorities may change, possibly with retroactive effect. Furthermore, we can provide no assurance that the consequences contained in this summary will not be challenged by the German tax authorities or will be sustained by a court if challenged.

The statements do not constitute tax advice and are intended only as a general information guide. Furthermore, this information applies only to shares that are held as capital assets and does not apply to all categories of shareholders. Specifically, the statements below do not address the specific consequences for special classes of shareholders or ownership arrangements, such as, for example,

(i)

banks and other financial institutions and financial enterprises, dealers in securities, trustees, insurance companies, collective investment schemes, tax-exempt organizations and governmental organizations,

(ii)	individual retirement and other deferred accounts or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment and

(iii)	shareholders who hold shares as part of a hedging transaction, or under a stock loan or repo arrangement.

This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Germany or other relevant jurisdictions concerning the acquisition, ownership and disposition of Linde plc Shares.

19.1.2	Taxation of Linde AG Shareholders in Connection with the Exchange Offer

The following description outlines the tax consequences of the exchange of Linde AG Shares for Linde plc Shares.

19.1.2.1	Taxation of Linde AG Shareholders Tax Resident in Germany

19.1.2.1.1	Linde AG Shares Held as Private Assets

As a general rule, for Linde AG Shareholders holding their shares as private assets (Privatvermögen) who tendered their Linde AG Shares in the Exchange Offer, such exchange constitutes a taxable disposal of the tendered Linde AG Shares. The consideration offered in the Exchange Offer, i.e., the market value of the Linde plc Shares, constitutes the gross capital income. From this tax base the disposal costs and the acquisition costs for the Linde AG Shares are to be deducted. The difference, i.e., the capital gain, is subject to taxation. The final withholding tax rate (Abgeltungsteuertarif) of 25% plus solidarity surcharge of 5.5%, resulting in an aggregate withholding tax of 26.375% (plus church tax, if any), applies for investors whose participation amounted to less than 1% throughout at least a five year period preceding the exchange of Linde AG Shares for Linde plc Shares.

The coalition agreement signed on March 12, 2018 among the German parties Christian Democratic Union (CDU), Christian Social Union (CSU) and the Social Democratic Party (SPD) for the formation of a new German federal government provides that the solidarity surcharge shall be abolished in stages provided that the individual income does not exceed certain thresholds. At this time, no draft bill is available and no further details have been announced at this stage. Shareholders are advised to monitor future political developments.

If the requirements of the special rule of Section 20 para. 4a sentence 1 of the German Income Tax Act (Einkommensteuergesetz) are met, the share Exchange Offer should remain, in general, tax neutral for German tax resident holders of Linde AG Shares who hold their shares as private assets.

In accordance with this special rule, the requirements for a tax neutral exchange should be satisfied with respect to a holder of Linde AG Shares if

(i)	the Linde AG Shares were held by the tendering Linde AG Shareholder as private assets,

(ii)	the shareholder’s participation amounted to less than 1% throughout at least a five-year period preceding the exchange of Linde AG Shares for Linde plc Shares, and

(iii)

the Linde plc Shares issued in the course of the public tender offer in exchange for the Linde AG Shares are new shares, i.e., shares resulting from a capital increase at the level of Linde plc, so that the exchange is executed on the basis of company law measures of the entities involved in the exchange.

This condition (iii) should be satisfied as the Linde plc Shares issued in exchange for the Linde AG Shares are newly issued shares. To the extent that Section 20 para. 4a sentence 1 of the German Income Tax Act (Einkommensteuergesetz) applies, the Linde plc Shares received in exchange for Linde AG Shares take the place of such Linde AG Shares and principally have the same tax status. Thus, the acquisition costs of the Linde AG Shares will then continue to be the acquisition costs for the exchanged Linde plc Shares.

The general rule outlined above (and not Section 20 para. 4a sentence 1 of the German Income Tax Act (Einkommensteuergesetz)) will apply to the disposal of fractional Linde AG Shares, which are not exchanged in the course of the offer.

Even if Section 20 para. 4a sentence 1 of the German Income Tax Act (Einkommensteuergesetz) did not apply, the share consideration of the exchange offer consideration would not be taxable to Linde AG Shareholders if

(i)	the shares of Linde AG are held as private assets,

(ii)	the Linde AG Shareholder’s participation amounted to less than 1% throughout at least a five-year period preceding the exchange of Linde AG Shares for Linde plc Shares, and

(iii)	the shares of Linde AG have been acquired prior to January 1, 2009.

To the extent that the share exchange is tax neutral pursuant to Section 20 para. 4a sentence 1 of the German Income Tax Act (Einkommensteuergesetz), no German withholding tax will be withheld upon the share exchange. To the extent that the share exchange is not tax neutral as described above, the general rules of German withholding tax (see above) will apply.

If a shareholder, or in the case of a gratuitous transfer, the shareholder’s legal predecessor, directly or indirectly has held at least 1% of the share capital of Linde AG at any time during the five years preceding the exchange of Linde AG Shares for Linde plc Shares, such exchange will not qualify for the special rule of Section 20 para. 4a sentence 1 of the German Income Tax Act (Einkommensteuergesetz). In such case, the rules applicable to the income taxation of the exchange of Linde AG Shares that are held as business assets will apply correspondingly (see “19.1.2.1.2 Linde AG Shares Held as Business Assets by Individual Shareholders (Sole Proprietors)” below).

19.1.2.1.2	Linde AG Shares Held as Business Assets by Individual Shareholders (Sole Proprietors)

For individuals holding Linde AG Shares as business assets, the exchange of Linde AG Shares for Linde plc Shares in the Exchange Offer will constitute a taxable event. Generally, 60% of capital gains derived from the exchange of Linde AG Shares (i.e., the market value of the Linde plc Shares (plus the cash component for any fractional share) minus the disposal and acquisition costs) are taxable at the personal income tax rate (plus solidarity surcharge of 5.5% thereon and church tax, if any).

Correspondingly, only 60% of the business expenses related to such a gain (subject to general restrictions on deductions, if any) and only 60% of any capital loss are tax deductible.

If the Linde AG Shares are attributable to a permanent establishment of a trade or business in Germany, 60% of the capital gains are also subject to trade tax (Gewerbesteuer). However, up to a certain threshold and depending on the local trade tax rate of the municipality in which the trade or business is operated all or part of the trade tax is credited against the shareholder’s personal income tax liability.

The rules discussed in this section also apply if a shareholder, or in the case of a gratuitous acquisition the shareholder’s legal predecessor, directly or indirectly has held at least 1% of the share capital of Linde AG at any time during the five years preceding the exchange of Linde AG Shares for Linde plc Shares. Special rules (i.e., limitation of tax deductibility) apply with regard to capital losses.

19.1.2.1.3	Linde AG Shares Held by Corporations

Generally, capital gains recognized by corporations on the exchange of Linde AG Shares for Linde plc Shares in the Exchange Offer (i.e., the market value of the Linde plc Shares minus the disposal and acquisition costs) are exempt from corporate income tax and trade tax if the Linde AG Shares are held as business assets attributable to a permanent establishment in Germany. However, 5% of such capital gain is treated as non-deductible business expenses and is, as such, subject to corporate income tax (plus solidarity surcharge of 5.5% thereon) and trade tax. Losses from the exchange of Linde AG Shares and any other profit reductions related to the exchange are generally not tax deductible.

The 95% tax exemption rule also applies to the cash compensation received in the context of the disposition of fractional shares.

19.1.2.1.4	Linde AG Shares Held by Partnerships

If the shareholder is a partnership engaged or deemed to be engaged in a trade or business (commercial partnership (Mitunternehmerschaft)), income tax or corporate income tax, as the case may be, is assessed at the level of each partner rather than at the level of the partnership. The taxation of each partner depends on whether the partner is subject to income tax or corporate income tax.

If the partner is subject to corporate income tax, capital gains from the exchange of Linde AG Shares are, in general, effectively 95% tax exempt (see “19.1.2.1.3 Linde AG Shares Held by Corporations”).

If the partner is subject to income tax, 60% of the capital gains from the exchange of the Linde AG Shares are taxable (see “19.1.2.1.2 Linde AG Shares Held as Business Assets by Individual Shareholders (Sole Proprietors)”).

In addition, if the Linde AG Shares are attributable to a permanent establishment of the commercial partnership in Germany, any capital gain from their exchange is subject to trade tax at the level of the partnership, with 60% of the gain being subject to trade tax to the extent that the partners are individuals and, effectively, 5% to the extent that the partners are corporations. In the case of partners who are individuals, up to a certain threshold, and depending on the local trade tax rate of the municipality in which the trade or business is operated, all or part of the trade tax is credited against their income tax liability.

With respect to the deductibility of business expenses related to the capital gains and the deductibility of capital losses for income tax or corporate income tax purposes, as the case may be, the rules outlined above apply to the partners accordingly.

If the shareholder is a partnership which is neither engaged nor deemed to be engaged in a trade or business (vermögensverwaltende Personengesellschaft), each partner is taxed as though he held his share directly (see “19.1.2.1.1 Linde AG Shares Held as Private Assets,” “19.1.2.1.2 Linde AG Shares Held as Business Assets by Individual Shareholders (Sole Proprietors)” and “19.1.2.1.3 Linde AG Shares Held by Corporations”).

19.1.2.2	Taxation of Linde AG Shareholders Tax Resident Outside of Germany

Capital gains realized on the exchange of Linde AG Shares pursuant to the Exchange Offer (i.e., the market value of the Linde plc Shares minus the disposal and acquisition costs) are subject to a limited tax liability in Germany to the extent that the shares are held as part of business assets in Germany (that is, they are attributable to a permanent establishment or fixed base or to business assets for which a permanent representative in Germany has been appointed), and the provisions outlined above with respect to the taxation of shareholders that are German tax residents principally apply accordingly. Any withholding tax and solidarity surcharge that is withheld at source and remitted to the German tax authorities will be credited towards the shareholder’s income tax or corporate income tax liability or refunded in the amount of any excess paid.

Otherwise, capital gains realized by shareholders that are not German tax residents are taxable in Germany only if the shareholder making the disposal — or, in the event of shares acquired without consideration, his legal predecessor — held a direct or indirect stake of at least 1% in Linde AG’s share capital at any point in time in the five years preceding the disposal. As a general rule, double taxation treaties concluded by Germany often provide for full exemption from German taxation in such cases and assign the taxation right to the shareholder’s country of residence. The German tax authorities have ruled that generally no withholding tax needs to be deducted by a Domestic Paying Agent in such cases (see Federal Ministry of Finance, decree as of January 18, 2016, docket number IVC1-S 2252/08/10004:017, document number 2015/0468306, marginal number 315). Therefore, the Domestic Paying Agent should be under no legal obligation to withhold withholding taxes for Linde AG Shareholders with tax residency outside Germany. However, if the capital gain is subject to tax in Germany, the shareholder is required to file a tax return and pay such taxes. Filing obligations may have to be complied with even in case the capital gain is not subject to tax in Germany.

19.1.3	Taxation of Linde plc Shareholders Tax Resident in Germany

19.1.3.1	Taxation of Dividend Income on Linde plc Shares

19.1.3.1.1	General Rules for the Taxation of Dividend Income of Linde plc Shareholders Tax Resident in Germany

For individuals who are tax resident in Germany (generally, individuals whose domicile (Wohnsitz) or habitual abode (gewöhnlicher Aufenthalt) is located in Germany) and who hold the shares as private assets (Privatvermögen), the flat tax rate of 25% plus 5.5% solidarity surcharge thereon (in total: 26.375%, and if applicable, church tax) applies. Shareholders may apply to have their capital investment income assessed in accordance with the general rules and with an individual’s personal income tax rate if this would result in a lower tax burden. In this case, the base for taxation would be the gross dividend income less the savers’ allowance of €801 (€1,602 for married couples and registered partners filing jointly), with no deduction for costs actually incurred to generate the capital investment income.

If the shares form part of a shareholder’s domestic business assets, taxation of the dividends depends upon whether the shareholder is a corporation, sole proprietor or commercial partnership (Mitunternehmerschaft).

Dividends received by corporations resident in Germany are generally at their gross amount subject to corporate income tax (plus solidarity surcharge) and trade tax. Actual business expenses incurred to generate the dividends may be deducted. However, an effective 95% exemption from corporation income tax (and solidarity surcharge) applies if the shareholding corporation has held on the beginning of the calendar year in which the dividend is distributed at least 10% of Linde plc’s registered capital and an effective 95% exemption from trade tax applies if the shareholding corporation has held on the beginning of the assessment period in which the dividend is distributed at least 10% of Linde plc’s registered capital. Upon the U.K.’s withdrawal from the European Union becoming effective, under German national law, a 15% shareholding and other requirements may apply. This has, however, recently been challenged by a decision of the European Court of Justice according to which these higher requirements for shareholdings in companies located in non-EU member states may violate the freedom of movement of capital under article 63 of the Treaty on the Functioning of the European Union. In addition, subject to the 10% minimum participation requirement being fulfilled, an exemption from German taxation under the U.K. Treaty may apply.

If the shares are held as part of the business assets of a sole proprietor (individual), with his tax domicile in Germany, 40% of the dividend is tax exempt and 60% of the dividend is taxable (so-called partial-income method (Teileinkünfteverfahren)). Only 60% of the expenses economically related to the dividends are tax-deductible. The partial-income method will also apply if individuals hold the shares indirectly through a partnership (with the exception of personal investors who hold their shares through an asset management partnership (vermögensverwaltende Personengesellschaft) which is not a deemed commercial partnership). If the shares form part of the business assets of a domestic permanent establishment of a trade or business, the full amount of the dividend income (after deduction of business expenses that stand in economic relation to the dividends) is generally also subject to trade tax, unless certain exceptions apply. However, up to a certain threshold, and depending on the local trade tax rate of the municipality in which the trade or business is operated, all or part of the trade tax is credited against the sole proprietor’s income tax liability.

German withholding tax on dividends distributed with respect to the Linde plc Shares applies in particular in case (i) the shares are permitted for, and held in, a joint custody (Sammelverwahrung) in Germany by a German securities clearing and deposit bank (Wertpapiersammelbank) or (ii) dividends are paid against dividend coupons (Dividendenscheine), and in each of the cases referred to under (i) or (ii) above, the shares are held in safekeeping or administered by a domestic credit institution, domestic financial services institution, domestic securities trading company or a domestic securities trading bank, including domestic branches of foreign credit institutions or financial service institutions, or if such an office executes the disposal of the shares and pays out or credits the capital gains (each a “Domestic Paying Agent”). The withholding tax liability is generally satisfied by the Domestic Paying Agent who withholds taxes in the amount of 25% (plus the 5.5% solidarity surcharge and church tax, if any) on the dividends and remits them to the tax authorities.

If no German tax has been withheld due to reasons other than the submission of a correct non-assessment certificate or saver’s-allowance instruction (e.g., if the Linde plc Shares are held in custody by a foreign bank), the dividend income must be reported on the shareholder’s annual tax return. If the dividends are received by individuals who hold the shares as private assets, the income tax will be assessed at the flat tax rate of 25% (plus the 5.5% solidarity surcharge and church tax, if any).

19.1.3.2	Taxation of Capital Gains on the Disposal of Linde plc Shares

For holders of Linde plc Shares tax resident in Germany, the general principles as stated below apply:

Gains on the sale of Linde plc Shares that are held as private assets by shareholders with a tax domicile in Germany are generally taxable regardless of the length of time held. The tax rate is (generally) a uniform 25% plus the 5.5% solidarity surcharge thereon (as well as church tax, if any). Losses on the sale of such shares can only be used to offset gains made on the sale of shares during the same year or in subsequent years.

If the shares were acquired and were held in safekeeping or administered by a Domestic Paying Agent, or if a Domestic Paying Agent carries out the sale of the shares and disburses or credits the sales proceeds, the tax on the sale is generally satisfied by the Domestic Paying Agent who withholds taxes in the amount of 25% (plus the 5.5% solidarity surcharge and church tax, if any) on the capital gain from the sales proceeds and remits them to the tax authorities. If the shares were held in safekeeping or administered by the respective Domestic Paying Agent as of their acquisition, the amount of tax withheld is generally based on the difference between the proceeds from the sale, after deducting expenses that stand in direct relation to the sale, and the amount paid to acquire the shares. However, the withholding tax rate of 25% (plus the 5.5% solidarity surcharge thereon and church tax, if any) will be applied to 30% of the gross sales proceeds if the shares were not administered by the same custodian bank since acquisition and the original cost of the shares cannot be verified or such verification is not valid. In this case, the shareholder is entitled to verify the original costs of the shares in his annual tax return.

Shareholders can apply to have gains on the sale of their shares taxed in accordance with the general rules for determining an individual’s tax bracket, rather than the system of final taxation if that would result in a lower tax burden. The base for taxation would be the gross income less the savers’ allowance of €801 (€1,602 for married couples and registered partners filing jointly), with no deduction for costs actually incurred to generate the income. Any tax already withheld would be credited against the income tax so determined and any overpayment refunded.

Capital gains realized by the sale of shares that were acquired prior to January 1, 2009 and that are held as private assets are generally exempt from tax. According to the lower fiscal courts of Düsseldorf and Munich, Section 20 para. 4a sent. 1 of the German Income Tax Act (Einkommensteuergesetz) shall also be applicable to such shares that were acquired prior to January 1, 2009 with the result that in addition to the acquisition costs, also the date of the acquisition of the former shares will be transferred to the newly issued shares received in exchange. According to that view, Linde plc Shares received in a qualifying Section 20 para. 4a sent. 1 German Income Tax Act (Einkommensteuergesetz) exchange for Linde AG Shares acquired prior to January 1, 2009 would still be deemed pre-2009 shares and thus would principally continue to qualify for a tax-free sale. Correspondingly, a capital loss, if any, on the sale of such Linde plc Shares would not be tax deductible. However, upon appeal by the tax authorities against either decision, the Federal Fiscal Court left explicitly open whether it concurs with this particular position of the lower courts or not. Therefore, there is a risk that German tax authorities could treat in the future the sale of Linde plc Shares received in exchange for Linde AG Shares acquired prior to January 1, 2009 as taxable and that the Federal Fiscal Court (Bundesfinanzhof) may confirm such viewpoint in the future.

Notwithstanding the foregoing, if a shareholder or, in the case of a gratuitous transfer, any of the shareholder’s legal predecessors held, directly or indirectly, at least 1% of Linde plc’s share capital at any time during the five years preceding the sale, the capital gains on the sale of shares realized by such shareholder will be subject to the partial-income method and not the final flat tax, with the result that 60% of the capital gains on the sale of shares will be taxable at the individual’s personal income tax rate (plus the 5.5% solidarity surcharge thereon and church tax, if any), and 60% of the expenses economically related to the capital gains will be deductible.

When a Domestic Paying Agent is involved, gains on the sale of shares held as business assets are generally subject to withholding tax to the same extent as for a shareholder whose shares are held as private assets. However, the Domestic Paying Agent may refrain from withholding the withholding tax if (i) the shareholder is a corporation, association (Personenvereinigung) or estate (Vermögensmasse) with its tax domicile in Germany, or (ii) the shares form part of the shareholder’s domestic business assets, and the shareholder informs the paying agent of this on the officially prescribed form and meets certain additional prerequisites. If the Domestic Paying Agent nevertheless withholds withholding taxes, the withholding tax withheld and remitted (including 5.5% solidarity surcharge and church tax, if any) will be credited against the shareholder’s income tax or corporate income tax liability and any excess amount will be refunded.

If the shares form part of a shareholder’s business assets, final taxation of the capital gains realized will then depend upon whether the shareholder is a corporation, sole proprietor or partnership.

In general, capital gains recognized on the sale of shares by corporations domiciled in Germany are effectively 95% exempt from corporate income tax (including the 5.5% solidarity surcharge) and trade tax, irrespective of the stake represented by the shares and the length of time the shares are held. 5% of the capital gains is treated as a non-deductible business expense and, as such, is subject to corporate income tax (plus the 5.5% solidarity surcharge) and to trade tax. Losses from the sale of shares and any other reductions in profit do not qualify as tax-deductible business expenses.

If the shares form part of the business assets of a sole proprietor (individual) who is a tax resident of Germany, 60% of the capital gains on their sale is taxable at the personal income tax rate plus 5.5% solidarity surcharge thereon and church tax, if any (partial-income method). Similarly, only 60% of losses from such sales and 60% of expenses economically related to such sales are deductible. If the shares are attributable to a permanent establishment in Germany, 60% of the capital gains are also subject to trade tax. Up to a certain threshold and depending on the local trade tax rate of the municipality in which the trade business is operated all or part of the trade tax is credited against the shareholder’s income tax liability.

19.1.3.3	German Controlled Foreign Corporation Rules (Außensteuergesetz)

Tax residents of Germany will have to include in their income distributed and undistributed earnings of a foreign company in which they hold shares if the foreign company qualifies as a low taxed controlled foreign corporation (“CFC”) for German tax purposes. The (partial) exemption of dividends from German tax does not apply to these amounts. A foreign company generally qualifies as a CFC if the majority of its shares are held by German tax residents and certain expatriates and further requirements are met. However, with regard to certain passive portfolio income (Zwischeneinkünfte mit Kapitalanlagecharakter) of a foreign company (including, among other things, interest and capital gains from the disposal of financial instruments but excluding dividends received), the German shareholders will be required to include these amounts into income on a pro rata basis regardless of whether the majority of the shareholders is tax resident in Germany. This inclusion will take place if (1) the German resident shareholder holds at least 1% of the issued share capital of Linde plc, (2) the passive portfolio income of Linde plc (as determined under German tax accounting principles) is subject to U.K. income tax of less than 25% and (3) the passive income exceeds certain de minimis limits. However, the inclusion will also take place for a German tax resident shareholder who holds less than 1% of the issued share capital of Linde plc if all or the vast majority (at least approximately 90%) of Linde plc’s income is passive portfolio income, unless regular and substantial trading in Linde plc’s main class of shares takes place at a recognized stock exchange. In any case, if Linde plc was in a position to demonstrate that it actually performed business activities in the U.K., a German shareholder should not be required to include the respective income items in his German tax return as income from CFC (the latter may not apply when the U.K. ceases to be a member state of the European Union). The coalition agreement signed on March 12, 2018 among the German political parties, the Christian Democratic Union (CDU), the Christian Social Union (CSU) and the Social Democratic Party (SPD), for the formation of a new German federal government provides that the German CFC rules shall be reformed and shall, inter alia, implement Council Directive (EU) 2016/1164 laying down rules against tax avoidance practices that directly affect the functioning of the internal market. At this time, no draft bill is available and no further details have been announced at this stage. Shareholders are advised to monitor future political developments.

19.1.3.4	Inheritance and Gift Tax

The transfer of Linde plc Shares to another person upon death or as a gift is generally subject to German inheritance or gift tax in the following circumstances:

(i)

the place of residence, customary place of abode, place of management or registered seat of the testator, the donor, the heir, the donee or another acquirer is, at the time of the asset transfer, in Germany, or such person, as a German national, has not spent more than five consecutive years outside of Germany without having a place of residence in Germany (this term is extended to ten years for German expatriates); or

(ii)	the testator’s or donor’s shares were part of business assets for which there was a place of business in Germany or for which a permanent representative was appointed.

The small number of double taxation treaties regarding inheritance and gift tax that Germany has concluded to date generally provide for German inheritance or gift tax only to be levied in the cases under (i) and, subject to certain restrictions, in the cases under (ii). Special arrangements apply to certain German nationals and former German nationals living outside Germany.

19.1.4	Taxation of Linde plc Shareholders Tax Resident Outside of Germany

Dividends distributed by Linde plc and capital gains realized on the disposition of Linde plc Shares are subject to a limited tax liability in Germany to the extent that the shares are held, either directly or indirectly (e.g., through a partnership) as part of business assets in Germany (that is, if they are attributable to a permanent establishment or fixed base or to business assets for which a permanent representative in Germany has been appointed, all as either defined by German domestic tax law, or, if a tax treaty applies, by the relevant tax treaty provisions on the taxation of permanent establishment income). In this event, the provisions outlined above with respect to the taxation of shareholders that are German tax residents should principally apply accordingly.

19.1.5	Other Taxes

No German capital transfer tax, value added tax (VAT), stamp duty or similar taxes are levied on the purchase or disposal of shares or other forms of share transfer. Wealth tax is currently not levied in Germany. However, an entrepreneur can opt to pay value added tax on the sale of shares, despite being generally exempt from value added tax, if the entrepreneur has attributed the respective shares to its business and if the shares are sold to another entrepreneur for purposes of the respective entrepreneur’s business.

On February 14, 2013, the European Commission accepted a proposal for a Council Directive implementing enhanced cooperation in the area of financial transaction tax. The plan focuses on levying a financial transaction tax on the purchase and sale of financial instruments. The recommendation of the Commission requires however further negotiation among the participating member states and the extent of the application of such a financial transaction tax as well as its implementation date is currently unknown. The negotiations among the member states considering implementing a financial transaction tax are still pending and have not brought any reliable result so far. Whether and when the financial transaction tax will be implemented remains to be seen.

19.1.6	German Real Estate Transfer Tax at the level of Linde plc and its subsidiaries

Following a meeting of the Ministers of Finance of the German Federal States (Bundesländer) on June 21, 2018, plans have been announced to reform the German Real Estate Transfer Tax Act, potentially with retroactive effect. Although, there is not yet a formal draft of a revised German Real Estate Transfer Tax Act available, the Ministers of Finance announced their intention to, inter alia, tighten the rules pursuant to which German real estate transfer tax is triggered upon the sale or transfer of shares in entities owning real estate (so-called “Share Deal Rule”). According to the announcement, this could include lowering the threshold for triggering German real estate transfer tax under the Share Deal Rule from the current threshold of 95% of the share capital or interests in the relevant entity to 90%. Since Linde plc will acquire approximately 92% of Linde AG’s issued share capital upon the consummation of the Exchange Offer and following the consummation of the Exchange Offer intends to transfer all or most of its Linde AG Shares to its subsidiary Linde Holding GmbH and subsequently to its indirect subsidiary Linde Intermediate Holding AG which may be followed by a cash-merger squeeze out, this could result, if the reform will be enacted as announced, in German real estate transfer tax becoming due up to four times which could lead to a tax burden in the amount of approximately €20 million to €40 million each time the shares are transferred. Additionally, according to the announcement of the Ministers of Finance, the reform could include a new rule for real estate owning corporations whereby a transfer of 90% or more of the shares to several new shareholders within a period of 10 years triggers German real estate transfer tax. However, it is not yet clear whether and how such rule would also apply to publicly listed corporations.

19.2	Material Irish Tax Consequences

19.2.1	Scope of Discussion

The following is a general summary of the material Irish tax consequences for certain beneficial owners of Linde plc Shares. It is based on existing Irish law, our understanding of the current practices of the Irish Revenue Commissioners and correspondence with the Irish Revenue Commissioners. Legislative, administrative or juridical changes may modify the tax consequences described below, possibly with retroactive effect. Furthermore, we can provide no assurance that the consequences contained in this summary will not be challenged by the Irish Revenue Commissioners or will be sustained by a court if challenged.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to the shares that are held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Ireland or other relevant jurisdictions of the acquisition, ownership and disposition of Linde plc Shares.

Linde plc intends to manage its affairs so that (1) Linde plc will not be resident in Ireland for Irish tax purposes, (2) Linde plc will not be liable to Irish corporation tax and (3) Linde plc dividends will not be subject to Irish dividend withholding tax or (for shareholders that have no connection with Ireland other than holding Linde plc Shares) Irish income tax. It is assumed in this disclosure that Linde plc will be resident solely in the United Kingdom for tax purposes.

19.2.2	Irish Tax on Chargeable Gains

The rate of tax on chargeable gains (where applicable) in Ireland is 33%. The receipt by Linde AG Shareholders of Linde plc Shares as consideration for the transfer of their Linde AG Shares in the Business Combination will not give rise to a liability to Irish tax on chargeable gains for persons that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold such shares in connection with a trade or business carried on by such holder in Ireland through a branch or agency.

Linde plc Shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such holder in Ireland through a branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their Linde plc Shares. Linde plc Shareholders that are resident or ordinarily resident in Ireland for Irish tax purposes or shareholders that hold their shares in connection with a trade carried on by such holder in Ireland through a branch or agency will, subject to the availability of exemptions and reliefs, be within the charge to Irish tax on chargeable gains arising on a subsequent disposal of their Linde plc Shares. Individual shareholders who are temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is non-resident.

19.2.3	Capital Acquisitions Tax

Irish capital acquisitions tax (“CAT”) comprises principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of Linde plc Shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Linde plc Shares are regarded as property situated in Ireland as the register of members of Linde plc (the “Linde plc Register of Members”) must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT; however, there are circumstances where another person such as an agent or personal representative may be accountable for CAT.

CAT is currently levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax free threshold of €310,000 per lifetime in respect of taxable gifts or inheritances received from their parents.

19.2.4	Stamp Duty

Shareholders will not have a liability to stamp duty in respect of the Business Combination. In respect of transfers of Linde plc Shares occurring after completion of the Business Combination Irish stamp duty (if any) becomes payable depending on the manner in which the shares in Linde plc are held.

A transfer of Linde plc Shares from a seller who holds shares beneficially (i.e., through DTC or Clearstream) to a buyer who holds the acquired shares through DTC or Clearstream will not be subject to Irish stamp duty (unless the transfer involves a change in the nominee that is the record holder of the transferred shares).

A transfer of Linde plc Shares by a seller who holds shares directly to any buyer, or by a seller who holds the shares beneficially to a buyer who holds the acquired shares directly, may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the shares acquired, if higher). Stamp duty is a liability of the buyer or transferee. A shareholder who holds Linde plc Shares directly may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares. In order to benefit from this exemption from stamp duty, the seller must confirm to Linde plc’s transfer agent that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares.

Because of the potential Irish stamp duty on transfers of Linde plc Shares, any person who wishes to acquire Linde plc Shares after completion of the Business Combination should consider acquiring such shares through DTC or Clearstream.

19.2.5	Encashment Tax

Irish encashment tax will be required to be withheld at the standard rate of income tax (currently 20%) from any dividends paid by Linde plc, where such dividends are entrusted by or on behalf of the person entitled to them to a bank or encashment agent in Ireland (i.e., a collection agent) for payment to any Linde plc Shareholder who is an Irish resident, or is not an Irish resident and has failed to file the appropriate forms confirming the fact, and paid over to the Irish Revenue Commissioners. It is not the intention of Linde plc to use an Irish paying agent function and as such, the above withholding tax treatment should not apply.

19.3	Material U.K. Tax Consequences

The statements set out below reflect current U.K. tax law as applied in England and Wales and published HMRC guidance (which may not be binding on HMRC) as of the date of this Prospectus, which may be subject to change, possibly with retroactive effect. They are intended as a general guide and apply only to shareholders resident and, in the case of an individual, domiciled exclusively in the U.K. for U.K. tax purposes (except insofar as express reference is made to the treatment of non-U.K. residents), who hold shares as an investment (other than under an individual savings account or self-invested personal pension or as carried interest) and who are the absolute beneficial owners of the shares and any dividends paid thereon. (In particular, shareholders holding their shares through a depositary receipt system or clearance service should note that they may not always be regarded as the absolute beneficial owners of such shares.) This guidance does not address all possible tax consequences relating to an investment in the shares. Specifically, this guidance does not address: (i) special classes of shareholders such as, for example, dealers in securities, broker-dealers, intermediaries, insurance companies, pension funds, charities or collective investment schemes; (ii) shareholders who hold shares as part of hedging transactions; (iii) shareholders who have (or are deemed to have) acquired shares by virtue of an office or employment; (iv) shareholders that, either alone or together, with one or more associated persons, such as personal trusts and connected persons, control directly or indirectly at least 10% of the voting rights or of any class of share capital of the company; or (v) any person holding shares as a borrower under a stock loan or an interim holder under a repo.

19.3.1	Exchange offer — taxation of chargeable gains

19.3.1.1	Exchange of Linde AG Shares for Linde plc Shares pursuant to the Exchange Offer

The exchange of Linde AG Shares for Linde plc Shares pursuant to the Exchange Offer by a Linde AG shareholder in respect of, and in proportion to, such holder’s Linde AG Shares may be treated as a share exchange for U.K. tax purposes (“no disposal” treatment), subject to certain conditions. If “no disposal” treatment applies, the exchange will not constitute a disposal of Linde AG Shares for U.K. tax purposes. The Linde plc Shares will be treated as having been acquired by the holder at the same time and for the same consideration as that holder’s Linde AG Shares.

Where a Linde AG Shareholder, together with its connected parties, does not hold more than 5% (or more than 5% of any class) of shares in Linde AG, “no disposal” treatment should apply.

Where a Linde AG Shareholder holds, alone or together with its connected parties, more than 5% (or more than 5% of any class) of shares in Linde AG, “no disposal” treatment will only apply if the transaction is effected for bona fide commercial purposes and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is avoidance of U.K. corporation tax or capital gains tax.

19.3.1.2	Disposal of Linde AG Shares for cash under the Exchange Offer

A disposal of Linde AG Shares for cash by a shareholder who is (at any time in the relevant U.K. tax year) resident and, in the case of an individual, domiciled exclusively in the U.K. for U.K. tax purposes, may, depending upon the shareholder’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals, or indexation for corporate shareholders), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of chargeable gains. Indexation allowance may reduce the amount of chargeable gains subject to corporation tax, but may not create or increase any allowable loss. For disposals on or after January 1, 2018, indexation allowance will be calculated only up to and including December 2017, irrespective of the date of disposal of Linde AG Shares.

A Linde AG Shareholder who receives cash on a disposal of Linde AG Shares pursuant to the Exchange Offer may not in practice be treated as disposing of those Linde AG Shares, if the amount of cash received is (a) “small” as compared with the market value (on the date of disposal) of the Linde AG Shares concerned; and (b) not in excess of the base cost of the Linde AG Shares concerned. The proceeds will instead be deducted from the acquisition cost of the relevant Linde AG Shares for the purposes of computing any chargeable gain or allowable loss on a subsequent disposal. The current practice of HMRC is to apply this treatment where either (i) the proceeds of the disposal do not exceed 5% of the market value (at the date of the disposal) of the Linde AG Shares concerned or (ii) the amount of the proceeds is £3,000 or less, regardless of whether the 5% test is satisfied. Where the proceeds are “small” but exceed the total base cost of the Linde AG Shares owned, the taxpayer may, in computing any chargeable gain, elect to deduct that base cost of the Linde AG Shares from the proceeds, reducing to nil the amount of the base cost available for subsequent disposals.

19.3.1.3	Non U.K.-resident Linde AG Shareholders

Linde AG Shareholders who are not resident in the U.K. will not generally be subject to U.K. taxation of chargeable gains on the exchange of Linde AG Shares for Linde plc Shares.

An individual shareholder who acquires Linde AG Shares while U.K. resident, ceases to be resident for tax purposes in the U.K. for a period of five years or less and disposes of all or part of his Linde AG Shares during the period in which he is non-U.K. resident may be liable to capital gains tax on his return to the U.K., where that shareholder was U.K. resident for all or part of at least four of the seven tax years immediately preceding the year of departure from the U.K. (subject to any available exemptions or reliefs). For these purposes, a tax year is the period from April 6 in a calendar year to April 5 in the following calendar year.

19.3.2	Exchange Offer — stamp duty and stamp duty reserve tax

No stamp duty or SDRT should be payable on the exchange of the Linde AG Shares for Linde plc Shares pursuant to the Exchange Offer.

19.3.3	Linde plc Shares — taxation of dividends

19.3.3.1	Withholding Tax

Dividend payments may be made by Linde plc without withholding or deduction for or on account of U.K. income tax.

19.3.3.2	Individual shareholders

An individual shareholder who receives a dividend from Linde plc will pay no income tax on the first £2,000 of dividend income received in a year (the “Dividend Allowance”). The rates of income tax for the tax year ending April 5, 2019 on dividends received above the Dividend Allowance are: (i) 7.5% for dividends taxed in the basic rate band; (ii) 32.5% for dividends taxed in the higher rate band; and (iii) 38.1% for dividends taxed in the additional rate band. An individual shareholder’s dividend income that is within the Dividend Allowance counts towards an individual’s basic or higher rate limits — and will therefore affect the level of savings allowance to which they are entitled, and the rate of tax that is due on any dividend income in excess of this allowance. In calculating into which tax band any dividend income over the Dividend Allowance falls, savings and dividend income are treated as the highest part of an individual’s income. Where an individual has both savings and dividend income, the dividend income is treated as the top slice.

19.3.3.3	Corporate shareholders

For corporate shareholders, it is likely that most dividends paid on the Linde plc Shares will fall within one or more of the classes of dividend qualifying for exemption from corporation tax. However, the exemptions are not comprehensive and are also subject to anti-avoidance rules. Shareholders within the charge to U.K. corporation tax should consult their own professional advisors.

19.3.4	Linde plc Shares — taxation of disposals

A disposal of Linde plc Shares by a shareholder who is (at any time in the relevant U.K. tax year) resident and, in the case of an individual, domiciled exclusively in the U.K. for U.K. tax purposes, may, depending upon the shareholder’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals, or indexation for corporate shareholders), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of chargeable gains.

19.3.4.1	Individual shareholders

Chargeable gains are treated as the top slice of an individual’s combined income and gains. Capital gains tax is charged at (i) 10% to the extent that gains accruing to an individual in any tax year (calculated after deducting the annual exempt amount and any capital losses) when aggregated with the individual’s taxable income for that year (calculated after deduction of the personal allowance and other reliefs) are less than the upper limit of the income tax basic rate band applicable to the individual; or (ii) 20% to the extent that gains accruing to an individual in any tax year (calculated after deducting the annual exempt amount and any capital losses) when aggregated with the individual’s taxable income for that year (calculated after deduction of the personal allowance and other reliefs) exceed the upper limit of the income tax basic rate band applicable to the individual.

19.3.4.2	Corporate shareholders

A company subject to U.K. corporation tax that disposes of Linde plc Shares at a gain will be subject to U.K. corporation tax on chargeable gains after taking account of any losses available and subject to any available exemptions or reliefs. Such a company will be subject to corporation tax at the applicable rate (currently 19%) after taking account of any applicable indexation allowance. Indexation allowance may reduce the amount of chargeable gains subject to corporation tax, but may not create or increase any allowable loss. For disposals on or after January 1, 2018, indexation allowance will be calculated only up to and including December 2017, irrespective of the date of disposal of Linde plc Shares.

19.3.4.3	Non U.K.-resident shareholders

Provided that Linde plc Shares are not registered in any register kept in the United Kingdom, shareholders who are not resident in the U.K. will not generally be subject to U.K. taxation of chargeable gains.

An individual shareholder who acquires Linde plc Shares while U.K. resident, ceases to be resident for tax purposes in the U.K. for a period of five years or less and disposes of all or part of his Linde plc Shares during the period in which he is non-U.K. resident may be liable to capital gains tax on his return to the U.K., where that shareholder was U.K. resident for all or part of at least four of the seven tax years immediately preceding the year of departure from the U.K. (subject to any available exemptions or reliefs). For these purposes, a tax year is the period from April 6 in a calendar year to April 5 in the following calendar year.

19.3.5	Transfers of Linde plc Shares — stamp duty and SDRT

Provided that the Linde plc Shares are not registered in any register kept in the United Kingdom and are not required by the Linde plc constitution to be transferred as part of a unit with a share in a body corporate incorporated in the United Kingdom, no SDRT should be payable on any agreement to transfer the Linde plc Shares.

No stamp duty should be payable on the transfer of Linde plc Shares, provided that any instrument of transfer is not executed in the United Kingdom and does not relate to any property situate, or to any other matter or thing done or to be done, in the United Kingdom. In any case, no stamp duty should be payable upon a transfer of Linde plc Shares in dematerialized form, for instance within DTC.

PART XX

ADDITIONAL INFORMATION

20.1	Responsibility

Linde plc and its Directors whose names are set out in section “10.6.3.1 Composition” accept responsibility for the information contained in this Prospectus. To the best of the knowledge and belief of Linde plc and the Directors (each of whom has taken all reasonable care to ensure that such is the case), the information contained in this Prospectus is in accordance with the facts and contains no omission likely to affect the import of such information.

Where a claim relating to the information contained in this Prospectus is brought before a court, the plaintiff investor might, under the national legislation of the member states of the European Economic Area, have to bear the costs of translating the Prospectus before the legal proceedings are initiated.

No representation or warranty, express or implied, is made or given by or on behalf of the Listing Agent or any of its affiliates or any of their respective directors, officers or employees or any other person, as to the accuracy, completeness or fairness of the information or opinions contained in this Prospectus, and nothing contained in this Prospectus, is, or shall be relied upon as, a promise or representation by the Listing Agent or any of its affiliates as to the past or future.

Apart from the responsibilities and liabilities, if any, which may be applicable under mandatory law or imposed by the Central Bank of Ireland, the Frankfurt Stock Exchange and/or BaFin, Credit Suisse in its capacity as Listing Agent, does not accept any responsibility for, or authorize the contents of, this Prospectus or its issue or any other statements made or purported to be made by either itself or on its behalf in connection with Praxair, The Linde Group, the Linde plc Group, the Admission or the Linde plc Shares. Accordingly, the Listing Agent disclaims all and any liability, whether arising in tort or contract or otherwise in respect of this Prospectus and/or any such statement.

20.2	Description Of Linde plc Shares and Shareholder Rights

The following is a description of the material terms of the shares of Linde plc and the material rights of Linde plc Shareholders. It does not include a description of their specific rights. You should also refer to the relevant provisions of applicable laws and the Linde plc constitution.

The following discussion relates to the rights upon completion of the Exchange Offer of direct registered shareholders. Cede & Co., the nominee of DTC, will become the direct and legal owner of the Linde plc Shares. See also “4.3 Form and Certification; Transfer Agent and Registrar.”

20.2.1	Current Authorized and Issued Share Capital

The current authorized share capital of Linde plc is €1,825,000 divided into 1,750,000,000 ordinary shares of nominal value of €0.001 each, 25,000 A ordinary shares of nominal value of €1.00 each, 25,000 deferred shares of nominal value of €1.00 each and 25,000,000 preferred shares of nominal value of €0.001 each. The Linde plc Shares will be allotted and issued pursuant to the Linde plc constitution and the Companies Act.

Linde plc may issue shares subject to the maximum authorized share capital contained in the Linde plc constitution. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes of Linde plc Shareholders cast at a general meeting (which is referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of Linde plc may be divided into shares of such nominal value as such resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the Linde plc constitution or by an ordinary resolution adopted by the shareholders at a general meeting. This authorization may be granted for a maximum period of five years, so it must be renewed by the shareholders by an ordinary resolution on or before the expiry of this term (if Linde plc wishes to issue further shares after the termination of the authorization). The Linde plc constitution authorizes the Linde plc Board of Directors to allot new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such Linde plc constitution, which became effective upon the satisfaction of the last outstanding closing condition to the Exchange Offer.

25,000 ordinary shares of €1.00 each in the capital of Linde plc were allotted and issued as fully paid on incorporation (pursuant to the Linde plc constitution and the Companies Act) at a premium of €25,000, for the purposes of capitalizing Linde plc to the minimum level required by Irish company law and for the purposes of funding Linde plc to make a capital contribution to Linde Holding GmbH. On July 25, 2017, the 25,000 ordinary shares of €1.00 each issued on incorporation were converted into and re-designated as 25,000 A ordinary shares of €1.00 each. The A ordinary shares will, immediately following the issuance of the new Linde plc Shares for the settlement of the Exchange Offer and prior to completion of the Business Combination, be automatically converted into and re-designated as deferred shares of €1.00 each that do not carry voting or dividend rights. Shortly afterwards, the deferred shares will be acquired by Linde plc for nil consideration and cancelled in accordance with the Constitution. Immediately following the issuance of the Linde plc Shares for the settlement of the Exchange Offer and prior to the effective time of the Merger, the aggregate nominal value of the Linde plc Shares in issue is expected to be up to €558,147.436, divided into up to 558,147,436 ordinary shares of €0.001 each. Such shares will be issued fully paid as part of the completion of the Business Combination and will therefore exceed the minimum capitalization requirement under Irish company law and the deferred shares will be acquired and cancelled by Linde plc for nil consideration.

The rights and restrictions to which the Linde plc Shares will be subject are prescribed in the Linde plc constitution. The Linde plc constitution permits the Linde plc Board of Directors, without shareholder approval, to determine certain terms of each series of the preferred shares issued by Linde plc, including the number of shares, designations, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights.

The holders of Linde plc Shares are entitled to one vote for each share upon all matters presented to the Linde plc Shareholders. Subject to any preferences granted to other classes of Linde plc securities that may be issued in the future (including any preferred shares), there are no voting right restrictions or preferences with respect to shareholders of Linde plc.

Irish law does not recognize fractional shares held of record. Accordingly, the Linde plc constitution does not provide for the issuance of fractional shares of Linde plc, and the Linde plc Register of Members does not and will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of Linde plc would result in any Linde plc Shareholder becoming entitled to fractions of a share, the Linde plc Board of Directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions.

20.2.2	Issued Share Capital After Completion of the Business Combination

The 25,000 A ordinary shares of €1.00 each were issued on Linde plc’s incorporation as 25,000 ordinary shares of €1.00 each. Those shares were subsequently re-designated as 25,000 A ordinary shares of €1.00 each to avoid confusion with the ordinary shares of €0.001 each. Save for this re-designation, there have been no changes to the issued share capital of Linde plc between its date of incorporation and the date of this Prospectus.

Based on the number of Praxair Shares expected to be outstanding as of completion of the Merger, Linde plc is expected to issue approximately 295,000,000 ordinary shares with a nominal value of €0.001 per share to the former shareholders of Praxair, Inc. on completion of the Merger. Based on the number of 170,874,958 Linde AG Shares tendered in the Exchange Offer and the exchange ratio of 1.540 Linde plc Shares for one Linde AG Share, Linde plc is expected to issue 263,147,436 ordinary shares with a nominal value of €0.001 per share to the former shareholders of Linde AG on completion of the Exchange Offer. All shares issued upon completion of the Business Combination will be issued as fully paid-up and non-assessable shares.

20.2.3	Different Classes of Shares

Without prejudice to any rights attached to any existing shares, Linde plc may issue shares with such rights or restrictions as determined by Linde plc by an ordinary resolution approved by its shareholders. As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the constitution or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution (if Linde plc wishes to issue shares). The Linde plc constitution authorizes the Linde plc Board of Directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such constitution; the constitution became effective upon satisfaction of the last outstanding closing condition to the Exchange Offer. Linde plc may also issue shares which are, or are liable to be, redeemed at the option of Linde plc or the holder.

Whenever the share capital of Linde plc is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the written consent of the holders of 75% in nominal value of the issued shares of the class (excluding shares held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class (but not otherwise), and may be so varied or abrogated either while Linde plc is a going concern or during or in contemplation of a winding-up.

The rights conferred upon the holders of any class of shares issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by a purchase or redemption by Linde plc of its own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto. In addition, the Linde plc constitution provides that (i) the redemption or purchase of preferred shares or any class or series of preferred shares shall not constitute a variation of rights of the holders of preferred shares; (ii) the issue, redemption or purchase of any of the preferred shares shall not constitute a variation of the rights of the holders of ordinary shares; (iii) the issue of preferred shares or any class or series of preferred shares which rank pari passu with, or junior to, any existing preferred shares or class of preferred shares shall not constitute a variation of the existing preferred shares or class of preferred shares; and (iv) the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

20.2.4	Transfer of Linde plc Shares

The transfer agent for Linde plc will maintain the Linde plc Register of Members outside the U.K. Pursuant to the Companies Act, the Linde plc Register of Members must be kept at either (a) the registered office of Linde plc or (b) another place within Ireland. The Linde plc Shares will be deposited upon issuance in a securities account on behalf of DTC in order to cover the holdings of DTC, and registered in the name of Cede & Co., DTC’s nominee. Cede & Co. will become the direct and legal owner of the Linde plc Shares. A transfer of Linde plc Shares from a seller who holds shares beneficially (i.e., through DTC) to a buyer who holds the acquired shares beneficially will not be registered in the Linde plc Register of Members. With respect to the Linde plc Shares issued as exchange offer consideration for the tendered Linde AG Shares, DTC will credit Clearstream’s DTC participant account with such shares and Clearstream will in turn credit interests in such shares to the account of the settlement agent at Clearstream in favor of the former Linde AG Shareholders. The settlement agent will arrange for the transfer of interests in the Linde plc Shares through Clearstream to the custodian banks.

A written instrument of transfer is required under Irish law in order to register on the Linde plc Register of Members any transfer of shares (i) from a person who holds Linde plc Shares directly to any other person, (ii) from a person who holds Linde plc Shares beneficially to a person who holds Linde plc Shares directly or (iii) from a person who holds Linde plc Shares beneficially to another person who holds Linde plc Shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a Linde plc Shareholder who directly holds Linde plc Shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on the Linde plc Register of Members. However, a Linde plc Shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares.

Any transfer of Linde plc Shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Linde plc expects that it may be required to assume the obligations for paying the stamp duty liability with respect to certain transfers of Linde plc Shares as a result of arrangements entered into with DTC. The Linde plc constitution allows the Linde plc Board of Directors, in its absolute discretion, to approve an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Linde plc is (on behalf of itself or its subsidiaries) entitled to (i) seek reimbursement from the buyer (at its discretion), (ii) set off the amount of the stamp duty against future dividends payable to the buyer (at its discretion) and (iii) claim a lien against the Linde plc Shares on which it has paid the stamp duty.

The Linde plc constitution delegates to Linde plc’s secretary or any other party designated by the Linde plc Board of Directors for such purpose, the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the Linde plc Register of Members is regularly updated to reflect trading of Linde plc Shares occurring through normal electronic systems, Linde plc intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Linde plc notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Linde plc for this purpose) or request that Linde plc execute an instrument of transfer on behalf of the transferring party in a form determined by Linde plc. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Linde plc’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on Linde plc’s official Irish register of members (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

20.2.5	Transfer Restrictions

Linde plc Shares are freely transferable in accordance with the legal requirements for registered shares, subject to the Linde plc Board of Director’s right to decline to register any transfer of any share which is not a fully-paid share. The Linde plc Board of Directors may also decline to register any transfer if:

1.

the instrument of transfer is not duly stamped, if required, and lodged, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the Linde plc Board of Directors may reasonably require to show the right of the transferor to make the transfer;

2.	the instrument of transfer is in respect of more than one class of share;

3.	the instrument of transfer is in favor of more than four persons jointly;

4.

it is not satisfied that all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; or

5.	it is not satisfied that the transfer would not violate the terms of any agreement to which Linde plc (or any of its subsidiaries) and the transferor are party or subject.

20.2.6	Linde plc Register of Members

Linde plc will procure that the transfer agent maintains the Linde plc Register of Members outside the U.K. Pursuant to the Companies Act, the Linde plc Register of Members must be kept at either (a) the registered office of Linde plc or (b) another place within Ireland. It will be updated upon the allotment and issuance of Linde plc Shares in connection with the Exchange Offer and will be further updated on the day of completion of the Business Combination to reflect the allotment and issuance of Linde plc Shares in connection with the Merger. The Linde plc Register of Members must be kept available for inspection at the registered office of Linde plc or at an alternative location specified under law.

Shares in an Irish public limited company such as Linde plc can, in principle, be issued and held either in a so-called certificated (i.e., hard copy share certificates are issued to shareholders) or a so-called uncertificated (i.e., dematerialized) form. A person’s name must be entered into the register of members maintained by an Irish public limited company in order to acquire legal title to shares in that Irish public limited company.

To make shares in an Irish public limited company deliverable for trading on an exchange, the shares are required to be issued in uncertificated form. To achieve this, Linde plc will allot shares to Cede & Co. instead of directly to the shareholder. Cede & Co. will become the registered legal holder of the Linde plc Shares as well as the legal holder of all rights associated with such shares. All beneficial rights associated with the Linde plc Shares, such as voting rights and rights to dividends, will flow first to Cede & Co., as nominee for the beneficial holders, and will then be passed to the beneficial holders as part of a chain of contractual rights involving Cede & Co.

20.2.7	Pre-emption Rights

Under Irish law, certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Linde plc has opted out of these pre-emption rights in the Linde plc constitution as permitted under Irish company law. Generally, this opt-out has to be renewed at least every five years by a resolution approved by not less than 75% of the votes of the Linde plc Shareholders cast at a general meeting (which is referred to under Irish law as a “special resolution”). If the opt-out is not renewed, as a general rule, shares issued for cash must be offered to existing Linde plc Shareholders on a pro rata basis to their existing shareholding before any Linde plc Shares may be issued to any new shareholders. Statutory pre-emption rights do not apply (i) where shares are issued wholly or partly for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee option or similar equity plan.

Under Irish law, Linde plc is prohibited from allotting shares at a discount to their nominal value. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share awards, bonus shares or any other share-based grants must be paid pursuant to the Companies Act.

20.2.8	Reduction of Share Capital

Linde plc may reduce its authorized but unissued share capital in any manner permitted by the Companies Act. Linde plc also may, by special resolution (approved by not less than 75% of the votes cast at a general meeting of the Linde plc Shareholders) and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way permitted by the Companies Act.

20.2.9	Acquisition of Own Shares

For purposes of Irish law, repurchases of shares in Linde plc may be effected by a redemption if the repurchased shares are redeemable shares or are deemed to be redeemable shares by Linde plc’s constitution.

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. All redeemable shares must also be fully paid. Redeemable shares may, upon redemption, be cancelled or held in treasury. The Linde plc constitution provides that, unless the Linde plc Board of Directors determines otherwise, each Linde plc Share shall be deemed to be a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between Linde plc and any person pursuant to which Linde plc acquires or will acquire Linde plc Shares, or an interest in Linde plc Shares, from the relevant person. Redeemable shares of Linde plc shall have the same characteristics as any other Linde plc share save that they shall be redeemable in accordance with the arrangement.

Linde plc may also be given an additional general authority by its shareholders to purchase its own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Linde plc’s subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Linde plc at any time must not exceed 10% of the nominal value of the issued share capital of Linde plc. Linde plc may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Linde plc or re-issued subject to certain conditions.

Under Irish law, an Irish or non-Irish subsidiary of Linde plc may purchase shares of Linde plc either on-market or off-market. For a subsidiary of Linde plc to make on-market purchases of Linde plc Shares, the Linde plc Shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Linde plc Shares is required. For an off-market purchase by a subsidiary of Linde plc, the proposed purchase contract must be authorized by special resolution of the Linde plc Shareholders before the contract is entered into. This authority must specify the date on which the authority is to expire which shall not be more than 18 months from the date the special resolution was passed. The person whose Linde plc Shares are to be bought cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by Linde plc Shareholders at the registered office of Linde plc.

In order for a subsidiary of Linde plc to make an on-market purchase of Linde plc Shares, such shares must be purchased on a “regulated market” or “recognized stock exchange” and be subject to marketing arrangements. The regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the NYSE, on which the shares of Linde plc will be listed following the completion of the Business Combination, qualify as a regulated market and a recognized stock exchange respectively.

The number of Linde plc Shares held by the subsidiaries of Linde plc at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Linde plc. While a subsidiary holds Linde plc Shares, it cannot exercise any voting rights in respect of those shares. The acquisition of the Linde plc Shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

20.2.10	Conversion of Shares

Linde plc Shareholders may resolve by ordinary resolution and without prejudice or limitation to the powers conferred on the Linde plc Board of Directors in the Linde plc constitution, to convert any undenominated capital into shares for allotment as bonus shares to holders of existing shares. The Linde plc Board of Directors may also resolve to capitalize: (a) any sum for the time being standing to the credit of Linde plc’s undenominated capital; (b) any of Linde plc’s profits available for distribution; or (c) any sum representing unrealized revaluation reserves, by applying such sum in paying up in full unissued shares of a nominal value or nominal value and premium, equal to the sum capitalized, to be allotted and issued as fully paid bonus shares, to those shareholders of Linde plc who would have been entitled to that sum if it were distributed by way of dividend (and in the same proportions). Linde plc may by special resolution convert any of its shares into redeemable shares.

20.2.11	General Meetings of Shareholders

Linde plc is required to hold its annual general meetings at intervals of no more than 15 months, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Linde plc’s fiscal year-end.

The Linde plc constitution provides that meetings may be held in or outside of Ireland.

Notice of an annual general meeting must be given to all Linde plc Shareholders and to the auditors of Linde plc. The Linde plc constitution provides for a minimum notice period for an annual general meeting of 21 days, which is the minimum permitted under Irish law.

Generally speaking, the only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are (i) the consideration of the company’s statutory financial statements, and the relevant reports of the directors and statutory auditors, (ii) the review by the shareholders, (iii) the appointment of new auditors, (iv) the fixing of the auditor’s remuneration (or delegation of same), (v) the declaration of a dividend (if any) of an amount not exceeding the amount recommended by the directors and (vi) the election and re-election of directors. If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

As provided under Irish law, extraordinary general meetings of Linde plc may be convened (i) by the Linde plc Board of Directors, (ii) by request of Linde plc Shareholders holding not less than 5% of the paid up share capital of Linde plc carrying voting rights for so long as the Linde plc Shares are admitted to trading on a regulated market in any member state of the European Union, (iii) by request of Linde plc Shareholders holding not less than 10% of the paid up share capital of Linde plc carrying voting rights for so long as Linde plc’s shares are not admitted to trading on a regulated market in any member state of the European Union, (iv) by request of Linde plc’s statutory auditor in connection with its resignation or (v) in exceptional cases, by court order. Extraordinary general meetings are generally held for the purpose of approving such shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all Linde plc Shareholders and to the auditors of Linde plc. Under Irish law and the Linde plc constitution, the minimum notice period of 21 days’ prior written notice applies, except that in the case of an extraordinary general meeting, if the company offers facilities to members to vote by electronic means and shareholders have passed a special resolution at the immediately preceding general meeting approving such shortened notice period, an extraordinary general meeting can be called with 14 days’ prior written notice (provided that no special resolutions are proposed to be put to a vote at that meeting). The notice periods prescribed for the convening of general meetings are on the basis of “clear” days, meaning the deemed date of receipt of the notice and the date of the meeting itself are not counted towards the minimum number of days’ notice required.

In the case of an extraordinary general meeting convened by Linde plc Shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Linde plc Board of Directors has 21 days to convene a meeting of Linde plc Shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the Linde plc Board of Directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Linde plc’s receipt of the requisition notice.

If the Linde plc Board of Directors becomes aware that the net assets of Linde plc are not greater than half of the amount of Linde plc’s called-up share capital, the directors of Linde plc must convene an extraordinary general meeting of Linde plc Shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

20.2.11.1	Quorum

The Linde plc constitution provides that no business shall be transacted at any general meeting unless a quorum is present. A quorum shall be two or more persons holding or representing by proxy more than 50% of the total issued voting rights of Linde plc Shares.

20.2.11.2	Voting Rights

At any meeting of Linde plc, all resolutions put to the Linde plc Shareholders will be decided on a poll.

Under the Linde plc constitution, each Linde plc Shareholder is entitled to one vote for each Linde plc Share that he or she holds as of the record date for the general meeting. In accordance with the Linde plc constitution, the Linde plc Board of Directors may from time to time authorize Linde plc to issue preferred shares. The Linde plc Board of Directors has the power to determine whether the preferred shares have voting powers, full or limited, or no voting powers, and, if any, the terms of such voting powers. Treasury shares or shares of Linde plc that are held by its subsidiaries will not be entitled to be voted at general meetings of shareholders. The deferred shares have no voting rights.

Except where a greater majority is required by the Companies Act or where there is a contested director election (in which case a plurality voting standard will apply), any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

Irish company law requires a special resolution of the shareholders (approval by not less than 75% of the votes cast and/or the share capital represented at a general meeting of Linde plc Shareholders) to approve certain matters. Examples of matters requiring special resolutions include:

(i)	amending the Linde plc constitution;

(ii)	approving a change of name of Linde plc;

(iii)	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

(iv)	opting out of pre-emption rights on the issuance of new shares for cash;

(v)	re-registration of Linde plc from a public limited company to a private company;

(vi)	variation of class rights attaching to classes of shares (where the Linde plc constitution does not provide otherwise);

(vii)	purchase of own shares off-market;

(viii)	reduction of issued share capital;

(ix)	sanctioning a compromise/scheme of arrangement;

(x)	resolving that Linde plc be wound up by the Irish courts;

(xi)	resolving in favor of a shareholders’ voluntary winding-up;

(xii)	re-designation of shares into different share classes; and

(xiii)	setting the re-issue price of treasury shares.

Moreover, any merger, consolidation or sale of material assets of Linde plc with interested persons or affiliates of interested persons require approval of two-thirds of the outstanding shares entitled to vote (excluding any shares beneficially owned by such interested persons).

20.2.11.3	Shareholder Proposals

The Companies Act grants one or more Linde plc Shareholders the right to (a) table items for inclusion on the agenda of an annual general meeting provided that each such item is accompanied by (i) stated grounds justifying its inclusion; or (ii) a draft resolution to be adopted at the meeting; and (b) table a draft resolution for an item on the agenda of a general meeting (whether an annual general meeting or extraordinary general meeting). Such right is subject to the shareholder or shareholders concerned holding at least 3% of the voting share capital and Linde plc receiving the request from the Linde plc Shareholder(s) at least 42 days before the general meeting.

In addition to the shareholder proposals permitted under the Companies Act, the Linde plc constitution provides that business may be brought before an annual general meeting by a shareholder if that shareholder has given timely notice thereof in writing to the secretary of Linde plc. Each such notice shall set forth as to each matter the shareholder proposes to bring before the annual general meeting: (a) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Linde plc Register of Members, of the shareholder proposing such business, (c) the class, series and number of shares of Linde plc which are beneficially owned by the shareholder, (d) certain information about derivatives, debt instruments and other interests related to Linde plc or its subsidiaries, and (e) any material interest of the shareholder in such business.

20.2.12	Action by Written Consent of Shareholders

The Linde plc constitution does not permit written resolutions of shareholders.

20.2.13	Dividends/Distributions

Under Irish law, dividends and distributions may only be made from distributable reserves which are, generally, a company’s accumulated realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. In addition, no distribution or dividend may be made if the net assets of Linde plc are not, or if making such distribution or dividend will cause the net assets of Linde plc to not be, equal to, or in excess of, the aggregate of Linde plc’s called up share capital plus undistributable reserves.

Undistributable reserves include the company’s undenominated capital and the amount by which a company’s accumulated unrealized profits exceeds its accumulated unrealized losses. The determination as to whether or not Linde plc has sufficient distributable reserves to fund a dividend must be made by reference to Linde plc’s most recent unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Act. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Linde plc may, by ordinary resolution, declare final dividends to be paid to its shareholders. However, no dividend shall exceed the amount recommended by the Linde plc Board of Directors. The Linde plc constitution authorizes the Linde plc Board of Directors to pay dividends without shareholder approval to the extent they appear justified by profits. The Linde plc Board of Directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting, provided that no dividend issued may exceed the amount recommended by the directors.

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in euro, dollars or any other currency.

The Linde plc Board of Directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Linde plc in relation to the Linde plc Shares.

Linde plc Shareholders will receive dividends, when and if declared, pro rata subject to the rights of holders, if any, of Linde plc preferred shares.

The Linde plc constitution provides that, upon dissolution of Linde plc, subject to the priorities of any creditors, the assets of Linde plc will be distributed to Linde plc Shareholders according to their rights and in proportion to the paid-up nominal value of the shares held by such shareholder. The Linde plc constitution provides that the Linde plc Shareholders are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the preferred shares issued upon special terms and conditions to participate under the terms of any series or class of such shares.

The Linde plc constitution provides that if the Linde plc Board of Directors so resolve, any dividend or distribution which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by Linde plc. The payment by the Linde plc Board of Directors of any unclaimed dividend, distribution or other moneys payable in respect of a share into a separate account shall not constitute Linde plc a trustee in respect thereof.

20.2.14	Governance

The number of Linde plc directors is twelve. During the first three years following the completion of the Business Combination, six of the directors will be of Linde Class Directors, while the other six will be of Praxair Class Directors.

The number of Linde plc directors may be fixed from time to time by the Linde plc Board of Directors; provided, however, that at no time will the number of directors be less than four or greater than twelve.

20.2.15	Nomination and Appointment of Directors

Directors are elected by the shareholders of Linde plc at each annual general meeting. Each director shall be elected by the vote of the majority of the votes cast. In the event that the number of nominees exceeds the number of director seats to be filled, the nominees who will be elected to the Linde plc Board of Directors are the nominees who receive the highest number of votes cast.

Any vacancy on the Linde plc Board of Directors may be filled by the remaining directors then in office. During the first three years following the completion of the Business Combination, any vacancy on the Linde plc Board of Directors shall be filled by a unanimous vote of the remaining directors, provided that, if the vacancy relates to a Linde Class Director, if the Linde plc Board of Directors fails to fill such vacancy within three months, such vacancy may be filled by an individual nominated and appointed by the remaining Linde Class Directors, and if the vacancy relates to a Praxair Class Director, if the Linde plc Board of Directors fails to fill such vacancy within three months, such vacancy may be filled by an individual nominated and appointed by the remaining Praxair Class Directors.

The nomination of a director of Linde plc may be made by:

(i) the Linde plc Board of Directors;

(ii) holders of any class or series of shares in Linde plc then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue;

(iii) Linde plc Shareholders provided certain conditions set forth in the Linde plc Articles of Association are satisfied;

(iv) a Linde plc Shareholder or a group of up to 20 Linde plc Shareholders owning shares representing at least 3% of Linde plc’s share capital continuously for at least three years, and such director nominee(s) constituting up to 20% of the total number of directors then serving on the Linde plc Board of Directors (with a maximum of up to two director nominees) may be included in Linde plc’s proxy statement, provided that the shareholder(s) and the nominee(s) satisfy the proxy access requirements in the Linde plc Articles of Association.

During the first three years following the completion of the Business Combination, the Linde plc Board of Directors shall nominate each of the Linde Class Directors and Praxair Class Directors (or his or her replacement) for re-election to the Linde plc Board of Directors at each of Linde plc’s annual general meetings as required to ensure that the Linde Class Directors and Praxair Class Directors (or his or her replacement) serve on the Linde plc Board of Directors for the duration of the first three years following the completion of the Business Combination.

20.2.16	Removal of Directors

Under the Companies Act and notwithstanding anything contained in the Linde plc constitution or in any agreement between Linde plc and a director, the Linde plc Shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard.

During the first three years following the completion of the Business Combination, except for any removals by ordinary resolution of the Linde plc Shareholders pursuant to the Companies Act, a director of Linde plc may be removed from office by a unanimous vote of all the other members of the Linde plc Board of Directors.

20.2.17	Limitation of Directors’ Liability/Indemnification of Officers and Directors

Pursuant to the Linde plc constitution, subject to the provisions of and so far as may be permitted by the Companies Act, a person who is or was a director, officer or employee of Linde plc, and each person who is or was serving at the request of Linde plc as a director, officer or employee of another company, partnership, joint venture or other enterprise shall generally be entitled to be indemnified by Linde plc against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto and furthermore Linde plc’s constitution provide for the advancement of expenses incurred by such persons in defending any relevant proceedings.

The Companies Act prescribes that such an indemnity only permits a company to pay the costs or discharge the liabilities incurred by a director or secretary in defending proceedings in any civil or criminal action in which judgement is given in his or her favor or in which he or she is acquitted, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or secretary over and above the limitations imposed by the Companies Act will be void under Irish law, whether contained in the constitution or any contract between the company and the director or secretary. This restriction does not apply to Linde plc’s executives who are not directors, the secretary or other persons who would be considered officers within the meaning of that term under the Companies Act.

Irish law permits Irish companies to purchase and maintain insurance on behalf of its directors, the secretary and employees.

Given the director indemnification limitations arising under Irish law, with effect as of October 22, 2018, Zamalight Subco, Inc., a wholly-owned indirect subsidiary of Linde plc, entered into indemnification agreements with each member of the Linde plc Board of Directors, agreeing to indemnify, hold harmless and provide advancement of expenses to them while acting as a director of Linde plc to the fullest extent permitted by law. Previous members of the Linde plc Board of Directors are insured in the same way. Upon completion of the Merger, Praxair, Inc. will assume all of Zamalight Subco, Inc.’s rights and obligations under these indemnification agreements.

The Linde plc constitution includes a provision limiting the liability of the members of the Linde plc Board of Directors to either Linde plc or the Linde plc Shareholders for monetary damages for the breach of fiduciary duty. However, the Linde plc constitution expressly provides that, subject to the provisions of and so far as may be permitted by the Companies Act, the liability of the members of the Linde plc Board of Directors is not eliminated or limited for: (i) breaches of his or her duty of loyalty to Linde plc or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction for which such member of the Linde plc Board of Directors derived an improper personal benefit.

20.2.18	Amendment of Constitution

Irish company law requires a special resolution of the Linde plc Shareholders (approval by not less than 75% of the votes cast at a general meeting of Linde plc Shareholders) to approve any amendments to the Linde plc constitution.

20.2.19	Amendments to Memorandum of Association

The Linde plc Memorandum of Association may only be amended by a special resolution passed by not less than 75% of the Linde plc Shareholders present at a general meeting.

20.2.20	General Provisions Governing a Liquidation; Liquidation Distributions

Linde plc’s duration will be unlimited. Linde plc may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of Linde plc Shareholders is required. Linde plc may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Linde plc has failed to file certain returns.

The rights of the shareholders to a return of Linde plc’s assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in the Linde plc constitution and may be further prescribed in the terms of any preferred shares issued by Linde plc from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Linde plc. The Linde plc constitution provides that, subject to the priorities of any creditors, the assets will be distributed to Linde plc Shareholders in proportion to the paid-up nominal value of the shares held by such shareholder. The Linde plc constitution provides that the Linde plc Shareholders are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the shares issued upon special terms and conditions to participate under the terms of any series or class of such shares.

20.2.21	Rights of Inspection

Under Irish law, Linde plc Shareholders have the right to: (i) receive a copy of the Linde plc constitution; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Linde plc; (iii) inspect and receive a copy of the Linde plc Register of Members, register of directors and secretaries, register of directors’ interests, register of directors’ service contracts and memoranda and other statutory registers maintained by Linde plc; (iv) receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to Linde plc Shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of Linde plc that have previously been sent to Linde plc Shareholders prior to an annual general meeting for the preceding 10 years.

20.2.22	Appraisal or Dissenters’ Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008, which govern cross-border mergers of Irish public limited companies, such as Linde plc, and companies incorporated in the European Economic Area, a shareholder (i) who voted against the special resolution approving a merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

Under the Companies Act, which governs domestic mergers of Irish public limited companies, such as Linde plc, a shareholder of either of the merging companies who voted against the special resolution approving the merger, or any shareholder, other than the successor company, where the successor company held 90% or more of the voting shares in the transferor company, may, not later than 15 days after the shareholder meeting of the relevant merging company at which the merger was approved, request in writing that the successor company acquire his, her or its shares for cash.

20.2.23	Shareholder Suits

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

(i) where an ultra vires or illegal act is perpetrated;

(ii) where more than a bare majority is required to ratify the “wrong” complained of;

(iii) where the shareholders’ personal rights are infringed;

(iv) where a fraud has been perpetrated upon a minority by those in control; or

(v) where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong. Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

20.2.24	Conflict of Interest Transactions

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with Linde plc are required to declare the nature of their interest at a meeting of the Linde plc Board of Directors. Linde plc is required to maintain a register of declared interests, which must be available for shareholder inspection.

The Linde plc constitution and Irish statutory law provide that a director must declare any interest he or she may have in a contract or proposed contract, transaction or arrangement with Linde plc at a meeting of the Linde plc Board of Directors or otherwise provide notice to the Linde plc Board of Directors. No director shall be prevented by his or her office from contracting with Linde plc, provided that he or she has declared the nature of his or her interest in the contract and the contract or transaction has been approved by a majority of the disinterested directors.

Under the Linde plc constitution, a director of Linde plc may be a director of, other officer of, or otherwise interested in, any company promoted by Linde plc or in which Linde plc is interested, and such director will not be accountable to Linde plc for any remuneration received from such employment or other interest. The Linde plc constitution further provides that (i) no director will be prevented from contracting with Linde plc, (ii) any contract entered into between a director and Linde plc will not be subject to avoidance and (iii) no director will be liable to account to Linde plc for any profits realized by virtue of any contract between such director and Linde plc, because of his or her position as a director. A director of Linde plc will be at liberty to vote in respect of any transaction in which he or she is interested, provided that such director discloses the nature of his or her interest prior to consideration of the transaction and any vote thereon.

20.2.25	Reporting Requirements of Linde plc

As an Irish company whose shares will be listed on the NYSE and the Frankfurt Stock Exchange, Linde plc will be subject to certain disclosure obligations under U.S., German and Irish law.

20.2.25.1	Periodic Reporting Under U.S. Securities Law

Linde plc will be required to publicly file with the SEC an annual report on Form 10-K within 90, 75 or 60 days of the end of the fiscal year covered by the report, with the time period determined based on Linde plc’s aggregate worldwide market value, the period of time for which it is has been subject to SEC reporting requirements and certain other factors. In addition, Linde plc will be required to publicly file with the SEC quarterly reports on Form 10-Q within 45 or 40 days (depending on the same factors) of the end of the applicable fiscal quarter. Linde plc will also be required to publicly file with the SEC current reports on Form 8-K typically within four business days after the occurrence of specified significant events, and under Regulation FD, Linde plc will be required to simultaneously or promptly make public disclosure of any material nonpublic information shared with securities market professionals or Linde plc Shareholders who are reasonably likely to trade on the basis of the information.

20.2.25.2	Periodic Reporting Under EU/Irish Law and the Exchange Rules for the Frankfurt Stock Exchange

Linde plc is an Irish company whose shares will be admitted to trading on the regulated market of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard). As such, it will be required to prepare and publish audited consolidated annual financial statements within four months of the end of its fiscal year, Linde plc will also be required to prepare and publish half year and quarterly group statements or quarterly consolidated financial statements for the first half of the fiscal year within three months of the end of the first half of its fiscal year and for the first and the third quarters of its fiscal year within two months of the end of such quarter. Furthermore, Linde plc is required to inform the public as soon as possible of any inside information which directly concerns Linde plc in accordance with the EU Market Abuse Regulation.

20.2.25.3	Rules of the New York Stock Exchange

For so long as its shares are listed on the NYSE, Linde plc will be required to meet certain requirements relating to ongoing shareholder communication and disclosure, including a requirement to make any annual report filed with the SEC available on or through Linde plc’s website and to comply with the “immediate release policy” of the NYSE with respect to earnings and dividend announcements, business combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on the NYSE must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and shareholder approval of certain transactions.

20.2.26	Reporting Requirements for Shareholders, Directors and Officers

20.2.26.1	U.S. Law

Holders of Linde plc Shares are subject to certain reporting requirements under the Exchange Act.

Shareholders owning more than five percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Section 13(d) of the Exchange Act requires any person or group of persons who owns or acquires beneficial ownership of more than five percent of certain classes of equity securities to file ownership reports with the SEC on either Schedule 13D or (for certain qualified investors) the short form Schedule 13G.

If the shareholder is required to file a report on Schedule 13D, such a report must include information on, among other things, the acquisition of securities by which the shareholder exceeded the five percent threshold, and be filed within ten days after the acquisition. The schedule is filed with the SEC and is provided to the issuer, as well as to each stock exchange on which the security is traded. Schedule 13D is often filed in connection with a tender offer. Any material changes in the facts contained in the schedule necessitates the prompt filing of an amendment. Schedule 13G is a shorter alternative to Schedule 13D, which is available to certain qualified investors, including beneficial owners of more than five percent of a class of securities that are considered passive investors. Generally, passive investors are investors that do not intend to control or change the control of a company. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

A filer must, among other things, amend a Schedule 13G promptly upon acquiring only beneficial ownership of more than ten percent of a registered class of equity securities and must thereafter promptly amend the Schedule 13G upon increasing or decreasing its beneficial ownership by more than five percent of the class. A Schedule 13G filer must change to filing Schedule 13D within ten days after beneficial ownership first equals or exceeds 20 percent of the class and is prohibited from voting or acquiring additional securities of the class until ten days after the Schedule 13D is filed. Directors and officers of the issuer are generally not eligible to use Schedule 13G.

Directors and officers of the issuer with a registered class of equity securities, and any person or group that has beneficial ownership of more than ten percent of such class, face additional requirements regarding the disclosure of ownership and equity trading. Each such director, officer, person or group will be considered an insider under Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Insiders must make an initial filing on Form 3 within ten days after the filer’s becoming an insider and must disclose beneficial ownership of all securities of the issuer. Insiders must also file Form 4 reports disclosing transactions resulting in a change in beneficial ownership within two business days following the execution date of the transaction, except for limited types of transactions eligible for deferred reporting on Form 5. In addition, insiders are required to report on Form 5 within 45 days after the issuer’s fiscal year-end any transactions or holdings that should have been, but were not, reported on Form 3 or 4 during the issuer’s most recent fiscal year and any transactions eligible for deferred reporting.

20.2.26.2	German Law

Linde plc will be subject to certain provisions of the German Securities Trading Act (Wertpapierhandelsgesetz), which governs disclosure to shareholders and reporting duties. These provisions state, for domestic issuers whose home state is not Germany, but another member state of the European Union or the European Economic Area, among other things, that Linde plc must publish voting rights notifications received from shareholders stating that their shareholding in Linde plc reached, exceeded or fell below one of the thresholds applicable under the issuer’s home state regulations governing shareholders’ disclosure duties immediately, but no later than within three trading days after receiving them, via media outlets or outlets where it can be assumed that the notice will be disseminated in the European Union and the non-European Union parties to the agreement on the European Economic Area and inform the BaFin. Linde plc must also transmit the notification to the German Company Register (Unternehmensregister).

20.2.26.3	EU/Irish Law

Under the Companies Act and the Irish Transparency (Directive 2004/109/EC) Regulations 2007, there is a notification requirement for shareholders who acquire or cease to be interested in 3% of the shares of an Irish public limited company. A Linde plc Shareholder therefore must make such a notification to Linde plc if, as a result of a transaction, the Linde plc Shareholder will be interested in 3% or more of the shares of Linde plc; or if, as a result of a transaction, a Linde plc Shareholder who was interested in more than 3% of the shares of Linde plc ceases to be so interested. Once 3% is exceeded, the notification obligation arises for each change of the percentage level in whole numbers, with fractions of a percentage being rounded down.

Where a Linde plc Shareholder is interested in more than 3% of the shares of Linde plc, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Linde plc. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the Linde plc Shareholder is interested as a proportion of the entire nominal value of Linde plc’s issued share capital. Where the percentage level of the Linde plc Shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures should be notified to Linde plc within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify.

In addition to the above disclosure requirement, if at any time the Linde plc Board of Directors are satisfied that any Linde plc Shareholder, or any other person appearing to be interested in shares held by such Linde plc Shareholder, has been duly served with a notice pursuant to the Linde plc constitution (“Section 1062 Notice”) and is in default for the prescribed period in supplying to Linde plc the information required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the directors may, in their absolute discretion at any time thereafter by notice (“Direction Notice”) to such Linde plc Shareholder direct (a) that the Linde plc Shareholder shall not be entitled to attend or to vote at a general meeting either personally or by proxy in respect of the Linde plc Shares in relation to which the default occurred (“Default Shares”) or to exercise any other right conferred by holding Linde plc Shares in relation to meetings of Linde plc; and (b) that, where the nominal value of the Default Shares represents at least 0.25% of the nominal value of the issued shares of that class: (i) no payment shall be made of any sums due from Linde plc on the Default Shares and Linde plc shall not have any liability to pay interest on any such payment when it is finally paid (in each case except in a liquidation of Linde plc); (ii) no other distribution shall be made on the Default Shares; or (iii) no transfer of any of the Default Shares held by such Linde plc Shareholder shall be registered unless (A) the Linde plc Shareholder is not itself in default as regards supplying the information requested; or (B) the transfer is an approved transfer (as defined in the Linde plc constitution).

Any Direction Notice shall cease to have effect (a) in relation to any Linde plc Shares which are transferred by such Linde plc Shareholder by means of an approved transfer; or (b) when the Linde plc Board of Directors is satisfied that such Linde plc Shareholder (and any other person appearing to be interested in shares held by such Linde plc Shareholder) has provided Linde plc with the information required in the Section 1062 Notice. The Linde plc Board of Directors may at any time give notice cancelling a Direction Notice.

In the event Linde plc is in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in Linde plc Shares of 1% or more.

All persons discharging managerial responsibilities in Linde plc and persons closely associated with such persons must, pursuant to Article 19 of the EU Market Abuse Regulation, notify Linde plc and the Central Bank in writing of every transaction in Linde plc Shares or related financial instruments conducted on their own account within three business days of the transaction. Linde plc is then required to publish such notification within three business days after the date of the transaction and to inform the BaFin about such publication. Furthermore, Linde plc will transmit such information to the German company register without undue delay after its publication. Persons discharging managerial responsibilities are: (1) members of any management, administrative or supervisory body of Linde plc; and (2) a senior executive who is not a member of these bodies, who has regular access to inside information relating directly or indirectly to Linde plc and power to take managerial decisions affecting the future developments and business prospects of Linde plc. Persons closely associated are (a) spouses or partners considered to be equivalent to a spouse in accordance with national law, (b) dependent children, in accordance with national law, (c) other relatives who have shared the same household for at least one year on the date of the transaction concerned and (d) legal persons, trusts or partnerships, the managerial responsibilities of which are discharged by a person discharging managerial responsibilities or by a person referred to in point (a), (b) or (c), or which is directly or indirectly controlled by such a person, or which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person. Dealings below an aggregate volume of €5,000 per calendar year (calculated separately for the person discharging managerial responsibilities and the person closely associated) are exempted from the disclosure obligation.

20.2.27	Insider Trading and Market Manipulation

U.S. and European Union laws contain specific rules intended to prevent insider trading and market manipulation.

Pursuant to the applicable rules on insider trading and market manipulation, Linde plc has adopted a policy on insider trading and communications for transactions in its securities.

20.2.27.1	United States

The “insider trading” doctrine under United States securities laws generally prohibits any person from:

•	trading in a security while in possession of material, non-public information regarding the issuer of the security;

•	tipping such information to others;

•	recommending the purchase or sale of securities while in possession of such information; or

•	assisting someone who is engaged in any of the above activities.

The laws cover not only those who trade, but also those who tip material, non-public information or recommend transactions in securities while in possession of such information. A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Linde plc Board of Directors, and the officers and other employees of the Combined Group may not purchase or sell Linde plc Shares or other securities when he or she has personal knowledge of material, non-public information about the Combined Group’s business, prospects or financial condition, nor may they tip any other person by disclosing non-public information about Linde plc.

20.2.27.2	European Union

The applicable insider trading rules (Articles 7, 8, 10 and 14 of the EU Market Abuse Regulation) prohibit a person from (a) engaging or attempting to engage in insider dealing; (b) recommending that another person engage in insider dealing or inducing another person to engage in insider dealing; and (c) unlawfully disclosing inside information. Insider dealing arises where a person possesses inside information and uses that information by acquiring or disposing of, for their own account or for the account of a third party, directly or indirectly, financial instruments to which that information relates. The prohibition of market manipulation and attempted market manipulation (Articles 12 and 15 of the EU Market Abuse Regulation) forbids the giving of false or misleading signals as to the supply of, demand for, or price of the Linde plc Shares by means of disseminating information, entering into a transaction or any other behavior. Failure to comply with these requirements could lead to the imposition of fines or imprisonment.

20.2.28	Applicable Takeover Rules

20.2.28.1	Introduction

As a public limited company incorporated in Ireland with securities to be admitted to trading on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse), BaFin will be the primary regulator of Linde plc insofar as related to takeover rules. Linde plc will be subject to the provisions of the German Takeover Act, the Irish Takeover Panel Act, 1997, and the Irish Takeover Rules, 2013, (“Irish Takeover Rules”), all of which will apply to any offers made to Linde plc Shareholders to acquire their shares.

20.2.28.2	German Takeover Rules

Pursuant to Section 1(3) of the German Takeover Act, the German Takeover Act is applicable to any public offer regarding Linde plc Shares, provided that at the time the public offer is made (i) the public offer is a European Offer pursuant to Section 2(1a) of the German Takeover Act, and (ii) Linde plc Shares are admitted to trading on an organized market in Germany, e.g., on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse), as intended. In this case, pursuant to Section 1(3) sentence 2 of the German Takeover Act, the German takeover rules as set forth in the German Takeover Act will apply in respect of the consideration, the content of the offer document and the procedural matters for any public offer. Pursuant to Section 4(1) sentence 1 of the German Takeover Act, BaFin is the competent authority for the supervision of any aforementioned public offer.

20.2.28.3	Irish Takeover Rules

The Irish Takeover Panel (the “Panel”) administers the Irish Takeover Rules. The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel, and will be considered by the Panel even where it shares jurisdiction with another takeover regulator. The General Principles provide that:

•

in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•

the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•

false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•

a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•

a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Under the Irish Takeover Rules, the Linde plc Board of Directors is not permitted to take any action which might frustrate an offer for the Linde plc Shares once it has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the Linde plc Board of Directors has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(i)	the action is approved by the Linde plc Shareholders at a general meeting; or

(ii)	the Panel has given its consent, where:

•	it is satisfied that the action would not constitute frustrating action;

•	Linde plc Shareholders who hold more than 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the Linde plc constitution may be considered to have anti-takeover effects, including those described under the following captions: “20.2.1 Current Authorized and Issued Share Capital” (regarding issuance of preferred shares), “20.2.7 Pre-emption Rights,” “20.2.11 General Meetings of Shareholders,” “20.2.26 Reporting Requirements for Shareholders, Directors and Officers,” “20.2.16 Removal of Directors,” “20.2.11.3 Shareholder Proposals,” “20.2.18 Amendment of Constitution,” and “20.2.19 Amendments to Memorandum of Association.”

20.2.28.4	U.S. Takeover Rules

Because the Linde plc Shares will be registered with the SEC under the Exchange Act in connection with the closing of the Business Combination, any offer for the Linde plc Shares will need to comply with the U.S. tender offer rules set out in Sections 14(d) and 14(e) of the Exchange Act and Regulations 14D and 14E thereunder. The principal U.S. tender offer rules relate to, among other things: (1) the initial offer period remaining open for acceptances for a period of at least 20 U.S. business days following commencement; (2) the extension of withdrawal rights to Linde plc Shareholders in certain circumstances; (3) application of the all-holder and best-price rules (which together require that all Linde plc Shareholders receive the same/highest price offered for Linde plc Shares); (4) prompt payment of consideration (i.e., three-day settlement); and (5) restrictions on a bidder’s ability to acquire Linde plc Shares outside of the Exchange Offer.

20.2.29	Squeeze-Out Proceedings

If the subject company of the squeeze-out transaction is a company that is subject to Directive 2004/25/EC of the European Parliament and of the Council of April 21, 2004 on takeover bids, as Linde plc will be, the bidder can compulsorily acquire minority shareholdings under Regulation 23 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006. To do this, the bidder must receive a level of 90% acceptances in value and voting rights of the shares subject to a takeover bid.

The bidder has three months from the last closing date of the offer in which to give notice to the dissenting shareholders that it intends to exercise its rights under Regulation 23. Once a notice has been served, a dissenting shareholder has 21 days to apply to court. If a court application is made, the compulsory acquisition will be delayed until the outcome of that application, including any appeal. There is no time limit within which the court application must be dealt with.

20.3	Consent

PricewaterhouseCoopers Ireland has given and has not withdrawn its written consent to the issue of this Prospectus with the inclusion of its report on the Pro Forma Financial Information set out at “SCHEDULE I REPORT ON THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” of this Prospectus in the form and context in which it is included and has authorized the content of its report for the purposes of paragraph 2(2)(f) of Schedule 1 of the Irish Prospectus Regulations. A written consent under the Irish Prospectus Regulations is different from a consent filed with the SEC under section 7 of the Securities Act and accordingly this is not a consent under section 7 of the Securities Act.

PART XXI

DEFINITIONS AND GLOSSARY

In this Prospectus, unless the context otherwise requires:

•	“ACA” refers to the U.S. Patient Protection and Affordable Care Act of 2010;

•

“Admission” refers to the admission to trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) which is the purpose of this Prospectus. The Admission relates to (i) 263,147,436 Linde plc Shares intended for the settlement of the Exchange Offer, expected to be admitted to trading on or about October 25, 2018 and (ii) up to 295,000,000 Linde plc Shares intended for the settlement of the Merger, expected to be admitted to trading on or about October 31, 2018;

•	“AEM” refers to the Association of Equipment Manufacturers;

•	“Airbus DS” refers to Airbus Defence and Space GmbH;

•	“American HomePatient” refers to American HomePatient, Inc.;

•

“Americas SPA” refers to the sale and purchase agreement of July 16, 2018, which was amended on September 22, 2018 and October 19, 2018, between Linde AG, Praxair, Inc. and Linde plc and a consortium comprising entities of German industrial gases manufacturer Messer Group and CVC Capital Partners Fund VII to sell the majority of The Linde Group’s industrial gases business in North America and certain industrial gases business activities in South America, including substantially all of its bulk business in the U.S., certain carbon monoxide, hydrogen and steam methane reforming businesses, parts of the local pipeline and specialty gases business and access to the helium sources of The Linde Group (including associated businesses in Puerto Rico and the U.S. Virgin Islands) and its industrial gases businesses in Brazil, Canada and Colombia, as well as Praxair’s business in Chile and certain customer relations of Praxair in the U.S. to the consortium;

•

“Annual Cash Compensation” refers to the sum of the fixed annual cash compensation plus the 60% component of the variable cash compensation that is payable in cash to members of the Linde AG Executive Board and is not required to be reinvested in Linde AG shares;

•	“BaFin” refers to the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht);

•	“BlackRock” refers to BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, United States;

•	“BofA Merrill Lynch” refers to Bank of America Merrill Lynch International Limited Zweigniederlassung Frankfurt am Main;

•	“bps” refers to basis points;

•	“Business Combination” refers to the Merger and the Exchange Offer, together;

•

“Business Combination Agreement” refers to the business combination agreement, dated as of June 1, 2017, as amended by amendment no. 1, dated as of August 10, 2017, by and among Praxair, Inc., Linde AG, Linde plc, Zamalight Holdco and Merger Sub, as the same may be amended from time to time;

•	“CACM” refers to consistently applied compensation measure;

•	“Capital World” refers to Capital World Investors, 333 S. Hope Street, Los Angeles, CA 90071, United States;

•	“CAT” refers to Irish capital acquisitions tax;

•	“Cede & Co.“ refers to Cede & Company, New York, New York, United States, a subsidiary of DTC;

•	“Central Bank” refers to the Central Bank of Ireland;

•	“Central European Time” or “CET” refers to the local time in Frankfurt am Main, Germany (Central European Summer Time or Central European Time, as applicable);

•	“CEO” refers to the Chief Executive Officer;

•	“CERCLA” refers to the U.S. Comprehensive Environmental Response, Compensation, and Liability Act;

•	“CFC” refers to a controlled foreign corporation;

•	“CFO” refers to the Chief Financial Officer;

•	“Code” refers to the U.S. Internal Revenue Code of 1986, as amended;

•	“Combined Group” refers to Linde plc Group, Praxair and The Linde Group taken as a whole;

•	“Companies Act” refers to the Irish Companies Act 2014 and every statutory modification or re-enactment thereof for the time being in force;

•	“Consent Agreement” refers to an agreement entered into by Linde plc, Praxair, Inc., Linde AG and the FTC in the course of the merger control proceedings in the United States, dated October 1, 2018;

•	“Credit Suisse” refers to Credit Suisse Securities (Europe) Limited, the Listing Agent;

•

“Cumberland” refers to Cumberland Corporate Services Limited, a private company limited by shares formed under the laws of Ireland and having its registered address at 6th Floor, 2 Grand Canal Square, Dublin 2, Ireland;

•	“Customer Focus Initiative” or “Focus” refers to a program which was introduced by The Linde Group at the end of 2014 and which includes measures to increase efficiency;

•	“Default Shares” refers to Linde plc Shares in relation to which a default occurred;

•	“Deferral Shares” refers to such Linde AG Shares which members of the Linde AG Executive Board are required to purchase with after-tax proceeds of 40% of their annual variable cash compensation;

•	“Deloitte Consulting” refers to Deloitte Consulting LLP;

•	“Direction Notice” refers to a notice by the Directors of Linde plc in relation to Default Shares, as further described in section “20.2.26.3 EU/Irish Law”;

•	“Directors” refers to the directors of Linde plc whose names are set out in section “10.6.3.1 Composition“;

•	“Dividend Allowance” refers to the allowance under UK income tax law under which an individual shareholder will pay no income tax on the first £2,000 of dividend income received in a year;

•	“DME” refers to durable medical equipment and related supplies;

•

“Domestic Paying Agent” refers to a German credit institution, German financial services institution, German securities trading company or a German securities trading bank, including German branches of non- German credit institutions or financial service institutions;

•	“DSW” refers to the German shareholders’ association DSW – Deutsche Schutzvereinigung für Wertpapierbesitz e.V.;

•	“DTC” refers to The Depository Trust Company, a limited purpose trust company in New York, New York, United States;

•	“EADS-D” refers to the former EADS Deutschland GmbH;

•	“Eastern Time” refers to the local time in New York, New York, United States (Eastern Daylight Time or Eastern Standard Time, as applicable);

•	“ECHA” refers to the European Chemical Agency;

•	“EF GmbH” refers to Eurofighter Jagdflugzeug GmbH;

•	“EMIR” refers to Regulation (EU) No 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories, as amended;

•	“Enceladus” refers to Enceladus Holding Limited, a private company limited by shares formed under the laws of Ireland and having its registered address at Ten Earlsfort Terrace, Dublin 2, Ireland;

•	“EPA” refers to the U.S. Environmental Protection Agency;

•	“EPC” refers to execution, procurement and construction;

•	“EPS” refers to earnings per share;

•	“ETR” refers to effective tax rate;

•	“ETS” refers to the EU emissions trading system;

•	“EU” refers to the European Union;

•

“EU General Data Protection Regulation” refers to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation);

•

“EU Market Abuse Regulation” refers to Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, as amended;

•

“EU Prospectus Regulation” refers to Commission Regulation (EC) No 809/2004 of 29 April 2004 implementing Directive 2003/71/EC of the European Parliament and of the Council as regards information contained in prospectuses as well as the format, incorporation by reference and publication of such prospectuses and dissemination of advertisements, as amended;

•

“EUR,” “€” or “euro” refers to the euro, the legal currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty on the Functioning of the European Union, as amended;

•	“Eurozone” refers to the monetary union of the countries using the euro as their common currency;

•	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended;

•	“Exchange Offer” refers to the voluntary public exchange offer, which was published by Linde plc on August 15, 2017, to acquire each outstanding Linde AG Share for 1.540 Linde plc Shares;

•	“FCPA” refers to U.S. Foreign Corrupt Practices Act;

•	“Federal Reserve” refers to the U.S. Federal Reserve System;

•	“FEED” refers to Front-End Engineering Design;

•	“Flow Fin” refers to Flow Fin S.p.A., Praxair’s joint venture partner in Rivoira and SIAD;

•	“Frankfurt Stock Exchange” refers to the Frankfurter Wertpapierbörse (FWB) with its registered office in Frankfurt am Main, Germany;

•	“FTC” refers to the U.S. Federal Trade Commission;

•	“GDP” refers to global real gross domestic product;

•	“GE” refers to GE Aviation;

•	“German Appraisal Proceedings Act” refers to the German Appraisal Proceedings Act (Gesetz über das gesellschaftsrechtliche Spruchverfahren), as amended;

•	“German Co-Determination Act” refers to the German Co-Determination Act (Gesetz über die Mitbestimmung der Arbeitnehmer), as amended;

•	“German Stock Corporation Act” refers to the German Stock Corporation Act (Aktiengesetz), as amended;

•	“German Takeover Act” refers to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz), as amended;

•	“Germany” refers to the Federal Republic of Germany;

•	“GHG” refers to greenhouse gas;

•	“GIP” refers to global industrial production;

•	“Goldman Sachs” refers to Goldman Sachs AG;

•	“Irish High Court” refers to the High Court of Ireland;

•	“HM Revenue and Customs” refers to UK HM Revenue & Customs, the UK’s tax authority;

•

“Hold Separate Order” refers to the order by the FTC under the Consent Agreement according to which Linde plc, Praxair, Inc. and Linde AG shall (i) continue to operate The Linde Group and Praxair as independent, competitive businesses held separate, distinct, and apart from each other’s operations, (ii) not coordinate any aspect of the operations of the Linde Group and Praxair, including the marketing or sale of any products, and (iii) maintain separate financial ledgers, books, and records that report on a periodic basis, consistent with past practices, the assets, liabilities, expenses, revenues, and income of each;

•

“Hold Separate Period” refers to the period from execution of the Consent Agreement, dated October 1, 2018, through expiry of the Hold Separate Order, i.e., upon completion of certain divestitures required by the Consent Agreement;

•	“HSR Act” refers to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“IFRS” refers to the International Financial Reporting Standards as adopted by the EU;

•	“Integration Phase” refers to the three years following the completion of the Business Combination;

•

“Investment Shares” refers to such Linde AG Shares into which beneficiaries belonging to certain top management levels of The Linde Group (including the members of the Linde AG Executive Board) were required to make a personal investment in order to become entitled to participate in the Linde LTIP and to exercise Linde Stock Options under the Linde LTIP after the applicable waiting period;

•	“Irish Prospectus Regulations” refers to the Prospectus (Directive 2003/71 EC) Regulations 2005 of Ireland, as amended;

•	“Irish Takeover Panel Act” refers to the Irish Takeover Panel Act 1997, as amended;

•	“Irish Takeover Rules” refers to the Irish Takeover Panel Act, Takeover Rules 2013, as amended;

•	“IRS” refers to the Internal Revenue Service of the U.S. federal government;

•	“IT” refers to information technology;

•	“Key Company Group” refers to the benchmark companies reviewed by Praxair, Inc.’s Compensation Committee and used to assess competitive market compensation ranges for U.S.-based Praxair officers;

•	“Kleenheat” refers to the assets and liabilities of the LPG business of Wesfarmers Kleenheat Gas Pty Ltd. acquired by The Linde Group;

•	“Latest Practicable Date” refers to the latest practicable date prior to the date of this Prospectus, i.e., October 22, 2018;

•	“LIFT” refers to a group-wide efficiency program launched by The Linde Group in the autumn of 2016;

•	“Lincare” refers to Lincare Holdings Inc., a corporation incorporated under Delaware law and wholly-owned indirect subsidiary of Linde AG;

•

“Linde AG” refers to Linde Aktiengesellschaft, a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, registered with the commercial register of the local court of Munich under number HRB 169850;

•	“Linde AG Executive Board” refers to the Executive Board (Vorstand) of Linde AG;

•	“Linde AG Shareholders” refers to the holders of Linde AG Shares;

•	“Linde AG Shares” refers to the ordinary shares of Linde AG;

•	“Linde AG Supervisory Board” refers to the supervisory board (Aufsichtsrat) of Linde AG;

•	“Linde Class Director” refers to a member of the Linde plc Board of Directors (or his or her replacement) that was designated for appointment by Linde AG;

•	“Linde Engineering Division” refers to The Linde Group’s engineering division;

•	“Linde Equity Awards” refers to the Linde Matching Share Rights and Linde Stock Options, collectively;

•	“Linde Gases Division” refers to The Linde Group’s gases division;

•	“Linde Holding GmbH” refers to Linde Holding GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) and wholly-owned subsidiary of Linde plc;

•	“Linde Intermediate Holding AG” refers to Linde Intermediate Holding AG, a German stock corporation (Aktiengesellschaft) and wholly-owned subsidiary of Linde Holding GmbH;

•	“Linde LTIP” refers to Linde AG’s share-based incentive program for executives, as further described in section “5.4.2 Linde LTIP“;

•	“Linde LTIP 2018” refers to the Linde plc Long Term Incentive Plan 2018 under which Linde plc equity awards will be issued to partially replace outstanding Linde Equity Awards;

•

“Linde Matching Share Rights” refers to the right of Linde LTIP beneficiaries to be awarded one matching Linde AG Share for free for each Investment Share held throughout the applicable waiting period;

•

“Linde plc” refers to Linde plc (formerly known as Zamalight plc), a public limited company incorporated under the laws of Ireland, with registration number 602527 and having its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland and its principal executive offices at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom. Linde plc is registered in the United Kingdom as an overseas company and with number FC034479 and its UK establishment is registered at the principal executive offices of the company with registration number BR019569;

•	“Linde plc Articles of Association” refers to the articles of association of Linde plc as they will be in effect as of completion of the Business Combination;

•	“Linde plc Board of Directors” refers to the board of directors of Linde plc as of completion of the Business Combination;

•	“Linde plc Group” refers to Linde plc and its direct and indirect consolidated subsidiaries;

•	“Linde plc Memorandum of Association” refers to the memorandum of association of Linde plc as it will be in effect as of completion of the Business Combination;

•	“Linde plc Register of Members” refers to the register of members of Linde plc;

•	“Linde plc Shareholders” refers to holders of Linde plc Shares;

•	“Linde plc Shares” refers to the ordinary shares of Linde plc;

•

“Linde Stock Options” refers to such Linde stock options to subscribe for Linde AG Shares at an exercise price of €2.56 per share granted to members of the Linde AG Executive Board and other key employees under the Linde LTIP;

•	“Listing Agent” refers to Credit Suisse Securities (Europe) Limited;

•	“LNG” refers to liquefied natural gas;

•

“Longstop Date” refers to the date twelve months following the expiration of the initial acceptance period of the Exchange Offer, i.e., October 24, 2018, within which, under the terms of the Exchange Offer, any outstanding regulatory approvals must be obtained;

•	“LPG” refers to liquefied petroleum gas;

•

“Management Committee” refers to the management committee of the Combined Group upon completion of the Business Combination consisting of the Chief Financial Officer, the Head of Global Functions, the Head of Americas Gases, the Head of Linde Engineering, the Head of APAC Gases and the Head of EMEA Gases;

•	“Medicaid” refers to a U.S. medical insurance program;

•	“Medicare” refers to a U.S. federal medical insurance program;

•	“Merger” refers to the merger of Merger Sub with and into Praxair, Inc., with Praxair, Inc. surviving the merger, in accordance with the Business Combination Agreement;

•	“Merger Sub” refers to Zamalight Subco, Inc., a corporation incorporated under the laws of Delaware and wholly-owned subsidiary of Zamalight Holdco;

•	“MFC” refers to multi fluid cascade;

•

“MiFID II” refers to Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Directive 2002/92/EC and Directive 2011/61/EU, as amended;

•	“MiFID II Product Governance Requirements” refers to MiFID II, Articles 9 and 10 of Commission Delegated Directive (EU) 2017/593 supplementing MiFID II and local implementing measures, together;

•	“MLI” refers to a multilateral instrument;

•	“MMA” refers to the U.S. Medicare Prescription Drug, Improvement, and Modernization Act of 2003, as amended;

•	“Morgan Stanley” refers to Morgan Stanley Bank AG and its affiliates;

•	“Named Executive Officers” or “NEOs refers to Praxair’s Chief Executive Officer, Chief Financial Officer and the three other executive officers who had the highest total compensation for 2017;

•	“NKNK” refers to PJSC Nizhnekamskneftekhim, a public joint stock company under the laws of the Russian Federation;

•

“Nova Engineering” refers to a joint venture company of the Linde Engineering Division together with Technip FMC (France) and Nipigaz Pererabotka (Russia) to develop the FEED for the Arctic LNG II complex;

•	“NYSE” refers to the New York Stock Exchange;

•	“Offer Document” refers to the German language exchange offer document that Linde plc published on August 15, 2017 to commence the Exchange Offer;

•	“OPEB” refers to Postretirement Benefits Other Than Pensions;

•	“OSHA” refers to Occupational Safety & Health Administration under the U.S. Department of Labor;

•	“Panel” refers to the Irish Takeover Panel;

•	“PBO” refers to pension benefit obligation;

•	“Pension Plan” refers to the Praxair Pension Plan;

•	“Pension Program” refers to Praxair’s pension program for its eligible U.S. employees;

•	“Perella Weinberg” refers to Perella Weinberg Partners UK LLP;

•	“PGT” refers to PG Technologies, LLC, a surface technologies joint venture between Praxair and GE Aviation formed in the fourth quarter of 2016;

•	“Praxair” refers to Praxair, Inc., a Delaware corporation, and its direct and indirect consolidated subsidiaries;

•	“Praxair 2009 Plan” refers to the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan;

•	“Praxair Board of Directors” refers to the board of directors of Praxair, Inc.;

•	“Praxair Class Director” refers to a member of the Linde plc Board of Directors (or his or her replacement) that was designated for appointment by Praxair, Inc.;

•	“Praxair Compensation Committee” refers to the compensation committee of the Praxair Board of Directors;

•

“Praxair Europe SPA” refers to the sale and purchase agreement of July 5, 2018 between Praxair, Inc., Taiyo Nippon Sanso Corporation and Linde plc whereby Praxair, Inc. has agreed to sell the majority of its businesses in Europe to Taiyo Nippon Sanso Corporation;

•	“Praxair Governance & Nominating Committee” refers to the governance & nominating committee of the Praxair Board of Directors;

•	“Praxair Shareholders” refers to holders of Praxair Shares;

•	“Praxair Shares” refers to the common shares of Praxair, Inc.;

•

“Praxair Audited Consolidated Financial Statements” refers to Praxair, Inc.’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2017, 2016 and 2015, prepared in accordance with U.S. GAAP, that are included herein beginning on page F.2-28;

•	“Praxair, Inc.” refers to Praxair, Inc., a Delaware corporation, registered with the Delaware Division of Corporations under File number 2176449;

•	“PricewaterhouseCoopers Ireland” refers to PricewaterhouseCoopers Ireland, One Spencer Dock, North Wall Quay, Dublin 1, Ireland;

•

“Pro Forma Adjustments” refers to certain adjustments to the unaudited pro forma condensed combined financial information related to the Business Combination as identified in PART VIII (Unaudited Pro Forma Condensed Combined Financial Information);

•	“Pro Forma Financial Information” refers to the unaudited pro forma condensed combined financial information presented in PART VIII (Unaudited Pro Forma Condensed Combined Financial Information);

•

“Prospectus” refers to this document for the proposed admission to the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) of up to 558,147,436 ordinary shares of €0.001 each in the share capital of Linde plc;

•

“Prospectus Directive” refers to Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 on the prospectus to be published when securities are offered to the public or admitted to trading and amending Directive 2001/34/EC, as amended;

•	“PSM” refers to OSHA’s Process Safety Management rule;

•	“PSU” refers to performance share unit;

•	“RCRA” refers to the U.S. Resource Conservation and Recovery Act;

•

“REACH” refers to Regulation (EC) No 1907/2006 of the European Parliament and of the Council of 18 December 2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (REACH), establishing a European Chemicals Agency, amending Directive 1999/45/EC and repealing Council Regulation (EEC) No 793/93 and Commission Regulation (EC) No 1488/94 as well as Council Directive 76/769/EEC and Commission Directives 91/155/EEC, 93/67/EEC, 93/105/EC and 2000/21/EC, as amended;

•	“Residence Tie-Breaker” refers to article 4(3) of the Double Tax Convention between Ireland and the United Kingdom;

•	“Rivoira” refers to Rivoira S.p.A., an indirect subsidiary of Praxair and joint venture with Flow Fin;

•	“ROC” refers to return on capital;

•	“RSU” refers to restricted stock unit;

•	“SIAD” refers to Societa Italiana Acetilene e Derivati S.p.A.;

•

“SIAD SPA” refers to the exchange agreement of December 5, 2017, between Praxair Italia S.r.l., Rivoira Pharma S.r.l., Rivoira, SIAD, Samac S.r.l. and Flow Fin, whereby the joint ventures between Praxair and Flow Fin will be terminated;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Section 1062 Notice” refers to a notice pursuant to the Linde plc constitution as further described in section “20.2.26.3 EU/Irish Law”;

•

“Section 7874 Percentage” refers to percentage (by vote or value) of Linde plc Shares considered to be held by former holders of Praxair Shares after the Merger by reason of holding Praxair Shares for purposes of Code Section 7874;

•	“Securities Act” refers to the U.S. Securities Exchange Act of 1933, as amended;

•	“Severance Agreements” refers to executive severance compensation agreements entered into by Praxair, as further described in section “12.19.7.2 Change-in-Control Arrangements”;

•	“SG&A” refers to selling, general and administrative expenses;

•

“Share Deal Rule” refers to a rule under the real estate transfer tax regimes of the German Federal States pursuant to which German real estate transfer tax is triggered upon the sale or transfer of shares in entities owning real estate;

•	“SHI” refers to a statutory health insurance fund;

•	“SRIP” refers to Praxair’s Supplemental Retirement Income Plans;

•	“Substantial Business Activities Exception” refers to the substantial business activities exception for U.S. federal income tax purposes under Code Section 7874;

•	“SVHCs” refers to substances of very high concern;

•

“Target Market Assessment” refers to the approval process of the Linde plc Shares by the Listing Agent under the MiFID II Product Governance Requirements, which has determined that the Linde plc Shares are: (i) compatible with an end target market of retail investors and investors who meet the criteria of professional clients and eligible counterparties, each as defined in MiFID II; and (ii) eligible for distribution through all distribution channels as are permitted by MiFID II;

•	“The Linde Group” refers to Linde AG and its direct and indirect consolidated subsidiaries, together;

•	“TSD” refers to the treatment, storage, transportation and disposal of hazardous waste;

•	“TSR” refers to total shareholder return;

•	“UCC” refers to the Uniform Commercial Code;

•	“United Kingdom”, “UK” or “U.K.” refers to the United Kingdom of Great Britain and Northern Ireland;

•	“United States”, “US” or “U.S.” refers to the United States of America;

•	“U.S. dollars,” “U.S.$” and “$” refers to the legal currency of the United States of America;

•	“U.S. Tax Act” refers to the U.S. Tax Cuts and Jobs Act of 2017;

•	“Vanguard” refers to The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, United States;

•	“VAT” refers to value added tax;

•

“Waste Framework Directive” refers to Directive 2008/98/EC of the European Parliament and of the Council of 19 November 2008 on waste and repealing certain Directives, as last amended by Council Regulation (EU) 2017/997;

•

“Water Framework Directive” refers to Directive 2000/60/EC of the European Parliament and of the Council of 23 October 2000 establishing a framework for Community action in the field of water policy, as last amended by Directive 2014/101/EU;

•	“Zamalight Holdco” refers to Zamalight Holdco LLC, a Delaware limited liability company and wholly-owned subsidiary of Linde plc; and

•	“ZRCC” refers to SINOPEC Zhenhai Refining & Chemical Company.

Other defined terms used throughout this Prospectus are indicated in the text.

PART XXII

INDEX TO LINDE PLC FINANCIAL STATEMENTS

Page
Consolidated Financial Statements of Linde plc (Unaudited) as of and for the Six Months Ended June 30, 2018
Consolidated Balance Sheet	F.1-2
Consolidated Statement of Income (Loss) and Comprehensive Income (Loss)	F.1-3
Consolidated Statement of Changes in Equity	F.1-4
Consolidated Statement of Cash Flows	F.1-5
Notes	F.1-6

Audited Consolidated and Parent Company Financial Statements as of and for the Short Fiscal Year Ended December 31, 2017
Independent auditors’ report	F.1-12
Consolidated and Parent Company Balance Sheet as of December 31, 2017 and at incorporation	F.1-15
Consolidated and Parent Company Statement of Income / (Loss) and Other Comprehensive Income / (Loss) for the Period from April 18, 2017 to December 31, 2017	F.1-17
Consolidated Statement of Changes in Equity from April 18, 2017 to December 31, 2017	F.1-18
Parent Company Statement of Changes in Equity from April 18, 2017 to December 31, 2017	F.1-18
Consolidated and Parent Company Statement of Cash Flows for the Period from April 18, 2017 to December 31, 2017	F.1-19
Notes to the Financial Statements	F.1-20

F.1-1

LINDE PLC

CONSOLIDATED BALANCE SHEET

(In USD)

(UNAUDITED)

	Note	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents		$60,441	$84,862
Receivables from shareholders	4	58,420	60,025
Other assets	5	8,885,448	9,129,562

		$9,004,309	$9,274,449

Total assets		$9,004,309	$9,274,449

Shareholders’ equity and liabilities
Current liabilities
Accrued liabilities	6	$2 ,632,774	$1,644,799
Amounts due to related parties	7	12,973,902	9,501,470

Total liabilities		15,606,676	11,146,269

Capital and reserves
Share Capital (A ordinary shares of €1.00 each, authorized and issued shares - 25,000 shares)	8	26,827	26,827
Share premium	8	26,827	26,827
Other reserve	9	69,738	(42,828)
Retained loss	9	(6,725,759)	(1,882,646)

Total equity		(6,602,367)	(1,871,820)

Total equity and liabilities		$9,004,309	$9,274,449

The accompanying notes are an integral part of these financial statements.

F.1-2

LINDE PLC

CONSOLIDATED STATEMENT OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

(In USD)

(UNAUDITED)

	Note	January 1, 2018 – June 30, 2018	April 18, 2017 – June 30, 2017
Other expenses	6	$4,843,113	$462,640

Operating loss		(4,843,113)	(462,640)
Loss before tax		(4,843,113)	(462,640)
Income tax	10	—	—

Loss for the period		(4,843,113)	(462,640)
Other comprehensive income
Other comprehensive income for the period, net of tax		112,566	2,506

Total comprehensive loss for the period		$(4,730,547)	$(460,134)

Net loss per share - basic and diluted	11	$(193.72)	$(18.51)
Weighted average shares outstanding - basic and diluted		25,000	25,000

The accompanying notes are an integral part of these financial statements.

F.1-3

LINDE PLC

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(In USD)

(UNAUDITED)

	Share capital	Share premium	Other reserve	Retained loss	Total equity
December 31, 2017	$26,827	$26,827	$(42,828)	$(1,882,646)	$(1,871,820)

Loss for the period	—	—	—	(4,843,113)	(4,843,114)
Other comprehensive income for the period - currency translation	—	—	112,566	—	112,566
Total comprehensive loss for the period	—	—	112,566	(4,843,113)	(4,730,548)

June 30, 2018	$26,827	$26,827	$69,738	$(6,725,759)	$(6,602,367)

The accompanying notes are an integral part of these financial statements.

F.1-4

LINDE PLC

CONSOLIDATED STATEMENT OF CASH FLOWS

(In USD)

(UNAUDITED)

	January 1, 2018 – June 30, 2018	April 18, 2017 – June 30, 2017
Operations
Net income (loss)	$(4,843,113)	$(460,134)
Working capital:
Other assets	—	(2,506)
Accrued liabilities	1,043,413	462,640

Net cash provided by (used for) operating activities	(3,799,700)	—

Investing
Net cash used for investing activities	—	—
Financing
Related party debt	3,777,561	—

Net cash provided by (used for) financing	3,777,561	—

Effect of exchange rate changes on cash	(2,282)	—
Change in Cash and Cash Equivalents	(24,421)	—
Cash and cash equivalents, beginning-of-period	84,862	—

Cash and cash equivalents, end-of-period	$60,441	$—

The accompanying notes are an integral part of these financial statements.

F.1-5

1. Organization and Basis of Presentation

Linde plc, formerly known as Zamalight plc (“Linde plc” or the “Company”), was incorporated as a public limited company under the laws of Ireland on April 18, 2017, by Enceladus Holding Limited (“Enceladus”) and Cumberland Corporate Services Limited (“Cumberland”), with an issued share capital of €25,000 ($26,827), comprised of 25,000 A ordinary shares with a nominal value of €1.00 each, and additional paid in capital of €25,000 ($26,827). The A ordinary shares of €1.00 each were initially issued on Linde plc’s incorporation as ordinary shares. These shares were subsequently re-designated as A ordinary shares on July 25, 2017. Zamalight plc was renamed “Linde plc” on July 20, 2017.

The Company is registered in Ireland under the registration number 602527 and with its registered office located at Ten Earlsfort Terrace, Dublin 2, D02 T380 Ireland and principal executive offices at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom. The Company was formed on April 18, 2017; accordingly, the financial statements as of that date only comprise the balance sheet (“opening balance sheet”). The Company’s fiscal year ends on December 31, 2018.

The Company was formed in accordance with the requirements of the business combination agreement, dated as of June 1, 2017, as amended (the “business combination agreement”), pursuant to which, among other things, Praxair, Inc., a Delaware corporation (together with its subsidiaries, “Praxair”) and Linde AG, a German stock corporation (together with its subsidiaries, “Linde”) agreed to combine their respective businesses through an all-stock transaction, and become subsidiaries of the Company.

In connection with the proposed business combination, Linde plc filed a Registration Statement on Form S-4 (the “registration statement”) which was declared effective by the U. S. Securities and Exchange Commission (“SEC”) on August 14, 2017. Linde plc has also filed an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”) which was approved for publication by BaFin on August 14, 2017 and published by Linde plc on August 15, 2017 (the “offer document”). Pursuant to the offer document, Linde plc made an offer to exchange each issued and outstanding no-par value bearer share of Linde AG for 1.540 ordinary shares of Linde plc (the “exchange offer”). In addition, Zamalight Subco, Inc., an indirect wholly-owned Delaware subsidiary of Linde plc, will merge with and into Praxair, Inc., with Praxair, Inc. surviving the merger (the “merger”, and together with the exchange offer, the “business combination” ). In the merger, each share of Praxair, Inc. common stock will be converted into the right to receive one Linde plc ordinary share. Praxair, Inc.’s stockholders approved the merger at Praxair, Inc.’s special meeting held on September 27, 2017 and on November 24, 2017, the tender period for the exchange offer expired with approximately 92% of all Linde AG shares entitled to voting rights being tendered. The parties currently expect the business combination to be completed in the second half of 2018. Upon completion of the business combination, Linde plc will apply to list its ordinary shares on the New York Stock Exchange and the Frankfurt Stock Exchange, and will seek inclusion in the S&P 500 and DAX 30 indices.

Completion of the business combination remains subject to approval by requisite governmental regulators and authorities, including approvals under applicable competition laws.

The business combination agreement, or certain covenants contained therein, may be terminated for, or may terminate as a result of, certain reasons, including, among others, (a) the mutual consent of Praxair, Inc. and Linde AG to termination, (b) a permanent injunction or order by any governmental entity in Ireland, the United Kingdom, Germany or the United States that prohibits or makes illegal the completion of the Business Combination, (c) the occurrence of a change, event, occurrence or effect that has had or is reasonably expected to have a “material adverse change” (as defined in the business combination agreement) on Linde AG or Praxair, Inc. or (d) the failure to obtain approval by requisite governmental regulators and authorities described in the preceding paragraph.

F.1-6

To the extent that the Company does not have sufficient funds available to satisfy its obligations, Praxair, Inc. will finance any out of pocket expenses incurred by the Company in connection with the business combination agreement and the transactions contemplated by the business combination agreement. If the Business Combination is not completed, any expenses incurred by the Company and/or its affiliates will be shared equally by Praxair, Inc. and Linde AG, to the extent not prohibited by applicable law and as otherwise provided in the business combination agreement.

The June 30, 2018 balance sheets and results of operations have been prepared in compliance with both IFRS and the related interpretations as issued by the IASB and IFRSs as adopted by the European Union. As of June 30, 2018, there were no new IFRS accounting standards and interpretations not yet adopted by the European Union that would have had a material impact on these financial statements.

2. Summary of accounting policies

The principal accounting policies applied in the preparation of these financial statements are set out below.

Basis of Preparation

These financial statements have been prepared in accordance with IFRS as adopted by the EU and the Companies Act 2014 as applicable to companies reporting under IFRS. The financial statements have been prepared under the historical cost convention.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the company’s accounting policies. There were no areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates were significant to the consolidated financial statements other than the decision to defer the costs to issue equity securities (SEC registration fee) as to date, the Company has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement such as the incurrence of SEC registration fees and other transaction-related costs.

The financial statements present the consolidated and entity results and financial position of the Company for the period from January 1, 2018 to June 30, 2018.

Going Concern

The financial statements have been prepared on a going concern basis, taking account of the facilities available under the cash management agreement.

Foreign Currency Translation

Items included in these consolidated financial statements are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The financial information is presented in U.S. Dollars (“USD”). The US Dollar/Euro exchange rate at June 30, 2018 was 0.8559.

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at period end exchange rates are generally recognised in profit or loss.

F.1-7

Consolidation and Subsidiaries

Subsidiaries are all entities over which the Company and its group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

The acquisition method of accounting is used to account for business combinations by the group.

Intercompany transactions, balances and unrealized gains on transactions between group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset.

Investment in Subsidiaries

Investment in subsidiaries are carried at cost less impairment in the entity financial statements of the Company.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash at banks or other highly liquid securities with original maturities of three months or less.

Other Receivables

Other receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Other receivables are stated at the lower of amortized cost or recoverable amount. If collection of the amounts is expected in one year or less they are classified as current assets.

Other Provisions

The Company accrues liabilities for non-income tax contingencies when management believes that a loss is probable and the amounts can be reasonably estimated, while contingent gains are recognized only when realized. If new information becomes available or losses are sustained in excess of recorded amounts, adjustments are charged against income at that time. Management does not anticipate that in the aggregate such losses would have a material adverse effect on the Company’s balance sheet or liquidity.

Share Capital

A ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are capitalized and upon the closing of the associated equity transaction are reclassified to equity as a deduction, net of tax, from the proceeds.

Income Taxes

The income tax expense or credit for the period is the tax payable on the current period’s taxable income based on the applicable income tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

Deferred tax assets are recognized only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses. No deferred tax has been recognized as at June 30, 2018, as the Company has recently been incorporated and therefore does not have any history of income.

F.1-8

3. Subsidiaries

The principal subsidiaries of the Company, all of which have been included in these consolidated financial statements, are as follows:

Name	Country of Incorporation and Principal Place of Business	Proportion of Ownership Interest at June 30, 2018	Proportion of Ownership Interest at December 31, 2017
Zamalight Holdco LLC	USA	100%	100%
Zamalight Subco, Inc.	USA	100%	100%
Linde Holding GmbH	Germany	100%	100%
Linde Intermediate Holding AG	Germany	100%	100%

On May 26, 2017, the Company formed Zamalight Holdco LLC, a Delaware limited liability company. Immediately following its formation, Zamalight Holdco LLC formed Zamalight Subco, Inc., a Delaware corporation, as a wholly owned U.S. subsidiary of Zamalight Holdco LLC. Upon effectiveness of the Merger, Zamalight Subco, Inc. will merge with and into Praxair, Inc., with Praxair, Inc. surviving the Merger as an indirect wholly-owned subsidiary of the Company.

On July 26, 2017, the Company formed Linde Holding GmbH, a German limited liability company (GmbH), which on July 28, 2017 in turn formed Linde Intermediate Holding AG, a German stock corporation (AG), to facilitate the settlement of the Exchange Offer and a post-completion reorganization with respect to Linde AG.

4. Receivables from shareholders

This relates to receivables from the two shareholders and comprises two checks of €25,000 each which are being held on behalf of the Company by Praxair, Inc.’s Irish legal counsel. Due to the short-term nature of the current receivables, their carrying amount is considered to be the same as their fair value.

5. Other Assets

Other assets at June 30, 2018 of $8,885,448 relate to the costs to issue equity securities (SEC registration fee). When the business combination is completed, these costs will be reclassified to additional paid-in capital. In case the business combination is not completed, these costs will be expensed and reimbursed to Linde plc by Praxair, Inc. and Linde AG.

6. Accrued Liabilities and Operating Expenses

Accrued liabilities at June 30, 2018 for the amount of $2,632,774 consist of expenses incurred in connection with the business combination and mainly relate to fees for accounting and advisory services.

Operating expenses totaling $4,843,114 on a consolidated basis mainly relate to fees for accounting and admission services.

7. Amounts due to Related Parties

On July 24, 2017 the Company entered into a cash management agreement with Praxair International Finance UC to finance the Company´s working capital obligations. The total available amount under the facility is €30,000,000. The cash management agreement is Euro denominated and has a variable interest rate of one month EUR LIBOR plus a 0% spread. The cash management agreement terminates on the earlier of the termination date of the business combination agreement or the business day immediately following the closing date of the business combination.

F.1-9

At June 30, 2018, $12,973,902 was outstanding under this facility as follows:

	June 30, 2018	December 31, 2017
SEC registration fee*	$8,885,448	$9,129,562
Incorporation of Linde Intermediate Holding AG	58,420	60,025
Incorporation of Linde Holding GmbH	58,420	60,025
BaFin registration fee*	116,840	120,050
HR Cultural assessment	1,206,850	—
Consulting fees	2,235,951	—
All other	411,973	131,808

	$12,973,902	$9,501,470

*	Paid directly to the SEC, BaFin and other vendors by Praxair International Finance UC on behalf of Linde plc and treated as a non-cash transaction in the Consolidated Statement of Cash Flows.

8. Share capital and premium

According to article 3 of Linde plc’s Articles of Association, the authorized share capital of the Company is €1,775,000 divided into 1,750,000,000 ordinary shares of €0.001 each and 25,000 A ordinary shares of €1.00 each.

As of June 30, 2018, 25,000 A ordinary shares had been issued and 12,500 shares were held by Enceladus which is wholly owned by Praxair, Inc.’s Irish legal counsel Arthur Cox, and 12,500 shares were held by Cumberland which is wholly owned by Linde AG´s Irish legal counsel William Fry, the Company’s shareholders. Furthermore, an additional €25,000 ($26,827) was committed to be paid by the two shareholders.

9. Other reserves and retained loss

Other reserves represents the currency translation adjustment arising from translating the balance sheet and results of the company’s subsidiaries into the presentation currency, USD.

Retained loss represents accumulated comprehensive loss for the financial period since incorporation.

10. Income tax expense

The group had no current or deferred tax expense or credit during the period.

The tax on the group’s loss for the period differs from the theoretical amount that would arise using the tax rate applicable in Ireland as follows:

	Consolidated	Consolidated
	January 1, 2018 – June 30, 2018	April 18, 2017 to June 30, 2017
Loss before tax	$(4,843,113)	$(462,640)
Tax calculated at rate applicable in the United Kingdom 19.0%	(920,191)	(87,902)
Tax losses for which no deferred income tax asset was recognized	920,191	87,902

Tax expense	$—	$—

F.1-10

11. Loss per share

	January 1, 2018 – June 30, 2018	April 18, 2017 to June 30, 2017
Net income (loss) from continuing operations attributable to the owners of the company	$(4,843,113)	$(462,640)
Weighted average shares outstanding	25,000	25,000

Net income (loss) per share - basic and diluted	$(193.72)	$(18.51)

12. Commitments and Contingencies

There are no pending legal proceedings or claims against the group.

13. Events after the reporting period

There have been no material events post the reporting period.

14. Financial risk and capital management

During the period covered by this report, Linde plc did not conduct any material activities and therefore did not incur any significant interest rate risk, foreign currency exchange rate risk, commodity price risk or other relevant market risks.

All current liabilities have contractual maturity dates of no more than a year from the balance sheet date.

The group’s objectives when managing capital are to safeguard its ability to continue as a going concern and to fulfil the purpose for which it was established.

F.1-11

LINDE PLC

Independent auditors’ report to the members of Linde plc

Report on the audit of the financial statements

Opinion

In our opinion, Linde plc’s group financial statements and parent company financial statements (the “financial statements”):

•

give a true and fair view of the group’s and the parent company’s assets, liabilities and financial position as at 31 December 2017 and of the group’s and the parent company’s loss and cash flows for the period from the date of incorporation to 31 December 2017 (the “period”) then ended;

•	have been properly prepared in accordance with International Financial Reporting Standards (“IFRSs”) as adopted by the European Union; and

•	have been properly prepared in accordance with the requirements of the Companies Act 2014.

We have audited the financial statements, included within the Directors’ Report and Financial Statements (the “Annual Report”), which comprise:

•	the Consolidated and Parent Company balance sheets as at 31 December 2017;

•	the Consolidated and Parent Company Statements of Income and Other Comprehensive Income for the period then ended;

•	the Consolidated and Parent Company Statements of Cash flows for the period then ended;

•	the Consolidated and Parent Company Statements of Changes in Equity for the period then ended; and

•	the notes to the financial statements, which include a description of the significant accounting policies.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (Ireland) (“ISAs (Ireland)”) and applicable law. Our responsibilities under ISAs (Ireland) are further described in the Auditors’ responsibilities for the audit of the financial statements section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We remained independent of the group in accordance with the ethical requirements that are relevant to our audit of the financial statements in Ireland, which includes IAASA’s Ethical Standard and we have fulfilled our other ethical responsibilities in accordance with these requirements.

Conclusions relating to going concern

We have nothing to report in respect of the following matters in relation to which ISAs (Ireland) require us to report to you where:

•	the directors’ use of the going concern basis of accounting in the preparation of the financial statements is not appropriate; or

•

the directors have not disclosed in the financial statements any identified material uncertainties that may cast significant doubt about the group’s or the parent company’s ability to continue to adopt the going concern basis of accounting for a period of at least twelve months from the date when the financial statements are authorised for issue.

However, because not all future events or conditions can be predicted, this statement is not a guarantee as to the group’s or the parent company’s ability to continue as a going concern.

Reporting on other information

The other information comprises all of the information in the Directors’ Report and Financial Statements other than the financial statements and our auditors’ report thereon. The directors are responsible for the other information. Our opinion on the financial statements does not cover the other information and, accordingly, we do not express an audit opinion or, except to the extent otherwise explicitly stated in this report, any form of assurance thereon.

F.1-12

LINDE PLC

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If we identify an apparent material inconsistency or material misstatement, we are required to perform procedures to conclude whether there is a material misstatement of the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report based on these responsibilities.

With respect to the Directors’ Report, we also considered whether the disclosures required by the Companies Act 2014 have been included.

Based on the responsibilities described above and our work undertaken in the course of the audit, ISAs (Ireland) and the Companies Act 2014 require us to also report certain opinions and matters as described below:

•

In our opinion, based on the work undertaken in the course of the audit, the information given in the Directors’ Report for the period ended 31 December 2017 is consistent with the financial statements and has been prepared in accordance with the applicable legal requirements.

•

Based on our knowledge and understanding of the group and parent company and their environment obtained in the course of the audit, we have not identified any material misstatements in the Directors’ Report.

Responsibilities for the financial statements and the audit

Responsibilities of the directors for the financial statements

As explained more fully in the Statement of directors’ responsibilities in respect of financial statements set out on page 4, the directors are responsible for the preparation of the financial statements in accordance with the applicable framework and for being satisfied that they give a true and fair view.

The directors are also responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the directors are responsible for assessing the group’s and the parent company’s ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the group or the parent company or to cease operations, or have no realistic alternative but to do so.

Auditors’ responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (Ireland) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

A further description of our responsibilities for the audit of the financial statements is located on the IAASA website at:

https://www.iaasa.ie/getmedia/b2389013-1cf6-458b-9b8f-a98202dc9c3a/Description_of_auditors_responsibilities_for_audit.pdf

This description forms part of our auditors’ report.

Use of this report

This report, including the opinions, has been prepared for and only for the company’s members as a body in accordance with section 391 of the Companies Act 2014 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

F.1-13

LINDE PLC

Other required reporting

Companies Act 2014 opinions on other matters

•	We have obtained all the information and explanations which we consider necessary for the purposes of our audit.

•	In our opinion the accounting records of the parent company were sufficient to permit the parent company financial statements to be readily and properly audited.

•	The Parent Company Balance Sheet is in agreement with the accounting records.

Companies Act 2014 exception reporting

Directors’ remuneration and transactions

Under the Companies Act 2014 we are required to report to you if, in our opinion, the disclosures of directors’ remuneration and transactions specified by sections 305 to 312 of that Act have not been made. We have no exceptions to report arising from this responsibility.

Alisa Hayden

for and on behalf of PricewaterhouseCoopers

Chartered Accountants and Statutory Audit Firm

Dublin

September 27, 2018

F.1-14

LINDE PLC

CONSOLIDATED AND PARENT COMPANY BALANCE SHEET

(In USD)

	Note	Consolidated		Company
		December 31, 2017	Balance at the date of incorporation	December 31, 2017	Balance at the date of incorporation
Assets
Non -current assets
Investments in subsidiaries	3	$—	$—	$118,420	$—
		$—	$—	$118,420	$—
Current assets
Cash and cash equivalents		$84,862	$—	$—	$—
Receivables from shareholders	4	60,025	53,654	60,025	53,654
Other assets	5	9,129,562	—	9,129,562	—

		$9,274,449	$53,654	$9,189,587	$53,654
Total assets		$9,274,449	$53,654	$9,308,007	$53,654
Shareholders’ equity and liabilities
Current liabilities
Accrued liabilities	6	$1,644,799	$—	$1,644,799	$—
Amounts due to related parties	7	9,501,470	—	9,501,470	—

Total liabilities		$11,146,269	$—	$11,146,269	$—
Capital and reserves
Share Capital (A ordinary shares of €1.00 each, authorized and issued shares - 25,000 shares)	8	$26,827	$26,827	$26,827	$26,827
Share premium	8	26,827	26,827	26,827	26,827
Other reserve	9	(42,828)	—	(44,363)	—
Retained loss	9	(1,882,646)	—	(1,847,553)	—

Total equity		$(1,871,820)	$53,654	$(1,838,262)	$53,654

Total equity and liabilities		$9,274,449	$53,654	$9,308,007	$53,654

The accompanying notes are an integral part of these financial statements.

F.1-15

LINDE PLC

On behalf of the board

Christopher Cossins

Director

Guillermo Bichara Garcia

Director

Date: September 27, 2018

F.1-16

LINDE PLC

CONSOLIDATED AND PARENT COMPANY STATEMENT OF INCOME / (LOSS) AND OTHER COMPREHENSIVE INCOME / (LOSS)

(In USD)

		Consolidated	Company
	Note	April 18, 2017 – December 31, 2017	April 18, 2017 – December 31, 2017
Other expenses		$1,882,646	$1,847,553
Operating loss		(1,882,646)	(1,847,553)
Loss before tax		(1,882,646)	(1,847,553)
Income tax	10	—	—
Loss for the period		(1,882,646)	(1,847,553)
Other comprehensive income/(loss)
Other comprehensive loss for the period, net of tax		(42,828)	(44,363)
Total comprehensive loss for the period		$(1,925,474)	$(1,891,916)
Net loss per share - basic and diluted	11	$(75.31)
Weighted average shares outstanding - basic and diluted		25,000

The accompanying notes are an integral part of these financial statements.

F.1-17

LINDE PLC

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(In USD)

	Share capital	Share premium	Other reserve	Retained loss	Total equity
Total contributions by and transactions with owners recognized directly within equity – at incorporation April 19, 2017	$26,827	$26,827	$—	$—	$53,654
Loss for the period	—	—	—	(1,882,646)	(1,882,646)
Other comprehensive loss for the period - currency translation	—	—	(42,828)	—	(42,828)
Total comprehensive loss for the period	—	—	(42,828)	(1,882,646)	(1,925,474)

December 31, 2017	$26,827	$26,827	$(42,828)	$(1,882,646)	$(1,871,820)

PARENT COMPANY STATEMENT OF CHANGES IN EQUITY

(In USD)

	Share capital	Share premium	Other reserve	Retained loss	Total equity
Total contributions by and transactions with owners recognized directly within equity – at incorporation April 19, 2017	$26,827	$26,827	$—	$—	$53,654
Loss for the period	—	—	—	(1,847,553)	(1,847,553)
Other comprehensive loss for the period - currency translation	—	—	(44,363)	—	(44,363)
Total comprehensive loss for the period	—	—	(44,363)	(1,847,553)	(1,891,916)

December 31, 2017	$26,827	$26,827	$(44,363)	$(1,847,553)	$(1,838,262)

The accompanying notes are an integral part of these financial statements.

F.1-18

LINDE PLC

CONSOLIDATED AND PARENT COMPANY STATEMENT OF CASH FLOWS

(In USD)

	Consolidated	Company
	April 18, 2017 – December 31, 2017	April 18, 2017 – December 31, 2017
Operations
Net income (loss)	$(1,882,646)	$(1,847,553)
Working capital:
Accrued liabilities	1,847,848	1,729,413

Net cash provided by (used for) operating activities	(34,798)	(118,140)

Investing
Net cash used for investing activities	—	—
Financing
Related party debt	118,140	118,140

Net cash provided by (used for) financing	118,140	118,140

Effect of exchange rate changes on cash	1,520	—
Cash and cash equivalents, beginning-of-period	—	—

Cash and cash equivalents, end-of-period	$84,862	$—

The accompanying notes are an integral part of these financial statements.

F.1-19

LINDE PLC

NOTES TO THE FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

Linde plc, formerly known as Zamalight plc (“Linde plc” or the “Company”), was incorporated as a public limited company under the laws of Ireland on April 18, 2017, by Enceladus Holding Limited (“Enceladus”) and Cumberland Corporate Services Limited (“Cumberland”), with an issued share capital of €25,000 ($26,827), comprised of 25,000 A ordinary shares with a nominal value of €1.00 each, and additional paid in capital of €25,000 ($26,827). The A ordinary shares of €1.00 each were initially issued on Linde plc’s incorporation as ordinary shares. These shares were subsequently re-designated as A ordinary shares on July 25, 2017. Zamalight plc was renamed “Linde plc” on July 20, 2017.

The Company is registered in Ireland under the registration number 602527 and with its registered office located at Ten Earlsfort Terrace, Dublin 2, D02 T380 Ireland and principal executive offices at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom. The Company was incorporated on April 18, 2017; accordingly, the financial statements as of that date only comprise the balance sheet (“opening balance sheet”). The Company’s fiscal year ends on December 31, 2017.

The Company was incorporated in accordance with the requirements of the business combination agreement, dated as of June 1, 2017, as amended (the “business combination agreement”), pursuant to which, among other things, Praxair, Inc., a Delaware corporation (together with its subsidiaries, “Praxair”) and Linde AG, a German stock corporation (together with its subsidiaries, “Linde”) agreed to combine their respective businesses through an all-stock transaction, and become subsidiaries of the Company.

In connection with the proposed business combination, Linde plc filed a Registration Statement on Form S-4 (the “registration statement”) which was declared effective by the U. S. Securities and Exchange Commission (“SEC”) on August 14, 2017. Linde plc has also filed an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”) which was approved for publication by BaFin on August 14, 2017 and published by Linde plc on August 15, 2017 (the “offer document”). Pursuant to the offer document, Linde plc made an offer to exchange each issued and outstanding no-par value bearer share of Linde AG for 1.540 ordinary shares of Linde plc (the “exchange offer”). In addition, Zamalight Subco, Inc., an indirect wholly-owned Delaware subsidiary of Linde plc, will merge with and into Praxair, Inc., with Praxair, Inc. surviving the merger (the “merger”, and together with the exchange offer, the “business combination” ). In the merger, each share of Praxair, Inc. common stock will be converted into the right to receive one Linde plc ordinary share. Praxair, Inc.’s stockholders approved the merger at Praxair, Inc.’s special meeting held on September 27, 2017 and on November 24, 2017, the tender period for the exchange offer expired with approximately 92% of all Linde AG shares entitled to voting rights being tendered. The parties currently expect the business combination to be completed in the second half of 2018. Upon completion of the business combination, Linde plc will apply to list its ordinary shares on the New York Stock Exchange and the Frankfurt Stock Exchange, and will seek inclusion in the S&P 500 and DAX 30 indices.

Completion of the business combination remains subject to approval by requisite governmental regulators and authorities, including approvals under applicable competition laws.

The business combination agreement, or certain covenants contained therein, may be terminated for, or may terminate as a result of, certain reasons, including, among others, (a) the mutual consent of Praxair, Inc. and Linde AG to termination, (b) a permanent injunction or order by any governmental entity in Ireland, the United Kingdom, Germany or the United States that prohibits or makes illegal the completion of the Business Combination, (c) the occurrence of a change, event, occurrence or effect that has had or is reasonably expected to have a “material adverse change” (as defined in the business combination agreement) on Linde AG or Praxair, Inc. or (d) the failure to obtain approval by requisite governmental regulators and authorities described in the preceding paragraph.

F.1-20

LINDE PLC

To the extent that the Company does not have sufficient funds available to satisfy its obligations, Praxair, Inc. will finance any out of pocket expenses incurred by the Company in connection with the business combination agreement and the transactions contemplated by the business combination agreement. If the Business Combination is not completed, any expenses incurred by the Company and/or its affiliates will be shared equally by Praxair, Inc. and Linde AG, to the extent not prohibited by applicable law and as otherwise provided in the business combination agreement.

The December 31, 2017 balance sheets and results of operations have been prepared in compliance with both IFRS and the related interpretations as issued by the International Accounting Standards Board and IFRS as adopted by the European Union. As of December 31, 2017, there were no new IFRS accounting standards and interpretations not yet adopted by the European Union that would have had a material impact on these financial statements.

2. Summary of accounting policies

The principal accounting policies applied in the preparation of these financial statements are set out below.

Basis of Preparation

These financial statements have been prepared in accordance with IFRS as adopted by the European Union and the Companies Act 2014 as applicable to companies reporting under IFRS. The financial statements have been prepared under the historical cost convention.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the company’s accounting policies. There were no areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates were significant to the consolidated financial statements other than the decision to defer the costs to issue equity securities (SEC registration fee) as to date, the Company has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement such as the incurrence of SEC registration fees and other transaction-related costs.

The financial statements present the consolidated and entity results and financial position of the Company for the period from incorporation being April 18, 2017 to December 31, 2017. As the Company was incorporated in the financial period it has not prepared IFRS financial statements in prior periods.

Going Concern

The financial statements have been prepared on a going concern basis, taking account of the facilities available under the cash management agreement.

Foreign Currency Translation

Items included in these consolidated financial statements are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The financial information is presented in U.S. Dollars (“USD”). The US Dollar/Euro exchange rate at December 31, 2017 was 0.8330.

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognised in profit or loss.

F.1-21

LINDE PLC

Consolidation and Subsidiaries

Subsidiaries are all entities over which the Company and its group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

The acquisition method of accounting is used to account for business combinations by the group.

Intercompany transactions, balances and unrealized gains on transactions between group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset.

Investment in subsidiaries

Investment in subsidiaries are carried at cost less impairment in the entity financial statements of the Company.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash at banks or other highly liquid securities with original maturities of three months or less.

Other Receivables

Other receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Other receivables are stated at the lower of amortized cost or recoverable amount. If collection of the amounts is expected in one year or less they are classified as current assets.

Other Provisions

The Company accrues liabilities for non-income tax contingencies when management believes that a loss is probable and the amounts can be reasonably estimated, while contingent gains are recognized only when realized. If new information becomes available or losses are sustained in excess of recorded amounts, adjustments are charged against income at that time. Management does not anticipate that in the aggregate such losses would have a material adverse effect on the Company’s balance sheet or liquidity.

Share Capital

A ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are capitalized and upon the closing of the associated equity transaction are reclassified to equity as a deduction, net of tax, from the proceeds.

Income Taxes

The income tax expense or credit for the period is the tax payable on the current period’s taxable income based on the applicable income tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

F.1-22

LINDE PLC

Deferred tax assets are recognized only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses. No deferred tax has been recognized as at December 31, 2017, as the Company has recently been incorporated and therefore does not have any history of income.

3. Subsidiaries

The principal subsidiaries of the Company, all of which have been included in these consolidated financial statements, are as follows:

Name	Country of Incorporation and Principal Place of Business	Proportion of Ownership Interest at December 31, 2017
Zamalight Holdco LLC	USA	100%
Zamalight Subco, Inc.	USA	100%
Linde Holding GmbH	Germany	100%
Linde Intermediate Holding AG	Germany	100%

On May 26, 2017, the Company formed Zamalight Holdco LLC, a Delaware limited liability company. Immediately following its formation, Zamalight Holdco LLC formed Zamalight Subco, Inc., a Delaware corporation, as a wholly owned U.S. subsidiary of Zamalight Holdco LLC. Upon effectiveness of the Merger, Zamalight Subco, Inc. will merge with and into Praxair, Inc., with Praxair, Inc. surviving the Merger as an indirect wholly-owned subsidiary of the Company.

On July 26, 2017, the Company formed Linde Holding GmbH, a German limited liability company (GmbH), which on July 28, 2017 in turn formed Linde Intermediate Holding AG, a German stock corporation (AG), to facilitate the settlement of the Exchange Offer and a post-completion reorganization with respect to Linde AG.

Company’s investment in subsidiaries—shares

At date of incorporation	$—
Additions during the period	118,420

$118,420

4. Receivables from shareholders

This relates to receivables from the two shareholders and comprises two checks of €25,000 each which are being held on behalf of the Company by Praxair, Inc.’s Irish legal counsel. Due to the short-term nature of the current receivables, their carrying amount is considered to be the same as their fair value.

5. Other Assets

Other assets at December 31, 2017 of $9,129,562 relate to the costs to issue equity securities (SEC registration fee). When the business combination is completed, these costs will be reclassified to additional paid-in capital. In case the business combination is not completed, these costs will be expensed and reimbursed to Linde plc by Praxair, Inc. and Linde AG.

6. Accrued Liabilities

Accrued liabilities at December 31, 2017 for the amount of $1,644,799 consist of expenses incurred in connection with the business combination and mainly relate to fees for accounting and advisory services.

F.1-23

LINDE PLC

7. Amounts due to Related Parties

On July 24, 2017 the Company entered into a cash management agreement with Praxair International Finance UC to finance the Company´s working capital obligations. The total available amount under the facility is €30,000,000. The cash management agreement is Euro denominated and has a variable interest rate of one month EUR LIBOR plus a 0% spread. The cash management agreement terminates on the earlier of the termination date of the business combination agreement or the business day immediately following the closing date of the business combination.

At December 31, 2017, $9,501,470 was outstanding under this facility as follows:

December 31, 2017
SEC registration fee*	$9,129,562
Incorporation of Linde Intermediate Holding AG	60,025
Incorporation of Linde Holding GmbH	60,025
BaFin registration fee*	120,050
All other*	131,808

$9,501,470

*	Paid directly to the SEC, BaFin and other vendors by Praxair International Finance UC on behalf of Linde plc and treated as a non-cash transaction in the Consolidated Statement of Cash Flows.

8. Share capital and premium

According to article 3 of Linde plc’s Articles of Association, the authorized share capital of the Company is €1,775,000 divided into 1,750,000,000 ordinary shares of €0.001 each and 25,000 A ordinary shares of €1.00 each.

As of December 31, 2017, 25,000 A ordinary shares had been issued and 12,500 shares were held by Enceladus which is wholly owned by Praxair, Inc.’s Irish legal counsel Arthur Cox, and 12,500 shares were held by Cumberland which is wholly owned by Linde AG´s Irish legal counsel William Fry, the Company’s shareholders. Furthermore, an additional €25,000 ($26,827) was committed to be paid by the two shareholders.

9. Other reserves and retained loss

Other reserves represents the currency translation adjustment arising from translating the balance sheet and results of the Company’s subsidiaries into the presentation currency, USD.

Retained loss represents accumulated comprehensive loss for the financial period since incorporation.

10. Income tax expense

The group had no current or deferred tax expense or credit during the period.

The tax on the group’s loss for the period differs from the theoretical amount that would arise using the tax rate applicable in Ireland as follows:

	Consolidated	Company
	April 18, 2017 to December 31, 2017	April 18, 2017 to December 31, 2017
Loss before tax	$(1,882,646)	$(1,847,553)
Tax calculated at rate applicable in the United Kingdom 19.0%	(357,703)	(351,035)
Tax losses for which no deferred income tax asset was recognized	357,703	351,035

Tax expense	$—	$—

F.1-24

LINDE PLC

11. Loss per share

April 18, 2017 to December 31, 2017
Net income (loss) from continuing operations attributable to the owners of the company	$(1,882,646)
Weighted average shares outstanding	25,000

Net income (loss) per share—basic and diluted	$(75.31)

12. Commitments and Contingencies

There are no pending legal proceedings or claims against the group.

13. Events after the reporting period

There have been no material events post the reporting period.

14. Financial risk and capital management

During the period covered by this report, Linde plc did not conduct any material activities and therefore did not incur any significant interest rate risk, foreign currency exchange rate risk, commodity price risk or other relevant market risks.

All current liabilities have contractual maturity dates of no more than a year from the balance sheet date.

The group’s objectives when managing capital are to safeguard its ability to continue as a going concern and to fulfil the purpose for which it was established.

15. Directors’ remuneration

The Directors of the Company received no remuneration in the financial period in relation to their serving as Directors of the Company or in connection with managing the affairs of the Company or any of its subsidiaries.

16. Auditors’ remuneration

The statutory auditor, PwC Ireland received remuneration for other assurance services during the period of $20,000. Total fees paid to PwC Ireland and its affiliates in the period were as follows:

Audit	$210,000
Other assurance services	58,900

$268,900

17. Particulars of staff

The group had no employees during the financial period.

18. Date of approval of the financial statements

These financial statements were approved by the Directors on September 27, 2018.

F.1-25

PART XXIII

INDEX TO PRAXAIR, INC. FINANCIAL STATEMENTS

Page
Condensed Consolidated Financial Statements - Praxair, Inc. and Subsidiaries (Unaudited)
Consolidated Statements of Income - Praxair, Inc. and Subsidiaries Quarters Ended June 30, 2018 and 2017 (Unaudited)	F.2-2
Consolidated Statements of Income - Praxair, Inc. and Subsidiaries Six Months Ended June 30, 2018 and 2017 (Unaudited)	F.2-3
Consolidated Statements of Comprehensive Income - Praxair, Inc. and Subsidiaries Quarters Ended June 30, 2018 and 2017 (Unaudited)	F.2-4
Consolidated Statements of Comprehensive Income - Praxair, Inc. and Subsidiaries Six Months Ended June 30, 2018 and 2017 (Unaudited)	F.2-5
Condensed Consolidated Balance Sheets - Praxair, Inc. and Subsidiaries June 30, 2018 and December 31, 2017 (Unaudited)	F.2-6
Condensed Consolidated Statements of Cash Flows - Praxair, Inc. and Subsidiaries Six Months Ended June 30, 2018 and 2017 (Unaudited)	F.2-7
Notes to Condensed Consolidated Financial Statements - Praxair, Inc. and Subsidiaries (Unaudited)	F.2-8

Audited Consolidated Financial Statements as of and for the Years Ended December 31, 2017, 2016 and 2015
Management’s Statement of Responsibility for Financial Statements	F.2-28
Management’s Report on Internal Control Over Financial Reporting	F.2-28
Report of Independent Registered Public Accounting Firm	F.2-29
Consolidated Statements of Income for the Years Ended December 31, 2017, 2016 and 2015	F.2-31
Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2017, 2016 and 2015	F.2-32
Consolidated Balance Sheets as of December 31, 2017, 2016 and 2015	F.2-33
Consolidated Statements of Cash Flows for the Years Ended December 31, 2017, 2016 and 2015	F.2-34
Consolidated Statements of Equity for the Years Ended December 31, 2017, 2016 and 2015	F.2-35
Notes to Consolidated Financial Statements	F.2-37

F.2-1

PRAXAIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Millions of dollars, except per share data)

(UNAUDITED)

	Quarter Ended June 30,
	2018	2017
SALES	$3,061	$2,834
Cost of sales, exclusive of depreciation and amortization	1,723	1,599
Selling, general and administrative	307	305
Depreciation and amortization	311	292
Research and development	24	23
Transaction costs and other charges	24	15
Other income (expense) - net	17	6

OPERATING PROFIT	689	606
Interest expense - net	44	38
Net pension and OPEB cost (benefit), excluding service cost	2	2

INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	643	566
Income taxes	158	157

INCOME BEFORE EQUITY INVESTMENTS	485	409
Income from equity investments	14	11

NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	499	420
Less: noncontrolling interests	(19)	(14)
NET INCOME - PRAXAIR, INC.	$480	$406

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
Basic earnings per share	$1.67	$1.42

Diluted earnings per share	$1.65	$1.41

Cash dividends per share	$0.825	$0.7875

WEIGHTED AVERAGE SHARES OUTSTANDING (000’s):
Basic shares outstanding	287,803	286,090
Diluted shares outstanding	290,908	288,535

The accompanying notes are an integral part of these financial statements.

F.2-2

PRAXAIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Millions of dollars, except per share data)

(UNAUDITED)

	Six months ended June 30,
	2018	2017
SALES	$6,060	$5,562
Cost of sales, exclusive of depreciation and amortization	3,400	3,148
Selling, general and administrative	617	595
Depreciation and amortization	622	579
Research and development	48	46
Transaction costs and other charges	43	21
Other income (expense) - net	12	—

OPERATING PROFIT	1,342	1,173
Interest expense - net	90	79
Net pension and OPEB cost (benefit), excluding service cost	4	(13)

INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	1,248	1,107
Income taxes	306	306

INCOME BEFORE EQUITY INVESTMENTS	942	801
Income from equity investments	29	23

NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	971	824
Less: noncontrolling interests	(29)	(29)

NET INCOME - PRAXAIR, INC.	$942	$795

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
Basic earnings per share	$3.27	$2.78

Diluted earnings per share	$3.24	$2.76

Cash dividends per share	$1.65	$1.575

WEIGHTED AVERAGE SHARES OUTSTANDING (000’s):
Basic shares outstanding	287,654	285,799
Diluted shares outstanding	290,926	288,067

The accompanying notes are an integral part of these financial statements.

F.2-3

PRAXAIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Millions of dollars)

(UNAUDITED)

	Quarter Ended June 30,
	2018	2017
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	$499	$420
OTHER COMPREHENSIVE INCOME (LOSS)
Translation adjustments:
Foreign currency translation adjustments	(640)	(1)
Income taxes	(3)	55

Translation adjustments	(643)	54

Funded status - retirement obligations (Note 11):
Retirement program remeasurements	(9)	(17)
Reclassifications to net income	17	16
Income taxes	(2)	1

Funded status - retirement obligations	6	—

Derivative instruments (Note 6):
Current quarter unrealized gain (loss)	—	1
Reclassifications to net income	—	—
Income taxes	—	(1)
Derivative instruments	—	—
TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(637)	54
COMPREHENSIVE INCOME (LOSS) (INCLUDING NONCONTROLLING INTERESTS)	(138)	474
Less: noncontrolling interests	2	(27)

COMPREHENSIVE INCOME (LOSS) - PRAXAIR, INC.	$ (136)	$447

The accompanying notes are an integral part of these financial statements.

F.2-4

PRAXAIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Millions of dollars)

(UNAUDITED)

	Six months ended June 30,
	2018	2017
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	$971	$824
OTHER COMPREHENSIVE INCOME (LOSS)
Translation adjustments:
Foreign currency translation adjustments	(534)	316
Income taxes	6	58

Translation adjustments	(528)	374

Funded status - retirement obligations (Note 11):
Retirement program remeasurements	(8)	(20)
Reclassifications to net income	34	20
Income taxes	(6)	—

Funded status - retirement obligations	20	—

Derivative instruments (Note 6):
Current period unrealized gain (loss)	—	—
Reclassifications to net income	—	—
Income taxes	—	—

Derivative instruments	—	—

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(508)	374

COMPREHENSIVE INCOME (INCLUDING NONCONTROLLING INTERESTS)	463	1,198
Less: noncontrolling interests	(19)	(47)

COMPREHENSIVE INCOME - PRAXAIR, INC.	$444	$1,151

The accompanying notes are an integral part of these financial statements.

F.2-5

PRAXAIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Millions of dollars)

(UNAUDITED)

	June 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$479	$617
Accounts receivable - net	1,877	1,804
Inventories	606	614
Prepaid and other current assets	202	250

TOTAL CURRENT ASSETS	3,164	3,285
Property, plant and equipment (less accumulated depreciation of $13,821 in 2018 and $13,819 in 2017)	11,701	12,057
Goodwill	3,200	3,233
Other intangible assets - net	525	553
Other long-term assets	1,246	1,308

TOTAL ASSETS	$19,836	$20,436

LIABILITIES AND EQUITY
Accounts payable	$967	$972
Short-term debt	250	238
Current portion of long-term debt	979	979
Other current liabilities	1,083	1,118

TOTAL CURRENT LIABILITIES	3,279	3,307
Long-term debt	7,229	7,783
Other long-term liabilities	2,786	2,824

TOTAL LIABILITIES	13,294	13,914

Commitments and contingencies (Note 12)
Redeemable noncontrolling interests (Note 14)	14	11
Praxair, Inc. Shareholders’ Equity:
Common stock $0.01 par value, authorized - 800,000,000 shares, issued 2018 and 2017 - 383,230,625 shares	4	4
Additional paid-in capital	4,066	4,084
Retained earnings	13,690	13,224
Accumulated other comprehensive income (loss) (Note 14)	(4,596)	(4,098)
Less: Treasury stock, at cost (2018 - 95,654,841 shares and 2017 - 96,453,634 shares)	(7,137)	(7,196)

Total Praxair, Inc. Shareholders’ Equity	6,027	6,018
Noncontrolling interests	501	493

TOTAL EQUITY	6,528	6,511

TOTAL LIABILITIES AND EQUITY	$19,836	$20,436

The accompanying notes are an integral part of these financial statements.

F.2-6

PRAXAIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Millions of dollars)

(UNAUDITED)

	Six months ended June 30,
	2018	2017
OPERATIONS
Net income - Praxair, Inc.	$942	$795
Noncontrolling interests	29	29

Net income (including noncontrolling interests)	971	824
Adjustments to reconcile net income to net cash provided by operating activities:
Transaction costs and other charges, net of payments	15	17
Depreciation and amortization	622	579
Deferred income taxes	10	48
Share-based compensation	21	28
Working capital:
Accounts receivable	(147)	(95)
Inventory	(10)	(5)
Prepaid and other current assets	25	(40)
Payables and accruals	(6)	(24)
Pension contributions	(10)	(6)
Long-term assets, liabilities and other	(13)	85

Net cash provided by operating activities	1,478	1,411

INVESTING
Capital expenditures	(676)	(652)
Acquisitions, net of cash acquired	—	(2)
Divestitures and asset sales	69	17

Net cash used for investing activities	(607)	(637)

FINANCING
Short-term debt borrowings (repayments) - net	13	(157)
Long-term debt borrowings	—	10
Long-term debt repayments	(505)	(158)
Issuances of common stock	44	70
Purchases of common stock	(1)	(11)
Cash dividends - Praxair, Inc. shareholders	(474)	(450)
Noncontrolling interest transactions and other	(22)	(84)

Net cash provided by (used for) financing activities	(945)	(780)

Effect of exchange rate changes on cash and cash equivalents	(64)	17

Change in cash and cash equivalents	(138)	11
Cash and cash equivalents, beginning-of-period	617	524

Cash and cash equivalents, end-of-period	$479	$535

The accompanying notes are an integral part of these financial statements.

F.2-7

INDEX TO NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Notes to Condensed Consolidated Financial Statements - Praxair, Inc. and Subsidiaries (Unaudited)

F.2-8

PRAXAIR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Summary of Significant Accounting Policies

Presentation of Condensed Consolidated Financial Statements- In the opinion of Praxair, Inc. (Praxair) management, the accompanying condensed consolidated financial statements include all adjustments necessary for a fair presentation of the results for the interim periods presented and such adjustments are of a normal recurring nature. The accompanying condensed consolidated financial statements should be read in conjunction with the notes to the consolidated financial statements of Praxair, Inc. and subsidiaries for the three years ended December 31, 2017, beginning on page F.2-28. There have been no material changes to the company’s significant accounting policies during 2018.

Accounting Standards Implemented in 2018

•

Revenue Recognition – In May 2014, the FASB issued updated guidance on the reporting and disclosure of revenue. Effective January 1, 2018, Praxair has adopted this guidance using the modified retrospective transition method. No material differences in revenue recognition accounting were identified under the new guidance compared with the Company’s historic revenue recognition accounting (see Note 15).

•

Classification of Certain Cash Receipts and Cash Payments – In August 2016, the FASB issued updated guidance on the classification of certain cash receipts and cash payments within the statement of cash flows. The update provides accounting guidance for specific cash flow issues with the objective of reducing diversity in practice. The adoption of this guidance did not have a material impact on the financial statements.

•

Intra-Entity Asset Transfers – In October 2016, the FASB issued updated guidance for income tax accounting of intra-entity transfers of assets other than inventory. The update requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory in the period when the transfer occurs. The adoption of this guidance did not have a material impact on the financial statements.

•

Pension Costs - In March 2017, the FASB issued updated guidance on the presentation of net periodic pension cost and net periodic postretirement benefit cost. The new guidance requires the service cost component be reported in the same line item or items as other compensation costs arising from services rendered by employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and not included within operating profit. This guidance was adopted in the first quarter 2018. Accordingly, non-service related components of net periodic pension and postretirement benefit costs were reclassified out of “Operating Profit” to “Net pension and OPEB cost (benefit), excluding service cost” using the practical expedient to use the amounts disclosed in the retirement benefits note for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements (see Note 11).

Accounting Standards to be Implemented

•

Leases – In February 2016, the FASB issued updated guidance on the accounting and financial statement presentation of leases. The new guidance requires lessees to recognize a right-of-use asset and lease liability for all leases, except those that meet certain scope exceptions, and would require expanded quantitative and qualitative disclosures. This guidance will be effective for Praxair beginning in the first quarter 2019 and requires companies to transition using a modified retrospective approach. Praxair is in the process of implementing the new guidance and will provide updates on the expected impact to Praxair in future filings, as appropriate.

F.2-9

•

Credit Losses on Financial Instruments –In June 2016, the FASB issued an update on the measurement of credit losses. The guidance introduces a new accounting model for expected credit losses on financial instruments, including trade receivables, based on estimates of current expected credit losses. This guidance will be effective for Praxair beginning in the first quarter 2020, with early adoption permitted beginning in the first quarter 2019 and requires companies to apply the change in accounting on a prospective basis. We are currently evaluating the impact this update will have on our consolidated financial statements.

•

Simplifying the Test for Goodwill Impairment – In January 2017, the FASB issued updated guidance on the measurement of goodwill. The new guidance eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. The guidance will be effective for Praxair beginning in the first quarter 2020. Praxair does not expect this guidance to have a material impact.

•

Derivatives and Hedging - In August 2017, the FASB issued updated guidance on accounting for hedging activities. The new guidance changes both the designation and measurement for qualifying hedging relationships and the presentation of hedge results. This guidance will be effective for Praxair beginning in the first quarter 2019, with early adoption optional. Praxair is currently evaluating the impact this update will have on our consolidated financial statements.

•

Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income – In February 2018, the FASB issued updated guidance which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. This new guidance will be effective for Praxair beginning in the first quarter 2019 on a retrospective basis, with early adoption optional. Praxair is currently assessing the impact and timing of adoption.

Reclassifications – Certain prior years’ amounts have been reclassified to conform to the current year’s presentation including reclassifications on the consolidated statements of income and segment operating profit relating to the adoption of accounting guidance on the presentation of net periodic pension and postretirement benefit costs.

2. Transaction Costs and Other Charges

On June 1, 2017 Praxair and Linde AG (“Linde”) entered into a business combination agreement, pursuant to which they agreed to combine their respective businesses subject to shareholder and regulatory approvals (see Note 17). Praxair incurred transaction costs and other charges primarily in connection with the intended business combination totaling $24 million and $43 million for the quarter and six months ended June 30, 2018 ($21 million and $39 million after-tax and noncontrolling interests, or $0.07 and $0.13 per diluted share), respectively. Praxair incurred transaction costs which totaled $15 million and $21 million after-tax for the quarter and six months ended June 30, 2017 ($0.05 and $0.07 per diluted share), respectively.

Classification in the condensed consolidated financial statements

The costs are shown within operating profit in a separate line item on the consolidated statements of income. On the condensed consolidated statement of cash flows, the impact of these costs, net of cash payments, is shown as an adjustment to reconcile net income to net cash provided by operating activities. In Note 13—Segments, Praxair excluded these costs from its management definition of segment operating profit; a reconciliation of segments operating profit to consolidated operating profit is shown within the segment operating profit table.

3. Acquisitions

Acquisition activity was immaterial for the quarter and six month periods ending June 30, 2018 and June 30, 2017.

F.2-10

4. Supplemental Information

Inventories

The following is a summary of Praxair’s consolidated inventories:

(Millions of dollars)	June 30, 2018	December 31, 2017
Inventories
Raw materials and supplies	$222	$224
Work in process	54	57
Finished goods	330	333

Total inventories	$606	$614

Long-term receivables

Long-term receivables are not material and are largely reserved. Such long-term receivables are included within other long-term assets in the condensed consolidated balance sheets and totaled $32 million and $54 million at June 30, 2018 and December 31, 2017, respectively. These amounts are net of reserves of $46 million and $51 million, respectively. The amounts in both periods relate primarily to government receivables in Brazil and other long-term notes receivable from customers. Collectability is reviewed regularly and uncollectible amounts are written off as appropriate.

5. Debt

The following is a summary of Praxair’s outstanding debt at June 30, 2018 and December 31, 2017:

(Millions of dollars)	June 30, 2018	December 31, 2017
SHORT-TERM
Commercial paper and U.S. bank borrowings	$214	$202
Other bank borrowings (primarily international)	36	36

Total short-term debt	250	238

LONG-TERM (a)
U.S. borrowings (U.S. dollar denominated unless otherwise noted) 1.20% Notes due 2018 (b)	—	498
1.25% Notes due 2018 (c)	474	475
1.90% Notes due 2019	500	500
4.50% Notes due 2019	599	599
1.50% Euro-denominated notes due 2020	699	717
2.25% Notes due 2020	299	299
4.05% Notes due 2021	498	498
3.00% Notes due 2021	498	497
2.45% Notes due 2022	598	598
2.20% Notes due 2022	498	498
2.70% Notes due 2023	498	498
1.20% Euro-denominated notes due 2024	640	658
2.65% Notes due 2025	398	397
1.625% Euro-denominated notes due 2025	578	594
3.20% Notes due 2026	725	725
3.55% Notes due 2042	662	662
Other	10	12
International bank borrowings	30	33
Obligations under capital leases	4	4

	8,208	8,762
Less: current portion of long-term debt	(979)	(979)

Total long-term debt	7,229	7,783

Total debt	$8,458	$9,000

(a)	Amounts are net of unamortized discounts, premiums and/or debt issuance costs as applicable.
(b)	In March 2018, Praxair repaid $500 million of 1.20% notes that became due.
(c)	June 30, 2018 and December 31, 2017 include a $1 million fair value decrease and a less than $1 million increase, respectively, related to hedge accounting. See Note 6 for additional information.

In June 2018, the company’s $500 million 364-day revolving credit facility with a syndicate of banks expired and was not renewed.

F.2-11

6. Financial Instruments

In its normal operations, Praxair is exposed to market risks relating to fluctuations in interest rates, foreign currency exchange rates, energy costs and to a lesser extent precious metal prices. The objective of financial risk management at Praxair is to minimize the negative impact of such fluctuations on the company’s earnings and cash flows. To manage these risks, among other strategies, Praxair routinely enters into various derivative financial instruments (“derivatives”) including interest-rate swap and treasury rate lock agreements, currency-swap agreements, forward contracts, currency options, and commodity-swap agreements. These instruments are not entered into for trading purposes and Praxair only uses commonly traded and non-leveraged instruments.

There are three types of derivatives that the company enters into: (i) those relating to fair-value exposures, (ii) those relating to cash-flow exposures, and (iii) those relating to foreign currency net investment exposures. Fair-value exposures relate to recognized assets or liabilities, and firm commitments; cash-flow exposures relate to the variability of future cash flows associated with recognized assets or liabilities, or forecasted transactions; and net investment exposures relate to the impact of foreign currency exchange rate changes on the carrying value of net assets denominated in foreign currencies.

When a derivative is executed and hedge accounting is appropriate, it is designated as either a fair-value hedge, cash-flow hedge, or a net investment hedge. Currently, Praxair designates all interest-rate and treasury-rate locks as hedges for accounting purposes; however, currency contracts are generally not designated as hedges for accounting purposes unless they are related to forecasted transactions. Whether designated as hedges for accounting purposes or not, all derivatives are linked to an appropriate underlying exposure. On an ongoing basis, the company assesses the hedge effectiveness of all derivatives designated as hedges for accounting purposes to determine if they continue to be highly effective in offsetting changes in fair values or cash flows of the underlying hedged items. If it is determined that the hedge is not highly effective, then hedge accounting will be discontinued prospectively.

Counterparties to Praxair’s derivatives are major banking institutions with credit ratings of investment grade or better and no collateral is required, and there are no significant risk concentrations. Management believes the risk of incurring losses on derivative contracts related to credit risk is remote and any losses would be immaterial.

The following table is a summary of the notional amount and fair value of derivatives outstanding at June 30, 2018 and December 31, 2017 for consolidated subsidiaries:

			Fair Value
	Notional Amounts		Assets		Liabilities
(Millions of dollars)	June 30, 2018	December 31, 2017	June 30, 2018	December 31, 2017	June 30, 2018	December 31, 2017
Derivatives Not Designated as Hedging Instruments:
Currency contracts:
Balance sheet items (a)	$2,266	$2,693	$6	$16	$25	$16

Derivatives Designated as Hedging Instruments:
Currency contracts:
Balance sheet items (a)	$—	$38	$—	$—	$—	$2
Forecasted purchases (a)	2	4	—	1	—	—
Interest rate contracts:
Interest rate swaps (a)	475	475	—	—	1	—

Total Hedges	$477	$517	$—	$1	$1	$2

Total Derivatives	$2,743	$3,210	$6	$17	$26	$18

(a)	Assets are recorded in prepaid and other current assets, and liabilities are recorded in other current liabilities.

F.2-12

Currency Contracts

Balance Sheet Items

Foreign currency contracts related to balance sheet items consist of forward contracts entered into to manage the exposure to fluctuations in foreign-currency exchange rates on recorded balance sheet assets and liabilities denominated in currencies other than the functional currency of the related operating unit. Certain forward currency contracts are entered into to protect underlying monetary assets and liabilities denominated in foreign currencies from foreign exchange risk and are not designated as hedging instruments. The fair value adjustments on these contracts are offset by the fair value adjustments recorded on the underlying monetary assets and liabilities. Praxair also enters into forward currency contracts, which are designated as hedging instruments, to limit the cash flow exposure on certain foreign-currency denominated intercompany loans. The fair value adjustments on these contracts are recorded to AOCI, with the effective portion immediately reclassified to earnings to offset the fair value adjustments on the underlying debt instrument.

Forecasted Purchases

Foreign currency contracts related to forecasted purchases consist of forward contracts entered into to manage the exposure to fluctuations in foreign-currency exchange rates on forecasted purchases of capital-related equipment and services denominated in currencies other than the functional currency of the related operating units. These forward contracts were designated and accounted for as cash flow hedges.

Net Investment Hedge

As of June 30, 2018, the Company has €1.65 billion ($1.92 billion) of Euro-denominated notes, of which €1.57 billion ($1.83 billion) is designated as a hedge of the net investment position in its European operations. These Euro-denominated debt instruments reduce the company’s exposure to changes in the currency exchange rate on investments in foreign subsidiaries with Euro functional currencies. Since hedge inception, exchange rate movements have reduced long-term debt by $148 million (long-term debt decreased by $51 million during the first six months of 2018), with the offsetting gain shown within the cumulative translation component of AOCI in the condensed consolidated balance sheets and the consolidated statements of comprehensive income.

Interest Rate Contracts

Outstanding Interest Rate Swaps

At June 30, 2018, Praxair had one outstanding interest rate swap agreement with a $475 million notional amount related to the $475 million 1.25% notes that mature in 2018. The interest rate swap effectively converts fixed-rate interest to variable-rate interest and is designated as a fair value hedge. Fair value adjustments are recognized in earnings along with an equally offsetting charge / benefit to earnings for the changes in the fair value of the underlying debt instrument. At June 30, 2018, $1 million was recognized as a decrease in the fair value of these notes (increase in the fair value of less than $1 million at December 31, 2017).

Terminated Treasury Rate Locks

The following table summarizes the unrecognized gains (losses) related to terminated treasury rate lock contracts:

	Year Terminated	Original Gain / (Loss)	Unrecognized Gain / (Loss) (a)
(Millions of dollars)			June 30, 2018	December 31, 2017
Treasury Rate Locks
Underlying debt instrument:
$500 million 2.20% fixed-rate notes that mature in 2022 (b)	2012	$(2)	$(1)	$(1)
$500 million 3.00% fixed-rate notes that mature in 2021 (b)	2011	(11)	(3)	(4)
$600 million 4.50% fixed-rate notes that mature in 2019 (b)	2009	16	2	3

Total - pre-tax			$(2)	$(2)
Less: income taxes			1	1

After - tax amounts			$(1)	$(1)

(a)

The unrecognized gains / (losses) for the treasury rate locks are shown in accumulated other comprehensive income (“AOCI”) and are being recognized on a straight line basis to interest expense – net over the term of the underlying debt agreements. Refer to the table below summarizing the impact on the company’s consolidated statements of income and AOCI for current period gain (loss) recognition.

(b)

The notional amount of the treasury rate lock contracts are equal to the underlying debt instrument with the exception of the treasury rate lock contract entered into to hedge the $600 million 4.50% fixed-rate notes that mature in 2019. The notional amount of this contract was $500 million.

F.2-13

The following table summarizes the impact of the company’s derivatives on the consolidated statements of income:

	Amount of Pre-Tax Gain (Loss) Recognized in Earnings *
	Quarter Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2018	2017	2018	2017
Derivatives Not Designated as Hedging Instruments
Currency contracts:
Balance sheet items
Debt-related	$(68)	$30	$(32)	$109
Other balance sheet items	(1)	1	1	2

Total	$(69)	$31	$(31)	$111

*

The gains (losses) on balance sheet items are offset by gains (losses) recorded on the underlying hedged assets and liabilities. Accordingly, the gains (losses) for the derivatives and the underlying hedged assets and liabilities related to debt items are recorded in the consolidated statements of income as interest expense-net. Other balance sheet items and anticipated net income gains (losses) are recorded in the consolidated statements of income as other income (expenses)-net.

The following table summarizes the impacts of the company’s derivatives designated as hedging instruments that impact AOCI:

Derivatives Designated as Hedging Instruments **

	Quarter Ended
	Amount of Gain (Loss) Recognized in AOCI		Amount of Gain (Loss) Reclassified from AOCI to the Consolidated Statement of Income
(Millions of dollars)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Currency contracts:
Balance sheet items	$—	$—	$—	$—
Forecasted purchases	—	1	—	—
Interest rate contracts:
Treasury rate lock contracts	—	—	—	—

Total - pre tax	$—	$1	$—	$—
Less: income taxes	—	(1)	—	—

Total - Net of Taxes	$—	$—	$—	$—

F.2-14

Six Months Ended
	Amount of Gain (Loss) Recognized in AOCI		Amount of Gain (Loss) Reclassified from AOCI to the Consolidated Statement of Income
(Millions of dollars)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Currency contracts:
Balance sheet items	$—	$(1)	$—	$—
Forecasted purchases	—	1	—	—
Interest rate contracts:
Treasury rate lock contracts	—	—	—	—

Total - pre tax	$—	$—	$—	$—
Less: income taxes	—	—	—	—

Total - Net of Taxes	$—	$—	$—	$—

**

The gains (losses) on net investment hedges are recorded as a component of AOCI within foreign currency translation adjustments in the condensed consolidated balance sheets and the condensed consolidated statements of comprehensive income. The gains (losses) on treasury rate locks are recorded as a component of AOCI within derivative instruments in the condensed consolidated balance sheets and the condensed consolidated statements of comprehensive income. There was no ineffectiveness for these instruments during 2018 or 2017. The gains (losses) on net investment hedges are reclassified to earnings only when the related currency translation adjustments are required to be reclassified, usually upon sale or liquidation of the investment. The gains (losses) for interest rate contracts are reclassified to earnings as interest expense –net on a straight-line basis over the remaining maturity of the underlying debt. Net losses of less than $1 million are expected to be reclassified to earnings during the next twelve months.

7. Fair Value Disclosures

The fair value hierarchy prioritizes the input to valuation techniques used to measure fair value into three broad levels as follows:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table summarizes assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements Using
	Level 1		Level 2		Level 3
(Millions of dollars)	June 30, 2018	December 31, 2017	June 30, 2018	December 31, 2017	June 30, 2018	December 31, 2017
Assets
Derivatives	—	—	$6	$17	—	—

Liabilities
Derivatives	—	—	$26	$18	—	—

The fair values of the derivative assets and liabilities are based on market prices obtained from independent brokers or determined using quantitative models that use as their basis readily observable market parameters that are actively quoted and can be validated through external sources, including third-party pricing services, brokers and market transactions. Investments are marketable securities traded on an exchange.

The fair values of cash and cash equivalents, short-term debt, accounts receivable-net, and accounts payable approximate carrying amounts because of the short maturities of these instruments. The fair value of long-term debt is estimated based on the quoted market prices for similar issues, which is deemed a level 2 measurement. At June 30, 2018, the estimated fair value of Praxair’s long-term debt portfolio was $8,216 million versus a carrying value of $8,208 million. At December 31, 2017, the estimated fair value of Praxair’s long-term debt portfolio was $8,969 million versus a carrying value of $8,762 million. Differences from carrying amounts are attributable to interest-rate changes subsequent to when the debt was issued.

F.2-15

8. Earnings Per Share – Praxair, Inc. Shareholders

Basic earnings per share is computed by dividing Net income – Praxair, Inc. for the period by the weighted average number of Praxair common shares outstanding. Diluted earnings per share is computed by dividing Net income – Praxair, Inc. for the period by the weighted average number of Praxair common shares outstanding and dilutive common stock equivalents, as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Numerator (Millions of dollars)
Net income - Praxair, Inc.	$480	$406	$942	$795

Denominator (Thousands of shares)
Weighted average shares outstanding	287,467	285,719	287,321	285,429
Shares earned and issuable under compensation plans	336	371	333	370

Weighted average shares used in basic earnings per share	287,803	286,090	287,654	285,799
Effect of dilutive securities
Stock options and awards	3,105	2,445	3,272	2,268

Weighted average shares used in diluted earnings per share	290,908	288,535	290,926	288,067
Basic Earnings Per Share	$1.67	$1.42	$3.27	$2.78
Diluted Earnings Per Share	$1.65	$1.41	$3.24	$2.76

There were no antidilutive shares for the quarter and six months ended June 30, 2018. Stock options of 2,508,472 and 2,509,162 for the quarter and six months ended June 30, 2017 were antidilutive and therefore excluded in the computation of diluted earnings per share.

9. Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill for the six months ended June 30, 2018 were as follows:

(Millions of dollars)	North America	South America	Europe	Asia	Surface Technologies	Total
Balance, December 31, 2017	$2,202	$129	$698	$61	$143	$3,233
Acquisitions	—	—	—	—	—	—
Purchase adjustments & other	12	—	—	—	—	12
Foreign currency translation	(7)	(22)	(12)	(1)	(3)	(45)

Balance, June 30, 2018	$2,207	$107	$686	$60	$140	$3,200

Praxair has performed its goodwill impairment tests annually during the second quarter of each year, and historically has determined that the fair value of each of its reporting units was substantially in excess of its carrying value. For the 2018 test completed this quarter, Praxair applied the FASB’s accounting guidance which allows the Company to first assess qualitative factors to determine the extent of additional quantitative analysis, if any, that may be required to test goodwill for impairment (refer to Note 1 to the consolidated financial statements of Praxair, Inc. and subsidiaries for the three years ended December 31, 2017, beginning on page F.2-28). Based on the qualitative assessments performed in the second quarter of 2018, Praxair concluded that it was more likely than not that the fair value of each reporting unit substantially exceeded its carrying value and therefore, further quantitative analysis was not required. As a result, no impairment was recorded. There were no indicators of impairment through June 30, 2018.

F.2-16

Changes in the carrying amounts of other intangibles for the six months ended June 30, 2018 were as follows:

(Millions of dollars)	Customer & License/Use Agreements	Non-compete Agreements	Patents & Other	Total
Cost:
Balance, December 31, 2017	$772	$28	$52	$852
Additions	—	—	—	—
Foreign currency translation	(6)	—	—	(6)
Other*	(20)	(5)	—	(25)

Balance, June 30, 2018	$746	$23	$52	$821

Less: Accumulated amortization
Balance, December 31, 2017	$(260)	$(18)	$(21)	$(299)
Amortization expense	(19)	(2)	(2)	(23)
Foreign currency translation	2	—	—	2
Other*	19	5	—	24

Balance, June 30, 2018	$(258)	$(15)	$(23)	$(296)

Net balance at June 30, 2018	$488	$8	$29	$525

*	Other primarily relates to the write-off of fully amortized assets.

There are no expected residual values related to these intangible assets. The remaining weighted-average amortization period for intangible assets is approximately 16 years.

Total estimated annual amortization expense is as follows:

(Millions of dollars)
Remaining 2018	$22
2019	43
2020	41
2021	39
2022	38
Thereafter	342

$ 525

10. Share-Based Compensation

Share-based compensation expense of $17 million ($12 million after-tax) and $16 million ($1 million after-tax) was recognized during the quarters ended June 30, 2018 and 2017, respectively. The 2018 and 2017 quarters include $2 million and $10 million of excess tax benefits, respectively. Share-based compensation of $21 million ($2 million after-tax) and $28 million ($5 million after-tax) was recognized during the six months ended June 30, 2018 and 2017, respectively. The 2018 and 2017 six-month periods include $15 million and $14 million, respectively, of excess tax benefits. The expense was recorded primarily in selling, general and administrative expenses. There was no share-based compensation cost that was capitalized. For further details regarding Praxair’s share-based compensation arrangements and prior-year grants, refer to Note 15 to the consolidated financial statements of Praxair, Inc. and subsidiaries for the three years ended December 31, 2017, beginning on page F.2-28.

Stock Options

The weighted-average fair value of options granted during the six months ended June 30, 2018 was $19.29 ($12.40 in 2017) based on the Black-Scholes Options-Pricing model. The increase in grant date fair value year-over-year was primarily attributable to an increase in the company’s stock price.

F.2-17

The following weighted-average assumptions were used to value the grants in 2018 and 2017:

	Six months ended June 30,
	2018	2017
Dividend yield	2.1%	2.7%
Volatility	14.4%	14.0%
Risk-free interest rate	2.67%	2.13%
Expected term years	5	6

The following table summarizes option activity under the plans as of June 30, 2018 and changes during the six-month period then ended (averages are calculated on a weighted basis; life in years; intrinsic value expressed in millions):

	Number of Options (000’s)	Average Exercise Price	Average Remaining Life	Aggregate Intrinsic Value
Outstanding at January 1, 2018	10,787	$108.70
Granted	1,625	154.00
Exercised	(1,136)	92.29
Cancelled or Expired	(35)	126.27

Outstanding at June 30, 2018	11,241	116.86	6.3	$464

Exercisable at June 30, 2018	7,521	$110.02	5.2	$362

The aggregate intrinsic value represents the difference between the company’s closing stock price of $158.15 as of June 30, 2018 and the exercise price multiplied by the number of in the money options outstanding as of that date. The total intrinsic value of stock options exercised during the quarter and six months ended June 30, 2018 was $14 million and $77 million, respectively ($45 million and $63 million during the same periods in 2017, respectively).

Cash received from option exercises under all share-based payment arrangements for the quarter and six months ended June 30, 2018 was $12 million and $38 million, respectively ($44 million and $63 million for the same periods in 2017). The cash tax benefit realized from share-based compensation totaled $5 million and $19 million for the quarter and six months ended June 30, 2018, respectively ($18 million and $26 million for the same periods in 2017, respectively).

As of June 30, 2018, $33 million of unrecognized compensation cost related to non-vested stock options is expected to be recognized over a weighted-average period of approximately 1 year.

Performance-Based and Restricted Stock Awards

During the six months ended June 30, 2018, the company granted restricted stock units to employees of 269,433 shares. There were no performance-based stock awards granted to employees during the six months ended June 30, 2018 as restricted stock units were granted in place of performance-based stock awards. Compensation expense related to the restricted stock units is recognized over the vesting period, which is up to three years, based on the grant date fair value.

As of June 30, 2018 the company had performance-based stock awards outstanding, tied to either return on capital (“ROC”) performance or relative total shareholder return (“TSR”) performance versus that of the S&P 500. The actual number of shares issued in settlement of a vested award can range from zero to 200 percent of the target number of shares granted based upon the company’s attainment of specified performance targets at the end of a three-year period. Compensation expense related to these awards is recognized over the three-year performance period based on the fair value of the closing market price of the company’s common stock on the date of the grant and the estimated performance that will be achieved. Compensation expense for ROC awards will be adjusted during the three-year performance period based upon the estimated performance levels that will be achieved. TSR awards are measured at their grant date fair value and not subsequently re-measured.

The weighted-average fair value of restricted stock units granted during the six months ended June 30, 2018 was $144.79 ($111.69 for the same period in 2017). These fair values are based on the closing market price of Praxair’s common stock on the grant date adjusted for dividends that will not be paid during the vesting period. The weighted-average fair value of ROC performance-based stock awards granted during the six months ended June 30, 2017 was $109.68.

F.2-18

The weighted-average fair value of performance-based stock tied to relative TSR performance granted during six months ended June 30, 2017 was $124.12 and was estimated using a Monte Carlo simulation performed as of the grant date.

The following table summarizes non-vested performance-based and restricted stock award activity as of June 30, 2018 and changes during the six months then ended (shares based on target amounts, averages are calculated on a weighted basis):

	Performance-Based		Restricted Stock
	Number of Shares (000’s)	Average Grant Date Fair Value	Number of Shares (000’s)	Average Grant Date Fair Value
Non-vested at January 1, 2018	665	$113.40	264	$107.56
Granted	—	—	269	144.79
Vested	(78)	119.98	(89)	116.29
Cancelled and Forfeited	(150)	110.12	(14)	92.93

Non-vested at June 30, 2018	437	$110.02	430	$129.49

There are approximately 6 thousand performance-based shares and 3 thousand restricted stock shares that are non-vested at June 30, 2018 which will be settled in cash due to foreign regulatory limitations. The liability related to these grants reflects the current estimate of performance that will be achieved and the current common stock price.

As of June 30, 2018, based on current estimates of future performance, $11 million of unrecognized compensation cost related to performance-based awards is expected to be recognized through the first quarter of 2020 and $36 million of unrecognized compensation cost related to the restricted stock awards is expected to be recognized primarily through the first quarter of 2021.

11. Retirement Programs

The components of net pension and postretirement benefits other than pensions (“OPEB”) costs for the quarter and six months ended June 30, 2018 and 2017 are shown below:

	Quarter Ended June 30,				Six Months Ended June 30,
	Pensions		OPEB		Pensions		OPEB
(Millions of dollars)	2018	2017	2018	2017	2018	2017	2018	2017
Amount recognized in Operating Profit
Service cost	$12	$12	$1	$1	$24	$23	$1	$2
Amount recognized in Net pension and OPEB cost (benefit), excluding service cost
Interest cost	25	25	1	1	51	51	2	2
Expected return on plan assets	(41)	(40)	—	—	(83)	(80)	—	—
Net amortization and deferral	18	17	(1)	(1)	36	34	(2)	(2)
Curtailment gain (a)	—	—	—	—	—	—	—	(18)

	$2	$2	$—	$—	$4	$5	$—	$(18)

Net periodic benefit cost (benefit)	$14	$14	$1	$1	$28	$28	$1	$(16)

(a)	The curtailment gain recorded in the first quarter of 2017 resulted from the termination of an OPEB plan in South America.

Praxair estimates that 2018 required contributions to its pension plans will be in the range of $15 million to $20 million, of which $10 million have been made through June 30, 2018.

F.2-19

12. Commitments and Contingencies

Contingent Liabilities

Praxair is subject to various lawsuits and government investigations that arise from time to time in the ordinary course of business. These actions are based upon alleged environmental, tax, antitrust and personal injury claims, among others. Praxair has strong defenses in these cases and intends to defend itself vigorously. It is possible that the company may incur losses in connection with some of these actions in excess of accrued liabilities. Management does not anticipate that in the aggregate such losses would have a material adverse effect on the company’s consolidated financial position or liquidity; however, it is possible that the final outcomes could have a significant impact on the company’s reported results of operations in any given period (see Note 17 to the consolidated financial statements of Praxair, Inc. and subsidiaries for the three years ended December 31, 2017, beginning on page F.2-28).

Significant matters are:

•

During May 2009, the Brazilian government published Law 11941/2009 instituting a new voluntary amnesty program (“Refis Program”) which allowed Brazilian companies to settle certain federal tax disputes at reduced amounts. During the 2009 third quarter, Praxair decided that it was economically beneficial to settle many of its outstanding federal tax disputes and such disputes were enrolled in the Refis Program, subject to final calculation and review by the Brazilian federal government. The Company recorded estimated liabilities based on the terms of the Refis Program. Since 2009, Praxair has been unable to reach final agreement on the calculations and initiated litigation against the government in an attempt to resolve certain items. Open issues relate to the following matters: (i) application of cash deposits and net operating loss carryforwards to satisfy obligations, and (ii) the amount of tax reductions available under the Refis Program. It is difficult to estimate the timing of resolution of legal matters in Brazil.

•

At June 30, 2018 the most significant non-income and income tax claims in Brazil, after enrollment in the Refis Program, relate to state VAT tax matters and a federal income tax matter where the taxing authorities are challenging the tax rate that should be applied to income generated by a subsidiary company. The total estimated exposure relating to such claims, including interest and penalties, as appropriate, is approximately $210 million. Praxair has not recorded any liabilities related to such claims based on management judgments, after considering judgments and opinions of outside counsel. Because litigation in Brazil historically takes many years to resolve, it is very difficult to estimate the timing of resolution of these matters; however, it is possible that certain of these matters may be resolved within the near term. The company is vigorously defending against the proceedings.

•

On September 1, 2010, CADE (Brazilian Administrative Council for Economic Defense) announced alleged anticompetitive activity on the part of five industrial gas companies in Brazil and imposed fines on all five companies. Originally, CADE imposed a civil fine of R$2.2 billion Brazilian reais (US$570 million) against White Martins, the Brazil-based subsidiary of Praxair, Inc. In response to a motion for clarification, the fine was reduced to R$1.7 billion Brazilian reais (US$440 million) due to a calculation error made by CADE. The amount of the fine is subject to indexation using SELIC. On September 2, 2010, Praxair issued a press release and filed a report on Form 8-K rejecting all claims and stating that the fine represents a gross and arbitrary disregard of Brazilian law.

On October 19, 2010, White Martins filed an annulment petition (“appeal”) with the Federal Court in Brasilia seeking to have the fine against White Martins entirely overturned. In order to suspend payment of the fine pending the completion of the appeal process, Brazilian law required that the company tender a form of guarantee in the amount of the fine as security. Initially, 50% of the guarantee was satisfied by letters of credit with a financial institution and 50% by equity of a Brazilian subsidiary. On April 15, 2016, the Ninth Federal Court in Brasilia allowed White Martins to withdraw and cancel the letters of credit. Accordingly, the guarantee is currently satisfied solely by equity of a Brazilian subsidiary.

On September 14, 2015, the Ninth Federal Court of Brasilia overturned the fine against White Martins and declared the original CADE administrative proceeding to be null and void. On June 30, 2016, CADE filed an appeal against this decision with the Federal Circuit Court in Brasilia.

Praxair strongly believes that the allegations are without merit and that the fine will be entirely overturned during the appeal process. The company further believes that it has strong defenses and will vigorously defend against the allegations and related fine up to such levels of the Federal Courts in Brazil as may be necessary. Because appeals in Brazil historically take many years to resolve, it is very difficult to estimate when the appeal will be finally decided. Based on management judgments, after considering judgments and opinions of outside counsel, no reserve has been recorded for this proceeding as management does not believe that a loss is probable.

F.2-20

13. Segments

For a description of Praxair’s operating segments, refer to Note 18 to the consolidated financial statements of Praxair, Inc. and subsidiaries for the three years ended December 31, 2017, beginning on page F.2-28.

Sales and operating profit by segment for the quarters and six months ended June 30, 2018 and 2017 are shown below. 2017 segment operating profit has been reclassified to conform with current year presentation as a result of the adoption of new accounting guidance on the presentation of net periodic pension and postretirement benefit costs (see Note 1).

	Quarter Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2018	2017	2018	2017
SALES(a)
North America	$1,594	$1,505	$3,157	$2,963
Europe	444	383	872	739
South America	349	373	714	742
Asia	502	422	978	817
Surface Technologies	172	151	339	301

Total sales	$3,061	$2,834	$6,060	$5,562

	Quarter Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2018	2017	2018	2017
OPERATING PROFIT
North America	$432	$378	$838	$735
Europe	87	74	167	141
South America	56	64	110	112
Asia	107	80	211	155
Surface Technologies	31	25	59	51

Segment operating profit	713	621	1,385	1,194
Transaction costs and other charges (Note 2)	(24)	(15)	(43)	(21)

Total operating profit	$689	$606	$1,342	$1,173

(a)	Sales reflect external sales only. Intersegment sales, primarily from North America to other segments, were not material.

F.2-21

14. Equity and Redeemable Noncontrolling Interests

Equity

A summary of the changes in total equity for the quarters and six months ended June 30, 2018 and 2017 is provided below:

	Quarter Ended June 30,
(Millions of dollars)	2018			2017
Activity	Praxair, Inc. Shareholders’ Equity	Noncontrolling Interests	Total Equity	Praxair, Inc. Shareholders’ Equity	Noncontrolling Interests	Total Equity
Balance, beginning of period	$6,368	$516	$6,884	$5,529	$436	$5,965
Net income (a)	480	18	498	406	13	419
Other comprehensive income (loss)	(616)	(21)	(637)	41	13	54
Noncontrolling interests:
Additions (reductions)	—	1	1	—	7	7
Dividends and other capital changes	—	(13)	(13)	—	(16)	(16)
Redemption value adjustments	—	—	—	—	—	—
Dividends to Praxair, Inc. common stock holders ($0.825 per share in 2018 and $0.7875 per share in 2017)	(237)	—	(237)	(225)	—	(225)
Issuances of common stock:
For the dividend reinvestment and stock purchase plan	1	—	1	1	—	1
For employee savings and incentive plans	15	—	15	39	—	39
Purchases of common stock	(1)	—	(1)	—	—	—
Share-based compensation	17	—	17	16	—	16

Balance, end of period	$6,027	$501	$6,528	$5,807	$453	$6,260

	Six Months Ended June 30,
(Millions of dollars)	2018			2017
Activity	Praxair, Inc. Shareholders’ Equity	Noncontrolling Interests	Total Equity	Praxair, Inc. Shareholders’ Equity	Noncontrolling Interests	Total Equity
Balance, beginning of period	$6,018	$493	$6,511	$5,021	$420	$5,441
Net income (a)	942	27	969	795	28	823
Other comprehensive income (loss)	(498)	(10)	(508)	356	18	374
Noncontrolling interests:
Additions (reductions)	—	7	7	—	7	7
Dividends and other capital changes	—	(16)	(16)	—	(20)	(20)
Redemption value adjustments	(2)	—	(2)	—	—	—
Dividends to Praxair, Inc. common stock holders ($1.65 per share in 2018 and $1.575 per share in 2017)	(474)	—	(474)	(450)	—	(450)
Issuances of common stock:
For the dividend reinvestment and stock purchase plan	3	—	3	3	—	3
For employee savings and incentive plans	18	—	18	54	—	54
Other	—	—	—	—	—	—
Purchases of common stock	(1)	—	(1)	—	—	—
Share-based compensation	21	—	21	28	—	28

Balance, end of period	$6,027	$501	$6,528	$5,807	$453	$6,260

(a)

Net income for noncontrolling interests excludes Net income related to redeemable noncontrolling interests of $2 million for the six months ended June 30, 2018 ($1 million for the same time period in 2017) which is not part of total equity (see redeemable noncontrolling interests section below).

F.2-22

The components of AOCI are as follows:

(Millions of dollars)	June 30, 2018	December 31, 2017
Cumulative translation adjustment - net of taxes:
North America	$(940)	$(885)
South America	(2,319)	(2,004)
Europe	(433)	(398)
Asia	(254)	(151)
Surface Technologies	(27)	(17)

	(3,973)	(3,455)
Derivatives - net of taxes	(1)	(1)
Pension / OPEB funded status obligation (net of $341 million and $347 million tax benefit in June 30, 2018 and December 31, 2017, respectively)	(622)	(642)

	$(4,596)	$(4,098)

Redeemable Noncontrolling Interests

Noncontrolling interests with redemption features, such as put/sell options, that are not solely within the Company’s control (“redeemable noncontrolling interests”) are reported separately in the consolidated balance sheets at the greater of carrying value or redemption value. For redeemable noncontrolling interests that are not yet exercisable, Praxair calculates the redemption value by accreting the carrying value to the redemption value over the period until exercisable. If the redemption value is greater than the carrying value, any increase is adjusted directly to equity and does not impact net income.

At June 30, 2018 and 2017, redeemable noncontrolling interests includes one packaged gas distributor in the United States where the noncontrolling shareholder has a put option.

Following is a summary of the changes in redeemable noncontrolling interests for the six months ended June 30, 2018 and 2017:

(Millions of dollars)	2018	2017
Balance, January 1	$11	$11
Net income	2	1
Distributions to noncontrolling interest and other	(1)	(2)
Redemption value adjustments/accretion	2	—

Balance, June 30	$14	$10

15. Revenue Recognition

Effective January 1, 2018, Praxair adopted the FASB’s Accounting Standards Update No. 2014-09 (“ASC 606”) relating to Revenue Recognition using the modified retrospective transition method. The new accounting standard requires revenue to be recognized as control of goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled to receive in exchange for the goods or services. No material differences in revenue recognition were identified as compared to the Company’s historical revenue recognition accounting; accordingly, there is no adjustment to opening retained earnings at January 1, 2018 and therefore no need to present comparable revenue in accordance with the prior accounting policy. The following sections include updated accounting policies and disclosures required by ASC 606. Praxair’s significant accounting policies for periods through December 31, 2017 are summarized in Note 1 to the consolidated financial statements of Praxair, Inc. and subsidiaries for the three years ended December 31, 2017, beginning on page F.2-28.

Contracts with Customers

Approximately 94% of Praxair’s consolidated sales are generated from industrial gases and related products in four geographic segments (North America, Europe, South America and Asia) and the remaining 6% is related to the global surface technologies segment. Praxair serves a diverse group of industries including healthcare, petroleum refining, manufacturing, food, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment.

F.2-23

Industrial Gases

Within each of the Company’s geographic segments for industrial gases, there are three basic distribution methods: (i) on-site or tonnage; (ii) merchant or bulk liquid; and (iii) packaged or cylinder gases. The distribution method used by Praxair to supply a customer is determined by many factors, including the customer’s volume requirements and location. The distribution method generally determines the contract terms with the customer and, accordingly, the revenue recognition accounting practices. Praxair’s primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). These products are generally sold through one of the three distribution methods.

Following is a description of each of the three industrial gases distribution methods and the respective revenue recognition policies:

On-site. Customers that require the largest volumes of product and that have a relatively constant demand pattern are supplied by cryogenic and process gas on-site plants. Praxair constructs plants on or adjacent to these customers’ sites and supplies the product directly to customers by pipeline. Where there are large concentrations of customers, a single pipeline may be connected to several plants and customers. On-site product supply contracts generally are total requirement contracts with terms typically ranging from 10-20 years and contain minimum purchase requirements and price escalation provisions. Many of the cryogenic on-site plants also produce liquid products for the merchant market. Therefore, plants are typically not dedicated to a single customer. Additionally, Praxair is responsible for the design, construction, operations and maintenance of the plants and our customers typically have no involvement in these activities. Advanced air separation processes also allow on-site delivery to customers with smaller volume requirements.

The Company’s performance obligations related to on-site customers are satisfied over time as customers receive and obtain control of the product. Praxair has elected to apply the practical expedient for measuring progress towards the completion of a performance obligation and recognizes revenue as the company has the right to invoice each customer, which generally corresponds with product delivery. Accordingly, revenue is recognized when product is delivered to the customer and the Company has the right to invoice the customer in accordance with the contract terms. Consideration in these contracts is generally based on pricing which fluctuates with various price indices. Variable components of consideration exist within on-site contracts but are considered constrained.

Merchant. Merchant deliveries generally are made from Praxair’s plants by tanker trucks to storage containers at the customer’s site. Due to the relatively high distribution cost, merchant oxygen and nitrogen generally have a relatively small distribution radius from the plants at which they are produced. Merchant argon, hydrogen and helium can be shipped much longer distances. The customer agreements used in the merchant business are usually three-to seven-year supply agreements based on the requirements of the customer. These contracts generally do not contain minimum purchase requirements or volume commitments.

The Company’s performance obligations related to merchant customers are generally satisfied at a point in time as the customers receive and obtain control of the product. Revenue is recognized when product is delivered to the customer and the Company has the right to invoice the customer in accordance with the contract terms. Any variable components of consideration within merchant contracts are constrained however this consideration is not significant.

Packaged Gases. Customers requiring small volumes are supplied products in containers called cylinders, under medium to high pressure. Praxair distributes merchant gases from its production plants to Company-owned cylinder filling plants where cylinders are then filled for distribution to customers. Cylinders may be delivered to the customer’s site or picked up by the customer at a packaging facility or retail store. Praxair invoices the customer for the industrial gases and the use of the cylinder container(s). The Company also sells hardgoods and welding equipment purchased from independent manufacturers. Packaged gases are generally sold under one to three-year supply contracts and purchase orders and do not contain minimum purchase requirements or volume commitments.

The Company’s performance obligations related to packaged gases are satisfied at a point in time. Accordingly, revenue is recognized when product is delivered to the customer or when the customer picks up product from a packaged gas facility or retail store, and the Company has the right to payment from the customer in accordance with the contract terms. Any variable consideration is constrained and will be recognized when the uncertainty related to the consideration is resolved.

F.2-24

Surface Technologies

The company’s surface technologies segment, operated through Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Praxair Surface Technologies is a leading global supplier of coatings services and thermal spray consumables to customers in the aircraft, energy, printing, primary metals, petrochemical, textile, and other industries. Its coatings are used to provide wear resistance, corrosion protection, thermal insulation, and many other surface-enhancing functions which serve to extend component life, enable optimal performance, and reduce operating costs. It also manufactures a complete line of electric arc, plasma and wire spray, and high-velocity oxy-fuel (“HVOF”) equipment.

The Company’s performance obligation related to surface technologies customers are generally satisfied at a point in time when the customer receives and takes control of product. Accordingly, revenue is recognized when product is delivered to the customer or when the customer picks up the product from the Company’s facility, and the Company has the right to invoice the customer in accordance with the contract terms.

Payment Terms and Other

Praxair generally receives payment after performance obligations are satisfied, and customer prepayments are not typical. Payment terms vary based on the country where sales originate and local customary payment practices. Praxair does not offer extended financing outside of customary payment terms. Contract asset and liability balances and the changes in these balances are not material. Amounts billed for sales and use taxes, value-added taxes, and certain excise and other specific transactional taxes imposed on revenue producing transactions are presented on a net basis and are not included in sales within the consolidated statement of income. Additionally, sales returns and allowances are not a normal practice in the industry and are not significant.

Disaggregated Revenues Information

As described above and in Note 18 of the consolidated financial statements of Praxair, Inc. and subsidiaries for the three years ended December 31, 2017, beginning on page F.2-28, the Company manages its industrial gases business on a geographic basis, while the surface technologies business is managed on a global basis. Further, the Company believes that reporting sales by distribution method by reportable geographic segment best illustrates the nature, timing, type of customer, and contract terms for its revenues, including terms and pricing.

The following table shows sales by distribution method for each reportable segment and at the consolidated level for the quarter and six months ended June 30, 2018.

	Quarter Ended June 30,
(Dollars in Millions)	Industrial Gases
Sales	North America	Europe	South America	Asia	Surface Technologies	Total	%
Merchant	$591	$152	$131	$164	$—	$1,038	34%
On-Site	458	77	117	250	—	902	29%
Packaged Gas	508	199	93	57	—	857	28%
Other	37	16	8	31	172	264	9%

	$1,594	$444	$349	$502	$172	$3,061	100%

	Six Months Ended June 30,
(Dollars in Millions)	Industrial Gases
Sales	North America	Europe	South America	Asia	Surface Technologies	Total	%
Merchant	$1,164	$300	$274	$311	$—	$2,049	34%
On-Site	918	157	231	496	—	1,802	30%
Packaged Gas	1,001	380	191	111	—	1,683	28%
Other	74	35	18	60	339	526	8%

	$3,157	$872	$714	$978	$339	$6,060	100%

F.2-25

Remaining Performance Obligations

As described above, Praxair’s contracts with on-site customers are under long-term supply arrangements which generally require the customer to purchase their requirements from Praxair and also have minimum purchase requirements. The Company estimates the consideration related to minimum purchase requirements is approximately $17 billion. This amount excludes all sales above minimum purchase requirements, which can be significant depending on customer needs. In the future, actual amounts will be different due to impacts from several factors, many of which are beyond the Company’s control including, but not limited to, timing of newly signed, terminated and renewed contracts, inflationary price escalations, currency exchange rates, and pass-through costs related to natural gas and electricity. The actual duration of long-term supply contracts ranges up to twenty years. The Company estimates that approximately half of the revenue related to minimum purchase requirements are estimated to be earned in the next five years and the remaining thereafter.

16. Income Taxes

U.S. Tax Cuts and Jobs Act (Tax Act)

On December 22, 2017 the U.S. government enacted the Tax Cuts and Jobs Act (Tax Act). This comprehensive tax legislation significantly revises the U.S. corporate income tax rules by, among other things, lowering the corporate income tax rate from 35% to 21%, implementing a territorial tax system and imposing a one-time tax on accumulated earnings of foreign subsidiaries. Given the substantial uncertainties surrounding the Tax Act and the short period of time between December 22, 2017 and December 31, 2017 to calculate the U.S. Federal, U.S. state, and non-U.S. tax impacts of the Tax Act, the Company is accounting for its income tax charge on a provisional (estimated) basis as allowed by SEC Staff Accounting Bulletin No. 118. In 2017, the Company recorded a net provisional income tax charge of $394 million with three main components: (i) an estimated $467 million U.S. federal and state tax charge for deemed repatriation of accumulated foreign earnings; (ii) an estimated $260 million charge for foreign withholding taxes related to anticipated future repatriation of foreign earnings; and (iii) an estimated $333 million deferred tax benefit for the revaluation of net deferred tax liabilities from 35% to the new 21% tax rate. Refer to Note 5 to the consolidated financial statements of Praxair, Inc. and subsidiaries for the three years ended December 31, 2017, beginning on page F.2-28.

During 2018, the Company will continue to evaluate the Tax Act, additional guidance from the Internal Revenue Service, its historical foreign earnings and taxes and other items that could impact its net provisional tax charge. Additionally, the Company will continue to review its foreign capital structures, organizational cash needs and the foreign withholding tax cost of planned repatriation. As new information becomes available, the Company will update its provisional estimate and record any changes to its income tax expense at that time. As of June 30, 2018, there have been no adjustments to the net provisional income tax charge recognized in 2017.

17. Proposed Business Combination with Linde AG

On June 1, 2017, Praxair, Inc. and Linde AG entered into a definitive Business Combination Agreement, as amended (the “Business Combination Agreement”), pursuant to which, among other things, Praxair, Inc. and Linde AG agreed to combine their respective businesses through an all-stock transaction, and become subsidiaries of a new holding company incorporated in Ireland, Linde plc. In connection with the proposed business combination, Linde plc filed a Registration Statement on Form S-4 which was declared effective by the U. S. Securities and Exchange Commission (“SEC”) on August 14, 2017.

Linde plc has also filed an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”) which was approved for publication by BaFin on August 14, 2017 and published by Linde plc on August 15, 2017. Pursuant to the offer document, Linde plc made an offer to exchange each issued and outstanding no-par value bearer share of Linde AG for 1.540 ordinary shares of Linde plc (the “Exchange Offer”). In addition, Zamalight Subco, Inc., an indirect wholly-owned Delaware subsidiary of Linde plc, will merge with and into Praxair, Inc., with Praxair, Inc. surviving the merger (the “Merger”, and together with the Exchange Offer, the “Business Combination”). In the Merger, each share of Praxair, Inc. common stock will be converted into the right to receive one Linde plc ordinary share. Praxair Inc.’s stockholders approved the Merger at Praxair Inc.’s special meeting held on September 27, 2017, and on November 24, 2017, the tender period for the Exchange Offer expired with approximately 92% of all Linde AG shares entitled to voting rights being tendered. The parties currently expect the Business Combination to be completed in the second half of 2018. In connection with the completion of the Business Combination, Linde plc will apply to list its ordinary shares on the New York Stock Exchange and the Frankfurt Stock Exchange, and will seek inclusion in the S&P 500 and DAX 30 indices.

F.2-26

Completion of the Business Combination remains subject to approval by requisite governmental regulators and authorities under applicable competition laws.

The Business Combination Agreement, or certain covenants contained therein, may be terminated for, or may terminate as a result of, certain reasons, including, among others, (a) the mutual consent of Praxair, Inc. and Linde AG to termination, (b) a permanent injunction or order by any governmental entity in Ireland, the United Kingdom, Germany or the United States that prohibits or makes illegal the completion of the Business Combination, (c) the occurrence of a change, event, occurrence or effect that has had or is reasonably expected to have a “material adverse change” (as defined in the Business Combination Agreement) on Linde AG or Praxair, Inc. or (d) the failure to obtain approval by requisite governmental regulators and authorities described in the preceding paragraph.

For additional information related to the Business Combination Agreement, please refer to the proxy statement/prospectus filed by Praxair, Inc. on Schedule 14A with the SEC on August 16, 2017.

Subsequent Event

On July 5, 2018, Praxair, Inc. agreed to sell the majority of its businesses in Europe to Taiyo Nippon Sanso Corporation (“Taiyo”) pursuant to a Sale and Purchase Agreement, dated July 5, 2018, by and among Praxair Inc., Taiyo and Linde plc (the “SPA”).

The SPA was entered into in connection with the antitrust regulatory review by the European Commission of the transactions contemplated by the Business Combination Agreement. The purchase price for the European businesses pursuant to the SPA is 5.0 billion euros in cash consideration and is subject to customary adjustments at closing. The completion of the transactions contemplated by the SPA is conditioned upon, and subject to, (i) the successful completion of the Business Combination, (ii) Praxair, Inc. having received confirmation from the European Commission in writing that the European Commission (x) approves Taiyo as a suitable purchaser of the European businesses or does not object to the identity of Taiyo and (y) approves the sale of the European businesses pursuant to the SPA as an adequate remedy to concerns that the Business Combination could impede competition in the European Economic Area, and (iii) the transactions contemplated by the SPA having received competition approvals or expiry of the statutory waiting periods in the European Union and Brazil.

F.2-27

MANAGEMENT’S STATEMENT OF RESPONSIBILITY FOR FINANCIAL STATEMENTS

Praxair’s consolidated financial statements are prepared by management, which is responsible for their fairness, integrity and objectivity. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America applied on a consistent basis, except for accounting changes as disclosed, and include amounts that are estimates and judgments. All historical financial information in this annual report is consistent with the accompanying financial statements.

Praxair maintains accounting systems, including internal accounting controls, monitored by a staff of internal auditors, that are designed to provide reasonable assurance of the reliability of financial records and the protection of assets. The concept of reasonable assurance is based on recognition that the cost of a system should not exceed the related benefits. The effectiveness of those systems depends primarily upon the careful selection of financial and other managers, clear delegation of authority and assignment of accountability, inculcation of high business ethics and conflict-of-interest standards, policies and procedures for coordinating the management of corporate resources, and the leadership and commitment of top management. In compliance with Section 404 of the Sarbanes-Oxley Act of 2002, Praxair assessed its internal control over financial reporting and issued a report (see below).

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has completed an integrated audit of Praxair’s 2017, 2016 and 2015 consolidated financial statements and of its internal control over financial reporting as of December 31, 2017 in accordance with the standards of the Public Company Accounting Oversight Board (United States) as stated in their report.

The Audit Committee of the Board of Directors, which consists solely of non-employee directors, is responsible for overseeing the functioning of the accounting system and related controls and the preparation of annual financial statements. The Audit Committee periodically meets with management, internal auditors and the independent accountants to review and evaluate their accounting, auditing and financial reporting activities and responsibilities, including management’s assessment of internal control over financial reporting. The independent registered public accounting firm and internal auditors have full and free access to the Audit Committee and meet with the committee, with and without management present.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Praxair’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of management, including the company’s principal executive officer and principal financial officer, the company conducted an evaluation of the effectiveness of its internal control over financial reporting based on the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (often referred to as COSO). Based on this evaluation, management concluded that the company’s internal control over financial reporting was effective as of December 31, 2017.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued their opinion on the company’s internal control over financial reporting as of December 31, 2017 as stated in their report.

/s/ STEPHEN F. ANGEL	/s/ KELCEY E. HOYT
Stephen F. Angel Chairman, President and Chief Executive Officer	Kelcey E. Hoyt Vice President and Controller

/s/ MATTHEW J. WHITE
Matthew J. White Senior Vice President and Chief Financial Officer	Danbury, Connecticut February 28, 2018

F.2-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders of Praxair, Inc.:

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Praxair, Inc. and its subsidiaries as of December 31, 2017, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

F.2-29

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
February 28, 2018

We have served as the Company’s auditor since 1992.

F.2-30

CONSOLIDATED STATEMENTS OF INCOME

PRAXAIR, INC. AND SUBSIDIARIES

(Dollar amounts in millions, except per share data)

Year Ended December 31,	2017	2016	2015
Sales	$11,437	$10,534	$10,776
Cost of sales, exclusive of depreciation and amortization	6,455	5,860	5,960
Selling, general and administrative	1,207	1,145	1,152
Depreciation and amortization	1,184	1,122	1,106
Research and development	93	92	93
Transaction costs and other charges	54	100	172
Other income (expenses) – net	4	23	28

Operating Profit	2,448	2,238	2,321
Interest expense – net	161	190	161

Income Before Income Taxes and Equity Investments	2,287	2,048	2,160
Income taxes	1,026	551	612

Income Before Equity Investments	1,261	1,497	1,548
Income from equity investments	47	41	43

Net Income (Including Noncontrolling Interests)	1,308	1,538	1,591
Less: noncontrolling interests	(61)	(38)	(44)

Net Income – Praxair, Inc.	$1,247	$1,500	$1,547

Per Share Data – Praxair, Inc. Shareholders
Basic earnings per share	$4.36	$5.25	$5.39

Diluted earnings per share	$4.32	$5.21	$5.35

Weighted Average Shares Outstanding (000’s):
Basic shares outstanding	286,261	285,677	287,005
Diluted shares outstanding	289,114	287,757	289,055

The accompanying Notes on pages 37 to 82 are an integral part of these financial statements.

F.2-31

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

PRAXAIR, INC. AND SUBSIDIARIES

(Dollar amounts in millions)

Year Ended December 31,	2017	2016	2015
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	$1,308	$1,538	$1,591
OTHER COMPREHENSIVE INCOME (LOSS)
Translation adjustments:
Foreign currency translation adjustments	433	116	(1,517)
Reclassifications to net income	—	—	—
Income taxes	92	(48)	3

Translation adjustments	525	68	(1,514)

Funded status - retirement obligations (Note 16):
Retirement program remeasurements	(39)	(163)	(11)
Reclassifications to net income	55	60	84
Income taxes	(5)	27	(17)

Funded status - retirement obligations	11	(76)	56

Derivative instruments (Note 12):
Current year unrealized gain (loss)	—	1	1
Reclassifications to net income	—	(1)	(1)
Income taxes	—	—	—

Derivative instruments	—	—	—

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	536	(8)	(1,458)

COMPREHENSIVE INCOME (INCLUDING NONCONTROLLING INTERESTS)	1,844	1,530	133
Less: noncontrolling interests	(95)	(34)	3

COMPREHENSIVE INCOME - PRAXAIR, INC.	$1,749	$1,496	$136

The accompanying Notes on pages 37 to 82 are an integral part of these financial statements.

F.2-32

CONSOLIDATED BALANCE SHEETS

PRAXAIR, INC. AND SUBSIDIARIES

(Dollar amounts in millions)

December 31,	2017	2016	2015
Assets
Cash and cash equivalents	$617	$524	$147
Accounts receivable – net	1,804	1,641	1,601
Inventories	614	550	531
Prepaid and other current assets	250	165	347

Total Current Assets	3,285	2,880	2,626
Property, plant and equipment – net	12,057	11,477	10,998
Equity investments	727	717	665
Goodwill	3,233	3,117	2,986
Other intangible assets – net	553	583	568
Other long-term assets	581	558	476

Total Assets	$20,436	$19,332	$18,319

Liabilities and Equity
Accounts payable	$972	$906	$791
Short-term debt	238	434	250
Current portion of long-term debt	979	164	6
Accrued taxes	242	133	144
Other current liabilities	876	841	702

Total Current Liabilities	3,307	2,478	1,893
Long-term debt	7,783	8,917	8,975
Other long-term liabilities	1,588	1,213	1,155
Deferred credits	1,236	1,272	1,390

Total Liabilities	13,914	13,880	13,413
Commitments and contingencies (Note 17)
Redeemable noncontrolling interests	11	11	113
Praxair, Inc. Shareholders’ Equity:
Common stock $0.01 par value, authorized – 800,000,000 shares, issued 2017, 2016 and 2015 383,230,625 shares	4	4	4
Additional paid-in capital	4,084	4,074	4,005
Retained earnings	13,224	12,879	12,229
Accumulated other comprehensive income (loss)	(4,098)	(4,600)	(4,596)
Less: Treasury stock, at cost (2017 – 96,453,634 shares, 2016 – 98,329,849 shares and 2015 – 98,351,546 shares)	(7,196)	(7,336)	(7,253)

Total Praxair, Inc. Shareholders’ Equity	6,018	5,021	4,389
Noncontrolling interests	493	420	404

Total Equity	6,511	5,441	4,793

Total Liabilities and Equity	$20,436	$19,332	$18,319

The accompanying Notes on pages 37 to 82 are an integral part of these financial statements.

F.2-33

CONSOLIDATED STATEMENTS OF CASH FLOWS

PRAXAIR, INC. AND SUBSIDIARIES

(Millions of dollars)

Year Ended December 31,	2017	2016	2015
Increase (Decrease) in Cash and Cash Equivalents
Operations
Net income – Praxair, Inc.	$1,247	$1,500	$1,547
Noncontrolling interests	61	38	44

Net income (including noncontrolling interests)	$1,308	$1,538	$1,591
Adjustments to reconcile net income to net cash provided by operating activities:
Transaction costs and other charges, net of payments	26	83	121
Tax Act income tax charge, net	394	—	—
Depreciation and amortization	1,184	1,122	1,106
Deferred income taxes, excluding Tax Act	136	(13)	99
Share-based compensation	59	39	30
Non-cash charges and other	43	(43)	(79)
Working capital
Accounts receivable	(92)	(33)	1
Inventory	(22)	(13)	(23)
Prepaid and other current assets	(66)	6	(22)
Payables and accruals	22	92	(40)
Pension contributions	(19)	(11)	(15)
Long-term assets, liabilities and other	68	6	(74)

Net cash provided by operating activities	3,041	2,773	2,695

Investing
Capital expenditures	(1,311)	(1,465)	(1,541)
Acquisitions, net of cash acquired	(33)	(363)	(82)
Divestitures and asset sales	30	58	320

Net cash used for investing activities	(1,314)	(1,770)	(1,303)

Financing
Short-term debt borrowings (repayments) – net	(199)	191	(329)
Long-term debt borrowings	11	936	1,497
Long-term debt repayments	(583)	(770)	(1,000)
Issuances of common stock	120	139	88
Purchases of common stock	(12)	(228)	(725)
Cash dividends – Praxair, Inc. shareholders	(901)	(856)	(819)
Excess tax benefit on stock based compensation	—	—	19
Noncontrolling interest transactions and other	(92)	(55)	(41)

Net cash provided (used ) for financing activities	(1,656)	(643)	(1,310)

Effect of exchange rate changes on cash and cash equivalents	22	17	(61)

Change in cash and cash equivalents	93	377	21
Cash and cash equivalents, beginning-of-period	524	147	126

Cash and cash equivalents, end-of-period	$617	$524	$147

Supplemental Data
Income taxes paid	$565	$585	$420
Interest paid, net of capitalized interest (Note 7)	$184	$189	$174

The accompanying Notes on pages 37 to 82 are an integral part of these financial statements.

F.2-34

CONSOLIDATED STATEMENTS OF EQUITY

PRAXAIR, INC. AND SUBSIDIARIES

(Dollar amounts in millions, except per share data, shares in thousands)

	Praxair, Inc. Shareholders’ Equity
	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss) (Note 7)	Treasury Stock		Praxair, Inc. Shareholders’ Equity	Noncontrolling Interests	Total Equity
Activity	Shares	Amounts				Shares	Amounts
Balance, December 31, 2014	383,231	$4	$3,994	$11,461	$(3,185)	93,969	$(6,651)	$5,623	$387	$6,010
Net Income				1,547				1,547	34	1,581
Other comprehensive income (loss)					(1,411)			(1,411)	(30)	(1,441)
Noncontrolling interests:
Dividends and other capital reductions									(16)	(16)
Additions (Reductions)									29	29
Redemption value adjustments (Note 14)				40				40		40
Dividends to Praxair, Inc. common stock ($2.86 per share)				(819)				(819)		(819)
Issuances of common stock:
For the dividend reinvestment and stock purchase plan						(64)	7	7		7
For employee savings and incentive plans			(38)			(1,562)	110	72		72
Purchases of common stock						6,009	(719)	(719)		(719)
Tax benefit from stock options			19					19		19
Share-based compensation			30					30		30

Balance, December 31, 2015	383,231	$4	$4,005	$12,229	$(4,596)	98,352	$(7,253)	$4,389	$404	$4,793
Net Income				1,500				1,500	35	1,535
Other comprehensive income (loss)					(4)			(4)	(11)	(15)
Noncontrolling interests:
Dividends and other capital reductions									(28)	(28)
Additions (Reductions)			50					50	20	70
Redemption value adjustments (Note 14)				6				6		6
Dividends to Praxair, Inc. common stock ($3 per share)				(856)				(856)		(856)
Issuances of common stock:

F.2-35

	Praxair, Inc. Shareholders’ Equity
	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss) (Note 7)	Treasury Stock		Praxair, Inc. Shareholders’ Equity	Noncontrolling Interests	Total Equity
Activity	Shares	Amounts				Shares	Amounts
For the dividend reinvestment and stock purchase plan						(60)	7	7		7
For employee savings and incentive plans			(20)			(2,044)	143	123		123
Other							5	5		5
Purchases of common stock						2,082	(238)	(238)		(238)
Share-based compensation			39					39		39

Balance, December 31, 2016	383,231	$4	$4,074	$12,879	$(4,600)	98,330	$(7,336)	$5,021	$420	$5,441
Net Income				1,247				1,247	59	1,306
Other comprehensive loss					502			502	34	536
Noncontrolling interests:
Dividends and other capital reductions									(35)	(35)
Additions (Reductions) (Note 14)			—					—	15	15
Redemption value adjustments (Note 14)				(1)				(1)		(1)
Dividends to Praxair, Inc. common stock ($3.15 per share)				(901)				(901)		(901)
Issuances of common stock:
For the dividend reinvestment and stock purchase plan						(50)	7	7		7
For employee savings and incentive plans			(49)			(1,835)	134	85		85
Other							—	—		—
Purchases of common stock						9	(1)	(1)		(1)
Share-based compensation			59					59		59

Balance, December 31, 2017	383,231	$4	$4,084	$13,224	$(4,098)	96,454	$(7,196)	$6,018	$493	$6,511

The accompanying Notes on pages 37 to 82 are an integral part of these financial statements

F.2-36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PRAXAIR, INC. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations– Praxair, Inc. and its subsidiaries (“Praxair” or “the company”) comprise one of the largest industrial gases companies worldwide. Praxair produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings to a diverse group of industries including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, and metals.

Principles of Consolidation– The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“ U.S. GAAP”) and include the accounts of all significant subsidiaries where control exists and, in limited situations, variable-interest entities where the company is the primary beneficiary. Intercompany transactions and balances are eliminated in consolidation and any significant related-party transactions have been disclosed.

Equity investments generally consist of 20% to 50% owned operations where the company exercises significant influence, but does not have control. Equity income from equity investments in corporations is reported on an after-tax basis. Pre-tax income from equity investments that are partnerships or limited-liability corporations (“LLC”) is included in other income (expenses) – net with related taxes included in Income taxes. Equity investments are reviewed for impairment whenever events or circumstances reflect that an impairment loss may have incurred. Operations less than 20% owned, where the company does not exercise significant influence, are generally carried at cost.

Changes in ownership interest that result either in consolidation or deconsolidation of an investment are recorded at fair value through earnings, including the retained ownership interest, while changes that do not result in either consolidation or deconsolidation of a subsidiary are treated as equity transactions.

Use of Estimates– The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While actual results could differ, management believes such estimates to be reasonable.

Revenue Recognition– Revenue is recognized when a firm sales agreement exists, collectability of a fixed or determinable sales price is reasonably assured, and when title and risks of ownership transfer to the customer for product sales or, in the case of other revenues when obligations are satisfied or services are performed. Sales returns and allowances are not a normal practice in the industry and are not significant.

For contracts that contain multiple products and/or services, amounts assigned to each component are based on its objectively determined fair value, such as the sales price for the component when it is sold separately or competitor prices for similar components.

Certain of the company’s facilities that are built to provide product to a specific customer are required to be accounted for as leases. The associated revenue streams are classified as rental revenue and are not significant.

Amounts billed for shipping and handling fees are recorded as sales, generally on FOB destination terms, and costs incurred for shipping and handling are recorded as cost of sales.

Amounts billed for sales and use taxes, value-added taxes, and certain excise and other specific transactional taxes imposed on revenue producing transactions are presented on a net basis and are not included in sales in the consolidated statement of income.

Cash Equivalents– Cash equivalents are considered to be highly liquid securities with original maturities of three months or less.

F.2-37

Inventories– Inventories are stated at the lower of cost or net realizable value. Cost is determined using the average-cost method.

Property, Plant and Equipment – Net– Property, plant and equipment are carried at cost, net of accumulated depreciation. The company capitalizes interest as part of the cost of constructing major facilities (see Note 7). Depreciation is calculated on the straight-line method based on the estimated useful lives of the assets, which range from 3 years to 40 years (see Note 8). Praxair uses accelerated depreciation methods for tax purposes where appropriate. Maintenance of property, plant and equipment is generally expensed as incurred.

The company performs a test for impairment whenever events or changes in circumstances indicate that the carrying amount of an individual asset or asset group may not be recoverable. Should projected undiscounted future cash flows be less than the carrying amount of the asset or asset group, an impairment charge reducing the carrying amount to fair value is required. Fair value is determined based on the most appropriate valuation technique, including discounted cash flows.

Asset-Retirement Obligations– An asset-retirement obligation is recognized in the period in which sufficient information exists to determine the fair value of the liability with a corresponding increase to the carrying amount of the related property, plant and equipment which is then depreciated over its useful life. The liability is initially measured at discounted fair value and then accretion expense is recorded in each subsequent period. The company’s asset-retirement obligations are primarily associated with its on-site long-term supply arrangements where the company has built a facility on land leased from the customer and is obligated to remove the facility at the end of the contract term. The company’s asset-retirement obligations are not material to its consolidated financial statements.

Foreign Currency Translation– For most foreign operations, the local currency is the functional currency and translation gains and losses are reported as part of the accumulated other comprehensive income (loss) component of equity as a cumulative translation adjustment (see Note 7).

Financial Instruments– Praxair enters into various derivative financial instruments to manage its exposure to fluctuating interest and currency exchange rates and energy costs. Such instruments primarily include interest-rate swap and treasury rate lock agreements; currency-swap agreements; forward contracts; currency options; and commodity-swap agreements. These instruments are not entered into for trading purposes. Praxair only uses commonly traded and non-leveraged instruments.

There are three types of derivatives the company enters into: (i) those relating to fair-value exposures, (ii) those relating to cash-flow exposures, and (iii) those relating to foreign currency net investment exposures. Fair-value exposures relate to recognized assets or liabilities, and firm commitments; cash-flow exposures relate to the variability of future cash flows associated with recognized assets or liabilities, or forecasted transactions; and net investment exposures relate to the impact of foreign currency exchange rate changes on the carrying value of net assets denominated in foreign currencies.

When a derivative is executed and hedge accounting is appropriate, it is designated as either a fair-value hedge, cash-flow hedge, or a net investment hedge. Currently, Praxair designates all interest-rate and treasury rate locks as hedges for accounting purposes; however, currency contracts are generally not designated as hedges for accounting purposes unless they are related to forecasted transactions. Whether designated as hedges for accounting purposes or not, all derivatives are linked to an appropriate underlying exposure. On an ongoing basis, the company assesses the hedge effectiveness of all derivatives designated as hedges for accounting purposes to determine if they continue to be highly effective in offsetting changes in fair values or cash flows of the underlying hedged items. If it is determined that the hedge is not highly effective, then hedge accounting will be discontinued prospectively.

F.2-38

Changes in the fair value of derivatives designated as fair-value hedges are recognized in earnings as an offset to the change in the fair values of the underlying exposures being hedged. The changes in fair value of derivatives that are designated as cash-flow hedges are deferred in accumulated other comprehensive income (loss) and are reclassified to earnings as the underlying hedged transaction affects earnings. Any ineffectiveness is recognized in earnings immediately. Hedges of net investments in foreign subsidiaries are recognized in the cumulative translation adjustment component of accumulated other comprehensive income (loss) on the consolidated balance sheets to offset translation gains and losses associated with the hedged net investment. Derivatives that are entered into for risk-management purposes and are not designated as hedges (primarily related to anticipated net income and currency derivatives other than for firm commitments) are recorded at their fair market values and recognized in current earnings.

See Note 12 for additional information relating to financial instruments.

Goodwill– Acquisitions are accounted for using the acquisition method which requires allocation of the purchase price to assets acquired and liabilities assumed based on estimated fair values. Any excess of the purchase price over the fair value of the assets and liabilities acquired is recorded as goodwill. Allocations of the purchase price are based on preliminary estimates and assumptions at the date of acquisition and are subject to revision based on final information received, including appraisals and other analyses which support underlying estimates.

The company performs a goodwill impairment test annually in the second quarter or more frequently if events or circumstances indicate that an impairment loss may have been incurred. The applicable guidance allows an entity to first assess qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than carrying value. If it is determined that it is more likely than not that the fair value of a reporting unit is less than carrying value then the company will estimate and compare the fair value of its reporting units to their carrying value, including goodwill. Reporting units are determined based on one level below the operating segment level. As applicable, fair value is determined through the use of projected future cash flows, multiples of earnings and sales and other factors. Such analysis requires the use of certain market assumptions and discount factors, which are subjective in nature.

See Note 9 for additional information relating to goodwill.

Other Intangible Assets– Customer and license/use agreements, non-compete agreements and patents and other intangibles are amortized over the estimated period of benefit. The determination of the estimated period of benefit will be dependent upon the use and underlying characteristics of the intangible asset. Praxair evaluates the recoverability of its intangible assets subject to amortization when facts and circumstances indicate that the carrying value of the asset may not be recoverable. If the carrying value is not recoverable, impairment is measured as the amount by which the carrying value exceeds its estimated fair value. Fair value is generally estimated based on either appraised value or other valuation techniques.

See Note 10 for additional information relating to other intangible assets.

Income Taxes– Deferred income taxes are recorded for the temporary differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates. Valuation allowances are established against deferred tax assets whenever circumstances indicate that it is more likely than not that such assets will not be realized in future periods.

Under the guidance for accounting for uncertainty in income taxes, the company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Additionally, the company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. Interest and penalties are classified as income tax expense in the financial statements.

See Note 5 for additional information relating to income taxes, including the U.S. Tax Cuts and Jobs Act enacted in December 2017.

F.2-39

Retirement Benefits– Most Praxair employees participate in a form of defined benefit or contribution retirement plan, and additionally certain employees are eligible to participate in various post-employment health care and life insurance benefit plans. The cost of contribution plans is recognized in the year earned while the cost of other plans is recognized over the employees’ expected service period to the company, all in accordance with the applicable accounting standards. The funded status of the plans is recorded as an asset or liability in the consolidated balance sheets. Funding of retirement benefits varies and is in accordance with local laws and practices.

See Note 16 for additional information relating to retirement programs.

Share-based Compensation– The company has granted share-based awards which consist of stock options, restricted stock and performance-based stock. Share-based compensation expense is generally recognized on a straight-line basis over the stated vesting period. For stock awards granted to full-retirement-eligible employees, compensation expense is recognized over the period from the grant date to the date retirement eligibility is achieved. For performance-based awards, compensation expense is recognized only if it is probable that the performance condition will be achieved.

See Note 15 for additional disclosures relating to share-based compensation.

Recently Issued Accounting Standards

Accounting Standards Implemented in 2017

The following standards were effective for Praxair in 2017 and their adoption did not have a significant impact on the consolidated financial statements:

•

Simplifying the Measurement of Inventory – In July 2015, the FASB issued updated guidance on the measurement of inventory. The new guidance requires that inventory be measured at the lower of cost or net realizable value, previously inventory was measured at the lower of cost or market. The adoption of this guidance resulted in no material impact.

Accounting Standards to be Implemented

•

Revenue Recognition – In May 2014, the FASB issued updated guidance on the reporting and disclosure of revenue. The new guidance requires the evaluation of contracts with customers to determine the recognition of revenue when or as the entity satisfies a performance obligation, and requires expanded disclosures. Subsequently, the FASB has issued amendments to certain aspects of the guidance including the effective date. This guidance is required to be effective beginning in the first quarter 2018 and includes several transition options.

The Company is prepared to adopt the new standard on January 1, 2018 using the modified retrospective transition option. The impact of adoption is not expected to be material to the consolidated financial statements.

•

Leases – In February 2016, the FASB issued updated guidance on the accounting and financial statement presentation of leases. The new guidance requires lessees to recognize a right-of-use asset and lease liability for all leases, except those that meet certain scope exceptions, and would require expanded quantitative and qualitative disclosures. This guidance will be effective for Praxair beginning in the first quarter 2019 and requires companies to transition using a modified retrospective approach. Praxair is in the early stages of reviewing the new guidance and will provide updates on the expected impact to Praxair in future filings, as determined.

•

Credit Losses on Financial Instruments – In June 2016, the FASB issued an update on the measurement of credit losses. The guidance introduces a new accounting model for expected credit losses on financial instruments, including trade receivables, based on estimates of current expected credit losses. This guidance will be effective for Praxair beginning in the first quarter 2020, with early adoption permitted beginning in the first quarter 2019 and requires companies to apply the change in accounting on a prospective basis. Praxair is currently evaluating the impact this update will have on our consolidated financial statements.

F.2-40

•

Classification of Certain Cash Receipts and Cash Payments – In August 2016, the FASB issued updated guidance on the classification of certain cash receipts and cash payments within the statement of cash flows. The update provides accounting guidance for specific cash flow issues with the objective of reducing diversity in practice. This new guidance will be effective for Praxair beginning in the first quarter 2018 on a retrospective basis, with early adoption optional. Praxair does not expect this update to have a material impact.

•

Intra-Entity Asset Transfers – In October 2016, the FASB issued updated guidance for income tax accounting of intra-entity transfers of assets other than inventory. The update requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory in the period when the transfer occurs. This new guidance will be effective for Praxair beginning in the first quarter 2018, with early adoption permitted, and should be applied on a modified retrospective basis. Praxair is currently evaluating the impact this update will have on our consolidated financial statements.

•

Simplifying the Test for Goodwill Impairment – In January 2017, the FASB issued updated guidance on the measurement of goodwill. The new guidance eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. The guidance will be effective for Praxair beginning in the first quarter 2020 with early adoption permitted. Praxair does not expect this guidance to have a material impact.

•

Pension Costs – In March 2017, the FASB issued updated guidance on the presentation of net periodic pension cost and net periodic postretirement benefit cost. The new guidance requires the service cost component be reported in the same line item or items as other compensation costs arising from services rendered by employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and not included within operating profit. This guidance will be effective for Praxair beginning in the first quarter 2018 and requires companies to transition using a retrospective approach for the presentation of the service cost component and the other cost components and prospectively for the capitalization of the service cost component.

•

Derivatives and Hedging – In August 2017, the FASB issued updated guidance on accounting for hedging activities. The new guidance changes both the designation and measurement for qualifying hedging relationships and the presentation of hedge results. This guidance will be effective for Praxair beginning in the first quarter 2019, with early adoption optional. Praxair is currently evaluating the impact this update will have on our consolidated financial statements.

•

Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income – In February 2018, the FASB issued updated guidance which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. This new guidance will be effective for Praxair beginning in the first quarter 2019 on a retrospective basis, with early adoption optional. Praxair is currently assessing the impact and timing of adoption.

Reclassifications – Certain prior years’ amounts have been reclassified to conform to the current year’s presentation.

F.2-41

NOTE 2. TRANSACTION COSTS AND OTHER CHARGES

2017 Charges

Transaction Costs

On June 1, 2017 Praxair and Linde AG (“Linde”) entered into a business combination agreement, pursuant to which they agreed to combine their respective businesses subject to shareholder and regulatory approvals (see Note 20). In connection with the intended business combination, Praxair incurred transaction costs which totaled $52 million for the year ended December 31, 2017 ($48 million after-tax or $0.17 per diluted share).

Pension Settlement Charge

In addition, in the third quarter of 2017, a series of lump sum benefit payments for employees under an international pension plan triggered a settlement of the related pension obligation. Accordingly, Praxair recorded a pension settlement charge of $2 million ($1 million after-tax).

2016 Charges

Cost Reduction Program and Other Charges

In the third quarter of 2016, Praxair recorded pre-tax charges totaling $96 million ($63 million after-tax and noncontrolling interests of $0.22 per diluted share). Following is a summary of the pre-tax charge by reportable segment:

(millions of dollars)	Severance costs	Other Charges	Total
North America	$14	$29	$43
Europe	12	3	15
South America	5	7	12
Asia	6	13	19
Surface Technologies	3	4	7

Total	$40	$56	$96

The severance costs of $40 million are for the elimination of 730 positions. The other charges of $56 million are primarily related to (i) the consolidation of operations for efficiencies and cost reduction primarily in North America and Surface Technologies, (ii) integration costs for recent acquisitions in Europe and North America, and (iii) asset write-downs and other charges related to the impacts of weaker underlying industrial activity, primarily in the Americas and Asia. Amounts related to asset write-downs are net of expected sale proceeds, which are not significant.

The total cash requirement of the cost reduction program and other charges are estimated to be approximately $50 million. At December 31, 2017, the actions are substantially completed.

Pension Settlement Charge

In 2015 a number of senior managers retired. These retirees are covered by the U.S. supplemental pension plan which provides for a lump sum benefit payment option. Under certain circumstances, such lump sum payments must be accounted for as a settlement of the related pension obligation, but only when paid. Accordingly, in the third quarter of 2016, Praxair recorded a pension settlement charge related to net unrecognized actuarial losses of $4 million ($3 million after-tax or $0.01 per diluted share).

F.2-42

2015 Charges

Cost Reduction Program and other Charges

In the second quarter of 2015, Praxair recorded pre-tax charges totaling $146 million ($112 million after-tax and noncontrolling interests or $0.39 per diluted share) and in the third quarter recorded pre-tax charges totaling $19 million ($13 million after-tax or $0.04 per diluted share). The charges related primarily to severance and other costs associated with a cost reduction program, which was initiated in response to lower volumes resulting from economic slowdown in emerging markets and energy related end-markets. Following is a summary of the pre-tax charges by reportable segment:

(millions of dollars)	Severance costs	Other Charges	Total
North America	$14	$20	$34
Europe	11	9	20
South America	18	49	67
Asia	11	14	25
Surface Technologies	9	10	19

Total	$63	$102	$165

The severance costs of $63 million are for the elimination of 1,544 positions. A majority of the actions were completed in 2015.

The other charges of $102 million are primarily related to the consolidation of operations and the exit of other operations due to current economic conditions, primarily in Brazil. Amounts related to asset write-downs are net of expected sale proceeds, which are not significant. Following is a summary:

i.	The North America charges of $20 million relate primarily to the decision to consolidate certain manufacturing and distribution locations for efficiencies and cost reduction.

ii.	The Europe charges of $9 million are primarily for the restructuring of operations in Russia and energy-related businesses in Northern Europe.

iii.	The South America charges of $49 million include costs primarily associated with a decision to exit a non-core business and other operations in South America.

iv.	The Asia charges of $14 million include costs primarily related to an asset disposal in China.

v.	The Surface Technologies charges of $10 million relate to the realignment of sales and manufacturing operations in Europe and the United States for efficiencies and cost reduction.

Additionally, for the year ended December 31, 2015 income taxes include a $10 million increase in valuation allowances relating to U.S. foreign tax credit carryforwards, reflecting the impact of current economic conditions.

The total cash requirements of the cost reduction program and other charges are estimated to be approximately $90 million. As of December 31, 2017 the actions were completed.

Pension Settlement Charge

In 2014 a number of senior managers retired. These retirees are covered by the U.S. supplemental pension plan which provides for a lump sum benefit payment option. Under certain circumstances, such lump sum payments must be accounted for as a settlement of the related pension obligation, but only when paid. Accordingly, when the cash payments were made in the third quarter of 2015, Praxair recorded a pension settlement charge related to net unrecognized actuarial losses of $7 million ($5 million after-tax or $0.02 per diluted share).

F.2-43

Reconciliation of the Cost Reduction Programs

The following table summarizes the activities related to the company’s cost reduction programs for the years ended December 31, 2017, 2016 and 2015:

(millions of dollars)	Severance costs	Other Charges	Total
Q2/Q3 2015 Cost Reduction Program and Other Charges	$63	$102	$165
Less: Cash payments	(31)	(13)	(44)
Less: Non-cash asset write-offs	—	(68)	(68)
Foreign currency translation and other	(2)	(1)	(3)

Balance, December 31, 2015	$30	$20	$50

2016 Cost Reduction Program and Other Charges	40	56	96
Less: Cash payments	(33)	(9)	(42)
Less: Non-cash asset write-offs	—	(39)	(39)
Foreign currency translation and other	1	(1)	—

Balance, December 31, 2016	$38	$27	$65

Less: Cash payments	(33)	(5)	(38)
Foreign currency translation and other	11	(17)	(6)

Balance, December 31, 2017	$16	$5	$21

Classification in the consolidated financial statements

The pre-tax charges for each year are shown within operating profit in a separate line item on the consolidated statements of income. In the consolidated balance sheets, reductions in assets are recorded against the carrying value of the related assets and unpaid amounts are recorded primarily as short-term liabilities. On the consolidated statement of cash flows, the pre-tax impact of these charges, net of cash payments, is shown as an adjustment to reconcile net income to net cash provided by operating activities. In Note 18—Segment Information, Praxair excluded these charges from its management definition of segment operating profit; a reconciliation of segment operating profit to consolidated operating profit is shown within the segment operating profit table.

NOTE 3. ACQUISITIONS

The results of operations of these businesses have been included in Praxair’s consolidated statements of income since their respective dates of acquisition. Proforma financial statements for the following acquisitions have not been provided as the acquisitions are not material individually or in the aggregate.

2017 Acquisitions

During the year ended December 31, 2017, Praxair had acquisitions totaling $33 million, primarily acquisitions of packaged gas businesses and a carbon dioxide joint venture in North America. These transactions resulted in goodwill and other intangible assets of $24 million and $3 million, respectively (see Notes 9 and 10).

F.2-44

2016 Acquisitions

During the year ended December 31, 2016, Praxair had acquisitions totaling $363 million, primarily the acquisition of Yara International ASA’s European carbon dioxide business (“European CO2 business”) and packaged gases businesses in North America and Europe. These transactions resulted in goodwill and other intangible assets of $141 million and $82 million, respectively (see Notes 9 and 10). In addition, Praxair purchased a remaining 34% share in a Scandinavian joint venture for $104 million (see Note 14).

European CO2 Acquisition

On June 1, 2016 Praxair, Inc. completed an acquisition of a European CO2 business, which is a leading supplier of liquid CO2 and dry ice primarily to the European food and beverage industries. The business operates CO2 liquefaction plants and dry ice production facilities across the UK, Ireland, Norway, Denmark, Germany, Netherlands, Belgium, France and Italy. This acquisition was accounted for as a business combination; accordingly, the results of operations were consolidated from June 1, 2016 in the European business segment.

The purchase price for the acquisition was approximately $230 million (€206 million) and resulted in $121 million of intangible assets. The intangible assets primarily consist of $69 million of goodwill and $51 million of customer relationships that will be amortized over their estimated life of 20 years.

2015 Acquisitions

During the year-ended December 31, 2015 Praxair had acquisitions totaling $82 million, primarily acquisitions of packaged gases businesses in North and South America and an acquisition of a controlling interest of an equity investment in Asia. These transactions resulted in goodwill and other intangible assets of $56 million and $26 million, respectively (see Notes 9 and 10).

NOTE 4. LEASES

In the normal course of its business, Praxair enters into various leases as the lessee, primarily involving manufacturing and distribution equipment and office space. Total lease and rental expenses under operating leases were $146 million in 2017, $141 million in 2016 and $141 million in 2015. Capital leases are not significant and are included in property, plant and equipment – net. Related obligations are included in debt.

At December 31, 2017, minimum payments due under operating leases are as follows:

(Millions of dollars)
2018	$131
2019	114
2020	94
2021	76
2022	61
Thereafter	107

$583

The present value of these future lease payments under operating leases is approximately $526 million.

Praxair’s leases where it is the lessor are not material.

F.2-45

NOTE 5. INCOME TAXES

Pre-tax income applicable to U.S. and foreign operations is as follows:

(Millions of dollars) Year Ended December 31,	2017	2016	2015
United States	$1,003	$954	$980
Foreign	1,284	1,094	1,180

Total income before income taxes	$2,287	$2,048	$2,160

U.S. Tax Cuts and Jobs Act (Tax Act)

On December 22, 2017 the U.S. government enacted the Tax Cuts and Jobs Act (Tax Act). This comprehensive tax legislation significantly revises the U.S. corporate income tax rules by, among other things, lowering the corporate income tax rate from 35% to 21%, implementing a territorial tax system and imposing a one-time tax on accumulated earnings of foreign subsidiaries. Given the substantial uncertainties surrounding the Tax Act and the short period of time between December 22, 2017 and December 31, 2017 to calculate the U.S. Federal, U.S. state, and non-U.S. tax impacts of the Tax Act, the Company is accounting for its income tax charge on a provisional (estimated) basis as allowed by SEC Staff Accounting Bulletin No. 118. The Company’s net provisional income tax charge of $394 million has three main components: (i) an estimated $467 million U.S. federal and state tax charge for deemed repatriation of accumulated foreign earnings; (ii) an estimated $260 million charge for foreign withholding taxes related to anticipated future repatriation of foreign earnings; and (iii) an estimated $333 million deferred tax benefit for the revaluation of net deferred tax liabilities from 35% to the new 21% tax rate. The $467 million U.S. federal and state tax charge for deemed repatriation of accumulated foreign earnings includes $422 million of deemed repatriation tax payable over eight years, of which $388 million is classified as of December 31, 2017 as other long-term liabilities on the consolidated balance sheets (see Note 7).

During 2018, the Company will continue to evaluate the Tax Act, additional guidance from the Internal Revenue Service, its historical foreign earnings and taxes and other items that could impact its net provisional tax charge. Additionally, the Company will continue to review its foreign capital structures, organizational cash needs and the foreign withholding tax cost of planned repatriation. As new information becomes available, the Company will update its provisional estimate and record any changes to its income tax expense at that time. Further, the Tax Act enacted new provisions related to the taxation of foreign earnings, known as GILTI. The Company has elected as an accounting policy to account for GILTI as period costs when incurred.

The following is an analysis of the provision for income taxes:

(Millions of dollars) Year Ended December 31,	2017 (a)	2016	2015
Current tax expense
U.S. federal	$565	$266	$205
State and local	84	32	33
Foreign	374	266	275

	1,023	564	513

Deferred tax expense (benefit)
U.S. federal	(221)	3	71
State and local	19	7	10
Foreign	205	(23)	18

	3	(13)	99

Total income taxes	$1,026	$551	$612

(a)	Includes the following amounts related to the Tax Act:

F.2-46

	Current	Deferred	Total
U.S. federal	$414	$(333)	$81
State and local	53	—	53
Foreign	60	200	260

Total tax act	$527	$(133)	$394

An analysis of the difference between the provision for income taxes and the amount computed by applying the U.S. statutory income tax rate to pre-tax income follows:

(Dollar amounts in millions) Year Ended December 31,	2017		2016		2015
U.S. statutory income tax rate	$801	35.0%	$717	35.0%	$756	35.0%
State and local taxes – net of federal benefit	32	1.4%	28	1.4%	28	1.3%
U.S. tax credits and deductions (a)	(27)	(1.2)%	(32)	(1.6)%	(40)	(1.9)%
Foreign tax differentials (b)	(145)	(6.3)%	(140)	(6.8)%	(121)	(5.6)%
Share Based Compensation (c)	(35)	(1.5)%	(20)	(1.0)%	—	—%
Tax Act	394	17.2%	—	—%	—	—%
Other – net	6	0.3%	(2)	(0.1)%	(11)	(0.5)%

Provision for income taxes	$1,026	44.9%	$551	26.9%	$612	28.3%

(a)	U.S. tax credits and deductions relate to manufacturing deductions and to the research and experimentation tax credit.
(b)	Primarily related to differences between the U.S. tax rate of 35% and the statutory tax rate in the countries where Praxair operates. Other permanent items and tax rate changes were not significant.
(c)	Related to the FASB’s standard for Improvements to Employee Share-Based Payment Accounting in 2016.

F.2-47

Net deferred tax liabilities included in the consolidated balance sheet are comprised of the following:

(Millions of dollars) December 31,	2017	2016	2015
Deferred tax liabilities
Fixed assets	$1,128	$1,522	$1,413
Exchange gains	32	139	110
Goodwill	143	178	147
Other intangible assets	72	115	117
Foreign undistributed earnings	200	—	—
Other	61	62	155

	$ 1,636	$ 2,016	$ 1,942

Deferred tax assets
Carryforwards	$209	$284	$287
Benefit plans and related (a)	257	404	365
Inventory	16	26	20
Accruals and other (b)	261	410	367

	$743	$1,124	$1,039
Less: Valuation allowances (c)	(76)	(132)	(123)

	$667	$992	$916

Net deferred tax liabilities	$969	$1,024	$1,026

Recorded in the consolidated balance sheets as (See Note 7):
Prepaid and other current assets (d)	—	—	184
Other long-term assets (d)	198	185	118
Deferred credits (d)	1,167	1,209	1,328

	$969	$1,024	$1,026

(a)	Includes deferred taxes of $217 million, $352 million and $325 million in 2017, 2016 and 2015, respectively, related to pension / OPEB funded status (see Notes 7 and 16).
(b)

Includes $130 million, $233 million and $194 million in 2017, 2016 and 2015, respectively, related to research and development costs and $42 million, $45 million and $45 million in 2017, 2016 and 2015, respectively, related to goodwill.

(c)	Summary of valuation allowances relating to deferred tax assets follows (millions of dollars):

	2017	2016	2015
Balance, January 1,	$(132)	$(123)	$(106)
Income tax (charge) benefit (i)	59	(13)	(20)
Translation adjustments	(3)	(2)	4
Other, including write-offs	—	6	(1)

Balance, December 31,	$(76)	$(132)	$(123)

(i)	2017 includes a $59 million benefit related to the utilization of foreign tax credits under the Tax Act.

(d)

2016 amounts reflect the adoption of the FASB’s standard regarding the Balance Sheet Classification of Deferred Taxes which requires all current deferred income tax assets and liabilities to be classified as non-current on the balance sheet.

F.2-48

Praxair evaluates deferred tax assets quarterly to ensure that estimated future taxable income will be sufficient in character (e.g., capital gain versus ordinary income treatment), amount and timing to result in their recovery. After considering the positive and negative evidence, a valuation allowance is established to reduce the assets to their realizable value when management determines that it is more likely than not (i.e., greater than 50% likelihood) that a deferred tax asset will not be realized. Considerable judgment is required in establishing deferred tax valuation allowances. At December 31, 2017, Praxair had $209 million of deferred tax assets relating to net operating losses (“NOLs”) and tax credits and $76 million of valuation allowances. These deferred tax assets include $93 million relating to NOLs of which $25 million are in the United States and $68 million are in Brazil. The U.S: NOLs expire through 2032 and the Brazil NOLs have no expiration. These NOLs have no valuation allowances.

The remaining deferred tax assets of $116 million relate to U.S. state ($50 million) and other foreign ($66 million) NOLs and credit carryforwards, which expire through 2033, and have valuation allowances totaling $76 million. These valuation allowances relate to certain foreign and U.S. state NOLs and are required because management has determined, based on financial projections and available tax strategies, that it is unlikely that the NOLs will be utilized before they expire. If events or circumstances change, valuation allowances are adjusted at that time resulting in an income tax benefit or charge.

In 2017, due to the Tax Act, the Company provided $467 million of U.S. income tax on approximately $13 billion of accumulated undistributed foreign earnings and $260 million of foreign withholding tax related to the planned repatriation of approximately $4 billion of such undistributed earnings. A provision has not been made for any additional foreign income tax at December 31, 2017 on approximately $9 billion of remaining undistributed foreign earnings because Praxair intends to reinvest these earnings indefinitely. While these earnings could become subject to additional foreign income tax if they are remitted as dividends, it is not practicable to estimate the unrecognized deferred tax liability on these undistributed earnings.

Uncertain Tax Positions

Unrecognized income tax benefits represent income tax positions taken on income tax returns but not yet recognized in the consolidated financial statements. The company has unrecognized income tax benefits totaling $54 million, $56 million and $68 million as of December 31, 2017, 2016 and 2015, respectively. If recognized, essentially all of the unrecognized tax benefits and related interest and penalties would be recorded as a benefit to income tax expense on the consolidated statement of income.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(Millions of dollars)	2017	2016	2015
Unrecognized income tax benefits, January 1	$56	$68	$71
Additions for tax positions of prior years	48	6	21
Reductions for tax positions of prior years	(26)	(15)	(13)
Reductions for settlements with taxing authorities (a)	(26)	(2)	(3)
Foreign currency translation and other	2	(1)	(8)

Unrecognized income tax benefits, December 31	$54	$56	$68

(a)

Settlements are uncertain tax positions that were effectively settled with the taxing authorities, including positions where the company has agreed to amend its tax returns to eliminate the uncertainty.

F.2-49

Praxair classifies interest income and expense related to income taxes as tax expense in the consolidated statement of income. Praxair recognized net interest expense of $8 million in 2017, net interest income of $10 million in 2016, and none in 2015. Praxair had $8 million, $6 million and $8 million of accrued interest and penalties as of December 31, 2017, 2016 and 2015, respectively which were recorded in other long-term liabilities in the consolidated balance sheets (see Note 7).

As of December 31, 2017, the company remained subject to examination in the following major tax jurisdictions for the tax years as indicated below:

Major tax jurisdictions	Open Years
North America
United States	2014 through 2017
Canada	2010 through 2017
Mexico	2011 through 2017
Europe
Germany	2011 through 2017
Italy	2013 through 2017
Spain	2004 through 2017
South America
Brazil	2005 through 2017
Asia
China	2012 through 2017
India	2006 through 2017
Korea	2012 through 2017
Thailand	2012 through 2017

The company is currently under audit in a number of tax jurisdictions. As a result, it is reasonably possible that some of these audits will conclude or reach the stage where a change in unrecognized income tax benefits may occur within the next twelve months. At that time, the company will record any adjustment to income tax expense as required. In 2017, the company settled its 2011 through 2013 U.S. income tax audit. Settlements were not material to the consolidated financial statements. The company is also subject to income taxes in many hundreds of state and local taxing jurisdictions that are open to tax examinations.

NOTE 6. EARNINGS PER SHARE – PRAXAIR, INC. SHAREHOLDERS

Basic earnings per share is computed by dividing Net income – Praxair, Inc. for the period by the weighted average number of Praxair common shares outstanding. Diluted earnings per share is computed by dividing Net income – Praxair, Inc. for the period by the weighted average number of Praxair common shares outstanding and dilutive common stock equivalents, as follows:

F.2-50

	2017	2016	2015
Numerator (Millions of dollars)
Net income – Praxair, Inc.	$1,247	$1,500	$1,547

Denominator (Thousands of shares)
Weighted average shares outstanding	285,893	285,289	286,606
Shares earned and issuable under compensation plans	368	388	399

Weighted average shares used in basic earnings per share	286,261	285,677	287,005
Effect of dilutive securities
Stock options and awards	2,853	2,080	2,050

Weighted average shares used in diluted earnings per share	289,114	287,757	289,055

Basic Earnings Per Common Share	$4.36	$5.25	$5.39
Diluted Earnings Per Common Share	$4.32	$5.21	$5.35

There were no antidilutive shares for the year ended December 31, 2017. Stock options of 2,602,770 for the year ended December 31, 2016 and 2,696,785 for year ended December 31, 2015 were antidilutive and therefore excluded in the computation of diluted earnings per share.

NOTE 7. SUPPLEMENTAL INFORMATION

Income Statement

(Millions of dollars) Year Ended December 31,	2017	2016	2015
Selling, General and Administrative
Selling	$511	$493	$507
General and administrative	696	652	645

	$1,207	$1,145	$1,152

Year Ended December 31,	2017	2016	2015
Depreciation and Amortization
Depreciation	$1,136	$1,071	$1,059
Amortization of other intangibles (Note 10)	48	51	47

	$1,184	$1,122	$1,106

Year Ended December 31,	2017	2016	2015
Other Income (Expenses) – Net
Currency related net gains (losses)	$(3)	$1	$(2)
Partnership income	6	5	4
Severance expense	(6)	(7)	(5)
Business divestitures and asset gains (losses) – net	4	16	34
Other – net	3	8	(3)

	$ 4	$23	$28

F.2-51

Year Ended December 31,	2017	2016	2015
Interest Expense – Net
Interest incurred on debt	$189	$208	$194
Interest capitalized	(28)	(34)	(33)
Bond redemption (a)	—	16	—

	$161	$190	$161

Year Ended December 31,	2017	2016	2015

Income Attributable to Noncontrolling Interests
Noncontrolling interests’ operations	$59	$35	$34
Redeemable noncontrolling interests’ operations (Note 14)	2	3	10

	$61	$38	$44

Balance Sheet

(Millions of dollars) December 31,	2017	2016	2015
Accounts Receivable
Trade	$1,814	$1,640	$1,601
Other	128	122	101

	1,942	1,762	1,702
Less: allowance for doubtful accounts (b)	(138)	(121)	(101)

	$1,804	$1,641	$1,601

December 31,	2017	2016	2015
Inventories
Raw materials and supplies	$224	$197	$202
Work in process	57	45	48
Finished goods	333	308	281

	$614	$550	$531

December 31,	2017	2016	2015
Prepaid and Other Current Assets
Deferred income taxes (Note 5) (c)	—	—	184
Prepaid (d)	185	108	110
Other	65	57	53

	$250	$165	$347

F.2-52

December 31,	2017	2016	2015
Other Long-term Assets
Pension assets (Note 16)	$17	$13	$41
Insurance contracts (e)	74	74	74
Long-term receivables, net (f)	54	46	33
Deposits	70	56	48
Investments carried at cost	12	14	12
Deferred charges	47	51	50
Deferred income taxes (Note 5) (c)	198	185	118
Other	109	119	100

	$581	$558	$476

December 31,	2017	2016	2015
Other Current Liabilities
Accrued expenses	$319	$285	$247
Payroll	170	141	114
Cost reduction program (Note 2)	19	59	44
Pension and postretirement (Note 16)	30	24	29
Interest payable	81	78	71
Employee benefit accrual	23	23	22
Insurance reserves	12	8	8
Other	222	223	167

	$876	$841	$702

December 31,	2017	2016	2015
Other Long-term Liabilities
Pension and postretirement (Note 16)	$851	$863	$760
Tax liabilities for uncertain tax positions	35	44	56
Tax Act liabilities for deemed repatriation (Note 5)	388	—	—
Cost reduction program (Note 2)	2	6	6
Interest and penalties for uncertain tax positions (Note 5)	8	6	8
Insurance reserves	23	25	24
Other	281	269	301

	$1,588	$1,213	$1,155

December 31,	2017	2016	2015
Deferred Credits
Deferred income taxes (Note 5) (c)	$1,167	$1,209	$1,328
Other	69	63	62

	$1,236	$1,272	$1,390

F.2-53

December 31,	2017	2016	2015
Accumulated Other Comprehensive Income (Loss)
Cumulative translation adjustment—net of taxes:
North America (g)	$(885)	$(1,038)	$(899)
South America (g)	(2,004)	(1,969)	(2,272)
Europe (g)	(398)	(504)	(526)
Asia (g)	(151)	(383)	(285)
Surface Technologies	(17)	(52)	(36)

	(3,455)	(3,946)	(4,018)
Derivatives – net of taxes	(1)	(1)	(1)
Pension/OPEB funded status obligation (net of $347 million, $352 million and $325 million tax benefit in 2017, 2016 and 2015, respectively) (Note 16)	(642)	(653)	(577)

	$(4,098)	$(4,600)	$(4,596)

(a)	In February 2016, Praxair redeemed $325 million of 5.20% notes due March 2017 resulting in a $16 million interest charge ($10 million after-tax, or $0.04 per diluted share).
(b)

Provisions to the allowance for doubtful accounts were $33 million, $41 million, and $35 million in 2017, 2016, and 2015, respectively. The allowance activity in each period related primarily to write-offs of uncollectible amounts, net of recoveries and currency movements.

(c)

2016 amounts reflect the adoption of the FASB’s standard regarding Balance Sheet Classification of Deferred Taxes which requires all current deferred income tax assets and liabilities to be classified as non-current on the balance sheet.

(d)

Includes estimated income tax payments of $58 million, $39 million and $42 million in 2017, 2016 and 2015 respectively. 2017 also includes an energy prepayment of $58 million made in the third quarter.

(e)	Consists primarily of insurance contracts and other investments to be utilized for non-qualified pension and OPEB obligations.
(f)

Long-term receivables are not material and are largely reserved. The balances at December 31, 2017, 2016 and 2015 are net of reserves of $51 million, $50 million, and $35 million, respectively. The amounts in both periods relate primarily to government receivables in Brazil and other long-term notes receivable from customers. Collectability is reviewed regularly and uncollectible amounts are written-off as appropriate. The account balance changes during 2016 were primarily due to additional government receivables in Brazil and foreign exchange rate movements.

(g)

North America consists of currency translation adjustments in Canada and Mexico. South America relates primarily to Brazil and Argentina. Europe relates primarily to Spain, Italy and Germany. Asia relates primarily to China, India and Korea.

F.2-54

NOTE 8. PROPERTY, PLANT AND EQUIPMENT – NET

Significant classes of property, plant and equipment are as follows:

(Millions of dollars) December 31,	Depreciable Lives (Yrs)	2017	2016	2015
Production plants (primarily 15-year life) (a)	10-20	$16,258	$14,588	$13,778
Storage tanks	15-20	2,620	2,360	2,196
Transportation equipment and other	3-15	2,173	2,038	1,925
Cylinders (primarily 30-year life)	10-30	1,875	1,722	1,654
Buildings	25-40	1,202	1,096	1,085
Land and improvements (b)	0-20	589	559	517
Construction in progress		1,159	1,558	1,539

		25,876	23,921	22,694
Less: accumulated depreciation		(13,819)	(12,444)	(11,696)

		$12,057	$11,477	$10,998

(a) - Depreciable lives of production plants related to long-term customer supply contracts are consistent with the contract lives.

(b) - Land is not depreciated.

NOTE 9. GOODWILL

Changes in the carrying amount of goodwill for the years ended December 31, 2017, 2016 and 2015 were as follows:

(Millions of dollars)	North America	South America	Europe	Asia	Surface Technologies	Total
Balance, December 31, 2014	$2,139	$147	$654	$38	$143	$3,121
Acquisitions (Note 3)	21	9	—	23	3	56
Purchase adjustments & other *	(12)	—	—	—	—	(12)
Foreign currency translation	(37)	(58)	(72)	(2)	(10)	(179)

Balance, December 31, 2015	$2,111	$98	$582	$59	$136	$2,986
Acquisitions (Note 3)	61	9	71	—	—	141
Purchase adjustments & other	6	—	—	—	2	8
Foreign currency translation	(13)	25	(24)	(1)	(5)	(18)

Balance, December 31, 2016	$2,165	$132	$629	$58	$133	$3,117
Acquisitions (Note 3)	24	—	—	—	—	24
Purchase adjustments & other	—	(1)	1	—	—	—
Foreign currency translation	13	(2)	68	3	10	92

Balance, December 31, 2017	$2,202	$129	$698	$61	$143	$3,233

*	Primarily relates to the elimination of goodwill with a divestiture.

Praxair has performed its goodwill impairment tests annually during the second quarter of each year, and historically has determined that the fair value of each of its reporting units was substantially in excess of its carrying value. For the 2017 test, Praxair applied the FASB’s accounting guidance which allows the company to first assess qualitative factors to determine the extent of additional quantitative analysis, if any, that may be required to test goodwill for impairment. Based on the qualitative assessments performed, Praxair concluded that it was more likely than not that the fair value of each reporting unit substantially exceeded its carrying value and therefore, further quantitative analysis was not required. As a result, no impairment was recorded. There were no indicators of impairment through December 31, 2017.

F.2-55

NOTE 10. OTHER INTANGIBLE ASSETS

The following is a summary of Praxair’s other intangible assets at December 31, 2017, 2016 and 2015:

(Millions of dollars) For the year ended December 31, 2017	Customer & License/Use Agreements	Non-compete Agreements	Patents & Other	Total
Cost:
Balance, December 31, 2016	$751	$34	$51	$836
Additions (Note 3)	1	2	—	3
Foreign currency translation	22	—	1	23
Other*	(2)	(8)	—	(10)

Balance, December 31, 2017	772	28	52	852

Less: accumulated amortization:
Balance, December 31, 2016	(214)	(22)	(17)	(253)
Amortization expense	(40)	(4)	(4)	(48)
Foreign currency translation	(8)	—	—	(8)
Other*	2	8	—	10

Balance, December 31, 2017	(260)	(18)	(21)	(299)

Net balance at December 31, 2017	$512	$10	$31	$553

(Millions of dollars) For the year ended December 31, 2016	Customer & License/Use Agreements	Non-compete Agreements	Patents & Other	Total
Cost:
Balance, December 31, 2015	$698	$38	$47	$783
Additions (primarily acquisitions)	72	4	6	82
Foreign currency translation	(16)	(1)	(2)	(19)
Other*	(3)	(7)	—	(10)

Balance, December 31, 2016	751	34	51	836

Less: accumulated amortization:
Balance, December 31, 2015	(179)	(23)	(13)	(215)
Amortization expense	(41)	(6)	(4)	(51)
Foreign currency translation	6	—	—	6
Other*	—	7	—	7

Balance, December 31, 2016	(214)	(22)	(17)	(253)

Net balance at December 31, 2016	$537	$12	$34	$583

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(Millions of dollars) For the year ended December 31, 2015	Customer & License/Use Agreements	Non-compete Agreements	Patents & Other	Total
Cost:
Balance, December 31, 2014	$693	$37	$47	$777
Additions (primarily acquisitions)	23	2	1	26
Foreign currency translation	(21)	(1)	(1)	(23)
Other*	3	—	—	3

Balance, December 31, 2015	698	38	47	783

Less: accumulated amortization:
Balance, December 31, 2014	(147)	(18)	(9)	(174)
Amortization expense	(37)	(6)	(4)	(47)
Foreign currency translation	7	1	—	8
Other*	(2)	—	—	(2)

Balance, December 31, 2015	(179)	(23)	(13)	(215)

Net balance at December 31, 2015	$519	$15	$34	$568

*	Other primarily relates to the write-off of fully amortized assets, purchase accounting adjustments and reclassifications.

There are no expected residual values related to these intangible assets. Amortization expense for the years ended December 31, 2017, 2016 and 2015 was $48 million, $51 million and $47 million, respectively. The remaining weighted-average amortization period for intangible assets is approximately 17 years.

Total estimated annual amortization expense is as follows:

(Millions of dollars)
2018	$46
2019	44
2020	41
2021	40
2022	37
Thereafter	345

$553

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NOTE 11. DEBT

The following is a summary of Praxair’s outstanding debt at December 31, 2017, 2016 and 2015:

(Millions of dollars)	2017	2016	2015
Short-term
Commercial paper and U.S. bank borrowings	$202	$333	$87
Other bank borrowings (primarily international)	36	101	163

Total short-term debt	238	434	250

Long-term (a)
U.S. borrowings 0.75% Notes due 2016 (b)	—	—	400
Floating Rate Notes due 2017 (b)	—	150	150
5.20% Notes due 2017 (b)	—	—	325
1.05% Notes due 2017 (b)	—	400	399
1.20% Notes due 2018	498	499	499
1.25% Notes due 2018 (c)	475	478	480
4.50% Notes due 2019	599	598	597
1.90% Notes due 2019	500	499	499
1.50% Euro denominated notes due 2020	717	627	646
2.25% Notes due 2020	299	299	298
4.05% Notes due 2021	498	497	497
3.00% Notes due 2021	497	496	496
2.45% Notes due 2022	598	597	596
2.20% Notes due 2022	498	498	497
2.70% Notes due 2023	498	497	497
1.20% Euro denominated notes due 2024 (d)	658	575	—
2.65% Notes due 2025	397	397	396
1.625% Euro denominated notes due 2025	594	519	535
3.20% Notes due 2026 (d)	725	725	446
3.55% Notes due 2042	662	662	661
Other	12	12	3
International bank borrowings	33	49	57
Obligations under capital lease	4	7	7

	8,762	9,081	8,981
Less: current portion of long-term debt	(979)	(164)	(6)

Total long-term debt	7,783	8,917	8,975

Total debt	$9,000	$9,515	$9,231

(a)	Amounts are net of unamortized discounts, premiums and/or debt issuance cost as applicable.
(b)

In February and November 2017, Praxair repaid $150 million of floating rate notes and $400 million of 1.05% notes, respectively, that became due. In February 2016, Praxair repaid $400 million of 0.75% notes that became due. Also in February 2016, Praxair redeemed $325 million of 5.20% notes due March 2017 resulting in a $16 million interest charge ($10 million after-tax, or $0.04 per diluted share).

(c)

The fair value increase related to hedge accounting for the year ended December 31, 2017 was not significant. 2016 and 2015 include a $4 million and $6 million fair value increase, respectively. See Note 12 for additional information.

(d)

In February 2016, Praxair issued €550 million of 1.20% Euro-denominated notes due 2024. In addition, Praxair issued $275 million of 3.20% notes due 2026. The proceeds of these debt issuances were used for general corporate purposes.

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Credit Facilities

At December 31, 2017, the company has the following major credit facility available for future borrowing:

Millions of dollars	Total Facility	Borrowings Outstanding	Available for Borrowing	Expires
Senior Unsecured	$2,500	$—	$2,500	December 2019

Revolving Credit Facility	$500	$—	$500	June 2018

In June 2017, the company entered into a $500 million 364-day revolving credit facility with a syndicate of banks which expires in June 2018. The $2.5 billion and $500 million credit facilities are with major financial institutions and are non-cancelable by the issuing financial institutions until their respective maturities. The only financial covenant for both revolving credit facilities requires Praxair not to exceed a maximum 70% leverage ratio. No borrowings were outstanding under the credit agreements at December 31, 2017.

Covenants

Praxair’s $2.5 billion senior unsecured credit facility, $500 million 364-day revolving credit facility and long-term debt agreements contain various covenants which may, among other things, restrict certain types of mergers and changes in beneficial ownership of the company, and the ability of the company to incur or guarantee debt, sell or transfer certain assets, create liens against assets, enter into sale and leaseback agreements, or pay dividends and make other distributions beyond certain limits. These agreements also require Praxair to not exceed a maximum 70% leverage ratio defined in the agreements as the ratio of consolidated total debt to the sum of consolidated total debt plus consolidated shareholders’ equity of the company. For purposes of the leverage ratio calculation, consolidated shareholders’ equity excludes changes in the cumulative foreign currency translation adjustments after June 30, 2011. At December 31, 2017, the actual leverage ratio, as calculated according to the agreement, was 49% and the company is in compliance with all financial covenants. Also, there are no material adverse change clauses or other subjective conditions that would restrict the company’s ability to borrow under the agreements.

Other Debt Information

As of December 31, 2017, 2016 and 2015, the weighted-average interest rate of short-term borrowings outstanding was 2.1%, 1.2% and 3.4%, respectively. The increase reflects higher commercial paper borrowing rates in the U.S.

Expected maturities of long-term debt are as follows:

(Millions of dollars)
2018	$979
2019	1,100
2020	1,024
2021	1,003
2022	1,105
Thereafter	3,551

$8,762

As of December 31, 2017, $4 million of Praxair’s assets (principally international fixed assets) were pledged as collateral for $4 million of long-term debt, including the current portion of long-term debt.

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In February 2016, Praxair redeemed $325 million of 5.20% notes due March 2017 resulting in a $16 million interest charge ($10 million after-tax, or $0.04 per diluted share).

See Note 13 for the fair value information related to debt.

NOTE 12. FINANCIAL INSTRUMENTS

In its normal operations, Praxair is exposed to market risks relating to fluctuations in interest rates, foreign currency exchange rates, energy costs and to a lesser extent precious metal prices. The objective of financial risk management at Praxair is to minimize the negative impact of such fluctuations on the company’s earnings and cash flows. To manage these risks, among other strategies, Praxair routinely enters into various derivative financial instruments (“derivatives”) including interest-rate swap and treasury rate lock agreements, currency-swap agreements, forward contracts, currency options, and commodity-swap agreements. These instruments are not entered into for trading purposes and Praxair only uses commonly traded and non-leveraged instruments.

There are three types of derivatives that the company enters into: (i) those relating to fair-value exposures, (ii) those relating to cash-flow exposures, and (iii) those relating to foreign currency net investment exposures. Fair-value exposures relate to recognized assets or liabilities, and firm commitments; cash-flow exposures relate to the variability of future cash flows associated with recognized assets or liabilities, or forecasted transactions; and net investment exposures relate to the impact of foreign currency exchange rate changes on the carrying value of net assets denominated in foreign currencies.

When a derivative is executed and hedge accounting is appropriate, it is designated as either a fair-value hedge, cash-flow hedge, or a net investment hedge. Currently, Praxair designates all interest-rate and treasury-rate locks as hedges for accounting purposes; however, currency contracts are generally not designated as hedges for accounting purposes unless they are related to forecasted transactions. Whether designated as hedges for accounting purposes or not, all derivatives are linked to an appropriate underlying exposure. On an ongoing basis, the company assesses the hedge effectiveness of all derivatives designated as hedges for accounting purposes to determine if they continue to be highly effective in offsetting changes in fair values or cash flows of the underlying hedged items. If it is determined that the hedge is not highly effective, then hedge accounting will be discontinued prospectively.

Counterparties to Praxair’s derivatives are major banking institutions with credit ratings of investment grade or better and no collateral is required, and there are no significant risk concentrations. Management believes the risk of incurring losses on derivative contracts related to credit risk is remote and any losses would be immaterial.

F.2-60

The following table is a summary of the notional amount and fair value of derivatives outstanding at December 31, 2017, 2016 and 2015 for consolidated subsidiaries:

				Fair Value
(Millions of dollars)	Notional Amounts			Assets			Liabilities
December 31,	2017	2016	2015	2017	2016	2015	2017	2016	2015
Derivatives Not Designated as Hedging Instruments:
Currency contracts:
Balance sheet items (a)	$2,693	$2,104	$2,548	$16	$11	$15	$16	$18	$11

Derivatives Designated as Hedging Instruments:
Currency contracts:
Balance sheet items (a)	$38	$38	$38	$—	$3	$1	$2	$—	$—
Forecasted purchase (a)	4	—	—	1	—	—	—	—	—
Interest rate contracts:
Interest rate swaps (b)	475	475	475	—	4	6	—	—	—

Total Hedges	$517	$513	$513	$1	$7	$7	$2	$—	$—

Total Derivatives	$3,210	$2,617	$3,061	$17	$18	$22	$18	$18	$11

(a)	Assets are recorded in prepaid and other current assets, and liabilities are recorded in other current liabilities.
(b)	Assets are recorded in prepaid and other current assets at December 31, 2017 and are recorded in other long term assets at December 31, 2016 and 2015.

Currency Contracts

Balance Sheet Items

Foreign currency contracts related to balance sheet items consist of forward contracts entered into to manage the exposure to fluctuations in foreign-currency exchange rates on recorded balance sheet assets and liabilities denominated in currencies other than the functional currency of the related operating unit. Certain forward currency contracts are entered into to protect underlying monetary assets and liabilities denominated in foreign currencies from foreign exchange risk and are not designated as hedging instruments. The fair value adjustments on these contracts are offset by the fair value adjustments recorded on the underlying monetary assets and liabilities. Praxair also enters into forward currency contracts, which are designated as hedging instruments, to limit the cash flow exposure on certain foreign-currency denominated intercompany loans. The fair value adjustments on these contracts are recorded to AOCI, with the effective portion immediately reclassified to earnings to offset the fair value adjustments on the underlying debt instrument.

Forecasted Purchases

Foreign currency contracts related to forecasted purchases consist of forward contracts entered into to manage the exposure to fluctuations in foreign-currency exchange rates on forecasted purchases of capital-related equipment and services denominated in currencies other than the functional currency of the related operating units. These forward contracts were designated and accounted for as cash flow hedges.

F.2-61

Net Investment Hedges

In 2014, Praxair designated the €600 million ($717 million as of December 31, 2017) 1.50% Euro-denominated notes due 2020 and the €500 million ($594 million as of December 31, 2017) 1.625% Euro-denominated notes due 2025, as a hedge of the net investment position in its European operations. In 2016 Praxair designated an incremental €550 million ($658 million as of December 31, 2017) 1.20% Euro-denominated notes due 2024 as an additional hedge of the net investment position in its European operations. On December 22, 2017, the U.S. government enacted the Tax Cuts and Jobs Act. In response to the decrease in the tax rate from 35% to 21%, the Company de-designated €200 million of its Euro-denominated notes, which were previously designated as a hedge of the net investment position in its European operations. These Euro-denominated debt instruments reduce the company’s exposure to changes in the currency exchange rate on investments in foreign subsidiaries with Euro functional currencies. Since hedge inception, exchange rate movements have reduced long-term debt by $97 million ( long-term debt increased by $242 million during the year ended December 31, 2017), with the offsetting gain shown within the cumulative translation component of AOCI in the consolidated balance sheets and the consolidated statements of comprehensive income.

Interest Rate Contracts

Outstanding Interest Rate Swaps

At December 31, 2017, Praxair had one outstanding interest rate swap agreement with a $475 million notional amount related to the $475 million 1.25% notes that mature in 2018. The interest rate swap effectively converts fixed-rate interest to variable-rate interest and is designated as a fair value hedge. Fair value adjustments are recognized in earnings along with an equally offsetting charge / benefit to earnings for the changes in the fair value of the underlying debt instrument. At December 31, 2017, the increase in the fair value of this note was less than $1 million ($4 million at December 31, 2016 and $6 million at December 31, 2015).

Terminated Treasury Rate Locks

The following table summarizes the unrecognized gains (losses) related to terminated treasury rate lock contracts:

			Unrecognized Gain / (Loss) (a)
(Millions of dollars)	Year Terminated	Original Gain / (Loss)	December 31, 2017	December 31, 2016	December 31, 2015
Treasury Rate Locks
Underlying debt instrument:
$500 million 2.20% fixed-rate notes that mature in 2022 (b)	2012	$(2)	$(1)	$(1)	$(1)
$500 million 3.00% fixed-rate notes that mature in 2021 (b)	2011	(11)	(4)	(5)	(6)
$600 million 4.50% fixed-rate notes that mature in 2019 (b)	2009	16	3	4	6

Total – pre-tax			$(2)	$(2)	$(1)
Less: income taxes			1	1	—

After- tax amounts			$(1)	$(1)	$(1)

(a)

The unrecognized gains / (losses) for the treasury rate locks are shown in accumulated other comprehensive income (“AOCI”) and are being recognized on a straight line basis to interest expense – net over the term of the underlying debt agreements. Refer to the table below summarizing the impact of the company’s consolidated statements of income and AOCI for current period gain (loss) recognition.

(b)

The notional amount of the treasury rate lock contracts are equal to the underlying debt instrument with the exception of the treasury rate lock contract entered into to hedge the $600 million 4.50% fixed-rate notes that mature in 2019. The notional amount of this contract was $500 million.

F.2-62

The following table summarizes the impact of the company’s derivatives not designated as hedging instruments on the consolidated statements of income:

(Millions of dollars)	Amount of Pre-Tax Gain (Loss) Recognized in Earnings *
December 31,	2017	2016	2015
Derivatives Not Designated as Hedging Instruments
Currency contracts:
Balance sheet items:
Debt-related	$121	$21	$(162)
Other balance sheet items	—	4	(8)

Total	$121	$25	$(170)

*

The gains (losses) on balance sheet items are offset by gains (losses) recorded on the underlying hedged assets and liabilities. Accordingly, the gains (losses) for the derivatives and the underlying hedged assets and liabilities related to debt items are recorded in the consolidated statements of income as interest expense-net. Other balance sheet items and anticipated net income gains (losses) are recorded in the consolidated statements of income as other income (expenses)-net.

The following table summarizes the impact of the company’s derivatives designated as hedging instruments that impact AOCI:

(Millions of dollars)	Amount of Gain (Loss) Recognized in AOCI			Amount of Gain (Loss) Reclassified from AOCI to the Consolidated Statement of Income
December 31,	2017	2016	2015	2017	2016	2015
Derivatives Designated as Hedging Instruments**
Currency contracts:
Net Investment hedge	$—	$(4)	$—	$—	$—	$—
Forecasted purchases	1	—	—	—	—	—
Balance sheet items	(1)	1	1	—	—	(1)
Interest rate contracts:
Treasury rate locks	—	—	—	—	(1)	—

Total – Pre tax	$—	$(3)	$1	$—	$(1)	$(1)
Less: income taxes	—	—	—	—	1	—

Total – Net of Taxes	$—	$(3)	$1	$—	$—	$(1)

**

The gains (losses) on net investment hedges are recorded as a component of AOCI within foreign currency translation adjustments in the consolidated balance sheets and consolidated statements of comprehensive income. The gains (losses) on forecasted purchases, balance sheet items, and treasury rate locks are recorded as a component of AOCI within derivative instruments in the consolidated balance sheets and the consolidated statements of comprehensive income. There was no ineffectiveness for these instruments during 2017, 2016 or 2015. The gains (losses) on net investment hedges are reclassified to earnings only when the related currency translation adjustments are required to be reclassified, usually upon sale or liquidation of the investment. The gains (losses) for interest rate contracts are reclassified to earnings as interest expense –net on a straight-line basis over the remaining maturity of the underlying debt. Net gains of less than $1 million are expected to be reclassified to earnings during 2018.

F.2-63

NOTE 13. FAIR VALUE DISCLOSURES

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as follows:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table summarizes assets and liabilities measured at fair value on a recurring basis at December 31, 2017, 2016 and 2015:

	Fair Value Measurements Using
(Millions of dollars)	Level 1			Level 2			Level 3
	2017	2016	2015	2017	2016	2015	2017	2016	2015
Assets
Derivative assets	$—	$—	$—	$17	$18	$22	$—	$—	$—
Liabilities
Derivative liabilities	$—	$—	$—	$18	$18	$11	$—	$—	$—

The fair values of the derivative assets and liabilities are based on market prices obtained from independent brokers or determined using quantitative models that use as their basis readily observable market parameters that are actively quoted and can be validated through external sources, including third-party pricing services, brokers and market transactions. Investments are marketable securities traded on an exchange.

The fair value of cash and cash equivalents, short-term debt, accounts receivables-net, and accounts payable approximate carrying value because of the short-term maturities of these instruments. The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues, which is deemed a Level 2 measurement. At December 31, 2017, the estimated fair value of Praxair’s long-term debt portfolio was $8,969 million versus a carrying value of $8,762 million. At December 31, 2016, the estimated fair value of Praxair’s long-term debt portfolio was $9,218 million versus a carrying value of $9,081 million. At December 31, 2015, the estimated fair value of Praxair’s long-term debt portfolio was $9,069 million versus a carrying value of $8,981 million. These differences are attributable to interest-rate changes subsequent to when the debt was issued.

NOTE 14. EQUITY AND NONCONTROLLING INTERESTS

Praxair, Inc. Shareholders’ Equity

At December 31, 2017, 2016 and 2015, there were 800,000,000 shares of common stock authorized (par value $0.01 per share) of which 383,230,625 shares were issued and 286,776,991 were outstanding at December 31, 2017 (284,900,776 and 284,879,079 were outstanding at December 31, 2016 and December 31, 2015, respectively).

At December 31, 2017, 2016 and 2015, there were 25,000,000 shares of preferred stock (par value $0.01 per share) authorized, of which no shares were issued and outstanding. Praxair’s Board of Directors may from time to time authorize the issuance of one or more series of preferred stock and, in connection with the creation of such series, determine the characteristics of each such series including, without limitation, the preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the series.

F.2-64

Noncontrolling Interests

Noncontrolling interest ownership changes are presented within the “Additions (Reductions)” line item of the consolidated statements of equity. The $15 million increase during 2017 relates to additional funding provided to PG Technologies, LLC (“PGT”) by the joint venture partner. The $20 million increase during 2016 relates to the sale of an ownership interest in a majority-owned joint venture in India during the third quarter offset by the formation of PGT, a majority-owned joint venture with GE Aviation. The 2016 “Additions (Reductions)” line item of the consolidated statements of equity also includes an increase to Additional Paid-In Capital resulting from the sale of the noncontrolling interest to the PGT joint venture partner.

Redeemable Noncontrolling Interests

Noncontrolling interests with redemption features, such as put/sell options, that are not solely within the company’s control (“redeemable noncontrolling interests”) are reported separately in the consolidated balance sheets at the greater of carrying value or redemption value. For redeemable noncontrolling interests that are not yet exercisable, Praxair calculates the redemption value by accreting the carrying value to the redemption value over the period until exercisable. If the redemption value is greater than the carrying value, any increase is adjusted directly to retained earnings and does not impact net income. At December 31, 2017, the redeemable noncontrolling interest balance includes one packaged gas distributor in the United States where the noncontrolling shareholder has a put option.

The following is a summary of redeemable noncontrolling interests for the years ended December 31, 2017, 2016 and 2015 :

(Millions of dollars)	2017	2016	2015
Beginning Balance	$11	$113	$176
Net income	2	3	10
Distributions to noncontrolling interest	(3)	(2)	(7)
Redemption value adjustment/accretion *	1	(6)	(40)
Foreign currency translation and other	—	7	(17)
Purchase/divestiture of noncontrolling interest **	—	(104)	(9)

Ending Balance	$11	$11	$113

*	In December 2015, Praxair sold its controlling interest in Praxair Distribution Southeast, LLC and, accordingly, removed the related redeemable noncontrolling interests.
**

In June 2016, Praxair acquired the remaining 34% stake in a Scandinavian joint venture for $104 million. The cash payment related to this acquisition is shown in the financing section of the consolidated statements of cash flows under the caption “Noncontrolling interest transactions and other” as there was no change in control.

NOTE 15. SHARE-BASED COMPENSATION

Share-based compensation expense was $59 million in 2017 ($39 million and $30 million in 2016 and 2015, respectively). The related income tax benefit recognized was $53 million in 2017 ($32 million and $8 million in 2016 and 2015, respectively). 2017 and 2016 include $35 million and $20 million of excess tax benefits, respectively. Expense amounts reflect current estimates of achieving performance targets relating to performance-based compensation. The expense was primarily recorded in selling, general and administrative expenses and no share-based compensation expense was capitalized.

Summary of Plans

The 2009 Praxair, Inc. Long-Term Incentive Plan was initially adopted by the board of directors and shareholders of the company on April 28, 2009 and was amended and restated in its entirety by the board and shareholders on April 22, 2014 (“the 2009 Plan”). Prior to April 28, 2009, equity awards were granted under the 2002 Praxair, Inc. Long-Term Incentive Plan and the company’s ability to make further equity awards under that plan ended with its adoption of the 2009 Plan. The 2009 Plan permits awards of stock options, stock appreciation rights, restricted stock and restricted stock units, performance-based stock units and other equity awards to eligible officer and non-officer employees and non-employee directors of the company and its affiliates. Under the 2009 Plan, as amended and restated in 2014, the aggregate number of shares available for option and other equity grants is 8,000,000 shares, of which up to 2,600,000 shares may be granted as awards other than options or stock appreciation rights. The 2009 Plan also provides calendar year per-participant limits on grants of stock options and stock appreciation rights and on other types of awards intended to qualify as Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. The First Amendment to the 2009 Plan was adopted by the board of directors and shareholders of the company on January 24, 2017 and April 25, 2017, respectively. Under the First Amendment, the aggregate number of shares available for option and other equity grants is 8,000,000 shares in addition to those authorized shares still available for granting prior to amendment. As of December 31, 2017, 9,933,618 shares remained available for equity grants under the 2009 Plan.

F.2-65

In 2005, the board of directors and shareholders of the company adopted the 2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc. (“the 2005 Plan”). Under the 2005 Plan, the aggregate number of shares available for option and other equity grants was limited to a total of 500,000 shares. The 2005 Plan expired on April 30, 2010, by its own terms, and no shares were available for grant thereafter.

Exercise prices for options granted under the 2009 Plan may not be less than the closing market price of the company’s common stock on the date of grant and granted options may not be re-priced or exchanged without shareholder approval. Options granted under the 2009 Plan subject only to time vesting requirements may become partially exercisable after a minimum of one year after the date of grant but may not become fully exercisable until at least three years have elapsed from the date of grant, and all options have a maximum duration of ten years. Options granted under predecessor plans had similar terms.

In order to satisfy option exercises and other equity grants, the Company may issue authorized but previously unissued shares or it may issue treasury shares.

Stock Option Fair Value

The company utilizes the Black-Scholes Options-Pricing Model to determine the fair value of stock options consistent with that used in prior years. Management is required to make certain assumptions with respect to selected model inputs, including anticipated changes in the underlying stock price (i.e., expected volatility) and option exercise activity (i.e., expected life). Expected volatility is based on the historical volatility of the company’s stock over the most recent period commensurate with the estimated expected life of the company’s stock options and other factors. The expected life of options granted, which represents the period of time that the options are expected to be outstanding, is based primarily on historical exercise experience. The expected dividend yield is based on the company’s most recent history and expectation of dividend payouts. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period commensurate with the estimated expected life. If factors change and result in different assumptions in future periods, the stock option expense that the company records for future grants may differ significantly from what the company has recorded in the current period.

The weighted-average fair value of options granted during 2017 was $12.40 ($8.91 in 2016 and $11.99 in 2015) based on the Black-Scholes Options-Pricing model. The increase in grant date fair value year-over-year is primarily attributable to an increase in the company’s stock price.

The following weighted-average assumptions were used to value the grants in 2017, 2016 and 2015:

Year Ended December 31,	2017	2016	2015
Dividend yield	2.7%	2.9%	2.2%
Volatility	14.0%	14.4%	13.5%
Risk-free interest rate	2.13%	1.41%	1.51%
Expected term years	6	6	5

F.2-66

The following table summarizes option activity under the plans as of December 31, 2017 and changes during the period then ended (averages are calculated on a weighted basis; life in years; intrinsic value expressed in millions):

Activity	Number of Options (000’s)	Average Exercise Price	Average Remaining Life	Aggregate Intrinsic Value
Outstanding at January 1, 2017	11,708	$101.58
Granted	2,091	118.71
Exercised	(2,877)	86.82
Cancelled or expired	(135)	113.37

Outstanding at December 31, 2017	10,787	$108.70	6.1	$496

Exercisable at December 31, 2017	6,757	$105.80	4.7	$330

The aggregate intrinsic value represents the difference between the company’s closing stock price of $154.68 as of December 31, 2017 and the exercise price multiplied by the number of in the money options outstanding as of that date. The total intrinsic value of stock options exercised during 2017 was $137 million ($82 million and $65 million in 2016 and 2015, respectively).

Cash received from option exercises under all share-based payment arrangements for 2017 was $107 million ($128 million and $72 million in 2016 and 2015, respectively). The cash tax benefit realized from share-based compensation totaled $51 million for 2017 ($32 million and $33 million cash tax benefit in 2016 and 2015, respectively).

As of December 31, 2017, $17 million of unrecognized compensation cost related to non-vested stock options is expected to be recognized over a weighted-average period of approximately 1 year.

Performance-Based and Restricted Stock Awards

In 2017, the company granted performance-based stock awards under the 2009 Plan to senior level executives of 223,730 shares that vest, subject to the attainment of pre-established minimum performance criteria, principally on the third anniversary of their date of grant. These awards are tied to either return on capital (“ROC”) performance or relative total shareholder return (“TSR”) performance versus that of the S&P 500. The actual number of shares issued in settlement of a vested award can range from zero to 200 percent of the target number of shares granted based upon the company’s attainment of specified performance targets at the end of a three-year period. Compensation expense related to these awards is recognized over the three-year performance period based on the fair value of the closing market price of the company’s common stock on the date of the grant and the estimated performance that will be achieved. Compensation expense for ROC awards will be adjusted during the three-year performance period based upon the estimated performance levels that will be achieved. TSR awards are measured at their grant date fair value and not subsequently re-measured.

There were 82,615 restricted stock units granted to employees during 2017. In addition, the company had previously granted restricted stock to certain key employees that vest after a designated service period ranging from 2 to 10 years although the majority of the restricted stock units vest at the end of a three-year service period. Generally, restricted stock does not earn quarterly dividends while vesting. Compensation expense related to the restricted stock units is recognized on a straight-line basis over the vesting period.

The weighted-average fair value of ROC performance-based stock awards and restricted stock units granted during 2017 was $109.68 and $111.95, respectively ($93.46 and $98.18 in 2016 and $120.04 and $120.24 in 2015). These fair values are based on the closing market price of Praxair’s common stock on the grant date adjusted for dividends that will not be paid during the vesting period.

The weighted-average fair value of performance-based stock tied to relative TSR performance granted during 2017 was $124.12 per unit ($124.18 in 2016, none in 2015), and was estimated using a Monte Carlo simulation performed as of the grant date.

F.2-67

The following table summarizes non-vested performance-based and restricted stock award activity as of December 31, 2017 and changes during the period then ended (shares based on target amounts, averages are calculated on a weighted basis):

	Performance-Based		Restricted Stock
	Number of Shares (000’s)	Average Grant Date Fair Value	Number of Shares (000’s)	Average Grant Date Fair Value
Non-vested at January 1, 2017	714	$115.72	274	$109.49
Granted	224	114.82	83	111.95
Vested	(77)	121.16	(83)	118.24
Cancelled and Forfeited	(196)	113.66	(10)	108.44

Non-vested at December 31, 2017	665	$113.40	264	$107.56

There are approximately 9 thousand performance-based shares and 6 thousand restricted stock shares that are non-vested at December 31, 2017 which will be settled in cash due to foreign regulatory limitations. The liability related to these grants reflects the current estimate of performance that will be achieved and the current common stock price.

As of December 31, 2017, based on current estimates of future performance, $17 million of unrecognized compensation cost related to performance-based awards and $10 million of unrecognized compensation cost related to the restricted stock awards is expected to be recognized primarily through the first quarter of 2020.

NOTE 16. RETIREMENT PROGRAMS

Defined Benefit Pension Plans

Praxair has two main U.S. retirement programs which are non-contributory defined benefit plans: the Praxair Pension Plan and the CBI Pension Plan. The latter program benefits primarily former employees of CBI Industries, Inc. which Praxair acquired in 1996. Effective July 1, 2002, the Praxair Pension Plan was amended to give participating employees a one-time choice to remain covered by the old formula or to elect coverage under a new formula. The old formula is based predominantly on years of service, age and compensation levels prior to retirement, while the new formula provides for an annual contribution to an individual account which grows with interest each year at a predetermined rate. Also, this new formula applies to all new employees hired after April 30, 2002 into businesses adopting this plan. The U.S. and international pension plan assets are comprised of a diversified mix of investments, including domestic and international corporate equities, government securities and corporate debt securities. Praxair has several plans that provide supplementary retirement benefits primarily to higher level employees that are unfunded and are nonqualified for federal tax purposes. Pension coverage for employees of certain of Praxair’s international subsidiaries generally is provided by those companies through separate plans. Obligations under such plans are primarily provided for through diversified investment portfolios, with some smaller plans provided for under insurance policies or by book reserves.

Multi-employer Pension Plans

In the United States Praxair participates in six multi-employer defined benefit pension plans (“MEPs”), pursuant to the terms of collective bargaining agreements, covering approximately 200 union-represented employees. The collective bargaining agreements expire on different dates through 2021. In connection with such agreements, the Company is required to make periodic contributions to the MEPs in accordance with the terms of the respective collective bargaining agreements. Praxair’s participation in these plans is not material either at the plan level or in the aggregate. Praxair’s contributions to these plans were $2 million in 2017, 2016, and 2015 (these costs are not included in the tables that follow). For all MEPs, Praxair’s contributions were significantly less than 1% of the total contributions to each plan for 2016 and 2015. Total 2017 contributions were not yet available from the MEPs.

F.2-68

Praxair has obtained the most recently available Pension Protection Act (“PPA”) zone status letters from the Trustees of the MEPs. The PPA classifies MEPs as either Red, Yellow or Green zone plans. Among other factors, plans in the Red zone are generally less than 65 percent funded; plans in the Yellow zone are generally 65 to 80 percent funded; and plans in the Green zone are generally at least 80 percent funded. According to the most current data available, three of the MEPs that the Company participates in are in a Red zone status and three are in a Green zone status. As of December 31, 2017, the three Red Zone plans have pending or have implemented financial improvement or rehabilitation plans. Praxair does not currently anticipate significant future obligations due to the funding status of these plans. If Praxair determined it was probable that it would withdraw from an MEP, the Company would record a liability for its portion of the MEP’s unfunded pension obligations, as calculated at that time. Historically, such withdrawal payments have not been significant.

Defined Contribution Plans

Praxair’s U.S. business employees are eligible to participate in the Praxair defined contribution savings plan. Employees may contribute up to 40% of their compensation, subject to the maximum allowable by IRS regulations. For the U.S. packaged gases business, company contributions to this plan are calculated as a percentage of salary based on age plus service. U.S. employees other than those in the packaged gases business have company contributions to this plan calculated on a graduated scale based on employee contributions to the plan. The cost for these defined contribution plans was $29 million in 2017, $28 million in 2016 and $28 million in 2015 (these costs are not included in the tables that follow).

The defined contribution plans include a non-leveraged employee stock ownership plan (“ESOP”) which covers all employees participating in this plan. The collective number of shares of Praxair common stock in the ESOP totaled 2,397,847 at December 31, 2017.

Certain international subsidiaries of the company also sponsor defined contribution plans where contributions are determined under various formulas. The expense for these plans was $21 million in 2017, $18 million in 2016 and $17 million in 2015 (these expenses are not included in the tables that follow).

Postretirement Benefits Other Than Pensions (OPEB)

Praxair provides health care and life insurance benefits to certain eligible retired employees. These benefits are provided through various insurance companies and healthcare providers. Praxair is also obligated to make payments for a portion of postretirement benefits related to retirees of Praxair’s former parent. Additionally, as part of the CBI acquisition in 1996, Praxair assumed responsibility for healthcare and life insurance benefit obligations for CBI’s retired employees. All postretirement healthcare programs have cost caps that limit the company’s exposure to future cost increases. In addition, as part of the retirement elections made for July 1, 2002, eligible employees were given the choice of maintaining coverage in the current retiree medical design (as may be amended from time to time), or to move to a design whereby coverage would be provided, but with no Praxair subsidy whatsoever. Also, all new employees hired after April 30, 2002 into a business adopting these plans will not receive a company subsidy. Praxair does not currently fund its postretirement benefits obligations. Praxair’s retiree plans may be changed or terminated by Praxair at any time for any reason with no liability to current or future retirees.

Praxair uses a measurement date of December 31 for its pension and other post-retirement benefit plans.

Pension and Postretirement Benefit Costs

The components of net pension and OPEB costs for 2017, 2016 and 2015 are shown below:

(Millions of dollars) Year Ended December 31,	Pensions			OPEB
	2017	2016	2015	2017	2016	2015
Service cost	$46	$45	$54	$3	$2	$3
Interest cost	103	100	112	5	6	7
Expected return on plan assets	(161)	(157)	(154)	—	—	—
Net amortization and deferral	68	59	79	(3)	(3)	(2)
Curtailment gain*	—	—	—	(18)	—	—

F.2-69

(Millions of dollars) Year Ended December 31,	Pensions			OPEB
	2017	2016	2015	2017	2016	2015
Net periodic benefit cost before pension settlement charges	$56	$47	$91	$(13)	$5	$8
Pension settlement charges **	2	4	7	—	—	—

Net periodic benefit cost	$58	$51	$98	$(13)	$5	$8

*	The curtailment gain recorded during the year ended December 31, 2017 resulted from the termination of an OPEB plan in South America in the first quarter.
**

2017 includes the impact of a $2 million charge related to a series of lump sum benefit payments for employees under an international pension plan. 2016 and 2015 include charges of $4 million and $7 million, respectively, related primarily to the retirement of senior managers in the United States (see Note 2).

Funded Status

The changes in benefit obligation and plan assets for Praxair’s pension and OPEB programs, including reconciliation of the funded status of the plans to amounts recorded in the consolidated balance sheet, as of December 31, 2017, 2016 and 2015 are shown below:

(Millions of dollars) Year Ended December 31,	Pensions
	2017		2016		2015		OPEB
	U.S.	International	U.S.	International	U.S.	International	2017	2016	2015
Change in Benefit Obligation (“PBO”)
Benefit obligation January 1	$2,066	$666	$1,992	$580	$2,050	$719	$156	$160	$180
Service cost	32	14	31	14	36	18	3	2	3
Interest cost	70	33	70	30	80	32	5	6	7
Participant contributions	—	—	—	—	—	—	6	10	10
Plan amendment	—	—	—	(2)	—	2	—	(7)	—
Actuarial loss (gain)	153	8	104	76	(68)	(41)	(6)	4	(9)
Benefits paid	(106)	(43)	(131)	(33)	(106)	(32)	(13)	(20)	(24)
Plan curtailment	—	—	—	—	—	—	(6)	—	—
Foreign currency translation and other	—	47	—	1	—	(118)	1	1	(7)

Benefit obligation, December 31	$2,215	$725	$2,066	$666	$1,992	$580	$146	$156	$160

Accumulated benefit obligation (“ABO”)	$2,113	$691	$1,970	$639	$1,900	$551

Change in Plan Assets
Fair value of plan assets, January 1	$1,507	$507	$1,509	$475	$1,607	$561	$—	$—	$—
Actual return on plan assets	243	44	117	47	(11)	18	—	—	—
Company contributions	4	15	—	11	—	15	—	—	—
Benefits paid from plan assets	(99)	(32)	(119)	(26)	(87)	(28)	—	—	—
Foreign currency translation	—	33	—	—	—	(91)	—	—	—

Fair value of plan assets, December 31	$1,655	$567	$1,507	$507	$1,509	$475	$—	$—	$—

Funded Status, End of Year	$(560)	$(158)	$(559)	$(159)	$(483)	$(105)	$(146)	$(156)	$(160)

F.2-70

(Millions of dollars) Year Ended December 31,	Pensions
	2017		2016		2015		OPEB
	U.S.	International	U.S.	International	U.S.	International	2017	2016	2015
Recorded in the Balance Sheet
Other long-term assets	$—	$17	$—	$13	$—	$41	$—	$—	$—
Other current liabilities	(13)	(7)	(7)	(5)	(12)	(4)	(10)	(12)	(13)
Other long-term liabilities	(547)	(168)	(552)	(167)	(471)	(142)	(136)	(144)	(147)

Net amount recognized, December 31	$(560)	$(158)	$(559)	$(159)	$(483)	$(105)	$(146)	$(156)	$(160)

Amounts recognized in accumulated other comprehensive income (loss) consist of:
Net actuarial loss (gain)	$807	$192	$832	$189	$782	$135	$(15)	$(20)	$(25)
Prior service cost (credit)	—	11	—	12	—	11	(6)	(8)	(1)
Deferred tax benefit (Note 5)	(309)	(47)	(318)	(46)	(299)	(37)	9	12	11

Amount recognized in accumulated other comprehensive income (loss) (Note 7)	$498	$156	$514	$155	$483	$109	$(12)	$(16)	$(15)

The changes in plan assets and benefit obligations recognized in other comprehensive income in 2017, 2016 and 2015 are as follows:

	Pensions			OPEB
(Millions of dollars)	2017	2016	2015	2017	2016	2015
Current year net actuarial losses (gains)*	$34	$172	$38	$(6)	$4	$(9)
Amortization of net actuarial gains (losses)	(67)	(60)	(78)	1	3	2
Plan amendment	—	(2)	—	—	(7)	—
Amortization of prior service credits (costs)	(1)	1	(1)	2	—	—
Pension settlements (Note 2)	(2)	(4)	(7)	—	—	—
Curtailments	—	—	—	12	—	—

Foreign currency translation and other	13	(2)	(24)	(2)	(2)	6

Total recognized in other comprehensive income	$(23)	$105	$(72)	$7	$(2)	$(1)

*

Pension net actuarial losses in 2017 are driven by lower U.S. discount rates, which more than offset favorable plan asset experience. Pension net actuarial losses in 2016 are primarily driven by liability experience as well as lower U.S. discount rates. Pension net actuarial losses in 2015 relate primarily to lower actual returns on plan assets when compared with 2014 offset by higher U.S. discount rates. OPEB net actuarial gains in 2017 relate primarily to favorable liability experience whereas losses in 2016 are largely due to unfavorable plan experience. 2015 OPEB gains primarily relate to higher discount rates and favorable plan experience.

The amounts in accumulated other comprehensive income (loss) that are expected to be recognized as components of net periodic benefit cost during 2018 are as follows:

(Millions of dollars)	Pension	OPEB
Net actuarial loss (gain)	$70	$(2)
Prior service cost (credit)	2	—

	$72	$(2)

F.2-71

The following table provides information for pension plans where the accumulated benefit obligation exceeds the fair value of the plan assets:

(Millions of dollars) Year Ended December 31,	Pensions
	2017		2016		2015
	U.S.	International	U.S.	International	U.S.	International
Projected benefit obligation (“PBO”)	$2,215	$391	$2,066	$372	$1,992	$336
Accumulated benefit obligation (“ABO”)	$2,113	$383	$1,970	$365	$1,900	$324
Fair value of plan assets	$1,655	$215	$1,507	$199	$1,509	$188

Assumptions

The assumptions used to determine benefit obligations are as of the respective balance sheet dates and the assumptions used to determine net benefit cost are as of the previous year-end, as shown below:

	Pensions
	U.S.			International			OPEB
	2017	2016	2015	2017	2016	2015	2017	2016	2015
Weighted average assumptions used to determine benefit obligations at December 31,
Discount rate	3.61%	4.05%	4.32%	4.46%	5.09%	5.32%	3.58%	4.21%	4.24%
Rate of increase in compensation levels	3.25%	3.25%	3.25%	3.35%	3.73%	3.57%	N/A	N/A	N/A
Weighted average assumptions used to determine net periodic benefit cost for years ended December 31,
Discount rate (1)	4.05%	4.32%	3.95%	5.09%	5.32%	5.36%	4.21%	4.24%	4.48%
Rate of increase in compensation levels	3.25%	3.25%	3.25%	3.73%	3.57%	3.72%	N/A	N/A	N/A
Expected long-term rate of return on plan assets (2)	8.00%	8.00%	8.00%	7.91%	7.92%	7.71%	N/A	N/A	N/A

(1)

At the end of 2015, the Company changed the approach used to measure service and interest costs for significant pension and OPEB plans. Through 2015, Praxair measured service and interest costs utilizing a single weighted-average discount rate for each plan derived from the yield curve used to measure the respective plan obligations. Effective in 2016, the Company elected to measure service and interest costs for significant plans by applying the specific spot rates along that yield curve to the plan’s expected cash flows (“spot rate approach”). The Company believes the new spot rate approach provides a more precise measurement of service and interest costs by aligning the timing of the plans’ expected cash flows to the corresponding spot rates on the yield curve. This change does not affect the measurement of plan obligations nor the funded status of the plans. The Company has accounted for this change as a change in accounting estimate and, accordingly has accounted for it on a prospective basis.

(2)

The expected long term rate of return on the U.S. and international plan assets is estimated based on the plans’ investment strategy and asset allocation, historical capital market performance and, to a lesser extent, historical plan performance. For the U.S. plans, the expected rate of return of 8.00% was derived based on the target asset allocation of 50%-70% equity securities (approximately 9.5% expected return), 20%-40% fixed income securities (approximately 5.5% expected return) and 2%—10% real estate funds (approximately 7% expected return). For the international plans, the expected rate of return was derived based on the weighted average target asset allocation of 30%-50% equity securities (approximately 10% expected return), 40%-60% fixed income securities (approximately 7.5% expected return), and 0%-10% alternative investments (approximately 7.5% expected return). For the U.S. plan assets, the actual annualized total returns for the most recent 10-year and 20-year periods ended December 31, 2017 were approximately 5.8% and 6.7%, respectively. For the international plan assets, the actual annualized total returns for the same two periods were approximately 7.5% and 8.3%, respectively. Changes to plan asset allocations and investment strategy over this time period limit the value of historical plan performance as factor in estimating the expected long term rate of return. For 2018, the expected long-term rate of return on plan assets will be 8.00% for the U.S. plans. Expected weighted average returns for international plans will vary.

F.2-72

	OPEB
Assumed healthcare cost trend rates	2017	2016	2015
Healthcare cost trend assumed	6.50%	7.00%	7.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2023	2020	2020

These healthcare-cost trend rate assumptions have an impact on the amounts reported. However, cost caps limit the impact on the net OPEB benefit cost in the U.S. To illustrate the effect, a one-percentage point change in assumed healthcare cost trend rates would have the following effects:

	One-Percentage Point
(Millions of dollars)	Increase	Decrease
Effect on the total of service and interest cost components of net OPEB benefit cost	$—	$—
Effect on OPEB benefit obligation	$3	$(2)

Pension Plan Assets

The investments of the U.S. pension plan are managed to meet the future expected benefit liabilities of the plan over the long term by investing in diversified portfolios consistent with prudent diversification and historical and expected capital market returns. When Praxair became an independent, publicly traded company in 1992, its former parent retained all liabilities for its term-vested and retired employees. Praxair’s plan received assets and retained pension liabilities for its own active employee base. Therefore, the liabilities under the Praxair U.S. pension plan mature at a later date compared to pension funds of other similar companies. Investment strategies are reviewed by the Finance and Pension Committee of the company’s Board of Directors and investment performance is tracked against appropriate benchmarks. There are no concentrations of risk as it relates to the assets within the plans.

The international pension plans are managed individually based on diversified investment portfolios, with different target asset allocations that vary for each plan. Praxair’s U.S. and international pension plans’ weighted-average asset allocations at December 31, 2017, 2016 and 2015, and the target asset allocation range for 2017, by major asset category, are as follows:

F.2-73

	U.S.				International
Asset Category	Target	2017	2016	2015	Target	2017	2016	2015
Equity securities	50%-70%	61%	59%	62%	30%-50%	38%	35%	50%
Fixed income securities	20%-40%	30%	32%	30%	40%-60%	53%	56%	41%
Other	2%-10%	9%	9%	8%	0%-10%	9%	9%	9%

The following table summarizes pension assets measured at fair value by asset category at December 31, 2017, 2016 and 2015. During the years presented, there has been no transfer of assets between Levels 1, 2 and 3 (see Note 13 for definition of the levels):

	Fair Value Measurements Using
	Level 1			Level 2			Level 3 **			Total
(Millions of dollars)	2017	2016	2015	2017	2016	2015	2017	2016	2015	2017	2016	2015
Cash and cash equivalents	$7	$3	$1	$—	$—	$—	$—	$—	$—	$7	$3	$1
Equity securities:
U.S. equities	257	344	302	—	—	—	—	—	—	257	344	302
International equities	45	37	62	—	—	—	—	—	—	45	37	62
Mutual funds	—	2	236	—	—	—	—	—	—	—	2	236
Fixed income securities:
U.S. government bonds	—	—	—	54	51	50	—	—	—	54	51	50
International government bonds	—	—	—	192	159	89	—	—	—	192	159	89
Mutual funds	118	104	91	—	—	—	—	—	—	118	104	91
Corporate bonds	—	—	—	181	194	163	—	—	—	181	194	163
Other:
Insurance contracts	—	—	—	—	—	—	50	45	43	50	45	43
Real estate funds	—	—	—	—	—	—	158	135	123	158	135	123

Total plan assets at fair value, December 31,	$427	$490	$692	$427	$404	$302	$208	$180	$166	$1,062	$1,074	$1,160

Pooled funds *										1,160	940	824

Total fair value plan assets December 31,										$2,222	$2,014	$1,984

*

Pooled funds are measured using the net asset value (“NAV”) as a practical expedient for fair value as permissible under the accounting standard for fair value measurements and have not been categorized in the fair value hierarchy in accordance with recently issued accounting standards updates related to Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share.

**	The following table summarizes changes in fair value of the pension plan assets classified as level 3 for the periods ended December 31, 2017, 2016, and 2015:

F.2-74

(Millions of dollars)	Insurance Contracts	Real Estate Funds	Total
Balance, December 31, 2014	$53	$110	$163

Gain/(Loss) for the period	(4)	13	9
Acquisitions	—	—	—
Foreign currency translation	(6)	—	(6)

Balance, December 31, 2015	$43	$123	$166

Gain/(Loss) for the period	3	12	15
Acquisitions	—	—	—
Foreign currency translation	(1)	—	(1)

Balance, December 31, 2016	45	135	180
Gain/(Loss) for the period	(1)	12	11
Acquisitions	—	11	11
Foreign currency translation	6	—	6

Balance, December 31, 2017	$50	$158	$208

The descriptions and fair value methodologies for the U.S. and international pension plan assets are as follows:

Cash and Cash Equivalents – This category includes cash and short-term interest bearing investments with maturities of three months or less. Investments are valued at cost plus accrued interest. Cash and cash equivalents are classified within level 1 of the valuation hierarchy.

Equity Securities – This category is comprised of shares of common stock in U.S. and international companies from a diverse set of industries and size. Common stock is valued at the closing market price reported on a U.S. or international exchange where the security is actively traded. Equity securities are classified within level 1 of the valuation hierarchy.

Mutual Funds – These categories consist of publicly and privately managed funds that invest primarily in marketable equity and fixed income securities. The fair value of these investments is determined by reference to the net asset value of the underlying securities of the fund. Shares of publicly traded mutual funds are valued at the net asset value quoted on the exchange where the fund is traded and are classified as level 1 within the valuation hierarchy.

U.S. and International Government Bonds – This category includes U.S. treasuries, U.S. federal agency obligations and international government debt. The majority of these investments do not have quoted market prices available for a specific government security and so the fair value is determined using quoted prices of similar securities in active markets and is classified as level 2 within the valuation hierarchy.

Corporate Bonds – This category is comprised of corporate bonds of U.S. and international companies from a diverse set of industries and size. The fair values for U.S. and international corporate bonds are determined using quoted prices of similar securities in active markets and observable data or broker or dealer quotations. The fair values for these investments are classified as level 2 within the valuation hierarchy.

Pooled Funds – Pooled fund NAVs are provided by the trustee and are determined by reference to the fair value of the underlying securities of the trust, less its liabilities, which are valued primarily through the use of directly or indirectly observable inputs. Depending on the pooled fund, underlying securities may include marketable equity securities or fixed income securities.

Insurance Contracts – The fair value of insurance contracts is determined based on the cash surrender value of the insurance contract, which is determined based on such factors as the fair value of the underlying assets and discounted cash flows. These contracts are with highly rated insurance companies. Insurance contracts are classified within level 3 of the valuation hierarchy.

F.2-75

Real Estate Funds – This category includes real estate properties, partnership equities and investments in operating companies. The fair value of the assets is determined using discounted cash flows by estimating an income stream for the property plus a reversion into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized are derived from market transactions as well as other financial and industry data. The fair value for these investments are classified within level 3 of the valuation hierarchy.

Contributions

At a minimum, Praxair contributes to its pension plans to comply with local regulatory requirements (e.g., ERISA in the United States). Discretionary contributions in excess of the local minimum requirements are made based on many factors, including long-term projections of the plans’ funded status, the economic environment, potential risk of overfunding, pension insurance costs and alternative uses of the cash. Changes to these factors can impact the timing of discretionary contributions from year to year. Pension contributions were $19 million in 2017, $11 million in 2016 and $15 million in 2015. Estimated required contributions for 2018 are currently expected to be in the area of $15 million to $20 million.

Estimated Future Benefit Payments

The following table presents estimated future benefit payments, net of participants contributions:

(Millions of dollars)	Pensions
Year Ended December 31,	U.S.	International	OPEB
2018	$117	$35	$11
2019	124	36	11
2020	125	38	11
2021	127	38	11
2022	129	38	10
2023-2027	680	199	44

NOTE 17. COMMITMENTS AND CONTINGENCIES

The company accrues non income-tax liabilities for contingencies when management believes that a loss is probable and the amounts can be reasonably estimated, while contingent gains are recognized only when realized. In the event any losses are sustained in excess of accruals, they will be charged against income at that time. Attorney fees are recorded as incurred. Commitments represent obligations, such as those for future purchases of goods or services, that are not yet recorded on the company’s balance sheet as liabilities. The company records liabilities for commitments when incurred (i.e., when the goods or services are received).

Contingent Liabilities

Praxair is subject to various lawsuits and government investigations that arise from time to time in the ordinary course of business. These actions are based upon alleged environmental, tax, antitrust and personal injury claims, among others. Praxair has strong defenses in these cases and intends to defend itself vigorously. It is possible that the company may incur losses in connection with some of these actions in excess of accrued liabilities. Management does not anticipate that in the aggregate such losses would have a material adverse effect on the company’s consolidated financial position or liquidity; however, it is possible that the final outcomes could have a significant impact on the company’s reported results of operations in any given period.

Significant matters are:

•

During May 2009, the Brazilian government published Law 11941/2009 instituting a new voluntary amnesty program (“Refis Program”) which allowed Brazilian companies to settle certain federal tax disputes at reduced amounts. During the 2009 third quarter, Praxair decided that it was economically beneficial to settle many of its outstanding federal tax disputes and such disputes were enrolled in the Refis Program, subject to final calculation and review by the Brazilian federal government. The Company recorded estimated liabilities based on the terms of the Refis Program. Since 2009, Praxair has been unable to reach final agreement on the calculations and initiated litigation against the government in an attempt to resolve certain items. Open issues relate to the following matters: (i) application of cash deposits and net operating loss carryforwards to satisfy obligations and (ii) the amount of tax reductions available under the Refis Program. It is difficult to estimate the timing of resolution of legal matters in Brazil.

F.2-76

•

At December 31, 2017 the most significant non-income and income tax claims in Brazil, after enrollment in the Refis Program, relate to state VAT tax matters and a federal income tax matter where the taxing authorities are challenging the tax rate that should be applied to income generated by a subsidiary company. The total estimated exposure relating to such claims, including interest and penalties, as appropriate, is approximately $235 million. Praxair has not recorded any liabilities related to such claims based on management judgments, after considering judgments and opinions of outside counsel. Because litigation in Brazil historically takes many years to resolve, it is very difficult to estimate the timing of resolution of these matters; however, it is possible that certain of these matters may be resolved within the near term. The company is vigorously defending against the proceedings.

•

On September 1, 2010, CADE (“Brazilian Administrative Council for Economic Defense”) announced alleged anticompetitive activity on the part of five industrial gas companies in Brazil and imposed fines on all five companies. Originally, CADE imposed a civil fine of R$2.2 billion Brazilian reais (US$665 million) against White Martins, the Brazil-based subsidiary of Praxair, Inc. In response to a motion for clarification, the fine was reduced to R$1.7 billion Brazilian reais (US$514 million) due to a calculation error made by CADE. The amount of the fine is subject to indexation using SELIC. On September 2, 2010, Praxair issued a press release and filed a report on Form 8-K rejecting all claims and stating that the fine represents a gross and arbitrary disregard of Brazilian law.

On October 19, 2010, White Martins filed an annulment petition (“appeal”) with the Federal Court in Brasilia seeking to have the fine against White Martins entirely overturned. In order to suspend payment of the fine pending the completion of the appeal process, Brazilian law required that the company tender a form of guarantee in the amount of the fine as security. Initially, 50% of the guarantee was satisfied by letters of credit with a financial institution and 50% by equity of a Brazilian subsidiary. On April 15, 2016, the Ninth Federal Court in Brasilia allowed White Martins to withdraw and cancel the letters of credit. Accordingly, the guarantee is currently satisfied solely by equity of a Brazilian subsidiary.

On September 14, 2015, the Ninth Federal Court of Brasilia overturned the fine against White Martins and declared the original CADE administrative proceeding to be null and void. On June 30, 2016, CADE filed an appeal against this decision with the Federal Circuit Court in Brasilia.

Praxair strongly believes that the allegations are without merit and that the fine will be entirely overturned during the appeal process. The company further believes that it has strong defenses and will vigorously defend against the allegations and related fine up to such levels of the Federal Courts in Brazil as may be necessary. Because appeals in Brazil historically take many years to resolve, it is very difficult to estimate when the appeal will be finally decided. Based on management judgments, after considering judgments and opinions of outside counsel, no reserve has been recorded for this proceeding as management does not believe that a loss is probable.

F.2-77

Commitments and Contractual Obligations

The following table sets forth Praxair’s material commitments and contractual obligations as of December 31, 2017, excluding leases, tax liabilities for uncertain tax positions, long-term debt, other post retirement and pension obligations which are summarized elsewhere in the financial statements (see Notes 4, 5, 11, and 16):

(Millions of dollars) Expiring through December 31,	Unconditional Purchase Obligations	Construction Commitments
2018	$575	$842
2019	517	212
2020	451	11
2021	468	—
2022	437	—
Thereafter	2,511	—

	$4,959	$1,065

Unconditional purchase obligations of $4,959 million represent contractual commitments under various long and short-term take-or-pay arrangements with suppliers and are not included on Praxair’s balance sheet. These obligations are primarily minimum-purchase commitments for helium, electricity, natural gas and feedstock used to produce atmospheric and process gases. A significant portion of these obligations is passed on to customers through similar take-or-pay or other contractual arrangements. Purchase obligations that are not passed along to customers through such contractual arrangements are subject to market conditions, but do not represent a material risk to Praxair. During 2017, payments related to Praxair’s unconditional purchase obligations totaled $1,034 million, including $455 million for electricity and $261 million for natural gas. Approximately $2,591 million of the purchase obligations relates to power and is intended to secure the uninterrupted supply of electricity and feedstock to Praxair’s plants to reliably satisfy customer product supply obligations, and extend through 2030. Certain of the power contracts contain various cancellation provisions requiring supplier agreement, and many are subject to annual escalations based on local inflation factors. The purchase obligations also include a multi-year contract for silane, with a total purchase obligation of $69 million as of December 31, 2017. At December 31, 2017, Praxair’s current selling prices and estimated future demand for silane are in excess of its contractual purchase obligations under the contract.

Construction commitments of $1,065 million represent outstanding commitments to complete authorized construction projects as of December 31, 2017. A significant portion of Praxair’s capital spending is related to the construction of new production facilities to satisfy customer commitments which may take a year or more to complete.

Unconsolidated equity investees had total debt of approximately $353 million at December 31, 2017, which was non-recourse to Praxair. Additionally, Praxair pledged its interest in an unconsolidated equity investment as collateral for $24 million of debt held by that same equity investee. Praxair has no significant financing arrangements with closely-held related parties.

At December 31, 2017, Praxair had undrawn outstanding letters of credit, bank guarantees and surety bonds valued at approximately $572 million from financial institutions. These relate primarily to customer contract performance guarantees (including plant construction in connection with certain on-site contracts), self-insurance claims and other commercial and governmental requirements, including foreign litigation matters.

NOTE 18. SEGMENT INFORMATION

The company’s operations are organized into five reportable segments, four of which have been determined on a geographic basis of segmentation: North America, Europe, South America and Asia. In addition, Praxair operates its worldwide surface technologies business through its wholly-owned subsidiary, Praxair Surface Technologies, Inc., which represents the fifth reportable segment.

F.2-78

Praxair’s operations consist of two major product lines: industrial gases and surface technologies. The industrial gases product line centers on the manufacturing and distribution of atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). Many of these products are co-products of the same manufacturing process. Praxair manufactures and distributes nearly all of its products and manages its customer relationships on a regional basis. Praxair’s industrial gases are distributed to various end-markets within a regional segment through one of three basic distribution methods: on-site or tonnage; merchant or bulk; and packaged or cylinder gases. The distribution methods are generally integrated in order to best meet the customer’s needs and very few of its products can be economically transported outside of a region. Therefore, the distribution economics are specific to the various geographies in which the company operates and are consistent with how management assesses performance.

Praxair evaluates the performance of its reportable segments based primarily on operating profit, excluding inter-company royalties and items not indicative of ongoing business trends. Corporate and globally managed expenses, and research and development costs relating to Praxair’s global industrial gases business, are allocated to operating segments based on sales.

The table below presents information about reportable segments for the years ended December 31, 2017, 2016 and 2015.

(Millions of dollars)	2017	2016	2015
Sales (a)
North America	$6,023	$5,592	$5,865
Europe	1,558	1,392	1,320
South America	1,501	1,399	1,431
Asia	1,738	1,555	1,551
Surface Technologies	617	596	609

	$11,437	$10,534	$10,776

	2017	2016	2015
Operating Profit
North America	$1,517	$1,430	$1,558
Europe	297	273	250
South America	250	257	291
Asia	333	276	289
Surface Technologies	105	102	105

Segment operating profit	2,502	2,338	2,493
Transaction costs and other charges (Note 2)	(54)	(100)	(172)

Total operating profit	$2,448	$2,238	$2,321

	2017	2016	2015
Total Assets (b)
North America	$10,419	$10,019	$9,748
Europe	3,282	2,928	2,704
South America	2,738	2,748	2,124
Asia	3,252	2,984	3,113
Surface Technologies	745	653	630

	$20,436	$19,332	$18,319

F.2-79

	2017	2016	2015
Depreciation and Amortization
North America	$631	$614	$609
Europe	169	155	145
South America	159	133	135
Asia	185	179	176
Surface Technologies	40	41	41

	$1,184	$1,122	$1,106

	2017	2016	2015
Capital Expenditures and Acquisitions
North America	$779	$989	$869
Europe	141	402	227
South America	129	232	285
Asia	209	165	208
Surface Technologies	86	40	34

	$1,344	$1,828	$1,623

	2017	2016	2015
Sales by Product Group
Atmospheric gases and related	$7,938	$7,329	$7,595
Process gases and other	2,882	2,609	2,572
Surface technologies	617	596	609

	$11,437	$10,534	$10,776

	2017	2016	2015
Sales by Major Country
United States	$4,973	$4,623	$4,771
Brazil	1,179	1,091	1,107
Other – foreign	5,285	4,820	4,898

	$11,437	$10,534	$10,776

	2017	2016	2015
Long-lived Assets by Major Country (c)
United States	$5,122	$4,922	$4,825
Brazil	1,225	1,262	986
Other – foreign	5,710	5,293	5,187

	$12,057	$11,477	$10,998

(a)	Sales reflect external sales only. Intersegment sales, primarily from North America to other segments, were not material.
(b)	Includes equity investments as of December 31, as follows:

F.2-80

(Millions of dollars)	2017	2016	2015
North America	$115	$121	$127
Europe	287	243	195
Asia	325	353	343

	$727	$717	$665

Changes primarily relate to equity investment earnings, dividends and currency impacts.

(c)	Long-lived assets include property, plant and equipment – net.

NOTE 19. QUARTERLY DATA (UNAUDITED)

(Dollar amounts in millions, except per share data)

2017	1Q (a)	2Q (a)	3Q (a)	4Q (a)	YEAR (a)
Sales	$2,728	$2,834	$2,922	$2,953	$11,437
Cost of sales, exclusive of depreciation and amortization	$1,545	$1,598	$1,652	$1,660	$6,455
Depreciation and amortization	$287	$292	$298	$307	$1,184
Operating profit	$582	$604	$626	$636	$2,448
Net income – Praxair, Inc.	$389	$406	$419	$33	$1,247
Basic Per Share Data
Net income	$1.36	$1.42	$1.46	$0.11	$4.36
Weighted average shares (000’s)	285,509	286,090	286,467	286,976	286,261
Diluted Per Share Data
Net income	$1.35	$1.41	$1.45	$0.11	$4.32
Weighted average shares (000’s)	287,384	288,535	289,216	290,456	289,114

2016	1Q (a)	2Q	3Q (a)	4Q	YEAR (a)
Sales	$2,509	$2,665	$2,716	$2,644	$10,534
Cost of sales, exclusive of depreciation and amortization	$1,381	$1,468	$1,533	$1,478	$5,860
Depreciation and amortization	$272	$281	$284	$285	$1,122
Operating profit	$554	$588	$497	$599	$2,238
Net income – Praxair, Inc.	$356	$399	$339	$406	$1,500
Basic Per Share Data
Net income	$1.25	$1.40	$1.19	$1.42	$5.25
Weighted average shares (000’s)	285,429	285,702	285,858	285,720	285,677
Diluted Per Share Data
Net income	$1.24	$1.39	$1.18	$1.41	$5.21
Weighted average shares (000’s)	286,665	287,727	288,195	287,956	287,757

(a)	2017 and 2016 include the impact of the following charges (see Notes 2, 5, 11 & 16):

F.2-81

(Millions of dollars)	Operating Profit/ (Loss)	Net Income/ (Loss)	Diluted Earnings Per Share
Transaction costs – Q1	$(6)	$(6)	$(0.02)
Transaction costs – Q2	(15)	(15)	(0.05)
Transaction costs – Q3	(14)	(13)	(0.05)
Pension settlement charge – Q3	(2)	(1)	—
Transaction costs – Q4	(17)	(14)	(0.05)

Tax Act – Q4	—	(394)	(1.36)

Year 2017	$(54)	$(443)	$(1.53)
Bond Redemption -Q1	$—	$(10)	$(0.04)
Cost reduction program and other charges - Q3	(96)	(63)	(0.22)
Pension settlement charge - Q3	(4)	(3)	(0.01)

Year 2016	$(100)	$(76)	$(0.27)

NOTE 20. PROPOSED BUSINESS COMBINATION WITH LINDE AG

On June 1, 2017, Praxair, Inc. and Linde AG entered into a definitive Business Combination Agreement, as amended (the “Business Combination Agreement”), pursuant to which, among other things, Praxair, Inc. and Linde AG agreed to combine their respective businesses through an all-stock transaction, and become subsidiaries of a new holding company incorporated in Ireland, Linde plc. In connection with the proposed business combination, Linde plc filed a Registration Statement on Form S-4 which was declared effective by the U. S. Securities and Exchange Commission (“SEC”) on August 14, 2017.

Linde plc also filed an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”) which was approved for publication by BaFin on August 14, 2017 and published by Linde plc on August 15, 2017. Pursuant to the offer document, Linde plc made an offer to exchange each issued and outstanding no-par value bearer share of Linde AG for 1.540 ordinary shares of Linde plc (the “Exchange Offer”). In addition, Zamalight Subco, Inc., an indirect wholly-owned Delaware subsidiary of Linde plc, will merge with and into Praxair, Inc., with Praxair, Inc. surviving the merger (the “Merger”, and together with the Exchange Offer, the “Business Combination”). In the Merger, each share of Praxair, Inc. common stock will be converted into the right to receive one Linde plc ordinary share. Linde plc will apply to list its ordinary shares on the New York Stock Exchange and the Frankfurt Stock Exchange, and will seek inclusion in the S&P 500 and DAX 30 indices. Praxair Inc.’s stockholders approved the Merger at Praxair Inc.’s special meeting held on September 27, 2017, and on November 24, 2017, the tender period for the Exchange Offer expired with approximately 92% of all Linde AG shares entitled to voting rights being tendered. The parties currently expect the Business Combination to be completed in the second half of 2018.

Completion of the Business Combination remains subject to approval by requisite governmental regulators and authorities, including approvals under applicable competition laws.

The Business Combination Agreement, or certain covenants contained therein, may be terminated for, or may terminate as a result of, certain reasons, including, among others, (a) the mutual consent of Praxair, Inc. and Linde AG to termination, (b) a permanent injunction or order by any governmental entity in Ireland, the United Kingdom, Germany or the United States that prohibits or makes illegal the completion of the Business Combination, (c) the occurrence of a change, event, occurrence or effect that has had or is reasonably expected to have a “material adverse change” (as defined in the Business Combination Agreement) on Linde AG or Praxair, Inc. or (d) the failure to obtain approval by requisite governmental regulators and authorities described in the preceding paragraph.

For additional information related to the Business Combination Agreement, please refer to the proxy statement/prospectus filed by Praxair, Inc. on Schedule 14A with the SEC on August 16, 2017.

F.2-82

PART XXIV

INDEX TO LINDE AG FINANCIAL STATEMENTS

Page
Unaudited Group Interim Condensed Consolidated Financial Statements for the Six-Month Period Ended June 30, 2018
Group Statements of Profit or Loss	F.3-3
Group Statements of Comprehensive Income	F.3-4
Group Statement of Financial Position	F.3-5
Group Statements of Cash Flows	F.3-7
Statements of Changes in Group Equity	F.3-9
Segment information (Part of the Notes to the Group financial statements)	F.3-10
Notes	F.3-11
Review Report	F.3-21

Audited Consolidated Financial Statements for the Financial Year Ended December 31, 2017
Group statement of profit or loss	F.3-24
Group statement of comprehensive income	F.3-25
Group statement of financial position	F.3-26
Group statement of cash flows	F.3-28
Statement of changes in Group equity	F.3-30
Segment information (Part of the Notes to the Group financial statements)	F.3-31
Notes to the Group Financial Statements	F.3-33
Independent auditor’s report	F.3-114

Audited Consolidated Financial Statements for the Financial Year Ended December 31, 2016
Group statement of profit or loss	F.3-121
Group statement of comprehensive income	F.3-122
Group statement of financial position	F.3-123
Group statement of cash flows	F.3-125
Statement of changes in Group equity	F.3-127
Segment information (Part of the Notes to the Group financial statements)	F.3-128
Notes to the Group Financial Statements	F.3-130
Independent auditor’s report	F.3-212

Audited Consolidated Financial Statements for the Financial Year Ended December 31, 2015
Group statement of profit or loss	F.3-219
Group statement of comprehensive income	F.3-220
Group statement of financial position	F.3-221
Group statement of cash flows	F.3-223
Statement of changes in Group equity	F.3-225
Segment information (Part of the Notes to the Group financial statements)	F.3-226
Notes to the Group Financial Statements	F.3-228
Independent auditor’s report	F.3-319

F.3-1

Unaudited condensed interim consolidated financial statement for the six-month period ended June 30, 2018

F.3-2

7 GROUP STATEMENT OF PROFIT OR LOSS

	2nd Quarter		January to June
in € million	2017 adjusted[1]	2018	2017 adjusted[1]	2018
Revenue	4,411	4,458	8,935	8,640
Cost of sales	2,900	2,861	5,889	5,536
GROSS PROFIT	1,511	1,597	3,046	3,104
Marketing and selling expenses	697	582	1,328	1,144
Impairment losses on receivables and contract assets	—	46	—	86
Research and development costs	28	27	53	52
Administration expenses	446	418	830	773
Other operating income	193	129	281	250
Other operating expenses	65	34	115	86
Share of profit or loss from associates and joint ventures (at equity)	6	4	8	9
EBIT	474	623	1,009	1,222
Financial income	8	22	23	29
Financial expenses	78	57	167	126
PROFIT BEFORE TAX	404	588	865	1,125
Taxes on income	89	123	206	242
PROFIT FOR THE PERIOD	315	465	659	883
attributable to Linde AG shareholders	281	429	592	811
attributable to non-controlling interests	34	36	67	72
EARNINGS PER SHARE
Earnings per share in € – undiluted	1.51	2.31	3.19	4.37
Earnings per share in € – diluted	1.51	2.31	3.19	4.37

[1]

In the six months to 30 June 2018, the business of logistics services provider Gist has once again been disclosed in continuing operations. The figures for the prior-year period have been adjusted accordingly. More detail on this subject is given in NOTE 6 of the Notes to the interim financial statements.

F.3-3

8 GROUP STATEMENT OF COMPREHENSIVE INCOME

	2nd Quarter		January to June
in € million	2017 adjusted[1]	2018	2017 adjusted[1]	2018
PROFIT FOR THE PERIOD	315	465	659	883
OTHER COMPREHENSIVE INCOME (NET OF TAX)	–824	377	–839	114
ITEMS THAT MAY BE RECLASSIFIED SUBSEQUENTLY TO PROFIT OR LOSS	–949	306	–931	92
Unrealised gains/losses on available-for-sale financial assets	—	—	1	—
Unrealised gains/losses on hedging instruments	158	–65	209	5
Currency translation differences	–1,107	371	–1,141	87
ITEMS THAT WILL NOT BE RECLASSIFIED TO PROFIT OR LOSS	125	71	92	22
Remeasurement of defined benefit plans	125	70	92	17
Fair value changes from equity instruments at FVOCI	—	1		5
TOTAL COMPREHENSIVE INCOME	–509	842	–180	997
attributable to Linde AG shareholders	–490	808	–206	928
attributable to non-controlling interests	–19	34	26	69

[1]

In the six months to 30 June 2018, the business of logistics services provider Gist has once again been disclosed in continuing operations. The figures for the prior-year period have been adjusted accordingly. More detail on this subject is given in NOTE 6 of the Notes to the interim financial statements.

F.3-4

9 GROUP STATEMENT OF FINANCIAL POSITION

in € million	31.12.2017 adjusted[1]	30.06.2018
Assets
Goodwill	10,895	10,997
Other intangible assets	2,091	1,973
Tangible assets	11,868	11,847
Investments in associates and joint ventures (at equity)	219	224
Other financial assets	84	108
Receivables from finance leases	70	61
Trade receivables	6	6
Other receivables and other assets	401	424
Income tax receivables	12	10
Deferred tax assets	416	403
NON-CURRENT ASSETS	26,062	26,053
Inventories	1,214	1,259
Receivables from finance leases	33	25
Trade receivables	2,775	2,763
Contract assets	—	170
Other receivables and other assets	698	755
Income tax receivables	228	185
Securities	623	17
Cash and cash equivalents	1,433	1,272
Non-current assets classified as held for sale and disposal groups	346	15
CURRENT ASSETS	7,350	6,461

TOTAL ASSETS	33,412	32,514

[1]

In the six months to 30 June 2018, the business of logistics services provider Gist has once again been disclosed in continuing operations. The figures for the prior-year period have been adjusted accordingly. More detail on this subject is given in NOTE 6 of the Notes to the interim financial statements.

F.3-5

10 GROUP STATEMENT OF FINANCIAL POSITION

in € million	31.12.2017 adjusted[1]	30.06.2018
Equity and liabilities
Capital subscribed	475	475
Capital reserve	6,730	6,730
Revenue reserves	8,217	7,751
Cumulative changes in equity not recognised in profit or loss	–1,258	–1,159
TOTAL EQUITY ATTRIBUTABLE TO LINDE AG SHAREHOLDERS	14,164	13,797
Non-controlling interests	877	875
TOTAL EQUITY	15,041	14,672
Provisions for pensions and similar obligations	1,304	1,226
Other non-current provisions	478	436
Deferred tax liabilities	1,252	1,291
Financial debt	6,082	5,458
Liabilities from finance leases	40	51
Trade payables	1	4
Contract liabilities	—	132
Other non-current liabilities	537	382
NON-CURRENT LIABILITIES	9,694	8,980
Current provisions	1,129	999
Financial debt	1,886	2,636
Liabilities from finance leases	14	15
Trade payables	3,851	2,803
Contract liabilities	—	1,355
Other current liabilities	1,182	616
Liabilities from income taxes	551	435
Liabilities related to non-current assets classified as held for sale and disposal groups	64	3
CURRENT LIABILITIES	8,677	8,862

TOTAL EQUITY AND LIABILITIES	33,412	32,514

[1]

In the six months to 30 June 2018, the business of logistics services provider Gist has once again been disclosed in continuing operations. The figures for the prior-year period have been adjusted accordingly. More detail on this subject is given in NOTE 6 of the Notes to the interim financial statements.

F.3-6

11 GROUP STATEMENT OF CASH FLOWS

	January to June
in € million	2017 adjusted[1]	2018
Profit before tax	865	1,125
Adjustments to profit before tax to calculate cash flow from operating activities
Amortisation of intangible assets and depreciation of tangible assets	966	916
Impairments of financial assets	1	—
Profit/loss on disposal of non-current assets	–19	–14
Net interest	133	100
Finance income arising from embedded finance leases in accordance with IFRIC 4/IAS 17	6	3
Share of profit or loss from associates and joint ventures (at equity)	–8	–9
Distributions/dividends received from associates and joint ventures	8	15
Income taxes paid	–268	–285
Changes in assets and liabilities
Change in inventories	–20	–48
Change in trade receivables	–112	–172
Change in contract assets		15
Change in provisions	–134	–198
Change in trade payables	–2	141
Change in contract liabilities		–139
Change in other assets and liabilities	–92	–175
CASH FLOW FROM OPERATING ACTIVITIES	1,324	1,275
Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/IAS 17	–828	–856
Payments for investments in consolidated companies	–33	–60
Payments for investments in financial assets	–29	–44
Payments for investments in securities	–1,155	–200
Proceeds on disposal of securities	961	806
Proceeds on disposal of tangible and intangible assets and amortisation of receivables from finance leases in accordance with IFRIC 4/IAS 17	63	135
Proceeds on disposal of consolidated companies and from purchase price repayment claims	122	123
Proceeds on disposal of non-current assets classified as held for sale and disposal groups	—	—
Proceeds on disposal of financial assets	32	13
CASH FLOW FROM INVESTING ACTIVITIES	–867	–83

[1]

In the six months to 30 June 2018, the business of logistics services provider Gist has once again been disclosed in continuing operations. The figures for the prior-year period have been adjusted accordingly. More detail on this subject is given in NOTE 6 of the Notes to the interim financial statements.

F.3-7

12 GROUP STATEMENT OF CASH FLOWS

	January to June
in € million	2017 adjusted[1]	2018
Dividend payments to Linde AG and non-controlling interests	–733	–1,375
Cash inflow from capital increase	—	—
Cash inflows/outflows due to changes in non-controlling interests	3	13
Proceeds from the issue of employee shares	—	—
Cash outflows for the purchase of own shares	—	—
Cash inflows from interest rate derivatives	60	50
Interest payments relating to financial debt and cash outflows for interest rate derivatives	–257	–169
Proceeds of loans and capital market debt	3,074	2,587
Cash outflows for the repayment of loans and capital market debt	–2,532	–2,441
Cash outflows for the repayment of liabilities from finance leases	–10	–9
CASH FLOW FROM FINANCING ACTIVITIES	–395	–1,344
CHANGE IN CASH AND CASH EQUIVALENTS	62	–152
OPENING BALANCE OF CASH AND CASH EQUIVALENTS	1,465	1,433
Effects of currency translation	–38	–5
Cash disclosed as non-current assets classified as held for sale and disposal groups	–3	–4
CLOSING BALANCE OF CASH AND CASH EQUIVALENTS	1,486	1,272

[1]

In the six months to 30 June 2018, the business of logistics services provider Gist has once again been disclosed in continuing operations. The figures for the prior-year period have been adjusted accordingly. More detail on this subject is given in NOTE 6 of the Notes to the interim financial statements.

F.3-8

13 STATEMENT OF CHANGES IN GROUP EQUITY

in € million			Revenue reserves		Cumulative changes in equity not recognised through the statement of profit or loss
	Capital subscribed	Capital reserve	Remeasurement of defined pension plans	Retained earnings	Currency translation differences	Available-for-sale financial assets/ equity instruments at FVOCI	Hedging instruments	Total equity attributable to Linde AG shareholders	Non- controlling interests	Total equity
AT 01.01.2017 ADJUSTED[1]	475	6,745	–1,383	8,627	979	–1	–865	14,577	903	15,480
Profit for the period				592				592	67	659
Other comprehensive income (net of tax)			92		–1,100	2	208	–798	–41	–839
TOTAL COMPREHENSIVE INCOME	—	—	92	592	–1,100	2	208	–206	26	–180
Dividend payments	—		—	–687	—	—	—	–687	–46	–733
Changes as a result of share option schemes	—	–15	—	—	—	—	—	–15	—	–15
Repurchase of own shares								—	—	—
Capital increases/decreases	—	—	—	—	—	—	—	—	3	3
TOTAL CONTRIBUTIONS BY AND DISTRIBUTIONS TO OWNERS OF THE COMPANY	—	–15	—	–687	—	—	—	–702	–43	–745
Acquisition/disposal of non-controlling interests without a change of control	—	—	—	–1	—	—	—	–1	1	—
Acquisition/disposal of a subsidiary with non-controlling interests	—	—	—	—	—	—	—	—	13	13
CHANGES IN OWNERSHIP INTERESTS IN SUBSIDIARIES	—	—	—	–1	—	—	—	–1	14	13
OTHER CHANGES	—	—	—	—	—	—	—	—	—	—
AT 30.06.2017 ADJUSTED[1]	475	6,730	–1,291	8,531	–121	1	–657	13,668	900	14,568
AT 01.01.2018 ADJUSTED[1]	475	6,730	–1,137	9,363	–740	5	–523	14,173	877	15,050
Profit for the period				811				811	72	883
Other comprehensive income (net of tax)			18		88	6	5	117	–3	114
TOTAL COMPREHENSIVE INCOME	—	—	18	811	88	6	5	928	69	997
Dividend payments				–1,299				–1,299	–76	–1,375
Changes as a result of share option schemes								—	—	—
Repurchase of own shares								—	—	—
Capital increases/decreases								—	13	13
TOTAL CONTRIBUTIONS BY AND DISTRIBUTIONS TO OWNERS OF THE COMPANY	—	—	—	–1,299	—	—	—	–1,299	–63	–1,362
Acquisition/disposal of non-controlling interests without a change of control								—	—	—
Acquisition/disposal of a subsidiary with non-controlling interests								—	–8	–8
CHANGES IN OWNERSHIP INTERESTS IN SUBSIDIARIES	—	—	—	—	—	—	—	—	–8	–8
OTHER CHANGES	—	—	—	–5	—	—	—	–5	—	–5
AT 30.06.2018	475	6,730	–1,119	8,870	–652	11	–518	13,797	875	14,672

[1]

In the six months to 30 June 2018, the business of logistics services provider Gist has once again been disclosed in continuing operations. The figures for the prior-year period have been adjusted accordingly. More detail on this subject is given in NOTE 6 of the Notes to the interim financial statements.

F.3-9

14 SEGMENT INFORMATION

	Segments		Segments				Reconciliation		Group
	Gases Division		Engineering Division		Other Activities
	January to June		January to June		January to June		January to June		January to June
in € million, SEE NOTE [8]	2017	2018	2017	2018	2017 adjusted[1]	2018	2017 adjusted[1]	2018	2017 adjusted[1]	2018
Revenue from third parties	7,567	7,176	1,086	1,185	282	279	—	—	8,935	8,640
Revenue from other segments	5	6	126	179	12	14	–143	–199	—	—
TOTAL REVENUE FROM THE REPORTABLE SEGMENTS	7,572	7,182	1,212	1,364	294	293	–143	–199	8,935	8,640
OPERATING PROFIT	2,166	2,184	97	137	13	15	–140	–126	2,136	2,210
Restructuring and merger costs (special items)	117	23	17		—	—	27	49	161	72
Amortisation of intangible assets and depreciation of tangible assets	958	908	17	17	11	12	–20	–21	966	916
EBIT	1,091	1,253	63	120	2	3	–147	–154	1,009	1,222
Capital expenditure (excluding financial assets)	725	795	7	10	13	3	–46	–30	699	778

	Segments
	Gases Division
	EMEA		Asia/Pacific		Americas		Total Gases Division
	January to June		January to June		January to June		January to June
in € million, SEE NOTE [8]	2017	2018	2017	2018	2017	2018	2017	2018
Revenue from third parties	2,939	2,946	2,159	2,069	2,469	2,161	7,567	7,176
Revenue from other segments	8	11	13	13	76	83	5	6
TOTAL REVENUE FROM THE REPORTABLE SEGMENTS	2,947	2,957	2,172	2,082	2,545	2,244	7,572	7,182
OPERATING PROFIT	924	968	615	600	627	616	2,166	2,184
Restructuring and merger costs (special items)	104	7	—	—	13	16	117	23
Amortisation of intangible assets and depreciation of tangible assets	358	356	281	270	319	282	958	908
EBIT	462	605	334	330	295	318	1,091	1,253
Capital expenditure (excluding financial assets)	311	262	178	275	236	258	725	795

[1]

In the six months to 30 June 2018, the business of logistics services provider Gist has once again been disclosed in continuing operations. The figures for the prior-year period have been adjusted accordingly. More detail on this subject is given in NOTE 6 of the Notes to the interim financial statements.

F.3-10

ADDITIONAL COMMENTS

[1] General accounting policies

The condensed Group interim financial statements of Linde AG at 30 June 2018 have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) applicable to interim financial reporting, as adopted by the European Union pursuant to EU Regulation No. 1606/2002 of the European Parliament and the Council on the application of International Accounting Standards.

The reporting currency is the euro. All amounts are shown in millions of euro (EUR m), unless stated otherwise.

A review of the condensed Group interim financial statements has been performed by KPMG AG Wirtschaftsprüfungsgesellschaft.

The accounting policies used in the condensed Group interim financial statements are the same as those used to prepare the Group financial statements for the year ended 31 December 2017, with the exception of accounting standards which have become effective from 1 January 2018. In the first half of 2018, there were no changes in the discretionary decisions and estimates compared with the information dislosed in the 2017 Financial Report.

In addition, IAS 34 Interim Financial Reporting has been applied. Since 1 January 2018, the following new standards issued by the IASB have become effective in the EU:

•	IFRS 15 Revenue from Contracts with Customers including Amendments to IFRS 15

•	Clarifications relating to IFRS 15 Revenue from Contracts with Customers

•	IFRS 9 Financial Instruments

•	Amendments to IFRS 2 Share-based Payment

•	Annual Improvements to the IFRSs (2014–2016)

•	IFRIC 22 Foreign Currency Transactions and Advance Consideration

The following standards were issued by the IASB, but have not yet been applied in the condensed Group interim financial statements of The Linde Group for the six months ended 30 June 2018:

•	Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (first-time application postponed indefinitely by IASB)

•	IFRS 16 Leases (first-time application according to IASB in financial years beginning on or after 1 January 2019)

•	IFRIC 23 Uncertainty over Income Tax Treatments (first-time application according to IASB in financial years beginning on or after 1 January 2019)

•	Amendments to IAS 28: Long-term Interests in Associates and Joint Ventures (first-time application according to IASB in financial years beginning on or after 1 January 2019)

•	Annual Improvements to the IFRSs (2015–2017) (first-time application according to IASB in financial years beginning on or after 1 January 2019)

•	Amendments to IAS 19 regarding plan amendments, curtailments and settlements (first-time application according to IASB in financial years beginning on or after 1 January 2019)

•	Amendments to IFRS 9: Prepayment Features with Negative Compensation (first-time application according to IASB in financial years beginning on or after 1 January 2019)

•	Amendments to the Conceptual Framework (first-time application according to IASB in financial years beginning on or after 1 January 2020)

F.3-11

[2] Changes in Group structure

The types of companies included in the consolidated interim financial statements of The Linde Group and changes in the structure of the Group are disclosed below.

15 STRUCTURE OF COMPANIES INCLUDED IN THE FINANCIAL STATEMENTS

	As at 31.12.2017	Additions	Disposals	As at 30.06.2018
CONSOLIDATED SUBSIDIARIES	556	2	12	546
of which within Germany	20	—	2	18
of which outside Germany	536	2	10	528
COMPANIES ACCOUNTED FOR USING THE LINE-BY-LINE METHOD	7	—	—	7
of which within Germany	—	—	—	—
of which outside Germany	7	—	—	7
COMPANIES ACCOUNTED FOR USING THE EQUITY METHOD	35	—	2	33
of which within Germany	2	—	—	2
of which outside Germany	33	—	2	31
NON-CONSOLIDATED SUBSIDIARIES	42	1	5	38
of which within Germany	2	—	—	2
of which outside Germany	40	1	5	36

Significant disposals during the reporting period are described in NOTE [6] non-current assets classified as held for sale and disposal groups. Additions during the reporting period are described in NOTE [3].

F.3-12

[3] Acquisitions

Linde did not make any significant acquisitions during the reporting period. Information about the acquisitions which did take place in the first half of 2018 is therefore provided below in aggregate rather than by individual company.

In the first six months of 2018, Linde made acquisitions to expand its industrial gases and Healthcare business in the Americas und Asia/Pacific segments. The total purchase price for these acquisitions was EUR 58 m, of which EUR 57 m was paid in cash. The total purchase price includes deferred payments of EUR 1 m. In the course of these purchases, Linde acquired non-current assets of EUR 36 m and liabilities of EUR 1 m. Total goodwill arising was EUR 23 m. The main components of the goodwill are synergies, especially distribution synergies, and the potential arising from the continuation of the companies’ business. Of the goodwill, EUR 22 m is tax-deductible.

Since the dates of their acquisition, the companies acquired have generated revenue of EUR 12 m and a contribution to the Group’s profit for the period of EUR 1 m. if the business acquired had been consolidated into The Linde Group from 1 January 2018, the contribution to revenue would have been EUR 28 m and the contribution to profit for the period would have been EUR 3 m.

16 IMPACT OF ACQUISITIONS ON THE NET ASSETS OF THE LINDE GROUP

Opening balance upon initial consolidation	Fair value
in € million
Non-current assets	36
Inventories	—
Other current assets	—
Cash and cash equivalents	—
Equity (attributable to Linde AG)	35
Non-controlling interests	—
Liabilities	1

F.3-13

[4] Foreign currency translation

Exchange rates for the major currencies used by Linde were as follows:

17 PRINCIPAL EXCHANGE RATES

		Spot rate on reporting date		Average rate January to June
Exchange rate €1 =	ISO code	31.12.2017	30.06.2018	2017	2018
Australia	AUD	1.53781	1.57912	1.43681	1.56885
China	CNY	7.80668	7.70892	7.44919	7.70751
South Africa	ZAR	14.84441	16.07018	14.31014	14.88630
UK	GBP	0.88779	0.88588	0.86026	0.87961
USA	USD	1.19980	1.16405	1.08363	1.20984

F.3-14

[5] Revenue

New accounting standard IFRS 15 Revenue from Contracts with Customers replaces the rules for revenue recognition set out in IAS 11 and IAS 18 and has been applied for the first time with effect from 1 January 2018. Linde is applying the modified retrospective method, whereby the cumulative effects of the first-time application of IFRS 15 are recognised as an adjustment to the opening balance of revenue reserves. The prior-year figures in the statement of financial position have not been adjusted. Moreover, IFRS 15 has only been applied retroactively to contracts which had not been fulfilled in full at 1 January 2018. A detailed description of the application of IFRS 15 at Linde was given on PAGES 120 AND 121 OF THE 2017 FINANCIAL REPORT.

The first-time application of the new accounting standard resulted in a change, in the case of certain contracts, in the treatment of amounts recharged in respect of customer-related goods and services, which are no longer permitted to be recognised as such, because Linde has no control (as defined in IFRS 15) over the goods and services purchased. Netting costs which have previously been recognised gross against the sales-related cost reimbursement by the customer has resulted in the first half of 2018 (when compared with the previous accounting treatment in accordance with IAS 11 and IAS 18) in a reduction in revenue of EUR 195 m and a reduction of an equal amount in cost of sales.

This related mainly to revenue in the on-site business of the Gases Division.

IFRS 15 also requires for the first time the disclosure of contract assets and contract liabilities in the statement of financial position. If IFRS 15 had not been applied, the contract assets of EUR 170 m reported at 30 June 2018 would have been disclosed as trade receivables. If IFRS 15 had not been applied, EUR 897 m of the current contract liabilities of EUR 1.355 bn reported at 30 June 2018 would have been disclosed as current trade payables, while EUR 458 m of that total would have been disclosed as other current liabilities. In addition, if IFRS 15 had not been applied, the non-current contract liabilities of EUR 132 m reported at 30 June 2018 would have been disclosed as other non-current liabilities.

Group revenue is generated principally from contracts with customers as defined in IFRS 15. Sundry revenue which does not fall within the scope of IFRS 15 is generated mainly from lease agreements with customers.

In the Gases Division, revenue is classified on the basis of the primary regional markets, the main product areas and the time over which or point in time at which the revenue is recognised in accordance with IFRS 15. Revenue in the Gases Division during the reporting period comprises performance obligations of EUR 3.646 bn fulfilled over a particular period of time and performance obligations of EUR 3.389 bn fulfilled at a particular point in time.

The following table includes only revenue in the Gases Division from third parties and no revenue from other segments. The revenue disclosed per product area reflects only revenue in accordance with IFRS 15 and can therefore not be reconciled with revenue by product area shown in the current Group interim management report.

18 REVENUE FROM THIRD PARTIES – GASES DIVISION

	Segments
January to June 2018, in € million	EMEA	Asia/Pacific	Americas	Gases Division
On-site	613	708	381	1,702
Liquefied gases	688	657	481	1,826
Cylinder gas	1,085	566	270	1,921
Healthcare	467	103	1,016	1,586
REVENUE IN ACCORDANCE WITH IFRS 15	2,853	2,034	2,148	7,035
Sundry revenue in accordance with other accounting standards	93	35	13	141
REVENUE FROM THIRD PARTIES	2,946	2,069	2,161	7,176

F.3-15

In the Engineering Division, revenue is classified on the basis of the main product areas and the time over which or point of time at which the revenue is recognised. Revenue in the Engineering Division during the reporting period comprises performance obligations of EUR 1.026 bn fulfilled over a particular period of time and performance obligations of EUR 159 m fulfilled at a particular point in time.

The following table includes only revenue in the Engineering Division from third parties and no revenue from other segments and can therefore not be reconciled with revenue by plant type shown in the current Group interim management report.

19 REVENUE FROM THIRD PARTIES – ENGINEERING DIVISION

in € million	January to June 2018
Olefin plants	291
Natural gas plants	558
Air separation plants	194
Hydrogen and synthesis gas plants	78
Other	64
REVENUE FROM THIRD PARTIES IN ACCORDANCE WITH IFRS 15	1,185

Revenue in the Other Activities segments of EUR 279 m derives from the activities of logistics services company Gist and was generated entirely from performance obligations fulfilled over a particular period of time.

[6] Non-current assets classified as held for sale and disposal groups

At 30 June 2018, assets of EUR 15 m and liabilities of EUR 3 m were disclosed as non-current assets classified as held for sale and disposal groups.

These relate mainly to vehicles in the Asia/Pacific segment, which were acquired in 2016 and are due for sale in accordance with an operating sale and leaseback agreement. In addition, the Remeo business in Germany has been disclosed as a disposal group. The sale is planned to take place in the second half of 2018.

The business of logistics services company Gist was classified as a discontinued operation in December 2016. As sales negotiations with potential buyers were abandoned in the second quarter of 2018 and a sale can no longer be deemed highly probable, this segment is again being disclosed in continuing operations. It has therefore been included again in the segment report. As the assets held for sale have not been depreciated since December 2016, an adjustment (of EUR 11 m in each case) has been made to reflect the depreciation not charged in the first half of 2017 and the first half of 2018. The prior-year figure was adjusted accordingly.

In the reporting period, the gases business in Pakistan and part of a production facility within the EMEA segment and the German subsidiary Tega – Technische Gase und Gasetechnik GmbH were sold as planned. The total profit on disposal was EUR 60 m.

F.3-16

[7] Financial instruments

New accounting standard IFRS 9 Financial Instruments replaces the existing rules set out in IAS 39 Financial Instruments: Recognition and Measurement and was applied for the first time with effect from 1 January 2018.

IFRS 9 introduces new rules on the classification and measurement of financial assets and contains new rules on impairment losses on financial instruments. A detailed description of the new impairment model was given on PAGES 122 AND 123 OF THE

2017 FINANCIAL REPORT.

On applying IFRS 9 for the first time, Linde has elected to continue to account for hedging relationships in accordance with IAS 39 instead of IFRS 9.

A description of the effects of the first-time application of IFRS 9 was given in the INTERIM REPORT JANUARY TO MARCH 2018 ON PAGES 24 TO 26.

20 FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

	Level 1		Level 2		Level 3
in € million	31.12.2017	30.06.2018	31.12.2017	30.06.2018	31.12.2017	30.06.2018
Investments and securities	623	30	—	20	—	5
Of which in other comprehensive income (debt instruments)	—	5	—	—	—	—
Of which in other comprehensive income (equity instruments)	—	13	—	20	—	5
Of which through profit or loss	—	12	—	—	—	—
Derivatives with positive fair values	—	—	167	160	—	—
Derivatives with negative fair values	—	—	299	301	—	—
Cash and cash equivalents	—	—	—	—	—	—

For individual categories of financial assets and financial liabilities in The Linde Group, the carrying amount of the item is generally a reasonable approximation of the fair value of the item. This does not apply to receivables from finance leases or to financial debt. In the case of receivables from finance leases, the fair value is EUR 93 m, while the carrying amount is EUR 86 m. The fair value of the financial debt is EUR 8.388 bn, compared with its carryng amount of EUR 8.094 bn. The fair value of financial instruments is generally determined using quoted market prices. If no quoted market prices are available, the fair value is determined using measurement methods customary in the market, based on market parameters specific to the instrument. There is currently no intention to sell assets in the investments and securities category which are reported at fair value in other comprehensive income (equity).

For derivative financial instruments, the fair value is determined as follows. Options are measured using Black-Scholes pricing models. Futures are measured with recourse to the quoted market price in the relevant market.

All other derivative financial instruments are measured by discounting future cash flows using the present value method. The starting parameters for these models should, as far as possible, be the relevant observable market prices and interest rates at the reporting date.

At the reporting date, no significant assets or liabilities had been recognised for which the values had been determined by valuation techniques with principal inputs not derived from observable market data (Level 3). Of the equity instruments recognised in other comprehensive income at fair value, an amount of EUR 5 m was allocated to Level 3, as no observable market data was available for these investments. The nearest approximation to fair value for those investments was acquisition cost. During the reporting period, there were no transfers between Levels 1, 2 and 3 of the fair value hierarchy.

More information on Linde’s financial debt is given on PAGES 6 AND 7 OF THE GROUP INTERIM MANAGEMENT REPORT.

F.3-17

[8] Segment reporting

As a result of the reclassification of Gist in continuing operations, the segment report has been adjusted and now includes the Other Activities segment again.

To arrive at the figure for the Gases Division as a whole from the figures for the segments within the Gases Division, consolidation adjustments of EUR 101 m (2017: EUR 92 m) were deducted from revenue. Therefore it is not possible to arrive at the figure for the Gases Division as a whole by merely adding together the segments in the Gases Division.

The reconciliation of segment revenue to Group revenue and of the operating profit of the segments to Group profit before tax is shown in the table below:

21 RECONCILIATION OF SEGMENT REVENUE AND OF THE SEGMENT RESULT

	January to June
in € million	2017 adjusted[1]	2018
Revenue
Total segment revenue	9,078	8,839
Consolidation	–143	–199
GROUP REVENUE	8,935	8,640
Operating profit
Operating profit from segments	2,276	2,336
Operating profit from corporate activities	–140	–131
Consolidation	—	5
OPERATING PROFIT	2,136	2,210
Restructuring and merger costs (special items)	161	72
Amortisation and depreciation	966	916
Financial income	23	29
Financial expenses	167	126
PROFIT BEFORE TAX	865	1,125

[1]

In the six months to 30 June 2018, the business of logistics services provider Gist has been disclosed once again in continuing operations. The figures for the prior-year period have been adjusted accordingly. More detail is given in NOTE 6.

F.3-18

[9] Reconciliation of key financial figures

The key financial figures relating to The Linde Group have been adjusted in the table below for special items. Special items are items which, due to their nature, frequency and/or extent, are likely to have an adverse impact on how accurately the key financial figures reflect the sustainability of the earnings capacity of The Linde Group in the capital market.

Return on capital employed (ROCE) is calculated at Linde by dividing EBIT by capital employed. Capital employed is calculated on the basis of the average of the figures as at 31 December of the current year and 31 December of the prior year and is therefore not disclosed in the interim reports.

22 KEY FINANCIAL FIGURES ADJUSTED FOR SPECIAL ITEMS

	January to June
	2017 adjusted[1]			2018
in € million	As reported	Special items	Key financial figures before special items	As reported	Special items	Key financial figures before special items
Revenue	8,935	—	8,935	8,640	—	8,640
Cost of sales	–5,889	26	–5,863	–5,536	—	–5,536
GROSS PROFIT	3,046	26	3,072	3,104	—	3,104
Research and development costs, marketing, selling and administration expenses	–2,211	135	–2,076	–2,055	72	–1,983
Other operating income and expenses	166	—	166	164	—	164
Share of profit or loss from associates and joint ventures (at equity)	8	—	8	9	—	9
EBIT	1,009	161	1,170	1,222	72	1,294
Financial result	–144	—	–144	–97	—	–97
Taxes on income	–206	–42	–248	–242	–18	–260
PROFIT FOR THE PERIOD	659	119	778	883	54	937
attributable to Linde AG shareholders	592	119	711	811	54	865
attributable to non-controlling interests	67	—	67	72	—	72
EBIT	1,009	161	1,170	1,222	72	1,294
Amortisation of intangible assets and depreciation of tangible assets	–966	—	–966	–916	—	–916
OPERATING PROFIT	1,975	161	2,136	2,138	72	2,210
EARNINGS PER SHARE IN € – UNDILUTED	3.19	0.64	3.83	4.37	0.29	4.66
EARNINGS PER SHARE IN € – DILUTED	3.19	0.64	3.83	4.37	0.29	4.66

[1]

In the six months to 30 June 2018, the business of logistics services provider Gist has been disclosed once again in continuing operations. The figures for the prior-year period have been adjusted accordingly. More detail on this subject is given in NOTE 6.

F.3-19

[10] Events after the balance sheet date

On 16 July 2018, Linde AG entered into an agreement with a consortium comprising companies belonging to the German industrial gas producer Messer Group and CVC Capital Partners Fund VII to sell the major part of Linde’s gases business in North America and various business operations in South America. In 2017, the business to be sold generated total revenue of around USD 1.7 bn and EBITDA of just over USD 360 m. The business to be sold comprises principally Linde’s entire US liquefied gases business and the Linde business in Brazil, Canada and Colombia. The purchase price of USD 3.3 bn is subject to the customary adjustment mechanisms when the purchase agreement is completed. The disposal is also subject to the completion of the proposed merger between Linde und Praxair and to regulatory approvals. It is therefore not deemed highly probable as defined by IFRS 5 and has therefore not been disclosed at the reporting date as non-current assets classified as held for sale or disposal groups.

No other significant events have occurred for The Linde Group since the end of the reporting period on 30 June 2018.

On 24 July 2018, the Executive Board of Linde AG authorised the condensed Group interim financial statements for issue.

MUNICH, 24 JULY 2018

PROFESSOR DR ALDO BELLONI

[CHIEF EXECUTIVE OFFICER]

DR CHRISTIAN BRUCH

[MEMBER OF THE EXECUTIVE BOARD]

BERND EULITZ

[MEMBER OF THE EXECUTIVE BOARD]

SANJIV LAMBA

[MEMBER OF THE EXECUTIVE BOARD]

DR SVEN SCHNEIDER

[MEMBER OF THE EXECUTIVE BOARD]

F.3-20

[The following review report, prepared in accordance with Section 115 WpHG (Wertpapierhandelsgesetz: Securities Trading Act), refers to the complete condensed interim consolidated financial statements of Linde Aktiengesellschaft, comprising the group statement of profit or loss, group statement of comprehensive income, group statement of financial position, group statement of cash flows, statement of changes in group equity and selected explanatory notes to the condensed interim consolidated financial statements, together with the group interim management report of Linde Aktiengesellschaft for the period from January 1, 2018 to June 30, 2018. The group interim management report is not included in this prospectus. The following review report and the condensed interim consolidated financial statements above are both translations of the respective German-language documents.]

REVIEW REPORT

To Linde Aktiengesellschaft, Munich

We have reviewed the condensed interim consolidated financial statements – comprising the Group—Statement of profit or loss, the Group—Statement of comprehensive income, the Group—Statement of financial position, the Group—Statement of cash flows, the Statement of changes in Group equity and selected explanatory notes – together with the Group interim management report of the Linde Aktiengesellschaft, Munich, for the period from 1 January to 30 June 2018 that are part of the semi annual financial report according to § 115 German Securities Trading Act (WpHG). The preparation of the condensed interim consolidated financial statements in accordance with those IFRS applicable to interim financial reporting as adopted by the EU, and of the Group interim management report in accordance with the requirements of the WpHG applicable to interim group management reports, is the responsibility of the Company’s management. Our responsibility is to issue a report on the condensed interim consolidated financial statements and on the Group interim management report based on our review.

We performed our review of the condensed interim consolidated financial statements and the Group interim management report in accordance with the German generally accepted standards for the review of financial statements promulgated by the Institut der Wirtschaftsprüfer (IDW) and in supplementary compliance with the International Standard on Review Engagements 2410 (ISRE 2410). Those standards require that we plan and perform the review so that we can preclude through critical evaluation, with a certain level of assurance, that the condensed interim consolidated financial statements have not been prepared, in material respects, in accordance with the IFRS applicable to interim financial reporting as adopted by the EU, and that the Group interim management report has not been prepared, in material respects, in accordance with the requirements of the WpHG applicable to interim group management reports. A review is limited primarily to inquiries of company employees and analytical assessments and therefore does not provide the assurance attainable in a financial statement audit.

Since, in accordance with our engagement, we have not performed a financial statement audit, we cannot issue an auditor’s report.

Based on our review, no matters have come to our attention that cause us to presume that the condensed interim consolidated financial statements have not been prepared, in material respects, in accordance with the IFRS applicable to interim financial reporting as adopted by the EU, or that the Group interim management report has not been prepared, in material respects, in accordance with the requirements of the WpHG applicable to interim group management reports

MUNICH, 24 JULY 2018

KPMG AG

[WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT]

[ORIGINAL GERMAN VERSION SIGNED BY:]

BECKER

[WIRTSCHAFTSPRÜFER]

V. HEYNITZ

[WIRTSCHAFTSPRÜFER]

F.3-21

Audited Consolidated Financial Statement for the Financial Year 2017

F.3-22

Group statement of profit or loss	F.3-24

Group statement of comprehensive income	F.3-25

Group statement of financial position	F.3-26

Group statement of cash flows	F.3-28

Statement of changes in Group equity	F.3-30

Segment information (Part of the Notes to the Group financial statements)	F.3-31

Notes to the Group Financial Statements	F.3-33

General principles	F.3-33

Notes to the Group statement of profit or loss	F.3-45

Notes to the Group statement of financial position	F.3-50

Other information	F.3-68

Independent auditor’s report	F.3-114

Group Financial Statements

F.3-23

GROUP STATEMENT OF PROFIT OR LOSS

33 GROUP STATEMENT OF PROFIT OR LOSS

in EUR m	Note		2016	2017
Revenue	[6	]	16,948	17,113
Cost of sales			10,847	11,274
GROSS PROFIT			6,101	5,839
Marketing and selling expenses			2,387	2,375
Research and development costs			121	112
Administration expenses			1,720	1,629
Other operating income	[7	]	467	418
Other operating expenses	[7	]	278	216
Share of profit or loss from associates and joint ventures (at equity)	[14	]	13	19
EBIT FROM CONTINUING OPERATIONS			2,075	1,944
Financial income	[9	]	29	37
Financial expenses	[9	]	353	302
PROFIT BEFORE TAX FROM CONTINUING OPERATIONS			1,751	1,679
Income tax expense	[10	]	424	143
PROFIT FOR THE YEAR FROM CONTINUING OPERATIONS	[19	]	1,327	1,536
PROFIT FOR THE YEAR FROM DISCONTINUED OPERATIONS			–52	30
PROFIT FOR THE YEAR			1,275	1,566
attributable to Linde AG shareholders			1,154	1,434
attributable to non-controlling interests			121	132
EARNINGS PER SHARE – CONTINUING OPERATIONS	[11	]
Earnings per share in EUR – undiluted			6.50	7.56
Earnings per share in EUR – diluted			6.48	7.56
EARNINGS PER SHARE – DISCONTINUED OPERATIONS	[11	]
Earnings per share in EUR – undiluted			–0.28	0.16
Earnings per share in EUR – diluted			–0.28	0.16

F.3-24

GROUP STATEMENT OF COMPREHENSIVE INCOME

34 GROUP STATEMENT OF COMPREHENSIVE INCOME

in EUR m, SEE NOTE [20]	2016	2017
PROFIT FOR THE YEAR	1,275	1,566
OTHER COMPREHENSIVE INCOME (NET OF TAX)	–509	–1,188
ITEMS THAT WILL BE RECLASSIFIED SUBSEQUENTLY TO PROFIT OR LOSS	–91	–1,434
Unrealised gains/losses on available-for-sale financial assets	1	6
Unrealised gains/losses on hedging instruments	40	342
Currency translation differences from continuing operations	–132	–1,782
ITEMS THAT WILL NOT BE RECLASSIFIED SUBSEQUENTLY TO PROFIT OR LOSS	–418	246
Remeasurement of defined benefit plans from continuing operations	–418	246
TOTAL COMPREHENSIVE INCOME	766	378
attributable to Linde AG shareholders	629	309
attributable to non-controlling interests	137	69

F.3-25

GROUP STATEMENT OF FINANCIAL POSITION

35 GROUP STATEMENT OF FINANCIAL POSITION

in EUR m	Note		31.12.2016	31.12.2017
Assets
Goodwill	[12	]	11,405	10,681
Other intangible assets	[12	]	2,440	2,047
Tangible assets	[13	]	12,756	11,756
Investments in associates and joint ventures (at equity)	[14	]	239	219
Other financial assets	[14	]	71	84
Receivables from finance leases	[16	]	165	70
Trade receivables	[16	]	2	6
Other receivables and other assets	[16	]	378	381
Income tax receivables	[16	]	7	12
Deferred tax assets	[10	]	500	416
NON-CURRENT ASSETS			27,963	25,672
Inventories	[15	]	1,231	1,211
Receivables from finance leases	[16	]	49	33
Trade receivables	[16	]	2,755	2,668
Other receivables and other assets	[16	]	788	706
Income tax receivables	[16	]	199	227
Securities	[17	]	131	623
Cash and cash equivalents	[18	]	1,463	1,432
Non-current assets classified as held for sale and disposal groups	[19	]	610	941
CURRENT ASSETS			7,226	7,841
TOTAL ASSETS			35,189	33,513

F.3-26

36 GROUP STATEMENT OF FINANCIAL POSITION

in EUR m	Note		31.12.2016	31.12.2017
Equity and liabilities
Capital subscribed			475	475
Conditionally authorised capital of EUR 57 m (2016: EUR 57 m)
Capital reserve			6,745	6,730
Revenue reserves			7,244	8,235
Cumulative changes in equity not recognised through the statement of profit or loss			113	–1,258
TOTAL EQUITY ATTRIBUTABLE TO LINDE AG SHAREHOLDERS	[20	]	14,577	14,182
Non-controlling interests	[20	]	903	877
TOTAL EQUITY			15,480	15,059
Provisions for pensions and similar obligations	[21	]	1,564	1,280
Other non-current provisions	[22	]	526	477
Deferred tax liabilities	[10	]	1,683	1,243
Financial liabilities	[23	]	6,674	6,089
Liabilities from finance leases	[24	]	53	40
Trade payables	[25	]	1	1
Other non-current liabilities	[25	]	725	537
NON-CURRENT LIABILITIES			11,226	9,667
Current provisions	[22	]	1,140	1,110
Financial liabilities	[23	]	1,854	1,930
Liabilities from finance leases	[24	]	21	14
Trade payables	[25	]	3,570	3,814
Other current liabilities	[25	]	1,208	1,159
Income tax liabilities	[25	]	549	551
Liabilities in connection with non-current assets classified as held for sale and disposal groups	[19	]	141	209
CURRENT LIABILITIES			8,483	8,787
TOTAL EQUITY AND LIABILITIES			35,189	33,513

F.3-27

GROUP STATEMENT OF CASH FLOWS

37 GROUP STATEMENT OF CASH FLOWS

in EUR m, SEE NOTE [28]	Note	2016	2017
Profit before tax from continuing operations		1,751	1,679
Adjustments to profit before tax to calculate cash flow from operating activities – continuing operations
Amortisation of intangible assets/depreciation of tangible assets	[12], [13]	1,897	1,896
Impairments of financial assets	[14]	8	1
Profit/loss on disposal of non-current assets		–36	–47
Net interest	[9]	307	258
Finance income arising from embedded finance leases in accordance with IFRIC 4/IAS 17	[9]	14	10
Share of profit or loss from associates and joint ventures (at equity)	[14]	–13	–19
Distributions/dividends received from associates and joint ventures	[14]	22	29
Income taxes paid	[10]	–446	–453
Changes in assets and liabilities
Change in inventories	[15]	21	–75
Change in trade receivables	[16]	–91	20
Change in provisions	[21], [22]	–64	–17
Change in trade payables	[25]	349	271
Change in other assets and liabilities		–319	–75
CASH FLOW FROM OPERATING ACTIVITIES – CONTINUING OPERATIONS		3,400	3,478
CASH FLOW FROM OPERATING ACTIVITIES – DISCONTINUED OPERATIONS		40	30
CASH FLOW FROM OPERATING ACTIVITIES – CONTINUING AND DISCONTINUED OPERATIONS		3,440	3,508
Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/IAS 17		–1,761	–1,660
Payments for investments in consolidated companies	[2]	–250	–40
Payments for investments in financial assets		–75	–67
Payments for investments in securities	[17]	–1,240	–1,655
Proceeds on disposal of securities	[17]	1,531	1,162
Proceeds on disposal of tangible and intangible assets and amortisation of receivables from finance leases in accordance with IFRIC 4/IAS 17		173	267
Proceeds on disposal of consolidated companies and from purchase price repayment claims		116	123
Proceeds on disposal of financial assets		34	52
CASH FLOW FROM INVESTING ACTIVITIES – CONTINUING OPERATIONS		–1,472	–1,818
CASH FLOW FROM INVESTING ACTIVITIES – DISCONTINUED OPERATIONS		–19	–28
CASH FLOW FROM INVESTING ACTIVITIES – CONTINUING AND DISCONTINUED OPERATIONS		–1,491	–1,846

F.3-28

38 GROUP STATEMENT OF CASH FLOWS

in EUR m, SEE NOTE [28]	Note		2016	2017
Dividend payments to Linde AG shareholders and non-controlling interests	[31	]	–765	–813
Cash inflows/outflows due to changes of non-controlling interests			–	25
Cash inflows from interest rate derivatives	[9	]	149	88
Interest paid on financial debt and payments made for interest rate derivatives	[9	]	–496	–388
Proceeds from loans and capital market debt	[23	]	5,322	4,757
Cash outflows for the repayment of loans and capital market debt	[23	]	–6,085	–5,273
Cash outflows for the repayment of liabilities from finance leases	[24	]	–21	–17
CASH FLOW FROM FINANCING ACTIVITIES – CONTINUING OPERATIONS			–1,896	–1,621
CASH FLOW FROM FINANCING ACTIVITIES – DISCONTINUED OPERATIONS			–21	–2
CASH FLOW FROM FINANCING ACTIVITIES – CONTINUING AND DISCONTINUED OPERATIONS			–1,917	–1,623
CHANGE IN CASH AND CASH EQUIVALENTS			32	39
OPENING BALANCE OF CASH AND CASH EQUIVALENTS	[18	]	1,417	1,463
Effects of currency translation			18	–67
Cash and cash equivalents reported as non-current assets classified as held for sale and disposal groups	[19	]	–4	–3
CLOSING BALANCE OF CASH AND CASH EQUIVALENTS	[18	]	1,463	1,432

F.3-29

STATEMENT OF CHANGES IN GROUP EQUITY

39 STATEMENT OF CHANGES IN GROUP EQUITY

			Revenue reserves		Cumulative changes in equity not recognised through the statement of profit or loss
in EUR m, SEE NOTE [20]	Capital subscribed	Capital reserve	Remeasurement of defined benefit plans	Retained earnings	Currency translation differences	Available- for-sale financial assets	Hedging instruments	Total equity attributable to Linde AG shareholders	Non- controlling interests	Total equity
AS AT 01.01.2016	475	6,736	–966	8,112	1,127	–1	–905	14,578	871	15,449
Profit for the year	—	—	—	1,154	—	—	—	1,154	121	1,275
Other comprehensive income (net of tax)	—	—	–417	—	–148	—	40	–525	16	–509
TOTAL COMPREHENSIVE INCOME	—	—	–417	1,154	–148	—	40	629	137	766
Dividend payments	—	—	—	–640	—	—	—	–640	–125	–765
Changes as a result of share option schemes	—	9	—	—	—	—	—	9	—	9
TOTAL CONTRIBUTIONS BY AND DISTRIBUTIONS TO OWNERS OF THE COMPANY	—	9	—	–640	—	—	—	–631	–125	–756
Acquisition/ disposal of a subsidiary with non- controlling interests	—	—	—	—	—	—	—	—	23	23
CHANGES IN OWNERSHIP INTERESTS IN SUBSIDIARIES	—	—	—	—	—	—	—	—	23	23
OTHER CHANGES	—	—	—	1	—	—	—	1	–3	–2
AT 31.12.2016/ 01.01.2017	475	6,745	–1,383	8,627	979	–1	–865	14,577	903	15,480
Profit for the year	—	—	—	1,434	—	—	—	1,434	132	1,566
Other comprehensive income (net of tax)	—	—	246	—	–1,719	6	342	–1,125	–63	–1,188
TOTAL COMPREHENSIVE INCOME	—	—	246	1,434	–1,719	6	342	309	69	378
Dividend payments	—	—	—	–687	—	—	—	–687	–126	–813
Changes as a result of share option schemes	—	–15	—	—	—	—	—	–15	—	–15
Capital increase/decrease	—	—	—	—	—	—	—	—	11	11
TOTAL CONTRIBUTIONS BY AND DISTRIBUTIONS TO OWNERS OF THE COMPANY	—	–15	—	–687	—	—	—	–702	–115	–817
Acquisition/disposal of non-controlling interests without change in control	—	—	—	–2	—	—	—	–2	12	10
Acquisition/disposal of a subsidiary with non-controlling interests	—	—	—	—	—	—	—	—	8	8
CHANGES IN OWNERSHIP INTERESTS IN SUBSIDIARIES	—	—	—	–2	—	—	—	–2	20	18
AS AT 31.12.2017	475	6,730	–1,137	9,372	–740	5	–523	14,182	877	15,059

F.3-30

SEGMENT INFORMATION

(PART OF THE NOTES TO THE GROUP FINANCIAL STATEMENTS)

40 SEGMENT INFORMATION1

in EUR m, SEE NOTE [29]	Segments
	Gases Division		Engineering Division		Reconciliation		Group
	2016	2017	2016	2017	2016	2017	2016	2017
Revenue from third parties	14,882	14,977	2,066	2,136	—	—	16,948	17,113
Revenue from other segments	10	11	285	252	–295	–263	—	—
TOTAL REVENUE FROM THE REPORTABLE SEGMENTS	14,892	14,988	2,351	2,388	–295	–263	16,948	17,113
OPERATING PROFIT	4,210	4,268	196	220	–308	–275	4,098	4,213
Restructuring and merger costs (special items)	101	221	12	56	13	96	126	373
Amortisation of intangible assets/depreciation of tangible assets	1,893	1,900	44	34	–40	–38	1,897	1,896
thereof write-downs and impairments	17	17	7	1	—	—	24	18
thereof write-downs and impairments in connection with non-current assets classified as held for sale and disposal groups	6	—	—	—	—	—	6	—
EBIT	2,216	2,147	140	130	–281	–333	2,075	1,944
Capital expenditure (excluding financial assets)	1,660	1,752	30	30	22	–95	1,712	1,687

in EUR m	Segments
	Gases Division
	EMEA		Asia/Pacific		Americas		Total Gases Division
	2016	2017	2016	2017	2016	2017	2016	2017
Revenue from third parties	5,721	5,862	4,084	4,354	5,077	4,761	14,882	14,977
Revenue from other segments	15	14	25	24	155	147	10	11
TOTAL REVENUE FROM THE REPORTABLE SEGMENTS	5,736	5,876	4,109	4,378	5,232	4,908	14,892	14,988
OPERATING PROFIT	1,807	1,874	1,084	1,202	1,319	1,192	4,210	4,268
Restructuring and merger costs (special items)	49	164	42	11	10	46	101	221
Amortisation of intangible assets/depreciation of tangible assets	703	713	569	579	621	608	1,893	1,900
thereof write-downs and impairments	4	1	10	16	3	—	17	17
thereof write-downs and impairments in connection with non-current assets classified as held for sale and disposal groups	6	—	—	—	—	—	6	—
EBIT	1,055	997	473	612	688	538	2,216	2,147
Capital expenditure (excluding financial assets)	753	698	375	465	532	589	1,660	1,752

[1]

Due to the plans to sell Gist, the segment reporting was changed in the 2017 financial year. Further information is available in NOTE [29] Segment information. The prior-year figures were adjusted accordingly.

F.3-31

41 REVENUE BY LOCATION OF CUSTOMER

in EUR m	2016	2017
Europe	5,995	6,440
Germany	1,228	1,272
Russia	716	1,127
UK	932	883
Asia/Pacific	4,871	5,120
China	1,241	1,358
Australia	1,040	1,056
North America	5,050	4,455
USA	4,506	3,868
South America	572	590
Africa	460	508
GROUP REVENUE	16,948	17,113

42 NON-CURRENT SEGMENT ASSETS BY LOCATION OF COMPANY

in EUR m	2016	2017
Europe	10,035	9,849
Germany	1,276	1,291
UK	1,177	1,098
Asia/Pacific	7,958	7,063
China	1,421	1,381
Australia	1,192	1,046
North America	7,532	6,611
USA	2,858	2,472
South America	434	362
Africa	642	599
NON-CURRENT SEGMENT ASSETS	26,601	24,484

The information disclosed by country excludes goodwill.

F.3-32

NOTES TO THE GROUP FINANCIAL STATEMENTS

GENERAL PRINCIPLES

[1] Basis of preparation

The Linde Group is an international technology group which operates across the globe. The parent company of The Linde Group is Linde Aktiengesellschaft. The registered office of Linde AG is in Munich, Germany (Munich Commercial Register, ref. HRB 169850).

The consolidated financial statements of Linde Aktiengesellschaft for the year ended 31 December 2017 have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) as adopted by the European Union pursuant to EU Regulation No. 1606/2002 of the European Parliament and the Council on the application of International Accounting Standards in the European Union. The consolidated financial statements also comply with the additional requirements set out in § 315e (1) of the German Commercial Code (HGB).

The reporting currency is the euro. All amounts are shown in millions of euro (EUR m), unless stated otherwise.

The Group statement of profit or loss has been prepared using the cost of sales method.

The financial statements of the main operating entities which are included in the consolidated financial statements have been audited by KPMG AG Wirtschaftsprüfungsgesellschaft and the latter’s network. The annual financial statements of companies included in the consolidation are drawn up at the same reporting date as the annual financial statements of Linde Aktiengesellschaft.

[2] Acquisitions

There were no major acquisitions in 2017. Therefore, acquisitions made during the year are described below in aggregate rather than on an individual basis.

In order to expand its business in the Industrial Gases and Healthcare product areas, Linde made acquisitions in the EMEA, Americas and Asia/Pacific segments in the year under review. The total purchase price for these acquisitions, including restated existing shares, was EUR 55 m, of which EUR 44 m was paid in cash. The total purchase price includes contingent consideration of EUR 1 m and deferred purchase price payments of EUR 2 m. In the course of a gradual acquisition, existing shares were restated at the fair value of EUR 8 m and the resulting positive impact on earnings in the amount of EUR 1 m was reported under operating profit.

In the course of these corporate acquisitions, Linde has acquired non-current assets, inventories, liquid funds and other current assets. The acquired goodwill came to EUR 37 m in total. Key components relate to synergy potential, particularly sales synergies in the Healthcare area, and potential resulting from continuation as a going concern. The goodwill is tax-deductible in the amount of EUR 25 m. The shares of non-controlling shareholders were recognised based on the share of the restated net assets. The acquisitions resulted in the addition of receivables totalling EUR 9 m. The gross value of the receivables is EUR 9 m.

Since the date of acquisition, the acquired companies have contributed EUR 23 m in revenue and EUR 0 m in profit for the year to the Group operating profit. If the business had already been consolidated within The Linde Group since 1 January 2017, then the revenue contribution would have been EUR 33 m and the contribution to profit for the year would have been EUR 1 m.

43 IMPACT OF ACQUISITIONS ON THE NET ASSETS OF THE LINDE GROUP

Opening balance upon initial consolidation
in EUR m	Other
Non-current assets	38
Inventories	1
Other current assets	10
Cash and cash equivalents	4
Equity (attributable to Linde AG)	18
Non-controlling interests	13
Liabilities	22

F.3-33

44 IMPACT OF ACQUISITIONS ON THE PROFIT FOR THE YEAR OF THE LINDE GROUP

in EUR m	Profit for the year since the acquisition date	Profit for the year since the beginning of the financial year on 01.01.2017[1]
Other	—	1

[1]	When these amounts were calculated, the fair value adjustments were assumed to be the same as those at the acquisition date.

45 IMPACT OF ACQUISITIONS ON THE REVENUE OF THE LINDE GROUP

in EUR m	Revenue since the acquisition date	Revenue since the beginning of the financial year on 01.01.2017
Other	23	33

[3] Scope of consolidation

46 STRUCTURE OF COMPANIES INCLUDED IN THE CONSOLIDATED FINANCIAL STATEMENTS

	As at 31.12.2016	Additions	Disposals	As at 31.12.2017
CONSOLIDATED SUBSIDIARIES	556	16	16	556
of which within Germany	20	—	—	20
of which outside Germany	536	16	16	536
COMPANIES ACCOUNTED FOR USING THE LINE-BY-LINE METHOD	5	2	—	7
of which within Germany	—	—	—	—
of which outside Germany	5	2	—	7
COMPANIES ACCOUNTED FOR USING THE EQUITY METHOD	36	—	1	35
of which within Germany	2	—	—	2
of which outside Germany	34	—	1	33
NON-CONSOLIDATED SUBSIDIARIES	53	4	15	42
of which within Germany	4	—	2	2
of which outside Germany	49	4	13	40

Changes in the scope of the consolidation may arise as a result of acquisitions, sales, mergers or closures, or as a result of changes in the assessment as to whether Linde AG exercises control or joint control over a company.

The main disposals in the reporting period relate to the sale of the subsidiary Shenzhen South China Industrial Gases Co. Ltd. and of the Australian subsidiary Flexihire Pty. Ltd. The sales resulted, at the level of the Group as a whole, in a total net profit on deconsolidation of EUR 70 m, which is included in other operating income (EUR 76 m) and expenses (EUR 6 m).

The other main disposals in the financial year are shown in NOTE [19]. Most of the other disposals were mergers and liquidations.

47 CHANGES IN OWNERSHIP INTERESTS IN SUBSIDIARIES

in EUR m	31.12.2016	31.12.2017
Carrying amount of ownership interests sold	—	9
Sale price	—	9
GAIN (+)/LOSS (–) FROM DISPOSAL OF OWNERSHIP INTERESTS	—	—

F.3-34

The following table shows the subsidiaries that make use of the exemption options provided for in § 264 (3)/§ 264 b HGB for the disclosure of the annual financial statements or the preparation of a management report/notes to the financial statements. For these companies, the consolidated financial statements of Linde AG are the exempting consolidated financial statements.

48 OVERVIEW OF THE COMPANIES THAT MAKE USE OF THE EXEMPTION PROVISION SET OUT IN THE GERMAN COMMERCIAL CODE (HGB)

Name	Registered office
Commercium Immobilien- und Beteiligungs-GmbH	Munich
Gas & More GmbH	Pullach
Hydromotive GmbH & Co. KG	Leuna
Linde Electronics GmbH & Co. KG	Pullach
Linde Gas Produktionsgesellschaft mbH & Co. KG	Pullach
Linde Gas Therapeutics GmbH	Oberschleissheim
Linde Hydrogen Concepts GmbH	Pullach
Linde Remeo Deutschland GmbH	Blankenfelde-Mahlow
Linde Schweißtechnik GmbH	Pullach
Linde Welding GmbH	Pullach
MTA GmbH Medizin-Technischer-Anlagenbau	Mainhausen
Nauticor GmbH & Co. KG	Hamburg
Selas-Linde GmbH	Pullach
Tega-Technische Gase und Gasetechnik Gesellschaft mit beschränkter Haftung	Würzburg
Unterbichler Gase GmbH	Munich

A list of the shareholdings of The Linde Group is given in NOTE [39].

[4] Foreign currency translation

Transactions in foreign currency are translated into the relevant functional currency of the individual entity on the transaction date. After initial recognition, foreign currency fluctuations relating to monetary items are recognised in profit or loss. For non-monetary items, historical translation rates continue to form the measurement basis.

Translation differences arising from the translation of items into the reporting currency continue to be recognised in other comprehensive income. The financial statements of foreign subsidiaries, including any fair value adjustments identified in the course of a purchase price allocation, are translated in accordance with the functional currency concept set out in IAS 21 The Effects of Changes in Foreign Exchange Rates.

Assets and liabilities, contingent liabilities and other financial commitments are translated at the mid-rate on the reporting date (closing rate method). Items in the statement of profit or loss and the net income for the year are translated at a rate which approximates to the translation rate on the date of the transaction (the average rate).

Differences arising from the translation of equity are recognised in other comprehensive income.

The financial statements of foreign companies accounted for using the equity method are translated using the same principles for the adjustment of equity as are applied to consolidated subsidiaries.

In general, the financial statements of subsidiaries outside Germany which report in a functional currency which is the currency of a hyperinflationary economy are adjusted for the change in purchasing power arising from the inflation in accordance with IAS 29 Financial Reporting in Hyperinflationary Economies.

49 PRINCIPAL EXCHANGE RATES

		Exchange rates on reporting date		Average rates for the year
Exchange rate EUR 1 =	ISO code	31.12.2016	31.12.2017	2016	2017
Australia	AUD	1.45732	1.53781	1.48859	1.47357
China	CNY	7.30336	7.80668	7.35307	7.63240
South Africa	ZAR	14.44751	14.84441	16.26524	15.04332
UK	GBP	0.85229	0.88779	0.81950	0.87656
USA	USD	1.05160	1.19980	1.10700	1.13023

F.3-35

[5] Accounting policies

The financial statements of companies included in the consolidated financial statements of The Linde Group have been prepared using uniform accounting policies in accordance with IFRS 10 Consolidated Financial Statements.

The preparation of the Group financial statements in accordance with IFRS requires management judgements and estimates for some items, which might have an effect on their recognition and measurement in the statement of financial position and statement of profit or loss. The actual amounts realised may differ from these estimates.

The main accounting and valuation policies, as well as the estimates and management judgements associated with them, are explained below:

Principles of consolidation

Consolidation

Companies are consolidated using the acquisition method. Where non-controlling interests are acquired, any remaining balance between the acquisition cost and the share of net assets acquired is offset directly in equity. Intra-Group sales, income and expenses and accounts receivable and payable are eliminated. Intra-Group profits and losses arising from intra-Group deliveries of non-current assets and inventories are also eliminated.

The cost of an acquisition is measured at the fair value of the assets acquired, and liabilities assumed, in order to gain control, on the date of acquisition. The identifiable assets, liabilities and contingent liabilities acquired as a result of a business combination are recognised for the first time at their fair values at the date of acquisition, irrespective of the scope of any non-controlling interests. Non-controlling interests are measured at the pro rata fair value of the assets acquired and the liabilities assumed (partial goodwill method).

Control

The Group financial statements comprise Linde AG and all the companies over which Linde AG is able to exercise control as defined by IFRS 10. If Linde AG holds a majority of the voting rights in a company, this generally indicates that it exercises control over the company in the absence of any other restrictive contractual agreements.

Companies for which the principal object is the construction and operation of gas production plants, in which Linde holds less than 100 percent of the voting rights, are still fully consolidated if Linde holds the advantage in terms of know-how. In these cases, The Linde Group has assumed responsibility for the operation of the companies plants, and the companies are therefore dependent on Linde technology. This is also reflected in the licensing agreements in force and by the integration of production into the processes of The Linde Group and/or the interrelationships between the various decision-makers. The operation of the plants is the principal driver of variable returns from the companies.

In addition, companies are fully consolidated if Linde exerts increased management authority in those companies and is able to exercise, on the basis of individual contracts, the most extensive decision-making powers over major portions of the operating activities of the entities.

Joint control

Companies over which Linde AG may exercise joint control, as defined by IFRS 11, are either included in the Group financial statements on the basis of the interest (line-by-line method) or using the equity method, depending on the characteristics of the company. If Linde AG holds the same number of voting rights as another company, this generally indicates joint control, unless other (contractual) rights result in control being exercised by one of the shareholders.

If joint control exists, Linde needs to distinguish whether the investment is a joint operation or a joint venture. This distinction is dependent on whether Linde has rights to the assets and obligations for the liabilities of the arrangement or whether it has rights to the net assets of the arrangement. To make the distinction, Linde must consider the structure and legal form of the company, any contractual agreements which might apply and any other relevant circumstances.

Joint ventures are accounted for under the equity method at cost at the date of acquisition. In subsequent periods, the carrying amount is adjusted up or down to reflect Linde’s share of the comprehensive income of the investee. Any distributions received from the investee and other changes in the investee’s equity reduce or increase the carrying amount of the investment. If the losses of an associate or joint venture attributable to The Linde Group equal or exceed the value of the interest held in this associate or joint venture, no further losses are recognised unless the Group incurs an obligation or makes payments on behalf of the associate or joint venture. The same principles apply to the consolidation of companies accounted for using the equity method as for the consolidation of subsidiaries.

Significant influence

Associates over which Linde AG can exercise significant influence as defined by IAS 28 are also accounted for using the equity method. Significant influence is presumed if Linde AG holds (directly or indirectly) 20 percent or more of the voting rights in an investee. The term “significant influence” refers to a scenario in which Linde can exert a significant influence via representation in the relevant management bodies, unless it can be clearly demonstrated that this is not the case.

Non-consolidated subsidiaries and other investments

Non-consolidated subsidiaries and other investments, when taken individually and together, are immaterial from the Group’s point of view in terms of total assets, revenue and profit or loss for the year and do not have a significant impact on the net assets, financial position and results of operations of the Group.

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Management judgements

When assessing whether Linde exercises control, joint control or significant influence over companies in which it holds less than 100 percent of the voting rights, management judgements may be required. Above all in cases where Linde holds 50 percent of the voting rights, a decision has to be taken as to whether there are rights or circumstances which might mean that Linde has power over the potential subsidiary or that joint control exists.

Changes to contractual agreements or facts or circumstances are monitored on an ongoing basis and are evaluated to determine whether they have an impact on the assessment as to whether Linde is exercising control or joint control over its investment.

Business combinations require estimates to be made when determining fair values. When discounted cash flow methods are used, discretionary aspects include in particular the time period and amount of the cash flow and the determination of an appropriate discount rate. In connection with management judgements about purchase price allocations in the case of business combinations where the total assets acquired including goodwill exceed EUR 100 m, Linde takes advice from experts in the field, who assist in arriving at the decisions and provide reports backing their opinions.

Intangible assets

Purchased and internally generated intangible assets are stated at acquisition cost or manufacturing cost less accumulated amortisation and any impairment losses. An internally generated intangible asset is recognised if it can be identified as an asset, if it is probable that the future economic benefits that are attributable to the asset will flow to Linde, and if the cost of the asset can be measured reliably. It is important to determine whether the intangible assets have finite or indefinite useful lives. The estimated useful life of customer relationships purchased is calculated on the basis of the term of the contractual relationship underlying the customer relationship, or on the basis of expected customer behaviour. Goodwill, intangible assets with indefinite useful lives and intangible assets not yet ready for use are not amortised, but are subject instead to an impairment test once a year, or more often if there is any indication that an asset may be impaired.

The cash-generating unit (CGU) applied in impairment reviews of goodwill corresponds to the operating segments EMEA, Americas and Asia/Pacific, as well as the Engineering Division. The impairment test involves initially comparing the value in use of the cash-generating unit with its carrying amount. If the carrying amount of the cash-generating unit exceeds the value in use, a test is performed to determine whether the fair value of the asset less costs to sell is higher than the carrying amount. To calculate the value in use of the cash-generating units, post-tax future cash inflows and outflows are derived from corporate financial budgets approved by management which cover a detailed planning period of five years. The calculation of the terminal value is based on the future net cash flows from the latest available detailed planning period. The post-tax interest rates used to discount the cash flows take into account industry-specific and country-specific risks relating to the particular cash-generating unit. When the terminal value is discounted, declining growth rates are used, which are lower than the growth rates calculated in the detailed planning period and which serve mainly to compensate for a general inflation rate.

If the reason for an impairment loss recognised in prior years no longer exists, the carrying amount of the intangible asset is increased to a maximum figure of the carrying amount that would have been determined had no impairment loss been recognised. This does not apply to goodwill.

Costs incurred in connection with the purchase for consideration and in-house development of software used internally, including the costs of bringing this software to an operational state, are capitalised and amortised on a straight-line basis over an estimated useful life of three to eight years.

50 USEFUL LIVES OF INTANGIBLE ASSETS

Customer relationships	2–40 years
Brands	10 years –indefinite useful life
Other intangible assets	3–14 years

Tangible assets

Tangible assets are reported at acquisition cost or manufacturing cost less accumulated depreciation based on the estimated useful life of the asset and any impairment losses. Tangible assets are depreciated using the straight-line method, and the depreciation expense is disclosed in the statement of profit or loss under the heading which corresponds to the functional features of the underlying asset. The depreciation method and the estimated useful lives of the assets are reviewed on an annual basis and adapted to prevailing conditions.

The following useful lives apply to the different types of tangible assets:

51 USEFUL LIVES OF TANGIBLE ASSETS

Buildings and land rights	10–40 years
Technical equipment & machinery	6–15 years
Other equipment, furniture and fixtures	3–20 years

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The useful lives are estimated based on past experience. Assumptions also need to be made when Linde assesses whether an asset may be capitalised and which components of the cost of the asset may be capitalised. Estimates need to be made here, for example, of the expected future economic benefits of an asset or the expected future costs of the dismantling of plants. In addition, the capitalisation of costs which are incurred during the operating phase of an asset, such as the costs of upgrades to plants or their complete overhaul, depends on whether these costs will lead to better or higher output or whether they extend the estimated useful life of the asset.

If significant events or market developments indicate an impairment in the value of the tangible asset, Linde reviews the recoverability of the carrying amount of the asset by testing for impairment. The scope of the cash-generating unit is determined by external, independent cash flows. Special local market-related circumstances determine the combination of cash flows from different product segments. To determine the recoverable amount on the basis of value in use, estimated future cash flows are discounted at a rate which reflects the risk specific to the asset. When estimating future cash flows, current and expected future inflows as well as segment-specific, technological, economic and general developments are taken into account. If the reason for an impairment loss recognised in prior years no longer exists, the carrying amount of the tangible asset is increased to a maximum figure of the carrying amount that would have been determined had no impairment loss been recognised.

Inventories

Inventories are reported at the lower of acquisition or manufacturing cost and net realisable value. Inventories are generally measured on a moving average basis or using the FIFO (first in, first out) method.

Non-current assets held for sale and disposal groups and discontinued operations

Non-current assets and disposal groups, as well as liabilities directly related to these, are classified separately in the statement of financial position as held for sale if they are available for sale in their present condition and the sale within the next twelve months is highly probable.

Non-current assets classified as held for sale and disposal groups are measured at the lower of carrying amount and fair value less costs to sell. Amortisation and depreciation has been discontinued. The process involved in determining the fair value less costs to sell involves estimates and assumptions that are subject to uncertainty.

Discontinued operations are reported as soon as a part of the business is classified as held for sale, or has already been disposed of, and the business area in question represents either a separate major line of business or a geographical area of operations and is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations. The profit/loss from discontinued operations is reported separately from the expenses and income from continuing operations in the Group statement of profit or loss; prior-year figures are shown on a like-for-like basis. In the Group statement of cash flows, the cash flows from discontinued operations are shown separately from the cash flows from continuing operations; prior-year figures are shown on a like-for-like basis. The information provided in the Notes to the Group financial statements (with the exception of NOTE [19] NON-CURRENT ASSETS CLASSIFIED AS HELD FOR SALE AND DISPOSAL GROUPS) – insofar as they relate to the Group statement of profit or loss and the Group statement of cash flows – relates to continuing operations. If the information relates exclusively to discontinued operations, this is highlighted accordingly.

Provisions for pensions and similar obligations

The valuation of pension provisions is based on the projected unit credit method set out in IAS 19 Employee Benefits for defined benefit obligations. This method takes into account not only vested future benefits and known pensions at the reporting date, but also expected future increases in salaries and pensions. The calculation of the provisions is determined using actuarial reports based on biometric assumptions.

The fair value of the plan assets (adjusted if necessary to comply with the rules relating to the asset ceiling set out in IAS 19.64) is deducted from the present value of the pension obligations (gross pension obligation) to give the net pension obligation or net pension asset in respect of defined benefit pension plans. According to IAS 19.64, a net pension asset may only be disclosed if The Linde Group, under its obligation as an employer, has the right to receive a refund of the surplus or to reduce future contributions. The net interest expense for the financial year is calculated by multiplying the net pension obligation or net pension asset at the beginning of the period by the interest rate underlying the discounting of the gross defined benefit obligation at the beginning of the period.

The discount rate is calculated on the basis of the returns achieved on the relevant call date for high quality fixed-interest corporate bonds in the market. The currency and period to maturity of the underlying bonds correspond to the currency and probable period to maturity of the post-employment benefit obligations. If such returns are not available, the discount rates are based on market returns for government bonds.

Remeasurements comprise on the one hand the actuarial gains and losses on the remeasurement of the gross defined benefit obligation and on the other hand the difference between the return on plan assets actually realised and the return assumed at the beginning of the period, which is based on the discount rate of the corresponding gross defined benefit obligation. If a pension plan is overfunded and the asset ceiling applies, remeasurements also comprise the change in the net asset from the application of the asset ceiling rules to the extent that this has not been accounted for in net interest.

Actuarial gains and losses arise from changes in actuarial assumptions or from variations between earlier actuarial assumptions and actual events.

All remeasurements (i.e. actuarial gains and losses, the cumulative effect of an asset ceiling and the effects of an increase in the pension obligation in accordance with IFRIC 14 The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction) are offset immediately in other comprehensive income.

The expense arising from additions to the pension provisions is allocated to functional costs. The net interest expense or net interest income from defined benefit plans is disclosed in the financial result. For each pension plan, it is established whether the net figure is a net interest expense or net interest income and the amounts are disclosed accordingly in the financial result.

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Miscellaneous provisions

In accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets, miscellaneous provisions are recognised when a present obligation to a third party exists as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Miscellaneous provisions are recognised for all identifiable risks and liabilities of uncertain timing or amount. The amounts provided are the best estimate of the probable expenditure required to settle the obligation and are not offset against recourse claims. The settlement amount is calculated based on the assessment of the probability of an outflow of resources, and on past experience and the circumstances known at the reporting date. This also includes any cost increases which need to be taken into account at the reporting date. The actual outflow of resources at a future date may therefore vary from the figure included in other provisions. Provisions which relate to periods of more than twelve months are discounted.

Provisions for warranties and onerous contracts include provisions for warranties and provisions for litigation. Assumptions are made here about the probability of occurrence of the risk and the expected future outflow of resources. The uncertainty associated with the measurement of warranty provisions is relatively moderate, as Linde has recourse to historical warranty cost ratios when determining the amounts to be set aside.

Litigation is associated with great uncertainty. A degree of discretion is required to assess whether a present obligation to a third party exists at the reporting date as a result of a past event, whether it is probable that an outflow of resources will be required in future to settle the obligation and whether a reliable estimate can be made of the amount of the obligation. The current status of outstanding litigation is regularly reviewed and updated by the Group’s legal department and lawyers appointed by the Group. Changes to this status as a result of new information may result in adjustments being made to the provision.

Provisions for other obligations include provisions for costs which are expected to arise on the completion of major projects. There is an increased level of uncertainty associated with the measurement of these provisions.

Provisions for warranty claims are recognised taking current or estimated future claims experience into account.

Dismantling provisions are capitalised when they arise, at the discounted value of the obligation, and a provision for the same amount is established at the same time. An estimate is made, based on past experience, of future costs expected to be incurred to dismantle plants and restore the land on which the plant was built to its original condition. The expected costs are reassessed on an annual basis and the amount of the provision is adjusted if required. The depreciation charged on the asset and the unwinding of interest applied to the provision are both allocated as an expense to the periods of use of the asset.

Provisions for restructuring are recognised if a formal, detailed restructuring plan has been drawn up and communicated to the relevant parties.

Income tax provisions are disclosed in income tax liabilities.

Revenue recognition

Revenue comprises sales of products and services as well as lease and rental income, less discounts and rebates.

In the on-site product area, revenue is recognised when the risks of ownership have been transferred to the customer, the consideration can be reliably determined and it is probable that the associated receivables will be collected. In the cylinder gas and liquefied gases business, revenue is recognised at the time of delivery of, and transfer of risk associated with, the gases to be supplied to the customer/when the related services on which the invoicing is based are performed. Revenue from healthcare services in the Healthcare product area is recognised in the amount of the agreed reimbursement rates when the agreed healthcare service is rendered.

Long-term construction contracts

Revenue from long-term customer-specific construction contracts is recognised, in accordance with IAS 11 Construction Contracts, based on the stage of completion of the contract (percentage of completion method, or PoC method). The stage of completion of each contract is determined by the ratio of the costs incurred to the expected total cost (cost-to-cost method). For major projects, the calculation and analysis of the stage of completion of the project takes into account in particular contract costs incurred by subcontractors. External experts are sometimes used to assist with the calculation of these costs. When the outcome of a construction contract cannot be estimated reliably, revenue is recognised only to the extent of the contract costs incurred which can probably be covered, and the contract costs in the period in which they are incurred are recognised as an expense (zero profit method). If the cumulative contract output (costs incurred plus profits disclosed) exceeds payments on account on an individual contract, the construction contract is disclosed under Trade receivables. If there is a negative balance after deducting payments on account, the amount is disclosed under Trade payables. Anticipated losses on contracts are recognised in full, based on an assessment of identifiable risks.

The financial income from long-term construction contracts is disclosed in other operating income as a result of its clear relationship with the Group’s operating business.

Cost of sales

Cost of sales comprises the cost of goods and services sold and the cost of merchandise sold. It includes not only the cost of direct materials and direct manufacturing expenses, but also overheads including depreciation of production plants, amortisation of certain intangible assets and inventory write-downs.

Research and development costs

Research costs and development costs which cannot be capitalised are recognised immediately in profit or loss.

F.3-39

Financial result

The financial result includes:

•	interest expenses on liabilities,

•	dividends received,

•	interest income on receivables,

•	gains and losses on financial instruments recognised in profit or loss,

•	the net interest expense and net interest income from defined benefit plans,

•	interest expense and income from finance leases and

•	the expense and income relating to the measurement of certain embedded derivatives.

Interest income and interest expenses are recognised in profit or loss on the basis of the effective interest rate method.

Dividends are recognised in profit or loss when they have been declared. Dividend payments made by operating companies which are reported at cost or at fair value in which Linde holds more than 10 percent of the voting rights and which have a clear connection to Linde’s core operating business are recognised in other operating income. Core businesses are defined as those business areas which make a material contribution to the revenue of a division. A material contribution is deemed to be one of around 20 percent.

Financial instruments

Financial assets and liabilities are only recognised in the Group statement of financial position when Linde becomes a party to the contractual provisions of the financial instrument. In the normal course of events, purchases and sales of financial assets are accounted for on settlement day. The same does not apply to derivatives, which are accounted for on the trading day.

According to IAS 39 Financial Instruments: Recognition and Measurement, financial instruments must be categorised as financial instruments held for trading or at fair value through profit or loss, available-for-sale financial assets, held-to-maturity financial investments, or loans and receivables. The Linde Group does not avail itself of the fair value option, whereby financial assets or financial liabilities are classified as at fair value through profit or loss when they are first recognised.

Available-for-sale financial assets include equity instruments and debt instruments. If equity instruments are not held for trading or measured at fair value through profit or loss, they are classified as available-for-sale financial assets. Debt instruments are included in this category if they are held for an unspecified period and can be sold depending on the market situation.

Financial instruments are initially recognised at fair value. Transaction expenses which are directly attributable to the acquisition or issue of financial instruments are only included in the determination of the carrying amount if the financial instruments are not recognised at fair value through profit or loss.

The subsequent measurement of available-for-sale financial assets is based on the separate recognition in equity as other comprehensive income of unrealised gains and losses, inclusive of deferred tax, until they are realised. Equity instruments for which no price is quoted in an active market and for which the fair value cannot be reliably determined are reported at cost. If the fair value of available-for-sale financial assets falls below cost and if there is objective evidence that the asset is impaired, the cumulative loss recognised directly in equity is transferred to profit or loss. Impairment reversals are recognised in equity for equity instruments and in profit or loss for debt instruments.

Loans and receivables and held-to-maturity financial investments are measured at amortised cost using the effective interest rate method. Where there is objective evidence that the asset is impaired, it is recognised at the present value of expected future cash flows if this is lower than amortised cost. The present value of expected future cash flows is calculated using the original effective interest rate of the financial asset.

The Linde Group conducts regular impairment reviews of the following categories of financial assets: loans and receivables, available-for-sale financial assets and held-to-maturity financial investments. The following criteria are applied:

[a]	significant financial difficulty of the issuer or obligor,

[b]	breach of contract, such as a default or delinquency in payments of interest or principal,

[c]	the lender, for economic or legal reasons relating to the borrowers financial difficulty, granting to the borrower a concession that would not otherwise be considered,

[d]	it becoming probable that the borrower will enter bankruptcy or other financial reorganisation,

[e]	the disappearance of an active market for that asset because of financial difficulties,

[f]	a recommendation made by capital market observers,

[g]	information about significant changes with an adverse effect that have taken place in the technological, economic or legal environment of a contracting party,

[h]	a significant or prolonged decline in the fair value of the financial instrument.

Impairments are recognised through profit or loss in impairment accounts. If the financial asset is not recoverable, it is written off.

A financial asset is eliminated if Linde loses its contractual entitlement to cash flows from such an asset or if it transfers virtually all the risks and opportunities associated with that financial asset. In the 2017 financial year, no financial assets that would not qualify for elimination were transferred by Linde.

All derivative financial instruments are reported at fair value, irrespective of their purpose or the reason for which they were acquired.

Embedded derivatives (i.e. derivatives which are included in host contracts) are separated from the host contract and accounted for as derivative financial instruments, if certain requirements are met.

F.3-40

For more information about risk management and the impact on the statement of financial position of derivative financial instruments, see NOTE [27].

Receivables and liabilities from finance leases, trade receivables and trade payables, financial debt, as well as miscellaneous receivables and assets and miscellaneous liabilities, are reported at amortised cost as long as they are not derivative financial instruments. Differences between historical cost and the repayment amount are accounted for using the effective interest rate method. Appropriate impairment losses are recognised if specific risks are identified. Impairments of receivables are based to a large extent on making estimates and assessments about individual amounts receivable. These estimates and assessments are founded on the creditworthiness of that particular customer, prevailing economic trends and an analysis of historical bad debts on a portfolio basis. Individual impairments of receivables take account of both customer-specific and country-specific risks. The carrying amount of the financial debt which comprises the hedged item in a fair value hedge is adjusted for the corresponding gain or loss with respect to the hedged risk.

Financial instruments which contain both an equity portion and a liability portion are classified in accordance with IAS 32 Financial Instruments: Presentation. The financial instruments issued by The Linde Group are classified entirely as financial liabilities and reported at amortised cost. No part thereof is classified separately as an equity instrument.

Deferred taxes

Deferred tax assets and liabilities are accounted for in accordance with IAS 12 Income Taxes under the liability method in respect of all temporary differences between the carrying amounts of the assets and liabilities under IFRS and the corresponding tax base used in the computation of taxable profit, and in respect of all consolidation adjustments affecting net income and unused tax loss carryforwards.

Deferred tax assets are only recognised for unused tax losses to the extent that it is probable that taxable profits will be available in future years against which the tax losses can be utilised. Deferred taxes are calculated at the tax rates that apply to the period when the asset is realised or the liability is settled, using tax rates set out in laws that have been enacted or substantively enacted in the individual countries by the reporting date.

Accounting for leases

According to IFRIC 4 Determining whether an Arrangement contains a Lease, if specific criteria are met, certain arrangements should be accounted for as leases that do not take the legal form of a lease. In particular, in the Gases Division, certain gas supply contracts are classified as embedded leases if the fulfilment of the arrangement depends upon a specific asset and if the customer’s revenue share accounts for an overwhelming proportion of the production capacity of the asset. If an embedded lease exists, the criteria set out in IAS 17 Leases are used to examine in each individual case whether, under the gas supply contract, substantially all the risks and rewards incidental to ownership of the plant have been transferred to the customer, meaning that this constitutes an embedded finance lease. This involves separating that portion of the gas supply contract which relates to the embedded lease from the rest of the contract. Then it is established whether the minimum lease payments thus identified amount to substantially all the fair value of the plant and whether the minimum lease term is for the major part of the plant’s economic life.

When classifying procurement lease agreements, Linde must also make assumptions: e.g. to determine the appropriate interest rate or the residual value or estimated useful lives of the underlying assets. If Linde is the lessee under a finance lease agreement, the assets are disclosed at the beginning of the lease under tangible assets at the fair value of the leased asset or, if lower, at the present value of the future lease payments. Corresponding liabilities from finance leases are recognised.

Rental and lease payments under operating leases are recognised in functional costs in the statement of profit or loss on a straight-line basis over the lease term.

Recently issued accounting standards

The IASB and IFRIC have revised numerous standards and have issued many new ones in the course of their projects to develop IFRS and achieve convergence with US GAAP. Of these, the following standards are mandatory in the consolidated financial statements of The Linde Group for the year ended 31 December 2017:

•	Amendments to IAS 12: Recognition of Deferred Tax Assets for Unrealised Losses

•	Annual improvements to IFRS Standards 2014–2016 Cycle

•	Amendments to IAS 7: Disclosure Initiative

These changes have no significant impact on the net assets, financial position and results of operations of The Linde Group.

F.3-41

Recently issued accounting standards which have not yet been applied

The following standards have been issued by the IASB, but have not been applied in the consolidated financial statements of The Linde Group for the year ended 31 December 2017, as they are either not yet effective and/or have not yet been adopted by the European Union:

•	IFRS 15 Revenue from Contracts with Customers including Amendments to IFRS 15 (first-time application according to IASB in financial years beginning on or after 1 January 2018)

•	Clarifications relating to IFRS 15 Revenue from Contracts with Customers (first-time application according to IASB in financial years beginning on or after 1 January 2018)

•	IFRS 9 Financial Instruments (first-time application according to IASB in financial years beginning on or after 1 January 2018)

•	Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (first-time application deferred indefinitely by the IASB)

•	IFRS 16 Leases (first-time application according to IASB in financial years beginning on or after 1 January 2019)

•	Amendments to IFRS 2 Share-based Payment (first-time application according to IASB in financial years beginning on or after 1 January 2018)

•	Annual improvements to IFRS Standards 2014–2016 Cycle, (first-time application according to IASB in financial years beginning on or after 1 January 2017/1 January 2018)

•	IFRIC 22 Foreign Currency Transactions and Advance Consideration (first-time application according to IASB in financial years beginning on or after 1 January 2018)

•	IFRIC 23 Uncertainty over Income Tax Treatments (first-time application according to IASB in financial years beginning on or after 1 January 2019)

•	Amendments to IAS 28: Investments in Associates and Joint Ventures (first-time application according to IASB in financial years beginning on or after 1 January 2019)

•	Annual improvements to IFRS Standards 2015–2017 Cycle, (first-time application according to IASB in financial years beginning on or after 1 January 2019)

IFRS 15

The new standard on revenue recognition seeks to create a framework which brings together the multiplicity of rules which have until now been set out in a number of different standards and interpretations. According to IFRS 15 Revenue from Contracts with Customers, revenue is to be recognised when control over the goods or services in question has passed to the customer. This means that the principle of the transfer of control replaces the principle of the transfer of risks and rewards.

In future, companies preparing their financial statements in accordance with IFRS will determine when to recognise revenue (at what time or over which period) and how much revenue to recognise by applying five steps. The new requirements were endorsed by the European Union in 2017 and are mandatory for financial years beginning on or after 1 January 2018. Earlier application is permitted. IFRS 15 replaces IAS 11 Construction Contracts and IAS 18 Revenue, as well as the corresponding interpretations.

Linde will apply the standard for the first time for the 2018 financial year, applying the modified retrospective method.

The modified retrospective method involves recognising the cumulative effects of the first-time application of the standard at 1 January 2018 as an adjustment to the value shown in the opening statement of financial position for revenue reserves. In addition, the standard will only be applied with retroactive effect to contracts that have not yet been fulfilled in full at 1 January 2018.

Linde has launched a Group-wide project on the introduction of IFRS 15 that comprises two phases (analysis and implementation phase). The analysis phase involved analysing the main types of contract in respect of the IFRS 15 requirements. This analysis had been completed on the reporting date. The next step, the implementation phase, will involve implementing the necessary adjustments that have been identified in the IT processes/systems, and training the Group companies on the IFRS 15 requirements and – where necessary – on the new processes.

Linde has identified the performance obligations for the Gases Division and the Engineering Division based on the five-step model pursuant to IFRS 15 and has assessed the impact of potential changes in revenue recognition for these activities in accordance with IFRS 15. All in all, the first-time application of the standard will not have any major impact on the value shown in the opening statement of financial position for revenue reserves at 1 January 2018.

In the on-site product area, revenue will be realised – as in the past – with the proportional fulfilment of the supply obligation/the fulfilment of the volume-based performance obligation. In the cylinder gas and liquefied gases business, revenue will continue to be recognised upon the delivery of the gas/fulfilment of the related services on which the invoicing is based. Revenue from healthcare services in the Healthcare product area is recognised in the amount of the agreed reimbursement rates when the agreed healthcare service is rendered. The long-term construction contracts in the Engineering Division that are measured using the PoC method still meet the requirements for the period-related recognition of revenue under IFRS 15.

In addition, the IFRS 15 analysis has shown that in the on-site business, certain customer-related deliveries and services that have been charged on and recognised as revenue to date can no longer be recognised as revenue from now on, because Linde does not have control over the purchased deliveries and services within the meaning of IFRS 15.

The offsetting of the costs previously recognised in gross terms against the cost reimbursement by the customer on the revenue side will result in a reduction in revenue in the 2018 financial year and – in the same amount – in a reduction in the cost of sales by around EUR 400 m. This will also have a positive effect on the operating margin, while the operating profit will remain unaffected.

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The requirements set out in IFRS 15 will change the presentation in the annual financial statements with regard to items in the statement of financial position and the information provided in the Notes. In the future, quantitative and qualitative information will be provided on contractual assets and liabilities from contracts with customers, in particular. If one of the parties has fulfilled its contractual obligations, then the company has to report the contract as a contractual asset or contractual liability depending on whether the company has rendered its service or the customer has made payment. All unconditional entitlements to the receipt of a consideration are to be reported separately by a company as a receivable.

IFRS 9

IFRS 9 Financial Instruments, which was published in July 2014, replaces the existing guidelines in IAS 39 Financial Instruments: Recognition and Measurement. The new standard was endorsed by the European Union in November 2016 and is mandatory for financial years beginning on or after 1 January 2018. IFRS 9 introduces new provisions on the classification and measurement of financial assets. The provisions for financial liabilities that apply to Linde were taken over from IAS 39. IFRS 9 contains new provisions on the impairment of financial instruments, which is now based on the expected credit losses, and provisions on hedge accounting, which aim to bring accounting closer into line with risk management. IFRS 9 also introduces new, more extensive information to be provided in the Notes, in particular on the credit risk and expected credit losses, on the recognition of financial assets and on hedge accounting.

IFRS 9 will be applied for the first time in the 2018 financial year. Changes in accounting methods will be presented applying the retrospective method as a matter of principle. The following exceptions apply in connection with the first-time application of IFRS 9:

•	No adjustment of comparative information for prior periods with regard to changes in classification and measurement (including impairments)

•

Changes in the values recognised for financial assets and liabilities due to the first-time application of IFRS 9 will be recognised under revenue reserves and cumulative changes in equity as at 1 January 2018.

Classification:

IFRS 9 contains new classification and measurement rules for financial instruments that are based on the business model on which the portfolio is based and the nature of the cash flows generated by the financial instrument. Under IFRS 9, all financial assets will be split into two classification categories – those that are measured at amortised cost (AC) and those that are measured at fair value (FV). If financial assets are measured at fair value, then expenses and income have to be recognised in full either through profit or loss (FVTPL) or in other comprehensive income (FVTOCI).

The Linde Group has taken a full inventory of its financial instruments, allocated them to the business models and set the measurement categories pursuant to IFRS 9. In cases involving equity instruments that are classed as available-for-sale (AfS) financial assets pursuant to IAS 39, Linde makes use of the option provided under IFRS 9 for classifying these as FVTOCI and recognising changes in fair value in other comprehensive income. Based on the analysis and the data available as at 31 December 2017, Linde does not expect the new classification and measurement regulations for financial assets to have any major impact.

IFRS 9 continues to apply the IAS 39 accounting model for financial liabilities. There are still two measurement categories: measurement at fair value and at amortised cost. Financial liabilities held for trading are measured at fair value. All other financial liabilities are measured at amortised cost, unless the company voluntarily designates them as measured at fair value through profit or loss” at the time of initial recognition (known as the “fair value option”).

Linde has not designated any financial liabilities as measured at fair value and does not intend to do so either. In this respect, the regulations governing the classification of financial liabilities set out in IFRS 9 do not have any major impact.

Impairment – financial assets:

The impairment model set out in IFRS 9 requires the reflection of expected losses and replaces the IAS 39 impairment model based on losses incurred. The new impairment model applies to financial assets that are measured at amortised cost or at fair value with changes in value recognised in other comprehensive income.

The impairment is to be determined either based on the “12-month expected credit losses” (present value of the expected payment defaults resulting from potential default events occurring within twelve months of the reporting date) or based on the full lifetime expected credit losses (present value of the expected credit losses that result from all possible default events over the life of the financial instrument).

A loss allowance for full lifetime expected credit losses is required for a financial instrument if the credit risk of that financial instrument has increased significantly since initial recognition. The same applies irrespective of an increase in the credit risk for trade receivables or contract assets that do not include a financing component in accordance with IFRS 15.

Additionally, entities can elect an accounting policy to always recognise full lifetime expected losses for all contract assets and trade receivables that include a financing component in accordance with IFRS 15. The same election is also permitted for lease receivables. Linde will be making use of this option for the items in question.

For all other financial instruments, the expected losses are to be included in the amount of the 12-month expected credit losses.

Trade receivables, contract assets and lease receivables:

In order to implement the new impairment rules, suitable models for calculating the default rates on trade receivables, contract assets and lease receivables were developed during the reporting year.

The new impairment model is based on an analysis of the actual historical default rates for each business and product area, taking regional circumstances into account. If necessary, these historical default rates are adjusted to reflect the impact of current changes in the macroeconomic environment using forward-looking information. The default rates are also critically evaluated based on the expectations of the responsible management team regarding the collectibility of the receivables.

F.3-43

Linde expects the initial application of the new impairment model to result in a reduction in risk provisions for trade receivables and contract assets amounting to around EUR 10 m to EUR 20 m.

Linde does not expect the initial application of the new impairment model to have any major impact as far as lease receivables are concerned.

Other financial assets:

Linde has taken the 12-month expected losses as a basis for determining the impairments on securities, cash and cash equivalents and on other receivables and assets.

Based on these analyses and the data available as at 31 December 2017, the first-time application of the new impairment model will not have any major impact on these items.

Hedge accounting:

in connection with the first-time application of IFRS 9, Linde will make use of the accounting option based on which its hedge accounting will continue to be based on IAS 39 as opposed to IFRS 9.

IFRS 16

IFRS 16 establishes principles for the recognition, measurement, presentation and disclosure of leases. The new standard now provides a single lessee accounting model requiring lessees to recognise assets and liabilities for all leases unless the lease term is twelve months or less or the underlying asset has a low value (option in each case). Lessors continue to classify leases as operating or finance, with IFRS 16’s approach to lessor accounting substantially unchanged from its predecessor, IAS 17.

Linde enters into lease agreements principally as the lessee. The number of operating leases is much higher than the number of finance leases. As a result, the application of IFRS 16 will result in an increase in both assets and financial liabilities at Linde. No significant impact on finance leases is expected. Linde is likely to make use of the options relating to short-term and low-value leases. As far as the transitional requirements are concerned, Linde is likely to apply the modified retrospective method. At the present time, the Group plans to apply IFRS 16 for the first time as at 1 January 2019. The quantitative impact of IFRS 16 is currently still being analysed.

The remaining standards have no significant impact on the net assets, financial position and results of operations of The Linde Group.

F.3-44

NOTES TO THE GROUP STATEMENT OF PROFIT OR LOSS

[6] Revenue

Revenue is analysed by activity in the segment information in the Group financial statements. In 2017, there were no customers from whom the Group derived over 10 percent of its revenue. For a detailed analysis of revenue by product in the Gases Division and by plant type in the Engineering Division, SEE PAGES 54 TO 60 of the combined management report.

52 REVENUE

in EUR m	2016	2017
Revenue from the sale of goods and services	15,260	15,304
Revenue from long-term construction contracts	1,688	1,809

TOTAL	16,948	17,113

[7] Other operating income and expenses

53 OTHER OPERATING INCOME

in EUR m	2016	2017
Exchange gains	60	59
Profit on disposal of non-current assets	150	134
Compensation payments received	28	10
Income arising from changes to pension schemes	45	15
Ancillary revenue	15	14
Income from release of provisions	27	39
Financial income from long-term construction contracts	14	9
Income from free-standing foreign currency hedges	20	18
Miscellaneous operating income	108	120

TOTAL	467	418

The change in other operating income is mainly due to the relatively substantial profit on disposal of non-current assets, and to the change in pension schemes in the previous year.

54 OTHER OPERATING EXPENSES

in EUR m	2016	2017
Exchange losses	72	82
Expenses from free-standing foreign currency hedges	9	13
Loss on disposal of non-current assets	25	16
Expenses related to pre-retirement part-time work schemes	2	2
Taxes	27	24
Miscellaneous operating expenses	143	79

TOTAL	278	216

The drop in other operating expenses of EUR 62 m was primarily attributable to the drop in miscellaneous operating expenses. The prior-year value was relatively high due to various one-off effects.

F.3-45

[8] Other information on the Group statement of profit or loss

During the 2017 financial year, personnel expenses from continuing operations of EUR 3.780 bn (2016: EUR 3.724 bn) were recognised in functional costs. The increase in the expenses was due mainly to the fact that restructuring costs were higher than in the previous year. Exchange rate effects had the opposite effect.

The figures for amortisation and depreciation are given in the segment information.

[9] Financial income and expenses

55 FINANCIAL INCOME

in EUR m	2016	2017
Net interest income from defined benefit plans, see Note [21]	7	6
Finance income from finance leases in accordance with IFRIC 4/IAS 17	15	10
Income from investments	1	1
Other interest and similar income	6	20

TOTAL	29	37

The increase in financial income can be attributed mainly to the increase in other interest and similar income.

56 FINANCIAL EXPENSES

in EUR m	2016	2017
Net interest expense from defined benefit plans, see Note [21]	30	34
Impairment of financial assets	4	1
Other interest and similar charges	319	267

TOTAL	353	302

The drop in other interest and similar charges is due primarily to lower financing costs and the drop in gross financial debt.

In interest income and interest expenses, gains and losses from fair value hedge accounting are offset against each other, in order to give a fair presentation of the economic effect of the underlying hedging relationship. Interest income and interest expenses relating to derivatives were also disclosed net. An overview of the composition of the financial result can be found in NOTE [27] FINANCIAL INSTRUMENTS.

[10] Taxes on income

57 INCOME TAX EXPENSE

in EUR m	2016	2017
Current tax expense (+) and income (–)	499	481
Tax expense (+) and income (–) relating to prior periods	23	–18
Deferred tax expense (+) and deferred tax income (–)	–98	–320

TOTAL	424	143

In the period under review, the tax expense and income relating to prior periods included current tax income of EUR 40 m (2016: current tax expense of EUR 15 m) and deferred tax expense of EUR 22 m (2016: deferred tax expense of EUR 8 m). Included in tax income and expense relating to prior periods are the positive and negative effects of facts established by external tax audits in various countries. Of the total amount of deferred tax income, EUR 295 m (2016: EUR 75 m) relates to the change in temporary differences.

The income tax expense disclosed for the 2017 financial year of EUR 143 m is EUR 317 m lower than the expected income tax expense of EUR 460 m, a theoretical figure arrived at by applying the German tax rate of 27.4 percent (2016: 27.4 percent) to Group profit before tax. Tax effects recognised directly in equity are shown in detail in NOTE [20].

F.3-46

The difference between the expected income tax expense and the figure disclosed is explained below:

58 EXPECTED AND DISCLOSED TAX EXPENSE

in EUR m	2016	2017
Profit before tax	1,751	1,679
Income tax rate of Linde AG (including trade tax, (in %))	27.4	27.4
EXPECTED INCOME TAX EXPENSE	480	460
Foreign tax rate differential	–54	–68
Effect of associates	–4	–6
Reduction in tax due to tax-free income	–96	–105
Increase in tax due to non-tax-deductible expenses	43	71
Tax expense and income relating to prior periods	23	–18
Effect of changes in tax rate	–9	–260
Change in other permanent differences	30	55
Other	11	14
INCOME TAX EXPENSE DISCLOSED	424	143
Effective tax rate (in %)	24.2	8.5

In the 2017 financial year, the corporate income tax rate in Germany was 15.0 percent (2016: 15.0 percent). Taking into account an average rate for trade earnings tax of 11.6 percent (2016: 11.6 percent) and the solidarity surcharge (0.8 percent in both 2017 and 2016), this produces a tax rate for German companies of 27.4 percent (2016: 27.4 percent). This tax rate is also used to calculate deferred tax at German companies.

Income tax rates for companies outside Germany vary between 9.0 percent and 40.0 percent.

The effect of changes in tax rate is due primarily to the remeasurement of deferred taxes in the US due to the US tax reform (tax income of EUR 250 m).

Temporary differences relating to investments in subsidiaries of EUR 259 m (2016: EUR 128 m) have not led to the recognition of deferred tax, either because the differences are not expected to reverse in the near future as a result of their realisation (due to distributions or the disposal of the company) or the profits are not subject to taxation.

In the reporting period, other changes consisted of an expense arising from a change in the valuation allowance of EUR 15 m (2016: income of EUR 3 m). As in the previous year, the recognition of a deferred tax asset in respect of losses brought forward not previously recognised and temporary differences did not have any positive impact. The positive impact of the utilisation of loss carryforwards in respect of which no deferred tax asset had yet been recognised was EUR 13 m (2016: EUR 4 m).

59 DEFERRED TAX ASSETS AND LIABILITIES

in EUR m	2016		2017
	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Intangible assets	5	702	8	516
Tangible assets	153	1,156	153	974
Financial assets	121	152	116	113
Current assets	381	589	331	392
Provisions	447	205	371	143
Liabilities	1,076	674	1,001	801
Tax loss carryforwards and tax credits	112	—	132	—
Amounts offset	–1,795	–1,795	–1,696	–1,696

TOTAL	500	1,683	416	1,243

F.3-47

The tax credits in the 2017 financial year related mainly to investment incentives, as in the prior year. Movements in deferred tax assets and liabilities result from the following items:

60 CHANGE IN DEFERRED TAX ASSETS AND LIABILITIES

in EUR m	2016	2017
Deferred tax assets at 01.01.	327	500
Deferred tax liabilities at 01.01.	–1,750	–1,683
NET AMOUNT AT 01.01.	–1,423	–1,183
Deferred tax expense (–)/income (+) through profit or loss	90	298
Change in deferred tax not affecting profit or loss	132	–59
of which in connection with provisions	133	–53
of which in connection with current assets	–1	–6
Exchange rate effects	–24	99
Other effects	42	18
NET AMOUNT AT 31.12.	–1,183	–827
Deferred tax assets at 31.12.	500	416
Deferred tax liabilities at 31.12.	–1,683	–1,243

The exchange rate effects mainly result from changes in exchange rates on deferred tax assets and liabilities denominated in currencies other than the euro. Of this amount, the exchange rate effects recognised in other comprehensive income amounted to EUR –16 m in 2017 (2016: EUR –8 m).

The other effects in 2017 result from the reclassification of deferred taxes relating to the gases business in Pakistan and to Tega, Technische Gase und Gastechnik GmbH, which were reclassified to non-current assets classified as held for sale and disposal groups (mainly a reduction in deferred tax liabilities on intangible assets and tangible assets in the amount of EUR 5 m) and from the decrease of deferred tax assets on tangible assets within the context of disposals (EUR 1 m). Another key factor influencing the other effects related to the change in deferred tax assets on tax credits in the amount of EUR 16 m due to investment incentives and similar programmes.

In 2016, the other effects resulted mainly from the addition of deferred tax assets on loss carryforwards (EUR 18 m) and on liabilities (EUR 6 m) in connection with the acquisition of American Home Patient, Inc., as well as from the recognition of the Gist division as a discontinued operation and the associated separate recognition of deferred tax liabilities on intangible assets (EUR 11 m) and on tangible assets (EUR 5 m).

Deferred tax disclosed in other comprehensive income not affecting profit or loss totalled EUR 411 m (2016: EUR 486 m). Of this amount, deferred tax assets of EUR 351 m (2016: EUR 419 m) were attributable to provisions and deferred tax assets of EUR 60 m (2016: EUR 67 m) were attributable to current assets.

Deferred tax assets are only recognised to the extent that it is probable that the deferred tax asset will be realised. As a result, deferred tax assets of EUR 191 m (2016: EUR 220 m) which relate to potential reductions in the tax base in the amount of EUR 1.037 bn (2016: EUR 993 m) were not recognised, as it is not probable that the underlying tax loss carryforwards and tax credits of EUR 924 m (2016: EUR 929 m) and deductible temporary differences of EUR 113 m (2016: EUR 64 m) will be utilised. Of the total amount of tax loss carryforwards and tax credits that were not recognised in the amount of EUR 924 m (2016: EUR 929 m), EUR 296 m (2016: EUR 191 m) may be carried forward for up to ten years and EUR 628 m (2016: EUR 738 m) may be carried forward for longer than ten years.

Deferred tax assets relating to tax loss carryforwards and tax credits of EUR 132 m (2016: EUR 112 m) were recognised on the basis of projections based largely on the management’s assessment, that it is sufficiently probable that the respective entities will generate a sufficiently positive tax result in the future against which the tax loss carryforwards and tax credits that have not yet been used can be offset in the eligible carryforward periods.

61 TAX LOSS CARRYFORWARDS NOT YET USED

in EUR m	2016	2017
May be carried forward for up to 10 years	282	261
May be carried forward for longer than 10 years	75	3
May be carried forward indefinitely	735	678

TOTAL	1,092	942

F.3-48

The movement in tax loss carryforwards is mainly due to additions in Indonesia, Saudi Arabia and Thailand, as well as to reductions in China, Brazil and Finland. There were also tax loss carryforwards relating to US state tax of EUR 729 m (2016: EUR 782 m).

Distributions to Linde AG shareholders do not have any impact on taxes on income at the level of Linde AG.

[11] Earnings per share

62 EARNINGS PER SHARE

in EUR m	2016	2017
Profit for the year from continuing operations – attributable to Linde AG shareholders	1,206	1,404
Shares in thousand units
Weighted average number of shares outstanding	185,636	185,638
Dilution as a result of share option schemes	360	—
Weighted average number of shares outstanding – diluted	185,996	185,638
EARNINGS PER SHARE FROM CONTINUING OPERATIONS IN EUR – UNDILUTED	6.50	7.56
EARNINGS PER SHARE FROM CONTINUING OPERATIONS IN EUR – DILUTED	6.48	7.56

The LTIP 2012 share option scheme was modified in the 2017 financial year: To date, whenever share options were exercised, compensation was provided in the form of either equity instruments or cash compensation. Since the second quarter of 2017, cash compensation has been the only option. This means that the exercise of share option schemes no longer has any diluting effect on the number of shares in 2017.

Further information about the option schemes is given in NOTE [26].

F.3-49

NOTES TO THE GROUP STATEMENT OF FINANCIAL POSITION

[12] Goodwill/other intangible assets

63 MOVEMENT SCHEDULE INTANGIBLE ASSETS – ACQUISITION COST

in EUR m	Goodwill	Customer relationships	Brands	Other intangible assets	Total
AS AT 01.01.2016	11,611	3,675	535	1,430	17,251
Currency adjustments	–7	–63	–2	1	–71
Additions due to acquisitions	146	29	7	—	182
Additions	—	—	—	52	52
Disposals	2	—	28	94	124
Reclassifications	—	—	—	29	29
Reclassification as assets held for sale	–336	–146	–2	–21	–505
AT 31.12.2016/01.01.2017	11,412	3,495	510	1,397	16,814
Currency adjustments	–723	–233	–39	–71	–1,066
Additions due to acquisitions	37	—	—	—	37
Additions	—	—	—	18	18
Disposals	2	1	—	18	21
Reclassifications	–7	7	—	5	5
Reclassification as assets held for sale	–30	–11	–1	–1	–43
AS AT 31.12.2017	10,687	3,257	470	1,330	15,744

64 SCHEDULE OF INTANGIBLE ASSETS – CUMULATIVE AMORTISATION

in EUR m	Goodwill	Customer relationships	Brands	Other intangible assets	Total
AS AT 01.01.2016	7	1,625	234	1,021	2,887
Currency adjustments	1	–13	–1	—	–13
Additions due to acquisitions	—	—	—	—	—
Amortisation	—	162	20	116	298
Impairments	—	—	—	7	7
Disposals	1	—	28	80	109
Reclassifications	—	—	—	11	11
Reclassification as assets held for sale	—	–94	—	–18	–112
AT 31.12.2016/01.01.2017	7	1,680	225	1,057	2,969
Currency adjustments	–1	–124	–17	–59	–201
Amortisation	—	143	19	102	264
Impairments	—	—	—	1	1
Disposals	—	1	—	15	16
Reclassification as assets held for sale	—	—	—	–1	–1
AS AT 31.12.2017	6	1,698	227	1,085	3,016
NET CARRYING AMOUNT AT 31.12.2016	11,405	1,815	285	340	13,845
NET CARRYING AMOUNT AT 31.12.2017	10,681	1,559	243	245	12,728

In the statement of financial position at 31 December 2017, the total figure for goodwill is EUR 10.681 bn (2016: EUR 11.405 bn). Goodwill arising on acquisitions made in the 2017 financial year was EUR 37 m (2016: EUR 146 m).

F.3-50

The total net carrying amount of trademarks acquired in the course of acquisitions was EUR 243 m (2016: EUR 285 m) at the reporting date. The brand names acquired in the course of the BOC acquisition and other acquisitions have been classified as intangible assets with finite useful lives since the 2011 financial year as a long-term rebranding programme for the relevant brands has begun. These brand names are amortised on a straight-line basis over a period of ten to twelve years. At 31 December 2017, their net carrying amount was EUR 141 m (2016: EUR 169 m).

The brand names acquired in the course of the Lincare acquisition have indefinite useful lives. These were the subject of an impairment test at the level of Lincare in 2017. The recoverable amount of goodwill was determined on the basis of its value in use. A discounted cash flow method was used for this purpose. The detailed planning period was five years. The growth rates assumed for the detailed planning period were based on the growth potential and market estimates for the forms of treatment and applications offered by Lincare. The operating margin was assumed to remain largely stable at the level seen in 2016 throughout the detailed planning period. A pre-tax interest rate of 10.9 percent and growth in the terminal value of 1 percent were used. The carrying amount at 31 December 2017 was EUR 102 m (2016: EUR 116 m).

The amortisation expense for intangible assets with finite useful lives of EUR 264 m (2016: EUR 298 m) was disclosed in functional costs, principally in marketing and selling expenses.

Software solutions are the main component of other intangible assets.

An impairment test of goodwill was carried out at 30 September 2017. No impairment losses were recognised as a result. The recoverable amount of goodwill was determined as its value in use, as in the previous year. To calculate its value in use, a discounted cash flow method was used. A detailed five-year plan was used as the basis for the calculation of cash flows. The economic growth rates and overall conditions assumed for the detailed planning period were based on the latest estimates from international economic research institute Oxford Economics. The operating margin in the individual segments was assumed to remain largely stable at the level seen in 2017 throughout the detailed planning period. The inflation assumption for the period extending beyond the planning period is 1.0 percent for all cash-generating units.

A change in the valuation assumptions that the management considers possible does not result in the carrying amount exceeding the recoverable amount.

65 ASSUMPTIONS FOR THE IMPAIRMENT TEST OF GOODWILL

	Carrying amount of allocated goodwill		Pre-tax WACC based on region-specific risk premiums at impairment test date		Post-tax WACC based on region-specific risk premiums at impairment test date		Average annual growth rate in gross domestic product in planning period		Average annual growth rate in industrial production in planning period		Long-term growth rate
	in EUR m		in percent		in percent		in percent		in percent		in percent
	31.12. 2016	31.12. 2017	30.09. 2016	30.09. 2017	30.09. 2016	30.09. 2017	2016	2017	2016	2017	2016	2017
EMEA	4,986	4,874	6.9	8.3	5.6	6.7	1.9	2.1	1.6	3.2	0.5	1.0
Asia/Pacific	1,992	1,874	7.0	8.4	5.5	6.6	4.2	4.4	3.7	5.4	0.8	1.0
Americas	4,150	3,661	8.0	9.5	5.4	6.6	2.0	2.1	1.8	3.4	0.8	1.0
Engineering Division	277	272	7.6	6.5	5.7	5.3	3.2	4.1	2.7	3.1	0.8	1.0
GROUP	11,405	10,681

F.3-51

[13] Tangible assets

66 SCHEDULE OF TANGIBLE ASSETS – ACQUISITION COST

in EUR m	Land, land rights and buildings	Technical equipment and machinery	Other equipment, furniture and fixtures	Plants under construction	Total
AS AT 01.01.2016	3,124	25,407	1,614	1,924	32,069
Currency adjustments	–37	110	12	22	107
Additions due to acquisitions	5	80	6	1	92
Additions	29	902	96	650	1,677
Disposals	62	451	64	115	692
Reclassifications	61	1,096	38	–1,194	1
Reclassification as assets held for sale	–160	–207	–26	–1	–394
AT 31.12.2016/01.01.2017	2,960	26,937	1,676	1,287	32,860
Currency adjustments	–128	–1,747	–69	–54	–1,998
Additions due to acquisitions	15	18	4	1	38
Additions	18	546	79	1,024	1,667
Disposals	30	274	66	5	375
Reclassifications	77	1,264	68	–1,289	120
Reclassification as assets held for sale	–7	–299	–3	–3	–312
AS AT 31.12.2017	2,905	26,445	1,689	961	32,000

67 SCHEDULE OF TANGIBLE ASSETS – CUMULATIVE DEPRECIATION

in EUR m	Land, land rights and buildings	Technical equipment and machinery	Other equipment, furniture and fixtures	Plants under construction	Total
AS AT 01.01.2016	1,505	16,514	1,147	121	19,287
Currency adjustments	–26	26	8	–2	6
Depreciation	89	1,383	121	—	1,593
Impairments	—	17	—	—	17
Disposals	33	372	58	114	577
Reclassifications	1	26	–14	—	13
Reclassification as assets held for sale	–91	–125	–19	—	–235
AT 31.12.2016/01.01.2017	1,445	17,469	1,185	5	20,104
Currency adjustments	–57	–1,072	–47	2	–1,174
Depreciation	88	1,401	125	—	1,614
Impairments	—	17	—	—	17
Disposals	18	265	55	—	338
Reclassifications	–1	62	—	7	68
Reclassification as assets held for sale	–4	–41	–2	—	–47
AS AT 31.12.2017	1,453	17,571	1,206	14	20,244
NET CARRYING AMOUNT AT 31.12.2016	1,515	9,468	491	1,282	12,756
NET CARRYING AMOUNT AT 31.12.2017	1,452	8,874	483	947	11,756

Tangible assets include leased buildings, technical equipment and machinery, and fixtures, with a carrying amount totalling EUR 76 m (2016: EUR 77 m). Due to the form of the underlying finance leases, these tangible assets are attributable to The Linde Group in its capacity as the economic owner of the assets. Of the total of EUR 76 m, EUR 20 m (2016: EUR 22 m) relates to land and buildings, EUR 5 m (2016: EUR 12 m) to technical equipment and machinery and EUR 51 m (2016: EUR 42 m) to vehicles.

F.3-52

Also included in tangible assets is technical equipment held under embedded operating leases on the sales side. Of the total minimum lease payments due in future from the customer from such embedded operating leases, EUR 71 m is due within one year (2016: EUR 75 m). EUR 286 m is due within one to five years (2016: EUR 309 m) and EUR 620 m is due in more than five years (2016: EUR 741 m).

Impairment tests were based on the recoverable amount of the assets examined, whereby generally the value in use was applied. The discount rates used (WACC) were based on those used in the impairment test for goodwill. Impairment losses of EUR 17 m were recognised in 2017 (2016: EUR 17 m). The impairment losses related mainly to production plants and were allocated to the following segments: EMEA EUR 1 m (2016: EUR 4 m), Asia/Pacific EUR 16 m (2016: EUR 9 m) and Americas EUR 0 m (2016: EUR 3 m). No impairments were recognised in the Engineering Division (2016: EUR 1 m). The impairment losses relating to tangible assets are largely included in cost of sales and in research and development costs.

There were no reversals of impairment losses in 2017 or in 2016.

Borrowing costs during the construction phase of EUR 11 m (2016: EUR 24 m) were capitalised, based on a pre-tax interest rate of 2.5 to 3.1 percent (2016: 3.1 to 3.8 percent).

The cost of tangible assets was reduced in the 2017 financial year by government grants of EUR 2 m (2016: EUR 3 m).

Tangible assets of EUR 47 m (2016: EUR 48 m) were pledged as security.

[14] Investments in associates and joint ventures/other financial assets

68 SCHEDULE OF FINANCIAL ASSETS – ACQUISITION COST

in EUR m	Investments in associates and joint ventures (at equity)	Other investments	Non-current loans[1]	Total
AS AT 01.01.2016	253	61	30	344
Currency adjustments	–1	—	–2	–3
Additions	19	21	11	51
Disposals	21	1	—	22
Reclassifications	—	–10	–2	–12
AT 31.12.2016/01.01.2017	250	71	37	358
Currency adjustments	–19	–3	–4	–26
Additions	27	15	22	64
Disposals	28	4	1	33
Reclassifications	—	–13	–2	–15
Reclassification as assets held for sale	—	—	–1	–1
AS AT 31.12.2017	230	66	51	347

[1]	EUR 35 m (2016: EUR 18 m) of the non-current loans relates to loans to associates and joint ventures.

69 SCHEDULE OF FINANCIAL ASSETS – CUMULATIVE AMORTISATION

in EUR m	Investments in associates and joint ventures (at equity)	Other investments	Non-current loans	Total
AS AT 01.01.2016	11	24	10	45
Currency adjustments	—	1	–1	—
Impairments	—	6	2	8
Disposals	—	1	—	1
Reclassifications	—	–4	—	–4
AT 31.12.2016/01.01.2017	11	26	11	48
Currency adjustments	—	–3	–1	–4
Impairments	—	1	—	1
Reclassification as assets held for sale	—	—	–1	–1
AS AT 31.12.2017	11	24	9	44
NET CARRYING AMOUNT AT 31.12.2016	239	45	26	310
NET CARRYING AMOUNT AT 31.12.2017	219	42	42	303

F.3-53

The share of profit or loss from associates and joint ventures in the 2017 financial year was EUR 19 m (2016: EUR 13 m). Within the Gases Division, EUR 4 m of the total figure related to EMEA (2016: EUR 4 m), EUR 15 m to the Asia/Pacific segment (2016: EUR 9 m) and EUR 2 m to the Americas segment (2016: EUR 0 m).

Of the profit or loss from associates and joint ventures, there were unrecognised losses of EUR 2 m (2016: EUR 1 m) as at 31 December 2017.

On the reporting date, there were no contingent liabilities relating to shares in associates or joint ventures (2016: EUR 0 m). There were no payment obligations relating to joint ventures and associates that had not been recognised in the statement of financial position (2016: EUR 1 m) at at 31 December 2017. As in the previous year, there were no significant restrictions on the ability of the associates and joint ventures to transfer dividends or funds to Linde or to repay loans to Linde.

More information about associates and joint ventures is given in NOTE [39].

70 AGGREGATE FINANCIAL INFORMATION ABOUT JOINT VENTURES (AT EQUITY)

in EUR m	2016	2017
Profit for the year	14	21
Other comprehensive income (net of tax)	–2	–11

TOTAL COMPREHENSIVE INCOME	12	10

Aggregate financial information about associates based on the investment in those associates held by Linde is immaterial and is therefore not disclosed separately.

[15] Inventories

71 INVENTORIES

in EUR m	31.12.2016	31.12.2017
Raw materials, consumables and supplies	106	102
Unfinished goods, services in progress	192	239
Finished goods	601	561
Merchandise	223	200
Prepayments	109	109

TOTAL	1,231	1,211

At 31 December 2017, the total inventory allowance was EUR 129 m (2016: EUR 138 m). The inventories recognised as an expense in the 2017 financial year came to EUR 9.738 bn (2016: EUR 9.480 bn).

F.3-54

[16] Receivables from finance leases, trade receivables, miscellaneous receivables and assets and income tax receivables

72 RECEIVABLES AND OTHER ASSETS

	Current		Non-current		Total
in EUR m	31.12.2016	31.12.2017	31.12.2016	31.12.2017	31.12.2016	31.12.2017
RECEIVABLES FROM FINANCE LEASES	49	33	165	70	214	103
Receivables from percentage of completion contracts	160	188	—	—	160	188
Miscellaneous trade receivables	2,595	2,480	2	6	2,597	2,486
TRADE RECEIVABLES	2,755	2,668	2	6	2,757	2,674
Other tax receivables	198	185	21	13	219	198
Derivatives with positive fair values	119	75	95	92	214	167
Prepaid pension costs	—	—	115	139	115	139
Other receivables and assets	471	446	147	137	618	583
MISCELLANEOUS RECEIVABLES AND ASSETS	788	706	378	381	1,166	1,087
INCOME TAX RECEIVABLES	199	227	7	12	206	239

Receivables from finance leases

Almost all the receivables from finance leases relate to agreements which are classified as embedded finance leases according to IFRIC 4/IAS 17. The counterparty risk arising from receivables from finance leases is covered by the air separation plants and other plants underlying the contracts.

The EUR 111 m drop in receivables from finance leases is attributable largely to the amendment of an on-site agreement and the resulting reclassification.

73 RECEIVABLES FROM FINANCE LEASES

in EUR m	31.12.2016	31.12.2017
TOTAL FUTURE MINIMUM LEASE PAYMENTS (GROSS INVESTMENT)	252	116
due within one year	61	38
due in one to five years	161	72
due in more than five years	30	6
PRESENT VALUE OF MINIMUM LEASE PAYMENTS	214	103
due within one year	49	33
due in one to five years	138	66
due in more than five years	27	4
UNEARNED FINANCE INCOME INCLUDED IN THE MINIMUM LEASE PAYMENTS	38	13

Receivables from percentage of completion contracts

Receivables from percentage of completion (PoC) contracts comprise the aggregate amount of costs incurred and recognised profits, less advance payments received.

At the reporting date, costs incurred and profits recognised on long-term construction contracts amounted to EUR 4.937 bn (2016: EUR 5.035 bn), offset against advance payments of EUR 5.808 bn (2016: EUR 5.846 bn). This gave rise to receivables of EUR 188 m (2016: EUR 160 m) and liabilities of EUR 1.060 bn (2016: EUR 971 m).

Miscellaneous trade receivables

Miscellaneous trade receivables are due from a large number of customers in a wide variety of industry sectors and many different regions. To assess the recoverability of accounts receivable, the creditworthiness of customers is subject to constant review. Credit loss insurance is taken out if required.

F.3-55

74 FINANCIAL ASSETS PAST DUE BUT NOT IMPAIRED

2016, in EUR m	< 30 days	30–60 days	60–90 days	90–180 days	>180 days
Trade receivables	353	48	29	18	—
Other receivables and assets	1	—	—	1	1
2017, in EUR m
Trade receivables	236	52	27	2	8
Other receivables and assets	3	—	—	—	—

In the case of financial assets which are neither past due nor impaired, there were no indications at the reporting date of any potential impairment.

[17] Securities

Short-term securities increased during the 2017 financial year, namely by EUR 492 m from EUR 131 m to EUR 623 m, mainly as a result of purchases.

There were held-to-maturity securities at 31 December 2017 of EUR 12 m (2016: EUR 13 m).

[18] Cash and cash equivalents

Cash and cash equivalents of EUR 1.432 bn (2016: EUR 1.463 bn) comprised mainly cash at banks and money market funds which have maturities of three months or less.

75 CASH AND CASH EQUIVALENTS

in EUR m	31.12.2016	31.12.2017
Bank balances	884	985
Money market funds	99	239
Cheques	4	3
Cash	3	2
Cash equivalents	473	203

TOTAL	1,463	1,432

The cash equivalents include an amount of EUR 193 m (2016: EUR 464 m) for bilateral Credit Support Annexes (CSAs). Explanatory information on CSAs can be found in NOTE [27] FINANCIAL INSTRUMENTS.

[19] Non-current assets classified as held for sale and disposal groups

On 31 December 2017, assets in the amount of EUR 941 m and liabilities in the amount of EUR 209 m were reported as non-current assets classified as held for sale and disposal groups.

These mainly relate to the logistics company Gist. Since December 2016, Gist’s business has been held for sale and reported as a discontinued operation. This means that assets with a carrying amount of EUR 595 m and liabilities with a carrying amount of EUR 145 m were reclassified within the Group statement of financial position. These mainly relate to goodwill (EUR 214 m), tangible assets (EUR 112 m) and trade receivables (EUR 113 m).

The cash flow from investing activities from discontinued operations in the amount of EUR –28 m largely includes cash outflows for investments in tangible assets.

Due to the size and complexity of the business to be sold, the negotiations are taking longer than planned. Nevertheless, the sale is still considered to be extremely probable, and the transaction is expected to be completed within the next twelve months.

Furthermore, assets in the amount of EUR 61 m and liabilities in the amount of EUR 29 m were reported as non-current disposal groups held for sale. These relate to the gases business in Pakistan. The sale agreement was signed in the second quarter. The sale was completed in mid-January of this year.

In July 2017, the management decided to sell part of a production site within the EMEA segment. This means that assets worth EUR 219 m where reclassified to assets held for sale and disposal groups. The sale has already been concluded and will be executed in the course of the first quarter of 2018.

The German subsidiary Tega – Technische Gase und Gasetechnik GmbH is also to be sold in the first quarter of 2018. Assets with a carrying amount of EUR 60 m and liabilities in the amount of EUR 35 m were reclassified

A further EUR 6 m relates to the planned sale of vehicles in the Asia/Pacific segment. The vehicles were purchased in the previous year and are to be sold again as part of a sale and operating lease-back agreement.

F.3-56

The gases business in Slovenia, Bosnia and Croatia (assets worth around EUR 20 m and liabilities totalling EUR 4 m) was sold as planned in 2017. The proceeds from the disposal amounted to less than EUR 1 m (rounded to EUR 0 m).

The cumulative changes in equity not recognised in profit or loss contain expenses relating to the foreign currency valuation of the assets and liabilities reported as held for sale amounting to EUR 122 m on the reporting date.

76 PROFIT FROM DISCONTINUED OPERATIONS

in EUR m	2016	2017
Revenue	602	591
Expenses	582	561
Loss resulting from valuation at fair value	75	—
PROFIT BEFORE TAX FROM DISCONTINUED OPERATIONS	–55	30
Income tax income from ordinary activities	–3	—
PROFIT FOR THE YEAR FROM DISCONTINUED OPERATIONS	–52	30
attributable to Linde AG shareholders	–52	30

[20] Equity

77 EQUITY

in EUR	31.12.2016	31.12.2017
SHARE CAPITAL	475,476,940.80	475,476,940.80
Nominal value of own shares	243,479.04	243,479.04
ISSUED SHARE CAPITAL	475,233,461.76	475,233,461.76
AUTHORISED CAPITAL (TOTAL)	94,000,000.00	94,000,000.00
Authorised Capital I	47,000,000.00	47,000,000.00
Authorised Capital II	47,000,000.00	47,000,000.00
CONDITIONALLY AUTHORISED CAPITAL (TOTAL)	57,240,000.00	57,240,000.00
2012 Conditionally Authorised Capital	10,240,000.00	10,240,000.00
2013 Conditionally Authorised Capital	47,000,000.00	47,000,000.00

Share capital

The company’s share capital at the reporting date amounts to EUR 475,476,940.80 and is fully paid up. It is divided into

185,733,180 shares at a notional par value of EUR 2.56 per share. The shares are no-par value bearer shares. Each share confers a voting right and is entitled to dividend. In accordance with § 71b of the German Stock Corporation Act (AktG), the company is not entitled to dividends or to voting rights in respect of the 95,109 own shares it holds at 31 December 2017.

No new no-par value shares were issued in the 2017 financial year. This means that the company’s share capital did not change year-on-year.

78 NUMBER OF SHARES

	2016	2017
NUMBER OF SHARES AT 01.01.	185,733,180	185,733,180
Number of shares at 31.12.	185,733,180	185,733,180
Own shares	95,109	95,109
NUMBER OF SHARES OUTSTANDING AT 31.12.	185,638,071	185,638,071
Number of shares Authorised Capital I	18,359,375	18,359,375
Number of shares Authorised Capital II	18,359,375	18,359,375

F.3-57

Capital reserve

The capital reserve comprises, among other things, the accumulated premiums arising on the issue of shares and the expenses relating to the issue of option rights to employees in accordance with IFRS 2 Share-based Payments. The LTIP 2012 share option scheme was modified in the 2017 financial year. The options are now settled in cash, as opposed to in the form of equity instruments. Further information can be found in NOTE [26] SHARE OPTION SCHEMES.

Revenue reserves

Included under this heading are the past earnings of the companies included in the Group financial statements, to the extent that these have not been distributed.

In addition, the effects of the remeasurement of defined benefit plans and the effects of the limit on a defined benefit asset (asset ceiling as set out in IAS 19.64) have been recognised in revenue reserves. This makes it quite clear that these amounts will not be transferred to profit or loss in future periods. A deferred tax effect of EUR –67 m was recognised in the movement in revenue reserves as a result of actuarial gains and losses (2016: EUR 125 m).

Cumulative changes in equity not recognised through the statement of profit or loss

Disclosed under this heading are the differences arising on the translation of the financial statements of foreign subsidiaries and gains or losses on the remeasurement of securities and hedging instruments, accounted for in equity rather than being recognised in the statement of profit or loss. In the 2017 financial year, the depreciation of the US dollar and the British pound against the euro, in particular, resulted in a high exchange rate effect compared with the previous year.

Movements in cumulative changes in equity not recognised in profit or loss were as follows:

79 MOVEMENT IN CUMULATIVE CHANGES IN EQUITY NOT RECOGNISED THROUGH THE STATEMENT OF PROFIT OR LOSS

in EUR m	2016			2017
	Before tax	Tax effect	Net	Before tax	Tax effect	Net
MOVEMENT IN CURRENCY TRANSLATION DIFFERENCES	–132	—	–132	–1,782	—	–1,782
MOVEMENT IN UNREALISED GAINS/LOSSES ON AVAILABLE-FOR-SALE FINANCIAL ASSETS	1	—	1	8	–2	6
Movement in accumulated unrealised gains/losses	1	—	1	8	–2	6
MOVEMENT IN UNREALISED GAINS/ LOSSES ON HEDGING INSTRUMENTS	40	—	40	348	–6	342
Movement in accumulated unrealised gains/losses	64	–7	57	367	–11	356
Realised gains/losses	–24	7	–17	–19	5	–14

Non-controlling interests

80 NON-CONTROLLING INTERESTS

in EUR m	31.12.2016	31.12.2017
LINDE LIENHWA INDUSTRIAL GASES CO. LTD., Taiwan	272	274
African Oxygen Limited, South Africa	94	97
BOC-TISCO GASES CO., Ltd., China	61	52
Ma'anshan BOC-Ma Steel Gases Company Limited, China	47	46
Shanghai HuaLin Industrial Gases Co. Ltd., China	47	44
LINDE INDIA LIMITED, India	46	43
Linde Gas Algerie S.p.A., Algeria	34	31
MIG Production Company Limited, Thailand	35	29
Saudi Industrial Gas Company, Saudi Arabia	32	27
Linde Engineering (Dalian) Co. Ltd., China	23	25
Various other companies	212	209

TOTAL	903	877

F.3-58

The voting rights of non-controlling shareholders correspond to their share of the equity in the companies concerned in each case. Detailed information about individual subsidiaries which have non-controlling shareholders is not disclosed due to the individual figures not being material. Further information about the individual companies is given in the list of shareholdings on PAGES 173

TO 185.

Capital structure management

Linde’s capital structure management is based on various financial performance indicators such as the equity ratio and the dynamic indebtedness factor. Linde aims to achieve an upper threshold for the dynamic indebtedness factor of 2.5. The aim of the capital structure management is to obtain unrestricted access to the capital market and to achieve a strong investment grade rating. Linde has a EUR 2.5 bn syndicated revolving credit line at its disposal, which is available until 2020. At 31 December 2017, financial debt came to EUR 8.019 bn (31 December 2016: EUR 8.528 bn) and the equity ratio came to 44.9 percent (31 December 2016: 44.0 percent).

[21] Provisions for pensions and similar obligations

81 PROVISIONS FOR PENSIONS AND SIMILAR OBLIGATIONS

in EUR m	31.12.2016	31.12.2017
Provisions for pension plans	1,552	1,273
Provisions for similar obligations	12	7
TOTAL PROVISIONS	1,564	1,280
Prepaid pension costs	115	139

Different countries have different pension systems, due to the variety of legal, economic and fiscal conditions applicable in each country. These are generally based on the remuneration and length of service of the employees.

The provisions for similar obligations include bridging allowances in Germany as well as other obligations.

Occupational pension schemes can be either defined contribution or defined benefit schemes.

In the case of defined benefit plans, the company’s obligation is to meet the defined benefit commitments to current and former employees. Two different methods can be distinguished: the recognition of provisions for pensions and the use of externally financed pension schemes. The Linde Group’s main defined benefit plans are described below.

The defined benefit commitments in Germany relate to old age pensions, invalidity pensions and surviving dependants pensions. These commitments are based principally on defined contribution pension rules, whereby vested rights for periods of service prior to 1 January 2002 based on earlier final-salary pension scheme rules have to be taken into account. In addition, there are direct commitments in respect of the salary conversion scheme in the form of cash balance plans. The resulting pension payments are calculated on the basis of an interest guarantee and the performance of the corresponding investment. There are no minimum funding requirements. The pension obligations in Germany are partly funded by a Contractual Trust Arrangement (CTA).

Defined benefit commitments in the UK agreed prior to 1 July 2003 are earnings-related and dependent on the period of service, and relate to old age pensions, invalidity pensions and surviving dependants pensions.

With effect from 1 April 2011, the amount of future increases in inflation-linked pensions and of increases in pensionable emoluments was restricted.

Legal, regulatory and contractual minimum funding requirements are in place. Regulatory funding obligations to resolve a deficit, based on the local valuation, mainly relate to the UK. Negotiations on a multi-year funding plan are currently being conducted with the trustees. The annual payments are expected to come to around GBP 40 m. In addition, there are a small number of such obligations in Ireland and Canada as well. Pension obligations in the UK are to a great extent funded. Defined benefit pension plans were closed to new entrants from 1 July 2003.

Defined benefit commitments in the United States relate to old age pensions, invalidity pensions and surviving dependants pensions. The commitments are based on pension regulations which are dependent on the period of service and salary of the employee. Most of the pension plans take the form of cash balance plans. The plan participants have the option to take a lump-sum payment or annual pension payments. The cash balance plan was closed to new entrants with effect from 1 July 2016. For existing plan participants, the cash balance plan will come to an end in 2021. Legal and regulatory minimum funding requirements are in place.

The amount of the pension obligation (actuarial present value of the defined benefit obligation, or DBO) was calculated using actuarial valuation methods, which require the use of estimates. In addition to assumptions about mortality and disability, the following assumptions, which depend on the economic situation in that particular country, are also relevant; for countries classed as “Other Europe” and “Other countries”, weighted average figures based on the obligation are given:

F.3-59

82 ASSUMPTIONS USED TO CALCULATE THE PROVISIONS FOR PENSIONS

	Germany		UK		Other Europe		USA		Other countries
in percent	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017
Discount rate	1.90	1.90	2.70	2.50	1.55	1.63	3.40	3.10	4.40	3.73
Growth in future benefits	2.53	2.50	2.50	2.50	1.64	2.04	—	—	3.71	3.66
Growth in pensions	1.65	1.62	3.40	3.30	1.09	1.23	1.88	1.78	1.51	1.19

The growth in future benefits comprises expected future increases in salaries, which are estimated annually, taking inflation and the economic situation into account.

The sensitivity analysis below demonstrates the extent to which the present value of the defined benefit obligation changes when, in each case, just one of the actuarial assumptions changes while the other actuarial assumptions remain the same.

For the pension plans in Germany, an increase of one year in life expectancy would result in an increase in the defined benefit obligation of 5.4 percent. The sensitivity analysis of life expectancy in Germany is based on pension funds held at 31 December 2016.

For the pension plans in the UK, an increase of one year in life expectancy would result in an increase in the DBO of 4.0 percent (2016: 4.0 percent). For the pension plans in the United States, no sensitivity analysis of life expectancy was prepared, as the plan participants generally avail themselves of the option to be paid a lump sum.

In Germany, life expectancy is calculated on the basis of the “2005 G mortality tables” produced by Professor Dr Klaus Heubeck. Pension plans in the UK use their own mortality tables and biometric assumptions. These are determined on the basis of actual experience in a pool of comparable pension plans. At the reporting date, the average life expectancy applicable to pension plans in the UK is 22.4 years for a male pensioner aged 65 (2016: 22.0 years) and 24.3 years for a female pensioner aged 65 (2016: 23.6 years), while the future average life expectancy at the pensionable age of 65 for active members of the pension plans is currently 24.8 years for men aged 45 (2016: 23.9 years) and 27.1 years for women aged 45 (2016: 26.2 years).

The weighted average duration of the defined benefit obligations in The Linde Group at 31 December 2017 is 17.1 years (2016: 17.8 years).

83 SENSITIVITY ANALYSIS

in EUR m	Change	Discount rate		Growth in future benefits		Growth in pensions
		+50 bp	–50 bp	+50 bp	–50 bp	+50 bp	–50 bp
Germany	31.12.2016	–133	151	12	–13	72	–66
	31.12.2017	–130	147	11	–11	68	–63
UK	31.12.2016	–396	437	15	–15	353	–326
	31.12.2017	–340	390	17	–17	318	–283
Other Europe	31.12.2016	–48	54	6	–5	32	–28
	31.12.2017	–41	46	5	–5	28	–25
USA	31.12.2016	–27	28	—	—	—	—
	31.12.2017	–19	20	—	—	—	—
Other countries	31.12.2016	–12	13	3	–7	3	–3
	31.12.2017	–10	12	3	–6	2	–2

TOTAL	31.12.2016	–616	683	36	–40	460	–423

	31.12.2017	–540	615	36	–39	416	–373

F.3-60

84 RECONCILIATION OF THE DBO AND OF THE PLAN ASSETS

	Germany		UK		Other Europe		USA		Other countries		Total
in EUR m	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets
AS AT 01.01.2016	1,391	–807	4,030	–3,957	590	–353	597	–562	270	–261	6,878	–5,940
Service cost	34	—	13	—	–11	—	1	—	11	—	48	—
Current service cost	34	—	24	—	17	—	19	—	11	—	105	—
Past service cost	—	—	–11	—	–20	—	—	—	—	—	–31	—
Effects of plan curtailments	—	—	—	—	–1	—	–18	—	—	—	–19	—
Effects from plan settlements	—	—	—	—	–7	—	—	—	—	—	–7	—
Interest expense (+)/interest income (–)	34	–21	138	–133	11	–6	21	–20	12	–13	216	–193
Remeasurements	139	–50	905	–401	25	–8	—	–15	–6	1	1,063	–473
Return on plan assets (excluding amounts included in interest expenses and income)	—	–50	—	–401	—	–8	—	–15	—	1	—	–473
Actuarial gains (–)/losses (+)	139	—	905	—	25	—	—	—	–6	—	1,063	—
Effects from changes in demographic assumptions	—	—	—	—	2		–7	—	1	—	–4	—
Effects from changes in financial assumptions	151	—	936	—	24	—	7	—	–2	—	1,116	—
Effects from changes in experience assumptions	–12	—	–31	—	–1	—	—	—	–5	—	–49	—
Effect due to asset ceiling	—	—	—	—	—	—	—	—	—	—	—	—
Employers’ contributions	—	—	—	–54	—	–12	—	—	—	–9	—	–75
Employees’ contributions	13	–13	1	–1	3	–3	—	—	1	–1	18	–18
Pension payments made	–51	1	–160	160	–21	14	–33	29	–29	26	–294	230
Settlement payments	—	—	—	—	–18	18	—	—	–2	2	–20	20
Effects of changes in exchange rates	—	—	–569	541	1	–6	19	–18	14	–16	–535	501
Changes in Group structure/other changes	—	—	–82	85	3	–3	—	—	–5	13	–84	95
AT 31.12.2016/01.01.2017	1,560	–890	4,276	–3,760	583	–359	605	–586	266	–258	7,290	–5,853
Service cost	41	—	25	—	–9	—	7	—	10	—	74	—
Current service cost	41	—	25	—	15	—	19	—	10	—	110	—
Past service cost	—	—	—	—	1	—	—	—	—	—	1	—
Effects of plan curtailments	—		—		–13		—		—		–13	—
Effects from plan settlements	—	—	—	—	–12	—	–12	—	—	—	–24	—
Interest expense (+)/interest income (–)	30	–17	106	–96	8	–4	18	–17	11	–11	173	–145
Remeasurements	–8	–8	–89	–135	–5	–11	14	–20	11	–9	–77	–183
Return on plan assets (excluding amounts included in interest expenses and income)	—	–8	—	–135	—	–11	—	–20	—	–9	—	–183
Actuarial gains (– )/losses (+)	–8	—	–89	—	–5	—	14	—	11	—	–77	—
Effects from changes in demographic assumptions	—	—	–45	—	—	—	5	—	—	—	–40	—

F.3-61

84 RECONCILIATION OF THE DBO AND OF THE PLAN ASSETS

	Germany		UK		Other Europe		USA		Other countries		Total
in EUR m	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets
Effects from changes in financial assumptions	2	—	54	—	1	—	13	—	6	—	76	—
Effects from changes in experience assumptions	–10	—	–98	—	–6	—	–4	—	5	—	–113	—
Effect due to asset ceiling											—	—
Employers’ contributions	—	–1	—	–32	—	1	—	—	—	–9	—	–41
Employees’ contributions	13	–13	—	—	4	–4	—	—	1	–1	18	–18
Pension payments made	–51	2	–167	167	–23	15	–33	29	–27	25	–301	238
Settlement payments	—	—	—	—	–26	26	–104	104	—	—	–130	130
Effects of changes in exchange rates	—	—	–169	151	–24	17	–70	66	–20	15	–283	249
Changes in Group structure/other changes	–12	1	—	3	2	–2	—	—	–1	2	–11	4
AS AT 31.12.2017	1,573	–926	3,982	–3,702	510	–321	437	–424	251	–246	6,753	–5,619

In 2017, the restructuring and (in some cases) settlement of pension plans in the Netherlands, Spain, Finland and the US had a positive impact on operating profit in the amount of EUR 36 m in total.

In the previous year, such measures had had a positive impact on operating profit in the amount of EUR 57 m.

Actual income from plan assets in external pension funds in 2017 was EUR 328 m (2016: EUR 666 m). This was higher than the interest income from plan assets of EUR 145 m (2016: EUR 193 m) calculated at the corresponding DBO interest rate.

Employer’s contributions in the 2017 financial year totalled EUR 41 m (2016: EUR 75 m).

Payments of employer’s contributions to increase plan assets in external pension funds in the 2018 financial year are expected to amount to EUR 83 m. The drop in the expected contributions as against the previous year (2016: EUR 123 m) is mainly due to the lower expected special payments in the UK to close the ongoing shortfall in the UK pension plans in accordance with local valuation rules.

The expense for newly acquired pension entitlements in the financial year and the net interest cost for each respective financial year are determined each year on the basis of the prior year’s net obligation at the reporting date.

F.3-62

85 PENSION EXPENSE RELATING TO DEFINED BENEFIT PLANS

in EUR m	Germany		UK		Other Europe		USA		Other countries		Total
	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017
Service cost	34	41	13	25	–11	–9	1	7	11	10	48	74
Current service cost	34	41	24	25	17	15	19	19	11	10	105	110
Past service cost	—	—	–11	—	–20	1	—	—	—	—	–31	1
Gains (–)/losses (+) from plan curtailments	—	—	—	—	–1	–13	–18	—	—	—	–19	–13
Gains (–)/losses (+) from plan settlements	—	—	—	—	–7	–12	—	–12	—	—	–7	–24
Net interest expense (+)/income (–)	13	13	5	10	5	4	1	1	–1	—	23	28
Interest expense from DBO	34	30	138	106	11	8	21	18	12	11	216	173
Interest income from plan asset	–21	–17	–133	–96	–6	–4	–20	–17	–13	–11	–193	–145
Other effects recognised in the statement of profit or loss	—	—	3	2	1	—	—	—	1	—	5	2
Total net pension cost	47	54	21	37	–5	–5	2	8	11	10	76	104

For the external financing of defined benefit obligations, The Linde Group uses standard international models for the transfer of pension assets (e.g. pension funds and Contractual Trust Arrangements). Pension plans financed via external pension funds exist principally in Australia, Canada, Germany, Ireland, South Africa, Switzerland, the UK and the US.

In some countries, Linde is obliged to make contributions to plan assets as a result of legal requirements or contractual agreements. In certain countries, however, these increases in plan assets will not lead to the recognition of an asset because of the asset ceiling described in IAS 19.64 (IFRIC 14). In 2017, as in the previous year, there was no asset ceiling.

86 FUNDING STATUS OF THE DEFINED BENEFIT OBLIGATION

in EUR m	Germany		UK		Other Europe		USA		Other countries		Total
	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017
Actuarial present value of pension obligations (defined benefit obligation)	1,560	1,573	4,276	3,982	583	510	605	437	266	251	7,290	6,753
of which unfunded pension obligations	74	61	—	—	141	132	81	77	42	22	338	292
of which funded pension obligations	1,486	1,512	4,276	3,982	442	378	524	360	224	229	6,952	6,461
Fair value of plan assets	–890	–926	–3,760	–3,702	–359	–321	–586	–424	–258	–246	–5,853	–5,619
NET OBLIGATION	670	647	516	280	224	189	19	13	8	5	1,437	1,134
AMOUNT AT 31.12.	670	647	516	280	224	189	19	13	8	5	1,437	1,134
of which pension provision (+)	670	647	522	305	224	189	83	78	53	54	1,552	1,273
of which pension asset (–)	—	—	–6	–25	—	—	–64	–65	–45	–49	–115	–139

The Linde Group is exposed to various risks in relation to defined benefit pension schemes. In addition to general actuarial risks, the Group is exposed to currency risk and investment risk in respect of the plan assets. SEE OPPORTUNITY AND RISK REPORT, PAGES 75 TO 89.

Plan assets and the defined benefit obligation may fluctuate over time. To compensate for such fluctuations, potential fluctuations in the defined benefit obligation are taken into account in the course of the investment management of the plan assets. In ideal circumstances, plan assets and pension obligations are influenced in the same way by external factors, which provides a natural protection against such factors (liability-driven investment). Moreover, the broadly-based portfolio structure of plan assets in The Linde Group results in diversification of capital market risk.

F.3-63

87 PORTFOLIO STRUCTURE OF PENSION ASSETS

	Germany		UK		Other Europe		USA		Other countries		Total
in EUR m	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016	in %	2017	in %
Shares	221	250	630	694	91	82	98	49	81	74	1,121	19.2	1,149	20.4
Fixed-interest securities	449	459	2,438	2,292	125	136	388	290	105	98	3,505	59.9	3,275	58.3
Property	49	38	88	24	45	44	—	—	10	9	192	3.3	115	2.0
Insurance	—	—	—	—	72	33	—	—	17	16	89	1.5	49	0.9
Others	171	179	604	692	26	26	100	85	45	49	946	16.1	1,031	18.4

TOTAL	890	926	3,760	3,702	359	321	586	424	258	246	5,853	100.0	5,619	100.0

Plan assets comprise mainly shares and fixed-interest securities. Prices quoted in an active market are not available in the case of property and insurance. Around half of the fixed-interest securities relate to government bonds issued by first-rate debtors (the UK, the US and Germany) as part of the “liability-driven investment” strategies pursued by the corresponding pension plans, while the rest relate to broadly diversified portfolios of bonds issued by companies and emerging markets, as well as loans to finance companies and property.

Financial instruments issued by companies in The Linde Group are not included in plan assets to any significant extent. The plan assets do not include any real estate used by Group companies.

Defined contribution plans

The total of all pension costs relating to defined contribution plans was EUR 202 m (2016: EUR 200 m). Of this amount, contributions to state pension schemes in 2017 totalled EUR 122 m (2016: EUR 124 m).

[22] Miscellaneous provisions

88 MISCELLANEOUS PROVISIONS

	Current		Non-current		Total
in EUR m	2016	2017	2016	2017	2016	2017
PROVISIONS FOR TAXES	27	27	—	—	27	27
Obligations from delivery transactions	123	70	61	14	184	84
Warranty obligations and risks from transactions in course of completion	79	62	23	24	102	86
Provisions for legal disputes	45	40	60	38	105	78
Obligations relating to personnel	546	514	63	83	609	597
Dismantling obligations	6	8	259	252	265	260
Restructuring provisions	94	201	3	36	97	237
Provisions for follow-up costs	88	85	—	—	88	85
Other obligations	132	102	57	31	189	133
OTHER PROVISIONS	1,113	1,082	526	478	1,639	1,560

TOTAL	1,140	1,109	526	478	1,666	1,587

Provisions for taxes include only other taxes.

The provisions for warranties and onerous contracts consist principally of provisions for onerous contracts, guarantees and warranties. The provisions for warranties relate mainly to the Engineering Division and are generally utilised within three years.

The provisions for obligations relating to personnel comprise mainly provisions for profit-sharing.

The provisions for dismantling obligations are stated at the discounted settlement amount on the date the plant comes on stream. A corresponding item is recognised in tangible assets and is subject to depreciation. The provision is compounded over the duration of the underlying contracts. Due to the wide range of residual terms of the contracts, the residual term of the provision falls mainly in a range of between one and twenty years. Changes in estimates, where these involve a change in assumptions about future cost trends or changes in interest rates are adjusted for in the carrying amount of the relevant plant without affecting profit or loss.

As in the previous year, the restructuring provisions include provisions for the Focus and LIFT efficiency programmes.

The other obligations consist largely of environmental provisions in the amount of EUR 28 m (2016: EUR 48 m).

The unwinding of interest applied to miscellaneous long-term provisions amounted to EUR 8 m (2016: EUR 4 m).

F.3-64

89 MOVEMENTS IN MISCELLANEOUS PROVISIONS

in EUR m	Opening balance at 01.01.2017	Changes in scope of consolidation[1]	Utilisation	Release	Addition	Transfer	Closing balance at 31.12.2017
PROVISIONS FOR TAXES	27	–1	4	1	6	—	27
Obligations from delivery transactions	184	–61	28	38	27	—	84
Warranty obligations and risks from transactions in course of completion	102	–6	29	39	57	—	85
Provisions for legal disputes	105	–6	23	13	16	—	79
Obligations relating to personnel	609	–9	321	20	340	–2	597
Dismantling obligations	265	–19	4	1	19	—	260
Restructuring provisions	97	2	60	3	199	2	237
Provisions for follow-up costs	88	–5	16	36	69	–15	85
Other obligations	189	–12	38	47	26	15	133
OTHER PROVISIONS	1,639	–116	519	197	753	—	1,560

TOTAL	1,666	–117	523	198	759	—	1,587

[1]	Including currency adjustments

[23] Financial debt

Financial debt comprises interest-bearing obligations of The Linde Group.

90 FINANCIAL LIABILITIES

	Current		Non-current				Total
	Due within one year		Due in one to five years		Due in more than five years
in EUR m	2016	2017	2016	2017	2016	2017	2016	2017
Other bonds	1,242	1,224	3,852	3,508	2,397	2,353	7,491	7,085
Commercial papers (CP)	111	82	—	—	—	—	111	82
Bank loans and overdrafts	455	515	246	198	10	—	711	713
Other financial liabilities	46	109	131	27	38	3	215	139
FINANCIAL LIABILITIES	1,854	1,930	4,229	3,733	2,445	2,356	8,528	8,019

Of the other bonds, EUR 2.407 bn was in a fair value hedging relationship at 31 December 2017 (2016: EUR 2.825 bn). If there had been no adjustment to the carrying amount as a result of fair value hedging relationships, which had been agreed and were outstanding at the end of the year, the other bonds would be EUR 8 m (2016: EUR 37 m) lower.

Of the other bonds, EUR 232 m was in a cash flow hedging relationship at 31 December 2017 (2016: EUR 641 m).

The bank loans and overdrafts include an amount of EUR 41 m (2016: EUR 41 m) for bilateral Credit Support Annexes (CSAs).

Explanatory information on CSAs can be found IN NOTE [27] FINANCIAL INSTRUMENTS.

In the 2017 and 2016 financial years, there were no defaults or breaches of loans payable.

F.3-65

91 FIXED-INTEREST BONDS

Issuer	Nominal volume in relevant currency (ISO code)	EUR m1	Weighted average residual term (in years)	Weighted average effective interest rate (in percent)[2]
Linde Finance B.V., Amsterdam/Linde AG, Munich	EUR 5,780 m	5,754	4.4	1.8
Linde Finance B.V., Amsterdam/Linde AG, Munich	USD 700 m	582	2.7	2.1
Linde Finance B.V., Amsterdam	GBP 300 m	342	5.3	5.9
Linde Finance B.V., Amsterdam	AUD 100 m	65	1.5	4.3

TOTAL		6,743

[1]	Includes adjustments relating to hedging transactions.
[2]	Effective interest rate in the relevant currency.

92 VARIABLE-INTEREST BONDS

Issuer	Nominal volume in relevant currency (ISO code)	EUR m	Weighted average residual term (in years)	Weighted average coupon (in percent)[1]
Linde Finance B.V., Amsterdam	USD 350 m	292	1.5	2.0
Linde Finance B.V., Amsterdam	EUR 50 m	50	0.4	0.3

TOTAL		342

[1]	Current coupon in the relevant currency.

For further information about capital market activities in The Linde Group, please refer to the disclosures in the Group management report. SEE NET ASSETS AND FINANCIAL POSITION OF THE LINDE GROUP ON PAGES 61 TO 63.

Financial covenants

No financial covenants are contained in the agreement relating to the EUR 2.5 bn syndicated credit facility. SEE NET ASSETS AND FINANCIAL POSITION OF THE LINDE GROUP PAGE 62.

The bank loans and overdrafts of African Oxygen Limited include various financial covenants relating to key financial figures in African Oxygen Limited. All the financial covenants relating to African Oxygen Limited were fulfilled in the 2017 and 2016 financial years.

[24] Liabilities from finance leases

Liabilities from finance leases are repaid over the lease term. They have the following residual lease terms at the reporting date:

93 LIABILITIES FROM FINANCE LEASES

in EUR m	31.12.2016	31.12.2017
TOTAL FUTURE MINIMUM LEASE PAYMENTS (GROSS INVESTMENT)	114	86
due within one year	22	14
due in one to five years	40	27
due in more than five years	52	45
PRESENT VALUE OF MINIMUM LEASE PAYMENTS	74	54
due within one year	21	14
due in one to five years	33	21
due in more than five years	20	19
FINANCE CHARGE INCLUDED IN THE MINIMUM LEASE PAYMENTS	40	32

The carrying amounts of assets held under finance leases are disclosed principally under tangible assets. SEE NOTE [13]. These assets comprise distribution equipment, vehicles and other fixtures and fittings. Buildings are also included here. Some of the lease agreements contain extension clauses, purchase options or price adjustment clauses customary in the market.

F.3-66

[25] Trade payables, miscellaneous liabilities, liabilities from income taxes

94 TRADE PAYABLES AND MISCELLANEOUS LIABILITIES

	Current		Non-current		Total
in EUR m	2016	2017	2016	2017	2016	2017
Percentage of completion (PoC)	971	1,060	—	—	971	1,060
Other	2,599	2,754	1	1	2,600	2,755
TRADE PAYABLES	3,570	3,814	1	1	3,571	3,815
Payments received on account of orders	150	186	4	4	154	190
Other taxes	176	216	6	7	182	223
Social security	60	53	2	2	62	55
Derivatives with negative fair values	239	64	403	235	642	299
Other liabilities	583	640	310	289	893	929
MISCELLANEOUS LIABILITIES	1,208	1,159	725	537	1,933	1,696
INCOME TAX LIABILITIES	549	551	—	—	549	551

TOTAL	5,327	5,524	726	538	6,053	6,062

Percentage of completion trade payables of EUR 1.060 m (2016: EUR 971 m) relate to advance payments received on construction contracts, where these exceed the state of completion of the contract.

Income tax liabilities are disclosed as current in accordance with IAS 1.69 (d) as they are due with immediate effect and generally Linde has no option to defer them. Included in the income tax liabilities disclosed are amounts which may not fall due until more than twelve months after the reporting date.

Also included in income tax liabilities are liabilities relating to prior periods arising from external tax audits in various countries.

F.3-67

OTHER INFORMATION

[26] Share option schemes

Linde Performance Share Programme 2012

It was resolved at the Annual General Meeting of Linde AG held on 4 May 2012 to introduce a performance share programme for management (Long Term Incentive Plan 2012 – LTIP 2012), under which up to four million options can be issued over a total period of five years. For this purpose, the issued share capital can be increased by up to EUR 10,240,000 by the issue of up to four million bearer shares with a notional par value of EUR 2.56 if certain conditions are met (2012 Conditionally Authorised Capital).

The options may be issued in annual tranches during the authorised period. Each option confers the right to purchase one share in Linde AG at the exercise price, which is equivalent in each case to the lowest issue price, currently EUR 2.56 per share. Linde AG may decide, at its own discretion, at any time until the beginning of the exercise period that the option entitlements of the option holders may be met by providing own shares or making a payment in cash instead of issuing new shares out of the share capital conditionally authorised for this purpose. The Linde Performance Share Programme 2012 is designed as share-based payment with compensation provided in the form of equity instruments. Each individual tranche may be issued within a period of 16 weeks after the Annual General Meeting of Linde AG. The options may not be exercised until a qualifying period has expired. The qualifying period begins on the issue date which has been determined and ends on the fourth anniversary of the issue date. If options are to be exercised, this must take place during a period of twelve months from the end of the relevant qualifying period (the exercise period).

LTIP 2012 modification

In the second quarter of 2017, a resolution passed by the Executive Board and the Supervisory Board modified the regulations of the Linde LTIP in respect of the subscription rights granted. In future, options are only to allow for cash settlement.

It is still the case that options may only be exercised if and to the extent that performance targets are reached.

Performance targets

The performance targets for each individual tranche of options are based on movements in (i) earnings per share and (ii) relative total shareholder return. Within each individual tranche of options, equal weighting is given to the “earnings per share” performance target and the “relative total shareholder return” performance target. Within each of these performance targets, a minimum target must be reached if the options are to become exercisable, and there is also a stretch target. If the stretch target for one of these performance targets is reached, all the options relating to that performance target become exercisable.

“Earnings per share” performance target

The minimum target for the “earnings per share” performance target is reached if the diluted earnings per share of the company adjusted for special items for the financial year ending before the expiry of the qualifying period achieves a compound average growth rate (CAGR) of 6 percent when compared with the diluted earnings per share of the company adjusted for special items for the financial year ending before the issue of the options. The stretch target for the “earnings per share” performance target is reached if the diluted earnings per share of the company adjusted for special items for the financial year ending before the expiry of the qualifying period achieves a CAGR of at least 11 percent when compared with the diluted earnings per share of the company adjusted for special items for the financial year ending before the issue of the options. The calculation of the “earnings per share” performance target is derived from the diluted earnings per share of the company adjusted for special items disclosed in the audited Group financial statements of The Linde Group for the appropriate financial year. If no adjustment for special items has been made in that financial year, the relevant figure is the diluted earnings per share disclosed in the Group financial statements. Special items are items which, due to their nature, frequency and/or scope, might have an adverse impact on the extent to which the diluted earnings per share figure provides an informative picture of the ability of The Linde Group to sustain its profitability in the capital market. Adjusting diluted earnings per share for special items is designed to increase transparency in respect of the Group’s ability to sustain profitability. If the minimum target is reached, 12.5 percent of all the options in the relevant tranche may be exercised. If the stretch target is reached, 50 percent of all the options in the relevant tranche may be exercised: i.e. all the options dependent on this performance target. If the minimum target is exceeded, but the stretch target is not reached, the number of options that may be exercised is determined on a straight-line basis and will lie between 12.5 percent and 50 percent of all options issued on the same issue date, depending on the extent by which the minimum target is exceeded and the proximity of the figure to the stretch target. If this calculation does not result in a round figure, the percentage should be rounded to one decimal point.

Details of the calculation of earnings per share are given in NOTE [11]. The “earnings per share” performance target is regarded as a non-market performance condition as defined by IFRS 2.

F.3-68

“Relative total shareholder return” performance target

The minimum target for the “relative total shareholder return” performance target is reached if the total shareholder return of the Linde AG share exceeds the median of the values for total shareholder return in the control group (described below) in the period between the issue date and the beginning of the exercise period. If the control group contains an even number of values, the average of the two values lying in the middle is deemed to be the median. The stretch target for the “relative total shareholder return” performance target is reached if the total shareholder return of the Linde AG share is in the upper quartile of the values for total shareholder return in the control group in the period between the issue date and the beginning of the exercise period. The total shareholder return of the Linde AG share comprises (i) the absolute increase or decrease in the price of a Linde AG share when compared to its initial value and (ii) the dividend per share paid plus the value of any statutory subscription rights attributable to one Linde AG share (as a result of capital increases). In each case, the calculation relates to the period between (and inclusive of) the issue date and the third last stock exchange trading day in the Xetra trading system (or in a comparable successor system) of the Frankfurt Stock Exchange before the exercise period. The absolute increase or decrease in price of the Linde AG share corresponds to the difference between the average of the closing prices (or of equivalent successor prices) of Linde shares in the Xetra trading system (or in a comparable successor system) of the Frankfurt Stock Exchange over the period between (and inclusive of) the 62nd stock exchange trading day to the third last stock exchange trading day before the exercise period (the final value) and the initial value. The initial value of the share for the determination of the total shareholder return is the average of the closing prices (or of equivalent successor prices) of Linde shares on the last 60 stock exchange trading days in the Xetra trading system (or in a comparable successor system) of the Frankfurt Stock Exchange before the issue date of the subscription rights. For the purposes of the LTIP 2012, the value of one statutory subscription right is the volume-weighted average of the closing prices in that period in which the subscription rights are traded in the Xetra trading system (or a comparable successor system) of the Frankfurt Stock Exchange. The control group comprises companies in the DAX 30 at that time, with the exception of Linde itself. Companies which are either excluded from or included in the DAX 30 during the period on which the calculation of the total shareholder return is based are ignored for the purposes of the calculation. When determining the total shareholder return for shares in the control group, Linde may have recourse to data supplied by a recognised independent provider of financial data. If a company in the control group trades different classes of shares or shares with differing profit entitlements on the stock exchange, only the shares which form the basis for the determination of the DAX 30 value are taken into consideration. If the minimum target is reached, 12.5 percent of all the options in the relevant tranche may be exercised. If the stretch target is reached, 50 percent of all the options in the relevant tranche may be exercised: i.e. all the options dependent on this performance target. If the minimum target is exceeded, but the stretch target is not reached, the number of options that may be exercised is determined on a straight-line basis and will lie between 12.5 percent and 50 percent of all options issued on the same issue date, depending on the extent by which the minimum target is exceeded and the proximity of the figure to the stretch target. If this calculation does not result in a round figure, the percentage should be rounded to one decimal point.

The “relative total shareholder return” target is regarded as a market-based performance condition as defined by IFRS 2 and is included in the measurement of the option price.

The total calculated value of the share options is allocated as a personnel expense over the period in which the company receives service in return from the employee. This period is generally the same as the agreed qualifying period. The counter entry is made directly in liabilities.

95 OPTIONS – LONG TERM INCENTIVE PLAN 2012

LTIP – Number of options
AT 01.01.2016	1,276,822
granted	349,874
forfeited	446,047
AT 31.12.2016/01.01.2017	1,180,649
of which exercisable at 31.12.2016	—
granted	234,740
forfeited	418,758
AT 31.12.2017	996,631
of which exercisable at 31.12.2017	—

The average remaining period in the LTIP 2012 is 23 months (2016: 25 months). The exercise price for all the tranches in the LTIP 2012 is EUR 2.56.

As of the time of modification, the expenses were calculated taking into account the updated number of outstanding options on the reporting date, the price of the shares in Linde AG on the reporting date, less the issue price of EUR 2.56 per share, the expected target achievement level and the pro rata service rendered by the employee in question on the reporting date.

F.3-69

Personal investment, matching shares

A pre-condition of participation in the LTIP 2012 for plan participants in Band 5 or above in Linde’s internal management structure is compulsory personal investment in shares of the company at the beginning of each tranche of the scheme. In the case of members of the Executive Board, the number of shares that each individual Board member must purchase as a personal investment is determined by the Supervisory Board. For other Linde executives in Band 5 or above, it is the Executive Board which determines the number of shares that must be purchased by each individual. For each share acquired by a scheme participant as a personal investment and held by the participant in respect of each tranche throughout the qualifying period for the options, one matching share in Linde AG will be granted at the end of the qualifying period at no cost to the participant. However, Linde is permitted to pay an amount in cash to those entitled to options instead of granting them matching shares. Conditions which apply to the granting of matching shares include: a personal investment in Linde AG shares by the scheme participant at the appropriate time, the unrestricted holding of such shares during the qualifying period of the corresponding tranche and, except in the event of the termination of the service or employment contract of the scheme participant before the end of the qualifying period (special cases) when different rules shall apply, the existence of a service or employment contract with the scheme participant at the end of the qualifying period in respect of which no notice has been given. Plan participants in Band 4 of Linde’s internal management structure may make a voluntary personal investment in Linde AG shares and will be granted matching shares accordingly, subject to the aforementioned conditions.

96 MATCHING SHARES – LONG TERM INCENTIVE PLAN 2012

LTIP – Number of matching shares
AT 01.01.2016	119,176
granted	38,950
forfeited	14,954
allocated	32,330
AT 31.12.2016/01.01.2017	110,842
granted	27,722
forfeited	18,224
allocated	25,938
AT 31.12.2017	94,402

Modification – personal investment, matching shares

In the second quarter of 2017, a resolution passed by the Executive Board and the Supervisory Board also modified the regulations of the Linde LTIP in respect of the personal investment, matching shares. In future, these are only to allow for settlement in the form of a cash payment. The cash settlement is calculated based on the price of Linde’s shares on the last 60 stock exchange trading days in the qualifying period.

Due to the modification and changeover to a cash settlement for subscription rights granted and the personal investment, matching shares, a net total of EUR 15 m was reclassified from the capital reserve in the 2017 financial year. In addition, the matching shares relating to the 2013 tranche were allocated in the form of a cash payment. The resulting liability of EUR 4 m had been settled by the reporting date.

The effect on earnings of the recognition of the expense in the statement of profit or loss of The Linde Group is shown in the table below. The same amount was recognised in liabilities (in the previous year in the capital reserve):

97 PERSONNEL EXPENSES – LONG TERM INCENTIVE PLAN 2012

in EUR m	2016	2017
TOTAL	13	30

The liability amounted to EUR 41 m on the reporting date.

F.3-70

[27] Financial instruments

98 FINANCIAL ASSETS

	Fair value		Carrying amount		Statement of financial position figures
in EUR m					Financial instruments outside scope of IAS 39		Total
	2016	2017	2016	2017	2016	2017	2016	2017
AVAILABLE-FOR-SALE FINANCIAL ASSETS
Investments and securities	138	640	138	640	—	—	138	640
LOANS AND RECEIVABLES
Investments and securities	6	5	6	5	—	—	6	5
Trade receivables	2,597	2,486	2,597	2,486	—	—	2,597	2,486
Receivables from percentage of completion contracts	160	188	160	188	—	—	160	188
Other receivables and assets	733	722	394	372	339	350	733	722
HELD-TO-MATURITY FINANCIAL ASSETS
Investments and securities	15	14	15	14	—	—	15	14
DERIVATIVES WITH POSITIVE FAIR VALUES
Freestanding derivatives	82	34	82	34	—	—	82	34
Derivatives designated as hedging instruments	132	133	132	133	—	—	132	133
CASH AND CASH EQUIVALENTS	1,463	1,432	1,463	1,432	—		1,463	1,432
RECEIVABLES FROM FINANCE LEASES	242	123	—		214	103	214	103

TOTAL	5,568	5,777	4,987	5,304	553	453	5,540	5,757

99 FINANCIAL LIABILITIES

	Fair value		Carrying amount		Statement of financial position figures
in EUR m					Financial instruments outside scope of IAS 39		Total
	2016	2017	2016	2017	2016	2017	2016	2017
FINANCIAL LIABILITIES AT AMORTISED COST
Financial liabilities	9,059	8,397	8,528	8,019	—	—	8,528	8,019
Trade payables (excluding PoC)	2,601	2,755	2,600	2,755	—	—	2,600	2,755
Miscellaneous liabilities	893	929	542	549	351	380	893	929
DERIVATIVES WITH NEGATIVE FAIR VALUES
Freestanding derivatives	42	49	42	49	—	—	42	49
Derivatives designated as hedging instruments	600	250	600	250	—	—	600	250
LIABILITIES FROM FINANCE LEASES	67	55	—	—	74	54	74	54

TOTAL	13,262	12,435	12,312	11,622	425	434	12,737	12,056

The fair value of financial instruments is generally determined using stock exchange prices. If stock exchange prices are not available, the fair value is determined using measurement methods customary in the market, based on market parameters specific to the instrument.

The fair value of derivative financial instruments is determined as follows: Options are valued using the Black-Scholes option pricing model. Futures are measured with recourse to the quoted market price in the relevant market. All other derivative financial instruments are measured by discounting expected future cash flows using the net present value method. As far as possible, the entry parameters used in these models are relevant observable market prices and interest rates at the reporting date.

F.3-71

The following table shows the financial instruments in The Linde Group which are measured at fair value. Linde uses the following hierarchy to determine and disclose fair values based on the method used to ascertain their fair values:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets and liabilities.

•	Level 2: Inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Inputs for the asset or liability that are not based on observable market data.

100 FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

in EUR m	Level 1		Level 2		Level 3
	31.12.2016	31.12.2017	31.12.2016	31.12.2017	31.12.2016	31.12.2017
Investments and securities	121	623	—	—	—	—
Freestanding derivatives with positive fair values	—	—	82	34	—	—
Derivatives designated as hedging instruments with positive fair values	—	—	132	133	—	—
Freestanding derivatives with negative fair values	—	—	42	49	—	—
Derivatives designated as hedging instruments with negative fair values	—	—	600	250	—	—

During the reporting year, there were no transfers between Levels 1, 2 and 3 of the fair value hierarchy. The investments and securities category also included financial assets (available-for-sale financial assets) of EUR 17 m (2016: EUR 17 m) for which a fair value cannot be reliably determined. There is currently no intention to sell these assets.

The fair value of financial instruments in the “loans and receivables”, “held-to-maturity financial assets” and “financial liabilities at amortised cost” categories is determined by discounting the expected cash flows. The interest rates applied are the same as those that would apply to new financial instruments with a similar risk structure, currency and maturity. Fair value is determined using the discounted cash flow method, taking into account individual credit ratings and other market circumstances in the form of credit and liquidity spreads generally applied in the market (Level 2). The exception to this is bonds issued by Linde AG and Linde Finance B.V. traded in the capital market (Level 1). The fair value of these instruments is determined using the current stock exchange price. In cases involving short-term financial instruments in the “loans and receivables”, “held-to-maturity financial assets” and “financial liabilities at amortised cost” categories, it is assumed that the fair value corresponds to the carrying amount.

In the 2017 financial year, there were no differences between the fair value of a financial instrument when it was first recognised and the amount which would have been recognised at that time had the valuation methods described above been used.

101 NET FINANCIAL GAINS AND LOSSES1

in EUR m	2016	2017
From freestanding derivatives	–111	–147
From loans and receivables	–248	–271
From available-for-sale financial assets	—	8
of which reported in cumulative changes in equity not recognised in the income statement	—	8
From financial liabilities at amortised cost	177	266

TOTAL	–182	–144

thereof recognised in the financial result	–14	–4

[1]	Income is shown in the form of positive figures and expenses in the form of negative figures.

The net financial gains and losses on financial instruments arise from changes in fair value, the recognition and reversal of impairment losses, eliminations and exchange rate fluctuations.

The net financial gains and losses correspond to the valuation gains and losses of the financial instruments, but exclude interest and dividends.

Free-standing derivatives comprise all those derivatives which are not designated as hedging instruments. They include those derivatives in economic hedging relationships not designated as hedges in respect of which gains and losses arising from the underlying transaction and the hedged item are recognised at the same time in the statement of profit or loss.

The financial result includes fees and other costs of capital of EUR 19 m (2016: EUR 17 m) relating to financial instruments not at fair value through profit or loss.

No interest income has been accrued which relates to impaired financial instruments, especially receivables.

F.3-72

102 IMPAIRMENT LOSS AT 31.12.1

	2016				2017
in EUR m	Carrying amount before impairment	Cumulative impairment loss	Carrying amount after impairment	Of which impairment loss for 2016 financial year	Carrying amount before impairment	Cumulative impairment loss	Carrying amount after impairment	Of which impairment loss for 2017 financial year
Investments and securities at fair value	157	19	138	7	658	18	640	1
Investments and securities at amortised cost	26	5	21	—	23	4	19	—
Receivables from finance leases	214	—	214	—	103	—	103	—
Trade receivables	2,968	371	2,597	163	2,835	349	2,486	133
Receivables from percentage of completion contracts	160	—	160	—	188	—	188	—
Derivatives with positive fair values	214	—	214	—	167	—	167	—
Other receivables and assets	737	4	733	1	723	1	722	—
Cash and cash equivalents	1,463	—	1,463	—	1,432	—	1,432	—

[1]	In 2017, the impairment loss recognised in the financial result came to EUR 1 m (2016: EUR 4 m).

103 IMPAIRMENT LOSS ON TRADE RECEIVABLES

	Cumulative impairment loss
in EUR m	2016	2017
AT 01.01.	326	371
Currency adjustments	10	–36
Increase in impairment losses recorded in the statement of profit and loss	163	133
Write-offs charged against cumulative impairment losses	–128	–119
AT 31.12.	371	349

The carrying amounts of the financial assets recognised take into account the highest possible risk of default. A summary of financial assets past due but not impaired is presented in NOTE [16].

F.3-73

104 INTEREST INCOME/EXPENSE FROM FINANCIAL INSTRUMENTS NOT MEASURED AT FAIR VALUE1

in EUR m	2016	2017
Interest income	30	27
Interest expenses	245	192

TOTAL	–215	–165

thereof recognised in the financial result	–229	–174

[1]	Income and expenses are shown as positive figures where the line item designation is clear. In the “total” line item, net expenses are shown as negative figures.

Not included here are the interest income and interest expense from derivatives or the interest income and interest expense from assets and liabilities outside the scope of IFRS 7.

Risk positions and risk management

The Linde Group is exposed to a variety of financial risks. These include in particular: counterparty risk, liquidity risk, interest rate risk, exchange rate risk and other market price risks. These are described below. For further information about risk management in The Linde Group, please refer to the disclosures in the Group management report. SEE OPPORTUNITY AND RISK REPORT, PAGES 75 TO 89.

Counterparty risk

Counterparty risk is the risk that a counterparty does not meet his or her contractual payment obligations and that this leads to a loss for The Linde Group.

In order to counteract this risk, regular reviews are performed on the creditworthiness of major counterparties, in particular, and clearly defined limits have been set. Experience during the economic crisis has shown that credit standings can change quickly. It is therefore possible that, despite the Group’s monitoring process, counterparties might delay payments or fail to make them at all. The Linde Group does not believe that it has any significant exposure to default risk arising from any individual counterparty. The concentration of the counterparty risk is limited due to the Group’s broad and uncorrelated customer base. With the exception of Medicare, the federal health insurance programme within the US health system, the single largest debtor constitutes less than 1 percent of the total figure for trade receivables in The Linde Group. Medicare constitutes 7 percent of the Group’s trade receivables.

The risk positions outstanding are subject to strict limits and are continually monitored. The carrying amounts of financial assets reported in the statement of financial position, taking into account impairment losses, represent the highest possible default risk, without including the value of any collateral.

A significant criterion for managing counterparty risk relating to financing and capital market transactions and setting corresponding limits is the credit rating of the relevant counterparty. Regular reviews are performed by a supervisory unit which is independent of the trading department to ensure compliance with all the limits set. The Linde Group has concluded bilateral Credit Support Annexes (CSAs) with the majority of the banks with which financial instruments are traded. On the basis of such agreements, the positive and negative fair values of derivatives held by Linde AG and Linde Finance B.V. for the purpose of interest rate and currency management are collateralised with cash on a regular basis. In this way, the default risk arising from these instruments is minimised. These transactions are subject to the rules of the framework agreement for financial derivative transactions, whereby the rights and obligations associated with the exchange of collateral do not qualify for netting in the statement of financial position. A willingness to enter into CSAs with Linde AG and Linde Finance B.V. is an essential prerequisite to being accepted as a counterparty by Linde. In this connection, The Linde Group issued EUR 193 m (2016: EUR 464 m) as collateral for derivatives with negative fair values and received EUR 41 m (2016: EUR 41 m) as collateral for derivatives with positive fair values. In addition, a unilateral CSA was concluded for commodities derivatives and EUR 7 m (2016: EUR 7 m) was issued as collateral, while EUR 3 m (2016: EUR 0 m) was received as collateral. The Linde Group also has financial assets with a carrying amount of EUR 1 m (2016: EUR 6 m) which are pledged as collateral for liabilities or contingent liabilities. In the 2017 and 2016 financial years, no additional significant collateral was held by The Linde Group apart from the CSAs described above.

F.3-74

105 FINANCIAL ASSETS/LIABILITIES SUBJECT TO OFFSETTING OR ENFORCEABLE MASTER AGREEMENTS FOR FINANCIAL DERIVATIVE TRANSACTIONS

31.12.2016, in EUR m	Gross amount of recognised financial assets/liabilities	Gross amount of recognised financial assets/liabilities set off in the statement of financial position	Net amount of financial assets/liabilities presented in the statement of financial position	Financial instruments that qualify for netting	Net amount before CSAs	Collaterals received from collateral agreements1	Collaterals due to pledged collateral agreements1	Net amount
Derivatives with positive fair values	214	—	214	–143	71	–25	34	80
Derivatives with negative fair values	–642	—	–642	143	–499	–16	437	–78
Trade receivables	10	–4	6	—	6	—	—	6
Trade payables	–6	4	–2	—	–2	—	—	–2

TOTAL	–424	—	–424	—	–424	–41	471	6

31.12.2017, in EUR m
Derivatives with positive fair values	167		167	–87	80	–34	24	70
Derivatives with negative fair values	–299		–299	87	–212	–10	169	–53
Trade receivables	3	–1	2		2			2
Trade payables	–2	1	–1		–1			–1

TOTAL	–131	—	–131	—	–131	–44	193	18

[1]	The terms governing CSAs may result in the net fair value position per counterparty being over-secured.

Liquidity risk

Liquidity risk is the risk that the Group will no longer be able to meet its financial payment obligations. Contractual undiscounted expected future cash flows from financial liabilities are shown in the table below:

106 FUTURE CASH FLOWS FROM FINANCIAL LIABILITIES

in EUR m	Due within one year		Due in one to five years		Due in more than five years
	2016	2017	2016	2017	2016	2017
Cash outflows from non-derivative financial liabilities	5,244	5,414	5,035	4,439	2,718	2,567
Cash outflows from derivative financial liabilities	855	416	1,065	621	1,009	794

Within this context, it is important to note that the cash outflows from derivative financial liabilities in the amount of EUR 1.831 bn (2016: EUR 2.929 bn) are offset by cash inflows from derivatives with gross settlement in the amount of EUR 1.363 bn (2016: EUR 2.116 bn).

Interest rate risks

Interest rate risks arise from market fluctuations in interest rates. As a result of its financing activities, The Linde Group is exposed to a risk from interest rate changes. At 31 December 2017, The Linde Group held interest-bearing instruments (net, including interest rate derivatives/hedges) totalling EUR 5.967 bn (2016: EUR 7.190 bn). Of these, EUR 1.525 bn (2016: EUR 2.618 bn) related to instruments bearing interest at variable interest rates and EUR 4.442 bn (2016: EUR 4.572 bn) to instruments bearing interest at fixed rates. This is equivalent to a Group-wide fixed-rate ratio of 74 percent (2016: 64 percent).

F.3-75

Linde has used forward payer swaps to provide an element of hedging against exposure to rising interest rates with regard to future bond issues.

Based on instruments bearing interest at variable rates and financial instruments hedging interest rate risks which The Linde Group holds or has issued, a hypothetical change in the interest rates applicable to the respective instruments would have had the following effects (if exchange rates remained constant):

107 EFFECT OF CHANGES IN INTEREST RATES

	Change	Recognised in profit or loss		Directly in equity
Currency, in EUR m		2016	2017	2016	2017
EUR	+ 100 bp	–38	–38	82	77
	– 100 bp	38	38	–87	–81
GBP	+ 100 bp	12	13	–3	–1
	– 100 bp	–12	–13	3	1
USD	+ 100 bp	–3	3	52	35
	– 100 bp	3	–3	–53	–35
AUD	+ 100 bp	—	–2	11	6
	– 100 bp	—	2	–11	–6
Other currencies	+ 100 bp	3	8	7	14
	– 100 bp	–3	–8	–7	–14

Exchange rate risks

Due to its activities as an international group, The Linde Group is exposed to exchange rate risks. Its broad spread of activities over many different currency areas and its local business model result in a low concentration of risk for the Group.

The Linde Group monitors and manages its exchange rate risk, a risk which has an impact on its operations. The gross exchange rate risk encompasses all the operating activities of the Group. This gross exchange rate risk is reduced by around 82 percent (2016: 78 percent). Therefore, The Linde Group is exposed at the reporting date to a net exchange rate risk from operating activities involving foreign currency corresponding to 18 percent (2016: 22 percent) of the original unsecured risk.

The risk of exchange rate movements is monitored for internal management purposes on the basis of a value-at-risk, which relates to positions in currencies other than the relevant functional currency.

The value-at-risk is calculated on the basis of historical data (250 working days) in accordance with international banking standards. The value-at-risk presents the maximum potential loss based on a probability of 97.5 percent for a holding period of twelve months. The calculation takes into account correlations between the transactions being considered; the risk of a portfolio is generally lower than the total of the respective individual risks.

At 31 December 2017, the value-at-risk was EUR 19 m (2016: EUR 31 m).

Other market price risks

As a result of its energy purchases, The Linde Group is exposed to risks arising from changes in commodity prices. The Linde Group monitors and manages these commodity price risks arising from the purchase of electricity, natural gas and propane for use in production. These hedging operations are governed by strict risk management guidelines, compliance with which is constantly being monitored. Commodity price risks are hedged in the main by long-term supply contracts or limited by the form and structure of sales contracts. Derivatives are also used to a much lesser extent to hedge against the exposure to changes in the price of electricity, natural gas and propane gas. The commodity price risk from financial instruments is therefore not material.

Hedge Accounting

Cash flow hedges

The Linde Group hedges cash flows at both Group and company levels, based on agreed minimum hedging rates. At the company level, future transactions which are highly probable are hedged against foreign exchange risks. A rolling 15-month budget or the budgets for individual customer-specific projects are used for this purpose.

In general, these hedges are accounted for as cash flow hedges in accordance with IAS 39 Financial Instruments: Recognition and Measurement. The effective portion of the gain or loss on the hedging instruments is recognised directly in equity and released to the statement of profit or loss when the hedged cash flows are also recognised in the statement of profit or loss or if a hedged future transaction is no longer expected to occur. In addition, the risks associated with changes in interest rates relating to certain financial liabilities or future financing measures are hedged by derivative financial instruments and accounted for as cash flow hedges.

F.3-76

The Linde Group also hedges the exposure to commodity price risks which arise in the normal course of business from its procurement transactions and result in open risk positions. To reduce the extent of the risk, The Linde Group enters into a small number of electricity, natural gas and propane gas derivatives. Usually, hedging relationships of this type are also designated as cash flow hedging relationships, if this accords with the facts.

If the hedged future transactions (forecast transactions as defined by IAS 39) result in the recognition of a non-financial asset or liability, the initial carrying amounts of these are adjusted for the amount recorded in equity. This is usually the case for non-current assets and inventories.

The following table presents a reconciliation of the reserve for cash flow hedges:

108 RESERVE FOR CASH FLOW HEDGES

in EUR m	2016	2017
OPENING BALANCE AT 01.01.	–270	–305
Additions	–59	–4
Transfers to the statement of profit or loss[1]	24	19
of which relating to revenue	4	5
of which relating to cost of sales	14	–4
of which relating to financial income and expenses	6	18
CLOSING BALANCE AT 31.12.	–305	–290

[1]	Transfers to the statement of profit or loss are shown as negative figures if they relate to income and positive figures if they relate to a loss.

In the 2017 financial year, EUR 1 m (2016: EUR 0 m) was recognised in the financial result as a result of ineffectiveness in cash flow hedges.

109 CASH FLOWS, GAINS AND LOSSES FROM CASH FLOW HEDGES

in EUR m	Within one year		In one to five years		In more than five years		Total
	2016	2017	2016	2017	2016	2017	2016	2017
Cash flows from hedging instruments	–51	–68	–323	–281	–201	–167	–575	–516
Gain/loss	1	–17	–134	–117	–172	–156	–305	–290

Fair value hedges

The Linde Group uses interest rate swaps to hedge the exposure to changes in the fair value of financial assets and financial liabilities as a result of interest rate changes. If the hedge is deemed to be effective, the carrying amount of the hedged item is adjusted for changes in the fair value attributable to the hedged risk.

The following table shows the changes in underlying transactions and hedging instruments in fair value hedging relationships recognised in profit or loss.

110 FAIR VALUE HEDGES1

in EUR m	2016	2017
From hedged transactions	21	14
From hedging instruments	–20	–16
INEFFECTIVENESS	1	–2

[1]	Income is shown in the form of positive figures and expenses in the form of negative figures.

Hedges of a net investment in a foreign operation

The Linde Group hedges its exposure to translation risk by taking out loans in foreign currency and by entering into forward exchange contracts and cross-currency interest rate swaps. These hedges generally qualify as hedges of a net investment in a foreign operation (referred to below as net investment hedges) in accordance with IAS 39 Financial Instruments: Recognition and Measurement, and hence the effective portion of the hedge is transferred to equity. If the foreign operation is subsequently sold or relinquished, the amount recognised in equity is released to the statement of profit or loss.

No amounts were recognised in 2017 or 2016 as a result of ineffectiveness in net investment hedges.

F.3-77

111 FAIR VALUE OF FINANCIAL INSTRUMENTS DESIGNATED AS HEDGES

in EUR m	2016	2017
Cash flow hedges
Forward exchange transactions	—	—
Interest rate/cross-currency interest rate swaps	–329	–164
Commodities	6	13
Financial liabilities	244	216
Fair value hedges
Interest rate swaps	12	–6
Net investment hedges
Forward exchange transactions	–45	44
Cross-currency interest rate swaps	–112	–4
Financial liabilities in foreign currencies	1,017	875

The following table shows the composition of net financial gains and losses.

112 RECONCILIATION TO NET FINANCIAL GAINS AND LOSSES

in EUR m	2016	2017
Net financial income and expenses	–14	–4
thereof releases from cash flow hedges	–6	–18
Net interest expense	–229	–174
ineffectiveness from cash flow hedges	—	–1
ineffectiveness from fair value hedges	1	–2
Fees and other costs of capital	–17	–19
Net interest expense/income from defined benefit plans	–23	–28
Income from long-term equity investments	1	1
Net interest expense/income from interest rate swaps	–25	–31
Miscellaneous expenses and income from other assets and liabilities as financial instruments	–18	–7
NET FINANCIAL GAINS AND LOSSES	–324	–265

[28] Group statement of cash flows

The statement of cash flows shows the source and application of funds. In accordance with IAS 7 Cash Flow Statements, cash flows from operating activities are distinguished from cash flows from investing and financing activities.

The cash and cash equivalents disclosed in the statement of cash flows comprise all cash and cash equivalents disclosed in the statement of financial position: i.e. cash in hand, bank balances and money market funds with a maturity of three months or less. Cash and cash equivalents of EUR 5 m (2016: EUR 5 m) are subject to drawing restrictions as a result of currency export restrictions. These relate to cash holdings of the subsidiaries in Argentina and Venezuela. Although transfer restrictions apply in other countries, too, The Linde Group is able to access the cash holdings in these countries via dividend payments. In addition, these cash holdings are available to the Group on location and are required and used for local operational business purposes there.

The cash flows from investing and financing activities are calculated on the basis of payments, while the cash flow from operating activities is derived indirectly from profit before tax.

When the cash flow from operating activities is calculated, the changes in assets and liabilities are adjusted for the effects of currency translation and changes in Group structure. As a result, it is not possible to reconcile the figures to the differences between the headings in the published Group statement of financial position.

Distributions received and income taxes paid included in cash inflow from operating activities are disclosed separately. Cash inflows from associates and joint ventures are disclosed in cash inflow from operating activities. Finance income from embedded finance leases (IFRIC 4/IAS 17) has been included in cash inflow from operating activities, due to the fact that such income is clearly related to the operating business of The Linde Group, while capitalised borrowing costs of EUR 11 m (2016: EUR 24 m) are disclosed in cash flow from investing activities. All other interest payments are disclosed in cash flow from financing activities.

F.3-78

For cash outflows relating to newly consolidated companies, please refer to the Group statement of cash flows. SEE TABLES 37 AND 38, PAGES 104 TO 105. In the Group statement of financial position, EUR 3 m (2016: EUR 2 m) has been recognised as liabilities which are not included in the cash outflows for consolidated companies.

The total increase in cash and cash equivalents as a result of acquisitions was EUR 4 m (2016: EUR 12 m).

Investing activities comprise additions to and disposals of tangible assets, financial assets, intangible assets and consolidated companies. Additions and disposals in foreign currency have been translated at average rates.

113 RECONCILIATION OF LIABILITIES FROM FINANCING ACTIVITIES

			Non-cash changes
in EUR m	Opening balance at 01.01.2017	Cash flows	Changes in the consolidated group	Exchange rate effects[1]	Changes in fair value	Other changes[2]	Closing balance at 31.12.2017
Non-current financial debt	6,674	–43	14	–29	—	–527	6,089
Current financial debt	1,854	–269	39	–221	—	527	1,930
Derivative financial instruments	180	–204	—	—	16	—	–8
Liabilities from finance leases	74	–17	—	–6	—	3	54
LIABILITIES FROM FINANCING ACTIVITIES	8,782	–533	53	–256	16	3	8,065

[1]	For financial debt, incl. adjustments due to hedging transactions.
[2]	Under financial debt, reclassification from non-current to current financial debt; under liabilities from finance leases, addition of new leases.

[29] Segment information

IFRS 8 Operating Segments requires information to be provided for each operating segment. The definition of operating segments and the scope of the information prepared for segment reporting is based, among other things, on the information made available on a regular basis to the full Executive Board and, as a result, on the internal management within the organisation.

Changes in segment structure

Other Activities comprises Gist, a leading supplier of logistics and supply chain solutions with business operations mainly in England. As this business area is to be sold, it has been reported as a discontinued operation in this Annual Report. Since 2017, this business area has no longer formed part of the reports submitted to the Executive Board, meaning that it no longer forms part of the segment report either.

The full Executive Board is regularly provided with key profitability and revenue figures that are relevant from a decision-making perspective for the following areas:

•	EMEA (Europe, Middle East and Africa)

•	Asia/Pacific

•	Americas

•	Engineering Division

In accordance with IFRS 8, The Linde Group therefore reports in four segments. The “Reconciliation” column comprises corporate activities and consolidation adjustments. SEE TABLE 40, PAGE 108.

A brief description of the segments is given below:

Gases Division

(EMEA, Asia/Pacific and Americas):

The activities of the Gases Division comprise the production, sale and distribution of gases for applications in industry, medicine, environmental protection and in research and development. In addition, this division offers technical application know-how, specialised services and the necessary hardware to use the gases. The business model in the three segments within the Gases Division (EMEA, Asia/Pacific and Americas) is largely identical in each segment.

Engineering Division:

The activities of the Engineering Division comprise the design and realisation of turnkey olefin plants, plants for the production of hydrogen and synthesis gases and the processing of natural gas, and air separation plants. This division also develops and manufactures plant components and offers specialised services.

F.3-79

Segment accounting policies

The same accounting policies as those set out in NOTE [5] apply to the segments. Exceptions apply to Group financing, which is allocated to Corporate. Pension obligations are allocated to the segment in which the relevant employees work. The provision for existing pension obligations arising from the BOC pension plan in respect of the legal entities in the UK is allocated to the EMEA segment. The service cost was charged to the EMEA and Corporate segments. Transactions between the reportable segments described above are conducted under the same conditions as for non-related third parties.

To arrive at the figure for the Gases Division as a whole from the figures for the three segments within the Gases Division, consolidation adjustments of EUR 174 m (2016: EUR 185 m) have been applied to revenue. This means that it is not possible to arrive at the figure for the Gases Division as a whole by merely adding together the segments in the Gases Division. Segment profit is calculated on the basis of operating profit.

Capital expenditure per segment represents the amounts invested during the financial year from the point of view of the subsidiary. Included in the “Reconciliation” column are not only consolidation adjustments required from the Group’s point of view, but also adjustments as a result of variances in Group acquisition and manufacturing cost as a result of supplies made by the Engineering Division to the Gases Division.

114 RECONCILIATIONS OF SEGMENT REVENUE AND OF THE SEGMENT RESULT

in EUR m	2016	2017
Revenue
Total revenue from the segments	17,243	17,376
Consolidation	–295	–263
GROUP REVENUE FROM CONTINUING OPERATIONS	16,948	17,113
Operating profit
Operating profit from segments	4,406	4,488
Operating profit from corporate activities	–338	–273
Consolidation	30	–2
Restructuring and merger costs (special items)	126	373
Amortisation	1,897	1,896
Financial income	29	37
Financial expenses	353	302
PROFIT BEFORE TAX FROM CONTINUING OPERATIONS	1,751	1,679

115 REVENUE BY PRODUCT AREA

in EUR m	2016	2017
GASES DIVISION	14,892	14,988
On-site	3,757	3,994
Healthcare	3,740	3,361
Liquefied gases	3,575	3,767
Cylinder gases	3,820	3,866
ENGINEERING DIVISION	2,351	2,388
Olefin plants	819	848
Natural gas plants	448	639
Air separation plants	419	494
Hydrogen and synthesis gas plants	485	236
Other	180	171
CONSOLIDATION	–295	–263
GROUP REVENUE FROM CONTINUING OPERATIONS	16,948	17,113

F.3-80

[30] Employees

116 EMPLOYEES BY SEGMENT (CONTINUING OPERATIONS)

	2016	2017
Gases Division	53,684	51,840
EMEA	20,508	19,855
Asia/Pacific	11,398	11,204
Americas	21,778	20,781
Engineering Division	6,580	6,198
Corporate activities	371	343
GROUP	60,635	58,381

In 2017, the average number of employees in the companies included in the Group financial statements on a line-by-line basis was 169 (2016: 169). Part-time employees have been included on a pro rata basis.

All in all, personnel expenses in 2017 totalled EUR 3.780 bn (2016: EUR 3.724 bn), of which EUR 3.489 bn (2016: EUR 3.431 bn) related to salaries (including social security contributions) and EUR 291 m (2016: EUR 293 m) to pensions.

[31] Recommendation for the approval of the annual financial statements and appropriation of profit of Linde AG

The unappropriated profit of Linde AG at 31 December 2017 was EUR 1,299,466,497.00 (2016: EUR 686,860,862.70).

The annual financial statements of Linde AG prepared in accordance with the German Commercial Code (HGB) and the German Stock Corporation Act (AktG) are published and filed in the German Federal Gazette (Bundesanzeiger).

117 STATEMENT OF FINANCIAL POSITION OF LINDE AG – ASSETS

in EUR m	31.12.2016	31.12.2017
Intangible assets	82	63
Tangible assets	458	492
Financial assets	17,553	17,587
NON-CURRENT ASSETS	18,093	18,142
Inventories	2,951	2,963
less advance payments received from customers	–2,951	–2,963
Receivables and other assets	2,110	1,810
Securities	107	606
Liquid assets	168	285
CURRENT ASSETS	2,385	2,701
Prepaid expenses and deferred charges	130	138

TOTAL ASSETS	20,608	20,981

F.3-81

118 STATEMENT OF FINANCIAL POSITION OF LINDE AG – EQUITY AND LIABILITIES

in EUR m	31.12.2016	31.12.2017
Capital subscribed	475	475
Conditionally authorised capital of EUR 57 m (2016: EUR 57 m)
Capital reserve	6,563	6,563
Revenue reserves	2,419	1,332
Unappropriated profit	687	1,299
EQUITY	10,144	9,669
Provisions for pensions and similar obligations	188	226
Other provisions	819	792
PROVISIONS	1,007	1,018
Liabilities	9,451	10,290
Prepaid expenses and deferred charges	6	4

TOTAL EQUITY AND LIABILITIES	20,608	20,981

119 INCOME STATEMENT OF LINDE AG

in EUR m	2016	2017
REVENUE	2,917	2,958
Cost of sales	2,120	2,117
GROSS PROFIT	797	841
Marketing and selling expenses	315	330
Research and development costs	117	115
General administration expenses	335	398
Other operating income	199	195
Other operating expenses	111	214
Investment income	871	404
Other interest and similar income	213	193
of which from affiliated companies EUR 134 m (2016: EUR 158 m)
Amortisation of financial assets and securities held as current assets	30	43
Interest and similar charges	223	312
of which to affiliated companies EUR 78 m (2016: EUR 109 m)
Income tax expense	10	9
PROFIT FOR THE YEAR	939	212
Transfer to revenue reserves	–252	—
Withdrawal from revenue reserves	—	1,087
UNAPPROPRIATED PROFIT	687	1,299

F.3-82

The Executive Board recommends that, when the annual financial statements of Linde AG are approved at the meeting of the Supervisory Board on 7 March 2018, the Supervisory Board proposes that the appropriation of profit of EUR 1,299,466,497.00 (2016: EUR 686,860,862.70) be voted on at the Annual General Meeting on 3 May 2018:

•

payment of a dividend of EUR 7.00 (2016: EUR 3.70) per no-par value share entitled to dividend. The total dividend payout for 185,638,071 (2016: 185,638,071) no-par value shares entitled to dividend therefore amounts to EUR 1,299,466,497.00 (2016: EUR 686,860,862.70).

The 95,109 treasury shares held by the company without any dividend entitlement at the time of the proposal are not included in the calculation of the amount to be distributed.

[32] Related party transactions

In addition to the subsidiaries included in the Group financial statements, Linde AG is related, directly or indirectly, while carrying out its normal business activities, to non-consolidated subsidiaries, joint ventures and associates. The business relationships with these companies are generally conducted under the same conditions as for non-related third parties. Related companies which are controlled by The Linde Group or over which The Linde Group may exercise significant influence are disclosed in the list of shareholdings, arranged by division.

The full list of Group shareholdings NOTE [39] has been filed in the electronic German Federal Gazette. The information about the remuneration of the Executive Board and the Supervisory Board is set out in NOTE [33].

120 REVENUE WITH RELATED PARTIES

in EUR m	2016				2017
	Non-consolidated subsidiaries	Associates or joint ventures	Other related parties	Total	Non-consolidated subsidiaries	Associates or joint ventures	Other related parties	Total
Sales of goods	—	18	—	18	—	23	—	23
Revenue based on PoC	—	40	—	40	—	59	—	59
Other revenue	—	2	—	2	—	2	—	2

121 PURCHASED GOODS AND SERVICES FROM RELATED PARTIES

in EUR m	2016				2017
	Non-consolidated subsidiaries	Associates or joint ventures	Other related parties	Total	Non-consolidated subsidiaries	Associates or joint ventures	Other related parties	Total
Goods and services purchased from related parties	2	88	—	90	3	112	—	115

Related persons are mainly the members of the Executive Board and Supervisory Board. In 2017, there were no significant transactions between The Linde Group and members of the Executive Board and Supervisory Board or their family members which were outside the bounds of existing employment, service or appointment agreements or remuneration contracts.

Some members of Linde’s Executive Board and Supervisory Board hold similar positions in other companies. Linde has normal business relationships with virtually all these companies. The sale and purchase of goods and services to and from these companies take place under the usual market conditions.

122 RECEIVABLES FROM AND LIABILITIES TO RELATED PARTIES

in EUR m	31.12.2016				31.12.2017
	Non-consolidated subsidiaries	Associates or joint ventures	Other related parties	Total	Non-consolidated subsidiaries	Associates or joint ventures	Other related parties	Total
Receivables from related parties	—	46	—	46	1	67	—	68
Liabilities to related parties	—	63	—	63	2	45	—	47

F.3-83

There were no charge-free guarantee agreements in place for associates or joint ventures on the reporting date (2016: EUR 0 m), nor any open purchase orders relating to joint ventures (2016: EUR 1 m).

[33] Additional information about the Supervisory Board and Executive Board

Disclosed below are the total emoluments of the Executive Board and the Supervisory Board as required by § 315a (2) in conjunction with § 314 (1) No. 6 of the German Commercial Code (HGB). The information required by IAS 24.17 regarding the total emoluments of the Executive Board is also reported in this Note.

Supervisory Board

The total emoluments of the Supervisory Board shown in the table below are based on the cost incurred in the financial year in accordance with IAS 24.17.

In the 2017 financial year, there were no advances or loans to members of the Supervisory Board.

123 EMOLUMENTS OF THE SUPERVISORY BOARD (INCL. VAT)

in EUR	2016	2017
Fixed emoluments	2,886,433	2,892,433
Attendance fees	133,280	149,940

TOTAL EMOLUMENTS	3,019,713	3,042,373

Executive Board

The total emoluments of the Executive Board in accordance with the provisions of the German Commercial Code (HGB) and German Accounting Standard DRS 17 were as follows:

124 EMOLUMENTS OF THE EXECUTIVE BOARD IN ACCORDANCE WITH THE GERMAN COMMERCIAL CODE (HGB)

in EUR	2016	2017
Fixed emoluments/Benefits in kind/ Other benefits	3,772,668	3,479,379
Variable cash emoluments short-term	3,778,902	3,537,853
Variable cash emoluments long-term	2,519,268	2,358,568

TOTAL CASH EMOLUMENTS	10,070,838	9,375,800

Long Term Incentive Plan (value on the grant date)	2,875,045	2,925,039
TOTAL EMOLUMENTS (HGB)	12,945,883	12,300,839
Service cost for pension obligation	736,174	842,576

TOTAL EMOLUMENTS	13,682,057	13,143,415

125 SHARES GRANTED FROM SHARE-BASED PAYMENTS

	2016		2017
	units	Value per unit when granted in EUR	units	Value per unit when granted in EUR
Options (LTIP 2012)	41,196	55.83	29,840	78.42
Matching shares (LTIP 2012)	4,737	121.40	3,672	159.31

F.3-84

In the reporting year as well as the in the year before, there were no advances or loans to members of the Executive Board.

Total remuneration paid to former members of the Executive Board and their surviving dependants amounted to EUR 2,944,748 (2016: EUR 10,202,212). A provision of EUR 58,364,954 (2016: EUR 59,710,818) has been made in The Linde Group for current pensions and future pension benefits in respect of former members of the Executive Board and their surviving dependants. Within Linde AG, the corresponding provision was EUR 47,625,733 (2016: EUR 46,747,736).

The emoluments of the Executive Board in accordance with IAS 24.17, based on the cost incurred in the financial year, were as follows:

126 EMOLUMENTS OF THE EXECUTIVE BOARD IN ACCORDANCE WITH IFRS

in EUR	2016	2017
Short-term cash emoluments	7,551,570	7,017,232
Long-term cash emoluments	2,519,268	2,358,568
TOTAL CASH EMOLUMENTS	10,070,838	9,375,800
Change in value of virtual shares	–133,253	41,526
Cost Long Term Incentive Plan	–161,942	1,397,378
Service cost for pension obligation	953,525	1,112,822

TOTAL EMOLUMENTS (IFRS)	10,729,168	11,927,526

No post-employment benefits arose in the 2017 financial year (2016: EUR 6,565,134).

The remuneration report presents the basic features and structure of the remuneration of the Executive Board. It is presented on PAGES 24 TO 39 of the 2017 Financial Report as part of the combined management report.

[34] Declaration of compliance with the German Corporate Governance Code

The Executive Board and Supervisory Board of Linde AG have approved the prescribed declaration pursuant to § 161 of the German Stock Corporation Act (AktG) on the recommendations of the German Corporate Governance Code and made it accessible to the shareholders on a permanent basis. The Declaration of Compliance has been published on the Internet at WWW.LINDE.COM/DECLARATIONOFCOMPLIANCE.

A detailed commentary on corporate governance at Linde is set out in the Corporate Governance section of the Financial Report.

F.3-85

[35] Other Board memberships

[Disclosures regarding other Board memberships are as at 31 December 2017 or as at the date of appointment to or retirement from the Supervisory Board]

Supervisory Board

Members of the Supervisory Board of Linde Aktiengesellschaft are members of the following other German statutory supervisory boards and comparable German and foreign boards:

PROFESSOR DR WOLFGANG REITZLE

Chairman of the Supervisory Board of Linde AG, former Chief Executive Officer of Linde AG

•	EXTERNAL OFFICES:

Axel Springer SE

Continental AG (Chairman of the Supervisory Board)

Medical Park (Chairman of the Supervisory Board)

•	EXTERNAL OFFICES:

Ivoclar Vivadent AG

(Member of the Administrative Board)

GERNOT HAHL

Deputy Chairman of the Supervisory Board of Linde AG

since 1 January 2018,

Chairman of the Worms Works Council,

Gases Division, Linde AG

FRANZ FEHRENBACH

Second Deputy Chairman of the Supervisory Board of Linde AG

since 10 May 2017,

Chairman of the Supervisory Board of Robert Bosch GmbH, Managing Partner of Robert Bosch Industrietreuhand KG

•	EXTERNAL OFFICES:

BASF SE

Robert Bosch GmbH

(Chairman of the Supervisory Board)

STIHL AG (Deputy Chairman of the Supervisory Board)

•	EXTERNAL OFFICES:

STIHL Holding AG & Co. KG

(Member of the Advisory Board)

PROFESSOR DR ANN-KRISTIN ACHLEITNER

Professor at the Technical University Munich [TUM]

•	EXTERNAL OFFICES:

Deutsche Börse Aktiengesellschaft

Münchener Rückversicherungs-Gesellschaft

Aktiengesellschaft, Munich

•	EXTERNAL OFFICES:

ENGIE SA (Member of the Administrative Board)

PROFESSOR DR CLEMENS BÖRSIG

Former Chairman of the Supervisory Board of Deutsche Bank AG

•	EXTERNAL OFFICES:

Daimler AG

•	EXTERNAL OFFICES:

Emerson Electric Co.

(Member of the Board of Directors)

F.3-86

ANKE COUTURIER

Head of Global Pensions, Linde AG

DR THOMAS ENDERS

Chief Executive Officer of Airbus SE

(Member of the Supervisory Board since 10 May 2017)

•	GROUP OFFICES:

Airbus Defence and Space GmbH

(Chairman of the Supervisory Board)

•	EXTERNAL OFFICES:

WORLDVU Satellites Ltd. (OneWeb)

(Member of the Board of Directors)

•	GROUP OFFICES:

Airbus SAS (Member of the Shareholder Board)

Airbus Helicopters SAS

(Chairman of the Supervisory Board)

Airbus DS Holdings B.V.

(Chairman of the Supervisory Board)

DR MARTIN KIMMICH

Second Authorised Representative, IG Metall Munich

•	EXTERNAL OFFICES:

MTU Aero Engines AG

Nokia Solutions and Networks Management GmbH

DR VICTORIA OSSADNIK

Vice President (VP) Enterprise Services Delivery at Microsoft Deutschland GmbH

ANDREA RIES

Chair of the Unterschleissheim Works Council,

Gases Division, Linde AG

(Member of the Supervisory Board since 1 January 2018)

XAVER SCHMIDT

Head of department,

Chairman of IG Bergbau, Chemie, Energie Hanover

FRANK SONNTAG

Chairman of the Dresden Works Council,

Engineering Division, Linde AG

The following members resigned from the Supervisory Board in the 2017 financial year:

MICHAEL DIEKMANN

Second Deputy Chairman of the Supervisory Board of Linde AG,

Chairman of the Supervisory Board of Allianz SE

(Member and Second Deputy Chairman of the Supervisory Board up until 10 May 2017)

•	EXTERNAL OFFICES:

Allianz SE (Chairman of the Supervisory Board)

BASF SE (Deputy Chairman of the Supervisory Board)

Fresenius Management SE

Fresenius SE & Co. KGaA

(Deputy Chairman of the Supervisory Board)

Siemens AG

HANS-DIETER KATTE

Deputy Chairman of the Supervisory Board of Linde AG,

Member of the Pullach Works Council,

Engineering Division, Linde AG, up until 31 December 2017

(Member and Deputy Chairman of the Supervisory Board up until 31 December 2017)

F.3-87

Executive Board

In addition to their individual management functions in affiliated companies and in companies in which an investment is held, members of the Executive Board of Linde Aktiengesellschaft are members of the following German statutory supervisory boards and comparable

German and foreign boards:

PROFESSOR DR ALDO BELLONI

Chief Executive Officer

•	EXTERNAL OFFICES:

Evonik Industries AG

DR CHRISTIAN BRUCH

Member of the Executive Board

BERND EULITZ

Member of the Executive Board

•	GROUP OFFICES:

African Oxygen Limited, Johannesburg

(Chairman of the Board of Directors)

SANJIV LAMBA

Member of the Executive Board

•	GROUP OFFICES:

LINDE INDIA LIMITED

(Chairman of the Board of Directors)

DR SVEN SCHNEIDER

Member of the Executive Board (since 8 March 2017)

•	MEMBERSHIP OF OTHER GERMAN

STATUTORY SUPERVISORY BOARDS

•	MEMBERSHIP OF COMPARABLE

GERMAN AND FOREIGN BOARDS

F.3-88

[36] Contingent liabilities and other financial commitments

127 CONTINGENT LIABILITIES

in EUR m	31.12.2016	31.12.2017
Guarantees	1	2
Warranties	—	—
Other contingent liabilities	73	69

TOTAL	74	71

Warranties and guarantee agreements

Contingent liabilities arise at Linde from guarantees and warranties, among other things. In exceptional cases, Linde enters into warranties with banks to secure loans of non-consolidated companies.

Other contingent liabilities mainly include penalties and interest for a potential subsequent tax payment in Brazil. Judicial proceedings have been ongoing in this matter for some years now. It is not possible to reliably pinpoint the timing of potential cash outflows. There is no entitlement to reimbursement.

In the 2017 financial year, contingent assets of EUR 2 m were also recognised. These relate, among other things, to potential reimbursements of litigation expenses if a judgment is passed in Linde’s favour.

Other contingencies

The Engineering Division regularly enters into contracts with consortium partners to build turnkey industrial plants, under which the consortium partners assume joint and several liability to the customer for the total volume of the contract. There are clear internal rules here as to how the liability should be split between the partners. At present, there are plant construction orders with one of our consortium partners totalling EUR 7 m (2016: EUR 732 m). Linde currently anticipates that there will be no joint and several liability claim and has therefore not disclosed any contingent liability in respect of these contracts.

Other financial commitments

Other financial commitments include lease commitments relating to operating leases and commitments relating to orders. Commitments relating to orders are in respect of open orders for which a contractual payment obligation has already been agreed.

128 OTHER FINANCIAL COMMITMENTS

in EUR m	31.12.2016	31.12.2017
Obligations under non-cancellable operating leases	538	485
Capital expenditure commitment (tangible fixed assets)	247	360
Capital expenditure commitment (intangible assets)	3	1

TOTAL	788	846

129 PROCUREMENT LEASES

in EUR m	31.12.2016	31.12.2017
Total future minimum lease payments (gross investment)
due within one year	131	119
due in one to five years	262	246
due in more than five years	145	120

TOTAL	538	485

The minimum lease payments relate to leased buildings, technical equipment, fixtures, furniture and equipment (procurement leases). They are in respect of a large number of individual contracts. In the 2017 financial year, costs arising from operating leases of EUR 296 m (2016: EUR 297 m) were recognised.

Litigation

The Linde Group or one of its Group companies are involved in current or foreseeable legal or arbitration proceedings in the normal course of business.

F.3-89

In 2010, the Brazilian competition authority CADE imposed fines on a number of gases companies, including Linde’s Brazilian subsidiary, on the grounds of alleged anti-competitive business conduct in the years 1998 to 2004. An amount of around BRL 188 m is attributable to The Linde Group in this respect. Based on the exchange rate on the reporting date, this equates to around EUR 47 m. Seen from today’s perspective and as a result of positive judgments in the first and second instance, Linde assumes that this decision will not stand up to judicial review in the third instance either, and deems the possibility of cash outflows to be extremely unlikely. As a result, no provision has been set up as a liability, and the matter is not reflected in the contingent liabilities either.

Linde is also party to various current or foreseeable legal or arbitration proceedings in respect of which the probability of a claim is unlikely or the impact on the economic situation of The Linde Group will be immaterial. Appropriate provisions for potential financial liabilities have been made in the relevant Group company for all other proceedings in which Linde is involved.

[37] Auditors’ fees and services

130 AUDITORS’ FEES AND SERVICES

in EUR m	2016		2017
	Group	Thereof KPMG AG1	Group	Thereof KPMG AG1
Audit (including expenses)	11	5	11	5
Other attestation services	1	—	2	2
Tax consultancy	1	—	1	—
Other services	—	—	11	11
TOTAL	13	5	25	18

[1]	KPMG AG Wirtschaftsprüfungsgesellschaft.

The fees relating to the audit of the annual financial statements include the expenses for the audit of the Group financial statements of The Linde Group, the audit of the annual financial statements of Linde AG, audits of subsidiaries included in the Group financial statements and the expenses for the quarterly audit reviews.

Other attestation services mainly relate to the issue of comfort letters, due diligence reviews and other audits required by law or in accordance with contractual provisions, such as those required under the German Renewable Energy Act (EEG) or pursuant to § 20 of the German Securities Trading Act (WpHG) old version (EMIR).

Tax consultancy costs relate mainly to the preparation of tax returns, transfer pricing analyses, tax advice relating to current or proposed business transactions and the assessment of individual tax-related scenarios.

The fees for other services relate mainly to consultancy services in connection with the initial introduction of new accounting standards (e.g. IFRS 9, 15, 16), the review of IT systems and the use of IT applications, consultancy services and quality assurance relating to the implementation of current and potential future regulatory requirements (e.g. EU General Data Protection Regulation, Sarbanes-Oxley Act), as well as support in preparing for the planned merger with Praxair Inc.

F.3-90

[38] Reconciliation of key financial figures

The key financial figures relating to The Linde Group are presented below after adjusting for special items. Special items are items which, due to their nature, frequency and/or extent, are likely to have an adverse impact on how accurately the key financial figures reflect the sustainability of the earning capacity of The Linde Group in the capital market. In the 2017 financial year, restructuring costs and costs in connection with the planned merger with Praxair were classified as special items.

131 RECONCILIATION OF KEY FINANCIAL FIGURES

in EUR m	31.12.2016			31.12.2017
	As reported	Special items	Key financial figures before special items	As reported	Special items	Key financial figures before special items
Revenue	16,948	—	16,948	17,113	—	17,113
Cost of sales	–10,847	27	–10,820	–11,274	81	–11,193
GROSS PROFIT	6,101	27	6,128	5,839	81	5,920
Research and development costs, marketing, selling and administration expenses	–4,228	99	–4,129	–4,116	292	–3,824
Other operating income and expenses	189	—	189	202	—	202
Share of profit or loss from associates and joint ventures (at equity)	13	—	13	19	—	19
EBIT FROM CONTINUING OPERATIONS	2,075	126	2,201	1,944	373	2,317
Financial result	–324	—	–324	–265	—	–265
Income tax expense	–424	–31	–455	–143	–98	–241
PROFIT FOR THE YEAR FROM CONTINUING OPERATIONS	1,327	95	1,422	1,536	275	1,811
PROFIT FOR THE YEAR FROM DISCONTINUED OPERATIONS	–52	—	–52	30	—	30
PROFIT FOR THE YEAR	1,275	95	1,370	1,566	275	1,841
attributable to Linde AG shareholders	1,154	94	1,248	1,434	275	1,709
attributable to non-controlling interests	121	1	122	132	—	132
Amortisation of intangible assets/depreciation of tangible assets from continuing operations	–1,897	—	–1,897	–1,896	—	–1,896
OPERATING PROFIT FROM CONTINUING OPERATIONS	3,972	126	4,098	3,840	373	4,213
Equity including non-controlling interests[1]	15,034	95	15,129	14,609	275	14,884
+ Financial debt	8,528	—	8,528	8,019	—	8,019
+ Liabilities from finance leases	74	—	74	54	—	54
Less: Receivables from finance leases	214	—	214	103	—	103
Less: Cash, cash equivalents and securities	1,594	—	1,594	2,055	—	2,055
+ Net pension obligations	1,449	—	1,449	1,141	—	1,141
CAPITAL EMPLOYED	23,277	95	23,372	21,665	275	21,940
EARNINGS PER SHARE FROM CONTINUING OPERATIONS IN EUR – UNDILUTED	6.50	0.50	7.00	7.56	1.48	9.04
EARNINGS PER SHARE FROM CONTINUING OPERATIONS IN EUR – DILUTED	6.48	0.51	6.99	7.56	1.48	9.04
RETURN ON CAPITAL EMPLOYED (ROCE) IN % – CONTINUING OPERATIONS	8.9		9.4	8.7		10.2

[1]	For the purposes of calculating the capital employed from continuing operations, the equity of The Linde Group was adjusted by the equity of Gist.

F.3-91

[39] List of shareholdings of The Linde Group and Linde AG at 31 December 2017 in accordance with the provisions of § 313 (2) of the German Commercial Code (HGB)

The results of companies acquired in 2017 are included as of the date of acquisition. The information about the equity and the net income or net loss of the companies is as at 31 December 2017 and complies with International Financial Reporting Standards, unless specifically disclosed below.

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/ loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
AFROX – África Oxigénio, Limitada	Luanda	AGO	100		—	—
LINDE GAS MIDDLE EAST LLC	Abu Dhabi	ARE	49	49	2.1	–3.9	f
LINDE HEALTHCARE MIDDLE EAST LLC	Abu Dhabi	ARE	49	49	–7.7	–1.3	f
LINDE HELIUM M E FZCO	Jebel Ali	ARE	100		4.7	0.6
Linde Electronics GmbH	Stadl-Paura	AUT	100		11.4	1.5
Linde Gas GmbH	Stadl-Paura	AUT	100		297.2	21.6
PROVISIS Gase & Service GmbH	Bad Wimsbach- Neydharting	AUT	100		1.7	0.5
Linde Gas Belgium NV	Grimbergen	BEL	100		3.9	0.9
Linde Homecare Belgium SPRL	Scladina	BEL	100	100	3.7	0.5
Linde Gas Bulgaria EOOD	Stara Zagora	BGR	100		7.7	–0.1
“Linde Gaz Bel” FLLC	Telmy	BLR	100	99	0.3	–0.3
AFROX GAS & ENGINEERING SUPPLIES (BOTSWANA) (PTY) LIMITED	Gaborone	BWA	100		—	—
BOTSWANA OXYGEN COMPANY (PTY) LIMITED	Gaborone	BWA	100		—	—
BOTSWANA STEEL ENGINEERING (PTY) LIMITED	Gaborone	BWA	100		—	—
HANDIGAS (BOTSWANA) (PTY) LIMITED	Gaborone	BWA	100		—	—
HEAT GAS (PTY) LIMITED	Gaborone	BWA	100		—	—
KIDDO INVESTMENTS (PTY) LIMITED	Gaborone	BWA	100		—	—
PanGas AG	Dagmersellen	CHE	100		103.8	23.5
RDC GASES & WELDING (DRL) LIMITED	Lubumbashi	COD	100		0.8	—
LINDE HADJIKYRIAKOS GAS LIMITED	Nicosia	CYP	51	51	10.6	1.7
Linde Gas a.s.	Prague	CZE	100		183.2	57.8
Linde Sokolovská s.r.o.	Prague	CZE	100		30.0	7.4
Gas & More GmbH	Pullach	DEU	100		0.1	—	a
Hydromotive GmbH & Co. KG	Leuna	DEU	100	100	3.4	0.4
Hydromotive Verwaltungs-GmbH	Leuna	DEU	100	100	0.1	—
Linde Electronics GmbH & Co. KG	Pullach	DEU	100	100	21.7	–3.3
Linde Electronics Verwaltungs GmbH	Pullach	DEU	100	100	14.8	3.2
Linde Gas Produktionsgesellschaft mbH & Co. KG	Pullach	DEU	100	100	341.5	3.5
Linde Gas Therapeutics GmbH	Oberschleißheim	DEU	100		47.2	—	a
Linde Gas Verwaltungs GmbH	Pullach	DEU	100	100	—	—

F.3-92

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Linde Hydrogen Concepts GmbH	Pullach	DEU	100		8.5	0.2
Linde Remeo Deutschland GmbH	Blankenfelde- Mahlow	DEU	100		4.0	—	a
Linde Schweißtechnik GmbH	Pullach	DEU	100		1.2	—	a
Linde Welding GmbH	Pullach	DEU	100		0.4	—	a
MTA GmbH Medizin-Technischer-Anlagenbau	Mainhausen	DEU	100		0.1	—	a
Nauticor Beteiligungs-GmbH	Hamburg	DEU	100	100	—	—
Nauticor GmbH & Co. KG	Hamburg	DEU	100	100	2.8	–1.7
Tega-Technische Gase und Gasetechnik Gesellschaft mit beschränkter Haftung	Würzburg	DEU	100	6	2.8	—	a
Unterbichler Gase GmbH	Munich	DEU	100		1.0	—	a
AGA A/S	Copenhagen	DNK	100		25.0	11.6
GI/LINDE ALGERIE SPA	Algiers	DZA	100	40	8.5	1.5
Linde Gas Algerie S.p.A.	Algiers	DZA	66	66	88.1	14.0
Abelló Linde, S.A.U.	Puçol	ESP	100	100	154.5	28.7
LINDE ELECTRONICS, S.L.	Puçol	ESP	100		1.3	5.1
Linde Médica, S.L.	Puçol	ESP	100		122.2	7.9
LINDE MEDICINAL, S.L.	Puçol	ESP	100		263.3	15.5
AS Eesti AGA	Tallinn	EST	100		33.0	1.1
Kiinteistö Oy Karakaasu	Espoo	FIN	100		–2.1	—	c
Kiinteistö Oy Karaportti	Espoo	FIN	100		–3.4	—	c
Oy AGA Ab	Espoo	FIN	100		755.5	7.7	c
TK-Teollisuuskaasut Oy	Espoo	FIN	100		–0.5	—	c
LINDE ELECTRONICS SAS	Saint-Priest	FRA	100		3.1	0.2
Linde France S.A.	Saint-Priest	FRA	100		132.8	3.9
LINDE HOMECARE FRANCE SAS	Saint-Priest	FRA	100		26.8	—
ALLWELD INDUSTRIAL AND WELDING SUPPLIES LIMITED	Guildford	GBR	100		–0.3	—	c, d
BOC HEALTHCARE LIMITED	Guildford	GBR	100		0.7	0.1
BOC TRUSTEES LIMITED	Guildford	GBR	100		—	—	c
EXPRESS INDUSTRIAL & WELDING SUPPLIES LIMITED	Guildford	GBR	100		1.0	–0.2	c, d
FLUOROGAS LIMITED	Guildford	GBR	100		0.1	—
FUTURE INDUSTRIAL AND WELDING SUPPLIES LTD.	Guildford	GBR	100		0.7	0.2	c, d
GAFFNEY INDUSTRIAL & WELDING SUPPLIES LTD	Guildford	GBR	80		1.7	0.1	c, d
GAS & GEAR LIMITED	Guildford	GBR	100		—	—	c, d
INDUSTRIAL & WELDING SUPPLIES (NORTH WEST) LIMITED	Guildford	GBR	100		–1.4	0.1	c, d
INDUSTRIAL AND WELDING MANAGEMENT LIMITED	Guildford	GBR	100		—	–0.1	c, d
INDUSTRIAL SUPPLIES & SERVICES LIMITED	Guildford	GBR	100		11.5	0.8	c, d

F.3-93

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
IWS (INDUSTRIAL & WELDING SUPPLIES) LIMITED	Guildford	GBR	100		–0.5	—	c, d
LEEN GATE INDUSTRIAL & WELDING SUPPLIES (SCOTLAND) LIMITED	Guildford	GBR	100		0.7	—	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES (LINCOLN) LIMITED	Guildford	GBR	100		0.2	—	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES (NORTH EAST) LIMITED	Guildford	GBR	100		0.8	–0.1	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES (NOTTINGHAM) LIMITED	Guildford	GBR	100		–0.6	—	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES LIMITED	Guildford	GBR	100		0.6	0.1	c, d
LINDE GAS HOLDINGS LIMITED	Guildford	GBR	100	100	—	4.3	c, d
LINDE HELIUM HOLDINGS LIMITED	Guildford	GBR	100		—	4.3	c, d
PENNINE INDUSTRIAL & WELDING SUPPLIES LIMITED	Guildford	GBR	100		–0.1	–0.1	c, d
REMEO HEALTHCARE LIMITED	Guildford	GBR	100		0.2	0.2
ROCK INDUSTRIAL & WELDING SUPPLIES LIMITED	Guildford	GBR	88		2.3	0.4	c, d
RYVAL GAS LIMITED	Guildford	GBR	100		—	—	c, d
WELDER EQUIPMENT SERVICES LIMITED	Guildford	GBR	100		0.4	—	c, d
WESSEX INDUSTRIAL & WELDING SUPPLIES LIMITED	Guildford	GBR	100		–0.3	—	c, d
Linde Hellas Monoprosopi E.P.E.	Mandra	GRC	100	100	36.1	0.3
Linde Gáz Magyarország Zrt.	Répcelak	HUN	100		123.3	32.6
BOC (TRADING) LIMITED	Dublin	IRL	100		—	—	c
BOC GASES IRELAND HOLDINGS LIMITED	Dublin	IRL	100		7.3	30.0
BOC Gases Ireland Limited	Dublin	IRL	100		61.8	43.2	c
COOPER CRYOSERVICE LIMITED	Dublin	IRL	100		1.7	—
ISAGA ehf.	Reykjavík	ISL	100		24.6	4.9
Linde Gas Italia S.r.l.	Arluno	ITA	100		136.5	0.7
LINDE MEDICALE Srl	Arluno	ITA	100		27.3	–3.4
REMEO MEDICALE S.P.A.	Arluno	ITA	100		—	—
TOO Linde Gaz Kazakhstan	Almaty	KAZ	100	100	1.4	2.7
TOO Linde Technical Gases Temirtau	Almaty	KAZ	100	100	—	—
BOC Kenya Limited	Nairobi	KEN	65		11.2	0.3
AFROX (LESOTHO) (PTY) LTD	Maseru	LSO	100		1.0	0.1
LESOTHO OXYGEN COMPANY (PTY) LIMITED	Maseru	LSO	100		—	—
UAB “AGA”	Vilnius	LTU	100		5.2	—
AGA SIA	Riga	LVA	100		27.4	4.2
LINDE GAS BITOLA DOOEL Skopje	Skopje	MKD	100		0.6	—
Afrox Moçambique, Limitada	Maputo	MOZ	100		3.1	0.4	c
BOC GASES MOZAMBIQUE LIMITED	Maputo	MOZ	100		1.2	1.2	c
Linde Gases Moçambique, Limitada	Maputo	MOZ	100		—	—	c

F.3-94

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
AFROX INTERNATIONAL LIMITED	Port Louis	MUS	100		—	—
Afrox Malawi Limited	Blantyre	MWI	79		—	1.3
IGL (PTY) LIMITED	Windhoek	NAM	100		6.5	2.9
IGL PROPERTIES (PTY) LIMITED	Windhoek	NAM	100		0.2	0.1
NAMOX Namibia (PTY) LIMITED	Windhoek	NAM	100		0.1	—	d
REPTILE INVESTMENT NINE (PTY) LIMITED	Windhoek	NAM	100		—	—	d
REPTILE INVESTMENT TEN (PTY) LIMITED	Windhoek	NAM	100		0.1	—	d
BOC Gases Nigeria Plc	Lagos	NGA	60		5.4	0.6
B.V. Nederlandse Pijpleidingmaatschappij	Rotterdam	NLD	100		2.3	–4.3
Linde Electronics B.V.	Schiedam	NLD	100		8.2	2.6
Linde Gas Benelux B.V.	Schiedam	NLD	100		129.9	16.8
Linde Gas Cryoservices B.V.	Hedel	NLD	100		0.2	–0.4
Linde Gas Therapeutics Benelux B.V.	Eindhoven	NLD	100		27.2	–5.2
Linde Homecare Benelux B.V.	Nuland	NLD	100		4.3	1.2
Naamloze Vennootschap Linde Gas Benelux	Schiedam	NLD	100		286.5	24.7
OCAP CO2 B.V.	Schiedam	NLD	100		5.8	2.1
AGA AS	Oslo	NOR	100		48.5	22.3
Eurogaz-Gdynia Sp. z o.o.	Gdynia	POL	99		4.8	0.4
LINDE GAZ POLSKA Spółka z o.o.	Krakow	POL	100	100	121.2	10.5
LINDE GLOBAL SERVICES PORTUGAL, UNIPESSOAL LDA	Maia	PRT	100		0.9	0.1
LINDE PORTUGAL, LDA	Lisbon	PRT	100		81.5	–0.1
LINDE SAÚDE, LDA	Maia	PRT	100		34.2	9.3
Gas Pentru Gaze Si Aparatura S.R.L.	Cluj-Napoca	ROU	100		—	—
ITO Industries International SA	Bucharest	ROU	100		0.6	–0.2
LINDE GAZ ROMANIA S.R.L.	Timisoara	ROU	100		169.0	24.4
Rodmir Expert SA	Bucharest	ROU	100		–0.3	–0.2
AO “Linde Gas Rus”	Balashikha	RUS	100	100	37.0	–8.4
AO “Linde Uraltechgaz”	Yekaterinburg	RUS	74	74	10.2	0.7
Linde Jubail Industrial Gases Factory LLC	Al-Khobar	SAU	100	84	142.1	8.3
Saudi Industrial Gas Company	Al-Khobar	SAU	51		59.1	–0.6
LINDE GAS SRBIJA Industrija gasova a.d. Bečej	Bečej	SRB	87	87	8.7	0.7
Aries 94 s.r.o.	Bratislava	SVK	100		2.7	0.5
Linde Gas k.s.	Bratislava	SVK	100		24.1	5.0
AB Held	Lidingö	SWE	100		—	—
AGA Fastighet Göteborg AB	Lidingö	SWE	100		—	—
AGA Gas Aktiebolag	Lidingö	SWE	100		—	—
AGA Industrial Gas Engineering Aktiebolag	Lidingö	SWE	100		—	—
AGA International Investment Aktiebolag	Lidingö	SWE	100		—	—
AGA Medical Aktiebolag	Lidingö	SWE	100		—	—
Agatronic AB	Lidingö	SWE	100		0.1	—

F.3-95

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Flaskgascentralen i Malmö Aktiebolag	Svedala	SWE	100		—	—
Linde Healthcare AB	Lidingö	SWE	100		19.8	1.6
NORLIC AB	Lidingö	SWE	90		16.0	—
Svenska Aktiebolaget Gasaccumulator	Lidingö	SWE	100		0.1	—
Svets Gas Aktiebolag	Lidingö	SWE	100		—	—
HANDIGAS SWAZILAND (PTY) LIMITED	Mbabane	SWZ	100		—	—
SWAZI OXYGEN (PTY) LIMITED	Mbabane	SWZ	100		2.0	1.6
Linde Gas Tunisie S.A.	Ben Arous	TUN	60	60	4.4	0.3
İsdemir Linde Gaz Ortaklığı A.Ş.	Dörtyol	TUR	50		8.0	2.2	f, i
Linde Gaz Anonim Şirketi	Istanbul	TUR	100	100	58.8	–4.9
BOC Tanzania Limited	Dar es Salaam	TZA	100		0.3	–0.2
BOC Uganda Limited	Kampala	UGA	100		0.8	0.1
Private Joint Stock Company “Linde Gas Ukraine”	Dnipro	UKR	100	96	–9.4	10.2
African Oxygen Limited	Johannesburg	ZAF	56		258.4	39.0
AFROX (PROPRIETARY) LIMITED	Johannesburg	ZAF	100		—	—
AFROX AFRICAN INVESTMENTS (PTY) LIMITED	Johannesburg	ZAF	100		12.4	13.2	d
AFROX EDUCATIONAL SERVICES (PROPRIETARY) LTD	Johannesburg	ZAF	100		—	—
AFROX PROPERTIES (PTY) LIMITED	Johannesburg	ZAF	100		—	–0.1
AMALGAMATED GAS AND WELDING (PTY) LIMITED	Johannesburg	ZAF	100		—	—
AMALGAMATED WELDING AND CUTTING HOLDINGS (PROPRIETARY) LIMITED	Johannesburg	ZAF	100		—	—
AWCE (PROPRIETARY) LIMITED	Johannesburg	ZAF	100		—	—	c
HUMAN PERFORMANCE SYSTEMS (PTY) LIMITED	Johannesburg	ZAF	100		—	—
INDUSTRIAL RESEARCH AND DEVELOPMENT (PTY) LIMITED	Johannesburg	ZAF	100		0.2	—
ISAS TRUST	Johannesburg	ZAF	100		16.6	1.1
NASIONALE SWEISWARE (PTY) LTD	Johannesburg	ZAF	100		—	—
NICOWELD (PTY) LIMITED	Sandton	ZAF	100		—	—
PPE-ISIZO (PTY) LIMITED	Johannesburg	ZAF	100		—	—
SAFETY GAS (PROPRIETARY) LIMITED	Johannesburg	ZAF	100		—	—
AFROX ZAMBIA LIMITED	Ndola	ZMB	70		8.3	2.1
BOC Zimbabwe (Private) Limited	Harare	ZWE	100		29.4	3.6

F.3-96

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Asia/Pacific
AUSCOM HOLDINGS PTY LIMITED	North Ryde	AUS	100		0.9	—
BOC CUSTOMER ENGINEERING PTY LTD	North Ryde	AUS	100		8.1	—
BOC GASES FINANCE LIMITED	North Ryde	AUS	100		46.6	47.5
BOC GROUP PTY LIMITED	North Ryde	AUS	100		–4.4	—
BOC Limited	North Ryde	AUS	100		258.9	100.3
BOGGY CREEK PTY LIMITED	North Ryde	AUS	100		5.2	0.5
ELGAS AUTOGAS PTY LIMITED	North Ryde	AUS	100		–10.7	—
ELGAS LIMITED	North Ryde	AUS	100		234.5	70.1
ELGAS RETICULATION PTY LIMITED	North Ryde	AUS	100		5.1	0.3
PACIFIC ENGINEERING SUPPLIES PTY LIMITED	North Ryde	AUS	100		–1.4	—
SOUTH PACIFIC WELDING GROUP PTY LIMITED	North Ryde	AUS	100		4.1	1.1
TIAMONT PTY LIMITED	North Ryde	AUS	100		6.0	0.7
UNIGAS JOINT VENTURE PARTNERSHIP	Mulgrave	AUS	100		21.2	–0.3
UNIGAS TRANSPORT FUELS PTY LTD	North Ryde	AUS	100		0.2	—
Linde Bangladesh Limited	Dhaka	BGD	60		37.3	10.7
Anhui JuLan Industrial Gases Co., Ltd.	Lu'an	CHN	100		0.4	–0.7
ASIA UNION (SHANGHAI) ELECTRONIC CHEMICAL COMPANY LIMITED	Shanghai	CHN	100		—	—
AUECC Shanghai	Shanghai	CHN	100		—	–2.1
AUECC Shanghai Co. Ltd.	Shanghai	CHN	100		13.5	—
BOC (China) Holdings Co., Ltd.	Shanghai	CHN	100		203.9	18.3
BOC Gases (Nanjing) Company Limited	Nanjing	CHN	100		6.7	0.1
BOC Gases (Suzhou) Co., Ltd.	Suzhou	CHN	100		51.5	1.5
BOC Gases (Tianjin) Company Limited	Tianjin	CHN	100		4.3	–2.6
BOCLH Industrial Gases (Chengdu) Co., Ltd	Chengdu	CHN	100		15.6	0.2
BOCLH Industrial Gases (DaLian) Co., Ltd.	Dalian	CHN	100		24.8	3.6
BOCLH Industrial Gases (Shanghai) Co., Ltd.	Shanghai	CHN	100		12.4	1.3
BOCLH Industrial Gases (Songjiang) Co., Ltd.	Shanghai	CHN	100		7.4	2.8
BOCLH Industrial Gases (Suzhou) Co., Ltd.	Suzhou	CHN	100		38.2	4.3
BOCLH Industrial Gases (Waigaoqiao) Co., Ltd.	Shanghai	CHN	100		2.6	1.2
BOCLH Industrial Gases (Xiamen) Co., Ltd.	Xiamen	CHN	100		5.5	–1.0
BOC-TISCO GASES CO., Ltd	Taiyuan	CHN	50		121.5	27.3	f, i
Dalian Xizhong Island Linde Industrial Gases Co., Ltd.	Dalian	CHN	70		0.1	—
Fuzhou Linde Lienhwa Gases Co., Ltd	Fuqing	CHN	100		13.1	0.8
Guangkong Industrial Gases Company Limited	Guangzhou	CHN	50		31.3	1.4	f, i
Guangzhou Pearl River Industrial Gases	Guangzhou	CHN	50		6.4	–0.1	f, i

F.3-97

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Company Limited
Jianyang Linde Medical Gases Company Limited	Jianyang	CHN	100		1.4	0.1
KunShan Asia Union Electronic Chemical Corp. Co., Ltd.	Kunshan	CHN	65		12.7	—
Linde (Quanzhou) Carbon Dioxide Co. Ltd.	Quanzhou	CHN	100		1.0	–0.1
Linde Arooxy (Xi'an) Life Science Co., Ltd.	Xi'an	CHN	65		1.9	0.2
Linde Carbonic (Wuhu) Company Ltd.	Wuhu	CHN	60		–0.9	–3.9	i
Linde Carbonic Company Ltd., Shanghai	Shanghai	CHN	60	46	7.5	–1.9	i
Linde Dahua (Dalian) Gases Co., Ltd	Dalian	CHN	50		35.8	0.4	f, i
Linde Electronics & Specialty Gases (Suzhou) Co Ltd.	Suzhou	CHN	100	100	10.7	–1.0
Linde Gas Ningbo Ltd.	Ningbo	CHN	100		120.2	8.0
Linde Gas Shenzhen Ltd.	Shenzhen	CHN	100		4.8	0.5
Linde Gas Southeast (Xiamen) Ltd.	Xiamen	CHN	100		3.7	0.5
Linde Gas Xiamen Ltd.	Xiamen	CHN	100	100	37.8	3.2
Linde Gas Zhenhai Ltd.	Ningbo	CHN	100		6.1	1.0
Linde Gases (Changzhou) Company Limited	Changzhou	CHN	100		12.8	2.4
Linde Gases (Chengdu) Co., Ltd.	Chengdu	CHN	100		12.0	0.5
Linde Gases (Fushun) Co., Ltd.	Fushun	CHN	100		1.4	–0.2
Linde Gases (Hefei) Co., Ltd.	Hefei	CHN	100		12.2	0.4
Linde Gases (Huizhou) Co., Ltd.	Huizhou	CHN	100		3.2	–0.1
Linde Gases (Langfang) Co., Ltd.	Langfang	CHN	100		15.2	3.6
Linde Gases (Meishan) Co., Ltd.	Meishan	CHN	100		5.0	–5.4
Linde Gases (Nanjing) Company Limited	Nanjing	CHN	100		–4.9	–0.5
Linde Gases (Shanghai) Co., Ltd.	Shanghai	CHN	100		18.9	1.3
Linde Gases (Suzhou) Company Limited	Suzhou	CHN	100		9.9	0.4
Linde Gases (Taixing) Co., Ltd.	Taixing	CHN	100		10.2	—
Linde Gases (Xuzhou) Company Limited	Xuzhou	CHN	100		18.6	1.1
Linde Gases (Yantai) Co., Ltd.	Yantai	CHN	90		43.7	6.0
Linde Gases (Zhangzhou) Co., Ltd.	Zhangzhou	CHN	100		19.2	2.6
Linde Gases Daxie Company Limited	Ningbo	CHN	100		16.7	3.8
Linde GISE Gas (Guangzhou) Co., Ltd.	Guangzhou	CHN	50		39.9	5.9	f, i
Linde GISE Gas (Shenzhen) Co., Ltd	Shenzhen	CHN	50		23.1	1.3	f, i
Linde Huachang (Zhangjiagang) Gas Co. Ltd.	Zhangjiagang	CHN	75		5.1	0.4	i
Linde Lienhwa China Holding Co., Ltd.	Shanghai	CHN	100		26.2	–0.5
Linde Lienhwa Gases (BeiJing) Co., Ltd.	Beijing	CHN	100		16.4	1.4
Linde Lienhwa Gases (Chengdu) Co., Ltd.	Chengdu	CHN	100		13.8	–0.2
Linde Lienhwa Gases (Wuhan) Co., Ltd	Wuhan	CHN	100		1.3	0.7
Linde Lienhwa Industrial Gases (Xianyang) Co., Ltd.	Xianyang	CHN	100		7.8	–0.1

F.3-98

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Linde Nanjing Chemical Industrial Park Gases Co., Ltd.	Nanjing	CHN	100		7.0	–0.3
Linde Qiangsheng Gases (Nanjing) Co., Ltd.	Nanjing	CHN	100		2.2	–0.1
Ma'anshan BOC-Ma Steel Gases Company Limited	Ma'anshan	CHN	50		91.6	22.6	f, i
Shanghai BOC Gases Co., Ltd.	Shanghai	CHN	100		–1.0	–1.9
Shanghai BOC Huayang Carbon Dioxide Co., Ltd.	Shanghai	CHN	80		–0.7	–0.6
Shanghai HuaLin Industrial Gases Co. Ltd.	Shanghai	CHN	50		87.7	22.2	f, i
Shanghai Linhua Gas Transportation Co., Ltd.	Shanghai	CHN	100		0.6	—
Shenzhen Feiying Industrial Gases Company Limited	Shenzhen	CHN	90		–0.7	–1.7
ZHENJIANG XINHUA INDUSTRIAL GASES CO., LTD.	Zhenjiang	CHN	100		0.1	—
HKO DEVELOPMENT COMPANY LIMITED	Kowloon	HKG	100		—	—
LIEN HWA INDUSTRIAL GASES (HK) LIMITED	Wan Chai	HKG	100		–1.1	—	c
Linde Gas (H.K.) Limited	Hong Kong	HKG	100	100	462.9	21.5
Linde GISE Gases (Hong Kong) Company Limited	Hong Kong	HKG	50		—	—	f, i
Linde HKO Limited	Hong Kong	HKG	100		90.4	62.0
NEW SINO GASES COMPANY LIMITED	Tai Po	HKG	100		1.4	0.9
P.T. Gresik Gases Indonesia	Jakarta	IDN	93		11.1	1.2
P.T. Gresik Power Indonesia	Jakarta	IDN	92		–2.0	–2.8
P.T. Townsville Welding Supplies	Jakarta	IDN	100		–0.3	–0.3
PT. LINDE INDONESIA	Jakarta	IDN	100		10.5	–16.8
BELLARY OXYGEN COMPANY PRIVATE LIMITED	Bellary	IND	50		14.3	1.8	f, i
LINDE INDIA LIMITED	Calcutta	IND	75		174.0	1.3
Linde Korea Co., Ltd.	Pohang	KOR	100		365.5	36.1
PS Chem Co., Ltd.	South Gyeongsangnam Province	KOR	100		6.8	1.3
PSG Co., Ltd.	Busan	KOR	51		38.5	4.3	i
Sam Kwang Gas Tech Co., Ltd.	Seoul	KOR	100		5.3	1.6
Ceylon Oxygen Ltd.	Colombo	LKA	100	100	17.0	–0.1
Linde EOX Sdn. Bhd.	Petaling Jaya	MYS	100		21.7	1.8
Linde Gas Products Malaysia Sdn. Bhd.	Petaling Jaya	MYS	100	100	20.0	–1.8
LINDE INDUSTRIAL GASES (MALAYSIA) SDN. BHD.	Petaling Jaya	MYS	80	80	7.6	—
LINDE MALAYSIA HOLDINGS BERHAD	Petaling Jaya	MYS	100		92.3	5.7
LINDE MALAYSIA SDN. BHD.	Petaling Jaya	MYS	100		164.8	31.1
LINDE ROC SDN. BHD.	Petaling Jaya	MYS	100		0.7	0.1
LINDE WELDING PRODUCTS SDN. BHD.	Petaling Jaya	MYS	100		0.5	–0.1

F.3-99

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
BOC LIMITED	Auckland	NZL	100		56.5	28.2
BOC NEW ZEALAND HOLDINGS LIMITED	Auckland	NZL	100		35.9	22.0
ELGAS LIMITED	Auckland	NZL	100		20.4	3.2
SOUTH PACIFIC WELDING GROUP (NZ) LIMITED	Auckland	NZL	100		0.1	—
Linde Pakistan Limited	Karachi	PAK	60		14.9	2.1
BATAAN INDUSTRIAL GASES, INC.	Pasig	PHL	100		0.6	—
BOC (PHILS.) HOLDINGS, INC.	Pasig	PHL	100		20.8	0.5
CHATSWOOD INC.	Makati	PHL	62		—	—	c
CIGC CORPORATION	Pasig	PHL	100		1.3	0.1
CRYO INDUSTRIAL GASES, INC	Pasig	PHL	100		0.3	–0.1
DAVAO OXYGEN CORPORATION	Mandaue	PHL	100		—	—	c
GRANDPLAINS PROPERTIES, INC.	Pasig	PHL	40		2.1	–0.1	f, i
LINDE PHILIPPINES (SOUTH), INC.	Mandaue	PHL	100		23.3	0.3
LINDE PHILIPPINES, INC.	Pasig	PHL	100		25.5	0.3
ROYAL SOUTHMEADOWS, INC.	Mandaue	PHL	40		0.9	0.1	f, i
BOC Papua New Guinea Limited	Lae	PNG	74		26.2	2.6
Linde Gas Asia Pte Ltd	Singapore	SGP	100		0.4	3.9
Linde Gas Singapore Pte. Ltd.	Singapore	SGP	100	100	38.6	8.2
LINDE TREASURY ASIA PACIFIC PTE.LTD.	Singapore	SGP	100		0.5	0.1
BOC GASES SOLOMON ISLANDS LIMITED	Honiara	SLB	100		3.8	0.4
KTPV (THAILAND) LIMITED	Chachoengsao	THA	100		13.0	—
Linde (Thailand) Public Company Limited	Samut Prakan	THA	100		172.4	10.9
Linde Air Chemicals Limited	Samut Prakan	THA	99		37.2	6.7
Linde HyCO Limited	Samut Prakan	THA	100		20.0	–0.2
MIG Production Company Limited	Samut Prakan	THA	54		62.7	9.7
RAYONG ACETYLENE LIMITED	Samut Prakan	THA	87		2.9	0.1
SKTY (Thailand) Limited	Chachoengsao	THA	100		–23.1	86.1
T.I.G. TRADING LIMITED	Samut Prakan	THA	100		5.1	0.2
ASIA UNION ELECTRONIC CHEMICAL CORPORATION	Taipei	TWN	70		33.8	3.3
CONFEDERATE TECHNOLOGY COMPANY LIMITED	Taichung	TWN	91		11.9	3.1	c
FAR EASTERN INDUSTRIAL GASES COMPANY LIMITED	Kaohsiung	TWN	55		10.4	1.6	c
LIEN CHIA INDUSTRIAL GASES COMPANY LIMITED	Chiayi	TWN	100		0.1	—	c
LIEN CHUAN INDUSTRIAL GASES COMPANY LIMITED	Zhongli	TWN	100		0.2	0.1	c
LIEN FUNG PRECISION TECHNOLOGY DEVELOPMENT CO., LTD	Taichung	TWN	100		4.3	0.8	c
LIEN HWA COMMONWEALTH CORPORATION	Taipei	TWN	100		2.6	1.5	c
LIEN HWA LOX CRYOGENIC EQUIPMENT	Taipei	TWN	89		2.9	0.5	c

F.3-100

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
CORPORATION
LIEN JIAN LPG COMPANY LIMITED	Su'ao	TWN	60		0.3	—	c
LIEN SHENG INDUSTRIAL GASES COMPANY LIMITED	Hsinchu	TWN	100		0.3	0.2	c
LIEN TONG GASES COMPANY LIMITED	Kaohsiung	TWN	55		—	–0.2	c
LIEN YANG INDUSTRIAL GASES COMPANY LIMITED	Yilan	TWN	100		0.8	0.4	c
LIEN YI LPG COMPANY LIMITED	Taoyuan	TWN	60		1.9	—	c, d
LIENHWA UNITED LPG COMPANY LIMITED	Taipei	TWN	56		9.0	0.6	c
LINDE LIENHWA INDUSTRIAL GASES CO. LTD.	Taipei	TWN	50		293.9	73.6	c, f, i
LUCK STREAM Co., Ltd.	Kaohsiung	TWN	100	100	2.0	—
ASIA UNION ELECTRONIC CHEMICALS – RENO, INC.	Reno	USA	100		4.8	–0.2
TUNG BAO CORPORATION	New Taipei City	TWN	51		23.3	–0.3	c
UNITED INDUSTRIAL GASES COMPANY LIMITED	Hsinchu	TWN	56		153.4	46.1	c
YUAN RONG INDUSTRIAL GASES COMPANY LIMITED	Taipei	TWN	60		12.7	1.3	c
AUECC (BVI) HOLDINGS LIMITED	Road Town	VGB	100		13.5	–0.3
BOC LIENHWA (BVI) HOLDING Co., Ltd.	Road Town	VGB	100		159.7	0.1
KEY PROOF INVESTMENTS LIMITED	Road Town	VGB	100		1.6	—
PURE QUALITY TECHNOLOGY LIMITED	Road Town	VGB	100		—	—	c
SHINE SKY INTERNATIONAL COMPANY LIMITED	Road Town	VGB	100		13.5	–0.3
SKY WALKER GROUP LIMITED	Road Town	VGB	100		1.5	–0.3	c
Linde Gas Vietnam Limited	Bà Ria	VNM	100	100	2.4	–0.8
Linde Vietnam Limited Company	Bà Ria	VNM	100		28.1	0.7

F.3-101

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Americas
BOC GASES ARUBA N.V.	Santa Cruz	ABW	100		3.0	–0.1
Grupo Linde Gas Argentina S.A.	Buenos Aires	ARG	100	70	25.4	4.2
Linde Salud S.A.	Buenos Aires	ARG	100	90	1.4	0.3
The Hydrogen Company of Paraguana Ltd.	Hamilton	BMU	100		23.0	4.7
Linde Gases Ltda.	Barueri	BRA	100		159.2	19.7
LINDE-BOC GASES LIMITADA	Barueri	BRA	100		11.9	1.6
177470 CANADA INC.	Mississauga	CAN	100		0.9	—
177472 CANADA INC.	Mississauga	CAN	100		2.4	—
44001 ONTARIO LIMITED	Mississauga	CAN	100		1.1	—
BOC de Chile S.A.	Providencia	CHL	100		6.7	–0.4
Linde Gas Chile S.A.	Santiago	CHL	100		126.8	–1.9
Spectra Gases (Shanghai) Trading Co., LTD.	Shanghai	CHN	100		5.7	1.7
Linde Colombia S.A.	Bogotá	COL	100		72.4	0.5
REMEO Medical Services S.A.S.	Bogotá	COL	100		0.7	0.5
Linde Gas Curaçao N.V.	Willemstad	CUW	100		1.4	0.2
LINDE GAS DOMINICANA, S.R.L.	Santo Domingo	DOM	100		6.8	1.8
Agua y Gas de Sillunchi S.A.	Quito	ECU	100		1.1	0.1
Linde Ecuador S.A.	Quito	ECU	100		58.8	–3.1
Spectra Gases Limited	Guildford	GBR	100		1.0	—
BOC GASES DE MEXICO, S.A. DE C.V.	Mexico City	MEX	100		—	—
Compañía de Nitrógeno de Cantarell, S.A. de C.V.	Santa Fe	MEX	100		43.5	88.4
Compañía de Operaciones de Nitrógeno, S.A. de C.V.	Santa Fe	MEX	100		7.6	2.5	c
SERVICIOS DE OPERACIONES DE NITRÓGENO, S.A. DE C.V.	Santa Fe	MEX	100		1.4	0.2	c
Linde Gas Perú S.A.	Callao	PER	100		9.2	–2.2
Linde Gas Puerto Rico, Inc.	Cataño	PRI	100		–4.0	–2.4
AGA S.A.	Montevideo	URY	100		11.4	0.2
East Coast Oxygen Company	Bethlehem	USA	50		5.8	–1.4	f, i
Holox Inc.	Norcross	USA	100		—	—
LAG Methanol LLC	Wilmington	USA	100		—	—
Lincare (consolidated financial statements) including:					864.4	114.4
1536502 Ontario Inc.	Hamilton	USA	100				h
AHP Alliance of Columbia	Columbia	USA	100				h
AHP Delmarva, LLP	Lutherville Timonium	USA	50				h
AHP Home Care Alliance of Gainesville	Gainesville	USA	100				h
AHP Home Care Alliance of Tennessee	Brentwood	USA	100				h
AHP Home Care Alliance of Virginia	Richmond	USA	100				h
AHP Home Medical Equipment Partnership of Texas	Dallas	USA	100				h
AHP Knoxville Partnership	Knoxville	USA	100				h
AHP-MHR Home Care, LLP	Omaha	USA	50				h

F.3-102

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
ALPHA RESPIRATORY INC.	Wilmington	USA	100				h
American HomePatient Arkansas Ventures, Inc.	Dover	USA	100				h
American HomePatient Delaware Ventures, Inc.	Dover	USA	100				h
American HomePatient of Kingstree, LLC	Columbia	USA	100				h
American HomePatient of New York, Inc.	New York	USA	100				h
American HomePatient of Sanford, LLC	Sanford	USA	50				h
American HomePatient of Texas, LLC	Dallas	USA	100				h
American HomePatient of Unifour, LLC	Hickory	USA	50				h
American HomePatient Tennessee Ventures, Inc.	Dover	USA	100				h
American HomePatient Ventures, Inc.	Knoxville	USA	100				h
AMERICAN HOMEPATIENT, INC.	Wilmington	USA	100				h
American HomePatient, Inc.	Knoxville	USA	100				h
American HomePatient, Inc. (f/k/a AHP NV Corp.)	Carson City	USA	100				h
Baptist Ventures – AHP Homecare Alliance of Montgomery	Montgomery	USA	50				h
Blue Ridge Home Care	Brentwood	USA	50				h
CARING RESPONDERS LLC	Wilmington	USA	100				h
Catholic Health Home Respiratory, LLC	Williamsville	USA	50				h
Coastal Home Care	Conway	USA	70				h
Colorado Home Medical Equipment Alliance, LLC	Centennial	USA	100				h
Complete Infusion Services, LLC	Bingham Farms	USA	100				h
CONVACARE SERVICES, INC.	Bloomington	USA	100				h
CPAP SUPPLY USA LLC	Wilmington	USA	100				h
Designated Companies, Inc.	New York	USA	100				h
DME Supply USA, LLC	Wilmington	USA	100				h
Gamma Acquisition Inc.	Wilmington	USA	100				h
HCS TENS Services LLC	Wilmington	USA	100				h
HEALTH CARE SOLUTIONS AT HOME INC.	Wilmington	USA	100				h
HealthCare Solutions IV LLC	Wilmington	USA	100				h
HOME-CARE EQUIPMENT NETWORK INC.	Plantation	USA	100				h
Homelink Home Health Care	Little Rock	USA	50				h
LINCARE EQUIPMENT LLC	Wilmington	USA	100				h
LINCARE HOLDINGS INC.	Wilmington	USA	100				h
LINCARE INC.	Wilmington	USA	100				h
LINCARE LEASING LLC	Wilmington	USA	100				h
LINCARE LICENSING INC.	Wilmington	USA	100				h
LINCARE OF CANADA ACQUISITIONS INC.	Wilmington	USA	100				h
LINCARE OF CANADA INC.	Toronto	USA	100				h
LINCARE OF NEW YORK, INC.	New York	USA	100				h
LINCARE PHARMACY SERVICES INC.	Wilmington	USA	100				h
LINCARE PROCUREMENT INC.	Wilmington	USA	100				h

F.3-103

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
LINCARE PULMONARY REHAB MANAGEMENT, LLC	Wilmington	USA	100				h
Lincare Pulmonary Rehab Services of Missouri, LLC	Clayton	USA	100				h
LINCARE PULMONARY REHAB SERVICES OF OHIO, LLC	Cleveland	USA	100				h
Linde RSS LLC	Wilmington	USA	100				h
mdINR, LLC	Wilmington	USA	100				h
MED 4 HOME INC.	Wilmington	USA	100				h
MediLink HomeCare, Inc.	Trenton	USA	100				h
MEDIMATICS LLC	Wilmington	USA	100				h
MidSouth Distribution, Inc.	Texarkana	USA	100				h
MRB ACQUISITION CORP.	Plantation	USA	100				h
Northeast Pennsylvania Alliance, LLC	Hazelton	USA	100				h
Northwest Washington Alliance, LLC	Olympia	USA	100				h
OCT Pharmacy, L.L.C.	Bingham Farms	USA	100				h
OPTIGEN, INC.	Plantation	USA	100				h
Patient Support Services, Inc.	Texarkana	USA	100				h
Piedmont Medical Equipment	Rock Hill	USA	50				h
Promed Home Care	Union	USA	70				h
PULMOREHAB LLC	Wilmington	USA	100				h
Raytel Cardiac Services, Inc.	Wilmington	USA	100				h
Shared Care of West Branch, LLC	West Branch	USA	50				h
Sleepcair, Inc.	Topeka	USA	100				h
The National Medical Rentals, Inc.	Little Rock	USA	100				h
Total Home Care of East Alabama, L.L.C.	Montgomery	USA	100				h
Linde Canada Investments LLC	Wilmington	USA	100		268.3	—
Linde Delaware Investments Inc.	Wilmington	USA	100		297.2	128.4
Linde Energy Services, Inc	Wilmington	USA	100		–0.5	–0.1
Linde Gas North America LLC	Wilmington	USA	100		855.6	165.8
Linde Merchant Production, Inc	Wilmington	USA	100		145.5	–0.8
Linde North America, Inc.	Wilmington	USA	100	<0.1	—	231.8
AGA Gas C.A.	Caracas	VEN	100		–0.9	–1.2	g
BOC GASES DE VENEZUELA, C.A.	Caracas	VEN	100		–1.1	–1.1
PRODUCTORA DE GAS CARBONICO SA	Caracas	VEN	100		—	—
General Gases of the Virgin Islands, Inc.	Saint Croix	VIR	100		4.8	0.1

F.3-104

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Engineering Division
Linde Engineering Middle East LLC	Abu Dhabi	ARE	49	29	3.4	–1.1	f
Linde (Australia) Pty. Ltd.	North Ryde	AUS	100	100	1.0	—
Cryostar do Brasil Equipamentos Rotativos & Criogenicos Ltda.	Vinhedo	BRA	100	90	–0.3	0.5
Linde Process Plants Canada Inc.	Calgary	CAN	100		–27.1	–3.1
Arboliana Holding AG	Pfungen	CHE	100		4.3	—
Bertrams Heatec AG in Liquidation	Pratteln	CHE	100		0.5	–0.9
Linde Kryotechnik AG	Pfungen	CHE	100		9.2	3.4
Cryostar Cryogenic Equipments (Hangzhou) Co. Ltd.	Hangzhou	CHN	100	100	15.2	2.2
Hangzhou Linde International Trading Co., Ltd.	Hangzhou	CHN	100		0.3	—
Linde Engineering (Dalian) Co. Ltd.	Dalian	CHN	56	56	56.0	8.3
Linde Engineering (Hangzhou) Co. Ltd.	Hangzhou	CHN	75	75	34.0	15.0
Selas-Linde GmbH	Pullach	DEU	100	100	11.2	—	a
CRYOSTAR SAS	Hésingue	FRA	100		50.3	24.9
LINDE CRYOPLANTS LIMITED	Guildford	GBR	100		7.8	1.2
Linde Engineering India Private Limited	New Delhi	IND	100	100	36.0	3.8
LPM, S.A. de C.V.	Mexico City	MEX	100	90	7.9	0.2
Linde Engineering (Malaysia) Sdn. Bhd.	Kuala Lumpur	MYS	100	100	3.0	1.5
OOO “Linde Engineering Rus”	Samara	RUS	100	100	10.2	5.7
Linde Arabian Contracting Co., Ltd.	Riyadh	SAU	100	90	11.3	2.9
Cryostar Singapore Pte Ltd	Singapore	SGP	100	100	11.7	5.1
CRYO Aktiebolag	Gothenburg	SWE	100		—	—
Cryostar USA LLC	Wilmington	USA	100		–0.4	0.1
Linde Engineering North America Inc.	Wilmington	USA	100		18.3	–91.1
Linde Engineering South Africa (Pty) Ltd.	Johannesburg	ZAF	100	100	15.7	0.4

F.3-105

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Other Activities & Corporate Activities
BOC AIP Limited Partnership	North Ryde	AUS	100		895.5	125.8
BOC Australia Pty Limited	North Ryde	AUS	100		66.0	26.0
Gist Österreich GmbH	Wallern an der Trattnach	AUT	100		–0.3	–0.1	c
Linde Österreich Holding GmbH	Stadl-Paura	AUT	100	62	753.7	161.4
Gist Belgium BVBA	Lochristi	BEL	100		—	—
PRIESTLEY COMPANY LIMITED	Hamilton	BMU	100		22.7	—
Linde Canada Limited	Mississauga	CAN	100		227.2	32.6
Linde Holding AG	Dagmersellen	CHE	100	100	22.8	3.6
GISTRANS Czech Republic s.r.o.	Olomouc	CZE	100		6.7	0.9
Commercium Immobilien- und Beteiligungs-GmbH	Munich	DEU	100	100	2,220.4	—	a
Linde US Beteiligungs GmbH	Munich	DEU	100		503.2	7.7
LINDE INVESTMENTS FINLAND OY	Helsinki	FIN	100		0.9	—
GIST FRANCE S.A.R.L.	Garges-lès-Gonesse	FRA	100		–0.2	–0.2	c
Linde Holdings SAS	Saint-Priest	FRA	100		415.2	43.2
The Boc Group S.A.S.	Hésingue	FRA	100		56.4	24.9
AIRCO COATING TECHNOLOGY LIMITED	Guildford	GBR	100		—	—
BOC CHILE HOLDINGS LIMITED	Guildford	GBR	100		41.1	—
BOC DISTRIBUTION SERVICES LIMITED	Guildford	GBR	100		0.1	—
BOC DUTCH FINANCE	Guildford	GBR	100		0.6	—
BOC GASES LIMITED	Guildford	GBR	100		38.5	0.1
BOC HELEX	Guildford	GBR	100		4,507.4	154.4
BOC HOLDINGS	Guildford	GBR	100		4,574.7	683.3
BOC INVESTMENT HOLDINGS LIMITED	Guildford	GBR	100		711.9	100.6
BOC INVESTMENTS (LUXEMBOURG) LIMITED	Guildford	GBR	100		—	—
BOC INVESTMENTS NO. 1 LIMITED	Guildford	GBR	100		178.2	23.3
BOC INVESTMENTS NO. 5	Guildford	GBR	100		74.6	10.5
BOC INVESTMENTS NO. 7	Guildford	GBR	100		—	—
BOC JAPAN	Guildford	GBR	100		—	—
BOC KOREA HOLDINGS LIMITED	Guildford	GBR	100		110.7	4.7
BOC LIMITED	Guildford	GBR	100		712.2	172.8
BOC LUXEMBOURG FINANCE	Guildford	GBR	100		—	—
BOC NETHERLANDS HOLDINGS LIMITED	Guildford	GBR	100		536.2	145.0
BOC NOMINEES LIMITED	Guildford	GBR	100		—	—
BOC PENSION SCHEME TRUSTEES LIMITED	Guildford	GBR	100		—	—
BOC PENSIONS LIMITED	Guildford	GBR	100		—	—
BOC RSP TRUSTEES LIMITED	Guildford	GBR	100		—	—
BOC SEPS TRUSTEES LIMITED	Guildford	GBR	100		—	—

F.3-106

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
BOC SERVICES LIMITED	Guildford	GBR	100		—	—
BRITISH INDUSTRIAL GASES LIMITED	Guildford	GBR	100		—	—
CRYOSTAR LIMITED	Guildford	GBR	100		—	—
EHVIL DISSENTIENTS LIMITED	Guildford	GBR	100		—	—
G.L BAKER (TRANSPORT) LIMITED	Guildford	GBR	100		–12.0	0.2
GIST LIMITED	Guildford	GBR	100		151.4	11.4
HANDIGAS LIMITED	Guildford	GBR	100		15.6	–0.1
HICK, HARGREAVES AND COMPANY LIMITED	Guildford	GBR	100		—	—
INDONESIA POWER HOLDINGS LIMITED	Guildford	GBR	100		14.2	—
LANSING GROUP LIMITED	Guildford	GBR	100	100	10.1	—
LINDE CANADA HOLDINGS LIMITED	Guildford	GBR	100		152.7	237.4
LINDE CRYOGENICS LIMITED	Guildford	GBR	100		0.8	10.9
LINDE FINANCE	Guildford	GBR	100		—	—
LINDE INVESTMENTS No. 1 LIMITED	Guildford	GBR	100		4,079.6	605.5
LINDE NORTH AMERICA HOLDINGS LIMITED	Guildford	GBR	100		1,684.6	–0.2
LINDE UK HOLDINGS LIMITED	Guildford	GBR	100	85	16,332.5	1,553.4
LINDE UK PRIVATE MEDICAL TRUSTEES LIMITED	Guildford	GBR	100		—	—
MEDISHIELD	Guildford	GBR	100		0.4	—
MEDISPEED	Guildford	GBR	100		292.9	7.5
RRS (FEBRUARY 2004) LIMITED	Guildford	GBR	100		–0.4	—
SPALDING HAULAGE LIMITED	Guildford	GBR	100		3.6	—
STORESHIELD LIMITED	Guildford	GBR	100		325.7	0.1
THE BOC GROUP LIMITED	Guildford	GBR	100		10,159.1	1,510.0
THE BRITISH OXYGEN COMPANY LIMITED	Guildford	GBR	100		0.1	—
TRANSHIELD	Guildford	GBR	100		15.5	0.1
WELDING PRODUCTS HOLDINGS LIMITED	Guildford	GBR	100		10.3	—
BOC NO. 1 LIMITED	Saint Peter Port	GGY	100		1.2	—
BOC NO. 2 LIMITED	Saint Peter Port	GGY	100		0.3	—
BRITISH OXYGEN (HONG KONG) LIMITED	Hong Kong	HKG	100		8.6	—
Linde Global Support Services Private Limited	Calcutta	IND	100		0.8	0.5
BOC INVESTMENT HOLDING COMPANY (IRELAND) LIMITED	Dublin	IRL	100		13.7	—
BOC Investments Ireland Unlimited Company	Dublin	IRL	100		3.1	—
Gist Distribution Limited	Dublin	IRL	100		13.6	3.0
PRIESTLEY DUBLIN BOC COMPANY LIMITED	Dublin	IRL	100		0.9	–0.1
ALBOC (JERSEY) LIMITED	Saint Helier	JEY	100		1.7	—
BOC AUSTRALIAN FINANCE LIMITED	Saint Helier	JEY	100		3.6	—
BOC PREFERENCE LIMITED	Saint Helier	JEY	100		64.7	—

F.3-107

132 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
BOC Europe Holdings B.V.	Dongen	NLD	100		409.4	19.4
Gist Containers B.V.	Bleiswijk	NLD	100		–1.9	0.9	c
Gist Forwarding B.V.	Bleiswijk	NLD	100		—	—
Gist Holding B.V.	Bleiswijk	NLD	100		–5.8	1.6	c
Gist Nederland B.V.	Bleiswijk	NLD	100		–8.8	2.0	c
Linde Finance B.V.	Amsterdam	NLD	100		321.8	5.8
Linde Holdings Netherlands B.V.	Schiedam	NLD	100	100	1,123.5	56.5
The BOC Group B.V.	Dongen	NLD	100		44.6	19.3
Linde Holdings New Zealand Limited	Auckland	NZL	100		2.2	22.0
BOC GIST INC	Makati	PHL	100		0.1	—
Linde Global IT Services s.r.o.	Bratislava	SVK	100		0.9	0.1
AGA Aktiebolag	Lidingö	SWE	100		1,454.3	63.6
BOC Intressenter AB	Helsingborg	SWE	100		35.0	0.2
LindeGas Holding Sweden AB	Lidingö	SWE	100	100	3,849.2	102.9
DeVine Products, Inc.	Wilmington	USA	100		0.2	–3.1
Gist USA LLC	Wilmington	USA	100		2.7	0.7
Linde Holdings, LLC	Wilmington	USA	100		73.0	2.7
LINDE INVESTMENTS LLC	Wilmington	USA	100		1,177.1	2.3
Linde LLC	Wilmington	USA	100		820.6	162.0

F.3-108

133 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS ON A LINE-BY-LINE BASIS (IN ACCORDANCE WITH IFRS 11)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
Adnoc Linde Industrial Gases Co. Limited (Elixier)	Abu Dhabi	ARE	49	49	125.4	5.6
OOO “Linde Azot Togliatti”	Tolyatti	RUS	50		44.7	4.3
Asia/Pacific
BOC-SPC Gases Co., Ltd.	Shanghai	CHN	50		20.7	5.4
Chongqing Linde-SVW Gas Co., Ltd.	Chongqing	CHN	50		15.3	2.7
Ningbo Linde-ZRCC Gases Co., Ltd.	Ningbo	CHN	50		32.3	0.3
Zibo BOC-QILU Gases Co., Ltd.	Zibo	CHN	50		26.3	6.1
Americas
East Coast Nitrogen Company LLC	Wilmington	USA	50		23.2	—

F.3-109

134 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD (IN ACCORDANCE WITH IAS 28)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
Plyny Jehlár s.r.o.	Břest	CZE	34		0.2	—	c
H2 Mobility Deutschland GmbH & Co. KG	Berlin	DEU	28	28	22.8	–1.8	b, c, d
HELISON PRODUCTION S.p.A.	Skikda	DZA	51	51	27.4	–0.5	b, f
Messer Algerie SPA	Algiers	DZA	40		2.8	1.4	b, c
Oxígeno de Sagunto, S.L.	Barcelona	ESP	50		13.0	—	c, e
Oy Innogas Ab	Kulloo	FIN	50		1.3	—	b, c
Parhaat Yhdessä koulutusyhdistys ry	Vantaa	FIN	25		0.2	—	c, d
LIDA S.A.S.	Saint-Quentin-Fallavier	FRA	22		0.2	0.2	b, c, d
LIMES SAS	Saint-Herblain	FRA	50		4.6	0.2	b, c, d
Helison Marketing Limited	Saint Helier	GBR	51		14.4	9.3	b, f
Company for Production of Carbon Dioxide Geli DOO Skopje	Skopje	MKD	50	50	0.6	—	b
LES GAZ INDUSTRIELS LIMITED	Port Louis	MUS	38		6.1	0.3	e
ENERGY SOLUTIONS (PTY) LIMITED	Windhoek	NAM	26		—	—	d
Tjeldbergodden Luftgassfabrikk DA	Aure	NOR	38		15.2	6.5	b, c, d
Asia/Pacific
Beijing Fudong Gas Products Co., Ltd.	Beijing	CHN	60		0.4	–0.3	b, f
Fujian Linde-FPCL Gases Co., Ltd.	Quanzhou	CHN	50		77.8	15.5	b
Linde Carbonic Co. Ltd., Tangshan	Qian'an	CHN	80		—	–0.4	b, f
Linde-Huayi (Chongqing) Gases Co., Ltd	Chongqing	CHN	20		–37.5	–3.2
Nanjing BOC-YPC Gases CO., LTD.	Nanjing	CHN	50		58.7	15.3	b
INDUSTRIAL GASES SOLUTIONS SDN BHD	Petaling Jaya	MYS	50		2.3	0.8	b
Kulim Industrial Gases Sdn. Bhd.	Kuala Lumpur	MYS	50		28.5	5.2	b, c, e
PENGERANG GAS SOLUTIONS SDN. BHD.	Kuala Lumpur	MYS	49		7.2	–0.4	b
Map Ta Phut Industrial Gases Company Limited	Bangkok	THA	40		8.6	0.1	b, c
Blue Ocean Industrial Gases Co., Ltd.	Taipei	TWN	50		32.4	3.2	b, c, e
Americas
CLIFFSIDE HELIUM, L.L.C.	Wilmington	USA	26		0.1	—	b
Cliffside Refiners, L.P.	Wilmington	USA	27		4.4	2.1	b
High Mountain Fuels, LLC	Wilmington	USA	50		13.1	4.4	b
Hydrochlor LLC	Wilmington	USA	50		7.2	–1.7	b
Spectra Investors, LLC	Branchburg	USA	49		2.0	—	b
Other Activities & Corporate Activities
CAPTURE POWER LIMITED	London	GBR	33		–2.7	—	b

F.3-110

135 NON-CONSOLIDATED SUBSIDIARIES

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
AUTOGAS (BOTSWANA) (PROPRIETARY) LIMITED	Gaborone	BWA	100		N/A	N/A
Linde Schweiz AG	Dagmersellen	CHE	100		0.1	—	c
Blue LNG Beteiligungsgesellschaft mbH	Hamburg	DEU	90		—	—	c
Blue LNG GmbH & Co. KG	Hamburg	DEU	90		0.1	—	c
LINDE SPAIN SA	Puçol	ESP	100	100	0.1	—	c
ELECTROCHEM LIMITED	Guildford	GBR	100	100	—	—	c
GAS & EQUIPMENT LIMITED	Guildford	GBR	100		—	—	c
HYDROGEN SUPPLIES LIMITED	Guildford	GBR	100	100	0.9	—	c, d
INTELLEMETRICS LIMITED	Glasgow	GBR	100		—	—	c, d
Linde Delvar Afzar Gases Private Joint Stock Company	Tehran	IRN	51		N/A	N/A	k
Linde Gas Jordan Ltd	Zarqa	JOR	100		–0.5	–0.2	c, d
EAST AFRICAN OXYGEN LIMITED	Nairobi	KEN	100		—	—	c
KS Luftgassproduksjon	Oslo	NOR	100		—	—	c
Norgas AS	Oslo	NOR	100		0.1	—	c
OOO “Linde Gas Helium Rus”	Moscow	RUS	100	100	—	—	c
Linde Technické Plyny spol. s r.o.	Bratislava	SVK	100		0.1	—	c
Nynäshamns Gasterminal AB	Lidingö	SWE	100		—	—	c
Asia/Pacific
BANGLADESH OXYGEN LIMITED	Dhaka	BGD	100		—	—	d
BOC Bangladesh Limited	Dhaka	BGD	100		—	—	d
Guangzhou GNIG Industrial Gases Company Limited	Guangzhou	CHN	60		—	—	c
BOC PAKISTAN (PVT.) LIMITED	Karachi	PAK	100		—	—	c, d
CIGI PROPERTIES, INC.	Mandaluyong	PHL	100		—	—	c
LIEN XIANG ENERGY CORPORATION LIMITED	Tainan	TWN	50		0.8	—	c
Americas
LINDE ENERGY SERVICES S.A.S.E.S.P.	Bogotá	COL	100		—	—
Engineering Division
Linde Engenharia Do Brasil Ltda.	Barueri	BRA	100	90	0.5	—	c
Linde Engineering Korea Ltd.	Seoul	KOR	100	100	1.2	0.1	c
OOO “CRYOSTAR RUS”	Saint Petersburg	RUS	100	100	0.1	—	c
OOO “Linde Power machines”	Saint Petersburg	RUS	50	50	3.2	–0.2	c
Linde Engineering Taiwan Ltd.	Taipei	TWN	100		0.7	—	c
Other Activities & Corporate Activities
Linde Australia Holdings Pty Limited	North Ryde	AUS	100	100	—	—	c
GLPS TRUSTEES LIMITED	Guildford	GBR	100		—	—	c
Hong Kong Oxygen & Acetylene Company	Kowloon	HKG	100		—	—	c

F.3-111

135 NON-CONSOLIDATED SUBSIDIARIES

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Limited
AIRCO PROPERTIES INC	Wilmington	USA	100		N/A	N/A
SELOX, INC	Nashville	USA	100		N/A	N/A

Key:

a	Profit/loss transfer agreement. b Joint venture.
c	Local GAAP.
d	Figures from financial years prior to 2017.
e	Financial year differs from the calendar year due to local circumstances.
f	Consolidation method differs from percentage of shares held due to de facto control or a contractual agreement.
g	The distribution of dividend for 2008 is subject to foreign exchange restrictions.
h	No preparation of individual financial statements under commercial law.
i	Distribution of dividend is subject to the approval of non-controlling interests.
k	Established in 2017.

N/A = No financial data available.

F.3-112

[40] Events after the reporting date

No significant events occurred for The Linde Group between the reporting date and 19 February 2018.

On 19 February 2018, the Executive Board of Linde AG released the consolidated financial statements for submission to the Supervisory Board. It is the responsibility of the Supervisory Board to examine the consolidated financial statements and to state whether it approves them. The Group financial statements, the statutory financial statements of Linde AG and the annual report are published on 8 March 2018 after they have been approved at the Supervisory Board meeting on 7 March 2018.

MUNICH, 19 FEBRUARY 2018

PROFESSOR DR ALDO BELLONI

[CHIEF EXECUTIVE OFFICER]

DR CHRISTIAN BRUCH

[MEMBER OF THE EXECUTIVE BOARD]

BERND EULITZ

[MEMBER OF THE EXECUTIVE BOARD]

SANJIV LAMBA

[MEMBER OF THE EXECUTIVE BOARD]

DR SVEN SCHNEIDER

[MEMBER OF THE EXECUTIVE BOARD]

F.3-113

[The following independent auditor’s report, prepared in accordance with Section 322 HGB (Handelsgesetzbuch: German Commercial Code), refers to the complete consolidated financial statements of Linde Aktiengesellschaft, comprising the group statement of profit or loss, group statement of comprehensive income, group statement of financial position, group statement of cash flows, statement of changes in group equity and notes to the consolidated financial statements, together with the group management report of Linde Aktiengesellschaft for the financial year from January 1, 2017 to December 31, 2017. The group management report is not included in this prospectus. The following independent auditor’s report and the consolidated financial statements above are both translations of the respective German-language documents.]

INDEPENDENT AUDITOR’S REPORT

To Linde Aktiengesellschaft, Munich

Report on the Audit of the Consolidated Financial Statements and of the Group Management Report

Opinions

We have audited the consolidated financial statements of Linde Aktiengesellschaft, Munich and its subsidiaries (the Group), which comprise the consolidated statement of financial position as at 31 December 2017, group statement of profit or loss and group statement of comprehensive income, group statement of cash flows and statement of changes in group equity for the financial year from 1 January 2017 to 31 December 2017, and notes to the consolidated financial statements, including a summary of significant accounting policies. In addition, we have audited the group management report of Linde Aktiengesellschaft combined with the management report of the company (“group management report”) for the financial year from 1 January 2017 to 31 December 2017.

In our opinion, on the basis of the knowledge obtained in the audit,

•

the accompanying consolidated financial statements comply, in all material respects, with the IFRSs as adopted by the EU, and the additional requirements of German commercial law pursuant to Section 315e (1) HGB [Handelsgesetzbuch: German Commercial Code] and, in compliance with these requirements, give a true and fair view of the assets, liabilities, and financial position of the Group as at 31 December 2017, and of its financial performance for the financial year from 1 January 2017 to 31 December 2017, and

•

the accompanying group management report as a whole provides an appropriate view of the Group’s position. In all material respects, this group management report is consistent with the consolidated financial statements, complies with German legal requirements and appropriately presents the opportunities and risks of future development.

Pursuant to Section 322 (3) sentence 1 HGB, we declare that our audit has not led to any reservations relating to the legal compliance of the consolidated financial statements and of the group management report.

Basis for the Opinions

We conducted our audit of the consolidated financial statements and of the group management report in accordance with Section 317 HGB and the EU Audit Regulation No. 537/2014 (referred to subsequently as “EU Audit Regulation”) and in compliance with German Generally Accepted Standards for Financial Statement Audits promulgated by the Institut der Wirtschaftsprüfer [Institute of Public Auditors in Germany] (IDW). We performed the audit of the consolidated financial statements in supplementary compliance with the International Standards on Auditing (ISAs). Our responsibilities under those requirements and principles and standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and of the Group Management Report” section of our auditor’s report. We are independent of the group entities in accordance with the requirements of European law and German commercial and professional law, and we have fulfilled our other German professional responsibilities in accordance with these requirements. In addition, in accordance with Article 10 (2) point (f) of the EU Audit Regulation, we declare that we have not provided non-audit services prohibited under Article 5 (1) of the EU Audit Regulation. We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinions on the consolidated financial statements and on the group management report.

Key Audit Matters in the Audit of the Consolidated Financial Statements

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements for the financial year from 1 January 2017 to 31 December 2017. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, we do not provide a separate opinion on these matters.

Recoverability of Goodwill

With respect to the accounting policies applied, we refer to Note 5 in the notes to the consolidated financial statements. Information on the impairment test performed can be found in Note 12 of the notes to the consolidated financial statements. Information concerning the discontinued operation is provided in Note 19 of the notes to the consolidated financial statements.

The financial statement risk

As at 31 December 2017 goodwill amounted to EUR 10,681 million and represents a significant portion of the Linde’s total assets.

F.3-114

The recoverability of the goodwill is separately monitored for the Engineering Division as well as for the three reportable segments of the Gases Division (Europe Middle East Africa “EMEA”, Asia Pacific and America). The monitoring of the recoverability of goodwill is thus carried out entirely at the level of the operating segments of Linde AG. The impairment test was performed in the fourth quarter of 2017 on the basis of the data as of 30 September 2017. As at 31 December 2016, the “Gist” division was classified as a discontinued operation. This classification remained unchanged as at 31 December 2017. According to IFRS 5, assets, including goodwill, and liabilities of the disposal group were separately presented.

The goodwill impairment test is complex and is based on a number of judgemental assumptions. These include in particular the expected business and profit development of the Linde Group for the next five years, which considers, among other factors, the estimates of an international economic research institute for the sales markets and the planned order intake of the Engineering Division. Additional factors are the assumed long-term growth rates and the underlying segment-specific and region-specific costs of capital. As a result of the impairment test on the basis of the data as at 30 September 2017, no need for an impairment was identified. Based on a sensitivity analysis, Linde determined that no impairment was required even in the event of a reasonably possible change in a key assumption.

The disposal group as a whole was measured as at 31 December 2017 at its carrying value, representing the lower value of the carrying amount and fair value less costs to sell.

With respect to “Gist”, there is the risk for the consolidated financial statements that the criteria for the classification as a discontinued operation are no longer fulfilled and that the fair value less costs to sell is below the carrying amount. In addition, there is the risk that the disclosures in connection with the accounting as a discontinued operation are inappropriate.

Furthermore, there is the risk for the consolidated financial statements that the required impairments were not sufficiently recorded. In addition, there is a risk that the related disclosures in the notes to the consolidated financial statements are incomplete or inappropriate.

Our Audit Approach

We have assessed the appropriateness of the significant assumptions and judgements, as well as of the calculation method of the impairment test, with the involvement of our valuation specialists. In connection with the assessment of the underlying corporate planning, we have discussed the assumptions regarding the development of the sales markets with the individuals responsible for the planning. We have challenged the order intake of the Engineering Division with the planned sales revenues for plausibility. We compared the planned development of the sales revenues and results with estimates of analysts regarding the development of Linde and peer companies. Furthermore, we have assessed the long-term growth rates utilized through analysis of economic and statistical sources. In addition, we performed a comparison with the budget prepared by the Executive Board which was approved by the supervisory board. We assessed the Company’s planning accuracy by comparing projections for previous financial years and interim periods with the actual results realised and analysed deviations. We compared the assumptions and parameters underlying the costs of capital, especially the risk-free interest rate, the market risk premium and the beta factor, with our own assumptions and publicly available data. To account for the uncertainty of forecast information, we then assessed reasonably possible changes in the discount rate, and in the long-term growth rate on the value by calculating alternative scenarios and comparing these with the Company’s valuation results (sensitivity analysis).

To ensure the mathematical accuracy we recalculated the Company’s calculations on the basis of elements selected in a risk-orientated manner.

Finally, we assessed whether the disclosures in the notes to the consolidated financial statements with respect to the recoverability of the carrying amount of the goodwill are complete and appropriate.

With respect to the classification of “Gist” as a discontinued operation, we assessed the ongoing compliance with the conditions according to IFRS 5 and the valuation at the carrying amount. For this purpose, we conducted interviews with the Executive Board and assessed the internal reporting and the available external correspondence regarding the sales process. In addition, we assessed the appropriateness of the disclosures in the notes to the consolidated financial statements in connection with the accounting as a discontinued operation.

Our observations

The underlying valuation model used in the impairment test of goodwill is appropriate and consistent with the applicable accounting principles. The Company’s assumptions, parameters and judgements underlying the valuation are within an acceptable bandwidth and are, on the whole, balanced. The disclosures in the notes to the consolidated financial statements associated herewith are complete and appropriate.

The classification of “Gist” as a discontinued operation and the assumptions underlying the valuation at the carrying amount, being the lower amount of the carrying amount and the fair value less costs to sell, are appropriate. The disclosures in the notes to the consolidated financial statements regarding the discontinued operation are appropriate.

Recognition and measurement of restructuring provisions

With respect to the accounting policies applied, we refer to Note 5 in the notes of the consolidated financial statements. Information on the restructuring measures can be found in the Group Management Report in the section “Business Review of the Linde Group”.

The financial statement risk

In 2016, Linde initiated a Group-wide efficiency programme. Primarily in connection with this efficiency program restructuring provisions in the amount of EUR 237 million have been recognised as at 31 December 2017 in the consolidated financial statements within other provisions.

Provisions for restructuring measures are recognised if the general and specific recognition criteria under the applicable rules have been fulfilled. In our view, this matter is of particular importance, since the recognition and measurement of the significant restructuring provisions – in addition to the fulfilment of the recognition criteria – are based to a large extent on estimates and assumptions of the Executive Board with respect to the arrangement of social plans, the severance payments and the site closure costs.

There is the risk to the consolidated financial statements that the criteria for the recognition of the restructuring provisions have not been satisfied respectively that these have not been appropriately measured.

F.3-115

Our Audit Approach

For Group companies selected on a risk-oriented basis, we have assessed the recognition criteria for restructuring measures which have been initiated or are in the process of being implemented. We have particularly assessed whether in each case a formal and detailed restructuring plan exists and, through the start of the restructuring measures or the announcement of its main features, a valid expectation has been raised to those affected that the restructuring measures will be carried out.

In connection with the measurement, we have obtained explanations for the valuation of significant assumptions (especially personnel expenses and acceptance quotas). We have assessed the consistency of the assumptions with the detailed formal restructuring plans. Furthermore, we have compared the assumptions with the restructuring measures implemented in the past, and we have critically assessed the contracts and agreements already entered into as at the balance sheet date.

Our observations

The criteria for the recognition of restructuring provisions have been satisfied as at 31 December 2017. The underlying estimates and assumptions for the measurement made by the Executive Board are appropriate.

Revenue recognition in the Engineering Division

With respect to the accounting policies applied, we refer to Note 5 in the notes to the consolidated financial statements.

The financial statement risk

A significant portion of the revenues and results in the area of the Linde Engineering Division relates to long-term construction contracts and is recognised according to the progress of the individual projects. In particular the determination of the respective percentage of completion requires to a large extent estimates and judgements, which are based, among other factors, on continually revised planning. With respect to potential loss projects, the expected cost overruns are to be estimated and recognised as expected losses.

There is the financial statement risk that the revenues and results attributable to construction contracts are allocated to the incorrect financial years as well as that expected losses resulting from construction contracts are not recognised in a timely manner.

Our Audit Approach

We have assessed the reasonableness of the significant estimates and judgements that the Linde Engineering Division has made in connection with the long-term construction contracts. Our focus, among others, was on the assessment of the underlying current cost reports of the contracts, the posting logic and on the estimates of those responsible for the projects. We tested the operating effectiveness of the internal controls in connection with determination and validation of the percentage of completion and, based on risk considerations, performed for selected projects substantive test work. We discussed these projects with the management of the Linde Engineering Division and assured ourselves in an individual case on site as to the completion stage of the project. For the technical engineering assessment of contract calculations, project progress and project risks, we involved an external expert. Moreover, we compared the actual costs incurred to date for projects already completed as well as for projects in progress with the original calculation in order to assess the general planning accuracy.

Our observations

The assumptions underlying the accounting for long-term construction contracts are overall balanced.

Other Information

The Executive Board is responsible for the other information. The other information comprises the parts of the financial report, with the exception of the audited consolidated financial statements and group management report and our auditor’s report.

Our opinions on the consolidated financial statements and on the group management report do not cover the other information, and consequently we do not express an opinion or any other form of assurance conclusion thereon.

In connection with our audit, our responsibility is to read the other information and, in so doing, to consider whether the other information

•	is materially inconsistent with the consolidated financial statements, with the group management report or our knowledge obtained in the audit, or

•	otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of the Executive Board and the Supervisory Board for the Consolidated Financial Statements and the Group Management Report

The Executive Board is responsible for the preparation of the consolidated financial statements that comply, in all material respects, with IFRSs as adopted by the EU and the additional requirements of German commercial law pursuant to Section 315e (1) HGB and that the consolidated financial statements, in compliance with these requirements, give a true and fair view of the assets, liabilities, financial position, and financial performance of the Group. In addition, the Executive Board is responsible for such internal control as they have determined necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Executive Board is responsible for assessing the Group’s ability to continue as a going concern. They also have the responsibility for disclosing, as applicable, matters related to going concern. In addition, they are responsible for financial reporting based on the going concern basis of accounting unless there is an intention to liquidate the Group or to cease operations, or there is no realistic alternative but to do so.

F.3-116

Furthermore, the Executive Board is responsible for the preparation of the group management report that, as a whole, provides an appropriate view of the Group’s position and is, in all material respects, consistent with the consolidated financial statements, complies with German legal requirements, and appropriately presents the opportunities and risks of future development. In addition, the Executive Board is responsible for such arrangements and measures (systems) as they have considered necessary to enable the preparation of a group management report that is in accordance with the applicable German legal requirements, and to be able to provide sufficient appropriate evidence for the assertions in the group management report.

The supervisory board is responsible for overseeing the Group’s financial reporting process for the preparation of the consolidated financial statements and of the group management report.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and of the Group Management Report

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and whether the group management report as a whole provides an appropriate view of the Group’s position and, in all material respects, is consistent with the consolidated financial statements and the knowledge obtained in the audit, complies with the German legal requirements and appropriately presents the opportunities and risks of future development, as well as to issue an auditor’s report that includes our opinions on the consolidated financial statements and on the group management report.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Section 317 HGB and the EU Audit Regulation and in compliance with German Generally Accepted Standards for Financial Statement Audits promulgated by the Institut der Wirtschaftsprüfer (IDW) and supplementary compliance with the ISAs will always detect a material misstatement. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements and this group management report.

We exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements and of the group management report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinions. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit of the consolidated financial statements and of arrangements and measures (systems) relevant to the audit of the group management report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of these systems.

•	Evaluate the appropriateness of accounting policies used by the Executive Board and the reasonableness of estimates made by the Executive Board and related disclosures.

•

Conclude on the appropriateness of the Executive Board’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in the auditor’s report to the related disclosures in the consolidated financial statements and in the group management report or, if such disclosures are inadequate, to modify our respective opinions. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to be able to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements present the underlying transactions and events in a manner that the consolidated financial statements give a true and fair view of the assets, liabilities, financial position and financial performance of the Group in compliance with IFRSs as adopted by the EU and the additional requirements of German commercial law pursuant to Section 315e (1) HGB.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express opinions on the consolidated financial statements and on the group management report. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our opinions.

•	Evaluate the consistency of the group management report with the consolidated financial statements, its conformity with [German] law, and the view of the Group’s position it provides.

•

Perform audit procedures on the prospective information presented by management in the group management report. On the basis of sufficient appropriate audit evidence we evaluate, in particular, the significant assumptions used by the Executive Board as a basis for the prospective information, and evaluate the proper derivation of the prospective information from these assumptions. We do not express a separate opinion on the prospective information and on the assumptions used as a basis. There is a substantial unavoidable risk that future events will differ materially from the prospective information.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with the relevant independence requirements, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, the related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter.

F.3-117

Other Legal and Regulatory Requirements

Further Information pursuant to Article 10 of the EU Audit Regulation

We were elected as group auditor by the annual general meeting on 10 May 2017. We were engaged by the supervisory board on 10 May 2017. We have been the group auditor of the Linde Aktiengesellschaft, Munich without interruption for more than 24 years.

We declare that the opinions expressed in this auditor’s report are consistent with the additional report to the audit committee pursuant to Article 11 of the EU Audit Regulation (long-form audit report).

German Public Auditor Responsible for the Engagement

The German Public Auditor responsible for the engagement is Harald v. Heynitz.

MUNICH, 19 FEBRUARY 2018

KPMG AG

WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT

[ORIGINAL GERMAN VERSION SIGNED BY:]

BECKER

WIRTSCHAFTSPRÜFER

[GERMAN PUBLIC AUDITOR]

V. HEYNITZ

WIRTSCHAFTSPRÜFER

[GERMAN PUBLIC AUDITOR]

F.3-118

Audited Consolidated Financial Statement for the Financial Year 2016

F.3-119

Group Financial Statements

Group statement of profit or loss	F.3-121

Group statement of comprehensive income	F.3-122

Group statement of financial position	F.3-123

Group statement of cash flows	F.3-125

Statement of changes in Group equity	F.3-127

Segment information (Part of the Notes to the Group financial statements)	F.3-128

Notes to the Group Financial Statements	F.3-130

General principles	F.3-130

Notes to the Group statement of profit or loss	F.3-142

Notes to the Group statement of financial position	F.3-146

Other information	F.3-165

Independent auditor’s report	F.3-212

F.3-120

GROUP STATEMENT OF PROFIT OR LOSS

39 GROUP STATEMENT OF PROFIT OR LOSS

in EUR m	Note		2015	2016
Revenue	[6	]	17,345	16,948
Cost of sales			11,166	10,847
GROSS PROFIT			6,179	6,101
Marketing and selling expenses			2,546	2,387
Research and development costs			131	121
Administration expenses			1,653	1,720
Other operating income	[7	]	419	467
Other operating expenses	[7	]	251	278
Share of profit or loss from associates and joint ventures (at equity)			12	13
EBIT from continuing operations			2,029	2,075
Financial income	[9	]	42	29
Financial expenses	[9	]	439	353
PROFIT BEFORE TAX FROM CONTINUING OPERATIONS			1,632	1,751
Income tax expense	[10	]	396	424
PROFIT FOR THE YEAR FROM CONTINUING OPERATIONS			1,236	1,327
PROFIT FOR THE YEAR FROM DISCONTINUED OPERATIONS			16	–52
PROFIT FOR THE YEAR			1,252	1,275
attributable to Linde AG shareholders			1,149	1,154
attributable to non-controlling interests			103	121
EARNINGS PER SHARE – CONTINUING OPERATIONS	[11	]
Earnings per share in EUR – undiluted			6.10	6.50
Earnings per share in EUR – diluted			6.09	6.48
EARNINGS PER SHARE – DISCONTINUED OPERATIONS	[11	]
Earnings per share in EUR – undiluted			0.09	–0.28
Earnings per share in EUR – diluted			0.09	–0.28

F.3-121

GROUP STATEMENT OF COMPREHENSIVE INCOME

40 GROUP STATEMENT OF COMPREHENSIVE INCOME

in EUR m, See note [20]	2015	2016
PROFIT FOR THE YEAR	1,252	1,275
OTHER COMPREHENSIVE INCOME (NET OF TAX)	622	–509
ITEMS THAT WILL BE RECLASSIFIED SUBSEQUENTLY TO PROFIT OR LOSS	609	–91
Unrealised gains/losses on available-for-sale financial assets	–7	1
Unrealised gains/losses on hedging instruments	–477	40
Currency translation differences	1,093	–132
ITEMS THAT WILL NOT BE RECLASSIFIED SUBSEQUENTLY TO PROFIT OR LOSS	13	–418
Remeasurement of defined benefit plans	13	–418
TOTAL COMPREHENSIVE INCOME	1,874	766
attributable to Linde AG shareholders	1,747	629
attributable to non-controlling interests	127	137

F.3-122

GROUP STATEMENT OF FINANCIAL POSITION

41 GROUP STATEMENT OF FINANCIAL POSITION

in EUR m	Note		31.12.2015	31.12.2016
Assets
Goodwill	[12	]	11,604	11,405
Other intangible assets	[12	]	2,760	2,440
Tangible assets	[13	]	12,782	12,756
Investments in associates and joint ventures (at equity)	[14	]	242	239
Other financial assets	[14	]	57	71
Receivables from finance leases	[16	]	217	165
Trade receivables	[16	]	2	2
Other receivables and other assets	[16	]	426	378
Income tax receivables	[16	]	9	7
Deferred tax assets	[10	]	327	500
NON-CURRENT ASSETS			28,426	27,963
Inventories	[15	]	1,241	1,231
Receivables from finance leases	[16	]	52	49
Trade receivables	[16	]	2,724	2,755
Other receivables and other assets	[16	]	778	788
Income tax receivables	[16	]	277	199
Securities	[17	]	421	131
Cash and cash equivalents	[18	]	1,417	1,463
Non-current assets classified as held for sale and disposal groups	[19	]	11	610
CURRENT ASSETS			6,921	7,226

TOTAL ASSETS			35,347	35,189

F.3-123

42 GROUP STATEMENT OF FINANCIAL POSITION

in EUR m	Note		31.12.2015	31.12.2016
Equity and liabilities
Capital subscribed			475	475
Conditionally authorised capital of EUR 57 m (2015: EUR 57 m)
Capital reserve			6,736	6,745
Revenue reserves			7,146	7,244
Cumulative changes in equity not recognised through the statement of profit or loss			221	113
TOTAL EQUITY ATTRIBUTABLE TO LINDE AG SHAREHOLDERS	[20	]	14,578	14,577
Non-controlling interests	[20	]	871	903
TOTAL EQUITY			15,449	15,480
Provisions for pensions and similar obligations	[21	]	1,068	1,564
Other non-current provisions	[22	]	530	526
Deferred tax liabilities	[10	]	1,750	1,683
Financial debt	[23	]	8,460	6,674
Liabilities from finance leases	[24	]	55	53
Trade payables	[25	]	3	1
Other non-current liabilities	[25	]	847	725
NON-CURRENT LIABILITIES			12,713	11,226
Current provisions	[22	]	1,089	1,140
Financial debt	[23	]	1,023	1,854
Liabilities from finance leases	[24	]	23	21
Trade payables	[25	]	3,223	3,570
Other current liabilities	[25	]	1,255	1,208
Income tax liabilities	[25	]	568	549
Liabilities in connection with non-current assets classified as held for sale and disposal groups	[19	]	4	141
CURRENT LIABILITIES			7,185	8,483

TOTAL EQUITY AND LIABILITIES			35,347	35,189

F.3-124

GROUP STATEMENT OF CASH FLOWS

43 GROUP STATEMENT OF CASH FLOWS

in EUR m, See note [28]	Note	2015	2016
Profit before tax from continuing operations		1,632	1,751
Adjustments to profit before tax to calculate cash flow from operating activities – continuing operations
Amortisation of intangible assets/depreciation of tangible assets	[12], [13]	1,866	1,897
Impairments of financial assets	[14]	16	8
Profit/loss on disposal of non-current assets		–18	–36
Net interest	[9]	366	307
Finance income arising from embedded finance leases in accordance with IFRIC 4/IAS 17	[9]	18	14
Share of profit or loss from associates and joint ventures (at equity)	[14]	–12	–13
Distributions/dividends received from associates and joint ventures	[14]	22	22
Income taxes paid	[10]	–532	–446
Changes in assets and liabilities
Change in inventories	[15]	–45	21
Change in trade receivables	[16]	293	–91
Change in provisions	[21], [22]	–26	–64
Change in trade payables	[25]	–189	349
Change in other assets and liabilities		192	–319
CASH FLOW FROM OPERATING ACTIVITIES – CONTINUING OPERATIONS		3,583	3,400
CASH FLOW FROM OPERATING ACTIVITIES – DISCONTINUED OPERATIONS		10	40
CASH FLOW FROM OPERATING ACTIVITIES – CONTINUING AND DISCONTINUED OPERATIONS		3,593	3,440
Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/IAS 17		–1,876	–1,761
Payments for investments in consolidated companies	[2]	–113	–250
Payments for investments in financial assets		–76	–75
Payments for investments in securities	[17]	–953	–1,240
Proceeds on disposal of securities	[17]	1,052	1,531
Proceeds on disposal of tangible and intangible assets and amortisation of receivables from finance leases in accordance with IFRIC 4/IAS 17		85	173
Proceeds on disposal of consolidated companies and from purchase price repayment claims		1	116
Proceeds on disposal of non-current assets held for sale and disposal groups	[19]	12	—
Proceeds on disposal of financial assets		88	34
CASH FLOW FROM INVESTING ACTIVITIES – CONTINUING OPERATIONS		–1,780	–1,472
CASH FLOW FROM INVESTING ACTIVITIES – DISCONTINUED OPERATIONS		–15	–19
CASH FLOW FROM INVESTING ACTIVITIES – CONTINUING AND DISCONTINUED OPERATIONS		–1,795	–1,491

F.3-125

44 GROUP STATEMENT OF CASH FLOWS

in EUR m, See note [28]	Note		2015	2016
Dividend payments to Linde AG shareholders and non-controlling interests	[31	]	–701	–765
Cash inflows from interest rate derivatives	[10	]	182	149
Interest paid for debt and cash outflows for interest rate derivatives	[10	]	–546	–496
Proceeds of loans and capital market debt	[23	]	3,150	5,322
Cash outflows for the repayment of loans and capital market debt	[9	]	–3,584	–6,085
Cash outflows for the repayment of liabilities from finance leases	[23	]	–24	–21
CASH FLOW FROM FINANCING ACTIVITIES – CONTINUING OPERATIONS			–1,523	–1,896
CASH FLOW FROM FINANCING ACTIVITIES – DISCONTINUED OPERATIONS			4	–21
CASH FLOW FROM FINANCING ACTIVITIES – CONTINUING AND DISCONTINUED OPERATIONS			–1,519	–1,917
CHANGE IN CASH AND CASH EQUIVALENTS			279	32
OPENING BALANCE OF CASH AND CASH EQUIVALENTS	[18	]	1,137	1,417
Effects of currency translation			3	18
Cash and cash equivalents reported as non-current assets classified as held for sale and disposal groups	[19	]	–2	–4
CLOSING BALANCE OF CASH AND CASH EQUIVALENTS	[18	]	1,417	1,463

F.3-126

STATEMENT OF CHANGES IN GROUP EQUITY

45 STATEMENT OF CHANGES IN GROUP EQUITY

			Revenue reserves		Cumulative changes in equity not recognised through the statement of profit or loss
in EUR m, SEE NOTE [20]	Capital subscribed	Capital reserve	Remeasurement of defined benefit plans	Retained earnings	Currency translation differences	Available- for-sale financial assets	Hedging instruments	Total equity attributable to Linde AG shareholders	Non- controlling interests	Total equity
AT 01.01.2015	475	6,730	–980	7,544	61	5	–429	13,406	861	14,267
Profit for the year	—	—	—	1,149	—	—	—	1,149	103	1,252
Other comprehensive income (net of tax)	—	—	14	—	1,066	–6	–476	598	24	622
TOTAL COMPREHENSIVE INCOME	—	—	14	1,149	1,066	–6	–476	1,747	127	1,874
Dividend payments	—	—	—	–585	—	—	—	–585	–116	–701
Changes as a result of share option schemes	—	6	—	—	—	—	—	6	—	6
TOTAL CONTRIBUTIONS BY AND DISTRIBUTIONS TO OWNERS OF THE COMPANY	—	6	—	–585	—	—	—	–579	–116	–695
OTHER CHANGES	—	—	—	4	—	—	—	4	–1	3
AT 31.12.2015/ 01.01.2016	475	6,736	–966	8,112	1,127	–1	–905	14,578	871	15,449
Profit for the year	—	—	—	1,154		—		1,154	121	1,275
Other comprehensive income (net of tax)	—	—	–417		–148	—	40	–525	16	–509
TOTAL COMPREHENSIVE INCOME	—	—	–417	1,154	–148	—	40	629	137	766
Dividend payments	—	—	—	–640	—	—		–640	–125	–765
Changes as a result of share option schemes	—	9	—	—	—	—	—	9	—	9
TOTAL CONTRIBUTIONS BY AND DISTRIBUTIONS TO OWNERS OF THE COMPANY	—	9	—	–640	—	—	—	–631	–125	–756
Acquisition/disposal of a subsidiary with non- controlling interests	—	—	—	—	—	—	—	—	23	23
CHANGES IN OWNERSHIP INTERESTS IN SUBSIDIARIES	—	—	—	—	—	—	—	—	23	23
OTHER CHANGES	—	—	—	1	—	—	—	1	–3	–2
AT 31.12.2016	475	6,745	–1,383	8,627	979	–1	–865	14,577	903	15,480

F.3-127

SEGMENT INFORMATION

(PART OF THE NOTES TO THE GROUP FINANCIAL STATEMENTS)

46 SEGMENT INFORMATION

	Segments						Reconciliation		Group
	Gases Division		Engineering Division		Other Activities (discontinued operations)
in EUR m, SEE NOTE [29]	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016
Revenue from third parties	15,157	14,882	2,188	2,066	599	587	—	—	17,944	17,535
Revenue from other segments	11	10	406	285	8	15	–425	–310	—	—
TOTAL REVENUE FROM THE REPORTABLE SEGMENTS	15,168	14,892	2,594	2,351	607	602	–425	–310	17,944	17,535
OPERATING PROFIT	4,151	4,210	216	196	44	44	–280	–308	4,131	4,142
Restructuring and merger costs (special items)	160	101	30	12	—	—	2	13	192	126
Amortisation of intangible assets/ depreciation of tangible assets	1,863	1,893	41	44	30	99	–38	–40	1,896	1,996
thereof write-downs and impairments	7	17	4	7	—	—	—	—	11	24
thereof write-downs and impairments in connection with non-current assets classified as held for sale and disposal groups	—	6	—	—	—	75	—	—	—	81
EBIT	2,128	2,216	145	140	14	–55	–244	–281	2,043	2,020
Capital expenditure (excluding financial assets)	1,881	1,660	32	30	20	17	3	22	1,936	1,729

	Segments
	Gases Division
	EMEA		Asia/Pacific		Americas		Total Gases Division
in EUR m	2015	2016	2015	2016	2015	2016	2015	2016
Revenue from third parties	5,984	5,721	4,130	4,084	5,043	5,077	15,157	14,882
Revenue from other segments	26	15	27	25	140	155	11	10
TOTAL REVENUE FROM THE REPORTABLE SEGMENTS	6,010	5,736	4,157	4,109	5,183	5,232	15,168	14,892
OPERATING PROFIT	1,790	1,807	1,063	1,084	1,298	1,319	4,151	4,210
Restructuring and merger costs (special items)	87	49	40	42	33	10	160	101
Amortisation of intangible assets/depreciation of tangible assets	688	703	584	569	591	621	1,863	1,893
thereof write-downs and impairments	2	4	4	10	1	3	7	17
thereof write-downs and impairments in connection with non-current assets classified as held for sale and disposal groups	—	6	—	—	—	—	—	6
EBIT	1,015	1,055	439	473	674	688	2,128	2,216
Capital expenditure (excluding financial assets)	895	753	386	375	600	532	1,881	1,660

47 REVENUE BY LOCATION OF CUSTOMER

in EUR m	2015	2016
Europe	6,574	6,564
Germany	1,305	1,229
UK	1,698	1,447
Asia/Pacific	4,950	4,875

F.3-128

47 REVENUE BY LOCATION OF CUSTOMER

in EUR m	2015	2016
China	1,199	1,241
Australia	1,121	1,040
North America	5,218	5,063
USA	4,691	4,519
South America	663	573
Africa	539	460
Gist (discontinued operations)	–599	–587
GROUP REVENUE	17,345	16,948

48 NON-CURRENT ASSETS BY LOCATION OF COMPANY

in EUR m	2015	2016
Europe	10,840	10,035
Germany	1,262	1,276
UK	1,585	1,177
Asia/Pacific	8,135	7,958
China	1,641	1,421
Australia	1,246	1,192
North America	7,161	7,532
USA	2,749	2,858
South America	417	434
Africa	593	642
NON-CURRENT SEGMENT ASSETS	27,146	26,601

The information disclosed by country excludes goodwill.

F.3-129

NOTES TO THE GROUP FINANCIAL STATEMENTS

GENERAL PRINCIPLES

[1]	Basis of preparation

The Linde Group is an international technology group which operates across the globe. The parent company of The Linde Group is Linde Aktiengesellschaft. The registered office of Linde AG is in Munich, Germany (Munich Commercial Register, ref. HRB 169850).

The consolidated financial statements of Linde Aktiengesellschaft for the year ended 31 December 2016 have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) as adopted by the European Union pursuant to EU Regulation No. 1606/2002 of the European Parliament and the Council on the application of International Accounting Standards in the European Union. The consolidated financial statements also comply with the additional requirements set out in § 315a (1) of the German Commercial Code (HGB).

The reporting currency is the euro. All amounts are shown in millions of euro (EUR m), unless stated otherwise.

The Group statement of profit or loss has been prepared using the cost of sales method.

The financial statements of the main operating entities which are included in the consolidated financial statements have been audited by KPMG AG Wirtschaftsprüfungsgesellschaft. The annual financial statements of companies included in the consolidation are drawn up at the same balance sheet date as the annual financial statements of Linde Aktiengesellschaft.

[2] Acquisitions

The major acquisitions in 2016 relate to:

49 MAJOR ACQUISITIONS

	Group’s interest in percent (at 31.12.2016)	Acquisition costs in EUR m	Date of acquisition
AHOM	100	174	01.02.2016
Air Liquide Korea	100	54	15.12.2016

American HomePatient, Inc.

The Linde Group acquired 100 percent of the shares in the US company American HomePatient, Inc. with effect from 1 February 2016. From that date, the business has been included in full in the consolidated financial statements of The Linde Group. The company specialises in respiratory therapy for patients suffering from chronic obstructive pulmonary disease and sleep apnea. Linde intends to use the acquisition to expand its market position in the healthcare services sector and to generate synergy potential with the existing business.

A cash payment of around EUR 210 m was made in connection with the transaction. Following deductions for the repayment of financial debt in the amount of EUR 24 m and provisions for employee remuneration in the amount of EUR 1, and taking into account a conditional purchase price repayment claim with an expected value of EUR 11 m, the acquisition costs within the meaning of IFRS 3 amount to EUR 174 m. The conditional purchase price repayment claim will fall due within two years. The scope of the repayment claim is uncertain and ranges from EUR 1 m to EUR 36 m.

In the course of the acquisition, Linde will acquire non-current assets, as well as inventories and other current assets. These also include deferred tax assets from loss carryforwards. The main components of the provisional goodwill amounting to EUR 114 m relate primarily to expected synergies with the existing Healthcare business and going concern synergies. The purchase price allocation resulted in fair value adjustments in the amount of EUR 31 m. These relate to the corporate brand, customer relationships and tangible assets. The tax-deductible goodwill comes to EUR 0 m.

The transaction involved the acquisition of 100 percent of the shares in American HomePatient, Inc. The non-controlling interests recognised in the opening balance sheet result from pre-consolidated units with shares of other non-controlling shareholders. The receivables acquired have a fair value of EUR 30 m and relate exclusively to trade receivables.

The profit for the year is hit, in particular, by the amortisation resulting from the purchase price allocation.

Air Liquide Korea Co., Ltd.

On 15 December 2016, The Linde Group acquired the assets and liabilities of Air Liquide Korea Co., Ltd. as part of an asset deal. The aim of the transaction was to expand the customer network on the South Korean market and generate cost savings in the process. The acquired business comprises the production and sale of industrial gases in the liquefied gases and on-site segments. The purchase price came to EUR 54 m and was paid in cash.

The acquisition saw The Linde Group acquire tangible assets and current assets in the amount of EUR 41 m. The liabilities assumed amounted to EUR 1 m at the time of acquisition. The purchase price allocation resulted in fair value adjustments in the amount of EUR 8 m. The receivables acquired have a fair value of EUR 4 m. This corresponds to the gross value of the receivables. The transaction gives rise to goodwill in the amount of EUR 14 m. This can be attributed primarily to cost synergies relating to production and administration. The goodwill of EUR 14 m is expected to be tax-deductible. Since the acquisition date is so close to the balance sheet date, the purchase price allocation is still to be considered provisional.

F.3-130

Other acquisitions

In order to expand its business in the Industrial Gases and Healthcare product areas, Linde made further acquisitions in the EMEA, Americas and Asia/Pacific segments in the year under review. The total purchase price for these acquisitions was EUR 25 m, of which EUR 21 m was paid in cash. The total purchase price includes deferred purchase price payments and contingent consideration. In addition, EUR 2 m was offset against existing receivables of a seller. Sometimes separate transactions were agreed with former owners and employees transferred as part of the transaction. In the course of acquisitions achieved in stages, a loss of EUR 1 m from the remeasurement of previously held shares (EUR 2 m) at fair value was recognised in the operating profit.

In the course of these corporate acquisitions, Linde has acquired non-current assets, inventories, liquid funds and other current assets. The goodwill came to EUR 18 m in total. Purchase price allocations resulted in fair value adjustments in the amount of EUR 1 m. The goodwill is tax-deductible in the amount of EUR 18 m. Key components of the goodwill relate to synergy potential and access to new sales markets, as well as the expansion of the sales network. The acquisitions resulted in the transfer of receivables totalling EUR 0 m. The fair value of the receivables corresponds to the gross value of the receivables.

50 IMPACT OF ACQUISITIONS ON THE NET ASSETS OF THE LINDE GROUP

Opening balance upon initial consolidation	Fair value
in EUR m	AHOM	Air Liquide Korea	Other
Non-current assets	148	37	5
Inventories	4	—	1
Other current assets	34	4	—
Cash and cash equivalents	7	—	5
Equity (attributable to Linde AG)	60	40	8
Non-controlling interests	10	—	—
Liabilities	123	1	3

51 IMPACT OF ACQUISITIONS ON THE PROFIT FOR THE YEAR OF THE LINDE GROUP

in EUR m	Profit for the year since the acquisition date	Profit for the year since the beginning of the financial year 01.01.2016[1]
AHOM	6	4
Air Liquide Korea	—	6
Other	1	2

[1]	When these amounts were calculated, the fair value adjustments were assumed to be the same as those at the acquisition date.

52 IMPACT OF ACQUISITIONS ON THE REVENUE OF THE LINDE GROUP

in EUR m	Revenue since the acquisition date	Revenue since the beginning of the financial year on 01.01.2016
AHOM	252	275
Air Liquide Korea	1	19
Other	7	20

F.3-131

[3] Scope of consolidation

53 STRUCTURE OF COMPANIES INCLUDED IN THE CONSOLIDATED FINANCIAL STATEMENTS

	At 31.12.2015	Additions	Disposals	At 31.12.2016
CONSOLIDATED SUBSIDIARIES	528	47	19	556
of which within Germany	18	2	—	20
of which outside Germany	510	45	19	536
COMPANIES ACCOUNTED FOR USING THE LINE-BY-LINE METHOD	5	—	—	5
of which within Germany	—	—	—	—
of which outside Germany	5	—	—	5
COMPANIES ACCOUNTED FOR USING THE EQUITY METHOD	37	4	5	36
of which within Germany	5	1	4	2
of which outside Germany	32	3	1	34
NON-CONSOLIDATED SUBSIDIARIES	50	9	6	53
of which within Germany	—	4	—	4
of which outside Germany	50	5	6	49

Changes in the scope of the consolidation may arise as a result of acquisitions, sales, mergers or closures, or as a result of changes in the assessment as to whether Linde AG exercises control or joint control over a company.

In 2016, 40.1 percent of the shares in Linde-Huayi (Chongqing) Gases Co., Ltd, which were held in the Asia/Pacific segment, were sold to the former minority shareholder. Following the disposal, Linde holds a stake of 19.9 and can still exercise significant influence as defined by IAS 28. The sale of the interests in ownership resulted, at the level of the Group as a whole and following the reversal of consolidation items in profit or loss, in a total profit on deconsolidation of EUR 25 m, which is included in other operating income. The proportion of profit resulting from the valuation of the remaining shares at fair value at the time of the loss of control comes to EUR 0 m.

The other main disposals in the financial year are shown in NOTE [19]. Most of the other disposals were mergers and liquidations.

In the 2016 financial year, there were no effects on the equity of The Linde Group from changes in ownership interests in subsidiaries which did not result in either a loss of control or the acquisition of control.

F.3-132

54 COMPANIES EXEMPT FROM THE DISCLOSURE OBLIGATIONS

Name	Registered office
Bomin Linde LNG GmbH & Co. KG	Hamburg
Commercium Immobilien-und Beteiligungs-GmbH	Munich
Gas & More GmbH	Pullach
Hydromotive GmbH & Co. KG	Leuna
Linde Electronics GmbH & Co. KG	Pullach
Linde Gas Produktionsgesellschaft mbH & Co. KG	Pullach
Linde Gas Therapeutics GmbH	Oberschleissheim
Linde Hydrogen Concepts GmbH	Pullach
Linde Remeo Deutschland GmbH	Blankenfelde-Mahlow
Linde Schweißtechnik GmbH	Pullach
Linde Welding GmbH	Pullach
MTA GmbH Medizin-Technischer-Anlagenbau	Mainhausen
Selas-Linde GmbH	Pullach
Tega-Technische Gase und Gasetechnik Gesellschaft mit beschränkter Haftung	Würzburg
Unterbichler Gase GmbH	Munich

A list of the shareholdings of The Linde Group is given in NOTE [39].

[4] Foreign currency translation

Transactions in foreign currency are translated into the relevant functional currency of the individual entity on the transaction date. After initial recognition, foreign currency fluctuations relating to monetary items are recognised in profit or loss. For non-monetary items, historical translation rates continue to form the measurement basis.

Translation differences arising from the translation of items into the reporting currency continue to be recognised in other comprehensive income. The financial statements of foreign subsidiaries, including any fair value adjustments identified in the course of a purchase price allocation, are translated in accordance with the functional currency concept set out in IAS 21 The Effects of Changes in Foreign Exchange Rates.

Assets and liabilities, contingent liabilities and other financial commitments are translated at the mid-rate on the balance sheet date (closing rate method). Items in the statement of profit or loss and the net income for the year are translated at a rate which approximates to the translation rate on the date of the transaction (the average rate).

Differences arising from the translation of equity are recognised in other comprehensive income.

The financial statements of foreign companies accounted for using the equity method are translated using the same principles for the adjustment of equity as are applied to consolidated subsidiaries.

The financial statements of subsidiaries outside Germany which report in a functional currency which is the currency of a hyperinflationary economy are adjusted for the change in purchasing power arising from the inflation.

Since 1 January 2010, Linde’s activities in Venezuela, which is classified as a hyperinflationary economy in accordance with IAS 29 Financial Reporting in Hyperinflationary Economies, have been reported after adjustment for the effects of inflation. The rate of inflation is calculated using an inflation index derived from exchange rate movements.

F.3-133

55 PRINCIPAL EXCHANGE RATES

		Exchange rates on balance sheet date		Average rates for the year
Exchange rate EUR 1 =	ISO code	31.12.2015	31.12.2016	2015	2016
Australia	AUD	1.49183	1.45732	1.47802	1.48859
China	CNY	7.05243	7.30336	6.97578	7.35307
South Africa	ZAR	16.80825	14.44751	14.16740	16.26524
UK	GBP	0.73685	0.85229	0.72610	0.81950
USA	USD	1.08605	1.05160	1.11003	1.10700

[5] Accounting policies

The financial statements of companies included in the consolidated financial statements of The Linde Group have been prepared using uniform accounting policies in accordance with IFRS 10 Consolidated Financial Statements.

The preparation of the Group financial statements in accordance with IFRS requires discretionary decisions and estimates for some items, which might have an effect on their recognition and measurement in the statement of financial position and statement of profit or loss. The actual amounts realised may differ from these estimates.

The main accounting and valuation policies, as well as the estimates and discretionary decisions associated with them, are explained below:

Principles of consolidation

Consolidation

Companies are consolidated using the acquisition method. Where non-controlling interests are acquired, any remaining balance between the acquisition cost and the share of net assets acquired is offset directly in equity. Intra-Group sales, income and expenses and accounts receivable and payable are eliminated. Intra-Group profits and losses arising from intra-Group deliveries of non-current assets and inventories are eliminated.

The cost of an acquisition is measured at the fair value of the assets acquired, and liabilities assumed, in order to gain control, on the date of acquisition. The identifiable assets, liabilities and contingent liabilities acquired as a result of a business combination are recognised for the first time at their fair values at the date of acquisition, irrespective of the scope of any non-controlling interests. Non-controlling interests are measured at the pro rata fair value of the assets acquired and the liabilities assumed (partial goodwill method).

Control

The Group financial statements comprise Linde AG and all the companies over which Linde AG is able to exercise control as defined by IFRS 10. If Linde AG holds a majority of the voting rights in a company, this generally indicates that it exercises control over the company in the absence of any other restrictive contractual agreements.

Companies for which the principal object is the construction and operation of gas production plants, and yet in which Linde holds less than 100 percent of the voting rights, are fully consolidated if Linde holds the advantage in terms of know-how. In these cases, The Linde Group has assumed responsibility for the operation of the companies plants and the companies are therefore dependent on Linde technology. This is also reflected in the licensing agreements in force and by the integration of production into the processes of The Linde Group and/or the interrelationships between the various decision-makers. The operation of the plants is the principal driver of variable returns from the companies.

In addition, companies are fully consolidated if Linde exerts increased management authority in those companies and is able to exercise, on the basis of individual contracts, the most extensive decision-making powers over major portions of the operating activities of the entities.

Joint control

Companies over which Linde AG may exercise joint control, as defined by IFRS 11, are either included in the Group financial statements on the basis of the interest (line-by-line method) or using the equity method, depending on the characteristics of the company. If Linde AG holds the same number of voting rights as another company, this generally indicates joint control, unless other (contractual) rights result in control being exercised by one of the shareholders.

If joint control exists, Linde needs to distinguish whether the investment is a joint operation or a joint venture. This distinction is dependent on whether Linde has rights to the assets and obligations for the liabilities of the arrangement or whether it has rights to the net assets of the arrangement. To make the distinction, Linde must consider the structure and legal form of the company, any contractual agreements which might apply and any other relevant circumstances.

Joint ventures are accounted for under the equity method at cost at the date of acquisition. In subsequent periods, the carrying amount is adjusted up or down to reflect Linde’s share of the comprehensive income of the investee. Any distributions received from the investee and other changes in the investees equity reduce or increase the carrying amount of the investment. If the losses of an associate or joint venture attributable to The Linde Group equal or exceed the value of the interest held in this associate or joint venture, no further losses are recognised unless the Group incurs an obligation or makes payments on behalf of the associate or joint venture. The same principles apply to the consolidation of companies accounted for using the equity method as for the consolidation of subsidiaries.

Significant influence

Associates over which Linde AG can exercise significant influence as defined by IAS 28 are also accounted for using the equity method. Significant influence is presumed if Linde AG holds (directly or indirectly) 20 percent or more of the voting rights in an investee, unless it can be clearly demonstrated that this is not the case.

F.3-134

Non-consolidated subsidiaries

Non-consolidated subsidiaries, when taken individually and together, are immaterial from the Group’s point of view in terms of total assets, revenue and profit or loss for the year and do not have a significant impact on the net assets, financial position and results of operations of the Group.

Discretionary decisions

When assessing whether Linde exercises control, joint control or significant influence over companies in which it holds less than 100 percent of the voting rights, discretionary decisions may have to be made. Above all in cases where Linde holds 50 percent of the voting rights, a decision has to be taken as to whether there are rights or circumstances which might mean that Linde has power over the potential subsidiary or that joint control exists.

Changes to contractual agreements or facts or circumstances are monitored on an ongoing basis and are evaluated to determine whether they have an impact on the assessment as to whether Linde is exercising control or joint control over its investment.

Business combinations require estimates to be made when determining fair values. When discounted cash flow methods are used, discretionary aspects include in particular the time period and amount of the cash flow and the determination of an appropriate discount rate. When making discretionary decisions about purchase price allocations in the case of business combinations where the total assets acquired including goodwill exceed EUR 100 m, Linde takes advice from experts in the field, who assist in arriving at the decisions and provide reports backing their opinions.

Intangible assets

Purchased and internally generated intangible assets are stated at acquisition cost or manufacturing cost less accumulated amortisation and any impairment losses. An internally generated intangible asset is recognised if it can be identified as an asset, if it is probable that the future economic benefits that are attributable to the asset will flow to Linde, and if the cost of the asset can be measured reliably. It is important to determine whether the intangible assets have finite or indefinite useful lives. The estimated useful life of customer relationships purchased is calculated on the basis of the term of the contractual relationship underlying the customer relationship, or on the basis of expected customer behaviour. Goodwill, intangible assets with indefinite useful lives and intangible assets not yet ready for use are not amortised, but are subject instead to an impairment test once a year, or more often if there is any indication that an asset may be impaired.

The cash-generating unit (CGU) applied in impairment reviews of goodwill corresponds to the operating reportable segments EMEA, Americas and Asia/Pacific, as well as the Engineering Division und Other Activities. The impairment test involves initially comparing the value in use of the cash-generating unit with its carrying amount. If the carrying amount of the cash-generating unit exceeds the value in use, a test is performed to determine whether the fair value of the asset less costs to sell is higher than the carrying amount. To calculate the value in use of the cash-generating units, post-tax future cash inflows and outflows are derived from corporate financial budgets approved by management which cover a detailed planning period of five years. The calculation of the terminal value is based on the future net cash flows from the latest available detailed planning period. The post-tax interest rates used to discount the cash flows take into account industry-specific and country-specific risks relating to the particular cash-generating unit. When the terminal value is discounted, declining growth rates are used, which are lower than the growth rates calculated in the detailed planning period and which serve mainly to compensate for a general inflation rate.

If the reason for an impairment loss recognised in prior years no longer exists, the carrying amount of the intangible asset is increased to a maximum figure of the carrying amount that would have been determined had no impairment loss been recognised. This does not apply to goodwill.

Costs incurred in connection with the purchase for consideration and in-house development of software used internally, including the costs of bringing this software to an operational state, are capitalised and amortised on a straight-line basis over an estimated useful life of three to eight years.

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Tangible assets

Tangible assets are reported at acquisition cost or manufacturing cost less accumulated depreciation based on the estimated useful life of the asset and any impairment losses. Tangible assets are depreciated using the straight-line method and the depreciation expense is disclosed in the statement of profit or loss under the heading which corresponds to the functional features of the underlying asset. The depreciation method and the estimated useful lives of the assets are reviewed on an annual basis and adapted to prevailing conditions.

The following useful lives apply to the different types of tangible assets:

56 USEFUL LIVES OF TANGIBLE ASSETS

Buildings	10–40 years
Technical equipment	6–15 years
Other equipment, furniture and fixtures	3–20 years

The useful lives are estimated based on past experience and set out in uniform Group guidelines. Assumptions also need to be made when Linde assesses whether an asset may be capitalised and which components of the cost of the asset may be capitalised. Estimates need to be made here, for example, of the expected future economic benefits of an asset or the expected future costs of the dismantling of plants. In addition, the capitalisation of costs which are incurred during the operating phase of an asset, such as the costs of upgrades to plants or their complete overhaul, depends on whether these costs will lead to better or higher output or whether they extend the estimated useful life of the asset.

If significant events or market developments indicate an impairment in the value of the tangible asset, Linde reviews the recoverability of the carrying amount of the asset by testing for impairment. The scope of the cash-generating unit is determined by external, independent cash flows. Special local market-related circumstances determine the combination of cash flows from different product segments. To determine the recoverable amount on the basis of value in use, estimated future cash flows are discounted at a rate which reflects the risk specific to the asset. When estimating future cash flows, current and expected future inflows as well as segment-specific, technological, economic and general developments are taken into account. If the reason for an impairment loss recognised in prior years no longer exists, the carrying amount of the tangible asset is increased to a maximum figure of the carrying amount that would have been determined had no impairment loss been recognised.

Inventories

Inventories are reported at the lower of acquisition or manufacturing cost and net realisable value. Inventories are generally measured on a moving average basis or using the FIFO (first in, first out) method.

Non-current assets held for sale and disposal groups and discontinued operations

Non-current assets and disposal groups, as well as liabilities directly related to these, are classified separately in the balance sheet as held for sale if they are available for sale in their present condition and the sale within the next twelve months is highly probable.

Non-current assets classified as held for sale and disposal groups are measured at the lower of carrying amount and fair value less costs to sell. Amortisation and depreciation has been discontinued. The process involved in determining the fair value less costs to sell involves estimates and assumptions that are subject to uncertainty.

Discontinued operations are reported as soon as a part of the business is classified as held for sale, or has already been disposed of, and the business area in question represents either a separate major line of business or a geographical area of operations and is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations. The profit/loss from discontinued operations is reported separately from the expenses and income from continuing operations in the Group statement of profit or loss; prior-year figures are shown on a like-for-like basis. In the Group statement of cash flows, the cash flows from discontinued operations are shown separately from the cash flows from continuing operations; prior-year figures are shown on a like-for-like basis. The information provided in the Notes to the Group financial statements (with the exception of NOTE [19] NON-CURRENT ASSETS CLASSIFIED AS HELD FOR SALE AND DISPOSAL GROUPS) – insofar as they relate to the Group statement of profit or loss and the Group statement of cash flows – relates to continuing operations. If the information relates exclusively to discontinued operations, this is highlighted accordingly. The prior-year values were adjusted accordingly.

Provisions for pensions and similar obligations

The valuation of pension provisions is based on the projected unit credit method set out in IAS 19 Employee Benefits for defined benefit obligations. This method takes into account not only vested future benefits and known pensions at the balance sheet date, but also expected future increases in salaries and pensions. The calculation of the provisions is determined using actuarial reports based on biometric assumptions.

The fair value of the plan assets (adjusted if necessary to comply with the rules relating to the asset ceiling set out in IAS 19.64) is deducted from the present value of the pension obligations (gross pension obligation) to give the net pension obligation or net pension asset in respect of defined benefit pension plans. According to IAS 19.64, a net pension asset may only be disclosed if The Linde Group, under its obligation as an employer, has the right to receive a refund of the surplus or to reduce future contributions.

The net interest expense for the financial year is calculated by multiplying the net pension obligation or net pension asset at the beginning of the period by the interest rate underlying the discounting of the gross defined benefit obligation at the beginning of the period.

The discount rate is calculated on the basis of the returns achieved on the relevant call date for high quality fixed-interest corporate bonds in the market. The currency and period to maturity of the underlying bonds correspond to the currency and probable period to maturity of the post-employment benefit obligations. If such returns are not available, the discount rates are based on market returns for government bonds.

Remeasurements comprise on the one hand the actuarial gains and losses on the remeasurement of the gross defined benefit obligation and on the other hand the difference between the return on plan assets actually realised and the return assumed at the beginning of the period, which is based on the discount rate of the corresponding gross defined benefit obligation. If a pension plan is overfunded and the asset ceiling applies, remeasurements also comprise the change in the net asset from the application of the asset ceiling rules to the extent that this has not been accounted for in net interest.

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Actuarial gains and losses arise from changes in actuarial assumptions or from variations between earlier actuarial assumptions and actual events.

All remeasurements (i.e. actuarial gains and losses, the cumulative effect of an asset ceiling and the effects of an increase in the pension obligation in accordance with IFRIC 14 The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction) are offset immediately in other comprehensive income.

The expense arising from additions to the pension provisions is allocated to functional costs. The net interest expense or net interest income from defined benefit plans is disclosed in the financial result. For each pension plan, it is established whether the net figure is a net interest expense or net interest income and the amounts are disclosed accordingly in the financial result.

Other provisions

In accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets, other provisions are recognised when a present obligation to a third party exists as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Other provisions are recognised for all identifiable risks and liabilities of uncertain timing or amount. The amounts provided are the best estimate of the probable expenditure required to settle the obligation and are not offset against recourse claims. The settlement amount is calculated based on the assessment of the probability of an outflow of resources, and on past experience and the circumstances known at the balance sheet date. This also includes any cost increases which need to be taken into account at the balance sheet date. The actual outflow of resources at a future date may therefore vary from the figure included in other provisions. Provisions which relate to periods of more than twelve months are discounted.

Provisions for warranties and onerous contracts include provisions for warranties and provisions for litigation. Assumptions are made here about the probability of occurrence of the risk and the expected future outflow of resources. The uncertainty associated with the measurement of warranty provisions is relatively moderate, as Linde has recourse to historical warranty cost ratios when determining the amounts to be set aside.

Litigation is associated with great uncertainty. A degree of discretion is required to assess whether a present obligation to a third party exists at the balance sheet date as a result of a past event, whether it is probable that an outflow of resources will be required in future to settle the obligation and whether a reliable estimate can be made of the amount of the obligation. The current status of outstanding litigation is regularly reviewed and updated by the Group’s legal department and lawyers appointed by the Group. Changes to this status as a result of new information may result in adjustments being made to the provision.

Provisions for other obligations include provisions for costs which are expected to arise on the completion of major projects. There is an increased level of uncertainty associated with the measurement of these provisions.

Provisions for warranty claims are recognised taking current or estimated future claims experience into account.

Site restoration obligations are capitalised when they arise, at the discounted value of the obligation, and a provision for the same amount is established at the same time. An estimate is made, based on past experience, of future costs expected to be incurred to dismantle plants and restore the land on which the plant was built to its original condition. The expected costs are reassessed on an annual basis and the amount of the provision is adjusted if required. The depreciation charged on the asset and the unwinding of interest applied to the provision are both allocated as an expense to the periods of use of the asset.

Provisions for restructuring are recognised if a formal, detailed restructuring plan has been drawn up and communicated to the relevant parties.

Income tax provisions are disclosed in income tax liabilities.

Revenue recognition

Revenue comprises sales of products and services as well as lease and rental income, less discounts and rebates.

Revenue from the sale of goods is recognised, in accordance with IAS 18 Revenue, when the risks of ownership have been transferred to the customer, the consideration can be reliably determined and it is probable that the associated receivables will be collected. If the customer is to take delivery of the goods, the relevant sale will not be recognised until the customer has accepted delivery. In the case of long-term service contracts, revenue is recorded on a straight-line basis over the period of the contract.

Long-term construction contracts

Revenue from long-term customer-specific construction contracts is recognised, in accordance with IAS 11 Construction Contracts, based on the stage of completion of the contract (percentage of completion method, or PoC method). The stage of completion of each contract is determined by the ratio of the costs incurred to the expected total cost (cost-to-cost method). For major projects, the calculation and analysis of the stage of completion of the project takes into account in particular contract costs incurred by subcontractors. External experts are sometimes used to assist with the calculation of these costs. When the outcome of a construction contract cannot be estimated reliably, revenue is recognised only to the extent of the contract costs incurred which can probably be covered, and the contract costs in the period in which they are incurred are recognised as an expense (zero profit method). If the cumulative contract output (costs incurred plus profits disclosed) exceeds payments on account on an individual contract, the construction contract is disclosed under Trade receivables. If there is a negative balance after deducting payments on account, the amount is disclosed under Trade payables. Anticipated losses on contracts are recognised in full, based on an assessment of identifiable risks.

The financial income from long-term construction contracts is disclosed in other operating income as a result of its clear relationship with the Group’s operating business.

Cost of sales

Cost of sales comprises the cost of goods and services sold and the cost of merchandise sold. It includes not only the cost of direct materials and direct manufacturing expenses, but also overheads including depreciation of production plants, amortisation of certain intangible assets and inventory write-downs.

Research and development costs

Research costs and development costs which cannot be capitalised are recognised immediately in profit or loss.

Financial result

The financial result includes:

F.3-137

•	interest expenses on liabilities,

•	dividends received,

•	interest income on receivables,

•	gains and losses on financial instruments recognised in profit or loss,

•	the net interest expense and net interest income from defined benefit plans,

•	the interest expense and income from finance leases and

•	the expense and income relating to the measurement of certain embedded derivatives

Interest income and interest expenses are recognised in profit or loss on the basis of the effective interest rate method.

Dividends are recognised in profit or loss when they have been declared. Dividend payments made by operating companies which are reported at cost or at fair value in which Linde holds more than 10 percent of the voting rights and which have a clear connection to Linde’s core operating business are recognised in other operating income. Core businesses are defined as those business areas which make a material contribution to the revenue of a division. A material contribution is deemed to be one of around 20 percent.

Financial instruments

Financial assets and liabilities are only recognised in the Group statement of financial position when Linde becomes bound by the contractual provisions of the financial instrument. In the normal course of events, purchases and sales of financial assets are accounted for on settlement day. The same does not apply to derivatives, which are accounted for on the trading day.

According to IAS 39 Financial Instruments: Recognition and Measurement, financial instruments must be categorised as financial instruments held for trading or at fair value through profit or loss, available-for-sale financial assets, held-to-maturity financial investments, or loans and receivables. The Linde Group does not avail itself of the fair value option, whereby financial assets or financial liabilities are classified as at fair value through profit or loss when they are first recognised.

Available-for-sale financial assets include equity instruments and debt instruments. If equity instruments are not held for trading or measured at fair value through profit or loss, they are classified as available-for-sale financial assets. Debt instruments are included in this category if they are held for an unspecified period and can be sold depending on the market situation.

Financial instruments are initially recognised at fair value. Transaction expenses which are directly attributable to the acquisition or issue of financial instruments are only included in the determination of the carrying amount if the financial instruments are not recognised at fair value through profit or loss.

The subsequent measurement of available-for-sale financial assets is based on the separate recognition in equity as other comprehensive income of unrealised gains and losses, inclusive of deferred tax, until they are realised. Equity instruments for which no price is quoted in an active market and for which the fair value cannot be reliably determined are reported at cost. If the fair value of available-for-sale financial assets falls below cost and if there is objective evidence that the asset is impaired, the cumulative loss recognised directly in equity is transferred to profit or loss. Impairment reversals are recognised in equity for equity instruments and in profit or loss for debt instruments.

Loans and receivables and held-to-maturity financial investments are measured at amortised cost using the effective interest rate method. Where there is objective evidence that the asset is impaired, it is recognised at the present value of expected future cash flows if this is lower than amortised cost. The present value of expected future cash flows is calculated using the original effective interest rate of the financial asset.

F.3-138

The Linde Group conducts regular impairment reviews of the following categories of financial assets: loans and receivables, available-for-sale financial assets and held-to-maturity financial investments. The following criteria are applied:

[a]	significant financial difficulty of the issuer or obligor,

[b]	breach of contract, such as a default or delinquency in payments of interest or principal,

[c]	the lender, for economic or legal reasons relating to the borrowers financial difficulty, granting to the borrower a concession that would not otherwise be considered,

[d]	it becoming probable that the borrower will enter bankruptcy or other financial reorganisation, [e] the disappearance of an active market for that asset because of financial difficulties,

[f]	a recommendation based on observable data from the capital market,

[g]	information about significant changes with an adverse effect that have taken place in the technological, economic or legal environment of a contracting party,

[h]	a significant or prolonged decline in the fair value of the financial instrument.

A financial asset is derecognised if Linde loses its contractual entitlement to cash flows from such an asset or if it transfers virtually all the risks and opportunities associated with that financial asset. In the 2016 financial year, no financial assets that would qualify for elimination were transferred by Linde.

All derivative financial instruments are reported at fair value, irrespective of their purpose or the reason for which they were acquired.

Embedded derivatives (i.e. derivatives which are included in host contracts) are separated from the host contract and accounted for as derivative financial instruments, if certain requirements are met.

For more information about risk management and the impact on the balance sheet of derivative financial instruments, see NOTE [27].

Receivables and liabilities from finance leases, trade receivables and trade payables, financial debt, as well as other receivables and assets and other liabilities, are reported at amortised cost as long as they are not derivative financial instruments. Differences between historical cost and the repayment amount are accounted for using the effective interest rate method. Appropriate impairment losses are recognised if specific risks are identified. Establishing provisions for bad debts is based to a large extent on making estimates and assessments about individual amounts receivable. These estimates and assessments are founded on the creditworthiness of that particular customer, prevailing economic trends and an analysis of historical bad debts on a portfolio basis. Individual provisions for bad debts take account of both customer-specific and country-specific risks. The carrying amount of the financial debt which comprises the hedged item in a fair value hedge is adjusted for the corresponding gain or loss with respect to the hedged risk.

Financial instruments which contain both an equity portion and a liability portion are classified in accordance with IAS 32 Financial Instruments: Presentation. The financial instruments issued by The Linde Group are classified entirely as financial liabilities and reported at amortised cost. No part thereof is classified separately as an equity instrument.

Deferred taxes

Deferred tax assets and liabilities are accounted for in accordance with IAS 12 Income Taxes under the liability method in respect of all temporary differences between the carrying amounts of the assets and liabilities under IFRS and the corresponding tax base used in the computation of taxable profit, and in respect of all consolidation adjustments affecting net income and unused tax loss carryforwards.

Deferred tax assets are only recognised for unused tax losses to the extent that it is probable that taxable profits will be available in future years against which the tax losses can be utilised. Deferred taxes are calculated at the tax rates that apply to the period when the asset is realised or the liability is settled, using tax rates set out in laws that have been enacted or substantively enacted in the individual countries by the balance sheet date.

Accounting for leases

According to IFRIC 4 Determining whether an Arrangement contains a Lease, if specific criteria are met, certain arrangements should be accounted for as leases that do not take the legal form of a lease. In particular, in the Gases Division, certain gas supply contracts are classified as embedded leases if the fulfilment of the arrangement depends upon a specific asset and if customer’s revenue share accounts for an overwhelming proportion of the production capacity of the asset. If an embedded lease exists, the criteria set out in IAS 17 Leases are used to examine in each individual case whether, under the gas supply contract, substantially all the risks and rewards incidental to ownership of the plant have been transferred to the customer, meaning that this constitutes an embedded finance lease. This involves separating that portion of the gas supply contract which relates to the embedded lease from the rest of the contract. Then it is established whether the minimum lease payments thus identified amount to substantially all the fair value of the plant and whether the minimum lease term is for the major part of the plants economic life.

When classifying procurement lease agreements, Linde must also make assumptions: e.g. to determine the appropriate interest rate or the residual value or estimated useful lives of the underlying assets. If Linde is the lessee under a finance lease agreement, the assets are disclosed at the beginning of the lease under tangible assets at the fair value of the leased asset or, if lower, at the present value of the future lease payments. Corresponding liabilities from finance leases are set up.

Rental and lease payments under operating leases are recognised in functional costs in the statement of profit or loss on a straight-line basis over the lease term.

F.3-139

Recently issued accounting standards

The IASB and IFRIC have revised numerous standards and have issued many new ones in the course of their projects to develop IFRS and achieve convergence with US GAAP. Of these, the following standards are mandatory in the consolidated financial statements of The Linde Group for the year ended 31 December 2016:

•	Amendments to IFRS 11 Joint Arrangements: Accounting for Acquisitions of Interests in Joint Operations

•	Amendments to IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets: Clarification of acceptable methods of depreciation/amortisation

•	Annual improvements to the IFRS (2012–2014)

•	Amendment to IAS 1: Disclosure Initiative

•	Amendments to IAS 19: Defined Benefit Plans: Employees’ contributions

•	Annual improvements to the IFRS (2010–2012)

Recently issued accounting standards which have not yet been applied

The following standards have been issued by the IASB, but have not been applied in the consolidated financial statements of The Linde Group for the year ended 31 December 2016, as they are either not yet effective and/or have not yet been adopted by the European Union:

•	IFRS 15 Revenue from Contracts with Customers including Amendments to IFRS 15 (first-time application according to IASB in financial years beginning on or after 1 January 2018)

•	Clarifications relating to IFRS 15 Revenue from Contracts with Customers (first-time application according to IASB in financial years beginning on or after 1 January 2018)

•	IFRS 9 Financial Instruments (first-time application according to IASB in financial years beginning on or after 1 January 2018)

•	Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (first-time application deferred indefinitely by the IASB)

•	IFRS 16 Leases (first-time application according to IASB in financial years beginning on or after 1 January 2019)

•	Amendments to IAS 12: Recognition of Deferred Tax Assets for Unrealised Losses (first-time application according to IASB in financial years beginning on or after 1 January 2017)

•	Amendments to IAS 7: Disclosure Initiative (first-time application according to IASB in financial years beginning on or after 1 January 2017)

•	Amendments to IFRS 2 Share-based Payment (first-time application according to IASB in financial years beginning on or after 1 January 2018)

•	Annual improvements to the IFRSs (2014–2016), (first-time application according to IASB in financial years beginning on or after 1 January 2017/1 January 2018)

•	IFRIC 22 Foreign Currency Transactions and Advance Consideration (first-time application according to IASB in financial years beginning on or after 1 January 2018)

IFRS 15

The new standard on revenue recognition seeks to create a framework which brings together the multiplicity of rules which have until now been set out in a number of different standards and interpretations. According to IFRS 15, revenue is to be recognised when control over the goods or services in question has passed to the customer. This means that the principle of the transfer of control replaces the principle of the transfer of risks and rewards.

In future, companies preparing their financial statements in accordance with IFRS will determine when to recognise revenue (at what time or over which period) and how much revenue to recognise by applying five steps. The new provisions (with the exception of the amendments to IFRS 15) were endorsed by the European Union in 2016 and are mandatory for financial years beginning on or after 1 January 2018. Earlier application is permitted. IFRS 15 replaces IAS 11 Construction Contracts and IAS 18 Revenue, as well as the corresponding interpretations.

Linde has launched a Group-wide project on the introduction of IFRS 15 that comprises two phases (analysis and implementation phase). The analysis phase involves analysing the main types of contract in respect of the IFRS 15 provisions. This analysis had largely been completed on the balance sheet date. The next step, the implementation phase, will involve implementing the necessary adjustments that have been identified in the IT processes/systems, and training the Group companies on the IFRS 15 provisions and – where necessary – on the new processes. Linde has identified the performance obligations for the Gases Division, Engineering Division and the logistics services company Gist from the Other Activities segment based on the five-step model pursuant to IFRS 15 and has assessed the impact on potential changes in revenue recognition for these performance obligations in accordance with IFRS 15.

To date, the IFRS 15 analysis has not revealed any significant changes relating to the changeover to, and future application of, IFRS 15. The construction contracts in the Engineering Division that are measured using the PoC method still meet the requirements for the period-related recognition of revenue under IFRS 15.

The IFRS 15 requirements will change the presentation in the annual financial statements with regard to the information provided in the Notes. In the future, quantitative and qualitative information will be provided on contract assets and liabilities from contracts with customers, in particular. If one of the parties has fulfilled its contractual obligations, then the company has to report the contract as a contract asset or contract liability depending on whether the company has rendered its service or the customer has made payment. All unconditional entitlements to the receipt of a consideration are to be reported separately by a company as a receivable.

Linde will apply the standard for the first time for the 2018 financial year, applying the modified retrospective method.

F.3-140

IFRS 9

IFRS 9 “Financial Instruments”, which was published in July 2014, replaces the existing guidelines in IAS 39 “Financial Instruments: Recognition and Measurement”. The new provisions were endorsed by the European Union in 2016 and are mandatory for financial years beginning on or after 1 January 2018. In the future, financial assets will be classified and valued based on the business model on which the portfolio is based and the nature of the cash flows generated by the financial instrument. The provisions for financial liabilities were largely taken over from IAS 39. IFRS 9 also contains new provisions on the impairment of financial instruments, which is now based on the expected credit losses, and provisions on hedge accounting, which aim to bring accounting closer into line with risk management. In the 2016 financial year, The Linde Group took a full inventory of its financial instruments, allocated them to the business models and, as a result, set the measurement categories pursuant to IFRS 9. Compared with IAS 39, the categorisation of the financial instruments does not result in any major changes in measurement. Suitable models are being developed in order to implement the new provisions on impairments, in particular to determine the default rates of trade receivables. At the moment, the effects cannot yet be reliably quantified. An analysis of the currently designated hedging relationships revealed that they will, in all likelihood, comply with the provisions set out in IFRS 9, although the documentation and effectiveness requirements will need to be adjusted when IFRS 9 comes into force.

Linde will apply the standard for the first time for the 2018 financial year. Changes to accounting methods are generally applied using the retrospective method with the exception of the scenarios set out below:

•

No adjustment of comparative information for prior periods with regard to changes in classification and measurement (including impairments). Differences between the carrying amounts of financial assets and financial liabilities due to the first-time application of IFRS 9 will be recognised under revenue reserves and cumulative changes in equity as at 1 January 2018 as a general rule.

•	The new provisions on hedge accounting will be applied prospectively.

IFRS 16

IFRS 16 specifies how an IFRS reporter will recognise, measure, present and disclose leases. The new standard now provides a single lessee accounting model requiring lessees to recognise assets and liabilities for all leases unless the lease term is twelve months or less or the underlying asset has a low value (option in each case). Lessors continue to classify leases as operating or finance, with IFRS 16’s approach to lessor accounting substantially unchanged from its predecessor, IAS 17.

Linde enters into lease agreements principally as the lessee. The number of operating leases is much higher than the number of finance leases. As a result, the application of IFRS 16 will result in an increase in both assets and financial liabilities at Linde. No significant impact on finance leases is expected. Linde is likely to make use of the options relating to short-term and low-value leases. As far as the transitional provisions are concerned, Linde is likely to apply the modified retrospective method. At the present time, the Group plans to apply IFRS 16 for the first time as at 1 January 2019. The quantitative impact of IFRS 16 is currently still being analysed.

The remaining standards have no significant impact on the net assets, financial position and results of operations of The Linde Group.

F.3-141

NOTES TO THE GROUP STATEMENT OF PROFIT OR LOSS

[6] Revenue

Revenue is analysed by activity in the segment information in the Group financial statements. In 2016, there were no customers from whom the Group derived over 10 percent of its revenue. For a detailed analysis of revenue by product in the Gases Division and by plant type in the Engineering Division, see PAGES 52 TO 58 of the combined management report.

57 REVENUE

in EUR m	2015	2016
Revenue from the sale of goods and services	15,519	15,260
Revenue from long-term construction contracts	1,826	1,688

TOTAL	17,345	16,948

[7] Other operating income and expenses

58 OTHER OPERATING INCOME

in EUR m	2015	2016
Exchange gains	117	60
Profit on disposal of non-current assets	36	150
Compensation payments received	18	28
Income arising from changes to pension schemes	42	45
Ancillary revenue	13	15
Income from release of provisions	24	27
Financial income from long-term construction contracts	18	14
Income from free-standing foreign currency hedges	15	20
Miscellaneous operating income	136	108

TOTAL	419	467

The increase in other operating income of EUR 48 m was largely the result of the increase in the profit on disposal of non-current assets. This also includes the profit from the scheduled disposal of non-current assets classified as held for sale and disposal groups.

59 OTHER OPERATING EXPENSES

in EUR m	2015	2016
Exchange losses	101	72
Expenses from free-standing foreign currency hedges	9	9
Loss on disposal of non-current assets	21	25
Expenses related to pre-retirement part-time work schemes	3	2
Taxes	23	27
Miscellaneous operating expenses	94	143

TOTAL	251	278

The increase in operating expenses of EUR 27 m was primarily attributable to the increase in miscellaneous operating expenses.

[8] Other information on the Group statement of profit or loss

During the 2016 financial year, personnel expenses from continuing operations of EUR 3.724 bn (2015: EUR 3.829 bn) were recognised in functional costs. The drop in the expenses was due mainly to the fact that restructuring costs were lower than in the previous year and to positive exchange rate effects. The figures for amortisation and depreciation are given in the segment information.

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[9] Financial income and expenses

60 FINANCIAL INCOME

in EUR m	2015	2016
Net interest income from defined benefit plans, see note [21]	7	7
Finance income from finance leases in accordance with IFRIC 4/IAS 17	19	15
Income from investments	—	1
Other interest and similar income	16	6

TOTAL	42	29

The drop in financial income is largely due to the reduction in other interest and similar income, because the interest rates to be applied in the 2016 financial year were lower than in the previous year.

61 FINANCIAL EXPENSES

in EUR m	2015	2016
Net interest expense from defined benefit plans, see note [21]	31	30
Impairment of financial assets	1	4
Other interest and similar charges	407	319

TOTAL	439	353

The drop in other interest and similar charges can be attributed primarily to the early redemption of two hybrid bonds in the amount of EUR 700 m and GBP 250 m, which bore interest at a rate of 7.375 percent and 8.125 percent respectively.

In interest income and interest expenses, gains and losses from fair value hedge accounting are offset against each other, in order to give a fair presentation of the economic effect of the underlying hedging relationship. Interest income and interest expenses relating to derivatives were also disclosed net.

[10] Taxes on income

62 INCOME TAX EXPENSE

in EUR m	2015	2016
Current tax expense (+) and income (–)	464	499
Tax expense (+) and income (–) relating to prior periods	13	23
Deferred tax expense (+) and deferred tax income (–)	–81	–98

TOTAL	396	424

In the period under review, the tax expense and income relating to prior periods includes current tax expense of EUR 15 m (2015: current tax expense of EUR 43 m) and deferred tax expense of EUR 8 m (2015: deferred tax income of EUR 30 m). Included in tax income and expense relating to prior periods are the positive and negative effects of facts established by external tax audits in various countries. Of the total amount of deferred tax income, EUR 75 m (2015: EUR 76 m) relates to the change in temporary differences.

The income tax expense disclosed for the 2016 financial year of EUR 424 m is EUR 56 m lower than the expected income tax expense of EUR 480 m, a theoretical figure arrived at by applying the German tax rate of 27.4 percent (2015: 27.4 percent) to Group profit before tax. Tax effects recognised directly in equity are shown in detail in NOTE [20].

F.3-143

The difference between the expected income tax expense and the figure disclosed is explained below:

63 EXPECTED AND DISCLOSED TAX EXPENSE

in EUR m	2015	2016
Profit before tax	1,632	1,751
Income tax rate of Linde AG (including trade tax, (in %))	27.4	27.4
EXPECTED INCOME TAX EXPENSE	447	480
Foreign tax rate differential	–3	–54
Effect of associates	–3	–4
Reduction in tax due to tax-free income	–147	–96
Increase in tax due to non-tax-deductible expenses	63	43
Tax expense and income relating to prior periods	13	23
Effect of changes in tax rate	–7	–9
Change in other permanent differences	–14	30
Other	47	11
INCOME TAX EXPENSE DISCLOSED	396	424
Effective tax rate (in %)	24.3	24.2

In the 2016 financial year, the corporate income tax rate in Germany was 15.0 percent (2015: 15.0 percent). Taking into account an average rate for trade earnings tax of 11.6 percent (2015: 11.6 percent) and the solidarity surcharge (0.8 percent in both 2016 and 2015), this gives a tax rate for German companies of 27.4 percent (2015: 27.4 percent). This tax rate is also used to calculate deferred tax at German companies.

Income tax rates for companies outside Germany vary between 12.5 percent and 40.0 percent.

Temporary differences relating to investments in subsidiaries of EUR 128 m (2015: EUR 120 m) have not led to the recognition of deferred tax, either because the differences are not expected to reverse in the near future as a result of their realisation (due to distributions or the disposal of the company) or the profits are not subject to taxation.

In the reporting period, other deviations consisted of income arising from a change in the valuation allowance of EUR 3 m (2015: expense of EUR 47 m). As in the previous year, the recognition of a deferred tax asset in respect of losses brought forward not previously recognised and temporary differences did not have any positive impact. The positive impact of the utilisation of loss carryforwards in respect of which no deferred tax asset had yet been recognised came to EUR 4 m, as in 2015.

64 DEFERRED TAX ASSETS AND LIABILITIES

in EUR m	2015		2016
	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Intangible assets	5	763	5	702
Tangible assets	266	1,213	153	1,156
Financial assets	109	144	121	152
Current assets	465	855	381	589
Provisions	334	199	447	205
Liabilities	950	476	1,076	674
Tax loss carryforwards and tax credits	98	—	112
Amounts offset	–1,900	–1,900	–1,795	–1,795

TOTAL	327	1,750	500	1,683

The tax credits in the 2016 financial year related mainly to investment incentives, as in the prior year.

Movements in the deferred tax asset and the deferred tax liability were not solely due to movements which have been recognised in profit or loss, but also to movements which have been recognised in other comprehensive income not affecting profit or loss, exchange rate movements in respect of deferred tax recognised in a foreign currency, and movements in deferred tax as a result of the purchase and sale of subsidiaries.

Deferred tax disclosed in other comprehensive income not affecting profit or loss totalled EUR 486 m (2015: EUR 362 m). Of this amount, deferred tax assets of EUR 419 m (2015: EUR 294 m) were attributable to provisions and deferred tax assets of EUR 67 m (2015: EUR 68 m) were attributable to current assets.

The carrying amount of deferred tax assets is reduced to the extent that it is no longer probable that the deferred tax asset will be realised. The carrying amount of deferred tax assets which relate to potential reductions in the tax base of EUR 993 m (2015: EUR 1.020 bn) was therefore reduced by EUR 220 m (2015: EUR 225 m), as it is not probable that the underlying tax loss carryforwards and tax credits of EUR 929 m (2015: EUR 864 m) and deductible temporary differences of EUR 64 m (2015: EUR 156 m) will be utilised. Of the revised figure for total potential reductions in the tax base of EUR 929 m (2015: EUR 864 m) which relate to adjusted tax carryforwards and tax credits, EUR 191 m (2015: EUR 276 m) may be carried forward for up to ten years and EUR 738 m (2015: EUR 588 m) may be carried forward for longer than ten years.

F.3-144

Deferred tax assets relating to tax loss carryforwards and tax credits of EUR 112 m (2015: EUR 98 m) were recognised mainly because it is projected that there will be taxable profit against which the unused tax losses and tax credits may be offset.

65 TAX LOSS CARRYFORWARDS NOT YET USED

in EUR m	2015	2016
May be carried forward for up to 10 years	323	282
May be carried forward for longer than 10 years	39	75
May be carried forward indefinitely	650	735

TOTAL	1,012	1,092

The movement in tax loss carryforwards is mainly due to additions in Brazil, Canada, Finland, Hong Kong, and India, as well as reductions in Germany and Russia. There were also tax loss carryforwards relating to US state tax of EUR 782 m (2015: EUR 416 m).

Distributions to Linde AG shareholders do not have any impact on taxes on income at the level of Linde AG.

[11] Earnings per share

66 EARNINGS PER SHARE

in EUR m	2015	2016
Profit for the year from continuing operations – attributable to Linde AG shareholders	1,133	1,206
Shares in thousand units
Weighted average number of shares outstanding	185,638	185,636
Dilution as a result of share option schemes	417	360
Weighted average number of shares outstanding – diluted	186,055	185,996
EARNINGS PER SHARE FROM CONTINUING OPERATIONS IN EUR – UNDILUTED	6.10	6.50
EARNINGS PER SHARE FROM CONTINUING OPERATIONS IN EUR – DILUTED	6.09	6.48

Included in the figure for diluted earnings per share is the issue of shares relating to the employee share option schemes, to the extent that these have not already been exercised. Options issued are also included in the calculation of the weighted average number of shares outstanding (fully diluted), on a weighted basis until the date they are exercised.

Further information about the option schemes is given in NOTE [26].

F.3-145

NOTES TO THE GROUP STATEMENT OF FINANCIAL POSITION

[12] Goodwill/other intangible assets

67 MOVEMENT SCHEDULE INTANGIBLE ASSETS – ACQUISITION COST

in EUR m	Goodwill	Customer relationships	Brands	Other intangible assets	Total
AT 01.01.2015	11,062	3,607	516	1,354	16,539
Currency adjustments	506	119	17	34	676
Additions due to acquisitions	45	7	2	—	54
Additions	—	1	—	46	47
Disposals	—	61	—	18	79
Reclassifications	—	2	—	14	16
Reclassification as assets held for sale	–2	—	—	—	–2
AT 31.12.2015/01.01.2016	11,611	3,675	535	1,430	17,251
Currency adjustments	–7	–63	–2	1	–71
Additions due to acquisitions	146	29	7	—	182
Additions	—	—	—	52	52
Disposals	2	—	28	94	124
Reclassifications	—	—	—	29	29
Reclassification as assets held for sale	–336	–146	–2	–21	–505
AT 31.12.2016	11,412	3,495	510	1,397	16,814

68 SCHEDULE OF INTANGIBLE ASSETS – CUMULATIVE AMORTISATION

in EUR m	Goodwill	Customer relationships	Brands	Other intangible assets	Total
AT 01.01.2015	7	1,444	202	909	2,562
Currency adjustments	—	51	6	21	78
Amortisation	—	182	26	109	317
Impairments	—	—	—	2	2
Disposals	—	54	—	18	72
Reclassifications	—	2	—	–2	—
AT 31.12.2015/01.01.2016	7	1,625	234	1,021	2,887
Currency adjustments	1	–13	–1	—	–13
Amortisation	—	162	20	116	298
Impairments	—	—	—	7	7
Disposals	1	—	28	80	109
Reclassifications	—	—	—	11	11
Reclassification as assets held for sale	—	–94	—	–18	–112
AT 31.12.2016	7	1,680	225	1,057	2,969
NET CARRYING AMOUNT AT 31.12.2015	11,604	2,050	301	409	14,364
NET CARRYING AMOUNT AT 31.12.2016	11,405	1,815	285	340	13,845

F.3-146

In the statement of financial position at 31 December 2016, the total figure for goodwill is EUR 11.405 bn (2015: EUR 11.604 bn). Goodwill arising on acquisitions made in the 2016 financial year was EUR 146 m (2015: EUR 45 m).

The total net carrying amount of trademarks acquired in the course of acquisitions was EUR 285 m (2015: EUR 301 m) at the balance sheet date. The brand names acquired in the course of the BOC acquisition and other acquisitions have been classified as intangible assets with finite useful lives since the 2011 financial year as a long-term rebranding programme for the relevant brands has begun. These brand names are amortised on a straight-line basis over a period of ten to twelve years. At 31 December 2016, their net carrying amount was EUR 169 m (2015: EUR 187 m).

The brand names acquired in the course of Lincare acquisition have indefinite useful lives and are included in the North America region. These were the subject of an impairment test in 2016, based on assumptions of a pre-tax interest rate of 12.4 percent and growth in the terminal value of 1.0 percent. The carrying amount at 31 December 2016 was EUR 116 m (2015: EUR 114 m).

The amortisation expense for intangible assets with finite useful lives of EUR 298 m (2015: EUR 317 m) was disclosed in functional costs, principally in marketing and selling expenses.

Software solutions are the main component of other intangible assets.

An impairment test of goodwill was carried out at 30 September 2016. No impairment losses were recognised as a result. The recoverable amount of goodwill was determined as its value in use, as in the previous year. To calculate its value in use, a discounted cash flow method was used. A detailed five-year plan was used as the basis for the calculation of cash flows. The economic growth rates and overall conditions assumed for the detailed planning period were based on the latest estimates from international economic research institute Oxford Economics. The operating margin in the individual segments was assumed to remain largely stable at the level seen in 2016 throughout the detailed planning period. The inflation assumption for the period extending beyond the planning period is 0.5 percent for all cash-generating units.

The cost of capital increased as at 31 December 2016 due to a higher interest rate level in general. Sensitivity calculations performed on this basis did not result in any impairments. It would have taken an isolated increase of 1.9 percentage points in the cost of capital to result in the value in use equalling the carrying amount at the level of the Americas cash-generating unit. In the remaining CGUs, if this increase in the cost of capital had been applied, the value in use would still have exceeded the carrying amount.

69 ASSUMPTIONS FOR THE IMPAIRMENT TEST OF GOODWILL

	Carrying amount of allocated goodwill		Pre-tax WACC based on region-specific premiums and discounts at impairment test date		Post-tax WACC based on region-specific premiums and discounts at impairment test date		Average annual growth rate in gross domestic product in planning period		Average annual growth rate in industrial production in planning period		Long-term growth rate
	in EUR m		in percent		in percent		in percent		in percent		in percent
	31.12. 2015	31.12. 2016	31.12. 2015	30.09. 2016	31.12. 2015	30.09. 2016	2015	2016	2015	2016	2015	2016
EMEA	5,098	4,986	8.1	6.9	6.4	5.6	2.0	1.9	1.9	1.6	0.5	0.5
Asia/Pacific	1,967	1,992	8.2	7.0	6.4	5.5	4.1	4.2	3.9	3.7	0.8	0.8
Americas	3,916	4,150	9.4	8.0	6.2	5.4	2.5	2.0	2.7	1.8	0.8	0.8
Engineering Division	277	277	8.6	7.6	6.6	5.7	3.2	3.2	3.0	2.7	0.8	0.8
Other Activities	346	—	5.1	—	4.2	—	2.5	—	1.2	—	0.8	—
GROUP	11,604	11,405

F.3-147

[13] Tangible assets

70 SCHEDULE OF TANGIBLE ASSETS – ACQUISITION COST

in EUR m	Land, land rights and buildings	Technical equipment and machinery	Other equipment, furniture and fixtures	Plants under construction	Total
AT 01.01.2015	3,017	23,125	1,567	2,087	29,796
Currency adjustments	47	674	–7	–4	710
Additions due to acquisitions	6	29	—	5	40
Additions	38	538	95	1,218	1,889
Disposals	24	288	71	2	385
Reclassifications	42	1,333	30	–1,380	25
Reclassification as assets held for sale	–2	–4	—	—	–6
AT 31.12.2015/01.01.2016	3,124	25,407	1,614	1,924	32,069
Currency adjustments	–37	110	12	22	107
Additions due to acquisitions	5	80	6	1	92
Additions	29	902	96	650	1,677
Disposals	62	451	64	115	692
Reclassifications	61	1,096	38	–1,194	1
Reclassification as assets held for sale	–160	–207	–26	–1	–394
AT 31.12.2016	2,960	26,937	1,676	1,287	32,860

71 SCHEDULE OF TANGIBLE ASSETS – CUMULATIVE DEPRECIATION

in EUR m	Land, land rights and buildings	Technical equipment and machinery	Other equipment, furniture and fixtures	Plants under construction	Total
AT 01.01.2015	1,406	14,980	1,125	134	17,645
Currency adjustments	27	378	–6	8	407
Depreciation	92	1,365	111	—	1,568
Impairments	1	6	1	1	9
Disposals	20	276	70	1	367
Reclassifications	—	64	–14	–21	29
Reclassification as assets held for sale	–1	–3	—	—	–4
AT 31.12.2015/01.01.2016	1,505	16,514	1,147	121	19,287
Currency adjustments	–26	26	8	–2	6
Depreciation	89	1,383	121	—	1,593
Impairments	—	17	—	—	17
Disposals	33	372	58	114	577
Reclassifications	1	26	–14	—	13
Reclassification as assets held for sale	–91	–125	–19	—	–235
AT 31.12.2016	1,445	17,469	1,185	5	20,104
NET CARRYING AMOUNT AT 31.12.2015	1,619	8,893	467	1,803	12,782
NET CARRYING AMOUNT AT 31.12.2016	1,515	9,468	491	1,282	12,756

F.3-148

Tangible assets include leased buildings, technical equipment and machinery, and fixtures, with a carrying amount totalling EUR 77 m (2015: EUR 78 m). Due to the form of the underlying finance leases, these tangible assets are attributable to The Linde Group in its capacity as the economic owner of the assets. Of the total of EUR 77 m, EUR 22 m (2015: EUR 23 m) relates to land and buildings, EUR 12 m (2015: EUR 17 m) to technical equipment and machinery and EUR 42 m (2015: EUR 38 m) to vehicles.

Also included in tangible assets is technical equipment held under embedded operating leases on the sales side. Of the total minimum lease payments due in future from the customer from such embedded operating leases, EUR 75 m is due within one year (2015: EUR 64 m). EUR 309 m is due within one to five years (2015: EUR 309 m) and EUR 741 m is due in more than five years (2015: EUR 810 m).

Impairment tests were based on the recoverable amount of the assets examined, whereby generally the value in use was applied. The discount rates used (WACC) were based on those used in the impairment test for goodwill. Impairment losses of EUR 17 m were recognised in 2016 (2015: EUR 9 m). The impairment losses related mainly to production plants and were allocated to the following segments: EUR 4 m (2015: EUR 2 m) to EMEA, EUR 9 m (2015: EUR 4 m) to Asia/Pacific and EUR 3 m (2015: EUR 1 m) to the Americas segment. EUR 1 m (2015: EUR 2 m) was recognised in the Engineering Division. The impairment losses relating to tangible assets are largely included in cost of sales and in research and development costs.

There were no reversals of impairment losses in 2016 or in 2015.

Borrowing costs during the construction phase of EUR 24 m (2015: EUR 52 m) were capitalised, based on a pre-tax interest rate of 3.1 to 3.8 percent (2015: 3.6 to 3.8 percent).

The cost of tangible assets was reduced in the 2016 financial year by government grants of EUR 3 m (2015: EUR 7 m).

Tangible assets of EUR 48 m (2015: EUR 56 m) were pledged as security.

[14] Investments in associates and joint ventures/other financial assets

72 SCHEDULE OF FINANCIAL INVESTMENTS – ACQUISITION COST

in EUR m	Investments in associates and joint ventures (at equity)	Other investments	Non-current loans[1]	Total
AT 01.01.2015	251	73	30	354
Currency adjustments	8	4	1	13
Additions	16	7	2	25
Disposals	22	29	2	53
Reclassifications	—	6	–1	5
AT 31.12.2015/01.01.2016	253	61	30	344
Currency adjustments	–1	—	–2	–3
Additions	19	21	11	51
Disposals	21	1	—	22
Reclassifications	—	–10	–2	–12
AT 31.12.2016	250	71	37	358

[1]	EUR 18 m (2015: EUR 12 m) of the non-current loans relates to loans to associates and joint ventures.

F.3-149

73 SCHEDULE OF FINANCIAL ASSETS – CUMULATIVE AMORTISATION

in EUR m	Investments in associates and joint ventures (at equity)	Other investments	Non-current loans	Total
AT 01.01.2015	11	12	6	29
Impairments	—	12	4	16
AT 31.12.2015/01.01.2016	11	24	10	45
Currency adjustments	—	1	–1	—
Impairments	—	6	2	8
Disposals	—	1	—	1
Reclassifications	—	–4	—	–4
AT 31.12.2016	11	26	11	48
NET CARRYING AMOUNT AT 31.12.2015	242	37	20	299
NET CARRYING AMOUNT AT 31.12.2016	239	45	26	310

The share of profit or loss from associates and joint ventures in the 2016 financial year was EUR 13 m (2015: EUR 12 m). Within the Gases Division, EUR 4 m of the total figure related to EMEA (2015: EUR 3 m) and EUR 9 m to the Asia/Pacific segment (2015: EUR 11 m).

Of the profit or loss from associates and joint ventures, there were unrecognised losses of EUR 1 m (2015: EUR 0 m) on the balance sheet date.

On the balance sheet date, there were no contingent liabilities relating to shares in associates or joint ventures (2015: EUR 0 m).

At 31 December 2016, there were open orders from joint ventures and associates of EUR 1 m (2015: EUR 0 m). As in the previous year, there were no significant restrictions on the ability of the associates and joint ventures to transfer dividends or funds to Linde or to repay loans to Linde.

More information about associates and joint ventures is given in NOTE [39].

74 AGGREGATE FINANCIAL INFORMATION ABOUT JOINT VENTURES (AT EQUITY)

in EUR m	2015	2016
Profit for the year	14	14
Other comprehensive income (net of tax)	5	–2

TOTAL COMPREHENSIVE INCOME	19	12

Aggregate financial information about associates based on the investment in those associates held by Linde is immaterial and is therefore not disclosed separately.

[15] Inventories

75 INVENTORIES

in EUR m	31.12.2015	31.12.2016
Raw materials, consumables and supplies	116	106
Unfinished goods, services in progress	202	192
Finished goods	585	601
Merchandise	227	223
Prepayments	111	109

TOTAL	1,241	1,231

At 31 December 2016, the total inventory allowance was EUR 138 m (2015: EUR 122 m).

F.3-150

[16] Receivables from finance leases, trade receivables, other receivables and other assets and income tax receivables

76 RECEIVABLES AND OTHER ASSETS

	Current		Non-current		Total
in EUR m	31.12.2015	31.12.2016	31.12.2015	31.12.2016	31.12.2015	31.12.2016
RECEIVABLES FROM FINANCE LEASES	52	49	217	165	269	214
Receivables from percentage of completion contracts	174	160	—	—	174	160
Other trade receivables	2,550	2,595	2	2	2,552	2,597
TRADE RECEIVABLES	2,724	2,755	2	2	2,726	2,757
Other tax receivables	226	198	19	21	245	219
Derivatives with positive fair values	160	119	156	95	316	214
Prepaid pension costs	—	—	118	115	118	115
Miscellaneous receivables and assets	392	471	133	147	525	618
OTHER RECEIVABLES AND OTHER ASSETS	778	788	426	378	1,204	1,166
INCOME TAX RECEIVABLES	277	199	9	7	286	206

Receivables from finance leases

Almost all the receivables from finance leases relate to agreements which are classified as embedded finance leases according to IFRIC 4/IAS 17. The counterparty risk arising from receivables from finance leases is covered by the air separation plants and other plants underlying the contracts.

77 RECEIVABLES FROM FINANCE LEASES

in EUR m	31.12.2015	31.12.2016
TOTAL FUTURE MINIMUM LEASE PAYMENTS (GROSS INVESTMENT)	336	252
due within one year	71	61
due in one to five years	198	161
due in more than five years	67	30
PRESENT VALUE OF MINIMUM LEASE PAYMENTS	269	214
due within one year	52	49
due in one to five years	157	138
due in more than five years	60	27
UNEARNED FINANCE INCOME INCLUDED IN THE MINIMUM LEASE PAYMENTS	67	38

Receivables from percentage of completion contracts

Receivables from percentage of completion (PoC) contracts comprise the aggregate amount of costs incurred and recognised profits, less advance payments received.

At the balance sheet date, costs incurred and profits recognised on long-term construction contracts amounted to EUR 5.035 bn (2015: EUR 4.987 bn), offset against advance payments of EUR 5.846 bn (2015: EUR 5.474 bn). This gave rise to receivables of EUR 160 m (2015: EUR 174 m) and liabilities of EUR 971 m (2015: EUR 661 m).

F.3-151

Other trade receivables

Other trade receivables are due from a large number of customers in a wide variety of industry sectors and many different regions. To assess the recoverability of accounts receivable, the creditworthiness of customers is subject to constant review. Credit loss insurance is taken out if required.

78 FINANCIAL ASSETS PAST DUE BUT NOT IMPAIRED

2015, in EUR m	<30 days	30–60 days	60–90 days	90–180 days	>180 days
Trade receivables	319	50	32	1	1
Other receivables and assets	—	—	—	—	—

2016, in EUR m
Trade receivables	353	48	29	18	—
Other receivables and assets	1	—	—	1	1

In the case of financial assets which are neither past due nor impaired, there were no indications at the balance sheet date of any potential impairment.

[17] Securities

Short-term securities decreased during the 2016 financial year, namely by EUR 290 m to EUR 131 m (2015: EUR 421 m), mainly as a result of disposals.

There were held-to-maturity securities at 31 December 2016 of EUR 13 m (2015: EUR 13 m).

[18] Cash and cash equivalents

Cash and cash equivalents of EUR 1.463 bn (2015: EUR 1.417 bn) comprised mainly cash at banks and money market funds which have maturities of three months or less.

79 CASH AND CASH EQUIVALENTS

in EUR m	31.12.2015	31.12.2016
Bank balances	739	884
Money market funds	200	99
Cheques	5	4
Cash	1	3
Cash equivalents	472	473

TOTAL	1,417	1,463

The cash equivalents include an amount of EUR 464 m (2015: EUR 371 m) for bilateral Credit Support Annexes (CSAs). Explanatory information on CSAs can be found in NOTE [27] FINANCIAL INSTRUMENTS.

F.3-152

[19] Non-current assets classified as held for sale and disposal groups

On 31 December 2016, assets in the amount of EUR 610 m and liabilities in the amount of EUR 141 m were reported as non-current assets classified as held for sale and disposal groups.

These mainly relate to the logistics services company Gist. Since December 2016, Gist’s business, which is included in the Other Activities segment, has been held for sale and reported as a discontinued operation. This means that assets with a carrying amount of EUR 585 m and liabilities with a carrying amount of EUR 139 m were reclassified within the Group statement of financial position. These mainly relate to goodwill (net carrying amount following amortisation: EUR 225 m), tangible assets (EUR 109 m) and trade receivables (EUR 110 m). The business is likely to be sold in the coming year on the basis of a purchase offer that has already been made. The valuation of the disposal group at fair value less costs to sell resulted in an impairment loss of EUR 75 m.

Furthermore, assets in the amount of EUR 18 m and liabilities in the amount of EUR 2 m were reported as non-current disposal groups held for sale. These relate to the gases business in Slovenia, Bosnia and Croatia. The sale agreement has already been signed and the business is set to be sold at the beginning of this year. The assets were subject to an impairment of EUR 6 m that was recognised under administration expenses.

A further EUR 7 m relates to the planned sale of vehicles in the Asia/Pacific segment. The vehicles were purchased during the reporting period and are to be sold again within the next twelve months as part of an operating sale and lease-back agreement.

In 2016 as a whole, non-current assets held for sale totalling EUR 95 m and liabilities totalling EUR 35 m were sold as planned. The profit on disposal came to EUR 46 m and is reported under other operating income.

The cumulative changes in equity not recognised in profit or loss contain expenses relating to the foreign currency valuation of the assets and liabilities reported as held for sale amounting to EUR 97 m on the balance sheet date.

80 PROFIT FROM DISCONTINUED OPERATIONS

in EUR m	2015	2016
Revenue	607	602
Expenses	593	582
Loss resulting from valuation at fair value, less costs to sell	—	75
PROFIT BEFORE TAX FROM DISCONTINUED OPERATIONS	14	–55
Income tax income from ordinary activities	–2	–3
PROFIT FOR THE YEAR FROM DISCONTINUED OPERATIONS	16	–52
attributable to Linde AG shareholders	16	–52

[20] Equity

81 EQUITY

in EUR	31.12.2015	31.12.2016
SHARE CAPITAL	475,476,940.80	475,476,940.80
Nominal value of own shares	243,479.04	243,479.04
ISSUED SHARE CAPITAL	475,233,461.76	475,233,461.76
AUTHORISED CAPITAL (TOTAL)	84,119,265.28	94,000,000.00
Authorised Capital I	47,000,000.00	47,000,000.00
Authorised Capital II	37,119,265.28	47,000,000.00
CONDITIONALLY AUTHORISED CAPITAL (TOTAL)	57,240,000.00	57,240,000.00
2012 conditionally authorised capital	10,240,000.00	10,240,000.00
2013 conditionally authorised capital	47,000,000.00	47,000,000.00

F.3-153

Share capital

The company’s share capital at the balance sheet date amounts to EUR 475,476,940.80 and is fully paid up. It is divided into 185,733,180 shares at a notional par value of EUR 2.56 per share. The shares are no-par value shares. Each share confers a voting right and is entitled to dividend. In accordance with § 71b of the German Stock Corporation Act (AktG), the company is not entitled to dividends or to voting rights in respect of the 95,109 own shares it holds at 31 December 2016.

No new no-par value shares were issued in the 2016 financial year. This means that the company’s share capital did not change year-on-year.

82 NUMBER OF SHARES

	2015	2016
NUMBER OF SHARES AT 01.01.	185,733,180	185,733,180
Number of shares at 31.12.	185,733,180	185,733,180
Own shares	95,109	95,109
NUMBER OF SHARES OUTSTANDING AT 31.12.	185,638,071	185,638,071
Number of shares Authorised Capital I	18,359,375	18,359,375
Number of shares Authorised Capital II	14,499,713	18,359,375

Capital reserve

The capital reserve comprises the premiums arising on the issue of shares and the expenses relating to the issue of option rights to employees in accordance with IFRS 2 Share-based Payments.

Revenue reserves

Included under this heading are the past earnings of the companies included in the Group financial statements, to the extent that these have not been distributed.

In addition, the effects of the remeasurement of defined benefit plans and the effects of the limit on a defined benefit asset (asset ceiling as set out in IAS 19.64) have been recognised in revenue reserves. This makes it quite clear that these amounts will not be transferred to profit or loss in future periods. A deferred tax effect of EUR 125 m was recognised in the movement in revenue reserves as a result of actuarial gains and losses (2015: EUR –56 m).

Cumulative changes in equity not recognised through the statement of profit or loss

Disclosed under this heading are the differences arising on the translation of the financial statements of foreign subsidiaries and gains or losses on the remeasurement of securities and hedging instruments, accounted for in equity rather than being recognised in the statement of profit or loss.

Movements in cumulative changes in equity not recognised in profit or loss were as follows:

83 MOVEMENT IN CUMULATIVE CHANGES IN EQUITY NOT RECOGNISED THROUGH THE STATEMENT OF PROFIT OR LOSS

in EUR m	2015			2016
	Before tax	Tax effect	Net	Before tax	Tax effect	Net
MOVEMENT IN CURRENCY TRANSLATION DIFFERENCES	1,093	—	1,093	–132	—	– 132
MOVEMENT IN UNREALISED GAINS/LOSSES ON AVAILABLE-FOR-SALE FINANCIAL ASSETS	–9	2	–7	1	—	1
Movement in accumulated unrealised gains/losses	–8	2	–6	1	—	1
Realised gains/losses	–1	—	–1	—	—	—
MOVEMENT IN UNREALISED GAINS/LOSSES ON HEDGING INSTRUMENTS	–484	7	–477	40	—	40
Movement in accumulated unrealised gains/losses	–466	2	–464	64	–7	57
Realised gains/losses	–18	5	–13	–24	7	–17

F.3-154

Non-controlling interests

84 NON-CONTROLLING INTERESTS

in EUR m	31.12.2015	31.12.2016
LINDE LIENHWA INDUSTRIAL GASES CO. LTD., Taiwan	268	272
African Oxygen Limited, South Africa	73	94
BOC-TISCO GASES CO., Ltd., China	73	61
Shanghai HuaLin Industrial Gases Co. Ltd., China	50	47
Ma'anshan BOC-Ma Steel Gases Company Limited, China	49	47
LINDE INDIA LIMITED, India	47	46
MIG Production Company Limited, Thailand	35	35
Linde Gas Algerie S.p.A., Algeria	31	34
Saudi Industrial Gas Company, Saudi-Arabia	33	32
Linde Engineering (Dalian) Co. Ltd., China	24	23
Various other companies	188	212

TOTAL	871	903

The voting rights of non-controlling shareholders correspond to their share of the equity in the companies concerned in each case. Detailed information about individual subsidiaries which have non-controlling shareholders is not disclosed due to the individual figures not being material. Further information about the individual companies is given in the list of shareholdings on PAGES 178 TO 193.

Capital structure management

Linde’s capital structure management is based on various financial performance indicators such as the equity ratio and the dynamic indebtedness factor. The aim of the capital structure management is to obtain unrestricted access to the capital market and to achieve a strong investment grade rating. Further information about this can be found in the combined management report on pages 59 to 61.

[21] Provisions for pensions and similar obligations

85 PROVISIONS FOR PENSIONS AND SIMILAR OBLIGATIONS

in EUR m	31.12.2015	31.12.2016
Provisions for pensions	1,056	1,552
Provisions for similar obligations	12	12

TOTAL PROVISIONS	1,068	1,564

Net pension assets	118	115

Different countries have different pension systems, due to the variety of legal, economic and fiscal conditions applicable in each country. These are generally based on the remuneration and length of service of the employees.

The provisions for similar obligations include bridging payments in Germany as well as other obligations.

Occupational pension schemes can be either defined contribution or defined benefit schemes.

In the case of defined benefit plans, the company’s obligation is to meet the defined benefit commitments to current and former employees. Two different methods can be distinguished: the recognition of provisions for pensions and the use of externally financed pension schemes. The Linde Group’s main defined benefit plans are described below.

The defined benefit commitments in Germany relate to old age pensions, invalidity pensions and surviving dependants pensions. These commitments are based principally on defined contribution pension rules, whereby vested rights for periods of service prior to 1 January 2002 based on earlier final-salary pension scheme rules have to be taken into account. In addition, there are direct commitments in respect of the salary conversion scheme in the form of cash balance plans. The resulting pension payments are calculated on the basis of an interest guarantee and the performance of the corresponding investment. There are no minimum funding requirements. The pension obligations in Germany are partly funded by a Contractual Trust Arrangement (CTA).

Defined benefit commitments in the UK agreed prior to 1 July 2003 are earnings-related and dependent on the period of service, and relate to old age pensions, invalidity pensions and surviving dependants pensions.

With effect from 1 April 2011, the amount of future increases in inflation-linked pensions and of increases in pensionable emoluments was restricted.

Legal, regulatory and contractual minimum funding requirements are in place. Pension obligations in the UK are to a great extent funded. Defined benefit pension plans were closed to new entrants from 1 July 2003.

Defined benefit commitments in the United States relate to old age pensions, invalidity pensions and surviving dependants pensions. The commitments are based on pension regulations which are dependent on the period of service and salary of the employee. Most of the pension plans take the form of cash balance plans. The plan participants have the option to take a lump-sum payment or annual pension payments. The cash balance plan was closed to new entrants with effect from 1 July 2016. For existing plan participants, the cash balance plan will come to an end in 2021. Legal and regulatory minimum funding requirements are in place. Pension obligations in the US are currently fully funded.

F.3-155

The amount of the pension obligation (actuarial present value of the defined benefit obligation, or DBO) was calculated using actuarial valuation methods, which require the use of estimates. In addition to assumptions about mortality and disability, the following assumptions which depend on the economic situation in that particular country are also relevant, so that for countries classed as “Other Europe” and “Other countries”, weighted average figures based on the obligation are given:

86 ASSUMPTIONS USED TO CALCULATE THE PROVISIONS FOR PENSIONS

	Germany		UK		Other Europe		USA		Other countries
in percent	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016
Discount rate	2.50	1.90	3.90	2.70	1.64	1.55	3.60	3.40	4.05	4.40
Growth in future benefits	2.50	2.53	2.50	2.50	1.84	1.64	—	—	3.98	3.71
Growth in pensions	1.63	1.65	3.28	3.40	1.05	1.09	1.96	1.88	1.41	1.51

The growth in future benefits comprises expected future increases in salaries, which are estimated annually, taking inflation and the economic situation into account.

The sensitivity analysis below demonstrates the extent to which the present value of the defined benefit obligation changes when, in each case, just one of the actuarial assumptions changes while the other actuarial assumptions remain the same.

For the pension plans in Germany, an increase of one year in life expectancy would result in an increase in the defined benefit obligation of 5.4 percent. The sensitivity analysis of life expectancy in Germany is based on pension funds held at 31 December 2016.

For the pension plans in the UK, an increase of one year in life expectancy would result in an increase in the DBO of 4.0 percent (2015 3.0 percent). For the pension plans in the United States, no sensitivity analysis of life expectancy was prepared, as the plan participants generally avail themselves of the option to be paid a lump sum.

In Germany, life expectancy is calculated on the basis of the “2005 G mortality tables” produced by Professor Dr Klaus Heubeck. Pension plans in the UK use their own mortality tables and biometric assumptions. These are determined on the basis of actual experience in a pool of comparable pension plans. At the balance sheet date, the average life expectancy applicable to pension plans in the UK is 22.0 years for a male pensioner aged 65 (2015 22.0 years) and 23.6 years for a female pensioner aged 65 (2015 23.5 years), while the future average life expectancy at the pensionable age of 65 for active members of the pension plans is currently 23.9 years for men aged 45 (2015: 23.8 years) and 26.2 years for women aged 45 (2015: 26.1 years).

The weighted average duration of the defined benefit obligations in The Linde Group at 31 December 2016 is 17.8 years (2015: 16.8 years)

F.3-156

87 SENSITIVITY ANALYSIS

in EUR m	Change	Discount rate		Growth in future benefits		Growth in pensions
		+50 bp	–50 bp	+50 bp	–50 bp	+50 bp	–50 bp
Germany	31.12.2015	–111	125	10	–11	68	–62
	31.12.2016	–133	151	72	–66	12	–13
UK	31.12.2015	–349	383	—	—	307	–284
	31.12.2016	–396	437	15	–15	353	–326
Other Europe	31.12.2015	–35	39	9	–8	17	–27
	31.12.2016	–48	54	6	–5	32	–28
USA	31.12.2015	–29	30	2	–2	—	—
	31.12.2016	–27	28	—	—	—	—
Other countries	31.12.2015	–11	16	4	–7	3	–3
	31.12.2016	–12	13	3	–7	3	–3
TOTAL	31.12.2015	–535	593	25	–28	395	–376
	31.12.2016	–616	683	96	–93	400	–370

88 RECONCILIATION OF THE DBO AND OF THE PLAN ASSETS

in EUR m	Germany		UK		Other Europe		USA		Other countries		Total
	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets
AT 01.01.2015	1,432	–788	3,984	–3,838	894	–598	536	–553	298	–291	7,144	–6,068
Service cost	42	—	52	—	–37	—	19	—	10	—	86	—
Current service cost	42	—	52	—	21	—	19	—	11	—	145	—
Past service cost	—	—	—	—	–4	—	—	—	—	—	–4	—
Effects from plan curtailments	—	—	—	—	–24	—	—	—	–1	—	–25	—
Effects from plan settlements	—	—	—	—	–30	—	—	—	—	—	–30	—
Interest expense (+)/interest income (–)	31	–17	152	–147	14	–7	20	–21	13	–14	230	–206
Remeasurements	–75	11	–234	167	5	–25	–2	41	–2	2	–308	196
Return on plan assets (excluding amounts included in interest expenses and income)	—	11	—	167	—	–25	—	41	—	2	—	196
Actuarial gains (–)/losses (+)	–75	—	–234	—	5	—	–2	—	–2	—	–308	—
Effects from changes in demographic assumptions	—	—	—	—	–14	—	–4	—	—	—	–18	—
Effects from changes in financial assumptions	–70	—	–165	—	24	—	–1	—	1	—	–211	—
Effects from changes in experience assumptions	–5	—	–69	—	–5	—	3	—	–3	—	–79	—
Employers’ contributions	—	–2	—	–76	—	–13	—	—	—	–9	—	–100

F.3-157

88 RECONCILIATION OF THE DBO AND OF THE PLAN ASSETS

in EUR m	Germany		UK		Other Europe		USA		Other countries		Total
	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets
Employees’ contributions	13	–13	1	–1	3	–3	—	—	1	–1	18	–18
Pension payments made	–52	2	–143	143	–22	15	–36	33	–41	36	–294	229
Settlement payments	—	—	—	—	–290	290	—	—	—	—	–290	290
Effects of changes in exchange rates	—	—	218	–208	20	–14	60	–62	–11	15	287	–269
Changes in Group structure/other changes	—	—	—	3	3	2	—	—	2	1	5	6
AT 31.12.2015/ 01.01.2016	1,391	–807	4,030	–3,957	590	–353	597	–562	270	–261	6,878	–5,940
Service cost	34	—	13	—	–11	—	1	—	11	—	48	—
Current service cost	34	—	24	—	17	—	19	—	11	—	105	—
Past service cost	—	—	–11	—	–20	—	—	—	—	—	–31	—
Effects from plan curtailments	—	—	—	—	–1	—	–18	—	—	—	–19	—
Effects from plan settlements	—	—	—	—	–7	—	—	—	—	—	–7	—
Interest expense (+)/interest income (–)	34	–21	138	–133	11	–6	21	–20	12	–13	216	–193
Remeasurements	139	–50	905	–401	25	–8	—	–15	–6	1	1,063	–473
Return on plan assets (excluding amounts included in interest expenses and income)	—	–50	—	–401	—	–8	—	–15	—	1	—	–473
Actuarial gains (–)/losses (+)	139	—	905	—	25	—	—	—	–6	—	1,063	—
Effects from changes in demographic assumptions	—	—	—	—	2		–7	—	1	—	–4	—
Effects from changes in financial assumptions	151	—	936	—	24	—	7	—	–2	—	1,116	—
Effects from changes in experience assumptions	–12	—	–31	—	–1	—	—	—	–5	—	–49	—
Employers’ contributions	—	—	—	–54	—	–12	—	—	—	–9	—	–75
Employees’ contributions	13	–13	1	–1	3	–3	—	—	1	–1	18	–18
Pension payments made	–51	1	–160	160	–21	14	–33	29	–29	26	–294	230
Settlement payments	—	—	—	—	–18	18	—	—	–2	2	–20	20
Effects of changes in exchange rates	—	—	–569	541	1	–6	19	–18	14	–16	–535	501
Changes in Group structure/other changes	—	—	–82	85	3	–3	—	—	–5	13	–84	95

F.3-158

88 RECONCILIATION OF THE DBO AND OF THE PLAN ASSETS

in EUR m	Germany		UK		Other Europe		USA		Other countries		Total
	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets
AT 31.12.2016	1,560	–890	4,276	–3,760	583	–359	605	–586	266	–258	7,290	–5,853

In 2016, plan amendments to pension plans in Ireland and Switzerland had a positive impact on operating profit in the amount of EUR 19 m in total. In the US, the plan closure of the cash balance plan had a positive impact on the operating profit of EUR 18 m. The restructuring of a defined benefit plan in Norway resulted in a large part of the pension plan being transferred to an insurer. This had a positive effect on operating profit in the amount of EUR 7 m in total.

In the prior year, the transfer of a large part of the pension plans in the Netherlands to a pension fund had a positive impact on operating profit of EUR 42 m in total.

Actual income from plan assets in external pension funds in 2016 was EUR 666 m (2015: EUR 10 m). This was higher than the interest income from plan assets of EUR 193 m (2015: EUR 206 m) calculated at the corresponding DBO interest rate.

Employer’s contributions in the 2016 financial year totalled EUR 75 m (2015: EUR 100 m).

Payments of employer’s contributions to increase plan assets in external pension funds in the 2017 financial year are expected to amount to EUR 123 m. The year-on-year increase in the expected contributions (EUR 99 m) is mainly due to the higher expected special payments in the UK to close the ongoing shortfall in the UK pension plans in accordance with local valuation rules.

The expense for newly acquired pension entitlements in the financial year and the net interest cost for each respective financial year are determined each year on the basis of the prior years net obligation at the balance sheet date.

F.3-159

89 PENSION EXPENSE RELATING TO DEFINED BENEFIT PLANS RECOGNISED IN THE INCOME STATEMENT

in EUR m	Germany		UK		Other Europe		USA		Other countries		Total
	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016
Service cost	42	34	52	13	–37	–11	19	1	10	11	86	48
Current service cost	42	34	52	24	21	17	19	19	11	11	145	105
Past service cost	—	—	—	–11	–4	–20	—	—	—	—	–4	–31
Gains (–)/losses (+) from plan curtailments	—	—	—	—	–24	–1	—	–18	–1	—	–25	–19
Gains (–)/losses (+) from plan settlements	—	—	—	—	–30	–7	—	—	—	—	–30	–7
Net interest expense (+)/income (–)	14	13	5	5	7	5	–1	1	–1	–1	24	23
Interest expense from DBO	31	34	152	138	14	11	20	21	13	12	230	216
Interest income from plan assets	–17	–21	–147	–133	–7	–6	–21	–20	–14	–13	–206	–193
Other effects recognised in the statement of profit or loss	—	—	3	3	—	1	—	—	1	1	4	5
Total net pension cost	56	47	60	21	–30	–5	18	2	10	11	114	76

For the external financing of defined benefit obligations, The Linde Group uses standard international models for the transfer of pension assets (e.g. pension funds and Contractual Trust Arrangements). Pension plans financed via external pension funds exist principally in Australia, Canada, Germany, Ireland, Norway, South Africa, Switzerland, the UK and the United States.

In some countries, Linde is obliged to make contributions to plan assets as a result of legal requirements or contractual agreements. In certain countries, however, these increases in plan assets will not lead to the recognition of an asset because of the asset ceiling described in IAS 19.64 (IFRIC 14). In 2016 and 2015, there was no asset ceiling.

90 FUNDING STATUS OF THE DEFINED BENEFIT OBLIGATION

in EUR m	Germany		UK		Other Europe		USA		Other countries		Total
	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016
Actuarial present value of pension obligations (defined benefit obligation)	1,391	1,560	4,030	4,276	590	583	597	605	270	266	6,878	7,290
of which unfunded pension obligations	60	74	—	—	156	141	80	81	39	42	335	338
of which funded pension obligations	1,331	1,486	4,030	4,276	434	442	517	524	231	224	6,543	6,952
Fair value of plan assets	–807	–890	–3,957	–3,760	–353	–359	–562	–586	–261	–258	–5,940	–5,853
NET OBLIGATION	584	670	73	516	237	224	35	19	9	8	938	1,437
AMOUNT AT 31.12.	584	670	73	516	237	224	35	19	9	8	938	1,437
of which pension provision (+)	584	670	97	522	237	224	83	83	55	53	1,056	1,552
of which pension asset (–)	—	—	–24	–6	—	—	–48	–64	–46	–45	–118	–115

The Linde Group is exposed to various risks in relation to defined benefit pension schemes. In addition to general actuarial risks, the Group is exposed to currency risk and investment risk in respect of the plan assets. SEE OPPORTUNITY AND RISK REPORT, PAGES 82 TO 95.

Plan assets and the defined benefit obligation may fluctuate over time. To compensate for such fluctuations, potential fluctuations in the defined benefit obligation are taken into account in the course of the investment management of the plan assets. In ideal circumstances, plan assets and pension obligations are influenced in the same way by external factors, which provides a natural protection against such factors (liability-driven investment). Moreover, the broadly-based portfolio structure of plan assets in The Linde Group results in diversification of capital market risk.

F.3-160

91 PORTFOLIO STRUCTURE OF PENSION ASSETS

in EUR m	Germany		UK		Other Europe		USA		Other countries		Total
	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	In %	2016	In %
Shares	212	221	732	630	95	91	121	98	79	81	1,239	20.9	1,121	19.2
Fixed-interest securities	363	449	2,404	2,438	109	125	364	388	111	105	3,351	56.4	3,505	59.9
Property	46	49	126	88	42	45	—	—	11	10	225	3.8	192	3.3
Insurance	—	—	—	—	51	72	—	—	17	17	68	1.1	89	1.5
Others	186	171	695	604	56	26	77	100	43	45	1,057	17.8	946	16.1

TOTAL	807	890	3,957	3,760	353	359	562	586	261	258	5,940	100.0	5,853	100.0

Plan assets comprise mainly shares and fixed-interest securities. Prices quoted in an active market are not available in the case of property and insurance.

Financial instruments issued by companies in The Linde Group are not included in plan assets to a significant extent. Property which is used by Group companies is not included in plan assets.

Defined contribution plans

The total of all pension costs relating to defined contribution plans in 2016 was EUR 200 m (2015: EUR 210 m). Of this amount, contributions to state pension schemes in 2016 totalled EUR 124 m (2015: EUR 122 m).

[22] Other provisions

92 OTHER PROVISIONS

	Current		Non-current		Total
in EUR m	2015	2016	2015	2016	2015	2016
PROVISIONS FOR TAXES	23	27	—	—	23	27
Obligations from delivery transactions	151	123	69	61	220	184
Warranty obligations and risks from transactions in course of completion	117	124	45	83	162	207
Obligations relating to personnel	511	546	83	63	594	609
Dismantling obligations	6	6	234	259	240	265
Other obligations	281	314	99	60	380	374
OTHER PROVISIONS	1,066	1,113	530	526	1,596	1,639

TOTAL	1,089	1,140	530	526	1,619	1,666

Provisions for taxes include only other taxes.

The provisions for warranty obligations and risks from transactions in course of completion consist principally of provisions for anticipated losses on transactions, for litigation and for guarantees and warranty obligations. The provisions for warranty obligations relate mainly to the Engineering Division and are generally utilised within three years.

The provisions for obligations relating to personnel comprise mainly provisions for pre-retirement part-time work, outstanding holidays, anniversaries, and wages and salaries not yet paid. The provision for obligations relating to pre-retirement part-time work is based on individual contractual agreements.

The provisions for dismantling obligations are stated at the discounted settlement amount on the date the plant comes on stream. A corresponding item is recognised in tangible assets and is subject to depreciation. The provision is compounded over the duration of the underlying contracts. Due to the wide range of residual terms of the contracts, the residual term of the provision falls mainly in a range of between one and 20 years. Changes in estimates, where these involve a change in assumptions about future cost trends or changes in interest rates, are adjusted for in the carrying amount of the relevant plant without affecting profit or loss.

Other obligations mainly consist of provisions for miscellaneous expenses in the amount of EUR 130 m (2015: EUR 157 m), provisions for restructuring of EUR 97 m (2015: EUR 111 m) provisions for follow-up costs related to plant constructions of EUR 88 m (2015: EUR 55 m) and provisions for environmental obligations of EUR 48 m (2015: EUR 46 m).

The unwinding of interest applied to other long-term provisions amounted to EUR 4 m (2015: EUR 7 m).

F.3-161

93 MOVEMENTS IN OTHER PROVISIONS

in EUR m	Opening balance at 01.01.2016	Changes in scope of consolidation[1]	Utilisation	Release	Addition	Transfer	Closing balance at 31.12.2016
PROVISIONS FOR TAXES	23	–4	21	14	43	—	27
Obligations from delivery transactions	220	–22	36	28	49	1	184
Warranty obligations and risks from transactions in course of completion	162	24	47	41	102	7	207
Obligations relating to personnel	594	–3	270	39	322	5	609
Dismantling obligations	240	3	3	1	26	—	265
Other obligations	380	6	143	56	200	–13	374
OTHER PROVISIONS	1,596	8	499	165	699	—	1,639

TOTAL	1,619	4	520	179	742	—	1,666

[1]	Including currency differences.

[23] Financial debt

Financial debt comprises interest-bearing obligations of The Linde Group.

94 FINANCIAL DEBT

	Current		Non-current				Total
	Due within one year		Due in one to five years		Due in more than five years
in EUR m	2015	2016	2015	2016	2015	2016	2015	2016
Subordinated bonds	—	—	—	—	1,050	—	1,050	—
Other bonds	383	1,242	4,460	3,852	2,321	2,397	7,164	7,491
Commercial papers (CP)	79	111	—	—	—	—	79	111
Bank loans and overdrafts	491	455	432	246	18	10	941	711
Other financial liabilities	70	46	142	131	37	38	249	215

GROSS FINANCIAL DEBT	1,023	1,854	5,034	4,229	3,426	2,445	9,483	8,528

Of the other bonds, EUR 2.825 bn (2015: EUR 2.397 bn) was in a fair value hedging relationship at 31 December 2016. If there had been no adjustment to the carrying amount as a result of fair value hedging relationships which had been agreed and were outstanding at the end of the year, the other bonds would be EUR 37 m (31 December 2015: EUR 65 m) lower.

Of the other bonds, EUR 641 m was in a cash flow hedging relationship at 31 December 2016 (2015: EUR 681 m).

The bank loans and overdrafts include an amount of EUR 41 m (2015: EUR 65 m) for bilateral Credit Support Annexes (CSAs). Explanatory information on CSAs can be found in NOTE [27] FINANCIAL INSTRUMENTS.

In the 2016 and 2015 financial years, there were no defaults or breaches of loans payable.

F.3-162

95 FIXED-INTEREST BONDS

Issuer	Nominal volume in relevant currency (ISO code)	EUR m1	Weighted average residual term (in years)	Weighted average effective interest rate (in percent)[2]
Linde Finance B.V., Amsterdam/Linde AG, Munich	EUR 5,780 m	5,780	4.6	2.6
Linde Finance B.V., Amsterdam/Linde AG, Munich	USD 700 m	663	3.7	2.1
Linde Finance B.V., Amsterdam	GBP 300 m	358	6.3	5.9
Linde AG, Munich	NOK 2,000 m	220	0.7	2.8
Linde Finance B.V., Amsterdam	AUD 100 m	68	2.5	4.3

TOTAL		7,089

[1]	Includes adjustments relating to hedging transactions.
[2]	Effective interest rate in the relevant currency.

96 VARIABLE-INTEREST BONDS

Issuer	Nominal volume in relevant currency (ISO code)	EUR m	Weighted average residual term (in years)	Weighted average coupon (in percent)[1]
Linde Finance B.V., Amsterdam	USD 370 m	352	2.4	1.5
Linde Finance B.V., Amsterdam	EUR 50 m	50	1.4	0.3

TOTAL		402

[1]	Current coupon in the relevant currency.

For further information about capital market activities in The Linde Group, please refer to the disclosures in the Group management report. SEE NET ASSETS AND FINANCIAL POSITION OF THE LINDE GROUP ON PAGES 59 TO 61.

Financial covenants

No financial covenants are contained in the agreement relating to the EUR 2.5 bn syndicated credit facility. SEE NET ASSETS AND FINANCIAL POSITION OF THE LINDE GROUP PAGE 60.

The bank loans and overdrafts of African Oxygen Limited include various financial covenants relating to key financial figures in African Oxygen Limited. All the financial covenants relating to African Oxygen Limited were fulfilled in the 2016 and 2015 financial years.

F.3-163

[24] Liabilities from finance leases

Liabilities from finance leases are repaid over the lease term. They have the following residual lease terms at the balance sheet date:

97 LIABILITIES FROM FINANCE LEASES

in EUR m	31.12.2015	31.12.2016
TOTAL FUTURE MINIMUM LEASE PAYMENTS (GROSS INVESTMENT)	115	114
due within one year	22	22
due in one to five years	43	40
due in more than five years	50	52
PRESENT VALUE OF MINIMUM LEASE PAYMENTS	78	74
due within one year	23	21
due in one to five years	35	33
due in more than five years	20	20
FINANCE CHARGE INCLUDED IN THE MINIMUM LEASE PAYMENTS	37	40

The carrying amounts of assets held under finance leases are disclosed principally under tangible assets. SEE NOTE [13]. These assets comprise distribution equipment, vehicles and other fixtures and fittings. Buildings are also included here. Some of the lease agreements contain extension clauses, purchase options or price adjustment clauses customary in the market.

[25] Trade payables, other liabilities, liabilities from income taxes

98 TRADE PAYABLES AND OTHER LIABILITIES

	Current		Non-current		Total
in EUR m	2015	2016	2015	2016	2015	2016
Percentage of completion (PoC)	661	971	—	—	661	971
Other	2,562	2,599	3	1	2,565	2,600

TRADE PAYABLES	3,223	3,570	3	1	3,226	3,571

Payments received on account of orders	223	150	9	4	232	154
Other taxes	207	176	4	6	211	182
Social security	62	60	1	2	63	62
Derivatives with negative fair values	189	239	486	403	675	642
Miscellaneous liabilities	574	583	347	310	921	893
OTHER LIABILITIES	1,255	1,208	847	725	2,102	1,933
INCOME TAX LIABILITIES	568	549	—	—	568	549

TOTAL	5,046	5,327	850	726	5,896	6,053

Percentage of completion trade payables of EUR 971 m (2015: EUR 661 m) relate to advance payments received on construction contracts, where these exceed the state of completion of the contract.

Income tax liabilities are disclosed as current in accordance with IAS 1.69 (d) as they are due with immediate effect and generally Linde has no option to defer them. Included in the income tax liabilities disclosed are amounts which may not fall due until more than twelve months after the balance sheet date.

Also included in income tax liabilities are liabilities relating to prior periods arising from external tax audits in various countries.

F.3-164

OTHER INFORMATION

[26] Share option schemes

Linde Performance Share Programme 2012

It was resolved at the Annual General Meeting of Linde AG held on 4 May 2012 to introduce a performance share programme for management (Long Term Incentive Plan 2012 – LTIP 2012), under which up to 4 million options can be issued over a total period of five years. For this purpose, the issued share capital can be increased by up to EUR 10,240,000 by the issue of up to 4 million bearer shares with a notional par value of EUR 2.56 if certain conditions are met (2012 conditionally authorised capital).

The options may be issued in annual tranches during the authorised period. Each option confers the right to purchase one share in Linde AG at the exercise price, which is equivalent in each case to the lowest issue price, currently EUR 2.56 per share. Linde AG may decide, at its own discretion, at any time until the beginning of the exercise period that the option entitlements of the option holders may be met by providing own shares or making a payment in cash instead of issuing new shares out of the share capital conditionally authorised for this purpose. The Linde Performance Share Programme 2012 is designed as share-based payment with compensation provided in the form of equity instruments. Each individual tranche may be issued within a period of 16 weeks after the Annual General Meeting of Linde AG. The options may not be exercised until a qualifying period has expired. The qualifying period begins on the issue date which has been determined and ends on the fourth anniversary of the issue date. If options are to be exercised, this must take place during a period of twelve months from the end of the relevant qualifying period (the exercise period).

Performance targets

Options may only be exercised if and to the extent that performance targets are reached. The performance targets for each individual tranche of options are based on movements in (i) earnings per share and (ii) relative total shareholder return. Within each individual tranche of options, equal weighting is given to the “earnings per share” performance target and the “relative total shareholder return” performance target. Within each of these performance targets, a minimum target must be reached if the options are to become exercisable, and there is also a stretch target. If the stretch target for one of these performance targets is reached, all the options relating to that performance target become exercisable.

“Earnings per share” performance target

The minimum target for the “earnings per share” performance target is reached if the diluted earnings per share of the company adjusted for special items for the financial year ending before the expiry of the qualifying period achieves a compound average growth rate (CAGR) of 6 percent when compared with the diluted earnings per share of the company adjusted for special items for the financial year ending before the issue of the options. The stretch target for the “earnings per share” performance target is reached if the diluted earnings per share of the company adjusted for special items for the financial year ending before the expiry of the qualifying period achieves a CAGR of at least 11 percent when compared with the diluted earnings per share of the company adjusted for special items for the financial year ending before the issue of the options. The calculation of the “earnings per share” performance target is derived from the diluted earnings per share of the company adjusted for special items disclosed in the audited Group financial statements of The Linde Group for the appropriate financial year. If no adjustment for special items has been made in that financial year, the relevant figure is the diluted earnings per share disclosed in the Group financial statements. Special items are items which, due to their nature, frequency and/or scope, might have an adverse impact on the extent to which the diluted earnings per share figure provides an informative picture of the ability of The Linde Group to sustain its profitability in the capital market. Adjusting diluted earnings per share for special items is designed to increase transparency in respect of the Group’s ability to sustain profitability. If the minimum target is reached, 12.5 percent of all the options in the relevant tranche may be exercised. If the stretch target is reached, 50 percent of all the options in the relevant tranche may be exercised: i.e. all the options dependent on this performance target. If the minimum target is exceeded, but the stretch target is not reached, the number of options that may be exercised is determined on a straight-line basis and will lie between 12.5 percent and 50 percent of all options issued on the same issue date, depending on the extent by which the minimum target is exceeded and the proximity of the figure to the stretch target. If this calculation does not result in a round figure, the percentage should be rounded to one decimal point.

Details of the calculation of earnings per share are given in NOTE [11]. The “earnings per share” performance target is regarded as a non-market performance condition as defined by IFRS 2.

F.3-165

“Relative total shareholder return” performance target

The minimum target for the “relative total shareholder return” performance target is reached if the total shareholder return of the Linde AG share exceeds the median of the values for total shareholder return in the control group (described below) in the period between the issue date and the beginning of the exercise period. If the control group contains an even number of values, the average of the two values lying in the middle is deemed to be the median. The stretch target for the “relative total shareholder return” performance target is reached if the total shareholder return of the Linde AG share is in the upper quartile (third quartile) of the values for total shareholder return in the control group in the period between the issue date and the beginning of the exercise period. The total shareholder return of the Linde AG share comprises (i) the absolute increase or decrease in the price of a Linde AG share when compared to its initial value and (ii) the dividend per share paid plus the value of any statutory subscription rights attributable to one Linde AG share (as a result of capital increases). In each case, the calculation relates to the period between (and inclusive of) the issue date and the third last stock exchange trading day in the Xetra trading system (or in a comparable successor system) of the Frankfurt Stock Exchange before the exercise period. The absolute increase or decrease in price of the Linde AG share corresponds to the difference between the average of the closing prices (or of equivalent successor prices) of Linde shares in the Xetra trading system (or in a comparable successor system) of the Frankfurt Stock Exchange over the period between (and inclusive of) the 62nd stock exchange trading day to the third last stock exchange trading day before the exercise period (the final value) and the initial value. The initial value of the share for the determination of the total shareholder return is the average of the closing prices (or of equivalent successor prices) of Linde shares on the last 60 stock exchange trading days in the Xetra trading system (or in a comparable successor system) of the Frankfurt Stock Exchange before the issue date of the subscription rights. For the purposes of the LTIP 2012, the value of one statutory subscription right is the volume-weighted average of the closing prices in that period in which the subscription rights are traded in the Xetra trading system (or a comparable successor system) of the Frankfurt Stock Exchange. The control group comprises companies in the DAX 30 at that time, with the exception of Linde itself. Companies which are either excluded from or included in the DAX 30 during the period on which the calculation of the total shareholder return is based are ignored for the purposes of the calculation. When determining the total shareholder return for shares in the control group, Linde may have recourse to data supplied by a recognised independent provider of financial data. If a company in the control group trades different classes of share or shares with differing profit entitlements on the stock exchange, only the shares which form the basis for the determination of the DAX 30 value are taken into consideration. If the minimum target is reached, 12.5 percent of all the options in the relevant tranche may be exercised. If the stretch target is reached, 50 percent of all the options in the relevant tranche may be exercised: i.e. all the options dependent on this performance target. If the minimum target is exceeded, but the stretch target is not reached, the number of options that may be exercised is determined on a straight-line basis and will lie between 12.5 percent and 50 percent of all options issued on the same issue date, depending on the extent by which the minimum target is exceeded and the proximity of the figure to the stretch target. If this calculation does not result in a round figure, the percentage should be rounded to one decimal point.

The “relative total shareholder return” target is regarded as a market-based performance condition as defined by IFRS 2 and is included in the measurement of the option price.

In accordance with IFRS 2 Share-based Payment, the total value of share options granted to management is determined at the issue date using an option pricing model. The total value calculated of the share options at the issue date is allocated as a personnel expense over the period in which the company receives service in return from the employee. This period is generally the same as the agreed qualifying period. The other side of the entry is made directly in equity (capital reserve).

99 OPTIONS – LONG TERM INCENTIVE PLAN 2012

LTIP – Number of options
AT 01.01.2015	1,003,836
granted	322,456
forfeited	49,470
AT 31.12.2015/01.01.2016	1,276,822
of which exercisable at 31.12.2015	—
granted	349,874
forfeited	446,047
AT 31.12.2016	1,180,649
of which exercisable at 31.12.2016	—

F.3-166

The average remaining period in the LTIP 2012 is 25 months (2015: 23 months). The exercise price for all the tranches in the LTIP 2012 is EUR 2.56.

The calculation of the expense is based on the fair value of the options issued, using a Monte Carlo simulation for the fair value calculation. The following measurement parameters were used:

100 MONTE CARLO SIMULATION MODEL – LONG TERM INCENTIVE PLAN 2012

	1st tranche 2012	2nd tranche 2013	3rd tranche 2014	4th tranche 2015	5th tranche 2016
Date of valuation	02.07.2012	03.06.2013	02.06.2014	01.06.2015	01.06.2016
Expected share volatility (in %)	22.54	21.08	19.95	16.65	21.70
Risk-free interest rate (in %)	0.44	0.36	0.24	–0.10	–0.47
Expected dividend yield (in %)	2.50	2.50	2.50	2.50	2.50
Initial value of Linde share (in €)	120.60	147.85	154.55	174.30	134.00
Exercise price (in €)	2.56	2.56	2.56	2.56	2.56
Number of participants	1,001	1,020	1,048	1,007	949

The volatility figure underlying the valuation is based on historical and implicit volatility, taking the remaining periods of the share options into account.

101 OPTIONS PER EXERCISE HURDLE – LONG TERM INCENTIVE PLAN 2012

	Option price	Weighting	Fair value	Probability	Calculated value at 31.12.
1st tranche 2012	in EUR	in percent	in EUR	in percent	in EUR
Earnings per share	106.74	50	53.37	—	—
Relative total shareholder return	52.31	50	26.16		26.16

TOTAL		100	79.53		26.16

2nd tranche 2013
Earnings per share	131.42	50	65.71	—	—
Relative total shareholder return	67.75	50	33.88		33.88

TOTAL		100	99.59		33.88

3rd tranche 2014
Earnings per share	137.72	50	68.86	—	—
Relative total shareholder return	74.96	50	37.48		37.48

TOTAL		100	106.34		37.48

4th tranche 2015
Earnings per share	155.34	50	77.67	40	31.07
Relative total shareholder return	72.08	50	36.04		36.04

TOTAL		100	113.71		67.11

5th tranche 2016
Earnings per share	118.79	50	59.40	40	23.76
Relative total shareholder return	64.14	50	32.07		32.07

TOTAL		100	91.47		55.83

F.3-167

The probability that the “earnings per share” performance target will be reached is taken into account when calculating options that will be exercisable in future. In 2016, the probability that the “earnings per share” performance target would be reached in respect of the third tranche (allocated in the 2014 financial year) was adjusted from 40 percent to 0 percent. This results in a positive impact on earnings of EUR 3 m, which was recognised in functional costs. In the previous year, the probability that the “earnings per share” performance target would be reached in respect of the first tranche (allocated in the 2012 financial year) and the second tranche (allocated in the 2013 financial year) was adjusted from 40 percent to 0 percent. This resulted in a positive impact on earnings of EUR 9 m, which was recognised in functional costs. Otherwise, there were no changes from the previous year in the value of options per exercise hurdle.

The volatility figure underlying the valuation is based on the historical volatility of Linde shares. The expected volatility is calculated on the basis of the historical values in the three years preceding the issue date of the options.

Personal investment, matching shares

A precondition of participation in the LTIP 2012 for plan participants in Band 5 or above in Linde’s internal management structure is compulsory personal investment in shares of the company at the beginning of each tranche of the scheme. In the case of members of the Executive Board, the number of shares that each individual Board member must purchase as a personal investment is determined by the Supervisory Board. For other Linde executives in Band 5 or above, it is the Executive Board which determines the number of shares that must be purchased by each individual. For each share acquired by a scheme participant as a personal investment and held by the participant in respect of each tranche throughout the qualifying period for the options, one matching share in Linde AG will be granted at the end of the qualifying period at no cost to the participant. However, Linde is permitted to pay an amount in cash to those entitled to options instead of granting them matching shares. Conditions which apply to the granting of matching shares include: a personal investment in Linde AG shares by the scheme participant at the appropriate time, the unrestricted holding of such shares during the qualifying period of the corresponding tranche and, except in the event of the termination of the service or employment contract of the scheme participant before the end of the qualifying period (special cases) when different rules shall apply, the existence of a service or employment contract with the scheme participant at the end of the qualifying period in respect of which no notice has been given. Plan participants in Band 4 of Linde’s internal management structure may make a voluntary personal investment in Linde AG shares and will be granted matching shares accordingly, subject to the aforementioned conditions.

102 FAIR VALUES OF MATCHING SHARES

in EUR	Fair value
1st tranche (2012)	109.26
2nd tranche (2013)	133.95
3rd tranche (2014)	140.01
4th tranche (2015)	157.91
5th tranche (2016)	121.40

103 MATCHING SHARES – LONG TERM INCENTIVE PLAN 2012

LTIP – Number of matching shares
AT 01.01.2015	92,264
granted	33,030
forfeited	6,118
AT 31.12.2015/01.01.2016	119,176
granted	38,950
forfeited	14,954
allocated	32,330
AT 31.12.2016	110,842

F.3-168

In 2016, the matching shares relating to the 2012 tranche were allocated in the form of the payment of the equivalent value of the matching shares in cash. EUR 4.5 m was reclassified from the capital reserve to a liability that was settled as at the balance sheet date.

The effect on earnings of the recognition of the expense in the statement of profit or loss of The Linde Group is shown in the table below. The same amount was recognised in the capital reserve:

104 PERSONNEL EXPENSES – LONG TERM INCENTIVE PLAN 2012

in EUR m	2015	2016
TOTAL	6	13

[27] Financial instruments

105 FINANCIAL ASSETS

	Fair value		Carrying amount		Balance sheet values
in EUR m					Financial instruments outside scope of IAS 39		Total
	2015	2016	2015	2016	2015	2016	2015	2016
AVAILABLE-FOR-SALE FINANCIAL ASSETS
Investments and securities	430	138	430	138	—	—	430	138
LOANS AND RECEIVABLES
Investments and securities	6	6	6	6	—	—	6	6
Trade receivables	2,552	2,597	2,552	2,597	—	—	2,552	2,597
Receivables from percentage of completion contracts	174	160	174	160	—	—	174	160
Other receivables and assets	643	733	304	394	339	339	643	733
HELD-TO-MATURITY FINANCIAL ASSETS
Investments and securities	15	15	15	15	—	—	15	15
DERIVATIVES WITH POSITIVE FAIR VALUES
Freestanding derivatives	44	82	44	82	—	—	44	82
Derivatives designated as hedging instruments	272	132	272	132	—	—	272	132
CASH AND CASH EQUIVALENTS	1,417	1,463	1,417	1,463	—	—	1,417	1,463
RECEIVABLES FROM FINANCE LEASES	321	242	—	—	269	214	269	214

TOTAL	5,874	5,568	5,214	4,987	608	553	5,822	5,540

F.3-169

106 FINANCIAL LIABILITIES

	Fair value		Carrying amount		Balance sheet values
in EUR m					Financial instruments outside scope of IAS 39		Total
	2015	2016	2015	2016	2015	2016	2015	2016
FINANCIAL LIABILITIES AT AMORTISED COST
Financial liabilities	9,987	9,059	9,483	8,528	—	—	9,483	8,528
Trade payables (excluding PoC)	2,567	2,601	2,565	2,600	—	—	2,565	2,600
Miscellaneous liabilities	921	893	572	542	349	351	921	893
DERIVATIVES WITH NEGATIVE FAIR VALUES
Freestanding derivatives	90	42	90	42	—	—	90	42
Derivatives designated as hedging instruments	585	600	585	600	—	—	585	600
LIABILITIES FROM FINANCE LEASES	64	67	—	—	78	74	78	74

TOTAL	14,214	13,262	13,295	12,312	427	425	13,722	12,737

The fair value of financial instruments is generally determined using stock exchange prices. If stock exchange prices are not available, the fair value is determined using measurement methods customary in the market, based on market parameters specific to the instrument.

The fair value of derivative financial instruments is determined as follows: Options are valued using Black-Scholes models. Futures are measured with recourse to the quoted market price in the relevant market. All other derivative financial instruments are measured by discounting expected future cash flows using the net present value method. As far as possible, the entry parameters used in these models are relevant observable market prices and interest rates at the balance sheet date.

The following table shows the financial instruments in The Linde Group which are measured at fair value. Linde uses the following hierarchy to determine and disclose fair values based on the method used to ascertain their fair values:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets and liabilities.

•	Level 2: Inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Inputs for the asset or liability that are not based on observable market data.

107 FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

in EUR m	Level 1		Level 2		Level 3
	31.12.2015	31.12.2016	31.12.2015	31.12.2016	31.12.2015	31.12.2016
Investments and securities	415	121	—	—	—	—
Freestanding derivatives with positive fair values	—	—	44	82	—	—
Derivatives designated as hedging instruments with positive fair values	—	—	272	132	—	—
Freestanding derivatives with negative fair values	—	—	90	42	—	—
Derivatives designated as hedging instruments with negative fair values	—	—	585	600	—	—
Non-current assets classified as held for sale and disposal groups	—	462	—	—	—	—

During the reporting year, there were no transfers between Levels 1, 2 and 3 of the fair value hierarchy. The investments and securities category also included financial assets (available-for-sale financial assets) of EUR 17 m (2015: EUR 15 m) for which a fair value cannot be reliably determined.

There is currently no intention to sell these assets. The fair value of financial instruments in the “loans and receivables”, “held-to-maturity financial assets” and “financial liabilities at amortised cost” categories is determined by discounting the expected cash flows. The interest rates applied are the same as those that would apply to new financial instruments with a similar risk structure, currency and maturity. Fair value is determined using the discounted cash flow method, taking into account individual credit ratings and other market circumstances in the form of credit and liquidity spreads generally applied in the market (Level 2). One exception to this relates to bonds issued by Linde AG and Linde Finance B.V., which are traded in the capital market (Level 1). The fair value of these instruments is determined using the current stock exchange price. In cases involving short-term financial instruments in the “loans and receivables”, “held-to-maturity financial assets” and “financial liabilities at amortised cost” categories, it is assumed that the fair value corresponds to the carrying amount.

In the 2016 financial year, there were no differences between the fair value of a financial instrument when it was first recognised and the amount which would have been recognised at that time had the valuation methods described above been used.

108 NET FINANCIAL GAINS AND LOSSES

in EUR m	2015	2016
From freestanding derivatives	180	–111

F.3-170

108 NET FINANCIAL GAINS AND LOSSES

in EUR m	2015	2016
From loans and receivables	93	–248
From available-for-sale financial assets	–8	—
of which reported in the income statement	1	—
of which reported in cumulative changes in equity not recognised in the income statement	–9	—
From financial liabilities at amortised cost	–414	177
TOTAL	–149	–182

The net financial gains and losses on financial instruments arise from changes in fair value, the recognition and reversal of impairment losses, eliminations and exchange rate fluctuations. In the financial year under review, there was an increase in the impairment losses for trade receivables.

The net financial gains and losses correspond to the valuation gains and losses of the financial instruments, but exclude interest and dividends.

Free-standing derivatives comprise all those derivatives which are not designated as hedging instruments. They include those derivatives in economic hedging relationships not designated as hedges in respect of which gains and losses arising from the underlying transaction and the hedged item are recognised at the same time in the statement of profit or loss.

The financial result includes fees and other capital procurement costs of EUR 17 m (2015: EUR 15 m) relating to financial instruments not at fair value through profit or loss.

No interest income has been accrued which relates to impaired financial instruments, especially receivables.

F.3-171

109 IMPAIRMENT LOSS ON FINANCIAL ASSETS AT 31.12.2016

	2015				2016
in EUR m	Carrying amount before impairment	Cumulative impairment loss	Carrying amount after impairment	Of which impairment loss for 2015 financial year	Carrying amount before impairment	Cumulative impairment loss	Carrying amount after impairment	Of which impairment loss for 2016 financial year
Investments and securities at fair value	442	12	430	12	157	19	138	7
Investments and securities at amortised cost	26	5	21	—	26	5	21	—
Receivables from finance leases	269	—	269	—	214	—	214	—
Trade receivables	2,878	326	2,552	139	2,968	371	2,597	163
Receivables from percentage of completion contracts	174	—	174	—	160	—	160	—
Derivatives with positive fair values	316	—	316	—	214	—	214	—
Other receivables and assets	646	3	643	—	737	4	733	1
Cash and cash equivalents	1,417	—	1,417	—	1,463	—	1,463	—

110 IMPAIRMENT LOSS ON TRADE RECEIVABLES

	Cumulative impairment loss
in EUR m	2015	2016
AT 01.01.	295	326
Currency adjustments	12	10
Increase in impairment losses recorded in the statement of profit and loss	139	163
Write-offs charged against cumulative impairment losses	–120	–128
AT 31.12.	326	371

The carrying amounts of the financial assets recognised take into account the highest possible risk of default. A summary of financial assets past due but not impaired is presented in NOTE [16]. The increase in impairments is primarily due to the increase in outstanding receivables and payment terms in the Healthcare segment.

F.3-172

111 INTEREST INCOME/EXPENSE FROM FINANCIAL INSTRUMENTS NOT MEASURED AT FAIR VALUE

in EUR m	2015	2016
Interest income	40	30
Interest expenses	350	245

TOTAL	–310	–215

Not included here are the interest income and interest expense from derivatives or the interest income and interest expense from assets and liabilities outside the scope of IFRS 7.

Risk positions and risk management

The Linde Group is exposed to a variety of financial risks. These include in particular: counterparty risk, liquidity risk, interest rate risk, exchange rate risk and other market price risks. These are described below. For further information about risk management in The Linde Group, please refer to the disclosures in the combined management report. SEE OPPORTUNITY AND RISK REPORT, PAGES 82 TO 95.

Counterparty risk

Counterparty risk is the risk that a counterparty does not meet his or her contractual payment obligations and that this leads to a loss for The Linde Group.

The Linde Group deals in principle with counterparties who have a good credit rating. Regular reviews are performed on the creditworthiness of major counterparties, in particular, and clearly defined limits have been set. Experience during the economic crisis has shown that credit standings can change very quickly. It is therefore possible that, despite the Group’s monitoring process, counterparties might delay payments or fail to make them at all. The Linde Group does not believe that it has any significant exposure to default risk arising from any individual counterparty. The concentration of the counterparty risk is limited due to the Group’s broad and uncorrelated customer base. With the exception of Medicare, the federal health insurance programme within the US health system, the single largest debtor constitutes less than 2 percent of the total figure for trade receivables in The Linde Group. Medicare constitutes 10 percent of the Group’s trade receivables.

The risk positions outstanding are subject to strict limits and are continually monitored. The carrying amounts of financial assets reported in the statement of financial position taking into account impairment losses, represent the highest possible default risk, without including the value of any collateral.

A significant criterion for managing counterparty risk relating to financing and capital market transactions and setting corresponding limits is the credit rating of the relevant counterparty. Regular reviews are performed by a supervisory unit which is independent of the trading department to ensure compliance with all the limits set. The Linde Group has concluded bilateral Credit Support Annexes (CSAs) with the majority of the banks with which financial instruments are traded. On the basis of such agreements, the positive and negative fair values of derivatives held by Linde AG and Linde Finance B.V. for the purpose of interest rate and currency management are collateralised with cash on a regular basis. In this way, the default risk arising from these instruments is minimised. These transactions are subject to the rules of the framework agreement for financial derivative transactions, whereby the rights and obligations associated with the exchange of collateral do not qualify for netting in the balance sheet. A willingness to enter into CSAs with Linde AG and Linde Finance B.V. is an essential prerequisite to being accepted as a counterparty by Linde. In this connection, The Linde Group issued EUR 464 m (2015: EUR 371 m) as collateral for derivatives with negative fair values and received EUR 41 m (2015: EUR 65 m) as collateral for derivatives with positive fair values. In addition, a unilateral CSA was concluded with a trading platform for commodities derivatives in Sweden, and EUR 7 m (2015: EUR 2 m) was issued as collateral for negative market values. The Linde Group also has financial assets with a carrying amount of EUR 6 m (2015: EUR 5 m) which are pledged as collateral for liabilities or contingent liabilities. In the 2016 and 2015 financial years, no additional significant collateral was held by The Linde Group apart from the CSAs described above.

F.3-173

112 FINANCIAL ASSETS/LIABILITIES SUBJECT TO OFFSETTING OR ENFORCEABLE MASTER AGREEMENTS FOR FINANCIAL DERIVATIVE TRANSACTIONS

31.12.2015, in EUR m	Gross amount of recognised financial assets/liabilities	Gross amount of recognised financial assets/liabilities set off in the balance sheet	Net amount of financial assets/liabilities presented in the balance sheet	Financial instruments that qualify for netting	Net amount before collaterals	Cash collaterals received[1]	Cash collaterals pledged[1]	Net amount
Derivatives with positive fair values	316	—	316	–235	81	–62	27	46
Derivatives with negative fair values	–675	—	–675	235	–440	–3	346	–97
Trade receivables	9	–4	5	—	5	—	—	5
Trade payables	–6	4	–2	—	–2	—	—	–2

TOTAL	–356	—	–356	—	–356	–65	373	–48

31.12.2016, in EUR m
Derivatives with positive fair values	214	—	214	–143	71	–25	34	80
Derivatives with negative fair values	–642	—	–642	143	–499	–16	437	–78
Trade receivables	10	–4	6	—	6	—	—	6
Trade payables	–6	4	–2	—	–2	—	—	–2

TOTAL	–424	—	–424	—	–424	–41	471	6

[1]	The terms governing CSAs may result in the net fair value position per counterparty being over-secured.

F.3-174

Liquidity risks

Liquidity risk is the risk that the Group will no longer be able to meet its financial payment obligations. Contractual undiscounted expected future cash flows from financial liabilities are shown in the table below:

113 FUTURE CASH FLOWS FROM FINANCIAL LIABILITIES

in EUR m	Due within one year		Due in one to five years		Due in more than five years
	2015	2016	2015	2016	2015	2016
Cash outflows from non-derivative financial liabilities	4,492	5,244	6,013	5,035	3,693	2,718
Cash outflows from derivative financial liabilities	196	855	1,406	1,065	1,092	1,009

Within this context, it is important to note that the cash outflows from derivative financial liabilities in the amount of EUR 2.929 bn (2015: EUR 2.694 bn) are offset by cash inflows from derivatives with gross settlement in the amount of EUR 2.116 bn (2015: EUR 1.819 bn).

Interest rate risks

Interest rate risks arise from market fluctuations in interest rates. As a result of its financing activities, The Linde Group is exposed to a risk from interest rate changes. At 31 December 2016, The Linde Group held interest-bearing instruments (net, including interest rate derivatives/hedges) totalling EUR 7.190 bn (2015: EUR 7.829 bn). Of these, EUR 2.618 bn (2015: EUR 2.586 bn) related to instruments bearing interest at variable interest rates and EUR 4.572 bn (2015: EUR 5.243 bn) to instruments bearing interest at fixed rates. This is equivalent to a Group-wide fixed-rate ratio of 64 percent (2015: 67 percent).

Linde has used forward payer swaps to provide an element of hedging against exposure to rising interest rates with regard to future bond issues.

Based on instruments bearing interest at variable rates and financial instruments hedging interest rate risks which The Linde Group holds or has issued, a hypothetical change in the interest rates applicable to the respective instruments would have had the following effects (if exchange rates remained constant):

114 EFFECT OF CHANGES IN APPLICABLE INTEREST RATES

	Change	Recognised in profit or loss		Directly in equity
Currency, in EUR m		2015	2016	2015	2016
EUR	+ 100 bp	–22	–38	89	82
	– 100 bp	22	38	–95	–87
GBP	+ 100 bp	1	12	–6	–3
	– 100 bp	–1	–12	6	3
USD	+ 100 bp	–2	–3	68	52
	– 100 bp	2	3	–69	–53
AUD	+ 100 bp	–3	—	8	11
	– 100 bp	3	—	–8	–11
Other currencies	+ 100 bp	1	3	7	7
	– 100 bp	–1	–3	–7	–7

Exchange rate risks

Due to its activities as an international group, The Linde Group is exposed to exchange rate risks. Its broad spread of activities over many different currency areas and its local business model result in a low concentration of risk for the Group.

The Linde Group monitors and manages its exchange rate risk, a risk which has an impact on its operations. The gross exchange rate risk encompasses all the operating activities of the Group. This gross exchange rate risk is reduced by around 78 percent (2015: 82 percent). Therefore, The Linde Group is exposed at the balance sheet date to a net exchange rate risk from operating activities involving foreign currency corresponding to 22 percent (2015: 18 percent) of the original unsecured risk.

The risk of exchange rate movements is monitored for internal management purposes on the basis of a value-at-risk, which relates to positions in currencies other than the relevant functional currency.

The value-at-risk is calculated on the basis of historical data (250 working days) in accordance with international banking standards. The value-at-risk presents the maximum potential loss based on a probability of 97.5 percent for a holding period of twelve months. The calculation takes into account correlations between the transactions being considered; the risk of a portfolio is generally lower than the total of the respective individual risks.

At 31 December 2016, the value-at-risk was EUR 31 m (2015: EUR 26 m).

Other market price risks

As a result of its energy purchases, The Linde Group is exposed to risks arising from changes in commodity prices. The Linde Group monitors and manages these commodity price risks arising from the purchase of electricity, natural gas and propane for use in production. These hedging operations are governed by strict risk management guidelines, compliance with which is constantly being monitored. Commodity price risks are hedged in the main by long-term supply contracts or limited by the form and structure of sales contracts. Derivatives are also used to a much lesser extent to hedge against the exposure to changes in the price of electricity, natural gas and propane gas. The commodity price risk from financial instruments is therefore not material.

F.3-175

Hedge Accounting

Cash flow hedges

The Linde Group hedges cash flows at both Group and company levels, based on agreed minimum hedging rates. At the company level, future transactions which are highly probable are hedged against foreign exchange risks. A rolling 15-month budget or the budgets for individual customer-specific projects are used for this purpose.

In general, these hedges are accounted for as cash flow hedges in accordance with IAS 39 Financial Instruments: Recognition and Measurement. The effective portion of the gain or loss on the hedging instruments is recognised directly in equity and released to the statement of profit or loss when the hedged cash flows are also recognised in the statement of profit or loss or if a hedged future transaction is no longer expected to occur. In addition, the risks associated with changes in interest rates relating to certain financial liabilities or future financing measures are hedged by derivative financial instruments and accounted for as cash flow hedges.

The Linde Group also hedges the exposure to commodity price risks which arise in the normal course of business from its procurement transactions and result in open risk positions. To reduce the extent of the risk, The Linde Group enters into a small number of electricity, natural gas and propane gas derivatives. Usually, hedging relationships of this type are also designated as cash flow hedging relationships, if this accords with the facts.

If the hedged future transactions (forecast transactions as defined by IAS 39) result in the recognition of a non-financial asset or liability, the initial carrying amounts of these are adjusted for the amount recorded in equity. This is usually the case for non-current assets and inventories.

The following table presents a reconciliation of the reserve for cash flow hedges:

115 RESERVE FOR CASH FLOW HEDGES

in EUR m	2015	2016
OPENING BALANCE AT 01.01.	–259	–270
Additions	7	–59
Transfers to the statement of profit or loss	–18	24
of which relating to revenue	–12	4
of which relating to cost of sales	–11	14
of which relating to financial income and expenses	5	6
CLOSING BALANCE AT 31.12.	–270	–305

No amounts were recognised in 2016 or 2015 as a result of ineffectiveness in cash flow hedges.

F.3-176

116 EXPECTED CASH FLOWS, GAINS AND LOSSES FROM CASH FLOW HEDGES

in EUR m	Within one year		In one to five years		In more than five years		Total
	2015	2016	2015	2016	2015	2016	2015	2016
Cash flows from hedging instruments	4	–51	–454	–323	–199	–201	–649	–575
Gain/loss	–4	1	–134	–134	–132	–172	–270	–305

Fair value hedges The Linde Group uses interest rate swaps to hedge the exposure to changes in the fair value of financial assets and financial liabilities as a result of interest rate changes. If the hedge is deemed to be effective, the carrying amount of the hedged item is adjusted for changes in the fair value attributable to the hedged risk.

The following table shows the changes in underlying transactions and hedging instruments in fair value hedging relationships recognised in profit or loss.

117 FAIR VALUE HEDGES

in EUR m	2015	2016
From hedged transactions	35	21
From hedging instruments	–34	–20
INEFFECTIVENESS	1	1

Hedges of a net investment in a foreign operation

The Linde Group hedges its exposure to translation risk by taking out loans in foreign currency and by entering into forward exchange contracts and cross-currency interest rate swaps. These hedges generally qualify as hedges of a net investment in a foreign operation (referred to below as net investment hedges) in accordance with IAS 39 Financial Instruments: Recognition and Measurement and hence the effective portion of the hedge is transferred to equity. If the foreign operation is subsequently sold or relinquished, the amount recognised in equity is released to the statement of profit or loss.

No amounts were recognised in 2016 or 2015 as a result of ineffectiveness in net investment hedges.

118 FAIR VALUE OF FINANCIAL INSTRUMENTS DESIGNATED AS HEDGES

in EUR m	2015	2016
Cash flow hedges
Forward exchange transactions	12	—
Interest rate/cross-currency interest rate swaps	–234	–329
Commodities	–22	6
Financial liabilities	240	244
Fair value hedges
Interest rate swaps	90	12
Net investment hedges
Forward exchange transactions	–60	–45
Cross-currency interest rate swaps	–99	–112
Financial liabilities in foreign currencies	1,435	1,017

[28] Group statement of cash flows

The statement of cash flows shows the source and application of funds. In accordance with IAS 7 Cash Flow Statements, cash flows from operating activities are distinguished from cash flows from investing and financing activities.

The cash and cash equivalents disclosed in the statement of cash flows comprise all cash and cash equivalents disclosed in the statement of financial position: i.e. cash in hand, bank balances and money market funds with a maturity of three months or less. Cash and cash equivalents of EUR 5 m (2015: EUR 8 m) are subject to drawing restrictions as a result of currency export restrictions. The cash flows from investing and financing activities are calculated on the basis of payments, while the cash flow from operating activities is derived indirectly from profit before tax.

When the cash flow from operating activities is calculated, the changes in assets and liabilities are adjusted for the effects of currency translation and changes in Group structure. As a result, it is not possible to reconcile the figures to the differences between the headings in the published Group statement of financial position.

Distributions received and income taxes paid included in cash inflow from operating activities are disclosed separately. Cash inflows from associates and joint ventures are disclosed in cash inflow from operating activities. Finance income from embedded finance leases (IFRIC 4/IAS 17) has been included in cash inflow from operating activities, due to the fact that such income is clearly related to the operating business of The Linde Group, while capitalised borrowing costs of EUR 24 m (2015: EUR 52 m) are disclosed in cash flow from investing activities. All other interest payments are disclosed in cash flow from financing activities.

F.3-177

For cash outflows relating to newly consolidated companies, please refer to the Group statement of cash flows. SEE TABLEs 43 and 44, PAGES 110 TO 111. In the Group statement of financial position, EUR 2 m (2015: EUR 4 m) has been recognised as liabilities which are not included in the cash outflows for consolidated companies.

The total increase in cash and cash equivalents as a result of acquisitions was EUR 12 m (2015: EUR 0 m).

Investing activities comprise additions to and disposals of tangible assets, financial assets, intangible assets and consolidated companies. Additions and disposals in foreign currency have been translated at average rates.

[29] Segment information

IFRS 8 Operating Segments requires information to be provided for each operating segment. The definition of operating segments and the scope of the information prepared for segment reporting is based, among other things, on the information made available on a regular basis to the full Executive Board and, as a result, on the internal management within the organisation. The full Executive Board is regularly provided with key profitability and revenue figures that are relevant from a decision-making perspective for the following areas:

•	EMEA (Europe, Middle East and Africa)

•	Asia/Pacific

•	Americas

•	Engineering Division

•	Other Activities

In accordance with IFRS 8, The Linde Group therefore reports in five segments. The “Reconciliation” column comprises corporate activities and consolidation adjustments. SEE TABLE 46, PAGE 114.

A brief description of the segments is given below:

Gases Division

(EMEA, Asia/Pacific and Americas):

The activities of the Gases Division comprise the production, sale and distribution of gases for applications in industry, medicine, environmental protection and in research and development. In addition, this division offers technical application know-how, specialised services and the necessary hardware to use the gases. The business model in the three segments within the Gases Division (EMEA, Asia/Pacific and Americas) is largely identical in each segment.

Engineering Division:

The activities of the Engineering Division comprise the design and realisation of turnkey olefin plants, plants for the production of hydrogen and synthesis gases and the processing of natural gas, and air separation plants. This division also develops and manufactures plant components and offers specialised services.

Other Activities:

Other Activities comprises Gist, a leading supplier of logistics and supply chain solutions with business operations mainly in the UK. As this business area is to be sold, it has been reported as a discontinued operation in this Annual Report.

Segment accounting policies

The same accounting policies apply as those set out in NOTE [5] apply to the segments. Exceptions apply to Group financing, which is allocated to Corporate. Pension obligations are allocated to the segment in which the relevant employees work. The provision for existing pension obligations arising from the BOC pension plan in respect of the legal entities in the UK is allocated to the EMEA segment. The service cost was charged to the EMEA and Corporate segments. Transactions between the reportable segments described above are conducted under the same conditions as for non-related third parties.

To arrive at the figure for the Gases Division as a whole from the figures for the three segments within the Gases Division, consolidation adjustments of EUR 185 m (2015: EUR 182 m) have been applied to revenue. This means that it is not possible to arrive at the figure for the Gases Division as a whole by merely adding together the segments in the Gases Division.

Segment profit is calculated on the basis of operating profit.

Capital expenditure per segment represents the amounts invested during the financial year from the point of view of the subsidiary. Included in the “Reconciliation” column are not only consolidation adjustments required from the Group’s point of view, but also adjustments as a result of variances in Group acquisition and manufacturing costs as a result of supplies made by the Engineering Division to the Gases Division.

F.3-178

119 RECONCILIATIONS OF SEGMENT REVENUE AND OF THE SEGMENT RESULT

in EUR m	2015	2016
Revenue
Total revenue from the segments	18,369	17,845
Revenue from discontinued operations	–599	–587
Consolidation	–425	–310
GROUP REVENUE FROM CONTINUING OPERATIONS	17,345	16,948
Operating profit
Operating profit from segments	4,411	4,450
Operating profit from corporate activities	–288	–338
Operating profit from discontinued operations	–44	–44
Consolidation	8	30
Restructuring and merger costs (special items)	192	126
Amortisation and depreciation	1,866	1,897
Financial income	42	29
Financial expenses	439	353
PROFIT BEFORE TAX FROM CONTINUING OPERATIONS	1,632	1,751

[30] Employees

120 AVERAGE NUMBER OF EMPLOYEES BY SEGMENT (CONTINUING ACTIVITIES)

	2015	2016
Gases Division	52,960	53,684
EMEA	21,449	20,508
Asia/Pacific	11,828	11,398
Americas	19,683	21,778
Engineering Division	7,186	6,580
Other Activities	333	371
GROUP	60,479	60,635

In 2016, the average number of employees in the companies included in the Group financial statements on a line-by-line basis was 169 (2015: 164). Part-time employees have been included on a pro rata basis. An average of 4,927 employees were employed at Gist (discontinued operation) in 2016 (2015: 4,571).

F.3-179

[31] Recommendation for the approval of the annual financial statements and appropriation of profit of Linde AG

The unappropriated profit of Linde AG at 31 December 2016 was EUR 686,860,862.70 (2015: EUR 640,451,344.95).

The annual financial statements of Linde AG prepared in accordance with the German Commercial Code (HGB) and the German Stock Corporation Act (AktG) are published and filed in the German Federal Gazette (Bundesanzeiger).

121 BALANCE SHEET OF LINDE AG – ASSETS

in EUR m	31.12.2015	31.12.2016
Intangible assets	106	82
Tangible assets	433	458
Financial assets	17,499	17,553
NON-CURRENT ASSETS	18,038	18,093
Inventories	3,139	2,951
less advance payments received from customers	–3,139	–2,951
Receivables and other assets	1,985	2,110
Securities	400	107
Liquid assets	359	168
CURRENT ASSETS	2,744	2,385
Prepaid expenses	44	130

TOTAL ASSETS	20,826	20,608

122 BALANCE SHEET OF LINDE AG – EQUITY AND LIABILITIES

in EUR m	31.12.2015	31.12.2016
Capital subscribed	475	475
Conditionally authorised capital of EUR 57 m (2015: EUR 57 m)
Capital reserve	6,563	6,563
Revenue reserves	2,167	2,167
Unappropriated profit	640	939
EQUITY	9,845	10,144
Provisions for pensions and similar obligations	274	188
Other provisions	796	819
PROVISIONS	1,070	1,007
Liabilities	9,911	9,451
Deferred charges	—	6

TOTAL EQUITY AND LIABILITIES	20,826	20,608

F.3-180

123 INCOME STATEMENT OF LINDE AG

in EUR m	2015	2016
REVENUE	2,097	2,917
Cost of sales	1,382	2,120
GROSS PROFIT	715	797
Marketing and selling expenses	320	315
Research and development costs	129	117
General administration expenses	419	335
Other operating income	381	199
Other operating expenses	239	111
Investment income	901	871
Other interest and similar income	274	213
of which from affiliated companies EUR 158 m (2015: EUR 216 m)
Amortisation of financial assets and securities held as current assets	30	30
Interest and similar charges	490	223
of which to affiliated companies EUR 109 m (2015: EUR 217 m)
PROFIT ON ORDINARY ACTIVITIES	644	949
Income tax expense	–25	10
PROFIT FOR THE YEAR	669	939
Transfer to revenue reserves	–29	–252
UNAPPROPRIATED PROFIT	640	687

The Executive Board recommends that, when the annual financial statements of Linde AG are approved at the meeting of the Supervisory Board on 8 March 2017, the Supervisory Board proposes that the appropriation of profit of EUR 686,860,862.70 (2015: EUR 640,451,344.95) be voted on at the Annual General Meeting on 10 May 2017 as follows:

•

payment of a dividend of EUR 3.70 (2015: EUR 3.45) per no-par value share entitled to dividend. The total dividend payout for 185,638,071 (2015: 185,638,071) no-par value shares entitled to dividend amounts to EUR 686,860,862.70 (2015: EUR 640,451,344.95).

The 95,109 treasury shares held by the company without any dividend entitlement at the time of the proposal are not included in the calculation of the amount to be distributed.

F.3-181

[32] Related party transactions

In addition to the subsidiaries included in the Group financial statements, Linde AG is related, directly or indirectly, while carrying out its normal business activities to non-consolidated subsidiaries, joint ventures and associates. The business relationships with these companies are generally conducted under the same conditions as for non-related third parties. Related companies which are controlled by The Linde Group or over which The Linde Group may exercise significant influence are disclosed in the list of shareholdings, arranged by division.

The full list of Group shareholdings NOTE [39] has been filed in the electronic German Federal Gazette. The information about the remuneration of the Executive Board and the Supervisory Board is set out in NOTE [33].

124 REVENUE WITH RELATED PARTIES

in EUR m	2015				2016
	Non-consolidated subsidiaries	Associates and joint ventures	Other related parties	Total	Non-consolidated subsidiaries	Associates and joint ventures	Other related parties	Total
Sales of goods	—	14	—	14	—	18	—	18
Revenue based on PoC	—	7	—	7	—	40	—	40
Other revenue	—	—	—	—	—	2	—	2

125 PURCHASED GOODS AND SERVICES FROM RELATED PARTIES

in EUR m	2015				2016
	Non-consolidated subsidiaries	Associates and joint ventures	Other related parties	Total	Non-consolidated subsidiaries	Associates and joint ventures	Other related parties	Total
Goods and services purchased from related parties	4	110	—	114	2	88	—	90

Related persons are mainly the members of the Executive Board and Supervisory Board. In 2016, there were no significant transactions between The Linde Group and members of the Executive Board and Supervisory Board or their family members which are outside the bounds of existing employment, service or appointment agreements or remuneration contracts.

Some members of Linde’s Executive Board and Supervisory Board hold similar positions in other companies. Linde has normal business relationships with virtually all of these companies. The sale and purchase of goods and services to and from these companies take place under the usual market conditions.

F.3-182

126 RECEIVABLES FROM AND LIABILITIES TO RELATED PARTIES

in EUR m	31.12.2015				31.12.2016
	Non-consolidated subsidiaries	Associates and joint ventures	Other related parties	Total	Non-consolidated subsidiaries	Associates and joint ventures	Other related parties	Total
Receivables from related parties	3	31	—	34	—	46	—	46
Liabilities to related parties	1	38	—	39	—	63	—	63

There were no charge-free guarantee agreements in place for associates and joint ventures on the balance sheet date (2015: EUR 0 m). The open orders from joint ventures came to EUR 1 m (2015: EUR 0 m).

[33] Additional information about the Supervisory Board and Executive Board

Disclosed below are the total emoluments of the Executive Board and the Supervisory Board as required by § 315a (1) in conjunction with § 314 (1) No. 6 of the German Commercial Code (HGB). The information required by IAS 24.17 regarding the total emoluments of the Executive Board is also reported in this Note.

Supervisory Board

The total emoluments of the Supervisory Board shown in the table below are based on the cost incurred in the financial year in accordance with IAS 24.17.

In the reporting year, as in the year before, there were no advances or loans to members of the Supervisory Board.

127 EMOLUMENTS OF THE SUPERVISORY BOARD (INCL. VAT)

in EUR	2015	2016
Fixed emoluments	2,891,700	2,886,433
Attendance fees	97,580	133,280

TOTAL EMOLUMENTS	2,989,280	3,019,713

Executive Board

The total emoluments of the Executive Board in accordance with the provisions of the German Commercial Code (HGB) and German Accounting Standard DRS 17 were as follows:

128 EMOLUMENTS OF THE EXECUTIVE BOARD IN ACCORDANCE WITH THE GERMAN COMMERCIAL CODE (HGB)

in EUR	2015	2016
Fixed emoluments/Benefits in kind/Other benefits	4,295,945	3,772,668
Variable cash emoluments short-term	4,369,260	3,778,902
Variable cash emoluments long-term	2,912,840	2,519,268

TOTAL CASH EMOLUMENTS	11,578,045	10,070,838

Long Term Incentive Plan (value on the grant date)	3,374,969	2,875,045

TOTAL EMOLUMENTS	14,953,014	12,945,883

Service cost for pension obligation	1,590,875	736,174

TOTAL EMOLUMENTS (HGB)	16,543,889	13,682,057

F.3-183

129 SHARES GRANTED FROM SHARE-BASED PAYMENTS

	2015		2016
	units	Value per unit when granted in EUR	units	Value per unit when granted in EUR
Options (LTIP 2012)	40,231	67.11	41,196	55.83
Matching shares (LTIP 2012)	4,275	157.91	4,737	121.40

In the reporting year as well as the in the year before, there were no advances or loans to members of the Executive Board.

Total remuneration paid to former members of the Executive Board and their surviving dependants amounted to EUR 10,202,212 (2015: EUR 2,214,936). A provision of EUR 59,710,818 (2015: EUR 58,771,380) has been made in The Linde Group for current pensions and future pension benefits in respect of former members of the Executive Board and their surviving dependants. Within Linde AG, the corresponding provision was EUR 46,747,736 (2015: EUR 50,381,450).

The emoluments of the Executive Board in accordance with IAS 24.17, based on the cost incurred in the financial year, were as follows:

130 EMOLUMENTS OF THE EXECUTIVE BOARD IN ACCORDANCE WITH IFRS

in EUR	2015	2016
Short-term cash emoluments	8,665,205	7,551,570
Long-term cash emoluments	2,912,840	2,519,268

TOTAL CASH EMOLUMENTS	11,578,045	10,070,838

Change in value of virtual shares	65,644	–133,253
Cost Long Term Incentive Plan	1,122,133	–161,942
Service cost for pension obligation	2,105,419	953,525

TOTAL EMOLUMENTS (IFRS)	14,871,241	10,729,168

In addition, post-employment benefits of EUR 6,565,134 arose (2015: EUR 0).

The remuneration report presents the basic features and structure of the remuneration of the Executive Board. It is presented on PAGES 22 TO 37 of the 2016 Financial Report as part of the combined management report.

[34] Declaration on Corporate Governance in accordance with § 289a and § 315 (5) of the German Commercial Code (HGB)

The Executive Board and Supervisory Board of Linde AG approved the prescribed declaration pursuant to § 161 of the German Stock Corporation Act (AktG) on the recommendations of the German Corporate Governance Code and made it accessible to the shareholders on a permanent basis. The Declaration of Compliance has been published on the Internet at WWW.LINDE.COM/DECLARATIONOFCOMPLIANCE.

The Declaration on Corporate Governance can be found on the Internet at WWW.LINDE.COM/CORPORATEGOVERNANCE.

A detailed commentary on corporate governance at Linde is set out in the Corporate Governance section of the Financial Report.

F.3-184

[35] Other Board memberships

[Disclosures regarding other Board memberships are

as at 31 December 2016 or as at the date of retirement

from the Supervisory Board]

Supervisory Board

Members of the Supervisory Board of Linde Aktiengesellschaft

are members of the following other German

statutory supervisory boards and comparable German and foreign boards:

PROFESSOR DR WOLFGANG REITZLE

Chairman of the Supervisory Board of Linde AG,

Former Chief Executive Officer of Linde AG

(Member and Chairman of the Supervisory Board of Linde AG from 21 May 2016)

•	EXTERNAL OFFICES:

Axel Springer SE

Continental AG (Chairman of the Supervisory Board)

Hawesko Holding AG (until the AGM on 19 June 2017)

Medical Park (Chairman of the Supervisory Board)

•	EXTERNAL OFFICES:

Ivoclar Vivadent AG

(Member of the Administrative Board)

HANS-DIETER KATTE

Deputy Chairman of the Supervisory Board of Linde AG,

Chairman of the Pullach Works Council,

Engineering Division, Linde AG

MICHAEL DIEKMANN

Second Deputy Chairman of the Supervisory Board of Linde AG,

Former Chairman of the Board of Management of Allianz SE

•	EXTERNAL OFFICES:

BASF SE (Deputy Chairman of the Supervisory Board)

Fresenius Management SE Fresenius SE & Co. KGaA

(Deputy Chairman of the Supervisory Board)

Siemens AG

•	EXTERNAL OFFICES:

Allianz Australia Ltd. (Non-Executive Director)

(until 31 December 2016)

PROFESSOR DR ANN-KRISTIN ACHLEITNER

Professor at the Technical University Munich (TUM)

•	EXTERNAL OFFICES:

Deutsche Börse Aktiengesellschaft

METRO AG (until the AGM on 6 February 2017)

Münchener Rückversicherungs-Gesellschaft

Aktiengesellschaft, Munich

•	EXTERNAL OFFICES:

ENGIE SA (formerly GDF SUEZ SA)

(Member of the Administrative Board)

F.3-185

DR CLEMENS BÖRSIG

Chairman of the Board of Directors of Deutsche Bank Foundation,

Former Chairman of the Supervisory Board of Deutsche Bank AG

•	EXTERNAL OFFICES:

Bayer AG

Daimler AG

•	EXTERNAL OFFICES:

Emerson Electric Company

(Member of the Board of Directors)

ANKE COUTURIER

Head of Global Pensions, Linde AG

FRANZ FEHRENBACH

Chairman of the Supervisory Board of Robert Bosch GmbH,

Managing Partner of Robert Bosch Industrietreuhand KG

•	EXTERNAL OFFICES:

BASF SE

Robert Bosch GmbH (Chairman of the Supervisory Board)

STIHL AG (Deputy Chairman of the Supervisory Board)

•	EXTERNAL OFFICES:

STIHL Holding AG & Co. KG

(Member of the Advisory Board)

GERNOT HAHL

Chairman of the Worms Works Council,

Gases Division, Linde AG

DR MARTIN KIMMICH

2nd Authorised Representative, IG Metall Munich

•	EXTERNAL OFFICES:

MTU Aero Engines AG

Nokia Solutions and Networks Management GmbH

DR VICTORIA OSSADNIK

Vice President (VP) Enterprise Services Delivery of Microsoft Deutschland GmbH

(Member of the Supervisory Board from 7 January 2016)

XAVER SCHMIDT

Head of Department Chairman of IG Bergbau, Chemie, Energie, Hanover

FRANK SONNTAG

Chairman of the Dresden Works Council, Engineering Division, Linde AG

The following member retired from the Supervisory Board in the 2016 financial year:

DR MANFRED SCHNEIDER

Chairman of the Supervisory Board of Linde AG (until 20 May 2016),

Former Chairman of the Supervisory Board of Bayer AG

F.3-186

Executive Board

In addition to their individual management functions in affiliated companies and in companies in which an investment is held, members of the Executive Board of Linde Aktiengesellschaft are members of the following German supervisory boards and and comparable German and foreign boards:

PROFESSOR DR ALDO BELLONI

Chief Executive Officer (from 8 December 2016)

DR CHRISTIAN BRUCH

Member of the Executive Board

BERND EULITZ

Member of the Executive Board

SANJIV LAMBA

Member of the Executive Board

•	GROUP OFFICES:

LINDE INDIA LIMITED

(Chairman of the Board of Directors)

The following members retired from the Executive Board in the 2016 financial year:

DR WOLFGANG BÜCHELE

Chief Executive Officer (until 7 December 2016)

•	EXTERNAL OFFICES:

Merck KGaA (Chairman of the Supervisory Board)

•	EXTERNAL OFFICES:

E. Merck KG

(Member of the Board of Partners)

Kemira Oyi, Finland

(Member of the Board of Directors)

THOMAS BLADES

Chief Executive Officer of Bilfinger SE

Member of the Executive Board (until 30 June 2016)

GEORG DENOKE

Member of the Executive Board (until 13 September 2016)

•	EXTERNAL OFFICES:

SGL Carbon SE

•	MEMBERSHIP OF OTHER GERMAN STATUTORY SUPERVISORY BOARDS

•	MEMBERSHIP OF COMPARABLE GERMAN AND FOREIGN BOARDS

F.3-187

[36] Contingent liabilities and other financial commitments

131 CONTINGENT LIABILITIES

in EUR m	31.12.2015	31.12.2016
Guarantees	4	—
Warranties	8	1
Other contingent liabilities	54	73

TOTAL	66	74

Warranties and guarantee agreements

Contingent liabilities arise in Linde primarily from warranties and guarantee agreements. In exceptional cases, Linde enters into guarantee agreements with banks to secure loans in non-consolidated subsidiaries.

Other contingencies

The Engineering Division regularly enters into contracts with consortium partners to build turnkey industrial plants, under which the consortium partners assume joint and several liability to the customer for the total volume of the contract. There are clear internal rules here as to how the liability should be split between the partners. At present, there are plant construction orders with one of our consortium partners totalling EUR 773 m (2015: EUR 736 m). Linde currently anticipates that there will be no joint and several liability claim and has therefore not disclosed any contingent liability in respect of these contracts.

Other financial commitments

Other financial commitments include lease commitments relating to operating leases and commitments relating to orders. Commitments relating to orders are in respect of open orders for which a contractual payment obligation has already been agreed.

132 OTHER FINANCIAL COMMITMENTS

in EUR m	31.12.2015	31.12.2016
Obligations under non-cancellable operating leases	507	538
Capital expenditure commitment (tangible fixed assets)	335	247
Capital expenditure commitment (intangible assets)	9	3

TOTAL	851	788

133 PROCUREMENT LEASES

in EUR m	31.12.2015	31.12.2016
Total minimum lease payments (gross investment) due within one year	131	131
due in one to five years	259	262
due in more than five years	117	145

TOTAL	507	538

The minimum lease payments relate to leased buildings, technical equipment, fixtures, furniture and equipment (procurement leases). They are in respect of a large number of individual contracts. In the 2016 financial year, costs arising from operating leases of EUR 297 m (2015: EUR 281 m) were recorded.

Litigation

The Linde Group or one of its Group companies are involved in current or foreseeable legal or arbitration proceedings in the normal course of business.

In 2010, the Brazilian competition authority CADE imposed fines on a number of gases companies, including Linde’s Brazilian subsidiary, on the grounds of alleged anti-competitive business conduct in the years 1998 to 2004. An amount of around BRL 188 m is attributable to The Linde Group in this respect. Based on the exchange rate on balance sheet date, this equates to around EUR 55 m. Seen from today’s perspective and as a result of a positive judgment in the first instance, Linde assumes that this decision will not stand up to judicial review in the second instance either, and deems the possibility of an outflow of resources to be extremely unlikely. As a result, no provision has been set up as a liability and the matter is not reflected in the contingent liabilities either.

Linde is also party to various current or foreseeable legal or arbitration proceedings in respect of which the probability of a claim is unlikely or the impact on the economic situation of The Linde Group will be immaterial. Appropriate provisions for potential financial liabilities have been made in the relevant Group company for all other proceedings in which Linde is involved.

F.3-188

[37] Auditors’ fees and services

134 AUDITORS’ FEES AND SERVICES

in EUR m	2015		2016
	Group	Thereof KPMG AG1	Group	Thereof KPMG AG1
Audit (including expenses)	11	4	11	5
Other attestation services	1	—	1	—
Tax consultancy	1	—	1	—
Other services	1	—	—	—

TOTAL	14	4	13	5

[1]	KPMG AG Wirtschaftsprüfungsgesellschaft.

The fees relating to the audit of the annual financial statements include not only the expenses for the audit of the Group financial statements of The Linde Group and the annual financial statements, which have to be prepared by law, of Linde AG and the subsidiaries included in the Group financial statements but also – as of this year – expenses for the quarterly audit reviews. The prior year has been adjusted accordingly.

Other attestation services mainly relate to the issue of a comfort letter, due diligence reviews, confirmation of compliance with specific contractual agreements and other review procedures.

Tax consultancy costs relate mainly to the preparation of tax returns, transfer pricing analyses and tax advice relating to current or proposed business transactions.

[38] Reconciliation of key financial figures

The key financial figures relating to The Linde Group are presented below after adjusting for special items. Special items are items which, due to their nature, frequency and/or extent, are likely to have an adverse impact on how accurately the key financial figures reflect the sustainability of the earning capacity of The Linde Group in the capital market. In the 2016 financial year, restructuring costs and costs in connection with the planned merger with Praxair were classified as special items.

F.3-189

135 RECONCILIATION OF KEY FINANCIAL FIGURES

in EUR m	31.12.2015			31.12.2016
	As reported	Special items	Key financial figures before special items	As reported	Special items	Key financial figures before special items
Revenue	17,345	—	17,345	16,948	—	16,948
Cost of sales	–11,166	35	–11,131	–10,847	27	–10,820
GROSS PROFIT	6,179	35	6,214	6,101	27	6,128
Research and development costs, marketing, selling and administration expenses	–4,330	157	–4,173	–4,228	99	–4,129
Other operating income and expenses	168	—	168	189	—	189
Share of profit or loss from associates and joint ventures (at equity)	12	—	12	13	—	13
EBIT FROM CONTINUING OPERATIONS	2,029	192	2,221	2,075	126	2,201
Financial result	–397	—	–397	–324	—	–324
Income tax expense	–396	–53	–449	–424	–31	–455
PROFIT FOR THE YEAR FROM CONTINUING OPERATIONS	1,236	139	1,375	1,327	95	1,422
PROFIT FOR THE YEAR FROM DISCONTINUED OPERATIONS	16		16	–52		–52
PROFIT FOR THE YEAR	1,252	139	1,391	1,275	95	1,370
attributable to Linde AG shareholders	1,149	133	1,282	1,154	94	1,248
attributable to non-controlling interests	103	6	109	121	1	122
Amortisation of intangible assets/depreciation of tangible assets	–1,866	—	–1,866	–1,897	—	–1,897
OPERATING PROFIT FROM CONTINUING OPERATIONS	3,895	192	4,087	3,972	126	4,098
Equity including non-controlling interests	15,449	139	15,588	15,480	95	15,575
Plus: financial debt	9,483	—	9,483	8,528	—	8,528
Plus: liabilities from finance leases	78	—	78	74	—	74
Less: receivables from finance leases	269	—	269	214	—	214
Less: cash, cash equivalents and securities	1,838	—	1,838	1,595	—	1,595
Plus: net pension obligations	950	—	950	1,467	—	1,467
CAPITAL EMPLOYED	23,853	139	23,992	23,740	95	23,835
CAPITAL EMPLOYED FROM DISCONTINUED OPERATIONS	559	—	559	416	—	416
CAPITAL EMPLOYED FROM CONTINUING OPERATIONS	23,294	139	23,433	23,324	95	23,419
EARNINGS PER SHARE FROM CONTINUING OPERATIONS IN EUR – UNDILUTED	6.10	0.72	6.82	6.50	0.50	7.00
EARNINGS PER SHARE FROM CONTINUING OPERATIONS IN EUR – DILUTED	6.09	0.71	6.80	6.48	0.51	6.99
RETURN ON CAPITAL EMPLOYED (ROCE) IN % – CONTINUING OPERATIONS	8.7		9.5	8.9		9.4

F.3-190

[39] List of shareholdings of The Linde Group and Linde AG at 31 December 2016 in accordance with the provisions of § 313 (2) No. 4 of the German Commercial Code (HGB)

The results of companies acquired in 2016 are included as of the date of acquisition. The information about the equity and the net income or net loss of the companies is as at 31 December 2016 and complies with International Financial Reporting Standards, unless specifically disclosed below.

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
AFROX – África Oxigénio, Limitada	Luanda	AGO	100		2.0	0.3
LINDE GAS MIDDLE EAST LLC	Abu Dhabi	ARE	49	49	6.7	–3.1	f
LINDE HEALTHCARE MIDDLE EAST LLC	Abu Dhabi	ARE	49	49	–7.4	–2.0	f
LINDE HELIUM M E FZCO	Jebel Ali	ARE	100		4.8	—
Linde Electronics GmbH	Stadl-Paura	AUT	100		11.1	1.3
Linde Gas GmbH	Stadl-Paura	AUT	100		274.9	21.1
PROVISIS Gase & Service GmbH	Bad Wimsbach- Neydharting	AUT	100		1.2	0.4
Linde Gas Belgium NV	Grimbergen	BEL	100		3.0	2.0
Linde Homecare Belgium SPRL	Sclayn	BEL	100	100	5.7	1.2
Linde Gas Bulgaria EOOD	Stara Zagora	BGR	100		7.9	–0.4
Linde Gas BH d.o.o.	Zenica	BIH	85	85	2.6	–0.5
“Linde Gaz Bel” FLLC	Telmy	BLR	100	99	0.7	–0.1
AFROX GAS & ENGINEERING SUPPLIES (BOTSWANA) (PTY) LIMITED	Gaborone	BWA	100		—	—
BOTSWANA OXYGEN COMPANY (PTY) LIMITED	Gaborone	BWA	100		2.3	3.2
BOTSWANA STEEL ENGINEERING (PTY) LIMITED	Gaborone	BWA	100		—	—
HANDIGAS (BOTSWANA) (PTY) LIMITED	Gaborone	BWA	100		—	—
HEAT GAS (PTY) LIMITED	Gaborone	BWA	100		—	—
KIDDO INVESTMENTS (PTY) LIMITED	Gaborone	BWA	100		–0.2	0.1
PanGas AG	Dagmersellen	CHE	100		107.8	36.1
RDC GASES & WELDING (DRL) LIMITED	Lubumbashi	COD	100		–1.2	–0.6
LINDE HADJIKYRIAKOS GAS LIMITED	Nicosia	CYP	51	51	9.8	1.4
Linde Gas a.s.	Prague	CZE	100		184.7	61.9
Linde Sokolovská s.r.o.	Prague	CZE	100		29.9	8.4
Bomin Linde LNG Beteiligungs-GmbH	Hamburg	DEU	100	100	—	—
Bomin Linde LNG GmbH & Co. KG	Hamburg	DEU	100	100	4.6	0.8
Gas & More GmbH	Pullach	DEU	100		0.1	—	a
Hydromotive GmbH & Co. KG	Leuna	DEU	100	100	2.9	0.3
Hydromotive Verwaltungs-GmbH	Leuna	DEU	100	100	0.1	—
Linde Electronics GmbH & Co. KG	Pullach	DEU	100	100	24.7	–0.2
Linde Electronics Verwaltungs GmbH	Pullach	DEU	100	100	11.6	2.4
Linde Gas Produktionsgesellschaft mbH & Co. KG	Pullach	DEU	100	100	332.3	–8.6
Linde Gas Therapeutics GmbH	Oberschleißheim	DEU	100		45.4	—	a

F.3-191

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Linde Gas Verwaltungs GmbH	Pullach	DEU	100	100	—	—
Linde Remeo Deutschland GmbH	Blankenfelde- Mahlow	DEU	100		4.0	—	a
Linde Schweißtechnik GmbH	Pullach	DEU	100		1.2	—	a
Linde Welding GmbH	Pullach	DEU	100		0.5	—	a
MTA GmbH Medizin-Technischer- Anlagenbau	Mainhausen	DEU	100		0.1	—	a
Tega-Technische Gase und Gasetechnik Gesellschaft mit beschränkter Haftung	Würzburg	DEU	100	6	1.7	—	a
Unterbichler Gase GmbH	Munich	DEU	100		0.9	—	a
AGA A/S	Copenhagen	DNK	100		16.2	2.6
GI/LINDE ALGERIE SPA	Algiers	DZA	100	40	10.3	1.7
Linde Gas Algerie S.p.A.	Algiers	DZA	66	66	96.5	15.0
Abelló Linde, S.A.	Barcelona	ESP	100	100	132.8	2.2
LINDE ELECTRONICS, S.L.	Barcelona	ESP	100		–3.7	—
Linde Médica, S.L.	Barcelona	ESP	100		131.3	14.3
LINDE MEDICINAL, S.L.	Barcelona	ESP	100		263.8	3.2
AS Eesti AGA	Tallinn	EST	100		31.9	2.8
Kiinteistö Oy Karakaasu	Espoo	FIN	100		–2.1	—	c
Kiinteistö Oy Karaportti	Espoo	FIN	100		–3.4	—	c
Oy AGA Ab	Espoo	FIN	100		747.8	32.6	c
TK-Teollisuuskaasut Oy	Espoo	FIN	100		–0.4	—	c
LINDE ELECTRONICS SAS	Saint-Priest	FRA	100		2.8	0.1
Linde France S.A.	Saint-Priest	FRA	100		149.4	21.5
LINDE HOMECARE FRANCE SAS	Saint-Priest	FRA	100		27.7	–2.1
ALLWELD INDUSTRIAL AND WELDING SUPPLIES LIMITED	Guildford	GBR	100		–0.3	—	c, d
BOC HEALTHCARE LIMITED	Guildford	GBR	100		0.7	0.1
BOC TRUSTEES LIMITED	Guildford	GBR	100		—	—	c, d
EXPRESS INDUSTRIAL & WELDING SUPPLIES LIMITED	Guildford	GBR	100		1.4	0.2	c, d
FLUOROGAS LIMITED	Guildford	GBR	100		0.1	—
FUTURE INDUSTRIAL AND WELDING SUPPLIES LTD.	Guildford	GBR	100		0.9	0.3	c, d
GAFFNEY INDUSTRIAL & WELDING SUPPLIES LTD	Guildford	GBR	80		1.8	0.2	c, d
GAS & GEAR LIMITED	Guildford	GBR	100		—	—	c
GAS INSTRUMENT SERVICES LIMITED	Guildford	GBR	100		—	—	c, d
INDUSTRIAL & WELDING SUPPLIES (NORTH WEST) LIMITED	Guildford	GBR	100		–1.5	0.2	c, d
INDUSTRIAL AND WELDING MANAGEMENT LIMITED	Guildford	GBR	100		0.1	—	c, d
INDUSTRIAL SUPPLIES & SERVICES LIMITED	Guildford	GBR	100		11.1	0.4	c, d
IWS (INDUSTRIAL & WELDING SUPPLIES) LIMITED	Guildford	GBR	100		–0.6	—	c, d
LEEN GATE INDUSTRIAL & WELDING	Guildford	GBR	100		1.0	0.2	c, d

F.3-192

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
SUPPLIES (SCOTLAND) LIMITED
LEENGATE HIRE & SERVICES LIMITED	Guildford	GBR	100		—	—	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES (LINCOLN) LIMITED	Guildford	GBR	100		0.3	—	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES (NORTH EAST) LIMITED	Guildford	GBR	100		1.0	0.1	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES (NOTTINGHAM) LIMITED	Guildford	GBR	100		–0.6	–0.3	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES LIMITED	Guildford	GBR	100		0.5	0.1	c, d
LEENGATE WELDING LIMITED	Guildford	GBR	100		—	—	c, d
LINDE GAS HOLDINGS LIMITED	Guildford	GBR	100	100	—	4.7	c, d
LINDE HELIUM HOLDINGS LIMITED	Guildford	GBR	100		—	4.7	c, d
PENNINE INDUSTRIAL & WELDING SUPPLIES LIMITED	Guildford	GBR	100		—	–0.1	c, d
REMEO HEALTHCARE LIMITED	Guildford	GBR	100		–0.1	0.2
ROCK INDUSTRIAL & WELDING SUPPLIES LIMITED	Guildford	GBR	88		2.2	0.6	c, d
RYVAL GAS LIMITED	Nottingham	GBR	100		—	—	c, d
W & G SUPPLIES LIMITED	Guildford	GBR	100		0.2	—	c, d
WELDER EQUIPMENT SERVICES LIMITED	Guildford	GBR	99		5.2	0.1	c, d
WESSEX INDUSTRIAL & WELDING SUPPLIES LIMITED	Guildford	GBR	100		–0.3	—	c, d
Linde Hellas Monoprosopi E.P.E.	Mandra	GRC	100	100	35.8	–1.9
LINDE PLIN d.o.o.	Karlovac	HRV	100	100	3.7	0.2
Linde Gáz Magyarország Zrt.	Répcelak	HUN	100		119.0	32.4
BOC (TRADING) LIMITED	Dublin	IRL	100		—	—	c
BOC GASES IRELAND HOLDINGS LIMITED	Dublin	IRL	100		7.1	20.0
BOC Gases Ireland Limited	Dublin	IRL	100		51.6	21.2	c
COOPER CRYOSERVICE LIMITED	Dublin	IRL	100		1.7	—
ISAGA ehf.	Reykjavík	ISL	100		20.8	4.3
Linde Gas Italia S.r.l.	Arluno	ITA	100		139.0	2.4
LINDE MEDICALE Srl	Arluno	ITA	100		30.7	3.8
TOO Linde Gaz Kazakhstan	Almaty	KAZ	100	100	0.7	–0.1
BOC Kenya Limited	Nairobi	KEN	65		13.7	1.4
AFROX (LESOTHO) (PTY) LTD	Maseru	LSO	100		1.3	0.4
LESOTHO OXYGEN COMPANY (PTY) LIMITED	Maseru	LSO	100		—	—
AGA UAB	Vilnius	LTU	100		5.5	0.2
AGA SIA	Riga	LVA	100		23.2	2.0
LINDE GAS BITOLA DOOEL Skopje	Skopje	MKD	100		0.5	—
Afrox Moçambique, Limitada	Maputo	MOZ	100		0.8	0.1
BOC GASES MOZAMBIQUE LIMITED	Maputo	MOZ	100		—	—
Linde Gases Moçambique, Limitada	Maputo	MOZ	100		—	—
AFROX INTERNATIONAL LIMITED	Port Louis	MUS	100		—	—

F.3-193

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Afrox Malawi Limited	Blantyre	MWI	79		2.2	0.8
IGL (PTY) LIMITED	Windhoek	NAM	100		6.1	2.7
IGL PROPERTIES (PTY) LIMITED	Windhoek	NAM	100		0.2	0.1
NAMOX Namibia (PTY) LIMITED	Windhoek	NAM	100		0.1	—
REPTILE INVESTMENT NINE (PTY) LIMITED	Windhoek	NAM	100		—	0.1
REPTILE INVESTMENT TEN (PTY) LIMITED	Windhoek	NAM	100		–0.1	—
BOC Gases Nigeria Plc	Lagos	NGA	60		6.6	0.3
B.V. Nederlandse Pijpleidingmaatschappij	Rotterdam	NLD	100		6.5	–1.8
Linde Electronics B.V.	Schiedam	NLD	100		7.6	2.6
Linde Gas Benelux B.V.	Schiedam	NLD	100		137.7	35.0
Linde Gas Cryoservices B.V.	Hedel	NLD	100		1.7	1.4
Linde Gas Therapeutics Benelux B.V.	Eindhoven	NLD	100		34.4	2.9
Linde Homecare Benelux B.V.	Nuland	NLD	100		3.0	–2.2
Naamloze Vennootschap Linde Gas Benelux	Schiedam	NLD	100		286.8	31.7
OCAP CO2 B.V.	Schiedam	NLD	100		8.7	7.3
AGA AS	Oslo	NOR	100		51.8	31.8
Eurogaz-Gdynia Sp. z o.o.	Gdynia	POL	99		4.7	0.5
LINDE GAZ POLSKA Spółka z o.o.	Krakow	POL	100	100	118.8	11.5
LINDE GLOBAL SERVICES PORTUGAL, UNIPESSOAL LDA	Maia	PRT	100		0.5	—
LINDE PORTUGAL, LDA	Lisbon	PRT	100		86.6	2.1
LINDE SAÚDE, LDA	Maia	PRT	100		27.8	1.1
LINDE GAZ ROMANIA S.R.L.	Timişoara	ROU	100		184.5	24.2
AO “Linde Gas Rus”	Balashikha	RUS	100	100	48.6	–0.9
OAO “Linde Uraltechgaz”	Yekaterinburg	RUS	74	74	10.6	1.4
Linde Jubail Industrial Gases Factory LLC	Al-Khobar	SAU	100	84	153.1	24.3
Saudi Industrial Gas Company	Al-Khobar	SAU	51		68.2	–4.4
LINDE GAS SRBIJA Industrija gasova a.d. Bečej	Bečej	SRB	87	87	7.6	1.2
Aries 94 s.r.o.	Bratislava	SVK	100		2.3	0.5
Linde Gas k.s.	Bratislava	SVK	100		21.1	5.2
LINDE PLIN d.o.o.	Celje	SVN	100	100	10.3	1.1
AB Held	Lidingö	SWE	100		—	—
AGA Fastighet Göteborg AB	Lidingö	SWE	100		—	—
AGA Gas Aktiebolag	Lidingö	SWE	100		—	—
AGA Industrial Gas Engineering Aktiebolag	Lidingö	SWE	100		—	—
AGA International Investment Aktiebolag	Lidingö	SWE	100		—	—
AGA Medical Aktiebolag	Lidingö	SWE	100		—	—
Agatronic AB	Lidingö	SWE	100		0.1	—
CRYO Aktiebolag	Gothenburg	SWE	100		—	—
Flaskgascentralen i Malmö Aktiebolag	Svedala	SWE	100		—	—
Linde Healthcare AB	Lidingö	SWE	100		18.7	2.2
NORLIC AB	Lidingö	SWE	90		16.4	1.1

F.3-194

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Svenska Aktiebolaget Gasaccumulator	Lidingö	SWE	100		0.1	—
Svets Gas Aktiebolag	Lidingö	SWE	100		—	—
HANDIGAS SWAZILAND (PTY) LIMITED	Mbabane	SWZ	100		—	—
SWAZI OXYGEN (PTY) LIMITED	Mbabane	SWZ	100		1.6	1.2
Linde Gas Tunisie S.A.	Ben Arous	TUN	60	60	5.0	–0.3
İsdemir Linde Gaz Ortaklığı A.Ş.	Dörtyol	TUR	50		—	—	f, i
Linde Gaz Anonim Şirketi	Istanbul	TUR	100	100	43.8	–4.3
BOC Tanzania Limited	Dar es Salaam	TZA	100		0.5	–0.1
BOC Uganda Limited	Kampala	UGA	100		0.9	—
PJSC “Linde Gaz Ukraina”	Dnipropetrovsk	UKR	100	96	–12.7	–5.6
African Oxygen Limited	Johannesburg	ZAF	56		248.0	24.6
AFROX (PROPRIETARY) LIMITED	Johannesburg	ZAF	100		—	—
AFROX AFRICAN INVESTMENTS (PTY) LIMITED	Johannesburg	ZAF	100		–13.4	1.9
AFROX EDUCATIONAL SERVICES (PROPRIETARY) LTD	Johannesburg	ZAF	100		—	—
AFROX PROPERTIES (PTY) LIMITED	Johannesburg	ZAF	100		2.7	0.9
AMALGAMATED GAS AND WELDING (PTY) LIMITED	Johannesburg	ZAF	100		—	—
AMALGAMATED WELDING AND CUTTING HOLDINGS (PROPRIETARY) LIMITED	Johannesburg	ZAF	100		—	—
AWCE (PROPRIETARY) LIMITED	Johannesburg	ZAF	100		—	—
HUMAN PERFORMANCE SYSTEMS (PTY) LIMITED	Johannesburg	ZAF	100		—	—
INDUSTRIAL RESEARCH AND DEVELOPMENT (PTY) LIMITED	Johannesburg	ZAF	100		–0.2	—
ISAS TRUST	Johannesburg	ZAF	100		15.9	11.1
NASIONALE SWEISWARE (PTY) LTD	Johannesburg	ZAF	100		—	—
NICOWELD (PTY) LIMITED	Sandton	ZAF	100		—	—
PPE-ISIZO (PTY) LIMITED	Johannesburg	ZAF	100		—	—
SAFETY GAS (PROPRIETARY) LIMITED	Johannesburg	ZAF	100		—	—
AFROX ZAMBIA LIMITED	Ndola	ZMB	70		6.6	0.8
BOC Zimbabwe (Private) Limited	Harare	ZWE	100		29.7	3.1
Asia/Pacific
AUSCOM HOLDINGS PTY LIMITED	North Ryde	AUS	100		0.9	—
BOC CUSTOMER ENGINEERING PTY LTD	North Ryde	AUS	100		8.6	—
BOC GASES FINANCE LIMITED	North Ryde	AUS	100		18.0	67.2
BOC GROUP PTY LIMITED	North Ryde	AUS	100		–3.0	—
BOC Limited	North Ryde	AUS	100		305.4	90.7
BOGGY CREEK PTY LIMITED	North Ryde	AUS	100		5.0	0.5
ELGAS AUTOGAS PTY LIMITED	North Ryde	AUS	100		–11.3	—
ELGAS LIMITED	North Ryde	AUS	100		223.4	70.0
ELGAS RETICULATION PTY LIMITED	North Ryde	AUS	100		5.1	0.6
FLEXIHIRE PTY. LTD.	North Ryde	AUS	100		19.2	1.0
PACIFIC ENGINEERING SUPPLIES PTY	North Ryde	AUS	100		–1.4	—

F.3-195

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
LIMITED
SOUTH PACIFIC WELDING GROUP PTY LIMITED	North Ryde	AUS	100		20.5	0.3
TIAMONT PTY LIMITED	North Ryde	AUS	100		5.7	0.6
UNIGAS JOINT VENTURE PARTNERSHIP	Mulgrave	AUS	100		22.7	1.1
UNIGAS TRANSPORT FUELS PTY LTD	North Ryde	AUS	100		0.2	—
Linde Bangladesh Limited	Dhaka	BGD	60		38.3	10.4
Anhui JuLan Industrial Gases Co., Ltd.	Lu'an	CHN	100		1.2	–0.5
ASIA UNION (SHANGHAI) ELECTRONIC CHEMICAL COMPANY LIMITED	Shanghai	CHN	100		—	—
AUECC Shanghai	Shanghai	CHN	100		2.3	–0.3
AUECC Shanghai Co. Ltd.	Shanghai	CHN	100		14.4	–1.5
BOC (China) Holdings Co., Ltd.	Shanghai	CHN	100		191.5	19.9
BOC Gases (Nanjing) Company Limited	Nanjing	CHN	100		7.1	0.1
BOC Gases (Suzhou) Co., Ltd.	Suzhou	CHN	100		53.5	0.6
BOC Gases (Tianjin) Company Limited	Tianjin	CHN	100		7.3	–3.9
BOCLH Industrial Gases (Chengdu) Co., Ltd	Chengdu	CHN	100		16.5	0.4
BOCLH Industrial Gases (DaLian) Co., Ltd.	Dalian	CHN	100		22.7	9.4
BOCLH Industrial Gases (Shanghai) Co., Ltd.	Shanghai	CHN	100		11.9	–0.7
BOCLH Industrial Gases (Songjiang) Co., Ltd.	Shanghai	CHN	100		4.9	4.2
BOCLH Industrial Gases (Suzhou) Co., Ltd.	Suzhou	CHN	100		36.1	3.1
BOCLH Industrial Gases (Waigaoqiao) Co., Ltd.	Shanghai	CHN	100		1.5	0.8
BOCLH Industrial Gases (Xiamen) Co., Ltd.	Xiamen	CHN	100		6.9	–1.2
BOC-TISCO GASES CO., Ltd	Taiyuan	CHN	50		135.8	29.0	f, i
Dalian Xizhong Island Linde Industrial Gases Co., Ltd.	Dalian	CHN	70		0.1	—
Fuzhou Linde Lienhwa Gases Co., Ltd	Fuqing	CHN	100		10.4	–0.4
Guangkong Industrial Gases Company Limited	Guangzhou	CHN	50		36.9	–2.5	f, i
Guangzhou GISE Gases Co., Ltd.	Guangzhou	CHN	50		36.3	5.1	f, i
Guangzhou Pearl River Industrial Gases Company Limited	Guangzhou	CHN	50		6.9	–0.2	f, i
Jianyang Linde Medical Gases Company Limited	Jianyang	CHN	100		1.5	0.1
Linde (Quanzhou) Carbon Dioxide Co. Ltd.	Quanzhou	CHN	100		1.2	–0.3
Linde Carbonic (Wuhu) Company Ltd.	Wuhu	CHN	60		3.1	–0.7	i
Linde Carbonic Company Ltd., Shanghai	Shanghai	CHN	60	46	10.0	–1.0	i
Linde Dahua (Dalian) Gases Co., Ltd	Dalian	CHN	50		32.4	–0.2	f, i
Linde Electronics & Specialty Gases (Suzhou) Co Ltd.	Suzhou	CHN	100	100	3.6	–1.4
Linde Gas Ningbo Ltd.	Ningbo	CHN	100		120.1	2.3
Linde Gas Shenzhen Ltd.	Shenzhen	CHN	100		4.6	–0.5
Linde Gas Southeast (Xiamen) Ltd.	Xiamen	CHN	100		3.5	0.5
Linde Gas Xiamen Ltd.	Xiamen	CHN	100	100	37.1	–0.6

F.3-196

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Linde Gas Zhenhai Ltd.	Ningbo	CHN	100		5.5	1.4
Linde Gases (Changzhou) Company Limited	Changzhou	CHN	100		11.1	–2.4
Linde Gases (Chengdu) Co., Ltd.	Chengdu	CHN	100		12.2	0.7
Linde Gases (Fushun) Co., Ltd.	Fushun	CHN	100		1.6	–0.2
Linde Gases (Hefei) Co., Ltd.	Hefei	CHN	100		7.0	–0.7
Linde Gases (Huizhou) Co., Ltd.	Huizhou	CHN	100		1.1	—
Linde Gases (Langfang) Co., Ltd.	Langfang	CHN	100		12.5	0.7
Linde Gases (Meishan) Co., Ltd.	Meishan	CHN	100		–0.5	–12.0
Linde Gases (Nanjing) Company Limited	Nanjing	CHN	100		–4.7	–1.7
Linde Gases (Shanghai) Co., Ltd.	Shanghai	CHN	100		18.9	1.1
Linde Gases (Suzhou) Company Limited	Suzhou	CHN	100		10.1	0.3
Linde Gases (Xuzhou) Company Limited	Xuzhou	CHN	100		24.1	0.7
Linde Gases (Yantai) Co., Ltd.	Yantai	CHN	90		40.5	–5.2
Linde Gases (Zhangzhou) Co., Ltd.	Zhangzhou	CHN	100		17.8	1.9
Linde Gases Daxie Company Limited	Ningbo	CHN	100		13.9	2.0
Linde GISE Gas (Shenzhen) Co., Ltd	Shenzhen	CHN	50		12.4	1.1	f, i
Linde Huachang (Zhangjiagang) Gas Co. Ltd.	Zhangjiagang	CHN	75		5.7	0.9	i
Linde Lienhwa Gases (BeiJing) Co., Ltd.	Beijing	CHN	100		16.0	1.1
Linde Lienhwa Gases (Wuhan) Co., Ltd	Wuhan	CHN	100		0.7	–1.7
Linde Nanjing Chemical Industrial Park Gases Co., Ltd.	Nanjing	CHN	100		7.7	–0.3
Linde Qiangsheng Gases (Nanjing) Co., Ltd.	Nanjing	CHN	100		0.1	–0.3
Ma'anshan BOC-Ma Steel Gases Company Limited	Ma'anshan	CHN	50		94.9	21.4	f, i
Shanghai BOC Huayang Carbon Dioxide Co., Ltd.	Shanghai	CHN	80		–0.1	–0.2
Shanghai BOC Industrial Gases Company Limited	Shanghai	CHN	100		0.9	–2.5
Shanghai HuaLin Industrial Gases Co. Ltd.	Shanghai	CHN	50		94.7	25.3	f, i
Shanghai Linhua Gas Transportation Co., Ltd.	Shanghai	CHN	100		0.7	—
Shenzhen Feiying Industrial Gases Company Limited	Shenzhen	CHN	90		1.0	–0.3
Shenzhen South China Industrial Gases Co. Ltd.	Shenzhen	CHN	50		2.5	–1.2	f, i
ZHENJIANG XINHUA INDUSTRIAL GASES CO., LTD.	Zhenjiang	CHN	100		0.1	–0.1
HKO DEVELOPMENT COMPANY LIMITED	Kowloon	HKG	100		–0.1	—
LIEN HWA INDUSTRIAL GASES (HK) LIMITED	Wan Chai	HKG	100		–1.3	—	c
Linde Gas (H.K.) Limited	Hong Kong	HKG	100	100	418.7	–30.0
Linde GISE Gases (Hong Kong) Company Limited	Hong Kong	HKG	50		—	—	f, i
Linde HKO Limited	Hong Kong	HKG	100		105.0	18.7
NEW SINO GASES COMPANY LIMITED	Tai Po	HKG	100		1.3	1.0
P.T. Gresik Gases Indonesia	Jakarta	IDN	93		11.3	–1.1

F.3-197

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
P.T. Gresik Power Indonesia	Jakarta	IDN	92		0.6	–5.4
P.T. Townsville Welding Supplies	Jakarta	IDN	100		—	—
PT. LINDE INDONESIA	Jakarta	IDN	100		29.6	–3.9
BELLARY OXYGEN COMPANY PRIVATE LIMITED	Bellary	IND	50		16.0	1.9	f, i
LINDE INDIA LIMITED	Kolkata	IND	75		186.0	–0.3
Linde Korea Co., Ltd.	Pohang	KOR	100		341.5	31.6
PS Chem Co., Ltd.	South Gyeongsang Province	KOR	100		7.1	0.9
PSG Co., Ltd.	Busan	KOR	51		34.5	4.4	i
Sam Kwang Gas Tech Co., Ltd.	Seoul	KOR	100		5.3	1.4
Ceylon Oxygen Ltd.	Colombo	LKA	100	100	20.3	1.1
DAYAMOX SDN BHD	Petaling Jaya	MYS	100		—	—
Linde EOX Sdn. Bhd.	Petaling Jaya	MYS	100		20.4	–1.5
Linde Gas Products Malaysia Sdn. Bhd.	Petaling Jaya	MYS	100	100	23.2	1.1
LINDE INDUSTRIAL GASES (MALAYSIA) SDN. BHD.	Petaling Jaya	MYS	80	80	7.8	—
LINDE MALAYSIA HOLDINGS BERHAD	Petaling Jaya	MYS	100		86.4	29.2
LINDE MALAYSIA SDN. BHD.	Petaling Jaya	MYS	100		137.5	25.8
LINDE ROC SDN. BHD.	Petaling Jaya	MYS	100		0.6	0.2
LINDE WELDING PRODUCTS SDN. BHD.	Petaling Jaya	MYS	100		0.6	—
BOC LIMITED	Auckland	NZL	100		54.3	25.6
BOC NEW ZEALAND HOLDINGS LIMITED	Auckland	NZL	100		35.9	22.0
ELGAS LIMITED	Auckland	NZL	100		22.4	3.8
SOUTH PACIFIC WELDING GROUP (NZ) LIMITED	Auckland	NZL	100		0.1	—
Linde Pakistan Limited	Karachi	PAK	60		16.5	1.9
BATAAN INDUSTRIAL GASES INC	Pasig	PHL	100		0.7	–0.1
BOC (PHILS.) HOLDINGS, INC.	Pasig	PHL	100		20.3	—
CHATSWOOD INC	Makati	PHL	62		—	—	c, e
CIGC CORPORATION	Pasig	PHL	100		1.4	–0.2
CRYO INDUSTRIAL GASES, INC	Pasig	PHL	100		0.5	—
DAVAO OXYGEN CORPORATION	Mandaue	PHL	100		—	—
GRANDPLAINS PROPERTIES, INC	Pasig	PHL	40		2.5	0.1	f, i
LINDE PHILIPPINES (SOUTH), INC.	Mandaue	PHL	100		26.9	3.2
LINDE PHILIPPINES, INC.	Pasig	PHL	100		28.5	0.1
ROYAL SOUTHMEADOWS, INC	Mandaue	PHL	40		1.0	0.1	f, i
BOC Papua New Guinea Limited	Lae	PNG	74		27.5	1.3
Linde Gas Asia Pte Ltd	Singapore	SGP	100		–3.6	–13.4
Linde Gas Singapore Pte. Ltd.	Singapore	SGP	100	100	34.2	6.4
LINDE TREASURY ASIA PACIFIC PTE.LTD.	Singapore	SGP	100		0.5	0.1
BOC GASES SOLOMON ISLANDS LIMITED	Honiara	SLB	100		3.9	0.2
KTPV (THAILAND) LIMITED	Chachoengsao	THA	100		13.0	—
Linde (Thailand) Public Company Limited	Samut Prakan	THA	100		256.0	28.1

F.3-198

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Linde Air Chemicals Limited	Samut Prakan	THA	99		39.7	9.1
Linde HyCO Limited	Samut Prakan	THA	100		22.9	0.3
MIG Production Company Limited	Samut Prakan	THA	54		69.4	10.2
RAYONG ACETYLENE LIMITED	Samut Prakan	THA	87		2.9	—
SKTY (Thailand) Limited	Chachoengsao	THA	100		–114.0	–1.0
T.I.G. TRADING LIMITED	Samut Prakan	THA	100		5.2	0.1
ASIA UNION ELECTRONIC CHEMICAL CORPORATION	Taipei	TWN	100		48.0	2.4
CONFEDERATE TECHNOLOGY COMPANY LIMITED	Taichung	TWN	89		10.6	1.7	c
FAR EASTERN INDUSTRIAL GASES COMPANY LIMITED	Kaohsiung	TWN	55		9.8	1.2	c
LIEN CHIA INDUSTRIAL GASES COMPANY LIMITED	Chiayi	TWN	100		0.1	—	c
LIEN CHUAN INDUSTRIAL GASES COMPANY LIMITED	Zhongli	TWN	100		0.2	0.1	c
LIEN FUNG PRECISION TECHNOLOGY DEVELOPMENT CO., LTD	Taichung	TWN	100		4.0	0.4	c
LIEN HWA COMMONWEALTH CORPORATION	Taipei	TWN	100		2.5	1.3	c
LIEN HWA LOX CRYOGENIC EQUIPMENT CORPORATION	Taipei	TWN	89		3.0	0.5	c
LIEN JIAN LPG COMPANY LIMITED	Su'ao	TWN	60		0.3	—	c
LIEN SHENG INDUSTRIAL GASES COMPANY LIMITED	Hsinchu	TWN	100		0.2	0.1	c
LIEN TONG GASES COMPANY LIMITED	Kaohsiung	TWN	55		0.1	—	c
LIEN YANG INDUSTRIAL GASES COMPANY LIMITED	Yilan	TWN	100		0.7	0.3	c
LIEN YI LPG COMPANY LIMITED	Taoyuan	TWN	60		2.1	0.1	c
LIENHWA UNITED LPG COMPANY LIMITED	Taipei	TWN	56		9.3	0.5	c
LINDE LIENHWA INDUSTRIAL GASES CO. LTD.	Taipei	TWN	50		306.2	68.0	c, f, i
LUCK STREAM Co., Ltd.	Kaohsiung	TWN	100	100	2.0	–0.2
UNITED INDUSTRIAL GASES COMPANY LIMITED	Hsinchu	TWN	55		152.0	41.6	c
YUAN RONG INDUSTRIAL GASES COMPANY LIMITED	Taipei	TWN	60		12.6	1.3	c
AUECC (BVI) HOLDINGS LIMITED	Tortola	VGB	100		26.4	–0.3	d
BOC LIENHWA (BVI) HOLDING Co., Ltd.	Tortola	VGB	100		133.4	–0.2
KEY PROOF INVESTMENTS LIMITED	Tortola	VGB	100		1.6	—
PURE QUALITY TECHNOLOGY LIMITED	Tortola	VGB	100		—	—	c
SHINE SKY INTERNATIONAL COMPANY LIMITED	Tortola	VGB	100		26.4	–0.3	d
SKY WALKER GROUP LIMITED	Tortola	VGB	100		2.0	—	c
Linde Gas Vietnam Limited	Bà Ria	VNM	100	100	3.6	0.3
Linde Vietnam Limited Company	Bà Ria	VNM	100		31.2	–0.1
Americas
BOC GASES ARUBA N.V.	Santa Cruz	ABW	100		3.6	0.1

F.3-199

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Grupo Linde Gas Argentina S.A.	Buenos Aires	ARG	100	70	29.3	4.3
Linde Salud S.A.	Buenos Aires	ARG	100	90	1.5	0.4
The Hydrogen Company of Paraguana Ltd.	Hamilton	BMU	100		35.8	5.7
Linde Gases Ltda.	Barueri	BRA	100		164.2	–8.1
LINDE-BOC GASES LIMITADA	Barueri	BRA	100		12.2	1.4
Cen-Alta Welding Supplies Ltd.	Calgary	CAN	100		—	—
BOC de Chile S.A.	Providencia	CHL	100		7.3	–0.3
Linde Gas Chile S.A.	Santiago	CHL	100		134.9	1.1
Spectra Gases (Shanghai) Trading Co., LTD.	Shanghai	CHN	100		4.3	2.1
Linde Colombia S.A.	Bogotá	COL	100		81.8	–0.3
REMEO Medical Services S.A.S.	Bogotá	COL	100		0.2	0.1
Linde Gas Curaçao N.V.	Willemstad	CUW	100		3.5	0.4
LINDE GAS DOMINICANA, S.R.L.	Santo Domingo	DOM	100		8.0	2.4
Agua y Gas de Sillunchi S.A.	Quito	ECU	100		1.1	0.1
Linde Ecuador S.A.	Quito	ECU	100		71.1	–4.9
Spectra Gases Limited	Guildford	GBR	100		1.0	—
BOC GASES DE MEXICO, S.A. DE C.V.	Mexico City	MEX	100		—	—
Compañía de Nitrógeno de Cantarell, S.A. de C.V.	Santa Fe	MEX	100		–45.4	94.8
Compania de Operaciones de Nitrogeno, S.A. de C.V.	Santa Fe	MEX	100		5.8	2.5	c
SERVICIOS DE OPERACIONES DE NITROGENO, S.A. DE C.V.	Santa Fe	MEX	100		1.3	—	c
Linde Gas Perú S.A.	Callao	PER	100		12.4	–0.4
Linde Gas Puerto Rico, Inc.	Cataño	PRI	100		–2.0	–2.0
AGA S.A.	Montevideo	URY	100		13.1	0.5
East Coast Oxygen Company	Bethlehem	USA	50		7.9	–1.4	f, i
Holox Inc.	Norcross	USA	100		—	—
LAG Methanol LLC	Wilmington	USA	100		—	—
Lincare (Consolidated financial statements) including:					959.6	178.3
1536502 Ontario Inc.	Hamilton	USA	100				h
AHP Alliance of Columbia	Columbia	USA	100				h
AHP Delmarva, LLP	Brentwood	USA	50				h
AHP Home Care Alliance of Gainesville	Gainesville	USA	100				h
AHP Home Care Alliance of Tennessee	Brentwood	USA	100				h
AHP Home Care Alliance of Virginia	Richmond	USA	100				h
AHP Home Medical Equipment Partnership of Texas	Dallas	USA	100				h
AHP Knoxville Partnership	Knoxville	USA	100				h
AHP-MHR Home Care, LLP	Omaha	USA	50				h
ALPHA RESPIRATORY INC.	Wilmington	USA	100				h
American HomePatient Arkansas Ventures, Inc.	Dover	USA	100				h
American HomePatient Consumer, Inc.	Wilmington	USA	100				h

F.3-200

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
American HomePatient Delaware Ventures, Inc.	Wilmington	USA	100				h
American HomePatient of Kingstree, LLC	Kingstree	USA	100				h
American HomePatient of New York, Inc.	Brentwood	USA	100				h
American HomePatient of Sanford, LLC	Sanford	USA	50				h
American HomePatient of Texas, LLC	Brentwood	USA	100				h
American HomePatient of Unifour, LLC	Hickory	USA	50				h
American HomePatient Tennessee Ventures, Inc.	Dover	USA	100				h
American HomePatient Ventures, Inc.	Brentwood	USA	100				h
AMERICAN HOMEPATIENT, INC.	Wilmington	USA	100				h
American HomePatient, Inc.	Brentwood	USA	100				h
American HomePatient, Inc. (f/k/a AHP NV Corp.)	Carson City	USA	100				h
Baptist Ventures – AHP Homecare Alliance of Montgomery	Brentwood	USA	50				h
Blue Ridge Home Care	Brentwood	USA	50				h
CARING RESPONDERS LLC	Wilmington	USA	100				h
Catholic Health Home Respiratory, LLC	Williamsville	USA	50				h
Coastal Home Care	Brentwood	USA	70				h
Colorado Home Medical Equipment Alliance, LLC	Denver	USA	100				h
Complete Infusion Services, LLC	Bingham Farms	USA	100				h
CONVACARE SERVICES, INC.	Bloomington	USA	100				h
CPAP SUPPLY USA LLC	Wilmington	USA	100				h
Designated Companies, Inc.	Albany	USA	100				h
DME Supply USA, LLC	Wilmington	USA	100				h
Gamma Acquisition Inc.	Wilmington	USA	100				h
HCS TENS Services LLC	Wilmington	USA	100				h
HEALTH CARE SOLUTIONS AT HOME INC.	Wilmington	USA	100				h
HealthCare Solutions IV LLC	Wilmington	USA	100				h
HOME-CARE EQUIPMENT NETWORK INC.	Plantation	USA	100				h
Homelink Home Health Care	Brentwood	USA	50				h
LINCARE EQUIPMENT LLC	Wilmington	USA	100				h
LINCARE HOLDINGS INC.	Wilmington	USA	100				h
LINCARE INC.	Wilmington	USA	100				h
LINCARE LEASING LLC	Wilmington	USA	100				h
LINCARE LICENSING INC.	Wilmington	USA	100				h
LINCARE OF CANADA ACQUISITIONS INC.	Wilmington	USA	100				h
LINCARE OF CANADA INC.	Toronto	USA	100				h
LINCARE OF NEW YORK, INC.	New York	USA	100				h
LINCARE PHARMACY SERVICES INC.	Wilmington	USA	100				h
LINCARE PROCUREMENT INC.	Wilmington	USA	100				h

F.3-201

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
LINCARE PULMONARY REHAB MANAGEMENT, LLC	Wilmington	USA	100				h
Lincare Pulmonary Rehab Services of Missouri, LLC	Clayton	USA	100				h
LINCARE PULMONARY REHAB SERVICES OF OHIO, LLC	Cleveland	USA	100				h
Linde RSS LLC	Wilmington	USA	100				h
mdINR, LLC	Wilmington	USA	100				h
MED 4 HOME INC.	Wilmington	USA	100				h
MediLink HomeCare, Inc.	Trenton	USA	100				h
MEDIMATICS LLC	Wilmington	USA	100				h
MidSouth Distribution, Inc.	Texarkana	USA	100				h
MRB ACQUISITION CORP.	Plantation	USA	100				h
Northeast Pennsylvania Alliance, LLC	Hazelton	USA	100				h
Northwest Washington Alliance, LLC	Kirkland	USA	100				h
OCT Pharmacy, L.L.C.	Bingham Farms	USA	100				h
OPTIGEN, INC.	Plantation	USA	100				h
Patient Support Services, Inc.	Texarkana	USA	100				h
Piedmont Medical Equipment	Brentwood	USA	50				h
Promed Home Care	Brentwood	USA	70				h
PULMOREHAB LLC	Wilmington	USA	100				h
Raytel Cardiac Services, Inc.	Wilmington	USA	100				h
Shared Care – West Branch, LLC	West Branch	USA	50				h
Sleepcair, Inc.	Topeka	USA	100				h
The National Medical Rentals, Inc.	Little Rock	USA	100				h
Total Home Care of East Alabama, L.L.C.	Tuscaloosa	USA	100				h
Linde Canada Investments LLC	Wilmington	USA	100		14.9	0.3
Linde Delaware Investments Inc.	Wilmington	USA	100		301.0	50.1
Linde Energy Services, Inc	Wilmington	USA	100		–0.4	—
Linde Gas North America LLC	Wilmington	USA	100		992.3	195.7
Linde Merchant Production, Inc	Wilmington	USA	100		148.1	–0.7
Linde North America, Inc.	Wilmington	USA	100	<0.1	–326.5	0.4
AGA Gas C.A.	Caracas	VEN	100		1.4	–0.7	g
BOC GASES DE VENEZUELA, C.A.	Caracas	VEN	100		–0.2	–0.3
PRODUCTORA DE GAS CARBONICO SA	Caracas	VEN	100		–0.1	–0.1
General Gases of the Virgin Islands, Inc.	Saint Croix	VIR	100		5.4	0.2
Engineering Division
Linde Engineering Middle East LLC	Abu Dhabi	ARE	49	29	21.5	15.0	f
Linde (Australia) Pty. Ltd.	North Ryde	AUS	100	100	1.1	—
Cryostar do Brasil Equipamentos Rotativos & Criogenicos Ltda.	Vinhedo	BRA	100	90	–0.9	0.2
Linde Process Plants Canada Inc.	Calgary	CAN	100		–25.7	–16.3
Arboliana Holding AG	Pfungen	CHE	100		4.4	–0.1
Bertrams Heatec AG in Liquidation	Pratteln	CHE	100		1.7	–1.4

F.3-202

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Linde Kryotechnik AG	Pfungen	CHE	100		11.0	4.2
Cryostar Cryogenic Equipments (Hangzhou) Co. Ltd.	Hangzhou	CHN	100	100	14.0	1.7
Hangzhou Linde International Trading Co., Ltd.	Hangzhou	CHN	100		0.4	—
Linde Engineering (Dalian) Co. Ltd.	Dalian	CHN	56	56	51.2	–0.9
Linde Engineering (Hangzhou) Co. Ltd.	Hangzhou	CHN	75	75	42.3	10.2
Selas-Linde GmbH	Pullach	DEU	100	100	10.5	—	a
CRYOSTAR SAS	Hésingue	FRA	100		50.3	27.9
LINDE CRYOPLANTS LIMITED	Guildford	GBR	100		6.8	1.2
Linde Engineering India Private Limited	New Delhi	IND	100	100	34.5	10.1
LPM, S.A. de C.V.	Mexico City	MEX	100	90	8.8	—
Linde Engineering (Malaysia) Sdn. Bhd.	Kuala Lumpur	MYS	100	100	1.6	–2.1
OOO “Linde Engineering Rus”	Samara	RUS	100	100	5.1	4.6
Linde Arabian Contracting Co., Ltd.	Riyadh	SAU	100	90	9.7	–16.0
Cryostar Singapore Pte Ltd	Singapore	SGP	100	100	12.5	5.4
Cryostar USA LLC	Wilmington	USA	100		–0.5	–1.9
Linde Engineering North America Inc.	Wilmington	USA	100		2.6	–30.3
Linde Engineering South Africa (Pty) Ltd.	Johannesburg	ZAF	100	100	15.7	0.4
Other Activities
BOC AIP Limited Partnership	North Ryde	AUS	100		895.7	97.2
BOC Australia Pty Limited	North Ryde	AUS	100		66.0	17.9
Gist Österreich GmbH	Wallern an der Trattnach	AUT	100		–0.1	–0.1	c
Linde Österreich Holding GmbH	Stadl-Paura	AUT	100	62	752.2	119.3
Gist Belgium BVBA	Lochristi	BEL	100		—	—	c
PRIESTLEY COMPANY LIMITED	Hamilton	BMU	100		23.1	—
Linde Canada Limited	Mississauga	CAN	100		446.6	25.9
Linde Holding AG	Dagmersellen	CHE	100	100	30.1	10.4
GISTRANS Czech Republic s.r.o.	Olomouc	CZE	100		5.5	1.4
Commercium Immobilien- und Beteiligungs- GmbH	Munich	DEU	100	100	2,238.8	—	a
Linde Hydrogen Concepts GmbH	Pullach	DEU	100		8.3	—	a
Linde US Beteiligungs GmbH	Munich	DEU	100		505.5	28.4
LINDE INVESTMENTS FINLAND OY	Helsinki	FIN	100		0.9	–0.1
GIST FRANCE S.A.R.L.	Garges-lès-Gonesse	FRA	100		0.2	—	c
Linde Holdings SAS	Saint-Priest	FRA	100		101.7	37.8
The Boc Group S.A.S.	Hésingue	FRA	100		66.4	34.9
AIRCO COATING TECHNOLOGY LIMITED	Guildford	GBR	100		3.3	—
BOC CHILE HOLDINGS LIMITED	Guildford	GBR	100		41.1	—
BOC DISTRIBUTION SERVICES LIMITED	Guildford	GBR	100		0.1	—
BOC DUTCH FINANCE	Guildford	GBR	100		0.6	—
BOC GASES LIMITED	Guildford	GBR	100		39.1	0.1
BOC HELEX	Guildford	GBR	100		5,686.1	173.3

F.3-203

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
BOC HOLDINGS	Guildford	GBR	100		4,266.5	147.1
BOC INVESTMENT HOLDINGS LIMITED	Guildford	GBR	100		711.9	77.3
BOC INVESTMENTS (LUXEMBOURG) LIMITED	Guildford	GBR	100		—	—
BOC INVESTMENTS NO.1 LIMITED	Guildford	GBR	100		178.2	19.4
BOC INVESTMENTS NO.5	Guildford	GBR	100		74.7	59.5
BOC INVESTMENTS NO.7	Guildford	GBR	100		—	—
BOC JAPAN	Guildford	GBR	100		—	—
BOC KOREA HOLDINGS LIMITED	Guildford	GBR	100		108.2	–0.8
BOC LIMITED	Guildford	GBR	100		675.8	192.4
BOC LUXEMBOURG FINANCE	Guildford	GBR	100		—	—
BOC NETHERLANDS HOLDINGS LIMITED	Guildford	GBR	100		536.7	160.0
BOC NOMINEES LIMITED	Guildford	GBR	100		—	—
BOC PENSION SCHEME TRUSTEES LIMITED	Guildford	GBR	100		—	—
BOC PENSIONS LIMITED	Guildford	GBR	100		—	—
BOC RSP TRUSTEES LIMITED	Guildford	GBR	100		—	—
BOC SEPS TRUSTEES LIMITED	Guildford	GBR	100		—	—
BOC SERVICES LIMITED	Guildford	GBR	100		—	—
BRITISH INDUSTRIAL GASES LIMITED	Guildford	GBR	100		—	—
CRYOSTAR LIMITED	Guildford	GBR	100		—	—
EHVIL DISSENTIENTS LIMITED	Guildford	GBR	100		—	—
G.L BAKER (TRANSPORT) LIMITED	Guildford	GBR	100		269.4	5.6
GIST LIMITED	Guildford	GBR	100		149.2	20.9
HANDIGAS LIMITED	Guildford	GBR	100		15.9	—
HICK, HARGREAVES AND COMPANY LIMITED	Guildford	GBR	100		—	—
INDONESIA POWER HOLDINGS LIMITED	Guildford	GBR	100		14.4	—
LANSING GROUP LIMITED	Guildford	GBR	100	100	10.2	—
LINDE CANADA HOLDINGS LIMITED	Guildford	GBR	100		–217.5	13.8
LINDE CRYOGENICS LIMITED	Guildford	GBR	100		0.8	62.2
LINDE FINANCE	Guildford	GBR	100		—	—
LINDE INVESTMENTS No.1 LIMITED	Guildford	GBR	100		3,834.4	—
LINDE NORTH AMERICA HOLDINGS LIMITED	Guildford	GBR	100		1,387.1	2.1
LINDE UK HOLDINGS LIMITED	Guildford	GBR	100	85	14,779.1	327.0
LINDE UK PRIVATE MEDICAL TRUSTEES LIMITED	Guildford	GBR	100		—	—	c
MEDISHIELD	Guildford	GBR	100		0.4	—
MEDISPEED	Guildford	GBR	100		309.0	8.1
RRS (FEBRUARY 2004) LIMITED	Guildford	GBR	100		–0.4	—
SPALDING HAULAGE LIMITED	Guildford	GBR	100		3.7	0.7
STORESHIELD LIMITED	Guildford	GBR	100		326.5	0.2
THE BOC GROUP LIMITED	Guildford	GBR	100		9,748.8	642.4
THE BRITISH OXYGEN COMPANY LIMITED	Guildford	GBR	100		0.1	—

F.3-204

136 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
TRANSHIELD	Guildford	GBR	100		16.0	0.1
WELDING PRODUCTS HOLDINGS LIMITED	Guildford	GBR	100		10.3	—
BOC NO. 1 LIMITED	Saint Peter Port	GGY	100		1.2	—
BOC NO. 2 LIMITED	Saint Peter Port	GGY	100		0.3	—
BRITISH OXYGEN (HONG KONG) LIMITED	Hong Kong	HKG	100		9.8	—
Linde Global Support Services Private Limited	Kolkata	IND	100		0.8	0.9
BOC INVESTMENT HOLDING COMPANY (IRELAND) LIMITED	Dublin	IRL	100		14.3	—
BOC Investments Ireland Unlimited Company	Dublin	IRL	100		3.2	—
Gist Distribution Limited	Dublin	IRL	100		10.7	3.8
PRIESTLEY DUBLIN REINSURANCE COMPANY LIMITED	Dublin	IRL	100		35.8	0.4
ALBOC (JERSEY) LIMITED	Saint Helier	JEY	100		1.7	12.2
BOC AUSTRALIAN FINANCE LIMITED	Saint Helier	JEY	100		3.6	—
BOC PREFERENCE LIMITED	Saint Helier	JEY	100		64.8	—
BOC Europe Holdings B.V.	Dongen	NLD	100		409.4	12.9
Gist Containers B.V.	Bleiswijk	NLD	100		–2.1	0.1	c
Gist Forwarding B.V.	Bleiswijk	NLD	100		—	—	c
Gist Holding B.V.	Bleiswijk	NLD	100		–3.5	–2.3	c
Gist Nederland B.V.	Bleiswijk	NLD	100		–8.4	–0.5	c
Linde Finance B.V.	Amsterdam	NLD	100		292.9	103.4
Linde Holdings Netherlands B.V.	Schiedam	NLD	100	100	1,112.0	54.8
The BOC Group B.V.	Dongen	NLD	100		44.6	12.7
Linde Holdings New Zealand Limited	Auckland	NZL	100		2.2	22.0
BOC GIST INC	Makati	PHL	100		0.1	—
Linde Global IT Services s.r.o.	Bratislava	SVK	100		0.8	0.1
AGA Aktiebolag	Lidingö	SWE	100		1,460.6	–44.5
BOC Intressenter AB	Helsingborg	SWE	100		35.7	–0.1
LindeGas Holding Sweden AB	Lidingö	SWE	100	100	3,746.4	21.3
DeVine Products, Inc.	Wilmington	USA	100		0.3	–1.0
Gist USA LLC	Wilmington	USA	100		2.3	0.1
Linde Holdings, LLC	Wilmington	USA	100		70.0	9.5
LINDE INVESTMENTS LLC	Wilmington	USA	100		1,336.2	—
Linde LLC	Wilmington	USA	100		669.0	162.4

F.3-205

137 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS ON A LINE-BY-LINE BASIS (IN ACCORDANCE WITH IFRS 11)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
Adnoc Linde Industrial Gases Co.Limited (Elixier)	Abu Dhabi	ARE	49	49	245.7	39.7
OOO “Linde Azot Togliatti”	Tolyatti	RUS	50		47.8	–0.9
Asia/Pacific
BOC-SPC Gases Co., Ltd.	Shanghai	CHN	50		19.5	3.5
Chongqing Linde-SVW Gas Co., Ltd.	Chongqing	CHN	50		14.6	1.7
Zibo BOC-QILU Gases Co., Ltd.	Zibo	CHN	50		28.5	7.1

138 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD (IN ACCORDANCE WITH IAS 28)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
Krakovská s.r.o.	Nový Malín	CZE	37		0.3	—	c, d
Plyny Jehlár s.r.o.	Břest	CZE	34		0.2	—	c, d
H2 Mobility Deutschland GmbH & Co. KG	Berlin	DEU	28	28	25.6	–1.2	b, c
HELISON PRODUCTION S.p.A.	Skikda	DZA	51	51	33.0	–2.9	b, f
Messer Algerie SPA	Algiers	DZA	40		3.7	1.7	b, c
Oxígeno de Sagunto, S.L.	Barcelona	ESP	50		13.0	0.1	c, e
Oy Innogas Ab	Kulloo	FIN	50		1.3	—	b, c
Parhaat Yhdessä koulutusyhdistys ry	Vantaa	FIN	25		0.2	—	c, d
LIDA S.A.S.	Saint-Quentin- Fallavier	FRA	22		0.2	0.2	b, c, e
LIMES SAS	Saint-Herblain	FRA	50		4.4	0.1	b, c
Helison Marketing Limited	Saint Helier	GBR	51		17.9	5.9	b, f
Company for Production of Carbon Dioxide Geli DOO Skopje	Skopje	MKD	50	50	0.6	—	b
LES GAZ INDUSTRIELS LIMITED	Port Louis	MUS	38		6.4	0.3	e
ENERGY SOLUTIONS (PTY) LIMITED	Windhoek	NAM	26		—	—	e
Tjeldbergodden Luftgassfabrikk DA	Aure	NOR	38		9.8	5.0	b, c, d
Asia/Pacific
Beijing Fudong Gas Products Co., Ltd.	Beijing	CHN	60		0.8	—	b, f
Dalian BOC Carbon Dioxide Co. Ltd.	Dalian	CHN	50		1.0	—	b
Fujian Linde-FPCL Gases Co., Ltd.	Quanzhou	CHN	50		80.6	9.4	b
Linde Carbonic Co. Ltd., Tangshan	Qian'an	CHN	80		0.4	–0.2	b, f
Linde-Huayi (Chongqing) Gases Co., Ltd.	Chongqing	CHN	20		–36.8	–3.5
Nanjing BOC-YPC Gases CO., LTD.	Nanjing	CHN	50		75.8	13.8	b
INDUSTRIAL GASES SOLUTIONS SDN BHD	Petaling Jaya	MYS	50		2.6	0.9	b
Kulim Industrial Gases Sdn. Bhd.	Kuala Lumpur	MYS	50		23.9	3.5	b, c, e

F.3-206

138 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD (IN ACCORDANCE WITH IAS 28)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
PENGERANG GAS SOLUTIONS SDN. BHD.	Kuala Lumpur	MYS	49		8.7	–0.1	b
Map Ta Phut Industrial Gases Company Limited	Bangkok	THA	40		8.7	1.6	b, c
Blue Ocean Industrial Gases Co., Ltd.	Taipei	TWN	50		30.5	2.0	b, c, e
LIEN RUEY ENERGY CORPORATION LIMITED	Taipei	TWN	50		0.3	—	b, c
Americas
CLIFFSIDE HELIUM, L.L.C.	Wilmington	USA	26		0.1	—	b
Cliffside Refiners, L.P.	Wilmington	USA	27		5.6	2.0	b
High Mountain Fuels, LLC	Wilmington	USA	50		10.2	0.1	b
Hydrochlor LLC	Wilmington	USA	50		10.0	–1.7	b
Spectra Investors, LLC	Branchburg	USA	49		2.2	—	b
Other Activities
CAPTURE POWER LIMITED	London	GBR	33		–2.8	9.5	b

F.3-207

139 NON-CONSOLIDATED SUBSIDIARIES

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
AUTOGAS (BOTSWANA) (PROPRIETARY) LIMITED	Gaborone	BWA	100		N/A	N/A
CUULSTICK VENTURES (PTY) LIMITED	Gaborone	BWA	100		N/A	N/A
Linde Schweiz AG	Dagmersellen	CHE	100		0.1	—	c
Blue LNG Beteiligungsgesellschaft mbH	Hamburg	DEU	90		—	—	c
Blue LNG GmbH & Co. KG	Hamburg	DEU	90		—	—	c
Gasbus Beteiligungsgesellschaft mbH	Hamburg	DEU	100		—	—	c
Light Blue LNG GmbH	Munich	DEU	100		—	—	c
LINDE SPAIN SA	Barcelona	ESP	100	100	0.1	—	c
COTSWOLD INDUSTRIAL & WELDING SUPPLIES LIMITED	Guildford	GBR	100		—	—	c, d
ELECTROCHEM LIMITED	Guildford	GBR	100	100	—	—	c
GAS & EQUIPMENT LIMITED	Guildford	GBR	100		–1.8	—	c
HYDROGEN SUPPLIES LIMITED	Guildford	GBR	100	100	0.9	—	c, d
INTELLEMETRICS LIMITED	Glasgow	GBR	100		—	—	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES (CANNOCK) LIMITED	Guildford	GBR	100		0.2	—	c, d
Linde Gas Jordan Ltd	Zarqa	JOR	100		0.5	–0.1	c
EAST AFRICAN OXYGEN LIMITED	Nairobi	KEN	100		—	—	c
KS Luftgassproduksjon	Oslo	NOR	100		—	—	c
Norgas AS	Oslo	NOR	100		0.1	—	c
OOO “Linde Gas Helium Rus”	Moscow	RUS	100	100	—	—	c
Linde Technické Plyny spol. s r.o.	Bratislava	SVK	100		0.1	—	c
Nynäshamns Gasterminal AB	Lidingö	SWE	100		—	—	c
Asia/Pacific
BOC SOLUTIONS PTY LIMITED	North Ryde	AUS	100		—	—	c
ELGAS SUPERANNUATION PTY. LTD.	North Ryde	AUS	100		—	—	c
BANGLADESH OXYGEN LIMITED	Dhaka	BGD	100		—	—	d
BOC Bangladesh Limited	Dhaka	BGD	100		—	—	d
Guangzhou GNIG Industrial Gases Company Limited	Guangzhou	CHN	60		—	—	c
Linde Lienhwa China Holding Co., Ltd.	Shanghai	CHN	100		—	—	c
BOC PAKISTAN (PVT.) LIMITED	Karachi	PAK	100		—	—	d
CIGI PROPERTIES, INC.	Mandaluyong	PHL	100		—	—	c
LIEN XIANG ENERGY CORPORATION LIMITED	Tainan	TWN	50		0.9	—	c
Americas
177470 CANADA INC.	Mississauga	CAN	100		1.0	—	c
177472 CANADA INC.	Mississauga	CAN	100		2.5	—	c
44001 ONTARIO LIMITED	Mississauga	CAN	100		1.2	—	c
Engineering Division
Linde Engenharia Do Brasil Ltda.	Barueri	BRA	100	90	0.5	–0.7	c
Linde Engineering Korea Ltd.	Seoul	KOR	100	100	1.1	0.1	c

F.3-208

139 NON-CONSOLIDATED SUBSIDIARIES

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
OOO “CRYOSTAR RUS”	Saint Petersburg	RUS	100	100	0.2	—	c
LINDE SAUDI ARABIA LLC	Jubail	SAU	65	65	0.3	–0.2	c
Linde Engineering Taiwan Ltd.	Taipei	TWN	100		0.8	—	c
Other Activities
Linde Australia Holdings Pty Limited	North Ryde	AUS	100	100	—	—	c
GLPS TRUSTEES LIMITED	Guildford	GBR	100		—	—	c
Hong Kong Oxygen & Acetylene Company Limited	Kowloon	HKG	100		0.7	—	c
AIRCO PROPERTIES INC	Wilmington	USA	100		N/A	N/A
SELOX, INC	Nashville	USA	100		N/A	N/A

F.3-209

140 OTHER INVESTMENTS (NOT CONSOLIDATED)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
Linde Vítkovice a.s.	Ostrava	CZE	50		8.7	–0.6	c, d
TKD TrockenEis und Kohlensäure Distribution GmbH	Fraunberg	DEU	50	50	0.4	0.1	c
AGA Føroyar Sp/f	Tórshavn	DNK	50		0.4	0.2	c, d
AGA HiQ Center Aps	Hillerød	DNK	50		0.5	0.1	c, d
Carburo del Cinca S.A.	Barcelona	ESP	20		5.4	–0.9	c, d
Oxígeno de Andalucia, S.L.	San Roque	ESP	49		0.1	—	b, c, d
QUÍMICA BÁSICA, S. A.	Barcelona	ESP	33		1.4	—	b, c, d
Fuel Cell Boat B.V.	Amsterdam	NLD	20		—	—	c
TASCO ESTATES LIMITED	Dar es Salaam	TZA	20		N/A	N/A
INDUSTRIAL GAS DISTRIBUTOR HOLDINGS (PTY) LIMITED	Johannesburg	ZAF	26		—	—
Asia/Pacific
Guangzhou GNC Carbon Dioxide Company Ltd.	Guangzhou	CHN	50		—	—	b, c
HON CHEN Enterprise Co., Ltd.	Kaohsiung	TWN	50		0.7	—	c
SUN HSIN LPG COMPANY LIMITED	Yunlin	TWN	50		0.5	0.2	c
TUNG BAO CORPORATION	New Taipei	TWN	33		24.7	–1.0	c
Americas
TOMOE TRANSTECH SPECIALTY GASES PTE LTD	Singapore	SGP	25		6.9	0.5	b, c
Other Activities
InfraLeuna GmbH	Leuna	DEU	25	25	344.9	4.8	c, d

Key:

a	Profit and loss transfer agreement.
b	Joint venture
c	Local GAAP.
d	Figures from financial years prior to 2016.
e	Financial year differs from the calendar year due to local circumstances.
f	Consolidation method differs from percentage of shares held due to de facto control or a contractual agreement.
g	The distribution of dividend for 2008 is subject to foreign exchange restrictions.
h	No preparation of individual financial statements under commercial law.
i	Distribution of dividend is subject to the approval of non-controlling interests.

N/A	= No financial data available.

F.3-210

[40] Events after the balance sheet date

No other significant events occurred for The Linde Group between the balance sheet date and 21 February 2017.

On 21 February 2017, the Executive Board of Linde AG released the consolidated financial statements for submission to the Supervisory Board. It is the responsibility of the Supervisory Board to examine the consolidated financial statements and to state whether it approves them. The Group financial statements, the statutory financial statements of Linde AG and the annual report are published on 9 March 2017 after they have been approved at the Supervisory Board meeting on 8 March 2017.

MUNICH, 21 FEBRUARY 2017

PROFESSOR DR ALDO BELLONI

[CHIEF EXECUTIVE OFFICER]

DR CHRISTIAN BRUCH

[MEMBER OF THE EXECUTIVE BOARD]

BERND EULITZ

[MEMBER OF THE EXECUTIVE BOARD]

SANJIV LAMBA

[MEMBER OF THE EXECUTIVE BOARD]

F.3-211

[The following independent auditor’s report, prepared in accordance with Section 322 HGB (Handelsgesetzbuch: German Commercial Code), refers to the complete consolidated financial statements of Linde Aktiengesellschaft, comprising the group statement of profit or loss, group statement of comprehensive income, group statement of financial position, group statement of cash flows, statement of changes in group equity and notes to the consolidated financial statements, together with the group management report of Linde Aktiengesellschaft for the financial year from January 1, 2016 to December 31, 2016. The group management report is not included in this prospectus. The following independent auditor’s report and the consolidated financial statements above are both translations of the respective German-language documents.]

INDEPENDENT AUDITOR’S REPORT

To Linde Aktiengesellschaft, Munich

Report on the Audit of the Consolidated Financial Statements

Opinion on the Consolidated Financial Statements

We have audited the consolidated financial statements of Linde Aktiengesellschaft, Munich, and its subsidiaries (the Group), which comprise the group statement of financial position as at December 31, 2016, group statement of profit or loss and group statement of comprehensive income, statement of changes in group equity and group statement of cash flows for the fiscal year from January 1, 2016, to December 31, 2016, and notes to the consolidated financial statements, including a summary of significant accounting policies.

Pursuant to Section 322 (3) sentence 1 half sentence 2 HGB (“Handelsgesetzbuch”: German Commercial Code), we state that, in our opinion, based on our knowledge obtained in the audit, the accompanying consolidated financial statements comply in all material respects with IFRS as adopted by the EU and the supplementary requirements of German commercial law pursuant to Section 315a (1) of the German Commercial Code [HGB], and give a true and fair view of the net assets and financial position of the Group as at December 31, 2016 as well as the results of operations for the fiscal year from January 1, 2016, to December 31, 2016, in accordance with these requirements.

Pursuant to Section 322 (3) sentence 1 half sentence 1 HGB, we state that our audit of the consolidated financial statements has not led to any reservations with respect to the propriety of the consolidated financial statements.

Basis for Opinion on the Consolidated Financial Statements

We conducted our audit in accordance with Section 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the German Institute of Public Auditors [IDW] as well as in supplementary compliance with International Standards on Auditing (ISA). Our responsibilities under those standards and additional guidelines are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” section of our report. We are independent of the Group in accordance with the requirements of German commercial law and the rules of professional conduct, and we have fulfilled our other ethical responsibilities applicable in Germany in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements for the fiscal year from January 1, 2016 to December 31, 2016. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, but we do not provide a separate opinion on these matters.

Recoverability of Goodwill

With respect to the accounting policies applied, we refer to Note 5 in the notes to the consolidated financial statements. Information on the impairment test performed can be found in Note 12 of the notes to the consolidated financial statements. Information concerning the discontinued operation is provided in Note 19 of the notes to the consolidated financial statements.

The financial statements risk

As of 31 December 2016, goodwill amounted to EUR 11,405 million (31 December 2015: EUR 11,604 million). The item represents a significant portion of Linde’s total assets.

The recoverability of goodwill is monitored separately for the Engineering Division, the Other Activities segment as well as for the three reportable segments of the Gases Division (Europe Middle East Africa “EMEA”, Asia Pacific “APAC” and America “Americas”). Overall, the monitoring of the recoverability of goodwill is performed at the level of the operating segments of Linde AG. The impairment test was carried out in the fourth quarter of 2016 based on the data as of 30 September 2016. The goodwill assigned to the Other Activities segment relates entirely to the “Gist” Division. As of 31 December 2016, the “Gist” Division was classified as a discontinued operation in accordance with IFRS 5 with the assets and liabilities of the disposal group presented separately.

The goodwill impairment test is complex and is based on a number of discretionary factors. These include especially the expected business development of the Linde Group for the next five years, which takes into consideration, among other aspects, the estimates of the international economic research institutes for the sales markets and the planned order intake in the Engineering Division. Additional factors are the assumed long-term growth rates and the underlying individual segment and region-specific costs of capital. As a result of the impairment test on the basis of the data at 30 September 2016, an impairment loss was not identified. Due to an increased risk-free interest rate, the costs of capital changed as of 31 December 2016. Based on a sensitivity analysis, Linde determined that even with the changed costs of capital an impairment loss did not occur.

The disposal group as a whole was measured as of 31 December 2016 at fair value less costs to sell. Thus, an impairment loss in the amount of EUR 75 million was recognised for the goodwill assigned to the discontinued operation.

F.3-212

With respect to the “Gist” Division, the risk exists that the criteria for the classification as a discontinued operation (IFRS 5) are not fulfilled and also that the impairment in connection with the valuation at fair value less costs of disposal has not been estimated in an adequate amount.

Furthermore, it is necessary to ensure the completeness and appropriateness of the disclosures in the notes. This also includes the disclosures regarding sensitivities in connection with the change in significant assumptions which underlie the valuation.

Our response

We assessed the appropriateness of the significant assumptions and the discretionary decisions as well as the valuation method for the impairment test with the involvement of our valuation specialists. In connection with the assessment of the underlying corporate planning, we discussed the assumptions regarding the development of the sales markets with the individuals responsible for the planning. We analysed the adherence to the planning based on, among other data, the information from previous periods as well as current interim results. Since even small changes in the cost-of-capital rate can have significant effects on the result of the goodwill impairment test, we compared the cost of capital utilized with the discount rates of a group of comparable companies (peer group). In order to address the existing forecast uncertainty, we investigated the potential changes in the cost of capital and the long-term rate of growth respectively, on the relevant valuations (sensitivity analysis) in that we calculated alternative scenarios and compared these with valuations of Linde.

Finally, we assessed whether the disclosures regarding the recoverability of goodwill are appropriate. This also comprises the audit of the adequacy of the disclosures in the notes according to IAS 36.134 (f) regarding sensitivities in connection with changes to significant assumptions underlying the valuation.

With respect to the classification of the “Gist” Division as a discontinued operation, we audited the compliance with the conditions according to IFRS 5 and the resulting effects on the assets and liabilities as well as the appropriateness of the disclosures relating to the accounting as a discontinued operation.

Our observations

The assumptions and discretionary decisions underlying the impairment test of goodwill are within an acceptable range and are overall balanced. The disclosures are complete and appropriate.

The classification of the “Gist” Division as a discontinued operation and the impairment loss recognized on goodwill in connection with the accounting at fair value less costs of disposal are appropriate.

The disclosures regarding the discontinued operation are complete and appropriate.

Accounting for restructuring measures

With respect to the accounting policies applied, we refer to Note 5 in the notes to the consolidated financial statements. Information on the restructuring measures can be found in the Group Management Report in the section “Business Review of the Linde Group”.

The financial statements risk

In the reporting period, Linde initiated a group-wide efficiency program. Linde expects restructuring expenses for this program in the amount of approximately EUR 400 million until the end of 2017.

Up until 31 December 2016, group-wide restructuring expenses were recognised in the amount of EUR 116 million.

In our view, this matter is of particular importance since the recognition and measurement of the significant restructuring expenses are based to a large extent on estimates and assumptions of the legal representatives. Furthermore, the risk exists that provisions for restructuring measures are being recognised which do not fulfil or do not entirely fulfil the recognition criteria according to IAS 37.

Our response

For Group companies selected on a risk-oriented basis, we have assessed the recognition criteria of IAS 37 for initiated or already partially implemented restructuring measures. In particular, we have evaluated whether in each case a formal restructuring plan exists and, with respect to the affected employees, a valid expectation has been raised that the restructuring measures will be carried out by the start of implementation of the restructuring measures or the announcement of its main features to those affected by it. Regarding the valuation, we have assessed the most important assumptions (especially underlying personnel expenses and acceptance rates) underlying the valuation.

Our observations

The recognition criteria for restructuring provisions are fulfilled as of 31 December 2016. The estimates and assumptions made by the legal representatives in connection with the valuation are appropriate, adequately documented and substantiated.

Recovery of trade receivables

With respect to the accounting policies applied, we refer to Note 5 in the notes to the consolidated financial statements. Information on the aging structure can be found under Note 16 of the notes to the consolidated financial statements.

The financial statements risk

Trade receivables as of 31 December 2016 amount to EUR 2,757 million (31 December 2015: EUR 2,726 million).

The assessment of a valuation allowance is based above all on the aging structure of the trade receivables. In addition, estimates and assessments of the creditworthiness of the respective customers, country-specific risks and current economic developments, as well as an analysis of historical bad debts are considered.

Valuation allowances on trade receivables which result from sales from the healthcare business are not recognised in the Linde Group as allowances based on the aging structure. Instead, the valuation allowances are determined based on a retrospective review taking into consideration historical bad debts, respectively the rates of the actual recovery. The background for this relates to the special customer features of public and private health care providers and the processes for the billing and verification associated with these customers. Accordingly, features, for example whether receivables are undergoing a routine review by the customer (private and government health care providers), are taken into consideration.

The assessment of the recovery, especially in the case of trade receivables from sales in the healthcare business, is particularly subject to discretion and depends on the assessment and assumptions of the management. Accordingly, the risk exists that valuation allowances on trade receivables were not recognised in an adequate amount.

F.3-213

Our response

We have evaluated significant assumptions and discretionary decisions in connection with the assessment of the recovery of trade receivables. The assessment of the Linde Group concerning the creditworthiness of the respective customers as well as the current economic development was evaluated at the level of the operating companies. In this context, we have also analysed the aging structure of the trade receivables. For the trade receivables that result from sales from the healthcare business, we have also analysed alternative scenarios in connection with the determination of a potential need for a valuation allowance. These alternatives related in particular to different periods in connection with the determination of the rates and the consideration of the receivables which are undergoing a review by the customer.

Our observations

The assumptions and discretionary decisions underlying the evaluation of the recovery of trade receivables are overall balanced.

The valuation allowances were recognised to an appropriate extent.

Revenue recognition in the Engineering Division

With respect to the accounting policies applied, we refer to Note 5 in the notes to the consolidated financial statements.

The financial statements risk

A significant portion of the revenues and results in the area of the Linde Engineering Division relates to long-term construction contracts and is recognised according to the stage of completion of the individual projects. In this context, in particular the determination of the respective percentage of completion requires estimates and discretionary decisions which, among other factors, are based on continually updated planning. For potential loss projects, expected cost overruns are also to be estimated and recognised as expected losses.

Due to the outlined estimation uncertainty, the risk exists that revenues and results from the long-term construction contracts are not appropriately assigned to the financial years and that expected losses are not identified on a timely basis.

Our response

We evaluated the appropriateness of the significant estimates and discretionary decisions which were made by the Linde Engineering Division with regard to the long-term construction contracts. Our focus, among other aspects, was on the assessment of the underlying cost reports of the contracts, the accounting system and the assessments of the individuals responsible for the projects. We audited the effectiveness of the internal controls for the long-term construction contracts and, based on risk considerations, performed test of details for selected projects. We discussed these with management of the Linde Engineering Division and satisfied ourselves as to the stage of completion in individual cases on site visits. For the technical engineering assessment of the stage of completion and project risks, we used the work of an external expert.

We further assessed whether the required disclosures are appropriate according to IAS 11.

Our observations

The assumptions and discretionary decisions underlying the long-term contract processing are overall balanced. We identified no material errors in connection with the determination of the revenues and results from the long-term construction.

The disclosures are complete and appropriate.

Other Information

The Executive Board is responsible for the other information. The other information comprises the Annual Report, except for the consolidated financial statements, the Group Management Report combined with the Management Report of Linde Aktiengesellschaft, Munich, and our auditor’s report thereon.

Our audit opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information, and doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of the Executive Board and the Supervisory Board for the Consolidated Financial Statements

The Executive Board is responsible for the preparation of the consolidated financial statements which comply with IFRS as adopted by the EU and the supplementary requirements of German commercial law pursuant to Section 315a (1) HGB, and give a true and fair view of the net assets, financial position and results of operations of the Group in accordance with these requirements. Furthermore, the Executive Board is responsible for such internal control as it determines necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Executive Board is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Executive Board either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

The Supervisory Board is responsible for overseeing the Group’s financial reporting process for the preparation of the consolidated financial statements.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion on the consolidated financial statements. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Section 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the German Institute of Public Auditors [IDW] as well as in supplementary compliance with ISA will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Section 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the German Institute of Public Auditors [IDW] as well as in supplementary compliance with ISA, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

F.3-214

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Executive Board.

•

Conclude on the appropriateness of the Executive Board’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or the Group Management Report or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that the consolidated financial statements give a true and fair view of the net assets and financial position as well as the results of operations of the Group in accordance with IFRS as adopted by the EU and the supplementary requirements of German commercial law pursuant to Section 315a (1) HGB.

•

Obtain sufficient and appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with the Supervisory Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Supervisory Board with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with the Supervisory Board, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our report on the audit of the consolidated financial statements unless law or regulation precludes public disclosure about the matter.

Other Legal and Regulatory Requirements

Report on the Audit of the Group Management Report

Opinion on the Group Management Report

We have audited the Group Management Report of Linde Aktiengesellschaft combined with the Management Report of the company (“Group Management Report”) for the fiscal year from January 1, 2016 to December 31, 2016.

In our opinion, based on our knowledge obtained in the audit, the accompanying Group Management Report as a whole provides a suitable view of the Group’s position. In all material respects, the Group Management Report is consistent with the consolidated financial statements, complies with the German statutory requirements and suitably presents the opportunities and risks of future development.

Our audit has not led to any reservations with respect to the propriety of the Group Management Report.

Basis for Opinion on the Group Management Report

We conducted our audit in accordance with Section 317 (2) HGB and German generally accepted standards for the audit of management reports promulgated by the German Institute of Public Auditors [IDW]. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of the Executive Board and the Supervisory Board for the Group Management Report

The Executive Board is responsible for the preparation of the Group Management Report, which as a whole provides a suitable view of the Group’s position, is consistent with the consolidated financial statements, complies with the German statutory requirements and suitably presents the opportunities and risks of future development. Furthermore, the Executive Board is responsible for such arrangements and measures (systems) as it determines are necessary to enable the preparation of the Group Management Report in compliance with the requirements of German commercial law applicable pursuant to Section 315a (1) HGB and for providing sufficient and appropriate evidence for the statements in the Group Management Report.

The Supervisory Board is responsible for overseeing the Group’s financial reporting process for the preparation of the Group Management Report.

Auditor’s Responsibilities for the Audit of the Group Management Report

Our objectives are to obtain reasonable assurance whether the Group Management Report as a whole provides a suitable view of the Group’s position, as well as, in all material respects, is consistent with the consolidated financial statements and our knowledge obtained in the audit, complies with the German statutory requirements, and suitably presents the opportunities and risks of future development and to issue an auditor’s report that includes our opinion on the Group Management Report.

As part of an audit, we examine the Group Management Report in accordance with Section 317 (2) HGB and German generally accepted standards for the audit of management reports promulgated by the IDW, we draw attention to the following:

•	The audit of the Group Management Report is integrated into the audit of the consolidated financial statements.

•

We obtain an understanding of the arrangements and measures (systems) relevant to the audit of the Group Management Report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of these arrangements and measures (systems).

F.3-215

•

We perform audit procedures on the prospective information presented by the Executive Board in the Group Management Report. Based on sufficient and appropriate audit evidence, we hereby, in particular, trace the significant assumptions used by the Executive Board as a basis for the prospective information and assess the reasonableness of these assumptions as well as the appropriate derivation of the prospective information from these assumptions. We are not issuing a separate opinion on the prospective information or the underlying assumptions. There is a significant, unavoidable risk that future events will deviate significantly from the prospective information.

•	We are also not issuing a separate opinion on individual disclosures in the Group Management Report; our opinion covers the Group Management Report as a whole.

Responsible Auditor

The engagement partner on the audit resulting in this independent auditor’s report is Harald v. Heynitz.

MUNICH, 21 FEBRUARY 2017

KPMG AG

WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT

[ORIGINAL GERMAN VERSION SIGNED BY:]

BECKER

WIRTSCHAFTSPRÜFER

[GERMAN PUBLIC AUDITOR]

V. HEYNITZ

WIRTSCHAFTSPRÜFER

[GERMAN PUBLIC AUDITOR]

F.3-216

Audited Consolidated Financial Statement for the Financial Year 2015

F.3-217

Group Financial Statements

Group statement of profit or loss	F.3.219

Group statement of comprehensive income	F.3.220

Group statement of financial position	F.3.221

Group statement of cash flows	F.3.223

Statement of changes in Group equity	F.3.225

Segment information	F.3.226
(Part of the Notes to the Group financial statements)

Notes to the Group Financial Statements	F.3.228

Principles	F.3.228

Notes to the Group statement of profit or loss	F.3.241

Notes to the Group statement of financial position	F.3.246

Other information	F.3.268

Independent auditors’ report	F.3.320

F.3-218

GROUP STATEMENT OF PROFIT OR LOSS

31 GROUP STATEMENT OF PROFIT OR LOSS

in EUR m	Note		2015	2014
Revenue	[8	]	17,944	17,047
Cost of sales			11,575	11,297
GROSS PROFIT			6,369	5,750
Marketing and selling expenses			2,711	2,476
Research and development costs			132	106
Administration expenses			1,664	1,488
Other operating income	[9	]	421	486
Other operating expenses	[9	]	252	303
Share of profit or loss from associates and joint ventures (at equity)			12	22
EBIT			2,043	1,885
Financial income	[11	]	42	50
Financial expenses	[11	]	439	415
PROFIT BEFORE TAX			1,646	1,520
Income tax expense	[12	]	394	358
PROFIT FOR THE YEAR			1,252	1,162
attributable to Linde AG shareholders			1,149	1,102
attributable to non-controlling interests			103	60
Earnings per share in EUR – undiluted	[13	]	6.19	5.94
Earnings per share in EUR – diluted	[13	]	6.18	5.91

F.3-219

GROUP STATEMENT OF COMPREHENSIVE INCOME

32 GROUP STATEMENT OF OTHER COMPREHENSIVE INCOME

in EUR m, SEE NOTE [22]	2015	2014
PROFIT FOR THE YEAR	1,252	1,162
OTHER COMPREHENSIVE INCOME (NET OF TAX)	622	147
ITEMS THAT WILL BE RECLASSIFIED SUBSEQUENTLY TO PROFIT OR LOSS	609	648
Unrealised gains/losses on available-for-sale financial assets	–7	–10
Unrealised gains/losses on hedging instruments	–477	–650
Currency translation differences	1,093	1,308
ITEMS THAT WILL NOT BE RECLASSIFIED SUBSEQUENTLY TO PROFIT OR LOSS	13	–501
Remeasurement of defined benefit plans	13	–501

TOTAL COMPREHENSIVE INCOME	1,874	1,309

attributable to Linde AG shareholders	1,747	1,185
attributable to non-controlling interests	127	124

F.3-220

GROUP STATEMENT OF FINANCIAL POSITION

33 GROUP STATEMENT OF FINANCIAL POSITION

in EUR m	Note		31.12.2015	31.12.2014
Assets
Goodwill	[14	]	11,604	11,055
Other intangible assets	[14	]	2,760	2,922
Tangible assets	[15	]	12,782	12,151
Investments in associates and joint ventures (at equity)	[16	]	242	240
Other financial assets	[16	]	57	85
Receivables from finance leases	[18	]	217	248
Trade receivables	[18	]	2	3
Other receivables and other assets	[18	]	426	549
Income tax receivables	[18	]	9	3
Deferred tax assets	[12	]	327	306
NON-CURRENT ASSETS			28,426	27,562
Inventories	[17	]	1,241	1,155
Receivables from finance leases	[18	]	52	50
Trade receivables	[18	]	2,724	3,061
Other receivables and other assets	[18	]	778	723
Income tax receivables	[18	]	277	216
Securities	[19	]	421	521
Cash and cash equivalents	[20	]	1,417	1,137
Non-current assets classified as held for sale and disposal groups	[21	]	11	—
CURRENT ASSETS			6,921	6,863

TOTAL ASSETS			35,347	34,425

F.3-221

34 GROUP STATEMENT OF FINANCIAL POSITION

in EUR m	Note		31.12.2015	31.12.2014
Equity and liabilities
Capital subscribed			475	475
Conditionally authorised capital of EUR 57 m (2014: EUR 62 m)
Capital reserve			6,736	6,730
Revenue reserves			7,146	6,564
Cumulative changes in equity not recognised through the statement of profit or loss			221	–363

TOTAL EQUITY ATTRIBUTABLE TO LINDE AG SHAREHOLDERS	[22	]	14,578	13,406

Non-controlling interests	[22	]	871	861

TOTAL EQUITY			15,449	14,267

Provisions for pensions and similar obligations	[23	]	1,068	1,265
Other non-current provisions	[24	]	530	492
Deferred tax liabilities	[12	]	1,750	1,726
Financial debt	[25	]	8,460	8,562
Liabilities from finance leases	[26	]	55	51
Trade payables	[27	]	3	2
Other non-current liabilities	[27	]	847	648

NON-CURRENT LIABILITIES			12,713	12,746

Current provisions	[24	]	1,089	1,012
Financial debt	[25	]	1,023	1,294
Liabilities from finance leases	[26	]	23	23
Trade payables	[27	]	3,223	3,485
Other current liabilities	[27	]	1,255	1,073
Income tax payables	[27	]	568	525
Liabilities in connection with non-current assets classified as held for sale and disposal groups	[21	]	4	—

CURRENT LIABILITIES			7,185	7,412

TOTAL EQUITY AND LIABILITIES			35,347	34,425

F.3-222

GROUP STATEMENT OF CASH FLOWS

35 GROUP STATEMENT OF CASH FLOWS

in EUR m, SEE NOTE [30]	Note		2015	2014
Profit before tax			1,646	1,520
Adjustments to profit before tax to calculate cash flow from operating activities
Amortisation of intangible assets/depreciation of tangible assets	[14	], [15]	1,896	1,969
Impairments of financial assets	[16	]	16	1
Profit/loss on disposal of non-current assets			–19	–77
Net interest	[11	]	366	368
Finance income arising from finance leases in accordance with IFRIC 4/IAS 17	[11	]	18	19
Share of profit or loss from associates and joint ventures (at equity)	[16	]	–12	–22
Distributions/dividends received from associates and joint ventures	[16	]	22	15
Income taxes paid	[12	]	–533	–599
Changes in assets and liabilities
Change in inventories	[17	]	–45	–23
Change in trade receivables	[18	]	291	–214
Change in provisions	[23 [24	], ]	–22	31
Change in trade payables	[27	]	–191	299
External funding/allocation to plan assets re. defined benefit plans	[23	]	—	–300
Change in other assets and liabilities			160	14
CASH FLOW FROM OPERATING ACTIVITIES			3,593	3,001
Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/IAS 17			–1,894	–1,957
Payments for investments in consolidated companies	[3	]	–113	–65
Payments for investments in financial assets			–76	–52
Payments for investments in securities	[19	]	–953	–656
Proceeds on disposal of securities	[19	]	1,052	306
Proceeds on disposal of tangible and intangible assets and amortisation of receivables from finance leases in accordance with IFRIC 4/IAS 17			88	151
Proceeds on disposal of consolidated companies and from purchase price repayment claims			1	99
Proceeds on disposal of non-current assets held for sale and disposal groups	[21	]	12	42
Proceeds on disposal of financial assets			88	69
CASH FLOW FROM INVESTING ACTIVITIES			–1,795	–2,063

F.3-223

36 GROUP STATEMENT OF CASH FLOWS

in EUR m, SEE NOTE [30]	Note		2015	2014
Dividend payments to Linde AG shareholders and non-controlling interests	[33	]	–701	–645
Cash outflows for the purchase of own shares	[22	]	—	–5
Interest received	[11	]	182	168
Interest paid	[11	]	–546	–526
Proceeds of loans and capital market debt	[25	]	3,150	3,003
Cash outflows for the repayment of loans and capital market debt	[25	]	–3,580	–2,976
Cash outflows for the repayment of liabilities from finance leases	[26	]	–24	–21
CASH FLOW FROM FINANCING ACTIVITIES			–1,519	–1,002
CHANGE IN CASH AND CASH EQUIVALENTS			279	–64
OPENING BALANCE OF CASH AND CASH EQUIVALENTS	[20	]	1,137	1,178
Effects of currency translation			3	23
Cash and cash equivalents reported as non-current assets classified as held for sale and disposal groups	[21	]	–2	—
CLOSING BALANCE OF CASH AND CASH EQUIVALENTS	[20	]	1,417	1,137

F.3-224

STATEMENT OF CHANGES IN GROUP EQUITY

37 STATEMENT OF CHANGES IN GROUP EQUITY

			Revenue reserves		Cumulative changes in equity not recognised through the statement of profit or loss
in EUR m, SEE NOTE [22]	Capital subscribed	Capital reserve	Remeasurement of defined benefit plans	Retained earnings	Currency translation differences	Available- for-sale financial assets	Hedging instruments	Total equity attributable to Linde AG shareholders	Non- controlling interests	Total equity
AT 01.01.2014	475	6,712	–482	7,005	–1,179	14	221	12,766	820	13,586
Profit for the year	—	—	—	1,102	—	—	—	1,102	60	1,162
Other comprehensive income (net of tax)	—	—	–498	—	1,240	–9	–650	83	64	147
TOTAL COMPREHENSIVE INCOME	—	—	–498	1,102	1,240	–9	–650	1,185	124	1,309
Dividend payments	—	—	—	–557	—	—	—	–557	–88	–645
Changes as a result of share option schemes	—	18	—	—	—	—	—	18	—	18
Repurchase of own shares	—	—	—	–5	—	—	—	–5	—	–5
TOTAL CONTRIBUTIONS BY AND DISTRIBUTIONS TO OWNERS OF THE COMPANY	—	18	—	–562	—	—	—	–544	–88	–632
OTHER CHANGES	—	—	—	–1	—	—	—	–1	5	4
AT 31.12.2014/ 01.01.2015	475	6,730	–980	7,544	61	5	–429	13,406	861	14,267
Profit for the year	—	—	—	1,149	—	—	—	1,149	103	1,252
Other comprehensive income (net of tax)	—	—	14	—	1,066	–6	–476	598	24	622
TOTAL COMPREHENSIVE INCOME	—	—	14	1,149	1,066	–6	–476	1,747	127	1,874
Dividend payments	—	—	—	–585	—	—	—	–585	–116	–701
Changes as a result of share option schemes	—	6	—	—	—	—	—	6	—	6
TOTAL CONTRIBUTIONS BY AND DISTRIBUTIONS TO OWNERS OF THE COMPANY	—	6	—	–585	—	—	—	–579	–116	–695
OTHER CHANGES	—	—	—	4	—	—	—	4	–1	3
AT 31.12.2015	475	6,736	–966	8,112	1,127	–1	–905	14,578	871	15,449

F.3-225

SEGMENT INFORMATION

(PART OF THE NOTES TO THE GROUP FINANCIAL STATEMENTS)

38 SEGMENT INFORMATION

in EUR m, SEE NOTE [31]	Segments		Segments				Reconciliation		Group
	Gases Division		Engineering Division		Other Activities
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Revenue from third parties	15,157	13,966	2,188	2,516	599	565	—	—	17,944	17,047
Revenue from other segments	11	16	406	590	8	2	–425	–608	—	—
TOTAL REVENUE FROM THE REPORTABLE SEGMENTS	15,168	13,982	2,594	3,106	607	567	–425	–608	17,944	17,047
OPERATING PROFIT	4,151	3,835	216	300	44	62	–280	–277	4,131	3,920
Restructuring costs (non-recurring item)	160	64	30	—	—	—	2	2	192	66
Amortisation of intangible assets/ depreciation of tangible assets	1,863	1,937	41	35	30	33	–38	–36	1,896	1,969
EBIT	2,128	1,834	145	265	14	29	–244	–243	2,043	1,885
Capital expenditure (excluding financial assets)	1,881	1,890	32	41	20	13	3	10	1,936	1,954

in EUR m	Segments
	Gases Division
	EMEA		Asia/Pacific		Americas		Total Gases Division
	2015	2014	2015	2014	2015	2014	2015	2014
Revenue from third parties	5,984	5,969	4,130	3,792	5,043	4,205	15,157	13,966
Revenue from other segments	26	11	27	20	140	109	11	16
TOTAL REVENUE FROM THE REPORTABLE SEGMENTS	6,010	5,980	4,157	3,812	5,183	4,314	15,168	13,982
OPERATING PROFIT	1,790	1,778	1,063	1,010	1,298	1,047	4,151	3,835
Restructuring costs (non-recurring item)	87	38	40	17	33	9	160	64
Amortisation of intangible assets/ depreciation of tangible assets	688	665	584	645	591	627	1,863	1,937
EBIT	1,015	1,075	439	348	674	411	2,128	1,834
Capital expenditure (excluding financial assets)	895	946	386	413	600	531	1,881	1,890

F.3-226

39 REVENUE BY LOCATION OF CUSTOMER

in EUR m	2015	2014
Europe	6,574	6,560
Germany	1,305	1,261
UK	1,698	1,559
Asia/Pacific	4,950	5,079
China	1,199	1,299
Australia	1,121	1,124
North America	5,218	4,238
USA	4,691	3,734
South America	663	623
Africa	539	547
GROUP REVENUE	17,944	17,047

40 NON-CURRENT ASSETS BY LOCATION OF COMPANY

in EUR m	2015	2014
Europe	10,840	10,468
Germany	1,262	1,198
UK	1,585	1,544
Asia/Pacific	8,135	8,076
China	1,641	1,616
Australia	1,246	1,310
North America	7,161	6,406
USA	2,749	2,411
South America	417	471
Africa	593	707
NON-CURRENT SEGMENT ASSETS	27,146	26,128

The information disclosed by country excludes goodwill.

F.3-227

NOTES TO THE GROUP FINANCIAL STATEMENTS

PRINCIPLES

[1] Basis of preparation

The Linde Group is an international technology group which operates across the globe. The parent company of The Linde Group is Linde Aktiengesellschaft. The registered office of Linde AG is in Munich, Germany (Munich Commercial Register, ref. HRB 169850).

The consolidated financial statements of Linde Aktiengesellschaft for the year ended 31 December 2015 have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) as adopted by the European Union pursuant to EU Regulation No. 1606/2002 of the European Parliament and the Council on the application of International Accounting Standards in the European Union. The consolidated financial statements also comply with the additional requirements set out in § 315a (1) of the German Commercial Code (HGB). All the Standards which were in force at the balance sheet date have been applied and, in addition, those set out in NOTE [7] which have been applied early.

The reporting currency is the Euro. All amounts are shown in millions of euro (EUR m), unless stated otherwise.

The Group statement of profit or loss has been prepared using the cost of sales method.

The financial statements of the main operating entities which are included in the consolidated financial statements have been audited by KPMG AG Wirtschaftsprüfungsgesellschaft. The annual financial statements of companies included in the consolidation are drawn up at the same balance sheet date as the annual financial statements of Linde Aktiengesellschaft.

[2] Principles of consolidation

Companies are consolidated using the acquisition method. The cost of an acquisition is measured at the fair value of assets acquired and the liabilities assumed or transferred at the date of acquisition. Acquisition-related costs are recognised in profit or loss when they arise. The identifiable assets, liabilities and contingent liabilities acquired as a result of a business combination are recognised at their fair values at the date of acquisition. After the purchase price allocation, the remaining difference between the purchase price and the share of net assets acquired restated at their fair values is recognised as goodwill. Adjustments regarding contingent consideration after the one-year adjustment period, disclosed as a liability at the date of acquisition, are recognised in profit or loss. To date, non-controlling interests have always been measured in Linde at the appropriate share of the identifiable net assets in the company acquired.

Where non-controlling interests are acquired, any remaining balance between the acquisition cost and the share of net assets acquired is offset directly in equity.

Intra-Group sales, income and expenses and accounts receivable and payable are eliminated.

Intra-Group profits and losses arising from intra-Group deliveries of non-current assets and inventories are also eliminated.

The same principles apply to the measurement of companies accounted for using the equity method as for the consolidation of subsidiaries.

[3] Acquisitions

An acquisition is deemed to be significant if its total assets after the purchase price allocation (inclusive of goodwill) exceed EUR 50 m. The major acquisition in the financial year was the acquisition of the LPG business from Wesfarmers Kleenheat Gas Pty Ltd, which is based on Australia’s east coast.

LPG business acquired from Wesfarmers Kleenheat Gas Pty Ltd on Australia’s east coast

On 20 February 2015, The Linde Group acquired the assets and liabilities of the LPG business of Wesfarmers Kleenheat Gas Pty Ltd on the east coast of Australia under an asset deal. From that date, the business has been included in full in the consolidated financial statements of The Linde Group. The aim of the acquisition was to continue to expand the LPG distribution network on the east coast of Australia. After adjusting for some cash items and liabilities, the purchase price was EUR 53 m, which was settled in cash. As at 31 December 2015, all liabilities were settled. The main components of the goodwill of EUR 3 m remaining after the purchase price allocation are synergies with the Group’s existing LPG business on the east coast of Australia as well as going concern synergies arising from the business acquired. The goodwill is not tax-deductible. Compared with the previous quarter, the goodwill has dropped by EUR 1 m due to additional deferred tax assets that had to be set up.

In the course of the acquisition, Linde acquired assets of EUR 12 m which, at the date of acquisition, had already been put up for sale due to stipulations made by the Australian Competition & Consumer Commission. By the reporting date, these assets had been sold in full at the value stated and the revenue associated with the sale had already been received.

No receivables were acquired in the course of the acquisition.

Other acquisitions

In the 2015 financial year, Linde made acquisitions to expand its business in the Industrial Gases and Healthcare product areas in the EMEA and Americas segments. The total purchase price for these acquisitions was EUR 54 m, of which EUR 50 m was paid in cash. The total purchase price includes deferred purchase price payments and contingent consideration. Sometimes separate transactions were agreed with former owners. In the course of these corporate acquisitions, Linde has acquired non-current assets as well as inventories. Total goodwill arising was EUR 42 m, including fair value adjustments in the course of purchase price allocations of EUR 7 m. Part of the goodwill (EUR 39 m) is tax-deductible. Key components of the goodwill relate to synergy potential and access to new sales markets.

Linde has not acquired any receivables in the course of these acquisitions.

F.3-228

41 IMPACT OF ACQUISITIONS ON THE NET ASSETS OF THE LINDE GROUP

Opening balance upon initial consolidation	Fair value
in EUR m	Kleenheat	Other
Non-current assets	36	14
Inventories	5	1
Other current assets	1	—
Non-current assets classified as held for sale and disposal groups	12	—
Equity (attributable to Linde AG)	50	12
Liabilities	4	3

42 IMPACT OF ACQUISITIONS ON THE PROFIT FOR THE YEAR OF THE LINDE GROUP

in EUR m	Profit for the year since the acquisition date	Profit for the year since the beginning of the financial year 01.01.2015[1]
Kleenheat	2	2
Other	12	17

[1]	When these amounts were calculated, the fair value adjustments were assumed to be the same as those at the acquisition date.

43 IMPACT OF ACQUISITIONS ON THE REVENUE OF THE LINDE GROUP

in EUR m	Revenue since the acquisition date	Revenue since the beginning of the financial year 01.01.2015[1]
Kleenheat	86	97
Other	31	51

[1]	When these amounts were calculated, the fair value adjustments were assumed to be the same as those at the acquisition date.

F.3-229

[4] Scope of consolidation

The Group financial statements comprise Linde AG and all the companies over which Linde AG is able to exercise control as defined by IFRS 10 or joint control together with other parties as defined by IFRS 11. Companies over which Linde AG can exercise joint control are included in the consolidated financial statements on a line-by-line basis or using the equity method, depending on the characteristics of the company. If Linde AG holds a majority of the voting rights in a company, this generally indicates that it exercises control over the company in the absence of any other restrictive contractual agreements. If Linde AG holds the same number of voting rights as another company, this generally indicates joint control, unless other (contractual) rights result in control being exercised by one of the shareholders. A detailed explanation of the discretionary powers and assumptions governing the decision as to whether control or joint control is being exercised is given in NOTE [7].

Associates over which Linde AG can exercise significant influence as defined by IAS 28 are also accounted for using the equity method. Significant influence is presumed if Linde AG holds (directly or indirectly) 20 percent or more of the voting rights in an investee, unless it can be clearly demonstrated that this is not the case.

Non-consolidated subsidiaries, when taken together, are immaterial from the Groups point of view in terms of total assets, revenue and profit or loss for the year and do not have a significant impact on the net assets, financial position and results of operations of the Group. For that reason, they are not included in the consolidated financial statements.

The following table shows the structure of companies included in the consolidated financial statements of The Linde Group and movements during the financial year:

44 COMPANIES INCLUDED IN THE SCOPE OF CONSOLIDATION

	At 31.12.2014	Additions	Disposals	At 31.12.2015
CONSOLIDATED SUBSIDIARIES	535	4	11	528
of which within Germany	18	1	1	18
of which outside Germany	517	3	10	510
PROPORTIONATELY CONSOLIDATED COMPANIES	5	—	—	5
of which within Germany	—	—	—	—
of which outside Germany	5	—	—	5
COMPANIES CONSOLIDATED USING THE EQUITY METHOD	35	2	—	37
of which within Germany	3	2	—	5
of which outside Germany	32	—	—	32
NON-CONSOLIDATED SUBSIDIARIES	59	1	10	50
of which within Germany	1	—	1	—
of which outside Germany	58	1	9	50

Changes in the scope of the consolidation may arise as a result of acquisitions, sales, mergers or closures, or as a result of changes in the assessment as to whether Linde AG exercises control or joint control over a company.

Most of the disposals were mergers and liquidations. Significant additions during the financial year are shown in NOTE [3].

In the 2015 financial year, there were no effects on the equity of The Linde Group from changes in ownership interests in subsidiaries which did not result in either a loss of control or the acquisition of control.

The following fully-consolidated subsidiaries are exempt under the provisions of § 264 (3) and § 264b of the German Commercial Code (HGB) from the duty to prepare full annual financial statements and a management report in accordance with the rules for corporations set out in §§ 264 ff. HGB and to have them audited and publish them.

F.3-230

45 COMPANIES EXEMPT FROM THE DISCLOSURE OBLIGATIONS

Name	Registered office
Commercium Immobilien- und Beteiligungs-GmbH	Munich
Gas & More GmbH (formerly Heins & Co. GmbH)	Pullach
Hydromotive GmbH & Co. KG	Leuna
Linde Electronics GmbH & Co. KG	Pullach
Linde Gas Produktionsgesellschaft mbH & Co. KG	Pullach
Linde Gas Therapeutics GmbH	Oberschleissheim
Linde Remeo Deutschland GmbH	Blankenfelde-Mahlow
Linde Schweißtechnik GmbH	Pullach
Linde Welding GmbH	Pullach
MTA GmbH Medizin-Technischer Anlagenbau	Mainhausen
Selas-Linde GmbH	Pullach
Tega-Technische Gase und Gasetechnik Gesellschaft mit beschränkter Haftung	Würzburg
Unterbichler Gase GmbH	Munich

A list of the shareholdings of The Linde Group is given in NOTE [41].

[5] Foreign currency translation

Transactions in foreign currency are translated into the relevant functional currency of the individual entity on the transaction date. After initial recognition, foreign currency fluctuations relating to monetary items are recognised in profit or loss. For non-monetary items, historic translation rates continue to form the measurement basis.

Translation differences arising from the translation of items into the reporting currency continue to be recognised in other comprehensive income. The financial statements of foreign subsidiaries, including any fair value adjustments identified in the course of a purchase price allocation, are translated in accordance with the functional currency concept set out in IAS 21 The Effects of Changes in Foreign Exchange Rates.

Assets and liabilities, contingent liabilities and other financial commitments are translated at the mid-rate on the balance sheet date (closing rate method). Items in the statement of profit or loss and the net income for the year are translated at a rate which approximates to the translation rate on the date of the transaction (the average rate).

Differences arising from the translation of equity are recognised in other comprehensive income.

The financial statements of foreign companies accounted for using the equity method are translated using the same principles for the adjustment of equity as are applied to consolidated subsidiaries.

The financial statements of subsidiaries outside Germany which report in a functional currency which is the currency of a hyperinflationary economy are adjusted for the change in purchasing power arising from the inflation.

Since 1 January 2010, Linde’s activities in Venezuela, which is classified as a hyperinflationary economy in accordance with IAS 29 Financial Reporting in Hyperinflationary Economies, have been reported after adjustment for the effects of inflation. The rate of inflation is calculated using an inflation index derived from exchange rate movements.

F.3-231

[6] Currencies

The principal exchange rates used are set out below:

46 PRINCIPAL EXCHANGE RATES

		Exchange rates on balance sheet date		Average rates for the year
Exchange rate EUR 1 =	ISO code	31.12.2015	31.12.2014	2015	2014
Argentina	ARS	14.05343	10.24078	10.26795	10.77206
Australia	AUD	1.49183	1.48084	1.47802	1.47214
Brazil	BRL	4.30163	3.21518	3.69700	3.11940
Canada	CAD	1.50315	1.40591	1.41916	1.46599
China	CNY	7.05243	7.50845	6.97578	8.18499
Czech Republic	CZK	27.02527	27.65959	27.28359	27.53506
Hungary	HUF	315.53554	316.60565	309.95693	308.69539
Malaysia	MYR	4.66296	4.23024	4.33630	4.34290
Norway	NOK	9.60318	9.04242	8.95181	8.35564
Poland	PLN	4.26117	4.28704	4.18471	4.18442
South Africa	ZAR	16.80825	13.99917	14.16740	14.39463
South Korea	KRW	1,277.14050	1,323.45492	1,256.27746	1,398.12305
Sweden	SEK	9.17495	9.43320	9.35721	9.09911
Switzerland	CHF	1.08828	1.20289	1.06803	1.21463
Turkey	TRY	3.16877	2.82439	3.02340	2.90375
United Kingdom	GBP	0.73685	0.77679	0.72610	0.80610
USA	USD	1.08605	1.20985	1.11003	1.32851

[7] Accounting policies

The Group financial statements have been prepared under the historical cost convention, with the exception of derivative financial instruments, available-for-sale financial assets, and plan assets relating to externally funded defined benefit pension obligations, which are stated at their fair values.

The financial statements of companies included in the consolidated financial statements of The Linde Group have been prepared using uniform accounting policies in accordance with IFRS 10 Consolidated Financial Statements.

Recently issued accounting standards

The IASB and IFRIC have revised numerous standards and have issued many new ones in the course of their projects to develop IFRS and achieve convergence with US GAAP. Of these, the following standards are mandatory in the consolidated financial statements of The Linde Group for the year ended 31 December 2015:

•	Improvements to IFRSs (2011–2013)

Recently issued accounting standards which have not yet been applied

The following standards have been issued by the IASB, but have not been applied in the consolidated financial statements of The Linde Group for the year ended 31 December 2015, as they are either not yet effective and/or have not yet been adopted by the European Union:

•	IFRS 15 Revenue from Contracts with Customers including Amendments to IFRS 15 (first-time application according to IASB in financial years beginning on or after 1 January 2018)

•

IFRS 9 Financial Instruments and Subsequent Amendments (Hedge Accounting and Amendments to IFRS 9, IFRS 7 and IAS 39 as well as Amendments to IFRS 9/IFRS 7: Mandatory Effective Date and Transition Disclosures) (first-time application according to IASB in financial years beginning on or after 1 January 2018)

•	Amendments to IAS 19 Employee Benefits: Defined Benefit Plans – Employee Contributions (first-time application according to IASB in financial years beginning on or after 1 July 2014)

•

Amendments to IFRS 11 Joint Arrangements: Accounting for Acquisitions of Interests in Joint Operations (first-time application according to IASB in financial years beginning on or after 1 January 2016)

•	Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (first-time application postponed indefinitely by the IASB)

•	Amendments to IFRS 10, IFRS 12 and IAS 28: Investment Entities: Applying the Consolidation Exception (first-time application according to IASB in financial years beginning on or after 1 January 2016)

•

Amendments to IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets: Clarification of Acceptable Methods of Depreciation and Amortisation (first-time application according to IASB in financial years beginning on or after 1 January 2016)

F.3-232

•	Amendments to IAS 1: Disclosure Initiative (first-time application according to IASB in financial years beginning on or after 1 January 2016)

•	Improvements to IFRSs (2010–2012), (first-time application according to IASB in financial years beginning on or after 1 July 2014)

•	Improvements to IFRSs (2012–2014), (first-time application according to IASB in financial years beginning on or after 1 January 2016)

IFRS 15

The new standard on revenue recognition seeks to create a framework which brings together the multiplicity of rules which have until now been set out in a number of different standards and interpretations. At the same time, its objective is to establish a uniform set of basic principles which will apply to all industry sectors and all categories of revenue transactions.

In future, companies preparing their financial statements in accordance with IFRS will determine when to recognise revenue (at what time or over which period) and how much revenue to recognise by applying five steps. In addition to the five-step model, the standard includes a number of additional rules covering various issues in detail, such as accounting for contract costs and contract modifications.

In particular, the new rules set out below may give rise to changes from existing practice:

•

Recognition of revenue when control is transferred. The point in time at which (or the period of time over which) revenue is recognised is determined by the transfer of control over the goods or services to the customer (control approach). The transfer of risks and rewards (risk and reward approach) is only an indication that a transfer of control may have taken place.

•	Specific rules on arrangements with multiple elements

•	New criteria for revenue recognition over the period in which the performance obligation is satisfied

•	More extensive disclosures in the notes to the financial statements

The new rules become effective for the financial years beginning on or after 1 January 2018. Earlier application is permitted and recommended. EU endorsement is still pending.

IFRS 15 will replace IAS 11 Construction Contracts and IAS 18 Revenue, as well as IFRIC 13 Customer Loyalty Programmes, IFRIC 15 Agreements for the Construction of Real Estate, IFRIC 18 Transfer of Assets from Customers and SIC 31 Revenue – Barter Transactions Involving Advertising Services.

A detailed analysis is currently being conducted to evaluate the impact of IFRS 15.

IFRS 9

IFRS 9, which was published in July 2014, replaces the existing guidelines in IAS 39 Financial Instruments: Recognition and Measurement.

IFRS 9 presents revised guidance on the classification and measurement of financial instruments, including a new expected credit loss model for calculating impairment on financial assets, as well as new general hedge accounting requirements. It also carries forward from IAS 39 the requirements for recognition and derecognition of financial instruments. IFRS 9 – subject to adoption into EU law – first needs to be applied to financial years which start on or after 1 January 2018. Earlier application is permitted.

IFRS 9 may result in changes in the classification and measurement of financial assets and financial liabilities in the consolidated financial statements of The Linde Group.

The remaining standards have no significant impact on the net assets, financial position and results of operations of The Linde Group.

Revenue recognition

Revenue comprises sales of products and services as well as lease and rental income, less discounts and rebates.

Revenue from the sale of goods is recognised when the risks of ownership have been transferred to the customer, the consideration can be reliably determined and it is probable that the associated receivables will be collected. If the customer is to take delivery of the goods, the relevant sale will not be recognised until the customer has accepted delivery. In the case of long-term service contracts, revenue is recorded on a straight-line basis over the period of the contract.

Revenue from customer-specific construction contracts is recognised in accordance with IAS 18 Revenue and/or IAS 11 Construction Contracts, based on the stage of completion of the contract (percentage of completion method, or PoC method). Under this method, revenue is only recognised when the outcome of a construction contract can be estimated reliably.

For revenue and earnings recognition relating to lease transactions, see the section below on accounting for leases.

F.3-233

Long-term construction contracts

Long-term construction contracts are measured using the PoC method. The stage of completion of each contract is determined by the ratio of the costs incurred to the expected total cost (cost-to-cost method). When the outcome of a construction contract cannot be estimated reliably, revenue is recognised only to the extent of the contract costs incurred (zero profit method). If the cumulative contract output (costs incurred plus profits disclosed) exceeds payments on account on an individual contract, the construction contract is disclosed under Trade receivables. If there is a negative balance after deducting payments on account, the amount is disclosed under Trade payables. Anticipated losses on contracts are recognised in full, based on an assessment of identifiable risks.

The financial income from long-term construction contracts is disclosed in other operating income as a result of its clear relationship with the Groups operating business.

Cost of sales

Cost of sales comprises the cost of goods and services sold and the cost of merchandise sold. It includes not only the cost of direct materials and direct manufacturing expenses, but also overheads including depreciation of production plants, amortisation of certain intangible assets and inventory write-downs.

Research and development costs

Research costs and development costs which cannot be capitalised are recognised immediately in profit or loss.

Financial result

The financial result includes interest expenses on liabilities, dividends received, interest income on receivables and gains and losses on financial instruments recognised in profit or loss. The net interest cost relating to pension provisions and any loss on remeasurement of certain embedded derivatives are also included in financial expenses.

Interest income and interest expenses are recognised in profit or loss on the basis of the effective interest rate method.

Dividends are recognised in profit or loss when they have been declared. Dividend payments made by operating companies which are reported at cost or at fair value in which Linde holds more than 10 percent of the voting rights and which have a clear connection to Linde’s core operating business are recognised in other operating income. Core businesses are defined as those business areas which make a material contribution to the revenue of a division. A material contribution is deemed to be one of around 20 percent.

Finance income relating to finance leases is calculated using the effective interest rate method. In addition, any gain on remeasurement of certain embedded derivatives is disclosed in financial income.

Intangible assets

Intangible assets comprise goodwill, customer relationships, brand names, that portion of development costs which may be recognised as an asset, patents, software, licences and similar rights.

Purchased and internally generated intangible assets are stated at acquisition cost or manufacturing cost less accumulated amortisation and any impairment losses. An internally generated intangible asset is recognised if it can be identified as an asset, if it is probable that the future economic benefits that are attributable to the asset will flow to Linde, and if the cost of the asset can be measured reliably. Amortisation of intangible assets is recognised under the heading in the statement of profit or loss which corresponds to its functional features. It is important to determine whether the intangible assets have finite or indefinite useful lives. Goodwill, intangible assets with indefinite useful lives and intangible assets not yet ready for use are not amortised, but are subject instead to an impairment test once a year, or more often if there is any indication that an asset may be impaired.

The impairment test in accordance with IAS 36 Impairment of Assets compares the carrying amount of the cash-generating unit or of the asset to be tested with the recoverable amount. The recoverable amount is the higher of an assets fair value less costs to sell and its value in use.

According to IAS 36 Impairment of Assets, goodwill is allocated to the cash-generating unit (CGU), the lowest level at which goodwill is monitored for internal management purposes, and tested for impairment at least once a year at this level. This level corresponds to the operating and, at the same time, reportable segments EMEA, Americas and Asia/Pacific, as well as the Engineering Division und Other Activities. The impairment test involves initially comparing the value in use of the cash-generating unit with its carrying amount. If the carrying amount of the cash-generating unit exceeds the value in use, a test is performed to determine whether the fair value of the asset less costs to sell is higher than the carrying amount. Any impairment losses relating to an intangible asset with an indefinite useful life are recognised in the statement of profit or loss and disclosed in functional costs.

To calculate the value in use of the cash-generating units, post-tax future cash inflows and outflows are derived from corporate financial budgets approved by management which cover a detailed planning period of five years. The calculation of the terminal value is based on the future net cash flows from the latest available detailed planning period. The post-tax interest rates used to discount the cash flows take into account industry-specific and country-specific risks relating to the particular cash-generating unit. When the terminal value is discounted, declining growth rates are used, which are lower than the growth rates calculated in the detailed planning period and which serve mainly to compensate for a general inflation rate.

Intangible assets with finite useful lives are amortised over the estimated useful life of the assets, and the amortisation expense is disclosed under the heading in the statement of profit or loss which corresponds to the functional features of the underlying asset. Customer relationships are stated at acquisition cost and amortised on a straight-line basis over their estimated useful life of between five and 40 years. The estimated useful life of customer relationships purchased is calculated on the basis of the term of the contractual relationship underlying the customer relationship, or on the basis of expected customer behaviour. If there are any indications of impairment in the intangible assets, an impairment test is performed.

If the reason for an impairment loss recognised in prior years no longer exists, the carrying amount of the intangible asset is increased to a maximum figure of the carrying amount that would have been determined had no impairment loss been recognised. This does not apply to goodwill.

Costs incurred in connection with the purchase for consideration and in-house development of software used internally, including the costs of bringing this software to an operational state, are capitalised and amortised on a straight-line basis over an estimated useful life of three to eight years.

F.3-234

Tangible assets

Tangible assets are reported at acquisition cost or manufacturing cost less accumulated depreciation based on the estimated useful life of the asset and any impairment losses. The manufacturing cost of internally-generated plants comprises all costs which are directly attributable to the manufacturing process and an appropriate portion of production overheads. The latter include production-related depreciation, a proportion of administration expenses and a proportion of social costs. The acquisition cost or manufacturing cost is reduced by government grants. For qualifying tangible assets, where the purchase or manufacture takes more than one year, the borrowing costs during the construction period are also capitalised. Recognition at manufacturing cost is based on the assumption of normal output. Tangible assets are depreciated using the straight-line method and the depreciation expense is disclosed in the statement of profit or loss under the heading which corresponds to the functional features of the underlying asset. If a tangible asset comprises several significant components with different useful lives, the depreciation is calculated separately for the various components. Existing legal or de facto site restoration obligations are included in the cost of the components based on the discounted expected settlement. The depreciation method and the estimated useful lives of the assets are reviewed on an annual basis and adapted to prevailing conditions.

The following useful lives apply to the different types of tangible assets:

47 USEFUL LIVES OF TANGIBLE ASSETS

Buildings	10–40 years
Technical equipment	6–15 years
Other equipment, operating and office equipment	3–20 years

If significant events or market developments indicate an impairment in the value of the tangible asset, Linde reviews the recoverability of the carrying amount of the asset by testing for impairment. The carrying amount of the asset is compared with the recoverable amount, which is defined as the higher of the assets fair value less costs to sell and its value in use. To determine the recoverable amount on the basis of value in use, estimated future cash flows are discounted at a rate which reflects the risk specific to the asset. If the net carrying amount exceeds the recoverable amount, an impairment loss is recognised. When estimating future cash flows, current and expected future inflows as well as segment-specific, technological, economic and general developments are taken into account. If an impairment test is carried out on tangible assets at the level of a cash-generating unit which also includes a portion of allocated goodwill, and an impairment loss is recognised, then impairment losses will be recognised first in respect of the goodwill and then in respect of the other assets based on their relative carrying amounts, taking into account the fair value of the assets. If the reason for an impairment loss recognised in prior years no longer exists, the carrying amount of the tangible asset is increased to a maximum figure of the carrying amount that would have been determined had no impairment loss been recognised.

For the accounting treatment of assets held under leases, see the section below on accounting for leases.

Associates and joint ventures

Associates and joint ventures are accounted for under the equity method at cost at the date of acquisition. In subsequent periods, the carrying amount is adjusted up or down to reflect Linde’s share of the comprehensive income of the investee. Any distributions received from the investee and other changes in the investees equity reduce or increase the carrying amount of the investment. If the losses of an associate or joint venture attributable to The Linde Group equal or exceed the value of the interest held in this associate or joint venture, no further losses are recognised unless the Group incurs an obligation or makes payments on behalf of the associate or joint venture. If there are any indications of impairment in the investments in associates or joint ventures, the carrying amount of the relevant investment is subject to an impairment test. If the reason for an impairment loss recognised in prior years no longer exists, the carrying amount of the investment is increased to a maximum figure of the share of net assets in the associate or joint venture.

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Inventories

Inventories are reported at the lower of acquisition or manufacturing cost and net realisable value. Net realisable value is the estimated selling price less the estimated costs of completion and the estimated costs necessary to make the sale. Manufacturing cost includes both direct costs and appropriate indirect material and production costs, as well as production-related depreciation charges. Administration expenses and social costs are included if they can be allocated to production. In addition, for inventories where the purchase or manufacture takes more than one year, the borrowing costs are capitalised. Recognition at manufacturing cost is based on the assumption of normal output. Inventories are generally measured on a moving average basis or using the FIFO (first in, first out) method.

Financial instruments

Financial assets and liabilities are only recognised in the Group statement of financial position when Linde becomes bound by the contractual provisions of the financial instrument. In the normal course of events, purchases and sales of financial assets are accounted for on settlement day. The same does not apply to derivatives, which are accounted for on the trading day.

According to IAS 39 Financial Instruments: Recognition and Measurement, financial instruments must be categorised as financial instruments held for trading or at fair value through profit or loss, available-for-sale financial assets, held- to-maturity financial investments, or loans and receivables. No financial instruments were reclassified in the 2015 financial year. The Linde Group does not avail itself of the fair value option, whereby financial assets or financial liabilities are classified are classified as fair value through profit or loss when they are first recognised.

Available-for-sale financial assets include equity instruments and debt instruments. If equity instruments are not held for trading or measured at fair value through profit or loss, they are classified as available-for-sale financial assets. Debt instruments are included in this category if they are held for an unspecified period and can be sold depending on the market situation.

Financial instruments are initially recognised at fair value. Transaction expenses which are directly attributable to the acquisition or issue of financial instruments are only included in the determination of the carrying amount if the financial instruments are not recognised at fair value through profit or loss.

The subsequent measurement of available-for-sale financial assets is based on the separate recognition in equity as other comprehensive income of unrealised gains and losses, inclusive of deferred tax, until they are realised. Equity instruments for which no price is quoted in an active market and for which the fair value cannot be reliably determined are reported at cost. If the fair value of available-for-sale financial assets falls below cost and if there is objective evidence that the asset is impaired, the cumulative loss recognised directly in equity is transferred to profit or loss. Impairment reversals are recognised in equity for equity instruments and in profit or loss for debt instruments.

Loans and receivables and held-to-maturity financial investments are measured at amortised cost using the effective interest rate method. Where there is objective evidence that the asset is impaired, it is recognised at the present value of expected future cash flows if this is lower than amortised cost. The present value of expected future cash flows is calculated using the original effective interest rate of the financial asset.

The Linde Group conducts regular impairment reviews of the following categories of financial assets: loans and receivables, available-for-sale financial assets and held-to-maturity financial investments. The following criteria are applied:

[a]	significant financial difficulty of the issuer or obligor,

[b]	breach of contract, such as a default or delinquency in payments of interest or principal,

[c]	the lender, for economic or legal reasons relating to the borrowers financial difficulty, granting to the borrower a concession that would not otherwise be considered,

[d]	it becoming probable that the borrower will enter bankruptcy or other financial reorganisation,

[e]	the disappearance of an active market for that asset because of financial difficulties,

[f]	a recommendation based on observable data from the capital market,

[g]	information about significant changes with an adverse effect that have taken place in the technological, economic or legal environment of a contracting party,

[h]	a significant or prolonged decline in the fair value of the financial instrument.

A financial asset is eliminated if Linde loses its contractual entitlement to cash flows from such an asset or if it transfers virtually all the risks and opportunities associated with that financial asset. In the 2015 financial year, no financial assets that would qualify for elimination were transferred by Linde.

Under IAS 39 Financial Instruments: Recognition and Measurement, all derivative financial instruments are reported at fair value, irrespective of their purpose or the reason for which they were acquired.

In the case of a fair value hedge, derivatives are used to hedge the exposure to changes in the fair value of assets or liabilities. The gain or loss from the change in fair value of the derivative is recognised immediately in profit or loss. At the same time, the carrying amount of the hedged item is adjusted for the corresponding gain or loss with respect to the hedged risk, which is also recognised immediately in profit or loss.

In the case of a cash flow hedge, derivatives are used to hedge the exposure to variability in cash flows associated with an asset or liability which has been recognised or with forecast transactions. The hedge-effective portion of the gains or losses arising from the remeasurement at fair value of these derivative financial instruments is initially disclosed as other comprehensive income in “Cumulative changes in equity not recognised in the statement of profit or loss”. A transfer is made to the statement of profit or loss when the hedged underlying transaction is realised. The hedge-ineffective portion of the changes in fair value is recognised immediately in profit or loss.

In the case of hedges of a net investment in a foreign operation, hedging instruments are used to hedge the exposure to translation risks arising from investments in a foreign functional currency. Gains and losses arising from these hedging instruments are accounted for in equity as other comprehensive income as part of “Cumulative changes in equity not recognised in the statement of profit or loss” until the company is disposed of or sold.

If the requirements for hedge accounting are not met, the gain or loss on the remeasurement of derivative financial instruments at fair value is recognised in profit or loss.

Under IAS 39 Financial Instruments: Recognition and Measurement, embedded derivatives (i.e. derivatives which are included in host contracts) are separated from the host contract and accounted for as derivative financial instruments, if certain requirements are met.

For more information about risk management and the impact on the balance sheet of derivative financial instruments, see NOTE [29].

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Receivables and liabilities from finance leases, trade receivables and trade payables, financial debt, as well as other receivables and assets and other liabilities, are reported at amortised cost as long as they are not derivative financial instruments. Differences between historic cost and the repayment amount are accounted for using the effective interest rate method. Appropriate impairment losses are recognised if specific risks are identified. The carrying amount of the financial debt which comprises the hedged item in a fair value hedge is adjusted for the corresponding gain or loss with respect to the hedged risk.

Financial instruments which contain both an equity portion and a liability portion are classified in accordance with IAS 32 Financial Instruments: Presentation. The financial instruments issued by The Linde Group are classified entirely as financial liabilities and reported at amortised cost. No part thereof is classified separately as an equity instrument.

Deferred taxes

Deferred tax assets and liabilities are accounted for in accordance with IAS 12 Income Taxes under the liability method in respect of all temporary differences between the carrying amounts of the assets and liabilities under IFRS and the corresponding tax base used in the computation of taxable profit, and in respect of all consolidation adjustments affecting net income and unused tax loss carryforwards.

Deferred tax assets are only recognised for unused tax losses to the extent that it is probable that taxable profits will be available in future years against which the tax losses can be utilised. Deferred taxes are calculated at the tax rates that apply to the period when the asset is realised or the liability is settled, using tax rates set out in laws that have been enacted or substantively enacted in the individual countries by the balance sheet date.

Tax credits which relate to capital expenditure are recognised in accordance with the provisions of IAS 12 Income Taxes. They are not offset against the relevant capital expenditure.

Provisions for pensions and similar obligations

The actuarial valuation of pension provisions is based on the projected unit credit method set out in IAS 19 Employee Benefits for defined benefit obligations. This method takes into account not only vested future benefits and known pensions at the balance sheet date, but also expected future increases in salaries and pensions. The calculation of the provisions is determined using actuarial reports based on biometric assumptions.

The fair value of the plan assets (adjusted if necessary to comply with the rules relating to the asset ceiling set out in IAS 19.64) is deducted from the present value of the pension obligations (gross pension obligation) to give the net pension obligation or net pension asset in respect of defined benefit pension plans. According to IAS 19.64, a net pension asset may only be disclosed if The Linde Group, under its obligation as an employer, has the right to receive a refund of the surplus or to reduce future contributions.

The net interest expense for the financial year is calculated by multiplying the net pension obligation or net pension asset at the beginning of the period by the interest rate underlying the discounting of the gross defined benefit obligation at the beginning of the period.

The discount rate is calculated on the basis of the returns achieved on the relevant call date for high quality fixed-interest corporate bonds in the market. The currency and period to maturity of the underlying bonds correspond to the currency and probable period to maturity of the post-employment benefit obligations.

Remeasurements comprise on the one hand the actuarial gains and losses on the remeasurement of the gross defined benefit obligation and on the other hand the difference between the return on plan assets actually realised and the return assumed at the beginning of the period, which is based on the discount rate of the corresponding gross defined benefit obligation. If a pension plan is overfunded and the asset ceiling applies, remeasurements also comprise the change in the net asset from the application of the asset ceiling rules to the extent that this has not been accounted for in net interest.

Actuarial gains and losses arise from changes in actuarial assumptions or from variations between earlier actuarial assumptions and actual events.

All remeasurements (i.e. actuarial gains and losses, the cumulative effect of an asset ceiling and the effects of an increase in the pension obligation in accordance with IFRIC 14 The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction) are offset immediately in other comprehensive income.

The expense arising from additions to the pension provisions is allocated to functional costs. The net interest expense or net interest income from defined benefit plans is disclosed in the financial result. For each pension plan, it is established whether the net figure is a net interest expense or net interest income and the amounts are disclosed accordingly in the financial result.

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Other provisions

In accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets, Other provisions are recognised when a present obligation to a third party exists as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Provisions are recognised for all identifiable risks and liabilities of uncertain timing or amount. The amounts provided are the best estimate of the probable expenditure required to settle the obligation and are not offset against recourse claims. The estimate of the obligation includes any cost increases which need to be taken into account at the balance sheet date. Provisions which relate to periods of more than twelve months are discounted.

Provisions for warranty claims are recognised taking current or estimated future claims experience into account.

Site restoration obligations are capitalised when they arise, at the discounted value of the obligation, and a provision for the same amount is established at the same time. The depreciation charged on the asset and the unwinding of interest applied to the provision are both allocated as an expense to the periods of use of the asset.

Provisions for restructuring are recognised if a formal, detailed restructuring plan has been drawn up and communicated to the relevant parties.

Cost of sales also includes additions to the provisions for warranties and provisions for onerous contracts. Warranty provisions are established for the estimated cost at the date of sale of that particular product. Provisions for onerous contracts are made in full in the reporting period in which the estimated cost of the particular contract exceeds the expected revenue.

For general and business risks, insurance contracts are entered into with an insurer outside the Group. The costs arising from these insurance contracts are recognised in functional costs.

In previous years, companies in The Linde Group acted as reinsurers in respect of some of the above-mentioned insurance contracts. The provisions of this type which still exist fall within the scope of IFRS 4 Insurance Contracts. Insurance risks are recognised in the Group financial statements in the form of a provision for unsettled claims. The provision for payment obligations comprises insurance claims which have arisen by the balance sheet date but which have not yet been settled. Provisions for claims which have been notified by the balance sheet date are based on estimates of the future costs of the claims including loss adjustment expenses. These are set up on the basis of individual obligations. Provisions for claims incurred but not reported at the balance sheet date (IBNR) are set up to take account of the estimated cost of claims. Due to the fact that no information is available about the extent of these claims, estimates are made based on industry experience. The provision is calculated using actuarial and statistical methods.

Income tax provisions are disclosed in income tax liabilities.

Accounting for leases

Lease agreements are classified as finance leases in accordance with IAS 17 Leases if they transfer substantially all the risks and rewards incidental to ownership of the leased asset to the lessee. All other leases are operating leases. Linde Group companies enter into lease agreements both as lessor and as lessee.

When Linde enters into an agreement as the lessor of assets held under a finance lease, the future minimum lease payments due from the customer, equivalent to the net investment in the lease, are disclosed under Receivables from finance leases. Finance income is spread over the reporting periods using the effective interest rate method.

When Linde is the lessee under a finance lease agreement, the assets are disclosed at the beginning of the lease under tangible assets at the fair value of the leased asset or, if lower, at the present value of the minimum lease payments, while the corresponding liabilities to the lessor are recognised in the balance sheet as Liabilities from finance leases. When the present value is calculated, the interest rate underlying the lease agreement is used or, if that is not available, the incremental borrowing rate. Depreciation charged on this tangible asset and the reduction of the lease liability are recorded over the lease term. If the useful life of the asset is shorter than the lease term, this should be used to determine the depreciation period instead. Whereas the leased property is depreciated on a straight-line basis over the lease term, the related lease liability is amortised using the effective interest rate method. Over the course of the lease term, this results in a difference between the lease obligation and the carrying amount of the leased property. Rental and lease payments made by Linde under operating leases are recognised in functional costs in the statement of profit or loss on a straight-line basis over the lease term.

According to IFRIC 4 Determining whether an Arrangement contains a Lease, if specific criteria are met, certain arrangements should be accounted for as leases that do not take the legal form of a lease. In particular, in the Gases Division, certain gas supply contracts are classified as embedded leases if fulfilment of the arrangement depends upon a specific asset and if the gas customer obtains substantially all the production capacity of the asset. If an embedded lease exists, the criteria set out in IAS 17 Leases are used to examine in each individual case whether, under the gas supply contract, substantially all the risks and rewards incidental to ownership of the plant have been transferred to the gas customer. The first step in the review process is to separate that portion of the gas supply contract which relates to the embedded lease from the rest of the contract. Then it is established whether the minimum lease payments thus identified amount to substantially all the fair value of the plant and whether the minimum lease term is for the major part of the plants economic life. Any other clauses in the agreement, especially those relating to the transfer of ownership, the acquisition or the extension of the lease term, are also examined for their impact on the transfer of risks and rewards incidental to ownership of the plant. If these review procedures establish that a gas supply contract contains a finance lease component, the investment in the plant is recognised in revenue not affecting profit or loss and the resulting receivable is disclosed under Receivables from finance leases.

In the case of operating leases or embedded operating leases, if the economic ownership of the leased asset is not transferred to the customer as lessee, but remains with Linde as lessor, the lease income from the operating lease is recognised in revenue on a straight-line basis over the lease term.

Non-current assets held for sale and disposal groups and discontinued operations

Non-current assets and disposal groups are classified separately in the balance sheet as held for sale if they are available for sale in their present condition and the sale is highly probable. Assets that are classified as held for sale are measured at the lower of their carrying amount and their fair value less costs to sell. Liabilities classified as directly related to non-current assets held for sale are disclosed separately as held for sale in the liabilities section of the balance sheet. For discontinued operations, additional disclosures are required in the Notes, as long as the requirements for classification as discontinued operations are met.

F.3-238

Discretionary decisions and estimates

The preparation of the Group financial statements in accordance with IFRS requires discretionary decisions and estimates for some items, which might have an effect on their recognition and measurement in the statement of financial position and statement of profit or loss. The actual amounts realised may differ from these estimates. Estimates are required in particular for:

•	the assessment of the need to recognise and the measurement of impairment losses relating to intangible assets, tangible assets and inventories, SEE NOTES [14], [15] AND [17],

•	the determination of the estimated useful lives of tangible assets and the assessment as to which components of cost may be capitalised. SEE NOTE [15],

•	the assessment of the need to recognise provisions for bad debts. SEE NOTE [18],

•	the recognition and measurement of pension obligations. SEE NOTE [23],

•	the recognition and measurement of other provisions. SEE NOTE [24],

•	the assessment of the stage of completion of long-term construction contracts. SEE NOTES [18] AND [27],

•	the assessment of lease transactions,

•	the measurement of assets acquired and liabilities assumed on the formation of business combinations. SEE NOTE [3],

•	the assessment as to whether Linde exercises control, joint control or significant influence over companies in which it holds less than 100 percent of the voting rights. SEE NOTES [4] AND [7].

Any change in the key factors which are applied in impairment reviews of goodwill, other intangible assets, tangible assets or inventories may possibly result in higher or lower impairment losses or no impairment losses at all being recognised. SEE NOTE [14] FOR SENSITIVITY INFORMATION.

Other significant estimates include the determination of estimated useful lives for intangible assets and tangible assets. Uniform Group guidelines based on past experience apply to estimated useful lives in the main asset classes. Assumptions also need to be made when Linde assesses whether an asset may be capitalised and which components of the cost of the asset may be capitalised. Estimates need to be made here, for example, of the expected future economic benefits of an asset or the expected future costs of the dismantling of plants. In addition, the capitalisation of costs which are incurred during the operating phase of an asset, such as the costs of upgrades to plants or their complete overhaul, depends on whether these costs will lead to better or higher output or whether they extend the estimated useful life of the asset.

Establishing provisions for bad debts is based to a large extent on making estimates and assessments about individual amounts receivable. These estimates and assessments are founded on the creditworthiness of that particular customer, prevailing economic trends and an analysis of historic bad debts on a portfolio basis. Individual provisions for bad debts take account of both customer-specific and country-specific risks.

The obligation arising from defined benefit pension commitments is determined on the basis of actuarial assumptions. Key actuarial assumptions include the discount rate, trends in pensions and vested future benefits, and life expectancy. The discount rate is determined on the basis of returns achieved on the relevant call date for high quality fixed-interest corporate bonds in the market. The currency and period to maturity of the underlying bonds correspond to the currency and probable period to maturity of the post-employment benefit obligations. If such returns are not available, the discount rates are based on market returns for government bonds.

Sensitivity analyses of significant actuarial assumptions made are provided in NOTE [23].

The recognition and measurement of other provisions are based on the assessment of the probability of an outflow of resources, and on past experience and circumstances known at the balance sheet date. The actual outflow of resources at a future date may therefore vary from the figure included in other provisions. Different discretionary decisions and estimates are required for different types of provision. The main estimates used for each type of provision are set out below.

F.3-239

In the case of provisions for site restoration obligations, an estimate is made, based on past experience, of future costs expected to be incurred to dismantle plants and restore the land on which the plant was built to its original condition. The expected costs are reassessed on an annual basis and the amount of the provision is adjusted if required.

Provisions for warranties and onerous contracts include provisions for warranties and provisions for litigation. Assumptions are made here about the probability of occurrence of the risk and the expected future outflow of resources. The uncertainty associated with the measurement of warranty provisions is relatively moderate, as Linde has recourse to historic warranty cost ratios when determining the amounts to be set aside.

Litigation is associated with great uncertainty. A significant amount of discretion is required to assess whether a present obligation to a third party exists at the balance sheet date as a result of a past event, whether it is probable that an outflow of resources will be required in future to settle the obligation and whether a reliable estimate can be made of the amount of the obligation. The current status of outstanding litigation is regularly reviewed and updated by the Groups legal department and lawyers appointed by the Group. Changes to this status as a result of new information may result in adjustments being made to the provision.

Provisions for other obligations include provisions for costs which are expected to arise on the completion of major projects. There is an increased level of uncertainty associated with the measurement of these provisions.

Provisions for obligations relating to personnel primarily include provisions for holiday pay and provisions for wages and salaries. The uncertainty associated with the measurement of these provisions is very low, as the expected costs can be relatively reliably determined.

The assessment of the stage of completion of long-term construction contracts is based on the percentage of completion (PoC) method, subject to certain conditions being met. When applying this method, it is necessary to evaluate the stage of completion of the contract. Moreover, it is necessary to provide estimates of total contract costs and total contract revenue and make an assessment of the risks attached to the contract, including technical, political and regulatory risks. According to the PoC method, the stage of completion of the contract is determined on the basis of the proportion that contract costs incurred for work performed to date bear to the estimated total contract costs. For major projects, the calculation and analysis of the stage of completion of the project takes into account in particular contract costs incurred by subcontractors.

External experts are sometimes used to assist with the calculation of these costs. When the outcome of a construction contract cannot be estimated reliably, revenue is recognised only to the extent of the contract costs incurred which can probably be covered, and the contract costs in the period in which they are incurred are recognised as an expense (zero profit method).

Changes in estimates may lead to an increase or decrease in revenue.

Discretionary decisions are required to be made, for example, in assessing whether substantially all the risks and rewards incidental to ownership of a leased asset have been transferred to the lessee. Linde enters into lease agreements principally as lessee (procurement leases). Under IFRIC 4, gas supply agreements may though be classified as embedded lease agreements if certain conditions apply. In these cases, Linde acts as the lessor. To establish whether an embedded finance lease exists in respect of Linde’s on-site plants, assumptions need to be made about the allocation of the consideration received from the customer. Consideration, in the form of payments from the customer, is used on the one hand to finance the plants and on the other to provide the customer with maintenance services. Whether lease agreements are classified as operating leases or finance leases will depend on the exercise of discretion.

When classifying procurement lease agreements, Linde must also make assumptions: e.g. to determine the appropriate interest rate or the residual value or estimated useful lives of the underlying assets.

Business combinations require estimates to be made when determining fair values for assets, liabilities and contingent liabilities acquired, as well as for contingent components of the purchase prices. The nature of the estimate depends on the measurement methods applied. When discounted cash flow methods are used, primarily to measure intangible assets (but which are also used to calculate contingent consideration), discretionary aspects include in particular the time period and amount of the cash flow and the determination of an appropriate discount rate. If cost-based methods are used, the main discretionary element is the assessment of the comparability of the reference objects with the objects to be measured. When making discretionary decisions about purchase price allocations in the case of business combinations where the total assets acquired including goodwill exceed EUR 100 m, Linde takes advice from experts in the field, who assist in arriving at the decisions and provide reports backing their opinions.

When assessing whether Linde exercises control, joint control or significant influence over companies in which it holds less than 100 percent of the voting rights, discretionary decisions may have to be made. Above all in cases where Linde holds 50 percent of the voting rights, a decision has to be taken as to whether there are other contractual rights or particularly relevant facts or circumstances which might mean that Linde has power over the potential subsidiary or that joint control exists. If joint control exists, Linde needs to distinguish whether the investment is a joint operation or a joint venture. This distinction is dependent on whether Linde has rights to the assets and obligations for the liabilities of the arrangement or whether it has rights to the net assets of the arrangement. To make the distinction, Linde must consider the structure and legal form of the company, any contractual agreements which might apply and any other relevant circumstances.

Companies for which the principal object is the construction and operation of gas production plants, and yet in which Linde holds less than 100 percent of the voting rights, are fully consolidated if Linde holds the advantage in terms of know-how. In these cases, The Linde Group has assumed responsibility for the operation of the companies plants and the companies are therefore dependent on Linde technology. This is also reflected in the licensing agreements in force and by the integration of production into the processes of The Linde Group and/or the interrelationships between the various decision-makers. The operation of the plants is the principal driver of variable returns from the companies and therefore Linde exercises control (as defined by IFRS 10) over these companies.

In addition, companies are fully consolidated if Linde exerts increased management authority in those companies and is able to exercise, on the basis of individual contracts, the most extensive decision-making powers over major portions of the operating activities of the entities. On this basis, Linde has the opportunity to determine those activities of the entities which significantly affect the variable returns of the companies and therefore to exercise control (as defined by IFRS 10) over the companies.

Linde accounts on a line-by-line basis in accordance with the rules set out in IFRS 11 for certain joint arrangements where the sole object is to supply the shareholders. In the absence of any fixed supply quotas, the assets and liabilities are accounted for on the basis of the share of equity held in these companies by The Linde Group.

Changes to contractual agreements or facts or circumstances are monitored and are evaluated to determine whether they have a potential impact on the assessment as to whether Linde is exercising control or joint control over its investment.

F.3-240

NOTES TO THE GROUP STATEMENT OF PROFIT OR LOSS

[8] Revenue

Revenue is analysed by activity in the segment information in the Group financial statements. In 2015, there were no customers from whom the Group derived over 10 percent of its revenue. For a detailed analysis of revenue by product in the Gases Division and by plant type in the Engineering Division, SEE PAGES 60 TO 63 OF THE COMBINED MANAGEMENT REPORT.

Revenue is derived from the following activities:

48 REVENUE

in EUR m	2015	2014
Revenue from the sale of goods and services	16,118	14,910
Revenue from long-term construction contracts	1,826	2,137

TOTAL	17,944	17,047

[9] Other operating income and expenses

49 OTHER OPERATING INCOME

in EUR m	2015	2014
Exchange gains	118	130
Profit on disposal of non-current assets	37	73
Compensation payments received	18	77
Income arising from changes to pension schemes	42	—
Ancillary revenue	13	14
Income from the reversal of provisions	24	24
Financial income from long-term contract manufacture	18	19
Income from feestanding foreign currency hedges	15	6
Miscellaneous operating income	136	143

TOTAL	421	486

The drop in other operating income by EUR 65 m was largely the result of the drop in the profit on disposal of non-current assets.

50 OTHER OPERATING EXPENSES

in EUR m	2015	2014
Exchange losses	102	116
Expenses from feestanding foreign currency hedges	9	6
Loss on disposal of non-current assets	21	16
Expenses related to pre-retirement part-time work schemes	3	2
Miscellaneous operating expenses	117	163

TOTAL	252	303

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The drop in operating expenses from EUR 303 m to EUR 252 m largely resulted from the drop in miscellaneous operating expenses from EUR 163 m to EUR 117 m.

[10] Other information on the Group statement of profit or loss

During the 2015 financial year, personnel expenses of EUR 3.928 bn (2014: EUR 3.536 bn) were recognised in functional costs. The increase in expenses is primarily due to exchange rate effects. The figures for amortisation and depreciation are given in the segment information.

[11] Financial income and expenses

51 FINANCIAL INCOME

in EUR m	2015	2014
Net interest income from defined benefit plans, see note [23].	7	13
Interest from finance leases in accordance with IFRIC 4/IAS 17	19	20
Income from investments	—	1
Other interest and similar income	16	16

TOTAL	42	50

The drop in financial income is largely due to the reduction in net interest income from defined benefit plans, because the interest rates to be applied in the 2015 financial year were lower than in the previous year.

52 FINANCIAL EXPENSES

in EUR m	2015	2014
Net interest expense from defined benefit plans, see note [23].	31	30
Impairment of financial investments	1	1
Other interest and similar charges	407	384

TOTAL	439	415

The increase in other interest and similar charges is due to negative valuation effects.

In interest income and interest expenses, gains and losses from fair value hedge accounting are offset against each other, in order to give a fair presentation of the economic effect of the underlying hedging relationship. Interest income and interest expenses relating to derivatives were also disclosed net.

[12] Taxes on income

Taxes on income in The Linde Group can be analysed as follows:

53 INCOME TAX EXPENSE

in EUR m	2015	2014
Current tax expense (+) and income (–)	465	485
Tax expense (+) and income (–) relating to prior periods	13	–53
Deferred tax expense (+) and deferred tax income (–)	–84	–74

TOTAL	394	358

In the reporting period, the tax expense and income relating to prior periods includes current tax expense of EUR 43 m (2014: current tax income of EUR 54 m) and deferred tax income of EUR 30 m (2014: deferred tax expense of EUR 1 m). Included in tax income and expense relating to prior periods are the positive and negative effects of facts established by external tax audits in various countries. Of the total amount of deferred tax income, EUR 80 m (2014: EUR 52 m) relates to the change in temporary differences.

The income tax expense disclosed for the 2015 financial year of EUR 394 m is EUR 57 m lower than the expected income tax expense of EUR 451 m, a theoretical figure arrived at by applying the German tax rate of 27.4 percent (2014: 27.4 percent) to Group earnings before taxes on income. Tax effects recognised directly in equity are shown in detail in NOTE [22].

F.3-242

The difference between the expected income tax expense and the figure disclosed is explained below:

54 EXPECTED AND DISCLOSED INCOME TAX EXPENSE

in EUR m	2015	2014
Net income before taxes	1,646	1,520
Income tax rate of Linde AG (including trade tax, (in %))	27.4	27.4
EXPECTED INCOME TAX EXPENSE	451	416
Foreign tax rate differential	–5	–28
Effect of associates	–3	–6
Reduction in tax due to tax-free income	–147	–98
Increase in tax due to non-tax-deductible expenses	63	65
Tax expense and income relating to prior periods	13	–53
Effect of changes in tax rate	–8	3
Change in other permanent differences	–18	–15
Other deviations	48	74
INCOME TAX EXPENSE DISCLOSED	394	358
Effective tax rate (in %)	23.9	23.6

In the 2015 financial year, the corporate income tax rate in Germany was 15.0 percent (2014: 15.0 percent). Taking into account an average rate for trade earnings tax of 11.6 percent (2014: 11.6 percent) and the solidarity surcharge (0.8 percent in both 2015 and 2014), this gives a tax rate for German companies of 27.4 percent (2014: 27.4 percent). This tax rate is also used to calculate deferred tax at German companies.

Income tax rates for companies outside Germany vary between 12.5 percent and 40.0 percent.

Temporary differences relating to investments in subsidiaries of EUR 120 m (2014: EUR 178 m) have not led to the recognition of deferred tax, either because the differences are not expected to reverse in the near future as a result of their realisation (due to distributions or the disposal of the company) or the profits are not subject to taxation.

In the reporting period, other changes consisted of an expense arising from a change in the valuation allowance of EUR 47 m (2014: EUR 84 m). The recognition of a deferred tax asset in respect of losses brought forward not previously recognised and temporary differences did not have any positive impact (2014: EUR 13 m). The positive impact of the utilisation of loss carryforwards in respect of which no deferred tax asset had yet been recognised was EUR 4 m in 2015 (2014: EUR 0 m).

F.3-243

55 DEFERRED TAX ASSETS AND LIABILITIES

in EUR m	2015		2014
	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Intangible assets	5	763	8	820
Tangible assets	266	1,213	256	1,080
Financial investments	109	144	90	160
Current assets	465	855	507	963
Provisions	334	199	357	143
Liabilities	950	476	959	493
Tax loss carryforwards and tax credits	98	—	62	—
Amounts offset	–1,900	–1,900	–1,933	–1,933

TOTAL	327	1,750	306	1,726

The tax credits in the 2015 financial year related mainly to investment incentives, as in the prior year.

Movements in the deferred tax asset and the deferred tax liability were not solely due to movements which have been recognised in profit or loss, but also to movements which have been recognised in other comprehensive income not affecting profit or loss, exchange rate movements in respect of deferred tax recognised in a foreign currency, and movements in deferred tax as a result of the purchase and sale of subsidiaries.

Deferred tax disclosed in other comprehensive income not affecting profit or loss totalled EUR 362 m (2014: EUR 408 m). Of this amount, deferred tax assets of EUR 294 m (2014: EUR 350 m) were attributable to provisions and deferred tax assets of EUR 68 m (2014: EUR 58 m) were attributable to current assets.

The carrying amount of deferred tax assets is reduced to the extent that it is no longer probable that the deferred tax asset will be realised. The carrying amount of deferred tax assets which relate to potential reductions in the tax base of EUR 1,020 bn (2014: EUR 866 m) was therefore reduced by EUR 225 m (2014: EUR 208 m), as it is not probable that the underlying tax loss carryforwards and tax credits of EUR 864 m (2014: EUR 708 m) and deductible temporary differences of EUR 156 m (2014: EUR 158 m) will be utilised. Of the revised figure for total potential reductions in the tax base of EUR 864 m (2014: EUR 708 m) which relate to adjusted tax loss carryforwards and tax credits, EUR 276 m (2014: EUR 182 m) may be carried forward for up to ten years and EUR 588 m (2014: EUR 526 m) may be carried forward for longer than ten years.

Deferred tax assets relating to tax loss carryforwards and tax credits of EUR 98 m (2014: EUR 62 m) were recognised mainly because it is projected that there will be taxable profit against which the unused tax losses and tax credits may be offset.

56 TAX LOSS CARRYFORWARDS NOT YET USED

in EUR m	2015	2014
May be carried forward for up to 10 years	323	203
May be carried forward for longer than 10 years	39	3
May be carried forward indefinitely	650	508

TOTAL	1,012	714

The movement in tax loss carryforwards is mainly due to additions in Brazil, China, Germany, India, Russia and Saudi Arabia. There were also tax loss carryforwards relating to US state tax of EUR 416 m (2014: EUR 289 m).

Distributions to Linde AG shareholders do not have any impact on taxes on income at the level of Linde AG.

F.3-244

[13] Earnings per share

57 EARNINGS PER SHARE

in EUR m	2015	2014
Net income after taxes – attributable to Linde AG shareholders	1,149	1,102
Shares in thousand units
Weighted average number of shares outstanding	185,638	185,635
Dilution as a result of share option schemes	417	730
Weighted average number of shares outstanding – diluted	186,055	186,365
EARNINGS PER SHARE IN EUR – UNDILUTED	6.19	5.94
EARNINGS PER SHARE IN EUR – DILUTED	6.18	5.91

Included in the figure for diluted earnings per share is the issue of shares relating to the employee share option schemes, to the extent that these have not already been exercised. Options exercised are also included in the calculation of the weighted average number of shares outstanding (fully diluted), on a weighted basis until the date they are exercised.

Further information about the option schemes is given in NOTE [28].

F.3-245

NOTES TO THE GROUP STATEMENT OF FINANCIAL POSITION

[14] Goodwill/other intangible assets

Movements in the intangible assets of The Linde Group during the 2015 financial year and in the previous year were as follows:

58 SCHEDULE OF INTANGIBLE ASSETS – ACQUISITION COST

in EUR m	Goodwill	Customer relationships	Brands	Other intangible assets	Total
AT 01.01.2014	10,400	3,417	481	1,262	15,560
Currency adjustments	600	176	35	60	871
Additions due to acquisitions	62	14	—	—	76
Additions	—	—	—	56	56
Disposals	—	—	—	32	32
Reclassifications	—	—	—	8	8
AT 31.12.2014/01.01.2015	11,062	3,607	516	1,354	16,539
Currency adjustments	506	119	17	34	676
Additions due to acquisitions	45	7	2	—	54
Additions	—	1	—	46	47
Disposals	—	61	—	18	79
Reclassifications	—	2	—	14	16
Reclassification as assets held for sale	–2	—	—	—	–2
AT 31.12.2015	11,611	3,675	535	1,430	17,251

F.3-246

59 SCHEDULE OF INTANGIBLE ASSETS – CUMULATIVE AMORTISATION

in EUR m	Goodwill	Customer relationships	Brands	Other intangible assets	Total
AT 01.01.2014	5	1,132	163	789	2,089
Currency adjustments	2	74	14	36	126
Additions due to acquisitions	—	—	—	—	—
Depreciation	—	227	25	104	356
Impairments	—	11	—	10	21
Disposals	—	—	—	31	31
Reclassifications	—	—	—	1	1
AT 31.12.2014/01.01.2015	7	1,444	202	909	2,562
Currency adjustments	—	51	6	21	78
Depreciation	—	182	26	109	317
Impairments	—	—	—	2	2
Disposals	—	54	—	18	72
Reclassifications	—	2	—	–2	—
AT 31.12.2015	7	1,625	234	1,021	2,887
NET BOOK VALUE AT 31.12.2015	11,604	2,050	301	409	14,364
NET BOOK VALUE AT 31.12.2014	11,055	2,163	314	445	13,977

In the statement of financial position at 31 December 2015, the total figure for goodwill is EUR 11.604 bn (2014: EUR 11.055 bn). Goodwill arising on acquisitions made in the 2015 financial year was EUR 45 m (2014: EUR 66 m).

The total net carrying amount of trademarks acquired in the course of acquisitions was EUR 301 m (2014: EUR 314 m) at the balance sheet date. The brand names acquired in the course of the BOC acquisition and other acquisitions have been classified as intangible assets with finite useful lives since the 2011 financial year as a long-term rebranding programme for the relevant brands has begun. These brand names are amortised on a straight-line basis over a period of twelve years. At 31 December 2015, their net carrying amount was EUR 187 m (2014: EUR 213 m).

The brand names acquired in the course of Lincare acquisition have indefinite useful lives and are included in the North America region. These were the subject of an impairment test in 2015, based on assumptions of a pre-tax interest rate of 10.3 percent and growth in the terminal value of 1.0 percent. The carrying amount at 31 December 2015 was EUR 114 m (2014: EUR 101 m).

The amortisation expense for intangible assets with finite useful lives of EUR 317 m (2014: EUR 356 m) was disclosed in functional costs, principally in marketing and selling expenses.

Software solutions are the main component of other intangible assets. In connection with the in-house development of software used internally in the SAP environment, additions during the financial year include development costs of EUR 7 m (2014: EUR 14 m). Other development costs of EUR 4 m for software applications in the homecare business were capitalised. In the previous year, development costs of EUR 2 m were capitalised for internally generated sales-related software applications. At the balance sheet date, the assets concerned were still in development and have therefore not yet been amortised.

An impairment test of goodwill was carried out at 30 September 2015. No impairment losses were recognised as a result. Neither were any impairment losses recognised when a further impairment test of goodwill was carried out at 31 December 2015 to take account of changes in the overall environment.

The recoverable amount of goodwill was determined as its value in use, as in the previous year. To calculate its value in use, a discounted cash flow method was used. A detailed five-year plan was used as the basis for the calculation of cash flows. The economic growth rates and overall conditions assumed for the detailed planning period were based on the latest estimates from international economic research institute Oxford Economics. The operating margin in the individual segments was assumed to remain largely stable at the level seen in 2015 throughout the detailed planning period. The inflation assumption for the planning period is 0.5 percent for all cash-generating units and reflects the euro-based rate of inflation.

F.3-247

The following table provides a summary of the allocated goodwill and the assumptions used:

60 ASSUMPTIONS FOR THE IMPAIRMENT TEST OF GOODWILL

	Book value of allocated goodwill		Pre-tax WACC based on region-specific premiums and discounts at impairment test date		Post-tax WACC based on region-specific premiums and discounts at impairment test date		Average annual growth rate in gross domestic product in planning period		Average annual growth rate in industrial production in planning period		Long-term growth rate
	in EUR m		in percent		in percent		in percent		in percent		in percent
	At 31.12. 2015	At 31.12. 2014	31.12. 2015	30.09. 2014	31.12. 2015	30.09. 2014	2015	2014	2015	2014	2015	2014
EMEA	5,098	5,018	8.1	6.9	6.4	5.5	2.0	2.2	1.9	2.4	0.5	0.5
Asia/Pacific	1,967	1,953	8.2	7.1	6.4	5.5	4.1	4.5	3.9	5.1	0.8	0.8
Americas	3,916	3,483	9.4	7.9	6.2	5.3	2.5	2.7	2.7	3.5	0.8	0.5
Engineering Division	277	272	8.6	9.4	6.6	7.0	3.2	3.1	3.0	3.6	0.8	0.8
Other activities	346	329	5.1	6.8	4.2	5.5	2.5	2.2	1.2	1.3	0.8	0.8
GROUP	11,604	11,055

[15] Tangible assets

Movements in the tangible assets of The Linde Group in the 2015 financial year were as follows:

61 SCHEDULE OF TANGIBLE ASSETS – ACQUISITION COST

in EUR m	Land, rights equivalent to real property and buildings	Technical equipment and machinery	Other equipment, furniture and fixtures	Plants under construction	Total
AT 01.01.2014	2,919	21,144	1,547	1,761	27,371
Currency adjustments	22	974	–31	44	1,009
Additions due to acquisitions	—	—	—	4	4
Additions	28	436	72	1,362	1,898
Disposals	40	408	71	3	522
Reclassifications	88	979	50	–1,081	36
AT 31.12.2014/01.01.2015	3,017	23,125	1,567	2,087	29,796
Currency adjustments	47	674	–7	–4	710
Additions due to acquisitions	6	29	—	5	40
Additions	38	538	95	1,218	1,889
Disposals	24	288	71	2	385
Reclassifications	42	1,333	30	–1,380	25
Reclassification as assets held for sale	–2	–4	—	—	–6
AT 31.12.2015	3,124	25,407	1,614	1,924	32,069

F.3-248

62 SCHEDULE OF TANGIBLE ASSETS – CUMULATIVE DEPRECIATION

in EUR m	Land, rights equivalent to real property and buildings	Technical equipment and machinery	Other equipment, furniture and fixtures	Plants under construction	Total
AT 01.01.2014	1,343	13,502	1,137	5	15,987
Currency adjustments	–11	525	–24	9	499
Depreciation	85	1,195	99	—	1,379
Impairments	14	74	5	120	213
Disposals	26	379	70	—	475
Reclassifications	1	63	–22	—	42
AT 31.12.2014/01.01.2015	1,406	14,980	1,125	134	17,645
Currency adjustments	27	378	–6	8	407
Depreciation	92	1,365	111	—	1,568
Impairments	1	6	1	1	9
Disposals	20	276	70	1	367
Reclassifications	—	64	–14	–21	29
Reclassification as assets held for sale	–1	–3	—	—	–4
AT 31.12.2015	1,505	16,514	1,147	121	19,287
NET BOOK VALUE AT 31.12.2015	1,619	8,893	467	1,803	12,782
NET BOOK VALUE AT 31.12.2014	1,611	8,145	442	1,953	12,151

Tangible assets include leased buildings, technical equipment and machinery, and fixtures, with a carrying amount totalling EUR 78 m (2014: 77 m). Due to the form of the underlying finance leases, these tangible assets are attributable to The Linde Group in its capacity as the economic owner of the assets. Of the total of EUR 78 m, EUR 23 m (2014: EUR 30 m) relates to buildings, EUR 17 m (2014: EUR 8 m) to technical equipment and machinery and EUR 38 m (2014: EUR 39 m) to vehicles.

Also included in tangible assets is technical equipment held under embedded operating leases on the sales side. Of the total minimum lease payments due in future from the customer from such embedded operating leases, EUR 64 m is due within one year (2014: EUR 51 m). EUR 309 m is due within one to five years (2014: EUR 360 m) and EUR 810 m is due in more than five years (2014: EUR 1.047 bn).

Impairment tests were based on the recoverable amount of the assets examined, whereby generally the value in use was applied. The discount rates used (WACC) were based on those used in the impairment test for goodwill. Impairment losses of EUR 9 m were recognised in 2015 (2014: EUR 213 m). The impairment losses related mainly to production plants and were allocated to the following segments: EUR 2 m (2014: EUR 4 m) to EMEA, EUR 4 m (2014: EUR 119 m) to Asia/Pacific and EUR 1 m (2014: EUR 90 m) to the Americas. EUR 2 m (2014: EUR 0 m) was recognised in the Engineering Division. The impairment losses relating to tangible assets are largely included in cost of sales and in research and development costs.

There were no reversals of impairment losses in 2015 or in 2014.

Borrowing costs during the construction phase of EUR 52 m (2014: EUR 42 m) were capitalised, based on a pre-tax interest rate of 3.6 to 3.8 percent (2014: 3.6 to 3.8 percent).

The cost of tangible assets was reduced in the 2015 financial year by government grants of EUR 7 m (2014: EUR 9 m).

Tangible assets of EUR 56 m (2014: EUR 56 m) were pledged as security.

F.3-249

[16] Investments in associates and joint ventures/other financial assets

Movements in the financial assets of The Linde Group during the 2015 financial year were as follows:

63 SCHEDULE OF FINANCIAL INVESTMENTS – ACQUISITION COST

in EUR m	Investments in associates and joint ventures (at equity)	Other investments	Non-current loans[1]
AT 01.01.2014	223	104	31
Currency adjustments	20	6	1
Additions	33	17	5
Disposals	20	54	7
Reclassifications	–5	—	—
AT 31.12.2014/01.01.2015	251	73	30
Currency adjustments	8	4	1
Additions	16	7	2
Disposals	22	29	2
Reclassifications	—	6	–1
AT 31.12.2015	253	61	30

[1]	Out of the non-current loans, EUR 12 m (2014: EUR 15 m) is related to loans to associates or joint ventures.

64 SCHEDULE OF FINANCIAL INVESTMENTS – CUMULATIVE AMORTISATION

in EUR m	Investments in associates and joint ventures (at equity)	Other investments	Non-current loans
AT 01.01.2014	9	15	5
Currency adjustments	2	1	—
Depreciation	—	—	1
Disposals	—	4	—
AT 31.12.2014/01.01.2015	11	12	6
Depreciation	—	12	4
AT 31.12.2015	11	24	10
NET BOOK VALUE AT 31.12.2015	242	37	20
NET BOOK VALUE AT 31.12.2014	240	61	24

65 NET BOOK VALUE OF FINANCIAL INVESTMENTS

	Investments in associates and joint ventures (at equity)	Other investments	Non-current loans	Total
Net book value at 31.12.2015	242	37	20	299
Net book value at 31.12.2014	240	61	24	325

F.3-250

The share of profit or loss from associates and joint ventures in the 2015 financial year was EUR 12 m (2014: EUR 22 m). Within the Gases Division, EUR 3 m of the total figure related to EMEA (2014: EUR 9 m) and EUR 11 m to the Asia/Pacific segment (2014: EUR 12 m). In the Americas segment, EUR 1 m was recognised in the previous year.

Of the profit or loss from associates and joint ventures, there were no unrecognised losses on the balance sheet date (2014: EUR 2 m).

On the balance sheet date, there were no contingent liabilities relating to shares in associates or joint ventures (2014: EUR 4 m).

At 31 December 2015, there were no open orders from joint ventures and associates (2014: EUR 36 m). There were no significant restrictions on the ability of the associates and joint ventures to transfer dividends or funds to Linde or to repay loans to Linde either.

More information about associates and joint ventures is given in NOTE [41]. Aggregate financial information about joint ventures is given below, based on the investment in those joint ventures held by Linde:

66 AGGREGATE FINANCIAL INFORMATION ABOUT JOINT VENTURES (AT EQUITY)

in EUR m	2015	2014
Profit for the year	14	19
Other comprehensive income (net of tax)	5	10

TOTAL COMPREHENSIVE INCOME	19	29

Aggregate financial information about associates based on the investment in those associates held by Linde is immaterial and is therefore not disclosed separately.

[17] Inventories

67 INVENTORIES

in EUR m	31.12.2015	31.12.2014
Raw materials, consumables and supplies	116	118
Unfinished goods, services in progress	202	200
Finished goods	585	497
Merchandise	227	231
Prepayments	111	109

TOTAL	1,241	1,155

At 31 December 2015, the total inventory allowance was EUR 122 m (2014: EUR 108 m).

F.3-251

[18] Receivables from finance leases, trade receivables, other receivables and other assets and income tax receivables

68 RECEIVABLES AND OTHER ASSETS

	Current		Non-current		Total
in EUR m	31.12.2015	31.12.2014	31.12.2015	31.12.2014	31.12.2015	31.12.2014
RECEIVABLES FROM FINANCE LEASES	52	50	217	248	269	298
Receivables from percentage of completion contracts	174	511	—	—	174	511
Other trade receivables	2,550	2,550	2	3	2,552	2,553
TRADE RECEIVABLES	2,724	3,061	2	3	2,726	3,064
Other tax receivables	226	226	19	34	245	260
Derivatives with positive fair values	160	151	156	258	316	409
Prepaid pension costs	—	—	118	171	118	171
Other receivables and assets	392	346	133	86	525	432
OTHER RECEIVABLES AND OTHER ASSETS	778	723	426	549	1,204	1,272
INCOME TAX ASSETS	277	216	9	3	286	219

Receivables from finance leases

Almost all the receivables from finance leases relate to agreements which are classified as embedded finance leases according to IFRIC 4/IAS 17. The counterparty risk arising from receivables from finance leases is covered by the air separation plants and other plants underlying the contracts.

The data relating to receivables from finance leases is as follows:

69 RECEIVABLES FROM FINANCE LEASES

in EUR m	31.12.2015	31.12.2014
TOTAL FUTURE MINIMUM LEASE PAYMENTS (GROSS INVESTMENT)	336	363
due within one year	71	67
due in one to five years	198	206
due in more than five years	67	90
PRESENT VALUE OF MINIMUM LEASE PAYMENTS	269	298
due within one year	52	50
due in one to five years	157	167
due in more than five years	60	81
UNEARNED FINANCE INCOME INCLUDED IN THE MINIMUM LEASE PAYMENTS	67	65

Receivables from percentage of completion contracts

Receivables from percentage of completion (PoC) contracts comprise the aggregate amount of costs incurred and recognised profits, less advance payments received.

At the balance sheet date, costs incurred and profits recognised on long-term construction contracts amounted to EUR 4.987 bn (2014: EUR 4.174 bn), offset against advance payments of EUR 5.474 bn (2014: EUR 4.473 bn). This gave rise to receivables of EUR 174 m (2014: EUR 511 m) and liabilities of EUR 661 m (2014: EUR 810 m).

F.3-252

Other trade receivables

Other trade receivables are due from a large number of customers in a wide variety of industry sectors and many different regions. To assess the recoverability of accounts receivable, the creditworthiness of customers is subject to constant review. Credit loss insurance is taken out if required.

70 FINANCIAL ASSETS PAST DUE BUT NOT IMPAIRED

2015, in EUR m	< 30 days	30–60 days	60–90 days	90–180 days	>180 days
Trade receivables	319	50	32	1	1
Other receivables and assets	—	—	—	—	—
2014, in EUR m
Trade receivables	261	49	44	1	1
Other receivables and assets	4	—	—	—	—

In the case of financial assets which are neither past due nor impaired, there were no indications at the balance sheet date of any potential impairment.

[19] Securities

Short-term securities decreased during the 2015 financial year, namely by EUR 100 m from EUR 521 m to EUR 421 m, mainly as a result of disposals.

There were held-to-maturity securities at 31 December 2015 of EUR 13 m (2014: EUR 12 m). Regular reviews are performed of the creditworthiness of counterparties and clearly defined limits have been set.

[20] Cash and cash equivalents

Cash and cash equivalents of EUR 1.417 bn (2014: EUR 1.137 bn) comprised mainly cash at banks and money market funds which have maturities of three months or less.

71 CASH AND CASH EQUIVALENTS

in EUR m	31.12.2015	31.12.2014
Bank balances	739	663
Money market funds	200	264
Cheques	5	1
Cash	1	2
Cash equivalents	472	207

TOTAL	1,417	1,137

The Linde Group concludes Credit Support Annexes (CSAs) with banks to reduce counterparty risk. Under these agreements, the positive and negative fair values of derivatives held by Linde AG and Linde Finance B.V. are collateralised with cash on a regular basis. At 31 December 2015, an amount of EUR 371 m was disclosed in cash and cash equivalents as a result of these agreements (2014: EUR 141 m).

[21] Non-current assets classified as held for sale and disposal groups

On 31 December 2015, assets with a carrying amount of EUR 11 m were reported as non-current disposal groups held for sale. These mainly relate to cash holdings, trade receivables and plant and machinery, as well as buildings from the Asia/Pacific segment. The disposal group is scheduled for sale in the coming year. A corresponding sale agreement has already been signed. The assets were not subject to any impairments.

F.3-253

[22] Equity

72 EQUITY

in EUR	31.12.2015	31.12.2014
SHARE CAPITAL	475,476,940.80	475,476,940.80
Nominal value of own shares	243,479.04	243,479.04
ISSUED SHARE CAPITAL	475,233,461.76	475,233,461.76
AUTHORISED CAPITAL (TOTAL)	84,119,265.28	84,119,265.28
Authorised Capital I	47,000,000.00	47,000,000.00
Authorised Capital II	37,119,265.28	37,119,265.28
CONDITIONALLY AUTHORISED CAPITAL (TOTAL)	57,240,000.00	62,082,237.44
2007 conditionally authorised capital	—	4,842,237.44
2012 conditionally authorised capital	10,240,000.00	10,240,000.00
2013 conditionally authorised capital	47,000,000.00	47,000,000.00

Capital subscribed, authorised and conditionally authorised capital, subscription rights

The company’s subscribed capital at the balance sheet date amounts to EUR 475,476,940.80 and is fully paid up. It is divided into 185,733,180 shares at a notional par value of EUR 2.56 per share. The shares are no-par value shares. Each share confers a voting right and is entitled to dividend. In accordance with § 71b of the German Stock Corporation Act (AktG), the company is not entitled to dividends or to voting rights in respect of the 95,109 own shares it holds at 31 December 2015.

No new no-par value shares were issued in the 2015 financial year. This means that the company’s subscribed capital did not change in the 2015 financial year.

73 NUMBER OF SHARES

	2015	2014
NUMBER OF SHARES AT 01.01.	185,733,180	185,648,912
Exercise of Long Term Incentive Plan (LTIP 2007)	—	84,268
Number of shares at 31.12.	185,733,180	185,733,180
Own shares	95,109	95,109
NUMBER OF SHARES OUTSTANDING AT 31.12.	185,638,071	185,638,071

Authorised capital

At 31 December 2015, the authorised capital comprised the following:

Authorised Capital I:

Based on a resolution passed at the Annual General Meeting held on 29 May 2013, the Executive Board was authorised, with the approval of the Supervisory Board, to increase capital subscribed by up to EUR 47,000,000.00 until 28 May 2018 against cash or non-cash contributions by issuing, on one or more occasions, a total of up to 18,359,375 new bearer shares at a notional par value of EUR 2.56. The new shares must be offered for subscription to the shareholders. However, the Executive Board is entitled, with the approval of the Supervisory Board, to exclude the subscription rights of shareholders for the residual amounts, and to exclude subscription rights to the extent that holders of option rights and/or conversion rights or conversion obligations issued by Linde AG or by any of its direct or indirect subsidiaries may be granted the subscription rights to new shares to which they are entitled when they exercise their option rights and/or conversion rights or settle the conversion obligation. Moreover, the Executive Board is authorised, with the approval of the Supervisory Board, to exclude the subscription rights of shareholders, provided the issue price of the new shares arising from a capital increase against cash contributions is not significantly lower than the price of shares of the same type traded on the stock exchange at the time the issue price is finally determined, which should be as soon as possible after the placement of the shares, and the proportion of the capital subscribed constituted by the shares issued does not exceed 10 percent of the capital subscribed either when this authorisation becomes effective or when it is exercised. In determining the capital limit, account must be taken of that part of capital subscribed which relates to those shares which are used to service options and/or convertible bonds. This is only the case if the options and/or convertible bonds are issued in accordance with § 186 (3), sentence 4, of the German Stock Corporation Law (AktG) while excluding the subscription rights of shareholders during the lifetime of this authorisation. Account must also be taken of that part of the share capital which relates to those shares which are issued on the basis of the authorised capital, or sold after repurchase as own shares, during the lifetime of this authorisation in accordance or compliance with § 186 (3), sentence 4, of the German Stock Corporation Act (AktG). The Executive Board is also authorised, with the approval of the Supervisory Board, to exclude subscription rights in the case of capital increases against non-cash contributions, especially in the course of the acquisition of companies, businesses or investments in companies, or on the formation of business combinations. The Executive Board is further authorised, with the approval of the Supervisory Board, to exclude subscription rights for an amount of up to EUR 3,500,000.00 to the extent necessary to issue shares to the employees of Linde AG and/or its affiliated companies while excluding the subscription rights of shareholders. The Executive Board is authorised to determine the remaining details of the capital increase and its implementation, with the approval of the Supervisory Board. The new shares can also be transferred to certain banks specified by the Executive Board, which assume the responsibility of offering them to shareholders (indirect subscription rights).

F.3-254

Authorised Capital II:

Based on a resolution passed at the Annual General Meeting on 4 May 2012, the Executive Board was authorised, with the approval of the Supervisory Board, to increase capital subscribed by up to EUR 70,000,000 until 3 May 2017 against cash or non-cash contributions by issuing, on one or more occasions, a total of up to 27,343,750 new bearer shares at a notional par value of EUR 2.56.

After effecting the ordinary capital increase in the 2012 financial year out of Authorised Capital II, the Executive Board was also authorised, with the approval of the Supervisory Board, to increase capital subscribed by up to EUR 37,119,265.28 until 3 May 2017 against cash and/or non-cash contributions by issuing, on one or more occasions, a total of up to 14,499,713 new bearer shares at a notional par value of EUR 2.56. The new shares must be offered for subscription to the shareholders. However, the Executive Board is entitled, with the approval of the Supervisory Board, to exclude the subscription rights of shareholders for the residual amounts, and to exclude subscription rights to the extent that holders of options and/or convertible bonds issued by Linde AG or by any of its direct or indirect subsidiaries may be granted the subscription rights to new shares to which they are entitled when they exercise their rights of conversion or option rights or settle the conversion obligation. Moreover, the Executive Board is authorised, with the approval of the Supervisory Board, to exclude the subscription rights of shareholders, provided the issue price of the new shares arising from a capital increase against cash contributions is not significantly lower than the price of shares traded on the stock exchange at the time the issue price is finally determined, which should be as soon as possible after the placement of the shares, and the proportion of the capital subscribed constituted by the shares issued does not exceed 10 percent of the capital subscribed either when this authorisation becomes effective or when it is exercised. In determining the capital limit, account must be taken of that part of capital subscribed which relates to those shares which are used to service options and/or convertible bonds. This is only the case if the options and/or convertible bonds are issued in accordance with § 186 (3), sentence 4, of the German Stock Corporation Act (AktG) while excluding the subscription rights of shareholders during the lifetime of this authorisation. Account must also be taken of that part of the share capital which relates to those shares which are issued on the basis of the authorised capital, or sold after repurchase as own shares, during the lifetime of this authorisation in accordance or compliance with § 186 (3), sentence 4, of the German Stock Corporation Act (AktG). The Executive Board is also authorised, with the approval of the Supervisory Board, to exclude subscription rights in the case of capital increases against non-cash contributions, especially in the course of the acquisition of companies, businesses or investments in companies, or on the formation of business combinations. The Executive Board is authorised to determine the remaining details of the capital increase and its implementation, with the approval of the Supervisory Board. The new shares can also be transferred to certain banks specified by the Executive Board, which assume the responsibility of offering them to shareholders (indirect subscription rights).

Conditionally authorised capital

The conditionally authorised capital at 31 December 2015 comprised the following:

2012 conditionally authorised capital:

The issued share capital can be increased by up to EUR 10,240,000 by the issue of up to 4,000,000 new bearer shares with a notional par value of EUR 2.56 if certain conditions are met (2012 conditionally authorised capital). The conditionally authorised increase in capital is approved solely for the purpose of granting subscription rights (share options) to members of the Executive Board of the company, members of the executive bodies of affiliated companies within Germany and outside Germany and to selected executives in the company and in affiliated companies within Germany and outside Germany in accordance with the provisions set out in the authorisation agreed at the Annual General Meeting on 4 May 2012 (Long Term Incentive Plan 2012). The conditionally authorised share capital will only be issued if subscription rights are exercised in accordance with the authorisation granted and the company does not meet its obligation in cash or with own shares. The new shares issued as a result of the exercise of options are first entitled to dividend in the financial year in which, at the date of their issue, a resolution has not yet been passed at the Annual General Meeting regarding the appropriation of profit.

2013 conditionally authorised capital:

The issued share capital can be increased by up to EUR 47,000,000.00 by the issue of up to 18,359,375 new bearer shares with a notional par value of EUR 2.56 if certain conditions are met (2013 conditionally authorised capital). The increase in share capital will only take place if (i) the holders and/or creditors of the convertible bonds or warrant-linked bonds, both existing bonds and in addition convertible and/or warrant-linked bonds to be issued by the company or by Group companies controlled by the company by 28 May 2018, as a result of the authorisation granted to the Executive Board by the resolution passed at the Annual General Meeting on 29 May 2013, exercise their conversion or option rights or if (ii) the holders and/or creditors of convertible bonds to be issued by the company or by Group companies controlled by the company by 28 May 2018, as a result of the authorisation granted to the Executive Board by the resolution passed at the Annual General Meeting on 29 May 2013, settle their conversion obligation, although in cases (i) and (ii) only insofar as own shares are not used for this purpose. The new shares are issued at the option or conversion price to be determined in each case in accordance with the resolution regarding authorisation referred to above. The new shares participate in profit from the beginning of the financial year in which they are issued as a result of the exercise of conversion or option rights or settlement of the conversion obligation. The Executive Board is authorised to determine the remaining details of the conditionally authorised capital increase and its implementation, with the approval of the Supervisory Board.

Authorisation to purchase own shares:

The Executive Board is authorised until 3 May 2017 by a resolution passed at the Annual General Meeting on 4 May 2012 to acquire own shares up to 10 percent of capital subscribed at the date of the resolution or, if lower, of the capital subscribed at the date the relevant authorisation is exercised.

These shares may be purchased on the stock exchange, by way of a public purchase offer addressed to all shareholders or by way of a public invitation to all shareholders to submit sale offers.

The own shares acquired under this authorisation may:

•	be sold via the stock exchange or by an offer to all shareholders,

•	with the approval of the Supervisory Board, also be sold otherwise,

•

with the approval of the Supervisory Board, be offered and transferred in the context of the direct or indirect acquisition of companies, businesses or investments in companies, and in the context of the formation of business combinations,

F.3-255

•	be appropriated to settle option and/or convertible bonds which the company or a direct or indirect subsidiary of the company has issued or will issue,

•

be granted, in the case of a sale of acquired own shares by an offer to all shareholders or a capital increase with subscription rights, to holders of option and/or conversion rights issued by the company or a direct or indirect subsidiary of the company in the same amount as that to which they would be entitled after exercising the option and/or conversion rights or after settlement of a conversion obligation,

•	be granted in fulfilment of the company’s obligations under the Linde Management Incentive Programme following the resolution passed at the Annual General Meeting on 14 May 2002 (agenda item 8),

•	be granted in fulfilment of the company’s obligations under the Linde Performance Share Programme following the resolution passed at the Annual General Meeting on 05 June 2007 (agenda item 7),

•	be granted in fulfilment of the company’s obligations under the Linde Performance Share Programme following the resolution passed at the Annual General Meeting on 4 May 2012 (agenda item 8),

•

be issued to members of the Executive Board and to persons currently or formerly employed by the company, and to members of executive bodies of Linde’s affiliated companies, or be used to service the rights or obligations to purchase own shares attributable to the persons named heretofore, or

•	be redeemed, with the approval of the Supervisory Board.

The Company holds a total of 95,109 own shares. This corresponds to a share of EUR 243,479.04, or 0.05 percent, of the capital subscribed. The shares are being used to fulfil the rights to transfer shares of the company under the Matching Share Plan to all participants in the plan, including the members of the Executive Board.

Capital reserve

The capital reserve comprises the premiums arising on the issue of shares and the expenses relating to the issue of option rights to employees in accordance with IFRS 2 Share-based Payments.

Revenue reserves

Included under this heading are the past earnings of the companies included in the Group financial statements, to the extent that these have not been distributed.

In addition, the effects of the remeasurement of defined benefit plans and the effects of the limit on a defined benefit asset (asset ceiling as set out in IAS 19.64) have been recognised in revenue reserves. This makes it quite clear that these amounts will not be transferred to profit or loss in future periods. A deferred tax effect of EUR –56 m was recognised in the movement in revenue reserves as a result of actuarial gains and losses (2014: EUR 173 m).

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Cumulative changes in equity not recognised through the statement of profit or loss

Disclosed under this heading are the differences arising on the translation of the financial statements of foreign subsidiaries and gains or losses on the remeasurement of securities and hedging instruments, accounted for in equity rather than being recognised in the statement of profit or loss.

Movements in cumulative changes in equity not recognised in profit or loss were as follows:

74 MOVEMENT IN CUMULATIVE CHANGES NOT RECOGNISED THROUGH THE STATEMENT OF PROFIT OR LOSS

in EUR m	2015			2014
	Before tax	Tax effect	Net	Before tax	Tax effect	Net
MOVEMENT IN CURRENCY TRANSLATION DIFFERENCES	1,093	—	1,093	1,308	—	1,308
MOVEMENT IN UNREALISED GAINS/LOSSES ON AVAILABLE-FOR-SALE FINANCIAL ASSETS	–9	2	–7	–14	4	–10
Movement in accumulated unrealised gains/losses	–8	2	–6	—	–1	–1
Realised gains/losses	–1	—	–1	–14	5	–9
MOVEMENT IN UNREALISED GAINS/LOSSES ON HEDGING INSTRUMENTS	–484	7	–477	–721	71	–650
Movement in accumulated unrealised gains/losses	–466	2	–464	–705	67	–638
Realised gains/losses	–18	5	–13	–16	4	–12

Non-controlling interests

The interests of the non-controlling shareholders in equity relate mainly to the following Group companies:

75 NON-CONTROLLING INTERESTS

in EUR m	31.12.2015	31.12.2014
LINDE LIENHWA INDUSTRIAL GASES CO. LTD., Taiwan	268	256
BOC-TISCO GASES CO., Ltd., China	73	81
African Oxygen Limited, South Africa	73	80
Shanghai HuaLin Industrial Gases Co. Ltd., China	50	47
Ma'anshan BOC-Ma Steel Gases Company Limited, China	49	45
LINDE INDIA LIMITED, India	47	44
MIG Production Company Limited, Thailand	35	34
Saudi Industrial Gas Company, Saudi Arabia	33	29
Linde Gas Algerie S.p.A., Algeria	31	32
Linde Engineering (Dalian) Co. Ltd., China	24	25
Various other companies	188	188

TOTAL	871	861

The voting rights of non-controlling shareholders correspond to their share of the equity in the companies concerned. Detailed information about individual subsidiaries which have non-controlling shareholders is not disclosed due to the individual figures not being material. Further information about the individual companies is given in the list of shareholdings on PAGES 202 TO 219.

Capital structure management

Linde’s capital structure management is based on various financial performance indicators such as the equity ratio and the dynamic indebtedness factor. The aim of the capital structure management is to obtain unrestricted access to the capital market and to achieve a stable credit rating. Further information about this can be found in the COMBINED MANAGEMENT REPORT ON PAGES 65 TO 66 AND 68 TO 69.

[23] Provisions for pensions and similar obligations

76 PROVISIONS FOR PENSIONS AND SIMILAR OBLIGATIONS

in EUR m	31.12.2015	31.12.2014
Provisions for pensions	1,056	1,247
Provisions for similar obligations	12	18

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76 PROVISIONS FOR PENSIONS AND SIMILAR OBLIGATIONS

in EUR m	31.12.2015	31.12.2014
TOTAL PROVISIONS	1,068	1,265
Pension assets	118	171

Pension provisions are recognised in accordance with IAS 19 Employee Benefits for obligations relating to future benefits and current benefits payable to current and former employees of The Linde Group and their surviving dependants.

Different countries have different pension systems, due to the variety of legal, economic and fiscal conditions applicable in each country. These are generally based on the remuneration and length of service of the employees.

The provisions for similar obligations include bridging payments in Germany as well as other obligations.

Occupational pension schemes can be either defined contribution or defined benefit schemes. In the case of defined contribution plans [SEE GLOSSARY], the company incurs no obligation other than the payment of contributions to an external pension fund.

In the case of defined benefit plans, the company’s obligation is to meet the defined benefit commitments to current and former employees. Two different methods can be distinguished: the recognition of provisions for pensions and the use of externally financed pension schemes. The Linde Group’s main defined benefit plans are described below.

The defined benefit commitments in Germany relate to old age pensions, invalidity pensions and surviving dependants pensions. These commitments are based principally on defined contribution pension rules, whereby vested rights for periods of service prior to 1 January 2002 based on earlier final-salary pension scheme rules have to be taken into account. In addition, there are direct commitments in respect of the salary conversion scheme in the form of a cash balance plan [SEE GLOSSARY]. The resulting pension payments are calculated on the basis of an interest guarantee and the performance of the corresponding investment. There are no minimum funding requirements. The pension obligations in Germany are partly funded by a Contractual Trust Arrangement (CTA).

Defined benefit commitments in the UK agreed prior to 1 July 2003 are earnings-related and dependent on the period of service, and relate to old age pensions, invalidity pensions and surviving dependants pensions.

With effect from 1 April 2011, the amount of future increases in inflation-linked pensions and of increases in pensionable emoluments was restricted.

Legal, regulatory and contractual minimum funding requirements are in place. Pension obligations in the UK are to a great extent funded. Defined benefit pension plans were closed to new entrants from 1 July 2003.

Defined benefit commitments in the United States relate to old age pensions, invalidity pensions and surviving dependants pensions. The commitments are based on pension regulations which are dependent on the period of service and salary of the employee. Most of the pension plans take the form of cash balance plans. The plan participants have the option to take a lump-sum payment or annual pension payments. Legal and regulatory minimum funding requirements are in place.

Pension obligations in the United States are currently fully funded. The amount of the pension obligation (actuarial present value of the defined benefit obligation, or DBO) is calculated using actuarial valuation methods, which require the use of estimates. In addition to assumptions about mortality and disability, the following assumptions which depend on the economic situation in that particular country are also relevant, so that for countries outside Germany weighted average figures based on the obligation are given:

77 ASSUMPTIONS USED TO CALCULATE THE PROVISIONS FOR PENSIONS

	Germany		UK		Other Europe		USA		Other countries
in %	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Discount rate	2.50	2.20	3.90	3.60	1.64	1.95	3.60	3.50	4.05	4.72
Growth in future benefits	2.50	2.25	2.50	2.50	1.84	2.63	—	—	3.98	4.05
Growth in pensions	1.63	1.64	3.28	3.19	1.05	1.34	1.96	1.95	1.41	1.72

The growth in future benefits comprises expected future increases in salaries, which are estimated annually, taking inflation and the economic situation into account.

The sensitivity analysis below demonstrates the extent to which the present value of the defined benefit obligation changes when, in each case, just one of the actuarial assumptions changes while the other actuarial assumptions remain the same. The impact of any correlation between the various assumptions has not been taken into account.

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78 SENSITIVITY ANALYSIS

in EUR m	Change	Germany		UK		Other Europe		USA		Other countries		Total
		31.12. 2015	31.12. 2014	31.12. 2015	31.12. 2014	31.12. 2015	31.12. 2014	31.12. 2015	31.12. 2014	31.12. 2015	31.12. 2014	31.12. 2015	31.12. 2014
Discount rate	+ 50 bp	–111	–111	–349	–336	–35	–60	–29	–25	–11	–15	–535	–547
	– 50 bp	125	128	383	385	39	71	30	27	16	17	593	628
Growth in future benefits	+ 50 bp	10	12	—	—	9	17	2	2	4	8	25	39
	– 50 bp	–11	–13	—	—	–8	–15	–2	–2	–7	–6	–28	–36
Growth in pensions	+ 50 bp	68	74	307	316	17	61	—	—	3	4	395	455
	– 50 bp	–62	–64	–284	–281	–27	–54	—	—	–3	–3	–376	–402

For the pension plans in Germany, an increase of one year in life expectancy would result in an increase in the defined benefit obligation of 5.1 percent. The sensitivity analysis of life expectancy in Germany is based on pension funds held at 31 December 2012. The underlying assumptions have not changed significantly between that date and the balance sheet date.

For the pension plans in the UK, an increase of one year in life expectancy would result in an increase in the DBO of 3.0 percent (2014: 3.0 percent). For the pension plans in the United States, no sensitivity analysis of life expectancy was prepared, as the plan participants generally avail themselves of the option to be paid a lump sum.

In Germany, life expectancy is calculated on the basis of the “2005 G mortality tables” produced by Professor Dr Klaus Heubeck. Pension plans in the UK use their own mortality tables and biometric assumptions. These are determined on the basis of actual experience in a pool of comparable pension plans. At the balance sheet date, the average life expectancy applicable to pension plans in the UK is 22.0 years for a male pensioner aged 65 (2014: 22.0 years) and 23.5 years for a female pensioner aged 65 (2014: 23.5 years), while the future average life expectancy at the pensionable age of 65 for active members of the pension plans is currently 23.8 years for men aged 45 (2014: 23.8 years) and 26.1 years for women aged 45 (2014: 26.0 years).

Reconciliation of the defined benefit obligation and of the plan assets:

79 RECONCILIATION OF THE DBO AND OF THE PLAN ASSETS

in EUR m	Germany		UK		Other Europe		USA		Other countries		Total
	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets
AT 01.01.2014	1,139	–423	3,291	— 3,342	702	–526	450	–512	259	–270	5,841	–5,073
Service cost	24	—	36	—	20	—	17	—	10	—	107	—
Current service cost	24	—	36	—	20	—	16	—	11	—	107	—
Past service cost	—	—	—	—	—	—	1	—	–1	—	—	—
Interest expense (+) /interest income (–)	42	–23	156	–159	23	–18	19	–21	14	–16	254	–237
Remeasurements	269	–33	380	–160	177	–48	13	24	26	–7	865	–224
Return on plan assets (excluding amounts included in interest expenses and income)	—	–33	—	–160	—	–48	—	24	—	–7	—	–224
Actuarial gains (–)/losses (+)	269	—	380	—	177	—	13	—	26	—	865	—
Effects from changes in demographic assumptions	—	—	–83	—	1	—	12	—	—	—	–70	—
Effects from changes in financial assumptions	266	—	474		185	—	16	—	17	—	958	—
Effects from changes in experience adjustments	3	—	–11	—	–9	—	–15	—	9	—	–23	—
Employer contributions	—	–302	—	–62	—	–19	—	–1	—	–7	—	–391
Employee contributions	9	–9	1	–1	5	–5	—	—	1	–1	16	–16
Pension payments made	–50	1	–123	123	–27	20	–26	23	–26	23	–252	190
Settlement payments	—	—	—	—	—	—	—	—	—	—	—	—

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79 RECONCILIATION OF THE DBO AND OF THE PLAN ASSETS

in EUR m	Germany		UK		Other Europe		USA		Other countries		Total
	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets	Defined benefit obligation	Plan assets
Effects of changes in exchange rates	—	—	243	–239	–8	—	63	–66	14	–13	312	–318
Changes in scope of consolidation/other changes	–1	1	—	2	2	–2	—	—	—	—	1	1
AT 31.12.2014/ 01.01.2015	1,432	–788	3,984	— 3,838	894	–598	536	–553	298	–291	7,144	–6,068
Service cost	42	—	52	—	–37	—	19	—	10	—	86	—
Current service cost	42	—	52	—	21	—	19	—	11	—	145	—
Past service cost	—	—	—	—	–4	—	—	—	—	—	–4	—
Effects of plan curtailments	—	—	—	—	–24	—	—	—	–1	—	–25	—
Effects from plan settlements	—	—	—	—	–30	—	—	—	—	—	–30	—
Interest expense (+) /interest income (–)	31	–17	152	–147	14	–7	20	–21	13	–14	230	–206
Remeasurements	–75	11	–234	167	5	–25	–2	41	–2	2	–308	196
Return on plan assets (excluding amounts included in interest expenses and income)	—	11	—	167	—	–25	—	41	—	2		196
Actuarial gains (–)/losses (+)	–75	—	–234	—	5	—	–2	—	–2	—	–308	—
Effects from changes in demographic assumptions	—	—	—	—	–14	—	–4	—	—	—	–18	—
Effects from changes in financial assumptions	–70	—	–165	—	24	—	–1	—	1	—	–211	—
Effects from changes in experience assumptions	–5	—	–69	—	–5	—	3	—	–3	—	–79	—
Employer contributions	—	–2	—	–76	—	–13	—	—	—	–9	—	–100
Employee contributions	13	–13	1	–1	3	–3	—	—	1	–1	18	–18
Pension payments made	–52	2	–143	143	–22	15	–36	33	–41	36	–294	229
Settlement payments	—	—	—	—	–290	290	—	—	—	—	–290	290
Effects of changes in exchange rates	—	—	218	–208	20	–14	60	–62	–11	15	287	–269
Changes in scope of consolidation/ other changes	—	—	—	3	3	2	—	—	2	1	5	6
AT 31.12.2015	1,391	–807	4,030	— 3,957	590	–353	597	–562	270	–261	6,878	— 5,940

In the reporting year, the reorganisation of defined benefit plans in the Netherlands resulted in a large part of the pension schemes being transferred to a pension fund. This had a positive effect on operating profit in the amount of EUR 42 m in total. The positive effect included income from a plan curtailment of EUR 22 m, income from a plan settlement of EUR 30 m and expenses of EUR 10 m which are not, however, included in the pension expense.

In 2014, Linde transferred an amount of EUR 300 m in respect of the German defined benefit pension plans to the existing Contractual Trust Arrangement (CTA). The funds allocated were obtained by issuing a bond for the same amount. The increase in plan assets led to a reduction in the net interest expense in respect of defined benefit pension obligations in Germany.

Actual income from plan assets in external pension funds in 2015 was EUR 10 m (2014: EUR 461 m). This was lower than the interest income from plan assets of EUR 206 m (2014: EUR 237 m) calculated at the corresponding DBO interest rate.

Employer’s contributions in the 2015 financial year totalled EUR 100 m (2014: EUR 391 m). The employer contributions for the previous year include the amount of EUR 300 m transferred to the existing Contractual Trust Arrangement (CTA) to fund the German defined benefit pension plans.

F.3-260

Payments of employer’s contributions to increase plan assets in external pension funds in the 2016 financial year are expected to amount to EUR 99 m. These include EUR 30 m (2015: EUR 30 m) which relates to special payments in the UK to close the ongoing shortfall in the UK pension plans in the medium term in accordance with local valuation rules. The relevant funding plan runs until March 2017, unless the shortfall is made up sooner, in which case it is terminated early.

The expense for newly acquired pension entitlements in the financial year and the net interest cost for each respective financial year are determined each year on the basis of the prior years net obligation at the balance sheet date.

The weighted average duration of the defined benefit obligations in The Linde Group at 31 December 2015 is 16.8 years (2014: 16.4 years).

During the reporting period, the following items relating to defined benefit obligations were recognised in the income statement.

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80 PENSION EXPENSE RELATING TO DEFINED BENEFIT PLANS

in EUR m	Germany		UK		Other Europe		USA		Other countries		Total
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Service cost	42	24	52	36	–37	20	19	17	10	10	86	107
Current service cost	42	24	52	36	21	20	19	16	11	11	145	107
Past service cost	—	—	—	—	–4	—	—	1	—	–1	–4	—
Gains (–)/losses (+) from plan curtailments	—	—	—	—	–24	—	—	—	–1	—	–25	—
Gains (–)/losses (+) from plan settlements	—	—	—	—	–30	—	—	—	—	—	–30	—
Net interest expense (+)/income (–)	14	19	5	–3	7	5	–1	–2	–1	–2	24	17
Interest expense from DBO	31	42	152	156	14	23	20	19	13	14	230	254
Interest income from plan assets	–17	–23	–147	–159	–7	–18	–21	–21	–14	–16	–206	–237
Other effects recognised through profit or loss	—	—	3	2	—	—	—	—	1	1	4	3
Total net pension cost	56	43	60	35	–30	25	18	15	10	9	114	127

For the external financing of defined benefit obligations, The Linde Group uses standard international models for the transfer of pension assets (e.g. pension funds and Contractual Trust Arrangements). Pension plans financed via external pension funds exist principally in Australia, Canada, Germany, Hong Kong, Ireland, the Netherlands, New Zealand, Norway, South Africa, Spain, Switzerland, the UK and the US.

In some countries, Linde is obliged to make contributions to plan assets as a result of legal requirements or contractual agreements. In certain countries, however, these increases in plan assets will not lead to the recognition of an asset because of the asset ceiling described in IAS 19.64 (IFRIC 14). In 2015, there was no asset ceiling.

Funding status of the defined benefit obligation:

81 FUNDING STATUS OF THE DEFINED BENEFIT OBLIGATION

in EUR m	Germany		UK		Other Europe		USA		Other countries		Total
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Actuarial present value of pension obligations (defined benefit obligation)	1,391	1,432	4,030	3,984	590	894	597	536	270	298	6,878	7,144
of which unfunded pension obligations	60	64	—	—	156	164	80	73	39	39	335	340
of which funded pension obligations	1,331	1,368	4,030	3,984	434	730	517	463	231	259	6,543	6,804
Fair value of plan assets	–807	–788	–3,957	–3,838	–353	–598	–562	–553	–261	–291	–5,940	–6,068
NET OBLIGATION	584	644	73	146	237	296	35	–17	9	7	938	1,076
Cumulative effect of asset ceiling	—	—	—	—	—	—	—	—	—	—	—	—
AMOUNT AT 31.12.	584	644	73	146	237	296	35	–17	9	7	938	1,076
of which pension provision (+)	584	644	97	173	237	296	83	74	55	60	1,056	1,247
of which pension asset (–)	—	—	–24	–27	—	—	–48	–91	–46	–53	–118	–171

The Linde Group is exposed to various risks in relation to defined benefit pension schemes. In addition to general actuarial risks, the Group is exposed to currency risk and investment risk in respect of the plan assets. SEE OPPORTUNITY AND RISK REPORT, PAGES 91 TO 107.

Plan assets and the defined benefit obligation may fluctuate over time. To compensate for such fluctuations, potential fluctuations in the defined benefit obligation are taken into account in the course of the investment management of the plan assets. In ideal circumstances, plan assets and pension obligations are influenced in the same way by external factors, which provides a natural protection against such factors (liability-driven investment). Moreover, the broadly-based portfolio structure of plan assets in The Linde Group results in diversification of capital market risk.

F.3-262

82 PORTFOLIO STRUCTURE OF PENSION ASSETS

in EUR m	Germany		UK		Other Europe		USA		Other countries		Total
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014	2015	in %	2014	in %
Shares	212	224	732	690	95	149	121	140	79	104	1,239	20.9	1,307	21.5
Fixed-interest securities	363	423	2,404	2,493	109	319	364	356	111	108	3,351	56.4	3,699	61.0
Property	46	38	126	140	42	40	—	—	11	15	225	3.8	233	3.8
Insurance	—	—	—	—	51	52	—	—	17	16	68	1.1	68	1.1
Other	186	103	695	515	56	38	77	57	43	48	1,057	17.8	761	12.6

TOTAL	807	788	3,957	3,838	353	598	562	553	261	291	5,940	100.0	6,068	100.0

Plan assets comprise mainly shares and fixed-interest securities. Prices quoted in an active market are not available in the case of property and insurance.

Financial instruments issued by companies in The Linde Group are not included in plan assets to a significant extent. Property which is used by Group companies is not included in plan assets.

Defined contribution plans

The total of all pension costs relating to defined contribution plans in 2015 was EUR 221 m (2014: EUR 186 m). Of this amount, contributions to state pension schemes in 2015 totalled EUR 110 m (2014: EUR 90 m).

[24] Other provisions

At the balance sheet date, other provisions had the following maturity structure:

83 OTHER PROVISIONS

	Current		Non-current		Total
in EUR m	2015	2014	2015	2014	2015	2014
PROVISIONS FOR TAXES	23	21	—	—	23	21
Obligations from delivery transactions	151	160	69	77	220	237
Warranty obligations and risks from transactions in course of completion	117	105	45	64	162	169
Obligations relating to personnel	511	493	83	86	594	579
Insurance obligations	—	—	—	7	—	7
Dismantling obligations	6	6	234	206	240	212
Other obligations	281	227	99	52	380	279
OTHER PROVISIONS	1,066	991	530	492	1,596	1,483

TOTAL	1,089	1,012	530	492	1,619	1,504

Provisions for taxes include only other taxes.

The provisions for warranty obligations and risks from transactions in course of completion consist principally of provisions for anticipated losses on transactions, for litigation and for guarantees and warranty obligations. The provisions for warranty obligations relate mainly to the Engineering Division and are generally utilised within three years.

The provisions for obligations relating to personnel comprise mainly provisions for pre-retirement part-time work, outstanding holidays, anniversaries, and wages and salaries not yet paid. The provision for obligations relating to pre-retirement part-time work is based on individual contractual agreements. The insurance obligations in the 2015 financial year related solely to Priestley Dublin Reinsurance Company Limited.

The provisions for dismantling obligations are stated at the discounted settlement amount on the date the plant comes on stream. A corresponding item is recognised in tangible assets and is subject to depreciation. The provision is compounded over the duration of the underlying contracts. Due to the wide range of residual terms of the contracts, the residual term of the provision falls mainly in a range of between one and twenty years. Changes in estimates, where these involve a change in assumptions about future cost trends or changes in interest rates are adjusted for in the carrying amount of the relevant plant without affecting profit or loss.

The unwinding of interest applied to other long-term provisions amounted to EUR 7 m (2014: EUR 8 m).

F.3-263

84 MOVEMENTS IN OTHER PROVISIONS

in EUR m	Opening balance at 01.01.2015	Changes in the scope of consolidation[1]	Utilisation	Release	Addition	Transfer	Closing balance at 31.12.2015
PROVISIONS FOR TAXES	21	–14	12	8	36	—	23
Obligations from delivery transactions	237	–13	36	35	67	—	220
Warranty obligations and risks from transactions in course of completion	169	13	56	57	97	–5	161
Obligations relating to personnel	579	15	340	25	356	9	594
Insurance obligations	7	—	—	7	—	—	—
Dismantling obligations	212	12	5	6	27	—	240
Other obligations	279	4	44	51	197	–4	381
OTHER PROVISIONS	1,483	31	481	181	744	—	1,596

TOTAL	1,504	17	493	189	780	—	1,619

[1] Including currency differences.

[25] Financial debt

Financial debt comprises interest-bearing obligations of The Linde Group, analysed as follows:

85 FINANCIAL LIABILITIES

	Current		Non-current				Total
	Due within one year		Due in one to five years		Due in more than five years
in EUR m	2015	2014	2015	2014	2015	2014	2015	2014
Subordinated bonds	—	—	—	—	1,050	1,049	1,050	1,049
Other bonds	383	710	4,460	3,717	2,321	3,095	7,164	7,522
Commercial papers (CP)	79	75	—	—	—	—	79	75
Liabilities to banks	491	490	432	394	18	125	941	1,009
Other financial liabilities	70	19	142	158	37	24	249	201
GROSS FINANCIAL DEBT	1,023	1,294	5,034	4,269	3,426	4,293	9,483	9,856
Less: Securities	421	521	—	—	—	—	421	521
Less: Cash and cash equivalents	1,417	1,137	—	—	—	—	1,417	1,137
NET FINANCIAL DEBT	–815	–364	5,034	4,269	3,426	4,293	7,645	8,198

Of the subordinated bonds and other bonds at 31 December 2015, EUR 662 m and EUR 2.397 bn respectively (2014: EUR 650 m and EUR 2.603 bn respectively) were in a fair value hedging relationship. If there had been no adjustment to the carrying amount as a result of fair value hedging relationships outstanding at the year-end which had been agreed, the subordinated bonds of EUR 1.050 bn would have been EUR 12 m lower and the other bonds of EUR 7.164 bn would have been EUR 65 m lower. In total, financial debt has increased by a total of EUR 77 m (2014: EUR 111 m) as a result of fair value hedging relationships.

Of the other bonds, EUR 681 m was in a cash flow hedging relationship at 31 December 2015 (2014: EUR 713 m). The Linde Group concludes Credit Support Annexes (CSAs) with banks to minimise counterparty risk. Under these agreements, the positive and negative fair values of derivatives held by Linde AG and Linde Finance B.V. are collateralised with cash on a regular basis. The amount arising from these agreements which is disclosed in bank loans and overdrafts within financial debt is EUR 65 m (2014: EUR 80 m).

In the 2015 and 2014 financial years, there were no defaults or breaches of loans payable.

F.3-264

The bonds are analysed as follows:

86 FIXED-INTEREST BONDS

Issuer	Nominal volume in relevant currency (ISO code)	EUR m1	Weighted average residual maturity (in years)[2]	Weighted average effective interest rate (in percent)[2,3]
Linde Finance B.V., Amsterdam/Linde AG, Munich	EUR 5,730 m	5,769	4.1	3.5
Linde Finance B.V., Amsterdam	GBP 750 m	1,030	3.1	6.9
Linde Finance B.V., Amsterdam/Linde AG, Munich	USD 700 m	639	4.7	2.1
Linde AG, Munich	NOK 2,000 m	208	1.8	2.8
Linde Finance B.V., Amsterdam	AUD 100 m	67	3.5	4.3

TOTAL		7,713

[1]	Includes adjustments relating to hedging transactions.
[2]	Subordinated bonds issued by Linde are included only until the end of the period when Linde may first exercise its right to call in the bond.
[3]	Effective interest rate in the relevant currency.

87 VARIABLE-INTEREST BONDS

Issuer	Nominal volume in relevant currency (ISO code)	EUR m	Weighted average residual maturity (in years)	Weighted average coupon (in percent)[1]
Linde Finance B.V., Amsterdam	USD 490 m	451	2.7	1.0
Linde Finance B.V., Amsterdam	EUR 50 m	50	2.4	0.5

TOTAL		501

[1]	Current coupon in the relevant currency.

Subordinated bonds

There is a right to call the EUR 700 m and GBP 250 m subordinated bonds issued in July 2006 which have a final maturity date of 14 July 2066. This right applies as from 14 July 2016. If the right to call the loan is not exercised on this date, the coupon will attract interest at a variable rate (3-month Euribor +4.125 percent for the euro bond and 3-month LIBOR +4.125 percent for the bond in British pounds). The right to call the loan will then be available every quarter on the due date for interest payment.

The coupon payment may be suspended on any due date for interest payment. Coupon payments not made will be made up if The Linde Group makes payments for securities pari passu or subordinated securities or Linde AG makes dividend payments.

Other bonds

In October 2015, Linde Finance B.V. made three issues with a total volume of EUR 230 m under the EUR 10 bn Debt Issuance Programme: a five-year fixed-interest EUR 50 m bond with a coupon of 0.634 percent, a twelve-year fixed-interest EUR 80 m bond with a coupon of 1.652 percent, and a 15-year fixed-interest EUR 100 m bond with a coupon of 1.9 percent. All three issues are guaranteed by Linde AG. The proceeds of the issue were used to redeem a EUR 600 m bond which fell due in December 2015.

Euro commercial papers

The Linde Group uses a Euro Commercial Paper Programme for short-term financing. Under the programme, the issuers are Linde AG and Linde Finance B.V. with a guarantee from Linde AG. The volume of the programme is EUR 2 bn. At 31 December 2015, there were no commercial papers outstanding under this programme.

Bank loans and overdrafts

In July 2013, Linde agreed a new EUR 2.5 bn syndicated credit facility which is available for a five-year period, with two options to extend the facility, in each case by one year (subject to the agreement of the lenders). 33 major German and international banks used by Linde are involved in the consortium offering the credit facility. In 2015, Linde successfully extended the facility until 2020.

F.3-265

Financial covenants

No financial covenants are contained in the agreement relating to the EUR 2.5 bn syndicated credit facility.

The bank loans and overdrafts of African Oxygen Limited include various financial covenants relating to key financial figures in African Oxygen Limited. All the financial covenants relating to African Oxygen Limited were fulfilled in the 2015 and 2014 financial years.

[26] Liabilities from finance leases

Liabilities from finance leases are repaid over the lease term. They have the following residual lease terms at the balance sheet date:

88 LIABILITIES FROM FINANCE LEASES

in EUR m	31.12.2015	31.12.2014
TOTAL FUTURE MINIMUM LEASE PAYMENTS (GROSS INVESTMENT)	115	114
due within one year	22	23
due in one to five years	43	36
due in more than five years	50	55
PRESENT VALUE OF MINIMUM LEASE PAYMENTS	78	74
due within one year	23	23
due in one to five years	35	30
due in more than five years	20	21
FINANCE CHARGE INCLUDED IN THE MINIMUM LEASE PAYMENTS	37	40

The carrying amounts of assets held under finance leases are disclosed principally under tangible assets. SEE NOTE [15]. These assets comprise distribution equipment, vehicles and other fixtures and fittings. Buildings are also included here. Some of the lease agreements contain extension clauses, purchase options or price adjustment clauses customary in the market.

F.3-266

[27] Trade payables, other liabilities, liabilities from income taxes

89 TRADE PAYABLES AND OTHER LIABILITIES

	Current		Non-current		Total
in EUR m	2015	2014	2015	2014	2015	2014
Percentage of completion (PoC)	661	810	—	—	661	810
Other	2,562	2,675	3	2	2,565	2,677
ACCOUNTS PAYABLE FOR GOODS AND SERVICES	3,223	3,485	3	2	3,226	3,487
Payments received on account of orders	223	163	9	12	232	175
Other taxes	207	171	4	5	211	176
Social security	62	61	1	1	63	62
Derivatives with negative fair values	189	158	486	377	675	535
Other liabilities	574	520	347	253	921	773
OTHER LIABILITIES	1,255	1,073	847	648	2,102	1,721
INCOME TAX LIABILITIES	568	525	—	—	568	525

TOTAL	5,046	5,083	850	650	5,896	5,733

Percentage of completion trade payables of EUR 661 m (2014: EUR 810 m) relate to advance payments received on construction contracts, where these exceed the state of completion of the contract.

Income tax payables are disclosed as current in accordance with IAS 1.69 (d) as they are due with immediate effect and generally Linde has no option to defer them. Included in the income tax payables disclosed are amounts which may not fall due until more than twelve months after the balance sheet date.

Also included in income tax payables are payables relating to prior periods arising from external tax audits in various countries.

F.3-267

OTHER INFORMATION

[28] Share option schemes

Linde Performance Share Programme 2012

It was resolved at the Annual General Meeting of Linde AG held on 4 May 2012 to introduce a performance share programme for management (Long Term Incentive Plan 2012 – LTIP 2012), under which up to 4 million options can be issued over a total period of five years. For this purpose, the issued share capital can be increased by up to EUR 10,240,000 by the issue of up to 4 million bearer shares with a notional par value of EUR 2.56 if certain conditions are met (2012 conditionally authorised capital).

The aim of LTIP 2012 is to encourage continuing loyalty to The Linde Group of management personnel in Linde AG and its affiliated companies within and outside Germany by creating a variable remuneration component in the form of shares which will act as a long-term incentive and which entails an element of risk.

The options may be issued in annual tranches during the authorised period. Each option confers the right to purchase one share in Linde AG at the exercise price, which is equivalent in each case to the lowest issue price, currently EUR 2.56 per share. Linde AG may decide, at its own discretion, at any time until the beginning of the exercise period that the option entitlements of the option holders may be met by providing own shares or making a payment in cash instead of issuing new shares out of the share capital conditionally authorised for this purpose. The Linde Performance Share Programme 2012 is designed as share-based payment with compensation provided in the form of equity instruments. Each individual tranche may be issued within a period of 16 weeks after the Annual General Meeting of Linde AG. The options may not be exercised until a qualifying period has expired. The qualifying period begins on the issue date which has been determined and ends on the fourth anniversary of the issue date. If options are to be exercised, this must take place during a period of twelve months from the end of the relevant qualifying period (the exercise period).

Performance targets

Options may only be exercised if and to the extent that performance targets are reached. The performance targets for each individual tranche of options are based on movements in (i) earnings per share and (ii) relative total shareholder return. Within each individual tranche of options, equal weighting is given to the “earnings per share” performance target and the “relative total shareholder return” performance target. Within each of these performance targets, a minimum target must be reached if the options are to become exercisable, and there is also a stretch target. If the stretch target for one of these performance targets is reached, all the options relating to that performance target become exercisable.

“Earnings per share” performance target

The minimum target for the “earnings per share” performance target is reached if the diluted earnings per share of the company adjusted for non-recurring items for the financial year ending before the expiry of the qualifying period achieves a compound average growth rate (CAGR) of 6 percent when compared with the diluted earnings per share of the company adjusted for non-recurring items for the financial year ending before the issue of the options. The stretch target for the “earnings per share” performance target is reached if the diluted earnings per share of the company adjusted for non-recurring items for the financial year ending before the expiry of the qualifying period achieves a CAGR of at least 11 percent when compared with the diluted earnings per share of the company adjusted for non-recurring items for the financial year ending before the issue of the options. The calculation of the “earnings per share” performance target is derived from the diluted earnings per share of the company adjusted for non-recurring items disclosed in the audited Group financial statements of The Linde Group for the appropriate financial year. If no adjustment for non-recurring items has been made in that financial year, the relevant figure is the diluted earnings per share disclosed in the Group financial statements. Non-recurring items are items which, due to their nature, frequency and/or scope, might have an adverse impact on the extent to which the diluted earnings per share figure provides an informative picture of the ability of The Linde Group to sustain its profitability in the capital market. Adjusting diluted earnings per share for non-recurring items is designed to increase transparency in respect of the Groups ability to sustain profitability. If the minimum target is reached, 12.5 percent of all the options in the relevant tranche may be exercised. If the stretch target is reached, 50 percent of all the options in the relevant tranche may be exercised: i.e. all the options dependent on this performance target. If the minimum target is exceeded, but the stretch target is not reached, the number of options that may be exercised is determined on a straight-line basis and will lie between 12.5 percent and 50 percent of all options issued on the same issue date, depending on the extent by which the minimum target is exceeded and the proximity of the figure to the stretch target. If this calculation does not result in a round figure, the percentage should be rounded to one decimal point.

Details of the calculation of earnings per share are given in NOTE [13]. The “earnings per share” performance target is regarded as a non-market performance condition as defined by IFRS 2.

“Relative total shareholder return” performance target

The minimum target for the “relative total shareholder return” performance target is reached if the total shareholder return of the Linde AG share exceeds the median of the values for total shareholder return in the control group (described below) in the period between the issue date and the beginning of the exercise period. If the control group contains an even number of values, the average of the two values lying in the middle is deemed to be the median. The stretch target for the “relative total shareholder return” performance target is reached if the total shareholder return of the Linde AG share is in the upper quartile of the values for total shareholder return in the control group in the period between the issue date and the beginning of the exercise period. The total shareholder return of the Linde AG share comprises (i) the absolute increase or decrease in the price of a Linde AG share when compared to its initial value and (ii) the dividend per share paid plus the value of any statutory subscription rights attributable to one Linde AG share (as a result of capital increases). In each case, the calculation relates to the period between (and inclusive of) the issue date and the third last stock exchange trading day in the Xetra trading system (or in a comparable successor system) of the Frankfurt Stock Exchange before the exercise period. The absolute increase or decrease in price of the Linde AG share corresponds to the difference between the average of the closing prices (or of equivalent successor prices) of Linde shares in the Xetra trading system (or in a comparable successor system) of the Frankfurt Stock Exchange over the period between (and inclusive of) the 62nd stock exchange trading day to the third last stock exchange trading day before the exercise period (the final value) and the initial value. The initial value of the share for the determination of the total shareholder return is the average of the closing prices (or of equivalent successor prices) of Linde shares on the last 60 stock exchange trading days in the Xetra trading system (or in a comparable successor system) of the Frankfurt Stock Exchange before the issue date of the subscription rights. For the purposes of the LTIP 2012, the value of one statutory subscription right is the volume-weighted average of the closing prices in that period in which the subscription rights are traded in the Xetra trading system (or a comparable successor system) of the Frankfurt Stock Exchange. The control group comprises companies in the DAX 30 at that time, with the exception of Linde itself. Companies which are either excluded from or included in the DAX 30 during the period on which the calculation of the total shareholder return is based are ignored for the purposes of the calculation. When determining the total shareholder return for shares in the control group, Linde may have recourse to data supplied by a recognised independent provider of financial data. If a company in the control group trades different classes of share or shares with differing profit entitlements on the stock exchange, only the shares which form the basis for the determination of the DAX 30 value are taken into consideration. If the minimum target is reached, 12.5 percent of all the options in the relevant tranche may be exercised. If the stretch target is reached, 50 percent of all the options in the relevant tranche may be exercised: i.e. all the options dependent on this performance target. If the minimum target is exceeded, but the stretch target is not reached, the number of options that may be exercised is determined on a straight-line basis and will lie between 12.5 percent and 50 percent of all options issued on the same issue date, depending on the extent by which the minimum target is exceeded and the proximity of the figure to the stretch target. If this calculation does not result in a round figure, the percentage should be rounded to one decimal point.

F.3-268

The “relative total shareholder return” target is regarded as a market-based performance condition as defined by IFRS 2 and is included in the measurement of the option price.

In accordance with IFRS 2 Share-based Payment, the total value of share options granted to management is determined at the issue date using an option pricing model. The total value calculated of the share options at the issue date is allocated as a personnel expense over the period in which the company receives service in return from the employee. This period is generally the same as the agreed qualifying period. The other side of the entry is made directly in equity (capital reserve).

Movements during the financial year in share options outstanding are disclosed in the table below:

90 OPTIONS – LONG TERM INCENTIVE PLAN 2012

LTIP –Number of options
AT 01.01.2014	733,965
granted	302,199
exercised	—
forfeited	32,328
expired	—
AT 31.12.2014/01.01.2015	1,003,836
of which exercisable at 31.12.2014	—
granted	322,456
exercised	—
forfeited	49,470
expired	—
AT 31.12.2015	1,276,822
of which exercisable at 31.12.2015	—

F.3-269

The average remaining period in the LTIP 2012 is 23 months (2014: 29 months). The exercise price for all the tranches in the LTIP 2012 is EUR 2.56.

The calculation of the expense is based on the fair value of the options issued, using a Monte Carlo simulation for the fair value calculation. The following measurement parameters were used:

91 MONTE CARLO SIMULATION MODEL – LTIP 2012

	1st tranche 2012	2nd tranche 2013	3rd tranche 2014	4th tranche 2015
Date of valuation	02.07.2012	03.06.2013	02.06.2014	02.06.2015
Expected share volatility (in %)	22.54	21.08	19.95	16.65
Risk-free interest rate (in %)	0.44	0.36	0.24	–0.10
Expected dividend yield (in %)	2.50	2.50	2.50	2.50
Initial value of Linde shares (in EUR)	120.60	147.85	154.55	174.30
Exercise price (in EUR)	2.56	2.56	2.56	2.56
Number of participants	1,001	1,020	1,048	1,007

The volatility figure underlying the valuation is based on historical and implicit volatility, taking the remaining periods of the share options into account.

92 OPTIONS PER EXERCISE HURDLE – LONG TERM INCENTIVE PLAN 2012

	Option price	Weighting	Fair value	Probability	Calculated value at 31.12.
1st tranche 2012	in EUR	in %	in EUR	in %	in EUR
Earnings per share	106.74	50	53.37	—	—
Relative total shareholder return	52.31	50	26.16		26.16

TOTAL		100	79.53		26.16

2nd tranche 2013
Earnings per share	131.42	50	65.71	—	—
Relative total shareholder return	67.75	50	33.88		33.88
TOTAL		100	99.59		33.88
3rd tranche 2014
Earnings per share	137.72	50	68.86	40	27.54
Relative total shareholder return	74.96	50	37.48		37.48

TOTAL		100	106.34		65.02

4th tranche 2015
Earnings per share	155.34	50	77.67	40	31.07
Relative total shareholder return	72.08	50	36.04		36.04

TOTAL		100	113.71		67.11

F.3-270

The probability that the “earnings per share” performance target would be reached is taken into account when calculating options that will be exercisable in future. In the financial year under review, the probability that the “earnings per share” performance target would be reached in respect of the first tranche (allocated in the 2012 financial year) and the second tranche (allocated in the 2013 financial year) was adjusted from 40 percent to 0 percent. This results in an impact on earnings of EUR 9 m, which was recognised in functional costs. Otherwise, there were no changes from the previous year in the value of options per exercise hurdle.

The volatility figure underlying the valuation is based on the historical volatility of Linde shares. The expected volatility is calculated on the basis of the historical values in the three years preceding the issue date of the options.

Personal investment, matching shares

A pre-condition of participation in the LTIP 2012 for plan participants in Band 5 or above in Linde’s internal management structure is compulsory personal investment in shares of the company at the beginning of each tranche of the scheme. In the case of members of the Executive Board, the number of shares that each individual Board member must purchase as a personal investment is determined by the Supervisory Board. For other Linde executives in Band 5 or above, it is the Executive Board which determines the number of shares that must be purchased by each individual. For each share acquired by a scheme participant as a personal investment and held by the participant in respect of each tranche throughout the qualifying period for the options, one matching share in Linde AG will be granted at the end of the qualifying period at no cost to the participant. However, Linde is permitted to pay an amount in cash to those entitled to options instead of granting them matching shares. Conditions which apply to the granting of matching shares include: a personal investment in Linde AG shares by the scheme participant at the appropriate time, the unrestricted holding of such shares during the qualifying period of the corresponding tranche and, except in the event of the termination of the service or employment contract of the scheme participant before the end of the qualifying period (special cases) when different rules shall apply, the existence of a service or employment contract with the scheme participant at the end of the qualifying period in respect of which no notice has been given. Plan participants in Band 4 of Linde’s internal management structure may make a voluntary personal investment in Linde AG shares and will be granted matching shares accordingly, subject to the aforementioned conditions.

The fair value of the entitlement to one matching share in the first tranche (2012) is EUR 109.26. The fair value of the entitlement to one matching share in the second tranche (2013) is EUR 133.95. The fair value of the entitlement to one matching share in the third tranche (2014) is EUR 140.01. The fair value of the entitlement to one matching share in the fourth tranche (2015) is EUR 157.91.

93 MATCHING SHARES – LONG TERM INCENTIVE PLAN 2012

LTIP – Number of matching shares
AT 01.01.2014	66,285
granted	29,102
forfeited	3,123
allocated	—
AT 31.12.2014/01.01.2015	92,264
granted	33,030
forfeited	6,118
allocated	—
AT 31.12.2015	119,176

The effect on earnings of the recognition of the expense in the statement of profit or loss of The Linde Group is shown in the table below. The same amount was recognised in the capital reserve.

94 PERSONNEL EXPENSES – LONG TERM INCENTIVE PLAN 2012

in EUR m	2015	2014
TOTAL	6	17

In the previous year, personnel expenses of EUR 1 m were recognised for the Linde Performance Share Programme LTIP 2007, which expired in 2014.

F.3-271

[29] Financial instruments

The following table shows the fair values of financial instruments by category and includes a comparison of the fair values of the financial instruments with their carrying amounts.

95 FINANCIAL ASSETS AT 31.12.2015

	Financial instruments		Financial instruments						Balance sheet values
in EUR m	Fair value	Carrying amount	Carrying amount
		Cash and cash equivalents	Loans and receivables	Held-to- maturity financial assets	Freestanding derivatives	Derivatives designated as hedging instruments	Available- for-sale financial assets	Total	Financial instruments outside scope of IAS 39	Total
Investments and securities at fair value	430	—	—	—	—	—	430	430	—	430
Investments and securities at amortised cost	21	—	6	15	—	—	—	21	—	21
Receivables from finance leases	321	—	—	—	—	—	—	—	269	269
Trade receivables	2,552	—	2,552	—	—	—	—	2,552	—	2,552
Receivables from percentage of completion contracts	174	—	174	—	—	—	—	174	—	174
Derivatives with positive fair values	316	—	—	—	44	272	—	316	—	316
Other receivables and assets	643	—	304	—	—	—	—	304	339	643
Cash and cash equivalents	1,417	1,417	—	—	—	—	—	1,417	—	1,417

TOTAL	5,874	1,417	3,036	15	44	272	430	5,214	608	5,822

F.3-272

96 FINANCIAL LIABILITIES AT 31.12.2015

	Financial instruments					Balance sheet values
in EUR m	Fair value	Carrying amount
		Financial liabilities at amortised cost	Freestanding derivatives	Derivatives designated as hedging instruments	Total	Financial instruments outside scope of IAS 39	Total
Financial liabilities	9,987	9,483	—	—	9,483	—	9,483
Liabilities from finance leases	64	—	—	—	—	78	78
Trade payables (excluding PoC)	2,567	2,565	—	—	2,565	—	2,565
Derivatives with negative fair values	675	—	90	585	675	—	675
Sundry liabilities	921	572	—	—	572	349	921

TOTAL	14,214	12,620	90	585	13,295	427	13,722

F.3-273

97 FINANCIAL ASSETS AT 31.12.2014

	Financial instruments		Financial instruments						Balance sheet values
in EUR m	Fair value	Carrying amount	Carrying amount
		Cash and cash equivalents	Loans and receivables	Held-to- maturity financial assets	Freestanding derivatives	Derivatives designated as hedging instruments	Available- for-sale financial assets	Total	Financial instruments outside scope of IAS 39	Total
Investments and securities at fair value	554	—	—	—	—	—	554	554	—	554
Investments and securities at amortised cost	20	—	6	14	—	—	—	20	—	20
Receivables from finance leases	344	—	—	—	—	—	—	—	298	298
Trade receivables	2,553	—	2,553	—	—	—	—	2,553	—	2,553
Receivables from percentage of completion contracts	511	—	511	—	—	—	—	511	—	511
Derivatives with positive fair values	409	—	—	—	126	283	—	409	—	409
Other receivables and assets	603	—	266	—	—	—	—	266	337	603
Cash and cash equivalents	1,137	1,137	—	—	—	—	—	1,137	—	1,137

TOTAL	6,131	1,137	3,336	14	126	283	554	5,450	635	6,085

F.3-274

98 FINANCIAL LIABILITIES AT 31.12.2014

	Financial instruments					Balance sheet values
in EUR m	Fair value	Carrying amount
		Financial liabilities at amortised cost	Freestanding derivatives	Derivatives designated as hedging instruments	Total	Financial instruments outside scope of IAS 39	Total
Financial liabilities	10,481	9,856	—	—	9,856	—	9,856
Liabilities from finance leases	71	—	—	—	—	74	74
Trade payables (excluding PoC)	2,677	2,677	—	—	2,677	—	2,677
Derivatives with negative fair values	535	—	28	507	535	—	535
Sundry liabilities	773	599	—	—	599	174	773

TOTAL	14,537	13,132	28	507	13,667	248	13,915

The fair value of financial instruments is generally determined using stock exchange prices. If stock exchange prices are not available, the fair value is determined using measurement methods customary in the market, based on market parameters specific to the instrument.

The fair value of derivative financial instruments is determined as follows. Options are valued by external partners using the Black- Scholes option pricing model. Futures [SEE GLOSSARY] are measured with recourse to the stock exchange price in the relevant market. All other derivative financial instruments are measured by discounting expected future cash flows using the net present value method. As far as possible, the entry parameters used in these models are relevant observable market prices and interest rates at the balance sheet date, obtained from recognised external sources.

These calculations are based on the following interest curves:

99 INTEREST CURVES

2015, in percent	EUR	USD	GBP	AUD	SEK	RUB	NOK
Interest for six months	–0.10	0.78	0.69	2.66	–0.22	11.77	1.08
Interest for one year	–0.06	0.86	0.73	2.21	–0.30	12.08	0.87
Interest for five years	0.33	1.73	1.61	2.46	0.72	10.79	1.26
Interest for ten years	1.00	2.19	2.03	2.97	1.62	10.69	1.87
2014, in percent
Interest for six months	0.11	0.29	0.62	3.03	0.31	24.64	1.34
Interest for one year	0.16	0.44	0.65	2.51	0.24	20.20	1.20
Interest for five years	0.36	1.76	1.47	2.54	0.64	13.02	1.39
Interest for ten years	0.81	2.27	1.89	3.03	1.26	12.23	1.91

The following table shows the financial instruments in The Linde Group which are measured at fair value. Linde uses the following hierarchy to determine and disclose fair values based on the method used to ascertain their fair values:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets and liabilities.

•	Level 2: Inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Inputs for the asset or liability that are not based on observable market data.

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100 FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE AT 31.12.2015

in EUR m	Level 1	Level 2	Level 3
Investments and securities	415	—	—
Freestanding derivatives with positive fair values	—	44	—
Derivatives designated as hedging instruments with positive fair values	—	272	—
Freestanding derivatives with negative fair values	—	90	—
Derivatives designated as hedging instruments with negative fair values	—	585	—

101 FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE AT 31.12.2014

in EUR m	Level 1	Level 2	Level 3
Investments and securities	511	—	—
Freestanding derivatives with positive fair values	—	126	—
Derivatives designated as hedging instruments with positive fair values	—	283	—
Freestanding derivatives with negative fair values	—	28	—
Derivatives designated as hedging instruments with negative fair values	—	507	—

During the reporting year, there were no transfers between Levels 1, 2 and 3 of the fair value hierarchy. The investments and securities category also included financial assets (available-for-sale financial assets) of EUR 15 m (2014: EUR 43 m) for which a fair value cannot be reliably determined. There is currently no intention to sell these assets.

For loans and receivables which are measured at amortised cost, there are generally no liquid markets. The exception to this is bonds issued by Linde AG and Linde Finance B.V., which are placed and traded in the capital market. The fair value of these instruments is determined using the current stock exchange price (Level 1). For current loans, receivables and liabilities recognised at amortised cost, it is assumed that the fair value corresponds to the carrying amount. For all other loans and receivables, the fair value is determined by discounting expected future cash flows. The interest rates applied to the loans are the same as those that would apply to new loans secured with the risk structure, original currency and maturity. Fair value is determined using the discounted cash flow method, taking into account individual credit ratings and other market circumstances in the form of credit and liquidity spreads generally applied in the market (Level 2).

In the 2015 financial year, there were no differences between the fair value of a financial instrument when it was first recognised and the amount which would have been recognised at that time had the valuation methods described above been used. In the 2015 financial year, net financial gains and losses arose as follows:

102 NET FINANCIAL GAINS AND LOSSES

in EUR m	2015	2014
From freestanding derivatives	180	204
From loans and receivables	93	100
From available-for-sale financial assets	–8	2
of which reported in the income statement	1	14
of which reported in cumulative changes in equity not recognised in the income statement	–9	–12
From financial liabilities at amortised cost	–414	–341

TOTAL	–149	–35

The net financial gains and losses on financial instruments arise from changes in fair value, the recognition and reversal of impairment losses, eliminations and exchange rate fluctuations. In the financial year under review, there was a considerable increase in the impairment losses for trade receivables.

The net financial gains and losses correspond to the valuation gains and losses of the financial instruments, but exclude interest and dividends.

Freestanding derivatives comprise all those derivatives which are not designated as hedging instruments. They include those derivatives in economic hedging relationships not designated as hedges in respect of which gains and losses arising from the underlying transaction and the hedged item are recognised at the same time in the statement of profit or loss.

The financial result includes fees and other costs of capital of EUR 15 m (2014: EUR 13 m) relating to financial instruments not at fair value through profit or loss.

No interest income has been accrued which relates to impaired financial instruments, especially receivables. Impairment loss on financial assets:

103 IMPAIRMENT LOSS ON FINANCIAL ASSETS AT 31.12.2015

in EUR m	Carrying amount before impairment	Cumulative impairment loss	Carrying amount after impairment	Of which impairment loss for 2015 financial year
Investments and securities at fair value	442	12	430	12

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103 IMPAIRMENT LOSS ON FINANCIAL ASSETS AT 31.12.2015

in EUR m	Carrying amount before impairment	Cumulative impairment loss	Carrying amount after impairment	Of which impairment loss for 2015 financial year
Investments and securities at amortised cost	26	5	21	—
Receivables from finance leases	269	—	269	—
Trade receivables	2,878	326	2,552	139
Receivables from percentage of completion contracts	174	—	174	—
Derivatives with positive fair values	316	—	316	—
Other receivables and assets	646	3	643	—
Cash and cash equivalents	1,417	—	1,417	—

104 IMPAIRMENT LOSS ON FINANCIAL ASSETS AT 31.12.2014

in EUR m	Carrying amount before impairment	Cumulative impairment loss	Carrying amount after impairment	Of which impairment loss for 2014 financial year
Investments and securities at fair value	556	2	554	1
Investments and securities at amortised cost	25	5	20	—
Receivables from finance leases	298	—	298	—
Trade receivables	2,848	295	2,553	62
Receivables from percentage of completion contracts	511	—	511	—
Derivatives with positive fair values	409	—	409	—
Other receivables and assets	606	3	603	—
Cash and cash equivalents	1,137	—	1,137	—

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Impairment losses on trade receivables can be analysed as follows:

105 IMPAIRMENT LOSS ON TRADE RECEIVABLES

in EUR m	Cumulative impairment loss
AT 01.01.2014	305
Currency adjustments	13
Increase in impairment losses recorded in the statement of profit and loss	62
Write-offs charged against cumulative impairment losses	–85
AT 31.12.2014/01.01.2015	295
Currency adjustments	12
Increase in impairment losses recorded in the statement of profit and loss	139
Write-offs charged against cumulative impairment losses	–120
AT 31.12.2015	326

The carrying amounts of the financial assets recognised take into account the highest possible risk of default. A summary of financial assets past due but not impaired is presented in NOTE [18]. The increase in impairments is primarily due to the renewed increase in outstanding receivables and payment terms with the federal health insurance programmes within the US healthcare system. In the UK, a receivable was also written down due to the insolvency of a customer.

The interest income and interest expense from financial instruments not measured at fair value through profit or loss were as follows:

106 INTEREST INCOME/EXPENSE FROM FINANCIAL INSTRUMENTS NOT MEASURED AT FAIR VALUE

in EUR m	2015	2014
Interest income	40	37
Interest expenses	350	354

TOTAL	–310	–317

Not included here are the interest income and interest expense from derivatives or the interest income and interest expense from assets and liabilities outside the scope of IFRS 7.

Risk positions and risk management

The Linde Group is exposed to a variety of financial risks. These include in particular: counterparty risk, liquidity risk, interest rate risk, exchange rate risk and other market price risks. These are described below. For further information about risk management in The Linde Group, please refer to the disclosures in the combined management report. SEE OPPORTUNITY AND RISK REPORT, PAGES 91 TO 107.

Counterparty risk

Counterparty risk is the risk that a counterparty does not meet his or her contractual payment obligations and that this leads to a loss for The Linde Group.

The Linde Group deals in principle with counterparties who have a good credit rating. Regular reviews are performed of the creditworthiness of counterparties and clearly defined limits have been set. Experience during the economic crisis has shown that credit standings can change very quickly. It is therefore possible that, despite the Group’s monitoring process, counterparties might delay payments or fail to make them at all. The Linde Group does not believe that it has any significant exposure to default risk arising from any individual counterparty. The concentration of the counterparty risk is limited due to the Group’s broad and uncorrelated customer base. With the exception of Medicare, the federal health insurance programme within the US health system, the single largest debtor constitutes less than 2 percent of the total figure for trade receivables in The Linde Group. Medicare constitutes 9 percent of the Group’s trade receivables.

The risk positions outstanding are subject to strict limits and are continually monitored. The carrying amounts of financial assets reported in the balance sheet, taking into account impairment losses, represent the highest possible default risk, without including the value of any collateral.

A significant criterion for the management of counterparty risk relating to financing and capital market transactions is the credit rating of the relevant counterparty. Linde limits the extent and duration of any commercial transactions to be concluded accordingly. Regular reviews are performed by a supervisory unit which is independent of the trading department to ensure compliance with all the limits set. The Linde Group has concluded bilateral Credit Support Annexes (CSAs) with the majority of the banks with which financial instruments are traded. On the basis of such agreements, the positive and negative fair values of derivatives held by Linde AG and Linde Finance B.V. for the purpose of interest rate and currency management are collateralised with cash on a regular basis. In this way, the default risk arising from these instruments is minimised. These transactions are subject to the rules of the framework agreement for financial derivative transactions, whereby the rights and obligations associated with the exchange of collateral do not qualify for netting in the balance sheet. A willingness to enter into CSAs with Linde AG and Linde Finance B.V. is an essential prerequisite to being accepted as a counterparty by Linde. In this connection, The Linde Group issued EUR 371 m (2014: EUR 141 m) as collateral for derivatives with negative fair values and received EUR 65 m (2014: EUR 80 m) as collateral for derivatives with positive fair values. In addition, a unilateral CSA was concluded with a trading platform for commodities derivatives in Sweden, and EUR 2 m was issued as collateral for negative market values. The Linde Group also has financial assets with a carrying amount of EUR 5 m (2014: EUR 4 m) which are pledged as collateral for liabilities or contingent liabilities. In the 2015 and 2014 financial years, no additional significant collateral was held by The Linde Group apart from the CSAs described above.

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107 FINANCIAL ASSETS/LIABILITIES SUBJECT TO OFFSETTING OR ENFORCEABLE MASTER AGREEMENTS FOR FINANCIAL DERIVATIVE TRANSACTIONS

31.12.2015, in EUR m	Gross amount of recognised financial assets/liabilities	Gross amount of recognised financial assets/liabilities set off in the balance sheet	Net amount of financial assets/liabilities presented in the balance sheet	Financial instruments that qualify for netting	Net amount before CSAs	Collaterals received from collateral agreements[1]	Collaterals due to pledged collateral agreements[1]	Net amount
Derivatives with positive fair values	316	—	316	–235	81	–62	27	46
Derivatives with negative fair values	–675	—	–675	235	–440	–3	346	–97
Trade receivables	9	4	5	—	5	—	—	5
Trade payables	6	4	2	—	2	—	—	2
TOTAL	–344	8	–352	—	–352	–65	373	–44

31.12.2014, in EUR m
Derivatives with positive fair values	409	—	409	–303	106	–57	9	58
Derivatives with negative fair values	–535	—	–535	303	–232	–23	132	–123
Trade receivables	5	3	2	—	2	—	—	2
Trade payables	4	3	1	—	1	—	—	1

TOTAL	–117	6	–123	—	–123	–80	141	–62

[1]	The terms governing CSAs may result in the net fair value position per counterparty being over-secured.

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Liquidity risk

Liquidity risk is the risk that the Group will no longer be able to meet its financial payment obligations. Contractual undiscounted expected future cash flows from financial liabilities are shown in the table below:

108 FUTURE CASH FLOWS FROM FINANCIAL LIABILITIES – 2015

in EUR m	Due within one year	Due in one to five years	Due in more than five years
Cash outflows from non-derivative financial liabilities	4,492	6,013	3,693
Cash outflows from derivatives with negative fair values	196	1,406	1,092
of which settled gross	191	1,306	715
related cash inflows as a result of gross settlement	152	1,080	587

109 FUTURE CASH FLOWS FROM FINANCIAL LIABILITIES – 2014

in EUR m	Due within one year	Due in one to five years	Due in more than five years
Cash outflows from non-derivative financial liabilities	4,865	6,344	3,599
Cash outflows from derivatives with negative fair values	128	1,100	785
of which settled gross	121	1,036	342
related cash inflows as a result of gross settlement	108	920	304

In the case of derivative financial instruments, only those with negative fair values are included in the cash outflows presented above in accordance with IFRS 7.39 (b). In the case of derivatives settled gross, both the cash outflow and the cash inflow on the settlement of the derivative are included in the analysis to avoid distortions in the presentation.

F.3-280

Interest rate risks

Interest rate risks arise from market fluctuations in interest rates. As a result of its financing activities, The Linde Group is exposed to a risk from interest rate changes. At 31 December 2015, The Linde Group held interest-bearing instruments (net, including interest rate derivatives/hedges) totalling EUR 7.829 bn (2014: EUR 8.139 bn). Of these, EUR 2.586 bn (2014: EUR 3.112 bn) related to instruments bearing interest at variable interest rates and EUR 5.243 bn (2014: EUR 5.028 bn) to instruments bearing interest at fixed rates. This is equivalent to a Group-wide fixed-rate ratio of 67 percent (2014: 62 percent).

The Linde Group sees the euro, US dollars, Australian dollars and British pounds as the currencies which have a significant impact on its financing activities. At the balance sheet date, The Linde Group had total holdings of interest-bearing instruments in euros of EUR 4.470 bn (2014: EUR 4.879 bn) [fixed-rate ratio: 52 percent (2014: 49 percent)], in US dollars of USD 2.075 bn (2014: USD 2.264 bn) [fixed-rate ratio: 88 percent (2014: 85 percent)], in Australian dollars of AUD 794 m (2014: AUD 910 m) [fixed-rate ratio: 45 percent (2014: 54 percent)] and in British pounds of GBP 169 m (2014: GBP 75 m) [fixed-rate ratio: 100 percent (2014: 91 percent)]. In addition, Linde has partially used forward payer swaps to provide an element of hedging against exposure to rising interest rates with regard to future bond issues.

Based on instruments bearing interest at variable rates and financial instruments hedging interest rate risks which The Linde Group holds or has issued, a hypothetical change in the interest rates applicable to the respective instruments would have had the following effects (if exchange rates remained constant):

110 EFFECT OF CHANGES IN INTEREST RATES – 2015

Currency, in EUR m	Change	Recognised in profit or loss	Directly in equity
EUR	+ 100 bp	–22	89
	– 100 bp	22	–95
GBP	+ 100 bp	1	–6
	– 100 bp	–1	6
USD	+ 100 bp	–2	68
	– 100 bp	2	–69
AUD	+ 100 bp	–3	8
	– 100 bp	3	–8
Other currencies	+ 100 bp	1	7
	– 100 bp	–1	–7

111 EFFECT OF CHANGES IN INTEREST RATES – 2014

Currency, in EUR m	Change	Recognised in profit or loss	Directly in equity
EUR	+ 100 bp	–25	104
	– 100 bp	25	–112
GBP	+ 100 bp	—	–9
	– 100 bp	—	9
USD	+ 100 bp	–3	75
	– 100 bp	3	–76
AUD	+ 100 bp	–3	8
	– 100 bp	3	–8
Other currencies	+ 100 bp	—	4
	– 100 bp	—	–4

F.3-281

Exchange rate risks

Due to its activities as an international group, The Linde Group is exposed to exchange rate risks. Its broad spread of activities over many different currency areas and its local business model result in a low concentration of risk for the Group.

The Linde Group monitors and manages its exchange rate risk, a risk which has an impact on its operations. The gross exchange rate risk encompasses all the operating activities of the Group. This gross exchange rate risk is reduced by around 82 percent (2014: 86 percent) through hedging. Therefore, The Linde Group is exposed at the balance sheet date to a net exchange rate risk from operating activities involving foreign currency corresponding to 18 percent (2014: 14 percent) of the original unsecured risk.

The risk of exchange rate movements is monitored for internal management purposes on the basis of a value-at-risk, which relates to positions in currencies other than the relevant functional currency.

The value-at-risk is calculated on the basis of historical data (250 working days) in accordance with international banking standards. The value-at-risk presents the maximum potential loss based on a probability of 97.5 percent for a holding period of twelve months. The calculation takes into account correlations between the transactions being considered; the risk of a portfolio is generally lower than the total of the respective individual risks.

At 31 December 2015, the value-at-risk was EUR 26 m (2014: EUR 17 m).

Other market price risks

As a result of its energy purchases, The Linde Group is exposed to risks arising from changes in commodity prices. The Linde Group monitors and manages these commodity price risks arising from the purchase of electricity and natural gas for use in production. These hedging operations are governed by strict risk management guidelines, compliance with which is constantly being monitored. Commodity price risks are hedged in the main by long-term supply contracts or limited by the form and structure of sales contracts. Derivatives are also used to a much lesser extent to hedge against the exposure to changes in the price of electricity, natural gas and propane gas. The commodity price risk from financial instruments is therefore not material.

Hedge Accounting

Cash flow hedges

The Linde Group hedges cash flows at both Group and company levels, based on agreed minimum hedging rates. At the company level, future transactions which are highly probable are hedged against foreign exchange risks. A rolling 15-month budget or the budgets for individual customer-specific projects are used for this purpose.

In general, these hedges are accounted for as cash flow hedges in accordance with IAS 39 Financial Instruments: Recognition and Measurement. The effective portion of the gain or loss on the hedging instruments is recognised directly in equity and released to the statement of profit or loss when the hedged cash flows are also recognised in the statement of profit or loss or if a hedged future transaction is no longer expected to occur. In addition, the risks associated with changes in interest rates relating to certain financial liabilities or future financing measures are hedged by derivative financial instruments and accounted for as cash flow hedges.

The Linde Group also hedges the exposure to commodity price risks which arise in the normal course of business from its procurement transactions and results in open risk positions. To reduce the extent of the risk, The Linde Group enters into a small number of electricity, natural gas and propane gas derivatives. Usually, hedging relationships of this type are also designated as cash flow hedging relationships, if this accords with the facts.

If the hedged future transactions (forecast transactions as defined by IAS 39) result in the recognition of a non-financial asset or liability, the initial carrying amounts of these are adjusted for the amount recorded in equity. This is usually the case for non-current assets and inventories.

The following table presents a reconciliation of the reserve for cash flow hedges:

112 RESERVE FOR CASH FLOW HEDGES

in EUR m	2015	2014
OPENING BALANCE AT 01.01.	–259	–14
Additions	7	–229
Transfers to the statement of profit or loss	–18	–16
of which relating to revenue	–12	–4
of which relating to cost of sales	–11	–13
of which relating to financial income and expenses	5	1
CLOSING BALANCE AT 31.12.	–270	–259

F.3-282

In the 2015 financial year, income of EUR 2 m (2014: EUR 1 m) was recognised in the financial result which related to forecast transactions which did not take place. Most of the amount related to currency hedges in respect of forecast revenue in foreign currency.

No amounts were recognised in 2015 or 2014 as a result of ineffectiveness in cash flow hedges.

Cash flows and the gains and losses from those hedging instruments are expected to be as follows:

113 CASH FLOWS, GAINS AND LOSSES FROM CASH FLOW HEDGES – 2015

in EUR m	Within one year	In one to five years	In more than five years	Total
Cash flows from hedging instruments	4	–454	–199	–649
Gain/loss	–4	–134	–132	–270

114 CASH FLOWS, GAINS AND LOSSES FROM CASH FLOW HEDGES – 2014

in EUR m	Within one year	In one to five years	In more than five years	Total
Cash flows from hedging instruments	–33	–322	–252	–607
Gain/loss	–8	–62	–189	–259

Fair value hedges

The Linde Group uses interest rate swaps to hedge the exposure to changes in the fair value of financial assets and financial liabilities as a result of interest rate changes. If the hedge is deemed to be effective, the carrying amount of the hedged item is adjusted for changes in the fair value attributable to the hedged risk.

The following table shows the changes in underlying transactions and hedging instruments in fair value hedging relationships recognised in profit or loss.

115 FAIR VALUE HEDGES

in EUR m	2015	2014
From hedged transactions	35	–44
From hedging instruments	–34	41
INEFFECTIVENESS	1	–3

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Hedges of a net investment in a foreign operation

The Linde Group hedges its exposure to translation risk by taking out loans in foreign currency and by entering into forward exchange contracts and cross-currency interest rate swaps. These hedges generally qualify as hedges of a net investment in a foreign operation (referred to below as net investment hedges) in accordance with IAS 39 Financial Instruments: Recognition and Measurement and hence the effective portion of the hedge is transferred to equity. If the foreign operation is subsequently sold or relinquished, the amount recognised in equity is released to the statement of profit or loss.

No amounts were recognised in 2015 or 2014 as a result of ineffectiveness in net investment hedges.

Fair value of financial instruments designated as hedges:

116 FAIR VALUE OF FINANCIAL INSTRUMENTS DESIGNATED AS HEDGES

in EUR m	2015	2014
Cash flow hedges
Forward exchange transactions	12	2
Interest rate/cross-currency interest rate swaps	–234	–203
Commodities	–22	–18
Financial liabilities	240	155
Fair value hedges
Interest rate swaps	90	123
Net investment hedges
Forward exchange transactions	–60	–110
Cross-currency interest rate swaps	–99	–18
Financial liabilities in foreign currencies	1,435	1,373

TOTAL	1,362	1,304

[30] Group statement of cash flows

The statement of cash flows shows the source and application of funds. In accordance with IAS 7 Cash Flow Statements, cash flows from operating activities are distinguished from cash flows from investing and financing activities.

The cash and cash equivalents disclosed in the statement of cash flows comprise all cash and cash equivalents disclosed in the statement of financial position: i.e. cash in hand, bank balances and money market funds with a maturity of three months or less. Cash and cash equivalents of EUR 8 m (2014: EUR 9 m) are subject to drawing restrictions as a result of currency export restrictions. The cash flows from investing and financing activities are calculated on the basis of payments, while the cash flow from operating activities is derived indirectly from earnings before taxes on income.

When the cash flow from operating activities is calculated, the changes in assets and liabilities are adjusted for the effects of currency translation and changes in Group structure. As a result, it is not possible to reconcile the figures to the differences between the headings in the published Group statement of financial position.

Distributions received and income taxes paid included in cash inflow from operating activities are disclosed separately. Cash inflows from associates and joint ventures are disclosed in cash inflow from operating activities. Finance income from embedded finance leases (IFRIC 4/IAS 17) has been included in cash inflow from operating activities, due to the fact that such income is clearly related to the operating business of The Linde Group, while capitalised borrowing costs of EUR 52 m (2014: EUR 42 m) are disclosed in cash flow from investing activities. All other interest payments are disclosed in cash flow from financing activities.

For cash outflows relating to newly consolidated companies, please refer to the Group statement of cash flows. SEE TABLES 35 AND 36, PAGES 120 TO 121. In the Group statement of financial position, EUR 4 m (2014: EUR 8 m) has been recognised as liabilities which are not included in the cash outflows for consolidated companies.

All in all, no cash and cash equivalents were received as a result of acquisitions (2014: EUR 1 m).

Investing activities comprise additions to and disposals of tangible assets, financial assets, intangible assets and consolidated companies. Additions and disposals in foreign currency have been translated at average rates.

F.3-284

[31] Segment information

IFRS 8 Operating Segments requires information to be provided for each operating segment. The definition of operating segments and the scope of the information prepared for segment reporting is based, among other things, on the information made available on a regular basis to the full Executive Board and, as a result, on the internal management within the organisation. The full Executive Board is regularly provided with key profitability and revenue figures that are relevant from a decision-making perspective for the following areas:

•	EMEA (Europe, Middle East and Africa)

•	Asia/Pacific

•	Americas

•	Engineering Division

•	Other Activities

In accordance with IFRS 8, The Linde Group therefore reports in five segments. The “Reconciliation” column comprises corporate activities and consolidation adjustments. SEE TABLE 38, PAGES 124 TO 125.

A brief description of the segments is given below:

Gases Division (EMEA, Asia/Pacific and Americas):

The activities of the Gases Division comprise the production, sale and distribution of gases for applications in industry, medicine, environmental protection and in research and development. In addition, this division offers technical application know-how, specialised services and the necessary hardware to use the gases. The business model in the three segments within the Gases Division (EMEA, Asia/Pacific and Americas) is largely identical in each segment.

Engineering Division:

The activities of the Engineering Division comprise the design and realisation of turnkey olefin plants, plants for the production of hydrogen and synthesis gases and the processing of natural gas, and air separation plants. This division also develops and manufactures plant components and offers specialised services.

Other Activities:

Other Activities comprises Gist, a leading supplier of logistics and supply chain solutions with business operations mainly in the UK.

F.3-285

Segment accounting policies

For the reportable segments, the same accounting policies apply as those set out in NOTE [7]. Exceptions apply to Group financing, which is allocated to Corporate. Pension obligations are allocated to the segment in which the relevant employees work. The provision for existing pension obligations arising from the BOC pension plan in respect of the legal entities in the UK is allocated to the EMEA segment. The service cost was charged to the EMEA and Corporate segments. Transactions between the reportable segments described above are conducted under the same conditions as for non-related third parties.

To arrive at the figure for the Gases Division as a whole from the figures for the three reportable segments within the Gases Division, consolidation adjustments of EUR 182 m (2014: EUR 124 m) have been applied to revenue. Therefore, it is not possible to arrive at the figure for the Gases Division as a whole by merely adding together the figures for the reportable segments in the Gases Division.

Segment profit is calculated on the basis of operating profit.

Capital expenditure per segment represents the amounts invested during the financial year from the point of view of the subsidiary. Included in the “Reconciliation” column are not only consolidation adjustments required from the Group’s point of view, but also adjustments as a result of variances in Group acquisition and manufacturing cost as a result of supplies made by the Engineering Division to the Gases Division.

The reconciliation of segment revenue to Group revenue and segment operating profit to Group earnings before taxes on income are shown below:

117 RECONCILIATIONS OF SEGMENT REVENUE AND OF THE SEGMENT RESULT

in EUR m	2015	2014
Revenue
Total revenue from the segments	18,369	17,655
Consolidation	–425	–608
GROUP REVENUE	17,944	17,047
Operating profit
Operating profit from segments	4,411	4,197
Operating profit from corporate activities	–288	–246
Restructuring costs (non-recurring item)	192	66
Amortisation and depreciation	1,896	1,969
Financial income	42	50
Financial expenses	439	415
Consolidation	8	–31
PROFIT BEFORE TAX	1,646	1,520

[32] Employees

The average number of employees (including part-time employees pro-rata) can be analysed as follows:

118 EMPLOYEES BY SEGMENT

	2015	2014
Gases Division	52,960	52,361
EMEA	21,449	21,669
Asia/Pacific	11,828	12,205
Americas	19,683	18,487
Engineering Division	7,186	7,192
Other Activities	4,904	4,769
GROUP	65,050	64,322

In 2015, the average number of employees in the companies included in the Group financial statements on a line-by-line basis was 164 (2014: 164).

F.3-286

[33] Recommendation for the approval of the annual financial statements and appropriation of profit of Linde AG

The unappropriated profit of Linde Aktiengesellschaft at 31 December 2015 was EUR 640,451,344.95 (2014: EUR 584,759,923.65).

The annual financial statements of Linde AG prepared in accordance with the German Commercial Code (HGB) and the German Stock Corporation Act (AktG) are published and filed in the German Federal Gazette (Bundesanzeiger).

119 BALANCE SHEET OF LINDE AG – ASSETS

in EUR m	31.12.2015	31.12.2014
Intangible assets	106	111
Tangible assets	433	381
Financial assets	17,499	17,601
NON-CURRENT ASSETS	18,038	18,093
Inventories	3,139	2,345
less advance payments received from customers	–3,139	–2,345
Receivables and other assets	1,985	1,668
Securities	400	500
Liquid assets	359	379
CURRENT ASSETS	2,744	2,547
Prepaid expenses and deferred charges	44	23
TOTAL ASSETS	20,826	20,663

120 BALANCE SHEET OF LINDE AG – EQUITY AND LIABILITIES

in EUR m	31.12.2015	31.12.2014
Capital subscribed	475	475
Conditionally authorised capital of EUR 57 m (2014: EUR 62 m)
Capital reserve	6,563	6,564
Revenue reserves	2,167	2,138
Unappropriated profit	640	585
EQUITY	9,845	9,762
Provisions for pensions and similar obligations	274	184
Other provisions	796	772
PROVISIONS	1,070	956
LIABILITIES	9,911	9,945

TOTAL ASSETS	20,826	20,663

F.3-287

121 INCOME STATEMENT OF LINDE AG

in EUR m	2015	2014
REVENUE	2,097	1,888
Cost of sales	1,382	1,134
GROSS PROFIT ON REVENUE	715	754
Marketing and selling expenses	320	297
Research and development costs	129	128
General administration expenses	419	358
Other operating income	381	297
Other operating expenses	239	231
Investment income	901	680
Other interest and similar income	274	279
of which from affiliated companies EUR 216 million (2014: EUR 214 m)
Amortisation of financial assets and securities held as current assets	30	11
Interest and similar charges	490	402
of which to affiliated companies EUR 217 million (2014: EUR 232 m)
PROFIT ON ORDINARY ACTIVITIES	644	583
Income tax expense	–25	–70
PROFIT FOR THE YEAR	669	653
Transfer to revenue reserves	–29	–68
UNAPPROPRIATED PROFIT	640	585

The Executive Board recommends that, when the annual financial statements of Linde AG are approved at the meeting of the Supervisory Board on 9 March 2016, the Supervisory Board proposes that the appropriation of profit of EUR 640,451,344.95 (2014: EUR 584,759,923.65) be voted on at the Annual General Meeting on 3 May 2016:

•

payment of a dividend of EUR 3.45 (2014: EUR 3.15) per no-par value share entitled to dividend. The total dividend payout for 185,638,071 (2014: 185,638,071) no-par value shares entitled to dividend amounts to EUR 640,451,344.95 (2014: EUR 584,759,923.65).

The 95,109 treasury shares held by the Company without any dividend entitlement at the time of the proposal are not included in the calculation of the amount to be distributed.

F.3-288

[34] Related party transactions

In addition to the subsidiaries included in the Group financial statements, Linde AG is related, directly or indirectly, while carrying out its normal business activities to non-consolidated subsidiaries, joint ventures and associates. The business relationships with these companies are generally conducted under the same conditions as for non-related third parties. Related companies which are controlled by The Linde Group or over which The Linde Group may exercise significant influence are disclosed in the list of shareholdings, arranged by division.

The full list of Group shareholdings (SEE NOTE [41]) has been filed in the electronic German Federal Gazette. The information about the remuneration of the Executive Board and the Supervisory Board is set out in NOTE [35].

The volume of transactions of The Linde Group with these related parties is set out below.

Services provided by the Group to related parties:

122 REVENUE WITH RELATED PARTIES

in EUR m	2015				2014
	Non-consolidated subsidiaries	Associates or joint ventures	Other related parties	Total	Non-consolidated subsidiaries	Associates or joint ventures	Other related parties	Total
Sales of goods	—	14	—	14	—	12	—	12
Revenue based on PoC	—	7	—	7	—	19	—	19
Other revenue	—	—	—	—	—	1	—	1

Services provided by related parties to the Group:

123 PURCHASED GOODS AND SERVICES FROM RELATED PARTIES

in EUR m	2015				2014
	Non-consolidated subsidiaries	Associates or joint ventures	Other related parties	Total	Non-consolidated subsidiaries	Associates or joint ventures	Other related parties	Total
Goods and services purchased from related parties	4	110	—	114	5	120	—	125

Related persons are mainly the members of the Executive Board and Supervisory Board. In 2015, there were no significant transactions between The Linde Group and members of the Executive Board and Supervisory Board or their family members which are outside the bounds of existing employment, service or appointment agreements or remuneration contracts.

Some members of Linde’s Executive Board and Supervisory Board hold similar positions in other companies. Linde has normal business relationships with virtually all these companies. The sale and purchase of goods and services to and from these companies take place under the usual market conditions.

F.3-289

At the balance sheet date, receivables from and liabilities to related parties were as follows:

124 RECEIVABLES FROM AND LIABILITIES TO RELATED PARTIES

in EUR m	31.12.2015				31.12.2014
	Non-consolidated subsidiaries	Associates or joint ventures	Other related parties	Total	Non-consolidated subsidiaries	Associates or joint ventures	Other related parties	Total
Receivables from related parties	3	31	—	34	3	14	—	17
Liabilities to related parties	1	38	—	39	1	36	—	37

There were no charge-free guarantee agreements in place for associates or joint ventures on the balance sheet date (2014: EUR 4 m), nor any open purchase orders relating to joint ventures (2014: EUR 36 m).

[35] Additional information about the Supervisory Board and Executive Board

Disclosed below are the total emoluments of the Executive Board and the Supervisory Board as required by § 315a (1) in conjunction with § 314 (1) No. 6 of the German Commercial Code (HGB). The information required by IAS 24.17 regarding the total emoluments of the Executive Board is also reported in this Note.

Supervisory Board

The total emoluments of the Supervisory Board shown in the table below are based on the cost incurred in the financial year in accordance with IAS 24.17.

125 EMOLUMENTS OF THE SUPERVISORY BOARD (INCL. VAT)

in EUR	2015	2014
Fixed emoluments	2,891,700	2,891,700
Attendance fees	97,580	94,010

TOTAL EMOLUMENTS	2,989,280	2,985,710

At 31 December 2015, there were no advances or loans to members of the Supervisory Board. This was also the case at 31 December 2014.

Executive Board

The total emoluments of the Executive Board in accordance with the provisions of the German Commercial Code (HGB) and German Accounting Standard DRS 17 were as follows:

126 EMOLUMENTS OF THE EXECUTIVE BOARD IN ACCORDANCE WITH THE GERMAN COMMERCIAL CODE (HGB)

in EUR	2015	2014
Fixed emoluments/Benefits in kind/Other benefits	4,295,945	4,263,230
Variable cash emoluments short-term	4,369,260	4,622,705
Variable cash emoluments long-term	2,912,840	3,081,804

TOTAL CASH EMOLUMENTS	11,578,045	11,967,739

Long Term Incentive Plan (value on the grant date)	3,374,969	3,124,883

TOTAL EMOLUMENTS	14,953,014	15,092,622

Service cost for pension obligation	1,590,875	1,022,807

TOTAL EMOLUMENTS (HGB)	16,543,889	16,115,429

F.3-290

127 SHARES GRANTED FROM SHARE-BASED PAYMENTS

	2015		2014
	units	Value per unit when granted in EUR	units	Value per unit when granted in EUR
Options (LTIP 2012)	40,231	67.11	38,450	65.02
Matching shares (LTIP 2012)	4,275	157.91	4,463	140.01

In the reporting year as well as the in the year before, there were no advances or loans to members of the Executive Board.

Total remuneration paid to former members of the Executive Board and their surviving dependants amounted to EUR 2,214,936 (2014: EUR 3,290,586). A provision of EUR 58,771,380 (2014: EUR 58,273,773) has been made in The Linde Group for current pensions and future pension benefits in respect of former members of the Executive Board and their surviving dependants. Within Linde AG, the corresponding provision was EUR 50,381,450 (2014: EUR 44,793,684).

The emoluments of the Executive Board in accordance with IAS 24.17, based on the cost incurred in the financial year, were as follows:

128 EMOLUMENTS OF THE EXECUTIVE BOARD IN ACCORDANCE WITH IFRS

in EUR	2015	2014
Short-term cash emoluments	8,665,205	8,885,935
Long-term cash emoluments	2,912,840	3,081,804

TOTAL CASH EMOLUMENTS	11,578,045	11,967,739

Change in value of virtual shares	65,644	285,411
Cost Long Term Incentive Plan	1,122,133	4,869,835
Service cost for pension obligation	2,105,419	1,228,535

TOTAL EMOLUMENTS (IFRS)	14,871,241	18,351,520

In the course of 2015 no post-employment benefits arose (2014: EUR 582 thousand).

The remuneration report presents the basic features and structure of the remuneration of the Executive Board. It is presented on PAGES 22 TO 36 of the 2015 Financial Report as part of the combined management report.

[36] Declaration of Compliance with the German Corporate Governance Code and Declaration on Corporate Governance in accordance with § 289 a of the German Commercial Code (HGB)

The Executive Board and Supervisory Board of Linde AG approved the prescribed declaration pursuant to § 161 of the German Stock Corporation Act (AktG) on the recommendations of the German Corporate Governance Code and made it accessible to the shareholders on a permanent basis. The Declaration of Compliance has been published on the Internet at WWW.LINDE.COM/DECLARATIONOFCOMPLIANCE.

The Declaration on Corporate Governance can be found on the Internet at WWW.LINDE.COM/CORPORATEGOVERNANCE.

A detailed commentary on corporate governance at Linde is set out in the Corporate Governance section of the Financial Report.

F.3-291

[37] Other board membership

[Disclosures regarding other Board memberships are as at 31 December 2015 or the date on which the member joined the Supervisory Board]

Supervisory Board

Members of the Supervisory Board of Linde Aktiengesellschaft are members of the following other German statutory supervisory boards and comparable German and foreign boards:

DR MANFRED SCHNEIDER

Chairman of the Supervisory Board of Linde AG,

Former Chairman of the Supervisory Board of Bayer AG

•	EXTERNAL OFFICES:

RWE AG (Chairman of the Supervisory Board)

HANS-DIETER KATTE

Deputy Chairman of the Supervisory Board of Linde AG,

Chairman of the Pullach Works Council,

Engineering Division, Linde AG

MICHAEL DIEKMANN

Second Deputy Chairman of the Supervisory Board of Linde AG,

Former Chairman of the Board of Management of Allianz SE

•	EXTERNAL OFFICES:

BASF SE (Deputy Chairman of the Supervisory Board) Fresenius Management SE

Fresenius SE & Co. KGaA

(Deputy Chairman of the Supervisory Board)

Siemens AG

•	EXTERNAL OFFICES:

Allianz Australia Ltd. (Non-Executive Director)

PROFESSOR DR ANN-KRISTIN ACHLEITNER

Professor at the Technical

University Munich [TUM]

•	EXTERNAL OFFICES:

METRO AG

Münchener Rückversicherungs-Gesellschaft

Aktiengesellschaft, Munich

•	EXTERNAL OFFICES:

ENGIE SA (formerly GDF SUEZ SA)

(member of the Conseil d’Administration)

F.3-292

DR CLEMENS BÖRSIG

Chairman of the Board of Management of Deutsche Bank Foundation,

Former Chairman of the Supervisory Board of Deutsche Bank AG

•	EXTERNAL OFFICES:

Bayer AG

Daimler AG

•	EXTERNAL OFFICES:

Emerson Electric Company

(Member of the Board of Directors)

Istituto per le Opere di Religione (IOR)

(Member of the Board of Superintendence)

ANKE COUTURIER

Head of Global Pensions, Linde AG

FRANZ FEHRENBACH

Chairman of the Supervisory Board of Robert Bosch GmbH,

Managing Partner of Robert Bosch Industrietreuhand KG

•	EXTERNAL OFFICES:

BASF SE

Robert Bosch GmbH (Chairman of the Supervisory Board)

STIHL AG (Deputy Chairman of the Supervisory Board)

•	EXTERNAL OFFICES:

STIHL Holding AG & Co. KG

(Member of the Advisory Board)

GERNOT HAHL

Chairman of the Worms Works Council,

Gases Division, Linde AG

DR MARTIN KIMMICH

Second Authorised Representative, IG Metall Munich

•	EXTERNAL OFFICES:

MTU Aero Engines AG

Nokia Solutions and Networks Management GmbH

DR VICTORIA OSSADNIK

Member of the Board of Management of Microsoft Deutschland GmbH

(Member of the Supervisory Board since 7 January 2016)

XAVER SCHMIDT

Trade Union Secretary of IG Bergbau, Chemie,

Energie Hanover

•	EXTERNAL OFFICES:

Berufsgenossenschaftliches Universitätsklinikum Bergmannsheil GmbH

(Alternate Chairman of the Supervisory Board)

FRANK SONNTAG

Chairman of the Dresden Works Council,

Engineering Division, Linde AG

F.3-293

Members who left the Supervisory Board on

31 December 2015:

KLAUS-PETER MÜLLER

Chairman of the Supervisory Board of Commerzbank AG

•	EXTERNAL OFFICES:

Commerzbank AG (Chairman of the Supervisory Board)

Fresenius Management SE

Fresenius SE & Co. KGaA

•	EXTERNAL OFFICES:

Parker Hannifin Corporation

(Member of the Board of Directors)

Executive Board

In addition to their individual management functions in affiliated companies and in companies in which an investment is held, members of the Executive Board of Linde Aktiengesellschaft are members of the following German statutory supervisory boards and comparable German and foreign boards:

DR WOLFGANG BÜCHELE

Chief Executive Officer

•	EXTERNAL OFFICES:

Merck KGaA (Chairman of the Supervisory Board)

•	EXTERNAL OFFICES:

E. Merck KG

(Member of the Board of Partners)

Kemira Oyi, Finland

(Member of the Board of Directors)

THOMAS BLADES

Member of the Executive Board

DR CHRISTIAN BRUCH

Member of the Executive Board

GEORG DENOKE

Member of the Executive Board

•	EXTERNAL OFFICES:

SGL Carbon SE

BERND EULITZ

Member of the Executive Board

•	GROUP OFFICES:

African Oxygen Limited

(Chairman of the Board of Directors)

SANJIV LAMBA

Member of the Executive Board

•	GROUP OFFICES:

LINDE INDIA LIMITED

(Chairman of the Board of Directors)

•	MEMBERSHIP OF OTHER GERMAN STATUTORY SUPERVISORY BOARDS

•	MEMBERSHIP OF COMPARABLE GERMAN AND FOREIGN BOARDS

F.3-294

[38] Contingent liabilities and other financial commitments

129 CONTINGENT LIABILITIES

in EUR m	31.12.2015	31.12.2014
Guarantees	4	3
Warranties	8	15
Other contingent liabilities	54	64

TOTAL	66	82

Warranties and guarantee agreements

Contingent liabilities arise in Linde primarily from warranties and guarantee agreements. In exceptional cases, Linde enters into guarantee agreements with banks to secure loans in non-consolidated subsidiaries.

Other contingencies

The Engineering Division regularly enters into contracts with consortium partners to build turnkey industrial plants, under which the consortium partners assume joint and several liability to the customer for the total volume of the contract. There are clear internal rules here as to how the liability should be split between the partners. At present, there are plant construction orders with one of our consortium partners totalling EUR 1.137 bn (2014: EUR 1.106 bn). Linde currently anticipates that there will be no joint and several liability claim and has therefore not disclosed any contingent liability in respect of these contracts.

Other financial commitments

Other financial commitments include lease commitments relating to operating leases and commitments relating to orders. Commitments relating to orders are in respect of open orders for which a contractual payment obligation has already been agreed.

130 OTHER FINANCIAL COMMITMENTS

in EUR m	31.12.2015	31.12.2014
Obligations under non-cancellable operating leases	544	564
Capital expenditure commitments (tangible fixed assets)	335	383
Capital expenditure commitment (intangible assets)	9	8

TOTAL	888	955

Total minimum lease payments under non-cancellable operating leases are analysed by due date as follows:

131 PROCUREMENT LEASES

in EUR m	31.12.2015	31.12.2014
Total minimum lease payments (gross investment) due within one year	144	145
due in one to five years	282	284
due in more than five years	118	135

TOTAL	544	564

The minimum lease payments relate to leased buildings, technical equipment, fixtures, furniture and equipment (procurement leases). They are in respect of a large number of individual contracts. In the 2015 financial year, costs arising from operating leases of EUR 265 m (2014: EUR 246 m) were recognised.

F.3-295

Litigation

The Linde Group or one of its Group companies are involved in current or foreseeable legal or arbitration proceedings in the normal course of business.

In 2010, the Brazilian competition authority CADE imposed fines on a number of gases companies, including Linde’s Brazilian subsidiary, on the grounds of anticompetitive business conduct in the years 1998 to 2004. The amount relating to The Linde Group is around BRL 188 m. Based on the exchange rate ruling at the balance sheet date, this is equivalent to around EUR 44 m. Seen from today’s perspective, Linde assumes that this decision will not stand up to judicial review and deems the possibility of an outflow of resources to be extremely unlikely. As a result, no provision has been set up as a liability and the matter is not reflected in the contingent liabilities either.

Linde is also party to various current or foreseeable legal or arbitration proceedings in respect of which the probability of a claim is unlikely or the impact on the economic situation of The Linde Group will be immaterial. Appropriate provisions for potential financial liabilities have been made in the relevant Group company for all other proceedings in which Linde is involved.

[39] Auditors’ fees and services

KPMG, the auditors of the Group financial statements, provided the following services to companies in The Linde Group:

132 AUDITORS’ FEES AND SERVICES

in EUR m	2015		2014
	Group	Thereof KPMG AG1	Group	Thereof KPMG AG1
Audit (including expenses)	10	3	10	3
Other attestation services	2	1	2	1
Tax consultancy	1	—	1	—
Other services	1	—	—	—

TOTAL	14	4	13	4

[1]	KPMG AG Wirtschaftsprüfungsgesellschaft.

In the table above, audit comprises the fees for the audit of the consolidated financial statements of The Linde Group and of the statutory annual financial statements of Linde AG and the subsidiaries included in the consolidated financial statements.

Other attestation services comprise mainly reviews of the quarterly reports, the issue of a comfort letter, due diligence reviews, confirmation of compliance with specific contractual agreements and other review procedures.

Tax consultancy costs relate mainly to the preparation of tax returns, transfer pricing analyses and tax advice relating to current or proposed business transactions.

F.3-296

[40] Reconciliation of key financial figures

The key financial figures relating to The Linde Group are presented below after adjusting for non-recurring items. Non-recurring items are items which, due to their nature, frequency and/or extent, are likely to have an adverse impact on how accurately the key financial figures reflect the sustainability of the earning capacity of The Linde Group in the capital market.

133 KEY FINANCIAL FIGURES ADJUSTED FOR NON-RECURRING ITEMS

in EUR m	31.12.2015			31.12.2014
	As reported	Non- recurring items	Key financial figures before non-recurring items	As reported	Non- recurring items	Key financial figures before non-recurring items
Revenue	17,944	—	17,944	17,047	—	17,047
Cost of sales	–11,575	35	–11,540	–11,297	223	–11,074
GROSS PROFIT ON REVENUE	6,369	35	6,404	5,750	223	5,973
Research and development costs, marketing, selling and administration expenses	–4,507	157	–4,350	–4,070	68	–4,002
Other operating income and expenses	169	—	169	183	4	187
Share of profit or loss from associates and joint ventures (at equity)	12	—	12	22	—	22
EBIT	2,043	192	2,235	1,885	295	2,180
Financial result	–397	—	–397	–365	—	–365
Income tax expense	–394	–53	–447	–358	–25	–383
PROFIT FOR THE YEAR	1,252	139	1,391	1,162	270	1,432
attributable to Linde AG shareholders	1,149	133	1,282	1,102	221	1,323
attributable to non-controlling interests	103	6	109	60	49	109
EBIT	2,043	192	2,235	1,885	295	2,180
Amortisation of intangible assets/ depreciation of tangible assets	–1,896	—	–1,896	–1,969	229	–1,740
OPERATING PROFIT	3,939	192	4,131	3,854	66	3,920
Equity including non-controlling interests	15,449	139	15,588	14,267	270	14,537
Plus: Financial debt	9,483	—	9,483	9,856	—	9,856
Plus: Liabilities from finance leases	78	—	78	74	—	74
Less: Receivables from finance leases	269	—	269	298	—	298
Less: Cash, cash equivalents and securities	1,838	—	1,838	1,658	—	1,658
Plus: Net pension obligations	950	—	950	1,094	—	1,094
CAPITAL EMPLOYED	23,853	139	23,992	23,335	270	23,605
EARNINGS PER SHARE IN EUR – UNDILUTED	6.19	0.72	6.91	5.94	1.19	7.13
EARNINGS PER SHARE IN EUR – DILUTED	6.18	0.71	6.89	5.91	1.19	7.10
RETURN ON CAPITAL EMPLOYED (ROCE) IN %	8.7		9.4	8.3		9.5

F.3-297

[41] List of shareholdings of The Linde Group and Linde AG at 31 December 2015 in accordance with the provisions of § 313 (2) No. 4 of the German Commercial Code (HGB)

The results of companies acquired in 2015 are included as of the date of acquisition. The information about the equity and the net income or net loss of the companies is as at 31 December 2015 and complies with International Financial Reporting Standards, unless specifically disclosed below.

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
AFROX – África Oxigénio, Limitada	Luanda	AGO	100		1.9	0.4
LINDE GAS MIDDLE EAST LLC	Abu Dhabi	ARE	49	49	9.7	–2.9	f
LINDE HEALTHCARE MIDDLE EAST LLC	Abu Dhabi	ARE	49	49	–5.1	–3.8	f
LINDE HELIUM M E FZCO	Jebel Ali	ARE	100		4.6	0.8
Linde Electronics GmbH	Stadl-Paura	AUT	100		10.3	1.0
Linde Gas GmbH	Stadl-Paura	AUT	100		254.3	23.2
PROVISIS Gase & Service GmbH	Bad Wimsbach- Neydharting	AUT	100		0.9	0.4
Chemogas N.V.	Grimbergen	BEL	100		8.9	2.4
Linde Gas Belgium NV	Grimbergen	BEL	100		0.9	–0.3
Linde Homecare Belgium SPRL	Scalyn	BEL	100	100	4.4	0.5
Linde Gas Bulgaria EOOD	Stara Sagora	BGR	100		8.3	–0.5
Linde Gas BH d.o.o.	Zenica	BIH	85	85	3.2	–0.7
“Linde Gaz Bel” FLLC	Telmy	BLR	100	99	0.8	—
AFROX GAS & ENGINEERING SUPPLIES (BOTSWANA) (PTY) LIMITED	Gaborone	BWA	100		—	—
BOTSWANA OXYGEN COMPANY (PTY) LIMITED	Gaborone	BWA	100		2.3	3.7
BOTSWANA STEEL ENGINEERING (PTY) LIMITED	Gaborone	BWA	100		—	—
HANDIGAS (BOTSWANA) (PTY) LIMITED	Gaborone	BWA	100		—	—
HEAT GAS (PTY) LIMITED	Gaborone	BWA	100		—	—
KIDDO INVESTMENTS (PTY) LIMITED	Gaborone	BWA	100		0.2	0.1
PanGas AG	Dagmersellen	CHE	100		87.8	23.6
RDC GASES & WELDING (DRL) LIMITED	Lubumbashi	COD	100		1.5	–0.7
LINDE HADJIKYRIAKOS GAS LIMITED	Nicosia	CYP	51	51	9.1	0.9
Linde Gas a.s.	Prague	CZE	100		196.8	57.9
Linde Sokolovská s.r.o.	Prague	CZE	100		29.8	6.3
Gas & More GmbH	Pullach	DEU	100		0.1	—	a
Hydromotive GmbH & Co. KG	Leuna	DEU	100	100	2.9	0.4
Hydromotive Verwaltungs-GmbH	Leuna	DEU	100	100	0.1	—
Linde Electronics GmbH & Co. KG	Pullach	DEU	100	100	25.3	0.2
Linde Electronics Verwaltungs GmbH	Pullach	DEU	100	100	9.2	3.6
Linde Gas Produktionsgesellschaft mbH & Co. KG	Pullach	DEU	100	100	341.6	0.1
Linde Gas Therapeutics GmbH	Oberschleißheim	DEU	100		48.1	—	a
Linde Gas Verwaltungs GmbH	Pullach	DEU	100	100	—	—

F.3-298

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Linde Hydrogen Concepts GmbH	Pullach	DEU	100		—	—
Linde Remeo Deutschland GmbH	Blankenfelde- Mahlow	DEU	100		4.3	—	a
Linde Schweißtechnik GmbH	Pullach	DEU	100		1.2	—	a
Linde Welding GmbH	Pullach	DEU	100		0.3	—	a
MTA GmbH Medizin-Technischer Anlagenbau	Mainhausen	DEU	100		0.1	—	a
Tega-Technische Gase und Gasetechnik Gesellschaft mit beschränkter Haftung	Würzburg	DEU	100	6	2.8	—	a
Unterbichler Gase GmbH	Munich	DEU	100		0.9	—	a
AGA A/S	Copenhagen	DNK	100		13.5	3.3
GI/LINDE ALGERIE SPA	Algiers	DZA	100	40	10.0	1.8
Linde Gas Algerie S.p.A.	Algiers	DZA	66	66	86.4	10.7
Abelló Linde, S.A.	Barcelona	ESP	100	100	130.7	–2.9
LINDE ELECTRONICS, S.L.	Barcelona	ESP	100		–3.8	–0.2
Linde Médica, S.L.	Barcelona	ESP	100		122.2	2.7
LINDE MEDICINAL, S.L.	Barcelona	ESP	100		262.8	2.3
LINDE SPAIN SA	Barcelona	ESP	100	100	0.1	—
AS Eesti AGA	Tallinn	EST	100		29.1	4.0
Kiinteistö Oy Karakaasu	Espoo	FIN	100		–2.1	—	c
Kiinteistö Oy Karaportti	Espoo	FIN	100		–3.4	—	c
Oy AGA Ab	Espoo	FIN	100		715.1	81.0	c
Teollisuuskaasut Suomi Oy	Espoo	FIN	100		2.4	—	c
TK-Teollisuuskaasut Oy	Espoo	FIN	100		–0.4	–0.1	c
LINDE ELECTRONICS SAS	Saint-Priest	FRA	100		2.7	0.1
Linde France S.A.	Saint-Priest	FRA	100		135.1	10.2
LINDE HOMECARE FRANCE SAS	Saint-Priest	FRA	100		32.8	0.8
REMEO FRANCE SAS	Saint-Priest	FRA	100		—	—
ALLWELD INDUSTRIAL AND WELDING SUPPLIES LIMITED	Nottingham	GBR	100		–0.3	–0.1	c, d
BOC HEALTHCARE LIMITED	Guildford	GBR	100		0.7	0.1
BOC HELEX	Guildford	GBR	100		5,329.3	159.1
EXPRESS INDUSTRIAL & WELDING SUPPLIES LIMITED	Nottingham	GBR	100		1.5	0.1	c, d
FLUOROGAS LIMITED	Guildford	GBR	100		0.1	—
FUTURE INDUSTRIAL AND WELDING SUPPLIES LTD.	Nottingham	GBR	100		1.0	0.5	c, d
GAFFNEY INDUSTRIAL & WELDING SUPPLIES LTD	Nottingham	GBR	80		2.0	0.3	c, d
GAS & GEAR LIMITED	Nottingham	GBR	100		—	—	c
GAS INSTRUMENT SERVICES LIMITED	Nottingham	GBR	100		—	—	c, d
GWYNEDD INDUSTRIAL AND WELDING SUPPLIES LIMITED	Nottingham	GBR	100		–0.6	—	c, d
INDUSTRIAL & WELDING SUPPLIES (NORTH WEST) LIMITED	Nottingham	GBR	100		–2.1	0.1	c, d
INDUSTRIAL AND WELDING MANAGEMENT LIMITED	Nottingham	GBR	100		0.1	—	c, d

F.3-299

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
INDUSTRIAL SUPPLIES & SERVICES LIMITED	Nottingham	GBR	100		12.4	2.3	c, d
IWS (INDUSTRIAL & WELDING SUPPLIES) LIMITED	Guildford	GBR	100		—	—	c, d
LEEN GATE INDUSTRIAL & WELDING SUPPLIES (SCOTLAND) LIMITED	Nottingham	GBR	100		1.0	0.4	c, d
LEENGATE HIRE & SERVICES LIMITED	Nottingham	GBR	100		—	—	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES (LINCOLN) LIMITED	Nottingham	GBR	100		0.3	—	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES (NORTH EAST) LIMITED	Nottingham	GBR	100		1.2	0.1	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES (NOTTINGHAM) LIMITED	Nottingham	GBR	100		–0.4	–0.1	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES LIMITED	Nottingham	GBR	100		0.6	0.1	c, d
LEENGATE WELDING LIMITED	Nottingham	GBR	100		—	—	c, d
LINDE GAS HOLDINGS LIMITED	Guildford	GBR	100	100	—	2.6	c, d
LINDE HELIUM HOLDINGS LIMITED	Guildford	GBR	100		—	1.8	c, d
PENNINE INDUSTRIAL & WELDING SUPPLIES LIMITED	Nottingham	GBR	100		0.1	—	c, d
REMEO HEALTHCARE LIMITED	Guildford	GBR	100		–0.3	–0.2
ROCK INDUSTRIAL & WELDING SUPPLIES LIMITED	Nottingham	GBR	88		2.0	0.4	c, d
RYVAL GAS LIMITED	Nottingham	GBR	100		—	—	c, d
W & G SUPPLIES LIMITED	Nottingham	GBR	100		0.2	—	c, d
WELDER EQUIPMENT SERVICES LIMITED	Nottingham	GBR	99		0.6	0.2	c, d
WESSEX INDUSTRIAL & WELDING SUPPLIES LIMITED	Nottingham	GBR	100		–0.4	—	c, d
Linde Hellas Monoprosopi E.P.E.	Mandra	GRC	100	100	37.8	–0.8
LINDE PLIN d.o.o.	Karlovac	HRV	100	100	4.2	0.4
Linde Gáz Magyarország Zrt.	Répcelak	HUN	100		126.7	29.6
BOC (TRADING) LIMITED	Dublin	IRL	100		—	—	c
BOC GASES IRELAND HOLDINGS LIMITED	Dublin	IRL	100		7.1	20.0
BOC Gases Ireland Limited	Dublin	IRL	100		26.1	24.9	c, d
COOPER CRYOSERVICE LIMITED	Dublin	IRL	100		1.7	—
ISAGA ehf.	Reykjavík	ISL	100		13.4	3.3
Linde Gas Italia S.r.l.	Arluno	ITA	100		142.9	0.9
LINDE MEDICALE Srl	Arluno	ITA	100		26.9	3.5
TOO Linde Gaz Kazakhstan	Almaty	KAZ	100	100	–4.7	3.1
BOC Kenya Limited	Nairobi	KEN	65		13.2	1.7
AFROX (LESOTHO) (PTY) LTD	Maseru	LSO	100		1.0	0.3
LESOTHO OXYGEN COMPANY (PTY) LIMITED	Maseru	LSO	100		—	—
AGA UAB	Vilnius	LTU	100		5.6	0.3
AGA SIA	Riga	LVA	100		21.2	1.6
LINDE GAS BITOLA DOOEL Skopje	Skopje	MKD	100		0.5	—
Afrox Moçambique, Limitada	Maputo	MOZ	100		—	0.2

F.3-300

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
BOC GASES MOZAMBIQUE LIMITED	Maputo	MOZ	100		—	—
Linde Gases Moçambique, Limitada	Maputo	MOZ	100		—	—
AFROX INTERNATIONAL LIMITED	Port Louis	MUS	100		—	—
Afrox Malawi Limited	Blantyre	MWI	79		2.2	1.1
IGL (PTY) LIMITED	Windhoek	NAM	100		4.6	2.9
IGL PROPERTIES (PTY) LIMITED	Windhoek	NAM	100		0.2	0.1
NAMOX Namibia (PTY) LIMITED	Windhoek	NAM	100		0.1	—
REPTILE INVESTMENT NINE (PTY) LIMITED	Windhoek	NAM	100		—	0.1
REPTILE INVESTMENT TEN (PTY) LIMITED	Windhoek	NAM	100		0.1	—
BOC Gases Nigeria Plc	Lagos	NGA	60		9.4	—
B.V. Nederlandse Pijpleidingmaatschappij	Rotterdam	NLD	100		8.3	–1.7
Linde Electronics B.V.	Schiedam	NLD	100		7.0	2.3
Linde Gas Benelux B.V.	Schiedam	NLD	100		124.1	69.9
Linde Gas Cryoservices B.V.	Eindhoven	NLD	100		1.3	1.1
Linde Gas Therapeutics Benelux B.V.	Eindhoven	NLD	100		35.0	3.9
Linde Homecare Benelux B.V.	Nuland	NLD	100		5.3	–0.9
Naamloze Vennootschap Linde Gas Benelux	Schiedam	NLD	100		275.0	50.1
OCAP CO2 B.V.	Schiedam	NLD	100		9.8	8.7
AGA AS	Oslo	NOR	100		41.8	23.9
Eurogaz-Gdynia Sp. z o.o.	Gdynia	POL	99		4.7	0.3
LINDE GAZ POLSKA Spółka z o.o.	Krakow	POL	100	100	129.5	13.1
LINDE GLOBAL SERVICES PORTUGAL, UNIPESSOAL LDA	Maia	PRT	100		0.5	0.4
LINDE PORTUGAL, LDA	Lisbon	PRT	100		92.0	14.6
LINDE SAÚDE, LDA	Maia	PRT	100		30.7	1.0
LINDE GAZ ROMANIA S.R.L.	Timisoara	ROU	100		161.8	21.9
OAO “Linde Gas Rus”	Balashikha	RUS	100	100	37.2	–2.5
OAO “Linde Uraltechgaz”	Yekaterinburg	RUS	74	74	7.6	1.1
Linde Jubail Industrial Gases Factory LLC	Al-Khobar	SAU	100	84	37.4	29.3
Saudi Industrial Gas Company	Al-Khobar	SAU	51		70.4	–0.3
LINDE GAS SRBIJA Industrija gasova a.d. Bečej	Bečej	SRB	87	87	6.6	0.9
Aries 94 s.r.o.	Bratislava	SVK	100		2.1	0.5
Linde Gas k.s.	Bratislava	SVK	100		25.9	5.0
LINDE PLIN d.o.o.	Celje	SVN	100	100	9.6	1.1
AB Held	Lidingö	SWE	100		—	—
AGA Fastighet Göteborg AB	Lidingö	SWE	100		—	—
AGA Gas Aktiebolag	Lidingö	SWE	100		—	—
AGA Industrial Gas Engineering Aktiebolag	Lidingö	SWE	100		—	—
AGA International Investment Aktiebolag	Lidingö	SWE	100		—	—
AGA Medical Aktiebolag	Lidingö	SWE	100		—	—
Agatronic AB	Lidingö	SWE	100		0.1	—
CRYO Aktiebolag	Gothenburg	SWE	100		—	—

F.3-301

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Flaskgascentralen i Malmö Aktiebolag	Svedala	SWE	100		—	—
Linde Healthcare AB	Lidingö	SWE	100		17.3	2.8
NORLIC AB	Lidingö	SWE	90		16.0	2.0
Svenska Aktiebolaget Gasaccumulator	Lidingö	SWE	100		0.1	—
Svets Gas Aktiebolag	Lidingö	SWE	100		—	—
HANDIGAS SWAZILAND (PTY) LIMITED	Mbabane	SWZ	100		—	—
SWAZI OXYGEN (PTY) LIMITED	Mbabane	SWZ	100		1.3	1.5
Linde Gas Tunisie S.A.	Ben Arous	TUN	60	60	5.9	–1.2
Linde Gaz Anonim Şirketi	Istanbul	TUR	100	100	55.7	–3.9
BOC Tanzania Limited	Dar es Salaam	TZA	100		0.6	–0.1
BOC Uganda Limited	Kampala	UGA	100		0.9	0.1
PJSC “Linde Gaz Ukraina”	Dnipropetrowsk	UKR	100	96	–2.5	–0.8
African Oxygen Limited	Johannesburg	ZAF	56		208.5	25.0
AFROX (PROPRIETARY) LIMITED	Johannesburg	ZAF	100		—	—
AFROX AFRICAN INVESTMENTS (PTY) LIMITED	Johannesburg	ZAF	100		–2.1	0.4
AFROX EDUCATIONAL SERVICES (PROPRIETARY) LTD	Johannesburg	ZAF	100		—	—
AFROX PROPERTIES (PTY) LIMITED	Johannesburg	ZAF	100		1.9	0.3
AFROX SAFETY (PTY) LIMITED	Johannesburg	ZAF	100		0.2	1.1
AMALGAMATED GAS AND WELDING (PTY) LIMITED	Johannesburg	ZAF	100		—	—
AMALGAMATED WELDING AND CUTTING (PROPRIETARY) LIMITED	Johannesburg	ZAF	100		0.1	—
AMALGAMATED WELDING AND CUTTING HOLDINGS (PROPRIETARY) LIMITED	Johannesburg	ZAF	100		—	—
AWCE (PROPRIETARY) LIMITED	Johannesburg	ZAF	100		—	—
HUMAN PERFORMANCE SYSTEMS (PTY) LIMITED	Johannesburg	ZAF	100		—	—
INDUSTRIAL RESEARCH AND DEVELOPMENT (PTY) LIMITED	Johannesburg	ZAF	100		–0.1	—
ISAS TRUST	Johannesburg	ZAF	100		3.3	1.2
NASIONALE SWEISWARE (PTY) LTD	Johannesburg	ZAF	100		—	—
NICOWELD (PTY) LIMITED	Sandton	ZAF	100		—	—
PPE-ISIZO (PTY) LIMITED	Johannesburg	ZAF	100		—	—
SAFETY GAS (PROPRIETARY) LIMITED	Johannesburg	ZAF	100		—	—
AFROX ZAMBIA LIMITED	Ndola	ZMB	70		4.8	2.1
BOC Zimbabwe (Private) Limited	Harare	ZWE	100		25.5	2.9
Asia/Pacific
AUSCOM HOLDINGS PTY LIMITED	North Ryde	AUS	100		86.0	—	c
BOC CUSTOMER ENGINEERING PTY LTD	North Ryde	AUS	100		8.4	—
BOC GASES FINANCE LIMITED	North Ryde	AUS	100		30.6	60.9
BOC GROUP PTY LIMITED	North Ryde	AUS	100		–3.6	—
BOC Limited	North Ryde	AUS	100		293.3	114.7
BOGGY CREEK PTY LIMITED	North Ryde	AUS	100		4.4	0.5

F.3-302

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
ELGAS AUTOGAS PTY LIMITED	North Ryde	AUS	100		4.4	—	c
ELGAS LIMITED	North Ryde	AUS	100		212.7	51.9
ELGAS RETICULATION PTY LIMITED	North Ryde	AUS	100		4.3	0.6
FLEXIHIRE PTY. LTD.	North Ryde	AUS	100		17.7	0.3
PACIFIC ENGINEERING SUPPLIES PTY LIMITED	North Ryde	AUS	100		–1.4	—
SOUTH PACIFIC WELDING GROUP PTY LIMITED	North Ryde	AUS	100		20.0	7.0
TIAMONT PTY LIMITED	North Ryde	AUS	100		4.9	0.6
UNIGAS JOINT VENTURE PARTNERSHIP	Mulgrave	AUS	100		21.1	1.1
UNIGAS TRANSPORT FUELS PTY LTD	North Ryde	AUS	100		6.7	—	c
Linde Bangladesh Limited	Dhaka	BGD	60		32.5	7.4
Anhui JuLan Industrial Gases Co., Ltd.	Lu'an	CHN	100		1.8	–0.5
ASIA UNION (SHANGHAI) ELECTRONIC CHEMICAL COMPANY LIMITED	Shanghai	CHN	100		—	—
AUECC Shanghai	Shanghai	CHN	100		2.7	—
AUECC Shanghai Co. Ltd.	Shanghai	CHN	100		16.5	–0.7
BOC (China) Holdings Co., Ltd.	Shanghai	CHN	100		173.8	9.1
BOC Gases (Nanjing) Company Limited	Nanjing	CHN	100		7.2	0.2
BOC Gases (Suzhou) Co., Ltd.	Suzhou	CHN	100		54.8	3.2
BOC Gases (Tianjin) Company Limited	Tianjin	CHN	100		11.7	–4.1
BOCLH Industrial Gases (Chengdu) Co., Ltd	Chengdu	CHN	100		16.6	0.4
BOCLH Industrial Gases (DaLian) Co., Ltd.	Dalian	CHN	100		13.7	–0.4
BOCLH Industrial Gases (Shanghai) Co., Ltd.	Shanghai	CHN	100		13.1	–0.9
BOCLH Industrial Gases (Songjiang) Co., Ltd.	Shanghai	CHN	100		0.8	4.5
BOCLH Industrial Gases (Suzhou) Co., Ltd.	Suzhou	CHN	100		34.3	–2.3
BOCLH Industrial Gases (Waigaoqiao) Co., Ltd.	Shanghai	CHN	100		0.7	1.1
BOCLH Industrial Gases (Xiamen) Co., Ltd.	Xiamen	CHN	100		8.4	–1.1
BOC-TISCO GASES CO., Ltd	Tayiuan	CHN	50		146.6	24.2	f, i
Dalian Xizhong Island Linde Industrial Gases Co., Ltd.	Dalian	CHN	70		0.1	—
Guangkong Industrial Gases Company Limited	Guangzhou	CHN	50		40.8	–4.7	f, i
Guangzhou GISE Gases Co., Ltd.	Guangzhou	CHN	50		31.8	0.2	f, i
Guangzhou Pearl River Industrial Gases Company Limited	Guangzhou	CHN	50		7.5	–1.1	f, i
Jianyang Linde Medical Gases Company Limited	Jianyang	CHN	100		1.4	0.1
Linde (Quanzhou) Carbon Dioxide Co. Ltd.	Quanzhou	CHN	100		1.6	–0.2
Linde Carbonic (Wuhu) Company Ltd.	Wuhu	CHN	60		3.9	–0.5	i
Linde Carbonic Company Ltd., Shanghai	Shanghai	CHN	60	46	11.4	–0.9	i
Linde Dahua (Dalian) Gases Co., Ltd	Dalian	CHN	50		33.7	1.6	f, i
Linde Electronics & Specialty Gases (Suzhou) Co Ltd.	Suzhou	CHN	100	100	5.2	–2.0

F.3-303

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Linde Gas Ningbo Ltd.	Ningbo	CHN	100		121.4	0.5
Linde Gas Shenzhen Ltd.	Shenzhen	CHN	100		6.8	—
Linde Gas Southeast (Xiamen) Ltd.	Xiamen	CHN	100		3.5	—
Linde Gas Xiamen Ltd.	Xiamen	CHN	100	100	39.1	–6.4
Linde Gas Zhenhai Ltd.	Ningbo	CHN	100		4.2	2.0
Linde Gases (Changzhou) Company Limited	Changzhou	CHN	100		14.0	–2.9
Linde Gases (Chengdu) Co., Ltd.	Chengdu	CHN	100		11.9	0.8
Linde Gases (Fushun) Co., Ltd.	Fushun	CHN	100		1.8	–1.7
Linde Gases (Hefei) Co., Ltd.	Hefei	CHN	100		7.9	–1.2
Linde Gases (Huizhou) Co., Ltd.	Huizhou	CHN	100		0.6	—
Linde Gases (Jilin) Co., Ltd.	Jilin	CHN	100		21.2	–0.4
Linde Gases (Langfang) Co., Ltd.	Langfang	CHN	100		12.3	–1.3
Linde Gases (Meishan) Co., Ltd.	Meishan	CHN	100		11.9	–2.9
Linde Gases (Nanjing) Company Limited	Nanjing	CHN	100		–3.0	–2.4
Linde Gases (Shanghai) Co., Ltd.	Shanghai	CHN	100		18.4	1.8
Linde Gases (Suzhou) Company Limited	Suzhou	CHN	100		10.1	0.3
Linde Gases (Xuzhou) Company Limited	Xuzhou	CHN	100		24.1	0.1
Linde Gases (Yantai) Co., Ltd.	Yantai	CHN	90		47.3	–4.4
Linde Gases (Zhangzhou) Co., Ltd.	Zhangzhou	CHN	100		16.4	1.8
Linde Gases Daxie Company Limited	Ningbo	CHN	100		12.3	0.5
Linde GISE Gas (Shenzhen) Co., Ltd	Shenzhen	CHN	50		11.6	1.3	f, i
Linde Huachang (Zhangjiagang) Gas Co. Ltd.	Zhangjiagang	CHN	75		4.9	–0.3	i
Linde Lienhwa Gases (BeiJing) Co., Ltd.	Beijing	CHN	100		15.5	–0.2
Linde Lienhwa Gases (Wuhan) Co., Ltd	Wuhan	CHN	100		2.5	–1.0
Linde Nanjing Chemical Industrial Park Gases Co., Ltd.	Nanjing	CHN	100		8.4	–1.7
Linde Qiangsheng Gases (Nanjing) Co., Ltd.	Nanjing	CHN	100		0.5	–1.2
Linde-Huayi (Chongqing) Gases Co., Ltd	Chongqing	CHN	60		–33.6	–0.3
Ma'anshan BOC-Ma Steel Gases Company Limited	City of Maanshan	CHN	50		98.3	22.6	f, i
Shanghai BOC Huayang Carbon Dioxide Co., Ltd.	Shanghai	CHN	80		0.1	–0.1
Shanghai BOC Industrial Gases Company Limited	Shanghai	CHN	100		3.5	–6.2
Shanghai HuaLin Industrial Gases Co. Ltd.	Shanghai	CHN	50		99.5	21.6	f, i
Shanghai Linhua Gas Transportation Co., Ltd.	Shanghai	CHN	100		0.8	–0.1
Shenzhen Feiying Industrial Gases Company Limited	Shenzhen	CHN	90		1.4	0.3
Shenzhen South China Industrial Gases Co. Ltd.	Shenzhen	CHN	50		5.9	1.5	f, i
ZHENJIANG XINHUA INDUSTRIAL GASES CO., LTD.	Zhenjiang	CHN	100		0.2	–0.3
BOC (FIJI) LIMITED	Lami Suva	FJI	90		3.2	1.4

F.3-304

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
HKO DEVELOPMENT COMPANY LIMITED	Kowloon	HKG	100		—	—
LIEN HWA INDUSTRIAL GASES (HK) LIMITED	Wan Chai	HKG	100		—	—	c
Linde Gas (H.K.) Limited	Hong Kong	HKG	100	100	433.1	6.1
Linde GISE Gases (Hong Kong) Company Limited	Hong Kong	HKG	50		—	—	f, i
Linde HKO Limited	Hong Kong	HKG	100		103.0	19.2
NEW SINO GASES COMPANY LIMITED	Tai Po	HKG	100		1.2	1.0
P.T. Gresik Gases Indonesia	Jakarta	IDN	93		12.1	–2.9
P.T. Gresik Power Indonesia	Jakarta	IDN	92		6.1	–3.3
P.T. Townsville Welding Supplies	Jakarta	IDN	100		—	0.1
PT. LINDE INDONESIA	Jakarta	IDN	100		16.5	–9.3
BELLARY OXYGEN COMPANY PRIVATE LIMITED	Bellary	IND	50		14.8	1.8	f, i
LINDE INDIA LIMITED	Calcutta	IND	75		186.1	1.5
Linde Korea Co., Ltd.	Pohang	KOR	100		307.4	30.8
PS Chem Co., Ltd.	Gyeongsangnam-do	KOR	100		7.7	1.0
PSG Co., Ltd.	Busan	KOR	51		29.9	5.9	i
Sam Kwang Gas Tech Co., Ltd.	Seoul	KOR	100		4.6	1.3
Ceylon Oxygen Ltd.	Colombo	LKA	100	100	20.1	–0.2
DAYAMOX SDN BHD	Petaling Jaya	MYS	100		—	—
Linde EOX Sdn. Bhd.	Petaling Jaya	MYS	100		22.1	1.1
Linde Gas Products Malaysia Sdn. Bhd.	Petaling Jaya	MYS	100	100	22.5	5.0
LINDE INDUSTRIAL GASES (MALAYSIA) SDN. BHD.	Petaling Jaya	MYS	80	80	7.9	—
LINDE MALAYSIA HOLDINGS BERHAD	Petaling Jaya	MYS	100		84.5	67.1
LINDE MALAYSIA SDN. BHD.	Petaling Jaya	MYS	100		140.3	36.4
LINDE ROC SDN. BHD.	Petaling Jaya	MYS	100		0.4	0.7
LINDE WELDING PRODUCTS SDN. BHD.	Petaling Jaya	MYS	100		0.6	–0.2
BOC LIMITED	Auckland	NZL	100		49.1	25.3
BOC NEW ZEALAND HOLDINGS LIMITED	Auckland	NZL	100		35.9	12.6
ELGAS LIMITED	Auckland	NZL	100		20.7	2.4
SOUTH PACIFIC WELDING GROUP (NZ) LIMITED	Auckland	NZL	100		0.1	–0.1
Linde Pakistan Limited	Karatschi	PAK	60		15.1	1.2
BATAAN INDUSTRIAL GASES INC	Pasig City	PHL	100		0.8	0.1
BOC (PHILS.) HOLDINGS, INC.	Pasig City	PHL	100		20.4	–0.6
CHATSWOOD INC	Makati City	PHL	62		—	—	c, e
CIGC CORPORATION	Pasig City	PHL	100		1.7	0.2
CRYO INDUSTRIAL GASES, INC	Pasig City	PHL	100		0.5	—
GRANDPLAINS PROPERTIES, INC	Pasig City	PHL	40		2.5	0.2	f, i
LINDE PHILIPPINES (SOUTH), INC.	Mandaue City	PHL	100		24.1	4.2
LINDE PHILIPPINES, INC.	Pasig City	PHL	100		29.2	0.1
ROYAL SOUTHMEADOWS, INC	Mandaue City	PHL	40		0.9	—	f, i

F.3-305

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
BOC Papua New Guinea Limited	Lae	PNG	74		28.6	2.5
Linde Gas Asia Pte. Ltd	Singapore	SGP	100		9.8	–2.5
Linde Gas Singapore Pte. Ltd.	Singapore	SGP	100	100	91.3	11.7
LINDE TREASURY ASIA PACIFIC PTE. LTD.	Singapore	SGP	100		0.4	0.1
BOC GASES SOLOMON ISLANDS LIMITED	Honiara	SLB	100		3.6	0.6
KTPV (THAILAND) LIMITED	Chachoengsao	THA	100		13.0	—
Linde (Thailand) Public Company Limited	Samut Prakan	THA	100		220.7	17.2
Linde Air Chemicals Limited	Samut Prakan	THA	99		44.5	8.0
Linde HyCO Limited	Samut Prakan	THA	100		23.8	1.4
MIG Production Company Limited	Samut Prakan	THA	54		70.7	12.5
RAYONG ACETYLENE LIMITED	Samut Prakan	THA	87		2.8	—
SKTY (Thailand) Limited	Chachoengsao	THA	100		45.2	0.1
T.I.G. TRADING LIMITED	Samut Prakan	THA	100		4.8	0.1
BOC (TONGA) LIMITED	Nuku'alofa	TON	100		0.1	—
ASIA UNION ELECTRONIC CHEMICAL CORPORATION	Taipei	TWN	100		43.6	3.3
CONFEDERATE TECHNOLOGY COMPANY LIMITED	Wuchi Town	TWN	89		9.9	1.3	c
FAR EASTERN INDUSTRIAL GASES COMPANY LIMITED	Kaohsiung	TWN	55		9.6	1.2	c
LIEN CHIA INDUSTRIAL GASES COMPANY LIMITED	Chiayi City	TWN	100		—	—	c
LIEN CHUAN INDUSTRIAL GASES COMPANY LIMITED	Zhongli	TWN	100		0.1	0.1	c
LIEN FUNG PRECISION TECHNOLOGY DEVELOPMENT CO., LTD	Taichung Hsien	TWN	100		3.8	0.4	c
LIEN HWA COMMONWEALTH CORPORATION	Taipei	TWN	100		2.3	1.2	c
LIEN HWA LOX CRYOGENIC EQUIPMENT CORPORATION	Taipei	TWN	89		3.1	0.3	c
LIEN JIAN LPG COMPANY LIMITED	Su'ao	TWN	60		0.3	—	c
LIEN SHENG INDUSTRIAL GASES COMPANY LIMITED	Hsinchu	TWN	100		0.4	0.4	c
LIEN TONG GASES COMPANY LIMITED	Kaohsiung	TWN	55		0.2	—	c
LIEN YANG INDUSTRIAL GASES COMPANY LIMITED	Yilan	TWN	100		0.7	0.4	c
LIEN YI LPG COMPANY LIMITED	Taoyuan City	TWN	60		2.0	0.1	c
LIENHWA UNITED LPG COMPANY LIMITED	Taipei	TWN	56		8.9	0.5	c
LINDE LIENHWA INDUSTRIAL GASES CO. LTD.	Taipei	TWN	50		282.3	55.9	c, f, i
UNITED INDUSTRIAL GASES COMPANY LIMITED	Hsinchu	TWN	55		139.0	38.6	c
YUAN RONG INDUSTRIAL GASES COMPANY LIMITED	Taipei	TWN	60		12.6	1.5	c
AUECC (BVI) HOLDINGS LIMITED	Tortola	VGB	100		0.8	—	c
BOC LIENHWA (BVI) HOLDING Co., Ltd.	Tortola	VGB	100		122.6	—
KEY PROOF INVESTMENTS LIMITED	Tortola	VGB	100		1.6	—

F.3-306

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
PURE QUALITY TECHNOLOGY LIMITED	Tortola	VGB	100		—	—	c
SHINE SKY INTERNATIONAL COMPANY LIMITED	Tortola	VGB	100		0.8	—	c
SKY WALKER GROUP LIMITED	Tortola	VGB	100		0.1	—	c
Linde Gas Vietnam Limited	Ba Ria	VNM	100	100	3.2	0.8
Linde Vietnam Limited Company	Ba Ria	VNM	100		0.7	–9.3
BOC Samoa Limited	Apia	WSM	96		1.6	0.3
Americas
BOC GASES ARUBA N.V.	Santa Cruz	ABW	100		3.4	0.2
Grupo Linde Gas Argentina S.A.	Buenos Aires	ARG	100	70	29.9	6.9
Linde Salud S.A.	Buenos Aires	ARG	100	90	1.3	–0.2
The Hydrogen Company of Paraguana Ltd.	Hamilton	BMU	100		36.9	18.3
Linde Gases Ltda.	Barueri	BRA	100		138.5	–29.1
LINDE-BOC GASES LIMITADA	São Paulo	BRA	100		8.6	1.9
2961-8303 Québec Inc.	Montréal	CAN	100		—	—	c
Cen-Alta Welding Supplies Ltd.	Calgary	CAN	100		—	—	c
Oxygène Sorel-Tracy Inc.	Sorel-Tracy	CAN	100		—	—	c
Soudures Industrielles du Richelieu Métropolitain Inc.	Sorel-Tracy	CAN	100		—	—	c
BOC de Chile S.A.	Providencia	CHL	100		7.2	0.7
Linde Gas Chile S.A.	Santiago	CHL	100		122.4	9.0
Spectra Gases (Shanghai) Trading Co., LTD.	Shanghai	CHN	100		6.1	3.3
Linde Colombia S.A.	Bogotá	COL	100		75.6	–0.2
REMEO Medical Services S.A.S.	Bogotá	COL	100		0.1	—
Linde Gas Curaçao N.V.	Willemstad	CUW	100		3.1	0.5
LINDE GAS DOMINICANA, S.R.L.	Santo Domingo	DOM	100		5.4	1.7
Agua y Gas de Sillunchi S.A.	Quito	ECU	100		1.0	0.2
Linde Ecuador S.A.	Quito	ECU	100		74.0	4.2
Spectra Gases Limited	Guildford	GBR	100		1.2	—
BOC GASES DE MEXICO, S.A. DE C.V.	Mexico City	MEX	100		—	—
Compañía de Nitrógeno de Cantarell, S.A. de C.V.	Santa Fe	MEX	100		140.2	15.6
Compania de Operaciones de Nitrogeno, S.A. de C.V.	Santa Fe	MEX	100		4.0	3.3	c
SERVICIOS DE CANTARELL, S.A. DE C.V.	Santa Fe	MEX	100		—	—	c
SERVICIOS DE OPERACIONES DE NITROGENO, S.A. DE C.V.	Santa Fe	MEX	100		1.4	–0.1	c
Linde Gas Perú S.A.	Callao	PER	100		12.3	–0.4
Linde Gas Puerto Rico, Inc.	Cataño	PRI	100		0.1	–1.3
AGA S.A.	Montevideo	URY	100		12.6	1.5
East Coast Oxygen Company	Bethlehem	USA	50		8.7	–2.8	f, i
Holox Inc.	Norcross	USA	100		—	—
LAG Methanol LLC	Wilmington	USA	100		—	—
Lincare (Consolidated financial statements)					832.5	240.6

F.3-307

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
including:
1536502 Ontario Inc.	Hamilton	USA	100				h
ACRO PHARMACEUTICAL SERVICES LLC	Harrisburg	USA	100				h
ALPHA RESPIRATORY INC.	Wilmington	USA	100				h
CARING RESPONDERS LLC	Wilmington	USA	100				h
COMMUNITY PHARMACY SERVICES, LLC	Wilmington	USA	100				h
Complete Infusion Services, LLC	Bingham Farms	USA	100				h
CONVACARE SERVICES, INC.	Bloomington	USA	100				h
CPAP SUPPLY USA LLC	Wilmington	USA	100				h
Gamma Acquisition Inc.	Wilmington	USA	100				h
HEALTH CARE SOLUTIONS AT HOME INC.	Wilmington	USA	100				h
HOME-CARE EQUIPMENT NETWORK INC.	Plantation	USA	100				h
LINCARE EQUIPMENT LLC	Wilmington	USA	100				h
LINCARE HOLDINGS INC.	Wilmington	USA	100				h
LINCARE INC.	Wilmington	USA	100				h
LINCARE LEASING LLC	Wilmington	USA	100				h
LINCARE LICENSING INC.	Wilmington	USA	100				h
LINCARE OF CANADA ACQUISITIONS INC.	Wilmington	USA	100				h
LINCARE OF CANADA INC.	Toronto	USA	100				h
LINCARE OF NEW YORK, INC.	New York	USA	100				h
LINCARE PHARMACY SERVICES INC.	Wilmington	USA	100				h
LINCARE PROCUREMENT INC.	Wilmington	USA	100				h
LINCARE PULMONARY REHAB MANAGEMENT, LLC	Wilmington	USA	100				h
Lincare Pulmonary Rehab Services of Missouri, LLC	Clayton	USA	100				h
LINCARE PULMONARY REHAB SERVICES OF OHIO, LLC	Cleveland	USA	100				h
Linde RSS LLC	Wilmington	USA	100				h
Longcap DNS, LLC	Wilmington	USA	100				h
mdINR, LLC	Wilmington	USA	100				h
MED 4 HOME INC.	Wilmington	USA	100				h
MediLink HomeCare, Inc.	Trenton	USA	100				h
MEDIMATICS LLC	Wilmington	USA	100				h
MidSouth Distribution, Inc.	Texarkana	USA	100				h
MRB ACQUISITION CORP.	Plantation	USA	100				h
OCT Pharmacy, L.L.C.	Bingham Farms	USA	100				h
OPTIGEN, INC.	Plantation	USA	100				h
Patient Support Services, Inc.	Texarkana	USA	100				h
PULMOREHAB LLC	Wilmington	USA	100				h
Raytel Cardiac Services, Inc.	Wilmington	USA	100				h
Sleepcair, Inc.	Topeka	USA	100				h
Linde Canada Investments LLC	Wilmington	USA	100		14.9	0.3

F.3-308

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Linde Delaware Investments Inc.	Wilmington	USA	100		300.0	50.2
Linde Energy Services, Inc	Wilmington	USA	100		–0.4	—
Linde Gas North America LLC	Wilmington	USA	100		946.6	194.2
Linde Merchant Production, Inc	Wilmington	USA	100		148.3	–0.1
Linde North America, Inc.	Wilmington	USA	100	< 0,1	–268.7	0.7
AGA Gas C.A.	Caracas	VEN	100		25.1	1.0	g
BOC GASES DE VENEZUELA, C.A.	Caracas	VEN	100		–0.8	–0.5
PRODUCTORA DE GAS CARBONICO SA	Caracas	VEN	100		–0.4	—
General Gases of the Virgin Islands, Inc.	Saint Croix	VIR	100		5.0	0.1
Engineering Division
Linde Engineering Middle East LLC	Abu Dhabi	ARE	49	29	27.4	21.1	f
Linde (Australia) Pty. Ltd.	North Ryde	AUS	100	100	1.0	—
Linde Process Plants Canada Inc.	Calgary	CAN	100		–7.0	–9.1
Arboliana Holding AG	Pfungen	CHE	100		4.4	—
Bertrams Heatec AG	Pratteln	CHE	100		3.1	–4.2
Linde Kryotechnik AG	Pfungen	CHE	100		20.5	5.9
Cryostar Cryogenic Equipments (Hangzhou) Co. Ltd.	Hangzhou	CHN	100	100	12.7	3.9
Hangzhou Linde International Trading Co., Ltd.	Hangzhou	CHN	100		0.4	0.1
Linde Engineering (Dalian) Co. Ltd.	Dalian	CHN	56	56	53.9	–3.9
Linde Engineering (Hangzhou) Co. Ltd.	Hangzhou	CHN	75	75	33.2	5.1
Selas-Linde GmbH	Pullach	DEU	100	100	40.0	—	a
CRYOSTAR SAS	Hésingue	FRA	100		57.8	24.7
LINDE CRYOPLANTS LIMITED	Guildford	GBR	100		6.4	0.2
Linde Engineering India Private Limited	New Delhi	IND	100	100	24.1	7.0
LPM, S.A. de C.V.	Mexico City	MEX	100	90	8.6	–0.3
Linde Engineering (Malaysia) Sdn. Bhd.	Kuala Lumpur	MYS	100	100	1.8	1.1
OOO “Linde Engineering Rus”	Samara	RUS	100	100	–0.1	7.6
Linde Arabian Contracting Co., Ltd.	Riyadh	SAU	100	90	18.3	5.4
Cryostar Singapore Pte Ltd	Singapore	SGP	100	100	13.1	6.1
Cryostar USA LLC	Wilmington	USA	100		1.4	1.2
Linde Engineering North America Inc.	Wilmington	USA	100		–23.1	4.0
Linde Process Plants, Inc.	Tulsa	USA	100		57.5	1.6
Linde Engineering South Africa (Pty) Ltd.	Johannesburg	ZAF	100	100	13.2	6.6
Other Activities
BOC AIP Limited Partnership	North Ryde	AUS	100		895.8	97.0
BOC Australia Pty Limited	North Ryde	AUS	100		66.0	20.0
Gist Österreich GmbH	Wallern an der Trattnach	AUT	100		–0.1	—	c
Linde Österreich Holding GmbH	Stadl-Paura	AUT	100	62	749.3	105.8
Gist Belgium BVBA	Lochristi	BEL	100		0.1	–0.1	c
PRIESTLEY COMPANY LIMITED	Hamilton	BMU	100		24.4	—

F.3-309

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Linde Canada Limited	Mississauga	CAN	100		390.5	97.3
Linde Holding AG	Dagmersellen	CHE	100	100	19.5	0.4
GISTRANS Czech Republic s.r.o.	Olomouc	CZE	100		4.1	0.9
Commercium Immobilien- und Beteiligungs- GmbH	Munich	DEU	100	100	2,256.5	—	a
Linde US Beteiligungs GmbH	Munich	DEU	100		477.1	28.9
LINDE INVESTMENTS FINLAND OY	Helsinki	FIN	100		1.1	0.1
GIST FRANCE S.A.R.L.	Garges-lès-Gonesse	FRA	100		–0.1	0.4	c
Linde Holdings SAS	Saint-Priest	FRA	100		219.9	45.3
The Boc Group S.A.S.	Hésingue	FRA	100		74.2	34.5
AIRCO COATING TECHNOLOGY LIMITED	Guildford	GBR	100		3.3	—
BOC CHILE HOLDINGS LIMITED	Guildford	GBR	100		41.1	—
BOC DISTRIBUTION SERVICES LIMITED	Guildford	GBR	100		0.1	—
BOC DUTCH FINANCE	Guildford	GBR	100		0.7	—
BOC GASES LIMITED	Guildford	GBR	100		41.4	—
BOC HOLDINGS	Guildford	GBR	100		4,337.4	901.3
BOC INVESTMENT HOLDINGS LIMITED	Guildford	GBR	100		711.9	77.7
BOC INVESTMENTS (LUXEMBOURG) LIMITED	Guildford	GBR	100		—	—
BOC INVESTMENTS NO.1 LIMITED	Guildford	GBR	100		178.2	19.5
BOC INVESTMENTS NO.5	Guildford	GBR	100		357.1	6.8
BOC INVESTMENTS NO.7	Guildford	GBR	100		—	—
BOC IRELAND FINANCE	Guildford	GBR	100		—	—
BOC JAPAN	Guildford	GBR	100		—	—
BOC KOREA HOLDINGS LIMITED	Guildford	GBR	100		118.0	0.6
BOC LIMITED	Guildford	GBR	100		795.4	206.6
BOC LUXEMBOURG FINANCE	Guildford	GBR	100		—	—
BOC NETHERLANDS HOLDINGS LIMITED	Guildford	GBR	100		523.7	28.0
BOC NOMINEES LIMITED	Guildford	GBR	100		—	—
BOC PENSION SCHEME TRUSTEES LIMITED	Guildford	GBR	100		—	—
BOC PENSIONS LIMITED	Guildford	GBR	100		—	—
BOC RSP TRUSTEES LIMITED	Guildford	GBR	100		—	—
BOC SEPS TRUSTEES LIMITED	Guildford	GBR	100		—	—
BRITISH INDUSTRIAL GASES LIMITED	Guildford	GBR	100		—	—
CRYOSTAR LIMITED	Guildford	GBR	100		—	—
EHVIL DISSENTIENTS LIMITED	Guildford	GBR	100		—	—
G.L BAKER (TRANSPORT) LIMITED	Guildford	GBR	100		303.9	6.4
GIST LIMITED	Guildford	GBR	100		168.1	25.1
GIST PEOPLE SERVICES LIMITED	Guildford	GBR	100		0.1	—
HANDIGAS LIMITED	Guildford	GBR	100		16.6	—
HICK, HARGREAVES AND COMPANY LIMITED	Guildford	GBR	100		—	—
INDONESIA POWER HOLDINGS LIMITED	Guildford	GBR	100		14.9	—

F.3-310

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
LANSING GROUP LIMITED	Guildford	GBR	100	100	11.0	—
LINDE CANADA HOLDINGS LIMITED	Guildford	GBR	100		–213.6	–59.6
LINDE CRYOGENICS LIMITED	Guildford	GBR	100		283.0	14.9
LINDE FINANCE	Guildford	GBR	100		—	—
LINDE INVESTMENTS No.1 LIMITED	Guildford	GBR	100		3,876.7	423.6
LINDE NORTH AMERICA HOLDINGS LIMITED	Guildford	GBR	100		1,461.4	–3.0
LINDE UK HOLDINGS LIMITED	Guildford	GBR	100	85	14,752.3	397.5
LINDE UK PRIVATE MEDICAL TRUSTEES LIMITED	Guildford	GBR	100		—	—	c
MEDISHIELD	Guildford	GBR	100		0.4	—
MEDISPEED	Guildford	GBR	100		301.8	8.7
RRS (FEBRUARY 2004) LIMITED	Guildford	GBR	100		–0.5	—
SPALDING HAULAGE LIMITED	Guildford	GBR	100		417.5	4.1
STORESHIELD LIMITED	Guildford	GBR	100		329.7	27.3
THE BOC GROUP LIMITED	Guildford	GBR	100		9,544.1	1,325.9
THE BRITISH OXYGEN COMPANY LIMITED	Guildford	GBR	100		0.1	—
TRANSHIELD	Guildford	GBR	100		18.4	0.2
WELDING PRODUCTS HOLDINGS LIMITED	Guildford	GBR	100		10.2	—
BOC NO. 1 LIMITED	Saint Peter Port	GGY	100		1.5	—
BOC NO. 2 LIMITED	Saint Peter Port	GGY	100		0.4	—
BRITISH OXYGEN (HONG KONG) LIMITED	Hong Kong	HKG	100		9.5	—
Linde Global Support Services Private Limited	Calcutta	IND	100		0.3	—
BOC INVESTMENT HOLDING COMPANY (IRELAND) LIMITED	Dublin	IRL	100		16.5	—
BOC Investments Ireland	Dublin	IRL	100		3.7	—
Gist Distribution Limited	Dublin	IRL	100		6.9	6.2
PRIESTLEY DUBLIN REINSURANCE COMPANY LIMITED	Dublin	IRL	100		34.3	6.2
Gist Italy S.r.l.	Milan	ITA	100		–0.1	—	c
ALBOC (JERSEY) LIMITED	Saint Helier	JEY	100		1.8	29.6
BOC AUSTRALIAN FINANCE LIMITED	Saint Helier	JEY	100		3.6	—
BOC PREFERENCE LIMITED	Saint Helier	JEY	100		65.2	—
BOC Europe Holdings B.V.	Dongen	NLD	100		409.5	28.9
Fred Butler Netherlands B.V.	Amsterdam	NLD	100		21.8	—
Gist Containers B.V.	Bleiswijk	NLD	100		–2.4	0.3	c
Gist Forwarding B.V.	Bleiswijk	NLD	100		–0.9	—	c
Gist Holding B.V.	Bleiswijk	NLD	100		8.4	—	c
Gist Nederland B.V.	Bleiswijk	NLD	100		–8.7	0.3	c
Linde Finance B.V.	Amsterdam	NLD	100		250.8	18.6
Linde Holdings Netherlands B.V.	Schiedam	NLD	100	100	1,307.2	99.0
The BOC Group B.V.	Dongen	NLD	100		44.9	14.9
Linde Holdings New Zealand Limited	Auckland	NZL	100		2.2	12.6

F.3-311

134 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS (IN ACCORDANCE WITH IFRS 10)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
BOC GIST INC	Mkati City	PHL	100		0.1	—
Linde Global IT Services s.r.o.	Bratislava	SVK	100		0.8	–0.1
AGA Aktiebolag	Lidingö	SWE	100		1,506.4	–7.0
BOC Intressenter AB	Helsingborg	SWE	100		37.4	0.6
LindeGas Holding Sweden AB	Lidingö	SWE	100	100	3,725.1	20.6
DeVine Products, Inc.	Wilmington	USA	100		—	—
Gist USA LLC	Wilmington	USA	100		2.1	–1.5
Linde Holdings, LLC	Wilmington	USA	100		200.8	31.0
LINDE INVESTMENTS LLC	Wilmington	USA	100		1,293.8	2.9
Linde LLC	Wilmington	USA	100		683.6	155.4

F.3-312

135 COMPANIES INCLUDED IN THE GROUP FINANCIAL STATEMENTS ON A LINE-BY-LINE BASIS (IN ACCORDANCE WITH IFRS 11)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
Adnoc Linde Industrial Gases Co. Limited (Elixier)	Abu Dhabi	ARE	49	49	195.3	40.5
OOO “Linde Azot Togliatti”	Togliatty	RUS	50		6.1	–1.3
Asia/Pacific
BOC-SPC Gases Co., Ltd.	Shanghai	CHN	50		21.3	4.4
Chongqing Linde-SVW Gas Co., Ltd.	Chongqing	CHN	50		14.1	1.2
Zibo BOC-QILU Gases Co., Ltd.	Zibo	CHN	50		27.8	3.7

136 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD (IN ACCORDANCE WITH IAS 28)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
Krakovská s.r.o.	Nový Malín	CZE	37		0.2	—	c, d
Plyny Jehlár s.r.o.	Brest	CZE	34		0.1	—	c, d
Bomin Linde LNG Beteiligungs-GmbH	Hamburg	DEU	50	50	—	—	b, c
Bomin Linde LNG GmbH & Co. KG	Hamburg	DEU	50	50	6.3	–4.5	b, c
H2 Mobility Deutschland GmbH & Co. KG	Berlin	DEU	28	28	5.7	–1.0	b, c
HELISON PRODUCTION S.p.A.	Skikda	DZA	51	51	36.0	–1.1	b, f
Messer Algerie SPA	Algiers	DZA	40		4.0	2.2	b, c
Oxígeno de Sagunto, S.L.	Barcelona	ESP	50		12.9	0.1	c, e
Oy Innogas Ab	Kulloo	FIN	50		1.3	—	b, c
Parhaat Yhdessä koulutusyhdistys ry	Vantaa	FIN	25		0.2	—	c, d
LIDA S.A.S.	Saint-Quentin- Fallavier	FRA	22		0.2	0.2	b, c, e
LIMES SAS	Saint-Herblain	FRA	50		4.4	—	b, c, d
Helison Marketing Limited	Saint Helier	GBR	51		20.5	8.4	b, f
Company for Production of Carbon Dioxide Geli DOO Skopje	Skopje	MKD	50	50	0.7	—	b
LES GAZ INDUSTRIELS LIMITED	Port Louis	MUS	38		6.1	0.1	e
ENERGY SOLUTIONS (PTY) LIMITED	Windhoek	NAM	26		—	—	e
Tjeldbergodden Luftgassfabrikk DA	Aure	NOR	38		13.8	3.0	b, c, d
Asia/Pacific
Beijing Fudong Gas Products Co., Ltd.	Beijing	CHN	60		2.1	–0.1	b, c, d, f
Dalian BOC Carbon Dioxide Co. Ltd.	Dalian	CHN	50		1.0	–0.7	b
Fujian Linde-FPCL Gases Co., Ltd.	Quanzhou	CHN	50		85.0	10.5	b
Linde Carbonic Co. Ltd., Tangshan	Qian'an	CHN	80		0.5	–0.5	b, f
Nanjing BOC-YPC Gases CO., LTD.	Nanjing	CHN	50		73.0	15.1	b
INDUSTRIAL GASES SOLUTIONS SDN BHD	Petaling Jaya	MYS	50		1.8	1.1	b
Kulim Industrial Gases Sdn. Bhd.	Kuala Lumpur	MYS	50		26.8	–2.6	b, c, d,

F.3-313

136 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD (IN ACCORDANCE WITH IAS 28)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
							e
Map Ta Phut Industrial Gases Company Limited	Bangkok	THA	40		8.9	3.3	b, c
Blue Ocean Industrial Gases Co., Ltd.	Taipei	TWN	50		27.2	2.0	b, c, e
LIEN RUEY ENERGY CORPORATION LIMITED	Taipei	TWN	50		0.3	—	b, c
Americas
CLIFFSIDE HELIUM, L.L.C.	Wilmington	USA	26		0.1	—	b
Cliffside Refiners, L.P.	Wilmington	USA	27		7.4	2.9	b
High Mountain Fuels, LLC	Wilmington	USA	50		9.8	0.3	b
Hydrochlor LLC	Wilmington	USA	50		11.1	–1.7	b
Spectra Investors, LLC	Branchburg	USA	49		2.1	—	b
Other Activities
CAPTURE POWER LIMITED	Selby	GBR	33		–13.8	–10.9	b

F.3-314

137 NON-CONSOLIDATED SUBSIDIARIES

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
LINDE PLIN d.o.o. Sarajevo	Sarajevo	BIH	100	100	—	—	c
AUTOGAS (BOTSWANA) (PROPRIETARY) LIMITED	Gaborone	BWA	100		N/A	N/A
CUULSTICK VENTURES (PTY) LIMITED	Gaborone	BWA	100		N/A	N/A
Linde Schweiz AG	Dagmersellen	CHE	100		0.1	—	c
COTSWOLD INDUSTRIAL & WELDING SUPPLIES LIMITED	Nottingham	GBR	100		—	—	c, d
ELECTROCHEM LIMITED	Guildford	GBR	100	100	—	—	c, d
GAS & EQUIPMENT LIMITED	Guildford	GBR	100		–2.1	—	c
HYDROGEN SUPPLIES LIMITED	Guildford	GBR	100	100	1.0	—	c
INTELLEMETRICS LIMITED	Glasgow	GBR	100		—	—	c, d
LEENGATE INDUSTRIAL & WELDING SUPPLIES (CANNOCK) LIMITED	Nottingham	GBR	100		0.3	—	c, d
Linde Gas Jordan Ltd	Zarqa	JOR	100		0.1	–0.1	c
EAST AFRICAN OXYGEN LIMITED	Nairobi	KEN	100		—	—	c
KS Luftgassproduksjon	Oslo	NOR	100		—	—	c
Norgas AS	Oslo	NOR	100		0.1	—	c
OOO “Linde Gas Helium Rus”	Moscow	RUS	100	100	—	—	c
ZAO “LH GermaneLabs Rus”	Moscow	RUS	51	51	—	—	c
Linde Technické Plyny spol. s r.o.	Bratislava	SVK	100		0.1	—	c
Nynäshamns Gasterminal AB	Lidingö	SWE	100		—	—	c
Asia/Pacific
BOC SOLUTIONS PTY LIMITED	North Ryde	AUS	100		—	—	c
ELGAS SUPERANNUATION PTY. LTD.	North Ryde	AUS	100		—	—	c
BANGLADESH OXYGEN LIMITED	Dhaka	BGD	100		—	—	c, d
BOC Bangladesh Limited	Dhaka	BGD	100		—	—	c, d
Guangzhou GNIG Industrial Gases Company Limited	Guangzhou	CHN	60		—	—	c
Guangzhou Linde GISE Gases Company Limited	Guangzhou	CHN	50		0.2	—	c
BOC NOUVELLE-CALEDONIE SAS	Nouméa	NCL	100		—	—	c
BOC PAKISTAN (PVT.) LIMITED	Karachi	PAK	100		—	—	c, d
CIGI PROPERTIES, INC.	Mandaluyong City	PHL	100		—	—	c
DAVAO OXYGEN CORPORATION	Mandaue City	PHL	100		0.5	—	c, d, e
LIEN XIANG ENERGY CORPORATION LIMITED	Tainan	TWN	50		0.8	—	c
LUCK STREAM Co., Ltd.	Kaohsiung	TWN	100	100	2.2	0.1	c
Americas
177470 CANADA INC.	Mississauga	CAN	100		0.9	—	c
177472 CANADA INC.	Mississauga	CAN	100		2.4	—	c
44001 ONTARIO LIMITED	Mississauga	CAN	100		1.1	—	c

F.3-315

137 NON-CONSOLIDATED SUBSIDIARIES

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Engineering Division
Cryostar do Brasil Equipamentos Rotativos & Criogenicos Ltda.	São Paulo	BRA	100	90	2.2	–1.4	c
Linde Engenharia Do Brasil Ltda.	Barueri	BRA	100	90	1.0	—	c
Linde Engineering Korea Ltd.	Seoul	KOR	100	100	1.1	0.2	c
LINDE SAUDI ARABIA LLC	Jubail	SAU	65	65	–0.6	–1.1	c
Linde Engineering Taiwan Ltd.	Taipei	TWN	100		0.8	0.1	c
Other Activities
Linde Australia Holdings Pty Limited	North Ryde	AUS	100	100	—	—	c
CRIOSBANC FRANCE S.A.R.L.	Trappes	FRA	100		—	—	c
Hong Kong Oxygen & Acetylene Company Limited	Kowloon	HKG	100		0.7	—	c
GLPS TRUSTEES LIMITED	Guildford	GBR	100		—	—	c
AIRCO PROPERTIES INC	Wilmington	USA	100		N/A	N/A
SELOX, INC	Nashville	USA	100		N/A	N/A

138 OTHER INVESTMENTS (NOT CONSOLIDATED)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
Gases Division
EMEA
Linde Vítkovice a.s.	Ostrava	CZE	50		9.3	–0.4	c, d
TKD TrockenEis und Kohlensäure Distribution GmbH	Fraunberg	DEU	50	50	0.4	0.1	c, d
AGA Føroyar Sp/f	Tórshavn	DNK	50		0.2	0.2	c, d
AGA HiQ Center Aps	Hillerød	DNK	50		0.4	—	c, d
Carburo del Cinca S.A.	Monzón	ESP	20		6.7	0.3	c, d
Oxígeno de Andalucia, S.L.	San Roque	ESP	49		0.1	—	b, c, d
QUÍMICA BÁSICA, S.A.	Barcelona	ESP	33		1.4	—	b, c, d
NAMGAS (PTY) LIMITED	Windhoek	NAM	44		—	—	c
Fuel Cell Boat B.V.	Amsterdam	NLD	20		—	—	c
TASCO ESTATES LIMITED	Dar es Salaam	TZA	20		N/A	N/A
INDUSTRIAL GAS DISTRIBUTOR HOLDINGS (PTY) LIMITED	Johannesburg	ZAF	26		—	—
Asia/Pacific
Guangzhou GNC Carbon Dioxide Company Ltd.	Guangzhou	CHN	50		—	—	b, c
HON CHEN Enterprise Co., Ltd.	Kaohsiung	TWN	50		0.7	—	c
SUN HSIN LPG COMPANY LIMITED	Yunlin	TWN	50		0.5	0.2	c
Americas
HERA, HYDROGEN STORAGE SYSTEMS INC	Longueuil	CAN	20		—	—
TOMOE TRANSTECH SPECIALTY	Singapore	SGP	25		2.8	0.3	b, c,

F.3-316

138 OTHER INVESTMENTS (NOT CONSOLIDATED)

	Registered office	Country	Participating interest	Thereof Linde AG	Equity	Profit/loss for the year	Note
			in percent	in percent	in EUR m	in EUR m
GASES PTE LTD							d
Other Activities
“Caravell” Kühlgerätevertriebs GmbH	Ratingen	DEU	50	50	—	—	b
InfraLeuna GmbH	Leuna	DEU	25	25	340.2	3.6	c, d

Key:

a	Profit and loss transfer agreement.
b	Joint venture
c	Local GAAP.
d	Figures from financial years prior to 2015.
e	Financial year differs from the calendar year due to local circumstances.
f	Consolidation method differs from percentage of shares held due to de facto control or a contractual agreement.
g	The distribution of dividend for 2008 is subject to foreign exchange restrictions.
h	No preparation of individual financial statements under commercial law.
i	Distribution of dividend is subject to the approval of non-controlling interests.

N/A = No financial data available.

F.3-317

[42] Events after the balance sheet date

With effect from 31 January 2016, Linde acquired 100 percent of the shares of the US company American HomePatient Inc. This company specialises in respiratory therapy for patients suffering from COPD (chronic obstructive pulmonary disease). In the 2014 financial year, American HomePatient generated revenue of around EUR 260 m with a good 2,700 employees. Linde intends to use the acquisition to expand its position in the healthcare services sector and to generate further synergy potential with the existing Lincare business. The purchase price was USD 225 m before purchase price adjustments. Since the acquisition date is so close to the balance sheet date, no further conclusive information is available.

Moreover, effective 17 February 2016 Linde sold 40.1 percent of its shares in Linde-Huayi (Chongqing) Gases Co., Ltd, which is held in the Asia/Pacific segment, to the minority shareholder, thus handing over its majority stake in the company within the meaning of IFRS 10. After the sale Linde still holds a stake of 19.9 percent and continues to have significant influence within the meaning of IAS 28. The sale of the shares had still been subject to the approval of the People’s Republic of China’s Ministry of Commerce (MOFCOM). The approval was granted on 17 February 2016. The sale mainly comprises the deconsolidation of hydrogen plants and associated financial liabilities.

No other significant events occurred for the consolidated financial statements of Linde Group between the balance sheet date and 19 February 2016.

On 19 February 2016, the Executive Board of Linde AG released the consolidated financial statements for submission to the Supervisory Board. It is the responsibility of the Supervisory Board to examine the consolidated financial statements and to state whether it approves them. The Group financial statements, the statutory financial statements of Linde AG and the annual report are published on 10 March 2016 after they have been approved at the Supervisory Board meeting on 9 March 2016.

MUNICH, 19 FEBRUARY 2016

DR WOLFGANG BÜCHELE

[CHIEF EXECUTIVE OFFICER]

THOMAS BLADES

[MEMBER OF THE EXECUTIVE BOARD]

DR CHRISTIAN BRUCH

[MEMBER OF THE EXECUTIVE BOARD]

GEORG DENOKE

[MEMBER OF THE EXECUTIVE BOARD]

BERND EULITZ

[MEMBER OF THE EXECUTIVE BOARD]

SANJIV LAMBA

[MEMBER OF THE EXECUTIVE BOARD]

F.3-318

[The following independent auditor’s report, prepared in accordance with Section 322 HGB (Handelsgesetzbuch: German Commercial Code), refers to the complete consolidated financial statements of Linde Aktiengesellschaft, comprising the group statement of profit or loss, group statement of comprehensive income, group statement of financial position, group statement of cash flows, statement of changes in group equity and notes to the consolidated financial statements, together with the group management report of Linde Aktiengesellschaft for the financial year from January 1, 2016 to December 31, 2016. The group management report is not included in this prospectus. The following independent auditor‘s report and the consolidated financial statements above are both translations of the respective German-language documents.]

INDEPENDENT AUDITORS’ REPORT

To Linde Aktiengesellschaft

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Linde Aktiengesellschaft, Munich, and its subsidiaries, which comprise the group statement of financial position, group statement of profit and loss, statement of comprehensive income, statement of changes in group equity, group statement of cash flows and notes to the group financial statements for the business year from 1 January to 31 December 2015.

Management’s Responsibility for the Consolidated Financial Statements

The management of Linde Aktiengesellschaft is responsible for the preparation of these consolidated financial statements. This responsibility includes preparing these consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the EU, and the supplementary requirements of German law pursuant to § 315a Abs. 1 HGB (Handelsgesetzbuch: German Commercial Code), to give a true and fair view of the net assets, financial position and results of operations of the group in accordance with these requirements. The company’s management is also responsible for the internal controls that management determines are necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with § 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer (IDW) as well as in supplementary compliance with International Standards on Auditing (ISA). Accordingly, we are required to comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing audit procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The selection of audit procedures depends on the auditor’s professional judgment. This includes the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In assessing those risks, the auditor considers the internal control system relevant to the entity’s preparation of the consolidated financial statements that give a true and fair view. The aim of this is to plan and perform audit procedures that are appropriate in the given circumstances, but not for the purpose of expressing an opinion on the effectiveness of the group’s internal control system. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

Pursuant to § 322 Abs. 3 Satz 1 HGB, we state that our audit of the consolidated financial statements has not led to any reservations.

In our opinion, based on the findings of our audit, the consolidated financial statements comply in all material respects with IFRSs as adopted by the EU and the supplementary requirements of German commercial law pursuant to § 315a Abs. 1 HGB and give a true and fair view of the net assets and financial position of the Group as at 31 December 2015 as well as the results of operations for the business year then ended, in accordance with these requirements.

Report on the Combined Management Report

We have audited the accompanying group management report of Linde Aktiengesellschaft, which is combined with the management report of the company for the business year from 1 January to 31 December 2015. The management of Linde Aktiengesellschaft is responsible for the preparation of this combined management report in compliance with the applicable requirements of German commercial law pursuant to § 315a Abs. 1 HGB (German Commercial Code). We conducted our audit in accordance with § 317 Abs. 2 HGB and German generally accepted standards for the audit of the combined management report promulgated by the Institut der Wirtschaftsprüfer [Institute of Public Auditors in Germany] (IDW). Accordingly, we are required to plan and perform the audit of the combined management report to obtain reasonable assurance about whether the combined management report is consistent with the consolidated financial statements and the audit findings, and as a whole provides a suitable view of the Group’s position and suitably presents the opportunities and risks of future development.

Pursuant to § 322 Abs. 3 Satz 1 HGB, we state that our audit of the combined management report has not led to any reservations.

F.3-319

In our opinion, based on the findings of our audit of the consolidated financial statements and combined management report, the combined management report is consistent with the consolidated financial statements, and as a whole provides a suitable view of the Group’s position and suitably presents the opportunities and risks of future development.

MUNICH, 19 FEBRUARY 2016

KPMG AG

WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT

[ORIGINAL GERMAN VERSION SIGNED BY:]

BECKER

WIRTSCHAFTSPRÜFER

[GERMAN PUBLIC AUDITOR]

V. HEYNITZ

WIRTSCHAFTSPRÜFER

[GERMAN PUBLIC AUDITOR]

F.3-320

SCHEDULE I

REPORT ON THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION

The Directors

Linde plc

Ten Earlsfort Terrace

Dublin 2

Ireland

24 October 2018

Dear Sirs

Linde plc (the “Company”)

We report on the pro forma financial information (the “Pro Forma Financial Information”) set out in Part VIII of the Company’s prospectus dated 24 October 2018 (the “Prospectus”) which has been prepared on the basis described in the notes to the Pro Forma Financial Information, for illustrative purposes only, to provide information about how the proposed transaction might have affected the financial information presented on the basis of the accounting policies adopted by the Company in preparing its financial statements for the period ended 31 December 2017. This report is required by item 7 of Annex II to the Commission Regulation (EC) No. 809/2004 (the “Prospectus Regulation”) and is given for the purpose of complying with that item and for no other purpose.

Responsibilities

It is the responsibility of the directors of the Company to prepare the Pro Forma Financial Information in accordance with Annex II of the Prospectus Regulation.

It is our responsibility to form an opinion, as required by item 7 of Annex II to the Prospectus Regulation as to the proper compilation of the Pro Forma Financial Information and to report our opinion to you.

In providing this opinion we are not updating or refreshing any reports or opinions previously made by us on any financial information used in the compilation of the Pro Forma Financial Information, nor do we accept responsibility for such reports or opinions beyond that owed to those to whom those reports or opinions were addressed by us at the dates of their issue.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed and for any responsibility arising under item 2(2)(f) of Schedule 1 of the Prospectus (Directive 2003/71/EC) Regulations 2005 (S.I. No. 324 of 2005) to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with item 23.1 of Annex I to the Prospectus Regulation, consenting to its inclusion in the Prospectus.

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom and published by the Institute of Chartered Accountants in Ireland. The work that we performed for the purpose of making this report, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the Pro Forma Financial Information with the directors of the Company.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Pro Forma Financial Information has been properly compiled on the basis stated and that such basis is consistent with the accounting policies of the Company.

Our work has not been carried out in accordance with auditing standards or other standards and practices generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion:

a)	the Pro Forma Financial Information has been properly compiled on the basis stated; and

b)	such basis is consistent with the accounting policies of the Company.

Declaration

For the purposes of item 2(2)(f) of Schedule 1 of the Prospectus (Directive 2003/71/EC) Regulations 2005 (S.I. No. 324 of 2005), we are responsible for this report as part of the Prospectus and we declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus in compliance with item 1.2 of Annex I to the Prospectus Regulation.

Yours faithfully

PricewaterhouseCoopers

Chartered Accountants

SCHEDULE II

GERMAN TRANSLATION OF THE SUMMARY OF THE PROSPECTUS

ZUSAMMENFASSUNG DES PROSPEKTS

Zusammenfassungen bestehen aus geforderten Angaben, die als „Punkte“ bezeichnet sind. Diese Punkte sind in den Abschnitten A – E (A.1 – E.7) fortlaufend nummeriert.

Diese Zusammenfassung enthält alle Punkte, die für die vorliegende Art von Wertpapier und Emittent in eine Zusammenfassung aufzunehmen sind. Da einige Punkte nicht behandelt werden müssen, können in der Nummerierungsreihenfolge Lücken auftreten.

Selbst wenn ein Punkt wegen der Art des Wertpapiers und des Emittenten in die Zusammenfassung aufgenommen werden muss, ist es möglich, dass in Bezug auf diesen Punkt keine relevanten Informationen gegeben werden können. In solchen Fällen enthält die Zusammenfassung eine kurze Beschreibung des Punkts mit dem Hinweis „Entfällt“.

Abschnitt A — Einleitung und Warnhinweise

A.1	Warnhinweise.

Diese Zusammenfassung sollte als Einführung zu diesem Prospekt verstanden werden. Jede Entscheidung über eine Anlage in Aktien der Linde plc sollte auf die Prüfung des gesamten Prospekts gestützt werden.

Für den Fall, dass vor einem Gericht Ansprüche aufgrund der in diesem Prospekt enthaltenen Informationen geltend gemacht werden, könnte der als Kläger auftretende Anleger in Anwendung der einzelstaatlichen Rechtsvorschriften der Staaten des Europäischen Wirtschaftsraums die Kosten für die Übersetzung des Prospekts vor Prozessbeginn zu tragen haben.

Eine zivilrechtliche Haftung besteht nur für diejenigen Personen, die diese Zusammenfassung einschließlich etwaiger Übersetzungen hiervon vorgelegt haben, jedoch nur für den Fall, dass die Zusammenfassung irreführend, unrichtig oder widersprüchlich ist, wenn sie zusammen mit den anderen Teilen dieses Prospekts gelesen wird oder sie, wenn sie zusammen mit den anderen Teilen des Prospekts gelesen wird, nicht die erforderlichen Schlüsselinformationen vermittelt, die für Investoren bei der Entscheidung über eine Investition in die Wertpapiere erforderlich sind.

A.2	Angabe über spätere Verwendung des Prospekts.	Entfällt. Linde plc hat keine Zustimmung zur Verwendung dieses Prospekts für spätere Weiterverkäufe oder Platzierungen der Wertpapiere durch Finanzintermediäre gegeben. Linde plc beauftragt im Zusammenhang mit diesem Prospekt keine Finanzintermediäre für spätere Weiterverkäufe oder Platzierungen der Wertpapiere.

Abschnitt B — Emittent

B.1	Juristische und kommerzielle Bezeichnung.	Die juristische Bezeichnung des Emittenten lautet „Linde Public Limited Company“. Zum Zeitpunkt der Veröffentlichung dieses Prospekts verwendet die Linde plc keine von ihrer juristischen Bezeichnung abweichende kommerzielle Bezeichnung.

B.2	Sitz und Rechtsform des Emittenten, geltendes Recht, Land der Gründung.	Linde plc ist eine nach irischem Recht gegründete Aktiengesellschaft (public limited company) mit satzungsmäßigem Sitz in Ten Earlsfort Terrace, Dublin 2, D02 T380, Irland, und Hauptverwaltungssitz in The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, Vereinigtes Königreich, die bei dem Irish Companies Registration Office unter der Nummer 602527 eingetragen ist. Linde plc ist auch im Vereinigten Königreich als eine ausländische Gesellschaft mit der Nummer FC034479 eingetragen und ihre UK-Niederlasung ist am Hauptort der Geschäftsleitung der Gesellschaft mit der Registrierungsnummer BR019569 eingetragen. Linde plc unterliegt derzeit und auch nach Vollzug des Unternehmenszusammenschlusses (wie unter B.3 definiert) irischem Recht einschließlich des Companies Act 2014.

Abschnitt B — Emittent

B.3	Derzeitige Geschäfts- und Haupttätigkeit sowie Hauptmärkte, auf denen der Emittent vertreten ist.

Linde plc

Linde plc wurde allein zu dem Zweck gegründet, den Unternehmenszusammenschluss durchzuführen. Dieser umfasst die Verschmelzung einer mittelbaren Tochtergesellschaft der Linde plc auf die Praxair, Inc. („Praxair, Inc.“, zusammen mit ihren Tochterunternehmen „Praxair“), bei der die Praxair, Inc. bestehen bleibt und ihrerseits zu einem mittelbaren hundertprozentigen Tochterunternehmen der Linde plc wird, (die „Verschmelzung“) sowie ein freiwilliges öffentliches Tauschangebot zum Erwerb jeder im Umlauf befindlichen Aktie an der Linde Aktiengesellschaft („Linde AG“, zusammen mit ihren Tochterunternehmen „The Linde Group“) („Linde AG-Aktien“) für 1,540 Stammaktien an der Linde plc („Linde plc-Aktien“), das die Linde plc am 15. August 2017 veröffentlichte (das „Tauschangebot“, und zusammen mit der Verschmelzung, der „Unternehmenszusammenschluss“). Bis heute hat die Linde plc keine wesentlichen Tätigkeiten aufgenommen, abgesehen von solchen im Zusammenhang mit ihrer Gründung und mit Angelegenheiten, die in der am 1. Juni 2017 geschlossenen und durch die erste Ergänzungsvereinbarung vom 10. August 2017 geänderten Vereinbarung über den Unternehmenszusammenschluss von und zwischen der Praxair, Inc., der Linde AG, der Linde plc, der Zamalight Holdco LLC (eine limited liability company nach dem Recht des US-Bundesstaates Delaware) („Zamalight Holdco“) und der Zamalight Subco, Inc. (eine Aktiengesellschaft (corporation) nach dem Recht von Delaware) („Merger Sub“) (in ihrer jeweils geltenden Fassung die „Grundsatzvereinbarung“) vorgesehen sind (einschließlich Garantien in Bezug auf Veräußerungen im Zusammenhang mit dem Unternehmenszusammenschluss).

Die Kombinierte Gruppe

Die kombinierte Gruppe aus Praxair, The Linde Group und der Linde plc Group (die „Kombinierte Gruppe“) wird infolge des Vollzugs des Unternehmenszusammenschlusses entstehen.

Linde plc ist der Auffassung, dass der Unternehmenszusammenschluss zwei global führende Unternehmen für Industriegase zusammenbringen und deren jeweilige bewährte Stärken bündeln wird. Linde plc glaubt, dass durch den Zusammenschluss die langjährige Expertise von The Linde Group im Technologiebereich mit Praxairs operativer Exzellenz kombiniert und damit ein Weltmarktführer geschaffen wird. Es wird erwartet, dass die kombinierte Gruppe eine starke Position in Schlüsselregionen und Endmärkten haben und damit ein diversifizierteres und ausgewogenes globales Portfolio schaffen wird.

Abschnitt B — Emittent

Praxair

Die Praxair, Inc., eine Aktiengesellschaft (corporation) nach dem Recht von Delaware, wurde 1907 gegründet und ist seit 1992 ein unabhängiges börsennotiertes Unternehmen. Praxair ist seiner Ansicht nach ein führendes Industriegaseunternehmen in Nord- und Südamerika und auf Basis des in 2017 erzielten Umsatzes eines der größten weltweit. Praxair ist ein wichtiger technologischer Innovator in der Industriegasebranche. Die Hauptprodukte von Praxair im Industriegasegeschäft sind atmosphärische Gase (Sauerstoff, Stickstoff, Argon und Edelgase) und Prozessgase (Kohlendioxid, Helium, Wasserstoff, Elektronikgase, Spezialgase und Acetylen). Praxair beliefert verschiedene Industriebranchen, unter anderem Gesundheitswesen, Erdölraffination, Herstellung von Waren, Lebensmittel, Karbonisierung von Getränken, Glasfasertechnik, Stahlerzeugung, Luft-und Raumfahrt, Chemikalien und Wasseraufbereitung. Außerdem entwirft, konstruiert und baut Praxair vorwiegend für den eigenen Bedarf Ausrüstung zur Industriegaseherstellung. Das Segment Oberflächentechnologien liefert verschleißfeste, hochtemperatur-und korrosionsbeständige Beschichtungen und Pulver.

Im Jahr 2017 erzielte Praxair ungefähr 57 % seiner Umsätze außerhalb der USA. Der Großteil der Umsätze und Erträge wird auf 12 geographischen Kernmärkten erzielt: den USA, Kanada, Mexiko, Brasilien, Spanien, Italien, Deutschland / Benelux, Skandinavien, China, Indien, Korea und Thailand.

The Linde Group

Die Linde AG wurde 1879 gegründet. The Linde Group ist ein weltweit tätiges Gase- und Engineering-Unternehmen und eines der größten weltweit (ausweislich des „Gas Report: Global Market 2017“, veröffentlicht von Gasworld Ltd., Cornwall, Vereinigtes Königreich, auf Basis der Marktanteile in 2016). The Linde Group bietet ein breites Spektrum an Druck- und Flüssiggasen sowie Chemikalien an und ist Partner verschiedenster Industrien. Gase von The Linde Group, wie z. B. Sauerstoff, Stickstoff, Wasserstoff, Helium und Spezialgase, kommen beispielsweise im Energiesektor, in der Stahlproduktion, in chemischen Prozessen, im Umweltschutz und bei der Schweißtechnik, aber auch in der Lebensmittelverarbeitung, Glasherstellung, Elektronikindustrie und im Gesundheitssektor zum Einsatz. Das Geschäft von The Linde Group umfasst auch den Verkauf von medizintechnischen, pharmazeutischen und sonstigen Produkten des Gesundheitswesens. Das Angebot der Linde Engineering Division umfasst insbesondere Technologie, Konstruktion, Beschaffung, Projektmanagement und Bau von Industrieanlagen. Anlagen von The Linde Group werden in verschiedensten Bereichen eingesetzt: in der petrochemischen und chemischen Industrie, in Raffinerien und Düngemittelfabriken, für die Gewinnung von Luftgasen, zur Erzeugung von Wasserstoff und Synthesegasen und zur Erdgasbehandlung.

Abschnitt B — Emittent

The Linde Group verfügt über zwei Divisionen, die Linde Gases Division und die Linde Engineering Division. Die größte Division von The Linde Group, die Linde Gases Division, ist in circa 100 Ländern aktiv, die sich auf drei geographische Geschäftsregionen aufteilen: EMEA (Europa, Naher Osten und Afrika), Asien/Pazifik sowie Amerika. Die Linde Engineering Division ist weltweit tätig und gehört zu den führenden Anlagebauern.

B.4a	Wichtigste jüngste Trends, die sich auf den Emittenten und die Branchen, in denen er tätig ist, auswirken.

Da die Weltwirtschaft weiter expandiert, wird erwartet, dass die Nachfrage an Metallen, raffinierten Mineralölerzeugnissen, Chemikalien, Industrieerzeugnissen und anderen Produkten weiter steigen wird, was wiederum erwarten lässt, dass die Nachfrage nach Industriegasen steigen wird. Darüber hinaus wird angenommen, dass künftiges Wachstum in der Industriegasebranche von der Expansion der Entwicklungsländer, dem anhaltenden Wachstum der Elektronikindustrie sowie vom Wachstum des Energiesektors angetrieben werden wird. Insbesondere wird erwartet, dass die Chancen, die mit der Ausweitung von Schiefergas und Erdöl in den USA einhergehen, weiterhin zu erheblichem Wachstum in der US-Golfküstenregion führen wird. Dies hat Kapitalinvestitionen in der Region gefördert und führt zum Ausbau von petrochemischen Herstellungskapazitäten. Schließlich wird erwartet, dass andere wesentliche Makro-Entwicklungen, einschließlich einer alternden Bevölkerung, des weiteren Ausbaus sauberer Energietechnologien, technologischer Innovationen und der Digitalisierung, einen positiven Einfluss auf die langfristige Nachfrage nach Industrie- und Medizingasen haben werden. Als Folge des Unternehmenszusammenschlusses wird erwartet, dass die Kombinierte Gruppe besser aufgestellt sein wird, um von diesen Möglichkeiten zu profitieren – begünstigt durch die größere globale Präsenz, breitgefächerte Anwendungstechniken und Fachkompetenz von Weltrang im Ingenieursbereich.

Zu weiteren jüngsten Trends mit Bezug auf die Geschäftsergebnisse von Praxair und The Linde Group, siehe Element B.7.

B.5	Beschreibung des Konzerns und der Stellung des Emittenten innerhalb dieses Konzerns.

Linde plc ist eine Aktiengesellschaft (public limited company), die nach irischem Recht ausschließlich zur Durchführung des Unternehmenszusammenschlusses gegründet wurde.

Nach Vollzug des Unternehmenszusammenschlusses wird die Linde plc die Obergesellschaft der Kombinierten Gruppe sein, die ihre Geschäftstätigkeit durch die Unternehmungen ihrer Tochterunternehmen Linde AG und Praxair, Inc. betreiben wird. Linde AG und Praxair, Inc. werden weiterhin jeweils Obergesellschaften von The Linde Group bzw. Praxair sein.

Abschnitt B — Emittent

B.6	Personen, die direkt oder indirekt (meldepflichtige) Eigenkapital- oder Stimmrechtsanteile am Emittenten haben oder eine Beherrschung über den Emittenten ausüben.	Einziger Aktionär der Linde plc zum letzten praktisch möglichen Zeitpunkt vor dem Datum dieses Prospekts, dem 22. Oktober 2018 (der „Letztmögliche Zeitpunkt“) ist die Enceladus Holding Limited, eine nach irischem Recht gegründete private company limited by shares mit Geschäftsanschrift in Ten Earlsfort Terrace, Dublin 2, D02 T380, Irland, („Enceladus“). Sie hält 25.000 A-Stammaktien (A ordinary shares) mit einem Nominalwert von je € 1,00 am Grundkapital von Linde plc. Enceladus wird von den irischen Rechtsberatern von Praxair gehalten.

Linde plc ist nicht bekannt, dass bei Wirksamwerden des Unternehmenszusammenschlusses an ihr ein direktes oder indirektes Beherrschungsverhältnis bestehen wird. Unter der Annahme, dass (i) unmittelbar nach Vollzug des Unternehmenszusammenschlusses sich infolge der Verschmelzung und der Annahme des Tauschangebots für etwa 92 % aller Linde AG-Aktien 558.147.436 Linde plc-Aktien im Umlauf befinden werden, (ii) die öffentlich gemeldeten Beteiligungen wirtschaftlicher Eigentümer an der Praxair, Inc. und der Linde AG (wie unten dargestellt) unverändert sind, und (iii) alle, von diesen wirtschaftlich Berechtigten gehaltenen Linde AG-Aktien im Rahmen des Tauschangebots eingereicht wurden, erwartet die Linde plc, dass die folgenden Personen unmittelbar nach Abschluss des Unternehmenszusammenschlusses zu mindestens 3 % wirtschaftlich Berechtigte an Linde plc-Aktien (jede Linde plc-Aktie gewährt eine Stimme in der Hauptversammlung) sein werden:

Name und Anschrift des wirtschaftlichen Eigentümers	Anzahl der Stammaktien*	Prozentualer Anteil
BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, Vereinigte Staaten	33.152.893	5,9%
Eric W. Mandelblatt, Soroban Capital GP LLC, 444 Madison Avenue, New York, New York 10022, Vereinigte Staaten	26.848.752	4,8%
The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, Vereinigte Staaten	21.606.823	3,9%
Capital World Investors, 333 S. Hope Street, Los Angeles, Kalifornien 90071, Vereinigte Staaten	20.061.192	3,6%

*	Beinhaltet Stimmrechte aus Derivaten.

Zum Letztmöglichen Zeitpunkt waren die im Folgenden Genannten die einzigen wirtschaftlichen Eigentümer mit einer Beteiligung von jeweils mehr als 5 % an den im Umlauf befindlichen Stammaktien der Praxair, Inc. (die „Praxair-Aktien“):

Name und Anschrift des wirtschaftlichen Eigentümers	Anzahl der Aktien im wirtschaftlichen Eigentum (a)	Prozentualer Anteil an den im Umlauf befindlichen Aktien (b)
The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, Vereinigte Staaten	21.606.823	7,5%
Capital World Investors, 333 S. Hope Street, Los Angeles, Kalifornien 90071, Vereinigte Staaten	20.061.192	7,0%
BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, Vereinigte Staaten	17.780.636	6,2%

(a)

Beteiligung zum 31. Dezember 2017, wie in den von The Vanguard Group („Vanguard“), Capital World Investors („Capital World“) und BlackRock, Inc. („BlackRock“) eingereichten SEC-Schedules 13G angegeben. Laut ihrem Schedule 13G verfügten Vanguard und bestimmte verbundene Unternehmen über das alleinige Stimmrecht an 407.094 Aktien, ein geteiltes Stimmrecht an 69.828 Aktien, geteilte Verfügungsmacht an 469.290 Aktien sowie alleinige Verfügungsmacht an 21.137.533 Aktien. Laut ihrem Schedule 13G verfügten Capital World und bestimmte verbundene Unternehmen über das alleinige Stimmrecht an 18.575.563 Aktien sowie alleinige Verfügungsmacht an allen gemeldeten Aktien. Laut ihrem Schedule 13G verfügten BlackRock und bestimmte verbundene Unternehmen über das alleinige Stimmrecht an 15.389.271 Aktien sowie alleinige Verfügungsmacht an 17.780.637 Aktien.

(b)	Auf Grundlage von insgesamt 287,575,784 Praxair-Aktien, die sich am 30. Juni 2018 im Umlauf befanden, mit Ausnahme von für Praxair, Inc. gehaltenen Aktien.

Abschnitt B — Emittent

In der folgenden Tabelle werden die jeweils mit mindestens 3 % an den Stimmrechten der Linde AG-Aktien wirtschaftlich Berechtigten gemäß §§ 33 ff. des deutschen Wertpapierhandelsgesetzes angegeben. Die folgenden Informationen wurden den Angaben entnommen, die die Linde AG auf der Internetseite http://www.the-linde-group.com/de/ unter der Rubrik Investor Relations/Linde Aktien/Stimmrechtsmitteilungen zum Letztmöglichen Zeitpunkt veröffentlicht hat:

Name und Adresse des unmittelbar/mittelbar wirtschaftlich Berechtigten	Anzahl der durch Aktien oder Instrumente gehaltenen Stimmrechte	Anteil der ausgegebenen Aktien
BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, Vereinigte Staaten	9.981.985	5,37%
Eric Mandelblatt, Soroban Capital GP LLC, 444 Madison Avenue, New York, New York 10022, Vereinigte Staaten	9.901.789	5,33%
Norges Bank, Finanzministerium, Königreich Norwegen, Bankplassen 2, P.O. Box 1179 Sentrum, NO 0107, Oslo, Norwegen	9.546.648	5,14%
Massachusetts Financial Services Company (MFS), 111 Huntington Avenue, Boston, Massachusetts, 02116, Vereinigte Staaten	9.240.255	4,98%

B.7	Ausgewählte wesentliche historische Finanzinformationen.

Linde plc

Die folgende Tabelle zeigt für die angegebenen Zeiträume bzw. Stichtage im Einklang mit IFRS dargestellte ausgewählte historische Linde plc-Konzernfinanzinformationen aus dem geprüften Konzern- und Einzelabschluss der Linde plc zum 31. Dezember 2017 und für den Zeitraum vom 18. April 2017 (dem Tag der Gründung der Linde plc) bis zum 31. Dezember 2017 sowie aus dem ungeprüften Konzernzwischenabschluss der Linde plc zum und für die zum 30. Juni 2018 endenden sechs Monate (einschließlich der Periode vom 18. April 2017 bis zum 30. Juni 2017):

Aus der Konzern-Gewinn- und Verlustrechnung und Gesamtergebnisrechnung
In $	1. Januar 2018 – 30. Juni 2018	18. April 2017 – 30. Juni 2017	18. April 2017 - 31. Dezember 2017
Sonstige Aufwendungen	$4.843.113	$462.640	$1.882.646

Betrieblicher Verlust	(4.843.113)	(462.640)	(1.882.646)
Verlust vor Steuern	(4.843.113)	(462.640)	(1.882.646)
Ertragsteuern	—	—	—

Periodenergebnis	(4.843.113)	(462.640)	(1.882.646)

Sonstiges Gesamtergebnis
Sonstiges Gesamtergebnis für die Periode, abzüglich Steuern	112.566	2.506	(42.828)

Gesamtergebnis für die Periode	$(4.730.547)	$(460.134)	$(1.925.474)

Verlust je Aktie – unverwässert und verwässert	$(193,72)	$(18,51)	$(75,31)
Gewichteter Durchschnitt im Umlauf befindlicher Aktien –unverwässert und verwässert	25.000	25.000	25.000

Abschnitt B — Emittent

Aus der Konzernbilanz
In $	30. Juni 2018	31. Dezember 2017
Aktiva
Kurzfristige Vermögenswerte
Zahlungsmittel und Zahlungsmitteläquivalente	$60.441	$84.862
Forderungen gegen Aktionäre	58.420	60.025
Sonstige Vermögenswerte	8.885.448	9.129.562

Summe Aktiva	$9.004.309	$9.274.449

Passiva
Kurzfristige Schulden
Rückstellungen	$2.632.774	$1.644.799
Gegenüber verbundenen Unternehmen fällige Forderungen	12.973.902	9.501.470

Summe Verbindlichkeiten	$15.606.676	$11.146.269

Eigenkapital und Rücklagen
Grundkapital (A-Stammaktien je €1.00, genehmigte und ausgegebene Aktien – 25.000 Aktien)	$26.827	$26.827
Aktienagio	26.827	26.827
Sonstige Rücklagen	69.738	(42.828)
Bilanzverlust	(6.725.759)	(1.882.646)

Summe Eigenkapital	(6.602.367)	(1.871.820)

Bilanzsumme	$9.004.309	$9.274.449

Bis heute hat die Linde plc keine wesentlichen Tätigkeiten aufgenommen, abgesehen von solchen im Zusammenhang mit ihrer Gründung und mit den in der Grundsatzvereinbarung (business combination agreement) vorgesehenen Angelegenheiten (einschließlich Garantien in Bezug auf Veräußerungen im Zusammenhang mit dem Unternehmenszusammenschluss). Entsprechend gab es, soweit nicht im Folgenden ausgeführt, keine wesentlichen Veränderungen in der Finanzlage oder der Handelsposition der Linde plc Group während der zum 30. Juni 2018 endenden sechs Monate oder seit dem 30. Juni 2018.

Am 5. Juli 2018 schloss Praxair, Inc. das Praxair Europa-SPA, und am 16. Juli 2018 schloss Linde AG das Amerikas-SPA (das am 22. September 2018 und am 19. Oktober 2018 ergänzt wurde), die jeweils weiter unten genauer beschrieben sind. Im Rahmen dieser Verträge hat Linde plc jeweils eine selbständige Garantie für die vollständige, ordnungsgemäße und rechtzeitige Erfüllung und Beachtung aller vertraglichen Verbindlichkeiten von Praxair und der Linde AG mit Wirkung ab dem Vollzug des Unternehmenszusammenschlusses abgegeben.

Abschnitt B — Emittent

Im Verlauf des Kartellfreigabeverfahrens in den USA haben die Linde plc, Praxair, Inc. und die Linde AG eine Vereinbarung mit der US-Wettbewerbsbehörde (U.S. Federal Trade Commission) mit Datum vom 1. Oktober 2018 geschlossen, die die Abverkäufe unter dem Amerikas-SPA erfasst und bestimmte zusätzliche Veräußerungszusagen in den USA vorsieht (die „Konsensvereinbarung“). Unter der Konsensvereinbarung sind die Linde plc, Praxair, Inc. und die Linde AG verpflichtet, (i) die Geschäfte von The Linde Group und Praxair als unabhängige, fortlaufende, wirtschaftlich rentable und im Wettbewerb stehende Geschäfte zu führen, die separat und getrennt von den Geschäften des jeweils anderen geführt werden, (ii) keinerlei Geschäftsaktivitäten von The Linde Group und Praxair zu koordinieren, einschließlich der Vermarktung oder des Verkaufs von Produkten, und (iii) getrennte Finanzbücher, Handelsbücher und Aufzeichnungen zur laufenden Berichterstattung in Übereinstimmung mit den bisherigen Praktiken, den Vermögenswerten, Verbindlichkeiten, Aufwendungen, Umsätzen und Erträgen jedes einzelnen beizubehalten (die „Hold Separate-Anordnung“). Diese Hold Separate-Anordnung findet weltweit Anwendung und wird erst mit Vollzug bestimmter Abverkäufe ihre Gültigkeit verlieren.

Am 26. Mai 2017 hat Linde plc die Zamalight Holdco, eine Gesellschaft mit beschränkter Haftung (limited liability company) nach dem Recht des US-Bundesstaates Delaware, gegründet. Am 26. Juli 2017 hat Linde plc die Linde Holding GmbH, eine deutsche Gesellschaft mit beschränkter Haftung (GmbH), („Linde Holding GmbH“) gegründet, die ihrerseits am 28. Juli 2017 die Linde Intermediate Holding AG, eine deutsche Aktiengesellschaft (AG), („Linde Intermediate Holding AG“) gegründet hat. Am 15. August 2017 hat Linde plc das Tauschangebot veröffentlicht, das zum Ablauf der vorgeschriebenen weiteren Annahmefrist am 24. November 2017 für etwa 92 % des Grundkapitals der Linde AG angenommen wurde.

Praxair

Die folgenden Tabellen zeigen im Einklang mit US-GAAP dargestellte ausgewählte historische Praxair-Konzernfinanzinformationen zum Ablauf der und für die angegebenen Zeiträume. Diese sind, sofern sie als geprüft gekennzeichnet sind, Praxairs geprüftem Konzernabschluss entnommen, und sofern sie als ungeprüft gekennzeichnet sind, entweder (i) aus Praxairs geprüftem Konzernabschluss abgeleitet oder (ii) aus Praxairs ungeprüftem Konzernzwischenabschluss entnommen oder daraus abgeleitet. Historische operative Ergebnisse stellen nicht notwendigerweise eine Indikation für operative Ergebnisse zukünftiger Zeiträume dar.

Abschnitt B — Emittent

Aus der Konzern-Gewinn- und Verlustrechnung und -Eigenkapitalveränderungsrechnung
	Sechs Monate zum 30. Juni
in Mio. $ (außer Angaben je Aktie)	2018 (a)	2017 (a)	2017 (b)	2016 (b)	2015 (b)
	(ungeprüft)		(geprüft, soweit nicht anders angegeben)*
Umsatz	$6.060	$5.562	$11.437	$10.534	$10.776
Umsatzkosten, ohne Abschreibungen	3.400	3.148	6.455	5.860	5.960
Vertriebs-, und allgemeine Verwaltungskosten	617	595	1.207	1.145	1.152
Abschreibungen	622	579	1.184	1.122	1.106
Forschungs- und Entwicklungsaufwand	48	46	93	92	93
Transaktionskosten und sonstige Aufwendungen	43	21	54	100	172
Sonstige Erträge (Aufwand) – netto	12	—	4	23	28

Betriebsgewinn	1.342	1.143	2.448	2.238	2.321
Zinsaufwendungen — netto	90	79	161	190	161
Nettoaufwand (-Ertrag) für Pensionen und Ruhestandsleistungen (OPEB), ohne Aufwand für Dienstleistungen**	4	(13)	—	—	—

Ergebnis vor Ertragsteuern und Beteiligungen (at equity)	1.248	1.107	2.287	2.048	2.160
Ertragsteuern	306	306	1.026	551	612

Ergebnis vor Beteiligungen (at equity)	942	801	1.261	1.497	1.548
Ergebnis aus Beteiligungen (at equity)	29	23	47	41	43

Nettoergebnis (einschließlich nicht beherrschende Anteile)	971	824	1.308	1.538	1.591
Nicht beherrschende Anteile	(29)	(29)	(61)	(38)	(44)

Nettoergebnis — Praxair, Inc.	$942	$795	$1.247	$1.500	$1.547

Angaben je Aktie – Aktionäre der Praxair, Inc.
Unverwässertes Ergebnis je Aktie	$3,27	$2,78	$4,36	$5,25	$5,39
Verwässertes Ergebnis je Aktie	$3,24	$2,76	$4,32	$5,21	$5,35
Bardividende je Aktie	$1,65	$1,575	$3,15	$3,00	$2,86
Gewichteter Durchschnitt ausstehender Aktien (Tsd.)
Ausstehende Aktien (unverwässert)	287.654	285.799	286.261	285.677	287.005
Ausstehende Aktien (verwässert)	290.926	288.067	289.114	287.757	289.055

*	Praxairs geprüftem Konzernabschluss zum 31. Dezember 2017, 2016 und 2015 sowie für die zum 31. Dezember 2017, 2016 und 2015 endenden Geschäftsjahre entnommen.
**

Ungeprüft. Im Einklang mit Accounting Standards Codification Update 2017-6 „Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost“ wird Nettoaufwand (-Ertrag) für Pensionen und Ruhestandsleistungen (OPEB), ohne Aufwand für Dienstleistungen ab dem 1. Januar 2018 nicht mehr als Teil des Betriebsgewinns ausgewiesen, sondern ist als separater Posten dargestellt. Für die zum 31. Dezember 2017, 2016 und 2015 endenden Geschäftsjahr sind diese Kosten in der Berechnung des Betriebsgewinns enthalten.

Bilanz- und andere Informationen sowie Verhältnisse
In Mio. $	30. Juni 2018**	31. Dezember 2017*	31. Dezember 2016*	31. Dezember 2015*
Bilanzsumme	$19.836	$20.436	$19.332	$18.319
Gesamtschulden	$8.458	$9.000	$9.515	$9.231
Anzahl ausstehender Aktien (Tsd.)	287.576	286.777	284.901	284.879
Anzahl Mitarbeiter**	26.658	26.461	26.498	26.657

*	Praxairs geprüftem Konzernabschluss zum 31. Dezember 2017, 2016 und 2015 sowie für die zum 31. Dezember 2017, 2016 und 2015 endenden Geschäftsjahre entnommen.
**	Ungeprüft.

	Sechs Monate zum 30. Juni
In Mio. $	2018	2017	2017	2016	2015
	(ungeprüft)		(geprüft, soweit nicht anders angegeben)*
Nettomittelzufluss aus betrieblicher Tätigkeit	$1.478	$1.411	$3.041	$2.773	$2.695
Nettomittelabflüsse aus Investitionstätigkeit	$(607)	$(637)	$(1.314)	$(1.770)	$(1.303)
Nettomittelabflüsse aus Finanzierungstätigkeit	$(945)	$(780)	$(1.656)	$(643)	$(1.310)
EBITDA(c)	$1.993	$1.775	$3.679	$3.401	$3.470
Bereinigtes EBITDA(c)	$2.036	$1.796	$3.733	$3.501	$3.642
Investitionen	$676	$652	$1.311	$1.465	$1.541
Akquisitionen, abzüglich erworbener Zahlungsmittel	$—	$2	$33	$363	$82

*	Praxairs geprüftem Konzernabschluss zum 31. Dezember 2017, 2016 und 2015 sowie für die zum 31. Dezember 2017, 2016 und 2015 endenden Geschäftsjahre entnommen.
(a)

Beträge für die zum 30. Juni 2018 endenden sechs Monate beinhalten $ 43 Mio. ($ 39 Mio. nach Steuern und nicht beherrschenden Anteilen bzw. $ 0,13 je verwässerter Aktie) Transaktionskosten und sonstige Aufwendungen vorwiegend in Verbindung mit dem beabsichtigten Unternehmenszusammenschluss; Beträge für die zum 30. Juni 2017 endenden sechs Monate beinhalten $ 21 Mio. ($ 21 Mio. nach Steuern bzw. $ 0,07 je verwässerter Aktie) Transaktionskosten in Verbindung mit dem beabsichtigten Unternehmenszusammenschluss.

Abschnitt B — Emittent
(b)

Beträge für 2017 beinhalten: (i) $ 52 Mio. Transaktionskosten in Verbindung mit dem möglichen Zusammenschluss ($ 48 Mio. nach Steuern bzw. $ 0,17 je verwässerter Aktie), (ii) Kosten für die Abgeltung von Pensionsansprüchen von $ 2 Mio. ($ 1 nach Steuern) in Verbindung mit Einmalzahlungen aus einem internationalen Pensionsplan, und (iii) Netto-Ertragsteueraufwand von $ 394 Mio. ($ 1,36 je verwässerter Aktie) aufgrund des U.S. Tax Cuts and Jobs Act.

Beträge für 2016 beinhalten: (i) $ 16 Mio. Kosten für Zinsaufwendungen ($ 10 Mio. nach Steuern bzw. $ 0,04 je verwässerter Aktie) in Verbindung mit dem Rückkauf der im Jahr 2017 fälligen $ 325 Mio. 5,20 % Anleihe, (ii) Kosten für die Abgeltung von Pensionsansprüchen von $ 4 Mio. vor Steuern ($ 3 nach Steuern bzw. $ 0,01 je verwässerter Aktie) in Verbindung mit Einmalzahlungen aus dem U.S. supplemental pension plan, und (iii) Kosten von $ 96 Mio. vor Steuern ($ 63 nach Steuern bzw. $ 0,22 je verwässerter Aktie) hauptsächlich bezogen auf Kostensenkungsmaßnahmen.

Beträge für 2015 beinhalten: (i) Kosten von $ 165 Mio. vor Steuern ($ 125 Mio. nach Steuern bzw. $ 0,43 je verwässerter Aktie) in Verbindung mit dem Kostensenkungsprogramm und sonstigen Aufwendungen sowie (ii) Kosten von $ 7 Mio. vor Steuern ($ 5 Mio. nach Steuern bzw. $ 0,02 je verwässerter Aktie) in Verbindung mit der Abgeltung von Pensionsansprüchen.

(c)

Ungeprüft. Nicht-GAAP-Leistungskennzahl. EBITDA und bereinigtes EBITDA werden von Anlegern, Finanzanalysten und dem Management zur Beurteilung der Profitabilität verwendet. Die folgende Tabelle stellt für die angegebenen Zeiträume die Überleitung aus GAAP-Kennzahlen dar:

EBITDA und bereinigtes EBITDA	Sechs Monate zum 30. Juni
In Mio. $	2018	2017	2017	2016	2015
	(ungeprüft)		(geprüft, soweit nicht anders angegeben)*
Nettoergebnis – Praxair, Inc.	$942	$795	$1.247	$1.500	$1.547
Zuzüglich: nicht beherrschende Anteile	29	29	61	38	44

Zuzüglich: Zinsaufwendungen - netto	90	79	161	190	161

Zuzüglich: Nettoaufwand (-Ertrag) für Pensionen und Ruhestandsleistungen (OPEB), ohne Aufwand für Dienstleistungen**	4	(13)	—	—	—
Zuzüglich: Ertragsteuern	306	306	1.026	551	612
Zuzüglich: Abschreibungen	622	579	1.184	1.122	1.106

EBITDA (ungeprüft)	$1.993	$1.75	$3.679	$3.401	$3.470
Zuzüglich: Transaktionskosten und sonstige Aufwendungen	43	21	54	100	172

Bereinigtes EBITDA (ungeprüft)	$2.036	$1.796	$3.733	$3.501	$3.642

*	Praxairs geprüftem Konzernabschluss zum 31. Dezember 2017, 2016 und 2015 sowie für die zum 31. Dezember 2017, 2016 und 2015 endenden Geschäftsjahre entnommen.
**

Ungeprüft. Aufgrund einer Änderung der US-GAAP wird Nettoaufwand (-Ertrag) für Pensionen und Ruhestandsleistungen (OPEB), ohne Aufwand für Dienstleistungen ab dem 1. Januar 2018 nicht mehr als Teil des Betriebsgewinns ausgewiesen, sondern ist als separater Posten dargestellt. Für die zum 31. Dezember 2017, 2016 und 2015 endenden Geschäftsjahr sind diese Kosten in der Berechnung des Betriebsgewinns enthalten.

Abschnitt B — Emittent

Entwicklung seit dem 30. Juni 2018

Am 5. Juli 2018 hat Praxair, Inc. einen Kaufvertrag über den Verkauf der Mehrheit ihres Europageschäfts an Taiyo Nippon Sanso Corporation, ein mit der Mitsubishi Chemical Holdings Corporation verbundenes Unternehmen (das „Praxair Europa-SPA”), unterzeichnet. Das Praxair Europe-SPA wurde als Teil der Verpflichtungsangebote in Verbindung mit der fusionskontrollrechtlichen Prüfung des Unternehmenszusammenschlusses durch die Europäische Kommission geschlossen. Die zu verkaufenden Vermögenswerte enthalten Praxairs Industriegasegeschäfte in Belgien, Dänemark, Deutschland, Frankreich, Irland, Italien, den Niederlanden, Norwegen, Portugal, Schweden, Spanien und dem Vereinigten Königreich mit rund 2.500 Arbeitnehmern. Die Geschäfte generierten im Jahr 2017 einen Jahresumsatz von rund € 1,3 Mrd. Der Kaufpreis für diese Transaktion beläuft sich auf eine Geldzahlung von € 5,0 Mrd. und unterliegt üblichen Anpassungen bei Vollzug des Verkaufs. Im Rahmen des Praxair Europa-SPA hat Linde plc für den Zeitpunkt des Vollzugs des Unternehmenszusammenschlusses eine selbständige Garantie abgegeben für die vollständige, ordnungsgemäße und rechtzeitige Erfüllung und Beachtung aller Verbindlichkeiten der Praxair, Inc. und deren lokaler Tochtergesellschaften, die Anteile an den Unternehmen halten, welche die zu verkaufenden Geschäfte betreiben. Das Praxair Europa-SPA steht unter der Bedingung des erfolgreichen Vollzugs des Unternehmenszusammenschlusses und anderer regulatorischer Genehmigungen.

Nach Vollzug des Praxair Europa-SPA und dem Vollzug eines weiteren Vertrags vom 5. Dezember 2017 (dem „SIAD-SPA“), im Rahmen dessen Praxair sich u.a. verpflichtet hat, seine Beteiligung an seinem italienischen Joint Venture Società Italiana Acetilene e Derivati S.p.A. (“SIAD”) an seinen Joint-Venture-Partner Flow Fin S.p.A. (“Flow Fin”) im Tausch gegen dessen Beteiligung an einem weiteren italienischen Joint Venture, Rivoira S.p.A., sowie eine Nettokaufpreiszahlung in Höhe von ca. € 90 Mio. von Praxair an Flow Fin, u.a. unter der Bedingung des erfolgreichen Vollzugs des Unternehmenszusammenschlusses, zu verkaufen, werden bei Praxair kleinere Aktivitäten in Europa außerhalb des Industriegasegeschäfts, hauptsächlich im Bereich Beschichtungen, verbleiben.

Im Verlauf des Kartellfreigabeverfahrens in den USA haben die Linde plc, Praxair, Inc. und die Linde AG die oben dargestellte Konsensvereinbarung geschlossen.

Zum 30. Juni 2018 und 2017 endende sechs Monate

In den zum 30. Juni 2018 endenden sechs Monaten betrug Praxairs Umsatz $ 6.060 Mio. und lag damit 9% über dem Vorjahreszeitraum. Der Anstieg beruhte auf größeren Volumina in Nordamerika und Asien einschließlich der Aufnahme neuer Projekte. Der ausgewiesene Betriebsgewinn für die zum 30. Juni 2018 endenden sechs Monate von $ 1.342 Mio. (22 % des Umsatzes) lag 14% über den $ 1.173 Mio. des Vorjahreszeitraums. Der Betriebsgewinn berücksichtigt Transaktionskosten in Höhe von $ 43 Mio. in Zusammenhang mit dem beabsichtigten Unternehmenszusammenschluss mit The Linde Group. Ohne Berücksichtigung dieser Kosten betrug der bereinigte Betriebsgewinn $ 1.385 Mio. (23 % des Umsatzes) und lag damit 16% über dem Wert des entsprechenden Zeitraums 2017. Dieser Zuwachs beruhte auf größeren Volumina und höheren Preisen. Das verwässerte Ergebnis je Aktie betrug $ 3,24 und lag damit 17% über dem ausgewiesenen verwässerten Ergebnis je Aktie von $ 2,76 für die zum 30. Juni 2017 endenden sechs Monate.

Abschnitt B — Emittent

Geschäftsjahre 2017 und 2016

Praxair erzielte im Geschäftsjahr 2017 solide Ergebnisse und Wachstum in allen Endmärkten. Umsatzsteigerungen resultierten aus größeren Volumina und höheren Preisen. Verbesserte makroökonomische Bedingungen und die Aufnahme neuer Projekte trugen zu Wachstum in Nordamerika, Europa und Asien bei, während in Südamerika die Absatzzahlen stabil blieben. Hauptsächlich aufgrund des höheren Nettoergebnisses war der Cash Flow aus der betrieblichen Tätigkeit 10 % höher als im Jahr 2016.

•   Der Umsatz von $ 11.437 Mio. lag 9% über dem im Jahr 2016 erzielten Umsatz von $ 10.534 Mio. Ohne Berücksichtigung positiver Währungseffekte und höherer Kostenweitergaben lag der Umsatz aufgrund höherer Volumina in Nordamerika, Europa und Asien, einschließlich der Aufnahme neuer Projekte und positiver Preisentwicklungen, 6% über dem Vorjahresumsatz.

•   Der ausgewiesene Betriebsgewinn von $ 2.448 Mio. lag 9% über dem Jahr 2016. Steigerungen durch höhere Volumina und Preise wurden teilweise durch Kosteninflation ausgeglichen.

•   Das ausgewiesene Nettoergebnis – Praxair, Inc. von $ 1.247 Mio. und das verwässerte Ergebnis je Aktie von $ 4,32 gingen gegenüber $ 1.500 Mio. bzw. $ 5,21 im Jahr 2016 zurück.

•   Es wurde ein guter Cash Flow aus der betrieblichen Tätigkeit in Höhe von $ 3.041 Mio. bzw. 27 % des Umsatzes erzielt. Die Investitionen betrugen $ 1.311 Mio., gezahlte Dividenden beliefen sich auf $ 901 Mio., und es wurden Verbindlichkeiten in Höhe von $ 771 Mio. netto getilgt.

Geschäftsjahre 2016 und 2015

Praxair erzielte im Geschäftsjahr 2016 trotz fortgesetzter schwieriger globaler makroökonomischer Trends und ungünstiger Fremdwährungsentwicklungen solide Ergebnisse. Mengensteigerungen in den Endmärkten für Nahrungsmittel und Getränke sowie für Gesundheitswesen und aus der Inbetriebnahme neuer Projekte größtenteils in Asien, Europa und Südamerika standen geringere Mengen in Nord- und Südamerika gegenüber, hauptsächlich in den Endmärkten für Fertigung und up-stream Energie. Ohne Berücksichtigung der ungünstigen Fremdwährungsentwicklungen resultierten Umsatzsteigerungen aus insgesamt höheren Preisen und Akquisitionen. Der Cash Flow aus der betrieblichen Tätigkeit war trotz eines niedrigeren Nettoergebnisses aufgrund ungünstiger Fremdwährungs- und Basisvolumenentwicklungen 3 % höher als im Jahr 2015.

•   Der Umsatz von $ 10.534 Mio. lag 2 % unter dem 2015 erzielten Umsatz von $ 10.776 Mio. Ohne Berücksichtigung der negativen Währungseffekte, die den Umsatz um 3 % reduzierten, und die geringere Kostenweitergabe war der Umsatz bedingt durch positive Preisentwicklung, Inbetriebnahme neuer Projekte und Akquisitionen um 2 % höher als der Vorjahresumsatz. Diese Zunahmen wurden teilweise aufgewogen durch geringere Basisvolumina, vorwiegend in Nordamerika aufgrund schwächerer Up-stream-Energie- und Produktionsendmärkte.

Abschnitt B — Emittent

•   Der ausgewiesene Betriebsgewinn von $ 2.238 Mio. war 4 % geringer als 2015. Die positiven Effekte aus Inbetriebnahmen von Projekten, Akquisitionen abzüglich Veräußerungen von Unternehmen, höheren Preisen und Kostensenkungsprogrammen wurden durch die Auswirkung geringerer Basisvolumina mehr als aufgewogen.

•   Das ausgewiesene Nettoergebnis der Praxair, Inc. von $ 1.500 Mio. und das verwässerte Ergebnis je Aktie von $ 5,21 gingen gegenüber 2015 von $ 1.547 Mio. bzw. $ 5,35 zurück.

•   Es wurde ein guter Cash Flow aus der betrieblichen Tätigkeit in Höhe von $ 2.773 Mio. bzw. 26 % des Umsatzes erzielt. Die Investitionen betrugen $ 1.465 Mio. und die Akquisitionen abzüglich erworbener Zahlungsmittel $ 363 Mio., vor allem für Investitionen in Wachstum und Marktdurchdringung; die gezahlten Dividenden beliefen sich auf $ 856 Mio., und es wurden netto Käufe von Stammaktien in Höhe von $ 89 Mio. getätigt.

The Linde Group

Die folgenden Tabellen enthalten ausgewählte historische, konsolidierte Finanzangaben für The Linde Group gemäß den IFRS, wie sie von der Europäischen Union übernommen wurden, zum Ende und für den jeweils angegebenen Zeitraum. Diese sind, sofern sie als „geprüft“ gekennzeichnet sind, aus den geprüften Konzernabschlüssen von The Linde Group für die betreffenden Jahre entnommen, und, sofern sie als „ungeprüft“ gekennzeichnet sind, entweder (i) aus den geprüften Konzernabschlüssen von The Linde Group abgeleitet oder (ii) aus den ungeprüftem Konzernzwischenabschlüssen, den Buchführungsunterlagen oder der Managementberichterstattung von The Linde Group entnommen oder daraus abgeleitet. Die historischen Finanzkennzahlen geben nicht notwendigerweise Aufschluss über die Ertragslage in künftigen Zeiträumen. Es ist zu beachten, dass die in den geprüften Konzernabschlüssen von The Linde Group für das Geschäftsjahr zum 31. Dezember 2015 enthaltenen historischen konsolidierten Finanzangaben den Geschäftsbereich „Logistikbetrieb Gist“ (Gist logistics) als fortgeführte Aktivität ausweisen. Der Geschäftsbereich Gist (Gist logistics) wurde in den geprüften Konzernabschlüssen von The Linde Group für die Geschäftsjahre zum 31. Dezember 2016 und 2017 als zur Veräußerung vorgesehene langfristige Vermögenswerte und als nicht-fortgeführte Aktivitäten (IFRS 5) ausgewiesen. Zur besseren Vergleichbarkeit werden die historischen konsolidierten Finanzangaben für das Geschäftsjahr zum 31. Dezember 2015 auf Basis der entsprechend angepassten vergleichenden Zahlen aus dem Konzernabschluss von The Linde Group für das zum 31. Dezember 2016 endende Geschäftsjahr (d.h. den Geschäftsbereich „Logistikbetrieb Gist“ (Gist logistics) als nicht fortgeführte Aktivitäten ausweisend) dargestellt. Der ungeprüfte verkürzte Konzernzwischenabschluss zum 30. Juni 2018 weist den Geschäftsbereich „Logistikbetrieb Gist“ (Gist logistics) wieder als fortgeführte Aktivität aus. Im zweiten Quartal des Geschäftsjahres 2018 wurden die Verkaufsverhandlungen mit potentiellen Käufern des Geschäftsbereichs „Logistikbetrieb Gist“ (Gist logistics) abgebrochen, und eine Veräußerung des Geschäftsbereichs „Logistikbetrieb Gist“ (Gist logistics) erscheint nicht mehr sehr wahrscheinlich. Zur besseren Vergleichbarkeit werden die historischen konsolidierten Finanzangaben zum 30. Juni 2017 auf Basis der entsprechend angepassten vergleichenden Zahlen aus dem ungeprüften Konzernzwischenabschluss zum 30. Juni 2018 (d.h. mit dem Geschäftsbereich „Logistikbetrieb Gist“ (Gist logistics) in dem Segment Sonstige Aktivitäten als fortgeführte Aktivität) dargestellt.

Abschnitt B — Emittent

Ausgewählte Zahlen aus der Gewinn- und Verlustrechnung
	Sechsmonatszeitraum zum 30. Juni
in Millionen € (sofern nicht anders angegeben)	2018	2017	2017	2016	2015
	(ungeprüft)		(geprüft)
Umsatz	8.640	8.935	17.113	16.948	17.345
Kosten der umgesetzten Leistungen	5.536	5.889	11.274	10.847	11.166
Bruttoergebnis vom Umsatz	3.104	3.046	5.839	6.101	6.179
Vertriebskosten	1.144	1.328	2.375	2.387	2.546
Wertminderungen von Forderungen und Vertragsvermögenswerten	86	—	—	—	—
Forschungs- und Entwicklungskosten	52	53	112	121	131
Verwaltungskosten	773	830	1.629	1.720	1.653
Sonstige betriebliche Erträge	250	281	418	467	419
Sonstige betriebliche Aufwendungen	86	115	216	278	251
Anteiliges Ergebnis aus assoziierten Unternehmen und Joint Ventures (at equity)	9	8	19	13	12
Ergebnis aus betrieblicher Tätigkeit (EBIT) — fortgeführte Aktivitäten	1.222	1.009	1.944	2.075	2.029
Finanzerträge	29	23	37	29	42
Finanzaufwendungen	126	167	302	353	439
Ergebnis vor Steuern – fortgeführte Aktivitäten	1.125	865	1.679	1.751	1.632
Ertragsteuern	242	206	143	424	396
Ergebnis nach Steuern aus fortgeführten Aktivitäten	883	659	1.536	1.327	1.236
Ergebnis nach Steuern aus nicht fortgeführten Aktivitäten	—	—	30	(52)	16
Ergebnis nach Steuern	883	659	1.566	1.275	1.252
Ergebnis je Aktie aus fortgeführten Aktivitäten in € — unverwässert	4,37	3,19	7,56	6,50	6,10
Ergebnis je Aktie aus fortgeführten Aktivitäten in € — verwässert	4,37	3,19	7,56	6,48	6,09
Ergebnis je Aktie aus nicht fortgeführten Aktivitäten in € — unverwässert	—	—	0,16	(0,28)	0,09
Ergebnis je Aktie aus nicht fortgeführten Aktivitäten in € — verwässert	—	—	0,16	(0,28)	0,09
Ergebnis je Aktie in € – unverwässert	4,37	3,19	7,72	6,22	6,19
Ergebnis je Aktie in € – verwässert	4,37	3,19	7,72	6,20	6,18

Abschnitt B — Emittent
Sonstige Angaben und Kennzahlen
in Millionen € (sofern nicht anders angegeben)	30. Juni 2018	31. Dezember 2017	31. Dezember 2016	31. Dezember 2015
	(ungeprüft)	(geprüft)
Bilanzsumme	32.514	33.513	35.189	35.347
Summe Schulden	17.842	18.454	19.709	19.898
Summe Eigenkapital	14.672	15.059	15.480	15.449
Gezeichnetes Kapital	475	475	475	475
Anzahl der ausgegebenen Aktien (in Tausend)	185.638	185.638	185.638	185.638

	Sechsmonatszeitraum zum 30. Juni
in Millionen € (sofern nicht anders angegeben)	2018	2017	2017	2016	2015
	(ungeprüft)		(geprüft)
Cash Flow aus betrieblicher Tätigkeit — fortgeführte Aktivitäten	1.275	1.324	3.478	3.400	3.583
Cash Flow aus betrieblicher Tätigkeit — nicht fortgeführte Aktivitäten	—	—	30	40	10
Cash Flow aus betrieblicher Tätigkeit	1.275	1.324	3.508	3.440	3.593
Cash Flow aus Investitionstätigkeit — fortgeführte Aktivitäten	(83)	(867)	(1.818)	(1.472)	(1.780)
Cash Flow aus Investitionstätigkeit — nicht fortgeführte Aktivitäten	—	—	(28)	(19)	(15)
Cash Flow aus Investitionstätigkeit	(83)	(867)	(1.846)	(1.491)	(1.795)
Cash Flow aus Finanzierungstätigkeit — fortgeführte Aktivitäten	(1.344)	(395)	(1.621)	(1.896)	(1.523)
Cash Flow aus Finanzierungstätigkeit — nicht fortgeführte Aktivitäten	—	—	(2)	(21)	4
Cash Flow aus Finanzierungstätigkeit	(1.344)	(395)	(1.623)	(1.917)	(1.519)
Investitionen(1) – fortgeführte Aktivitäten (ohne Finanzanlagen)	778	699	1.687	1.712	1.916
Investitionen(2) — fortgeführte Aktivitäten	859	753	1.766	2.004	2.036
Gewichteter Durchschnitt ausstehender Aktien (in Tausend) — unverwässert	185.638	185.638	185.638	185.636	185.638
Gewichteter Durchschnitt ausstehender Aktien (in Tausend) — verwässert	185.638	185.638	185,638	185.996	186.055
Dividende je Aktie in €	—	—	7,00	3,70	3,45
Operatives Ergebnis(3) — fortgeführte Aktivitäten	2.210	2.136	4.213	4.098	4.087
Rendite auf das eingesetzte Kapital (ROCE) in %(4) — fortgeführte Aktivitäten	9,5	n/a	8,7	8,9	8,7
Rendite auf das eingesetzte Kapital (ROCE) (vor Sondereinflüssen) in %(4) — fortgeführte Aktivitäten	10,8	n/a	10,2	9,4	9,5
Auftragseingänge (Engineering Division)(5)	1.878	1.170	2.390	2.257	2.494
Auftragsbestände (Engineering Division)(6)	4.676	4.223	4.178	4.386	4.541

(1)

Der Posten Investitionen (ohne Finanzanlagen) leitet sich aus der entsprechenden Position in den Segmentinformationen von The Linde Group ab. Keine Berücksichtigung findet dabei der Betrag aus nicht fortgeführten Aktivitäten. Die Differenz zwischen den Investitionen (ohne Finanzanlagen) und der Position „Auszahlungen für Investitionen in Sachanlagen und immaterielle Vermögenswerte sowie Anlagen in Finanzierungsleasingverhältnissen gemäß IFRIC 4/IAS 17“ in der Kapitalflussrechnung von The Linde Group ist im Wesentlichen auf die zeitlichen Unterschiede zwischen dem Datum der Aktivierung der Anlage und dem Datum der Bezahlung zurückzuführen.

(2)	Die Investitionen (fortgeführte Aktivitäten) umfassen Investitionen in Finanzanlagen.

Abschnitt B — Emittent

(3)

Der von The Linde Group verwendete operative Gruppengewinn ist keine IFRS-Kennzahl und wird definiert als EBIT (vor Sondereinflüssen), bereinigt um Abschreibungen auf immaterielle Vermögensgegenstände und Sachanlagen. Die nachfolgende Tabelle zeigt die Überleitung des Gewinns von The Linde Group für den jeweils angegebenen Zeitraum (wie in der Gewinn- und Verlustrechnung von The Linde Group dargestellt) zum operativen Gewinn auf Segmentebene der The Linde Group aus fortgeführten Aktivitäten:

	Sechsmonatszeitraum zum 30. Juni
(in Millionen €)	2018	2017	2017		2016		2015
	(ungeprüft)		(geprüft, soweit nicht anders angegeben)
Ergebnis nach Steuern aus fortgeführten Aktivitäten	883	659	1.536		1.327		1.236
Ertragsteuern	242	206	143		424		396
Finanzergebnis	(97)	(144)	(265)		(324)		(397)
Ergebnis aus betrieblicher Tätigkeit aus fortgeführten Aktivitäten (EBIT)	1.222	1.009	1.944		2.075		2.029
Abschreibungen auf immaterielle Vermögenswerte und Sachanlagen	916	966	1.896		1.897		1.866
Sondereinflüsse	72	161	373		126		192
davon Restrukturierungsaufwand	0	114	280	*	106	*	162	*
davon Wertberichtigungen von Vermögensgegenständen und andere Strukturkosten	0	20	—	*	10	*	30	*
davon Kosten der Fusion	72	27	93	*	10	*	—	*
Operatives Konzernergebnis der Segmente aus fortgeführten Aktivitäten	2.210	2.136	4.213		4.098		4.087
davon EMEA	968	924	1.874		1.807		1.790
davon Asien/Pazifik	600	615	1.202		1,084		1.063
davon Amerika	616	627	1.192		1.319		1.298
davon Engineering Division	137	97	220		196		216
davon Sonstige Aktivitäten	15	13	—	*	—	*	—	*
davon Eliminierung und sonstige Posten(a)	(126)	(140)	(275)		(308)		(280)

*	Ungeprüft.
(a)	Eliminierung und sonstige Posten beinhalten Konsolidierungseffekte und sonstige Unternehmenstätigkeiten.

(4)	In der folgenden Tabelle ist die Rendite auf das eingesetzte Kapital (ROCE) für The Linde Group dargestellt:

(in Millionen €)	Sechs- monats- zeitraum zum 30. Juni 2018	Sechs- monats- zeitraum zum 30. Juni 2017	2017	2016	2015
	(ungeprüft)		(geprüft)
Ergebnis aus betrieblicher Tätigkeit - fortgeführte Aktivitäten	1.222	1.009	1.944	2.075	2.029
Sondereinflüsse	72	161	373	126	192
Rendite (vor Sondereinflüssen)	1.294	1.170	2.317	2.201	2.221

	zum 30. Juni		zum 31. Dezember
	2018	2017	2017	2016(a)	2015
	(ungeprüft)		(geprüft, sofern nicht anders angegeben)
Eigenkapital einschließlich Anteile anderer Gesellschafter – fortgeführte Aktivitäten(b)	14.672	14.568	14.609	15.034	14.857	*
Zuzüglich Finanzschulden	8.094	n/a	8.019	8.528	9.476	*
Zuzüglich Verbindlichkeiten aus Finanzierungsleasing	66	n/a	54	74	78	*
Abzüglich Forderungen aus Finanzierungsleasing	86	n/a	103	214	269	*
Abzüglich Zahlungsmittel, Zahlungsmitteläquivalente und Wertpapiere	1.289	n/a	2.055	1.594	1.837	*
Zuzüglich Nettopensionsverpflichtungen	1.100	n/a	1.141	1.449	951	*
Eingesetztes Kapital – fortgeführte Aktivitäten	22.557	n/a	21.665	23.277	23.256	*
Zuzüglich Sondereinflüsse (nach Steuern)	54	n/a	275	95	139
Eingesetztes Kapital – fortgeführte Aktivitäten (vor Sondereinflüssen)(b)	22.611	n/a	21.940	23.372	23.992
Rendite auf das eingesetzte Kapital (ROCE) in %(c)	9,5	n/a	8,7	8,9	8,7
Rendite auf das eingesetzte Kapital (ROCE) (vor Sondereinflüssen) in %(c)	10,8	n/a	10,2	9,4	9,5

*	Ungeprüft

Abschnitt B — Emittent

(a)	Basierend auf den angepassten Vergleichszahlen, die in dem geprüften Konzernabschluss von The Linde Group für das Geschäftsjahr 2017 enthalten sind.
(b)

Für die Berechnung des eingesetzten Kapitals aus fortgeführten Aktivitäten wurde das Eigenkapital von The Linde Group um das Eigenkapital des Geschäftsbereich Gist (Gist logistics) in den Geschäftsjahren 2017, 2016 und 2015 angepasst. Die Zahl zum 30. Juni 2017 basiert auf der angepassten Vergleichszahl, die in dem ungeprüften verkürzten Konzernzwischenabschluss von The Linde Group zum 30. Juni 2018 enthalten ist.

(c)

Die Rendite auf das eingesetzte Kapital ergibt sich aus der Rendite vor Sondereinflüssen, dividiert durch das eingesetzte Kapital, ermittelt als Durchschnitt der Stichtagswerte zum 31. Dezember des laufenden Jahres und zum 31. Dezember des Vorjahres. Für die 12 Monate zum 30. Juni 2018 ergibt sich die Rendite auf das eingesetzte Kapital aus der Rendite vor Sondereinflüssen der letzten 12 Monate dividiert durch das durchschnittliche eingesetzte Kapital zum 30. Juni 2018 (€ 22.643 Millionen und € 22.729 Millionen vor Sondereinflüssen).

(5)	Auftragseingänge (Linde Engineering Division) ist definiert als Wert der Kundenbestellungen, die während des Berichtszeitraums eingegangen sind.
(6)

Auftragsbestand (Linde Engineering Division) ist definiert als die Summe der Werte der Auftragseingänge vorheriger Zeiträume zuzüglich der Werte von Auftragseingängen des Berichtszeitraums abzüglich des Werts realisierter Verkäufe und Vertragsänderungen bis zum Berichtsdatum.

Entwicklung seit dem 30. Juni 2018

Am 16. Juli 2018 hat die Linde AG, neben anderen, mit einem Konsortium bestehend aus Unternehmen des deutschen Industriegaseherstellers Messer Group und CVC Capital Partners Fund VII eine Vereinbarung über den Verkauf des überwiegenden Teils des Industriegasegeschäfts von The Linde Group in Nordamerika und bestimmten Geschäftsaktivitäten von The Linde Group im Industriegasebereich in Südamerika geschlossen, die am 22. September 2018 und am 19. Oktober 2018 ergänzt wurde (die Vereinbarung in der geänderten Fassung, das „Amerikas-SPA“). Die zu veräußernden Geschäftsbereiche von The Linde Group erzielten im Jahr 2017 einen Umsatz von insgesamt € 1,5 Mrd. und ein EBITDA von € 350 Mio. Der Kaufpreis in Höhe von € 3,0 Mrd. unterliegt festgelegten Abschlägen für gewisse Posten im Zusammenhang mit Verbindlichkeiten der verkauften Geschäftsbereiche sowie üblichen Anpassungsmechanismen für Barmittel, Verschuldung und Umlaufvermögen beim Vollzug des Kaufvertrags. Unter dem Amerikas-SPA hat Linde plc eine unabhängige Garantie in Bezug auf die termingerechte und vollständige Erfüllung der Pflichten der Linde AG und Praxair, Inc. aus dem Amerikas-SPA an die MG Industries GmbH, eine Käufergesellschaft, die Teil der Messer Group ist, gegeben. Der Vollzug des Amerikas-SPA steht noch unter dem Vorbehalt des Vollzugs des Unternehmenszusammenschlusses sowie bestimmter regulatorischer Genehmigungen. Im Verlauf des Kartellfreigabeverfahrens in den USA haben die Linde plc, Praxair, Inc. und die Linde AG auch die oben dargestellte Konsensvereinbarung geschlossen.

Abschnitt B — Emittent

Zum 30. Juni 2018 und 2017 endende sechs Monate

Der Umsatz von The Linde Group ist im ersten Halbjahr 2018 im Vergleich zu € 8.935 Mio. im ersten Halbjahr 2017 um 3,3 % oder € 295 Mio. auf € 8.640 Mio. gesunken. Dieser Rückgang resultierte vor allem aus Währungseffekten. Zusätzlich wirkte sich die erstmalige Anwendung des neuen Rechnungslegungsstandards IFRS 15 Erlöse aus Verträgen mit Kunden zum 1. Januar 2018 negativ auf den Umsatz aus. Die Verrechnung der bislang brutto erfassten Kosten mit der umsatzseitigen Kostenerstattung durch den Kunden führte zu einer Reduzierung des Umsatzes sowie – in gleicher Höhe – der Kosten der umgesetzten Leistung. Bereinigt um die rein translatorischen Währungseffekte sowie um den Erstanwendungseffekt von IFRS 15 lag der Konzernumsatz von The Linde Group in der ersten Hälfte 2018 4,7% über dem Wert der ersten Jahreshälfte 2017.

Die Kosten der umgesetzten Leistungen sind im Sechsmonatszeitraum zum 30. Juni 2018 um € 353 Mio. oder 6,0 % auf € 5.536 Mio. gesunken (Sechsmonatszeitraum zum 30. Juni 2017: € 5.889 Mio.). Dieser Rückgang resultiert neben Währungseffekten auch aus dem Erstanwendungseffekt des neuen Rechnungslegungsstandards IFRS 15.

Vertriebskosten sanken im Sechsmonatszeitraum zum 30. Juni 2018 um € 184 Mio. oder 13,9% auf € 1.144 Mio. (Sechsmonatszeitraum zum 30. Juni 2017: € 1.328 Mio.). Dieser Rückgang beruhte teilweise auf den neuen Erfordernissen von IFRS 9 in Verbindung mit IAS 1, wonach Wertminderungen als separate Posten in der Gewinn- und Verlustrechnung aufzunehmen sind. Der Wert für Vertriebskosten in der vorherigen Periode wurde nicht angepasst. Wertminderungen von Forderungen und Vertragsvermögenswerten betrugen € 86 Mio. im Sechsmonatszeitraum zum 30. Juni 2018 (Sechsmonatszeitraum zum 30. Juni 2017: nicht erfasst). Zudem haben Wechselkurseffekte von rund € 68 Mio. zu einem Rückgang der Kosten geführt. Die in den Vertriebskosten ausgewiesenen Restrukturierungsaufwendungen sanken im Sechsmonatszeitraum zum 30. Juni 2018 ebenfalls auf € 1 Mio. (Sechsmonatszeitraum zum 30. Juni 2017: € 38 Mio.).

Das Ergebnis aus betrieblicher Tätigkeit verbesserte sich im Sechsmonatszeitraum zum 30. Juni 2018 um 21,1 % oder € 213 Mio. auf € 1.222 Mio. (Sechsmonatszeitraum zum 30. Juni 2017: € 1.009 Mio.) im Wesentlichen aufgrund des Rückgangs von Sonderfaktoren um € 89 Mio. auf € 72 Mio. im Sechsmonatszeitraum zum 30. Juni 2018 (Sechsmonatszeitraum zum 30. Juni 2017: € 161 Mio.).

Abschnitt B — Emittent

Geschäftsjahre 2017 und 2016

Im Jahr 2017 belief sich der Umsatz von The Linde Group auf € 17.113 Mio.; dies entsprach einer Steigerung um 1,0 % bzw. € 165 Mio. gegenüber dem Vorjahr (2016: € 16.948 Mio.). Diese Steigerung war vor allem der anhaltend positiven Entwicklung in den Segmenten EMEA und Asien/Pazifik sowie dem höheren Umsatzbetrag der Linde Engineering Division zuzuschreiben. Als gegenläufiger Effekt war der Umsatz negativ von einem Rückgang des Umsatzes im Segment Amerika und negativen Währungseffekten, insbesondere den Wechselkursen bestimmter Währungen (US-Dollar, britisches Pfund und chinesischer Renminbi) zum Euro beeinflusst. Währungsbereinigt wäre der Umsatz von The Linde Group 2017 um 2,1 % höher gewesen als in 2016.

Die Kosten der umgesetzten Leistungen stiegen in 2017 um 3,9 % bzw. € 427 Mio. auf € 11.274 Mio. (2016: € 10.847 Mio.) und damit stärker als der Umsatz. Dies lag nicht nur an den höheren Restrukturierungsaufwendungen, die 2017 auf € 81 Mio. anstiegen (2016: € 27 Mio.), sondern auch an höheren Erdgaspreisen und Energiekosten als im Vorjahr. Währungseffekte in Höhe von rund € 90 Mio. wirkten sich hingegen kostenmindernd aus.

Die Vertriebskosten gingen 2017 um € 12 Mio. bzw. 0,5 % auf € 2.375 Mio. zurück (2016: € 2.387 Mio.). Dieser Rückgang ist vor allem auf die Währungseffekte von ca. € 77 Mio. zurückzuführen. Im Gegensatz dazu stiegen die externen Transportkosten um € 28 Mio. Die in den Vertriebskosten ausgewiesenen Restrukturierungsaufwendungen stiegen 2017 auf € 57 Mio. (2016: € 8 Mio.).

Das Ergebnis aus betrieblicher Tätigkeit aus fortgeführten Aktivitäten belief sich 2017 auf € 1.944 Mio., womit es 6,3 % bzw. € 131 Mio. niedriger war als der Vorjahresbetrag von € 2.075 Mio. Darin sind die in 2017 angefallenen höheren Restrukturierungsaufwendungen in Höhe von € 280 Mio. (2016: € 116 Mio.) enthalten, die im Zusammenhang mit dem 2016 gestarteten konzernweiten Effizienzprogramm LIFT („LIFT“) standen und in den verschiedenen oben angeführten Funktionskosten ausgewiesen sind.

Geschäftsjahre 2016 und 2015

Im Jahr 2016 belief sich der Umsatz von The Linde Group auf € 16.948 Mio.; dies entsprach einem Rückgang um 2,3 % bzw. € 397 Mio. gegenüber dem Vorjahr (2015: € 17.345 Mio.). Diese Entwicklung war vor allem negativen Wechselkurseffekten zuzuschreiben, insbesondere den Wechselkursen bestimmter Währungen (britisches Pfund, chinesischer Renminbi und südafrikanischer Rand) zum Euro. Währungsbereinigt wäre der Umsatz von The Linde Group 0,2 % höher als 2015 gewesen. Zusätzlich war der Umsatzbeitrag der Linde Engineering Division in 2016 geringer als in 2015.

Die Kosten der umgesetzten Leistungen gingen 2016 um 2,9 % bzw. € 319 Mio. auf € 10.847 Mio. (2015: € 11.166 Mio.) und damit stärker als der Umsatz zurück. Dies ist im Wesentlichen auf den im Vergleich zum Vorjahr niedrigeren Umsatzbeitrag der Linde Engineering Division zurückzuführen. Die Margen in der Linde Engineering Division sind geringer als in der Linde Gases Division. Daher schlägt sich der niedrigere Umsatzbeitrag der Linde Engineering Division stärker auf die Kosten der umgesetzten Leistungen nieder. Auch die Effizienzverbesserungen, die durch die im Zuge von Effizienzprogrammen von The Linde Group reduzierten Personalkosten erzielt wurden, trugen 2016 dazu bei, die Kosten der umgesetzten Leistungen zu senken. Die in den Kosten der umgesetzten Leistungen ausgewiesenen Restrukturierungsaufwendungen in Höhe von € 27 Mio. waren 2016 ebenfalls geringer als im Vorjahr (2015: € 35 Mio.).

Abschnitt B — Emittent

Die Vertriebskosten gingen 2016 um € 159 Mio. bzw. 6,2 % auf € 2.387 Mio. zurück (2015: € 2.546 Mio.). Dieser Rückgang ist vor allem auf die geringeren Energiekosten für Vertrieb und Fracht sowie die geringeren Personalaufwendungen (hauptsächlich infolge des im Rahmen der Effizienzprogramme von The Linde Group erfolgten Personalabbaus) zurückzuführen. Auch die in den Vertriebskosten ausgewiesenen Restrukturierungsaufwendungen in Höhe von € 8 Mio. waren 2016 geringer als im Vorjahr (2015: € 46 Mio.).

Das Ergebnis aus betrieblicher Tätigkeit aus fortgeführten Aktivitäten belief sich 2016 auf € 2.075 Mio., womit es 2,3 % bzw. € 46 Mio. höher war als der Vorjahresbetrag von € 2.029 Mio. Darin sind die in 2016 geringeren Restrukturierungsaufwendungen in Höhe von € 116 Mio. (2015: € 192 Mio.) enthalten, die im Zusammenhang mit LIFT standen und in den oben angeführten Funktionskosten ausgewiesen sind.

B.8	Ausgewählte wesentliche Pro-forma-Finanz-informationen.

Die nachfolgenden ungeprüften verkürzten kombinierten Pro-Forma-Finanzinformationen („Pro-Forma-Finanzinformationen“) werden vorgelegt, um die geschätzten Auswirkungen des vorgeschlagenen Unternehmenszusammenschlusses, einschließlich bestimmter Anpassungen, wie sie in den Erläuterungen zu den Pro-Forma-Finanzinformationen beschrieben sind, zu illustrieren.

Die Pro-Forma-Finanzinformationen wurden lediglich zu illustrativen Zwecken erstellt und beschreiben aufgrund ihrer Wesensart lediglich eine hypothetische Situation; folglich spiegeln sie weder die tatsächliche Finanzlage der Kombinierten Gruppe noch ihre tatsächlichen Ergebnisse zu den angegebenen Zeitpunkten oder die Finanzlage oder Ergebnisse für irgendwelche zukünftigen Zeiträume wider.

Abschnitt B — Emittent

Die Pro-Forma-Finanzinformationen basieren auf den historischen Konzernabschlüssen von Praxair und The Linde Group, die im Hinblick auf Pro-Forma-Effekte durch den Unternehmenszusammenschluss mit Praxair als bilanziellem Erwerber (accounting acquirer) angepasst wurden. Die Pro-Forma-Effekte beziehen sich auf Sachverhalte, die (i) dem Unternehmenszusammenschluss unmittelbar zuzuschreiben sind, (ii) von Tatsachen gestützt werden können und (iii) hinsichtlich der ungeprüften verkürzten kombinierten Pro-Forma-Gewinn- und Verlustrechnung voraussichtlich einen fortdauernden Einfluss auf die Ergebnisse der Kombinierten Gruppe haben werden. Die Bilanzierung des Erwerbs hängt von bestimmten Bewertungen und anderen Untersuchungen ab, die derzeit noch ein Stadium erreichen müssen, in dem ausreichende Informationen für eine endgültige Bewertung bestehen. Zudem erfordert der Prozess der Schätzung des beizulegenden Zeitwerts identifizierbarer immaterieller Vermögenswerte und bestimmter materieller Vermögenswerte die Ausübung von Ermessen bei Entscheidungen über die Bestimmung angemessener Annahmen und Schätzungen. Daher sind die hierin enthaltenen Pro-Forma-Anpassungen vorläufig und werden ausschließlich zur Aufnahme von Pro-Forma-Finanzinformationen, wie sie die EU-Prospektverordnung erfordert, dargestellt. Die endgültige Bestimmung der Gegenleistung sowie die endgültige Bilanzierung unter Anwendung der Erwerbsmethode werden auf Grundlage der Wertverhältnisse der von The Linde Group erworbenen Vermögenswerte und Verbindlichkeiten zum Erwerbsstichtag, d.h. dem Zeitpunkt des Vollzugs des Unternehmenszusammenschlusses, erfolgen. Linde plc rechnet mit Unterschieden zwischen den Schätzungen in den Pro-Forma-Finanzinformationen und der endgültigen Bilanzierung des Erwerbs, die einen wesentlichen Einfluss auf die Pro-Forma-Finanzinformationen und die zukünftige Finanz- und Ertragslage der Linde plc haben könnten.

Die ungeprüfte kombinierte Pro-Forma-Gewinn- und Verlustrechnung für das zum 31. Dezember 2017 endende Geschäftsjahr behandelt den Unternehmenszusammenschluss so, als wäre er am 1. Januar 2017 erfolgt. Die ungeprüfte kombinierte Pro-Forma-Bilanz zum 31. Dezember 2017 behandelt den Unternehmenszusammenschluss so, als wäre dieser am 31. Dezember 2017 erfolgt.

Abschnitt B — Emittent

UNGEPRÜFTE VERKÜRZTE KOMBINIERTE PRO-FORMA-BILANZZUM 31. DEZEMBER 2017

(in Millionen)	Praxair IFRS (Erläu- terungen 4(a), 6)	The Linde Group (Erläu- terungen 4(b), 7)	Verkäufe – netto (Erläu- terung 8)	Anpassungen zur Anwendung der Erwerbs- methode	Er- läu- terun gen		Wei- tere An- passun- gen	Er- läute run- gen		Pro Forma verkürzt kombiniert
Aktiva
Geschäfts- oder Firmenwerte	$3.233	$13.079	$(690)	$11.657	3		$—			$27.279
Übrige immaterielle Vermögenswerte	803	2.510	(131)	12.800	4	(f)	—			15.982
Sachanlagen	11.807	14.248	(2.544)	7.618	4	(d)	—			31.129
Beteiligungen an assoziierten Unternehmen und Joint Ventures	727	263	(251)	339	4	(e)	—			1.078
Übrige Finanzanlagen	131	101	—	—			—			232
Forderungen aus Finanzierungs-leasing	5	84	—	—			—			89
Forderungen aus Lieferungen und Leistungen	—	7	—	—			—			7
Übrige Forderungen und Vermögenswerte	246	481	(111)	—			—			616
Ertragsteuer-forderungen	—	14	—	—			—			14
Latente Steueransprüche	199	499	(36)	—			—			662

Langfristige Vermögenswerte	17.151	31.286	(3.763)	32.414			—			77.088
Vorräte	614	1.457	(252)	209	4	(c)	—			2.028
Forderungen aus Finanzierungs-leasing	1	40	—	—			—			41
Forderungen aus Lieferungen und Leistungen	1.677	3.331	(547)	—			—			4.461
Übrige Forderungen und Vermögenswerte	318	838	(115)	—			—			1.041
Ertragsteuerforderungen	58	273	(18)	—			—			313
Wertpapiere	—	748	—	—			—			748
Zahlungsmittel und Zahlungsmittel-äquivalente	617	1.720	(56)	—			8.020	4	(p)	10.301
Zur Veräußerung gehaltene langfristige Vermögenswerte und Veräußerungs-gruppen	—	415	4.751	1.899	4	(o)	(6.650)	4	(p)	415

Kurzfristige Vermögenswerte	3.285	8.822	3.763	2.108			1.370			19.348

Bilanzsumme	$20.436	$40.108	$—	$34.522			$1.370			$96.436

Abschnitt B — Emittent

(in Millionen)	Praxair IFRS (Erläute- rungen 4(a), 6)	The Linde Group (Erläute- rungen 4(b), 7)	Verkäufe – netto (Erläuterung 8)	Anpassungen zur Anwendung der Erwerbs- methode	Er- läute rung en		Weitere An- passun- gen	Er- läute- run- gen		Pro Forma verkürzt kombiniert
Passiva
Gezeichnetes Kapital	$—	$570	$—	$(570)	4	(i)	$—			$—
Kapitalrücklage	—	8.079	—	(8.079)	4	(i)	—			—
Gezeichnetes und zurückgelegtes Kapital	4.175	—	—	40.593	4	(j)	(7.196)	4	(n)	37.572
Gewinnrücklagen	12.582	9.863	—	(9.863)	4	(i)	(158)	4	(l)	15.496
							(11)	4	(m)
							3.083	4	(p)

Eigene Aktien, zu Kosten	(7.196)	—	—	—			7.196	4	(n)	—
Sonstige Rücklagen	(3.456)	(1.510)	—	1.510	4	(i)	—			(3.456)

Summe Eigenkapital der Aktionäre	6.105	17.002	—	23.591			2.914			49.612
Anteil anderer Gesellschafter	493	1.053	—	4.084	4	(k)	—			5.630

Summe Eigenkapital	6.598	18.055	—	27.675			2.914			55.242
Rückstellungen für Pensionen und ähnliche Verpflichtungen	891	1.565	(90)	—			14	4	(m)	2.380
Übrige langfristige Rückstellungen	103	574	(53)	—			—			624
Latente Steuerschulden	1.080	1.503	(300)	5.902	4	(h)	—			8.185
Finanzverbind-lichkeiten	7.884	7.301	(23)	470	4	(g)	—			15.632
Verbindlichkeiten aus Finanzierungs-leasing	3	48	(3)	—			—			48
Verbindlichkeiten aus Lieferungen und Leistungen	—	1	—	—			—			1
Übrige langfristige Verbindlich-keiten	527	645	(57)	—			—			1.115

Summe langfristige Schulden	10.488	11.637	(526)	6.372			14			27.985
Kurzfristige Rückstellungen	86	1.355	(35)	—			—			1.406
Finanzverbind-lichkeiten	1.058	2.264	—	—			—			3.322
Kurzfristige Schulden	238	—	(7)	—			—			231
Verbindlichkeiten aus Finanzie-rungsleasing	1	17	(2)	—			—			16
Verbindlichkeiten aus Lieferungen und Leistungen	972	3.351	(359)	—			195	4	(l)	4.159
Übrige kurzfristige Verbindlich-keiten	710	2.692	(269)	—			—			3.133
Ertragsteuerver-bindlichkeiten	285	661	(40)	—			(37)	4	(l)	866
							(3)	4	(m)
Schulden im Zusammenhang mit zur Veräußerung gehaltenen langfristigen Vermögens-werten und Veräußerungs-gruppen	—	76	1.238	475	4	(o)	(1.713)	4	(p)	76

Summe kurzfristige Schulden	3.350	10.416	526	475			(1.558)			13.209

Bilanzsumme	$20.436	$40.108	$—	$34.522			$1.370			$96.436

Abschnitt B — Emittent

UNGEPRÜFTE VERKÜRZTE KOMBINIERTE PRO-FORMA-GEWINN- UND

VERLUSTRECHNUNG FÜR DAS ZUM 31. DEZEMBER 2017 ENDENDE

GESCHÄFTSJAHR

(in Millionen, außer Angaben je Aktie)	Praxair IFRS (Erläute- rungen 5(a), 6)	The Linde Group (Erläute- rungen 5(b), 7)	Verkäufe – netto (Erläuterung 8)	Anpassungen zur Anwendung der Erwerbs- methode	Er- läu- terun gen		Weitere An- passun- gen	Er- läu- terun gen		Pro Forma verkürzt kombiniert
Umsatz	$11.437	$19.976	$(3.109)	$—			$(100)	5	(c)	$28.204
Kosten der umgesetzten Leistungen	7.494	14.184	(2.156)	197	5	(d)	(100)	5	(c)	21.007

				1.388	5	(e)
Bruttoergebnis vom Umsatz	3.943	5.792	(953)	(1.585)			—			7.197
Forschungs- und Entwicklungs-kosten	99	127	(1)	134	5	(f)	—			359
Vertriebskosten	582	1.851	(190)	328	5	(f)	—			2.571
Verwaltungskosten	816	1.851	(287)	—			—			2.380
Sonstige betriebliche Erträge	13	471	(84)	—			—			400
Sonstige betriebliche Aufwendungen	9	251	(70)	—			—			190
Anteiliges Ergebnis aus assoziierten Unternehmen und Joint Ventures (at equity)	47	21	(14)	—			—			54

Betriebliches Ergebnis aus fortgeführten Aktivitäten	2.497	2.204	(503)	(2.047)			—			2.151
Finanzerträge	40	42	(6)	—			—			76
Finanzaufwen-dungen	249	341	(33)	(97)	5	(h)	—			460

Ergebnis vor Steuern aus fortgeführten Aktivitäten	2.288	1.905	(476)	(1.950)			—			1.767
Ertragsteuern	955	157	(20)	(592)	5	(i)	—			500

Ergebnis nach Steuern aus fortgeführten Aktivitäten (einschließlich Anteil anderer Gesellschafter)	1.333	1.748	(456)	(1.358)			—			1.267
Abzüglich: Anteil anderer Gesellschafter	(61)	(149)	18	(13)	5	(g)	—			(205)

Ergebnis nach Steuern	$1.272	$1.599	$(438)	$(1.371)			$—			$1.062

Ergebnis je Aktie – fortgeführte Aktivitäten
Ergebnis je Aktie - unverwässert	$4,44	$8,61								$1,93
Ergebnis je Aktie - verwässert	$4,40	$8,61								$1,92
Gewichteter Durchschnitt der ausstehen-den Aktien (in Tausend):
Ausstehende Aktien (unverwässert)	286.261	185.638						5	(j)	549.408
Ausstehende Aktien (verwässert)	289.114	185.638						5	(j)	552.547

Abschnitt B — Emittent

Erläuterung 3: Berechnung des Kaufpreises

Linde AG-Aktionäre, die das Tauschangebot angenommen haben, werden etwa 263,1 Mio. Linde plc-Aktien im Tausch für ihre etwa 170,9 Mio. eingereichten Linde AG-Aktien erhalten. Da Praxair der bilanzielle Erwerber (accounting acquirer) ist, bilden die verkürzten kombinierten Pro-Forma-Finanzberichte den geschätzten Zeitwert des im Rahmen des Tauschangebots ausgegebenen Kapitals ab. Dieser Zeitwert wurde auf Basis des Marktwerts der Praxair-Aktien bestimmt. Die Gesamtgegenleistung, die die Linde AG-Aktionäre erhalten, wird auf dem Zeitwert des Kapitals basieren, das im Zeitpunkt des Vollzugs des Unternehmenszusammenschlusses als ausgegeben zu betrachten ist. Der im Folgenden dargestellte vorläufige Kaufpreis ($ 40.593 Mio.) basiert auf dem geschätzten Zeitwert der 92 % eingereichter Linde AG-Aktien und des bei Linde plc ausgegebenen Kapitals; der Berechnung wurde der Schlusskurs der Praxair-Aktien am 11. Oktober 2018 in Höhe von $ 154,26 je Aktie zugrunde gelegt. Der Betrag des im Folgenden dargestellten geschätzten Gesamtkaufpreises ist nicht notwendigerweise indikativ für den tatsächlichen Zeitwert des ausgegebenen Kapitals zum Zeitpunkt des Wirksamwerdens des Unternehmenszusammenschlusses.

Der vorläufige geschätzte Kaufpreis und geschätzte Zeitwert der von The Linde Group erworbenen Nettovermögenswerte, als wäre der Unternehmenszusammenschluss am 31. Dezember 2017 vollzogen worden, wird wie folgt dargestellt:

(In Tausend, außer Angaben zum Wert je Aktie und Tauschverhältnis der Linde AG-Aktien)
Eingereichte Linde AG-Aktien (i)	170.875
Tauschverhältnis Linde AG-Aktien (ii)	1,540

Auszugebende Linde plc-Aktien	263.147
Wert je Praxair-Aktie zum 11. Oktober 2018(iii)	$154,26
Geschätzter Kaufpreis (in Mio.)	$40.593

(i)	Anzahl der im Rahmen des Tauschangebots eingereichten Linde AG-Aktien.
(ii)	In der Angebotsunterlage festgelegtes Tauschverhältnis der Linde AG-Aktien.
(iii)	Schlusskurs der Praxair-Aktien an der New York Stock Exchange am 11. Oktober 2018.

Vorläufige Kaufpreisallokation

Nach der Erwerbsmethode sind die Vermögenswerte und Verbindlichkeiten von The Linde Group zum beizulegenden Zeitwert bei Vollzug des Unternehmenszusammenschlusses bilanziert und mit den historischen Buchwerten der Vermögenswerte und Verbindlichkeiten von Praxair kombiniert. Die Pro-Forma-Anpassungen sind vorläufig und basieren auf Schätzungen des Zeitwerts und der Nutzungsdauer der erworbenen Vermögensgegenstände und übernommenen Verbindlichkeiten. Sie wurden von den Geschäftsleitungen von Praxair und The Linde Group erstellt, um die geschätzten Auswirkungen des Unternehmenszusammenschlusses und bestimmte weitere Anpassungen zu illustrieren. Mit Ausnahme von Vorräten beinhalten die Pro-Forma-Finanzinformationen keine Zeitwertanpassungen im Zusammenhang mit kurzfristigen Vermögenswerten und Verbindlichkeiten von The Linde Group, da die Geschäftsleitungen von Praxair und The Linde Group vorläufig beschlossen haben, dass die historischen Buchwerte den Zeitwerten zum 31. Dezember 2017 nahekommen. Die Kaufpreisallokation hängt von bestimmten Bewertungen und anderen Untersuchungen ab, die derzeit noch nicht abgeschlossen wurden. Daher unterliegt die vorläufige Kaufpreisallokation zukünftigen Anpassungen, sobald weitere Informationen verfügbar sowie weitere Analysen und finale Bewertungen bei oder nach Vollzug des Unternehmenszusammenschlusses durchgeführt werden. Die finalen Bewertungen könnten sich wesentlich von den im Folgenden dargestellten vorläufigen Zeitwerten unterscheiden, weshalb keine Versicherung zur Richtigkeit der vorläufigen Kaufpreisallokation abgegeben werden kann.

Abschnitt B — Emittent

Die folgende Tabelle fasst die Zuordnung der geschätzten Kaufpreise zu den durch Praxair erworbenen bzw. übernommenen identifizierbaren Vermögenswerten und Verbindlichkeiten zusammen; der den Zeitwert der Nettovermögenswerte von The Linde Group übersteigende Kaufpreis wird als Geschäfts- oder Firmenwert ausgewiesen:

(In Millionen)	The Linde Group IFRS	Zeitwert- anpassungen (Note 4)	Erläute- rung		Zeitwert
Kaufpreis (i)					$40.593

Identifizierbare Nettovermögenswerte:
Vorräte	$1.457	$209	4	(c)	1.666
Sachanlagen	14.248	7.618	4	(d)	21.866
Beteiligungen an assoziierten Unternehmen und Joint Ventures	263	339	4	(e)	602
Übrige immaterielle Vermögenswerte	2.510	12.800	4	(f)	15.310
Alle übrigen Vermögenswerte (ohne Geschäfts- oder Firmenwerte)(ii)	8.136	—			8.136
Finanzverbindlichkeiten	(7.301)	(470)	4	(g)	(7.771)
Ertragsteuerverbindlichkeiten	(1.503)	(5.902)	4	(h)	(7.405)
Zur Veräußerung gehaltene Vermögenswerte	415	1.899	4	(o)	2.314
Verbindlichkeiten im Zusammenhang mit zur Veräußerung gehaltenen Vermögenswerten und Veräußerungsgruppen	(76)	(475)	4	(o)	(551)
Alle übrigen Verbindlichkeiten (ii)	(13.173)	—			(13.173)

Summe identifizierbarer Nettovermögenswerte	4.976	16.018			20.994
Anteil anderer Gesellschafter	(1.053)	(4.084)	4	(k)	(5.137)
Geschäfts- oder Firmenwerte	13.079	11.657			24.736

Summe	$17.002	$23.591			$40.593

(i)	Zur Berechnung des Kaufpreises, siehe oben.
(ii)	Die Geschäftsleitungen haben vorläufig festgestellt, dass die Buchwerte den Zeitwerten nahekommen.

Der Geschäfts- oder Firmenwert ist hauptsächlich der zusammengenommenen Belegschaft, erweiterten Marktchancen sowie Kosten- und anderen Synergien, die bei Integration der Tätigkeiten von Praxair und The Linde Group erwartet werden, zuzuschreiben. Siehe Erläuterung 4 für eine Diskussion der zur Bestimmung des Zeitwerts der identifizierbaren Vermögenswerte und Verbindlichkeiten von The Linde Group angewendeten Methodik.

Erläuterung 4: Erläuterungen zur ungeprüften verkürzten kombinierten Pro-Forma-Bilanz

(a)   Zeigt die historische Konzernbilanz von Praxair zum 31. Dezember 2017, die zur Anpassung an IFRS bereinigt und neu gegliedert wurde (siehe Erläuterung 6).

(b)   Zeigt die geprüfte historische Konzernbilanz von The Linde Group zum 31. Dezember 2017, die unter Anwendung des von Bloomberg ermittelten Wechselkurses ($ 1,2005 je € 1,0000 zum 31. Dezember 2017) von Euro in US-Dollar, der Berichtswährung der Kombinierten Gruppe, umgerechnet wurde (siehe Erläuterung 7).

Abschnitt B — Emittent

(c) Enthält die auf den geschätzten Zeitwerten der Vorräte basierenden Anpassungen von historischen Vorräten von The Linde Group in Höhe von $ 209 Mio. (siehe Erläuterung 5(d)).

(d)   Enthält die auf der vorläufigen Analyse der geschätzten Zeitwerte der Sachanlagen von The Linde Group (hauptsächlich Produktionseinrichtungen) basierenden Netto-Anpassungen der historischen Werte der Sachanlagen in Höhe von $ 7.618 Mio. (siehe Erläuterung 5(e)). Der Zeitwert der Sachanlagen wurde auf Grundlage der um das Alter der Anlagen angepassten Wiederbeschaffungskosten ermittelt und wird im Folgenden dargestellt:

Sachanlagen	Betrag (in Millionen Dollar)	Geschätzte gewichtete durchschnittliche Nutzungsdauer (in Jahren)*
Produktionseinrichtungen	$12.603	9
Speichertanks	1.784	10
Beförderungsmittel und Sonstiges	1.275	6
Gasflaschen	2.326	11
Gebäude	2.190	18
Grundstücke und Grundstückseinrichtungen	654	unbegrenzt
Anlagen im Bau	1.034

Geschätzter Zeitwert der Sachanlagen	21.866
Abzüglich: Bestehende Sachanlagen von The Linde Group	14.248

Netto-Anpassungen der Sachanlagen	$7.618

*	Stellt die zukünftige geschätzte verbleibende Nutzungsdauer dar, die auf Grundlage der Nutzungsdauer für jede Vermögensklasse (angepasst an das Alter) geschätzt wurde.

(e) Zeigt die auf den geschätzten Zeitwerten von Beteiligungen an assoziierten Unternehmen und Joint Ventures von The Linde Group basierenden Anpassungen der historischen Werte in Höhe von $ 339 Mio.

(f)   Zeigt die Netto-Anpassungen von übrigen immateriellen Vermögenswerten von The Linde Group in Höhe von $ 12.800 Mio. basierend auf der vorläufigen Analyse der geschätzten Zeitwerte. Diese Netto-Anpassungen wurden wie folgt ermittelt:

	Geschätzte Nutzungsdauer (in Jahren)	Betrag (in Millionen Dollar)
Übrige immaterielle Vermögenswerte
Kundenbeziehungen	20	$11.712
Markennamen	3 bis unbegrenzt	2.433
Erworbene Technologien & übrige immaterielle Vermögenswerte	verschiedene	1.165

Geschätzter Zeitwert übrige immaterielle Vermögenswerte		15.310
Abzüglich: Bestehende übrigen immaterielle Vermögenswerte von The Linde Group		2.510

Netto-Anpassung der übrigen immateriellen Vermögenswerte		$12.800

Den Schätzungen des Zeitwerts sämtlicher übriger identifizierbarer immaterieller Vermögenswerte wurden Annahmen zugrunde gelegt, die Marktteilnehmer zur Ermittlung der Preise solcher Vermögenwerte ebenfalls zugrunde legen würden. Dabei wurde für die Vermögenswerte der bestmögliche Markt (d.h. der Markt, der den größtmöglichen Nutzen der Vermögenswerte ermöglicht) unterstellt. Diese vorläufige Schätzung des Zeitwerts könnte Vermögenswerte berücksichtigen, deren Verwendung nicht vorgesehen ist, die verkauft werden könnten oder die dafür vorgesehen sind, in anderer Weise als zu ihrem größtmöglichen Nutzen verwendet zu werden. Die endgültige Ermittlung des Zeitwerts der identifizierbaren immateriellen Vermögenswerte oder der Schätzung der verbleibenden Nutzungsdauer kann wesentlich von dieser vorläufigen Ermittlung abweichen (siehe Erläuterung 5(f)).

Abschnitt B — Emittent

Für die Bestimmung des Zeitwerts der Kundenbeziehungen wurde eine Residualwertmethode (multi-period excess earning method) herangezogen. Es handelt sich dabei um eine Form des Ertragswertverfahrens, das die geschätzten zukünftigen Cashflows berücksichtigt, die von der bestehenden Kundenbasis von The Linde Group zu erwarten sind. Die Residualwerte basieren auf dem Überschuss der erwarteten zukünftigen Cashflows mit Kunden abzüglich fiktiver Leasingraten für sämtliche Hilfsvermögenswerte, die zum Zeitwert bewertet wurden und die für die Erzielung der jeweiligen künftigen Cashflows Verwendung finden; zu den Hilfsvermögenswerten zählen u.a. das Net Working Capital, Sachanlagen sowie die sonstigen identifizierbaren immateriellen Vermögenswerte. Der Überschussbetrag wird für jedes Jahr eines mehrjährigen Prognosezeitraums ermittelt und auf den Barwert abgezinst.

Die Markennamen, insbesondere die Marke „Linde“, und die erworbenen Technologien wurden anhand der Methode der Lizenzpreisanalogie (relief from royalty method), einem Ertragswertverfahren, bewertet. Hierbei werden die von einem Unternehmen erzielten Kosteneinsparungen geschätzt, die daraus resultieren, dass das Unternehmen die Marken und Lizenzen selbst hält und keine Gebühren oder Umsatzbeteiligungen an einen Lizenzgeber zahlen muss, und auf den Barwert abgezinst.

(g)   Zeigt die Anpassungen von historischen langfristigen Verbindlichkeiten von The Linde Group in Höhe von $ 470 Mio., um diese mit dem Zeitwert zum Bilanzstichtag auszuweisen. Der Zeitwert der langfristigen Verbindlichkeiten wurde in erster Linie anhand von Preisstellungen Dritter (third party quotes) ermittelt, da der Großteil des Anleiheportfolios von The Linde Group börsennotiert ist (siehe Erläuterung 5(h)). Darüber hinaus hat The Linde Group bestimmte Fremdkapitalinstrumente begeben, die Kontrollwechselbedingungen beinhalten. Zu weiteren Informationen über diese Bestimmungen, siehe Erläuterung 4(m).

(h)   Zeigt unter Verwendung eines effektiven Steuersatzes von 25 % die Anpassungen von latenten Steuerschulden und Steuerabgrenzungen in Höhe von $ 5.902 Mio., die aus den Pro-Forma-Zeitwertanpassungen der immateriellen Vermögenswerte (ausschließlich Geschäfts- oder Firmenwert, da er voraussichtlich nicht steuerabzugsfähig ist), Sachanlagen, Beteiligungen, Vorräte und Schulden resultieren. Dieser effektive Steuersatz basiert auf den gesetzlichen Steuersätzen in den Jurisdiktionen, in denen die Zeitwertanpassungen vorgenommen wurden.

(i) Zeigt die Anpassungen, um das historische Eigenkapital von The Linde Group zu eliminieren.

(j) Zeigt die Anpassungen in Höhe von $ 40.593 Mio., um den Zeitwert der Linde plc-Aktien abzubilden, die zur Durchführung des Unternehmenszusammenschlusses an Linde AG-Aktionäre übertragen wurden (siehe Erläuterung 3).

(k)   Zeigt eine Anpassung in Höhe von $ 4.084 Mio., um die Anteile anderer Gesellschafter von Linde AG zum Zeitwert zu bilanzieren. Dies beinhaltet eine Anpassung von etwa $ 3,3 Mrd. für die 8 % Linde AG-Aktien, die nicht im Rahmen des Tauschangebots eingereicht wurden und hinsichtlich derer beabsichtigt ist, einen umwandlungsrechtlichen Squeeze-Out durchzuführen. Diese Absicht wurde am 25. April 2018 bekanntgegeben. Am 15. Oktober 2018 hat die Linde AG eine Ad-hoc-Bekanntmachung veröffentlicht, dass der Betrag für die angemessene Barabfindung voraussichtlich € 188,24 je Linde AG-Aktie betragen wird. Dieser Betrag wurde als Grundlage für die Anpassung verwendet. Das vorläufige Prüfungsergebnis des gerichtlich bestellten Prüfers bestätigt diesen Wert. Die finale Festlegung der Barabfindung durch die Linde Intermediate Holding AG soll nach dem endgültigen Abschluss der Bewertungs- und Prüfungsarbeiten erfolgen. Die tatsächlich zu zahlende Abfindung kann daher abweichen. Die verbleibende Anpassung in Höhe von etwa $ 0,7 Mrd. bezieht sich auf Zeitwertanpassungen für historische Anteile anderer Gesellschafter von The Linde Group.

Abschnitt B — Emittent

(l) Zeigt eine Schätzung der zukünftigen Kosten in Höhe von $ 195 Mio. (von denen $ 122 Mio. auf The Linde Group und $ 74 Mio. auf Praxair entfallen) sowie die jeweiligen steuerlichen Auswirkungen in Höhe von $ 37 Mio., die dem Unternehmenszusammenschluss unmittelbar zuzuschreiben sind. Dies beinhaltet insbesondere Beratungs-, Consulting-, Marketing- und Rechtsberatungskosten, die lediglich als Anpassung der ungeprüften verkürzten kombinierten Pro-Forma-Bilanz ausgewiesen sind. Die Beträge werden in der Zukunft als Aufwand erfasst.

(m) Zeigt eine Anpassung bestimmter historischer unqualifizierter Ruhestandspläne (benefit plan), im Rahmen derer Mitarbeiter gewählt haben, bei einem in den jeweiligen Plänen definierten Kontrollwechsel (change of control) eine Einmalzahlung zu erhalten. Diese Kontrollwechselbestimmung wird durch die Verschmelzung ausgelöst und wird eine Auszahlung von etwa $ 120 Mio. zur Folge haben, zu denen bisher von Praxair zum 31. Dezember 2017 Rückstellungen in Höhe von $106 Mio. gebildet wurden.

Bestehende Vertragsbeziehungen sowohl von Praxair als auch von The Linde Group enthalten Kontrollwechselklauseln. Diese Klauseln könnten möglicherweise mit Vollzug des Unternehmenszusammenschlusses ausgelöst werden. In diesem Fall kann die jeweils andere Vertragspartei bestimmte Rechte ausüben. Dies könnte nachteilige Auswirkung auf Praxair, The Linde Group oder (nach dem Unternehmenszusammenschluss) Linde plc haben. Die Kontrollwechselklauseln sind in verschiedenen Verträgen vereinbart, unter anderem in Kreditverträgen.

Mit Blick auf die Kreditverträge enthalten die Bedingungen der meisten der ausstehenden Anleihen von The Linde Group mit einem Nominalbetrag von etwa € 7,1 Mrd. zum 31. Dezember 2017 (etwa € 6,7 Mrd. zum 30. Juni 2018) Kontrollwechselklauseln. Sie werden bei einem Kontrollwechsel hinsichtlich der Linde AG und, falls dieser zu einer Herabstufung (downgrade) des Ratings für vorrangige und unbesicherte Kredite der Linde AG durch Moody’s Investors Services oder Standard & Poor’s Rating Services auf eine Stufe führen sollte, die unterhalb Investment-Grade liegt, ausgelöst. Linde plc beabsichtigt, ihre Angelegenheiten so zu führen, dass sie nach Vollzug des Unternehmenszusammenschlusses über ein starkes Investment-Grade-Kreditrating verfügen wird.

(n)   Zeigt eine Anpassung zur Aufhebung bestehender eigener Aktien von Praxair, die in Übereinstimmung mit den Bedingungen des Unternehmenszusammenschlusses bei Vollzug des Unternehmenszusammenschlusses nicht in Linde plc-Aktien umgewandelt werden.

(o)   Zeigt Anpassungen des beizulegenden Zeitwerts von Vermögenswerten und Steuerverbindlichkeiten in Höhe von $ 1.899 Mio. bzw. $ 475 Mio., deren Verkauf durch The Linde Group infolge des fusionskontrollrechtlichen Prozesses erwartet wird.

Abschnitt B — Emittent

(p)   Zeigt den Vollzug der im Rahmen des Unternehmenszusammenschlusses erforderlichen Veräußerungen. Netto-Barerlöse in Höhe von $ 8,0 Mrd. enthalten $ 5,5 Mrd. aus Praxairs Verkauf seines Europageschäfts ($ 6,0 Mrd. abzüglich $ 0,5 Mrd. geschätzter Steuern) sowie $ 2,6 Mrd. hauptsächlich aus dem Verkauf des überwiegenden Teils des Industriegasegeschäfts von The Linde Group in Nordamerika sowie bestimmter Geschäftsaktivitäten in Südamerika ($ 3,1 Mrd. abzüglich $ 475 Mio. erwarteter Steuern). Steuerverbindlichkeiten im Zusammenhang mit dem Verkauf des Geschäfts von The Linde Group in Höhe von etwa $ 475 Mio. wurden im Rahmen der Kaufpreisallokation berücksichtigt. Zudem enthält dieser Betrag einen Abfluss von $ 0,1 Mrd. in Verbindung mit dem SIAD-SPA, das sich auf Praxairs italienische Joint Ventures bezieht. Für weitere Informationen siehe Erläuterung 8. Zudem wurden die Nettovermögenswerte um $ 5,0 Mrd. reduziert ($ 6,7 Mrd. zur Veräußerung gehaltene langfristige Vermögenswerte und Veräußerungsgruppen abzüglich $ 1,7 Mrd. Schulden im Zusammenhang mit zur Veräußerung gehaltenen langfristigen Vermögenswerten und Veräußerungsgruppen), um den Vollzug dieser Veräußerungen (einschließlich der Effekte der Anpassungen aufgrund der Kaufpreisallokation) darzustellen. Die tatsächlichen Erlöse und gezahlten Steuern könnten hiervon in Abhängigkeit von den zum Zeitpunkt der Veräußerung bestehenden Umständen wesentlich abweichen.

Erläuterung 5: Erläuterungen zur ungeprüften verkürzten kombinierten Pro-Forma-Gewinn- und Verlustrechnung

(a)   Zeigt die historische Konzern-Gewinn- und Verlustrechnung der Praxair, Inc. für das zum 31. Dezember 2017 endende Geschäftsjahr, die zur Anpassung an IFRS angepasst und neu gegliedert wurde (siehe Erläuterung 6).

(b)   Zeigt die historische Konzern-Gewinn- und Verlustrechnung von The Linde Group für das zum 31. Dezember 2017 endende Geschäftsjahr, die unter Anwendung des von Bloomberg ermittelten Wechselkurses ($ 1,1299 je € 1,0000 für das zum 31. Dezember 2017 endende Jahr) von Euro in US-Dollar, der Berichtswährung der Kombinierten Gruppe, umgerechnet und um Effekte aus nicht fortgeführten Aktivitäten bereinigt wurde (siehe Erläuterung 7).

(c)   Zeigt die Eliminierung von Umsätzen in Höhe von $ 49 Mio. aus Verkäufen von Praxair an The Linde Group und in Höhe von $ 51 Mio. aus Verkäufen von The Linde Group an Praxair sowie den dazugehörigen Umsatzkosten ($ 100 Mio.) für das zum 31. Dezember 2017 endende Geschäftsjahr.

(d)   Zeigt eine Anpassung der Kosten der umgesetzten Leistungen in Höhe von $ 197 Mio. in Bezug auf den geschätzt erhöhten Aufwand, der aufgrund der Zeitwertanpassung der Vorräte entsteht und bei Veräußerung der Vorräte gebucht wird (siehe Erläuterung 4).

(e)   Zeigt eine Anpassung der Kosten der umgesetzten Leistungen, um den erwarteten zusätzlichen Abschreibungsaufwand aufgrund der Wertanpassungen auf Sachanlagen (siehe Erläuterung 4(d)) abzubilden, die zu Pro-Forma-Zwecken zu ihrem geschätzten Zeitwert ausgewiesen werden (siehe Erläuterung 4(d)). Diese Pro-Forma-Zeitwerte werden über die geschätzte verbleibende Nutzungsdauer entsprechend den Annahmen von Praxair zur Nutzungsdauer linear abgeschrieben. Die Netto-Anpassung des zusätzlichen Abschreibungsaufwands wird wie folgt berechnet:

(in Millionen)	Geschätzter Zeitwert (Erläuterung 4)	Zum 31. Dezember 2017 endendes Geschäftsjahr
Abschreibungen auf erworbene Sachanlagen	$21.866	$3.232
Abzüglich: historischer Abschreibungsaufwand von The Linde Group*		1.844

Netto-Anpassungen des Abschreibungsaufwands (Kosten der umgesetzten Leistungen)		$1.388

*

Dem historischen Konzernabschluss von The Linde Group für das zum 31. Dezember 2017 endende Geschäftsjahr entnommen und unter Anwendung des von Bloomberg ermittelten Wechselkurses (durchschnittlicher Wechselkurs von $ 1,1299 je € 1,0000 für das zum 31. Dezember 2017 endende Jahr) umgerechnet von Euro in US-Dollar, die Berichtswährung der Kombinierten Gruppe.

Abschnitt B — Emittent

(f)   Zeigt die Anpassungen, um die erwarteten zusätzlichen Aufwendungen für Abschreibungen von immateriellen Vermögenswerten (amortizations) aufgrund der gestiegenen Werte für immaterielle Vermögenswerte (siehe Erläuterung 4(f)) zu berücksichtigen. Die immateriellen Vermögenswerte wurden zu Pro-Forma-Zwecken mit ihrem geschätzten Zeitwert angesetzt und werden über die geschätzte Nutzungsdauer anhand eines Verlaufs ihres wirtschaftlichen Nutzens abgeschrieben. Die Netto-Anpassung des Abschreibungsaufwands für immaterielle Vermögenswerte wird dabei wie folgt berechnet:

(in Millionen)	Geschätzter Zeitwert (Note 4)	Zum 31. Dezember 2017 endendes Geschäftsjahr
Abschreibung von erworbenen immateriellen Vermögenswerten mit begrenzter Lebensdauer	$15.310	$760
Abzüglich: historischer Abschreibungsaufwand von The Linde Group für immaterielle Vermögenswerte*		298

Netto-Anpassung des Abschreibungsaufwands für immaterielle Vermögenswerte		$462

Netto-Anpassung des Abschreibungsaufwands für immaterielle Vermögenswerte enthalten in:
Forschungs- und Entwicklungskosten		$134
Vertriebskosten		328

Summe		$462

*

Dem historischen Konzernabschluss von The Linde Group für das zum 31. Dezember 2017 endende Geschäftsjahr entnommen und unter Anwendung des von Bloomberg ermittelten Wechselkurses (durchschnittlicher Wechselkurs von $ 1,1299 je € 1,0000 für das zum 31. Dezember 2017 endende Jahr) umgerechnet von Euro in US-Dollar, die Berichtswährung der Kombinierten Gruppe.

(g)   Zeigt den Betrag der Anpassungen zur Anwendung der Erwerbsmethode in Höhe von $ (13) Mio., der auf Anteile anderer Gesellschafter entfällt (siehe Erläuterung 4(k)), korrigiert um den Anteil am Nettoergebnis, der auf die 8% Linde AG-Aktien, die nicht im Rahmen des Tauschangebots eingereicht wurden, entfällt ($ 139 Mio.).

(h)   Zeigt eine Verringerung des Netto-Zinsaufwands aufgrund der von der Erwerbswertmethode erforderten erwarteten Zeitwertanpassung der langfristigen Verbindlichkeiten, die bis 2030 getilgt werden und entspricht dem Zeitraum, während dem die zugrundeliegenden Schuldverschreibungen ausstehend sind (siehe Erläuterung 4(g)). Obwohl der Gesamtnominalbetrag der Verbindlichkeit sich nicht verändert hat, führt die Zeitwertanpassung der langfristigen Verbindlichkeiten zu einem Anstieg der Verbindlichkeiten und einer Verringerung des Zinsaufwands von $ 97 Mio. für das zum 31. Dezember 2017 endende Geschäftsjahr.

(i) Zeigt den steuerlichen Einfluss der Zeitwertanpassungen (siehe Erläuterung 4(h)) sowie der Transaktionskosten des Unternehmenszusammenschlusses, die aus den historischen Konzern-Gewinn- und Verlustrechnungen von Praxair und The Linde Group herausgerechnet wurden. Der zugrunde gelegte effektive Steuersatz basiert auf den gesetzlichen Steuersätzen in den Jurisdiktionen, in denen die Anpassungen vorgenommen wurden.

Abschnitt B — Emittent

(j) Zeigt für Linde AG und Praxair, Inc. den gewichteten Durschnitt der im Umlauf befindlichen Aktien, um die Anzahl der Linde plc-Aktien, die im Zusammenhang mit dem Unternehmenszusammenschluss voraussichtlich ausgegeben werden, zu veranschaulichen. Basierend auf der Anzahl der zum 31. Dezember 2017 ausstehenden Linde AG- und Praxair-Aktien wurde für Zwecke der ungeprüften verkürzten kombinierten Pro-Forma-Gewinn- und Verlustrechnung die Pro-Firma-Gesamtzahl der Linde plc-Aktien wie folgt ermittelt:

(In Tausend, außer Angaben je Aktie, Tausch- und Umwandlungsverhältnis)
In Linde AG-Aktien umzutauschende Linde plc-Aktien
Eingereichte Linde AG-Aktien (i)	170.875
Tauschverhältnis Linde AG-Aktien (ii)	1,540

Linde plc-Aktien, die gegen Linde Aktien getauscht werden - unverwässert	263.147
Ausstehende verwässerte Linde AG-Aktien - verwässert (iii)	186
Tauschverhältnis Linde AG-Aktien (ii)	1,540

286
Linde plc-Aktien, die gegen Linde Aktien getauscht werden - verwässert	263.433
Linde plc-Aktien, die an Inhaber von Praxair-Aktien (die „Praxair-Aktionäre“) nach Umwandlung ihrer Aktien ausgegeben werden
Ausstehende Praxair-Aktien	285.893
Mitarbeiteraktien von Praxair, Inc., die beim Vollzug der Verschmelzung erworben werden	368

Summe Praxair-Aktien, die im Rahmen der Verschmelzung umgewandelt werden (iv)	286.261
Praxair Umwandlungsverhältnis (ii)	1,000

Linde plc-Aktien, die an Praxair-Aktionäre nach Umwandlung ihrer Aktien ausgegeben werden – unverwässert	286.261
Ausstehende verwässerte Praxair-Aktien - verwässert (v)	2.853
Praxair Umwandlungsverhältnis (ii)	1,000

2.853
Linde plc-Aktien, die an Praxair-Aktionäre nach Umwandlung ihrer Aktien ausgegeben werden – verwässert	289.114
Summe Linde plc-Aktien
Linde plc-Aktien - unverwässert	549.408
Linde plc-Aktien - verwässert	552.547

(i) Anzahl der im Rahmen des Tauschangebots eingereichten Linde AG-Aktien.

(ii)  Tauschverhältnis für Linde-Aktien und Umwandlungsverhältnis für Praxair-Aktien entsprechend der Angebotsunterlage und der Grundsatzvereinbarung.

(iii)  Nach Vollzug des Unternehmenszusammenschlusses werden ausstehende auf Linde AG-Aktien basierende Vergütungen teilweise in bar und daher ohne verwässernden Einfluss beglichen. Im Zusammenhang mit diesen Barzahlungen wurden keine Anpassungen der ungeprüften verkürzten kombinierten Pro-Forma-Bilanz erfasst, weil zum 31. Dezember 2017 eine entsprechende Rückstellung im Hinblick auf diese Barzahlungen erfasst wurde. Bei Vollzug des Unternehmenszusammenschlusses ausstehende auf Linde AG-Aktien basierende Vergütungen werden, soweit die einschlägigen Wartezeiten abgelaufen sind, in bar abgegolten und andernfalls in ähnliche Vergütungen der Linde plc umgewandelt. Die aktienbasierte Vergütung, die in ähnliche Vergütungen der Linde plc umgewandelt wird, wird auf 286.000 Aktien geschätzt.

(iv) Anzahl der von Praxair, Inc. ausgegebenen und ausstehenden Stammaktien zum 31. Dezember 2017, einschließlich nicht-ausübbarer späterer Vergütung, die in Linde plc-Aktien umgewandelt wird.

(v)   Geschätzte Anzahl der verwässerten Praxair-Aktien basierend auf der Berechnung der gewichteten durchschnittlichen Aktienanzahl für das am 31. Dezember 2017 endende Geschäftsjahr.

Erläuterung 6: Bereinigungen an den historischen Konzernabschlüssen von Praxair zur Anpassung an IFRS

Praxairs historische Konzernabschlüsse wurden in Übereinstimmung mit US-GAAP aufgestellt, die in bestimmten wesentlichen Belangen von IFRS, wie sie von der EU übernommen wurden, abweichen. Die ungeprüften IFRS-Informationen umfassen eine Bilanz und eine Gewinn- und Verlustrechnung von Praxair, die aus dem historischen Konzernabschluss zum und für das zum 31. Dezember 2017 endende Geschäftsjahr abgeleitet wurden, der in Übereinstimmung mit US-GAAP aufgestellt wurde. Bestimmte Umgliederungen historischer Praxair-Rechnungslegungspositionen wurden zur Anpassung an die erwarteten Rechnungslegungspositionen der Kombinierten Gruppe vorgenommen.

Abschnitt B — Emittent

Erläuterung 7: Bereinigungen an den historischen Konzernabschlüssen von The Linde Group zur Anpassung an die erwartete Darstellung der Linde plc sowie Umrechnung in US-Dollar

Die historischen Konzernabschlüsse von The Linde Group wurden in Übereinstimmung mit IFRS, wie sie von der EU übernommen wurden, aufgestellt. Die ungeprüften US-Dollar-Informationen umfassen eine Bilanz sowie eine Gewinn- und Verlustrechnung von The Linde Group, die aus dem historischen Konzernabschluss zum und für das zum 31. Dezember 2017 endende Geschäftsjahr abgeleitet wurden, der in Übereinstimmung mit den von der EU übernommenen IFRS aufgestellt wurde. Diese Bilanz zum 31. Dezember 2017 und die Gewinn- und Verlustrechnung für das zum 31. Dezember 2017 endende Geschäftsjahr wurden angepasst, um die Konzernbilanz sowie die Konzern-Gewinn- und Verlustrechnung von The Linde Group einheitlich zu der erwarteten Darstellung der Linde plc und unter Anwendung der von Bloomberg ermittelten Wechselkurse ($ 1,2005 je € 1,0000 zum 31. Dezember 2017 und des durchschnittlichen Wechselkurses von $ 1,1299 je € 1,0000 für das zum 31. Dezember 2017 endende Jahr) umgerechnet in US-Dollar, der Berichtswährung der Kombinierten Gruppe, auszuweisen.

Erläuterung 8: Veräußerungen – Netto

Zeigt Umgliederungen von (i) historischen Vermögenswerten zu zur Veräußerung gehaltenen Vermögenswerten und (ii) historischen Verbindlichkeiten zu Schulden im Zusammenhang mit zur Veräußerung gehaltenen Vermögenswerten und Veräußerungsgruppen sowie (iii) die Beseitigung historischer Geschäftsergebnisse von Geschäftsteilen, die voraussichtlich im Zusammenhang mit dem Unternehmenszusammenschluss infolge des fusionskontrollrechtlichen Verfahrens verkauft werden. Im Einzelnen wurden:

•   $ 4.751 Mio. umgegliedert in zur Veräußerung gehaltenen Vermögenswerte aus den folgenden langfristigen Vermögenswerten: Geschäfts- oder Firmenwerte ($ 690 Mio.), übrige immaterielle Vermögenswerte ($ 131 Mio.), Sachanlagen (($ 2.544 Mio.), Beteiligungen an assoziierten Unternehmen und Joint Ventures ($ 251 Mio.), übrige Forderungen und Vermögenswerte ($ 111 Mio.) und latente Steueransprüche ($ 36 Mio.) sowie aus den folgenden kurzfristigen Vermögenswerten: Vorräte ($ 252 Mio.), Forderungen aus Lieferungen und Leistungen ($ 547 Mio.), übrige Forderungen und Vermögenswerte ($ 115 Mio.), Ertragsteuerforderungen ($ 18 Mio.) und Zahlungsmittel und Zahlungsmitteläquivalente ($ 56 Mio.);

•   $ 1.238 Mio. umgegliedert in Schulden im Zusammenhang mit zur Veräußerung gehaltenen langfristigen Vermögenswerten und Veräußerungsgruppen aus den folgenden langfristigen Schulden: Rückstellungen für Pensionen und ähnliche Verpflichtungen ($ 90 Mio.), übrige langfristige Rückstellungen ($ 53 Mio.), latente Steuerschulden ($ 300 Mio.), Finanzverbindlichkeiten ($ 23 Mio.), Verbindlichkeiten aus Finanzierungsleasing ($ 3 Mio.) und übrige langfristige Verbindlichkeiten ($ 57 Mio.) sowie aus den folgenden kurzfristigen Schulden: kurzfristige Rückstellungen ($ 35 Mio.), kurzfristige Schulden ($ 7 Mio.), Verbindlichkeiten aus Finanzierungsleasing ($ 2 Mio.), Verbindlichkeiten aus Lieferungen und Leistungen ($ 359 Mio.), übrige kurzfristige Verbindlichkeiten ($ 269 Mio.) und Ertragsteuerverbindlichkeiten ($ 40 Mio.).

Diese Anpassung beinhaltet Vermögenswerte und Verbindlichkeiten sowie Geschäftsergebnisse im Zusammenhang mit

•   dem SIAD-SPA vom 5. Dezember 2017, im Rahmen dessen Praxair sich u.a. verpflichtet hat, seine Minderheitsbeteiligung an seinem italienischen Joint Venture SIAD an seinen Joint-Venture-Partner Flow Fin im Tausch gegen dessen Minderheitsbeteiligung an dem mehrheitlich im Eigentum von Praxair stehenden italienischen Joint Venture, Rivoira S.p.A., sowie eine Nettokaufpreiszahlung in Höhe von ca. € 90 Mio. von Praxair an Flow Fin zu verkaufen,

Abschnitt B — Emittent

•   dem Praxair Europa-SPA vom 5. Juli 2018, im Rahmen dessen Praxair, Inc. den Verkauf der Mehrheit ihres Europageschäfts an Taiyo Nippon Sanso Corporation für € 5,0 Mrd. vereinbart hat. Dieser Geschäftsteil erzielte im Jahr 2017 Umsätze in Höhe von € 1,3 Mrd.,

•   das Amerikas-SPA, wie es am 16. Juli 2018 abgeschlossen wurde (ohne Berücksichtigung weiterer Zusatzvereinbarungen), wonach unter anderem Linde AG und Praxair, Inc. mit einem Konsortium bestehend aus Unternehmen des deutschen Industriegaseherstellers Messer Group und CVC Capital Partners Fund VII eine Vereinbarung über den Verkauf des überwiegenden Teils des Industriegasegeschäfts von The Linde Group in Nordamerika sowie einzelner Geschäftsaktivitäten im Bereich Industriegase von The Linde Group und Praxair in Südamerika über $ 3,1 Mrd. (nach festgelegten Abschlägen für gewisse Posten im Zusammenhang mit Verbindlichkeiten der verkauften Geschäftsteile) geschlossen hat. Im Jahr 2017 erzielten diese zu verkaufenden Geschäftsteile einen Jahresumsatz von € 1,5 Mrd.

Der jeweilige Kaufpreis unterliegt (weiteren) üblichen Anpassungsmechanismen beim Vollzug des jeweiligen Kaufvertrages.

Beträge für weitere Verkäufe im Zusammenhang mit den fusionskontrollrechtlichen Freigabeverfahren, einschließlich von Verkäufen an andere Erwerber im Rahmen der Zusatzvereinbarungen zu dem Amerikas-SPA, wurden nicht berücksichtigt, da nicht erwartet wird, dass sie wesentliche Auswirkungen haben werden.

Siehe Erläuterung 4(o), die Anpassungen der als zur Veräußerung gehaltenen Vermögenswerte und Verbindlichkeiten zeigt, um den erwarteten Nettoverkaufspreis (Verkehrswert) nach Steuern darzustellen. Siehe außerdem Erläuterung 4(p), die die Nettozahlungseingänge aus den Veräußerungen – netto nach erwarteten Steuern darstellt.

B.9	Gewinnprognosen und -schätzungen.	Entfällt. Linde plc. hat keine Gewinnprognose oder -schätzung aufgenommen.

B.10	Beschränkungen im Bestätigungsvermerk zu den historischen Finanzinformationen.	Entfällt. In den hierin aufgenommenen Prüfberichten oder den historischen Finanzinformationen der Linde plc Group, Praxair oder The Linde Group finden sich keine Einschränkungen.

B.11	Nichtausreichen des Geschäftskapitals des Emittenten zur Erfüllung bestehender Anforderungen.

Entfällt. Linde plc ist der Auffassung, für ihre bestehenden Anforderungen, also mindestens für die nächsten zwölf Monate ab dem Datum dieses Prospekts, über ein ausreichendes Geschäftskapital zu verfügen.

In der Grundsatzvereinbarung hat sich Praxair, Inc. verpflichtet, der Linde plc finanzielle Mittel zur Verfügung zu stellen, damit diese bestimmte Ausgaben bei deren Fälligkeit bezahlen kann.

C.1	Art und Gattung der zuzulassenden Wertpapiere.

Bei den Aktien, deren Zulassung angestrebt wird, handelt es sich um Stammaktien der Linde plc mit einem Nominalbetrag von € 0,001 je Aktie („Linde plc-Aktien“). Im Zusammenhang mit diesem Prospekt wird nicht die Börsenzulassung weiterer Aktiengattungen der Linde plc angestrebt.

Bei Zulassung werden die Linde plc-Aktien mit den folgenden Kennnummern registriert sein:

International Securities Identification Number (ISIN): IE00BZ12WP82;

Wertpapierkennnummer (WKN): A2D SYC;

Börsenkürzel: LIN.

C.2	Währung.	Die Währung der Linde plc-Aktien ist Euro (€).

C.3	Zahl der ausgegebenen und voll eingezahlten Aktien und Nennwert pro Aktie.

Es wird erwartet, dass bei Zulassung der Aktien das Grundkapital (aggregate nominal value of the issued ordinary share capital) der Linde plc bis zu € 558.147,436 betragen und in bis zu 558.147.436 Stammaktien mit einem Nennbetrag von je € 0,001 eingeteilt sein wird. Es wird ferner erwartet, dass 263.147.436 Linde plc-Aktien für den Vollzug des Tauschangebots am oder um den Tag dieses Prospekts und bis zu 295.000.000 Linde plc-Aktien für den Vollzug der Verschmelzung bis zum Wirksamwerden der Verschmelzung ausgegeben werden. Die endgültige Aktienzahl wird voraussichtlich am oder um den 30. Oktober 2018 festgestellt. Derartige Aktien werden im Rahmen des Vollzugs des Unternehmenszusammenschlusses vollständig eingezahlt ausgegeben.

Die 25.000 A-Stammaktien (A ordinary shares) mit einem Nennwert von je € 1,00, die zum Datum dieses Prospekts ausgegeben und vollständig einbezahlt sind, werden in Nachrangaktien zu je € 1,00 ohne Stimm- oder Dividendenrechte umgewandelt werden, sobald die neuen Aktien der Linde plc, die für die Abwicklung des Tauschangebots verwendet werden sollen, vor dem Vollzug des Unternehmenszusammenschlusses ausgegeben werden. Unmittelbar nach Ausgabe der Linde plc-Aktien für den Vollzug des Tauschangebots und vor der Wirksamkeit der Verschmelzung wird der Gesamtnominalwert der ausgegebenen Linde plc-Aktien die Mindestkapitalanforderungen nach irischem Gesellschaftsrecht übersteigen und die Nachrangaktien werden durch die Linde plc ohne Gegenleistung erworben und eingezogen werden.

C.4	Beschreibung der mit den Wertpapieren verbundenen Rechte.

Die Rechte und Pflichten der Aktionäre der Linde plc bestimmen sich nach irischem Recht und der Satzung (constitution) der Linde plc. Die Linde plc-Aktien werden untereinander in jeglicher Hinsicht gleichrangig sein.

Die Inhaber von Linde plc-Aktien haben das Recht zu jeder Hauptversammlung der Linde plc eingeladen zu werden und an dieser teilzunehmen und werden in allen Angelegenheiten, die den Linde plc-Aktionären bei einer solchen Hauptversammlung vorgelegt werden, über eine Stimme je Aktie verfügen. Vorbehaltlich etwaiger Vorzugsrechte, mit denen andere Wertpapiergattungen der Linde plc ausgestattet sind, die möglicherweise in Zukunft in Umlauf gebracht werden (unter anderem Vorzugsaktien), bestehen im Hinblick auf Linde plc-Aktionäre keine Stimmrechtsbeschränkungen oder Vorzugsrechte.

Abschnitt C — Wertpapiere

Die Linde plc-Aktien, die Gegenstand dieses Prospekts sind, gewähren ab dem Zeitpunkt ihrer Ausgabe einen Anspruch auf volle Dividendenberechtigung. Die Inhaber von Linde plc-Aktien haben einen Anspruch auf den Erhalt der Dividenden, welche der Verwaltungsrat der Linde plc (der „Linde plc-Verwaltungsrat“) möglicherweise zu gegebener Zeit aus zur Ausschüttung rechtmäßig verfügbaren Mitteln auszahlen wird. Dividendenansprüche gelten vorbehaltlich der Vorzugsrechte, mit denen andere Wertpapiergattungen der Linde plc ausgestattet sind, die möglicherweise in Zukunft in Umlauf gebracht werden, unter anderem Vorzugsaktien, und können durch die Bedingungen künftiger Fremdkapitalinstrumente/Kreditinstrumente der Linde plc beschränkt werden.

Im Falle einer Liquidation der Linde plc haben die Inhaber von Linde plc-Aktien Anspruch auf einen Anteil des Vermögens der Linde plc, das nach vollständiger Erfüllung der Verbindlichkeiten der Linde plc und der vorrangigen Dividenden- und Liquidationsansprüche der Inhaber anderer Wertpapiergattungen der Linde plc, unter anderem von Vorzugsaktien, verbleibt.

C.5	Beschreibung aller etwaigen Beschränkungen für die freie Übertragbarkeit der Wertpapiere.	Die Linde plc-Aktien sind in Übereinstimmung mit den gesetzlichen Bestimmungen für Namensaktien frei übertragbar, wobei der Linde plc-Verwaltungsrat jedoch unter folgenden Umständen berechtigt ist, die Eintragung einer Übertragung in das Register der Mitglieder der Linde plc (das „Linde plc-Mitgliedsregister“) abzulehnen:

•   wenn die Übertragungsurkunde, falls erforderlich, nicht ordnungsgemäß abgestempelt und zusammen mit dem Zertifikat (sofern vorhanden) für die Aktien, auf die sie sich bezieht, und sonstigen Nachweisen für die Berechtigung des Übertragenden zur Vornahme der Übertragung, die der Linde plc-Verwaltungsrat in angemessener Weise fordern kann, hinterlegt ist;

•   wenn sich die Übertragungsurkunde auf mehr als eine Aktiengattung bezieht

•   wenn die Übertragungsurkunde mehr als vier Personen gemeinsam begünstigt;

•   wenn der Linde plc-Verwaltungsrat nicht davon überzeugt ist, dass alle maßgeblichen Zustimmungen, Berechtigungen, Bewilligungen und Genehmigungen der Regierungsbehörden oder staatlichen Stellen in Irland oder einer anderen zuständigen Jurisdiktion eingeholt wurden, die gemäß geltendem Recht vor einer solchen Übertragung einzuholen sind; oder

Abschnitt C — Wertpapiere

•   wenn der Linde plc-Verwaltungsrat nicht davon überzeugt ist, dass die Übertragung nicht gegen die Bedingungen einer Vereinbarung verstoßen würde, deren Parteien die Linde plc (oder eines ihrer Tochterunternehmen) und der Übertragende sind oder der die Linde plc (oder eines ihrer Tochterunternehmen) und der Übertragende unterliegen.

Eine Übertragung von Linde plc-Aktien von einem Veräußerer, der Aktien im wirtschaftlichen Eigentum hält, an einen Erwerber, der nur wirtschaftliches Eigentum an den Aktien erwirbt, wird nicht im Linde plc-Mitgliedsregister erfasst.

C.6	Antrag auf Zulassung der Wertpapiere zum Handel an einem geregelten Markt und Nennung aller geregelten Märkte, an denen die Wertpapiere gehandelt werden sollen.

Am 27. August 2018 hat die Linde plc die Zulassung der Linde plc-Aktien zu Handel und Notierung an der New York Stock Exchange („NYSE“) (Notierung in US-Dollar) beantragt.

Am 22. Oktober 2018 hat die Linde plc die Zulassung der Linde plc-Aktien zu Handel und Notierung am regulierten Markt der Frankfurter Wertpapierbörse sowie dessen Segment mit weiteren Zulassungsfolgepflichten (Prime Standard) (Notierung in Euro) beantragt.

C.7	Dividendenpolitik.

Die Dividendenpolitik der Kombinierten Gruppe wird nach Vollzug des Unternehmenszusammenschlusses festgelegt werden. Die Satzung (constitution) der Linde plc berechtigt die Verwaltungsratsmitglieder, ohne Zustimmung der Aktionäre aus gesetzlich zur Verfügung stehenden Mitteln unterjährige Dividenden (interim dividend) zu beschließen. Der Linde plc-Verwaltungsrat kann eine Dividende auch den Linde plc-Aktionären zum Beschluss auf einer Hauptversammlung in Form einer finalen Dividende (final dividend) vorschlagen. Jede Dividendenzahlung oder Veränderung der Dividendenpolitik steht im Ermessen des Linde plc-Verwaltungsrats und hängt von vielen Faktoren ab, u. a. der Ausschüttung von Gewinnen an die Linde plc durch ihre Tochterunternehmen, der Finanz- und Ertragslage der Kombinierten Gruppe, rechtlichen Anforderungen einschließlich Beschränkungen durch das irische Recht, Bestimmungen möglicher im Umlauf befindlicher Vorzugsaktien, Beschränkungen in möglichen Kreditverträgen, die die Fähigkeit der Dividendenzahlung an Aktionäre einschränken, für Vorzugsaktien geltende Beschränkungen aufgrund ihrer Zugehörigkeit zu einer bestimmten Serie sowie anderen Faktoren, die der Linde plc-Verwaltungsrat für relevant erachtet. Derzeit geht die Linde plc davon aus, Dividenden zu zahlen, soweit ihr dies möglich ist.

Die Linde plc hat noch nicht darüber entscheiden, ob sie beabsichtigt, nach Vollzug des Unternehmenszusammenschlusses jährliche Dividenden (wie aktuell bei der Linde AG) oder Quartalsdividenden (wie aktuell bei Praxair, Inc.) an ihre Aktionäre zu zahlen. Es ist allerdings überwiegend wahrscheinlich, dass die Linde plc, vorbehaltlich etwaiger Einschränkungen nach irischem Recht, entsprechend der Praxis von Unternehmen, deren Aktien an der NYSE gehandelt werden, Quartalsdividenden an ihre Aktionäre zahlen wird.

Abschnitt C — Wertpapiere

Nach irischem Recht darf Linde plc nur aus ausschüttungsfähigen Rücklagen Dividenden zahlen, Ausschüttungen vornehmen und auch allgemein Aktien zurückerwerben oder einziehen; diese Rücklagen bestehen allgemein aus kumulierten realisierten Gewinnen einer Gesellschaft, soweit diese abzüglich ihrer kumulierten realisierten Verluste nicht bereits zur Ausschüttung oder Kapitalisierung verwendet wurden und nicht bereits im Wege einer ordnungsgemäß durchgeführten Kapitalherabsetzung oder -umstrukturierung (reorganization of capital) ausgeglichen wurden. Darüber hinaus darf keine Ausschüttung oder Dividendenzahlung getätigt werden, wenn das Nettovermögen der Linde plc nicht mindestens der Summe aus Linde plcs eingefordertem Grundkapital (called-up share capital) und nicht ausschüttungsfähigen Rücklagen entspricht oder durch die Ausschüttung bzw. Dividende das Nettovermögen der Linde plc diese Summe unterschreiten würde. Nicht ausschüttungsfähige Rücklagen beinhalten Linde plcs undenominated capital und den Betrag, um den Linde plcs kumulierte nicht-realisierte Gewinne die nicht- realisierten Verluste übersteigen.

Da die Linde plc bie heute keine wesentlichen Tätigkeiten aufgenommen hat, abgesehen von solchen im Zusammenhang mit ihrer Gründung und mit den in der Grundsatzvereinbarung (business combination agreement) vorgesehenen Angelegenheiten (einschließlich Garantien in Bezug auf Veräußerungen im Zusammenhang mit dem Unternehmenszusammenschluss), besitzt sie noch keine ausschüttungsfähigen Rücklagen (distributable reserves). Linde plc beabsichtigt, so bald wie möglich nach Durchführung des Unternehmenszusammenschlusses die Zustimmung des Irish High Courts zur Schaffung einer ausschüttungsfähigen Rücklage der Linde plc durch eine Kapitalherabsetzung einzuholen, die zur wirksamen Schaffung ausschüttungsfähiger Rücklagen notwendig ist. Linde plc wird voraussichtlich innerhalb von 15 Wochen nach Durchführung des Unternehmenszusammenschlusses die Zustimmung des Irish High Court erhalten.

Bis die Genehmigung des Irish High Court erteilt wurde oder ausschüttungsfähige Rücklagen infolge profitabler Geschäftstätigkeiten der Linde plc geschaffen wurden, wird die Linde plc nicht genügend ausschüttungsfähige Rücklagen haben, um nach dem Unternehmenszusammenschluss Dividenden zu zahlen oder Aktien zurückzukaufen oder einzuziehen. Obwohl der Linde plc keine Gründe dafür bekannt sind, dass der Irish High Court die Schaffung einer ausschüttungsfähigen Rücklage nicht genehmigen sollte, liegt die Erteilung der Genehmigung im Ermessen des Irish High Court.

Abschnitt D — Risiken

Die im Folgenden dargestellten Schlüsselrisiken stellen, wie von Verordnung (EG) Nr. 809/2004 der Kommission vorgeschrieben, nur zentrale Angaben zu bestimmten zentralen Risiken dar. Die im Folgenden aufgezählten Risiken sind nicht erschöpfend und basieren auf Annahmen von Linde plc, Praxair und The Linde Group, die sich später als nicht zutreffend oder unvollständig herausstellen könnten. Die unten erläuterten Risiken sind möglicherweise nicht die einzigen Risiken, denen Linde plc, Praxair oder The Linde Group jeweils ausgesetzt sind. Tatsächliche Ergebnisse könnten wesentlich von den in zukunftsgerichteten Aussagen enthaltenen abweichen. Die Reihenfolge, in der die Risikofaktoren dargestellt werden, erlaubt keine Rückschlüsse auf ihre Eintrittswahrscheinlichkeit oder die Dimension oder Bedeutung der einzelnen Risiken. Weitere Risiken und Unsicherheiten, derer sich Linde plc, Praxair und The Linde Group derzeit nicht bewusst sind oder die Linde plc, Praxair und The Linde Group zum gegenwärtigen Zeitpunkt als nicht signifikant einschätzen, könnten sich ebenfalls wesentlich nachteilig auf das Geschäft, die Cash Flows sowie auf die Finanz- und Ertragslage von Linde plc, Praxair und The Linde Group auswirken. Der Marktwert der Linde plc-Aktien könnte fallen, sollte eines dieser Risiken eintreten, wodurch die betroffenen Aktionäre ihr investiertes Kapital ganz oder teilweise verlieren könnten.

D.1	Zentrale Angaben zu den zentralen Risiken, die dem Emittenten oder seiner Branche eigen sind.

•   Linde plc, Praxair und The Linde Group mussten für den Vollzug des Unternehmenszusammenschlusses bestimmte behördliche und regulatorische Genehmigungen einholen. Einige dieser Genehmigungen unterliegen Beschränkungen, Verkaufserfordernissen, Auflagen oder anderen Bedingungen, die von bestimmten Behörden oder anderen staatlichen Stellen, z. B. der Europäischen Kommission und der US-Federal Trade Commission, gestellt wurden und das Geschäft sowie die Finanz- oder Ertragslage der Kombinierten Gruppe negativ beeinflussen könnten.

•   Es werden derzeit im Zusammenhang mit dem Unternehmenszusammenschluss Untersuchungen durch staatliche Behörden und private Rechtsstreitigkeiten geführt; zukünftig könnten weitere hinzukommen. Sofern eine staatliche Stelle zu dem Ergebnis käme, dass im Zusammenhang mit dem Unternehmenszusammenschluss anwendbares Recht verletzt wurde, oder ein Gericht entschiede, dass das Tauschangebot und/oder die Verschmelzung nicht in angemessener Weise von Aktionären oder staatlichen Stellen gebilligt oder nicht wirksam vollzogen wurde, könnten der Kombinierten Gruppe signifikante Bußgelder oder Strafen auferlegt werden oder es könnte erforderlich werden, den Unternehmenszusammenschluss teilweise oder ganz rückabzuwickeln, was wesentliche nachteilige Folgen auf das Geschäft sowie die Finanz- und Ertragslage der Kombinierten Gruppe hätte.

•   Durch Vollzug des Unternehmenszusammenschlusses werden oder werden möglicherweise in wesentlichen Verträgen bestimmte Rechte bei Kontrollwechsel (change-of-control rights) ausgelöst. In der Folge könnten Vertragspartner von Praxair oder The Linde Group Verträge, die für Praxair bzw. The Linde Group vorteilhaft sind, kündigen und dadurch das Geschäft, die Cash Flows sowie die Finanz- und Ertragslage von Linde plc Group, Praxair und The Linde Group beeinträchtigen.

•   Der Unternehmenszusammenschluss hat ein Pflichtangebot im Hinblick auf die börsennotierte lokale Tochtergesellschaft von The Linde Group in Indien ausgelöst und könnte weitere Pflichtangebote in anderen Rechtsordnungen nach sich ziehen. Dadurch würden zusätzliche Transaktionskosten und Komplexität entstehen.

Abschnitt D — Risiken

•   Der Kombinierten Gruppe könnte es möglicherweise nicht gelingen, die erwarteten, mit dem Unternehmenszusammenschluss angestrebten strategischen und finanziellen Vorteile zu realisieren.

•   Die Kombinierte Gruppe könnte möglicherweise nicht in der Lage sein, die Mitarbeiter von Praxair und/oder The Linde Group erfolgreich zu halten und zu motivieren, wodurch es zum Verlust relevanter Kompetenz kommen könnte.

•   Risiken in Zusammenhang mit der Geschäftstätigkeit von Praxair einschließlich Risiken in Bezug auf Kosten für Energie und Rohstoffe und/oder Versorgungsstörungen bei diesen Materialien, Unfähigkeit zu effektivem Wettbewerb, Altersvorsorgepläne, betriebliche Risiken, Verschlechterung der wirtschaftlichen Rahmenbedingungen sowie internationale Ereignisse und Umstände könnten das Geschäft oder die Finanz- und Ertragslage von Praxair und der Kombinierten Gruppe beinträchtigen.

•   Risiken in Zusammenhang mit der Geschäftstätigkeit von The Linde Group, einschließlich Wettbewerbs- und Preisrisiko, wie zum Beispiel Risiken durch Preisdruck im Gesundheitswesen, Risiken bei der Kommerzialisierung von Projekten, ein niedriges Preisumfeld für Erdöl und Erdgas mit potentiell negativen Auswirkungen auf das allgemeine Investitionsniveau und damit die Auftragslage, Steigerung der Kosten von Gas, Rohstoffen und Energie mit potentiell negativen Auswirkungen auf der Kostenseite, Risiken bei Lieferketten und andere Beeinträchtigungen des Geschäfts sowie Risiken bei Herstellungs- und Bautätigkeiten, Pensionsverpflichtungen, Veränderungen der politischen oder sozialen Umstände, potentielle Streitigkeiten mit Gewerkschaften, Risiken bei den strategischen Initiativen von The Linde Group und Risiken bei der Akquisition und beim Verkauf von Unternehmen, könnten das Geschäft oder die Finanz- und Ertragslage von The Linde Group und der Kombinierten Gruppe beeinträchtigen.

•   Risiken im Zusammenhang mit dem regulatorischen Umfeld und rechtliche Risiken, einschließlich internationaler staatlicher Regulierung, dem Ausgang von Rechtsstreitigkeiten oder behördlichen Ermittlungen und Ansprüche, die über die Grenzen des Versicherungsschutzes von Praxair, The Linde Group oder der Kombinierten Gruppe hinausgehen, könnten das Geschäft, die Finanzlage oder das operative Ergebnis von Praxair, The Linde Group und Linde plc Group beeinträchtigen.

Abschnitt D — Risiken

•   Der Geschäftsbetrieb von The Linde Group unterliegt politischen, rechtlichen und sozialen Veränderungen, die auch Wirtschaftssanktionen umfassen und sich negativ auf das Geschäft oder das Ergebnis der Geschäftstätigkeit von The Linde Group auswirken können. The Linde Group ist derartigen Risiken aufgrund des generellen politischen und rechtlichen Umfelds aus anwendbaren internationalen Wirtschaftssanktionsregimen und deren Veränderungen ausgesetzt. The Linde Group kann nicht gewährleisten, dass derzeitige oder zukünftige Regelungen oder Entwicklungen im Zusammenhang mit Sanktionen, insbesondere aufgrund möglicher zukünftiger Veränderungen durch Beschränkungen, die die Vereinigten Staaten in Bezug auf Russland erlassen könnten, keine Auswirkung auf ihre Geschäftstätigkeit oder Reputation haben. Möglicherweise in Zukunft von den USA gegen Parteien, die mit bestimmten russischen Parteien Geschäfte betreiben, verhängte Sanktionen könnten erhebliche Auswirkungen auf die Geschäftstätigkeit von The Linde Group in Russland haben, was (i) zu Verzögerungen bei der Umsetzung oder Durchführung laufender Projekte oder zu deren Abbruch führen und sich (ii) negativ auf den Aufbau möglicher zukünftiger Geschäftstätigkeit der Linde Group auswirken könnte.

•   Praxair und The Linde Group unterliegen in den Ländern, in denen die Gesellschaften betrieblich tätig sind, den Anti-Korruptionsgesetzen sowie den Handelsvorschriften und Gesetzen und Vorschriften über Wirtschaftssanktionen. Die Nichteinhaltung dieser Gesetze und Vorschriften könnte für die Gesellschaften zivil- und strafrechtliche Konsequenzen nach sich ziehen, ihren Ruf schädigen und ihre jeweiligen Geschäfte oder ihr operatives Ergebnis erheblich beeinträchtigen.

•   Risiken im Zusammenhang mit Steuerangelegenheiten einschließlich einer Änderung der steuerlichen Ansässigkeit von Linde plc (inklusive der Möglichkeit, dass der US-Internal Revenue Service die Auffassung nicht teilt, dass Linde plc als eine ausländische Gesellschaft für Zwecke der US-Bundesbesteuerung behandelt werden sollte) könnten Steuern auf Dividenden beeinflussen, Wegzugssteuern auslösen oder in anderer Form Steuern zu Lasten der Kombinierten Gruppe verursachen, die für Praxair und The Linde Group (und deren Aktionäre) zuvor nicht bestanden. Risiken im Zusammenhang mit Änderungen von Steuergesetzen könnten das Geschäft oder die Finanz- und Ertragslage der Kombinierten Gruppe beeinträchtigen und negative Auswirkungen auf ihre zukünftige Profitabilität haben.

D.3	Zentrale Angaben zu den zentralen Risiken, die den Wertpapieren eigen sind.

•   Risiken im Zusammenhang mit Linde plc-Aktien, einschließlich eines schwankenden Marktpreises von Linde plc-Aktien, wodurch Aktionäre einen Teil ihrer oder ihre gesamte Investition verlieren könnten, keine Garantie von Dividendenzahlungen und schwierigere Durchsetzung von Aktionärsrechten für ausländische Aktionäre.

Abschnitt E — Angebot

E.1	Gesamtnettoerlöse und geschätzte Gesamtkosten, einschließlich der geschätzten Kosten, die dem Anleger vom Emittenten in Rechnung gestellt werden.

Es werden keine Linde plc-Aktien angeboten. Dieser Prospekt stellt weder ein Angebot noch eine Aufforderung zur Zeichnung oder zum Erwerb von Aktien an der Linde plc dar. Linde plc wird aus der Börsenzulassung keine Erlöse erhalten.

Es wird erwartet, dass die Kosten für die Notierung der Linde plc-Aktien an der Frankfurter Wertpapierbörse sich auf insgesamt etwa $ 6,5 Mio. zuzüglich ggf. anwendbarer Umsatzsteuer belaufen werden. Anlegern in Linde plc-Aktien werden von der Linde plc keine Kosten in Rechnung gestellt.

E.2a	Gründe für das Angebot, Zweckbestimmung der Erlöse, geschätzte Nettoerlöse.

Es werden keine Linde plc-Aktien angeboten. Dieser Prospekt stellt weder ein Angebot noch eine Aufforderung zur Zeichnung oder zum Erwerb von Aktien an der Linde plc dar.

Linde plc wird aus der Börsenzulassung keine Erlöse erhalten.

E.3	Angebotskonditionen.	Entfällt. Es werden keine Linde plc-Aktien angeboten. Dieser Prospekt stellt weder ein Angebot noch eine Aufforderung zur Zeichnung oder zum Erwerb von Aktien an der Linde plc dar.

E.4	Beschreibung aller für die Emission wesentlichen, auch widerstreitenden Interesssen.

Die Linde plc hat die Grundsatzvereinbarung mit der Praxair, Inc., der Linde AG, Zamalight Holdco und Merger Sub geschlossen. Diese anderen an der Grundsatzvereinbarung beteiligten Parteien sind mit der Linde plc bei dem Tauschangebot gemeinsam handelnde Personen im Sinne von § 2 Absatz 5 Satz 1 des Wertpapiererwerbs- und Übernahmegesetzes und haben ein Interesse am Vollzug des Unternehmenszusammenschlusses.

Bank of America Merrill Lynch International Limited Zweigniederlassung Frankfurt am Main, Credit Suisse Securities (USA) LLC, Goldman Sachs AG („Goldman Sachs“), Morgan Stanley Bank AG und deren verbundene Unternehmen („Morgan Stanley“) und Perella Weinberg Partners UK LLP („Perella Weinberg“) treten im Zusammenhang mit dem geplanten Unternehmenszusammenschluss als Finanzberater der Linde AG oder der Praxair, Inc. auf und erhalten Honorare für diese Leistungen. Ein Teil der Honorare von Credit Suisse Securities (USA) LLC, Morgan Stanley und Perella Weinberg sowie das gesamte Honorar von Goldman Sachs sind vom Vollzug des Unternehmenszusammenschlusses abhängig, für den die Zulassung ein notwendiger Schritt ist.

Der Listing Agent und/oder mit ihm verbundene Unternehmen haben und werden möglicherweise von Zeit zu Zeit weiterhin im Rahmen üblicher Geschäftstätigkeit Geschäfte in den Bereichen Investment Banking, Finanzberatung und angrenzenden Bereichen mit bestimmten Mitgliedern von The Linde Group, Praxair, Linde plc Group oder der Kombinierten Gruppe tätigen, hinsichtlich derer sie übliche Gebühren und Provisionen erhalten haben und möglicherweise werden.

Abschnitt E — Angebot

Einige der Verwaltungsratsmitglieder und Führungskräfte (executive officers) von Praxair sowie einige der Vorstands- und Aufsichtsratsmitglieder der Linde AG (einschließlich jeweils derjenigen, die in den Linde plc-Verwaltungsrat bestellt wurden oder Mitglieder des Management Committee der Kombinierten Gruppe (das „Management-Committee“) sein werden) haben möglicherweise ein Interesse an dem Unternehmenszusammenschluss, das sich von den Interessen von Linde plc-Aktionären unterscheidet oder zu diesen hinzukommt. Im Fall der Praxair-Verwaltungsratsmitglieder und-Führungskräfte (executive officers) umfasst ein solches Interesse (i) den Verbleib bestimmter Verwaltungsratsmitglieder und Führungskräfte (executive officers) im Unternehmen nach Vollzug des Unternehmenszusammenschlusses, (ii) die Behandlung von Aktienoptionen, bedingt zugeteilten Anteilen (restricted stock units (RSUs)) und anderen aktienbasierten Vergütungen sowie (iii) Abfindungsleistungen, die bestimmten Führungskräften (executive officers) bei einer Kündigung nach dem Unternehmenszusammenschluss unter bestimmten Voraussetzungen zustehen, (iv) die Behandlung von Barbeträgen, welche für Praxairs Programme für aufgeschobene Vergütung und Ruhestandspläne verwendet wurden, sowie (v) die Schadloshaltung und Haftungsfreistellung durch Linde plc von Praxair-Verwaltungsratsmitgliedern und -Führungskräften (executive officers). Im Fall der Vorstands-und Aufsichtsratsmitglieder der Linde AG umfasst ein solches Interesse (i) die fortgesetzte bzw. zukünftige Mitgliedschaft bestimmter Organmitglieder im Linde plc-Verwaltungsrat bzw. Management-Committee, (ii) die Behandlung von Aktienzuteilungen in Form von leistungsabhängigen Aktienoptionsrechten und Matching-Share-Rechten, Investment-Aktien und aufgeschobenen Aktien der Vorstands-und Aufsichtsratsmitglieder der Linde AG, (iii) die Befreiung der Aufsichtsratsmitglieder der Linde AG von der Verpflichtung, Linde AG-Aktien zu erwerben und zu halten, und sonstige Anpassungen der internen Richtlinie betreffend das freiwillige Eigeninvestment von Aufsichtsratsmitgliedern der Linde AG, (iv) Abfindungsleistungen sowie (v) die Schadloshaltung und Haftungsfreistellung der Vorstands-und Aufsichtsratsmitglieder der Linde AG durch Linde plc oder deren Tochtergesellschaften. Darüber hinaus ist Prof. Dr. Wolfgang Reitzle, derzeitiger Vorsitzender des Aufsichtsrats der Linde AG und Vorsitzender des Verwaltungsrats der Linde plc beratender Partner (advisory partner) von Perella Weinberg; dieses Beratungsmandat ruht seit Juni 2016. Perella Weinberg tritt im Zusammenhang mit dem Unternehmenszusammenschluss als Finanzberater der Linde AG auf und erhält ein Honorar für diese Leistungen.

E.5	Name der Person/des Unternehmens, die/das das Wertpapier zum Verkauf anbietet und Lock-up-Vereinbarungen.	Entfällt. Dieser Prospekt bezieht sich nicht auf ein Angebot von Aktien, und es bestehen keine Lock-up-Vereinbarungen.

E.6	Aus dem Angebot resultierende unmittelbare Verwässerung.	Entfällt. Dieser Prospekt bezieht sich nicht auf ein Angebot von Aktien.

E.7	Schätzung der Ausgaben, die dem Anleger vom Emittenten in Rechnung gestellt werden.	Entfällt. Anlegern werden von Linde plc keine Ausgaben in Rechnung gestellt.